As filed with the U.S. Securities and Exchange Commission on July 31, 2026.

Registration No. 333-292402

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

Amendment No. 7

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Black Hawk Acquisition Corporation

(Exact name of registrant as specified in its charter)

Cayman Islands*	6770	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

4125 Blackhawk Plaza Circle, Suite 166

Danville, CA 94506

Telephone: (925) 217-4482

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Kent Louis Kaufman

4125 Blackhawk Plaza Circle, Suite 166

Danville, CA 94506

Telephone: (925) 217-4482

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Cassi Olson, Esq. Celine & Partners PLLC 1345 6th Avenue, 2nd Floor New York, New York 10105 Telephone: (212) 612-1400	Michael Blankenship Winston Taylor LLP 800 Capitol Street, Suite 2400 Houston, TX 77002-2925 (713) 651-2600	Paul Richter, Esq. PW Richter PLC 3901 Dominion Townes Circle Richmond, Virginia 23223 Telephone: (703) 725-7299

Approximate date of commencement of proposed sale to the public: As soon as practicable after (i) this registration statement is declared effective and (ii) upon completion of the applicable transactions described in the enclosed proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

*	For co-registrants, see “Table of Co-Registrant” on the following page.

TABLE OF
CO-REGISTRANT

Exact Name of Co-Registrant as Specified in its Charter (1)(2)	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
Vesicor Therapeutics, Inc.	California	2836	26-2470586

(1)	The Co-Registrant has the following principal executive office address: Vesicor Therapeutics, Inc., 207 South Santa Anita Street, Suite P-15, San Gabriel, California 91776.
(2)	The agent for service for the Co-Registrant is: Luo Feng, Vesicor Therapeutics, Inc., 207 South Santa Anita Street, Suite P-15, San Gabriel, California 91776.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

*	Immediately prior to the consummation of the Merger (as defined below) described in the proxy statement/prospectus, Black Hawk Acquisition Corporation (the “Black Hawk” or “SPAC”) intends to effect a deregistration under the applicable provisions of the Cayman Islands Companies Act (As Revised) (“Companies Act”) and a domestication under Section 388 of the Delaware General Corporation Law (“DGCL”), pursuant to which the SPAC’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware (the “Domestication”). All securities being registered will be issued by the continuing entity following the Domestication, which will be renamed “Vesicor Therapeutics Holdings, Inc.” in connection with the Merger, as further described in the proxy statement/prospectus. Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, references to “registrant,” “our,” “we” or “us” refer, prior to the Merger, to the Black Hawk and, following the Domestication and the Merger, to Vesicor Therapeutics Holdings, Inc.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. PubCo may not issue the securities offered by this preliminary proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission, of which this proxy statement/prospectus is a part, is declared effective. This preliminary proxy statement/prospectus does not constitute an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale of these securities is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS - SUBJECT TO COMPLETION, DATED JULY 31, 2026

PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF
BLACK HAWK ACQUISITION CORPORATION AND PROSPECTUS FOR SHARES OF COMMON STOCK,
CONTINGENT STOCK RIGHTS, WARRANTS, AND SHARES UNDERLYING WARRANTS OF PUBCO

(AFTER ITS DOMESTICATION AS A CORPORATION INCORPORATED IN THE STATE OF DELAWARE AND

RENAMING AS VESICOR THERAPEUTICS HOLDINGS, INC. IN CONNECTION WITH THE DOMESTICATION)

To the Shareholders of Black Hawk Acquisition Corporation:

You are cordially invited to attend the extraordinary general meeting (the “Extraordinary General Meeting”) of Black Hawk Acquisition Corporation (“Black Hawk,” “SPAC,” “we,” “our”, or “us”), which will be held at [   ] a.m./p.m., Eastern Time, on [   ], 2026, at Black Hawk’s office at 4125 Blackhawk Plaza Circle, Suite 166 Danville, CA, and virtually via live webcast. You or your proxyholder will be able to attend and vote at the live webcast of the Extraordinary General Meeting by visiting [   ] and using a control number assigned by Continental Stock Transfer & Trust Company. To register and receive access to the live webcast of the Extraordinary General Meeting, registered shareholders and beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in this proxy statement/prospectus.

On April 26, 2025, Black Hawk entered into a Business Combination Agreement (the “Business Combination Agreement”) by and among Vesicor Therapeutics, Inc., a California corporation (which shall reincorporate into the State of Delaware so as to migrate to and domesticate as a Delaware corporation on the day that is one (1) Business Day prior to the Closing Date (as defined below) (“Vesicor”), and BH Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Black Hawk (“Merger Sub”). The Business Combination Agreement provides, among other things, that on the terms and subject to the conditions set forth therein, (i) Black Hawk will de-register in the Cayman Islands and transfer by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation (the “Domestication”), and (ii) following the Domestication, Merger Sub will be merged with and into Vesicor, as a result of which Vesicor will be the surviving company and a wholly-owned subsidiary of Black Hawk (the “Merger”) (prior to the Domestication, Black Hawk shall be referred to herein as “Parent”, and at and after the Domestication, “PubCo”). The Domestication, Merger, and other transactions contemplated by the Business Combination Agreement are collectively referred to as the “Business Combination;” and the consummation of the Merger is referred to as the “Closing” and the date of the Closing is referred to as the “Closing Date.” Upon the closing of the Business Combination, PubCo, as the public company, will change its name to Vesicor Therapeutics Holdings, Inc. and PubCo plans to remain Nasdaq-listed under a new ticker symbol. A copy of the Business Combination Agreement is appended to the accompanying proxy statement/prospectus as Annex A.

In connection with the Extension Proposal approved at the Extraordinary General Meeting held on July 8, 2025, as adjourned, holders of 4,775,923 public ordinary shares exercised their redemption rights, representing approximately 69.2% of the then-outstanding public shares. These redemptions resulted in a total payment of approximately $51.0 million (at approximately $10.68 per share) from the Trust Account. Following these redemptions, 2,124,077 public ordinary shares remain issued and outstanding, and approximately $22.7 million remains on deposit in the Trust Account (before payment of taxes and deferred underwriting commissions).

In connection with the Extension, beginning on June 22, 2025 until December 22, 2026, Black Hawk may elect to extend the date by which it has to consummate a business combination month-by-month, up to eighteen times, by depositing $150,000 for each such one-month extension into the Trust Account (the “Extension Payments”). The Extension Payments are being funded pursuant to unsecured convertible promissory notes issued by Black Hawk to the Sponsor on June 13, 2025, as amended, on September 30, 2025 on February 12, 2026, and on May 4, 2026. The convertible notes have an aggregate principal amount of up to $1,300,000. The June Convertible Note bears interest at 6% per annum and is convertible, at the Sponsor’s option, into ordinary shares of Black Hawk (or PubCo Common Stock following the Domestication) at a price per share equal to $1.00 per share. The September Convertible Note bears interest at 10% per annum and is convertible, at the Sponsor’s option, into ordinary shares of Black Hawk (or PubCo Common Stock following the Domestication) at a price per share equal to $1.00 per share. The February Convertible Note bears interest at 10% per annum and is convertible, at the Sponsor’s option, into ordinary shares of Black Hawk (or PubCo Common Stock following the Domestication) at a price per share equal to $1.00 per share. The May Convertible Note bears interest at 10% per annum and is convertible, at the Sponsor’s option, into ordinary shares of Black Hawk (or PubCo Common Stock following the Domestication) at a price per share equal to $1.00 per share. The shares issued upon the conversion of the convertible notes will have a significantly higher value upon consummation of the Business Combination.

As of the most recent practicable date, the Sponsor and Vesicor have funded an aggregate of $2,100,000 of Extension Payments (monthly deposits of $150,000 each) into the Trust Account. Black Hawk’s portion of the payments is funded through convertible notes. Each of the convertible note are obligations of Black Hawk, are not secured by, and have no recourse to, the funds held in the Trust Account, and any repayment or conversion of the convertible note, if a business combination is consummated, will be made solely from funds held outside of the Trust Account. If a business combination is not completed, the Sponsor has waived any right, title, interest or claim to the funds held in the Trust Account with respect to any unpaid amounts under the convertible notes.

Extension Payments are due on the 22nd of each month. In November 2025 and December 2025, the Black Hawk and Vesicor did not timely deposit the required $150,000 monthly extension payments into the Trust Account by the applicable due dates under Article 36.2 of Black Hawk’s amended and restated memorandum and articles of association (the “Current Charter”) and paragraph 1(n) of the Amended and Restated Investment Management Trust Agreement (the “Trust Agreement”). In addition, the January 2026 extension payment was not made on its original due date.

The November 2025 Extension Payment of $150,000 was due on November 22, 2025. The 45-day cure period for that payment expired on January 6, 2026. The November payment was not made until January 28, 2026, which was after the expiration of the applicable cure period.

The December 2025 Extension Payment of $150,000 was due on December 22, 2025. The 45-day cure period for that payment expired on February 5, 2026. The December payment was made on February 13, 2026, which was after the expiration of the applicable cure period.

The January 2026 Extension Payment of $150,000 was due on January 22, 2026. The 45-day cure period for the January payment expired on March 8, 2026. As the January payment was made on February 13, 2026 (together with the December payment), it was made within the applicable cure period.

The February, March, April, May, June and July Extension Payments were made on a timely basis.

Although Black Hawk and Vesicor believe that the late payments were cured in accordance with the Trust Agreement, the failure to timely make the November 2025 and December 2025 extension payments constituted a breach of the extension provisions of the Current Charter and Trust Agreement. If Black Hawk and Vesicor failed to make the required deposits within the applicable cure periods, such failure would have required Black Hawk to cease operations and liquidate in accordance with Article 36.2 of the Current Charter and paragraph 1(n) of the Trust Agreement.

Black Hawk did not commence liquidation proceedings and continues to pursue the Business Combination. There can be no assurance that a court would not determine that Black Hawk was required to liquidate upon the initial failure to timely fund the Extension Payments, which could adversely affect the completion of the Business Combination.

Members of Black Hawk’s Board discussed the delayed payments with management; however, no formal board meeting was convened solely to address whether liquidation proceedings should be initiated. The trustee was informed that certain Extension Payments were not current, and the trustee subsequently confirmed receipt of the late payments. Black Hawk has not had substantive discussions with the trustee regarding liquidation and has not discussed the matter with its shareholders.

In determining not to commence liquidation proceedings, Black Hawk considered the following factors:

●	all required Extension Payments were ultimately deposited into the Trust Account in full;

●	the Trust Account has not been impaired and continues to hold funds for the benefit of the public shareholders;

●	Black Hawk was actively pursuing a business combination that it believes may provide greater value to shareholders than liquidation; and

●	the Black Hawk Board believed that proceeding toward a business combination and submitting the transaction to shareholders for approval was consistent with its fiduciary duties under applicable law.

Based on the foregoing, Black Hawk determined to continue operations and pursue the proposed Business Combination rather than initiate liquidation. However, Black Hawk acknowledges that its failure to timely make the November 2025 and December 2025 extension payments within the cure period constituted a breach of the extension provisions of its governing documents, and a court could conclude that liquidation should have been initiated at that time. Accordingly, Black Hawk and its directors could be subject to claims relating to the delayed payment and the decision not to liquidate.

The Domestication will occur on the day that is one (1) business day prior to the Closing Date. Upon the Domestication and Closing, it is anticipated that Vesicor will be the surviving company and a wholly-owned subsidiary of Black Hawk, and Black Hawk is referred to herein as PubCo as of the time following the Domestication.

Before the Domestication, the Parent’s capitalization consists of Black Hawk Ordinary Shares, Black Hawk Rights, and Private Placement Units, collectively (all defined below). “Black Hawk Ordinary Shares” means Black Hawk Class A Ordinary Shares and Black Hawk Class B Ordinary Shares. “Black Hawk Rights” means the issued and outstanding rights of Black Hawk, each such right convertible into one share of Black Hawk Ordinary Shares at the closing of a business combination. “Private Placement Unit” means each outstanding unit consisting of one Class A ordinary share (“Private Share”) and one-fifth (1/5) of one right (“Private Right”). Following the Domestication, PubCo’s capitalization shall consist of common stock, par value $0.0001 per share (the “PubCo Common Stock”).

Upon the Domestication, every issued and outstanding Black Hawk Class A Ordinary Share and Black Hawk Class B Ordinary Share shall convert automatically, on a one-for-one basis, into one share of PubCo Common Stock.

On the day of the Closing, the Merger will occur. At the effective time of the Merger, each share of the PubCo’s capital stock that is owned by PubCo as treasury shares immediately prior to the effective time of the Merger shall be canceled and extinguished without any conversion thereof to receive a number of shares of PubCo Common Stock equal to the Consideration Ratio (as defined below). Additionally, (i) each share of Vesicor’s common stock, no par value per share (the “Vesicor Common Stock”), will be converted into newly issued shares of PubCo Common Stock in accordance with the terms of the Business Combination Agreement; and (ii) each outstanding unexercised warrant to purchase shares of Vesicor Common Stock (each a “Vesicor Warrant”) will be assumed by PubCo and converted into a warrant to purchase a number of shares of PubCo Common Stock, with the same terms, conditions, vesting schedules, and other provisions as were applicable to the corresponding Vesicor Warrant immediately prior to the Merger.

The “Aggregate Merger Consideration” to be issued to Vesicor selling securityholders in connection with the Merger will be determined by dividing (a) $70,000,000 (the “Equity Value”) by (b) the price (the “Redemption Price”) at which each of Black Hawk Class A Ordinary Shares may be redeemed in connection with the Business Combination. The “Consideration Ratio” is the number of shares of PubCo Common Stock to be issued in exchange for issued and outstanding Vesicor capital stock upon the Merger and is equal to the quotient obtained by dividing (x) the Aggregate Merger Consideration by (y) the Aggregate Fully Diluted Company Shares, as defined in the Business Combination Agreement.

Compensation Received by the Sponsor

Set forth below is a summary of the amount of compensation and securities received or to be received by the Sponsor and its affiliates in connection with the Business Combination and related transactions.

Entity/Individual	Compensation or Securities Received or to be Received	Consideration Paid or to be Paid
Black Hawk Management LLC (the “Sponsor”)	1,725,000 Founder Shares	$25,000

	235,500 Private Placement Units (each unit consisting of one Class A ordinary share (“Private Share”) and one-fifth (1/5) of one right (“Private Right”) to receive one share upon the consummation of the Business Combination): 235,500 Black Hawk Class A Ordinary Shares and 47,100 Black Hawk Class A Ordinary Shares underlying the 235,500 Private Placement Units.	$2,355,000

Upon the consummation of the Business Combination, among other things, each of the then issued and outstanding shares of Black Hawk will convert automatically, on a one-for-one basis, into one PubCo Common Stock. In the event the share price of PubCo Common Stock falls below the price paid by a stockholder of Black Hawk at the time of purchase of the shares of Black Hawk Ordinary Shares by such stockholder, a situation may arise in which the Sponsor or a director of Black Hawk maintains a positive rate of return on its/his/her Black Hawk Ordinary Shares while such stockholder of Black Hawk experiences a negative rate of return on the shares such stockholder of Black Hawk purchased. The securities currently owned by the Insiders (defined below) will have a significantly higher value at the time of the Business Combination than at the time of purchase. For purpose of illustration, given that as of the date of this proxy statement/prospectus, the Insiders collectively hold 1,960,500 shares of Black Hawk Class A Ordinary Shares, including 1,725,000 Insider Shares and 235,500 shares included in the Private Placement Units, based on an estimated market price of $11.96 per PubCo Ordinary Share (i.e. being Black Hawk Ordinary Shares’ closing price on July 15, 2026, the most recent practicable date prior to the date of this proxy statement/prospectus) immediately after Closing, the aggregate value of PubCo Common Stock owned by the Insider would be $23,447,580 and the Insider would have a potential aggregate profit of $21,067,580, representing a profit of $10.75 per PubCo Common Stock, whereas other public stockholders of Black Hawk would only have a profit of $1.96 per PubCo Common Stock;

		N/A

Entity/Individual	Compensation or Securities Received or to be Received	Consideration Paid or to be Paid

On June 13, 2025, Black Hawk issued an unsecured convertible promissory note with a 6% annual interest rate (the “June Convertible Note”) to the Sponsor to cover expenses in connection with operations and extension payments for the Combination Period. The initial amount of the loan was $350,000. Pursuant to the June Convertible Note, the Sponsor has the right to convert the unpaid principal of the note into ordinary shares of Black Hawk, upon the notice of a de-SPAC transaction. The number of shares issued (the “Conversion Shares”) will be calculated by dividing the principal amount being converted by the most favorable price or valuation at which the target company in connection with the de-SPAC transaction issued equity or equity-linked securities to third parties within the past 36 months (the “Conversion Price”). On September 30, 2025, the June Convertible Note was amended to revise the Conversion Price to $1.00 per share.

		$350,000

On September 30, 2025, Black Hawk issued an unsecured convertible promissory note with a 10% annual interest rate (the “September Convertible Note”) to the Sponsor to cover expenses in connection with operations and extension payments for the Combination Period. The initial amount of the loan was $350,000. Pursuant to the September Convertible Note, the Sponsor has the right to convert the unpaid principal of the note into ordinary shares of Black Hawk, upon the notice of a de-SPAC transaction. The number of shares issued (the “Conversion Shares”) will be calculated by dividing the principal amount being converted by $1.00 per share (the “Conversion Price”).

		$350,000

	On February 12, 2026, Black Hawk issued an unsecured convertible promissory note with a 10% annual interest rate (the “February Convertible Note”) to the Sponsor to cover expenses in connection with operations and extension payments for the Combination Period. The initial amount of the loan was $300,000. Pursuant to the February Convertible Note, the Sponsor has the right to convert the unpaid principal of the note into ordinary shares of Black Hawk, upon the notice of a de-SPAC transaction. The number of shares issued (the “Conversion Shares”) will be calculated by dividing the principal amount being converted by $1.00 per share (the “Conversion Price”).	$300,000

On May 4, 2026, Black Hawk issued an unsecured convertible promissory note with a 10% annual interest rate, commencing April 20, 2026 (the “May Convertible Note”) to the Sponsor to cover expenses in connection with operations and extension payments for the Combination Period. The initial amount of the loan was $300,000. Pursuant to the May Convertible Note, the Sponsor has the right to convert the unpaid principal of the note into ordinary shares of Black Hawk, upon the notice of a de-SPAC transaction. The number of shares issued (the “Conversion Shares”) will be calculated by dividing the principal amount being converted by $1.00 per share (the “Conversion Price”).

		$300,000

	Office space, utilities, secretarial and administrative support on a monthly basis pursuant to the Administrative Services Agreement.	$10,000

As indicated in the “Questions and Answers - What equity stake will current Public Shareholders, the Insiders and the Vesicor’s common stock stockholders (“Vesicor Shareholders”) hold in PubCo immediately after the completion of the Business Combination?”, the Sponsor will have less than 11% of the voting power in the PubCo immediately after the Closing. We therefore do not expect the issuances of securities listed in the above table will result in material dilution of the equity interests of non-redeeming Black Hawk Shareholders who hold Black Hawk’s securities until the consummation of the Business Combination.

No compensation of any kind, including finder’s and consulting fees, will be paid by Black Hawk to our Sponsor, officers, directors or any of our or their respective affiliates, for services rendered prior to or in connection with the completion of the Business Combination, other than as disclosed as above and in “Management’s Discussion and Analysis of Financial Condition and Results of Operation of Black Hawk - Contractual Obligations” and elsewhere in this proxy statement/prospectus.

Under the Business Combination Agreement, the obligations of the parties to consummate the Business Combination are subject to the satisfaction or waiver of certain customary closing conditions of the respective parties, including, without limitation: (i) the absence of specified adverse laws, rules, regulations, judgments, decrees, executive orders or awards making the Business Combination illegal or otherwise prohibiting its consummation; (ii) the Registration Statement having been declared effective by the SEC under the Securities Act of 1933, as amended (the “Securities Act”), no stop order suspending the effectiveness of the Registration Statement being in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement having been initiated or threatened in writing by the SEC; (iii) the approval and adoption of the Business Combination Agreement and transactions contemplated thereby by requisite vote of Black Hawk Shareholders (the “Black Hawk Shareholder Approval”) and Vesicor Shareholders (the “Vesicor Stockholder Approval”); (iv) the size and composition of PubCo’s board of directors being as set forth in the Business Combination Agreement; (v) the PubCo Common Stock having been approved for listing on the Nasdaq Capital Market (“Nasdaq”) as set forth in the Business Combination Agreement; and (vi) the receipt by Black Hawk of a fairness opinion for the Business Combination from an investment bank approved by Black Hawk.

The obligations of Black Hawk and Merger Sub to consummate the Business Combination are further subject to additional conditions, including, among other things: (i) material compliance by Vesicor with its agreements and covenants under the Business Combination Agreement; (ii) the truth and accuracy of the representations and warranties of Vesicor, subject to customary bring-down standards; (iii) no Material Adverse Effect (as defined in the Business Combination Agreement) having occurred since the date of the Business Combination Agreement that is continuing; (iv) delivery of a certificate executed by the Chief Executive Officer or Chief Financial Officer of Vesicor certifying compliance with specified closing conditions; (v) delivery of a FIRPTA certificate; (vi) the termination of certain agreements among Vesicor and its stockholders; (vii) receipt of required third-party consents; (viii) execution and delivery of Non-Competition Agreements by certain key employees of Vesicor; (ix) execution and delivery of a Lock-Up Agreement by Vesicor’s securityholders along other Ancillary Agreements to the Business Combination Agreement; and (x) Vesicor must procure a PPM Investment (defined below).

The obligations of Vesicor to consummate the Business Combination are further subject to additional conditions, including, among others,: (i) material compliance by Black Hawk and Merger Sub with their respective agreements and covenants under the Business Combination Agreement; (ii) the truth and accuracy of the representations and warranties of Black Hawk and Merger Sub, subject to customary bring-down standards and exceptions for representations not resulting in a Parent Material Adverse Effect (as defined in the Business Combination Agreement); (iii) receipt by the Vesicor of a certificate executed by an authorized officer of Black Hawk certifying compliance with certain conditions; (iv) the filing and effectiveness of PubCo’s certificate of incorporation with the Delaware Secretary of State; and (v) the execution and delivery by Black Hawk and Merger Sub of certain Ancillary Agreements to the Business Combination Agreement.

As part of obligations and as a condition to the Closing, Vesicor shall arrange and procure a transaction financing of an aggregate amount of not less than ten million dollars ($10,000,000.00) prior to the Closing, which financing may be in the form of cash equity investment, equity-linked instruments, debt instruments or other usual and customary forms of working capital investment, which includes, without limitation, Equity Line of Credit (“ELOC”), forward purchase shares commitments, pre-paid advance commitments or other usual and customary forms of alternative financing (“PPM Investment”). Black Hawk may, but it is not obligated to, procure a PPM Investment. As of the date of this proxy statement/prospectus, neither Vesicor nor Black Hawk has entered into any PPM Investment in connection with the Business Combination, and there can be no assurance that either Vesicor or Black Hawk will do so.

PPM Investment as a Condition to Closing is Waivable; Possible Failure of Combined Company to Satisfy Nasdaq Listing Standards. Black Hawk and Vesicor may waive one or more of the conditions to the Business Combination without recirculation of this proxy statement/prospectus or resoliciting stockholder approval. For example, the Closing of the Business Combination is conditioned upon the satisfaction or waiver of procuring a PPM Investment by Vesicor. While, as of the date of this proxy statement/prospectus, Black Hawk and Vesicor do not intend to waive this or any other condition, Black Hawk and Vesicor may ultimately determine, in their sole discretion, to waive such condition and proceed with the Closing. Given that, at the time that Black Hawk Shareholders are expected to vote at the Extraordinary General Meeting, it will not be known whether the PPM Investment will close in a timely manner or at all, and it is possible that Black Hawk may determine to consummate the Business Combination even if Vesicor does not obtain the PPM Investment prior to the Closing. In the event the Business Combination closes without receipt of the US$10,000,000 from the PPM Investment, the Combined Company would not have the same liquidity at Closing as it would have had if the condition was satisfied and may not be able to meet all requirements, including the shareholders’ equity requirement (which the PPM Investment is intended to satisfy) to have its common stock listed on Nasdaq. As of the date of this proxy statement/prospectus, Vesicor is uncertain if it will be able to consummate the PPM Investment by the Closing, and no securities have been issued, no commitments to invest have been received and no funding has been received for the PPM Investment. Black Hawk may, but is not obligated to obtain, the PPM Investment. Black Hawk and Vesicor believe the consummation of the PPM Investment is necessary for the Combined Company’s shares to satisfy the Nasdaq listing requirements after the Closing — specifically, the shareholders’ equity requirement of at least $5 million. If the PPM Investment is waived by Black Hawk and Vesicor, the Combined Company’s shares are unlikely to satisfy the shareholders’ equity requirement of the listing standards. If delisted from Nasdaq, and if the Combined Company could not meet the requirements for listing of its common stock on another national securities exchange, then the Combined Company’s shares of common stock would be traded on the over-the-counter market. See the sections entitled: “Risk Factors — Risks Related to Domestication and the Business Combination — Black Hawk or Vesicor may waive one or more of the conditions to the Business Combination without recirculation of this proxy statement/prospectus or resoliciting stockholder approval.” on page 102; and “Risk Factors — Risks Related to Domestication and the Business Combination — If the condition for consummation of the PPM Investment as a condition to the Closing is waived by Black Hawk and the Business Combination is consummated, then the Combined Company may not satisfy the Shareholders’ Equity requirement for listing of its shares on Nasdaq and could be delisted from Nasdaq” on page 103 — for risks related to waiver of the PPM Investment and possible delisting of Combined Company shares from Nasdaq.

Immediately after the Closing, assuming that none of the outstanding Public Shares are redeemed prior to the Closing Date, taking into account also the assumptions further described under the headings “Share Calculations and Ownership Percentages” and “Unaudited Pro Forma Condensed Combined Financial Information” in the accompanying proxy statement/prospectus, it is anticipated that the former Black Hawk public shareholders would own an interest of approximately 17.16% in PubCo, the Sponsor and Insiders of Black Hawk will own an interest of approximately 16.39% of PubCo. If the actual facts immediately after the Closing are different from the foregoing assumptions (which they are likely to be), the percentage ownership information set forth above will also be different. “Public Shares” means Class A Ordinary Shares sold in the IPO (including Ordinary Shares included in the overallotment units), whether they were purchased in the IPO or thereafter in the open market.

The Private Placement Units, Class A Ordinary Shares and Black Hawk Rights are traded on Nasdaq under the symbols “BKHAU,” “BKHA,” and “BKHAR,” respectively. On July 15, 2026, the closing sale prices of the Private Placement Units, Class A Ordinary Shares and Black Hawk Rights were $12.49, $11.96 and $1.64, respectively. PubCo will apply for listing, to be effective upon the Closing (acceptance of such listing is a condition to the Closing), of its PubCo Common Stock on the Nasdaq under the proposed symbol “VESI.” It is a condition to the consummation of the Merger in favor of each of Black Hawk, Vesicor and Merger Sub that the approval of the listing on Nasdaq of the additional shares of PubCo Common Stock will have been obtained and the shares of PubCo Common Stock to be issued in the transactions contemplated by the Business Combination Agreement pursuant to the Business Combination Agreement will have been approved for listing (subject to official notice of issuance) on Nasdaq. This condition is waivable but only to the extent permitted by law and only with the written waiver of each of Black Hawk, Vesicor and Merger Sub. In the event the PubCo Common Stock to be issued in the Merger is not approved for listing on Nasdaq, it is possible that Black Hawk, Vesicor and Merger Sub may mutually agree to waive the applicable condition and nonetheless proceed with the completion of the Merger. Black Hawk has voting control over Merger Sub as its sole shareholder. While, as of the date of this proxy statement/prospectus, Black Hawk and Vesicor do not intend to waive this or any other condition, Black Hawk and Vesicor may ultimately determine, in their sole discretion, to waive such condition. As of the date of this proxy statement/prospectus, Vesicor is uncertain if it will be able to obtain the funding under the PPM Investment by the Closing. If such condition is waived, Black Hawk may not recirculate an updated proxy statement/prospectus or solicit a new vote of Black Hawk Shareholders prior to proceeding with the Merger. Nasdaq has not yet made a determination with respect to this approval, and the status of such approval may not yet be known at the time that Black Hawk Shareholders are expected to vote at the Extraordinary General Meeting. For additional information, please see the sections titled “Risk Factors — Risks Related to Domestication and the Business Combination — Black Hawk or Vesicor may waive one or more of the conditions to the Business Combination without recirculation of this proxy statement/prospectus or resoliciting stockholder approval” and “If the condition for consummation of the PPM Investment as a condition to Closing is waived by Black Hawk and Vesicor and the Business Combination is consummated, then the Combined Company may not satisfy the shareholders’ equity requirement for listing of its shares on Nasdaq and its shares could be delisted from Nasdaq” — each on page 103 of this proxy statement/prospectus.

On [   ], 2026, the last trading day before the date of this proxy statement/prospectus, the closing sale price of Black Hawk Class A Ordinary Shares as reported on Nasdaq was $[   ] per share. There is no assurance that PubCo will be able to satisfy the Nasdaq listing criteria necessary for listing or will be able to continue to satisfy such criteria following the consummation of the Business Combination. PubCo will not have units traded following the consummation of the Business Combination.

Only holders of record of Black Hawk Class A Ordinary Shares and Black Hawk Class B Ordinary Shares (collectively, the “Ordinary Shares”) at the close of business on [   ], 2026 (the “Record Date”) are entitled to notice of and to vote and have their votes counted at the Extraordinary General Meeting and any adjournments of the Extraordinary General Meeting.

The accompanying proxy statement/prospectus provides you with detailed information about the Business Combination and other matters to be considered at the Extraordinary General Meeting. Black Hawk urges you to carefully read this entire document and the documents incorporated herein by reference. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 94 of this proxy statement/prospectus.

Black Hawk obtained a fairness opinion (the “Opinion”) provided by EntrepreneurShares LLC, which sets forth, among other things, the procedures followed, assumptions made, matters considered, and qualifications and limitations on the scope of review undertaken in rendering the Opinion, which is attached to this proxy statement/prospectus as Annex D and is hereby incorporated by reference. The Opinion confirmed that, as of April 26, 2025, the Transaction Consideration (defined below) to be issued or paid to the shareholders of Vesicor is fair from a financial point of view to Black Hawk and the shareholders of Black Hawk as a single group. The Opinion does not constitute a recommendation to the relevant directors and officers of Black Hawk or to any other persons in respect of the Business Combination, including as to how any holders of Black Hawk Class A Ordinary Shares should vote or act in respect of the Business Combination.

After careful consideration, the board of directors of Black Hawk (the “Black Hawk Board”) has unanimously approved the Business Combination Agreement and the transactions contemplated thereby and determined that each of the proposals to be presented at the Extraordinary General Meeting is in the best interests of Black Hawk and its shareholders and recommends that you vote or give instruction to vote “FOR” each of those proposals.

Conflicts of interest in connection with the Business Combination

There may be actual or potential material conflicts of interest between or among (i) the Sponsor, its affiliates, Black Hawk officers, Black Hawk directors, or promoters, Vesicor executive officers or Vesicor directors and (ii) Unaffiliated Public Shareholders. Such conflicts of interest may include a material conflict of interest arising in determining whether to proceed with the Business Combination and a material conflict of interest arising from the interests that the Sponsor and affiliates, or Vesicor executive officers and directors, have in the Business Combination. See the sections entitled “Proposal 1: The Business Combination Proposal — Interests of Certain Persons in the Business Combination” and “Beneficial Ownership of Securities” in the accompanying proxy statement/prospectus for a further discussion. For further discussion of potential conflicts of interest between Vesicor’s officers and directors and Unaffiliated Public Shareholders, See the following sections of this proxy statement/prospectus: “Questions and Answers — Question: What interests do Black Hawk’s Insiders, Sponsor’s affiliates, any promoters and advisors, and Vesicor and its executive officers, directors and shareholders, have in the Business Combination? — “Interests of Vesicor and its executive officers and directors” on page 15; “Interests of Vesicor executive officers and directors in the Business Combination and Potential Conflicts of Interest” on page 67; “Risk Factors — Risks Related to Domestication and the Business Combination — The interests of Vesicor may not always align with those of PubCo or the Public Shareholders and this could lead to actions that may not be in the best interests of PubCo or the Public Shareholders, which misalignment may create conflicts of interest for key personnel serving in executive officer positions or as directors of both companies” on page 98; “Proposal 1: The Business Combination Proposal — Interests of Certain Persons in the Business Combination — Interests of Certain Persons in the Business Combination — Vesicor’s Interests in and Reasons for pursuing the Business Combination” on page 179; “Detrimental Effects on Unaffiliated Public Shareholders after the Closing as PubCo Shareholder” on page 182; “Outside Interests of Vesicor’s Executive Officers and Directors and Potential Impact on Combined Company” on page 319; and “Beneficial Ownership of Securities” on page 341.

Your vote is very important. To ensure your representation at the Extraordinary General Meeting, please complete and return the enclosed proxy card or submit your proxy by following the instructions contained in this proxy statement/prospectus and on your proxy card. Please submit your proxy promptly whether or not you expect to participate in the meeting. Submitting a proxy now will NOT prevent you from being able to vote online or in person at the Extraordinary General Meeting. If you hold your shares in “street name”, you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form you receive from your broker, bank or other nominee.

On behalf of the Black Hawk Board, I would like to thank you for your support of Black Hawk and look forward to a successful completion of the Business Combination.

Very truly yours,

/s/ Kent Louis Kaufman
Mr. Kent Kaufman Chief Executive Officer and Chairman Black Hawk Acquisition Corporation

If you return your proxy card signed and without an indication of how you wish to vote, your shares will be voted in favor of each of the proposals.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST (1) IF YOU HOLD CLASS A ORDINARY SHARES THROUGH UNITS, ELECT TO SEPARATE YOUR PRIVATE PLACEMENT UNITS INTO THE UNDERLYING PUBLIC SHARES AND PARENT RIGHTS PRIOR TO EXERCISING YOUR REDEMPTION RIGHTS WITH RESPECT TO THE PUBLIC SHARES, (2) SUBMIT A WRITTEN REQUEST TO THE TRANSFER AGENT AT LEAST TWO (2) BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING, THAT YOUR PUBLIC SHARES BE REDEEMED FOR CASH, AND (3) DELIVER YOUR SHARE CERTIFICATES (IF ANY) AND OTHER REDEMPTION FORMS TO THE TRANSFER AGENT, PHYSICALLY OR ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT/WITHDRAWAL AT CUSTODIAN) SYSTEM, IN EACH CASE IN ACCORDANCE WITH THE PROCEDURES AND DEADLINES DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THE PUBLIC SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “EXTRAORDINARY GENERAL MEETING OF THE SHAREHOLDERS -REDEMPTION RIGHTS” IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS FOR MORE SPECIFIC INSTRUCTIONS.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the accompanying proxy statement/prospectus or determined that the accompanying proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying proxy statement/prospectus is dated __, 2026 and is first being mailed to the shareholders of Black Hawk on or about [   ], 2026.

ADDITIONAL INFORMATION

The accompanying document is the prospectus for securities of PubCo. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, with respect to the Extraordinary General Meeting of Black Hawk at which Black Hawk Shareholders will be asked to consider and vote upon a proposal to approve the Business Combination by the approval and adoption of the Business Combination Agreement, among other matters. This proxy statement/prospectus is available without charge to shareholders of Black Hawk upon written or oral request. This document and other filings by Black Hawk with the U.S. Securities and Exchange Commission may be obtained by either written or oral request to Black Hawk’s Chief Executive Officer, Mr. Kent Louis Kaufman, at Black Hawk Acquisition Corporation, kent@bhspac.com or by telephone at 925-217-4482.

The U.S. Securities and Exchange Commission maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the U.S. Securities and Exchange Commission or “Commission”. You may obtain copies of the materials described above at the Commission’s internet site at www.sec.gov.

In addition, if you have questions about the proposals or the accompanying proxy statement/prospectus, would like additional copies of the accompanying proxy statement/prospectus, or need to obtain proxy cards or other information related to the proxy solicitation, please contact Laurel Hill Advisory Group, the proxy solicitor for Black Hawk, at 1-855-414-2266 (toll free) or by email at bkha@laurelhill.com. You will not be charged for any of the documents that you request.

See the section entitled “Where You Can Find More Information” of the accompanying proxy statement/prospectus for further information.

Information contained on the Vesicor website, or any other website, is expressly not incorporated by reference into this proxy statement/prospectus.

To obtain timely delivery of the documents, you must request them no later than five business days before the date of the Extraordinary General Meeting, or no later than [   ], 2026.

BLACK HAWK ACQUISITION CORPORATION

4125 Blackhawk Plaza Circle, Suite 166

Danville, CA 94506

NOTICE OF EXTRAORDINARY GENERAL MEETING

TO BE HELD ON [   ], 2026

TO THE SHAREHOLDERS OF BLACK HAWK ACQUISITION CORPORATION:

NOTICE IS HEREBY GIVEN that an Extraordinary General Meeting (the “Extraordinary General Meeting”) of Black Hawk Acquisition Corporation, a Cayman Islands exempted company (“Black Hawk”), will be held at [   ] a.m./p.m., Eastern Time, on [   ], 2026 at Black Hawk’s office at 4125 Blackhawk Plaza Circle, Suite 166, Danville, CA, and virtually via live webcast. You are cordially invited to attend the live webcast of the Extraordinary General Meeting by visiting [   ] and using a control number assigned by Continental Stock Transfer & Trust Company. The Extraordinary General Meeting will be held for the purpose of considering and voting on the proposals described below and in the accompanying proxy statement/prospectus. To register and receive access to the live webcast of the Extraordinary General Meeting, registered shareholders and beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in the accompanying proxy statement/prospectus. You will not be able to vote or submit questions through the listen-only format.

At the Extraordinary General Meeting, you will be asked to consider and vote on the following proposals:

Proposal 1 - The Business Combination Proposal - To approve, by ordinary resolution, the Business Combination Agreement, dated as of April 26, 2025, attached to the accompanying proxy statement/prospectus as Annex A (as it may be further amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”), by and among Black Hawk, Vesicor Therapeutics, Inc., a California corporation (“Vesicor”), BH Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Black Hawk (“Merger Sub”) pursuant to which, at the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”) and at least one day following the Domestication (as defined below), Merger Sub will merge with and into Vesicor, as a result of which Vesicor will be the surviving company and a wholly-owned subsidiary of Black Hawk. The transactions contemplated by the Business Combination Agreement are described in more detail in the accompanying proxy statement/prospectus and are referred to as the “Business Combination.” We refer to this proposal as the “Business Combination Proposal.”

Proposal 2 - The Domestication Proposal - To approve, by special resolution, a change in the corporate domicile of Black Hawk, which will be accomplished by way of deregistering Black Hawk as an exempted company registered under the laws of the Cayman Islands and registering Black Hawk by way of continuation and domestication as a corporation under the laws of the State of Delaware (the “Domestication”). The Domestication will be effected at least one day prior to the Closing by Black Hawk filing a certificate of corporate domestication and the proposed new certificate of incorporation of PubCo, as the post-Business Combination company (the “Proposed Certificate of Incorporation”) with the Secretary of State of the State of Delaware and filing an application to deregister with the Registrar of Companies of the Cayman Islands. Upon the effectiveness of the Domestication, Black Hawk will continue as a Delaware corporation and under the corporate name “Vesicor Therapeutics Holdings, Inc.” (“PubCo”). All outstanding securities of Black Hawk will convert into outstanding securities of PubCo as described in more detail in the accompanying proxy statement/prospectus. We refer to this proposal as the “Domestication Proposal.”

Proposal 3 - The Organizational Documents Proposal - To approve by special resolution and adopt with effect from the Domestication the Proposed Certificate of Incorporation and the Proposed Bylaws of PubCo, as the post-Business Combination company (the “Proposed Bylaws” and, together with the Proposed Certificate of Incorporation, the “Organizational Documents”) in connection with the Domestication. The form of each of the Proposed Certificate of Incorporation and the Proposed Bylaws is attached to the accompanying proxy statement/prospectus as Annex B and Annex C, respectively.

●	The Organizational Documents will adopt: (i) Delaware as the exclusive forum for certain litigation; and (ii) the federal district courts of the United States as the exclusive forum for resolving actions arising under the Securities Act.

●	The Organizational Documents will permit the removal of a director only for cause and only by the affirmative vote of the holders of 2/3 of the total voting power of all the then outstanding shares of capital stock entitled to vote in the election of directors, voting as a single class, subject to applicable law and the rights of holders of preferred stock.

●	Subject to the rights of holders of Preferred Stock, the Organizational Documents will require that any action taken by stockholders must be effected at an annual or special meeting and prohibit stockholder action by written consent in lieu of a meeting.

●	Under the Organizational Documents there will be a dual class common stock structure which will include preferred stock of PubCo. The “Current Charter” authorizes the issuance of up to (i) 450,000,000 Class A Ordinary Shares of par value USD0.0001 each and (ii) 50,000,000 Class B Ordinary Shares of par value USD0.0001 each, whereas the Organizational Documents will authorize 500,000,000 shares of common stock, of which (i) 450,000,000 shares shall be designated as Class A common stock, par value $0.0001 per share and (ii) 50,000,000 shares shall be designated as Class B common stock, par value $0.0001 per share; preferred stock may be issued from time to time, in one or more series, each series to be appropriately designated by a distinguishing letter or title, prior to the issue of any shares thereof. Holders of the Class B common stock will be entitled to ten (10) votes per share and holders of Class A common stock shall be entitled to one vote per share on all matters properly submitted to the holders of PubCo shares of voting capital stock entitled to vote thereon (“PubCo’s stockholders”).

Proposal 4 - The Director Proposal - To approve, by ordinary resolution, the election of directors to serve on the PubCo board of directors until their respective successors are duly elected and qualified. We refer to this proposal as the “Director Election Proposal.”

Proposal 5 - The Nasdaq Proposal - To approve, by ordinary resolution, for purposes of complying with applicable listing rules of Nasdaq, the issuance of shares of common stock of PubCo in connection with the Business Combination. We refer to this proposal as the “Nasdaq Proposal.”

Proposal 6 - The Incentive Plan Proposal - To approve, by ordinary resolution, the PubCo 2026 Equity Incentive Plan (the “2026 EIP”). A form of the 2026 EIP is attached to the accompanying proxy statement/prospectus as Annex E. We refer to this proposal as the “Incentive Plan Proposal.”

Proposal 7 - The NTA Proposal - To approve, by special resolution, an amendment to the Current Charter in the form set forth in Annex F to the accompanying proxy statement/prospectus, to remove the requirement that Black Hawk maintain net tangible assets of at least $5,000,001 upon the consummation of a business combination. We refer to this proposal as the “The NTA Proposal.”

Proposal 8 - The Adjournment Proposal - To approve, by ordinary resolution, that the adjournment of the Extraordinary General Meeting to a later date or dates, if necessary or desirable, at the determination of the Black Hawk Board, to permit further time to consummate the Domestication and the Business Combination. We refer to this proposal as the “Adjournment Proposal.”

Approval of the Business Combination Proposal, the Domestication Proposal, the Nasdaq Proposal, the Organizational Documents Proposal, the Incentive Plan Proposal and the NTA Proposal are conditions to the closing of the Business Combination. The Business Combination will be consummated only if the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Nasdaq Proposal, the Incentive Plan Proposal and the NTA Proposal are approved at the Extraordinary General Meeting. Each of the required Proposals is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other Proposal set forth in the accompanying proxy statement/prospectus.

The approval of each of the Domestication Proposal, the Organizational Documents Proposal and the NTA Proposal requires a special resolution under the Companies Act and the Memorandum and Articles of Association, being the affirmative vote of at least two-thirds of the votes cast by the holders of the issued shares, voting together as a single class, who are present in person, virtually or represented by proxy and entitled to vote on the Domestication Proposal and the Organizational Documents Proposal, respectively, at the Extraordinary General Meeting.

The approval of each of the Business Combination Proposal, the Incentive Plan Proposal, the Nasdaq Proposal, the Director Election Proposal and the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued capital stock, who are present in person, virtually or represented by proxy and entitled to vote on the respective proposal at the Extraordinary General Meeting.

The proposals being submitted for a vote at the Extraordinary General Meeting are more fully described in the accompanying proxy statement/prospectus, which also includes, as Annex A, a copy of the Business Combination Agreement. Black Hawk urges you to read carefully the accompanying proxy statement/prospectus in its entirety, including the annexes and accompanying financial statements.

After careful consideration, the Black Hawk Board has unanimously approved the Business Combination Agreement and the transactions contemplated thereby and determined that each of the proposals to be presented at the Extraordinary General Meeting is in the best interests of Black Hawk and its shareholders and recommends that you vote or give instruction to vote “FOR” each of the above proposals.

The existence of financial and personal interests of Black Hawk’s directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of Black Hawk and its shareholders and what may be best for a director’s personal interests when determining to recommend that shareholders vote for the proposals. See the sections entitled “Proposal 1: The Business Combination Proposal - Interests of Black Hawk’s Directors and Officers and Others in the Business Combination” and “Beneficial Ownership of Securities” in the accompanying proxy statement/prospectus for a further discussion.

The Record Date for the Extraordinary General Meeting is [   ], 2026. Only holders of record of Ordinary Shares at the close of business on the Record Date are entitled to notice of and to vote and have their votes counted at the Extraordinary General Meeting and any adjournments of the Extraordinary General Meeting.

The Private Placement Units, Class A Ordinary Shares and Rights are traded on the Nasdaq Global Market (“Nasdaq”) under the symbols “BKHAU,” “BKHA,” and “BKHAR,” respectively. PubCo will apply for listing, to be effective at the time of the Business Combination, of the PubCo Common Stock on the Nasdaq under the proposed symbol “VESI.” There is no assurance that PubCo will be able to satisfy the Nasdaq listing criteria necessary for listing or will be able to continue to satisfy such criteria following the consummation of the Business Combination. PubCo will not have units traded following the consummation of the Business Combination. It is possible that Black Hawk, Vesicor and Merger Sub may mutually agree to waive this condition and nonetheless proceed with the completion of the Merger. Black Hawk has voting control over Merger Sub as its sole shareholder. While, as of the date of this proxy statement/prospectus, Black Hawk and Vesicor do not intend to waive this or any other condition, Black Hawk and Vesicor may ultimately determine, in their sole discretion, to waive such condition.

Pursuant to the Current Charter, a Public Shareholder (as defined in the proxy statement/prospectus) may request that Black Hawk redeem all or a portion of its Public Shares (as defined in the proxy statement/prospectus) for cash if the Business Combination is consummated. Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, only with Black Hawk’s consent, until the consummation of the Business Combination, or such other date as determined by the Black Hawk Board. A Public Shareholder can make such request by contacting the transfer agent, at the address or email address listed in the accompanying proxy statement/prospectus. You will be entitled to receive cash for any Public Shares to be redeemed only if you:

(a)	hold Public Shares or hold Public Shares through Private Placement Units and you elect to separate your Private Placement Units into the underlying Public Shares and Black Hawk Rights prior to exercising your redemption rights with respect to the Public Shares; and

(b)	prior to [a.m p.m.], Eastern Time, on [ ], 2026 (two business days prior to the vote at the Extraordinary General Meeting), (i) submit a written request to Continental Stock Transfer & Trust Company, Black Hawk’s transfer agent, that Black Hawk redeem your Public Shares for cash and (ii) deliver your share certificates (if any) and other redemption forms to the transfer agent, physically or electronically through The Depository Trust Company (“DTC”).

Holders of Private Placement Units must elect to separate the underlying shares and rights prior to exercising redemption rights with respect to the Public Shares. If holders hold their Private Placement Units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the Private Placement Units into the underlying shares and rights, or if a holder holds Private Placement Units registered in its own name, the holder must contact the transfer agent directly and instruct it to do so. Public shareholders may elect to redeem all or a portion of their Public Shares regardless of whether they vote for or against the Business Combination Proposal. Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, only with Black Hawk’s consent, until the consummation of the Business Combination, or such other date as determined by the Black Hawk Board. If the Business Combination is not consummated, the Public Shares will not be redeemed for cash. If a Public Shareholder properly exercises its right to redeem its Public Shares and timely delivers its share certificates (if any) and other redemption forms to the transfer agent, Black Hawk will redeem each Public Share for a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account (the “Trust Account”) established in connection with Black Hawk’s initial public offering (“IPO”), calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to Black Hawk to fund Regulatory Withdrawals and/or to pay income taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then-outstanding Public Shares. As of July 15, 2026, this would have amounted to approximately $12.04 per Public Share. If a Public Shareholder exercises its redemption rights, it will be exchanging such shareholder’s Public Shares for the right to receive such shareholder’s pro rata share of the Trust Account and will no longer own such Public Shares. Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, only with Black Hawk’s consent, until the consummation of the Business Combination, or such other date as determined by the Black Hawk Board. The holder can make such request by contacting the Transfer Agent, at the address or email address listed in the accompanying proxy statement/prospectus. See “EXTRAORDINARY GENERAL MEETING OF THE SHAREHOLDERS - REDEMPTION RIGHTS” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.

Notwithstanding the foregoing, a holder of Public Shares, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13 of the U.S. Securities Exchange Act of 1934, as amended), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares without the prior consent of Black Hawk Board. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

Your attention is directed to the proxy statement/prospectus accompanying this notice (including the annexes thereto) for a more complete description of the proposed Business Combination and related transactions and each of the proposals. Black Hawk urges you to read the accompanying proxy statement/prospectus carefully.

If you have any questions or need assistance voting your Ordinary Shares, please contact Black Hawk’s proxy solicitor, Laurel Hill Advisory Group This notice of the Extraordinary General Meeting and the proxy statement/prospectus are available at the SEC’s website at www.sec.gov.

By Order of the Board of Directors of Black Hawk

Kent Kaufman
Chairman of the Board

FREQUENTLY USED TERMS	1
TRADEMARKS, TRADE SECRETS AND OTHER PROPRIETARY INFORMATION	7
MARKET AND INDUSTRY DATA	8
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	9
QUESTIONS AND ANSWERS	11
THE VOTE OF SHAREHOLDERS IS IMPORTANT. SHAREHOLDERS ARE URGED TO SUBMIT THEIR PROXIES AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS.	32
SUMMARY OF THE PROXY STATEMENT/PROSPECTUS	39
SELECTED HISTORICAL FINANCIAL INFORMATION BLACK HAWK	80
SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	83
COMPARATIVE PER SHARE INFORMATION	93
RISK FACTORS	94
EXTRAORDINARY GENERAL MEETING OF THE SHAREHOLDERS	162
PROPOSAL 1: THE BUSINESS COMBINATION PROPOSAL	169
PROPOSAL 2: THE DOMESTICATION PROPOSAL	222
PROPOSAL 3: PROPOSED ORGANIZATIONAL DOCUMENTS PROPOSAL	229
PROPOSALS 4: THE DIRECTOR ELECTION PROPOSAL	230
PROPOSAL 5: THE NASDAQ PROPOSAL	231
PROPOSAL 6: THE INCENTIVE PLAN PROPOSAL	233
PROPOSAL 7: THE NTA PROPOSAL	234
PROPOSAL 8: THE ADJOURNMENT PROPOSAL	236
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	237
INFORMATION ABOUT BLACK HAWK	247
DIRECTORS, OFFICERS, EXECUTIVE COMPENSATION AND CORPORATE GOVERNANCE OF BLACK HAWK PRIOR TO THE BUSINESS COMBINATION	256
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION OF BLACK HAWK	263
INFORMATION ABOUT VESICOR	273
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF VESICOR	299
MANAGEMENT OF PUBCO FOLLOWING THE BUSINESS COMBINATION	314
EXECUTIVE COMPENSATION	329
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS	336
BENEFICIAL OWNERSHIP OF SECURITIES	341
DESCRIPTION OF PUBCO SECURITIES	344
APPRAISAL RIGHTS	352
HOUSEHOLDING INFORMATION	352
TRANSFER AGENT AND REGISTRAR	352
SUBMISSION OF PROPOSALS	352
FUTURE PROPOSALS	352
WHERE YOU CAN FIND MORE INFORMATION	353
LEGAL MATTERS	353
EXPERTS	353
INDEX TO FINANCIAL STATEMENTS	F-1

i

FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires, prior to the Business Combination, the terms “we,” “us,” “our,” and “Black Hawk” refer to Black Hawk Acquisition Corporation. Following the Business Combination, the terms “we,” “us” and “our” refer to PubCo. Prior to the Domestication, Black Hawk is an exempted company incorporated under the laws of the Cayman Islands. Following the Domestication, subject to Black Hawk Shareholder Approval, Black Hawk will be a corporation incorporated under the laws of the State of Delaware and will be renamed “Vesicor Therapeutics Holdings, Inc.” Following the Domestication, Black Hawk is referred to in this document as PubCo.

“2026 EIP” means the PubCo 2026 Equity Incentive Plan, which will become effective upon the Closing. A copy of the 2026 EIP is attached to this proxy statement/prospectus as Annex E.

“Ancillary Agreements” means the form of Registration Rights Agreement, Shareholder Support Agreements, the form of Lock-Up Agreement, and each other agreement, document, instrument and certificate contemplated by the Business Combination Agreement executed or to be executed in connection with the transactions contemplated thereby.

“Assumed Options” means the options to purchase PubCo Common Stock issuable at Closing in lieu of Vesicor warrants or any options outstanding as of immediately prior to the effective time of the Merger, subject to adjustment in accordance with the terms of the Business Combination Agreement.

“Black Hawk” means Black Hawk Acquisition Corporation, a Cayman Islands exempted company incorporated with limited liability (which is expected to transfer by way of continuation and domesticate as a Delaware corporation in accordance with the Business Combination Agreement).

“Black Hawk Board” means the board of directors of Black Hawk.

“Black Hawk Class A Ordinary Shares” means, prior to the Domestication, the Class A Ordinary Shares, $0.0001 par value each, of Black Hawk.

“Black Hawk Class B Ordinary Shares” means, prior to the Domestication, the Class B Ordinary Shares, $0.0001 par value each, of Black Hawk.

“Black Hawk Ordinary Shares” means, collectively and prior to the Domestication, the Black Hawk Class A Ordinary Shares and Black Hawk Class B Ordinary Shares.

“Black Hawk Shareholders” means all holders of issued and outstanding shares of capital stock of Black Hawk.

“Black Hawk Units” means the public units issued in Black Hawk’s initial public offering, each consisting of one Black Hawk Class A Ordinary Share and one-fifth (1/5) of one Black Hawk Right.

“Private Placement Unit” means the units of Black Hawk, with each unit consists of one Class A ordinary share and one-fifth (1/5) of one right entitling the holder thereof to receive share upon the consummation of the initial business combination.

“Black Hawk Rights” means Black Hawk public rights and private rights, each entitling the holder to receive one share upon the consummation of an initial business combination.

“Business Combination” means, collectively, all of the transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means the Business Combination Agreement, dated as of April 26, 2025, as it may be further amended, restated or supplemented from time to time, by and among Black Hawk, Vesicor and Merger Sub. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York are open for the general transaction of business; provided that banks shall be deemed to be generally open for the general transaction of business in the event of a “shelter in place” or similar closure of physical branch locations at the direction of any Governmental Entity if such banks’ electronic funds transfer system (including for wire transfers) are open for use by customers on such day.

“Cayman Islands Companies Act” or the “Companies Act,” “Cayman Islands Act” or “the Act” refers to the Companies Act (Revised) of the Cayman Islands.

“Closing” means the closing of the Merger.

“Closing Date” means the date on which the Closing actually occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combination Period” is the period in which Black Hawk must complete an initial business combination.

“Combined Company” means PubCo after the consummation of the Business Combination.

“Combined Company’s shares” means the shares of the PubCo Common Stock after the consummation of the Business Combination.

“Current Charter” means the third amended and restated memorandum and articles of association of Black Hawk.

“DGCL” means the Delaware General Corporation Law, as amended.

“Domestication” means the transfer by way of continuation of Black Hawk out of the Cayman Islands and into the State of Delaware as a Delaware corporation to be completed prior to the Merger in accordance with the Business Combination Agreement, the Cayman Companies Act and the DGCL.

“Domestication Effective Time” means the date of which the Domestication takes effect.

“Equity Value” means $70,000,000.

“Extension” means the extension of the date by which Black Hawk must consummate an initial business consummation extended from June 22, 2025 to December 22, 2026, or such later date as the shareholders may approve, in accordance with the amendment to the second amended and restated memorandum and articles of association, as approved by the Black Hawk Shareholders at an extraordinary general meeting of the shareholders held on July 8, 2025.

“Extension Payment” means the monthly $150,000.00 deposits into the Trust Account, funded jointly by the Sponsor and Vesicor.

“February Convertible Note” means the convertible promissory note, dated February 12, 2026, issued by Black Hawk to the Sponsor in the principal amount of $300,000, as amended.

“May Convertible Note” means the convertible promissory note, dated May 4, 2026, issued by Black Hawk to the Sponsor in the principal amount of $300,000.

“June Convertible Note” means the convertible promissory note, dated June 13, 2025, issued by Black Hawk to the Sponsor in the principal amount of $350,000, as amended.

“Extraordinary General Meeting” means the extraordinary general meeting of Black Hawk, to be held by [at [   ] a.m./p.m., Eastern Time, on [   ], 2026, the physical location for which, in accordance with the Current Charter, shall be Black Hawk’s office located at 4125 Blackhawk Plaza Circle, Suite 166, Danville, CA and virtually via [   ], and any adjournments thereof.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Fairness Opinion Provider” or “ERShares” means EntrepreneurShares LLC.

“Founder Shares” means 17,250,000 shares of Class B Ordinary Shares, $0.0001 per share, issued to the Sponsor.

“GAAP” means U.S. generally accepted accounting principles.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Insiders” and “Black Hawk’s Insiders” means Black Hawk’s current and former officers and directors, the Sponsor and each transferee of Founder Shares since the IPO.

“Insiders’ Shares” means shares of Black Hawk Class A Ordinary Shares and Black Hawk Class B Ordinary Shares owned or controlled by the Insiders.

“Investment Company Act” means the Investment Company Act of 1940, as it may be amended.

“IPO” or “Initial Public Offering” means Black Hawk’s initial public offering of its units, Ordinary Shares and rights pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of Black Hawk, dated as of March 22, 2024, and filed with the SEC on March 22, 2024 (File No. 333-276857).

“IPO Underwriters” means the underwriters for Black Hawk’s IPO at the time the IPO was consummated, namely each of D. Boral Capital LLC (formally known as EF Hutton LLC), Riley Securities, Inc., RF Lafferty & Co., Inc.

“Merger” means the merger of BH Merger Sub, Inc. with and into Vesicor, with Vesicor as the surviving company.

“Merger Sub” means BH Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Black Hawk.

“Nasdaq” means The Nasdaq Stock Market LLC, which operates the Nasdaq Global Market, Nasdaq Global Select Market and Nasdaq Capital Market.

“National securities exchange” means a securities exchange that has registered with the SEC under Section 6 of the Exchange Act.

“Net Tangible Assets” means net tangible assets.

“Parent Ordinary Shares” means, collectively, the Black Hawk Class A Ordinary Shares and Black Hawk Class B Ordinary Shares.

“Parties” means Vesicor, Black Hawk and Merger Sub.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, business trust, trust, governmental, quasi-governmental entity or agency or other similar entity, agency, whether or not a legal entity.

“PubCo” means Black Hawk Acquisition Corporation, a Delaware corporation after Domestication.

“PubCo Board” means the board of directors of PubCo subsequent to the completion of the Business Combination.

“PubCo Common Stock” means, collectively and after the Domestication, the PubCo Class A Common Stock.

“Public Shares” means the Class A Ordinary Shares sold in the IPO (including Class A ordinary shares included in the overallotment units), whether they were purchased in the IPO or thereafter in the open market.

“Public Shareholders” means the public shareholders of Black Hawk including the holders of the overallotment shares acquired by Black Hawk’s underwriters.

“Private Units” or “Private Placement Units” means the 235,500 units that Black Hawk sold to its Sponsor at $10.00 per unit in a private placement generating total gross proceeds of $2,355,000 during the IPO, each consisting of one Class A ordinary share (“Private Share”) and one-fifth (1/5) of one right (“Private Right”).

“Record Date” means the date set by the Black Hawk Board on which holders of “Black Hawk Shares” are entitled to attend and vote at the Extraordinary General Meeting.

“Redemption” means the redemption of the Public Shares for the Redemption Price.

“Redemption Date” means that date on which holders of Public Shares may be eligible to redeem their Public Shares for Redemption in accordance with the Current Charter in connection with the Closing of the Business Combination.

“Redemption Price” means an amount equal to a pro rata portion of the aggregate amount then on deposit in the Trust Account, calculated in accordance with the Current Charter as of the applicable Redemption Date.

“Registration Rights Agreement” means the amended and restated registration and shareholder rights agreement that is to be entered into by the Sponsor and certain other Persons at the Closing, pursuant to which, among other things, the investors party thereto will be granted certain registration rights with respect to their respective PubCo Common Stock, on the terms and subject to the conditions therein.

“Regulatory Withdrawal” means interest earned on the funds held in the Trust Account that may be released to Black Hawk to fund regulatory compliance requirements and other costs related thereto in accordance with the Current Charter.

“Required Proposals” means the Domestication Proposal, the Business Combination Proposal, the Organizational Proposal, the Director Election Proposal, the Nasdaq Proposal and the NTA Proposal.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” or “Commission” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“September Convertible Note” means the convertible promissory note, dated September 30, 2025, issued by Black Hawk to the Sponsor in the principal amount of $350,000.

“Sponsor” means Black Hawk Management LLC, a Delaware limited liability company.

“Transfer Agent” means Continental Stock Transfer & Trust Company.

“Trust Account” means the trust account established by Black Hawk with the proceeds from the IPO and sale of Private Placement Units pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means the Investment Management Trust Agreement by and between Black Hawk and the Trustee, dated as of March 20, 2024, and as may be further amended.

“Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement.

“Unaffiliated Public Shareholders” means Public Shareholders who are not affiliated with Sponsor and are not officers, directors, or holders of 10% or more of the issued and outstanding Public Shares.

“Vesicor” means, prior to the consummation of the Business Combination, Vesicor Therapeutics Inc., a California corporation.

“Vesicor Bylaws” means the bylaws of Vesicor as currently in effect or as may be in effect from time to time or as of an applicable time.

“Vesicor Shareholders” means the holders of shares of Common Stock of Vesicor.

SHARE CALCULATIONS AND OWNERSHIP PERCENTAGES

Unless otherwise specified (including in the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information” and “Beneficial Ownership of Securities”), the share calculations and ownership percentages set forth in this proxy statement/prospectus with respect to PubCo’s stockholders following the Business Combination are for illustrative purposes only and assume the following (certain capitalized terms below are defined elsewhere in this proxy statement/prospectus):

Except as otherwise noted in the proxy statement/prospectus, the number and percentage of PubCo Common Stock beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any PubCo Common Stock as to which the holder has sole or shared voting power or investment power and also any PubCo Common Stock which the holder has the right to acquire within 60 days of the consummation of the Business Combination through the exercise of any option, warrant or any other right.

The expected beneficial ownership of PubCo Common Stock post-Business Combination assumes the maximum redemption scenario such that 10,257,052 shares are outstanding following the closing of the Business Combination.

TRADEMARKS, TRADE SECRETS AND OTHER PROPRIETARY INFORMATION

Vesicor intends to file trademark applications and pursue trademark registrations in the United States for its proposed ecm-RV/p53 product candidate after the Closing. Vesicor does not have any pending or approved trademark or service mark applications in the U.S. or elsewhere as of the date of this proxy statement/prospectus.

Vesicor depends upon the skills, knowledge and experience of its executive and technical personnel, as well as that of its advisors, consultants and other contractors, to help protect its proprietary know-how. Vesicor relies on trade secret protection, inventions agreements and confidentiality agreements to protect its intellectual property rights interests and applicable state trade secrets statutes. As of the date of this proxy statement/prospectus, Vesicor’s policy is to require each of its new employees, consultants and advisors to execute a confidentiality and inventions assignment agreement before beginning their employment, consulting or advisory relationship with Vesicor. The agreements generally provide that the individual must keep confidential and not disclose to other parties any confidential information of Vesicor that is developed or learned by the individual during the course of the individual’s relationship with Vesicor, except in limited circumstances. These agreements generally also provide that Vesicor will own all inventions conceived or developed by the individual in the course of rendering services to Vesicor. Vesicor may elect not to require a trade secret protection and confidentiality agreement for all employees, consultants and advisors due to the nature and perceived value of the relationship and an assessment and acceptance of the perceived risk of a trade secret or confidentiality violation imposing any material adverse impact on Vesicor’s trade secrets and intellectual property rights. These agreements, however, may not effectively prevent disclosure or misappropriation of Vesicor’s trade secrets, know-how or other proprietary information, and disputes may still arise with respect to the ownership of the intellectual property and proprietary information used in Vesicor’s business and in pursuit of commercialization of the proposed ecm-RV/p53 product candidate. In addition, third parties may independently develop substantially equivalent proprietary information or improperly gain access to or disclose Vesicor’s trade secrets or confidential information.

MARKET AND INDUSTRY DATA

With respect to statements by Vesicor in this proxy statement/prospectus about its business, industry, product candidate, intellectual property and legal and regulatory requirements applicable to Vesicor or its product candidate, those statements are based on industry, statistical and market data derived from Vesicor’s own internal estimates and research as well as from industry and general publications and research, surveys and studies conducted by third parties. The content of these third-party sources, except to the extent specifically set forth in this proxy statement/prospectus, do not constitute a portion of this proxy statement/prospectus and is not incorporated herein. Internal estimates are derived from publicly available information released by industry analysts and various third-party sources, Vesicor’s internal research and its industry experience, and are based on assumptions made by Vesicor based on such data and its knowledge of Vesicor’s industry and market for its product candidate, which Vesicor believes to be reasonable as of the date of this proxy statement/prospectus. In some cases, Vesicor does not expressly refer to the sources from which this information or data is derived. In that regard, when Vesicor refers to one or more sources of this type of data or information in any paragraph, you should assume that other data or information of this type appearing in the same paragraph is derived from the same sources, unless otherwise expressly stated or the context otherwise requires.

All of the market data used in this proxy statement/prospectus involve a number of assumptions and limitations, and the sources of such data cannot guarantee the accuracy or completeness of such information. While Vesicor is not aware of any misstatements regarding the third-party information and Vesicor believes that each of any referenced studies and publications are reliable as of the date of this proxy statement/prospectus, the industry in which Vesicor operates is subject to a high degree of uncertainty and risk due to a variety of important factors, including those described in the sections in this proxy statement/prospectus titled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Information about Vesicor” and “Cautionary Note Regarding Forward-Looking Statements,” and the estimates and market and industry information provided in this proxy statement/prospectus are subject to change based on various factors, including those described in the sections of this proxy statement/prospectus entitled “Risk Factors”, “Information about Vesicor” and “Cautionary Note Regarding Forward-Looking Statements” in this proxy statement/prospectus. These and other factors could cause results and information to differ materially from those expressed in the estimates or statements made by third parties and by Vesicor.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements included in this proxy statement/prospectus that are not historical facts are forward-looking statements. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “hope,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook” and similar expressions that predict or indicate future events or trends or that are not statements of only historical matters. These forward-looking statements include, but are not limited to, statements regarding estimates and forecasts of financial and performance metrics and projections of market opportunity; expectations and timing related to the success, cost and timing of product development activities, including timing of initiation, completion and data readouts for clinical trials and the potential approval of Vesicor’s sole product candidate; regulatory review matters and process; the size and growth potential of the markets for Vesicor’s product candidate; the perceived medical effectiveness and benefits of the product candidate; market need and acceptance of Vesicor product candidate approved by regulators, if any, for use by the public; the therapeutic and curative potential of Vesicor’s product candidate; financing and other business needs and milestones; and expectations relating to the Business Combination, including the proceeds available for working capital after the Business Combination and Vesicor’s expected ongoing cash requirements. These statements are based on various assumptions, whether or not identified in this proxy statement/prospectus, and on the current expectations of Vesicor’s and Black Hawk’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as and must not be relied on by an investor as a guarantee, an assurance, a prediction, or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and may differ from assumptions. Many actual events and circumstances are beyond the control of, or ability to predict by, Vesicor and Black Hawk. These forward-looking statements are subject to a number of risks and uncertainties, including changes in domestic and foreign business, market, financial, political, and legal conditions; changes in laws, regulations or regulator policies applicable to Vesicor’s proposed product candidate; the inability of the parties to successfully or timely enter into definitive agreements with respect to the Business Combination and PPM Investment, if any, or to consummate the Business Combination, (such as any SEC statements or enforcement or other actions relating to SPACs) that could adversely affect the Combined Company or the expected benefits of the Business Combination, or the risk that the approval of the shareholders of Black Hawk is not obtained; the risk that any regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions and the risk of inability to obtain any agreements or funding required for regulatory approval or completion of the regulatory process; failure to realize the anticipated benefits of the Business Combination; risks relating to the uncertainty of the projected financial information with respect to Vesicor and PubCo; risks related to the approval of Vesicor’s technology or product candidate and the timing of expected achievement of regulatory and business milestones; ability to negotiate definitive contractual arrangements with potential customers, any Vesicor’s partners or collaborators or any producers of Vesicor proposed product candidate, if the product candidate is approved by regulators for public use; the impact of competitive product candidates or changes in technologies for the product candidate’s uses on Vesicor’s future business or business plans; ability to obtain sufficient supply of materials and to obtain or retain required personnel or expertise for the product candidate; global economic and political conditions (including trade disputes and tariffs); the amount of redemption requests made by Public Shareholders; and those factors discussed in documents Black Hawk has or will file with the SEC. Additional risks related to Vesicor’s business include, but are not limited to: uncertainty regarding outcomes of any of Vesicor’s clinical trials, particularly as they relate to regulatory review and potential approval for its product candidate; risks associated with Vesicor’s efforts to commercialize the product candidate; Vesicor’s ability to negotiate and enter into definitive agreements on favorable terms, if at all, that are necessary to Vesicor completing regulatory review and obtaining regulatory approval of its one product candidate and, if so approved, the commercialization of that product; the impact of competing product candidates on Vesicor’s business; intellectual property-related claims and potential infringement claims and litigation; Vesicor’s ability to attract and retain qualified personnel; and Vesicor’s ability to source the raw materials or technologies needed or necessary for its product candidate.

Further, Vesicor has not commenced preclinical and IND-enabling studies, or filed an IND, or received, and may not receive, regulatory approval for clinical trials for the ecm-RV/p53. Vesicor has also not obtained regulatory approval for ecm-RV/p53 product candidate or any other product candidate for commercial use in the U.S. or elsewhere. The requisite regulatory approvals for ecm-RV/p53 as well as for any other product candidate are within the sole discretionary authority of the FDA. Vesicor cannot be certain of obtaining requisite regulatory approvals for ecm-RV/p53 on a timely matter, or at all. Since ecm-RZV/p53 is the sole product candidate of Vesicor, and Vesicor has no other product candidate in development, the failure to obtain requisite regulatory approvals in the U.S. would be significantly, materially adverse to Vesicor and its business and financial prospects. Vesicor is not pursuing and does not intend to pursue as of the date of this proxy statement/prospectus, regulatory approval for commercial use of ecm-RV/p53 in any other nation.

A further risk factor is uncertainty about the health and drug regulatory policies of the Trump Administration, which health and drug regulatory policies are uncertain or in flux as of the date of this proxy statement/prospectus and may significantly vary from traditional U.S. heath and drug regulatory policies.

If any of these risks materialize or Black Hawk or Vesicor assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that neither Black Hawk or Vesicor presently know or that Black Hawk or Vesicor currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect Black Hawk’s or Vesicor’s expectations, plans, or forecasts of future events and views as of the date of this proxy statement/prospectus and are qualified in their entirety by reference to the cautionary statements herein. Black Hawk or Vesicor anticipate that subsequent events and developments may cause Black Hawk’s or Vesicor’s assessments to change. These forward-looking statements should not be relied upon as representing Black Hawk’s or Vesicor’s assessments and assumptions as of any date subsequent to the date of this proxy statement/prospectus. Accordingly, undue reliance should not be placed upon the forward-looking statements. You should not assume that Black Hawk’s or Vesicor’s silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. Neither Black Hawk or Vesicor, nor any of their respective affiliates undertake any obligation to update these forward-looking statements, except as required by law.

The contents of any URL address referenced in this proxy statement/prospectus are not included in or incorporated into this proxy statement/prospectus and should not be considered in the review of this proxy statement/prospectus.

QUESTIONS AND ANSWERS

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the Extraordinary General Meeting, including the Business Combination Proposal. The following questions and answers do not include all the information that is important to Black Hawk’s shareholders. Black Hawk’s shareholders are urged to read carefully this entire proxy statement/prospectus, including the annexes and other documents referred to herein.

Q: Why am I receiving this proxy statement/prospectus?

A: You are receiving this proxy statement/prospectus in connection with the Extraordinary General Meeting. Black Hawk is holding the Extraordinary General Meeting to consider and vote upon the proposals described below. Your vote is important. You are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

Proposal 1 - The Business Combination Proposal - To approve, by ordinary resolution, the Business Combination Agreement dated as of April 26, 2025 attached to the accompanying proxy statement/prospectus as Annex A (as it may be further amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”), by and among Black Hawk, Vesicor Therapeutics, Inc., a California corporation (“Vesicor”), BH Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Black Hawk (“Merger Sub”) pursuant to which, at the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”) and at least one day following the Domestication (as defined below), Merger Sub will merge with and into Vesicor, as a result of which Vesicor will be the surviving company and a wholly-owned subsidiary of Black Hawk. We refer to this proposal as the “Business Combination Proposal.”

Proposal 2 - The Domestication Proposal - To approve, by special resolution, a change in the corporate domicile of Black Hawk, which will be accomplished by way of deregistering Black Hawk as an exempted company registered under the laws of the Cayman Islands and registering Black Hawk by way of continuation and domestication as a corporation under the laws of the State of Delaware (the “Domestication”). The Domestication will be effected at least one day prior to the Closing by Black Hawk filing a certificate of corporate domestication and the proposed new certificate of incorporation of PubCo, as the post-Business Combination company (the “Proposed Certificate of Incorporation”) with the Secretary of State of the State of Delaware and filing an application to deregister with the Registrar of Companies of the Cayman Islands. Upon the effectiveness of the Domestication, Black Hawk will continue as a Delaware corporation and under the corporate name “Vesicor Therapeutics Holdings, Inc” (“PubCo”). All outstanding securities of Black Hawk will convert into outstanding securities of PubCo as described in more detail in the accompanying proxy statement/prospectus. We refer to this proposal as the “Domestication Proposal.”

Proposal 3 - The Organizational Documents Proposal - To approve by special resolution and adopt with effect from the Domestication the Proposed Certificate of Incorporation and the proposed Bylaws of PubCo, as the post-Business Combination company (the “Proposed Bylaws” and, together with the Proposed Certificate of Incorporation, the “Organizational Documents”) in connection with the Domestication. The form of each of the Proposed Certificate of Incorporation and the Proposed Bylaws is attached to the accompanying proxy statement/prospectus as Annex B and Annex C, respectively.

●	The Organizational Documents will adopt: (i) Delaware as the exclusive forum for certain litigation; and (ii) the federal district courts of the United States as the exclusive forum for resolving actions arising under the Securities Act.

●	The Organizational Documents will permit the removal of a director only for cause and only by the affirmative vote of the holders of 2/3 of the total voting power of all the then outstanding shares of capital stock entitled to vote in the election of directors, voting as a single class, subject to applicable law and the rights of holders of preferred stock.

●	Subject to the rights of holders of Preferred Stock, the Organizational Documents will require that any action taken by stockholders must be effected at an annual or special meeting and prohibit stockholder action by written consent in lieu of a meeting.

●	Under the Organizational Documents there will be a dual class common stock structure which will include preferred stock of PubCo. The “Current Charter” authorizes the issuance of up to (i) 450,000,000 Class A Ordinary Shares of par value USD0.0001 each and (ii) 50,000,000 Class B Ordinary Shares of par value USD0.0001 each, whereas the Organizational Documents will authorize 500,000,000 shares of common stock, of which (i) 450,000,000 shares shall be designated as Class A common stock, par value $0.0001 per share and (ii) 50,000,000 shares shall be designated as Class B common stock, par value $0.0001 per share; preferred stock may be issued from time to time, in one or more series, each series to be appropriately designated by a distinguishing letter or title, prior to the issue of any shares thereof. Holders of the Class B common stock will be entitled to ten (10) votes per share and holders of Class A common stock shall be entitled to one vote per share on all matters properly submitted to the PubCo’s stockholders entitled to vote thereon.

Proposal 4 - The Director Proposal - To approve, by ordinary resolution, the election of directors to serve on the PubCo board of directors until their respective successors are duly elected and qualified. We refer to this proposal as the “Director Election Proposal”.

Proposal 5 - The Nasdaq Proposal - To approve, by ordinary resolution, for purposes of complying with applicable listing rules of Nasdaq, the issuance of shares of common stock of PubCo in connection with the Business Combination. We refer to this proposal as the “Nasdaq Proposal.”

Proposal 6 - The Incentive Plan Proposal - To approve, by ordinary resolution, the Vesicor Therapeutics Holdings, Inc. 2026 Equity Incentive Plan (the “2026 EIP”). A form of the 2026 EIP is attached to the accompanying proxy statement/prospectus as Annex E. We refer to this proposal as the “Incentive Plan Proposal.”

Proposal 7 - The NTA Proposal - To approve, by special resolution, an amendment to the Current Charter in the form set forth in Annex F to the accompanying proxy statement/prospectus, to remove the requirement that Black Hawk maintain net tangible assets of at least $5,000,001 upon the consummation of a business combination. Black Hawk’s Current Charter requires that, upon consummation of an initial business combination, Black Hawk (or, following the Business Combination, PubCo) have net tangible assets of at least $5,000,001 (the “NTA Requirement”). The NTA Requirement was originally included in the Current Charter to ensure that Black Hawk would not be subject to Rule 419 under the Securities Act, which applies to blank check companies that are required to register securities under the Securities Act and that are deemed to be issuing “penny stock,” as defined under Rule 3a51-1 of the Exchange Act, unless such companies have net tangible assets in excess of $5,000,000.

Black Hawk now proposes to amend the Current Charter to remove the NTA Requirement in its entirety. Black Hawk’s intention in removing the NTA Requirement is to provide Black Hawk and PubCo with greater flexibility to consummate the Business Combination regardless of the amount of net tangible assets held by Black Hawk or PubCo following the Closing, including in light of the significant redemptions of Public Shares that have already occurred and the possibility of further redemptions in connection with the Business Combination. Black Hawk believes that removing the NTA Requirement removes a closing condition that could otherwise prevent the parties from consummating the Business Combination even if the parties and their respective boards of directors believe the Business Combination to be advisable and in the best interests of their respective shareholders and stockholders. We refer to this proposal as the “The NTA Proposal.”

Proposal 8 - The Adjournment Proposal - To approve, by ordinary resolution, that the adjournment of the Extraordinary General Meeting to a later date or dates, if necessary or desirable, at the determination of the Black Hawk Board, to permit further time to consummate the Domestication and the Business Combination. We refer to this proposal as the “Adjournment Proposal.”

Approval of the Business Combination Proposal, the Domestication Proposal, the Nasdaq Proposal, the Organizational Documents Proposal, the Incentive Plan Proposal and the NTA Proposal are conditions to the closing of the Business Combination. The Business Combination will be consummated only if the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Nasdaq Proposal, the NTA Proposal and the Incentive Plan Proposal are approved at the Extraordinary General Meeting. Each of the required Proposals is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other Proposal set forth in the accompanying proxy statement/prospectus.

The approval of each of the Domestication Proposal, the Organizational Documents Proposal and the NTA Proposal requires a special resolution under the Companies Act and the Memorandum and Articles of Association, being the affirmative vote of at least two-thirds of the votes cast by the holders of the issued shares, voting together as a single class, who are present in person, virtually or represented by proxy and entitled to vote on the Domestication Proposal and the Organizational Documents Proposal, respectively, at the Extraordinary General Meeting.

The approval of each of the Business Combination Proposal, the Incentive Plan Proposal, the Nasdaq Proposal, the Director Election Proposal and the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued capital stock, who are present in person, virtually or represented by proxy and entitled to vote on the respective proposal at the Extraordinary General Meeting.

Q: What interests do Black Hawk’s Insiders, Sponsor’s affiliates, any promoters and advisors, and Vesicor and its executive officers, directors and shareholders, have in the Business Combination?

A: In considering the recommendation of the Black Hawk Board to vote in favor of the Business Combination, Public Shareholders should be aware that Black Hawk’s Insiders, Sponsor’s affiliates, any promoters and advisors have interests in the Business Combination that are different from, or in addition to, those of Black Hawk’s other shareholders generally. Black Hawk’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to Black Hawk’s shareholders that they approve the Business Combination. Public Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

●	On October 16, 2023, Black Hawk and the Sponsor entered into a Securities Subscription Agreement, pursuant to which the Sponsor purchased 17,250,000 shares of common stock, $0.0001 per share, for an aggregate purchase price of $25,000, or approximately $0.0145 per ordinary share. On November 13, 2023, Black Hawk and the Sponsor entered into the First Amendment to the Subscription Agreement, pursuant to which the 17,250,000 shares of common stock were converted to 1,725,000 Class B Ordinary Shares. On March 20, 2024, Black Hawk and the Sponsor entered into the Second Amendment to the Subscription Agreement, pursuant to which the purchased amount of shares was adjusted to 1,983,750 Class B Ordinary Shares, $0.0126 (up to 258,750 Class B Ordinary Shares of which are subject to forfeiture depending on the extent to which the underwriters’ over-allotment option is not exercised in full or in part). On March 29, 2024, Black Hawk cancelled 258,750 Class B Ordinary Shares as the underwriter did not exercise their over-allotment. Lastly, on or around April 4, 2024, in accordance with the then-effective memorandum and articles of association, Black Hawk exercised its right to convert its 1,725,000 Class B Ordinary Shares to 1,725,000 Class A Ordinary Shares. The fact that the Sponsor originally purchased 17,250,000 Founder Shares from Black Hawk for an aggregate price of $25,000, which will have a significantly higher value at the time of the Business Combination, if it is consummated, and, based on the closing trading price of the Class A Ordinary Shares on July 15, 2026, which was $11.96, would have an aggregate value of approximately $20.6 million as of the same date. If Black Hawk does not consummate the Business Combination or another initial business combination by December 22, 2026 (unless such date is further extended by Black Hawk Shareholders), and Black Hawk is therefore required to be liquidated, these shares would be worthless, as Founder Shares are not entitled to participate in any redemption or liquidation of the Trust Account. Based on the difference in the effective purchase price of $0.001 per share that the Sponsor paid for the Founder Shares, as compared to the purchase price of $10.00 per Black Hawk sold in the IPO, the Sponsor may earn a positive rate of return even if the stock price of PubCo after the Closing falls below the price initially paid for the Private Placement Units in the IPO and the Public Shareholders experience a negative rate of return following the Closing of the Business Combination;

●	the fact that Black Hawk consummated the sale of 235,500 Private Placement Units at a price of $10.00 per Private Unit in a private placement to the Sponsor, generating total gross proceeds of $2,355,000;

●	the fact that if Black Hawk does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Units and all underlying securities will expire worthless;

(1)	Vesicor directors would receive the following estimated number of shares of PubCo Common Stock upon consummation of the Business Combination in exchange for their shares of Vesicor Common Stock.

●	the fact that the Sponsor and the other Initial Shareholders have agreed to waive their liquidation rights with respect to the Founder Shares, and Private Shares if the Company fails to complete a Business Combination within the Combination Period

●	the fact that beginning on June 22, 2025 until December 22, 2026, Black Hawk may elect to extend the date by which Black Hawk has to consummate a business combination month-by-month each time for a total of up to eighteen times by depositing $150,000 for each such one-month extension into the Black Hawk’s Trust Account. As of date of this proxy statement/prospectus, the Sponsor has made Extension Payment in an aggregate amount of $1,950,000;

●	the fact that Black Hawk’s Sponsor, officers and directors have entered into a letter agreement with Black Hawk, pursuant to which they have agreed to waive their (1) redemption rights with respect to their Founder Shares and any Public Shares they may hold and the private shares underlying the Private Placement Units in connection with the completion of our initial business combination; and (2) rights to liquidating distributions from the Trust Account with respect to their Founder Shares and Private Shares if we fail to complete our initial business combination within the Combination Period, as extended. Following the approval of the Extension Proposal on July 8, 2025, Black Hawk may extend the deadline to consummate an initial business combination in one-month increments, up to 18 additional times, by depositing $150,000 for each such one-month extension into the Trust Account, allowing Black Hawk to extend the period to consummate a business combination through December 22, 2026;

●	the fact that unless Black Hawk consummates an initial business combination, its directors, officers and Sponsor and its affiliates, and any promoters will lose their entire investment in Black Hawk and will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds not deposited in the trust account in connection with the Business Combination (to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account). As of the date of this prospectus, no directors, officers, Sponsor, its affiliates, or any promoters of Black Hawk have incurred any expenses for which they expect to be reimbursed at the Closing;

●	at the option of the Sponsor, the $1,300,000 principal balances under the convertible notes may be converted into Black Hawk Ordinary Shares in connection with the Business Combination, upon notice of a de-SPAC transaction, with the number of shares determined by dividing the principal amount by $1.00 per share;

●

the fact that certain Black Hawk affiliates and promoters may have financial incentives to complete the Business Combination that are different from, or in conflict with, the interests of unaffiliated security holders; For example, the Sponsor, officers, and directors of Black Hawk may suffer significant losses on their initial investments if a business combination is not consummated, which could create an incentive to approve a transaction on terms less favorable to unaffiliated security holders;

●	the fact that members of management or affiliates of either Black Hawk or the Vesicor may hold financial or business relationships with each other that could give rise to potential conflicts of interest in negotiating and recommending the Business Combination;

In addition to the interests of Black Hawk’s Insiders in the Business Combination, Black Hawk Shareholders should be aware that the following have financial interests that may be different from, or in addition to, the interests of Black Hawk Shareholders: (i) the IPO Underwriters; and (ii) EntrepreneurShares LLC, in its capacity as Black Hawk’s fairness opinion provider in connection with the potential Business Combination with a special purpose acquisition company pursuant to its engagement letter with Black Hawk, including that:

●	the fact that, pursuant to the underwriting agreement (the “Underwriting Agreement”) entered into by D. Boral Capital LLC (formally known as EF Hutton LLC) and Black Hawk in connection with the IPO, upon closing of a Business Combination, the IPO Underwriters will be entitled to a deferred fee of 3.5% of the gross proceeds of the IPO, or $2,415,000. The deferred fee will become payable to the IPO Underwriters from the amounts held in the Trust Account solely in the event that we complete a Business Combination, subject to the terms of the Underwriting Agreement; and

●	Pursuant to the engagement letter with EntrepreneurShares LLC, it will receive a fixed fee of $75,000 to furnish a fairness opinion.

Interests of Vesicor and its executive officers and directors. In term of the various interests of Vesicor and its executive officers, directors and shareholders in the Business Combination and how they may differ from or be in addition to the interests of the Unaffiliated Public Shareholders, Public Shareholders should consider the following.

Name	Estimated number of shares of PubCo Common Stock owned after consummation of Business Combination*	Estimated Percentage of issued and outstanding shares of PubCo Common Stock after consummation of Business Combination*
Luo Feng, CSO and Director	750,455	7.32%
Michael Tolentino, CEO	282,988	2.76%
Oded Levy, Director	392,343	3.83%
Frederick Woodruff Field, Director	166,678	1.63%
Warren Hosseinion, Director	1,362,668	13.29%
Warren Hosseinion Jr., COO	315,981	3.08%
Mitchell Creem, CFO	138,242	1.35%
Totals	3,409,355	33.26%

*	Based upon a maximum redemption scenario.

The shares of PubCo Common Stock, if unrestricted and freely tradable, issued to these Vesicor directors would have had an aggregate market value of $41,969,912 based upon the closing price of $11.96 per public share on the Nasdaq on July 15, 2026, the most recent practicable date prior to the date of this proxy statement/prospectus. The consummation of the Business Combination would provide these Vesicor directors with not only an immediate financial benefit in the shares of PubCo Common Stock but also would provide them with shares of a publicly traded stock with a potential appreciation and liquidity lacking in their ownership of shares of Vesicor Common Stock.

Executive officers of Vesicor company will receive continued employment, equity rollover, or other compensation arrangements as part of the Business Combination, which may influence their support for the transaction regardless of whether it is in the best interests of the Unaffiliated Public Shareholders. Vesicor directors will serve as directors of the Combined Company and may receive cash and incentive compensation as directors of the Combined Company under the 2026 EIP. The anticipated working capital funding resulting from the consummation of the Business Combination would, subject to the level of redemption of shares by Black Hawk Shareholders, and the PPM Investment, subject to consummation of the PPM Investment by the Closing, not only provide funding for Vesicor to commence and conduct preclinical and investigational new drug application(“IND”)-enabling studies of Vesicor’s ecm-RV/p53 product candidate, which preclinical and IND-enabling studies have not commenced as of the date of this proxy statement/prospectus, but Vesicor anticipates that the funding from the consummation of the Business Combination and PPM Investment may also enable Vesicor to pay a $200,000 cash performance incentive award to Luo Feng, Vesicor’s Chief Scientific Officer and a director, and $300,000 cash performance incentive award to Warren Hosseinion Jr., Vesicor’s Chief Operating Officer. Further, Luo Feng is slated to serve as Chief Scientific Officer of PubCo upon consummation of the Business Combination and would receive a proposed annual salary of $120,000 as PubCo Chief Scientific Officer. Mitchell Creem, the Vesicor Chief Financial Officer, is also slated to serve as Chief Financial Officer of PubCo and would receive a proposed annual salary of $48,000. The directors and executive officers of Vesicor, whether as directors or executive officers of Vesicor or PubCo, may also be eligible for participation in any PubCo stock-based incentive compensation plan and may be eligible for severance and insurance benefits not provided by Vesicor. As of the date of this proxy statement/prospectus, Luo Feng receives $6,000 a month for services to Vesicor and no other base salary is being paid to Vesicor’s other officers and directors for services.

Upon the Closing, the PubCo Board intends to ratify the awards of, and to award an aggregate of $500,000 in performance incentive payments to individual as follows: $200,000 to Luo Feng and $300,000 to Warren Hosseinion Jr., which awards have been approved following the consummation of the Business Combination. These cash performance incentives were recommended by Vesicor management to Black Hawk and, after discussion and review as part of negotiation of the general terms and conditions of the Business Combination, were approved by Black Hawk management. PubCo’s board of directors intends to ratify and award these cash performance awards upon consummation of the Business Combination. Luo Feng, Oded Levy, Qi Ouyang, Frederick Woodruff Field and Warren Hosseinion are proposed director nominees to be elected at the Extraordinary Meeting for PubCo Board.

The personal and financial interests of the Vesicor Board of Directors and executive officers, who are also shareholders of Vesicor, may have influenced their motivation in identifying Black Hawk as a prospective business combination candidate and approving the Business Combination. In considering the recommendations of the Black Hawk Board to vote for the Proposals, Black Hawk Shareholders should consider these interests of Vesicor and its senior management.

Further, Vesicor’s executive officers and directors and Vesicor’s Shareholders’ primary motivations in pursuing and consummating the Business Combination are (1) to obtain working capital to fund Vesicor’s efforts to obtain regulatory approval of the ecm-RV/p53 product candidate in the U.S. and, upon such approval, which may not be timely granted or not granted at all, pursue commercialization of the ecm-RV/p53 product candidate in the U.S.; and (2) to receive publicly traded stock as a result of the consummation of the Business Combination, which publicly traded stock would have the potential appreciation and liquidity as an investment lacking in shares of Vesicor Common Stock, which securities are not publicly traded or readily liquidated. The perceived primary motivation of Black Hawk and Black Hawk Shareholders for consummating a business combination is to acquire a private company with the potential to achieve business and financial results that cause sustained or significant appreciation in the publicly traded capital stock of PubCo and improved liquidity for that publicly traded stock. Vesicor is an early development stage biopharmaceutical company without any significant or sustained operating revenues and with its sole candidate for commercialization and potential revenue generation still potentially two or more years from potential regulatory approval and, assuming requisite regulatory approval, commencement of efforts to successfully commercialization the product candidate. Neither the commencement of the regulatory review process or any commercialization efforts, which require regulatory approval, have occurred as of the date of this proxy statement/prospectus. Vesicor is not certain that its ecm-RV/p53 will receive FDA approval for clinical trials or receive all requisite regulatory approvals in a timely manner or at all. Regulatory approval is within the sole discretionary authority of the FDA. Whether Vesicor can provide the business and financial performance to achieve sustained or significant appreciation in PubCo Common Stock or improve the liquidity of those securities is uncertain as of the date of this proxy statement/prospectus and potentially unknown for two or more years thereafter, if at all. Vesicor is, despite being incorporated in 2008, still an early development stage biopharmaceutical company with no sustained, reliable or significant revenues and with no product or service being commercially eligible for exploitation or being exploited as of the date of this proxy statement/prospectus. No assurances can be given that Vesicor will ever have a viable product or service in commercial use. In considering the Proposals, Black Hawk Shareholders should consider these differing motivations and objectives of Black Hawk and Vesicor and the extent that the Business Combination serves Black Hawk Shareholders’ interests and objectives.

Vesicor is also deemed to have a financial interest in the closing of the Business Combination because Vesicor is obligated under the Business Combination Agreement to pay one half (1/2) of the $150,000 monthly Extension Payments due under the Business Combination Agreement. Neither Vesicor nor Black Hawk would recoup any portion of the paid Extension Payments or any other paid transaction expenses if the Business Combination does not close without any default or breach of the Business Combination Agreement. Further, if the Business Combination does not close due to a default or breach of the Business Combination Agreement, then a break-up fee of $1 million in cash or stock would be owed by the breaching party to the non-breaching party.

Please also see the following sections in the proxy statement/prospectus entitled: “Certain Relationships and Related Person Transactions on page 336;” and “Beneficial Ownership of Securities” for more information on the interests and relationships of Black Hawk’s Insiders, advisors and the Black Hawk’s directors and officers, and Vesicor’s executive officers and directors, in the Business Combination; and also the following sections in this proxy statement/prospectus further addressing interests of Vesicor’s executive officers and directors in the Business Combination: “Questions and Answers — Question: What interests do Black Hawk’s Insiders, Sponsor’s affiliates, any promoters and advisors, and Vesicor and its executive officers, directors and shareholders, have in the Business Combination? — “Interests of Vesicor and its executive officers and directors” on page 15; “Risk Factors — Risks Related to Domestication and the Business Combination — The interests of Vesicor may not always align with those of PubCo or the Public Shareholders and this could lead to actions that may not be in the best interests of PubCo or the Public Shareholders, which misalignment may create conflicts of interest for key personnel serving in executive officer positions or as directors of both companies” on page 98; “Detrimental Effects on Unaffiliated Public Shareholders after the Closing as PubCo Shareholder” on page 182; “Outside Interests of Vesicor’s Executive Officers and Directors and Potential Impact on Combined Company” on page 319; “Executive Compensation — Vesicor Management Compensation” on page 329; and “Beneficial Ownership of Securities” on page 341.

Q: Why is Black Hawk proposing the Domestication?

A: The Black Hawk Board believes that there are significant advantages to Black Hawk that will arise as a result of a change of Black Hawk’s domicile to the State of Delaware. It would be in the best interests of Black Hawk and its shareholders to effect the Domestication to enable Black Hawk to avoid certain taxes that would be imposed if it were to conduct an operating business in the United States as a foreign corporation following the Business Combination. In addition, the Black Hawk Board believes Delaware provides a recognized body of corporate law that will facilitate corporate governance by its officers and directors. Delaware maintains a favorable legal and regulatory environment in which to operate. For many years, Delaware has followed a policy of encouraging companies to incorporate there and, in furtherance of that policy, has adopted comprehensive, modern and flexible corporate laws that are regularly updated and revised to meet changing business needs. As a result, many corporations have initially chosen Delaware as their domicile or have subsequently reincorporated in Delaware in a manner similar to the procedures Black Hawk is proposing. Due to Delaware’s longstanding policy of encouraging incorporation in that state and consequently its popularity as the state of incorporation, the Delaware courts have developed a considerable expertise in dealing with corporate issues and a substantial body of case law has developed construing the DGCL and establishing public policies with respect to Delaware corporations. It is anticipated that the DGCL will continue to be interpreted and explained in a number of significant court decisions that may provide greater predictability with respect to Black Hawk’s corporate legal affairs following the Business Combination.

The Domestication will not occur unless the Black Hawk Shareholders have approved the Domestication Proposal and the Business Combination Proposal and the Business Combination Agreement is in full force and effect prior to the Domestication.

Q: Are the Proposals conditioned on one another?

A: Each of the Business Combination Proposal, the Domestication Proposal, the Nasdaq Proposal, the Organizational Documents Proposal, the Incentive Plan Proposal and the NTA Proposal is interdependent upon the others and each must be approved in order for Black Hawk to complete the Business Combination contemplated by the Business Combination Agreement. The Adjournment Proposal is not conditioned upon the approval of any other Proposal.

Q: What is involved with the Domestication?

A: To effect the Domestication, Black Hawk will file an application to deregister with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file with the Secretary of State of the State of Delaware a certificate of corporate domestication, together with the necessary accompanying documents, and make all filings required to be made with the Cayman Islands Registrar of Companies and the Secretary of State of the State of Delaware to effect the Domestication. If approved, the Domestication will occur at least one business day prior to the Closing Date. Your rights as a shareholder will cease to be governed by the laws of the Cayman Islands and will be governed by Delaware law.

Q: How will the Domestication affect my Black Hawk securities?

A: Pursuant to the Domestication and without further action on the part of Black Hawk’s shareholders: (i) each outstanding Black Hawk Class A Ordinary Share and Black Hawk Class B Ordinary Share immediately prior to the Domestication Effective Time shall convert automatically, on a one-for-one basis, into one share of PubCo Common Stock; (ii) each issued and outstanding Private Placement Unit shall be separated automatically into each’s individual components of one share of Black Hawk Ordinary Shares and one-fifth (1/5) of one Black Hawk Right, and all Private Placement Units shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist and each individually separated component shall be converted into the PubCo’s Class A Common Stock, and/or one-fifth (1/5) of PubCo Right, as the case may be; (iii) each issued and outstanding Black Hawk Right immediately prior to the Domestication Effective Time shall be converted automatically into one PubCo Right.

Q: What changes are being made to Black Hawk’s Current Charter in connection with the Domestication?

A: Black Hawk Shareholders are being asked to consider and vote upon a proposal to approve the replacement of the Current Charter under the Cayman Islands Companies Act with the Proposed Certificate of Incorporation and Proposed Bylaws under the DGCL, which will be materially modified from the Current Charter in the following respects:

●	change the name of Black Hawk to “Vesicor Therapeutics, Inc.” delete the provisions relating to Black Hawk’s status as a blank check company and retain the default of perpetual existence;

●	change the authorized shares of all classes of capital stock to […] shares, each with a par value of $0.0001 per share, consisting of (i) [ ] shares of Common Stock and (ii) [ ] shares of preferred stock.

●	adopt Delaware as the exclusive forum for certain stockholder litigation that could be brought in the future against PubCo and its directors;

●	holders of the Class B Common Stocks will have ten (10) votes per share and holders of Class A Common Stocks will have one vote per share on all matters properly submitted to the PubCo’s stockholders entitled to vote thereon;

●	change the provisions to provide that directors may be removed from office (i) only for cause and (ii) only by the affirmative vote of the holders not less than two-thirds (2/3) of the voting power of the outstanding shares then entitled to vote at an election of Directors.

●	adopt the Proposed Bylaws which requires the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of the outstanding shares entitled to vote on such amendment or repeal, voting together as a single class; provided, however, that if the board of directors recommends that stockholders approve such amendment or repeal, such amendment or repeal shall only require the affirmative vote of the holders of a majority of the voting power of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class;

●	holders of the PubCo Common Stock shall have the exclusive right to vote for the election of directors of the corporation and on all other matters requiring stockholder action, with each outstanding share of Common Stock entitling the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of PubCo Common Stock, as such, shall not be entitled to vote on any amendment to the Organizational Documents (including any amendment to a certificate of designation of any series of Preferred Stock) that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled to vote, either separately or together with the holders of one or more other such series, on such amendment pursuant to the Organizational Documents (including any certificate of designation of any series of Preferred Stock) or pursuant to the DGCL.

Q: What are the material U.S. federal income tax consequences of the Domestication to U.S. Holders of Ordinary Shares and Rights?

A: For a description of the material U.S. federal income tax consequences of the Domestication, see the description in the section entitled “Proposal 1: The Business Combination Proposal — Material U.S. Federal Income Tax Consequences of the Domestication and the Business Combination to Black Hawk Shareholders.”

●	A U.S. holder whose Ordinary Shares and Rights have a fair market value of less than $50,000 on the date of the Domestication and who, on the date of the Domestication, owns (actually or constructively) less than 10% of the total combined voting power of all classes of shares of SPAC entitled to vote and less than 10% of the total value of all classes of shares will not recognize any gain or loss and will not be required to include any part of a SPAC’s earnings in income pursuant to the Domestication;

●	A U.S. holder whose Ordinary Shares and Rights have a fair market value of $50,000 or more and who, on the date of the Domestication, owns (actually or constructively) less than 10% of the total combined voting power of all classes of shares entitled to vote and less than 10% of the total value of all classes of shares generally is likely to recognize gain (but not loss) on the exchange of Ordinary Shares and Rights for surviving PubCo Common Stock pursuant to the Domestication. As an alternative to recognizing gain, such U.S. Holder may file an election to include in income as a deemed dividend the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367(b) of the Code) attributable to its Ordinary Shares, provided certain other requirements are satisfied; and

●	A U.S. holder who owns (actually or constructively) 10% or more of the total combined voting power of all classes of shares entitled to vote or 10% or more of the total value of all classes of shares generally is expected to be required to include in income as a deemed dividend the “all earnings and profits amount” attributable to its Ordinary Shares and Rights.

As discussed more fully under “Material U.S. Federal Income Tax Consequences,” Black Hawk is a PFIC for U.S. federal income tax purposes for its current taxable year and may have been a PFIC in prior taxable years. A PFIC is a foreign corporation if at least 75% of its income is derived from dividends, interest or other passive income. The audited financials reveal that virtually all of Black Hawk’s income is derived from interest and dividends on the trust funds. Based on those financial statements. Black Hawk is a PFIC.

Because Black Hawk is classified as a PFIC, notwithstanding the U.S. federal income tax consequences of the Domestication discussed above, a U.S. holder is expected to recognize gain (but not loss) on the exchange of Ordinary Shares and Rights for surviving PubCo Common Stock pursuant to the Domestication. Any such gain would be taxable income with no corresponding receipt of cash in the Domestication. The tax on any such gain would be imposed at the rate applicable to ordinary income, and an interest charge would apply, based on a complex set of rules further discussed below.

If the Domestication does not qualify as a reorganization for U.S. federal income tax purposes, a U.S. Holder that exchanges its Ordinary Shares and Rights for surviving PubCo Common Stock generally is expected to recognize gain or loss equal to the difference between (i) the sum of the fair market value of the surviving PubCo Common Stock received and (ii) the U.S. Holder’s adjusted tax basis in the Ordinary Shares and Rights exchanged.

The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisors regarding the tax consequences to them of the Domestication, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication.

Q: What are the material U.S. federal income tax consequences to holders of Ordinary Shares and Rights that exercise their redemption rights?

A: The U.S. federal income tax consequences of exercising your redemption rights depend on your particular facts and circumstances. See the section entitled “Material U.S. Federal Income Tax Consequences.” All holders of Ordinary Shares and Rights considering exercising their redemption rights are urged to consult their tax advisors on the tax consequences to them of an exercise of redemption rights, including the applicability and effect of U.S. federal, state and local non-U.S. income and other tax laws.

Q: Why is Black Hawk proposing the Business Combination?

A: Black Hawk was incorporated to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Since Black Hawk’s incorporation, the Black Hawk Board has sought to identify suitable candidates in order to effect such a transaction. In its review of Vesicor, the Black Hawk Board considered a variety of factors in connection with its evaluation of the Business Combination. In light of the number and complexity of those factors, the Black Hawk Board, as a whole, did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. Additionally, individual directors may have given different weight to different factors. The Black Hawk Board viewed its decision as being a business judgment that was based on all of the information available and the factors presented to and considered by it. However, there can be no assurance that the anticipated benefits of the Business Combination will be achieved. Black Hawk Shareholder Approval of the Business Combination is required by the Business Combination Agreement and the Current Charter.

Q: What will happen in the Business Combination?

A: Black Hawk will de-register in the Cayman Islands and transfer by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation, and following the Domestication, Merger Sub will be merged with and into Vesicor, as a result of which Vesicor will be the surviving company and a wholly-owned subsidiary of PubCo. Upon the closing of the Business Combination, Black Hawk, as the public company, will change its name and Black Hawk plans to remain Nasdaq-listed under a new ticker symbol.

In connection with the Extension Proposal approved at the Extraordinary General Meeting held on July 8, 2025, holders of 4,775,923 public ordinary shares exercised their redemption rights, representing approximately 69.2% of the then-outstanding public shares. Following these redemptions, 2,124,077 public ordinary shares remain outstanding. Approximately $22.7 million remains on deposit in the Trust Account after giving effect to the redemptions (before payment of taxes and deferred underwriting commissions).

Q: What happened at the July 8, 2025 Extension Meeting, and how did it affect the Trust Account and remaining shares?

A: At the Extraordinary General Meeting held on July 8, 2025 to approve the Extension Proposal, holders of 4,775,923 public ordinary shares exercised their redemption rights, representing approximately 69.2% of the public shares outstanding at that time. After the redemptions, 2,124,077 public ordinary shares remain outstanding. In connection with these redemptions, approximately $22.7 million remains in the Trust Account available to fund the Business Combination (before payment of taxes and deferred underwriting commissions).

Q: How are the monthly Extension Payments funded, and what are the key terms of the convertible notes?

A: Monthly Extension Payments of $150,000 per month are required to extend the Business Combination deadline. These payments are funded equally by Black Hawk’s Sponsor and Vesicor. Black Hawk’s portion of the payments is funded through unsecured convertible promissory notes issued to the Sponsor, dated June 13, 2025, as amended, September 30, 2025, February 12, 2026 and May 4, 2026.

The June Convertible Note has an annual interest rate of 6% and an initial principal amount of $350,000. The Sponsor may convert the unpaid principal into ordinary shares of Black Hawk upon notice of a de-SPAC transaction, with the number of shares determined by dividing the principal amount by $1.00 per share. An additional convertible note was issued on September 30, 2025. The September Convertible Note has an annual interest rate of 10% and an initial principal amount of $350,000. The Sponsor may convert the unpaid principal into ordinary shares of Black Hawk upon notice of a de-SPAC transaction, with the number of shares determined by dividing the principal amount by $1.00 per share. An additional convertible note was issued on February 12, 2026. The February Convertible Note has an annual interest rate of 10% and an initial principal amount of $300,000. An additional convertible note was issued on May 4, 2026. The May Convertible Note has an annual interest rate of 10% and an initial principal amount of $300,000. The Sponsor may convert the unpaid principal into ordinary shares of Black Hawk upon notice of a de-SPAC transaction, with the number of shares determined by dividing the principal amount by $1.00 per share.

Extension Payments are due on the 22nd of each month. In November 2025 and December 2025, the Black Hawk and Vesicor did not timely deposit the required $150,000 monthly extension payments into the Trust Account by the applicable due dates under Article 36.2 of Black Hawk’s amended and restated memorandum and articles of association (the “Current Charter”) and paragraph 1(n) of the Amended and Restated Investment Management Trust Agreement (the “Trust Agreement”). In addition, the January 2026 extension payment was not made on its original due date.

The November 2025 Extension Payment of $150,000 was due on November 22, 2025. The 45-day cure period for that payment expired on January 6, 2026. The November payment was not made until January 28, 2026, which was after the expiration of the applicable cure period.

The December 2025 Extension Payment of $150,000 was due on December 22, 2025. The 45-day cure period for that payment expired on February 5, 2026. The December payment was made on February 13, 2026, which was after the expiration of the applicable cure period.

The January 2026 Extension Payment of $150,000 was due on January 22, 2026. The 45-day cure period for the January payment expired on March 8, 2026. As the January payment was made on February 13, 2026 (together with the December payment), it was made within the applicable cure period.

The February, March, April, May, June and July Extension Payments were made on a timely basis.

Although Black Hawk and Vesicor believe that the late payments were cured in accordance with the Trust Agreement, the failure to timely make the November 2025 and December 2025 Extension Payments constituted a breach of the extension provisions of the Current Charter and Trust Agreement. If Black Hawk and Vesicor failed to make the required deposits within the applicable cure periods, such failure would have required Black Hawk to cease operations and liquidate in accordance with Article 36.2 of the Current Charter and paragraph 1(n) of the Trust Agreement.

Black Hawk did not commence liquidation proceedings and continues to pursue the Business Combination. There can be no assurance that a court would not determine that Black Hawk was required to liquidate upon the initial failure to timely fund the Extension Payments, which could adversely affect the completion of the Business Combination.

Members of Black Hawk’s Board discussed the delayed payments with management; however, no formal board meeting was convened solely to address whether liquidation proceedings should be initiated. The trustee was informed that certain Extension Payments were not current, and the trustee subsequently confirmed receipt of the late payments. Black Hawk has not had substantive discussions with the trustee regarding liquidation and has not discussed the matter with its shareholders.

In determining not to commence liquidation proceedings, Black Hawk considered the following factors:

●	all required Extension Payments were ultimately deposited into the Trust Account in full;

●	the Trust Account has not been impaired and continues to hold funds for the benefit of the public shareholders;

●	Black Hawk was actively pursuing a business combination that it believes may provide greater value to shareholders than liquidation; and

●	the Black Hawk Board believed that proceeding toward a business combination and submitting the transaction to shareholders for approval was consistent with its fiduciary duties under applicable law.

Based on the foregoing, Black Hawk determined to continue operations and pursue the proposed Business Combination rather than initiate liquidation. However, Black Hawk acknowledges that its failure to timely make the November 2025 and December 2025 extension payments within the cure period constituted a breach of the extension provisions of its governing documents, and a court could conclude that liquidation should have been initiated at that time. Accordingly, Black Hawk and its directors could be subject to claims relating to the delayed payment and the decision not to liquidate.

As of the most recent practicable date, all Extension Payments made to date have been funded by the Sponsor and Vesicor, and none of the Extension Payments have been, or may be, funded using proceeds from Black Hawk’s IPO or amounts held in the Trust Account. The Extension Payments represent capital at risk to the Sponsor and Vesicor that will not be recoverable if no business combination is completed.

Q: What is the impact of the Sponsor’s convertible notes on the equity ownership of PubCo after the Business Combination?

A: Black Hawk issued four convertible promissory notes to its Sponsor in June 2025, September 2025, February 2026 and May 2026 in an aggregate principal amount of $1,300,000. Each note is convertible, at the option of the Sponsor, into shares of Black Hawk’s Class A ordinary shares at a fixed conversion price of $1.00 per share, which represents approximately one-tenth of the initial trading price of Black Hawk’s Class A ordinary shares following its initial public offering.

If the Sponsor elects to convert the notes, up to 1,300,000 shares of Class A ordinary shares would be issued. These shares would be outstanding immediately prior to or in connection with the consummation of the Business Combination and would participate in the Combined Company on the same basis as shares held by public stockholders.

Because the conversion price is significantly below the market price of Black Hawk’s Class A ordinary shares, the shares issued upon conversion would have a significantly higher market value upon the consummation of the Business Combination than the $1.00 per share price paid by the sponsor. As a result, the sponsor would realize substantial economic value from the conversion, which would dilute the ownership and economic interest of Black Hawk’s Public Shareholders and could adversely affect the market price of the Combined Company’s shares.

This conversion feature, which each convertible note contains, increases the number of shares outstanding and could amplify dilution, particularly in scenarios where a large number of public stockholders elect to redeem their shares in connection with the Business Combination.

Q: What happens to the Extension Payments if the Company does not complete a Business Combination and liquidates?

A: If Black Hawk does not complete a Business Combination within the required time and is required to liquidate, all amounts held in the Trust Account — including any Extension Payments made by the Sponsor or its affiliates — will be used to redeem the Company’s public shares. Public Shareholders will be entitled to receive their pro rata portion of the Trust Account, which includes these Extension Payments.

The Sponsor and the Black Hawk’s officers and directors will not receive any distributions from the Trust Account with respect to their Founder Shares or private placement securities. The Extension Payments are not refundable to the Sponsor and are contributed for the benefit of public shareholders in the event of a liquidation.

Q: Why is Black Hawk proposing to remove the net tangible asset requirement, and what effect will this have on Nasdaq listing and penny stock status?

A: Black Hawk’s Current Charter requires net tangible assets of at least $5,000,001 upon consummation of an initial business combination (the “NTA Requirement”), a threshold originally included to avoid classification as a “penny stock” issuer under Rule 3a51-1 of the Exchange Act. Black Hawk is proposing to remove the NTA Requirement to provide greater flexibility to consummate the Business Combination, including in light of the significant level of redemptions that have already occurred.

Removing the NTA Requirement will have no effect on PubCo’s separate obligation to satisfy Nasdaq’s initial listing requirements, which remains a condition to closing. With respect to penny stock status, the Black Hawk Board considered that Rule 3a51-1 excludes securities listed on a national securities exchange, such as Nasdaq, that satisfy the exchange’s price and quantitative listing requirements, independent of the net tangible asset threshold. Because Black Hawk Ordinary Shares are currently listed on Nasdaq, and PubCo Common Stock is expected to be listed on Nasdaq upon Closing, the Board determined the NTA Requirement is no longer necessary for this purpose, provided Nasdaq listing is maintained. If PubCo Common Stock is not approved for, or is subsequently delisted from, Nasdaq or another national securities exchange, PubCo Common Stock could be classified as “penny stock,” subjecting transactions in PubCo Common Stock to additional broker-dealer sales practice and disclosure requirements.

Q: What is the aggregate market value of the Conversion Shares?

A: Based on the closing price of Black Hawk’s ordinary shares on Nasdaq of $11.96 per share as of the most recent practicable date, the aggregate market value of the Conversion Shares would be approximately $15,548,000, assuming the issuance of 1,300,000 Conversion Shares upon conversion of the applicable notes. This amount reflects the market value of the shares issuable upon conversion and does not represent cash proceeds to Black Hawk. The actual number of Conversion Shares issued and their ultimate value will depend on the timing of any conversion and the applicable conversion price under the notes.

Q: What form of, and how much, consideration will the Vesicor Securityholders receive in return for the acquisition of Vesicor by Black Hawk?

A: The “Aggregate Merger Consideration” to be issued to Vesicor selling securityholders in connection with the Merger will be determined by dividing (a) $70,000,000, being the Equity Value, by (b) the price (the “Redemption Price”) at which each of Black Hawk Class A Ordinary Shares may be redeemed in connection with the Business Combination. The “Consideration Ratio” is the number of shares of PubCo Common Stock to be issued in exchange for issued and outstanding Vesicor capital stock upon the Merger and is equal to the quotient obtained by dividing (x) the Aggregate Merger Consideration by (y) the Aggregate Fully Diluted Company Shares, as defined in the Business Combination Agreement.

Q: Did the Black Hawk Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A: Yes. Although the Memorandum and Articles of Association do not require the Black Hawk Board to seek a third-party valuation or fairness opinion in connection with a business combination unless the target is affiliated with the Sponsor or Black Hawk’s directors or officers, on April 26, 2025, ERShares delivered its oral opinion to the Black Hawk Board, subsequently confirmed in writing (the “Opinion”), which sets forth, among other things, the procedures followed, assumptions made, matters considered, and qualifications and limitations on the scope of review undertaken in rendering the Opinion, which is attached to this proxy statement/prospectus as Annex D and is hereby incorporated by reference. The Opinion confirmed that, as of April 26, 2025, the Transaction Consideration (defined below) to be issued or paid to the shareholders of Vesicor is fair from a financial point of view to Black Hawk and the shareholders of Black Hawk. The Opinion does not constitute a recommendation to the relevant directors and officers of Black Hawk or to any other persons in respect of the Business Combination, including as to how any holders of Black Hawk Class A Ordinary Shares should vote or act in respect of the Business Combination.

Please see the fairness opinion of EntrepreneurShares LLC attached as Annex D for additional information.

Q: What equity stake will current Public Shareholders, the Black Hawk’s Insiders and the Vesicor Shareholders hold in PubCo immediately after the completion of the Business Combination?

A: As of the date of this proxy statement/prospectus, there are 4,153,577 ordinary shares of Black Hawk outstanding (including 2,124,077 Class A Ordinary Shares subject to possible redemption and 2,029,500 Class A Ordinary Shares held by the Sponsor). The Sponsor, Black Hawk Management LLC and the Black Hawk’s officers and directors aggregate of 2,029,500 Class A Ordinary Shares, represent approximately 48.9% of the issued and outstanding voting capital of Black Hawk.

In connection with the Extension Proposal approved on July 8, 2025, holders of 4,775,923 public ordinary shares redeemed their shares, representing approximately 69.2% of the then-outstanding public shares. After giving effect to these redemptions, 2,124,077 public ordinary shares remain outstanding, and approximately $22.7 million remains in the Trust Account (before payment of taxes and deferred underwriting commissions).

At the effective time of the Merger, each share of the PubCo’s capital stock that is owned by PubCo as treasury shares immediately prior to the effective time of the Merger shall be canceled and extinguished without any conversion thereof to receive a number of shares of PubCo Common Stock equal to the Consideration Ratio (as defined below). Additionally, each outstanding unexercised warrant to purchase shares of Vesicor Common Stock (each a “Vesicor Warrant”) will be assumed by PubCo and converted into a warrant to purchase a number of shares of PubCo Common Stock, with the same terms, conditions, vesting schedules, and other provisions as were applicable to the corresponding Vesicor Warrant immediately prior to the Merger.

The Vesicor Warrants are exercisable at any time at the option of the holder. As of the date of this proxy statement/prospectus all the Vesicor Warrants remain outstanding and unexercised, however holders may decide to exercise their Warrants prior to or at closing.

The following tables illustrate the estimated ownership levels in the Combined Company immediately following the consummation of the Business Combination under different redemption and Warrant Conversion scenarios, excluding the dilutive effect of the exercise of all the outstanding Vesicor Warrants in all scenarios and the No Warrant Conversion scenario in all scenarios.

	No Redemption Scenario
	No Warrant Conversion Scenario			Warrant Conversion Scenario
	Shares		Percentage	Shares		Percentage
Vesicor initial stockholders	5,500,452	(1)	44.43%	7,000,000	(2)	50.43%
Black Hawk public stockholders, subject to redemption	2,124,077		17.16%	2,124,077		15.30%
Black Hawk sponsor stockholders(3)	2,029,500		16.39%	2,029,500		14.62%
Black Hawk sponsor Convertible note shares(4)	1,300,000		10.50%	1,300,000		9.37%
Black Hawk public and private Rights(5)	1,427,100		11.52%	1,427,100		10.28%
	12,381,129		100.00%	13,880,677		100.00%

(1)	Represents issuance of 5,500,452 shares of Parent Common Stock to existing Vesicor equity holders calculated on a fully diluted basis equal to the quotient of (a) the Aggregate Closing Merger Consideration Value ($70,000,000) divided by (b) Redemption Price ($10.00), as defined in the Business Combination Agreement at a consideration exchange ratio of 0.341303. Assumes Vesicor shares fully diluted at closing of 20,509,630 * 0.341303 = 7,000,000 distributed on a pro-rata basis among Vesicor Issued and Outstanding shares assumed to be 16,116,034 at closing.
(2)	Consists of, in the No Redemption Scenario and Warrant Conversion Scenario, (a) 5,500,452 shares of Parent Common Stock issued at Closing and (b) exercise of 1,499,548 warrants held by Vesicor Shareholders immediately prior to the effective time of the Merger.
(3)	Consists of 1,960,500 shares of Black Hawk Class A Ordinary Shares (including 1,725,000 Insider Shares and 235,500 shares included in the Private Placement Units) and 69,000 representative shares.
(4)	Represents conversion of $1,300,000 convertible notes at $1.00 per share per the June 2025 Convertible Note, as amended, the September 2025 Convertible Note, the February 2026 Convertible Note and the May 2026 Convertible Note.
(5)	Represents 1,380,000 shares underlying Public Rights and 47,100 shares underlying Private Rights as of May 31, 2026.

	Maximum Redemption Scenario
	No Warrant Conversion Scenario			Warrant Conversion Scenario
	Shares		Percentage	Shares		Percentage
Vesicor initial stockholders	6,365,452	(1)	62.06%	7,865,000	(2)	66.90%
Black Hawk public stockholders, subject to redemption	-		0.00%	-		0.00%
Black Hawk sponsor stockholders(3)	1,164,500		11.35%	1,164,500		9.91%
Black Hawk sponsor Convertible note shares(4)	1,300,000		12.67%	1,300,000		11.06%
Black Hawk public and private Rights(5)	1,427,100		13.92%	1,427,100		12.13%
	10,257,052		100.00%	11,756,600		100.00%

(1)	Represents issuance of 5,500,452 shares of Parent Common Stock to existing Vesicor equity holders calculated on a fully diluted basis equal to the quotient of (a) the Aggregate Closing Merger Consideration Value ($70,000,000) divided by (b) Redemption Price ($10.00), as defined in the Business Combination Agreement at a consideration exchange ratio of 0.341303. Assumes Vesicor shares fully diluted at closing of 20,509,630 * 0.341303 = 7,000,000 distributed on a pro-rata basis among Vesicor Issued and Outstanding shares assumed to be 16,116,034 at closing, plus 865,000 sponsor shares transferred to Vesicor triggered by the sliding scale mechanism in a maximum redemption scenario.
(2)	Consists of, in the Maximum Redemption Scenario and Warrant Conversion Scenario, (a) 5,500,452 shares of Parent Common Stock issued at Closing and (b) exercise of 1,499,548 warrants held by Vesicor Shareholders immediately prior to the effective time of the Merger plus 865,000 sponsor shares transferred to Vesicor triggered by the sliding scale mechanism in a maximum redemption scenario.
(3)	Consists of 1,960,500 shares of Black Hawk Class A Ordinary Shares (including 1,725,000 Insider Shares and 235,500 shares included in the Private Placement Units) and 69,000 representative shares less 865,000 sponsor shares transferred to Vesicor triggered by the sliding scale mechanism in a maximum redemption scenario.
(4)	Represents conversion of $1,300,000 convertible notes at $1.00 per share per the June 2025 Convertible Note, as amended, the September 2025 Convertible Note, the February 2026 Convertible Note and the May 2026 Convertible Note.
(5)	Represents 1,380,000 shares underlying Public Rights and 47,100 shares underlying Private Rights as of May 31, 2026.

	50% Redemption Scenario
	No Warrant Conversion Scenario			Warrant Conversion Scenario
	Shares		Percentage	Shares		Percentage
Vesicor initial stockholders	5,500,452	(1)	48.59%	7,000,000	(2)	54.61%
Black Hawk public stockholders, subject to redemption	1,062,039		9.38%	1,062,039		8.29%
Black Hawk sponsor stockholders(3)	2,029,500		17.93%	2,029,500		15.83%
Black Hawk Sponsor Convertible note shares(4)	1,300,000		11.49%	1,300,000		10.14%
Black Hawk Public and private Rights(5)	1,427,100		12.61%	1,427,100		11.13%
	11,319,091		100.00%	12,818,639		100.00%

(1)	Represents issuance of 5,500,452 shares of Parent Common Stock to existing Vesicor equity holders calculated on a fully diluted basis equal to the quotient of (a) the Aggregate Closing Merger Consideration Value ($70,000,000) divided by (b) Redemption Price ($10.00), as defined in the Business Combination Agreement at a consideration exchange ratio of 0.341303. Assumes Vesicor shares fully diluted at closing of 20,509,630 * 0.341303 = 7,000,000 distributed on a pro-rata basis among Vesicor Issued and Outstanding shares assumed to be 16,116,034 at closing.
(2)	Consists of, in the 50% Redemption Scenario and Warrant Conversion Scenario, (a) 5,500,452 shares of Parent Common Stock issued at Closing and (b) exercise of 1,499,548 warrants held by Vesicor Shareholders immediately prior to the effective time of the Merger.
(3)	Consists of 1,960,500 shares of Black Hawk Class A Ordinary Shares (including 1,725,000 Insider Shares and 235,500 shares included in the Private Placement Units) and 69,000 representative shares.
(4)	Represents conversion of $1,300,000 convertible notes at $1.00 per share per the June 2025 Convertible Note, as amended, the September 2025 Convertible Note, the February 2026 Convertible Note, and the May 2026 Convertible Note.
(5)	Represents 1,380,000 shares underlying Public Rights and 47,100 shares underlying Private Rights as of May 31, 2026.

Q: How do redemptions affect my Public Rights and the interests of non-redeeming shareholders?

A: If you elect to redeem your Public Shares in connection with the Business Combination, you will still retain your Public Rights. These Rights will not be canceled or forfeited upon redemption and will automatically convert into shares of the post-combination company upon the closing of the Business Combination. As a result, redeeming shareholders may receive cash for their Public Shares and continue to benefit from the upside of the Combined Company, i.e., PubCo, through the shares issued upon conversion of their retained Public Rights.

This structure creates a potential divergence of interests between redeeming and non-redeeming shareholders. Redeeming shareholders reduce their risk exposure by exiting their equity position for cash, while still participating in the future equity upside through the conversion of their Public Rights. Non-redeeming shareholders, on the other hand, remain fully invested in the Combined Company, i.e., PubCo, and bear the associated risks of post-combination performance. However, they are also subject to dilution from the issuance of shares underlying all outstanding Public Rights—including those held by redeeming shareholders.

The dilutive impact on non-redeeming shareholders can be significant, particularly if a large number of shareholders choose to redeem their shares. While the number of outstanding shares of Common Stock is reduced due to redemptions, the number of shares issued upon conversion of Public Rights remains fixed. This means that a higher redemption rate leads to a smaller base of non-redeeming shareholders over which the dilutive effect of Rights is spread, thereby increasing the relative dilution per remaining shareholder. In addition to reducing percentage ownership and voting power, high levels of redemptions may also decrease the amount of cash available to the post-combination company and could necessitate additional financing, which may be further dilutive.

This dynamic is typical in SPAC transactions where Public Rights (or similar instruments such as warrants) are designed to survive redemptions. However, it is important for investors to understand that by choosing not to redeem, they may experience disproportionate dilution relative to redeeming shareholders who retain their Rights and benefit from the issuance of post-closing shares without maintaining an equity stake at the time of Closing.

The following table presents the net tangible book value per share at various redemption levels assuming various sources of material probable dilution (but excluding the effects of the Business Combination transaction itself):

	No Additional Redemptions	50% Redemptions	Max Redemptions (100%)
Shares used in per share calculation
Public Shares	6,900,000	5,837,962	4,775,923
Total July 2025 redemption of 4,775,923 shares	(4,775,923)	(4,775,923)	(4,775,923)
Founder Shares(8)	1,725,000	1,725,000	860,000
Representative Shares	69,000	69,000	69,000
Private Placement	235,500	235,500	235,500
Total Black Hawk’s shares outstanding	4,153,577	3,091,539	1,164,500
Adjusted for:
Shares underlying Public Rights	1,380,000	1,380,000	1,380,000
Shares underlying Private Rights	47,100	47,100	47,100
Total Black Hawk’s shares outstanding as of May 31, 2026, as adjusted	5,580,677	4,518,639	2,591,600
Potential Source of Dilution
Sponsor Convertible Note Shares(1)	1,300,000	1,300,000	1,300,000
Fully diluted shares outstanding as of May 31, 2026, as adjusted	6,880,677	5,818,639	3,891,600

Pro forma net tangible book value per share, as adjusted
Black Hawk’s historical net tangible book value as of May 31, 2026(2)	(5,103,676)	(5,103,676)	(5,103,676)

Adjusted for:
Trust account balance as of May 31, 2026	25,313,116	25,313,116	25,313,116
Subsequent redemption of shares(3)	-	(12,659,493)	(25,318,998)
Subsequent interest earned on investments held in Trust Account(4)	73,742	73,742	73,742
Proceeds from issuance of unsecured convertible promissory note to the Sponsor in May 2026	65,000	65,000	65,000
Transaction costs to be paid by Black Hawk(5)	(2,472,287)	(2,472,287)	(2,472,287)
Black Hawk’s net tangible book value as of May 31, 2026, as adjusted	17,875,895	5,216,402	(7,443,103)

Net tangible book value per share as of May 31, 2026	$(0.74)	$(0.88)	$(1.31)
Net tangible book value per share as of May 31, 2026, as adjusted	$2.60	$0.90	$(1.91)
Initial offering price per share	$10.00	$10.00	$10.00
Dilution(6)	$7.40	$9.10	$11.91
Company Valuation at SPAC IPO Price per Share(7)	$138,806,770	$128,186,390	$117,566,000

(1)	Represents conversion of $1,300,000 convertible notes at $1.00 per share per the June 2025 Convertible Note, as amended, the September 2025 Convertible Note, the February 2026 Convertible Note, and the May 2026 Convertible Note.
(2)	Black Hawk’s net tangible book value was calculated by total assets minus total liabilities minus Ordinary Shares subject to redemption.
(3)	Reflects different levels of redemption using a redemption price of approximately $11.92 per Public Share.
(4)	Reflects the interest earned on investments held in Trust Account for June 2026.
(5)	Reflects the settlement, upon consummation of the Business Combination, of approximately $2.47 million in Black Hawk’s estimated unpaid transaction costs, including legal fees, accounting fees, underwriter fees payable to EF Hutton and accrued interest.
(6)	Dilution was calculated by subtracting the net tangible book value per share as of May 31, 2026, as adjusted from Black Hawk’s IPO price per share paid by the original investors ($10.00 per share).
(7)	The Company’s valuation is calculated at the amount that the potential dilution results in the amount of the non-redeeming shareholders’ interest per share being at least the initial public offering price per share of common stock.
(8)	The maximum redemption scenario reflects deduction of 865,000 Founder Shares transferred to Vesicor triggered by the sliding scale mechanism.

SECURITY OWNERSHIP OF PUBCO
AFTER THE BUSINESS COMBINATION

The following table sets forth information regarding the beneficial ownership of the PubCo’s Common Stock immediately after the consummation of the Business Combination assuming that no Public Shares are redeemed, and alternatively, that 2,124,077 Public Shares are redeemed, by:

●	each person known to Black Hawk who will be the beneficial owner of more than 5% of any class of its stock immediately after the Business Combination;

●	each person who will become an executive officer and director of the post-combination company; and

●	all of its officers and directors as a group.

The following table also assumes the following: (i) a $70,000,000 merger valuation and (ii) the exercise of Vesicor equity rights in connection with the Business Combination. Unless otherwise indicated, Black Hawk believes that all persons named in the table will have, immediately after the consummation of the Business Combination, sole voting and investment power with respect to all Black Hawk securities beneficially owned by them.

Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to securities. Except as indicated by the footnotes below, Black Hawk believes, based on the information furnished to it as of the Record Date, that the persons and entities named in the table below will have, immediately after the consummation of the Business Combination, sole voting and investment power with respect to all stock that they beneficially own, subject to applicable community property laws. All Black Hawk stock subject to options or warrants exercisable within 60 days of the Record Date are deemed to be outstanding and beneficially owned by the persons holding those options or warrants for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person. They are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of any other person.

Subject to the paragraph above, percentage ownership of outstanding shares is based on Black Hawk issuing in the Business Combination approximately 7,000,000 Black Hawk Shares to Vesicor Shareholders and to the holder of Vesicor equity rights. Using those assumptions and further assuming no additional issuances of Black Hawk Shares there will be approximately 10,257,052 Black Hawk Shares outstanding upon consummation of the Business Combination if the maximum number of redemptions occurs and approximately 12,381,129 Black Hawk Shares outstanding upon consummation of the Business Combination if no redemptions occur. However, if prior to the Effective Time of the Closing of the Business Combination, Vesicor’s capital structure changes, the allocation of the Black Hawk Shares issuable to the Vesicor security holders will change. Accordingly, the securities ownership information in the table below is presented based on the merger valuation set forth above, but upon consummation of the Business Combination, the actual securities ownership of the persons in the table below could be different.

The applicable footnotes are an integral part of the table and should be carefully read in order to understand the actual ownership of our securities.

	Assuming Maximum Redemption		Assuming No Redemption
Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Approximate Percentage of Outstanding Shares	Amount and Nature of Beneficial Ownership	Approximate Percentage of Outstanding Shares
Directors, Executive Officers and Greater than 5% Holders
Warren Hosseinion. Chairman of the Board	1,362,668	13.29%	1,177,496	9.51%
Luo Feng, CSO and Director	750,455	7.32%	648,476	5.24%
Michael Tolentino, CEO	282,988	2.76%	244,532	1.98%
Elisa Luqman, Consultant	631,962	6.16%	546,085	4.41%
Mitchell Creem, CFO	138,242	1.35%	119,456	0.96%
Warren Hosseinion Jr., COO	315,981	3.08%	273,042	2.21%
Oded Levy - Director	392,343	3.83%	339,028	2.74%
Frederick Woodruff Field - Director	166,678	1.63%	144,029	1.16%
All Directors, Executive Officers and 5% or greater owners as a Group (8 individuals)(7)	4,041,317	39.42%	3,492,144	28.21%

(1)	Unless otherwise noted, the address for the persons in the table is 207 South Santa Anita Street, Suite P-15, San Gabriel, CA 91776.

For more information, please see the sections of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information” and “Beneficial Ownership of Securities.”

Q: What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A: Following the closing of the IPO, $69,345,000 of the net proceeds from the IPO and certain of the proceeds from the Private Placement were placed in the Trust Account. As of July 15, 2026, funds in the Trust Account totaled $25,574,197.10 and was comprised entirely of U.S. government securities with maturities of 185 days or less or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act. These funds will remain in the Trust Account, except for the withdrawal of interest to pay taxes, if any, until the earliest of: (i) the completion of a business combination (including the Business Combination); (ii) the redemption of all of the Public Shares if Black Hawk is unable to complete an initial business combination within 15 months (or up to 18 months or up to 21 months if it extends such period) from the closing of the IPO, or such later period approved by Black Hawk’s shareholders in accordance with Black Hawk’s amended and restated memorandum and articles of association (the “Combination Period”); and (iii) the redemption of any Public Shares properly tendered in connection with certain shareholder votes (for example, to approve certain amendments to the second amended and restated memorandum and articles of association), in each case subject to applicable law.

Upon the Closing, the funds deposited in the Trust Account will be released to pay holders of Public Shares who properly exercise their redemption rights; to pay transaction fees and expenses associated with the Business Combination; and for working capital and general corporate purposes of PubCo following the Business Combination. See the section of this proxy statement/prospectus entitled “Summary of the Proxy Statement/Prospectus—Sources and Uses of Funds for the Business Combination.”

Q: Do I have redemption rights?

A: If you are a holder of Public Shares, you have the right to request that we redeem all or a portion of your Public Shares for cash provided that you follow the procedures and deadlines described in the Current Charter and elsewhere in this proxy statement/prospectus. Public Shareholders may elect to redeem all or a portion of the Public Shares held by them regardless of if or how they vote in respect of the Business Combination Proposal and regardless of whether they hold Public Shares on the Record Date. If you wish to exercise your redemption rights, please see the answer to the next question: “How do I exercise my redemption rights?”

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares sold in our IPO. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares sold in our IPO, then any such shares in excess of that 15% limit would not be redeemed for cash.

Q: What happens if a substantial number of Black Hawk’s Public Shareholders vote in favor of the Business Combination proposal and exercise their redemption rights?

Our Public Shareholders are not required to vote in respect of the Business Combination in order to exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of Public Shareholders are reduced as a result of redemptions by Public Shareholders.

In the event of significant redemptions, with fewer Public Shares and Public Shareholders, the trading market for PubCo common stock may be less liquid than the market for shares of Black Hawk Class A ordinary shares was prior to the Business Combination, and PubCo may not be able to meet the listing standards for a stock exchange.

Q: What conditions must be satisfied to complete the Business Combination?

A: The consummation of the Business Combination Agreement is conditioned upon the satisfaction or written waiver (where permissible) by the parties to the Business Combination Agreement of certain customary closing conditions. These conditions include (i) the absence of specified adverse laws, rules, regulations, judgments, decrees, executive orders or awards making the Business Combination illegal or otherwise prohibiting its consummation; (ii) the Registration Statement having been declared effective by the SEC under the Securities Act of 1933, as amended (the “Securities Act”), no stop order suspending the effectiveness of the Registration Statement being in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement having been initiated or threatened in writing by the SEC; (iii) the approval and adoption of the Business Combination Agreement and transactions contemplated thereby by Black Hawk Shareholder Approval and Vesicor Stockholder Approval; (iv) the size and composition of PubCo’s board of directors being as set forth in the Business Combination Agreement; (v) the PubCo Common Stock having been approved for listing on the Nasdaq as set forth in the Business Combination Agreement; and (vi) the receipt by Black Hawk of a fairness opinion for the Business Combination from an investment bank approved by Black Hawk.

In the event the PubCo Common Stock to be issued in the Merger is not approved for listing on Nasdaq, it is possible that Black Hawk, Vesicor and Merger Sub may mutually agree to waive the applicable condition and nonetheless proceed with the completion of the Merger. Black Hawk has voting control over Merger Sub as its sole shareholder. While, as of the date of this proxy statement/prospectus, Black Hawk and Vesicor do not intend to waive this or any other condition, Black Hawk and Vesicor may ultimately determine, in their sole discretion, to waive such condition.

As part of obligations and as a condition to the consummation of the Business Combination, Vesicor shall arrange and procure a transaction financing of an aggregate amount of not less than ten million dollars ($10,000,000.00) by the Closing, which financing may be in the form of cash equity investment, equity-linked instruments, debt instruments or other usual and customary forms of working capital investment, which includes, without limitation, Equity Line of Credit (“ELOC”), forward purchase shares commitments, pre-paid advance commitments or other usual and customary forms of alternative financing (“PPM Investment”). Black Hawk may, but it is not obligated to, procure a PPM Investment. The Closing is conditioned upon satisfaction of the PPM Investment, as one of the conditions to Closing, or waiver by Black Hawk and Vesicor of the PPM Investment as a condition to the Closing. Black Hawk and Vesicor do not intend to waive the requirement for a PPM Investment, but they may ultimately determine, in their sole discretion, to waive the requirement for funding under the PPM Investment as a condition to the Closing. As of the date of this proxy statement/prospectus, Vesicor is uncertain if it will be able to obtain the funding under the PPM Investment by the Closing. The Combined Company must have at least five million ($5,000,000.00) in shareholders’ equity to satisfy the shareholders’ equity requirement of the Nasdaq listing standards and the PPM Investment is intended to provide all or almost all of the five million ($5,000,000.00). If the PPM Investment is not consummated by the Closing, and Black Hawk and Vesicor waives the PPM Investment as a condition to Closing and proceeds with consummation of the Business Combination, then Black Hawk and Vesicor do not believe that the Combined Company would satisfy the shareholders’ equity listing requirement for listing of the Combined Company’s shares on Nasdaq, being a minimum of $5 million in shareholders’ equity. Black Hawk may elect to proceed with the consummation of the Business Combination without resolicitation of Black Hawk Shareholders or recirculation of this proxy statement/prospectus. If Combined Company’s shares were delisted by Nasdaq, and the Combined Company could not list its shares with another national securities exchange, then Black Hawk and Vesicor expect that the Combined Company’s shares would be quoted on the over-the-counter market. Trading on the over-the-counter market may have adverse consequences for the Combined Company and its shareholders, including, without limitation, that the Combined Company shareholder may be unable to sell or buy Combined Company shares when desired or at acceptable prices and may suffer unpredictable volatility in stock market prices. See: following sections in this proxy statement/prospectus for discussion of potential adverse consequences of Combined Company’s shares being traded on the over-the-counter market: “Rick Factors — Risks Related to Domestication and the Business Combination — If the condition for consummation of the PPM Investment as a condition to Closing is waived by Black Hawk and Vesicor and the Business Combination is consummated, then the Combined Company may not satisfy the shareholders’ equity requirement for listing of its shares on Nasdaq and could be delisted from Nasdaq” on page 103.

Q: What happens if the Business Combination is not consummated?

A: Black Hawk will not complete the Domestication unless all other conditions to the Closing have been satisfied or waived by the parties in accordance with the terms of the Business Combination Agreement. If Black Hawk is not able to complete the Business Combination within the Combination Period, Black Hawk will as promptly as reasonably possible, but not more than ten business days following the end of the Combination Period, redeem the Public Shares. The redemption will be at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (net of taxes paid or payable, if any and up to $100,000 of interest to pay liquidation expenses), divided by the number of then issued Public Shares. The redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to Black Hawk’s obligations under Cayman Islands law to provide for claims of creditors and other requirements of applicable law.

Q: When do you expect the Business Combination to be completed?

A: It is currently expected that the Business Combination will be consummated in the second half of 2026. This date depends, among other things, on the approval of the proposals to be put to Black Hawk Shareholders at the Extraordinary General Meeting. However, such meeting could be adjourned if the Adjournment Proposal is adopted by Black Hawk’s shareholders at the Extraordinary General Meeting and Black Hawk elects to adjourn the Extraordinary General Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the Extraordinary General Meeting.

Q: What proposals are shareholders being asked to vote upon?

A: Shareholders are being asked to vote upon the following proposals:

●	Proposal 1: The Business Combination Proposal

●	Proposal 2: The Domestication Proposal

●	Proposal 3: The Organizational Documents Proposal

●	Proposal 4: The Director Proposal

●	Proposal 5: The Nasdaq Proposal

●	Proposal 6: The Incentive Plan Proposal

●	Proposal 7: The NTA Proposal

●	Proposal 8: The Adjournment Proposal

If Public Shareholders do not approve each of the Required Proposals, then the Business Combination may not be consummated. Each of the Business Combination Proposal, the Domestication Proposal, the Nasdaq Proposal, the Organizational Documents Proposal, the Incentive Plan Proposal and the NTA Proposal is interdependent upon the others and each must be approved in order for Black Hawk to complete the Business Combination contemplated by the Business Combination Agreement. The Adjournment Proposal is not conditioned upon the approval of any other Proposal.

After careful consideration, the Black Hawk Board has approved the Business Combination Agreement and the Transactions and determined that each of the Business Combination Proposal, Domestication Proposal, the Organizational Documents Proposal, the Nasdaq Proposal, the Director Proposal, the Incentive Plan Proposal, and the NTA Proposal and the Adjournment Proposal is in the best interests of Black Hawk and its shareholders and recommends that you vote “FOR” or give instruction to vote “FOR” each of these proposals.

THE VOTE OF SHAREHOLDERS IS IMPORTANT. SHAREHOLDERS ARE URGED TO SUBMIT THEIR PROXIES AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS.

Q: How do I exercise my redemption rights?

A: If you are a Black Hawk shareholder and you seek to have your shares redeemed, you must (i) demand, no later than 5:00 p.m., Eastern Time, on [   ], 2026 (two Business Days before the Extraordinary General Meeting), that Black Hawk redeem your shares for cash, (ii) affirmatively certify in your request to the Transfer Agent for Redemption if you “ARE” or “ARE NOT” acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) and (iii) submit your request in writing to Black Hawk’s Transfer Agent, at the address listed at the end of this section and deliver your share certificates (if any) and other redemption forms to the Transfer Agent physically or your shares electronically using The Depository Trust Company’s DWAC system at least two Business Days prior to the vote at the Extraordinary General Meeting.

If you deliver your share certificates (if any) and other redemption forms for the Redemption to the Transfer Agent and later decide prior to the Extraordinary General Meeting not to elect the Redemption, you may request that the Transfer Agent return the shares (physically or electronically). You may make such request by contacting the Transfer Agent at the phone number or address listed at the end of this section.

Any corrected or changed written demand of redemption rights must be received by Black Hawk two Business Days prior to the vote taken on the Business Combination Proposal at the Extraordinary General Meeting. No demand for the Redemption will be honored unless the holder’s share certificates (if any) and other redemption forms have been delivered (either physically or electronically) to the Transfer Agent at least two Business Days prior to the vote at the Extraordinary General Meeting.

Black Hawk Shareholders seeking to exercise their redemption rights and opting to deliver share certificates (if any) and other redemption forms should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. It is SPAC’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, Black Hawk does not have any control over this process and it may take longer than two weeks. Shareholders who hold their shares in street name will have to coordinate with their banks, brokers or other nominees to have the shares certificated or delivered electronically. There is a cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge a nominal fee to the tendering broker and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the Business Combination is not completed, this may result in an additional cost to shareholders for the return of their shares.

If a Black Hawk shareholder properly demands the Redemption as described above, then, if the Business Combination is completed, Black Hawk will redeem the shares subject to the Redemption for cash. Such amount will be paid promptly after completion of the Business Combination. If you exercise your Redemption Rights, then you will be exchanging your Black Hawk Ordinary Shares for cash and will no longer own these shares following the Business Combination.

If you are a Black Hawk shareholder and you exercise your redemption rights, it will not result in either the exercise or loss of any Black Hawk Rights that you may hold. Your Black Hawk Rights will continue to be outstanding following exercise of the Redemption of your Black Hawk Ordinary Shares and will be converted into shares of PubCo Common Stock in connection with the completion of the Business Combination, subject to the applicable requirements under the terms therein.

If you intend to seek to exercise Redemption Rights, you will need to deliver your share certificates (if any) and other redemption forms (either physically or electronically) to the Transfer Agent prior to the Extraordinary General Meeting, as described in this proxy statement/prospectus. If you have questions regarding the certification of your position or delivery of your share certificates (if any) and other redemption forms, please contact:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, NY 10004
Attention: Ian McKay
Email: imckay@continentalstock.com

Q: Will how I vote on the Business Combination proposal affect my ability to exercise redemption rights?

A: No. If you have redemption rights, you may exercise your redemption rights irrespective of whether you vote your Ordinary Shares for or against the Business Combination Proposal or any other proposal described in this proxy statement/prospectus.

Q: If I am a holder of Private Placement Units, can I exercise redemption rights with respect to my Private Placement Units?

A: No. Holders of issued and outstanding Private Placement Units must elect to separate the Private Placement Units into the underlying Public Shares and Black Hawk Rights prior to exercising Redemption Rights with respect to the Public Shares. If you hold your Private Placement Units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the Private Placement Units into the underlying Black Hawk Ordinary Shares and Black Hawk Rights, or if you hold Private Placement Units registered in your own name, you must contact the Transfer Agent directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to the Transfer Agent in order to validly redeem its shares. You are requested to cause your Public Shares to be separated and delivered to the Transfer Agent by 5:00 p.m., Eastern Time, on [   ], 2026 (two Business Days before the Extraordinary General Meeting) in order to exercise your redemption rights with respect to your Public Shares.

Q: If I am a holder of Black Hawk Rights, can I exercise Redemption Rights with respect to my Black Hawk Rights?

A: No. The holders of Black Hawk Rights have no redemption rights with respect to Black Hawk Rights. Further, while the level of redemptions will not directly change the value of the Black Hawk Rights, as the Black Hawk Rights will remain outstanding regardless of the level of redemptions, as redemptions of Black Hawk Ordinary Shares increase, a holder of Black Hawk Rights will ultimately own a greater interest in the PubCo because there would be fewer shares of PubCo Common Stock outstanding overall.

Q: What are the material U.S. federal income tax consequences to U.S. Holders that exercise their redemption rights?

A: For a description of the material U.S. federal income tax consequences to U.S. Holders that exercise their redemption rights, see the description in the section entitled “Proposal 1: The Business Combination Proposal - Material U.S. Federal Income Tax Consequences to Redemption - Tax Consequences to U.S. Holders that Elect to Have Their Ordinary Shares Converted for Cash.”

Q: Do I have appraisal rights in connection with the proposed Business Combination?

A: Neither Black Hawk’s Shareholders nor Black Hawk Rights holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under DGCL.

Q: What do I need to do now?

A: Black Hawk urges you to carefully read and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a Black Hawk Shareholder. Black Hawk Shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q: How do I vote?

A: If you are a holder of record of Black Hawk Ordinary Shares on the Record Date for the Extraordinary General Meeting, you may vote in person or virtually at the Extraordinary General Meeting or by submitting a proxy for the Extraordinary General Meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage-paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the Extraordinary General Meeting and vote in person or virtually, obtain a valid proxy from your broker, bank or nominee.

Q: If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A: If your shares are held in “street name” in a stock brokerage account or by a broker, bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in “street name” by returning a proxy card directly to Black Hawk or by voting online at the Extraordinary General Meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee.

Brokers are not permitted to exercise their voting discretion with respect to the approval of matters that the Nasdaq determines to be “non-routine” without specific instructions from the beneficial owner. It is expected that all proposals to be voted on at the Extraordinary General Meeting are “non-routine” proposals and therefore, Black Hawk does not expect there to be any broker non-votes at the Extraordinary General Meeting.

If you are a Black Hawk Shareholder holding your shares in “street name” and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee will not vote your shares on any proposal at the Extraordinary General. Accordingly, your bank, broker, or other nominee can vote your shares at the Extraordinary General Meeting only if you provide instructions on how to vote. You should instruct your broker to vote your shares as soon as possible in accordance with directions you provide.

Abstentions will be considered present for the purposes of establishing a quorum but, as a matter of Cayman Islands law, will not constitute votes cast at the Extraordinary General Meeting and therefore will have no effect on the approval of each of the proposals as a matter of Cayman Islands law.

Q: When and where will the Extraordinary General Meeting be held?

A: The Extraordinary General Meeting will be held at [   ] a.m./p.m., Eastern Time, on [   ], 2026 at Black Hawk’s office at 4125 Blackhawk Plaza Circle, Suite 166, Danville, CA and virtually via live webcast, unless the Extraordinary General Meeting is adjourned.

The live webcast of the Extraordinary General Meeting can be accessed by visiting https://[    ], where you will be able to listen to the meeting live and vote during the Extraordinary General Meeting.

Q: Who is entitled to vote at the Extraordinary General Meeting?

A: Black Hawk has fixed [   ], 2026 as the Record Date. If you were a Public Shareholder at the close of business on the Record Date, you are entitled to vote on matters that come before the Extraordinary General Meeting. However, a Public Shareholder may only vote his or her shares if he or she is present in person (which would include presence virtually at the Extraordinary General Meeting) or is represented by proxy at the Extraordinary General Meeting.

Q: How many votes do I have?

A: Holdings of the Black Hawk Class A Ordinary Shares are entitled to one vote at the Extraordinary General Meeting for each Black Hawk Class A Ordinary Shares held of record as of the Record Date. As of the close of business on the Record Date for the Extraordinary General Meeting, there were no Black Hawk Class B Ordinary Share in issue or outstanding.

Q: What constitutes a quorum?

A: A quorum of Black Hawk Shareholders is necessary to hold a valid meeting. A quorum will be present at the Extraordinary General Meeting if one or more Black Hawk Shareholders who together hold not less than a majority of the issued and outstanding Black Hawk Ordinary Shares entitled to attend and vote at the Extraordinary General Meeting are represented in person or by proxy.

Q: What vote is required to approve each proposal at the Extraordinary General Meeting?

A: The following votes are required for each proposal at the Extraordinary General Meeting:

(i)	Business Combination Proposal: The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the Black Hawk Ordinary Shares represented in person, virtually or by proxy and entitled to vote thereon and who vote at the Extraordinary General Meeting

(ii)	Domestication Proposal: The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the Black Hawk Ordinary Shares represented in person, virtually or by proxy and entitled to vote thereon and who vote at the Extraordinary General Meeting.

(iii)	Organizational Documents Proposals: The approval of the Organizational Documents Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the Black Hawk Ordinary Shares represented in person, virtually or by proxy and entitled to vote thereon and who vote at the Extraordinary General Meeting.

(iv)	Director Proposal: The approval of the Director Proposal requires an ordinary resolution, being the affirmative vote of the holders of a majority of the Black Hawk Ordinary Shares represented in person, virtually or by proxy and entitled to vote thereon and who vote at the Extraordinary General Meeting.

(v)	Nasdaq Proposal: The approval of the Nasdaq Proposal requires an ordinary resolution, being the affirmative vote of the holders of a majority of the Black Hawk Ordinary Shares represented in person, virtually or by proxy and entitled to vote thereon and who vote at the Extraordinary General Meeting.

(vi)

Incentive Plan Proposal: The approval of the Incentive Plan Proposal requires an ordinary resolution, being the affirmative vote of the holders of a majority of the Black Hawk Ordinary Shares represented in person, virtually or by proxy and entitled to vote thereon and who vote at the Extraordinary General Meeting.

(vii)	NTA Proposal: The approval of an amendment to the Current Charter requires a special resolution, being the affirmative vote of the holders of at least two-thirds of the Black Hawk Ordinary Shares represented in person, virtually or by proxy and entitled to vote thereon and who vote at the Extraordinary General Meeting.

(viii)	Adjournment Proposal: The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the Black Hawk Ordinary Shares represented in person, virtually or by proxy and entitled to vote thereon and who vote at the Extraordinary General Meeting.

Q: What are the recommendations of the Board?

A: The Black Hawk Board believe that the Business Combination Proposal and the other proposals to be presented at the Extraordinary General Meeting are in the best interest of Black Hawk and its shareholders. Accordingly, the Black Hawk Board unanimously recommend that Black Hawk’s shareholders vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Domestication Proposal, “FOR” the approval of the Organizational Documents Proposal, “FOR” the approval of the Incentive Plan Proposal, “FOR” the approval of the Director Proposal, “FOR” the NTA Proposal and “FOR” the approval of the Adjournment Proposal, in each case, if presented to the Extraordinary General Meeting.

Q: How do Black Hawk’s Insiders intend to vote their shares?

A: As of the date of this proxy statement/prospectus, the Sponsor, Black Hawk Management LLC and the Black Hawk’s officers and directors own an aggregate of 1,960,500 Class A Ordinary Shares, representing approximately 21.96% of the issued and outstanding voting capital of Black Hawk. Pursuant to the Letter Agreement and the Sponsor Support Agreement, the Sponsor has agreed to vote the Ordinary Shares owned by it in favor of the Proposals and Black Hawk’s officers and directors have agreed to vote the Ordinary Shares owned by them in favor of the Proposals.

Q: May Black Hawk’s Insiders, Vesicor or their respective affiliates purchase Public Shares or Black Hawk Rights prior to the Extraordinary General Meeting?

A: At any time prior to the Extraordinary General Meeting, during a period when they are not then aware of any material nonpublic information regarding Black Hawk or Black Hawk’s securities, Black Hawk’s Insiders, Vesicor and/or their respective affiliates may purchase Public Shares or Black Hawk Rights from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire Public Shares or vote their shares in favor of the Business Combination Proposal, or to withdraw any request for redemption. In such transactions, the purchase price for the Public Shares will not exceed the Redemption Price in accordance with Rule 14 (e)-5 under the Exchange Act. In addition, the persons described above will waive redemption rights, if any, with respect to the Public Shares they acquire in such transactions. However, any Public Shares acquired by the persons described above would not vote on the Business Combination Proposal.

The purpose of such share purchases and other transactions would be to increase the likelihood that the conditions to the consummation of the Business Combination are satisfied. This may result in the completion of our Business Combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.

Entering into any such incentive arrangements may have a depressive effect on the Public Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Extraordinary General Meeting.

As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. If such arrangements or agreements are entered into, Black Hawk will file a Current Report on Form 8-K prior to the Extraordinary General Meeting to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons. Any such report will include (i) the amount of Public Shares purchased and the purchase price; (ii) the purpose of such purchases; (iii) the impact of such purchases on the likelihood that the Business Combination transaction will be approved; (iv) the identities or characteristics of security holders who sold shares if not purchased in the open market or the nature of the sellers; and (v) the number of Public Shares for which Black Hawk has received redemption requests.

Q: What happens if I sell my Ordinary Shares before the Extraordinary General Meeting?

A: The Record Date for the Extraordinary General Meeting is earlier than the date of the Extraordinary General Meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your Public Shares after the applicable Record Date, but before the Extraordinary General Meeting, unless you grant a proxy to the transferee, you will retain your right to vote at the Extraordinary General Meeting but the transferee, and not you, will have the right to redeem such shares.

Q: May I change my vote after I have mailed my signed proxy card?

A: Yes. Shareholders may send a later-dated, signed proxy card to Black Hawk’s Chief Executive Officer at the address set forth below so that it is received by Black Hawk’s Chief Executive Officer prior to the vote at the Extraordinary General Meeting (which is scheduled to take place on [   ], 2026) or attend the Extraordinary General Meeting in person (which would include presence virtually at the Extraordinary General Meeting) and vote. Shareholders also may revoke their proxy by sending a notice of revocation to Black Hawk’s Chief Executive Officer, which must be received by the Chief Executive Officer prior to the vote at the Extraordinary General Meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Q: What happens if I fail to take any action with respect to the Extraordinary General Meeting?

A: If you fail to take any action with respect to the Extraordinary General Meeting and the Business Combination is approved by shareholders and the Business Combination is consummated, you will become a stockholder of PubCo Common Stock. If you fail to take any action with respect to the Extraordinary General Meeting and the Business Combination is not approved, you will remain a shareholder of Black Hawk and retain both Black Hawk Ordinary Shares and Black Hawk Rights. However, if you fail to vote with respect to the Extraordinary General Meeting but the Business Combination is consummated, you will nonetheless be able to elect to redeem your Public Shares in connection with the Business Combination, so long as you take the required steps to elect to redeem your shares at least two business days prior to the initially scheduled date of the Extraordinary General Meeting.

Q: What should I do with my share certificates, right certificates and/or unit certificates?

A: Our shareholders who exercise their redemption rights must deliver (either physically or electronically) their share certificates (if any) along with the redemption forms to the Transfer Agent, prior to the Extraordinary General Meeting.

Holders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to 5:00 p.m., Eastern Time, on [   ] 2026 (two business days before the initially scheduled date of the Extraordinary General Meeting) in order for their Public Shares to be redeemed.

In connection with the Domestication, holders of Private Placement Units, Black Hawk Class A Ordinary Shares will receive shares of PubCo Common Stock, as the case may be, without needing to take any action. Accordingly, such holders should not submit any certificates relating to their Private Placement Units, Black Hawk Class A Ordinary Shares (unless such holder elects to redeem the Public Shares in accordance with the procedures set forth above).

Q: What should I do if I receive more than one set of voting materials?

A: Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your Black Hawk ordinary shares.

Q: Who can help answer my questions?

A: If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

Laurel Hill Advisory Group

2 Robbins Lane, Suite 201, Jericho, NY 11753

Toll-Free Telephone: (855) 414-2266

Main Telephone: (516) 933-3100

E-mail: bkha@laurelhill.com

You also may obtain additional information about Black Hawk from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.” If you are a holder of Public Shares and you intend to seek redemption of your shares, you will need to deliver your share certificates (if any) and other redemption forms (either physically or electronically) to the Transfer Agent at the address below prior to 5:00 p.m., Eastern Time, on [    ], 2026 (two business days prior to the vote at the Extraordinary General Meeting). If you have questions regarding the certification of your position or delivery of your share certificates (if any) and other redemption forms, please contact:

Ian McKay

Continental Stock Transfer & Trust Company

One State Street Plaza, 30th Floor

New York, New York 10004

E-mail: imckay@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the Extraordinary General Meeting, whether or not you plan to attend such meeting, including the Business Combination Proposal, you should read this entire document carefully, including the Business Combination Agreement, attached as Annex A to this proxy statement/prospectus. The Business Combination Agreement is the legal document that governs the Business Combination and the other transactions that will be undertaken in connection therewith. The Business Combination Agreement is also described in detail in this proxy statement/prospectus in the section entitled “The Business Combination Agreement.” This proxy statement/prospectus also includes forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.”

Parties to the Business Combination

Black Hawk

Black Hawk is a blank check company incorporated as a Cayman Islands exempted company with limited liability on September 28, 2023, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses which we refer to as a “target business.”

Since March 24, 2024, Black Hawk’s sole business activity has been identifying and evaluating suitable acquisition transaction candidates. Black Hawk presently has no revenue and has had losses since inception from incurring formation and operating costs. Black Hawk has relied upon the sale of our securities and loans from the Sponsor and other parties to fund its operations.

Black Hawk’s Sponsor is Black Hawk Management LLC, a Delaware limited liability company, which we refer to throughout this proxy statement/prospectus as our “Sponsor.”

On March 24, 2024, Black Hawk consummated its initial public offering (the “IPO”) of 6,900,000 units (the “Units”). Each Unit consists of one ordinary share, par value $0.0001 per share, of Black Hawk (the “Ordinary Shares”) and one-fifth (1/5) of one right to receive one share upon the consummation of Black Hawk’s initial business combination. The Units were sold at an offering price of $10.00 per Unit, generating total gross proceeds of $69,000,000. Black Hawk also granted the underwriters a 45-day option to purchase up to an additional 1,035,000 units to cover over-allotments, if any.

Simultaneously with the consummation of the IPO and the sale of the Units, Black Hawk consummated the private placement (the “Private Placement”) of 235,500 Units (the “Private Placement Units”), each Private Placement Unit consisting of one Ordinary Share (“Private Share”) and one-fifth (1/5) of one right (“Private Right”), to the Sponsor at a price of $10.00 per Placement Unit, generating total proceeds of $2,355,000. The Private Placement Units are otherwise identical to the Units except that they are subject to certain registration rights and transfer restrictions.

Black Hawk’s principal executive offices are located at 4125 Blackhawk Plaza Circle, Suite 166, Danville, California and its phone number is (952) 217-4482.

On July 8, 2025 (as adjourned), Black Hawk’s shareholders approved the Extension Proposal. In connection with the Extension, holders of 4,775,923 public ordinary shares exercised their redemption rights, representing approximately 69.2% of the then-outstanding public shares. Following these redemptions, 2,124,077 public ordinary shares remain issued and outstanding. Approximately $22.7 million remains in the Trust Account available to fund a Business Combination (before payment of deferred underwriting commissions, taxes, and other fees and expenses). Monthly Extension Payments of $150,000 per month are being funded equally by Black Hawk’s Sponsor and Vesicor. Black Hawk’s portion of the payments is funded through unsecured convertible promissory notes issued to the Sponsor, dated June 13, 2025, as amended, September 30, 2025, February 12, 2026 and May 4, 2026.

The June Convertible Note has an annual interest rate of 6% and an initial principal amount of $350,000. The Sponsor may convert the unpaid principal into ordinary shares of Black Hawk upon notice of a de-SPAC transaction, with the number of shares determined by dividing the principal amount by $1.00 per share. An additional convertible note was issued on September 30, 2025. The September Convertible Note has an annual interest rate of 10% and an initial principal amount of $350,000. The Sponsor may convert the unpaid principal into ordinary shares of Black Hawk upon notice of a de-SPAC transaction, with the number of shares determined by dividing the principal amount by $1.00 per share. An additional convertible note was issued on February 12, 2026. The February Convertible Note has an annual interest rate of 10% and an initial principal amount of $300,000. The Sponsor may convert the unpaid principal into ordinary shares of Black Hawk upon notice of a de-SPAC transaction, with the number of shares determined by dividing the principal amount by $1.00 per share. An additional convertible note was issued on May 4, 2026. The May Convertible Note has an annual interest rate of 10% and an initial principal amount of $300,000. The Sponsor may convert the unpaid principal into ordinary shares of Black Hawk upon notice of a de-SPAC transaction, with the number of shares determined by dividing the principal amount by $1.00 per share. The shares issued upon the conversion of the convertible notes will have a significantly higher value upon consummation of the Business Combination.

On March 31, 2026, Black Hawk received a notice (the “MVLS Notice”) from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) stating that the Black Hawk’s market value of listed securities (“MVLS”) for the last 30 consecutive business days was less than the $50,000,000 required for continued listing on the Nasdaq Global Market under Listing Rule 5450(b)(2)(A) (the “MVLS Requirement”). Black Hawk has a period of 180 calendar days, or until September 28, 2026 (the “MVLS Compliance Date”), to regain compliance with the MVLS Requirement.

To regain compliance with the MVLS Requirement, Black Hawk’s MVLS must close at $50,000,000 or more for a minimum period of ten consecutive business days. Nasdaq may, in its discretion, require Black Hawk to maintain the minimum MVLS for a period in excess of ten consecutive business days, but generally no more than 20 consecutive business days, before determining that Black Hawk has demonstrated an ability to maintain long-term compliance.

In the event Black Hawk does not regain compliance with the MVLS Requirement prior to the MVLS Compliance Date, Black Hawk will receive written notification that its securities are subject to delisting. At that time, the Black Hawk may appeal the delisting determination to a Nasdaq Listing Qualifications Panel, but there can be no assurance that the panel would grant the Black Hawk’s request for continued listing. Alternatively, Black Hawk may consider applying to transfer the listing of its securities to the Nasdaq Capital Market, provided that Black Hawk then satisfies the requirements for continued listing on that market.

Black Hawk is monitoring the MVLS of its listed securities and is considering available options to regain compliance with Nasdaq’s continued listing standards. There can be no assurance that Black Hawk will be able to regain compliance with Nasdaq Listing Rule 5450(b)(2)(A) or maintain compliance with other applicable Nasdaq listing requirements.

The Notice does not result in the immediate delisting of the Black Hawk’s securities, and its Units, Rights, and Class A Ordinary Shares, will continue to trade uninterrupted on the Nasdaq Global Market under the symbols “BKHAU”, “BKHAR”, and “BKHA”, respectively.

Vesicor

Vesicor is a California corporation formed on April 18, 2008, under the name RNtein Biotech Lab, Inc. On June 20, 2023, Vesicor changed its name to “Vesicor Therapeutics, Inc.” Vesicor will change its state of incorporation from California to Delaware prior to the Closing. Since formation, Vesicor’s business activities have been limited to research and development of a product candidate for regulatory approval and commercialization in the U.S. (as described below) and raising working capital required by and to support that research and development effort.

Vesicor is an early development stage biopharmaceutical company whose sole product candidate, ecm-RV/p53 product candidate, is in the preclinical planning phase. As of the date of this proxy statement/prospectus, Vesicor believes that the development of the ecm-RV/p53 product candidate has reached a point that is sufficient to commence the preclinical and investigational new drug application (“IND”) enabling studies, which are expected, as of the date of this proxy statement/prospectus, to commence in the fourth quarter of 2026 and possibly commence the regulatory approval process in 2027. The ability of Vesicor to pursue the preclinical and IND enabling studies and any further development programs of ecm-RV/p53 product candidate that may be required in clinical studies during the U.S. regulatory review process requires the receipt of adequate working capital, which Vesicor hopes to receive from the consummation of the Business Combination and successful completion of the PPM Investment. If the Business Combination were to proceed without funding from the PPM Investment, the Combined Company would have access only to the remaining cash in the Trust Account after redemptions and payment of transaction expenses. In that case, Vesicor would conduct preclinical or IND-enabling studies at a slower pace or delay conduct of preclinical or IND-enabling studies until additional working capital is secured. A slower pace or delay in conduct of preclinical or IND-enabling studies would delay submission of an IND to the FDA and lengthen the period for any regulatory review of the ecm-RV/p53 product candidate. Even if both the Business Combination and the PPM Investment are completed, the Combined Company will in all likelihood be required to raise additional working capital to fund Vesicor’s ongoing business, including completion of preclinical and IND-enabling studies, submission of an IND to the FDA, and, if permitted, subsequent clinical development and regulatory activities for its ecm-RV/p53 product candidate and, if regulatory approval is obtained, efforts to commercialize ecm-RV/p53. There is no assurance that the Combined Company will be able to raise additional working capital needed for the ongoing working capital needs of Vesicor.

As of the date of this proxy statement/prospectus, Vesicor is uncertain about if it will timely obtain all required regulatory approvals or at all. Further, Vesicor is uncertain about whether it will consummate the PPM Investment by the Closing. Black Hawk and Vesicor may waive the PPM Investment as a condition to Closing and proceed with consummating the Business Combination. While Black Hawk and Vesicor do not intend to waive the requirement for a PPM Investment, but they may ultimately determine, in their sole discretion, to waive the requirement for a PPM Investment. As of the date of this proxy statement/prospectus, Vesicor is uncertain if it will be able to consummate the PPM Investment by the Closing. No securities have been issued, and no commitments to invest and no funding has been received, under the PPM Investment. Black Hawk and Vesicor believe that the consummation of the PPM Investment is necessary to satisfy Nasdaq listing standards for the Combined Company. If the Combined Company does not satisfy the listing standards for Nasdaq, its shares may be delisted from Nasdaq. If delisted, Vesicor and Black Hawk expect that the Combined Company’s shares would trade on the over-the-counter market. Trading on the over-the-counter market may have adverse consequences for the Combined Company and its shareholders. See the sections entitled: “Risk Factors — Risks Related to Domestication and the Business Combination — Black Hawk or Vesicor may waive one or more of the conditions to the Business Combination without recirculation of this proxy statement/prospectus or resoliciting stockholder approval.” on page 102; and “If the condition for consummation of the PPM Investment as a condition to Closing is waived by Black Hawk and the Business Combination is consummated, then the Combined Company may not satisfy the Shareholders’ Equity requirement for listing of its shares on Nasdaq and could be delisted from Nasdaq” on page 103 — for risks related to waiver of or failure to close the PPM Investment and possible delisting of Combined Company shares from Nasdaq and trading of Combined Company’s shares on the over-the-counter market.

Pending Steps for ecm-RV/p53 product candidate. The material steps required in the preclinical and IND enabling studies phase prior to submitting an IND to the FDA are the following:

IND-enabling/Pre-Clinical studies. A comprehensive IND-enabling program includes several categories of studies, all conducted according to Good Laboratory Practice (GLP) standards to ensure data integrity.

Pharmacology and ADME studies. These studies define how a drug behaves in the body:

●	Pharmacokinetics (PK): Examines the “ADME” profile of a drug, which stands for Absorption, Distribution, Metabolism, and Excretion. This helps determine dosing regimens by understanding how the drug moves through the body.

●	Pharmacodynamics (PD): Characterizes the drug’s mechanism of action and its effects on biological systems to confirm that it acts as intended.

●	Safety Pharmacology: Evaluates the drug’s effects on critical organ systems, such as the cardiovascular, central nervous, and respiratory systems, to identify potential side effects.

Toxicology studies. Toxicology studies assess the safety profile and the potential for adverse effects and consist of:

●	Acute and Repeated-Dose Toxicity: These studies examine the effects of a single high dose versus repeated dosing over weeks or months. Regulators require testing in two different mammal species, typically a rodent and a non-rodent.

●	Genetic Toxicology: Investigates whether the drug can cause genetic mutations or DNA damage.

●	Reproductive and Developmental Toxicity: Assesses any potential risks to fertility, reproduction, or a developing fetus.

●	Carcinogenicity: Looks at the potential for long-term use of the drug to cause cancer. These are often conducted after the initial IND submission.

Chemistry, Manufacturing, and Control (CMC) studies. These studies ensure the stability and quality of the drug product, consisting of:

●	Formulation Development: Focuses on creating a stable, effective, and reproducible drug product for clinical use.

●	Manufacturing Information: Provides detailed information on how the drug is made and the controls used to ensure its purity and consistency.

●	Analytical Testing: Ensures that the drug product meets all specifications for strength, quality, and purity.

See “Current Status of ecm-RV/p53 product candidate – Preclinical and IND Enabling Studies” on page 273 of this proxy statement/prospectus for further discussion of preclinical and IND enabling studies.

No Reliance on Japan Advanced Medical Care B program. Vesicor will pursue the regulatory approval of the ecm-RV/p53 product candidate in the U.S. without any reliance or use of observations, reports, data or results from case studies conducted under the Japan Advanced Care B program by unaffiliated medical providers, which were conducted without the participation or oversight of, or direction by, Vesicor or Dr. Luo Feng, Vesicor’s Chief Scientific Officer. Vesicor and Dr. Luo Feng have also not conducted human clinical trials for ecm-RV/p53 product candidate. Consequently, all observations, reports and results from the Japan Advanced Care Program B should be considered informal and incomplete partial observations by third parties who were not supervised or directed by, or affiliated with, Vesicor or Dr. Luo Feng; and all observations, reports and results from the case studies conducted under the Japan Advanced Medical Care B program have not be relied upon or verified by Vesicor, and has not been used by, and will not be used by, Vesicor in development, preclinical and IND enabling studies, and in regulatory review process in the U.S. Further, the observations, reports, data or results from case studies conducted under the Japan Advanced Care B program cannot be: (1) relied upon to determine the efficacy or safety of the ecm-RV/p53 product candidate for treatment of any disease or other medical condition; and (2) cannot be relied upon in predicting of the results of Vesicor’s efforts to obtain all regulatory approvals for the ecm-RV/p53 product candidate in the U.S. Neither Vesicor nor Dr. Feng received any reports of adverse events or serious adverse events associated with the administration of ecm-RV/p53 in the Japan Advanced Medical Care B program. However, because no structured safety monitoring or adverse event reporting was performed and no safety data were provided to Vesicor, Vesicor cannot draw any conclusions regarding the safety profile of our product candidate. Further, Vesicor and Dr. Feng did not participate in, observe or direct any case studies under the Japan Advanced Medical Care B program and therefore cannot verify any observation, reports, or results of those case studies. The absence of adverse event reports does not indicate that adverse events did not occur. As a result, significant safety issues may arise during future preclinical or clinical development stage in the U.S., which could delay or prevent regulatory approval in the U.S. See: Information about Vesicor - Japan Advanced Medical Care B program and U.S. Regulatory Approval,” on page 277 of this proxy statement/prospectus. “See also the following sections in this proxy statement/prospectus concerning related risk factors: “Risk Factors — Risks related to Vesicor — Vesicor’s Limited Operating History, Financial Condition and Capital Requirements” — “Our participation in Japan’s Advanced Medical Care B program has been and will continue to be for the purpose of gathering data on the efficacy of the technology that is the basis for our proposed ecm-RV/p53 product candidate. Our product candidate is not approved by Japanese regulators for commercialization or public use and is used only under the Advanced Medical Care B Program for experimental therapeutics. We do not intend to seek regulatory approval or commercialization of our product candidate in Japan” on page 141 and “Dr. Feng and Vesicor have not received adverse event or serious adverse event data from use of ecm-RV/p53 in Japan, but Vesicor cannot assess the potential safety risks or efficacy of ecm-RV/p53 product candidate” on page 134.

Founded by Luo Feng, M.D., Vesicor is an early development-stage biopharmaceutical company focused on the development of microvesicle-based therapeutics, a new class of medicines with the potential to transform the treatment of a wide spectrum of diseases. Vesicor’s focus is to obtain regulatory approval for and commercialize the use of its microvesicle-based therapeutic product candidate, known as ecm-RV/p53, for the treatment of certain cancers in the U.S. and to seek patent protection for its ecm-RV/p53 product candidate. Vesicor has developed a genetically engineered cellular microvesicle (ecm) that is generated from a microvesicle-producing human embryonic kidney cell line by gene transfection of the kidney cells with our company specific RNA cellular control distribution (CCD) DNA vectors. Deoxyribonucleic acid, or DNA, is the molecule that carries genetic information for the development and functioning of an organism. Ribonucleic acid, or RNA, is a nucleic acid present in all living cells and functions in cellular protein synthesis. It replaces DNA as a carrier of genetic codes in some viruses.

Extracellular vesicles, including exosomes and microvesicles, are nano-scale, membrane-enclosed vesicles that have evolved as an intercellular messenger system to protect and deliver functional macromolecules. They are secreted by most cells and contain characteristic lipids, proteins, carbohydrates and nucleic acids such as mRNA and microRNAs. They can signal through the binding and activation of membrane receptors or through the delivery of their cargo into the cytosol of target cells. These targeted messengers can transport and protect complex biologically active molecules that alter the function of recipient cells.

Exosomes and microvesicles act as messengers to regulate the functions of neighboring or distant cells and have been shown to regulate functions such as cell survival, proliferation, inflammation and tissue regeneration. Furthermore, research has shown that exogenously-administered exosomes and microvesicles can modify cellular activities, thereby supporting their therapeutic potential. Their size, low or null immunogenicity and ability to communicate in native cellular language potentially makes them an exciting new class of therapeutic agents with the potential to expand the ability to address complex biological responses. Since exosomes and microvesicles are a cell-free substance, they can be stored, handled, reconstituted and administered in similar fashion to common biopharmaceutical products such as antibodies.

Since formation, Dr. Luo Feng and Vesicor have been engaged in research and development to develop the ecm-RV/p53 product candidate in order to be able to submit the ecm-RV/p53 product candidate for FDA approval. Vesicor has not received, and is uncertain if it will receive, regulatory authorization to commence clinical trials for ecm-RV/p53 product candidate or to commence any other part of the regulatory review process for the ecm-RV/p53 product candidate in the U.S. Further, Vesicor cannot be certain that any requisite regulatory approval of the ecm-RV/p53 product candidate, or any other, alternative Vesicor product candidate, if any, will be obtained in the U.S. or elsewhere on a timely basis, or at all. Vesicor has no regulatory approval of the ecm-RV/p53 product candidate in the U.S. or elsewhere for commercial use. The FDA regulatory approval process is complex, lengthy and demanding and requires satisfaction of numerous requirements at various stages of the review process. Failure at any stage of the process can result in rejection of the product candidate. The FDA’s approval, and any other regulator’s approval, is granted in their respective and sole discretion. Efforts to commercialize the ecm-RV/p53 product require regulatory approval and, even if that approval is obtained, Vesicor cannot be certain that the commercialization effort will be successful.

Vesicor does not have any patents or regulatory approval for its proposed product candidate in the U.S. or elsewhere. Vesicor intends to pursue both patent protection and hopes to commence efforts for regulatory approval in the U.S. in 2027. Vesicor’s current business plan is focused on commercializing the ecm-RV/p53 product candidate, its sole product candidate, only in the U.S. Vesicor does not have any current plans to pursue regulatory development and commercialization of the ecm-RV/p53 product candidate in another country, but Vesicor intends to evaluate other potential foreign markets for its product candidate if and when the ecm-RV/p53 product candidate completes the FDA regulatory process and is approved for commercial use in the U.S., which evaluation would include evaluating the market response in the U.S. to the product. There is no assurance or certainty about the ecm-RV/p53 product candidate receiving regulatory authorization for commencement clinical trials for ecm-RV/p53, actual commencement of regulatory review, or regulatory approval of that product candidate, on a timely basis in each instance, or at all.

Vesicor’s principal executive offices are located at 207 South Santa Anita Avenue, Suite P-15, San Gabriel, California 91776. Its corporate website address is www.vesicor.com. The contact email for Vesicor is warrenjr@vesicor.com. The corporate telephone number is (626) 872-2938.

The information contained on, or that can be accessed through, Vesicor’s website is deemed not to be incorporated in this proxy statement/prospectus or to be part of this proxy statement/prospectus. You should not consider information contained on Vesicor’s website to be part of this proxy statement/prospectus.

For more information about Vesicor, see the sections entitled “Information About Vesicor,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Vesicor” and the financial statements of Vesicor included herein.

Merger Sub

BH Merger Sub, Inc. was formed as a corporation under the laws of the State of Delaware on April 22, 2025 and is currently a wholly-owned subsidiary of Black Hawk (“Merger Sub”). Merger Sub was formed for the purpose of effectuating the Merger described herein and it has not conducted any activities other than those incidental to its formation and the transactions contemplated by the Business Combination Agreement. Merger Sub will not be the surviving entity in the Merger, as contemplated by the Business Combination Agreement and described herein.

Merger Sub’s principal executive offices are located at 108 W. 13th Street, Suite 100, City of Wilmington, County of New Castle, 19801.

The Business Combination and the Business Combination Agreement

On April 26, 2025, Black Hawk Acquisition Corporation, a Cayman Islands exempted company (“Black Hawk”), entered into a Business Combination Agreement (the “Business Combination Agreement”) by and among Vesicor Therapeutics, Inc., a California corporation (which shall reincorporate into the State of Delaware so as to migrate to and domesticate as a Delaware corporation on the day that is one (1) Business Day prior to the Closing Date (as defined below) (“Vesicor”), and BH Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Black Hawk (“Merger Sub”). The Business Combination Agreement provides, among other things, that on the terms and subject to the conditions set forth therein, (i) Black Hawk will de-register in the Cayman Islands and transfer by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation (the “Domestication”), and (ii) following the Domestication, Merger Sub will be merged with and into Vesicor, as a result of which Vesicor will be the surviving company and a wholly-owned subsidiary of Black Hawk (the “Merger”), (prior to the Domestication, Black Hawk shall be referred to herein as “Parent”, and at and after the Domestication, “PubCo”). The Domestication, Merger, and other transactions contemplated by the Business Combination Agreement are collectively referred to as the “Business Combination;” and the consummation of the Merger is referred to as the “Closing” and the date of the Closing is referred to as the “Closing Date.” Upon the closing of the Business Combination, Black Hawk, as the public company, will change its name and Black Hawk plans to remain Nasdaq-listed under a new ticker symbol. Capitalized terms shall have the meaning as defined in the Business Combination Agreement.

Vesicor is a development-stage biopharmaceutical, closely-held company focused on the development of p53-based cancer therapeutics delivered via microvesicles. Its sole business activities after formation has been devoted to research and development of a product candidate and raising working capital.

Black Hawk obtained a fairness opinion provided by EntrepreneurShares LLC. The Opinion confirmed that, as of April 26, 2025, the consideration to be issued or paid to the shareholders of Vesicor is fair from a financial point of view to Black Hawk and the shareholders of Black Hawk as a single group.

The Domestication

The Domestication will occur on the day that is one business day prior to the Closing Date. Upon the Domestication, it is anticipated that Vesicor will be the surviving company and a wholly-owned subsidiary of Black Hawk, and Black Hawk is referred to herein as PubCo as of the time following the Domestication.

Before the Domestication, the Parent’s capitalization consists of Black Hawk Ordinary Shares, Black Hawk Rights, and Private Placement Units, collectively (all defined below). “Black Hawk Ordinary Shares” means Black Hawk Class A Ordinary Shares and Black Hawk Class B Ordinary Shares. “Black Hawk Rights” means the issued and outstanding rights of Black Hawk, and each such right convertible into one share of Black Hawk Ordinary Shares at the closing of a business combination. “Private Placement Unit” means each outstanding unit consisting of one share of Black Hawk Ordinary Shares and one-fifth (1/5) of one right. Following the Domestication, PubCo’s capitalization shall consist of common stock, par value $0.0001 per share (the “PubCo Common Stock”).

Upon the Domestication, every issued and outstanding Black Hawk Class A Ordinary Share shall convert automatically into one share of PubCo Common Stock. Further, every issued and outstanding Private Placement Unit shall also be separated automatically into each’s individual components of one share of PubCo’s Common Stock and one-fifth (1/5) of one PubCo’s Right, and all Private Placement Units shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each individually separated component shall, at the Domestication consummation, be converted into the PubCo’s Class A Common Stock, and/or one-fifth (1/5) of PubCo Right, as the case may be. Lastly, at the Domestication, every issued and outstanding Black Hawk Right immediately prior to the Domestication Effective Time shall be converted automatically into one the PubCo Right.

The Merger

On the day of the Closing, the Merger will occur. At the effective time of the Merger, each share of the PubCo’s capital stock that is owned by PubCo as treasury shares immediately prior to the effective time of the Merger shall be canceled and extinguished without any conversion thereof to receive a number of shares of PubCo Common Stock equal to the Consideration Ratio (as defined below). Additionally, each outstanding unexercised warrant to purchase shares of Vesicor Common Stock (each a “Vesicor Warrant”) will be assumed by PubCo and converted into a warrant to purchase a number of shares of PubCo Common Stock, with the same terms, conditions, vesting schedules, and other provisions as were applicable to the corresponding Vesicor Warrant immediately prior to the Merger.

Post-Business Combination Structure of PubCo

Note:	“Pipe Investors” in the above diagram refers to prospective investors under the PPM Investment. As of the date of this proxy statement/prospectus, the PPM Investment remains subject to ongoing discussions and has not been finalized.

Proposals to be Submitted at the Extraordinary General Meeting

Proposal 1: The Business Combination Proposal

This section describes the material provisions of the Business Combination Agreement but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, which is attached as Annex A and Annex A-1, and the Related Agreements Black Hawk’s shareholders and other interested parties are urged to read such agreement in its entirety because it is the primary legal document that governs the Business Combination.

Business Combination Agreement

On April 26, 2025, Black Hawk, entered into the Business Combination Agreement by and among Vesicor, and Merger Sub. The Business Combination Agreement provides, among other things, that on the terms and subject to the conditions set forth therein, (i) Black Hawk will de-register in the Cayman Islands and transfer by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation, and (ii) following the Domestication, Merger Sub will be merged with and into Vesicor, as a result of which Vesicor will be the surviving company and a wholly-owned subsidiary of Black Hawk, prior to the Domestication, Black Hawk may be referred to herein as “Parent”, and at and after the Domestication, “PubCo”.

The Domestication will occur on the day that is one business day prior to the Closing Date. Upon the Domestication, it is anticipated that Vesicor will be the surviving company and a wholly-owned subsidiary of Black Hawk, and Black Hawk is referred to herein as PubCo as of the time following the Domestication.

Before the Domestication, the Parent’s capitalization consists of Black Hawk Ordinary Shares, Black Hawk Rights, and Private Placement Units, collectively (all defined below). “Black Hawk Ordinary Shares” means Black Hawk Class A Ordinary Shares and Black Hawk Class B Ordinary Shares. “Black Hawk Rights” means the issued and outstanding rights of Parent, each such right convertible into one share of Black Hawk Ordinary Shares at the closing of a business combination. “Private Placement Unit” means each outstanding unit consisting of one share of Black Hawk Ordinary Shares and one-fifth (1/5) of one Black Hawk Right. Following the Domestication, PubCo’s capitalization shall consist of common stock, par value $0.0001 per share (the “PubCo Common Stock”).

Upon the Domestication, every issued and outstanding Black Hawk Class A Ordinary Share shall convert automatically into one share of PubCo Common Stock. Further, every issued and outstanding Private Placement Unit shall also be separated automatically into each’s individual components of one share of PubCo’s Common Stock and one-fifth (1/5) of one PubCo’s Right, and all Private Placement Units shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each individually separated component shall, at the Domestication consummation, be converted into the PubCo’s Class A Common Stock, and/or one-fifth (1/5) of PubCo Right, as the case may be. Lastly, at the Domestication, every issued and outstanding Black Hawk Right immediately prior to the Domestication Effective Time shall be converted automatically into one the PubCo Right.

On the day of the Closing, the Merger will occur. At the effective time of the Merger, each share of the PubCo’s capital stock that is owned by PubCo as treasury shares immediately prior to the effective time of the Merger shall be canceled and extinguished without any conversion thereof to receive a number of shares of PubCo Common Stock equal to the Consideration Ratio (as defined below). Additionally, each outstanding unexercised warrant to purchase shares of Vesicor Common Stock (each a “Vesicor Warrant”) will be assumed by PubCo and converted into a warrant to purchase a number of shares of PubCo Common Stock, with the same terms, conditions, vesting schedules, and other provisions as were applicable to the corresponding Vesicor Warrant immediately prior to the Merger.

The “Aggregate Merger Consideration” to be issued to Vesicor selling securityholders in connection with the Merger will be determined by dividing (a) $70,000,000, being the Equity Value, by (b) the price (the “Redemption Price”) at which each of Black Hawk Class A Ordinary Shares may be redeemed in connection with the Business Combination. The “Consideration Ratio” is the number of shares of PubCo Common Stock to be issued in exchange for issued and outstanding Vesicor capital stock upon the Merger and is equal to the quotient obtained by dividing (x) the Aggregate Merger Consideration by (y) the Aggregate Fully Diluted Company Shares, as defined in the Business Combination Agreement.

Under the Business Combination Agreement, the obligations of the parties to consummate the Business Combination are subject to the satisfaction or waiver of certain customary closing conditions of the respective parties, including, without limitation: (i) the absence of specified adverse laws, rules, regulations, judgments, decrees, executive orders or awards making the Business Combination illegal or otherwise prohibiting its consummation; (ii) the Registration Statement having been declared effective by the SEC under the Securities Act of 1933, as amended (the “Securities Act”), no stop order suspending the effectiveness of the Registration Statement being in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement having been initiated or threatened in writing by the SEC; (iii) the approval and adoption of the Business Combination Agreement and transactions contemplated thereby by the Black Hawk Shareholder Approval and Vesicor Stockholder Approval; (iv) the size and composition of PubCo’s board of directors being as set forth in the Business Combination Agreement; (v) the PubCo Common Stock having been approved for listing on Nasdaq as set forth in the Business Combination Agreement; and (vi) the receipt by Black Hawk of a fairness opinion for the Business Combination from an investment bank approved by Black Hawk.

The obligations of Black Hawk and Merger Sub to consummate the Business Combination are further subject to additional conditions, including, among other things: (i) material compliance by Vesicor with its agreements and covenants under the Business Combination Agreement; (ii) the truth and accuracy of the representations and warranties of Vesicor, subject to customary bring-down standards; (iii) no Material Adverse Effect (as defined in the Business Combination Agreement) having occurred since the date of the Business Combination Agreement that is continuing; (iv) delivery of a certificate executed by the Chief Executive Officer or Chief Financial Officer of Vesicor certifying compliance with specified closing conditions; (v) delivery of a FIRPTA certificate; (vi) the termination of certain agreements among Vesicor and its stockholders; (vii) receipt of required third-party consents; (viii) execution and delivery of Non-Competition Agreements by certain key employees of Vesicor; (ix) execution and delivery of a Lock-Up Agreement by Vesicor’s securityholders along other Ancillary Agreements to the Business Combination Agreement; and (x) Vesicor must procure a PPM Investment.

The obligations of Vesicor to consummate the Business Combination are further subject to additional conditions, including, among others,: (i) material compliance by Black Hawk and Merger Sub with their respective agreements and covenants under the Business Combination Agreement; (ii) the truth and accuracy of the representations and warranties of Black Hawk and Merger Sub, subject to customary bring-down standards and exceptions for representations not resulting in a Parent Material Adverse Effect (as defined in the Business Combination Agreement); (iii) receipt by the Vesicor of a certificate executed by an authorized officer of Black Hawk certifying compliance with certain conditions; (iv) the filing and effectiveness of PubCo’s certificate of incorporation with the Delaware Secretary of State; and (v) the execution and delivery by Black Hawk and Merger Sub of certain Ancillary Agreements to the Business Combination Agreement.

As part of the obligations and as a condition to the Closing, Vesicor shall arrange and procure a transaction financing of an aggregate amount of not less than ten million dollars ($10,000,000.00), which financing may be in the form of cash equity investment, equity-linked instruments, debt instruments or other usual and customary forms of working capital investment, which includes, without limitation, Equity Line of Credit (“ELOC”), forward purchase shares commitments, pre-paid advance commitments or other usual and customary forms of alternative financing (“PPM Investment”). Black Hawk may, but it is not obligated to, procure a PPM Investment. See “PPM Investment may be Waived as a Condition to the Closing; Consequences of Waiver of PPM Investment” on page 49 of this proxy statement/prospectus for possible waiver and consequences of waiver of PPM Investment as a condition to Closing. See also: “Risks Related to Domestication and the Business Combination: If the condition for consummation of the PPM Investment as a condition to Closing is waived by Black Hawk and Vesicor and the Business Combination is consummated, then the Combined Company may not satisfy the Shareholders’ Equity requirement for listing of its shares on Nasdaq and could be delisted from Nasdaq — for risks related to delisting of Combined Company shares from Nasdaq” on page 103; and “Black Hawk or Vesicor may waive one or more of the conditions to the Business Combination without recirculation of this proxy statement/prospectus or resoliciting stockholder approval” on page 102.

PPM Investment and Related Financing Arrangements

In connection with the consummation of the Business Combination, the Vesicor is required to procure a PPM Investment. The PPM Investment may take the form of cash equity investment, equity-linked securities, debt instruments, or other usual and customary forms of working capital financing, including, without limitation, ELOC, forward share purchase commitments, pre-paid advance agreements, or other alternative financing structures. Vesicor may also enter into backstop arrangements with third-party investors, in each case on terms mutually agreed by the Vesicor and Black Hawk, acting reasonably.

Upon consummation of the Business Combination, PubCo, as the Combined Company, must satisfy Nasdaq listing standards to trade the Combined Company’s shares on Nasdaq. The purpose of the PPM Investment is to ensure that, upon the Closing, PubCo has sufficient cash or cash equivalents to satisfy the continued listing requirements of the Nasdaq. Vesicor will be deemed to have satisfied this obligation if the PPM Investment results in sufficient cash or cash equivalents to meet Nasdaq’s applicable listing standards as of the Closing. As of the date of this proxy statement/prospectus, Vesicor is uncertain that it will be able to consummate the PPM Investment before the Closing. The PPM Investment must result in PubCo having at least $5 million in shareholders’ equity. Black Hawk and Vesicor are seeking $10 million from the PPM Investment to ensure sufficient cash funding to meet the shareholders’ equity requirements for Nasdaq listing standard and to provide working capital in addition to funding from the consummation of the Business Combination.

PPM Investment may be Waived as a Condition to the Closing; Consequences of Waiver of PPM Investment. The PPM Investment may be waived by Black Hawk and Vesicor as a condition to the Closing. Black Hawk and Vesicor do not intend to waive the requirement for a PPM Investment, but they may ultimately determine, in their sole discretion, to waive the requirement for a PPM Investment. If the PPM Investment is waived by Black Hawk and Vesicor, Black Hawj may elect to not recirculate this proxy statement/prospectus and resolicit approval of Black Hawk Shareholders for the Business Combination. Vesicor is uncertain as of the date of this proxy statement/prospectus if it will consummate the PPM Investment. If the PPM Investment is not consummated by the Closing, and Black Hawk and Vesicor waive the PPM Investment as a condition to the Closing and proceeds with consummation of the Business Combination, then the Combined Company is unlikely to satisfy the shareholders’ equity listing requirement for listing of Combined Company’s shares on Nasdaq, being a minimum of $5 million in shareholders’ equity. If delisted from the Nasdaq, and if the Combined Company could not list its common stock on any other national securities exchange, then Vesicor and Black Hawk may ultimately determine, in their sole discretion, to waive such condition, and the Combined Company’s common stock could trade on the over-the-counter market. Trading on the over-the-counter market has potential adverse consequences for the Combined Company and its shareholders. See the following sections in this proxy statement/prospectus for possible adverse consequences of being traded on the over-the-counter market: “Risks Related to Domestication and the Business Combination - If the condition for consummation of the PPM Investment as a condition to Closing is waived by Black Hawk and Vesicor and the Business Combination is consummated, then the Combined Company may not satisfy the Shareholders’ Equity requirement for listing of its shares on Nasdaq and could be delisted from Nasdaq” for risks related to delisting of Combined Company shares from Nasdaq on page 103; and “Black Hawk or Vesicor may waive one or more of the conditions to the Business Combination without recirculation of this proxy statement/prospectus or resoliciting stockholder approval” on page 102.

There is a negotiated “sliding scale” mechanism that provides for the potential transfer of up to 865,000 Founder Shares from Black Hawk’s Sponsor to Vesicor Shareholders following the closing of the Business Combination. Black has no obligation to raise any capital, however, if Black Hawk does not raise sufficient replacement capital (such as through a private investment in public equity, or PIPE, or other equity financing) by the time of closing, Black Hawk would reduce the number of shares transferred to Vesicor via the sliding scale calculation. A provision states that, assuming the entire Black Hawk trust fund is redeemed and an estimated 1,725,000 of Founder Shares are issued and outstanding, Black Hawk shall procure the transfer of 865,000 Founder Shares to Vesicor 180 days post-closing under certain scenarios, and subject to a sliding scale mechanism that can either increase or decrease the amount of Founder Shares that shall be transferred from Black Hawk to Vesicor, including the aforementioned incentive. If there is no replacement capital raised for the Trust Account through a PIPE or other financing before the closing, the investment adjustment factor under the Business Combination Agreement would remain at 1.0. This means the number of Founder Shares potentially transferable to Vesicor Shareholders would be determined solely by the price adjustment factor tied to the 20-day volume-weighted average trading price of the PubCo Common Stock on the 180th day after the de-SPAC closing. If that price is $10.00 or higher, all 865,000 Founder Shares would become transferable. If the price is between $5.00 and $10.00, the transferable amount would decline proportionally on a straight-line basis between zero and 865,000 shares. If the price is $5.00 or lower, no founder shares would become transferable.

Sponsor Convertible Notes

On June 13, 2025, Black Hawk issued an unsecured convertible promissory note with a 6% annual interest rate (the “June Convertible Note”) to the Sponsor to cover expenses in connection with operations and extension payments for the Combination Period. The initial amount of the loan was $350,000, which is due and payable upon a Trigger Event. A Trigger Event is defined as (i) de-SPAC transaction (the closing of a merger, consolidation or other business combination pursuant to which Black Hawk acquires an entity for its initial business combination), or (ii) a liquidation. Pursuant to the June Convertible Note, the Sponsor has the right to convert the unpaid principal of the note into Ordinary Shares of Black Hawk, upon the notice of a de-SPAC transaction. The number of shares issued (the “Conversion Shares”) will be calculated by dividing the principal amount being converted by the most favorable price or valuation at which the target company in connection with the de-SPAC transaction issued equity or equity-linked securities to third parties within the past 36 months. On September 30, 2025, the June Convertible Note was amended to revise the Conversion Price to $1.00 per share.

Upon an occurrence of an event of default, as defined in the June Convertible Note, the Sponsor may declare the June Convertible Note immediately due and payable.

On September 30, 2025, Black Hawk issued an additional unsecured convertible promissory note with a 10% annual interest rate (the “September Convertible Note”) to the Sponsor to cover expenses in connection with operations and extension payments for the Combination Period. The initial amount of the loan was $350,000. Pursuant to the September Convertible Note, the Sponsor has the right to convert the unpaid principal of the note into ordinary shares of Black Hawk, upon the notice of a de-SPAC transaction. The number of shares issued (the “Conversion Shares”) will be calculated by dividing the principal amount being converted by $1.00 per share (the “Conversion Price”).

Upon an occurrence of an event of default, as defined in the September Convertible Note, the Sponsor may declare the September Convertible Note immediately due and payable.

On February 12, 2026, Black Hawk issued an unsecured convertible promissory note with a 10% annual interest rate (the “February Convertible Note”) to the Sponsor to cover expenses in connection with operations and extension payments for the Combination Period. The initial amount of the loan was $300,000. Pursuant to the February Convertible Note, the Sponsor has the right to convert the unpaid principal of the note into ordinary shares of Black Hawk, upon the notice of a de-SPAC transaction. The number of shares issued (the “Conversion Shares”) will be calculated by dividing the principal amount being converted by $1.00 per share (the “Conversion Price”).

Upon an occurrence of an event of default, as defined in the February Convertible Note, the Sponsor may declare the February Convertible Note immediately due and payable.

On May 4, 2026, Black Hawk issued an unsecured convertible promissory note with a 10% annual interest rate, commencing April 20, 2026 (the “May Convertible Note”) to the Sponsor to cover expenses in connection with operations and extension payments for the Combination Period. The initial amount of the loan was $300,000. Pursuant to the May Convertible Note, the Sponsor has the right to convert the unpaid principal of the note into ordinary shares of Black Hawk, upon the notice of a de-SPAC transaction. The number of shares issued (the “Conversion Shares”) will be calculated by dividing the principal amount being converted by $1.00 per share (the “Conversion Price”).

Upon an occurrence of an event of default, as defined in the May Convertible Note, the Sponsor may declare the May Convertible Note immediately due and payable.

Debt Forgiveness Agreement

On June 30, 2026, Black Hawk and Vesicor entered into a Debt Forgiveness Agreement pursuant to which Vesicor forgave $1,015,987.50 in advances previously made by Vesicor to or on behalf of Black Hawk (the “Vesicor Advances”). The Vesicor Advances consisted of (i) $675,000 in extension payment advances made between July 2025 and February 2026, representing Vesicor’s one-half share of the monthly $150,000 trust fund extension payments required under the Business Combination Agreement and the amended Trust Agreement, and (ii) $340,987.50 in upfront fee payments and other transaction expenses paid by Vesicor on Black Hawk’s behalf between March and April 2025 for upfront fees and February 2026 for other transaction expenses. All advances were made on a no-interest basis.

Pursuant to the Debt Forgiveness Agreement, Vesicor (i) forgave the entire outstanding principal amount of the Vesicor Advances, (ii) agreed that all debt instruments issued or issuable in connection with the Vesicor Advances are null and void, and (iii) waived and cancelled any rights to convert the Vesicor Advances into debt or equity securities of Black Hawk or any successor. Vesicor’s forgiveness of advances classified as upfront fees was made pursuant to a waiver, consent and authorization of Vesicor’s shareholders. Any advances made by Vesicor after February 12, 2026 are expressly excluded from the Debt Forgiveness Agreement and will be governed by separate written agreements between the parties.

In consideration for the foregoing, Black Hawk released Vesicor from any claims arising from Vesicor’s failure to timely advance or pay any portion of the Vesicor Advances or otherwise timely perform its obligations under the Business Combination Agreement. Each party retained all other rights and claims under the Business Combination Agreement not expressly released. The Debt Forgiveness Agreement is governed by the laws of the State of California.

Related Agreements

The Business Combination Agreement contemplates the execution of various additional agreements and instruments, on or before the Closing, including, among others, the following:

Company Shareholder Support Agreement

Concurrently with the execution of the Agreement, certain shareholders of Vesicor entered into a support agreement, pursuant to which each such shareholder agreed to vote in favor of the business combination, subject to the terms of such shareholder support agreement. The total number of shares of Vesicor Common Stock owned by Vesicor Shareholders who entered into the support agreement is 11,325,529, which is 70.27 percent of the issued and outstanding shares of Vesicor Common Stock as of the date of this proxy statement/prospectus. Each of the Vesicor Shareholders who entered into a support agreement are expected to also sign a written consent to vote in favor of the Business Combination after the effectiveness of the Form S-4 Registration Statement.

The Vesicor Shareholders who entered into the support agreements were only executive officers, directors, affiliates, founders or their family members, or holders of 5% or more of the voting equity securities of Vesicor. Vesicor does not intend to solicit votes in favor of the Business Combination from Vesicor Shareholders who did not sign the support agreement, especially since the Vesicor Shareholders who signed the support agreement hold sufficient voting power to approve the Business Combination.

The foregoing description of the Shareholder Support Agreement does not purport to be complete and is qualified in its entirety by the full text of the Shareholder Support Agreement, a copy of which is included as Exhibit 10.7 to the registration statement of which this proxy statement/prospectus forms a part.

Lock-Up Agreement

In connection with the Closing, the Sponsor, the Pre-IPO Investors, Vesicor Shareholders, and the holders of Vesicor Warrants, will enter into a lock-up agreement (the “Lock-Up Agreement”) with PubCo (collectively, the “Lock-Up Holders”).

Pursuant to the Lock-Up Agreement, the Lock-Up Holders will be restricted from transferring any shares of PubCo Common Stock held by them (except for certain permitted transfers) for a period of six (6) months following the Closing Date. PubCo Common Stock issuable upon the exercise of Vesicor Company Warrants will be subject to a twelve (12) month lock-up period. Permitted transfers include estate-planning transfers, gifts to family members, transfers to affiliates, and other limited exceptions, provided that any transferee agrees to be bound by the same lock-up restrictions.

The foregoing description of the Lock-Up Agreement does not purport to be complete and is qualified in its entirety by the full text of the Form of Lock-Up Agreement, a copy of which is included as Exhibit 10.8 to this proxy statement/prospectus.

Amended and Restated Registration Rights Agreement

In connection with the transactions, Black Hawk, Vesicor, the Sponsor, the holders of the Founder Shares, the holders of the Private Placement Units, the directors and officers of Black Hawk who hold Registrable Securities, and all stockholders of Vesicor as of the Closing will enter into an Amended and Restated Registration Rights Agreement to provide for the registration of the PubCo Common Stock held or received by them in the Merger. As of the date of this proxy statement/prospectus, Vesicor is uncertain whether it will be able to consummate the PPM Investment by the Closing, and no securities have been issued, and no commitments or funding have been received, under the PPM Investment. Accordingly, it is uncertain whether any PPM investors will require registration rights for securities issued in the PPM Investment.

The PubCo Common Stock issued to Vesicor Shareholders in the Merger, and any PubCo Common Stock issuable upon exercise of Vesicor Company Warrants, will be subject to the Lock-Up Agreement described above. PubCo Common Stock held by the Sponsor, the Founder Shareholders, and the holders of Private Placement Units will be subject to the Lock-Up Agreement.

The following sets forth the estimated shares of Public Shares to be subject to the Amended and Restated Registration Rights Agreement (“Rights Agreement” for purposes of following estimates) under the scenarios indicated, which speaks as of the date of this proxy statement/prospectus and is subject to change based on actual redemption of Public Shares and exercise of Vesicor Warrants into Public Shares (“Warrant Shares”).

The PubCo Common Stock issued to Vesicor Shareholders in the Merger, as well as any PubCo Common Stock issuable upon exercise of Vesicor Company Warrants, will be subject to the Lock-Up Agreement described above. By contrast, PubCo Common Stock held by the Sponsor, the Founder Shareholders, and the holders of Private Placement Units will be subject to the Lock-Up Agreement. Accordingly, the table below reflects securities that may be covered by the Amended and Restated Registration Rights Agreement, regardless of whether such securities are subject to transfer restrictions under the Lock-Up Agreement.

No Redemption of Public Shares

Black Hawk Public Shares(1)	4,153,577
Black Hawk Sponsor Convertible Note Shares(5)	1,300,000
Black Hawk Public and Private Rights(6)	1,427,100
Vesicor Public Shares to be issued at closing(2)	5,500,452
Estimated Total Public Shares subject to Rights Agreement	12,381,129

Max Redemption of Public Shares

Black Hawk Public Shares(3)	1,164,500
Black Hawk Sponsor Convertible Note Shares(5)	1,300,000
Black Hawk Public and Private Rights(6)	1,427,100
Vesicor Public Shares to be issued at closing(2)(3)	6,365,452
Estimated Total Public Shares subject to Rights Agreement	10,257,052

50% Redemption of Public Shares

Black Hawk Public Shares(4)	3,091,539
Black Hawk Sponsor Convertible Note Shares(5)	1,300,000
Black Hawk Public and Private Rights(6)	1,427,100
Vesicor Public Shares to be issued at closing(2)	5,500,452
Estimated Total Public Shares subject to Rights Agreement	11,319,091

(1)	Represents 1,725,000 Sponsor non-redeemable shares, 304,500 other non-redeemable shares and 2,124,077 public shares subject to redemption.
(2)	Represents issuance of 5,500,452 shares of Parent Common Stock to existing Vesicor equity holders calculated on a fully diluted basis equal to the quotient of (a) the Aggregate Closing Merger Consideration Value ($70,000,000) divided by (b) Redemption Price ($10.00), as defined in the Business Combination Agreement at a consideration exchange ratio of 0.341303. Assumes Vesicor shares fully diluted at closing of 20,509,630 * 0.341303 = 7,000,000 distributed on a pro-rata basis among Vesicor Issued and Outstanding shares assumed to be 16,116,034 at closing.
(3)	Consists of 1,960,500 shares of Black Hawk Class A Ordinary Shares (including 1,725,000 Insider Shares and 235,500 shares included in the Private Placement Units) and 69,000 Representative shares less 865,000 founders shares transferred to Vesicor triggered by the sliding scale mechanism in a maximum redemption scenario.
(4)	Represents 1,725,000 Sponsor non-redeemable shares, 304,500 other non-redeemable shares and 50% of 2,124,077 or 1,062,039 public shares subject to redemption.
(5)	Represents conversion of $1,300,000 convertible notes at $1.00 per share per the June 2025 Convertible Note, as amended, the September 2025 Convertible Note, the February 2026 Convertible Note and the May 2026 Convertible Note.
(6)	Represents 1,380,000 shares underlying Public rights and 47,100 shares underlying Private rights as of May 31, 2026.

If we include the Public Shares from exercise of Vesicor warrants (“Warrant Shares”) (fully diluted basis), then the estimation would be, as of the date of this proxy statement/prospectus, as follows:

No Redemption of Public Shares with Warrant Shares

Black Hawk Public Shares(1)	4,153,577
Black Hawk Sponsor Convertible Note Shares(5)	1,300,000
Black Hawk Public and Private Rights(6)	1,427,100
Vesicor Public Shares to be issued at closing(2)	7,000,000
Estimated Total Public Shares subject to Rights Agreement	13,880,677

Max Redemption of Public Shares with Warrant Shares

Black Hawk Public Shares(3)	1,164,500
Black Hawk Sponsor Convertible Note Shares(5)	1,300,000
Black Hawk Public and Private Rights(6)	1,427,100
Vesicor Public Shares to be issued at closing(2)(3)	7,865,000
Estimated Total Public Shares subject to Rights Agreement	11,756,600

50% Redemption of Public Shares with Warrant Share

Black Hawk Public Shares(4)	3,091,539
Black Hawk Sponsor Convertible Note Shares(5)	1,300,000
Black Hawk Public and Private Rights(6)	1,427,100
Vesicor Public Shares to be issued at closing(2)	7,000,000
Estimated Total Public Shares subject to Rights Agreement	12,818,639

(1)	Represents 1,725,000 Sponsor non-redeemable shares, 304,500 other non-redeemable shares and 2,124,077 public shares subject to redemption.
(2)	Based upon 16,116,034 Vesicor shares of Common Stock currently issued and outstanding plus 4,393,596 underlying warrant shares of Common Stock for a total of 20,509,630 shares of Common Stock at a consideration exchange ratio of 0.341303.
(3)	Represents 1,725,000 Sponsor non-redeemable shares and 304,500 other non-redeemable shares less 865,000 sponsor shares transferred to Vesicor triggered by the sliding scale mechanism in a maximum redemption scenario.
(4)	Represents 1,725,000 Sponsor non-redeemable shares, 304,500 other non-redeemable shares and 50% of 2,124,077 or 1,062,039 public shares subject to redemption.
(5)	Represents conversion of $1,300,000 convertible notes at $1.00 per share per the June 2025 Convertible Note, as amended, the September 2025 Convertible Note, the February 2026 Convertible Note and the May 2026 Convertible Note.
(6)	Represents 1,380,000 shares underlying Public rights and 47,100 shares underlying Private rights as of May 31, 2026.

Extension Payments

Organizational Structure

The diagrams below depict simplified versions of the current organizational structures of Black Hawk and Vesicor, respectively.

Black Hawk Current Organizational Structure

Public Stockholders
Black Hawk Management, LLC (Sponsor)
Black Hawk Acquisition Corporation (Cayman)

Vesicor Current Organizational Structure

Common Stock
Shareholders
Warrant
Holders
Vesicor Therapeutics, Inc.
(California)

The diagram below depicts a simplified version of PubCo’s organizational structure immediately following the completion of the Business Combination (assuming no redemptions by Black Hawk’s Public Shareholders).

PubCo Post-Business Combination

Note:	“Pipe Investors” in the above diagram refers to prospective investors under the PPM Investment. As of the date of this proxy statement/prospectus, the PPM Investment remains subject to ongoing discussions and has not been finalized.

Additional Information

For additional information, including information about certain material U.S. Federal Income Tax Consequences to U.S. holders of Public Shares and other agreements relating to the Business Combination, see the section of this proxy statement/prospectus entitled “Proposal 1: The Business Combination Proposal.”

Proposal 2: The Domestication Proposal

As a condition to Closing, pursuant to the terms of the Business Combination Agreement, Black Hawk has unanimously approved the Domestication Proposal. The Domestication Proposal, if approved by Black Hawk’s shareholders, will authorize a change of Black Hawk’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while Black Hawk is currently governed by the Companies Act, upon the Domestication, PubCo will be governed by the DGCL. There are differences between Cayman Islands corporate law and Delaware corporate law as well as between the second amended and restated memorandum and articles of association and the Organizational Documents. Accordingly, Black Hawk encourages shareholders to carefully review the information in the section of this proxy statement/prospectus entitled “The Domestication Proposal — Comparison of Shareholder Rights under Applicable Corporate Law Before and After Domestication.”

In connection with the Domestication: (i) each Black Hawk Class A ordinary share issued and outstanding immediately prior to the Domestication will remain outstanding and will automatically convert, on a one-for-one basis, into one share of PubCo Common Stock; (ii) each Private Placement Unit issued and outstanding will automatically be cancelled and each holder thereof will be entitled, per Private Placement Unit, to one share of PubCo Common Stock and one-fifth of one PubCo Warrant. No fractional PubCo Warrants will be issued in the process described in this clause (ii).

Proposal 3: The Organizational Documents Proposal

Black Hawk is proposing that Black Hawk’s Shareholders approve, by special resolution, the Organizational Documents Proposal in connection with the replacement of the second amended and restated memorandum and articles of association, under the Companies Act, with the Organizational Documents, under the DGCL, in accordance with the Domestication. The Black Hawk Board has each unanimously approved the Organizational Documents Proposal and believe such proposal is necessary to adequately address the needs of PubCo following the completion of the Business Combination. Approval of the Organizational Documents Proposal is a condition to the completion of the Business Combination.

Concurrently with the Domestication, and prior to the effective time of the Merger, PubCo will file a certificate of incorporation with the Secretary of State of the State of Delaware (the “Proposed Certificate of Incorporation”) and will adopt bylaws (the “Proposed Bylaws”), which together will govern the rights, privileges, and preferences of the holders of PubCo securities after the Closing.

The foregoing descriptions of the Proposed Certificate of Incorporation and the Proposed Bylaws do not purport to be complete and are qualified in their entirety by the terms and conditions of the forms of PubCo Certificate of Incorporation (“PubCo COI”) and PubCo Bylaws, copies of which are included as Annex B and Annex C, respectively, to the Business Combination Agreement (attached as Annex A hereto), and the terms of which are incorporated herein by reference.

Proposals 4: The Director Proposal

Black Hawk is proposing that its shareholders approve, effective upon the completion of the Business Combination, the election of five directors to serve on the PubCo Board until the 2027 annual meeting of stockholders, and until their respective successors are duly elected and qualified.

Proposal 5: The Nasdaq Proposal

Assuming the Domestication Proposal, the Business Combination Proposal and the Organizational Documents Proposal are approved, Black Hawk’s shareholders are also being asked to consider and vote on a proposal to approve by ordinary resolution for the purposes of complying with the applicable provisions of Nasdaq, the issuance of PubCo Common Stock in connection with the Business Combination and the additional PubCo Common Stock that will, upon Closing, be reserved for issuance pursuant to the Incentive Plan, to the extent such issuances would require shareholder approval under Nasdaq. The Nasdaq Proposal is to be submitted for consideration and vote by the Black Hawk Shareholders by ordinary resolution.

Proposal 6: The Incentive Plan Proposal

Black Hawk is proposing that its shareholders approve by ordinary resolution the 2026 EIP, which will become effective upon the completion of the Business Combination. The 2026 EIP will be used by PubCo to compensate employees and other service providers following the completion of the Business Combination.

Proposal 7: The NTA Proposal

Black Hawk is proposing that its shareholders approve, by special resolution, an amendment to the Current Charter that to remove the requirement Black Hawk maintain net tangible assets of at least $5,000,001 upon the consummation of a business combination.

Black Hawk’s Current Charter requires that, upon consummation of an initial business combination, Black Hawk (or, following the Business Combination, PubCo) have net tangible assets of at least $5,000,001 (the “NTA Requirement”). The NTA Requirement was originally included in the Current Charter to ensure that Black Hawk would not be subject to Rule 419 under the Securities Act, which applies to blank check companies that are required to register securities under the Securities Act and that are deemed to be issuing “penny stock,” as defined under Rule 3a51-1 of the Exchange Act, unless such companies have net tangible assets in excess of $5,000,000.

Black Hawk now proposes to amend the Current Charter to remove the NTA Requirement in its entirety. Black Hawk’s intention in removing the NTA Requirement is to provide Black Hawk and PubCo with greater flexibility to consummate the Business Combination regardless of the amount of net tangible assets held by Black Hawk or PubCo following the Closing, including in light of the significant redemptions of Public Shares that have already occurred and the possibility of further redemptions in connection with the Business Combination. Black Hawk believes that removing the NTA Requirement removes a closing condition that could otherwise prevent the parties from consummating the Business Combination even if the parties and their respective boards of directors believe the Business Combination to be advisable and in the best interests of their respective shareholders and stockholders.

Proposal 8: The Adjournment Proposal

The Adjournment Proposal allows the Black Hawk Board to submit a proposal to approve the adjournment of the Extraordinary General Meeting to a later date or dates, if necessary or desirable, at the determination of the Black Hawk Board. If the Adjournment Proposal is presented to the Public Shareholders, it will be submitted to consideration and vote by ordinary resolution.

Date and Time and Place of Extraordinary General Meeting

The Extraordinary General Meeting will be at [   ] a.m./p.m., Eastern Time, on [   ], 2026, at Black Hawk’s offices at 4125 Blackhawk Plaza Circle, Suite 166, Danville, CA and virtually via live webcast at [   ], to consider and vote upon the proposals to be submitted to the Extraordinary General Meeting, including if necessary or desirable, the Adjournment Proposal.

The live webcast of the Extraordinary General Meeting can be accessed by visiting [   ], where you will be able to listen to the meeting live and vote during the meeting. Please have your control number, which can be found on your proxy card, to join the Extraordinary General Meeting. If you do not have a control number, please contact the Continental, the transfer agent.

Registering for the Extraordinary General Meeting

As a registered shareholder, you received a Proxy Card from Continental. The form contains instructions on how to attend the live webcast of the Extraordinary General Meeting including the URL address, along with your control number. You will need your control number for access. If you do not have your control number, contact Continental Stock Transfer & Trust Company (“Continental”) at the phone number or e-mail address below. Continental support contact information is as follows: 917-262-2373, or email proxy@continentalstock.com.

You can pre-register to attend the live webcast of the Extraordinary General Meeting starting on [   ], 2026 at [   ] a.m/p.m., Eastern Time]. Enter the URL address into your browser [   ], enter your control number, name and email address. Once you pre-register you can vote your shares. At the start of the Extraordinary General Meeting, you will need to re-log in using your control number and will also be prompted to enter your control number if you vote during the Extraordinary General Meeting. Beneficial investors, who own their investments through a bank or broker, will need to contact Continental to receive a control number. If you plan to vote at the Extraordinary General Meeting you will need to have a legal proxy from your bank or broker or if you would like to join and not vote, Continental will issue you a guest control number with proof of ownership. Either way, you must contact Continental for specific instructions on how to receive the control number. We can be contacted at the number or email address above. Please allow up to 72 hours prior to the Extraordinary General Meeting for processing your control number.

If you do not have internet capabilities, you can listen only to the Extraordinary General Meeting by dialing [   ], within the U.S. or Canada, or [   ], outside the U.S. and Canada (standard rates apply); when prompted, enter the pin number [   ]. This is listen-only, you will not be able to vote or enter questions during the Extraordinary General Meeting. If you attend the Extraordinary General Meeting in person, you will be able to communicate with other shareholders and vote at the Extraordinary General Meeting.

Voting Power; Record Date

Shareholders of Black Hawk will be entitled to vote or direct votes to be cast at the Extraordinary General Meeting if they owned Black Hawk Ordinary Shares at the close of business on [   ], 2026, which is the record date for the Extraordinary General Meeting (the “Record Date”). Shareholders of Black Hawk will have one vote for each Black Hawk Ordinary Share owned at the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Black Hawk’s Rights do not have voting rights. As of the close of business on the Record Date, there were [   ] Black Hawk Class A Ordinary Shares and [   ] Black Hawk Class B Ordinary Shares outstanding.

Quorum and Vote of Shareholders

A quorum of Black Hawk’s shareholders is necessary to hold a valid meeting. The holders of a majority of the issued and outstanding Ordinary Shares, being individuals present in person or by proxy, or if a corporation or other non-natural person by its duly authorized representative or proxy (which would include presence virtually at the Extraordinary General Meeting), shall constitute a quorum. In the absence of a quorum, the Chairperson of the Extraordinary General Meeting has the power to adjourn the Extraordinary General Meeting. As of the Record Date for the Extraordinary General Meeting, [   ] Ordinary Shares would be required to achieve a quorum.

Each of the Business Combination Proposal, the Domestication Proposal, the Nasdaq Proposal, the Organizational Documents Proposal, the Equity Incentive Plan Proposal and the NTA Proposal is interdependent upon the others and must be approved in order for Black Hawk to complete the Business Combination contemplated by the Business Combination Agreement. If any of the Business Combination Proposal, the Domestication Proposal, the Nasdaq Proposal, the Organizational Documents Proposal, the NTA Proposal and the Equity Incentive Plan Proposal fails to receive the required approval by the shareholders of Black Hawk at the Extraordinary General Meeting, the Business Combination will not be completed.

The following votes are required for each proposal at the Extraordinary General Meeting:

●	Business Combination Proposal: The Business Combination Proposal must be approved by an ordinary resolution, being a resolution passed by the holders of a majority of the Black Hawk Ordinary Shares who, being present (either in person or by proxy) and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting.

●	Domestication Proposal: The Domestication Proposal must be approved by a special resolution under Cayman Islands law, being a resolution passed by the holders of at least two-thirds of the Black Hawk Ordinary Shares who, being present (either in person or by proxy) and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting. Holders of the Black Hawk Class B Ordinary Shares and holders of Black Hawk Class A Ordinary Shares will have one vote per share in respect of any vote to continue Black Hawk in a jurisdiction outside the Cayman Islands (including, but not limited to, the approval of the organizational documents of Black Hawk in such other jurisdiction).

●	Organizational Documents Proposals: The Organizational Documents Proposal must be approved by a special resolution under Cayman Islands law, being a resolution passed by the holders of at least two-thirds of Black Hawk Ordinary Shares who, being present (either in person or by proxy) and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting.

●	Nasdaq Proposal: The Nasdaq Proposal must be approved by an ordinary resolution, being a resolution passed by the holders of a majority of the Black Hawk Ordinary Shares who, being present (either in person or by proxy) and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting.

●	Director Proposal: The election of the director nominees pursuant to the Director Election Proposal must be approved by an ordinary resolution under Cayman Islands law, being a resolution passed by the holders of a majority of the Black Hawk Ordinary Shares who, being present (either in person or by proxy) and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting.

●	Incentive Plan Proposal: The Incentive Plan Proposal must be approved by an ordinary resolution, being a resolution passed by the holders of a majority of the Black Hawk Ordinary Shares who, being present (either in person or by proxy) and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting.

●	NTA Proposal: The NTA Proposal must be approved by a special resolution under Cayman Islands law, being a resolution passed by the holders of at least two-thirds of Black Hawk Ordinary Shares who, being present (either in person or by proxy) and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting.

●	Adjournment Proposal: The Adjournment Proposal must be approved by an ordinary resolution under Cayman Islands law, being a resolution passed by the holders of a majority of Black Hawk Ordinary Shares who, being present (either in person or by proxy) and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting.

With respect to each proposal in this proxy statement/prospectus, you may vote “FOR,” “AGAINST” or “ABSTAIN.”

If a shareholder fails to return a proxy card or fails to instruct a broker or other nominee how to vote and does not attend the Extraordinary General Meeting in person, then the shareholder’s shares will not be counted for purposes of determining whether a quorum is present at the Extraordinary General Meeting.

Abstentions and broker-non votes will be counted in connection with the determination of whether a valid quorum is established but will have no effect on any of the proposals.

Redemption Rights

Pursuant to the Current Charter, a Public Shareholder may request that Black Hawk redeem all or a portion of such Public Shareholder’s Public Shares for cash if the Business Combination is consummated. You will be entitled to receive cash for any Public Shares to be redeemed only if you:

(a) hold Public Shares or hold Public Shares through Private Placement Units and you elect to separate your Private Placement Units into the underlying Public Shares and Black Hawk Rights prior to exercising your redemption rights with respect to the Public Shares; and

(b) prior to [5:00] p.m., Eastern Time, on [   ], 2026 (two business days prior to the vote at the Extraordinary General Meeting), (i) submit a written request to Continental Stock Transfer & Trust Company, Black Hawk’s transfer agent, that Black Hawk redeem your Public Shares for cash and (ii) deliver your share certificates (if any) and other redemption forms to the transfer agent, physically or electronically.

Holders of Private Placement Units must elect to separate the underlying shares and rights prior to exercising redemption rights with respect to the Public Shares. If holders hold their Private Placement Units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the Private Placement Units into the underlying shares and rights, or if a holder holds Private Placement Units registered in its own name, the holder must contact the transfer agent directly and instruct it to do so. Public shareholders may elect to redeem all or a portion of their Public Shares regardless of whether they vote for or against the Business Combination Proposal. Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, only with Black Hawk’s consent, until the consummation of the Business Combination, or such other date as determined by the Black Hawk Board. If the Business Combination is not consummated, the Public Shares will not be redeemed for cash. If a Public Shareholder properly exercises its right to redeem its Public Shares and timely delivers its share certificates (if any) and other redemption forms to the transfer agent, Black Hawk will redeem each Public Share for a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account (the “Trust Account”) established in connection with Black Hawk’s initial public offering (“IPO”), calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to Black Hawk to fund Regulatory Withdrawals and/or to pay income taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then-outstanding Public Shares. As of July 15, 2026, this would have amounted to approximately $12.04 per Public Share. If a Public Shareholder exercises its redemption rights, it will be exchanging such shareholder’s Public Shares for the right to receive such shareholder’s pro rata share of the Trust Account and will no longer own such Public Shares. Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, only with Black Hawk’s consent, until the consummation of the Business Combination, or such other date as determined by the Black Hawk Board. The holder can make such request by contacting the Transfer Agent, at the address or email address listed in the accompanying proxy statement/prospectus. See “EXTRAORDINARY GENERAL MEETING OF THE SHAREHOLDERS — REDEMPTION RIGHTS” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.

Notwithstanding the foregoing, a holder of Public Shares, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13 of the U.S. Securities Exchange Act of 1934, as amended), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares without the prior consent of Black Hawk Board. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

In order for Public Shareholders to exercise their redemption rights in respect of the Business Combination Proposal, Public Shareholders must properly exercise their right to redeem the Public Shares they hold and deliver their share certificates (if any) and other redemption forms (either physically or electronically) to the transfer agent prior to 5:00 p.m., Eastern Time, on [   ], 2026 (two business days prior to the vote at the Extraordinary General Meeting). Immediately following the consummation of the Business Combination, Black Hawk will satisfy the exercise of redemption rights by redeeming the Public Shares issued to the Public Shareholders that validly exercised their redemption rights.

Holders of Black Hawk’s Right will not have redemption rights with respect to any of their Right (including any Ordinary Shares underlying Right).

Summary of Redemption and Dilution Impact

Public Shareholders may elect to redeem their Public Shares for cash while retaining their Public Rights, which convert into shares of the post-combination company upon closing. This structure creates a potential divergence of interests between redeeming and non-redeeming shareholders. Redeeming shareholders recover their investment and still receive post-closing shares, while non-redeeming shareholders remain fully invested and bear the risk of dilution from the issuance of shares underlying all outstanding Public Rights—including those held by redeeming shareholders.

High levels of redemptions may increase dilution for non-redeeming shareholders, reduce the post-closing public float, and limit the cash available to the Combined Company. These factors may adversely affect the ownership, voting power, and investment value of non-redeeming shareholders.

Appraisal Rights

Shareholders of Black Hawk do not have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. Black Hawk has engaged Laurel Hill Advisory Group to assist in the solicitation of proxies.

If a shareholder grants a proxy, it may still vote its shares in person (which would include presence virtually at the Extraordinary General Meeting) if it revokes its proxy before the Extraordinary General Meeting. A shareholder also may change its vote by submitting a later-dated proxy as described in the section entitled “Extraordinary General Meeting - Revoking Your Proxy.”

Conflicts of Interests

Interests of Black Hawk’s Insiders, Officers, and Directors in the Business Combination

Since the Sponsor, its affiliates, representatives and Black Hawk’s officers and directors (the “Initial Stockholders”), have interests that are different, or in addition to (and which may conflict with), the interests of the other holders of Ordinary Shares, a conflict of interest may exist in determining whether the Business Combination with Vesicor is appropriate. Such interests include that the Initial Stockholders will lose their entire investment in Black Hawk if Black Hawk does not complete a business combination. When you consider the recommendation of the Black Hawk Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Initial Stockholders, have interests in such proposal that are different from, or in addition to (which may conflict with), those of Black Hawk Shareholders generally.

These conflicts of interest include, among other things, the interests listed below:

●	the fact that the Initial Shareholders collectively hold 1,960,500 Class A Ordinary Shares, representing approximately 21.96% of the issued and outstanding voting capital of Black Hawk, including 1,725,000 Insider Shares and 235,500 Private Placement Units, each consisting of one Class A ordinary share (“Private Share”) and one-fifth (1/5) of one right (“Private Right”), to the Sponsor at a price of $10.00 per Private Placement Unit, generating total proceeds of $2,355,000;

●	the fact that Black Hawk has agreed to reimburse the Sponsor for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination. As of the date of this proxy statement/prospectus, Black Hawk has not reimbursed Sponsor for any out-of-pocket expenses;

●	the fact that Black Hawk consummated the sale of 235,500 Private Placement Units at a price of $10.00 per Private Placement Unit in a private placement to the Sponsor, generating total gross proceeds of $2,355,000; As of the date hereof, 1,960,500 Founder Shares are beneficially owned by the Sponsor. The Founder Shares will have a significantly higher value at the time of the Business Combination (assuming maximum redemption, the 860,000 Founder Shares that will not be surrendered by the Sponsor will have an aggregate market value of approximately $10.3 million, based on the closing price of the Ordinary Shares of $11.96 on the Nasdaq Capital Market on July 15, 2026);

●	The fact that the Sponsor owns an aggregate of 235,500 Private Units. Based on a market price of $12.49 per unit on July 15, 2026, the value of the Units was $2,941,395. The Private Placement Units (including underlying securities) will be worthless if Black Hawk does not consummate a business combination;

●	the fact that if the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Units and all underlying securities will expire worthless;

●	the fact that the Sponsor and each of the directors and officers of Black Hawk owns the following number of Insider Shares:

Name of Beneficial Owner	Insider Shares
Black Hawk Management LLC(1)	1,960,500	(1)
Kent Louis Kaufman	1,960,500
Jonathan Ginsberg	-
Daniel M. McCabe	-
Terry W. Protto	-

(1)	It includes the shares owned by Black Hawk Management LLC, a Delaware limited liability company, which is controlled by Mr. Kent Louis Kaufman.

●	the fact that Sponsor, officers, advisors and directors of Black Hawk have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares it holds if Black Hawk fails to consummate an initial business combination by December 22, 2026 or, if such period is extended, within such extended period (although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if Black Hawk fails to complete its initial business combination within the prescribed time frame) and therefore, such securities will be worthless if the initial business combination is not consummated by such deadline;

●	the fact that the Initial Stockholders have agreed to vote the Ordinary Shares in favor of the Business Combination Agreement and the Business Combination, including the Merger;

●	the fact that Black Hawk is obligated to the Sponsor pursuant to an Administrative Services agreement commencing on December 4, 2023 through the earlier of the consummation of a Business Combination and its liquidation, to pay the Sponsor a total of $10,000 per month for office space, utilities, secretarial and administrative support. The SPAC incurred $30,000 and $60,000 for the three and six months ended May 31, 2026, respectively, of which $20,000 was due to the Sponsor as of May 31, 2026;

●	the fact that the Black Hawk’s interim charter organizational documents provide an explicit waiver of corporate opportunity under Delaware law for its officers and directors. And Daniel M. McCabe is also a director of Yotta Acquisition Corporation (“Yotta”), Quetta Acquisition Corporation (“Quetta”) and Quantumsphere Acquisition Corporation (“Quantumsphere”) could potentially limit business opportunities that Black Hawk may pursue in the event that Daniel M. McCabe offer business combination opportunities suitable for Yotta to Quetta. Black Hawk believes the waiver of corporate opportunity is essential to its ability to retain and attract qualified officers and directors and that such waiver has not impeded the Black Hawk’s ability to identify a potential acquisition target and consummate a business combination;

●	the fact that the Initial Stockholders will receive material benefits from the completion of an initial business combination and may be incentivized to complete the Business Combination rather than liquidate (in which case the Initial Stockholders would lose their entire investment);

●	the fact that Black Hawk’s officers, advisors and directors are not required to, and will not, commit their full time to Black Hawk’s affairs, which may result in a conflict of interest in allocating their time between Black Hawk’s operations and the proposed Business Combination and their other businesses. In addition, certain of Black Hawk’s officers and directors presently have, and any of them in the future may have additional, fiduciary and contractual duties to other entities, and therefore could have conflicts of interest in determining whether to present such business combination opportunity to such entity. Black Hawk does not believe that duties have had any material impact on the identification of companies that may be appropriate acquisition targets;

●	the fact that given the differential in the purchase price that the Sponsor paid for the Founder Shares as compared to the price of the units sold in the Black Hawk IPO, the Sponsor and its affiliates may earn a positive rate of return on their investment even if PubCo’s Common Stock trades below the price initially paid for the units sold in the Black Hawk’s IPO and the public stockholders experience a negative rate of return following the completion of the Business Combination;

●	the fact that Sponsor and the directors and officers of Black Hawk have entered into a Registration Rights Agreement, pursuant to which such persons have registration rights to require Black Hawk to register a sale of any of its securities held by them;

●	the fact that the Sponsor and Black Hawk’s officers and directors will lose their entire investment in Black Hawk and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by December 22, 2026 or, if such period is extended, within such extended period;

●	the continued indemnification of Black Hawk’s directors and officers and the continuation of SPAC’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

●	at the option of the Sponsor, the $1,300,000 principal balances under the convertible notes may be converted into Black Hawk Ordinary Shares in connection with the Business Combination, upon notice of a de-SPAC transaction, with the number of shares determined by dividing the principal amount by $1.00 per share;

●	the fact that if the Trust Account is liquidated, including in the event Black Hawk is unable to complete an initial business combination by December 22, 2026 or, if such period is extended, within such extended period, the Sponsor has agreed to indemnify Black Hawk to ensure that the proceeds in the Trust Account are not reduced below $10 per share, or such lesser per share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which Black Hawk has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Black Hawk, but only if such vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

●	the fact that Black Hawk may be entitled to distribute or pay over funds held by Black Hawk outside the Trust Account to the Sponsor or any of its affiliates prior to the closing of the Business Combination;

●	the fact that Black Hawk’s Sponsor, officers and directors have entered into a letter agreement with Black Hawk, pursuant to which they have agreed to waive their (1) redemption rights with respect to their Founder Shares, any Public Shares they may hold, and the private shares underlying the Private Placement Units in connection with the completion of our initial business combination; and (2) rights to liquidating distributions from the Trust Account with respect to their Founder Shares and Private Shares if we fail to complete our initial business combination within the Combination Period, as extended. Following approval of the Extension Proposal on July 8, 2025, Black Hawk may extend the deadline to consummate an initial business combination in one-month increments, up to 18 additional times, by depositing $150,000 for each such one-month extension into the Trust Account, allowing Black Hawk to extend the period to consummate a business combination through December 22, 2026;

●

the fact that certain Black Hawk affiliates and promoters may have financial incentives to complete the Business Combination that are different from, or in conflict with, the interests of unaffiliated security holders. For example, sponsors, officers, and directors of Black Hawk may suffer significant losses on their initial investments if a business combination is not consummated, which could create an incentive to approve a transaction on terms less favorable to unaffiliated security holders;

●	the fact that members of management or affiliates of either Black Hawk or the Vesicor may hold financial or business relationships with each other that could give rise to potential conflicts of interest in negotiating and recommending the Business Combination.

The foregoing personal and financial interests of the Sponsor as well as Black Hawk’s directors and executive officers may have influenced their motivation in identifying and selecting Vesicor as a business combination target and completing an initial business combination with Vesicor. Moreover, the foregoing interests present a risk that the Sponsor will benefit from the completion of a business combination, including in a manner that may not be aligned with the public stockholders. As such, the Sponsor may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to stockholders rather than liquidate. In considering the recommendations of the Black Hawk Board to vote for the proposals, its stockholders should consider these interests. See the sections entitled “Risk Factors”, “Proposal 1: The Business Combination Proposal - Interests of Black Hawk’s Insiders, Officers, and Directors in the Business Combination” and “Beneficial Ownership of Securities” and “Proposal 1: The Business Combination Proposal - Recommendation of the Black Hawk Board and Reasons for the Business Combination” for more information and other risks.

In connection with the Extension Proposal approved on July 8, 2025, holders of 4,775,923 public ordinary shares exercised their redemption rights. These redemptions represented approximately 69.2% of the then-outstanding public ordinary shares. The redemptions resulted in a total payment of approximately $51.0 million (at approximately $10.68 per share) from the Trust Account, prior to payment of any deferred underwriting commissions or transaction expenses.

Additionally, in connection with the Extension Proposal approved on July 8, 2025, Black Hawk has the ability to extend the deadline to consummate for an additional one-month periods by depositing $150,000 per month into the Trust Account (the “Extension Payments”). These Extension Payments are expected to be funded by equally by Black Hawk’s Sponsor and Vesicor, and not from the proceeds of Black Hawk IPO or Trust Account.

As a result, the Sponsor (and its affiliates) have a financial interest in the completion of the Business Combination, as the Extension Payments represent capital at risk that may not be recoverable if no business combination is completed. These payments increase the Sponsor’s sunk investment in the transaction and thereby may create an incentive for the Sponsor and Black Hawk’s officers and directors to complete a business combination — even if the terms are not favorable to public shareholders — in order to avoid liquidation and the resulting loss of the Extension Payments and other capital contributions.

Extension Payments are due on the 22nd of each month. In November 2025 and December 2025, the Black Hawk and Vesicor did not timely deposit the required $150,000 monthly extension payments into the Trust Account by the applicable due dates under Article 36.2 of Black Hawk’s amended and restated memorandum and articles of association (the “Current Charter”) and paragraph 1(n) of the Amended and Restated Investment Management Trust Agreement (the “Trust Agreement”). In addition, the January 2026 extension payment was not made on its original due date.

The November 2025 Extension Payment of $150,000 was due on November 22, 2025. The 45-day cure period for that payment expired on January 6, 2026. The November payment was not made until January 28, 2026, which was after the expiration of the applicable cure period.

The December 2025 Extension Payment of $150,000 was due on December 22, 2025. The 45-day cure period for that payment expired on February 5, 2026. The December payment was made on February 13, 2026, which was after the expiration of the applicable cure period.

The January 2026 Extension Payment of $150,000 was due on January 22, 2026. The 45-day cure period for the January payment expired on March 8, 2026. As the January payment was made on February 13, 2026 (together with the December payment), it was made within the applicable cure period.

The February, March, April, May, June and July Extension Payments were made on a timely basis.

Although Black Hawk and Vesicor believe that the late payments were cured in accordance with the Trust Agreement, the failure to timely make the November 2025 and December 2025 extension payments constituted a breach of the extension provisions of the Current Charter and Trust Agreement. If Black Hawk and Vesicor failed to make the required deposits within the applicable cure periods, such failure would have required Black Hawk to cease operations and liquidate in accordance with Article 36.2 of the Current Charter and paragraph 1(n) of the Trust Agreement.

Black Hawk did not commence liquidation proceedings and continues to pursue the Business Combination. There can be no assurance that a court would not determine that Black Hawk was required to liquidate upon the initial failure to timely fund the Extension Payments, which could adversely affect the completion of the Business Combination.

Members of Black Hawk’s Board discussed the delayed payments with management; however, no formal board meeting was convened solely to address whether liquidation proceedings should be initiated. The trustee was informed that certain Extension Payments were not current, and the trustee subsequently confirmed receipt of the late payments. Black Hawk has not had substantive discussions with the trustee regarding liquidation and has not discussed the matter with its shareholders.

In determining not to commence liquidation proceedings, Black Hawk considered the following factors:

●	all required Extension Payments were ultimately deposited into the Trust Account in full;

●	the Trust Account has not been impaired and continues to hold funds for the benefit of the public shareholders;

●	Black Hawk was actively pursuing a business combination that it believes may provide greater value to shareholders than liquidation; and

●	the Black Hawk Board believed that proceeding toward a business combination and submitting the transaction to shareholders for approval was consistent with its fiduciary duties under applicable law.

Based on the foregoing, Black Hawk determined to continue operations and pursue the proposed Business Combination rather than initiate liquidation. However, Black Hawk acknowledges that its failure to timely make the November 2025 and December 2025 extension payments within the cure period constituted a breach of the extension provisions of its governing documents, and a court could conclude that liquidation should have been initiated at that time. Accordingly, Black Hawk and its directors could be subject to claims relating to the delayed payment and the decision not to liquidate.

Interests of Vesicor executive officers and directors in the Business Combination and Potential Conflicts of Interest.

In considering the Vesicor’s Board of Directors’ and shareholders’ consent to approve the Business Combination, the Unaffiliated Public Shareholders should be aware that Vesicor’s directors and executive officers, who are slated to become the officers and directors of PubCo and holders of PubCo Shares upon consummation of the Business Combination as well as remaining as executive officers and directors of Vesicor, have interests in the Business Combination that may differ from or be in addition to the interests of Unaffiliated Public Shareholders and those differences may create potential conflicts of interest between the Vesicor executive officers and directors and those Unaffiliated Public Shareholders in respect of the Business Combination. These interests include, among other things the following.

Vesicor executive officers and directors will receive the following Combined Company’s shares upon consummation of the Business Combination:

Name	Estimated number of shares of PubCo Common Stock owned after consummation of Business Combination*	Estimated Percentage of issued and outstanding shares of PubCo Common Stock after consummation of Business Combination*
Luo Feng, CSO and Director	750,455	7.32%
Michael Tolentino, CEO	282,988	2.76%
Oded Levy, Director	392,343	3.83%
Frederick Woodruff Field, Director	166,678	1.63%
Warren Hosseinion, Director	1,362,668	13.29%
Warren Hosseinion Jr., COO	315,981	3.08%
Mitchell Creem, CFO	138,242	1.35%
Totals	3,409,355	33.26%

*	Based upon a maximum redemption scenario

The shares of PubCo Common Stock, if unrestricted and freely tradable, issued to these Vesicor directors would have had an aggregate market value of $41,969,912 based upon the closing price of $11.96 per public share on the Nasdaq on July 15, 2026, the most recent practicable date prior to the date of this proxy statement/prospectus. The consummation of the Business Combination would provide these Vesicor directors with not only an immediate financial benefit in the shares of PubCo Common Stock but also would provide them with shares of a publicly traded stock with a potential appreciation and liquidity lacking in their ownership of shares of Vesicor Common Stock.

Executive officers of Vesicor company will receive continued employment, equity rollover, or other compensation arrangements as part of the Business Combination, which may influence their support for the transaction regardless of whether it is in the best interests of the Unaffiliated Public Shareholders. Vesicor directors will serve as directors of the Combined Company and may receive cash and incentive compensation as directors of the Combined Company under the 2026 EIP. The anticipated working capital funding resulting from the consummation of the Business Combination would, subject to the level of redemption of shares by Black Hawk Shareholders, and the PPM Investment, subject to consummation of the PPM Investment by the Closing, not only provide funding for Vesicor to commence and conduct preclinical and investigational new drug application(“IND”)-enabling studies of Vesicor’s ecm-RV/p53 product candidate, which preclinical and IND-enabling studies have not commenced as of the date of this proxy statement/prospectus, but Vesicor anticipates that the funding from the consummation of the Business Combination and PPM Investment may also enable Vesicor to pay a $200,000 cash performance incentive award to Luo Feng, Vesicor’s Chief Scientific Officer and a director, and $300,000 cash performance incentive award to Warren Hosseinion Jr., Vesicor’s Chief Operating Officer. Further, Luo Feng is slated to serve as Chief Scientific Officer of PubCo upon consummation of the Business Combination and would receive a proposed annual salary of $120,000 as PubCo Chief Scientific Officer. Michael Tolentino, the Vesicor Chief Executive Officer, is also slated to serve as Chief Executive Officer of PubCo and would receive a proposed annual salary of $48,000 and Mitchell Creem, the Vesicor Chief Financial Officer, is slated to serve as Chief Financial Officer of PubCo and would receive a proposed annual salary of $48,000. The directors and executive officers of Vesicor, whether as directors or executive officers of Vesicor or PubCo, may also be eligible for participation in any PubCo stock-based incentive compensation plan and may be eligible for severance and insurance benefits not provided by Vesicor. As of the date of this proxy statement/prospectus, Luo Feng receives $6,000 a month for services to Vesicor and no other base salary is being paid to Vesicor’s other officers and directors for services.

Upon the Closing, the PubCo Board intends to ratify the awards of, and to award an aggregate of $500,000 in performance incentive payments to individual as follows: $200,000 to Luo Feng and $300,000 to Warren Hosseinion Jr., which awards have been approved following the consummation of the Business Combination. These cash performance incentives were recommended by Vesicor management to Black Hawk and, after discussion and review as part of negotiation of the general terms and conditions of the Business Combination, were approved by Black Hawk management. PubCo’s board of directors intends to ratify and award these cash performance awards upon consummation of the Business Combination.

The personal and financial interests of the Vesicor Board of Directors and executive officers, who are also shareholders of Vesicor, may have influenced their motivation in identifying Black Hawk as a prospective business combination candidate and approving the Business Combination. In considering the recommendations of the Black Hawk Board to vote for the Proposals, Black Hawk Shareholders should consider these interests of Vesicor and its management.

See following sections of the proxy statement/prospectus for more information on compensation and financial interests of Vesicor’s executive officers and directors in and after consummation of the Business Combination: “Beneficial Ownership of Securities” on page 341; and “Executive Compensation — Vesicor Management Compensation” on page 329.

●	PubCo intends to purchase a directors’ and officers’ liability insurance policy (“D&O Insurance”) to provide coverage for Vesicor executive officers and directors – both as executive officers and directors of Vesicor and PubCo. Further, PubCo and Vesicor may enter into indemnification agreements for their respective officers and directors in addition to D&O Insurance, which is a common practice to incentivize the executive officers and directors to continue in their positions with a public company; and

●	Vesicor executive officers’ and directors’ primary motivation and interest in consummating the Business Combination is to merge with a public company as a means of facilitating the raising of working capital required to fund Vesicor’s business line and strategy, being the development, seeking all regulatory approval for, and, subject to obtaining all regulatory approvals, the commercialization of the ecm-RV/p53 product candidate. This business line and strategy will be pursued by the Combined Company after the Closing through Vesicor as PubCo’s sole operating subsidiary. Vesicor is uncertain if and when it might achieve all required regulatory approvals and, even if all required regulatory approvals are obtained, if it will then be able to successfully commercialize the ecm-RV/p53 product candidate or the time required for any commercialization effort. The pursuit of these goals and attaining these goals may take longer than anticipated, but is not anticipated to occur for at least two years, if then or at all. During this period, PubCo and Vesicor anticipate the need to raise additional working capital over the duration of the efforts for preclinical and IND-enabling studies, submission of the IND, and navigating the regulatory approval process and, if all required regulatory approvals are obtained, the commercialization of the ecm-RV/p53 product candidate. During this period, Black Hawk and Vesicor do not anticipate any revenue generating operations of any significance, or perhaps at all. Further, the Combined Company will in all likelihood have to raise additional working capital on an ongoing basis to fund Vesicor and its efforts to establish revenue-generating operations. Raising additional working capital in the future by the Combined Company could substantially dilute the equity interest of the Unaffiliated Public Shareholder in the Combined Company. As such, the Unaffiliated Public Shareholders may experience: (1) significant dilution in their ownership stake in PubCo; (2) a lack of appreciation in the public market price; (3) a low public market price; and/or (4) limited liquidity for the Combined Company’s shares. As such, the business line and strategy to be pursued by Vesicor after the Closing may differ with the investment interests of Unaffiliated Public Shareholders, who own Combined Company’s shares after the Closing and who are seeking short-term or sustained appreciation in market price, high liquidity for the Combined Company’s shares, and the ability to sell the Combined Company’s shares at acceptable price and when and as desired. See following section in this proxy statement/prospectus for information on Vesicor’s business and business plans: “Information about Vesicor” on page 273.

Vesicor is also deemed to have a financial interest in the closing of the Business Combination because Vesicor is obligated under the Business Combination Agreement to pay one half (1/2) of the $150,000 monthly Extension Payments due under the Business Combination Agreement. Neither Vesicor nor Black Hawk would recoup any portion of the paid Extension Payments or any other paid transaction expenses if the Business Combination does not close without any default or breach of the Business Combination Agreement. Further, if the Business Combination does not close due to a default or breach of the Business Combination Agreement, and the default or breach is not cured, then a break-up fee of $1 million in cash or stock would be owed by the breaching party to the non-breaching party.

See the following sections of this proxy statement/prospectus for further information on interests of Vesicor and its executive officers and directors in Business Combination: “Questions and Answers — Question: What interests do Black Hawk’s Insiders, Sponsor’s affiliates, any promoters and advisors, and Vesicor and its executive officers, directors and shareholders, have in the Business Combination? — “Interests of Vesicor and its executive officers and directors” on page 15; “Risk Factors — Risks Related to Domestication and the Business Combination — The interests of Vesicor may not always align with those of PubCo or the Public Shareholders and this could lead to actions that may not be in the best interests of PubCo or the Public Shareholders, which misalignment may create conflicts of interest for key personnel serving in executive officer positions or as directors of both companies” on page 98 and “After the consummation of the Business Combination, PubCo’s Chief Executive Officer, Chief Financial Officer, Chief Scientific Officer and Chief Operating Officer will hold the same executive officer positions at Vesicor, and Warren Hosseinion, M.D., will serve as Chairman of the Board of Directors of PubCo and will continue to serve as Chairman of the Board of Directors of Vesicor. All five persons are deemed key personnel of PubCo and Vesicor and they will each devote time to each of the companies as they and each of the respective company’s Board of Directors deem necessary to adequately perform their duties at each company. This could cause a diversion of their time and attention from PubCo’s business and operations, and as a result could have a material adverse effect on PubCo’s business and operations” — on page 96; “Detrimental Effects on Unaffiliated Public Shareholders after the Closing as PubCo Shareholder” on page 182; “Outside Interests of Vesicor’s Executive Officers and Directors and Potential Impact on Combined Company” on page 319; “Executive Compensation — Vesicor Management Compensation” on page 329; and “Beneficial Ownership of Securities” on page 341.

Recommendation of the Board

The Black Hawk Board believes that the Business Combination Proposal and the other proposals to be presented at the Extraordinary General Meeting are in the best interest of Black Hawk and its shareholders and recommends that Black Hawk’s shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Organizational Documents Proposals, “FOR” the Nasdaq Proposal, “FOR” the Director Proposal, “FOR” the Incentive Plan Proposal, “FOR” the NTA Proposal, and, if presented at the Extraordinary General Meeting, “FOR” the Adjournment Proposal.

Conditions to the Closing of the Business Combination

For a discussion of the conditions to the closing of the Business Combination, please see “Proposal 1: The Business Combination Proposal.”

United States Federal Income Tax Consequences

For a description of the United States federal income tax considerations of an exercise of redemption rights, the domestication and the Business Combination, please see “Proposal 1: The Business Combination Proposal - Material U.S. Federal Income Tax Consequences to Redemption - Tax Consequences to U.S. Holders That Elect to Have Their Ordinary Shares Converted for Cash” and “Proposal 1: The Business Combination Proposal — Material U.S. Federal Income Tax Consequences of the Domestication and the Business Combination to Black Hawk Shareholders.”

Anticipated Accounting Treatment

For a discussion summarizing the anticipated accounting treatment of the Business Combination, please see “Proposal 1: The Business Combination Proposal — Material U.S. Federal Income Tax Consequences to Redemption — Anticipated Accounting Treatment.”

The Business Combination and the transactions contemplated by the Business Combination Agreement are not subject to any additional regulatory requirement or approval, except for (i) filings with the Registrar of Companies of the Cayman Islands and Secretary of State of the State of Delaware necessary to effectuate the Domestication and Merger and (ii) compliance with applicable U.S. federal and state securities laws, filings required with the SEC pursuant to the reporting requirements applicable to Black Hawk, the requirements of the Securities Act and the Exchange Act, including the requirement to file the registration statement of which this proxy statement/prospectus forms a part and to disseminate this proxy statement/prospectus to Black Hawk’s shareholders and the prospectus to Black Hawk’s shareholders and Vesicor’s securityholders, and filings with Nasdaq.

Compensation Received by the Sponsor

Set forth below is a summary of the terms and amount of the compensation received or to be received by the Sponsor and its affiliates in connection with the Business Combination or any related financing transaction, the amount of securities issued or to be issued by Black Hawk to the Sponsor and its affiliates and the price paid or to be paid for such securities or any related financing transaction.

	Interest in Securities	Other Compensation
Sponsor	In October 2023, an aggregate of 17,250,000 Insider Shares, or the Founder Shares, were issued to the Sponsor for an aggregate purchase price of $25,000. As of the date hereof, 1,725,000 Insider Shares are beneficially owned by the Sponsor.

Black Hawk has agreed to reimburse the Sponsor for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination. As of July 15, 2026, there were no out-of-pocket unpaid reimbursable expenses for which the Initial Shareholders, including the Sponsor and its affiliates, are awaiting reimbursement.

Upon the consummation of the Business Combination, among other things, each of the then issued and outstanding Black Hawk Ordinary Shares will convert automatically, on a one-for-one basis, into one share of PubCo Common Stock. In the event the share price of PubCo Common Stock falls below the price paid by a shareholder of Black Hawk at the time of purchase of Black Hawk Ordinary Shares by such stockholder, a situation may arise in which the Sponsor or a director of Black Hawk maintains a positive rate of return on its/ his/her Black Hawk Ordinary Shares while such stockholder of Black Hawk experiences a negative rate of return on the shares such stockholder of Black Hawk purchased. The securities currently owned by the Sponsor, directors, officers and any holders of our Founder Shares prior to consummation of the IPO (the “Initial Shareholders”) will have a significantly higher value at the time of the Business Combination than at the time of purchase. For purpose of illustration, given that as of the date of this prospectus, the Initial Shareholders collectively hold 1,960,500 shares of Black Hawk Ordinary Shares, including 1,725,000 Insider Shares and 235,500 Private Placement Units, each consisting of one Ordinary Share (“Private Share”) and one-fifth (1/5) of one right (“Private Right”), to the Sponsor at a price of $10.00 per Private Units, generating total proceeds of $2,355,000. Immediately after Closing, the aggregate value of PubCo Common Stock owned by the Initial Shareholders would be $23,447,580 and the Initial Shareholders would have a potential aggregate profit of $21,067,580, representing a profit of $10.75 per PubCo Common Share, whereas other public stockholders of Black Hawk would only have a profit of $1.96 per PubCo Common Share;

Black Hawk has agreed to pay Sponsor or its affiliates a total of up to $10,000 per month for certain general and administrative services, including office space, administrative and support commencing on the closing date of the IPO. As of the date hereof, Black Hawk owes the Sponsor a total of $1,300,000 which has/has not been paid.

Interest in Securities	Other Compensation

On June 13, 2025, Black Hawk issued an unsecured convertible promissory note with a 6% annual interest rate (the “June Convertible Note”) to the Sponsor to cover expenses in connection with operations and extension payments for the Combination Period. The initial amount of the loan was $350,000. Pursuant to the June Convertible Note, the Sponsor has the right to convert the unpaid principal of the note into ordinary shares of Black Hawk, upon the notice of a de-SPAC transaction. The number of shares issued (the “Conversion Shares”) will be calculated by dividing the principal amount being converted by the most favorable price or valuation at which the target company in connection with the de-SPAC transaction issued equity or equity-linked securities to third parties within the past 36 months (the “Conversion Price”). On September 30, 2025, the June Convertible Note was amended to revise the Conversion Price to $1.00 per share.

On September 30, 2025, Black Hawk issued an unsecured convertible promissory note with a 10% annual interest rate (the “September Convertible Note”) to the Sponsor to cover expenses in connection with operations and extension payments for the Combination Period. The initial amount of the loan was $350,000. Pursuant to the September Convertible Note, the Sponsor has the right to convert the unpaid principal of the note into ordinary shares of Black Hawk, upon the notice of a de-SPAC transaction. The number of shares issued (the “Conversion Shares”) will be calculated by dividing the principal amount being converted by $1.00 (the “Conversion Price”).

Interest in Securities	Other Compensation

On February 12, 2026, Black Hawk issued an unsecured convertible promissory note with a 10% annual interest rate (the “February Convertible Note”) to the Sponsor to cover expenses in connection with operations and extension payments for the Combination Period. The initial amount of the loan was $300,000. Pursuant to the February Convertible Note, the Sponsor has the right to convert the unpaid principal of the note into ordinary shares of Black Hawk, upon the notice of a de-SPAC transaction. The number of shares issued (the “Conversion Shares”) will be calculated by dividing the principal amount being converted by $1.00 per share (the “Conversion Price”).

On May 4, 2026, Black Hawk issued an unsecured convertible promissory note with a 10% annual interest rate, commencing April 20, 2026 (the “May Convertible Note”) to the Sponsor to cover expenses in connection with operations and extension payments for the Combination Period. The initial amount of the loan was $300,000. Pursuant to the May Convertible Note, the Sponsor has the right to convert the unpaid principal of the note into ordinary shares of Black Hawk, upon the notice of a de-SPAC transaction. The number of shares issued (the “Conversion Shares”) will be calculated by dividing the principal amount being converted by $1.00 per share (the “Conversion Price”).

The retention of shares by Sponsor and the reimbursements payable to Sponsor at Closing will not result in a material dilution of the equity interests of non-redeeming public stockholders of Black Hawk.

Recommendations of the Board to the Stockholders of Black Hawk

After consulting with Black Hawk’s management, the Sponsor and legal advisors and the Black Hawk Board unanimously approved the execution of the definitive Merger Agreement on April 25, 2025. In making its determination with respect to the transactions contemplated thereby, the Black Hawk Board considered and evaluated several factors, including, but not limited to, the factors discussed below. In light of the complexity and variety of such factors, the Black Hawk Board did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors that the Board considered in reaching its determination and supporting its decision. The Black Hawk Board viewed its decision as being based on all of the information available and the factors presented to and considered by the Black Hawk Board.

Before reaching its decision, the Black Hawk Board discussed the results of the due diligence conducted by Black Hawk’s management and their advisors, which included:

●	review of the draft fairness opinion provided by EntrepreneurShares LLC Evaluation Services (for more details, please refer to “Proposal No. 1 — The Business Combination Proposal — “Opinion of EntrepreneurShares LLC, as Fairness Opinion Provider to the Black Hawk Board”);

●	review of Vesicor’s financial, legal, and operational (for more details, please refer to “Proposal No. 1 — “Due Diligence; Negotiations of the Business Combination and Other Events”);

●	meetings and calls with the management team and advisors of Vesicor regarding its operations and operational forecasts;

●	consultations with Vesicor’s management and legal advisors;

●	review of Vesicor’s business operation arrangements, intellectual property, financial, tax, legal, real estate and accounting due diligence;

●	Vesicor’s unaudited financial statements;

●	internal analysis on comparable target companies; and

●	internal research on comparable transactions.

Risk Factors Summary

You should consider all the information contained in this proxy statement/prospectus in deciding how to vote for the proposals presented in this proxy statement/prospectus. In particular, you should consider the risk factors described under “Risk Factors” beginning on page 94. Such risks include, but are not limited to, the following risks with respect to Black Hawk subsequent to the Business Combination:

Risks Related to Domestication and the Business Combination

●	The ability of Black Hawk Shareholders to exercise redemption rights with respect to a large number of Public Shares or other factors may not allow Black Hawk to complete the Business Combination or optimize its capital structure.

●	There are risks to Black Hawk Shareholders who are not affiliates of the Sponsor of becoming stockholders of PubCo through the Business Combination rather than acquiring securities of Vesicor directly in an underwritten public offering, including no independent due diligence review by a traditional underwriter.

●	Because Black Hawk’s Insiders will lose their entire investment in Black Hawk if the Business Combination or an alternative business combination is not completed, and because Black Hawk’s Sponsor, executive officers and directors will not be eligible to be reimbursed for their out-of-pocket expenses if the Business Combination is not completed, a conflict of interest may have arisen in determining whether Vesicor was appropriate for Black Hawk’s initial business combination.

●	The value of the Founder Shares following completion of the Business Combination is likely to be substantially higher than the nominal price paid for them, even if the trading price of PubCo Common Stock at such time is substantially less than $10.00 per share.

●	The Sponsor, directors, officers, advisors and their affiliates may elect to purchase Ordinary Shares from Public Shareholders, which may influence a vote on a proposed initial business combination and reduce the public “float” of the Ordinary Shares.

●	The conversion of the Sponsor’s June, September and February convertible notes could result in significant dilution to our public shareholders and adversely affect the market price of our Class A ordinary shares.

Risks Related to Ownership of PubCo Common Stock

●	An active market for PubCo’s securities may not develop, which would adversely affect the liquidity and price of PubCo’s securities.

●	There can be no assurance that the PubCo Common Stock that will be issued in connection with the Business Combination will be approved for listing on the Nasdaq following the Closing (which condition may be waived with the written waiver of each of Black Hawk and Vesicor and Merger Sub, though as of the date of this proxy statement/prospectus, none of the parties intend to waive this condition, Black Hawk and Vesicor may, in their sole discretion, to waive such condition at or prior to Closing), or that PubCo will be able to comply with the continued listing rules of the Nasdaq.

●	PubCo’s stock price may change significantly following the Business Combination and you could lose all or part of your investment as a result.

●	There will be material differences between your current rights as a holder of Black Hawk Shares and the rights one will have as a holder of PubCo Common Stock, some of which may adversely affect you.

Risks Related to Redemption

●	Since the Business Combination involves a company organized under the laws of a state of the United States, it is possible a 1% U.S. federal excise tax will be imposed on us in connection with redemptions of Black Hawk Class A Ordinary Shares after or in connection with such Business Combination.

●	If Black Hawk Public Shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their Public Shares for a pro rata portion of the funds held in the Trust Account.

●	There is no guarantee that a Black Hawk Public Shareholder’s decision whether to redeem its Ordinary Shares for a pro rata portion of the Trust Account will put such shareholder in a better future economic position.

Risks Related to Black Hawk

●	If third parties bring claims against Black Hawk, the proceeds held in the Trust Account could be reduced and the Redemption Price received by Public Shareholders may be less than $10.00 per share.

●	If Black Hawk were deemed an “investment company” under the Investment Company Act of 1940, as amended (the “Investment Company Act”), we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete the Business Combination.

●	Neither Black Hawk nor its shareholders will have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the total consideration received by the Black Hawk Shareholders in the event that any of the representations or warranties made by Vesicor in the Business Combination Agreement ultimately proves to be inaccurate or incorrect.

●	Adverse developments affecting the financial services industry, including events or concerns involving liquidity, defaults or non-performance by financial institutions, could adversely affect Black Hawk’s or Vesicor’s business, financial condition or results of operations, or prospects.

●	If a court were to determine that Black Hawk’s Termination Date had expired prior to the approval of the Extension Proposal, we could be required to liquidate and dissolve, which would materially and adversely affect the value of your investment.

Risks Related to Vesicor’s Limited Operating History, Financial Condition and Capital Requirements

●	We are an early-stage biopharmaceutical development company that has incurred losses, with nominal or no revenues, since our formation in 2008. Our business activities since 2008 have been limited to research and development for a single therapeutic product candidate and raising working capital, which we rely upon to sustain operations. We have no revenue generating operations or commercialized product. We anticipate that we will incur continued losses for the foreseeable future.

●	We anticipate that we will not generate any significant revenues or possibly no revenues in the foreseeable future because of the lengthy development, regulatory approval process, uncertainty about obtaining regulatory approval of and uncertainty about commercial prospects for our sole product candidate. We do not have any approved products or products in the regulatory approval process. We do not anticipate commencing preclinical and IND-enabling studies until the fourth quarter of 2026. We have not commenced the regulatory approval process for our sole product candidate and do not anticipate doing so before 2027.

●	The independent registered public auditor has expressed a continued going concern based on our recurring losses, negative cash flows and cumulative net losses raise substantial doubt about our ability to continue as a going concern.

●	After the Closing and consummation of any private funding, and in addition to any funding resulting from the consummation of the Business Combination, we expect to require ongoing, possibly substantial additional funding to develop our sole product candidate, seek regulatory approval and, if approved, seek to commercialize the product. The ability of Vesicor to pursue preclinical and IND-enabling studies and commence the regulatory approval process will depend on adequate working capital funding from the consummation of the Business Combination and PPM Investment but also additional working capital funding by the Combined Company after the consummation of the Business Combination. If this funding is not available in sufficient amounts and timely manner, Vesicor’s efforts to pursue and obtain regulatory approval of the ecm-RV/p53 product candidate and, if all regulatory approvals are obtained, to pursue commercialization of the ecm-RV/p53 product candidate will be adversely, significantly impacted. Vesicor is uncertain if it will close the PPM Investment by the Closing or if working capital from the consummation of the Business Combination and PPM Investment will be sufficient to fully fund the contemplated efforts for the product candidate in 2026 and in 2027.

Risks Related to Vesicor’s Product Development

●

We are dependent on the success of our only product candidate, ecm-RV/p53, which Vesicor believes has reached a point that preclinical and IND enabling studies can commence if and when adequate working capital is received, which funding Vesicor expects from the consummation of the Business Combination and PPM Investment. Vesicor has not commenced preclinical and IND enabling studies or the regulatory approval process as of the date of this proxy statement/prospectus. If we are unable to conduct preclinical and IND enabling studies and then commence and obtain regulatory approval for ecm-RV/p53 product and then commence efforts to commercialize the product, which steps require adequate working capital, in a timely manner or at all, our business will be significantly harmed. The preclinical and IND enabling studies are a prerequisite for commencing efforts to develop and submit an IND to the FDA, which submission starts the regulatory review process for the ecm-RV/p53 product candidate. As of the date of this proxy statement/prospectus, Vesicor is uncertain whether it can receive all regulatory approvals for the ecm-RV/p53 product candidate on a timely basis or at all.

●	We are dependent on the success of our only product candidate, ecm-RV/p53, which only reached the stage of preclinical and IND-enabling studies in 2025 and has not commenced preclinical and IND-enabling studies, which are expected, as of the date of this proxy statement/prospectus, to commence in the fourth quarter of 2026, or the regulatory approval process, which is anticipated to commence in 2027. If we are unable to complete preclinical and IND-enabling studies and commence regulatory review process and obtain regulatory approval for and, then, commercialize ecm-RV/p53 product in a timely manner or at all, our business will be significantly harmed.

●	ecm-RV/p53 product candidate, our sole product candidate, is a novel, unproven therapeutic and may either fail to provide the necessary therapeutic benefits that will allow regulatory approval or result in successful commercialization. Our product candidate may not have the anticipated medical benefits. We may have overestimated the market potential of our product candidate. We do not have an alternative product candidate and may be unable to develop one.

●	If we, or any third-party contractors or consultants used in the development, testing, or commercialization of our product candidate, fail to comply with applicable contractual obligations or regulatory requirements, or fail to meet expected deadlines, we may be unable to obtain regulatory approval for our sole product candidate and, as such, fail to commence operations to generate possible revenues.

●	Staff reductions and related restructuring of operations at the FDA and U.S. Department of Health and Human Services or “HHS” under the Trump Administration in 2025, as well as adoption of generative artificial intelligence programs for FDA reviewers, may adversely impact our efforts or plans for obtaining regulatory approval for our ecm-RV/p53 product candidate, which regulatory review process we intend to pursue, as of the date of the proxy statement/prospectus, in 2027. Based on the current uncertainties and changes at the FDA and HHS, we cannot predict the regulatory environment or requirements in 2026 or 2027 as of the date of this proxy statement/prospectus.

Risks Related to Vesicor’s Business

●	We rely on a small number of key personnel for management of our company and we rely significantly on the services of our Chief Scientific Officer (and former chief executive officer), Dr. Luo Feng, to lead our product development efforts. The loss of any key personnel would have a significant adverse impact on our business and prospects for developing a commercial product, especially the loss of the services of our chief scientific officer leading the development of our ecm-RV/p53 product candidate. We have no key man insurance. We will require working capital funding from the consummation of the Business Combination and PPM Investment to add any additional, necessary personnel, including personnel assisting the work of Vesicor executive officers who are expected to also serve as executive officers of PubCo.

●	Any disruption in our research and development laboratory or product development efforts could adversely affect our business, financial condition and results of operations. As an early development stage biopharmaceutical company without any commercialized product or revenue generating product and needing ongoing working capital to fund the regulatory approval process and, if regulatory approval is obtained, to fund commercialization efforts, we face the ongoing need for adequate, affordable and timely working capital funding and difficulties in raising such funding as an early development stage biopharmaceutical company.

Risks Related to Vesicor’s Intellectual Property

●	We have no patents for our sole product candidate. If we are unable to obtain and maintain patent protection for our sole product candidate, or if the scope of the patent protection obtained is not sufficiently broad to provide adequate protection from competitors using the same technology that we use, then we may not be able to obtain regulatory approval for our product candidate or we may be unable to compete effectively in our markets against competitive products based on the same technology. Even if patents are obtained, patents may not fully protect our intellectual property rights for the product candidate or may be circumvented by competitors.

●	We may be subject to legal challenges while seeking regulatory approval or after regulatory approval on the basis of intellectual property rights infringement and we may fail to obtain needed regulatory approvals to commercialize our product candidate, which is our sole basis for any future revenues.

●	We rely on trade secrets protection by confidentiality agreements and invention assignment agreements, which agreements may not fully or adequately protect our trade secrets.

Risks Related to Government Regulations applicable to Vesicor

●	The regulatory approval processes of the FDA is lengthy, time-consuming and inherently unpredictable, and if we are ultimately unable to obtain regulatory approval for our sole product candidate, our business, financial condition and results of operations will be substantially harmed. We will require ongoing working capital to conduct the preclinical and IND-enabling studies and regulatory review of the product candidate, and, if approved, commercialization of the product candidate.

●	We are and will be subject to a number of federal and state laws and regulations and our failure to comply with those laws and regulations may result in the failure of our efforts to develop a viable product or impose significant liabilities on our company.

●	The policies and actions of the Trump Administration and HHS Secretary Robert F. Kennedy Jr., who oversees the FDA, may have significant, potentially adverse impact, on our business plans or efforts to obtain regulatory approval for our product candidate and then commercialize that product. Further, congressional efforts to change or affect health care and medical research and development may affect our business plans or efforts to obtain regulatory approval and then commercialize our product candidate. We cannot predict the impact of these developments as of the date of this proxy statement/prospectus due to the changing and uncertain outcome of any legislative initiatives and the final outcome of current federal government restructuring and changes in regulation.

SELECTED HISTORICAL FINANCIAL INFORMATION OF BLACK HAWK

Black Hawk is providing the following selected historical financial data to assist you in your analysis of the financial aspects of the Business Combination. The unaudited balance sheet data of Black Hawk as of May 31, 2026 and the statement of operations and cash flows data for the three months ended May 31, 2026 are derived from Black Hawk’s unaudited financial statements included elsewhere in this registration statement. The audited balance sheet data of Black Hawk as of November 30, 2025 and the statement of operations and cash flows data for the year ended November 30, 2025 are derived from Black Hawk’s audited financial statements included elsewhere in this registration statement.

Black Hawk’s historical results are not necessarily indicative of the results that may be expected for any other period in the future. You should read the selected historical financial data set forth below together with Black Hawk’s financial statements and the accompanying notes included elsewhere in this proxy statement, the information in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Black Hawk” and other financial information contained elsewhere in this proxy statement.

	May 31, 2026	November 30, 2025
Balance Sheet Data:
Total assets	$25,376,246	$23,877,939
Total liabilities	$5,166,806	$3,897,233
Class A ordinary shares subject to possible redemption	$25,313,116	$23,827,149
Total shareholders’ deficit	$(5,103,676)	$(3,846,443)

	For the Three Months Ended May 31, 2026	For the Year Ended November 30, 2025
Income Statement Data:
Loss from operations	$(109,215)	$(915,510)
Interest earned on investments held in Trust Account	$222,525	$2,258,631
Interest expense	(24,381)	(15,454)
Net income	$88,929	$1,329,557
Basic and diluted net income per share, redeemable Class A ordinary shares	$0.02	$0.19
Basic and diluted net income per share, non-redeemable Class A ordinary shares	$0.02	$0.19
Basic and diluted weighted average shares outstanding, redeemable Class A ordinary shares	2,124,077	5,002,716
Basic and diluted weighted average shares outstanding, non-redeemable Class A ordinary shares	2,029,500	2,029,500

	For the Three Months Ended May 31, 2026(1)	For the Year Ended November 30, 2025
Statements of Cash Flow Data:
Cash flows used in operating activities	$(236,637)	$(650,321)
Cash flows provided by (used in) investing activities	(450,000)	50,260,745
Cash flows provided by (used in) financing activities	519,813	(49,835,745)
Net change in cash	(166,824)	(225,321)
Cash at beginning of year/period	178,407	264,842
Cash at end of year/period	$11,583	$39,521

(1)	Nuabers are derived by subtracting cash flow data for the three months ended February 28, 2026 from cash flow data for the six months ended May 31, 2026.

SELECTED HISTORICAL FINANCIAL INFORMATION OF VESICOR

Vesicor is providing the following selected historical financial data to assist you in your analysis of the financial aspects of the Business Combination. Vesicor’s balance sheet data as of March 31, 2026 and the statements of operations and cash flows data for the three months ended March 31, 2026 are derived from Vesicor’s unaudited financial statements included elsewhere in this registration statement. The audited balance sheet data of Vesicor as of December 31, 2025 and the statements of operations and cash flows data for the year ended December 31, 2025 are derived from Vesicor’s audited financial statements included elsewhere in this registration statement.

Vesicor’s historical results are not necessarily indicative of the results that may be expected for any other period in the future. You should read the selected historical financial data set forth below together with Vesicor’s financial statements and the accompanying notes included elsewhere in this proxy statement, the information in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Vesicor” and other financial information contained elsewhere in this proxy statement.

	March 31, 2026	December 31, 2025
Balance Sheet Data:
Cash	$514,400	$50,101
Total current assets	516,899	55,278
Total assets	$542,576	$93,861
Total liabilities	$252,580	$473,044
Common stock	5,667,883	3,050,794
Additional paid-in capital	2,086	2,086
Deferred share compensation	(800,481)	-
Accumulated deficit	(4,579,492)	(3,432,063)
Total stockholders’ equity (deficiency)	289,996	(379,183)
Total liabilities and stockholders’ equity (deficiency)	$542,576	$93,861

	For the Three Months Ended March 31, 2026	For the Year Ended December 31, 2025
Statements of Operations Data:
Revenue	$-	$6,028
Cost of goods sold	-	49
Gross profit	-	5,979
Operating expenses
Research and development	196	3,907
General and administrative expenses, related party	18,000	72,000
General and administrative expenses, other	1,129,235	2,473,011
Total operating expenses	1,147,431	2,548,918
Loss from operations	(1,147,431)	(2,542,939)
Other income (expenses)
Loss on debt extinguishment	-	(93,750)
Interest income	2	-
Interest expense	-	(21,275)
Total other income (expenses)	2	(115,025)
Loss before provision for income taxes	(1,147,429)	(2,657,964)
Provision for income taxes	-	-
Net loss	$(1,147,429)	$(2,657,964)
Basic and fully diluted income (loss) per common share:
Net loss per common share	$(.12)	$(.34)
Weighted average shares of Common Stock outstanding - basic and fully diluted	9,495,555	7,745,629

	For the Three Months Ended March 31, 2026	For the Year Ended December 31, 2025
Statements of Cash Flow Data:
Cash flows used in operating activities	$(668,293)	$(977,752)
Cash flows used in investing activities	-	-
Cash flows provided by financing activities	1,132,592	920,000
Net change in cash	464,299	(57,752)
Cash at beginning of year/period	50,101	107,853
Cash at end of year/period	$514,400	$50,101

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.

We are providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Business Combination. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes.

The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2026 and for the year ended December 31, 2025 give pro forma effect to the Transactions as if they had occurred as of the beginning of the earliest period present (“Statements of Operations Pro Forma Transaction Accounting Adjustments”). Collectively, the Balance Sheet Pro Forma Transaction Accounting Adjustments and Statements of Operations Pro Forma Transaction Accounting Adjustments are referred to in this section as “transaction accounting adjustments”.

The pro forma financial information has been derived from and should be read in conjunction with:

●	the accompanying notes to the pro forma financial information;

●	the historical unaudited financial statements for Vesicor for the three months ended March 31, 2026 and the related notes included elsewhere in this proxy statement/prospectus;

●	the historical audited financial statements for Vesicor for the fiscal year ended December 31, 2025 and the related notes included elsewhere in this proxy statement/prospectus;

●	the historical unaudited financial statements for Black Hawk for the three months ended May 31, 2026 and the related notes included elsewhere in this proxy statement/prospectus;

●	the historical audited financial statements for Black Hawk for the fiscal year ended November 30, 2025 and the related notes included elsewhere in this proxy statement/prospectus;

●	the existing Business Combination Agreement, a copy which is attached to this proxy statement/prospectus as Annex A, is incorporated herein by reference; and

●	the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Black Hawk”, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Vesicor”, and the other financial information relating to Black Hawk and Vesicor included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined statement of operations for the three months ended March 31, 2026 has been prepared using the following:

●	Black Hawk’s unaudited historical statement of operations for the three months ended May 31, 2026; and

●	Vesicor’s unaudited historical statement of operations for the three months ended March 31, 2026.

The unaudited pro forma combined statement of operations for the year ended December 31, 2025 has been prepared using the following:

●	Black Hawk’s audited historical statement of operations for the year ended November 30, 2025; and

●	Vesicor’s audited historical statement of operations for the year ended December 31, 2025.

The unaudited pro forma financial information is provided for illustrative purposes only and is not necessarily indicative of what the actual results of operations and financial position would have been had the Transactions taken place on the dates indicated, nor is it indicative of the future combined results of operations or financial position of the Combined Company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

Description of the Merger

On April 26, 2025, Black Hawk Acquisition Corporation, a Cayman Islands exempted company, entered into a Business Combination Agreement (the “Business Combination Agreement”) by and among Vesicor Therapeutics, Inc., a California corporation (which shall reincorporate into the State of Delaware so as to migrate to and domesticate as a Delaware corporation on the day that is one (1) Business Day prior to the Closing Date (as defined below) (the “Vesicor”), and BH Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Black Hawk (“Merger Sub”). The Business Combination Agreement provides, among other things, that on the terms and subject to the conditions set forth therein, (i) the Company will de-register in the Cayman Islands and transfer by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation (the “Domestication”), and (ii) following the Domestication, Merger Sub will be merged with and into Vesicor, as a result of which Vesicor will be the surviving company and a wholly-owned subsidiary of Black Hawk the “Merger”), (prior to the Domestication, Black Hawk may be referred to herein as “Parent”, and at and after the Domestication, “PubCo”). The Domestication, Merger, and other transactions contemplated by the Business Combination Agreement are collectively referred to as the “Business Combination;” and the consummation of the Merger is referred to as the “Closing” and the date of the Closing is referred to as the “Closing Date.” Upon the closing of the Business Combination, PubCo, as the public company, will change its name to Vesicor Therapeutics Holdings, Inc. and PubCo plans to remain Nasdaq-listed under a new ticker symbol. Capitalized terms shall have the meaning as defined in the Business Combination Agreement.

Pursuant to the Business Combination Agreement, in considerations of the transactions set forth above, Vesicor equity holders will be entitled to receive Common Stock as set forth in the Business Combination Agreement, and as further described in this proxy statement/prospectus.

The aggregate Merger Consideration represents 7,000,000 shares of PubCo Common Stock on a fully diluted basis, valued at $10.00 per share, for total consideration of $70 million. Assuming no Vesicor Warrants are exercised before Closing, PubCo expects to issue 5,500,452 shares to Vesicor stockholders at Closing, with the remaining 1,499,548 shares issuable upon exercise of assumed Vesicor Warrants.

Accounting for the Merger

Under any of the redemption scenarios, we anticipate that the Merger will be accounted for as a reverse recapitalization, in accordance with GAAP using the guidance in ASC 805 on accounting for reverse business combinations. Under this method of accounting, Black Hawk will be treated as the “acquired” company for financial reporting purposes, and Vesicor will be the accounting “acquirer”. This determination was primarily based on the assumption that: (i) Vesicor’s current shareholders will hold a majority of the voting power of the PubCo post Business Combination; (ii) Vesicor, effective upon the Business Combination, the post-combination board has the right to nominate the majority of the members of the board of directors of PubCo; (iii) Vesicor’s operations will substantially comprise the ongoing operations of PubCo after the Business Combination and (iv) Vesicor’s senior management will comprise the senior management after the Business Combination. Accordingly, for accounting purposes, the Merger will be treated as the equivalent of Vesicor issuing stock for the net assets of Black Hawk, accompanied by a recapitalization. With the exception of shareholders’ equity, presentation of the financial statements in a reverse merger represents a continuation of the legal acquiree (accounting acquirer). The assets and liabilities of Vesicor are recognized at historical cost with no goodwill or other intangible assets recorded in the financial statements.

Basis of Pro Forma Presentation

The historical financial information has been adjusted to give pro forma effect to the transaction accounting required for the Merger. The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an accurate understanding of the combined entity upon the Closing.

The unaudited pro forma condensed combined financial information is for illustrative purposes only and do not necessarily reflect what the Parent’s financial condition or results of operations would have been had the Merger occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of Parent. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed. Black Hawk and Vesicor have not had any historical relationship prior to the Mergers. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined financial information has been prepared assuming three alternative levels of redemptions of Black Hawk Shares of Common Stock into cash:

No Redemption Scenario.

●	This presentation assumes that no holders of Black Hawk Shares of Common Stock exercise their redemption rights upon the Closing outside the redemption of 4,775,923 common shares that has already occurred.

Maximum Redemption Scenario.

●	This presentation assumes the redemption of 2.124 million Black Hawk Shares of Common Stock, at a per share redemption price of $11.92, inclusive of interest earned on the Trust Account, resulting in a total aggregate redemption of $25.3 million from the Trust Account.

50% Redemption Scenario.

●	This presentation assumes the redemption of 1.062 million Black Hawk Shares of Common Stock, at a per share redemption price of $11.92, inclusive of interest earned on the Trust Account, resulting in a total aggregate redemption of $12.65 million from the Trust Account, such that after redemptions the Trust Account will be at least $12.65 million.

If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different. For more information regarding the underlying assumptions to the No Redemption Scenario and Maximum Redemption Scenario, see the section titled “Voting Power and Implied Ownership of Black Hawk Upon Consummation of the Business Combination”.

The following summarizes the proforma common stock outstanding under the three scenarios:

	No Redemption			Maximum Redemption			50% Redemption
	Shares		Percentage	Shares		Percentage	Shares		Percentage
Vesicor initial stockholders	5,500,452	(1)	44.43%	6,365,452	(2)	62.06%	5,500,452	(1)	48.59%
Black Hawk public stockholders, subject to redemption	2,124,077		17.16%	-		0.00%	1,062,039		9.38%
Black Hawk sponsor stockholders	2,029,500	(3)	16.39%	1,164,500	(6)	11.35%	2,029,500	(3)	17.93%
Black Hawk sponsor convertible note shares(4)	1,300,000		10.50%	1,300,000		12.67%	1,300,000		11.49%
Black Hawk Public and Private Rights(5)	1,427,100		11.52%	1,427,100		13.92%	1,427,100		12.61%
	12,381,129		100.00%	10,257,052		100.00%	11,319,091		100.00%

(1)	Represents issuance of 5,500,452 shares of Parent Common Stock to existing Vesicor equity holders calculated on a fully diluted basis equal to the quotient of (a) the Aggregate Closing Merger Consideration Value ($70,000,000) divided by (b) Redemption Price ($10.00), as defined in the Business Combination Agreement at a consideration exchange ratio of 0.341303. Assumes Vesicor shares fully diluted at closing of 20,509,630 * 0.341303 = 7,000,000 distributed on a pro-rata basis among Vesicor Issued and Outstanding shares assumed to be 16,116,034 at closing.
(2)	Consists of (a) 5,500,452 shares of Parent Common Stock issued at Closing and (b) additional 865,000 sponsor shares of Parent Common stock transferred to Vesicor at Closing under Maximum Redemption scenario pursuant to the Business Combination Agreement. See note 6.
(3)	Consists of 1,960,500 Black Hawk Class A Ordinary Shares (including 1,725,000 Insider Shares and 235,500 shares included in the Private Placement Units) and 69,000 representative shares.
(4)	Represents conversion of $1,300,000 convertible notes at $1.00 per share per the June 2025 Convertible Note, as amended, the September 2025 Convertible Note, the February 2026 Convertible Note and the May 2026 Convertible Note.
(5)	Represents 1,380,000 shares underlying Public Rights and 47,100 shares underlying Private Rights as of May 31, 2026.
(6)	Consists of 1,960,500 Black Hawk Class A Ordinary Shares (including 1,725,000 Insider Shares and 235,500 shares included in the Private Placement Units) and 69,000 representative shares less 865,000 Founders Shares transferred to Vesicor triggered by the sliding scale mechanism in a maximum redemption scenario.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF MARCH 31, 2026

	Black Hawk SPAC (as reported)	Vesicor Therapeutics Inc. (as reported)	Transaction Adjustments (No Redemption)		Proforma Combined (No Redemption)	Transaction Adjustments (Maximum Redemption)		Proforma Combined (Maximum Redemption)	Transaction Adjustments (50% Redemption)		Proforma Combined (50% Redemption)
Current Assets
Cash and cash equivalents	$11,583	$514,400	$25,313,116	(c)	$33,431,812	$-		$8,118,696	$12,656,558	(e)	$20,775,254
			10,000,000	(j)		10,000,000	(j)		10,000,000	(j)
			(2,415,000)	(f)		(2,415,000)	(f)		(2,415,000)	(f)
			(57,287)	(g)		(57,287)	(g)		(57,287)	(g)
			65,000	(m)		65,000	(m)		65,000	(m)
			-
Prepaid expenses and other current assets	51,547	2,499			54,046			54,046			54,046
Total current assets	63,130	516,899	32,905,829		33,485,858	7,592,713		8,172,742	20,249,271		20,829,300

Long-term assets
Investments held in trust	25,313,116		(25,313,116)	(c)	-	(25,313,116)	(d)	-	(25,313,116)	(e)	-
Right of use asset, net		17,418			17,418			17,418			17,418
Security deposits		8,259			8,259			8,259			8,259
Total assets	$25,376,246	$542,576	$7,592,713		$33,511,535	$(17,720,403)		$8,198,419	$(5,063,845)		$20,854,977

Current Liabilities
Accounts payable and accrued expenses	$153,952	$88,997			$242,949			$242,949			$242,949
Accounts payable and accrued expenses, related party	7,400	96,000			103,400			103,400			103,400
Lease liability - current		17,583			17,583			17,583			17,583
Note payable, net of discount		50,000	(50,000)	(n)	-	(50,000)	(n)	-	(50,000)	(n)	-
Convertible note - related party	1,232,366		(1,232,366)	(m)	-	(1,232,366)	(m)	-	(1,232,366)	(m)	-
Derivative liability - conversion option	-				-			-			-
Due to target company	1,300,801		(1,300,801)	(l)	-	(1,300,801)	(l)	-	(1,300,801)	(l)	-
Accrued interest expense	57,287		(57,287)	(g)	-	(57,287)	(g)	-	(57,287)	(g)	-
Total Current Liabilities	2,751,806	252,580	(2,640,454)		363,932	(2,640,454)		363,932	(2,640,454)		363,932

Long-term liabilities
Lease liability - long term		-			-			-			-
Deferred underwriting fee payable	2,415,000		(2,415,000)	(f)	-	(2,415,000)	(f)	-	(2,415,000)	(f)	-
Total Liabilities	5,166,806	252,580	(5,055,454)		363,932	(5,055,454)		363,932	(5,055,454)		363,932

Commitments and Contingencies
Black Hawk Class A ordinary shares subject to possible redemption, $0.0001 par value; 500,000,000 shares authorized; 2,124,077 shares and 2,124,077 shares issued and outstanding at redemption value of $11.92 and $11.22 as of May 31, 2026 and November 30, 2025, respectively	25,313,116		(25,313,116)	(i)	-	(25,313,116)	(d)	-	(25,313,116)	(e)	-

Stockholder’s equity
Black Hawk Class A ordinary shares, $0.0001 par value, 450,000,000 shares authorized; 2,029,500 shares issued and outstanding as of May 31, 2026 (excluding 2,124,077 shares subject to redemption)	203		(203)	(k)	-	(203)	(k)	-	(203)	(k)	-
Vesicor Common stock, $0 par value; authorized - 100,000,000 shares; 11,338,046 shares issued and outstanding as of March 31, 2026		5,667,883	(5,667,883)	(a)	-	(5,667,883)	(a)	-	(5,667,883)	(a)	-

Pubco Class A Shares			212	(i)	1,095			970	106	(e)	989
			550	(b)		637	(b)		550	(b)
			203	(k)		203	(k)		203	(k)
			130	(m)		130	(m)		130	(m)

Additional paid in capital	4,538	2,086	(550)	(b)	37,225,680	(637)	(b)	11,912,689	(550)	(b)	24,569,228
			(212)	(i)
			25,313,116	(i)					12,656,452	(e)
			5,667,883	(a)		5,667,883	(a)		5,667,883	(a)
			10,000,000	(j)		10,000,000	(j)		10,000,000	(j)
			(5,108,417)	(h)		(5,108,417)	(h)		(5,108,417)	(h)
			1,297,236	(m)		1,297,236	(m)		1,297,236	(m)
			50,000	(n)		50,000	(n)		50,000	(n)
Deferred share compensation		(800,481)			(800,481)			(800,481)			(800,481)
Accumulated deficit	(5,108,417)	(4,579,492)	5,108,417	(h)	(3,278,691)	5,108,417	(h)	(3,278,691)	5,108,417	(h)	(3,278,691)
			1,300,801	(l)		1,300,801	(l)		1,300,801	(l)
Total stockholders’ equity	(5,103,676)	289,996	37,961,283		33,147,603	12,648,167		7,834,487	25,304,725		20,491,045

Total liabilities and stockholders’ equity	$25,376,246	$542,576	$7,592,713		$33,511,535	$(17,720,403)		$8,198,419	$(5,063,845)		$20,854,977

*	The unaudited pro forma condensed combined balance sheet as of March 31, 2026 combines the historical unaudited consolidated balance sheet of Black Hawk as of May 31, 2026 with the historical unaudited balance sheet of Vesicor as of March 31, 2026.

See accompanying notes to the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR

THE THREE MONTHS ENDED MARCH 31, 2026*

	Black Hawk SPAC (as reported)	Vesicor Therapeutics Inc. (as reported)	Transaction Adjustments (No Redemption)			Proforma Combined (No Redemption)		Transaction Adjustments (Maximum Redemption)			Proforma Combined (Maximum Redemption)		Transaction Adjustments (50% Redemption)			Proforma Combined (50% Redemption)
Revenue	$-	$-	$			$-		$			$-		$			$-
Cost of goods sold	$-	$-	$			$-		$			$-		$			$-
Gross Profit	$-	$-		$-		$-			$-		$-			$-		$-

Operating expenses
Research and development	-	196				196					196					196
General and administrative expenses, other	79,215	1,129,235				1,208,450					1,208,450					1,208,450
General and administrative expenses, related party	30,000	18,000				48,000					48,000					48,000

Total operating expenses	$109,215	$1,147,431		$-		$1,256,646			$-		$1,256,646			$-		$1,256,646

Loss from operations	$(109,215)	$(1,147,431)		$-		$(1,256,646)			$-		$(1,256,646)			$-		$(1,256,646)

Other income (expenses)
Loss on debt extinguishment		-				-					-					-
Interest expense	(24,381)	-				(24,381)					(24,381)					(24,381)
Interest income	-	2				2					2					2
Interest earned on investments held in Trust Account	222,525	-		(222,525)	(bb)	-			(222,525)	(bb)	-			(222,525)	(bb)	-
Change in fair value of derivative liability	-	-		-	(cc)	-			-	(cc)	-			-	(cc)	-
Gain on forgiveness of Due to Target by Vesicor	-	-		1,300,801	(dd)	-			1,300,801	(dd)	-			1,300,801	(dd)	-
				(1,300,801)	(ee)				(1,300,801)	(ee)				(1,300,801)	(ee)

Total other income (expenses)	$198,144	$2		$(222,525)		$(24,379)			$(222,525)		$(24,379)			$(222,525)		$(24,379)

Income (loss) before provision for income tax	$88,929	$(1,147,429)		$(222,525)		$(1,281,025)			$(222,525)		$(1,281,025)			$(222,525)		$(1,281,025)

Provision for income tax	$-	$-		$-		$-			$-		$-			$-		$-

Net income (loss)	$88,929	$(1,147,429)		$(222,525)		$(1,281,025)			$(222,525)		$(1,281,025)			$(222,525)		$(1,281,025)

Basic and fully diluted loss per common share:
Basic and diluted weighted average shares outstanding, Class A ordinary shares subject to possible redemption	2,124,077
Basic and diluted net income per share, Class A ordinary shares subject to possible redemption	$0.02
Basic and diluted weighted average shares outstanding, non-redeemable Class A ordinary shares	2,029,500
Basic and diluted net income per share, non-redeemable Class A ordinary shares	$0.02
						12,381,129					10,257,052					11,319,091
Weighted average common shares outstanding - basic and fully diluted		9,495,555				$(0.10)	(aa)				$(0.12)	(aa)				$(0.11)	(aa)
Net income (loss) per common share		$(0.12)

*	The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2026 combines the historical unaudited statement of operations of Black Hawk for the three months ended May 31, 2026, and the historical unaudited statement of operations of Vesicor for the three months ended March 31, 2026.

See accompanying notes to the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR

THE YEAR ENDED DECEMBER 31, 2025*

	Black Hawk SPAC (as reported)	Vesicor Therapeutics Inc. (as reported)	Transaction Adjustments (No Redemption)			Proforma Combined (No Redemption)		Transaction Adjustments (Maximum Redemption)			Proforma Combined (Maximum Redemption)		Transaction Adjustments (50% Redemption)			Proforma Combined (50% Redemption)
Revenue	$-	$6,028	$			$6,028		$			$6,028		$			$6,028
Cost of goods sold	$-	$49	$			$49		$			$49		$			$49
Gross Profit	$-	$5,979		$-		$5,979			$-		$5,979			$-		$5,979

Operating expenses
Research and development	-	3,907				3,907					3,907					3,907
General and administrative expenses, other	795,510	2,473,011				3,268,521					3,268,521					3,268,521
General and administrative expenses, related party	120,000	72,000				192,000					192,000					192,000

Total operating expenses	$915,510	$2,548,918		$-		$3,464,428			$-		$3,464,428			$-		$3,464,428

Loss from operations	$(915,510)	$(2,542,939)		$-		$(3,458,449)			$-		$(3,458,449)			$-		$(3,458,449)

Other income (expenses)
Loss on debt extinguishment		(93,750)				(93,750)					(93,750)					(93,750)
Interest expense	(15,454)	(21,275)				(36,729)					(36,729)					(36,729)
Interest income	1,798					1,798					1,798					1,798
Interest earned on investments held in Trust Account	2,258,631			(2,258,631)	(bb)	-			(2,258,631)	(bb)	-			(2,258,631)	(bb)	-
Change in fair value of derivative liability	92			(92)	(cc)	-			(92)	(cc)	-			(92)	(cc)	-
Gain on forgiveness of Due to Target by Vesicor				575,000	(dd)	-			575,000	(dd)	-			575,000	(dd)	-
				(575,000)	(ee)				(575,000)	(ee)				(575,000)	(ee)

Total other income (expenses)	$2,245,067	$(115,025)		$(2,258,723)		$(128,681)			$(2,258,723)		$(128,681)			$(2,258,723)		$(128,681)

Income (loss) before provision for income tax	$1,329,557	$(2,657,964)		$(2,258,723)		$(3,587,130)			$(2,258,723)		$(3,587,130)			$(2,258,723)		$(3,587,130)

Provision for income tax	$-	$-		$-		$-			$-		$-			$-		$-

Net income (loss)	$1,329,557	$(2,657,964)		$(2,258,723)		$(3,587,130)			$(2,258,723)		$(3,587,130)			$(2,258,723)		$(3,587,130)

Basic and fully diluted loss per common share:
Basic and diluted weighted average shares outstanding, Class A ordinary shares subject to possible redemption	5,002,716
Basic and diluted net income per share, Class A ordinary shares subject to possible redemption	$0.19
Basic and diluted weighted average shares outstanding, non-redeemable Class A ordinary shares	2,029,500
Basic and diluted net income per share, non-redeemable Class A ordinary shares	$0.19
						12,197,817					10,073,740					11,135,779
Weighted average common shares outstanding		7,745,629				$(0.29)	(aa)				$(0.36)	(aa)				$(0.32)	(aa)
Net income (loss) per common share		$(0.34)

*	The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025 combines the historical audited statement of operations of Black Hawk for the year ended November 30, 2025, and the historical audited statement of operations of Vesicor for the year ended December 31, 2025.

See accompanying notes to the unaudited pro forma condensed combined financial information.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

The pro forma adjustments have been prepared as if the Mergers had been consummated on March 31, 2026, in the case of the unaudited pro forma condensed combined balance sheet, and as if the Mergers had been consummated on December 1, 2024, in the case of the unaudited pro forma condensed combined statement of operations, as this is the beginning of the earliest period presented in the unaudited pro forma condensed combined statement of operations.

The unaudited pro forma combined balance sheet as of March 31, 2026 has been prepared using the following:

●	Black Hawk’s unaudited historical balance sheet as of May 31, 2026; and

●	Vesicor’s unaudited historical balance sheet as of March 31, 2026.

The unaudited pro forma combined statement of operations for the three months ended March 31, 2026 has been prepared using the following:

●	Black Hawk’s unaudited historical statement of operations for the three months ended May 31, 2026; and

●	Vesicor’s unaudited historical statement of operations for the three months ended March 31, 2026.

The unaudited pro forma combined statement of operations for the year ended December 31, 2025 has been prepared using the following:

●	Black Hawk’s audited historical statement of operations for the year ended November 30, 2025; and

●	Vesicor’s audited historical statement of operations for the year ended December 31, 2025.

The unaudited pro forma condensed combined financial information has been prepared assuming the following methods of accounting in accordance with GAAP.

The Merger will be accounted for as a reverse recapitalization, in accordance with GAAP using the guidance in ASC 805 on accounting for reverse business combinations.

Vesicor has been determined to be the predecessor to the combined entity.

Under this method of accounting, Black Hawk will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Mergers will be treated as the equivalent of Vesicor issuing stock for the net assets of Black Hawk, accompanied by a recapitalization. The net assets of Black Hawk will be stated at their historical value within the pro-forma with no goodwill or other intangible assets recorded.

The pro forma adjustments represent management’s estimates based on information available as of the date of this proxy statement/prospectus and are subject to change as additional information becomes available and additional analyses are performed. Management considers this basis of presentation to be reasonable under the circumstances.

The unaudited pro forma condensed combined financial information does not give effect to any tax impacts associated with the pro forma adjustments.

2. Adjustments and Assumptions to the Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of March 31, 2026 are as follows:

(a) Reflects the cancellation of Vesicor equity holders 11.34 million shares of Common Stock issued and outstanding immediately prior to the merger.

(b) Represents issuance of 5,500,452 shares of Parent Common Stock to existing Vesicor equity holders calculated on a fully diluted basis equal to the quotient of (a) the Aggregate Closing Merger Consideration Value ($70,000,000) divided by (b) Redemption Price ($10.00), as defined in the Business Combination Agreement at a consideration exchange ratio of 0.341303. Assumes Vesicor shares fully diluted at closing of 20,509,630 * 0.341303 = 7,000,000 distributed on a pro-rata basis among Vesicor Issued and Outstanding shares assumed to be 16,116,034 at closing.

(i)	“Aggregate Closing Merger Consideration” means a number of shares of PubCo Common Stock equal to the quotient of (a) the Aggregate Closing Merger Consideration Value divided by (b) Redemption Price.”

(ii)	“Aggregate Closing Merger Consideration Value is $70,000,000”

(iii)	“Redemption Price is $10.00”

(c) Reflects the reclassification of cash held in short-term investments that become available in conjunction with the Merger.

(d) Represents the pro forma adjustment to record the redemption of 2.124 million Black Hawk Class A Ordinary Shares given a maximum redemption scenario, at an assumed redemption price of $11.92 per share, inclusive of interest earned on funds held in the Trust Account.

(e) Represents the pro forma adjustment to record the redemption of 1.06 million Black Hawk Class A Ordinary Shares given a 50% redemption scenario, at an assumed redemption price of $11.92 per share, inclusive of interest earned on funds held in the Trust Account and the reclassification of the remaining 1.06 million Black Hawk Class A Ordinary Shares to PubCo Class A Common Stock.

(f) Represents the pro forma adjustment to record Black Hawk deferred underwriting commissions due of $2,415,000 paid in cash at Closing.

(g) Represents the pro forma adjustment to record Black Hawk transaction costs to be paid in cash at the closing of the Merger, primarily consisting of accrued interest expenses $57,287.

(h) Reflects the elimination of Black Hawk historical accumulated deficit.

(i) Reflects the reclassification of 2.12 million of Black Hawk Class A Ordinary Shares subject to possible redemption to PubCo Class A Common Stock.

(j) Reflects Vesicor equity transaction financing of $10,000,000 to be obtained prior to Closing (As of the date of this proxy statement/prospectus, Vesicor is uncertain if it will successfully complete the PPM Investment by the Closing).

(k) Reflects the reclassification of 2.03 million Black Hawk Class A Ordinary Shares to PubCo Class A Common Stock.

(l) Reflects the forgiveness of Due to Target by Vesicor as per Debt Forgiveness Agreement dated June 30, 2026.

(m) Represents conversion of convertible notes due to related party at $1.00 per share, per the June 2025 Convertible Note, as amended, the September 2025 Convertible Note, the February 2026 Convertible Note and the May 2026 Convertible Note.

(n) Represents issuance of shares on July 15, 2026, in satisfaction of note payable.

3. Adjustments and Assumptions to the Unaudited Pro Forma Condensed Combined Statement of Operations

The adjustments included in the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2026 and for the fiscal year ended December 31, 2025, are related to the Merger:

(aa) Pro forma basic earnings (loss) per share is computed by dividing the net income (loss) available to common shareholders by the weighted-average shares of Common Stock outstanding during the period.

(bb) Reflects the elimination of Black Hawk interest earned in the Trust Account.

(cc) Reflects the elimination of Black Hawk change in fair value of derivative liability associated with the convertible notes due to related party.

(dd) Reflects the forgiveness of Due to Target by Vesicor as per Debt Forgiveness Agreement dated June 30, 2026.

(ee) Reflects the elimination of Black Hawk gain on forgiveness of Due to Target by Vesicor.

COMPARATIVE PER SHARE INFORMATION

The following table sets forth summary historical comparative share information for Black Hawk and Vesicor and unaudited pro forma condensed combined per share information of PubCo after giving effect to the Transactions and Material Events, presented under the two assumed redemption scenarios as follows:

●	Assuming No Additional Redemptions: This presentation assumes that no additional Black Hawk public shareholders exercise redemption rights on or prior to the consummation of the Business Combination.

●	Assuming Maximum Redemption: This presentation assumes that 6,900,000 Public Shares are redeemed by Black Hawk public shareholders for aggregate redemption payments of $72,595,175. As all of the Black Hawk Insiders (as well as other holders of Founders Shares) waived their redemption rights, only redemptions by Public Shareholders are reflected in this presentation.

Black Hawk is providing the following audited comparative per share information to assist you in your analysis of the financial aspects of the Transactions:

	Black Hawk	Vesicor	Assuming No Redemptions (Scenario 1)	Assuming 100% Redemptions (Scenario 2)
As of and for the quarter ended May 31, 2026 for Black Hawk and March 31, 2026 for Vesicor
Shares outstanding
Weighted average shares outstanding of redeemable ordinary shares	2,124,077
Weighted average shares outstanding of non-redeemable ordinary shares and shares of Common Stock	2,029,500	9,495,555
Post-Combination weighted average shares outstanding			12,381,129	10,257,052
Net income (loss) per ordinary share and common share
Basic and diluted net income per share for redeemable ordinary shares	$0.02	$-	$-	$-
Basic and diluted net income (loss) per share for non-redeemable ordinary shares and shares of Common Stock	$0.02	$(0.12)	$(0.10)	$(0.12)

Vesicor

There is no public market for any of Vesicor’s equity securities.

RISK FACTORS

You should carefully consider all the following risk factors, together with all of the other information included or incorporated by reference in this proxy statement/prospectus, including the financial information, before deciding whether or how to vote or instruct your vote to be cast to approve the proposals described in this proxy statement/prospectus.

The value of your investment following consummation of the Business Combination will be subject to significant risks affecting, among other things, PubCo’s business, financial condition or results of operations. If any of the events described below occur, PubCo’s post-Business Combination business and financial results could be adversely affected in material respects. This could result in a decline, which may be significant, in the trading price of PubCo’s securities and you therefore may lose all or part of your investment. The risk factors described below are not necessarily exhaustive and you are encouraged to perform your own investigation with respect to the businesses of Black Hawk and Vesicor. Certain of the following risk factors apply to the business and operations of Vesicor and will also apply to the business and operations of PubCo following the completion of the Business Combination. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combination, or may have a material adverse effect on the business, financial condition, results of operations, prospects and trading price of PubCo following the Business Combination. The risks discussed below may not prove to be exhaustive and are based on certain assumptions made by Black Hawk, and Vesicor, which later may prove to be incorrect or incomplete. Black Hawk and Vesicor may face additional risks and uncertainties that are not presently known to them, or that are currently deemed immaterial, but which may also ultimately have an adverse effect on any such party. The following discussion should be read in conjunction with the sections entitled “Cautionary Note Regarding Forward-Looking Statements”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Vesicor” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Black Hawk” and the financial statements of Vesicor and Black Hawk and the notes thereto included herein, as applicable.

Risks Related to Domestication and the Business Combination

The ability of Black Hawk Shareholders to exercise redemption rights with respect to a large number of Public Shares or other factors may not allow Black Hawk to complete the Business Combination or optimize its capital structure.

If a larger number of shares are submitted for redemption than Black Hawk currently expects and such redemptions or other conditions are determined to result in a failure to satisfy the net tangible asset requirement set forth in Black Hawk’s Current Charter is not approved, Black Hawk may need to seek to restructure the transaction to reserve a greater portion of the cash in the Trust Account or arrange for third-party financing. Third-party financing may not be available to Black Hawk or Vesicor on acceptable terms or at all.

Furthermore, raising additional third-party financing may involve dilutive equity issuances or the incurrence of indebtedness at higher than desirable levels. Black Hawk may experience additional redemptions prior to and in connection with consummation, if any, of the proposed Business Combination, which will further reduce the funds otherwise deliverable from the Trust Account to PubCo in connection with the Closing, which may negatively impact PubCo’s business plans, perhaps significantly, or the time period in which such plans can be carried out, if at all. Additional Black Hawk shares may be redeemed in connection with the consummation of the proposed Business Combination, if any, and in the event that Black Hawk seeks additional approvals from its shareholders to extend the time period Black Hawk has to complete an initial business combination. Additional redemptions by Public Shareholders will further deplete the funds available to be delivered to PubCo from the Trust Account at the Closing, which will increase the risk that PubCo may not have sufficient capital to execute its business plans. If there is insufficient capital available from the Trust Account to fund PubCo’s business plans, PubCo may be forced to consider other capital or financing sources to fund its business plans and operations, which may not be available to PubCo on favorable terms, if at all.

You may be unable to ascertain the merits or risks of Vesicor’s operations.

If the Business Combination is consummated, PubCo will be affected by numerous risks inherent in the lines of business that PubCo expects to pursue. Although Black Hawk’s management has endeavored to evaluate the risks inherent in the proposed Business Combination with Vesicor, Black Hawk cannot assure you that it can adequately ascertain or assess all of the significant risk factors. Furthermore, some of these risks may be outside of Black Hawk’s control. Black Hawk also cannot assure you that an investment in Black Hawk’s securities will not ultimately prove to be less favorable to investors in Black Hawk than a direct investment, if an opportunity were available, in PubCo. In addition, if Black Hawk Shareholders do not believe that the prospects for the Business Combination are promising, a greater number of shareholders may exercise their redemption rights, which may make it difficult for Black Hawk to consummate the Business Combination.

There is no assurance that Black Hawk’s diligence will reveal all material risks that may be present with regard to Vesicor. Subsequent to the completion of the Business Combination, PubCo may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition and its share price, which could cause you to lose some or all of your investment.

Black Hawk cannot assure you that the due diligence Black Hawk has conducted on Vesicor will reveal all material issues that may be present with regard to Vesicor, or that it would be possible to uncover all material issues through a customary amount of due diligence or that risks outside of Black Hawk’s control will not later arise. Vesicor is aware that Black Hawk must complete an initial business combination before its expiration. Consequently, Vesicor may have obtained leverage over Black Hawk, knowing that if Black Hawk does not complete the Business Combination, Black Hawk may be unlikely to be able to complete an initial business combination with any other target business prior to such deadline. In addition, Black Hawk has had limited time to conduct due diligence. Vesicor is a privately held company that expects to offer products and services that have not yet been fully developed or been commercialized and Black Hawk therefore has made its decision to pursue a business combination with Vesicor on the basis of limited information, which may result in a business combination that is not as profitable as expected, if at all. As a result of these factors, PubCo may be forced to later write-down or write-off assets, restructure operations, or incur impairment or other charges that could result in reporting losses.

Even if Black Hawk’s due diligence successfully identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and would not have an immediate impact on PubCo’s liquidity, the fact that PubCo reports charges of this nature could contribute to negative market perceptions about PubCo or PubCo’s securities. In addition, charges of this nature may cause PubCo to violate leverage or other covenants to which it may be subject as a result of assuming pre-existing debt held by Vesicor or by virtue of it obtaining debt financing following the Closing. Accordingly, any shareholders of Black Hawk who choose to remain stockholders of PubCo following the Business Combination could suffer a reduction in the value of their shares. Such shareholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by Black Hawk’s officers or directors of a duty of care or other fiduciary duty owed by them to Black Hawk, or if they are able to successfully bring a private claim under securities laws that the Registration Statement of which this proxy statement/prospectus forms a part contained an actionable material misstatement or material omission.

Approval of the NTA Proposal may increase the risk that the business combination is completed with limited cash resources.

If the NTA Proposal is approved, the business combination may be completed even if a substantial number of public stockholders exercise their redemption rights, resulting in a significantly reduced amount of cash remaining in the Trust Account at Closing. As a result, the post-business combination company may have less cash available for working capital, operations, growth initiatives, capital expenditures, debt repayment and other general corporate purposes than anticipated.

A reduced cash balance following the Business Combination could adversely affect the combined company’s ability to execute its business plan, meet financial obligations and pursue strategic opportunities. In addition, if the amount of cash available at closing is materially lower than expected, the combined company may need to seek additional financing sooner than anticipated, which may not be available on acceptable terms, or at all. Any such financing could increase indebtedness or result in substantial dilution to existing stockholders.

Further, the approval of the NTA Proposal may increase the likelihood that the business combination is consummated notwithstanding high redemption levels that would otherwise prevent the transaction from closing. As a result, non-redeeming stockholders could own securities in a post-business combination company with materially less cash, greater leverage and reduced financial flexibility, all of which could negatively affect the value of their investment.

After the consummation of the Business Combination, PubCo’s Chief Executive Officer, Chief Financial Officer, Chief Scientific Officer and Chief Operating Officer will hold the same executive officer positions at Vesicor, and Warren Hosseinion, M.D., will serve as Chairman of the Board of Directors of PubCo and will continue to serve as Chairman of the Board of Directors of Vesicor. All five persons are deemed key personnel of PubCo and Vesicor and they will each devote time to each of the companies as they and each of the respective company’s Board of Directors deem necessary to adequately perform their duties at each company. This could cause a diversion of their time and attention from PubCo’s business and operations, and as a result could have a material adverse effect on PubCo’s business and operations.

After the consummation of the Business Combination: (1) Dr. Tolentino will serve as PubCo’s and Vesicor’s Chief Executive Officer; (2) Dr. Feng will serve as PubCo’s and Vesicor’s Chief Scientific Officer; (3) Mitchell Creem will serve as Chief Financial Officer of PubCo and Vesicor; (4) Warren Hosseinion, M.D., will serve as Chairman of the Board of Directors of both companies; and (5) Warren Hosseinion Jr. will serve as Chief Operating Officer of both companies. These five persons are deemed key personnel of each company.

After the consummation of the Business Combination, Dr. Tolentino will perform his executive duties at Vesicor and PubCo on a full-time basis. On May 18, 2026, Dr. Tolentino resigned from his Chief Development Officer position at Aikium Inc. and transitioned to a non-executive, advisory role. He also resigned as Chief Executive Officer of Avdarna Therapeutics, effective May 20, 2026. These resignations are intended to provide any additional time necessary for the performance of his duties at Vesicor and at PubCo after the consummation of the Business Combination. As of the date of this proxy statement/prospectus, Dr. Tolentino work as Vesicor’s Chief Executive Officer has been provided on “as needed, part time basis”, which has been deemed sufficient to meet Vesicor’s current needs at that position by the Vesicor board of directors.

Dr. Feng will perform his Chief Scientific Officer duties for Vesicor and PubCo on a full-time basis after the consummation of the Business Combination.

After the consummation of the Business Combination, Mr. Creem will perform his duties as Chief Financial Officer of Vesicor on a full-time basis as well as handling the Chief Financial Officer tasks for PubCo with the assistance of an existing Vesicor controller until the engagement of a full-time replacement PubCo Chief Financial Officer. Vesicor and Black Hawk expect that PubCo will employ a full time chief financial officer to replace Mr. Creem as soon as practicable after the consummation of the Business Combination, subject to adequate working capital. As of the date of this proxy statement/prospectus, Mr. Creem’s work as Chief Financial Officer at Vesicor has been provided on “as needed, part time basis”, which has been deemed sufficient to meet Vesicor’s current needs at that position by the Vesicor board of directors. Mr. Creem’s work as Vesicor’s Chief Financial Officer has been supplemented by a contractor acting as a controller, which arrangement will be extended to PubCo until the hiring of a full time PubCo Chief Financial Officer. After the hire of a replacement PubCo Chief Financial Officer, Mr. Creem will focus on his duties as Chief Financial Officer of Vesicor on a full-time basis with the continued assistance of the contract controller.

Warren Hosseinion Jr. will serve as Chief Operating Officer of PubCo and Vesicor after the consummation of the Business Combination. Warren Hosseinion Jr.’s duties at his other current employer are performed on a part-time basis and flexible schedule and he anticipates being able to devote the requisite amount of time to his duties as Chief Operating Officer of PubCo and Vesicor.

The amount of time that Dr. Hosseinion, Dr. Tolentino, Mr. Creem, Dr. Feng and Warren Hosseinion Jr. each devotes to PubCo will vary day-to-day and week-to-week depending on the then-current needs and demands of PubCo’s and Vesicor’s respective business operations. Each key person and the board of directors of each company will determine the actual allocation of time and days to be worked by each senior executive. The diversion of management attention between the management duties of two companies could have a material adverse effect on PubCo’s or Vesicor’s business and operations. Subject to sufficient working capital after the consummation of the Business Combination, PubCo and Vesicor each intends to add full-time staff as needed to meet the operational needs of each company, especially hires needed for day-to-day operations management, product development, accounting and finance, and public company regulatory compliance and to assist the existing executive officers of each company to efficiently handle their respective duties. PubCo will also engage outside securities-corporate legal counsel and any necessary consultants to assist the executive management with fulfilling PubCo’s regulatory compliance and corporate governance responsibilities.

The exact allocation of hours or days by each person to their respective duties at the two companies has not been determined as of the date of this proxy statement/prospectus and may not be known or ascertainable until they commence their respective duties after the consummation of the Business Combination.

Due to the extent of the operations of PubCo and Vesicor as of the date of this proxy statement/prospectus and as anticipated after the consummation of the Business Combination, and the existing requirements and demands on the time of each of these executive officers from any other responsibilities, Black Hawk and Vesicor each believes that the expected executive management and board of directors of PubCo and Vesicor will be able to adequately perform their respective necessary duties for proper management of the two companies.

Vesicor and Black Hawk do not believe that Dr. Tolentino’s commitments to companies other than Vesicor and PubCo create any conflicts of interest because: (1) the business lines of those other companies, being Aikium Inc. and Avdarna Therapeutics, are not deemed competitive to Vesicor’s business line, which will also be PubCo’s business line after the consummation of the Business Combination; (2) Dr. Tolentino has resigned as an executive officer of Aikium Inc. and Avdarna Therapeutics and thereby ended his operational management role at those companies; and (3) he will be focused full-time on his duties as Chief Executive Officer of Vesicor and Chief Executive Officer of PubCo upon consummation of the Business Combination.

The conversion of the Sponsor’s June, September and February convertible notes could result in significant dilution to our public shareholders and adversely affect the market price of our Class A ordinary shares.

In June 2025, September 2025, February 2026 and May 2026, we issued three convertible promissory notes to our Sponsor in an aggregate principal amount of $1,300,000. Each of the convertible notes is convertible, at the option of the Sponsor, into shares of our Class A ordinary shares at a fixed conversion price of $1.00 per share, which represents approximately one-tenth of the initial trading price of our Class A ordinary shares following our initial public offering.

If the Sponsor elects to convert the convertible notes, up to 1,300,000 additional Class A ordinary shares would be issued, which would result in immediate dilution to our existing shareholders. This dilution would reduce the percentage ownership of current stockholders and could materially dilute the voting power and economic interest of public shareholders.

Because the conversion price is substantially below the current and historical trading prices of our Class A ordinary shares, the Sponsor would receive shares at a significant discount to the price paid by public investors. This creates an incentive for the Sponsor to convert the notes and potentially sell the resulting shares into the public market. Any such sales could place downward pressure on the market price of our Class A ordinary shares, particularly if a large number of shares are sold in a short period of time.

In addition, the issuance of a large number of shares upon conversion could increase the public float and create an overhang in the market, as investors may anticipate that additional shares may be issued or sold in the future. This perceived or actual increase in supply could negatively impact investor confidence and the trading price of our securities.

As a result, the conversion of the convertible notes could have a material adverse effect on our shareholders, the market price of our Class A ordinary shares, and our ability to raise capital in the future.

Black Hawk failed to comply with the liquidation provisions set forth in Article 36.2 of its Current Charter and paragraph 1(n) of the Amended Trust Agreement, and this non-compliance could result in litigation, regulatory action, reputational harm and potential adverse consequences to Black Hawk, the Combined Company and our shareholders.

Article 36.2 of Black Hawk’s Current Charter and paragraph 1(n) of the Amended Trust Agreement require that if Black Hawk fails to timely make a required monthly extension payment and does not cure such failure within the applicable 45-day cure period, Black Hawk must immediately cease all operations (except for the purpose of winding up), redeem the public shares and liquidate and dissolve. As previously disclosed, Black Hawk did not make certain required extension payments within the applicable cure periods and did not commence liquidation following the expiration of those cure periods. Instead, Black Hawk continued operations and has pursued the proposed business combination.

As a result, Black Hawk may be deemed to have been in breach of its governing documents and the trust agreement. This non-compliance exposes Black Hawk to a number of material risks. Public shareholders could assert claims alleging that Black Hawk was contractually obligated to liquidate and redeem their shares at the time the cure periods expired. The Trustee, the Sponsor or other parties could assert claims relating to compliance with the Trust Agreement. Litigation or the threat of litigation could delay or prevent consummation of the business combination and could result in significant costs, diversion of management’s attention, injunctive relief, damages or other remedies.

In addition, if a court were to determine that liquidation should have occurred upon expiration of the applicable cure periods, actions taken by Black Hawk after such time, including steps taken to approve or consummate the business combination, could be subject to challenge. Any such determination could create uncertainty regarding the validity of the business combination or the capitalization of the Combined Company.

These risks also extend to the Combined Company following the business combination. The Combined Company could inherit litigation, indemnification obligations or other liabilities arising from Black Hawk’s failure to comply with its governing documents. Such liabilities could adversely affect the Combined Company’s financial condition, results of operations and reputation.

Finally, Black Hawk shareholders face the risk that the business combination could be delayed or terminated, that additional disclosure or remedial actions could be required by the SEC, or that they could receive less favorable outcomes than they would have received in a timely liquidation. Any of these outcomes could materially and adversely affect the value of an investment in Black Hawk or, following consummation of the business combination, the Combined Company.

The interests of Vesicor may not always align with those of PubCo or the Public Shareholders and this could lead to actions that may not be in the best interests of PubCo or the Public Shareholders, which misalignment may create conflicts of interest for key personnel serving in executive officer positions or as directors of both companies.

The interests of Vesicor and interests of PubCo or the Public Shareholders may not always align. For instance, PubCo may determine that it would benefit from certain tax or business development positions or strategic plans for Vesicor, or acquisitions of assets or businesses, that would be adverse or not consistent with Vesicor’s strategic focus on pursuit of regulatory approval and commercialization for its sole product candidate, which pursuit of regulatory approval and commercialization of the product candidate may take years and is subject to uncertainties of requisite regulatory process and approvals, which approvals are within sole discretionary authority of the regulators and may not be granted in a timely manner or not at all. This misalignment of interests may create conflicts of interest for key personnel serving as an executive officer or director for both Vesicor and PubCo and the key personnel may be unable or unwilling to reach a resolution that serves the best interests of PubCo or the Public Shareholders, which conflicts of interest may compromise or hinder the pursuit of Vesicor’s strategic focus on the regulatory approval and commercialization of ecm-RV/p53 product candidate and adequate funding of that endeavor.

Further, the interests of a public company and its public shareholders are typically served by business strategies for sustained revenue generation and profitability resulting in possible appreciation of stock price and enhanced liquidity of the stock. Vesicor’s strategic focus on the ecm-RV/p53 product candidate may take years to produce the kind of business and financial results that are conducive to sustained revenue generation and profitability and any resulting stock price appreciation and enhanced liquidity of the stock. As such, that strategy may fail to achieve those business and financial results and resulting PubCo Shareholder benefits. The Vesicor strategic plan centered on the ecm-RV/p53 product candidate is also subject to failure due to the possible failure to obtain requisite regulatory approvals for the commercial use of the sole product candidate, which regulatory approvals are in the sole discretion of the regulators and may not be granted in a timely manner or at all. Due to the length of time required to implement the strategy for ecm-RV/p53 product candidate, even if that strategy succeeds in attaining the regulatory approval and the launch of commercialization efforts, the prospects for the product candidate as a commercial product are subject to uncertainty, including, without limitation, changes in medical technology or treatments, regulatory requirements, patient and health care provider preferences, and healthcare insurance reimbursement policies. Any of these uncertainties may ultimately invalidate Vesicor’s strategic business plan and result in its failure to produce business and financial results that serve the best interests of PubCo and the Public Shareholders. The Vesicor key management personnel serving as key management personnel of PubCo may be unwilling to abandon or adversely impact the Vesicor strategic plan when to do so serves the best interests of PubCo and the Public Shareholders.

Vesicor and its executive officers and directors have certain interests in the consummation of the Business Combination. Upon the Closing, the PubCo Board intends to ratify the awards of, and to award an aggregate of $500,000 in performance incentive payments as follows: (a) $200,000 to Luo Feng and $300,000 to Warren Hosseinion Jr., which awards have been approved following the consummation of the of the Business Combination. These cash performance incentives were recommended by Vesicor management to Black Hawk and, after discussion and review as part of negotiation of the general terms and conditions of the Business Combination, were approved by Black Hawk management. PubCo’s board of directors intends to ratify and award their cash incentive awards upon consummation of the Business Combination. Luo Feng, Frederick Woodruff Field, Oded Levy, Qi Ouyang and Warren Hosseinion are proposed director nominees to be elected at the Extraordinary Meeting for PubCo Board. See: Vesicor’s Interests in and Reasons for pursuing the Business Combination on page 179.

There are risks to Black Hawk Shareholders who are not affiliates of the Sponsor of becoming stockholders of PubCo through the Business Combination rather than acquiring securities of Vesicor directly in an underwritten public offering, including no independent due diligence review by a traditional underwriter.

There is no independent third-party investment bank taking on the economic risk typically borne by an underwriter in a traditional initial public offering (a “traditional underwriter”) in connection with the Business Combination. Because there is no traditional underwriter involved in the Business Combination or the issuance of Black Hawk’s securities in connection therewith, investors may not receive the benefit of the same outside independent review of Black Hawk’s and Vesicor’s respective finances and operations as would investors in an initial public offering, and it is possible that defects in Vesicor’s business or other problems that would have been discovered if Vesicor conducted an underwritten public offering will not be discovered in connection with the Business Combination, which could adversely affect the market price of the PubCo Common Stock. Underwritten public offerings of securities conducted by a licensed broker-dealer are subjected to a due diligence review by the underwriter or dealer manager to satisfy statutory duties under the Securities Act, the rules of Financial Industry Regulatory Authority, Inc. (“FINRA”) and the national securities exchange where such securities are listed. Additionally, underwriters or dealer-managers conducting such public offerings are subject to liability for any material misstatements or omissions in a registration statement filed in connection with the public offering. As no such review by a traditional underwriter will be conducted in connection with the Business Combination, Black Hawk Shareholders may not have the benefit of the same independent review and investigation normally performed by a traditional underwriter in a public securities offering.

Unlike an underwritten initial public offering, the initial trading of PubCo’s securities will not benefit from the book-building process undertaken by underwriters that helps to inform efficient price discovery with respect to opening trades of newly listed shares and underwriter support to help stabilize, maintain or affect the public price of the new issue immediately after listing. The lack of such a process in connection with the listing of PubCo’s securities on the Nasdaq could result in diminished investor demand, inefficiencies in pricing and a more volatile public price for PubCo’s securities during the period immediately following the listing.

Black Hawk is dependent upon its executive officers and directors and their departure could adversely affect Black Hawk ability to operate and to consummate the initial business combination. Additionally, Black Hawk’s executive officers and directors also allocate their time to other businesses, thereby causing potential conflicts of interest that could have a negative impact on Black Hawk’s ability to complete the initial business combination.

Black Hawk’s operations and its ability to consummate the Business Combination are dependent upon a relatively small group of individuals and, in particular, its executive officers and directors. Black Hawk believes that its success depends on the continued service of its executive officers and directors, at least until the completion of the Business Combination. The unexpected loss of the services of one or more of Black Hawk’s directors or executive officers could have a detrimental effect on Black Hawk and the ability to consummate the Business Combination. In addition, Black Hawk’s executive officers and directors are not required to commit any specified amount of time to its affairs and, accordingly, will have conflicts of interest in allocating management time among various business activities, including monitoring the due diligence and undertaking the other actions required in order to consummate the Business Combination. Each of Black Hawk’s executive officers is engaged in several other business endeavors for which they may be entitled to substantial compensation and Black Hawk’s directors also serve as officers and board members for other entities. If Black Hawk’s executive officers’ and directors’ other business affairs require them to devote substantial amounts of time to such affairs in excess of their current commitment levels, it could limit their ability to devote time to Black Hawk’s affairs which may have a negative impact on Black Hawk’s ability to consummate the Business Combination.

PubCo’s ability to be successful following the Business Combination will depend upon the efforts of the PubCo Board and key personnel and the loss of such persons could negatively impact the operations and profitability of PubCo’s post-Business Combination business.

PubCo’s ability to be successful following the Business Combination will be dependent upon the efforts of PubCo Board and key personnel. Black Hawk cannot assure you that the PubCo Board and key personnel will be effective or successful or remain with PubCo. In addition to the other challenges they will face, such individuals may be unfamiliar with the requirements of operating a public company, which could cause PubCo’s management to have to expend time and resources helping them become familiar with such requirements. Accordingly, the future performance of PubCo will depend upon the quality of the post-Business Combination board of directors, management and key personnel of PubCo.

The interests of Vesicor may not always align with those of PubCo or the Public Shareholders and this could lead to actions that may not be in the best interests of PubCo or the Public Shareholders, which misalignment may create conflicts of interest for key personnel serving in executive officer positions and/or as directors of both companies.

The interests of Vesicor and interests of PubCo or its public shareholders may not always align. For instance, PubCo may determine that it and the Public Shareholders would benefit from certain tax or business development positions or strategic plans for Vesicor, or acquisitions of assets or businesses, that would be adverse to, or not consistent with, Vesicor’s strategic focus the ecm-RV/p53 product candidate and subsequent pursuit of regulatory approval and commercialization for that product, which pursuit of regulatory approval and commercialization may take years and is subject to uncertainties of requisite regulatory approvals, which approvals are within sole discretionary authority of regulators and may not be granted in a timely manner or not at all. This misalignment of interests may create conflicts of interest for key personnel serving as executive officers or directors for both Vesicor and PubCo and the key personnel may be unable or unwilling to reach a resolution that serves the best interests of PubCo or the Public Shareholders after the consummation of the Business Combination, and, as such, adversely impact achievement of Vesicor’s strategic plan, including adversely affecting adequate working capital funding of the pursuit of regulatory approval and, if regulatory approval is obtained, the pursuit of the commercialization of ecm-RV/p53 product candidate.

Vesicor is an early development stage biopharmaceutical company that does not have a commercialized product or revenue generating operations and will require ongoing working capital to seek regulatory approval and, if regulatory approval is obtained, to seek commercialization of the product candidate. There is no assurances that Vesicor will obtain regulatory approval or, if regulatory approval is obtained, succeed in commercialization of the sole product candidate. As such, Vesicor may not achieve the business and financial results that foster the appreciation in the market price of PubCo’s Common Stock after the consummation of the Business Combination and public market liquidity that public shareholders typically want in their investment in a public company, or that would enable PubCo to pursue business lines or mergers and acquisition transactions that benefit the public shareholders of PubCo after the consummation of the Business Combination, but are adverse to the Vesicor strategic plan focused on ecm-RV/p53 product candidate.

Vesicor has not completed the preclinical and IND-enabling studies phase for the ecm-RV/p53 product candidate, obtained regulatory approval of clinical trials for the ecm-RV/p53 product candidate or for commercial use of ecm-RV/p53 product candidate or any other product conduct for commercial use. All requisite regulatory approvals are within the sole discretion of regulators, including the FDA, and Vesicor is not certain of receiving all requisite regulatory approvals for ecm-RV/p53 in a timely manner or at all. Even if all regulatory approvals are obtained for ecm-RV/p53, the regulatory review process and commercialization effort may take two or more years. The length of that process and effort cannot be predicted by Vesicor or Black Hawk as of the date of this proxy statement/prospectus.

Black Hawk’s key personnel may negotiate employment or consulting agreements with PubCo in connection with the Business Combination. These agreements may provide for them to receive compensation following the Business Combination and as a result, may cause them to have conflicts of interest in determining whether the Business Combination is advantageous.

Black Hawk’s key personnel may be able to remain with PubCo after the completion of the Business Combination only if they are able to negotiate employment or consulting agreements in connection with the Business Combination. Such negotiations may take place prior to the consummation of the Business Combination and could provide for such individuals to receive compensation in the form of cash payments and/or securities of PubCo for services they would render to PubCo after the completion of the Business Combination. Any such arrangements are expected to be contingent upon the completion of the Business Combination and would be forfeited if the Business Combination is not consummated. The personal and financial interests of such individuals may influence their motivation in connection with the consummation of the Business Combination. However, Black Hawk believes the ability of such individuals to remain with PubCo after the completion of the Business Combination will not be the determining factor in Black Hawk’s decisions regarding the consummation of the Business Combination. There is no certainty, however, that any of Black Hawk’s key personnel will remain with PubCo after the consummation of the Business Combination. Black Hawk cannot assure you that any of its key personnel will remain in senior management or advisory positions with PubCo.

Because Black Hawk’s Insiders will lose their entire investment in Black Hawk if the Business Combination or an alternative business combination is not completed, and because Black Hawk’s Insiders will not be eligible to be reimbursed for their out-of-pocket expenses if the Business Combination is not completed, a conflict of interest may have arisen in determining whether Vesicor was appropriate for Black Hawk’s initial business combination.

Black Hawk’s Insiders currently own various interests in Black Hawk, which may be worthless if Black Hawk does not complete a business combination. The personal and financial interests of Black Hawk’s executive officers and directors may have influenced their motivation in identifying and selecting a target business combination, completing an initial business combination and influencing the operation of the business following the initial business combination. At the closing of Black Hawk’s initial business combination, its Sponsor, executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Black Hawk’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. In the event the Business Combination or an alternative business combination is completed, there is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred in connection with activities on Black Hawk’s behalf. However, Black Hawk’s Sponsor, executive officers and directors, or any of their respective affiliates will not be eligible for any such reimbursement if the Business Combination or an alternative business combination is not completed. Additionally, if the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Units and all underlying securities will expire worthless. Such financial interests of Black Hawk’s Sponsor, executive officers and directors may have influenced their motivation in approving the Business Combination and may influence their motivation for completing the Business Combination.

Some of Black Hawk’s and Vesicor’s officers and directors may be argued to have conflicts of interest that may influence them to support or approve the Business Combination without regard to your interests.

Certain officers and directors of Black Hawk and Vesicor participate in arrangements that provide them with interests in the Business Combination that may be different from yours, including, among others, the continued service as an officer or director of PubCo, severance benefits, equity grants, continued indemnification and the potential ability to sell an increased number of shares of common stock of PubCo. If the Business Combination is not consummated and Black Hawk is forced to wind up, dissolve and liquidate in accordance with the Current Charter, Founder Shares and Private Shares currently held by Black Hawk Insiders, which were initially acquired prior to the IPO, will be worthless (as the holders have waived liquidation rights with respect to such shares). Accordingly, the Sponsor and Black Hawk’s current executive officers and directors, have interests that may be different from, or in addition to, your interests as a shareholder. These interests, among others, may influence the officers and directors of Black Hawk and Vesicor to support or approve the Business Combination.

Black Hawk Shareholders and Vesicor Shareholders may not realize a benefit from the Business Combination commensurate with the ownership dilution they will experience in connection with the Business Combination.

If PubCo is unable to realize the full strategic and financial benefits currently anticipated from the Business Combination, Black Hawk Shareholders and Vesicor Shareholders will have experienced substantial dilution of their ownership interests in their respective companies without receiving any commensurate benefit, or only receiving part of the commensurate benefit to the extent PubCo is able to realize only part of the strategic and financial benefits currently anticipated from the Business Combination.

If the conditions to the Merger are not met, the Business Combination may not occur.

Even if the Business Combination is approved by the shareholders of Black Hawk and the stockholders of Vesicor, specified conditions must be satisfied or waived to complete the Business Combination. These conditions are described in detail in the Business Combination Agreement and in addition to shareholder consent, include among other requirements, (i) receipt of requisite regulatory approvals and no law or order preventing the transactions, (ii) no pending litigation to enjoin or restrict the Closing, (iii) each party’s representations and warranties being true and correct as of the date of the Business Combination Agreement and as of the Closing (subject to certain materiality thresholds), (iv) each party complying in all material respects with its covenants and agreements, (v) no Material Adverse Effect with respect to a party since the date of the Business Combination Agreement which remains continuing and uncured, (vi) an effective registration statement and (vii) the conditional Nasdaq approval. Black Hawk and Vesicor cannot assure you that all of the conditions will be satisfied. If the conditions are not satisfied or waived, the Business Combination may not occur or may be delayed and such delay may cause Black Hawk and Vesicor to each lose some or all of the intended benefits of the Business Combination. If the Business Combination does not occur, Black Hawk may not be able to find another potential candidate for its initial business combination prior to Black Hawk’s deadline, and Black Hawk will be required to liquidate. Further, and if no Break-Up Fee is owed and paid, Black Hawk and Vesicor will not recoup any portion of the paid Extension Payments or other paid transaction expenses paid under the Business Combination Agreement.

Black Hawk or Vesicor may waive one or more of the conditions to the Business Combination without recirculation of this proxy statement/prospectus or resoliciting stockholder approval.

Conditions to Black Hawk or Vesicor’s obligations to complete the Business Combination may be waived, in whole or in part, to the extent permitted by law, either unilaterally or by agreement of Black Hawk, Vesicor and Merger Sub. In the event of a waiver of a condition, the Black Hawk Board will evaluate the materiality of any such waiver to determine whether an amendment to this proxy statement/prospectus and resolicitation of stockholder approval is necessary.

In the event that the Black Hawk Board, in its own reasonable discretion, determines any such waiver does not require recirculation of this proxy statement/prospectus and resolicitation of its stockholders, it will have the discretion to complete the Business Combination without seeking further stockholder approval, which decision may have a material adverse effect on Black. For example, if Black Hawk and Vesicor agree to waive the requirement that the shares of PubCo Common Stock to be issued in the Business Combination have been approved for listing (subject to official notice of issuance) on Nasdaq as of the Closing, and their respective boards of directors elect to proceed with the Closing. This condition is waivable but only to the extent permitted by law and only with the written waiver of each of Black Hawk, Vesicor and Merger Sub. In the event the PubCo Common Stock to be issued in the Merger is not approved for listing on Nasdaq, it is possible that Black Hawk, Vesicor and Merger Sub may mutually agree to waive the applicable condition and nonetheless proceed with the completion of the Merger. Black Hawk has voting control over Merger Sub as its sole shareholder. While, as of the date of this proxy statement/prospectus, Black Hawk and Vesicor do not intend to waive this or any other condition, Black Hawk and Vesicor may ultimately determine, in their sole discretion, to waive such condition.

Nasdaq may notify the Combined Company of its determination to delist the Combined Company’s securities based on the failure to satisfy the initial inclusion criteria in the Nasdaq application. The Combined Company may appeal the determination to a hearings panel, which would stay the delisting action pending a panel decision. If the Combined Company does not appeal the determination, its common stock would be delisted. There is no assurance that any appeal of a delisting notice by Nasdaq would be successful and prevent delisting of the Combined Company’s shares from Nasdaq. Additionally, the Closing of the Business Combination is conditioned upon the satisfaction or waiver of procuring a PPM Investment by Vesicor. While, as of the date of this proxy statement/prospectus, Black Hawk and Vesicor do not intend to waive this or any other condition, Black Hawk and Vesicor may ultimately determine, in their sole discretion, to waive such condition. As of the date of this proxy statement/prospectus, Vesicor is uncertain if it will be able to obtain the funding under the PPM Investment by the Closing. Combined Company must have at least five million dollars ($5,000,000.00) in shareholders’ equity to satisfy the shareholders’ equity requirement of the Nasdaq listing standards. The PPM Investment is intended to provide all or most of the five million dollars ($5,000,000.00). Black Hawk and Vesicor believe the consummation of the PPM Investment is necessary for the Combined Company’s shares to satisfy the Nasdaq listing requirements to be listed on Nasdaq after the Closing – specifically, the shareholders’ equity requirement. If the listing standards are not satisfied, the Combined Company would be delisted from Nasdaq, and, if the Combined Company could not list its common stock on another national securities exchange, then Black Hawk and Vesicor expect that the Combined Company’s common stock would trade on the over-the-counter market. Trading on the over-the-counter market may have adverse consequences for the Combined Company and its shareholders. See: “If the condition for consummation of the PPM Investment as a condition to Closing is waived by Black Hawk and Vesicor and the Business Combination is consummated, then the Combined Company may not satisfy the shareholders’ equity requirement for listing of its shares on Nasdaq and its shares could be delisted from Nasdaq” on this page 103.

Given that, at the time that Black Hawk Shareholders are expected to vote at the Extraordinary General Meeting, it will not be known whether the PPM Investment will close in a timely manner or at all, it is possible that Black Hawk may determine to consummate the Business Combination even if Vesicor does not obtain the PPM Investment prior to the Closing. In the event the Merger closes without receipt of the $10,000,000 from the PPM Investment, the Combined Company would not have the same liquidity at Closing as it would have had if the condition was satisfied. Without taking into account any portion of the proceeds from the PPM Investment, Black Hawk’s estimated cash at closing of $1.5million will permit the Combined Company to continue its operations, but its ability to fund its operating expenses and capital expenditure requirements in the future would be adversely affected. If Black Hawk does not receive any portion of the $10,000,000 proceeds from the private financings, the Combined Company would have to raise significant additional capital by issuing equity securities or through additional debt arrangements, which may cause significant dilution to the Combined Company’s stockholders or restrict the Combined Company’s operations.

If the condition for consummation of the PPM Investment as a condition to Closing is waived by Black Hawk and Vesicor and the Business Combination is consummated, then the Combined Company may not satisfy the shareholders’ equity requirement for listing of its shares on Nasdaq and its shares could be delisted from Nasdaq.

Separately, on March 31, 2026, Black Hawk received a notice from Nasdaq’s Listing Qualifications Department stating that Black Hawk’s market value of listed securities (“MVLS”) had been below the $50,000,000 minimum required for continued listing on the Nasdaq Global Market under Nasdaq Listing Rule 5450(b)(2)(A) for the preceding 30 consecutive business days (the “MVLS Notice”). Black Hawk has 180 calendar days from the date of the MVLS Notice, or until September 28, 2026, to regain compliance. As of the date of this proxy statement/prospectus, Black Hawk has not regained compliance, and there can be no assurance that it will do so. The risks described in this risk factor regarding the PPM Investment and Nasdaq’s initial listing requirements for the Combined Company exist independently of, and are in addition to, the risks described below regarding the MVLS Notice and Black Hawk’s continued listing prior to the Closing.

The Combined Company must meet the initial listing standards for listing of its shares on Nasdaq. The PPM Investment is intended to satisfy the shareholders’ equity requirement for the Nasdaq listing. As of the date of this proxy statement/prospectus, Vesicor is uncertain if it will be able to obtain the funding under the PPM Investment by the Closing. Combined Company must have at least five million dollars ($5,000,000.00) in shareholders’ equity to satisfy the shareholders’ equity requirement of the Nasdaq listing standards and the PPM Investment is intended to provide all or most of the five million dollars ($5,000,000.00). If the PPM Investment is not consummated by the Closing, and assuming a waiver of the PPM Investment as a condition to the Closing and consummation of the Business Combination, which waiver may not occur and is at the sole discretion of Black Hawk and Vesicor, then Vesicor and Black Hawk believe that the Combined Company would not meet applicable shareholders’ equity requirements for listing on the Nasdaq. In that event, and in order to prevent delisting of the Combined Company’s shares from Nasdaq, the Combined Company would have to appeal the Nasdaq delisting notice. Black Hawk and Vesicor are uncertain about the possible approval of any appeal of delisting by Nasdaq, which approval is within the sole discretion of Nasdaq. Black Hawk and Vesicor can make no assurances about the success of any appeal of delisting by Nasdaq. As of the date of this proxy statement/prospectus, no securities have been issued, no commitments to fund have been received and no funding has been received for the PPM Investment.

In order to have its securities traded on Nasdaq, Combined Company must also maintain certain financial, distribution and stock price levels mandated by Nasdaq continued listing requirements. Generally, the Combined Company will be required to demonstrate compliance with Nasdaq’s initial listing requirements, which are more rigorous than Nasdaq’s continued listing requirements, in order to have the Combined Company’s shares listed on Nasdaq. If Nasdaq does not approve the Combined Company’s shares to trade on Nasdaq and the Combined Company is not able to list its securities on another national securities exchange, then Black Hawk and Vesicor may ultimately determine, in their sole discretion, to waive such condition and the Combined Company’s shares could be quoted on an over-the-counter market. The potential material consequences of Nasdaq not approving the listing of Combined Company’s shares and being quoted on the over-the-counter market include, among others:

●	a limited availability of market quotations for Combined Company shares;

●	reduced liquidity for Combined Company’s shares;

●	a determination that Combined Company’s shares are a “penny stock” which will require brokers trading in those shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for Combined Company’s shares;

●	possible refusal by some brokers to deposit or trade Combined Company’s shares;

●	a limited amount of news and analyst coverage for Combined Company and its shares;

●	a decreased ability to issue additional securities or obtain additional financing in the future, which would potentially delay or prevent Vesicor from seeking or completing the required regulatory approval of the ecm-RV/p53 product candidate and any subsequent commercialization efforts;

●	investors and funding sources may react negatively to the prospects of Combined Company due to delisting and trading on the over-the-counter market and elect not to invest or fund the Combined Company, or to sell off Combined Company’s shares;

●	investors may be unable to sell Combined Company’s shares at acceptable prices or amounts and as desired; and

●	not being listed on Nasdaq would deprive Black Hawk, Vesicor and their respective shareholders of one of the perceived benefits of the Business Combination as and when anticipated.

Being traded on the over-the-counter market may increase the volatility of trading of the Combined Company’s shares and decrease the liquidity of an investment in those shares. This volatility is often unrelated or disproportionate to the operating performance of particular companies or their prospects. Shareholders may not be able to sell their Combined Company’s shares at an attractive price due to a number of factors, including those listed in “— Risks Related to Operational Factors Affecting to Vesicor — Risks Related to Regulatory, Legal and Tax Factors Affecting Vesicor” on page 110 of this proxy statement/prospectus.

In the past, following periods of and in response to market volatility in a stock market price, stockholders often commence securities class action litigation. If the Combined Company was involved in securities litigation, Combined Company would incur substantial costs and the litigation would divert Combined Company’s resources and the attention of its executive management from Combined Company’s business operations, including efforts to pursue and attain regulatory approval of, and, subject to receiving all required regulatory approvals, of the ecm-RV/p53 product candidate. Regardless of the outcome or merits of any shareholder litigation, the costs and burdens of defending such litigation could delay or undermine the ability of the Combined Company to provide sufficient, timely and affordable working capital to its business development efforts and extend or possibly frustrate the pursuit, attaining required regulatory approval of and, subject to receiving all required regulatory approval, the efforts to commercialize the ecm-RV/p53 product candidate. The Combined Company’s ability to generate revenues will depend on the success in obtaining all required regulatory approvals and successful commercialization of the ecm-RV/p53 product candidate.

For more information about the conditions to the completion of the Business Combination, see the section titled “Proposal 1: The Business Combination Proposal - Conditions to the Closing of the Business Combination.”

Neither Black Hawk nor its shareholders will have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the total consideration received by Black Hawk Shareholders in the event that any of the representations or warranties made by Vesicor in the Business Combination Agreement ultimately proves to be inaccurate or incorrect.

The representations and warranties made by Vesicor in the Business Combination Agreement will not survive the Closing. As a result, Black Hawk and its shareholders will not have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the consideration to be received by Black Hawk Shareholders if any representation or warranty made by Vesicor in the Business Combination Agreement proves to be inaccurate or incorrect. Accordingly, to the extent such representations or warranties are incorrect, Black Hawk Shareholders would have no indemnification claim with respect thereto and PubCo’s financial condition or results of operations could be adversely affected.

We may not be able to complete the Business Combination with certain potential target companies if a proposed transaction with the target company may be subject to review or approval by regulatory authorities pursuant to certain U.S. or foreign laws or regulations.

Certain acquisitions or Business Combinations may be subject to review or approval by regulatory authorities pursuant to certain U.S. or foreign laws or regulations. In the event that such regulatory approval or clearance is not obtained, or the review process is extended beyond the period of time that would permit the Business Combination to be consummated with us, we may not be able to consummate the Business Combination with such target. In addition, regulatory considerations may decrease the pool of potential target companies we may be willing or able to consider.

Among other things, the U.S. Federal Communications Act prohibits foreign individuals, governments, and corporations from owning more than a specified percentage of the capital stock of a broadcast, common carrier, or aeronautical radio station licensee. In addition, U.S. law currently restricts foreign ownership of U.S. airlines. In the United States, certain mergers that may affect competition may require certain filings and review by the Department of Justice and the Federal Trade Commission, and investments or acquisitions that may affect national security are subject to review by the CFIUS. CFIUS is an interagency committee authorized to review certain transactions involving foreign investment in the United States by foreign persons in order to determine the effect of such transactions on the national security of the United States.

Outside the United States, laws or regulations may affect our ability to consummate the Business Combination with potential target companies incorporated or having business operations in jurisdictions where national security considerations, involvement in regulated industries (including telecommunications), or in businesses where a country’s culture or heritage may be implicated.

Because we are a Cayman Islands exempted company, we may be considered a “foreign person” under such rules.

U.S. and foreign regulators generally have the power to deny the ability of the parties to consummate a transaction or to condition approval of a transaction on specified terms and conditions, which may not be acceptable to us or a target. In such event, we may not be able to consummate a transaction with that potential target.

As a result of these various restrictions, the pool of potential targets with which we could complete the Business Combination may be limited and we may be adversely affected in terms of competing with other SPACs that do not have similar ownership issues. Moreover, the process of government review, whether by CFIUS or otherwise, could be lengthy. Because we have only a limited time to complete the Business Combination, our failure to obtain any required approvals within the requisite time period may require us to liquidate. If we liquidate, our public shareholders may only receive $10.00 per share, or less in certain circumstances, and our warrants will expire worthless. This will also cause you to lose any potential investment opportunity in a target company and the chance of realizing future gains on your investment through any price appreciation in the Combined Company.

Nasdaq has notified Black Hawk that it is not currently in compliance with Nasdaq’s continued listing requirements, and Nasdaq may delist Black Hawk’s securities from trading on its exchange prior to the Business Combination, which could limit investors’ ability to make transactions in Black Hawk’s securities and subject it to additional trading restrictions.

On March 31, 2026, Black Hawk received a notice (the “MVLS Notice”) from Nasdaq’s Listing Qualifications Department stating that Black Hawk’s market value of listed securities (“MVLS”) had been below the $50,000,000 minimum required for continued listing on the Nasdaq Global Market under Nasdaq Listing Rule 5450(b)(2)(A) (the “MVLS Requirement”) for the preceding 30 consecutive business days. Black Hawk has a period of 180 calendar days from the date of the MVLS Notice, or until September 28, 2026 (the “MVLS Compliance Date”), to regain compliance with the MVLS Requirement by maintaining an MVLS of at least $50,000,000 for a minimum of ten consecutive business days, which period Nasdaq may, in its discretion, extend to approximately 20 consecutive business days. As of the date of this proxy statement/prospectus, Black Hawk has not regained compliance with the MVLS Requirement, and there can be no assurance that Black Hawk will regain compliance by the MVLS Compliance Date or at all. If Black Hawk does not regain compliance by the MVLS Compliance Date, Black Hawk will receive written notification that its securities are subject to delisting, and Black Hawk may appeal such determination to a Nasdaq Listing Qualifications Panel or apply to transfer its listing to the Nasdaq Capital Market, in each case without assurance of success.

We cannot assure you that our securities will continue to be listed on Nasdaq in the future and prior to the Business Combination. In order to continue listing our securities on Nasdaq prior to an initial Business Combination, we must maintain certain financial, distribution and share price levels, including the MVLS Requirement described above. If Nasdaq delists our securities from trading on its exchange due to our inability to comply with the MVLS Requirement or any other continued listing requirement, and we are not able to list our securities on another national securities exchange, we expect our securities could be quoted on an over-the-counter market. If this were to occur, we could face significant material adverse consequences, including:

●	Our ability to complete an initial Business Combination with a target company contemplating a Nasdaq listing;

●	a limited availability of market quotations for our securities;

●	reduced liquidity for our securities;

●	to the extent that we do not qualify for any of the other penny stock exemptions from under the applicable provisions of Rule 3a51-1 under the Exchange Act, including the exemption for securities listed on a national securities exchange that satisfies the SEC’s quantitative listing standards, which exemption depends on our securities remaining listed on Nasdaq notwithstanding the MVLS Notice described above, or the exemption based on a minimum of $5 million in net tangible assets (although our governing documents currently include a requirement that we maintain at least $5 million in net tangible assets in connection with our initial business combination, we are seeking stockholder approval to remove such requirement) — a determination that our common stock is a “penny stock,” which will require brokers trading in our Ordinary Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

●	a limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because our units, ordinary shares and warrants are currently listed on Nasdaq, our units, ordinary shares and warrants are covered securities. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While we are not aware of a state having used these powers to prohibit or restrict the sale of securities issued by blank check companies, other than the state of Idaho, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if we were no longer listed on Nasdaq, our securities would not be covered securities and we would be subject to regulation in each state in which we offers our securities.

The Sponsor, directors, officers, advisors and their affiliates may elect to purchase Ordinary Shares from Black Hawk public shareholders, which may influence a vote on a proposed initial business combination and reduce the public “float” of the Ordinary Shares.

At any time prior to the Extraordinary General Meeting, during a period when they are not then aware of any material nonpublic information regarding Black Hawk or Black Hawk’s securities, Black Hawk’s Insiders, Vesicor and/or their respective affiliates may purchase Ordinary Shares and/or Warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire Ordinary Shares or vote their shares in favor of the Business Combination Proposal, or to withdraw any request for redemption. In such transactions, the purchase price for the Ordinary Shares will not exceed the Redemption Price. In addition, the persons described above will waive redemption rights, if any, with respect to the Ordinary Shares they acquire in such transactions. However, any Ordinary Shares acquired by the persons described above would not vote on the Business Combination Proposal.

The purpose of such share purchases and other transactions would be to increase the likelihood that the conditions to the consummation of the Business Combination are satisfied. This may result in the completion of our Business Combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.

Entering into any such incentive arrangements may have a depressive effect on the Ordinary Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Extraordinary General Meeting.

As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. If such arrangements or agreements are entered into, Black Hawk will file a Current Report on Form 8-K prior to the Extraordinary General Meeting to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons. Any such report will include (i) the amount of Ordinary Shares purchased and the purchase price; (ii) the purpose of such purchases; (iii) the impact of such purchases on the likelihood that the Business Combination transaction will be approved; (iv) the identities or characteristics of security holders who sold shares if not purchased in the open market or the nature of the sellers; and (v) the number of Ordinary Shares for which Black Hawk has received redemption requests. Further, such purchases would be structured in compliance with the requirements of Rule 14e-5 under the Exchange Act including, in pertinent part, through adherence to the following:

●	the registration statement/proxy statement filed for the Business Combination would disclose the possibility that the Sponsor, directors, officers, advisors or any of their affiliates may purchase shares or rights from Black Hawk public shareholders outside the redemption process, along with the purpose of such purchases;

●	if the Sponsor or the directors, officers, advisors or any of their affiliates were to purchase shares or rights from Black Hawk public shareholders, they would do so at a price no higher than the price offered through our redemption process;

●	the registration statement/proxy statement filed for the Business Combination would include a representation that any of the securities purchased by the Sponsor or the directors, officers, advisors or any of their affiliates would not be voted in favor of approving the Business Combination; and

●	the Sponsor or the directors, officers, advisors or any of their affiliates would not possess any redemption rights with respect to the securities or, if they do acquire and possess redemption rights, they would waive such rights.

In addition, if such purchases are made, the public “float” of Ordinary Shares and the number of beneficial holders of our securities may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of the Black Hawk securities on a national securities exchange.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect Black Hawk’s business, including its ability to complete the Business Combination, and results of operations.

Black Hawk is subject to laws and regulations enacted by national, regional and local governments. In particular, Black Hawk is required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on Black Hawk’s business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on Black Hawk’s business, including its ability to complete the Business Combination, and results of operations.

On March 30, 2022, the SEC issued proposed rules relating to, among other items, enhancing disclosures in business combination transactions involving SPACs and private operating companies; amending the financial statement requirements applicable to transactions involving shell companies; effectively limiting the use of projections in SEC filings in connection with proposed business combination transactions; increasing the potential liability of certain participants in proposed business combination transactions; and the extent to which SPACs could become subject to regulation under the Investment Company Act of 1940. Some of these rules were adopted by the SEC on January 24, 2024 and will apply to us and may materially adversely affect Black Hawk’s ability to consummate the Business Combination and may increase the costs and time related thereto as well as to PubCo.

The SEC has recently issued final rules to regulate special purpose acquisition companies. Certain of the procedures that we, a potential business combination target, or others may determine to undertake in connection with such rules may increase our costs and the time needed to complete our Business Combination and may constrain the circumstances under which we could complete a business combination.

On January 24, 2024, the SEC issued final rules (the “SPAC Rules”) relating, among other items, to disclosures in business combination transactions between special purpose acquisition companies (“SPACs”) such as us and private operating companies; the condensed financial statement requirements applicable to transactions involving shell companies; the use of projections by SPACs in SEC filings in connection with proposed business combination transactions; and the potential liability of certain participants in proposed business combination transactions. These SPAC Rules may increase the costs of and the time needed to negotiate and complete an initial business combination and may constrain the circumstances under which we could complete an initial business combination.

Risks Related to Ownership of PubCo Common Stock

An active market for PubCo’s securities may not develop, which would adversely affect the liquidity and price of PubCo’s securities.

The price of PubCo’s securities may vary significantly due to factors specific to PubCo as well as to general market or economic conditions. Furthermore, an active trading market for PubCo’s securities may never develop or, if developed, it may not be sustained. You may be unable to sell your securities unless a market can be established and sustained.

There can be no assurance that the PubCo Common Stock that will be issued in connection with the Business Combination will be approved for listing on the Nasdaq following the Closing, or that PubCo will be able to comply with the continued listing rules of the Nasdaq.

In connection with the Business Combination and as a condition to Vesicor’s obligations to complete the Business Combination, PubCo will be required to demonstrate compliance with the Nasdaq’s initial listing requirements, which generally require, among other criteria, a per share price of at least $4.00 and a market capitalization of at least $20,000,000. In addition to the listing requirements for PubCo’s Common Stock, the Nasdaq imposes listing standards on warrants. We cannot assure you that PubCo will be able to meet those initial listing requirements, in which case Vesicor will not be obligated to complete the Business Combination.

In order to continue the listing of its securities on the Nasdaq, Black Hawk prior to the Business Combination, and PubCo following the consummation of the Business Combination, must maintain certain financial, share price and, subject to change as a result of recent rule changes proposed by the Nasdaq, distribution levels. In order to continue the listing of its securities on the Nasdaq, Black Hawk prior to the Business Combination, and PubCo following the consummation of the Business Combination, must maintain certain financial, share price and, subject to change as a result of recent rule changes proposed by the Nasdaq, distribution levels. Generally, a listed company must maintain a minimum market value of listed securities (generally $50,000,000) and a minimum number of holders of its securities (currently 300 public holders). As described above under “— Nasdaq has notified Black Hawk that it is not currently in compliance with Nasdaq’s continued listing requirements...” on page 106, Black Hawk is not currently in compliance with this market value of listed securities requirement and has until September 28, 2026 to regain compliance. Even if PubCo’s common stock and warrants are approved for listing on the Nasdaq, PubCo may not meet the Nasdaq continued listing requirements following the Business Combination.

If the Nasdaq delists PubCo’s securities from trading on its exchange and PubCo is not able to list its securities on another national securities exchange, PubCo’s securities could be quoted on an over-the-counter market. If this were to occur, PubCo could face significant material adverse consequences, including:

●	a limited availability of market quotations for its securities;

●	reduced liquidity for its securities;

●	a determination that PubCo’s Common Stock is a “penny stock” which will require brokers trading in the Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for PubCo’s securities; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

The continued eligibility for listing of PubCo’s securities may depend on, among other things, the number of Ordinary Shares that are redeemed.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.”

Because the Private Placement Units, Ordinary Shares and Black Hawk Rights are listed on the Nasdaq, the Private Placement Units, Ordinary Shares and Black Hawk Rights qualify as covered securities under the statute. Although the states are preempted from regulating the sale of Black Hawk’s securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While Black Hawk is not aware of a state having used these powers to prohibit or restrict the sale of securities issued by blank check companies, other than the State of Idaho, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if Black Hawk was no longer listed on the Nasdaq, Black Hawk’s securities would not qualify as covered securities under the statute and Black Hawk would be subject to regulation in each state in which Black Hawk offers its securities.

The market price of the PubCo Common Stock may decline as a result of the Business Combination.

The market price of the PubCo Common Stock may decline as a result of the Business Combination for a number of reasons including if:

●	investors react negatively to the prospects of PubCo’s business and the prospects of the Business Combination;

●	the effect of the Business Combination on PubCo’s business and prospects is not consistent with the expectations of financial or industry analysts; or

●	PubCo does not achieve the perceived benefits of the Business Combination as rapidly or to the extent anticipated by financial or industry analysts.

PubCo’s stock price may change significantly following the Business Combination and you could lose all or part of your investment as a result.

The trading price of PubCo Common Stock is likely to be volatile. The stock market recently has experienced extreme volatility. This volatility often has been unrelated or disproportionate to the operating performance of particular companies. You may not be able to resell your PubCo Common Stock at an attractive price due to a number of factors such as those listed in “-Risks Related to Operational Factors Affecting to Vesicor”, “-Risks Related to Regulatory, Legal and Tax Factors Affecting Vesicor” and the following:

●	results of operations that vary from the expectations of securities analysts and investors;

●	results of operations that vary from those of PubCo’s competitors;

●	changes in expectations as to PubCo’s future financial performance, including financial estimates and investment recommendations by securities analysts and investors;

●	declines in the market prices of stocks generally;

●	strategic actions by PubCo or its competitors;

●	announcements by PubCo or its competitors of significant contracts, acquisitions, joint ventures, other strategic relationships or capital commitments;

●	any significant change in PubCo’s management;

●	changes in general economic or market conditions or trends in PubCo’s industry or markets;

●	changes in business or regulatory conditions, including new laws or regulations or new interpretations of existing laws or regulations applicable to PubCo’s business;

●	future sales of PubCo’s Common Stock or other securities;

●	investor perceptions of the investment opportunity associated with PubCo’s Common Stock relative to other investment alternatives;

●	the public’s response to press releases or other public announcements by PubCo or third parties, including PubCo’s filings with the SEC;

●	litigation involving PubCo, PubCo’s industry, or both, or investigations by regulators into the PubCo Board, PubCo’s operations or those of PubCo’s competitors;

●	guidance, if any, that PubCo provides to the public, any changes in this guidance or PubCo’s failure to meet this guidance;

●	the development and sustainability of an active trading market for PubCo’s Common Stock;

●	actions by institutional or activist stockholders;

●	changes in accounting standards, policies, guidelines, interpretations or principles; and

●	other events or factors, including those resulting from pandemics, natural disasters, war, acts of terrorism or responses to these events.

These broad market and industry fluctuations may adversely affect the market price of PubCo’s Common Stock, regardless of PubCo’s actual operating performance. In addition, price volatility may be greater if the public float and trading volume of PubCo’s Common Stock is low.

In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If PubCo was involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from PubCo’s business regardless of the outcome of such litigation.

Because there are no current plans to pay cash dividends on PubCo Common Stock for the foreseeable future, you may not receive any return on investment unless you sell your PubCo Common Stock at a price greater than what you paid for it.

PubCo intends to retain future earnings, if any, for future operations, expansion and debt repayment and there are no current plans to pay any cash dividends for the foreseeable future. The declaration, amount and payment of any future dividends on PubCo Common Stock will be at the sole discretion of the PubCo Board. The PubCo Board may take into account general and economic conditions, PubCo’s financial condition and results of operations, PubCo’s available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions, implications of the payment of dividends by PubCo to its stockholders or by its subsidiaries to it and such other factors as the PubCo Board may deem relevant. As a result, you may not receive any return on an investment in the PubCo Common Stock unless you sell your PubCo Common Stock for a price greater than that which you paid for it.

PubCo may issue additional PubCo Common Stock or other equity securities without seeking approval of the PubCo stockholders, which would dilute your ownership interests and may depress the market price of the PubCo Common Stock.

Upon consummation of the Business Combination, PubCo may choose to seek third party financing to provide additional working capital for the PubCo business, in which event PubCo may issue additional equity securities. Following the consummation of the Business Combination, PubCo may also issue additional PubCo Common Stock or other equity securities of equal or senior rank in the future for any reason or in connection with, among other things, future acquisitions, the redemption of outstanding warrants or repayment of outstanding indebtedness, without shareholder approval, in a number of circumstances.

The issuance of additional PubCo Common Stock or other equity securities of equal or senior rank would have the following effects:

●	PubCo’s existing stockholders’ proportionate ownership interest in PubCo will decrease;

●	the amount of cash available per share, including for payment of dividends in the future, may decrease;

●	the relative voting strength of each previously outstanding PubCo Common Share may be diminished; and

●	the market price of the PubCo Common Stock may decline.

If securities or industry analysts do not publish research or reports about PubCo’s business, if they change their recommendations regarding the PubCo Common Stock or if PubCo’s operating results do not meet their expectations, the PubCo Common Stock price and trading volume could decline.

The trading market for PubCo Common Stock will depend in part on the research and reports that securities or industry analysts publish about PubCo or its businesses. If no securities or industry analysts commence coverage of PubCo, the trading price for the PubCo Common Stock could be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover PubCo downgrade its securities or publish unfavorable research about its businesses, or if PubCo’s operating results do not meet analyst expectations, the trading price of PubCo Common Stock would likely decline. If one or more of these analysts cease coverage of PubCo or fail to publish reports on PubCo regularly, demand for PubCo Common Stock could decrease, which might cause the PubCo Common Share price and trading volume to decline.

PubCo will issue PubCo Common Stock and other securities as consideration for the Business Combination, and PubCo may issue additional PubCo Common Stock or other equity or convertible debt securities without approval of the holders of PubCo Common Stock, which would dilute existing ownership interests and may depress the market price of PubCo Common Stock.

PubCo may continue to require capital investment to support its business, and PubCo may issue additional PubCo Common Stock or other equity or convertible debt securities of equal or senior rank in the future without approval of the holders of PubCo Common Stock in certain circumstances. Additionally, any Assumed Options, if issued and outstanding, may be exercised by holders thereof, may be converted into PubCo Common Stock after applying the merger consideration ratio determined in accordance with the Business Combination Agreement.

Furthermore, employees, directors and consultants of Vesicor are expected to be granted equity awards under the new Incentive Plan after the Business Combination. You will experience additional dilution when those equity awards and purchase rights become vested and settled or exercised, as applicable, for PubCo Common Stock. See “Management of PubCo Following the Business Combination — Compensation of Directors and Executive Officers — Equity Incentive Plans.”

PubCo’s issuance of additional PubCo Common Stock or other equity or convertible debt securities would have the following effects: (i) proportionate ownership and voting power of PubCo Common Stock by and of existing investors in Black Hawk relative to other PubCo investors may decrease; (ii) the amount of cash available per share, including for payment of dividends in the future, may decrease; and (iii) the market price of PubCo Common Stock may decline.

There will be material differences between your current rights as a holder of Black Hawk Shares and the rights one will have as a holder of PubCo Common Stock, some of which may adversely affect you.

Upon completion of the Business Combination, Black Hawk Shareholders will no longer be shareholders of Black Hawk but will be stockholders of PubCo. There will be material differences between the current rights of Black Hawk Shareholders and the rights you will have as a holder of PubCo Common Stock, some of which may adversely affect you.

The Proposed Bylaws will provide, subject to limited exceptions, that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or stockholders.

The Proposed Bylaws will require, to the fullest extent permitted by law, that (i) derivative actions brought on behalf of PubCo, (ii) any action asserting a claim of breach of fiduciary duty owed by any current or former director, officer, other employee or stockholder of PubCo, (iii) any action asserting a claim pursuant to the DGCL, the Proposed Certificate of Incorporation and the Proposed Bylaws, or (iv) any action asserting claims governed by the internal affairs doctrine or the law of the State of Delaware, may be brought only in the Court of Chancery in the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware. The federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. However, such forum selection provisions will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction.

The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage such lawsuits against us and our directors, officers, and other employees and result in increased costs for investors to bring a claim. Alternatively, if a court were to find the choice of forum provision to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations, and financial condition.

Additionally, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As noted above, the Certificate of Incorporation will provide that the federal district courts of the United States of America will have jurisdiction over any action arising under the Securities Act. Accordingly, there is uncertainty as to whether a court would enforce such provision. PubCo’s stockholders will not be deemed to have waived its compliance with the federal securities laws and the rules and regulations thereunder.

Any person or entity purchasing or otherwise acquiring any interest in PubCo Common Stock shall be deemed to have notice of and consented to the forum provisions in the Proposed Certificate of Incorporation.

Future sales, or the perception of future sales, by PubCo or its Public Shareholders in the public market following the Business Combination could cause the market price for PubCo Common Stock to decline.

The sale of PubCo Common Stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of PubCo Common Stock. These sales, or the possibility that these sales may occur, also might make it more difficult for PubCo to sell equity securities in the future at a time and at a price that it deems appropriate.

All shares currently held by Black Hawk public shareholders and all of the shares issued in the Business Combination to existing Vesicor securityholders will be freely tradable without registration under the Securities Act, and without restriction by persons other than PubCo’s “affiliates” (as defined under Rule 144 under the Securities Act, (“Rule 144”)), including PubCo’s directors, executive officers and other affiliates.

In addition, the PubCo Common Stock reserved for future issuance under the Incentive Plan will become eligible for sale in the public market once those shares are issued, subject to any applicable vesting requirements, lockup agreements and other restrictions imposed by law. A total number of shares representing 10% of the fully diluted outstanding PubCo Common Stock immediately following consummation of the Business Combination are expected to be reserved for future issuance under the Incentive Plan. PubCo is expected to file one or more registration statements on Form S-8 under the Securities Act to register PubCo Common Stock or securities convertible into or exchangeable for PubCo Common Stock issued pursuant to the Incentive Plan. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market.

In the future, PubCo may also issue its securities in connection with investments or acquisitions. The amount of PubCo Common Stock issued in connection with an investment or acquisition could constitute a material portion of the then-outstanding PubCo Common Stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to PubCo stockholders.

Black Hawk currently is, and PubCo will be, an “emerging growth company” within the meaning of the Securities Act, and if PubCo takes advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

Black Hawk is currently and, following the consummation of the Merger, PubCo will be, an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act. PubCo may continue to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, PubCo stockholders may not have access to certain information they may deem important. We cannot predict whether investors will find securities issued by PubCo less attractive because PubCo will rely on these exemptions. If some investors find those securities less attractive as a result of its reliance on these exemptions, the trading prices of PubCo’s securities may be lower than they otherwise would be, there may be a less active trading market for PubCo’s securities and the trading prices of PubCo’s securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. Black Hawk has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, PubCo, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of PubCo’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

PubCo will remain an emerging growth company until the earliest of: (i) the last day of the fiscal year following the fifth anniversary of the closing of the IPO, (ii) the last day of the fiscal year in which PubCo has total annual gross revenue of at least $1.235 billion; (iii) the last day of the fiscal year in which PubCo is deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of PubCo Common Stock held by non-affiliates exceeded $700.0 million as of the last business day of the second fiscal quarter of such year; or (iv) the date on which PubCo has issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

A portion of PubCo’s outstanding shares of Common Stock may be sold into the market following the Closing. Further, certain investors will have registration rights with respect to PubCo securities held by them. Such investors may have an incentive to sell PubCo Common Stock even at trading prices below the price at which Public Shares of Black Hawk were issued in the IPO, which could cause the market price for PubCo Common Stock to decline.

As further described in this proxy statement/prospectus, following the Closing, approximately 2,124,077 PubCo Common Stock (assuming no redemptions by Public Shareholders), or approximately 17.16% of the PubCo Common Stock expected to be outstanding upon consummation of the Business Combination, may be sold into the market following the Business Combination. Such holders of PubCo Common Stock may be incentivized to sell such shares even if the market price of PubCo Common Stock is below that which Ordinary Shares were issued in the IPO, which could cause the market price for PubCo Common Stock to decline below such price and the price at which PubCo Common Stock trades upon consummation of the Business Combination.

Moreover, prior to the Closing, the Sponsor and certain Vesicor Shareholders will enter into registration rights agreement (the “Registration Rights Agreement”). Under the Registration Rights Agreement, the Sponsor and certain other shareholders of Black Hawk and certain Vesicor Shareholders shall have registration rights that will obligate PubCo to register for resale certain securities under the Securities Act.

Risks Related to Redemption

Since our initial business combination involves a company organized under the laws of a state of the United States, it is possible a 1% U.S. federal excise tax will be imposed on us in connection with redemptions of our common stock after or in connection with such initial business combination.

On August 16, 2022, the Inflation Reduction Act of 2022 became law in the United States, which, among other things, imposes a 1% excise tax on the fair market value of certain repurchases (including certain redemptions) of stock by publicly traded domestic (i.e., United States) corporations (and certain non-U.S. corporations treated as “surrogate foreign corporations”). The excise tax will apply to stock repurchases occurring in 2023 and beyond. The amount of the excise tax is generally 1% of the fair market value of the shares of stock repurchased at the time of the repurchase. The U.S. Department of the Treasury has been given authority to provide regulations and other guidance to carry out, and prevent the abuse or avoidance of, the excise tax; however, only limited guidance has been issued to date.

As an entity incorporated as a Cayman Islands exempted company, the 1% excise tax is not expected to apply to redemptions of our Class A ordinary shares (absent any regulations and other additional guidance that may be issued in the future with retroactive effect).

However, in connection with an initial business combination involving a company organized under the laws of the United States, it is possible that we domesticate and continue as a Delaware corporation prior to certain redemptions and, because our securities are trading on Nasdaq, it is possible that we will be subject to the excise tax with respect to any subsequent redemptions, including redemptions in connection with the initial business combination, that are treated as repurchases for this purpose (other than, pursuant to recently issued guidance from the Treasury Department, redemptions in complete liquidation of the company). In all cases, the extent of the excise tax that may be incurred will depend on a number of factors, including the fair market value of our stock redeemed, the extent such redemptions could be treated as dividends and not repurchases, and the content of any regulations and other additional guidance from the Treasury Department that may be issued and applicable to the redemptions. Issuances of stock by a repurchasing corporation in a year in which such corporation repurchases stock may reduce the amount of excise tax imposed with respect to such repurchase. The excise tax is imposed on the repurchasing corporation itself, not the shareholders from which stock is repurchased. The imposition of the excise tax as a result of redemptions in connection with the initial business combination could, however, reduce the amount of cash available to pay redemptions or reduce the cash contribution to the target business in connection with our initial business combination, which could cause the other stockholders of PubCo to economically bear the impact of such excise tax.

Redemptions in connection with the Extension Proposal presented at Black Hawk’s Extraordinary General Meeting significantly reduced the funds available in the Trust Account, which may limit the post-combination company’s liquidity or increase the need for additional financing.

In connection with the approval of the Extension Proposal presented at Black Hawk’s Extraordinary General Meeting held on July 8, 2025, holders of 4,775,923 public ordinary shares exercised their redemption rights. These redemptions represented approximately 69.2% of the then-outstanding public ordinary shares. The redemptions resulted in a total payment of approximately $51.0 million (at approximately $10.68 per share) from the Trust Account. As a result, only approximately $22.7 million remains in the Trust Account, which may not be sufficient to fund Vesicor’s business plan following the Business Combination. Vesicor may be required to raise additional capital through a PIPE or other financing at or prior to the closing of the Business Combination. There is no guarantee that such financing will be available on acceptable terms, or at all, which could delay or jeopardize the closing of the transaction or impact the Combined Company’s future operations.

There is no guarantee that a Public Shareholder’s decision whether to redeem its Public Shares for a pro rata portion of the Trust Account will put such shareholder in a better future economic position.

We cannot assure you as to the price at which a Public Shareholder may be able to sell the PubCo Common Stock in the future following the completion of the Business Combination. Certain events following the consummation of any business combination, including the Merger, may cause an increase in the PubCo stock price, and may result in a lower value realized now than a Black Hawk shareholder might realize in the future had the shareholder not elected to redeem such shareholder’s Public Shares. Similarly, if a Public Shareholder does not redeem such shareholder’s shares, such shareholder will bear the risk of ownership of PubCo Common Stock after the consummation of the Business Combination, and there can be no assurance that a PubCo stockholder can sell such stockholder’s PubCo Common Stock in the future for a greater amount than the Redemption Price set forth in this proxy statement/prospectus. A Black Hawk Public Shareholder should consult such shareholder’s own tax or f advisors for assistance on how this may affect its individual situation.

If Black Hawk Public Shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their Public Shares for a pro rata portion of the funds held in the Trust Account.

Black Hawk intends to comply with the U.S. federal proxy rules in conducting redemptions in connection with the Business Combination. However, despite Black Hawk’s compliance with these rules, if a Black Hawk shareholder fails to receive Black Hawk’s proxy materials, such shareholder may not become aware of the opportunity to redeem its Public Shares. In addition, this proxy statement/prospectus provides the various procedures that must be complied with in order to validly tender or redeem Public Shares. In the event that a Public Shareholder fails to comply with these or any other procedures, its Public Shares may not be redeemed.

In order to exercise their redemption rights, Public Shareholders are required to deliver their Public Shares, either physically or electronically using The Depository Trust Company’s DWAC System, to Black Hawk’s transfer agent prior to the vote at the Extraordinary General Meeting. If a Public Shareholder properly seeks redemption as described in this proxy statement/prospectus and the Business Combination is consummated, Black Hawk will redeem these Public Shares for a pro rata portion of the funds deposited in the Trust Account and the Public Shareholder will no longer own such Public Shares following the Merger. See the section entitled “Extraordinary General Meeting of the Shareholders - Redemption Rights” for additional information on how to exercise your redemption rights.

If you or a “group” of Black Hawk Shareholders of which you are a part is deemed to hold an aggregate of more than 15% of the Public Shares, you (or, if a member of such a group, or all of the members of such group in the aggregate) will lose the ability to redeem all such Public Shares in excess of 15% of the Public Shares.

A Public Shareholder, together with any of such shareholder’s affiliates or any other person with whom it is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming in the aggregate such shareholder’s Public Shares or, if part of such a group, the group’s Public Shares, in excess of 15% of the Public Shares, without the prior consent of Black Hawk Board. However, Black Hawk Shareholders’ ability to vote all of their Public Shares (including such excess shares) for or against the Business Combination Proposal is not restricted by this limitation on redemptions. Your inability to redeem any such excess Public Shares could result in you suffering a material loss on your investment in Black Hawk if you sell such excess Public Shares in open market transactions. Black Hawk cannot assure you that the value of such excess Public Shares will appreciate over time following the Business Combination or that the market price of the Public Shares will exceed the per share Redemption Price.

Risks Related to Black Hawk

Public Shareholders have limited rights or interests in funds in the Trust Account. For Public Shareholders to liquidate their investment, therefore, they may be forced to sell Public Securities, potentially at a loss.

Public Shareholders will be entitled to receive funds from the Trust Account either (a) because they hold Public Shares or (b) they hold Public Shares through Private Placement Units and have elected to separate such Private Placement Units into the underlying Public Shares and warrants prior to exercising redemption rights with respect to the Public Shares, only upon (i) such Public Shareholder’s exercise of redemption rights in connection with Black Hawk’s initial business combination (which will be the Business Combination, should it occur) and then only in connection with those Public Shares that such Public Shareholder properly elected to redeem or (ii) the redemption of Public Shares if Black Hawk is unable to complete an initial business combination by its expiration date, subject to applicable law and as further described herein. In addition, if Black Hawk is unable to complete an initial business combination by its expiration date, compliance with applicable law and the Current Charter, it may result in a delay in winding up Black Hawk which may delay the distribution of the proceeds held in Black Hawk’s Trust Account. In that case, Public Shareholders may be forced to wait beyond Black Hawk’s expiration date before they receive funds from the Trust Account. In no other circumstances will a Public Shareholder have any right or interest of any kind in the Trust Account. Accordingly, to liquidate your investment, Public Shareholders may be forced to sell their Public Shares, potentially at a loss.

Black Hawk may be unable to regain compliance with Nasdaq’s minimum market value of listed securities requirement, which could result in the delisting of its securities.

On March 31, 2026, Black Hawk received a notice from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) indicating that the market value of its listed securities (“MVLS”) had been below the required minimum of $50.0 million for 30 consecutive business days, as required for continued listing on the Nasdaq Global Market under Listing Rule 5450(b)(2)(A). Black Hawk has been provided a compliance period of 180 calendar days, or until September 28, 2026, to regain compliance with this requirement.

To regain compliance, Black Hawk’s MVLS must equal or exceed $50.0 million for a minimum of ten consecutive business days, although Nasdaq may, in its discretion, require a longer period of compliance, generally not exceeding 20 consecutive business days. There can be no assurance that Black Hawk will be able to achieve or sustain the required MVLS during the compliance period.

If Black Hawk does not regain compliance by the applicable deadline, Nasdaq is expected to provide notice that its securities are subject to delisting. While Black Hawk would have the right to appeal such determination to a Nasdaq Listing Qualifications Panel, there can be no assurance that any such appeal would be successful. In the alternative, Black Hawk may seek to transfer the listing of its securities to the Nasdaq Capital Market; however, there can be no assurance that it would meet the applicable listing standards for that market.

A delisting of Black Hawk’s securities from Nasdaq could materially and adversely affect the liquidity and market price of its securities, reduce investor confidence, limit access to capital markets, and impair its ability to consummate a business combination or otherwise execute its business strategy.

Although the notice does not result in the immediate delisting of Black Hawk’s securities, and its units, rights and Class A ordinary shares currently continue to trade on the Nasdaq Global Market, there can be no assurance that Black Hawk will be able to regain or maintain compliance with Nasdaq’s continued listing requirements.

Holders of Public Shares may be held liable for claims by third parties against Black Hawk to the extent of distributions received by them upon Redemption of their shares.

The Sponsor has agreed that, if Black Hawk liquidates the Trust Account prior to the consummation of a business combination, it will be liable to pay debts and obligations to Black Hawk businesses or vendors or other entities that are owed money by Black Hawk for services rendered or contracted for or products sold to Black Hawk in excess of the net proceeds of Black Hawk’s IPO not held in the Trust Account, and will not seek repayment for such expenses, but only to the extent necessary to ensure that such debts or obligations do not reduce the amounts in the Trust Account and only if such parties have not executed a waiver agreement. However, there can be no assurances that it will be able to satisfy those obligations if it is required to do so.

If Black Hawk is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against Black Hawk which is not dismissed, any distributions received by Public Shareholders could be viewed under applicable debtor/creditor and/or bankruptcy or insolvency laws as a “preferential transfer,” a “fraudulent preference, conveyance or disposition.” As a result, a bankruptcy court could seek to recover all amounts received by Black Hawk’s Public Shareholders. Furthermore, because Black Hawk intends to distribute the proceeds held in the Trust Account to Black Hawk’s Public Shareholders promptly after expiration of the time Black Hawk has to complete an initial business combination, this may be viewed or interpreted as giving preference to Black Hawk’s Public Shareholders over any potential creditors with respect to access to or distributions from Black Hawk’s assets. Furthermore, the Black Hawk Board may be viewed as having breached its fiduciary duties to Black Hawk or Black Hawk’s creditors and/or having acted in bad faith, thereby exposing itself and Black Hawk to claims of punitive damages, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors. There is no assurance that claims will not be brought against Black Hawk for these reasons.

Although Black Hawk seeks to have all vendors, service providers (other than its independent auditors) or other entities with which it does business, execute agreements with Black Hawk waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of Black Hawk’s Public Shareholders, as well as distributions to Public Shareholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Public Shareholders or claims challenging the enforceability of the waiver.

If third parties bring claims against Black Hawk, the proceeds held in the Trust Account could be reduced and the Redemption Price received by Public Shareholders may be less than $10.00 per share.

Black Hawk’s placing of funds in the Trust Account may not protect those funds from third-party claims against Black Hawk. Although Black Hawk seeks to have all vendors, service providers (other than its independent registered public accounting firm), or other entities with which it does business execute agreements with Black Hawk waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of Black Hawk’s Public Shareholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against Black Hawk’s assets, including the funds held in the Trust Account. If any third-party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, Black Hawk’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to Black Hawk than any alternative.

Examples of possible instances where Black Hawk may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Black Hawk and will not seek recourse against the Trust Account for any reason. Upon Redemption of Black Hawk’s Public Shares, if Black Hawk is unable to complete its initial business combination within the prescribed time frame, or upon the exercise of a Redemption Right in connection with the Business Combination, Black Hawk will be required to provide for payment of claims of creditors that were not waived that may be brought against Black Hawk within the ten years following Redemption. In such event, Black Hawk may not be able to complete an initial business combination, and you would receive such lesser amount per share in connection with any Redemption of your Public Shares.

The Sponsor has agreed that, if Black Hawk liquidates the Trust Account prior to the consummation of a business combination, it will be liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by us for services rendered or contracted for or products sold to Black Hawk. Accordingly, if a claim brought by a target business or vendor did not exceed the amount of funds available to Black Hawk outside of the Trust Account or available to be released to Black Hawk from interest earned on the trust account balance, the Sponsor would not have any obligation to indemnify such claims as they would be paid from such available funds. However, if a claim exceeded such amounts, the only exceptions to the Sponsor’s obligations to pay such claim would be if the party executed an agreement waiving any right, title, interest or claim of any kind they have in or to any monies held in the trust account. Black Hawk has not asked the Sponsor to reserve any amount to satisfy any indemnification obligations that may arise and its only assets are expected to be Black Hawk’s securities. Accordingly, Black Hawk believes it is unlikely that the Sponsor will be able to satisfy these indemnification obligations if it is required to do so. Therefore, Black Hawk cannot assure you that the per-share distribution from the Trust Account, if we liquidate the Trust Account because Black Hawk has not completed a business combination within the required time period, will not be less than $10.00.

If, after Black Hawk distributes the proceeds in the Trust Account to its Public Shareholders, Black Hawk files a bankruptcy or winding up petition or an involuntary bankruptcy or winding up petition is filed against Black Hawk that is not dismissed, a bankruptcy or other court may seek to recover such proceeds and the members of the Black Hawk Board may be viewed as having breached their fiduciary duties to Black Hawk’s creditors, thereby exposing the members of the Black Hawk Board and Black Hawk to claims of punitive damages.

If, after Black Hawk distributes the proceeds in the Trust Account to its Public Shareholders, Black Hawk files a bankruptcy or winding up petition or an involuntary bankruptcy or winding up petition is filed against Black Hawk that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance, preference or disposition.” As a result, a bankruptcy court could seek to recover all amounts received by Black Hawk’s shareholders. In addition, the Black Hawk Board may be viewed as having breached its fiduciary duty to Black Hawk’s creditors and/or having acted in bad faith, thereby exposing itself and Black Hawk to claims of punitive damages, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors.

Black Hawk’s outstanding rights may have an adverse effect on the market price of Ordinary Shares or may create dilution for Public Shareholders.

Black Hawk has issued rights that will result in the issuance of additional Ordinary Shares. Such securities, when converted or exercised, will increase the number of issued and outstanding Ordinary Shares. The sale, or even the possibility of sale, of the shares underlying the rights could have an adverse effect on the market price for Black Hawk’s securities. If and to the extent these rights are converted or exercised, Black Hawk’s Public Shareholders may experience dilution to their holdings.

Compliance obligations under the Sarbanes-Oxley Act may make it more difficult for Black Hawk to effectuate the Business Combination, require substantial financial and management resources and increase the time and costs of completing an acquisition.

Section 404 of the Sarbanes-Oxley Act requires that Black Hawk evaluate and report on its system of internal controls. Following the initial business combination, if PubCo is deemed to be a large accelerated filer or an accelerated filer, it will be required to comply with the independent registered public accounting firm attestation requirement on its internal control over financial reporting. Further, for as long as PubCo remains an emerging growth company, it will not be required to comply with the independent registered public accounting firm attestation requirement on its internal control over financial reporting. Following the Business Combination, PubCo will be required to assure that it is in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of its internal controls. The need to develop the internal control system to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete the Business Combination as well as impose obligations of PubCo following the Business Combination.

Because the Business Combination was not structured to require the approval of a majority of unaffiliated shareholders, and no unaffiliated representative was retained to negotiate the terms of the transaction on behalf of unaffiliated shareholders, the terms of the Business Combination may not reflect the interests of unaffiliated shareholders.

The Business Combination has not been structured to require the approval of at least a majority of the unaffiliated shareholders of Black Hawk, and no unaffiliated representative has been retained by a majority of our non-employee directors to act solely on behalf of unaffiliated shareholders for purposes of negotiating the terms of the Business Combination or preparing a report concerning its approval. As a result, unaffiliated shareholders did not have the benefit of a separate representative advocating on their behalf or independently evaluating the fairness of the transaction. Accordingly, the terms of the Business Combination may not reflect what would have been obtained through arm’s-length negotiations between unaffiliated parties, and unaffiliated shareholders must rely solely on the judgment of our board of directors in evaluating the Business Combination. This could increase the risk that the transaction may not be as favorable to unaffiliated shareholders as it might otherwise have been had additional procedural protections been implemented.

If Black Hawk were deemed an “investment company” under the Investment Company Act of 1940, as amended (the “Investment Company Act”), we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete the Business Combination.

We do not believe that our principal activities or the Business Combination will cause us to be deemed an “investment company” under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

To avoid classification as an investment company, we have limited the investment of funds held in the Trust Account to U.S. government securities with a maturity of 185 days or less or to certain money market funds that invest exclusively in U.S. government treasuries, as required by our Trust Agreement. Nonetheless, there is a risk that a court or regulatory authority could deem us to be an investment company — particularly if we are unable to consummate our business combination within the required timeframe and continue to hold funds in the Trust Account primarily in securities.

If we are deemed to be an investment company under the Investment Company Act, our activities may be restricted, including:

●	restrictions on the nature of our investments; and

●	restrictions on the issuance of securities, each of which may make it difficult for us to complete the Business Combination.

In addition, we may have imposed upon us burdensome requirements, including:

●	registration as an investment company with the SEC;

●	adoption of a specific form of corporate structure; and

●	reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations that we are currently not subject to.

●	investors would lose the opportunity to participate in the proposed business combination with Vesicor, or any other potential business combination;

●	public shareholders would not benefit from any potential price appreciation of the Combined Company’s securities following a successful merger;

●	warrants and rights would expire worthless, as they only become exercisable in connection with the completion of a business combination;

●

investors may receive only their pro rata share of the funds in the Trust Account (approximately $10.00 per share), and potentially less in certain circumstances, without any additional return on investment; and

●	Black Hawk sponsors and affiliates may also suffer a total loss of their investments, which may create additional conflicts of interest.

In order not to be regulated as an investment company under the Investment Company Act, unless we can qualify for an exclusion, we must ensure that we are engaged primarily in a business other than investing, reinvesting or trading of securities and that our activities do not include investing, reinvesting, owning, holding or trading “investment securities” constituting more than 40% of our assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis.

We do not believe that our principal activities and the Business Combination will subject us to the Investment Company Act. To this end, the proceeds held in the trust account may only be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. Pursuant to the trust agreement, the trustee is not permitted to invest in other securities or assets. By restricting the investment of the proceeds to these instruments, and by having a business plan targeted at acquiring and growing businesses for the long term (rather than on buying and selling businesses in the manner of a merchant bank or private equity fund), we intend to avoid being deemed an “investment company” within the meaning of the Investment Company Act. An investment in our securities is not intended for persons who are seeking a return on investments in government securities or investment securities. The Trust Account is intended as a holding place for funds pending the earliest to occur of either: (i) the completion of our initial business combination (which shall be the Business Combination should it occur); (ii) the redemption of any Public Shares properly tendered in connection with a shareholder vote to amend our amended and restated memorandum and articles of association (A) to modify the substance or timing of our obligation to provide holders of our Ordinary Shares the right to have their shares redeemed in connection with our initial business combination (which shall be the Business Combination should it occur) or to redeem 100% of our Public Shares if we do not complete our initial business combination by December 22, 2026 (unless such date is extended by Black Hawk Shareholders) or (B) with respect to any other provision relating to the rights of holders of our Class A ordinary shares; or (iii) absent an initial business combination (which shall be the Business Combination should it occur) by December 22, 2026 (unless such date is extended by Black Hawk Shareholders), our return of the funds held in the Trust Account to our public shareholders as part of our redemption of the Public Shares. If we do not invest the proceeds as discussed above, we may be deemed to be subject to the Investment Company Act. If we were deemed to be subject to the Investment Company Act, compliance with these additional regulatory burdens would require additional expenses for which we have not allotted funds and may hinder our ability to complete a business combination. If we are unable to complete the Business Combination, our Public Shareholders may only receive their pro rata portion of the funds in the Trust Account that are available for distribution to Public Shareholders, and our warrants will expire worthless.

If we are deemed to be an investment company for purposes of the Investment Company Act, compliance with these additional regulatory burdens would require additional expenses for which we have not allotted funds and could increase the costs and time needed to complete a business combination or impair our ability to complete a business combination. If we have not completed our initial business combination within the required time period, our public shareholders may receive only approximately $10.00 per share, or less in certain circumstances, on the liquidation of our Trust Account and our warrants will expire worthless.

If a court were to determine that our Termination Date had expired prior to the approval of the Extension Proposal, we could be required to liquidate and dissolve, which would materially and adversely affect the value of your investment.

Our Second Amended and Restated Memorandum and Articles of Association provide that if we have not consummated an initial business combination by the Termination Date, we must cease all operations except for the purpose of winding up, redeem all outstanding public shares, and liquidate and dissolve. Pursuant to Article 36.2 of our Second Amended and Restated Memorandum and Articles of Association, Black Hawk’s initial Termination Date was June 22, 2025, and that the extension of such date until December 22, 2026 was approved at the Extraordinary General Meeting, as adjourned, on July 8, 2025. Although our shareholders approved the Extension Proposal, there is a risk that a court could conclude that the Termination Date had already expired prior to such approval. If a court were to make such a determination, we could be deemed to have been required to wind up our operations, redeem the public shares, and liquidate the company at that time. In such event, investors would not be able to realize any potential value from a business combination, our warrants would expire worthless, and our public shareholders would be entitled only to receive their pro rata portion of the funds held in the Trust Account. This outcome would materially and adversely affect the value of your investment and could result in investors receiving less than the current trading price of our securities.

Adverse developments affecting the financial services industry, including events or concerns involving liquidity, defaults or non-performance by financial institutions, could adversely affect Black Hawk’s or Vesicor’s business, financial condition or results of operations, or prospects.

The funds in Black Hawk’s operating account and Trust Account are held in banks or other financial institutions. Cash held in non-interest bearing and interest-bearing accounts would exceed any applicable Federal Deposit Insurance Corporation (“FDIC”) insurance limits. Should events, including limited liquidity, defaults, non-performance or other adverse developments occur with respect to the banks or other financial institutions that hold Black Hawk or Vesicor’s funds, or that affect financial institutions or the financial services industry generally, or concerns or rumors about any events of these kinds or other similar risks, our liquidity may be adversely affected. For example, on March 10, 2023, the FDIC announced that Silicon Valley Bank had been closed by the California Department of Financial Protection and Innovation. Although we did not have any funds in Silicon Valley Bank or other institutions that have been closed, we cannot guarantee that the banks or other financial institutions that hold our funds will not experience similar issues.

In addition, investor concerns regarding the U.S. or international financial systems could result in less favorable commercial financing terms, including higher interest rates or costs and tighter financial and operating covenants, or systemic limitations on access to credit and liquidity sources, thereby making it more difficult for Black Hawk or Vesicor to acquire financing on favorable terms in connection with the Business Combination, or at all, and could have material adverse impacts on liquidity, their respective business, financial condition or results of operations, and prospects. Black Hawk and Vesicor’s businesses may be adversely impacted by these developments in ways that cannot be predicted at this time, there may be additional risks that have not yet been identified, and we cannot guarantee that negative consequences can be avoided directly or indirectly from any failure of one or more banks or other financial institutions.

In connection with the Extraordinary General Meeting, Public Shareholders may need to comply with specific requirements for redemption of their Public Shares that may make it more difficult for Public Shareholders to exercise their redemption rights prior to the deadline for exercising their rights.

In connection with any shareholder meeting called to approve a proposed initial business combination, each Public Shareholder will have the right, regardless of whether it is voting for or against such proposed business combination, to redeem its Public Shares for pro rata share of the Trust Account. The Redemption Price to be paid will be the applicable pro rata portion of the monies held in the Trust Account.

However, in order to validly exercise redemption rights, Public Shareholders must comply with specific delivery requirements. Specifically, Public Shareholders will be required to either (i) tender their share certificates (if any) and properly completed redemption forms to the Transfer Agent, or (ii) deliver their Public Shares electronically through the Depository Trust Company’s DWAC system, in each case prior to the deadline stated in the proxy materials.

Obtaining a physical share certificate may involve coordination among the shareholder’s broker, DTC, and the Transfer Agent, and could take two weeks or longer, a timeline over which Black Hawk has no control. Although DWAC delivery is generally quicker, delays may still occur, and Black Hawk makes no guarantees regarding processing times.

As a result, Public Shareholders who do not complete the required delivery procedures in a timely manner may be unable to redeem their shares, even if they submitted a redemption election. These shareholders would then remain investors in Black Hawk and may not have another opportunity to redeem their shares prior to completion of the Business Combination.

Investors may not have sufficient time to comply with the delivery requirements for redemption.

Pursuant to Black Hawk’s Current Charter, Black Hawk is required to give a minimum of only 10 days’ notice for an Extraordinary General Meeting. As a result, Black Hawk requires Public Shareholders who wish to redeem their Public Shares for a pro rata portion of the funds in the Trust Account to comply with specific delivery requirements for redemption, holders may not have sufficient time to receive the notice and deliver their share certificates (if any) and other redemption forms. Accordingly, investors may not be able to exercise their redemption rights and may be forced to retain Black Hawk’s securities when they otherwise would not want to.

Black Hawk requires Public Shareholders who wish to redeem their Public Shares to comply with the delivery requirements for redemption, such redeeming shareholders may be unable to sell their securities when they wish to in the event that the proposed business combination is not approved.

Black Hawk requires Public Shareholders who wish to redeem their Public Shares to comply with specific delivery requirements for redemption described above and such proposed business combination is not consummated, Black Hawk will promptly return such certificates to the redeeming Public Shareholders. Accordingly, investors who attempted to redeem their shares in such a circumstance will be unable to sell their securities after the failed acquisition until Black Hawk has returned their securities to them. The market price for Black Hawk’s shares may decline during this time and Black Hawk’s Public Shareholders may not be able to sell their securities when they wish to, even while other shareholders that did not seek to redeem may be able to sell their securities.

Because Black Hawk is incorporated under the laws of the Cayman Islands, Public Shareholders may face difficulties in protecting their interests, and their ability to protect their rights through the U.S. Federal courts may be limited.

Because Black Hawk is currently incorporated under the laws of the Cayman Islands, Public Shareholders may face difficulties in protecting their interests and their ability to protect their rights through the U.S. federal courts may be limited prior to the Domestication. Black Hawk is currently an exempted company incorporated under the laws of the Cayman Islands. As a result, it may be difficult for investors to effect service of process within the United States upon Black Hawk’s directors or officers, or enforce judgments obtained in the United States courts against Black Hawk’s directors or officers.

Until the Domestication is effected, Black Hawk’s corporate affairs are governed by the Current Charter, the Cayman Islands Companies Act and the common law of the Cayman Islands. The rights of Black Hawk securityholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of its directors to Black Hawk under the laws of the Cayman Islands are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of Black Hawk’s securityholders and the fiduciary responsibilities of its directors under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws as compared to the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholders’ derivative action in a federal court of the United States.

The courts of the Cayman Islands are unlikely (i) to recognize or enforce against Black Hawk judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against Black Hawk predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Public Shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the Black Hawk Board or controlling shareholders than they would as public stockholders of a United States company.

Black Hawk’s officers, directors, or any of their respective affiliates are not obligated to offer any corporate opportunity of which he or she may become aware to Black Hawk, except for certain limited circumstances, if the Business Combination is not consummated for any reason after the Domestication takes effect, and the Interim Charter becomes the governing charter of Black Hawk.

Pursuant to the Current Charter, to the fullest extent permitted by applicable law, Black Hawk’s directors and officers have no duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as Black Hawk. Black Hawk has renounced any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for Black Hawk’s directors and officers, on the one hand, and Black Hawk, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by applicable law, Black Hawk’s directors and officers have no duty to communicate or offer any such corporate opportunity to Black Hawk and shall not be liable to Black Hawk or its shareholders for breach of any fiduciary duty solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to Black Hawk. Before Black Hawk consummates its Business Combination, Black Hawk will file certain documents in the Cayman Islands and the State of Delaware in order to affect the Domestication. At the effective time of the Domestication, Black Hawk will cease to be an exempted company incorporated under the laws of the Cayman Islands and will continue as a Delaware corporation. The Current Charter will be replaced by the Interim Charter and Black Hawk Shareholders rights will cease to be governed by the laws of the Cayman Islands and will be governed by Delaware law. Although Black Hawk plans to consummate its initial business combination on the business day after the Domestication, in the event that the initial business combination is not consummated for any reason, the Interim Charter will become the governing charter of Black Hawk. Under the Interim Charter, Black Hawk’s officers and directors, or any of their respective affiliates may become aware of business opportunities which may be appropriate for presentation to Black Hawk and the other entities to which they owe certain fiduciary or contractual duties.

The inclusion of the “corporate opportunity” waiver in the Interim Charter provides Black Hawk with greater flexibility to attract and retain the officers and directors that Black Hawk feels are the best candidates. However, the personal and financial interests of Black Hawk’s directors and officers may influence their motivation and may result in a conflict of interest when determining whether the terms, conditions and timing of a particular business opportunity are appropriate and are in Black Hawk Shareholders’ best interest. The directors, officers or their respective affiliates will have no duty to communicate or offer such transaction or business opportunity to Black Hawk or any of its affiliates and they may take any such opportunity for themselves or offer it to another person or entity. Black Hawk’s directors, officers or their respective affiliates are only obligated to present the opportunity to Black Hawk when such opportunity was offered to such person solely in his or her capacity as a director or officer of Black Hawk and (i) such opportunity is one Black Hawk is legally and contractually permitted to undertake and would otherwise be reasonable for Black Hawk to pursue and (ii) the director or officer is permitted to refer that opportunity to Black Hawk without violating any legal obligation.

Risks Related to Tax

There is a risk that a U.S. Holder may recognize taxable gain with respect to its Ordinary Shares at the effective time of the Domestication.

As described more fully under the section entitled “Proposal 1: The Business Combination Proposal — Material U.S. Federal Income Tax Consequences of the Domestication and the Business Combination to Black Hawk Shareholders” below, the Domestication will constitute a tax-free reorganization within the meaning of Section 368(a)(l)(F) of the Code. Accordingly, U.S. Holders (as defined in such section) of Ordinary Shares will be subject to Section 367(b) of the Code and, as a result:

●	A U.S. Holder of Ordinary Shares whose Ordinary Shares have a fair market value of less than $50,000 on the date of the Domestication will not recognize any gain or loss and will not be required to include any part of Black Hawk’s earnings in income pursuant to Code Section 367(b);

●	A U.S. Holder of Ordinary Shares whose Ordinary Shares have a fair market value of $50,000 or more, but who on the date of the Domestication owns (actually and constructively) less than 10% of the total combined voting power and value of all classes of Ordinary Shares will generally recognize gain (but not loss) on the exchange of Ordinary Shares for shares in PubCo (a Delaware corporation) pursuant to the Domestication. As an alternative to recognizing gain, such U.S. Holders may file an election to include in income as a dividend the “all earnings and profits amounts,” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to its Ordinary Shares, provided certain other requirements are satisfied. Black Hawk does not expect to have significant cumulative earnings and profits, if any, on the date of the Domestication; and

●	A U.S. Holder of Ordinary Shares whose Ordinary Shares have a fair market value of $50,000 or more, and who on the date of the Domestication owns (actually and constructively) 10% or more of the total combined voting power or value of all classes of Ordinary Shares will generally be required to include in income as a dividend the “all earnings and profits amount,” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to its Ordinary Shares, provided certain other requirements are satisfied. Black Hawk does not expect to have significant cumulative earnings and profits, if any, on the date of the Domestication.

Black Hawk is classified as a PFIC for U.S. federal income tax purposes for its current taxable year and may have been a PFIC in prior taxable years, because it is a blank check company with no current active business and based upon the composition of its income (i.e., interest) and assets (i.e., cash). Because the determination of whether a non-U.S. corporation is a PFIC is highly fact-specific and depends on the application of complex rules, there can be uncertainty in this determination. However, Irvine Venture Law Firm, LLP (Special Tax Counsel) has concluded that Black Hawk likely is, and has been, a PFIC, although there can be no assurance in this regard. As a result, even if the Domestication qualifies as a reorganization under Section 368(a) of the Code, a U.S. Holder of Ordinary Shares may still recognize gain (but not loss) upon the exchange of its Ordinary Shares for Black Hawk common stock pursuant to the Domestication under the “passive foreign investment company,” or PFIC, rules of the Code equal to the excess, if any, of the fair market value of the common stock of the Delaware corporation received in the Domestication and the U.S. Holder’s adjusted tax basis in the corresponding Ordinary Shares surrendered in exchange therefor. The tax on any such gain so recognized would be imposed at the rate applicable to ordinary income and an interest charge would apply. In such event, the U.S. Holder’s aggregate tax basis in Black Hawk common stock received in connection with the Domestication will be the same as the aggregate tax basis of Ordinary Shares surrendered in the transaction, increased by any amount included in the income of such U.S. Holder under the PFIC rules. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see the description in the section entitled “Proposal 1: The Business Combination Proposal — Material U.S. Federal Income Tax Consequences of the Domestication and the Business Combination to Black Hawk Shareholders — U.S. Holders — Effect of PFIC Rules on the Domestication.”

Black Hawk could be adversely affected by changes in applicable tax laws, regulations, or administrative interpretations thereof in the United States or other jurisdictions.

Black Hawk could also be adversely affected by changes in applicable tax laws, regulations, or administrative interpretations thereof in the United States or other jurisdictions and changes in tax law could reduce Black Hawk’s after-tax income and adversely affect Black Hawk’s business and financial condition. For example, the U.S. federal tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”), enacted in December 2017, resulted in fundamental changes to the Code, including, among many other things, a reduction to the federal corporate income tax rate, a partial limitation on the deductibility of business interest expense, a limitation on the deductibility of certain director and officer compensation expense, limitations on net operating loss carrybacks and carryovers and changes relating to the scope and timing of U.S. taxation on earnings from international business operations. Subsequent legislation, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) enacted on March 27, 2020, relaxed certain of the limitations imposed by the Tax Act for certain taxable years, including the limitation on the use and carryback of net operating losses and the limitation on the deductibility of business interest expense. The exact impact of the Tax Act and the CARES Act for future years is difficult to quantify, but these changes could materially affect us, Vesicor, PubCo, or our or their subsidiaries. In addition, other changes could be enacted in the future to increase the corporate tax rate, limit further the deductibility of interest, or effect other changes that could have a material adverse effect on Black Hawk’s financial condition. Such changes could also include increases in state taxes and other changes to state tax laws to replenish state and local government finances depleted by costs attributable to the COVID-19 pandemic and the reduction in tax revenues due to the accompanying economic downturn.

In addition, Black Hawk’s effective tax rate and tax liability are based on the application of current income tax laws, regulations and treaties. These laws, regulations and treaties are complex and often open to interpretation. In the future, the tax authorities could challenge Black Hawk’s interpretation of laws, regulations and treaties, resulting in additional tax liability or adjustment to Black Hawk’s income tax provision that could increase Black Hawk’s effective tax rate. Changes to tax laws may also adversely affect Black Hawk’s ability to attract and retain key personnel.

Comprehensive U.S. federal income tax reform could adversely affect PubCo.

Changes to tax laws, which changes may have retroactive application, could adversely affect PubCo or holders of PubCo Common Stock. In recent years, many changes have been made to applicable tax laws and changes are likely to continue to occur in the future.

The TCJA, which was enacted in 2017, included changes to U.S. federal tax rates, imposed significant additional limitations on the deductibility of interest, allowed for the expensing of capital expenditures, and put into effect the migration from a “worldwide” system of taxation to a modified territorial system.

On March 27, 2020, then-President Trump signed into law the CARES Act, which included certain changes in tax law (including to the TCJA) intended to stimulate the U.S. economy in light of the COVID-19 pandemic, including temporary beneficial changes to the treatment of net operating losses, interest deductibility limitations and payroll tax matters. On August 16, 2022, former President Biden signed the IRA into law, which contained certain tax measures, including a corporate alternative minimum tax of 15% on some large corporations, an excise tax of 1% on certain corporate stock buy-backs, and an excise tax with respect to certain drug sales for failing to offer a price that is not equal to or less than the negotiated “maximum fair price” under the law or for taking price increases that exceed inflation.

Many provisions of the TCJA expire at the end of 2025 or are modified beginning in 2026. The U.S. Congress and the current Trump Administration have indicated that they intend to pursue legislation in 2025 to make permanent the 2017 TCJA provisions but there is no guarantee that this initiative will be successful. Future changes in tax laws could have a material adverse effect on PubCo’s business, cash flow, financial condition or results of operations. The impact of these tax reforms on holders of PubCo Common Stock is uncertain and could be adverse. PubCo urges its stockholders, including acquirers of capital stock in the Business Combination, to consult with their legal and tax advisors with respect to such legislation and the potential tax consequences of investing in PubCo Common Stock.

Risk Factors for Vesicor

General. The following discusses risk factors for Vesicor’s business operations and efforts to obtain regulatory approval and to commercialize its ecm-RV/p53 product candidate, which is the sole product candidate being pursued and developed by Vesicor. These risk factors are deemed pertinent to Vesicor’s business and those efforts as of the date of this proxy statement/prospectus. These risk factors are not exhaustive. We may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial.

Vesicor has not commenced preclinical and IND-enabling studies or submitted an IND to start the regulatory review process for ecm-RV/p53 product candidate. Vesicor does not anticipate starting preclinical and IND-enabling studies until in the fourth quarter of 2026, if then, and hopefully starting the regulatory review process in 2027. Both actions require adequate working capital funding from the consummation of the Business Combination and PPM Investment. Vesicor is uncertain if it can consummate the PPM Investment or if working capital from the consummation of the PPM Investment and Business working capital for the preclinical and IND-enabling studies and commencement of the regulatory review process.

Vesicor has not received and may not receive regulatory approval for clinical trials for the ecm-RV/p53 and Vesicor has also not obtained regulatory approval for ecm-RV/p53 product candidate or any other product candidate for commercial use in the U.S. or elsewhere. The requisite regulatory approvals for ecm-RV/p53 as well as for any other product candidate are within the sole discretionary authority of the FDA. Vesicor cannot be certain of obtaining requisite regulatory approvals for ecm-RV/p53 on a timely matter, or at all. Since ecm-RZV/p53 is the sole product candidate of Vesicor, and Vesicor has no other product candidate in development, the failure to obtain requisite regulatory approvals in the U.S. would be significantly, materially adverse to Vesicor and its business and financial prospects. Vesicor is not pursuing and does not intend to pursue as of the date of this proxy statement/prospectus, regulatory approval for commercial use of ecm-RV/p53 in any other nation.

The following discussions should be read in conjunction with our financial statements and the notes to the financial statements included therein.

In this section, “Vesicor,” “the company,” “we,” “our” and “us” refers to Vesicor Therapeutics, Inc. prior to the Closing. Any of the risk factors described below have affected or could materially adversely affect our business, financial condition and results of operations. Certain statements in this Risk Factors section are forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements” at page 9.

Vesicor’s Limited Operating History, Financial Condition and Capital Requirements

Vesicor has a limited operating history that makes it impossible to reliably predict future growth and operating results.

Vesicor was incorporated in April 2008. Vesicor is an early development stage biopharmaceutical company and has a limited operating history upon which you can evaluate its business prospects or the prospects of Vesicor’s proposed ecm-RV/p53 product candidate, which makes it difficult to forecast the company’s future operating results or the prospects for our sole proposed product candidate, ecm-RV/p53. Vesicor’s activities after formation have been focused on research and development of its sole product candidate, the ecm-RV/p53 product candidate, and raising capital to support that development effort. We have not commenced the process for regulatory approval of our sole product candidate and we have not filed for patent protection for that product candidate. We can provide no assurances, but we hope to begin preclinical studies and submit an investigational new drug application or “IND”, which are expected, as of the date of this proxy statement/prospectus, to commence in the fourth quarter of 2026. We hope to commence the regulatory review process in 2027 and to commence patent protection process by end of 2026. Vesicor has generated only nominal revenues since formation and has no products or services generating revenues. It has had to raise working capital from investors to support operations and product development. Assuming consummation of the Business Combination and successful consummation of the PPM Investment, the Combined Company will in all likelihood have to raise additional working capital to fund Vesicor’s ongoing business and pursuit of regulatory approval for its product candidate and, subject to receiving all regulatory approvals, efforts to commercialize the ecm-RV/p53 product candidate. You must consider the Vesicor’s business prospects in light of the risks, uncertainties, and problems frequently encountered by companies with limited operating histories and pursuing a business as an early development stage biopharmaceutical start-up concern in life sciences industry with a single product candidate that has not commenced preclinical and IND enabling studies as of the date of this proxy statement/prospectus.

Further, unanticipated delays in preclinical and IND-enabling studies may cause the anticipated time frame for commencement of the regulatory process by the submission of the IND to change. Unanticipated delays in preclinical and IND-enabling studies are usually inadequate preclinical study design, unanticipated additional funding needs, unanticipated changes in regulatory requirements for pre-clinical studies or IND submissions, and inadequacies in detecting, assessing, understanding, and preventing adverse results. In the regulatory review process, there may be unanticipated issues, delays, and funding requirements that may delay the regulatory review. Due to complexities and unpredictable issues that may arise in the regulatory review, Vesicor cannot predict the duration of the regulatory review for the ecm-RV/p53.

Vesicor’s independent registered public accounting firm included an explanatory paragraph in its report on Vesicor’s financial statements for the fiscal year ended December 31, 2025, which stated that a substantial doubt existed about Vesicor’s ability to continue as a going concern.

The report of the independent registered public auditor for Vesicor and Note 1 to the financial statements for Vesicor state that the company has generated only nominal revenues in the past two years, had a net loss of $2,657,964 for the year ended December 31, 2025 and had an accumulated deficit of $3,432,063 at December 31, 2025. These factors, among others, raise substantial doubt about Vesicor’s ability to continue as a going concern in the opinion of the independent registered public auditor, which opinion does not take into account the impact of the consummation of the Business Combination, if consummated. If Vesicor continues to have recurring losses from operations, negative cash flows and substantial cumulative net losses, without sufficient revenues or funding, then there would be a substantial doubt about Vesicor’s ability to continue as a going concern.

Vesicor has an unproven business model with no assurance of achieving any or significant revenues or an operating profit. Vesicor has only one product candidate and it is still in development.

Our current business model is unproven and the profit potential, if any, is unknown as of the date of this proxy statement/prospectus because, in part, Vesicor is developing a new, novel and unproven therapeutic. Vesicor is an early development stage biopharmaceutical company subject to all of the risks inherent in the creation of a new business, especially a new business seeking to develop, obtain regulatory approval, and, if obtained, commercialize a new product with an unproven market and without revenue generating operations and adequate working capital to fund the business plan. The company’s ability to achieve profitability is dependent, among other things, on achieving regulatory approval of its ecm-RV/p3 product candidate, its sole product candidate, and then attaining successful commercialization of the product as well as raising or receiving from PubCo sufficient, affordable and timely working capital funding to support the pursuit of regulatory approval, and the marketing and production of the product, corporate overhead and any necessary future enhancements of the product or development of new products. There can be no assurance that Vesicor’s business strategy will achieve any or significant revenues, or attain profitability, or obtain sufficient revenues or funding to sustain development, regulatory approval, or commercialization efforts for its sole product candidate.

Vesicor has not received and may not receive regulatory approval for clinical trials for the ecm-RV/p53 and Vesicor has also not obtained regulatory approval for ecm-RV/p53 product candidate or any other product candidate for commercial use in the U.S. or elsewhere. The requisite regulatory approvals for ecm-RV/p53 as well as for any other product candidate are within the sole discretionary authority of the FDA. Vesicor cannot be certain of obtaining requisite regulatory approvals for ecm-RV/p53 on a timely matter, or at all.

Even if Vesicor receives funding as a result of the consummation of the Business Combination and PPM Investment, Vesicor will likely have to raise additional and ongoing working capital over the course of its efforts to obtain regulatory approval and commercialize its ecm-RV/p53 product candidate. It may be unable to obtain sufficient working capital in sufficient sums, in a timely manner or on affordable terms and conditions. Vesicor is an early development stage biopharmaceutical company and it has incurred certain liabilities and may generate additional liabilities to fund its efforts to obtain regulatory approval and commercialize its product.

There is no assurance that the company will raise sufficient funds or generate sufficient revenues to implement its business plan, sustain operations and pursue regulatory approval of its product or product commercialization, or ever be profitable. Vesicor believes that its ability to generate revenues will be hampered without sufficient, timely and ongoing working capital. There is no assurance that working capital available after the consummation of the Business Combination and PPM Investment, if consummated, or funding raised thereafter, will provide the necessary working capital to fund all of the efforts necessary to obtain regulatory approval of ecm-RV/p53 product candidate and achieve a successful commercial launch of that product candidate. The lack of sufficient working capital will adversely affect or undermine the ability of Vesicor to perform preclinical and IND-enabling studies and to commence the process for or to obtain regulatory approval and, if the product candidate is approved, conduct successful marketing and production of products and sustain the company’s business.

Further, if planned operating levels or business plans are changed, higher operating costs encountered, lower sales revenue received, more time is needed to implement the company’s business plan, unexpected costs incurred, or less funding is received, then more funds than anticipated may be required. Additional and unforeseen difficulties may also be encountered during this current or future stage of business or product development. If additional capital is not available when required or is not available on acceptable terms or in a timely manner, Vesicor may be forced to modify or abandon its business plan. The company does not have an alternative business plan or product candidate as of the date of this proxy statement/prospectus. Vesicor has incurred certain liabilities and it may have to incur additional liabilities to fund its operations and efforts to commercialize its ecm-RV/p53 product candidate. Those liabilities may place additional burdens on or hinder the company from achieving its business goals as planned or at all.

To become and remain profitable, we must develop, obtain regulatory approval for our ecm-RV/p53 product candidate and successfully commercialize that product. Vesicor has not received and may not receive regulatory approval for clinical trials for the ecm-RV/p53 and Vesicor has also not obtained regulatory approval for ecm-RV/p53 product candidate or any other product candidate for commercial use in the U.S. or elsewhere. The requisite regulatory approvals for ecm-RV/p53 as well as for any other product candidate are within the sole discretionary authority of the FDA. Vesicor cannot be certain of obtaining requisite regulatory approvals for ecm-RV/p53 on a timely matter, or at all. The preclinical and IND-enabling studies of the of ecm-RV/p53 product candidate, the regulatory process and commercialization effort will require us to be successful in a range of challenging activities, including completing preclinical studies and clinical trials, obtaining marketing approval for our product candidate, manufacturing, marketing and selling our product for which we may obtain marketing approval from regulators and satisfying any post-marketing requirements. We must also create the necessary corporate infrastructure and staffing, and established necessary third-party relationships, to meet these challenges. We may never succeed in any of these activities and, even if we do, we may never generate revenue that is significant to achieve profitability. Our failure to become and remain profitable would decrease the value of our company and could impair our ability to raise capital, maintain our research and development product efforts, expand our business or continue our operations.

Risks Related to Product Development

We are an early development stage biopharmaceutical company and have no patents or pending patent applications in the United States or elsewhere. Our sole intellectual property rights are unregistered trade secrets in the U.S. Vesicor hopes to initiate a patent application for our processes and product candidate by the end of 2026 in the U.S. We hope to begin preclinical and IND-enabling studies, which we expect, as of the date of this proxy statement/prospectus, to commence in the fourth quarter of 2026, and submit an investigational new drug application or “IND” in 2027. This time frame may change due to unanticipated delays, funding needs or other issues in the preclinical and IND-enabling studies period. We have not received and may not receive regulatory approval for clinical trials for the ecm-RV/p53 and we have also not obtained regulatory approval for ecm-RV/p53 product candidate or any other product candidate for commercial use in the U.S. or elsewhere. The requisite regulatory approvals for ecm-RV/p53 as well as for any other product candidate are within the sole discretionary authority of the FDA. We cannot be certain of obtaining requisite regulatory approvals for ecm-RV/p53 on a timely matter, or at all.

Vesicor believes that the product candidate has reached the stage where preclinical and IND-enabling studies can commence, which we expect, as of the date of this proxy statement/prospectus, to commence in the fourth quarter of 2026, subject to adequate working capital. Vesicor has focused on research and development efforts and is an early development stage biopharmaceutical company as of the date of this proxy statement/prospectus. Our ability to generate product revenue, which we do not expect will occur for several years, if ever, will depend heavily on successful patent applications, preclinical studies, successful obtainment of an IND and then successful clinical trials leading to required regulatory approval. Our potential product candidate may be shown to have harmful side effects or may have characteristics that may make the products impractical to manufacture, unmarketable or unlikely to receive market acceptance. We currently have no products approved for commercial use ready for commercialization, no alternative products in development, and we generate no product generating revenues. We may never be able to develop an approved product or successfully commercialize an approved, marketable product. There can be no assurance that Vesicor will be able to successfully prosecute any patent application or that it will be issued any patents in the U.S. or will be successful in defending any issued patents. We regard patent protection as critical to the protection and commercialization of the product candidate. Issuance of patents is made by the U.S. Patent and Trademark Office or “USPTO” within its sole discretionary authority and we are uncertain about the issuance of a patent or any patents in a timely manner or at all.

We have only one product candidate, the ecm-RV/p53 product candidate. We have focused on the development of ecm-RV/p53 as our sole product candidate and we have decided to pursue approval and commercialization of that product in the U.S. and not in other markets. We do not have and may be unable to develop alternative product candidates if the ecm-RV/p53 is not approved and commercially successful in the U.S.

The success of our initial product candidate and any future product candidates, if any, will depend on some or all of the following:

●	Establishment and maintenance of patent and trade secret protection as well as attaining and maintaining regulatory approval for our ecm-RV/p53 product candidate;

●	Successful completion of preclinical and IND-enabling studies, which may be subject to unanticipated delays due to inadequate preclinical study design, unanticipated funding needs, unanticipated regulatory changes, and unanticipated adverse effects or results;

●	INDs or clinical trial applications (“CTAs”), being cleared such that our product candidate can commence clinical trials;

●	Successful initiation of, enrollment in and completion of clinical trials;

●	Successful data from our clinical programs that support a finding of safety and effectiveness and an acceptable risk-benefit profile of our product candidate in the intended populations;

●	Sufficiency of our financial and other resources to complete the necessary preclinical and clinical trials;

●	Receipt of regulatory and marketing approvals from applicable regulatory authorities;

●	Potential establishment of arrangements with third-party manufacturers for clinical supply and commercial manufacturing and, where applicable, other commercial manufacturing capabilities;

●	Successful development of our internal operational infrastructure, including manufacturing processes and transfer, where deemed appropriate and advantageous, from our reliance on contract manufacturing organizations (“CMOs”), to our own manufacturing facility, or from our own manufacturing facility to CMOs or the manufacturing facilities of collaboration partners;

●	Potential entry into collaborations to further the development of our ecm-RV/p53 product candidate;

●	Commercial launch of our ecm-RV/p53 product candidate, if and when approved, whether alone or in collaboration with any collaborators, sponsors or strategic partners;

●	Acceptance of our proposed ecm-RV/p53 product candidate and its therapeutic uses, if and when approved, by patients, the medical community and third-party payors;

●	Effective competition with other therapies and treatment options as well as enhancement to our product candidate required to meet competitive challenges from new competing products or technologies;

●	Establishment and maintenance of healthcare coverage and adequate reimbursement from third-party payors for our ecm-RV/p53 product candidate, if approved for public use;

●	Enforcement and defense of intellectual property rights and claims, including any patents and trade secrets for the ecm-RV/p53 product candidate, which patents have not been filed or obtained as of the date of this proxy statement/prospectus;

●	Maintenance of a continued acceptable safety profile of the ecm-RV/p53 product candidate following approval by regulators for public use; and

●	Achieving desirable medicinal properties for the intended indications targeted and approved for the ecm-RV/p53 product.

We have not received approval for any clinical trials and we have not received regulatory approval for commercial use of ecm-RV/p53 or any other product. We cannot be certain of obtaining all requisite regulatory approvals in a timely manner or at all. FDA regulatory approval and approval of its authorized panels and committees are within their sole, respective discretionary authority.

If we do not succeed in addressing or resolving one or more of these factors in a timely manner or at all, we could experience significant delays or an inability to successfully commercialize our product candidate, which could materially harm our business. If we do not receive regulatory approvals for our ecm-RV/p53 product candidate, we may not be able to continue our operations or achieve any revenues.

Even if our sole product candidate is approved for commercial sale, we anticipate incurring significant costs associated with commercializing an approved product candidate. Our expenses could increase beyond expectations if we are required by the FDA or other regulatory authorities to perform clinical and other studies in addition to those that we currently anticipate.

Many of the factors listed above are beyond our control and could cause us to experience significant delays or prevent us from completing the pursuit of the regulatory review of our current and only product candidate, obtaining regulatory approvals or commercializing our product candidate. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. A failure to become or remain profitable could result in a decline in the value of our company and adversely impact any investment in PubCo.

Our ecm-RV/p53 product candidate is based on a novel therapeutic approach, which makes it difficult to predict the time and cost of development and of subsequently obtaining regulatory approval, if at all.

Using microvesicle technology to develop product candidates is a relatively new therapeutic approach and we are not aware of any products based on microvesicles have been approved as of the date of this proxy statement/prospectus anywhere, including in the U.S., Japan, United Kingdom, and the European Union. As such, it is difficult to accurately predict the developmental challenges and funding needs that we may face for our ecm-RV/p53 product candidate as it proceeds through development and regulatory review. There can be no assurance that we can establish and maintain patent and trade secret protection. There can be no assurance that we initiate and complete preclinical studies, obtain IND application approval or initiate and complete clinical trials.

Assuming regulatory authorization to commence clinical trials, which authorization is not certain to occur on a timely basis or at all, then when we commence clinical trials, our clinical trials may fail to demonstrate substantial evidence of the safety and efficacy of our ecm-RV/p53 product candidate for its intended uses, which would prevent, delay or limit the scope of regulatory approval and commercialization.

Before obtaining regulatory approvals for the commercial sale of any of our ecm-RV/p53 product, we must demonstrate through lengthy, complex and expensive non-clinical studies, pre-clinical studies and clinical trials that the applicable product candidate is both safe and effective for use in each target indication. Each product candidate must demonstrate an adequate risk versus benefit profile in its intended patient population and for its intended use. FDA authorization for clinical trials, other parts of the regulatory required regulatory review process, and approval or rejection of a product candidate application are within the sole discretion of the FDA. We have not received requisite regulatory approvals for the ecm-RV/p53 or any other product and we cannot be certain of receiving requisite regulatory approvals in a timely manner or at all.

Clinical testing is expensive and can take many years to complete, and its outcome is inherently uncertain. Failure can occur at any time during the clinical development process. Many product candidates that begin clinical trials are never approved by regulatory authorities for commercialization.

Additionally, any safety concerns observed in any one of our clinical trials in our targeted indications could limit the prospects for regulatory approval of our product candidate in those and other indications, which could have a material adverse effect on our business, financial condition and results of operations. In addition, even if such clinical trials are successfully completed, we cannot guarantee that the FDA will interpret the results as we do, and more trials could be required before we submit our product candidate for approval. To the extent that the results of the trials are not satisfactory to the FDA for support of a marketing approval, we may be required to expend significant resources, which may not be available to us, to conduct additional trials in support of potential approval of our product candidate. Even if regulatory approval is secured for our ecm-RV/p53 product candidate, the terms of such approval may limit the scope and use of the specific product candidate, which may also limit its commercial potential. Vesicor has no products approved for regulatory review or commercial use and is not certain that any such approval will be granted in a timely manner or at all.

Any results from, or indications of possible efficacy or safety of ecm-RV/p53 in its use by, clinics in Japan under the Advanced Care B program will not be used in or used to support Vesicor’s application for regulatory approval in the U.S. and should not be considered in terms of any possible or probable outcome of Vesicor’s efforts to obtain regulatory approval of its ecm-RV/p53 product candidate in the U.S. Vesicor cannot be certain of FDA approval of clinical trials for ecm-RV/p53 product candidate or receiving any other requisite regulatory approvals for ecm-RV/p53 product candidate by the FDA. Such approvals are within the discretionary authority of the FDA. Vesicor has no products approved for regulatory review or commercial use and is not certain that any such approval will be granted in a timely manner or at all.

Although Vesicor does not currently intend to rely on any data generated in Japan under the Advance Medical Care B program for ecm-RV/p53 in any FDA submissions, should Vesicor seek to do so in the future, the FDA may determine that such data are not adequate or does not meet its regulatory standards. In that case, Vesicor may be required to conduct additional preclinical studies or clinical trials in the U.S. or other jurisdictions that meet FDA requirements. This could result in increased costs, delays in development, and uncertainty regarding our ability to obtain regulatory approval for our product candidates. Results for ecm-RV/p53 should not be considered as an indicator of the chances of a successful application and regulatory review for ecm-RV/p53 product candidate in the U.S. Vesicor cannot be certain of receiving the requisite regulatory approvals of ecm-RV/p53 in a timely manner or at all. See also, “Japan Advanced Medical Care B program and U.S. Regulatory Approval” at page 277 and the following risk factor — “Dr. Feng and Vesicor have not received adverse event or serious adverse event data from use of ecm-RV/p53 in Japan; Vesicor cannot assess the potential safety risks or efficacy of ecm-RV/p53 product candidate.

Dr. Feng and Vesicor have not received adverse event or serious adverse event data from use of ecm-RV/p53 in Japan; Vesicor cannot assess the potential safety risks or efficacy of ecm-RV/p53 product candidate.

The ecm-RV/p53 has been administered by independent physicians in Japan Advanced Medical Care B program, who are not affiliated with Vesicor or Dr. Feng. Neither Vesicor nor Dr. Feng has received reports of adverse events or serious adverse events. Because no structured safety monitoring or adverse event reporting was performed and no safety data were provided to Vesicor, Vesicor cannot draw any conclusions regarding the safety profile of our product candidate. Neither Vesicor nor Dr. Feng has conducted any human clinical trials using ecm-RV/p53. Further, Vesicor and Dr. Feng did not participate in, observe or direct any case studies under the Japan Advanced Medical Care B program and therefore cannot verify any observation, reports, or results of those case studies. The absence of adverse event reports does not indicate that adverse events did not occur. As a result, significant safety issues may arise during future preclinical or clinical development stage in the U.S., which could delay or prevent regulatory approval in the U.S. Consequently, all observations, reports and results from the Japan Advanced Medical Care Program B should be considered informal and incomplete partial observations by third parties who were not supervised or directed by, or affiliated with, Vesicor or Dr. Luo Feng; and all observations, reports and results from the Japan Advanced Medical Care B program cannot be relied upon in Vesicor’s development efforts in the U.S. or in any determination of the safety or efficacy of the ecm-RV/p53 product candidate for treatment of any disease or other medical condition; or to predict of the results of Vesicor’s efforts to obtain all regulatory approvals for the ecm-RV/p53 product candidate in the U.S.

Delays in clinical trials could result in increased costs to us and delay our ability to obtain commercial approval of our product candidate and commercialization of the product.

We cannot guarantee that any clinical trials will be conducted as planned or completed on schedule, if at all. Regulatory authorizations are made in the sole discretionary approval of the regulator and may not be granted in a timely manner or at all. A failure of one or more clinical trials can occur at any stage of testing. Events that may prevent successful or timely completion of clinical development include:

●	delays in obtaining regulatory authorizations to commence a clinical trial or reaching a consensus with regulatory authorities on trial design;

●	delays in identifying prospective clinical investigators or clinical trial sites that have necessary qualifications, interest and capacity to perform a requested protocol;

●	delays in reaching agreement on acceptable terms with prospective contract research organizations or “CROs” and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and clinical trial sites;

●	delays in obtaining approval from one or more institutional review boards or “IRBs”;

●	IRBs refusing to approve, suspending or terminating the trial at the investigational site, precluding enrollment of additional subjects, or withdrawing their approval of the trial;

●	changes to the clinical trial protocol;

●	delays in recruiting suitable subjects to participate in our clinical trials;

●	failure by us, any CROs we engage or any other third parties to adhere to clinical trial requirements;

●	failure to perform in accordance with good clinical practices or “GCPs”;

●	delays in the testing, validation, manufacturing and delivery of our product candidate to the clinical sites, including delays by third parties with whom we may have contracted to perform certain of those functions;

●	delays in subjects completing participation in a trial or returning for post-treatment follow-up;

●	clinical trial sites or subjects dropping out of a trial;

●	key investigators departing their clinical sites;

●	lack of adequate funding to continue the trial or other required efforts;

●	selection of clinical endpoints that require prolonged periods of clinical observation or analysis of the resulting data;

●	subjects experiencing severe or unexpected product or drug related adverse effects;

●	imposition of a clinical hold by regulatory authorities as a result of a serious adverse event, after an inspection of our clinical trial operations, trial sites or manufacturing facilities, or for other reasons;

●	occurrence of serious adverse events (“SAEs”) in our trials or in trials of the same class of agents conducted by other sponsors;

●	changes in regulatory requirements or guidance that require amending or submitting new clinical protocols;

●	a facility manufacturing our product candidate, if approved, or any of its components being ordered by the FDA to temporarily or permanently shut down due to violations of current good manufacturing practices or “cGMP” regulations or other applicable requirements;

●	any changes to the manufacturing process for our product candidate that may be necessary or desired;

●	third-party clinical investigators losing the licenses or permits necessary to perform our clinical trials and/or not performing our clinical trials on our anticipated schedule or consistent with the clinical trial protocol, GCP, or other regulatory requirements;

●	third-party contractors not performing data collection or analysis in a timely or accurate manner; or

●	third-party contractors becoming debarred or suspended or otherwise penalized by the FDA or other government or regulatory authorities for violations of regulatory requirements, in which case we may need to find a substitute contractor, and we may not be able to use some or all of the data produced by contractors in support of our marketing applications.

We could also encounter delays if a clinical trial is suspended or terminated by us, by the IRBs of the institutions in which such trials are being conducted, by a Data Safety Monitoring Board for such trial or by the FDA. Such authorities may impose such a suspension or termination due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols, inspection of the clinical trial operations or trial site by the FDA resulting in the imposition of a clinical hold, unforeseen safety issues or adverse side effects, participants being exposed to unacceptable health risks, failure to demonstrate a benefit from using the product candidate, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial. In addition, changes in regulatory requirements and policies may occur, and we may need to amend clinical trial protocols to comply with these changes. Amendments may require us to resubmit our clinical trial protocols to IRBs for reexamination, which may impact the costs, timing or successful completion of a clinical trial.

Our product development costs during the preclinical and clinical process will increase if we experience delays in testing or marketing approvals. The FDA and other regulatory agencies may impose new or refined testing expectations based on experience and increased knowledge over time. In addition, if we make manufacturing or other changes to our product candidate, we may need to conduct additional studies to bridge our modified product candidate to earlier versions. Assuming requisite regulatory authorizations for commencement of clinical trials, which have not been granted and may not be granted in a timely manner or at all, we do not know whether any of our clinical trials of ecm-RV/p53, when it is in the approval process, will begin or continue as planned, will need to be restructured or will be completed on schedule, or at all. We may not have the necessary capabilities, including adequate staffing, to successfully manage the execution and completion of any clinical trials we initiate in a way that leads to our obtaining marketing approval for our ecm-RV/p53 product candidate in a timely manner, or at all. Significant clinical trial delays also could shorten any periods during which we may have the exclusive right to commercialize our product candidate or allow our competitors to bring products to market before we do and impair our ability to successfully commercialize our product candidate. Vesicor has not received regulatory approval for any clinical trials for ecm-RV/p53 product or any other product candidates and does not anticipate seeking commencement of the regulatory process until and upon completion of the preclinical and IND process and any related or necessitated further development of ecm-RV/p53, which are expected, as of the date of this proxy statement/prospectus, to commence in the fourth quarter of 2026, if then.

We may find it difficult to enroll or maintain patients in our clinical trials, which difficulty could delay or prevent us from proceeding with clinical trials of our product candidates.

If regulatory authorization for clinical trials occurs, which authorization may not be granted in a timely manner or at all by the FDA and which authorization is within the sole discretion and authority of the FDA to grant or deny, then once clinical trials commence, identifying and qualifying patients to participate in the clinical trials of our product candidate is critical to our success in conducting those trials. The timing of any clinical trials depends on our ability to recruit patients and to complete required follow-up periods. If patients are unwilling to participate in our clinical trials due to negative publicity from adverse events, competitive clinical trials for similar patient populations, or for other reasons, the timeline for recruiting patients, conducting trials and potentially obtaining regulatory approval may be delayed. We may also experience delays if patients withdraw from a clinical trial or do not complete the required monitoring period. These delays could result in increased costs, delays in advancing our ecm-RV/p53 product candidate in the regulatory process, delays in testing the effectiveness of our product candidate or termination of clinical trials altogether. The FDA may reject the application or other submissions for the ecm-RV/p53 product candidate during the review process, which rejection is within the sole discretionary authority of the FDA.

We have no products authorized for clinical trials or approved for commercial use in the U.S. or elsewhere and we are uncertain of whether any such authorizations or approvals will be granted in a timely manner or at all. Vesicor believes that the development of the ecm-RV/p53 product candidate has reached a stage that is sufficient to commence the preclinical and investigational new drug application (“IND”), which we expect, as of the date of this proxy statement/prospectus, to commence in the fourth quarter of 2026 and possibly commence the regulatory approval process in 2027. While modifications of the ecm-RV/p53 product candidate may be made before commencement of the regulatory review process in the U.S. and also during the preclinical and IND phase or during regulatory review process in response to clinical trials conducted as part of the regulatory review, Vesicor believes that development of the ecm-RV/p53 product candidate has reached a status where commencement of the U.S. regulatory review process in 2027 is feasible. The actions required for commencement of preclinical and IND are described in the section entitled “Current Status of ecm-RV/p53 product candidate – Preclinical and IND Enabling Studies” on page 273 of this proxy statement/prospectus.

Patient enrollment is affected by many factors, including:

●	the size and nature of the patient population;

●	the proximity of patients to clinical sites;

●	the eligibility and exclusion criteria for the trial;

●	the design of the clinical trial;

●	competing clinical trials;

●	the risk that enrolled patients will not complete a clinical trial;

●	ability to monitor patients adequately during and after treatment;

●	potential disruptions caused by new variants of the COVID-19 virus causing a pandemic (or other similar disruptions), including difficulties in initiating clinical sites, enrolling and retaining participants, diversion of healthcare resources away from clinical trials, travel or quarantine policies that may be implemented and other factors;

●	our ability to recruit clinical trial investigators with the appropriate competencies and experience; and

●	clinicians’ and patients’ perceptions as to the potential advantages of the product candidate in relation to other available products.

Once commenced, assuming FDA approval for clinical trials, which approval has not been obtained by us and is granted within the sole discretionary authority of the FDA, our clinical trials will compete with other clinical trials for product candidates that are in the same therapeutic areas as our ecm-RV/p43 product candidate, and this competition may reduce the number and types of patients available for our clinical trials because some patients may opt to enroll in a trial being conducted by a competitor. We may conduct some of our clinical trials at the same clinical trial sites that some of our competitors use, which could reduce the number of patients who are available for our clinical trials at such clinical trial sites. We cannot be certain of obtaining requisite regulatory approval in a timely manner or at all.

FDORA. Under the federal Food and Drug Omnibus Reform Act (the “FDORA”), sponsors are required to develop and submit a diversity action plan for each Phase 3 clinical trial or any other “pivotal study” of a new drug product. These plans are meant to encourage enrollment of more diverse patient populations in late-stage clinical trials of FDA-regulated products. In June 2024, as mandated by FDORA, the FDA issued draft guidance outlining the general requirements for diversity action plans. Unlike most guidance documents issued by the FDA, the diversity action plan guidance, when finalized, will have the force of law. In January 2025, in response to an executive order issued by President Trump on diversity, equity and inclusion programs, the FDA removed this draft guidance from its website. The implications of this action are not yet known. If we are not able to adhere to any new or reinstated FDORA requirements, our ability to conduct clinical trials may be delayed or halted.

Changes in funding for the FDA could hinder its ability to hire and retain key leadership and other personnel or otherwise prevent new products and services from being developed or commercialized in a timely manner, which could negatively impact our efforts to obtain regulatory approval for our ecm-RV/P53 product candidate and on our business, financial condition and results of operations.

The ability of the FDA to review and approve new product candidates and conduct other regulatory activities can be affected by a variety of factors, including government budget and funding levels, reductions in force, ability to hire and retain key personnel and accept the payment of user fees, and statutory, regulatory, and policy changes. Average review times at the agency have fluctuated in recent years as a result. In addition, government funding of other government agencies that fund research and development activities is subject to the political process, which is inherently fluid and unpredictable. Since January 2025 and as of the date of this proxy statement/prospectus, the Trump Administration has pursued significant cuts in research and development funding at government agencies as well as at universities whose research and development efforts support or complement government and private research and development efforts, especially in novel therapeutics.

Disruptions at the FDA and other regulatory authorities may also slow the time necessary for new drugs to be reviewed and/or approved by necessary government agencies, which would adversely affect our business, financial condition and results of operations. For example, over the last several years, the U.S. government has shut down several times and certain regulatory agencies, such as the FDA, have had to furlough critical employees and stop critical activities. Currently, federal agencies in the U.S. are operating under a continuing resolution that is set to expire on September 30, 2025. Separately, in response to the COVID-19 pandemic, the FDA temporarily postponed routine surveillance inspections of manufacturing facilities in 2020. Additionally, starting in January 2025, the new Trump administration recently announced plans to reduce the number of federal employees by establishing voluntary termination programs, by position eliminations or by involuntary terminations. If a prolonged government shutdown occurs, if funding for the FDA or other federal agencies (including their workforce) is reduced further or as planned by the Trump Administration, or if future global health concerns prevent the FDA or other regulatory authorities from conducting their regular inspections, reviews, or other regulatory activities, it could significantly impact the ability of the FDA or other regulatory authorities to timely review and process our regulatory submissions, which could have a material adverse effect on our efforts to obtain approval of our ecm-RV/p53 product candidate and, consequently, on our business, financial condition and results of operations.

On March 27, 2025, HHS Secretary Robert F. Kennedy Jr. announced proposed staff reduction of 3,500 at the FDA. While drug/product reviewers are exempted from the announced reduction in force, the reduction of staff in other parts of the FDA may adversely impact the length of the FDA review process for products if those reductions undermine the support that FDA reviewers rely upon for their work. Due to legal challenges, pending and potential, possible HHS reversal of some aspects of announced staff reductions and changes in proposed FDA reorganization plans (part of the staff reductions), and the fact that Vesicor does not intend to commence the FDA review process probably until 2027, Vesicor cannot predict the impact of changes at the FDA on the review process for its ecm-RV/p53 product candidate.

The FDA is part of the HHS and HHS Secretary Robert F. Kennedy Jr. oversees the FDA. On March 27, 2025, HHS Secretary Robert F. Kennedy Jr. announced that the “FDA will decrease its workforce by approximately 3,500 full-time employees, with a focus on streamlining operations and centralizing administrative functions. This reduction is part of an announced reduction in HHS staffing of approximately 20,000 personnel (approximately 20% of the total HHS staffing). This reduction will not affect drug, medical device, or food reviewers, nor will it impact inspectors” [HHS Fact Sheet: HHS’ Transformation to Make America Healthy Again, March 27, 2025]. Despite this announcement, reorganization of the FDA and reduction of FDA staff may in fact have a potential negative impact on length or process of the FDA review process. While drug/medical products reviewers are exempt from reduction in force or RIF, the drug approval process is long and complex and reductions in FDA staffing in other areas that may directly or indirectly support drug/medical products FDA review staff may also disrupt key processes in the review of product candidates. Due to possible or pending legal challenges in the courts and the possible reversal in staff reductions and announced reorganization plans by HHS and FDA, it is not possible, as of the date of this proxy statement/prospectus, to predict the impact of the HHS’s announced RIFs and proposed reorganization of departments or offices within the HHS and the FDA on the FDA review process for products like Vesicor’s ecm-RV/p53, especially since Vesicor does not anticipate commencing the regulatory review process until probably 2026. The uncertainty about the impact of these developments is increased the fact that HHS has reversed or may reverse some of the announced staff reductions and HHS and FDA have not implemented all announced structural changes as of the date of this proxy statement/prospectus.

On June 2, 2025, FDA launched “Elsa”, a generative Artificial Intelligence (AI) application to assist FDA staffers in review of drug/product applications. The introduction of a new, complex and not tested in review of actual drug/product AI application presents the risk for malfunctions or false responses that complicate and delay, rather than expedite, FDA review of drug/product applications. Since Elsa was introduced on June 2, 2025, has not produced a record of actual operation in the FDA review process and Vesicor does not intend to commence FDA review process until probably 2026, the impact of Elsa on ecm-RV/p53 product candidate, if any, is not ascertainable or predictable as of the date of this proxy statement/prospectus.

On June 2, 2025, the FDA announced the launch of “Elsa”, a generative Artificial Intelligence (AI) tool designed to, according to the FDA, “help employees—from scientific reviewers to investigators—work more efficiently. This innovative tool modernizes agency functions and leverages AI capabilities to better serve the American people. Built within a high-security GovCloud environment, Elsa offers a secure platform for FDA employees to access internal documents while ensuring all information remains within the agency. The models do not train on data submitted by regulated industry, safeguarding the sensitive research and data handled by FDA staff” [“FDA Launches Agency-Wide AI Tool to Optimize Performance for the American People, FDA Press Release and YouTube Announcement, June 2, 2025]. AI is only as effective and efficient as the quality and quantity of data inputted and the quality of core software programming. Generative AI is well known and documented to sometimes “hallucinate” when it is receives an inquiry that it cannot process with available data and it produces a response that has no basis in fact (instead of indicating that it cannot process the inquiry). The fact that Elsa was not data trained on data submitted by applicants and is a new system may mean that Elsa’s data load is insufficient to efficiently aid in the review of actual applications. As of the date of this proxy statement/prospectus, it is not possible to predict the impact of Elsa on the FDA review process for products like our product candidate because there is insufficient record of Elsa’s performance and Vesicor does not anticipate commencing the FDA review process until probably 2026.

Even if we complete the necessary clinical trials, we cannot predict when, or if, we will obtain regulatory approval for our product candidate and the approval may be for a narrower indication than we seek.

We cannot commercialize our product candidate until the appropriate regulatory authorities have reviewed and approved the product candidate. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state and local statutes and regulations require the expenditure of substantial time and financial resources and we may not be able to obtain the required regulatory approvals. Even if a product candidate meets the safety and efficacy endpoints in clinical trials, the data may not be considered sufficient by regulatory authorities, or those regulatory authorities may not complete their review processes in a timely manner, or we may not be able to obtain all required regulatory approvals. Additional delays may result if an FDA advisory committee is convened, including if such advisory committee recommends non-approval or restrictions on approval. In addition, we may experience delays or rejections based upon additional government regulation from future legislation or administrative action or changes in regulatory authority policy or data requirements during the period of product development, clinical trials and the regulatory review process.

Even if we receive regulatory approval, the FDA may approve a product candidate for more limited indications than requested or FDA may impose significant limitations in the form of narrow indications, black box warnings or a Risk Evaluation and Mitigation Strategy (“REMS”). The FDA may require labeling that includes warnings and precautions or contra-indications with respect to conditions of use or may grant approval subject to the performance of costly post-marketing clinical trials. In addition, the FDA may not approve the labeling claims that are considered necessary or desirable for the successful commercialization of a product candidate. Any of the foregoing scenarios could materially harm the commercial prospects for a product candidate.

We have not received approval for any clinical trials and we have not received regulatory approval for commercial use of ecm-RV/p53 or any other product. We cannot be certain of obtaining all requisite regulatory approvals in a timely manner or at all. FDA regulatory approval is within its sole discretionary authority.

Additionally, if the results of any clinical trials are inconclusive or if there are safety concerns or SAEs associated with our ecm-RV/p53 product candidate, we may:

●	be delayed or fail in obtaining marketing approval for our product candidate;

●	obtain approval for indications or patient populations that are not as broad as we intended or desired;

●	obtain approval with labeling that includes significant use or distribution restrictions or safety warnings;

●	be subject to changes in the way the product candidate is administered;

●	be required to perform additional clinical trials to support approval or be subject to additional post-marketing testing requirements;

●	have regulatory authorities withdraw, or suspend, their approval of the product or impose restrictions on its distribution in the form of a modified REMS;

●	be sued and held liable for harm caused to patients; or

●	experience damage to our reputation.

For a newly approved product, the third-party payor coverage and reimbursement status of newly approved products is uncertain. Failure to obtain or maintain coverage and adequate reimbursement for our product candidate, if approved, could decrease our ability to generate product revenue.

There is significant uncertainty related to the third-party coverage and reimbursement of existing and newly approved therapeutic products, especially for novel therapeutics. Market acceptance and sales of product candidate, if approved, in U.S. markets may depend significantly on the availability of coverage and adequacy of reimbursement from third-party payors, including government programs (such as Medicare and Medicaid) and private payor healthcare and insurance programs. In the United States, we do not believe that any uniform policy of coverage and reimbursement for new therapeutic products exists among U.S. third-party payors. Coverage and reimbursement for a product candidate, if approved, may differ significantly from payor to payor, and we may not be able to obtain adequate coverage and reimbursement in the future.

Further, obtaining coverage and reimbursement approval for a product from a government or other third-party payor is a time-consuming and costly process that could require us to provide supporting scientific, clinical and cost-effectiveness data for the use of such product candidate, if approved, to each third-party payor separately, with no assurance that coverage and adequate reimbursement will be obtained or applied consistently. We may not be able to provide data sufficient to gain acceptance with respect to coverage and reimbursement. Additionally, coverage may be more limited than the purposes for which the product is approved by the FDA or similar regulatory authorities outside of the United States. Assuming that coverage is obtained for a given product, the resulting reimbursement rates might not be adequate or may require co-payments or co-insurance that patients find unacceptably high. Patients, physicians, and other healthcare providers may be less likely to prescribe, dispense or use, as applicable, any approved product unless coverage is provided and reimbursement is adequate to cover a significant portion of the cost.

The market for microvesicle-based therapeutics is fairly new and unproven, and that market may decline or experience limited or no growth, which would adversely affect our ability to fully realize the potential of our ecm-RV/p53 product candidate as a delivery platform and achieve business and financial goals necessary to establishing a successful operation.

The market for microvesicle-based therapeutics is relatively new, and evaluating the size and scope of the potential market is subject to a number of risks and uncertainties. We believe that our future success will depend in large part on the growth of this market and the absence of advances or innovations that render obsolete or commercially non-viable our proposed product candidate. This belief and underlying assumptions may prove to be mistaken, especially in light of the ever-evolving nature of drug and therapeutics research and advances in treatment. The utilization of our proposed ecm-RV/p53 product candidate delivery platform is still relatively new, and customers may not recognize the need for, or benefits of, our product, tests and related services, which may prompt them to cease use of our product and any related services or decide to adopt alternative products and services to satisfy their healthcare requirements. Market opportunity estimates are subject to significant uncertainty and are based on assumptions and estimates by Vesicor management. We have not conducted independent market surveys as of the date of this proxy statement/prospectus and our estimation of market potential for our product candidate is based on experience and knowledge of our senior management. As a result, we may experience lower-than-expected demand for our product and related services due to lack of customer acceptance, technological challenges, competing products and services, decreases in spending by current and prospective customers of an approved product, weakening economic conditions and other causes.

Negative developments in the field of microvesicles or exosomes could damage public perception of our product candidate, which could adversely affect our ability to conduct our business or obtain regulatory approvals for our proposed product candidate or any other similar product candidates.

Microvesicle and exosome therapeutics are novel and unproven therapies, with no known microvesicle or exosome therapeutic approved to date. Microvesicle or exosome therapeutics may not gain the acceptance of the public or the medical community. To date, other efforts to leverage natural exosomes have generally demonstrated an inability to generate exosomes with predictable biologically active properties or to manufacture exosomes at suitable scale to treat more than a small number of patients. Some studies used natural exosomes without an intended or understood mechanism of action or pharmacology. Other studies included payloads but generated inconclusive results. Our success will depend on our ability to demonstrate that our engineered cellular microvesicle can overcome these challenges.

Vesicor has not made a determination of whether to seek fast track review of its ecm-RV/p53 product candidate at this stage of its product development. If Vesicor seeks fast-track product designation for the ecm-RV/p53 product candidate from the FDA or other form of expedited review, the FDA may reject that request. Further, a fast-track product designation or other any similar designation to facilitate product candidate development may not lead to faster development or regulatory review or approval process, and it does not increase the likelihood that ecm-RV/p53 product candidate will receive marketing approval.

Vesicor has not commenced the regulatory review process for the ecm-RV/p53 product candidate and does not expect to do so until 2027. Vesicor has not yet made a definitive determination to seek fast-track designation. Vesicor cannot determine if its ecm-RV/p53 product candidate will qualify for fast-track approval or any other forms of expedited approval as of the date of this proxy statement/prospectus. As such, no assurance can be given that the ecm-RV/p53 product candidate will receive any fast-track or other expedited approval process or, in fact, will receive any regulatory approval for commercial use by the public in the U.S.

A product sponsor may apply for fast-track designation from the FDA if a product is intended for the treatment of a serious or life-threatening condition and preclinical or clinical data demonstrate the potential to address an unmet medical need for this condition. The FDA has broad discretion whether or not to grant this designation. If Vesicor seeks fast-track designation for ecm-RV/p53 and receives fast track designation for ecm-RV/p53 treatment for a specific serious illness or disease, Vesicor may not experience a faster process, review or approval compared to conventional FDA procedures. A fast-track designation does not expedite clinical trials or mean that regulatory requirements are less stringent or provide assurance of ultimate marketing approval by the FDA. Instead, fast-track designation provides opportunities for frequent interactions with FDA review staff, as well as eligibility for priority review, if relevant criteria are met, and rolling review of individual sections of an NDA submitted to the FDA as they become finalized. The FDA may rescind the fast-track designation if it believes that the designation is no longer supported by data from our clinical development program. The FDA may also withdraw any fast-track designation at any time and in its sole discretion.

Vesicor has not received approval for any clinical trials and Vesicor has not received regulatory approval for commercial use of ecm-RV/p53 or any other product. Vesicor cannot be certain of obtaining all requisite regulatory approvals in a timely manner or at all. FDA regulatory approval is within its sole, discretionary authority.

Our participation in Japan’s Advanced Medical Care B program has been and will continue to be for the purpose of gathering data on the efficacy of the technology that is the basis for our proposed ecm-RV/p53 product candidate. Our product candidate is not approved by Japanese regulators for commercialization or public use and is used only under the Advanced Medical Care B Program for experimental therapeutics. We do not intend to seek regulatory approval or commercialization of our product candidate in Japan.

Japan’s Advanced Medical Care B program is designed to facilitate patient access to new drugs or other therapeutics that are not approved by Japanese regulators for commercial or general public use. The aim of Japan’s Advanced Medical Care B program is to allow persons with serious illness to seek alternative treatment when approved treatments are not effective and to develop drugs and other therapeutics for eventual coverage by Japan’s national health care system. In general intent, Japan’s Advanced Medical Care B program is similar to the FDA’s Expanded Access program, often called ‘compassionate use’ program, which provides a pathway for patients to gain access to investigational drugs, biologics, and medical devices used to diagnose, monitor, or treat patients with serious diseases or conditions for which there are no comparable or satisfactory therapy options available outside of clinical trials.

Vesicor’s interest in Japan’s Advanced Medical Care B program has been and continues to be limited to gaining data to assist Vesicor’s research and development of the ecm-RV/p53 product candidate and not with use in seeking regulatory approval and commercialization of the ecm-RV/p53 product candidate or other product candidates in Japan. As is the case with any medical treatment involving patients, whether it is a treatment approved by regulators for public use or an experimental treatment that has not been approved by regulators for general public use but is used under a permitted compassionate use program limited to eligible, seriously ill patients, there is the potential for liability to the persons and entities conducting or involved in the medical treatment of patients — either involving product liability, medical malpractice, personal injury/wrongful death or non-compliance with any applicable local laws or regulations. The involvement of Vesicor in the Advanced Medical Care B program has been mostly Dr. Feng analyzing therapeutic results and potential efficacy of treatment using the technology underlying the ecm-RV/p53 product candidate. Japan’s Advanced Medical Care B program is an established experimental treatment program for seriously ill patients without viable alternatives in treatment. Vesicor is not aware of any threatened or pending claims or proceedings, or regulatory issues, in Japan against or involving Vesicor or Dr. Feng in respect of the experimental treatment involving the technology underlying the ecm-RV/p53 product candidate in Japan or their participation in that program. There can never be any absolute assurances of no liability exposure in the use of drugs or other therapeutics for patients.

Risks Related to Vesicor’s Business

As part of our efforts to pursue regulatory approval of, and commercially exploit, our product candidate, we may pursue acquisitions, collaborations or other strategic partnerships that may increase our capital requirements, cause us to incur debt or assume contingent liabilities and subject us to other risks.

In the future, we may engage in various collaborations and strategic partnerships and may evaluate additional partnerships or potential acquisitions, including licensing or acquiring biologically active molecules to load into or onto our engineered exosomes, complementary products, intellectual property rights, technologies or businesses. Any future collaborations and partnerships, potential acquisition, collaboration or strategic partnership may entail numerous risks, including the following:

●	increased operating expenses and cash requirements;

●	reduced control over the development of our product candidate;

●	the assumption of indebtedness or contingent liabilities, which may burden or hinder our development, regulatory approval efforts or commercialization efforts;

●	assimilation of operations, intellectual property and products of an acquired company, including difficulties associated with integrating new personnel, operations and technologies;

●	the diversion of our management’s attention from our internal product development and regulatory approval efforts and initiatives in pursuing such a strategic merger or acquisition;

●	retention of key employees, the loss of key personnel and uncertainties in our ability to maintain key business relationships;

●	risks and uncertainties associated with the other party to such a transaction, including the prospects of that party, their regulatory compliance status and their existing products or product candidate and marketing approvals, and liabilities, known and unknown;

●	failure to recognize the synergies or other benefits intended for the acquisition, partnership or collaboration as well as the burdens of adapting to, integrating with existing operations and funding any acquisitions, partnerships or collaborations; and

●	potential inability to generate revenue from acquired technology or products sufficient to meet our objectives in undertaking the acquisition or even to offset the associated acquisition and maintenance costs.

We may not be able to grow the size of our company through internal growth or through suitable acquisition opportunities and this inability could impair our ability to obtain access to technology or products that may be important to the development of our business or proposed product candidate. Any of the foregoing may materially harm our business, financial condition, results of operations and prospects.

We are an early development stage biopharmaceutical company and we currently have no sales, marketing or distribution capabilities and have limited experience in the sale, marketing or distribution of products and limited experience in the regulatory approval process. As of the date of this proxy statement/prospectus, our infrastructure is limited to executive management and research and development for the product candidate that is overseen by Dr. Luo Feng. If we are able to achieve regulatory approval for our ecm-RV/p53 product candidate, we may consider commercializing the product ourselves by developing an in-house marketing organization and sales force, which will require significant capital expenditures, management resources and time. Recruiting and training a sales force or reimbursement specialists is expensive and time consuming and we will have to compete with other pharmaceutical and biotechnology companies to recruit, hire, train and retain marketing and sales personnel. If the commercial launch of a product candidate for which we recruit a sales force and establish marketing and other commercialization capabilities is delayed or does not occur for any reason, we would have prematurely or unnecessarily incurred these commercialization expenses. This may be costly and our investment in those resources would be lost if we cannot retain or reposition our commercialization personnel.

We have not received and may not receive regulatory approval for clinical trials for the ecm-RV/p53 and we have also not obtained regulatory approval for ecm-RV/p53 product candidate or any other product candidate for commercial use in the U.S. or elsewhere. The requisite regulatory approvals for ecm-RV/p53 as well as for any other product candidate are within the sole discretionary authority of the FDA. We cannot be certain of obtaining requisite regulatory approvals for ecm-RV/p53 on a timely matter, or at all.

Other factors that may inhibit our efforts to commercialize our product candidate include:

●	our inability to recruit, manage and retain adequate numbers of effective sales, marketing, reimbursement, customer service, medical affairs and other support personnel;

●	the inability of sales personnel to obtain access to physicians or persuade adequate numbers of physicians to use our product;

●	the inability of reimbursement professionals to negotiate arrangements for formulary access, reimbursement and other acceptance by payors;

●	restricted or closed distribution channels that make it difficult to distribute our ecm-RV/p53 product candidate to segments of the targeted patient population;

●	the lack of complementary therapeutics to be offered by sales personnel, which may put us at a competitive disadvantage relative to companies with more extensive or better-known product lines; and

●	unforeseen costs and expenses associated with creating an independent commercialization organization or operation.

If our product candidate obtains regulatory approval, and in addition to establishing internal commercialization capabilities, we may pursue collaborative arrangements for the sale and marketing of our product; however, there can be no assurance that we will be able to establish or maintain such collaborative arrangements or that they will deliver the efficiencies or benefits required to successfully commercial the product. If we enter into arrangements with third parties to perform sales, marketing, commercial support and distribution services, any revenue we receive will depend upon the efforts of such third parties and our product revenues or the profitability of these product revenues to us may be lower than if we were to commercialize our product candidate ourselves. In addition, we may not be successful in entering into arrangements with third parties to commercialize our product candidate or may be unable to do so on terms that are favorable to us. We may have little control over the marketing and sales efforts of such third parties and any of them may fail to devote the necessary resources and attention to sell and market our product effectively. We also will face competition in our search for third parties to assist us with the sales and marketing efforts of our ecm-RV/p53 product candidate. There can be no assurance that we will be able to develop in-house sales and distribution capabilities or establish or maintain relationships with third party collaborators to commercialize any product in the U.S. or internationally.

Our proprietary laboratory experiments may not operate properly, which could damage our reputation, give rise to a variety of claims against us, or divert our resources from other purposes, any of which could harm our business and operating results.

Proprietary laboratory experiments are time-consuming, expensive, and complex, and may involve unforeseen difficulties. We may encounter technical obstacles, or other unforeseen problems, and it is possible that we discover additional issues or problems that prevent our proprietary applications from operating properly, which would delay or undermine efforts to attain a commercialized product in the U.S.

If we are not able to compete effectively, our business and operating results will be harmed. We will face competition from a number of competitors, which could limit our ability to attain, maintain or expand market share within our industry, and if we do not maintain or expand our market share, then our business and operating results will be harmed.

While the exosome-based and microvesicle-based therapeutic market is still fairly new, we face competition from various sources. These competitors may have better brand name recognition, greater financial and research and development resources and larger sales teams and distribution channels than we have. As a result, these competitors may be able to develop and introduce competing solutions that may have greater capabilities than ours or that are able to achieve greater customer acceptance, and they may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards or customer requirements. In addition, we may also compete with smaller companies, who may develop their own products or delivery platforms that perform similar services as our product or delivery platform. We expect that competition will increase and intensify as and if we expand our serviceable markets.

The potential market for our proposed product is fragmented, competitive and characterized by rapidly evolving technology standards, customer needs and the frequent introduction of new products and services. Our competitors range from smaller niche companies to large, well-financed and technologically-sophisticated entities.

In general, and with an approved product, we will compete on the basis of several factors, including the perceived utility and quality of product and any related service offerings, ability to deliver clinical and financial performance improvement to patients and organizations through the use of our product and related services, quality and reliability of our product and any related services, ease of use and convenience, and brand recognition. Other competitors may have proprietary technology that differentiates their product and service offerings from ours to an extent that harms the appeal of our product to the marketplace. Our competitors may also develop products and services that may become more efficient or appealing to our potential partners or existing partners. As a result of these competitive advantages, our competitors and potential competitors may be able to respond more quickly to market forces, undertake more extensive marketing campaigns for their brands, products and services and make more attractive offers to our existing partners and potential partners.

If we are not able to enhance an existing product or introduce a new product that achieves market acceptance and keep pace with technological developments, our business, results of operations and financial condition could be harmed.

The drug/therapeutics industry is highly competitive with ongoing success often requiring developing new product enhancement of existing products or new products. If we have a commercially viable product, then our ability to attract new customers and increase revenue from existing customers will depend in part on our ability to increase adoption and usage of our product and eventually introduce and obtain regulatory approval of an enhanced version of our approved product or introduce new products. The success of any enhancements or new product development depends on several factors, including timely completion, adequate quality testing, actual performance quality, market-accepted pricing levels and overall market acceptance and demand. Enhancements and new product development that we develop may not be introduced in a timely or cost-effective manner, may contain defects, may have interoperability difficulties with our existing product, or may not achieve the market acceptance necessary to generate significant revenue. We may be unable to fund the development of a new or enhanced product if our ecm-RV/p53 product candidate is not successfully commercialized. If we are unable to successfully enhance our product, if it is approved, and its capabilities to meet evolving customer requirements, increase adoption and usage of our product, or develop new product enhancement or new products, or if our efforts to increase the usage of our product, if and when approved, are more expensive than we expect, then our business, results of operations and financial condition could be significantly harmed.

If we are successful in commercializing the ecm-RV/p53 product candidate, then the ongoing success of our business may depend on our ability to expand into new vertical markets and attract new customers in a cost-effective manner through product enhancements or development of new products.

If we succeed in commercialization of our ecm-RV/p53 product candidate, then in order to grow our business in the future, we believe that we must seek to drive greater awareness and adoption of our product from enterprises across new vertical markets. If such an instance, we would intend to increase our investment in sales and marketing, as well as in technological development, to meet evolving customer needs in the initial market for our product and in other potential ancillary markets. There is no guarantee, however, that we will be successful in gaining new customers from any or all of these markets. We have limited experience in marketing and selling our product or therapeutics generally, and in particular in these new markets, which may present unique and unexpected challenges and difficulties. If we are unable to meet these challenges effectively and in a cost-effective manner, our financial results could be adversely affected.

Vesicor’s development of the ecm-RV/p53 product candidate, its regulatory approval, and commercial launch could be harmed if Vesicor loses the services of key personnel or if we are unable to hire, retain and motivate qualified personnel as required to obtain approval of or commercialize our product or maintain or grow our business.

Vesicor relies on Luo Feng, M.D., Vesicor’s Chief Scientific Officer, for the development of the ecm-RV/pr53 product candidate and leading Vesicor’s efforts during the regulatory approval process. The company does not currently have on staff a qualified person to promptly assume Dr. Feng’s duties – although the company intends to recruit additional qualified personnel upon the consummation of the Business Combination. The loss of Dr. Feng would be significantly adverse to Vesicor’s development and approval of the ecm-RV/p53, which is its sole product candidate, and, consequently, to the future business and financial performance and condition of Vesicor. Dr. Feng signed a services agreement with Vesicor in 2023 and he has agreed to sign an employment agreement as a senior officer of PubCo upon consummation of the Business Combination. These agreements, however, may not prevent the loss of his services. Vesicor does not have key man insurance as of the date of this proxy statement/prospectus. Vesicor may be unable to recruit a qualified replacement for Dr. Feng or do so in a timely manner to complete product development and oversee the regulatory approval process under the current anticipated time frames. The failure to recruit a qualified replacement, if needed, or do so in a timely manner, would be significantly adverse to the development, regulatory approval and commercial launch of ecm-RV/p53 product candidate. Upon the consummation of the Business Combination, and subject to adequate working capital, Vesicor intends to recruit additional personnel to supplement human capital for essential work, including the work of Dr. Luo Feng. There can be no assurance that any recruitment effort would result in personnel qualified to assume or support duties of key personnel.

Our future success may also depend, in part, on our ability to attract and retain other highly skilled personnel. We believe that there is, and will continue to be, intense competition for highly skilled management, medical, engineering, data science, business development personnel, sales and other personnel with experience in our industry. We must provide competitive compensation packages and a high-quality work environment to hire, retain and motivate qualified and necessary employees or other personnel. In the future, if we are unable to retain and motivate our existing employees and attract qualified personnel to fill key positions, we may be unable to manage our business effectively, including the development, regulatory approval of, marketing and sale of our product candidate, which could adversely affect our business, results of operations and financial condition. To the extent we hire personnel from competitors, we also may be subject to allegations that they have been improperly solicited or that they have divulged proprietary or other confidential information, including trade secret violations. If we are unable to retain our employees, our business, results of operations and financial condition could be adversely affected.

We have not received and may not receive regulatory approval for clinical trials for the ecm-RV/p53 and we have also not obtained regulatory approval for ecm-RV/p53 product candidate or any other product candidate for commercial use in the U.S. or elsewhere. The requisite regulatory approvals for ecm-RV/p53 as well as for any other product candidate are within the sole discretionary authority of the FDA. We cannot be certain of obtaining requisite regulatory approvals for ecm-RV/p53 on a timely matter, or at all.

If we do not keep pace with technological changes, our solutions may become less competitive and our business may suffer.

The therapeutics industry, and market for products like our ecm-RV/p53 product candidate, are undergoing rapid technological change, frequent product and service innovations and evolving industry standards. If we are unable to keep pace with these technological developments and industry changes, our business could be adversely affected. Failure in this regard may significantly impair our growth or ability to pursue our development of a commercial product.

If our strategic business plan is not viable, Vesicor management will have to revise and manage a new strategic business plan.

The business strategy of Vesicor may not prove viable and expected growth may fail to occur. Vesicor is only pursuing approval and commercialization of the ecm-RV/p53 product candidate in the United States. If the ecm-RV/p53 product candidate is not approved in the United States or is not commercially successful, Vesicor does not have another product candidate or another market at hand to pursue as of the date of this proxy statement/prospectus and does not intend to pursue a foreign market in the foreseeable future. Vesicor may have to modify its strategic business plan to achieve a viable business operation. Operating results and responding to the need to develop a new strategic business plan will depend substantially on the ability of its officers and key employees to manage and respond to changing business conditions and to implement and improve its financial, administrative and other resources. If the company is unable to respond to and manage changing business conditions, or the scale of its operations, then the quality of its product or related services, its ability to retain key personnel, and its business could be harmed. Further, any change in the strategic business plan may require additional working capital to implement and such working capital may be unavailable when and in the amounts needed.

Vesicor may be unable to manage any future growth.

If the company is successful in commercializing the ecm-RV/p53 product candidate, and the company’s operation expand from organic growth or acquisitions, the company’s ability to manage its growth effectively will require it to continue to improve its operational, financial and management controls and information systems to accurately forecast sales demand, to manage its operating costs, manage its marketing programs in conjunction with an emerging market, and attract, train, motivate and manage its employees, especially essential employees, effectively. If management fails to manage any growth, Vesicor’s results of operations, financial condition, business and prospects could be adversely affected. In addition, Vesicor’s growth strategy may depend on effectively integrating future entities, which requires cooperative efforts from the managers and employees of the respective business entities. If the company’s management is unable to effectively integrate any acquired business entities, then the company’s results of operations, financial condition, business and prospects could be adversely affected.

Our management may need to divert a disproportionate amount of its attention away from our day-to-day activities and devote a substantial amount of time to managing any future growth activities. We may not be able to effectively manage the expansion of our operations, which may result in weaknesses in our infrastructure, operational mistakes, loss of business opportunities, loss of employees and reduced productivity among remaining employees. Our expected growth could require significant capital expenditures and may divert financial resources from other projects, such as the development of an enhanced version of ecm-RV/p53 product candidate or new therapeutic products. If our management is unable to effectively manage our growth, our expenses may increase more than expected our ability to generate or grow revenue could be reduced and we may not be able to implement our business strategy. Our future financial performance and our ability to commercialize products and services and compete effectively may depend, in part, on our ability to effectively manage any future growth.

Unstable financial market and economic conditions may have serious adverse consequences on our business, financial condition and results of operations.

As widely reported, global and domestic credit and financial markets have experienced periods of volatility and disruptions in the past several years, including diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, increases in unemployment rates and uncertainty about economic stability, which are affected by continued conflicts and uncertainties caused by those conflicts, including hostilities between Russia and Ukraine and trade disputes between the U.S. and its trading partners. It is also not possible to predict with certainty the effects of any of this volatility on existing U.S. macroeconomic conditions and financial markets, all of which could impact the business, financial condition, and results of operations of our company as well as our or our parent company’s ability to raise capital. There can be no assurances that any future deterioration in credit and financial markets and confidence in economic conditions will not occur. Our general business strategy may be adversely affected by any such economic downturn, volatile business environment or any unpredictable and unstable market conditions. If the current equity and credit markets deteriorate, it may make any necessary debt or equity financing more difficult, more costly and more dilutive, or not available. Failure to secure any necessary financing in a timely manner and on favorable terms could have a material adverse effect on our business and financial performance and could require us to delay or abandon clinical development plans. These economic uncertainties or events could result in us conducting operational matters, making investments, or pursuing different business or growth strategies that differ from those contemplated in this proxy statement/prospectus. Further, our charter and bylaws do not limit the amount or percentage of indebtedness, funded or otherwise, that we may incur in order to fund our company. Higher leverage also increases the risk of default on our obligations. Changes to our policies with regards to the foregoing could materially adversely affect our financial condition, results of operations, and any future cash flow.

We can also not predict the impact of the U.S. Government’s 2025 changes in tariffs and trade policies on the general economic conditions or the impact of 2025 reductions in FDA staffing that may impact our business and product development efforts. We can also not predict the impact of 2025 reductions in U.S. Government funding and research and development resources for medical products and drugs, especially innovative ones, and downsizing of U.S. Government agencies and programs, supporting medical technology research and development on our business efforts. The long-term impact of these developments is not ascertainable as of the date of this proxy statement/prospectus because these potentially disruptive events have only occurred recently and are subject to partial reversal or alteration by the Trump Administration.

Our business and operations would suffer in the event of disruptions due to natural disasters, man-made disruptions, systems failures or other events beyond our control.

Any computer systems, networks or software applications that we use and rely upon, or may rely upon in the future, and any computer systems, networks or software applications that our third party partners, CROs, collaborators or other contractors use or may use in the future, are vulnerable to computer viruses, unauthorized access, cybersecurity attacks, and other security incidents, including as perpetrated by hackers, or as the result of natural disasters, terrorism, political violence, riots, other criminal acts, war, or telecommunications or electrical failures. We have not experienced any material computer system failures or security breaches to date. During the COVID 19 pandemic, we closed our Lab. If there was a failure of important computer systems, networks or software applications that we, or others providing important services to us, rely upon, or if a variant strain of COVID 19 imposes another pandemic, then those events could result in a material disruption of our product candidate development efforts, future regulatory approval efforts for that product candidate, and, if our product candidate is approved, commercialization efforts. We could suffer a loss of our trade secrets or other proprietary information as a result of natural disaster, man-made disaster, or failure of or hacking of computer, network or software applications. For example, the loss of clinical trial data from clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce such data. To the extent that any disruption or security breach were to result in an unauthorized disclosure of confidential or proprietary information, including personal or privacy data, we could incur material legal liability or be the subject of legal claims, suffer damage to our reputation, lose or harm our intellectual property rights, and suffer delay of research and development efforts, and, if our product is approved, also delay of any commercial efforts for our product candidate. If we are held liable for a claim against which we are not insured or for damages exceeding the limits of our insurance coverage, whether arising out of cybersecurity matters or some other matter or event, that claim could have a material adverse effect on our business, financial condition, and results of operations.

Further, during the regulatory review process or, if the product candidate is approved for commercialization, during commercialization of our product, a security incident or privacy data violation that leads to the unauthorized acquisition, interruption, modification, loss, theft, corruption, interference, or other unauthorized disclosure of, or prevents access to, personal or privacy data, including patient data or other protected health information, could harm our reputation, compel us to comply with federal or state breach notification laws, subject us to mandatory corrective action, require us to verify the correctness of database contents, and otherwise subject us to liability under laws and regulations that protect personal or privacy data, resulting in increased costs or loss of revenue. Our ability to effectively manage and maintain our internal business information and intellectual property depends significantly on our adoption and maintenance of adequate security systems and operational precautions. Cybersecurity attacks in particular are continually evolving and include, but are not limited to, malicious software, ransomware, attempts to gain unauthorized access to data under our custody or control, and other electronic security breaches that could lead to disruptions in systems, misappropriation of confidential or otherwise protected information, and corruption of data. If we are unable to prevent such cybersecurity attacks or privacy violations or implement satisfactory remedial measures, our operations could be disrupted, we may suffer loss of reputation, we may be the subject of governmental investigations, legal claims, or litigation, or we may incur financial loss or other regulatory penalties, each of which may not be covered by our insurance. In addition, these breaches and other unauthorized access to our systems can be difficult to detect, and any delay in identifying any such event may lead to increased harm of the type described above.

In addition, the long-term effects of climate change on general economic conditions and the medical-therapeutic industry in particular are unclear. Climate change may heighten or intensify the existing risk of natural disasters.

If our research and development laboratory or any future product manufacturing facilities that we may rely upon, are unable to operate because of an accident or incident or for any other reason, even for a short period of time, any or all of our research and development efforts, which are vital to our business, regulatory approval efforts and any manufacturing may be significantly harmed.

If we cannot maintain our corporate culture as we grow, we could lose the innovation, teamwork, passion and focus on execution that we believe contribute to our success, and our business may be harmed.

We believe our corporate culture and resulting effective working relationships of our executive management are critical components to our efficiency in developing a product candidate and developing and implementing a strategic business plan. We have invested substantial time in building our management team. If we grow and in response to that growth develop our infrastructure, we may find it difficult to maintain our corporate culture. Any failure to preserve our culture could negatively affect our future success, including our ability to retain and recruit personnel and effectively focus on and pursue our corporate objectives.

We are and will be subject to numerous U.S. laws and regulations that pose a threat of adverse harm from non-compliance.

Our operations and our product candidate are or may become subject to numerous U.S. laws and regulations. Some of these laws and regulations are complex and pose compliance requirements that may be difficult to understand or satisfy, especially in light of potential changes in government regulations or policies or in court rulings. Liability under these laws involves inherent uncertainties. Violations of these laws and regulations are subject to civil, and, in some cases, criminal sanctions. Although we are not aware of any compliance related issues, we may not have been, or may not be, at all times, in complete compliance with all requirements, and we may incur costs or liabilities in connection with such requirements. Difficulties resulting from any non-compliance may cause unexpected interruptions to our operations, or cause administrative injunctions requiring operation stoppages, fines and other penalties.

We cannot predict the likelihood, nature or extent of government regulations that may arise from future legislation or administrative action in the United States. If we or any third parties we may engage are slow or unable to adapt to changes in existing requirements or the adoption of new laws and resulting requirements or policies, or if we or such third parties are not able to maintain regulatory compliance, we may lose any regulatory approvals that may have been obtained and we may not achieve or sustain profitability.

The increasing use of social media platforms presents new risks and challenges.

Social media is increasingly being used by companies and personnel to communicate information about research, product candidates, investigational medicines and the diseases for drugs and therapeutics, which increase may involve or affect our ecm-RV/p53 product candidate and other investigational medicines that are being developed to treat the same conditions. Social media practices in the biopharmaceutical and therapeutic industry continue to evolve and regulations relating to such use are not always clear or known. This Social Media evolution creates uncertainty and risk of non-compliance with regulations possibly applicable to our business, either now or the future, which uncertainty could result in circumstances creating potential regulatory or legal actions against our company. If, for instance, patients may use social media channels to comment on their experience in an ongoing clinical study or to report an alleged adverse event, or employees make negative social media posts about the company or its product. When such disclosures occur, there is a risk that our company may fail to monitor and comply with applicable adverse event reporting obligations or we may not be able to defend our business or the public’s legitimate interests in the face of the political and market pressures generated by social media due to restrictions on what we may say about our product candidate. There is also a risk of inappropriate disclosure of sensitive information or negative or inaccurate posts or comments about Vesicor or ecm-RV/p53 product candidate on any social networking website. Furthermore, our employees, affiliates, collaborators or business partners may use social media for their personal use, and their activities on social media or in other forums could result in adverse publicity for Vesicor or its ecm-RV/p53 product candidate. Any negative publicity as a result of social media posts, whether or not such posts are accurate, could adversely impact Vesicor. If any of these events were to occur or we otherwise fail to comply with applicable regulations, Vesicor could incur liability, face regulatory actions, or incur other harm to Vesicor’s business, financial condition and results of operations.

Risks Related to Regulatory Approval and Regulations

In considering the following risks, you should also consider that we have not received and may not receive regulatory approval for clinical trials for the ecm-RV/p53 and we have also not obtained regulatory approval for ecm-RV/p53 product candidate or any other product candidate for commercial use in the U.S. or elsewhere. Further, the requisite regulatory approvals for ecm-RV/p53 as well as for any other product candidate are within the sole discretionary authority of the FDA. We cannot be certain of obtaining requisite regulatory approvals for ecm-RV/p53 on a timely matter, or at all.

Development of new therapeutics involves a lengthy and expensive process, with an uncertain outcome. We may incur additional costs, fail to replicate positive results from our earlier preclinical studies or experience delays in completing, or ultimately be unable to complete, the development and commercialization of the ecm-RV/p53 product candidate.

To obtain the requisite regulatory approvals to commercialize our proposed ecm-RV/p53 product candidate, or any product candidate that we may develop, we must demonstrate through extensive preclinical studies and clinical trials that our product candidate is safe and effective in humans. Our ecm-RV/p53 product candidate is in the early stages of development and thus the risk of failure is very high. Before we can commence clinical trials for a product candidate, we must complete extensive preclinical studies that support our planned IND in the U.S., or similar applications in other jurisdictions. We cannot be certain of the timely completion or outcome of our preclinical studies and cannot predict if the FDA or other regulatory authorities will accept our proposed clinical programs or if the outcomes of our preclinical studies will ultimately support the further development of our product candidate. As a result, we cannot be sure that we will be able to submit an IND or similar applications for our preclinical programs on the timelines we expect, if at all, and we cannot be sure that submission of INDs or similar applications will result in the FDA or other regulatory authorities allowing clinical trials to begin.

Clinical trials are expensive, difficult to design and implement and can take many years to complete and their outcome is inherently uncertain. Failure can occur at any time during, or even after the clinical trial process and our future clinical results may not be successful. We may be unable to establish clinical endpoints that applicable regulatory authorities would consider clinically meaningful, and a clinical trial can fail at any stage of testing. The outcome of preclinical studies and early clinical trials may not be predictive of the success of later clinical trials and interim results of a clinical trial do not necessarily predict final results. Differences in trial design between early-stage clinical trials and later-stage clinical trials make it difficult to extrapolate the results of earlier clinical trials to later clinical trials. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses and many companies that have believed their product candidate performed satisfactorily in preclinical studies and clinical trials have nonetheless failed to obtain marketing approval of their product. The same fate may befall our ecm-RV/p53 product candidate.

Successful completion of clinical trials is a prerequisite to submitting a Biologics License Application, or BLA, to the FDA and, if required, in similar marketing applications to other regulatory authorities, for each product candidate and consequently, the ultimate approval and commercial marketing of any product candidate. We do not know whether any of our future clinical trials will be completed on schedule, if at all.

We may experience delays in initiating or completing clinical trials and preclinical studies. We also may experience numerous unforeseen events during, or as a result of, any future clinical trials that we conduct that could delay or prevent our ability to receive marketing approval or commercialize our proposed product candidate, including:

●	we may be unable to generate sufficient preclinical, toxicology or other in vivo or in vitro data to support the initiation of clinical trials;

●	we may experience delays in our discussions with the FDA and other regulatory authorities regarding trial design;

●	regulators or Institutional Review Boards (“IRBs”), or ethics committees may not authorize us or our investigators to commence a clinical trial or conduct a clinical trial at a prospective trial site;

●	we may experience delays in reaching, or fail to reach, agreement on acceptable terms with prospective trial sites and prospective contract research organizations, or CROs, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

●	positive results from our preclinical studies of our product candidate may not necessarily be predictive of the results from required later preclinical studies and clinical trials and positive results from such preclinical studies and clinical trials of our product candidate may not be replicated in subsequent preclinical studies or clinical trials;

●	clinical trials of any product candidate may fail to show safety, purity or potency or produce negative or inconclusive results and we may decide, or regulators may require us, to conduct additional preclinical studies or clinical trials or we may decide to abandon product development programs;

●	the number of patients required for clinical trials of any product candidate may be larger than we anticipate, enrollment in these clinical trials may be slower than we anticipate or participants may drop out of these clinical trials or fail to return for post-treatment follow-up at a higher rate than we anticipate;

●	we may need to add new or additional clinical trial sites;

●	our third-party contractors may fail to comply with regulatory requirements or meet their contractual obligations to us in a timely manner, or at all, or may deviate from the clinical trial protocol or drop out of the trial, which may require that we add new clinical trial sites or investigators;

●	the cost of preclinical studies and clinical trials of any product candidate may be greater than we anticipate or greater than our available financial resources;

●	the supply or quality of our ecm-RV/p53 product candidate or other materials necessary to conduct clinical trials of our product candidate may be insufficient or inadequate, including as a result of delays in the testing, validation, manufacturing, and delivery of any of our product candidate to the clinical sites by us or by third parties with whom we have contracted to perform certain of those functions;

●	we may observe undesirable side effects or other unexpected characteristics in clinical trials of our product candidate, causing us or our investigators, regulators or IRBs or ethics committees to suspend, place on clinical hold or terminate the trials or reports may arise from preclinical or clinical testing of other therapies for cancer or additional diseases that we may target that raise safety or efficacy concerns about our ecm-RV/pp53 product candidate; and

●	the FDA or other regulatory authorities may require us to submit additional data such as long-term toxicology studies or impose other requirements before permitting us to initiate a clinical trial.

We could also encounter delays if a clinical trial is suspended, placed on clinical hold or terminated by us, the IRBs of the institutions in which such trials are being conducted, or the FDA or other regulatory authorities or recommended for suspension or termination by the Data Safety Monitoring Board, or “DSMB”, for such trial. A suspension or termination may be imposed due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols, inspection of the clinical trial operations or trial site by the FDA or other regulatory authorities resulting in the imposition of a clinical hold, unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from using a product or treatment, failure to establish or achieve clinically meaningful trial endpoints, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial. Many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of our product candidate. Further, the FDA or other regulatory authorities may disagree with our clinical trial design and our interpretation of data from clinical trials or may change the requirements for approval even after they have reviewed and commented on the design for our clinical trials. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses and many companies that believed their product candidate performed satisfactorily in preclinical studies and clinical trials nonetheless failed to obtain FDA approval.

Our product development costs will increase if we experience problems or delays in clinical testing or marketing approvals. Our preclinical studies or clinical trials may not begin as planned, may need to be restructured or may not be completed on schedule, or at all. Significant preclinical studies or clinical trial delays also could shorten any periods during which we may have the exclusive right to commercialize our product candidate and may allow our competitors to bring products to market before we do, potentially impairing our ability to successfully commercialize our product candidate and harming our business and results of operations. Any delays or problems in our preclinical or future clinical development programs may harm our business, financial condition and prospects significantly.

We have limited experience submitting applications for marketing authorization to the FDA, and we cannot be certain that our proposed product candidate will be successful in clinical trials or receive regulatory approval. Further, our product candidate may not receive regulatory approval even if our clinical trials are successful.

If our product candidate is approved and commercially available, we will conduct business in a heavily regulated industry and if we fail to comply with these laws and government regulations, we could incur penalties or be required to make significant changes to our operations or experience adverse publicity, which could have a material adverse effect on our business, financial condition, and results of operations.

The healthcare and therapeutic industry is heavily regulated and closely scrutinized by federal, state and local governments. Comprehensive statutes and regulations govern the manner in which we would, if we have a commercially available product, provide and bill for services and collect reimbursement from governmental programs and private payors, our contractual relationships with our providers, vendors and clients, our marketing activities and other aspects of our operations.

As we pursue regulatory approval of our product candidate or, if approved, seek to commercially exploit our product, our future arrangements with healthcare professionals, clinical sites and clinical investigators, consultants, customers, patient organizations and third-party payors may subject us, directly or indirectly, to various federal and state fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute and the federal False Claims Act. These laws may impact, among other things, any future activities with clinical study investigators and research subjects in respect of our product candidate in the regulatory review process, and any future sales, marketing, patient assistance or advocacy and education programs. We may also become subject to physician payment transparency laws and patient privacy regulation by both the federal government and the states in which we conduct our business. When and if applicable to us, the laws that may affect our ability to operate, or the ability of third parties who provide essential services to us to operate, include, but are not limited to:

●	the federal physician self-referral law, commonly referred to as the Stark Law;

●	the federal Anti-Kickback Statute, which prohibits, among other things, persons from knowingly and willfully soliciting, receiving, offering or paying remuneration, directly or indirectly, to induce, or in return for, either the referral of an individual, or the furnishing, recommending, or arranging for an item or service for which payment may be made under a federal healthcare program, such as the Medicare and Medicaid programs. A person or entity does not need to have actual knowledge of the federal Anti-Kickback Statute or special intent to violate the statute in order to have committed a violation. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal False Claims Act;

●	the criminal healthcare fraud provisions of the Health Insurance Portability and Accountability Act or “HIPAA” and any amendments thereto;

●	federal civil and criminal false claims laws, including the False Claims Act, which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, a false or fraudulent claim for payment of government funds, or knowingly making, using, or causing to be made or used a false statement material to a false or fraudulent claim, or knowingly concealing or knowingly and improperly avoiding or decreasing an obligation to pay money to the federal government. The False Claims Act has been used to assert liability on the basis of kickbacks and other improper referrals, improperly reported government pricing metrics;

●	the federal Physician Payment Sunshine Act, which requires certain manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) to report annually to CMS information related to payments or other transfers of value made to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors), teaching hospitals and certain other healthcare professionals, as well as ownership and investment interests held by the physicians described above and their immediate family members;

●	the Federal Food, Drug, and Cosmetic Act, or FDCA, which prohibits, among other things, the adulteration or misbranding of drugs, biologics and medical devices;

●	the Prescription Drug Marketing Act, which restricts the manner in which manufacturers may disseminate complimentary drug samples to healthcare practitioners, requires physical and accounting controls, and establishes penalties for improper sample distribution; and

●	reassignment of payment rules that prohibit certain types of billing and collection;

●	similar state law provisions pertaining to anti-kickback, self-referral and false claims issues;

●	state laws that prohibit general business corporations, such as us, from practicing medicine;

●	federal consumer protection and unfair competition laws, which broadly regulate marketplace activities and activities that potentially harm consumers; and

●	laws that regulate debt collection practices as applied to our debt collection practices.

Because of the breadth and complexity of these laws and the narrowness of the statutory exceptions and safe harbors available, it is possible that some of our business activities, or activities of our future partners, collaborators, or agents, in connection with a commercially available product could be subject to challenge under one or more of such laws or regulations thereunder. Achieving and sustaining compliance with these laws may prove costly or beyond our ability to achieve. Failure to comply with these laws and underlying regulations can result in civil and criminal penalties such as fines, damages, overpayment recoupment loss of enrollment status and exclusion from the Medicare and Medicaid programs. The risk of our being found in violation of these laws and regulations is increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts, and their provisions are sometimes open to a variety of interpretations or unexpected changing interpretations. Our failure to accurately anticipate the application of these laws and regulations to our business or any other failure to comply with regulatory requirements could create liability for us and negatively affect our business. Any action against us for violation of these laws or regulations, even if we successfully defend against it, could cause us to incur significant legal expenses, divert our management’s attention from the operation of our business and result in adverse publicity.

To enforce compliance with the federal laws, the U.S. Department of Justice and the Office of the Inspector General (“OIG”), have recently increased their scrutiny of healthcare providers, which has led to a number of investigations, prosecutions, convictions and settlements in the healthcare industry. Dealing with investigations can be time-and-resource-consuming and can divert management’s attention from the business. Any such investigation or settlement could increase our costs or otherwise have an adverse effect on our business. In addition, because of the potential for large monetary exposure under the federal False Claims Act, which provides for treble damages and substantial mandatory minimum penalties per false claim or statement, healthcare providers often resolve allegations without admissions of liability for significant and material amounts to avoid the uncertainty of treble damages that may be awarded in litigation proceedings. Such settlements often contain additional compliance and reporting requirements as part of a consent decree, settlement agreement or corporate integrity agreement. Given the significant size of actual and potential settlements, it is expected that the government will continue to devote substantial resources to investigating healthcare providers’ compliance with the healthcare reimbursement rules and fraud and abuse laws.

The laws, regulations and standards governing the provision of healthcare services may change significantly in the future. We cannot assure you that any new or changed healthcare laws, regulations or standards will not materially adversely affect our business. We cannot assure you that a review of our business by judicial, law enforcement, regulatory or accreditation authorities will not result in a determination that could adversely affect our operations.

FDA may impose restrictions or other requirements on our product candidate that may limit or undermine the commercialization of the ecm-RV/p53 product candidate.

The FDA may impose consent decrees or withdraw approval of our product candidate if compliance with regulatory requirements and standards is not maintained or if problems occur after our product reaches the market, if ever. Later discovery of previously unknown problems with our product candidate, including adverse events of unanticipated severity or frequency, or with our third-party manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may result in, among other things:

●	restrictions on the marketing or manufacturing of our product, withdrawal of the product from the market or voluntary or mandatory product recalls;

●	manufacturing delays and supply disruptions where regulatory inspections identify observations of non-compliance requiring remediation;

●	revisions to the labeling, including limitation on approved uses or the addition of additional warnings, contraindications or other safety information;

●	requirements to conduct additional post-market clinical trials to assess the safety of the product;

●	fines, warning letters or holds on clinical trials;

●	refusal by the FDA to approve pending applications or supplements to approved applications filed by us or suspension or revocation of license approvals;

●	product seizure or detention or refusal to permit the import or export of our product candidate;

●	injunctions or the imposition of civil or criminal penalties; and

●	third party litigation based on any regulatory problems that adversely impact our business or financial condition.

The FDA’s and other regulatory authorities’ policies may change and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of our ecm-RV/p53 product candidate. We cannot predict the likelihood, nature or extent of government regulations or policies that may arise from future legislation or administrative actions. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained and we may not achieve or sustain revenues or profitability. The future regulatory environment in the U.S. is subject to current uncertainties due the Trump Administration’s significant reductions in personnel at U.S. federal agencies, including the FDA, proposed cuts in federal spending in medical research and development and healthcare funding, and potential significant policy or regulatory changes under HHS Secretary Robert F. Kennedy Jr. or imposed by the Trump Administration.

We have not received and may not receive regulatory approval for clinical trials for the ecm-RV/p53 and we have also not obtained regulatory approval for ecm-RV/p53 product candidate or any other product candidate for commercial use in the U.S. or elsewhere. The requisite regulatory approvals for ecm-RV/p53 as well as for any other product candidate are within the sole discretionary authority of the FDA. We cannot be certain of obtaining requisite regulatory approvals for ecm-RV/p53 on a timely matter, or at all.

The full or long-term impact of the new Trump Administration is unknown or not predictable with any certainty, as of the date of this proxy statement/prospectus, especially due to reversals or changes in policy or executive actions and the numerous legal actions challenging Trump Administration actions and policies. However, actions of the Trump Administration may cause us to change our plans for seeking regulatory approval of our product candidate, or change our business plans or operations, with an unknown impact to our future business and financial prospects or our employees, or, if our product candidate is approved, the impact on our future partners, collaborators, contractors, patients, healthcare providers. Failure to comply with new Trump Administration executive actions and policies could expose us to litigation or other government actions. There can be no assurance that our compliance with new Trump Administration actions will provide sufficient mitigation or such compliance is possible or practical.

Uncertainty about the Regulatory Process imposes Additional Risks on our ability to obtain Regulatory Approval.

With the change in Presidential Administration in January 2025, and the Trump Administration’s aggressive pursuit of reduction and reorganization of federal agencies, there is substantial uncertainty as to how, if at all, the new Trump Administration will seek to modify or revise the requirements and policies of the FDA and other regulatory agencies with jurisdiction over our product candidate and applicable to our product candidate when we commence efforts to obtain regulatory approval. The impending or ongoing uncertainty could present new, unforeseen challenges or potential opportunities as we navigate the clinical development and approval process for our product candidate, which is anticipated to commence in 2027. Furthermore, the U.S. Supreme Court’s June 2024 decision in Loper Bright Enterprises v. Raimondo, which overturned the long-standing Chevron doctrine that required courts to give deference to regulatory agencies’ reasonable interpretations of ambiguous federal statutes, could result in additional legal challenges to regulations and guidance issued by federal agencies, including the FDA, on which we rely or will impact the regulatory review of our product candidate. The Loper decision may result in increased regulatory uncertainty, inconsistent judicial interpretations and other impacts to the agency rule-making process, any of which could adversely impact our business and operations. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action or as a result of legal challenges. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, our business could be materially harmed.

With the appointment of Robert F. Kennedy Jr. as Secretary of U.S. Health and Human Services (“HHS”) in February 2025, who has expressed controversial or unorthodox views on health care treatment, there is additional uncertainty about how the FDA, which is overseen by HHS, will handle novel drug or therapy candidates or if there will be new requirements for approval of novel drug or therapy product candidates. As of the date of this proxy statement/prospectus, we cannot predict the long-term or full impact of Secretary Kennedy on FDA policies or requirements that we may face when we commence the regulatory review process for our ecm-RV/p53 product candidate.

Price controls imposed in the U.S. may adversely affect our future profitability.

Recently there has been heightened governmental scrutiny over the manner in which manufacturers set prices for their marketed products, which has resulted in recent Executive Orders, several Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for medical treatment and products. For instance, President Donald Trump, in an April 15, 2025 Executive Order, directed federal agencies to implement policies to lower drug prices, improve pharmacy benefit manager transparency, and build on provisions of the Inflation Reduction Act.

Current and future presidential budget proposals and future legislation may contain further drug or therapeutic price control measures that could be enacted. Congress and current and future U.S. Presidential Administrations may continue to seek new legislative or administrative measures to control medical treatment and product costs. At the state level, legislatures are increasingly passing legislation and implementing regulations designed to control pharmaceutical and biological/medical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures. If such pricing controls are enacted and are set at unsatisfactory levels and applicable to our approved, commercialized products, our business, financial condition, results of operations and prospects could be materially and adversely affected.

In our efforts to develop and test our product candidate, we may receive personally identifiable information, including health information that is subject to federal and state privacy and security regulations, and our failure to comply with those regulations or to adequately secure the information we hold could result in significant liability or reputational harm and, in turn, a material adverse effect on any future patient or client base, and resulting ability to generate or sustain revenues. Our failure, or any failure by third parties serving as contractors or consultants, to comply with these regulations may require us to repeat clinical trials, which would delay the regulatory approval process. Failure by us or by third parties we engage to comply with regulatory requirements can also result in fines, adverse publicity, and civil and criminal sanctions. Moreover, our business may be implicated if any of these third parties violates federal or state fraud and abuse or false claims laws and regulations or healthcare privacy and security laws.

Numerous state and federal laws and regulations govern the collection, dissemination, use, privacy, confidentiality, security, availability and integrity of Personally Identifiable Information (“PII”), including protected health information. These laws and regulations include the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”). HIPAA establishes a set of basic national privacy and security standards for the protection of protected health information, or PHI, by health plans, healthcare clearinghouses and certain healthcare providers, referred to as “covered entities”, and the business associates with whom such covered entities contract for services, which could include our company.

We do not believe that we are subject to HIPAA as of the date of this proxy statement/prospectus because we do not currently fall under the definition of entities covered by HIPAA, which covered entities are generally healthcare providers, healthcare plans or insurers, or healthcare data clearinghouses (known as “Covered Entities” or “Business Associates”). Nonetheless, we may have access to very sensitive data regarding patients who participate in, or whose tissue samples or other biospecimens are used in, our clinical trials, or we may receive or maintain information that falls under HIPAA’s purview. The maintenance of this data could impose upon us administrative and financial burdens and litigation risks. We may also obtain health information from third parties, including research institutions from which we obtain clinical trial data that are subject to HIPAA and other privacy, data security and consumer protection laws. Depending on the facts and circumstances, we could be subject to civil or criminal penalties if we knowingly receive individually identifiable health information maintained by a Covered Entity in a manner that is not authorized by HIPAA, and we may be subject to other civil or criminal penalties if we obtain, use, or disclose information in a manner not permitted by other privacy and data security and consumer protection laws. Our ability to use or disclose information may be limited by the scope of an authorization signed by clinical trial subjects or the terms of the contract that we enter into with providers or other data sources.

HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act (“HITECH”), and their implementing regulations, mandates, among other things, the adoption of uniform standards for the electronic exchange of information in common healthcare transactions, as well as standards relating to the privacy and security of individually identifiable health information, which require the adoption of administrative, physical and technical safeguards to protect such information. HIPAA requires healthcare providers to develop and maintain policies and procedures with respect to PHI that is used or disclosed, including the adoption of administrative, physical and technical safeguards to protect such information. HIPAA also implemented the use of standard transaction code sets and standard identifiers that covered entities must use when submitting or receiving certain electronic healthcare transactions, including activities associated with the billing and collection of healthcare claims.

HIPAA imposes mandatory penalties for certain violations. Penalties for violations of HIPAA and its implementing regulations are substantial and a single breach incident can result in violations of multiple standards. HIPAA also authorizes state attorneys general to file suit on behalf of their residents. Courts will be able to award damages, costs and attorneys’ fees related to violations of HIPAA in such cases. While HIPAA does not create a private right of action allowing individuals to sue in civil court for violations of HIPAA, its standards have been used as the basis for duty of care in state civil suits such as those for negligence or recklessness in the misuse or breach of PHI.

In addition, HIPAA mandates that the Secretary of HHS, conduct periodic compliance audits of HIPAA covered entities or business associates for compliance with the HIPAA Privacy and Security Standards. It also tasks HHS with establishing a methodology whereby harmed individuals who were the victims of breaches of unsecured PHI may receive a percentage of the Civil Monetary Penalty fine paid by the violator.

HIPAA further requires that patients be notified of any unauthorized acquisition, access, use or disclosure of their unsecured PHI that compromises the privacy or security of such information, with certain exceptions related to unintentional or inadvertent use or disclosure by employees or authorized individuals. HIPAA specifies that such notifications must be made “without unreasonable delay and in no case later than 60 calendar days after discovery of the breach.” If a breach affects 500 patients or more, it must be reported to HHS without unreasonable delay, and HHS will post the name of the breaching entity on its public web site. Breaches affecting 500 patients or more in the same state or jurisdiction must also be reported to the local media. If a breach involves fewer than 500 people, the covered entity must record it in a log and notify HHS at least annually.

Numerous other federal and state laws protect the confidentiality, privacy, availability, integrity and security of personally identifiable information, or PII, including PHI. These laws in many cases are more restrictive than, and may not be preempted by, the HIPAA rules and may be subject to varying interpretations by courts and government agencies, creating complex compliance issues for us and any of our collaborators, partners or health care providers involved in use of our proposed or approved ecm-RV/p53 product candidate and potentially exposing us to additional expense, adverse publicity and liability.

New health information standards, whether implemented pursuant to HIPAA, congressional action or otherwise, could have a significant effect on the manner in which we must handle healthcare related data, and the cost of complying with standards could be significant. If we do not comply with existing or new laws and regulations related to PHI, we could be subject to criminal or civil sanctions.

Because of the extreme sensitivity of the PHI that we may store and transmit, now or in the future, and the security features of the technology platform that we may use or use is very important. If our security measures, some of which may be managed by third parties, are breached or fail, unauthorized persons may be able to obtain access to sensitive client and patient data, including HIPAA regulated PHI. As a result, our reputation could be severely damaged, adversely affecting client and patient confidence. If our product is approved for commercial use, users may curtail their use of or stop using our product or related services, or any client base could decrease, in response to such harm, which negative results would cause our business to suffer. In addition, we could face litigation, damages for contract breach, penalties and regulatory actions for violation of HIPAA and other applicable laws or regulations and significant costs for remediation, notification to individuals and for measures to prevent future occurrences. Any potential security breach could also result in increased costs associated with liability for stolen assets or information, repairing system damage that may have been caused by such breaches, incentives offered to patients or clients or other business partners in an effort to maintain our business relationships after a breach and implementing measures to prevent future occurrences, including organizational changes, deploying additional personnel and protection technologies, training employees and engaging third party experts and consultants. We may not carry insurance or maintain coverage sufficient to compensate for all liability and in any event, insurance coverage would not address the reputational damage that could result from a security incident.

We may outsource important aspects of the storage and transmission of patient information and thus rely on third parties to manage functions that have material cyber security risks. We would attempt to address these risks by requiring outsourcing subcontractors who handle client and patient information to sign business associate agreements contractually requiring those subcontractors to adequately safeguard personal health data to the same extent that applies to us and in some cases by requiring such outsourcing subcontractors to undergo third party security examinations. In addition, we may periodically hire third party security experts to assess and test our security posture. However, we cannot assure you that these contractual measures and other safeguards, if adopted, will adequately protect us from the risks associated with the storage and transmission of patient’s proprietary and protected health information.

Various states have enacted laws governing the privacy of personal information collected and used by businesses online. For example, California adopted the California Consumer Privacy Act of 2018, which went into effect on January 1, 2020. This law, in part, requires that companies make certain disclosures to consumers via their privacy policies, or otherwise at the time the personal data is collected. Vesicor will have to determine what personal data it is collecting from individuals and for what purposes, and to update its privacy policy every 12 months to make the required disclosures, among other things. Since this law is relatively recent, and in light of our limited operations, it is unclear whether it will have any material impact on the company’s business and operations.

Other federal and state fraud and abuse laws and regulations, such as state anti-kickback and false claims laws, may apply to sales or marketing arrangements and claims involving medical products. Such laws are generally broad and are enforced by various state agencies and private actions. Also, many states have similar fraud and abuse statutes or regulations that may be broader in scope and may apply to us.

Risks Related to Vesicor’s Intellectual Property

We could incur substantial costs in filing patent applications, and any failure to protect our intellectual property could adversely affect our business, results of operations and financial condition.

As of the date of this proxy statement/prospectus, we have not filed any patent applications and we do not anticipate filing any patent applications until before the end of 2026. Our success depends, in part, on our ability to protect our proprietary methods and technologies that we develop under patent and other intellectual property laws of the United States, and possibly foreign jurisdictions, so that we can prevent others from using our inventions and proprietary information. Any patents that may be issued in the future may not provide significant protection for our intellectual property. If we fail to protect our intellectual property rights adequately, our competitors might gain access to our technology and our business, results of operations and financial condition may be adversely affected.

The particular forms of intellectual property protection that we intend to seek, or our business decisions about when to file patent applications and trademark applications, may not be adequate to protect our business or intellectual property. We could be required to spend significant resources to monitor and protect our intellectual property rights. Litigation may be necessary in the future to enforce our intellectual property rights, determine the validity and scope of our proprietary rights or those of others, or defend against claims of infringement or invalidity. Such litigation could be costly, time-consuming and distracting to management, result in a diversion of significant resources, lead to the narrowing or invalidation of portions of our intellectual property and have an adverse effect on our business, results of operations and financial condition. Our efforts to enforce our intellectual property rights may be met with defenses, counterclaims and countersuits attacking the validity and enforceability of our intellectual property rights or alleging that we infringe the counterclaimant’s own intellectual property. Any of our future patents, copyrights, or trademarks or other intellectual property rights, existing or obtained in the future, could be challenged by others or invalidated through administrative process or litigation.

Our means of protecting our intellectual property and proprietary rights may not be adequate or our competitors could independently develop similar technology. If we fail to meaningfully protect our intellectual property and proprietary rights, our business, results of operations and financial condition could be adversely affected.

Issuance of patents is with the sole discretionary authority of the USPTO and we cannot be certain of the issuance of any patents in a timely manner or at all.

Assertions by third parties of infringement or other violations by us of their intellectual property rights could result in significant costs and harm our business and operating results.

Our success depends upon our ability to refrain from infringing upon the intellectual property rights of others. Some companies, including some of our potential competitors, own large numbers of patents, copyrights and trademarks, which they may use to assert claims against us. If we grow and enter new markets, we will face a growing number of new competitors in addition to possible increased competition from pre-existing competitors. As the number of competitors in our industry grows and the functionality of technologies or products in different industry segments overlaps, we expect that products and technologies in our industry may be subject to such intellectual property rights claims by third parties. Third parties may in the future assert claims of infringement, misappropriation or other violations of intellectual property rights against us. We cannot assure you that infringement claims will not be asserted against us in the future, or that, if asserted, any infringement claim will be successfully defended. A successful claim against us could require that we pay substantial damages or ongoing royalty payments, prevent us from offering our proposed product or related services, or require that we comply with other unfavorable terms. We may also be obligated to indemnify our customers or business partners or others, or pay substantial settlement costs, including royalty payments, in connection with any such claim or litigation and to obtain licenses, modify applications or refund fees, which could be costly. Even if we were to prevail in such a dispute, any litigation regarding our intellectual property could be costly and time-consuming and divert the attention of our management and key personnel from our business operations, efforts to obtain requisite regulatory approval for our ecm-RV/p53, and, if regulatory approval is obtained, then successful efforts for commercialization of an approved ecm-RV/p53 product, if any. We cannot be certain of obtaining requisite regulatory approval in a timely manner or at all. The grant of regulatory approval is within the sole discretionary authority of the FDA.

Vesicor may become subject to claims challenging the inventorship or ownership of any patents that we file or other intellectual property.

We may be subject to claims by any collaborators or other third parties that we engage or use to develop, test or commercialize our product candidate asserting inventor or co-inventor rights or interests for any patents that we file or other intellectual property that we claim to own. The failure to name the proper inventors on a patent application can result in the patents issuing thereon being unenforceable. Inventorship disputes may arise from conflicting views regarding the contributions of different individuals named as inventors, the effects of foreign laws where foreign nationals are involved in the development of the subject matter of the patent, conflicting obligations of third parties involved in developing our product candidate or as a result of questions regarding co-ownership of potential joint inventions. Litigation or administrative proceedings may be necessary to resolve these and other claims challenging inventorship or ownership. Alternatively, or additionally, we may enter into agreements to clarify the scope of our rights in any such intellectual property, but those agreements may not be enforceable in certain jurisdictions or our efforts to enforce them may fail. If we fail in defending our intellectual property claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, valuable intellectual property. This outcome could have a material adverse effect on our business, including preventing us from commercial exploitation of our product candidate or obtaining approval of that product. Even if we are successful in defending against any intellectual property claims, litigation could result in substantial costs and be a distraction to management and other employees or damage the reputation of our company or our ecm-RV/p53 product candidate.

We face the risk of patent or other intellectual property litigation designed to delay or threaten approval or commercialization of our product candidate.

We also face the risk of competitors who have significant financial resources and may engage in intellectual property litigation, including patent claims, against us, even if baseless, in order to delay, undermine or stop introduction or commercialization of our product candidate, or force us into expensive settlements of legal proceedings. We have not filed any patent applications as of the date of this proxy statement/prospectus, but we intend to pursue patent applications after the consummation of the Business Combination. Intellectual property litigation can be expensive and protracted. We may lack the financial resources to defend against or effectively combat such predatory litigation and may lack insurance to fund, in whole or in part, such litigation.

We cannot be certain that others have not filed patent applications for technology used in our product candidate. For the following reasons, we are not certain if there are pending patent applications by others that may adversely impact or prevent our successfully patent filings:

●	some patent applications in the United States may be maintained in secrecy until the patents are issued;

●	patent applications in the United States and elsewhere can be pending for many years before issuance, or unintentionally abandoned patents or applications can be revived;

●	pending patent applications that have been published can, subject to certain limitations, be later amended in a manner that could cover our technologies, our product candidate or the use of our product candidate;

●	identification of third-party patent rights that may be relevant to our technology is difficult because patent searching is imperfect due to differences in terminology among patents, incomplete databases and the difficulty in assessing the meaning of patent claims;

●	patent applications in the United States are typically not published until 18 months after the priority date; and

●	publications in the scientific literature often lag behind actual discoveries.

Furthermore, the scope of a patent claim is determined by an interpretation of the law, the written disclosure in a patent and the patent’s prosecution history and can involve other factors such as expert opinion. Our interpretation of the relevance or the scope of claims in a patent or a pending application may be incorrect, which may negatively impact our ability to market our product candidate, if approved. Further, we may incorrectly determine that our technologies or product candidate are not covered by a third-party patent or may incorrectly predict whether a third party’s pending patent application will issue with claims of relevant scope. Our determination of the expiration date of any patent in the United States or internationally that we consider relevant may be incorrect, which may negatively impact our ability to develop and market our product candidates.

Our competitors may have filed, and may in the future file, patent applications covering technology similar to ours, and others may have or obtain patents or proprietary rights that could limit our ability to make, use, sell, offer for sale or import our product candidate and future approved products or impair our competitive position. Numerous third-party U.S. issued patents and pending patent applications may exist in the fields in which we are developing our ecm-RV/p53 product candidate. There may be third-party patents or patent applications with claims to materials, formulations, methods of manufacture or methods for treatment related to the use or manufacture of our product candidate. Any such patent application may have priority over our patent applications, which could further require us to obtain rights to issued patents covering such technologies. If another party has filed a U.S. patent application on inventions similar to ours, we may have to participate in an interference proceeding declared by the U.S. Patent and Trademark Office, or USPTO, to determine priority of invention in the United States. The costs of these proceedings could be substantial, and it is possible that such efforts would be unsuccessful if, unbeknownst to us, the other party had independently arrived at the same or similar invention prior to our own invention, resulting in a loss of our ability to obtain U.S. patent position with respect to such inventions.

Some of our potential future competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. Any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to raise the funds necessary to continue our operations.

Even if we were to prevail, any litigation or administrative proceeding could be costly and time-consuming and would divert the attention of our management and key personnel from our business operations. Furthermore, as a result of a patent infringement suit brought against us or any of our future strategic partners or licensees, we or our strategic partners or licensees may be forced to stop or delay developing, manufacturing or selling our product candidate that is claimed to infringe a third party’s intellectual property, unless that party grants us or our strategic partners’ or licensees’ rights to use the third party’s intellectual property. Ultimately, we may have to discontinue development of a product candidate or cease some of our business operations as a result of patent infringement claims, which could severely harm our business, financial condition and results of operations.

Intellectual property rights and regulatory exclusivity rights do not necessarily address all potential threats to our competitive advantage.

The degree of future protection for our proprietary rights, include trade secrets, is uncertain because legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep our competitive advantage. If we do not adequately protect our intellectual property and proprietary technology, competitors may be able to use our product candidate and any proprietary technologies and erode or negate any competitive advantage we may have, which could have a material adverse effect on our financial condition and results of operations. Some of the ways that others could circumvent our proprietary rights are:

●	Others may be able to make a product that are similar to our product candidate but that are not covered by the claims of the patents that we obtain or may have exclusively licensed in the future;

●	We or any of our future licensors or strategic partners might not have been the first to make the inventions covered by the issued patent or pending patent application that we may own or have exclusively licensed in the future;

●	We or any of our future licensors or strategic partners might not have been the first to file patent applications covering our inventions;

●	Others may independently develop similar or alternative technologies or duplicate any of our technologies without infringing our intellectual property rights;

●	Any pending patent applications that we may file may not lead to issued patents;

●	Even issued patents, they may not provide us with any competitive advantage, or may be held invalid or unenforceable, as a result of legal challenges by competitors;

●	Our competitors might conduct research and development activities in countries where we do not have patent rights and then use the information learned from such activities to develop competitive products for sale in our major commercial markets;

●	The enforceable patents of others may have an adverse effect on our business.

Should any of these events occur, they could significantly harm our business, financial condition and results of operations.

If we or any of our future partners, collaborators, licensees or licensors, whether current or future, fail to establish, maintain or protect patents and other intellectual property rights for or affecting our product candidate, those rights may be reduced or eliminated. If our future partners, collaborators, licensees or licensors, are not fully cooperative or disagree with us as to the prosecution, maintenance or enforcement of any patent rights, any patent rights could be compromised. If there are material defects in the form, preparation, prosecution or enforcement of our future patents or patent applications, the patents may be invalid or unenforceable, and those applications may never result in valid, enforceable patents. Any of these outcomes could impair our ability to prevent competition from third parties, which may have an adverse impact on our business, financial condition and results of operations.

The issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, and any future patent that we may obtain may be challenged in the courts or patent offices in the United States. Such challenges may result in loss of exclusivity or in patent claims being narrowed, invalidated or held unenforceable, in whole or in part, which could limit our ability to stop others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection of our product candidate. The scope of patent protection may also be limited by the courts or USPTO. Without patent protection for our product candidate, we may be open to competition from other products. Given the amount of time required for the development, testing, and regulatory review of a new product candidate, patents protecting a product candidate might expire before or shortly after that product candidate is commercialized. As a result, patents that we may obtain may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours.

If Vesicor is unable to protect the confidentiality of its trade secrets, Vesicor’s business and competitive position would be harmed.

Vesicor relies on trade secrets to protect its proprietary technologies as of the date of this proxy statement/prospectus. The company relies in part on confidentiality and assignment of inventions agreements with its senior officers and any key employees and intends to require confidentiality and assignment of invention agreements with any future key employees or consultants to protect its trade secrets and other proprietary information. In addition to contractual measures, Vesicor will try to protect the confidential nature of our proprietary information using commonly accepted physical and technological security measures. Despite these efforts, the company cannot provide any assurances that all such agreements will effectively prevent disclosure of confidential information and will provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover our trade secrets and proprietary information. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

Vesicor’s efforts to protect its trade secrets and other proprietary rights may prove to ineffective. In the case of misappropriation of a trade secret by an officer, employee, consultant, customer or third party with authorized access, Vesicor’s confidentiality and security measures may not prevent an officer, employee, consultant or future customer from misappropriating Vesicor’s trade secrets and providing them to a competitor or using them in a competitive manner against the company. Any recourse that Vesicor may take against such misconduct may not provide an adequate remedy to protect its interests fully. Monitoring unauthorized uses and disclosures is difficult, and Vesicor does not know whether the steps that it has taken or may take in the future to protect its trade secrets and proprietary rights will be effective. Unauthorized parties may also attempt to copy or reverse engineer certain aspects of the ecm-RV/p53 product candidate that we consider proprietary. Competitors and other third parties could attempt to replicate some or all of the competitive advantages the company derives from its product development efforts, willfully infringe the company’s intellectual property rights, design around any protected technology or develop their own competitive technologies that fall outside of Vesicor’s intellectual property rights.

Enforcing a claim that a party illegally disclosed or misappropriated a trade secret can be difficult, expensive and time-consuming, and the outcome is unpredictable. Some courts in the United States are less willing or unwilling to protect trade secrets. Moreover, trade secrets will over time be disseminated within the industry through independent development, the publication of journal articles and the movement of skilled personnel from company to company or academic to industry scientific positions. If any of Vesicor’s trade secrets were to be lawfully obtained or independently developed by a competitor, it may have no right to prevent that competitor from using that technology or information to compete with Vesicor, which could harm Vesicor’s competitive position. If any of these events occurs or if the company otherwise loses the protection for its trade secrets, the value of this information may be greatly reduced and any competitive position of Vesicor would be harmed. If Vesicor fails to apply for patent protection or if it cannot otherwise maintain the confidentiality of proprietary technology and other confidential information, then its ability to protect trade secret and other proprietary information may be jeopardized.

We may lack adequate or any insurance coverage for potential or unforeseen liabilities and we may be unable to obtain or maintain necessary insurance coverage.

Our inability to obtain and maintain sufficient product liability insurance, or similar liability insurance, at an acceptable cost and scope of coverage to protect against or to litigate potential product liability claims could prevent or inhibit the commercialization of any products we develop. Even if we obtain and maintain liability insurance, any claim that may be brought against us could result in a court judgment or settlement in an amount that is not covered, in whole or in part, by our insurance or that is in excess of the limits of our insurance coverage. Our insurance policies may also have various exclusions and deductibles, and we may be subject to a product liability claim for which we have no coverage. We will have to pay any amounts awarded by a court or negotiated in a settlement that exceed our coverage limitations or that are not covered by our insurance, and we may not have, or be able to obtain, sufficient capital to pay such amounts. Moreover, in the future, we may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us against judgements or liabilities.

There can also be no assurance that any insurance coverage will be adequate or that we will prevail in any future legal or administrative proceeding cases. We can provide no assurance that we will be able to obtain liability insurance that would protect us from any such lawsuits.

We are not currently subject to any claims from our employees or others; however, we may be subject to such claims in the future. In the event that are not covered by insurance, our management could expend significant time addressing any such issues.

At all stages of development, our business exposes us to risks that are inherent in the provision of lab experiments and therapeutics that assist clinical decision-making. If patients, individuals or others assert liability claims against us, any ensuing litigation, regardless of outcome, could result in a substantial cost to us, divert management’s attention from operations, and decrease market acceptance of our toolsets. A successful claim could have a material adverse impact on our liquidity, financial condition, and results of operations.

We have obtained standard business casualty and property liability insurance and intend to obtain additional insurance coverage as progress in our product development, approval and commercialization efforts warrants.

EXTRAORDINARY GENERAL MEETING OF THE SHAREHOLDERS

General

Black Hawk is furnishing this proxy statement/prospectus to its shareholders as part of the solicitation of proxies by the Black Hawk Board for use at the Extraordinary General Meeting to be held on [   ], 2026, and at any adjournments or postponements thereof. This proxy statement/prospectus is first being furnished to Black Hawk’s shareholders on or about, [   ], 2026 in connection with the vote on the proposals described in this proxy statement/prospectus. This proxy statement/prospectus provides Black Hawk’s shareholders with information they need to know to be able to vote or instruct their vote to be cast at the Extraordinary General Meeting.

Date, Time and Place of Extraordinary General Meeting

The Extraordinary General Meeting will be held at Black Hawk’s offices at 4125 Blackhawk Plaza Circle, Suite 166, Danville, CA and virtually via live webcast at [   ] a.m./p.m., Eastern Time, on [   ], 2026, at [   ] to consider and vote upon the proposals to be submitted to the Extraordinary General Meeting, including if necessary or desirable, the Adjournment Proposal.

The live webcast of the Extraordinary General Meeting can be accessed by visiting [   ], where you will be able to listen to the meeting live and vote during the meeting. Please have your control number, which can be found on your proxy card, to join the Extraordinary General Meeting. If you do not have a control number, please contact the Continental Stock Transfer & Trust Company, the transfer agent, (“Continental”).

Registering for the Extraordinary General Meeting

As a registered shareholder, you received a Proxy Card from Continental. The form contains instructions on how to attend the live webcast of the Extraordinary General Meeting including the URL address, along with your control number. You will need your control number for access. If you do not have your control number, contact Continental at the phone number or e-mail address below. Continental support contact information is as follows: 917-262-2373, or email proxy@continentalstock.com.

You can pre-register to attend the live webcast of the Extraordinary General Meeting starting at [   ] a.m./p.m., Eastern Time, on [   ], 2026. Enter the URL address into your browser [   ] enter your control number, name and email address. Once you pre-register you can vote your shares. At the start of the Extraordinary General Meeting, you will need to re-log in using your control number and will also be prompted to enter your control number if you vote during the Extraordinary General Meeting.

Beneficial investors, who own their investments through a bank or broker, will need to contact Continental to receive a control number. If you plan to vote at the Extraordinary General Meeting you will need to have a legal proxy from your bank or broker or if you would like to join and not vote Continental will issue you a guest control number with proof of ownership. Either way you must contact Continental for specific instructions on how to receive the control number. We can be contacted at the number or email address above. Please allow up to 72 hours prior to the Extraordinary General Meeting for processing your control number.

If you do not have internet capabilities, you can listen only to the Extraordinary General Meeting by dialing [   ], within the U.S. and Canada, and [   ] outside of the U.S. and Canada (standard rates apply) when prompted enter the pin number [   ]. This is listened only, you will not be able to vote or enter questions during the meeting.

Purpose of the Extraordinary General Meeting

At the Extraordinary General Meeting, Black Hawk is asking holders of its Ordinary Shares:

●	To consider and vote upon the Organizational Documents Proposal. The form of Proposed Certificate of Incorporation to become effective upon consummation of the Business Combination is attached to this proxy statement/prospectus as Annex B and the form of the Proposed Bylaws to become effective upon the Domestication is attached to this proxy statement/prospectus as Annex C.

●	To consider and vote upon the Business Combination Proposal. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

●	To consider and vote upon the Domestication Proposal.

●	To consider and vote upon the NTA Proposal.

●	To consider and vote upon the Incentive Plan Proposal.

●	To consider and vote upon the Nasdaq Proposal.

●	To consider and vote upon the Director Election Proposal.

●	To consider and vote upon the Adjournment Proposal, if presented at the Extraordinary General Meeting.

Recommendation of the Black Hawk Board with Respect to the Proposals

The Black Hawk Board believes that the Business Combination Proposal and the other proposals to be presented at the Extraordinary General Meeting are in the best interest of Black Hawk and recommends that Black Hawk’s shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Organizational Documents Proposals, “FOR” the Nasdaq Proposal, “FOR” the Director Proposal, “FOR” the Incentive Plan Proposal, “FOR” the NTA Proposal, and, if presented at the Extraordinary General Meeting, “FOR” the Adjournment Proposal.

Record Date; Who is Entitled to Vote

Black Hawk has fixed the close of business on [   ], 2026, as the Record Date for determining the shareholders entitled to notice of and to attend and vote at the Extraordinary General Meeting. As of the close of business on the Record Date, there were [   ] Black Hawk Class A Ordinary Shares and [   ] Black Hawk Class B Ordinary Shares outstanding.

Except as set forth herein, each Black Hawk Ordinary Share is entitled to one vote per share.

Quorum

The holders of a majority of the issued and outstanding Black Hawk Ordinary Shares of Black Hawk, being individuals present in person or by proxy or if a corporation or other non-natural person, by its duly authorized representative or proxy (which would include presence virtually at the Extraordinary General Meeting) shall constitute a quorum.

Abstentions and Broker Non-Votes

With respect to each proposal in this proxy statement/prospectus, you may vote “FOR,” “AGAINST” or “ABSTAIN.”

If a shareholder fails to return a proxy card or fails to instruct a broker or other nominee how to vote and does not attend the Extraordinary General Meeting in person, then the shareholder’s shares will not be counted for purposes of determining whether a quorum is present at the Extraordinary General Meeting. If a valid quorum is established, any such failure to vote or to provide voting instructions will have no effect on the outcome of any other proposal in this proxy statement/prospectus.

Abstentions and broker-non votes will be counted in connection with the determination of whether a valid quorum is established but will have no effect on any of the proposals.

Vote Required for Approval. The following votes are required for each proposal at the Extraordinary General Meeting:

●	Business Combination Proposal: The Business Combination Proposal must be approved by an ordinary resolution under Cayman Islands law, being a resolution passed by the holders of a majority of the Black Hawk Ordinary Shares who, being present (either in person or by proxy) and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting.

●	Domestication Proposal: The Domestication Proposal must be approved by a special resolution under Cayman Islands law, being a resolution passed by the holders of at least two-thirds of the Black Hawk Ordinary Shares who, being present (either in person or by proxy) and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting. Holders of the Black Hawk Class B Ordinary Shares and holders of Black Hawk Class A Ordinary Shares will have one vote per share in respect of any vote to continue Black Hawk in a jurisdiction outside the Cayman Islands (including, but not limited to, the approval of the organizational documents of Black Hawk in such other jurisdiction).

●	Organizational Documents Proposals: The Organizational Documents Proposal must be approved by a special resolution under Cayman Islands law of at least two-thirds of the Black Hawk Ordinary Shares who, being present (either in person or by proxy) and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting.

●	Nasdaq Proposal: The Nasdaq Proposal must be approved by an ordinary resolution, being a resolution passed by the holders of a majority of the Black Hawk Ordinary Shares who, being present (either in person or by proxy) and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting.

●	Director Proposal: The election of the director nominees pursuant to the Director Election Proposal must be approved by an ordinary resolution, being a resolution passed by the holders of a majority of the Black Hawk Ordinary Shares who, being present (either in person or by proxy) and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting.

●	Incentive Plan Proposal: The Incentive Plan Proposal must be approved by an ordinary resolution, being a resolution passed by the holders of a majority of the Black Hawk Ordinary Shares who, being present (either in person or by proxy) and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting.

●	NTA Proposal: The NTA must be approved by a special resolution under Cayman Islands law of at least two-thirds of the Black Hawk Ordinary Shares who, being present (either in person or by proxy) and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting.

●	Adjournment Proposal: The Adjournment Proposal must be approved by an ordinary resolution under Cayman Islands law, being a resolution passed by the holders of a majority of the Black Hawk Ordinary Shares who, being present (either in person or by proxy) and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting.

Each of the Business Combination Proposal, the Domestication Proposal, the Nasdaq Proposal, Organizational Documents Proposal, the Equity Incentive Plan Proposal and the NTA Proposal is interdependent upon the others and must be approved in order for Black Hawk to complete the Business Combination contemplated by the Business Combination Agreement. If any of the Business Combination Proposal, the Domestication Proposal, the Nasdaq Proposal, Organizational Documents Proposal, the Equity Incentive Plan Proposal and the NTA Proposal fails to receive the required approval by the shareholders of Black Hawk at the Extraordinary General Meeting, the Business Combination will not be completed.

Voting Your Shares

Each Ordinary Share that you own in your name entitles you to one vote. Your proxy card shows the number of Ordinary Shares that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. There are two ways to vote your Ordinary Shares at the Extraordinary General Meeting.

●	You Can Vote by Signing and Returning the Enclosed Proxy Card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the Black Hawk Board “vote FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Organizational Documents Proposals, “FOR” the Nasdaq Proposal, “FOR” the Director Proposal, “FOR” the Incentive Plan Proposal, and “FOR” the NTA Proposal and, if presented at the Extraordinary General Meeting, “FOR” the Adjournment Proposal.

●	You Can Attend the Extraordinary General Meeting and Vote Online. Black Hawk will be hosting the Extraordinary General Meeting via live webcast and physically at Black Hawk’s office at 4125 Blackhawk Plaza Circle, Suite 166, Danville, CA 94506. If you attend the Extraordinary General Meeting virtually, you may submit your vote at the Extraordinary General Meeting online at [ ], in which case any votes that you previously submitted will be superseded by the vote that you cast at the Extraordinary General Meeting. See “Registering for the Extraordinary General Meeting” above for further details on how to attend the Extraordinary General Meeting.

Revoking Your Proxy

Shareholders may send a later-dated, signed proxy card to Black Hawk’s Chief Executive Officer at the address set forth below so that it is received by Black Hawk’s Chief Executive Officer prior to the vote at the Extraordinary General Meeting (which is scheduled to take place at [   ] a.m./p.m., Eastern Time, on [   ], 2026) or attend the Extraordinary General Meeting virtually or at the physical address for the Extraordinary General Meeting and vote. Shareholders also may revoke their proxy by sending a notice of revocation to Black Hawk’s Chief Executive Officer, which must be received by Black Hawk’s Chief Executive Officer prior to the vote at the Extraordinary General Meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Who Can Answer Your Questions About Voting Your Shares

If you are a shareholder and have any questions about how to vote or direct a vote in respect of your Ordinary Shares, you may call Laurel Hill Advisory Group, the proxy solicitor for Black Hawk, at 1-855-414-2266 (toll free) or by email at BKHA@laurelhill.com.

Vote of Black Hawk’s Insiders

All of Black Hawk’s Insiders have previously agreed to vote all of their Public Shares in favor of the Business Combination and have waived any redemption rights in connection with the Business Combination. All holders of Founder Shares have agreed to vote all of their Ordinary Shares in favor of all of the proposals to be presented at the Extraordinary General Meeting.

Redemption rights

Public Shareholders may seek to redeem the Public Shares that they hold, regardless of whether they vote for the proposed Business Combination, against the proposed Business Combination, or do not vote in relation to the proposed Business Combination.

Any Public Shareholder may request redemption of their Public Shares for a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds and not previously released to Black Hawk to fund Regulatory Withdrawals and/or to pay income taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then-outstanding Public Shares, provided, however that such Public Shareholder must follow the procedures outlined in this proxy statement/prospectus (including, with respect to Public Shares that are part of Private Placement Units, that the Private Placement Units must first be separated into component Public Shares and Rights as described in this proxy statement/prospectus), in order to receive cash for any Public Shares such Public Shareholder intends to redeem. As of July 15, 2026, this would have amounted to approximately $12.04 per Public Share, based on the amount held in the Trust Account on such date.

If a Public Shareholder exercises its redemption rights, then it will be exchanging its redeemed Public Shares for cash and will no longer own such shares. Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, only with Black Hawk’s consent, until the consummation of the Business Combination, or such other date as determined by the Black Hawk Board. The holder can make such request by contacting the Transfer Agent, at the address or email address listed in this proxy statement/prospectus.

Notwithstanding the foregoing, a holder of Public Shares, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares without the prior consent of Black Hawk Board. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

Black Hawk’s Insiders will not have redemption rights with respect to any Public Shares owned by them, directly or indirectly.

You will be entitled to receive cash for any Public Shares to be redeemed only if you:

(a)	hold Public Shares or hold Public Shares through Private Placement Units and you elect to separate your Private Placement Units into the underlying Public Shares and Black Hawk Rights prior to exercising your redemption rights with respect to the Public Shares; and

(b)	prior to 5:00 p.m. Eastern Time, on [ ], 2026 (two business days prior to the vote at the Extraordinary General Meeting):

(i)	submit a written request to the transfer agent that Black Hawk redeem your Public Shares for cash and

(ii)	deliver your share certificates (if any) and other redemption forms to the transfer agent, physically or electronically through DTC.

Holders of Private Placement Units must elect to separate the underlying Public Shares and Black Hawk Rights prior to exercising redemption rights with respect to the Public Shares. If holders hold their Private Placement Units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the Private Placement Units into the underlying Public Shares and Black Hawk Rights, or if a holder holds Private Placement Units registered in its own name, the holder must contact the transfer agent directly and instruct them to do so. Public Shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, only with Black Hawk’s consent, until the consummation of the Business Combination, or such other date as determined by the Black Hawk Board. The holder can make such request by contacting the Transfer Agent, at the address or email address listed in this proxy statement/prospectus. Black Hawk will be required to honor such request only if made prior to the deadline for exercising redemption requests. If the Business Combination is not approved or completed for any reason, then the Public Shareholders who elected to exercise their redemption rights will not be entitled to redeem their shares. In such case, Black Hawk will promptly return any shares previously delivered by Public Shareholders.

The closing price of Public Shares on July 15, 2026 was $11.96 per share. Prior to exercising redemption rights, shareholders should verify the market price of Public Shares, as they may receive higher proceeds from the sale of their Public Shares in the public market than from exercising their redemption rights if the market price per share is higher than the Redemption Price. Black Hawk cannot assure Public Shareholders that they will be able to sell their Public Shares in the open market, even if the market price per share is higher than the Redemption Price stated above, as there may not be sufficient liquidity in Black Hawk’s securities when Black Hawk’s shareholders wish to sell their shares.

If a Public Shareholder exercises its redemption rights, then it will be exchanging its redeemed Public Shares for cash and will no longer own those Public Shares. Public Shareholders will be entitled to receive cash for their Public Shares only if they:

(a)	hold Public Shares or hold Public Shares through Private Placement Units and have elected to separate their Private Placement Units into the underlying Public Shares and Rights prior to exercising your redemption rights with respect to the Public Shares; and

(b)	prior to 5:00 p.m. Eastern Time, on [ ], 2026 (two business days prior to the vote at the Extraordinary General Meeting) (i) submitted a written request to the transfer agent that Black Hawk redeem the holder’s Public Shares for cash and (ii) delivered the holder’s share certificates (if any) and other redemption forms to the Transfer Agent, physically or electronically through DTC.

Appraisal Rights

Shareholders of Black Hawk do not have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.

Proxy Solicitation Costs

Black Hawk is soliciting proxies on behalf of the Black Hawk Board. This solicitation is being made by mail but also may be made by telephone or in person. Black Hawk and Black Hawk’s directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Black Hawk will bear the cost of the solicitation.

Black Hawk has hired Laurel Hill Advisory Group to assist in the proxy solicitation process. Black Hawk will pay Laurel Hill Advisory Group a fee of $12,750 plus out-of-pocket expenses. Such fee will be paid with funds available at the Closing.

Black Hawk will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Black Hawk will reimburse them for their reasonable expenses.

Potential Purchases of Public Shares and/or Public Rights

At any time prior to the Extraordinary General Meeting, during a period when they are not then aware of any material non-public information regarding Black Hawk or Black Hawk’s securities, Black Hawk’s Insiders, directors or officers or their respective affiliates may purchase Private Placement Units, Public Shares or Public Rights from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire Public Shares or vote their shares in favor of the Business Combination Proposal, or to withdraw any request for redemption. The purpose of such share purchases and other transactions would be to increase the likelihood that the Proposals are approved at the Extraordinary General Meeting or to provide additional equity financing. Any such share purchases and other transactions may thereby increase the likelihood of obtaining shareholder approval of the Business Combination. This may result in the completion of the Business Combination that may not otherwise have been possible. As of the date of this proxy statement/prospectus, none of Black Hawk’s Insiders, directors or officers has any plans to make any such purchases. If such arrangements or agreements are entered into, Black Hawk will file a Current Report on Form 8-K prior to the Meeting to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons. Any such report will include (i) the amount of Ordinary Shares purchased and the purchase price; (ii) the purpose of such purchases; (iii) the impact of such purchases on the likelihood that the Business Combination transaction will be approved; (iv) the identities or characteristics of security holders who sold shares if not purchased in the open market or the nature of the sellers; and (v) the number of Ordinary Shares for which Black Hawk has received redemption requests.

Further, if there are such purchases, they would be structured in compliance with the requirements of Rule 14e-5 under the Exchange Act including, in pertinent part, through adherence to the following:

●	the registration statement/proxy statement filed for the Business Combination would disclose the possibility that the Sponsor, directors, officers, advisors or any of their affiliates may purchase shares or rights from Black Hawk public shareholders outside the redemption process, along with the purpose of such purchases;

●	if the Sponsor or the directors, officers, advisors or any of their affiliates were to purchase shares or rights from Black Hawk public shareholders, they would do so at a price no higher than the price offered through our redemption process;

●	the registration statement/proxy statement filed for the Business Combination would include a representation that any of the securities purchased by the Sponsor or the directors, officers, advisors or any of their affiliates would not be voted in favor of approving the Business Combination; and

●	the Sponsor or the directors, officers, advisors or any of their affiliates would not possess any redemption rights with respect to the securities or, if they do acquire and possess redemption rights, they would waive such rights.

Entering into any such incentive arrangements may have a depressive effect on outstanding Public Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Extraordinary General Meeting.

The existence of financial and personal interests of Black Hawk’s directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of Black Hawk and its shareholders and what may be best for a director’s personal interests when determining to recommend that shareholders vote for the Proposals. See the sections entitled “Risk Factors”, “Proposal 1: The Business Combination Proposal - Interests of Black Hawk’s Insiders, Officers, and Directors in the Business Combination” and “Beneficial Ownership of Securities” for more information and other risks.

PROPOSAL 1: THE BUSINESS COMBINATION PROPOSAL

Black Hawk is asking its shareholders to approve the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination. Shareholders should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus and is incorporated into this proxy statement/prospectus by reference. Please see the subsection entitled “The Business Combination Agreement” below, for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read the Business Combination Agreement in its entirety before voting on this proposal.

This section describes the material provisions of the Business Combination Agreement but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement and the Related Agreements. Black Hawk’s shareholders and other interested parties are urged to read such agreement in its entirety because it is the primary legal document that governs the Business Combination. Unless otherwise defined herein, the capitalized terms used in this section “Proposal 1: The Business Combination Proposal - Business Combination Agreement” are defined in the Business Combination Agreement.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates, including, in some cases, as of the Closing of the Business Combination. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in important part by the disclosure schedules attached thereto which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders. The disclosure schedules were used for the purpose of allocating risk among the parties rather than establishing matters as facts. Black Hawk does not believe that the disclosure schedules contain information that is material to an investment decision.

General Description of the Business Combination Agreement

On April 26, 2025, Black Hawk Acquisition Corporation, a Cayman Islands exempted company (“Black Hawk”), entered into a Business Combination Agreement (the “Business Combination Agreement”) by and among Vesicor Therapeutics, Inc., a California corporation (which shall reincorporate into the State of Delaware so as to migrate to and domesticate as a Delaware corporation on the day that is one (1) Business Day prior to the Closing Date (as defined below) (“Vesicor”), and BH Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Black Hawk (“Merger Sub”). The Business Combination Agreement provides, among other things, that on the terms and subject to the conditions set forth therein, (i) Black Hawk will de-register in the Cayman Islands and transfer by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation (the “Domestication”), and (ii) following the Domestication, Merger Sub will be merged with and into Vesicor, as a result of which Vesicor will be the surviving company and a wholly-owned subsidiary of Black Hawk (the “Merger”), (prior to the Domestication, Black Hawk shall be referred to herein as “Parent”, and at and after the Domestication, “PubCo”). The Domestication, Merger, and other transactions contemplated by the Business Combination Agreement are collectively referred to as the “Business Combination;” and the consummation of the Merger is referred to as the “Closing” and the date of the Closing is referred to as the “Closing Date.” Upon the closing of the Business Combination, PubCo, as the public company, will change its name to Vesicor Therapeutics Holdings, Inc. and PubCo plans to remain Nasdaq-listed under a new ticker symbol. Capitalized terms shall have the meaning as defined in the Business Combination Agreement.

Vesicor is an early development-stage biopharmaceutical company focused on the development of p53-based cancer therapeutics delivered via microvesicles.

The Domestication will occur on the day that is one business day prior to the Closing Date. Upon the Domestication, it is anticipated that Vesicor will be the surviving company and a wholly-owned subsidiary of Black Hawk, and Black Hawk is referred to herein as PubCo as of the time following the Domestication.

Before the Domestication, the Parent’s capitalization consists of Black Hawk Ordinary Shares, Black Hawk Rights, and Private Placement Units, collectively (all defined below). “Black Hawk Ordinary Shares” means Black Hawk Class A Ordinary Shares and Black Hawk Class B Ordinary Shares. “Black Hawk Rights” means the issued and outstanding rights of Parent, each such right convertible into one share of Black Hawk Ordinary Shares at the closing of a business combination. “Private Placement Unit” means each outstanding unit consisting of one share of Black Hawk Ordinary Shares and one-fifth (1/5) of one right. Following the Domestication, PubCo’s capitalization shall consist of common stock, par value $0.0001 per share (the “PubCo Common Stock”).

Upon the Domestication, every issued and outstanding Black Hawk Class A Ordinary Share shall convert automatically into one share of PubCo Common Stock. Further, every issued and outstanding Private Placement Unit shall also be separated automatically into each’s individual components of one share of PubCo’s Common Stock and one-fifth (1/5) of one PubCo’s Right, and all Private Placement Units shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each individually separated component shall, at the Domestication consummation, be converted into the PubCo’s Class A Common Stock, and/or one-fifth (1/5) of PubCo Right, as the case may be. Lastly, at the Domestication, every issued and outstanding Black Hawk Right immediately prior to the Domestication Effective Time shall be converted automatically into one the PubCo Right.

On the day of the Closing, the Merger will occur. At the effective time of the Merger, each share of the PubCo’s capital stock that is owned by PubCo as treasury shares immediately prior to the effective time of the Merger shall be canceled and extinguished without any conversion thereof to receive a number of shares of PubCo Common Stock equal to the Consideration Ratio (as defined below). Additionally, each outstanding unexercised warrant to purchase shares of Vesicor Common Stock (each a “Vesicor Warrant”) will be assumed by PubCo and converted into a warrant to purchase a number of shares of PubCo Common Stock, with the same terms, conditions, vesting schedules, and other provisions as were applicable to the corresponding Vesicor Warrant immediately prior to the Merger.

The “Aggregate Merger Consideration” to be issued to Vesicor selling securityholders in connection with the Merger will be determined by dividing (a) $70,000,000, being the Equity Value, by (b) the price (the “Redemption Price”) at which each of Black Hawk Class A Ordinary Shares may be redeemed in connection with the Business Combination. The “Consideration Ratio” is the number of shares of PubCo Common Stock to be issued in exchange for issued and outstanding Vesicor capital stock upon the Merger and is equal to the quotient obtained by dividing (x) the Aggregate Merger Consideration by (y) the Aggregate Fully Diluted Company Shares, as defined in the Business Combination Agreement.

Conditions to the Closing of the Business Combination

Under the Business Combination Agreement, the obligations of the parties to consummate the Business Combination are subject to the satisfaction or waiver of certain customary closing conditions of the respective parties, including, without limitation: (i) the absence of specified adverse laws, rules, regulations, judgments, decrees, executive orders or awards making the Business Combination illegal or otherwise prohibiting its consummation; (ii) the Registration Statement having been declared effective by the SEC under the Securities Act of 1933, as amended (the “Securities Act”), no stop order suspending the effectiveness of the Registration Statement being in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement having been initiated or threatened in writing by the SEC; (iii) the approval and adoption of the Business Combination Agreement and transactions contemplated thereby by Black Hawk Shareholder Approval and Vesicor Stockholder Approval; (iv) the size and composition of PubCo’s board of directors being as set forth in the Business Combination Agreement; (v) the PubCo Common Stock having been approved for listing on Nasdaq as set forth in the Business Combination Agreement; and (vi) the receipt by Black Hawk of a fairness opinion for the Business Combination from an investment bank approved by Black Hawk.

The obligations of Black Hawk and Merger Sub to consummate the Business Combination are further subject to additional conditions, including, among other things: (i) material compliance by Vesicor with its agreements and covenants under the Business Combination Agreement; (ii) the truth and accuracy of the representations and warranties of Vesicor, subject to customary bring-down standards; (iii) no Material Adverse Effect (as defined in the Business Combination Agreement) having occurred since the date of the Business Combination Agreement that is continuing; (iv) delivery of a certificate executed by the Chief Executive Officer or Chief Financial Officer of Vesicor certifying compliance with specified closing conditions; (v) delivery of a FIRPTA certificate; (vi) the termination of certain agreements among Vesicor and its stockholders; (vii) receipt of required third-party consents; (viii) execution and delivery of Non-Competition Agreements by certain key employees of Vesicor; (ix) execution and delivery of a Lock-Up Agreement by Vesicor’s securityholders along other Ancillary Agreements to the Business Combination Agreement; and (x) Vesicor must procure a PPM Investment (defined below).

The obligations of Vesicor to consummate the Business Combination are further subject to additional conditions, including, among others,: (i) material compliance by Black Hawk and Merger Sub with their respective agreements and covenants under the Business Combination Agreement; (ii) the truth and accuracy of the representations and warranties of Black Hawk and Merger Sub, subject to customary bring-down standards and exceptions for representations not resulting in a Parent Material Adverse Effect (as defined in the Business Combination Agreement); (iii) receipt by the Vesicor of a certificate executed by an authorized officer of Black Hawk certifying compliance with certain conditions; (iv) the filing and effectiveness of PubCo’s certificate of incorporation with the Delaware Secretary of State; and (v) the execution and delivery by Black Hawk and Merger Sub of certain Ancillary Agreements to the Business Combination Agreement.

In the event the PubCo Common Stock is not approved for listing on Nasdaq, this condition is waivable but only to the extent permitted by law and only with the written waiver of each of Black Hawk, Vesicor and Merger Sub. In the event the PubCo Common Stock to be issued in the Merger is not approved for listing on Nasdaq, it is possible that Black Hawk, Vesicor and Merger Sub may mutually agree to waive the applicable condition and nonetheless proceed with the completion of the Merger. Black Hawk has voting control over Merger Sub as its sole shareholder. While, as of the date of this proxy statement/prospectus, Black Hawk and Vesicor do not intend to waive this or any other condition, Black Hawk and Vesicor may ultimately determine, in their sole discretion, to waive such condition.

PPM Investment

As part of obligations and as a condition to the Closing, Vesicor shall arrange and procure the PPM Investment, which consists of a transaction financing of an aggregate amount of not less than ten million dollars ($10,000,000.00) prior to the Closing, which financing may be in the form of cash equity investment, equity-linked instruments, debt instruments or other usual and customary forms of working capital investment, which includes, without limitation, Equity Line of Credit (“ELOC”), forward purchase shares commitments, pre-paid advance commitments or other usual and customary forms of alternative financing. Black Hawk may, but it is not obligated to, procure a PPM Investment. The Closing is conditioned upon satisfaction of the PPM Investment, as one of the conditions to Closing, or waiver by Black Hawk and Vesicor of the PPM Investment as a condition to the Closing. While Black Hawk and Vesicor do not intend to waive the requirement for a PPM Investment, but they may ultimately determine, in their sole discretion, to waive the requirement for funding under the PPM Investment as a condition to the Closing. As of the date of this proxy statement/prospectus, Vesicor is uncertain if it will be able to obtain the funding under the PPM Investment by the Closing. No securities, subscriptions or funding has been received under the PPM Investment as of the date of this proxy statement/prospectus. The Combined Company must have at least five million ($5,000,000.00) in shareholders’ equity to satisfy the shareholders’ equity requirement of the Nasdaq listing standards and the PPM Investment is intended to provide all or almost all of the five million ($5,000,000.00). Black Hawk may decide to waive the PPM Investment as a condition to the Closing and proceed with the consummation of the Business Combination without recirculation of this proxy statement/prospectus or resolicitation of Black Hawk Shareholders’ approval — See: “Black Hawk or Vesicor may waive one or more of the conditions to the Business Combination without recirculation of this proxy statement/prospectus or resoliciting stockholder approval” on page 102.

Vesicor and Black Hawk believe that the consummation of the PPM Investment will be necessary to meet the Equity Standard’s shareholders’ equity requirement for listing of the Combined Company’s shares on the Nasdaq. If the PPM Investment is not consummated by the Closing, and Black Hawk and Vesicor waives the PPM Investment as a condition to Closing and proceeds with consummation of the Business Combination, then Black Hawk and Vesicor do not believe that the Combined Company would satisfy the shareholders’ equity listing requirement for listing of the Combined Company’s shares on Nasdaq, being a minimum of $5 million in shareholders’ equity. If Combined Company’s shares were delisted by Nasdaq, and the Combined Company could not list its shares with another national securities exchange, then Black Hawk and Vesicor expect that the Combined Company’s shares would be quoted on the over-the-counter market. Trading on the over-the-counter market may have adverse consequences for the Combined Company and its shareholders. See: following sections in this proxy statement/prospectus for discussion of potential adverse consequences of Combined Company’s shares being traded on the over-the-counter market: “Rick Factors — Risks Related to Domestication and the Business Combination — If the condition for consummation of the PPM Investment as a condition to Closing is waived by Black Hawk and Vesicor and the Business Combination is consummated, then the Combined Company may not satisfy the shareholders’ equity requirement for listing of its shares on Nasdaq and could be delisted from Nasdaq” on page 103.

Representations, Warranties and Covenants

The parties to the Business Combination Agreement have agreed to customary representations and warranties for transactions of this type. In addition, the parties to the Business Combination Agreement agreed to be bound by certain customary covenants for transactions of this type, including, among others, covenants with respect to the conduct of Vesicor and Black Hawk during the period between execution of the Business Combination Agreement and the Closing. Each of the parties to the Business Combination Agreement has agreed to use its reasonable best efforts to cause all actions and things necessary to consummate and expeditiously implement the Business Combination. The representations, warranties, covenants and agreements of parties made under the Business Combination Agreement will not survive the Closing except for the covenants and agreements contained therein by their terms expressly apply in whole or in part at or after the Closing or in the case of claims against a person or entity in respect of such person’s or entity’s common law fraud.

Material Adverse Effect of SPAC

Under the Business Combination Agreement, certain representations and warranties of Black Hawk are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Pursuant to the Business Combination Agreement, “Material Adverse Effect” means any Event has had, or would reasonably be expected to have, individually or in the aggregate a material adverse effect upon the business, assets, liabilities, results of operations or condition (financial or otherwise), of Parent or Merger Sub or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent or Merger Sub to consummate the Transactions. Notwithstanding the foregoing, no change or effect related to any of the following, alone or in combination, will be taken into account in determining whether a Material Adverse Effect has occurred:

Notwithstanding the foregoing, any Event referred to in clauses (a), (b), (e), (f) or (g) above may be taken into account in determining if a Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or condition (financial or otherwise) of Black Hawk, relative to similarly situated companies in the industry in which Black Hawk conducts its operations.

(a)	any change in general economic or political conditions;

(b)	changes in conditions generally affecting the industries in which Parent or Merger Sub operates;

(c)	any changes in financial, banking or securities markets in general, including any disruption thereof or any change in prevailing interest rates;

(d)	acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof (but only to the extent such escalation or worsening thereof was not reasonably foreseeable);

(e)	the taking of any action expressly required by this Agreement;

(f)	any changes in applicable Laws or accounting rules (including U.S. GAAP) or the interpretation thereof, in each case effected after the date hereof;

(g)	the announcement of this Agreement or the consummation of the Transactions (but in each case only to the extent attributable to such announcement or consummation); and

(h)	any natural disaster, epidemic, pandemic, or change in climate or act of God.

Survival of Representations, Warranties and Covenants

The representations, warranties, agreements and covenants in the Business Combination Agreement terminate at, and do not survive, the Closing, except for the covenants and agreements relevant to the Closing and any agreements or covenants which by their terms contemplate performance after the Closing.

Covenants

Black Hawk and Vesicor have each made certain covenants to each other, as applicable, under the Business Combination Agreement, including, among others, covenants relating to: conduct of business of Vesicor; efforts to consummate; litigation; confidentiality and access to information; public announcements; tax matters; exclusive dealing; preparation of registration statement/proxy statement; Black Hawk Shareholder Approval; Merger Sub; conduct of business of Black Hawk; Nasdaq listing; Trust Account; transaction support agreements; Vesicor Stockholder Approval; Private Placement Units termination agreement; Black Hawk indemnification and directors’ and officers’ insurance; Vesicor indemnification and directors’ and officers’ insurance; post-closing directors and officers; PCAOB financials; FIRPTA Certificates; and Vesicor obligation to obtain a PPM Investment; and 2026 EIP.

Termination

The Business Combination Agreement may be terminated under certain customary and limited circumstances, including, without limitation, (i) by Black Hawk or Vesicor, if a governmental authority issues a final and non-appealable order or enacts a law permanently restraining, enjoining, or otherwise prohibiting the consummation of the Business Combination; (ii) by mutual written consent of Black Hawk and Vesicor; (iii) by either Black Hawk or Vesicor, upon written notice, if Vesicor cannot procure a PPM Investment as of the Closing Date; (iv) by Black Hawk or Vesicor in the event that the Black Hawk Shareholder Approval or Vesicor Stockholder Approval is not obtained by the Closing Date, which termination shall be effective upon ten (10) days’ prior written notice from the party terminating this Agreement to the other parties; (v) by Black Hawk, upon written notice, Vesicor has materially breached its covenants, agreements, or representations and warranties in a way that would cause the failure of a closing condition and such breach is not cured within fourteen (14) days following receipt by Vesicor; (vi) by Black Hawk, if Vesicor has failed to deliver audited financial statements or interim U.S. GAAP financial statements by June 10, 2025; and (vii) by Vesicor, upon written notice, Black Hawk has materially breached its covenants, agreements, or representations and warranties in a way that would cause the failure of a closing condition and such breach is not cured within fourteen (14) days following receipt by Black Hawk.

See the following for consequences of a waiver of any conditions to the Closing: “Risk Factors — Risks Related to Domestication and the Business Combination: If the condition for consummation of the PPM Investment as a condition to Closing is waived by Black Hawk and the Business Combination is consummated, then the Combined Company may not satisfy the Shareholders’ Equity requirement for listing of its shares on Nasdaq and could be delisted from Nasdaq” on page 103; and “Risk Factors — Risks Related to Domestication and the Business Combination — Black Hawk or Vesicor may waive one or more of the conditions to the Business Combination without recirculation of this proxy statement/prospectus or resoliciting stockholder approval.” on page 102.

Effect of Termination

If the Business Combination Agreement is terminated: (i) a break-up fee of $1,000,000 shall be payable by the breaching party to the non-breaching party, as liquidated damages and not as a penalty; and (ii) the Business Combination Agreement will become void, and there will be no liability under the Business Combination Agreement on the part of any party thereto, except for any liability on the part of any party for fraud or willful breach of the Business Combination Agreement. In the event Black Hawk is deemed the breaching party, it would be responsible for payment of the break-up fee. If the Business Combination does not occur and the Business Agreement is terminated in accordance with its terms, and no break-up fee is owed, then Black Hawk and Vesicor would have no further liability to each other, including liability for transaction expenses not already paid prior to termination of the Business Agreement. Neither Black Hawk nor Vesicor would recoup any portion of the paid Extension Payments or other paid transaction expenses paid prior to termination of the Business Combination.

Governance

The executive management team of PubCo will consist of the following nominees: Dr. Tolentino as Chief Executive Officer, Dr. Luo Feng as the Chief Scientific Officer, Mitchell Creem as the Chief Financial Officer, and Warren Hosseinion Jr., as the Chief Operating Officer. Pursuant to the Business Combination Agreement, PubCo’s board of directors will consist of five (5) members, with both the SPAC and Vesicor each having the right to initially designate one (1) director, and the remaining three (3) directors being independent directors.

Timeframes for Filing and Closing

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The Business Combination Agreement is being filed to provide investors with information regarding its terms. It is not intended to provide any other factual information about the parties to the Business Combination Agreement. In particular, the representations, warranties, covenants and agreements contained in the Business Combination Agreement, which were made only for purposes of the Business Combination Agreement and as of specific dates, were solely for the benefit of the parties to the Business Combination Agreement, may be subject to limitations agreed upon by the contracting parties (including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Business Combination Agreement instead of establishing these matters as facts) and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors, security holders and reports and documents filed with the SEC. Investors and security holders are not third-party beneficiaries under the Business Combination Agreement and should not rely on the representations, warranties, covenants and agreements, or any descriptions thereof, as characterizations of the actual state of facts or condition of any party to the Business Combination Agreement. In addition, the representations, warranties, covenants and agreements and other terms of the Business Combination Agreement may be subject to subsequent waiver or modification. Moreover, information concerning the subject matter of the representations and warranties and other terms may change after the date of the Business Combination Agreement, which subsequent information may or may not be fully reflected in Black Hawk’s public disclosures.

Related Agreements

The Business Combination Agreement contemplates the execution of various additional agreements and instruments, on or before the Closing, including, among others, the following:

Company Shareholder Support Agreement

Concurrently with the execution of the Agreement, certain shareholders of Vesicor entered into a support agreement, pursuant to which each such shareholder agreed to vote in favor of the business combination, subject to the terms of such shareholder support agreement.

The foregoing description of the Shareholder Support Agreement does not purport to be complete and is qualified in its entirety by the full text of the Shareholder Support Agreement, a copy of which is included as Exhibit 10.7 to this prospectus.

Lock-Up Agreement

In connection with the Closing certain shareholders of the PubCo (individually, the “Holder” or “Warrant Holder,” collectively, the “Holders”) will enter into a lock-up agreement (the “Lock-Up Agreement”) with PubCo.

Pursuant to the Lock-Up Agreement, the Holders will agree not to transfer (except for certain permitted transfers) any shares of PubCo Common Stock held by such Holder for a period of six (6) months following the Closing Date. Certain Holders of Vesicor Warrants are subject to a twelve (12) month lock-up period. Permitted transfers include estate planning transfers, gifts to family members, transfers to affiliates, and other limited exceptions, provided that the transferee agrees to be bound by the same lock-up restrictions.

The foregoing description of the Lock-Up Agreement does not purport to be complete and is qualified in its entirety by the full text of the Form of Lock-Up Agreement, a copy of which is included as Exhibit 10.8 to this prospectus.

Amended and Restated Registration Rights Agreement

In connection with the transactions, Black Hawk, Vesicor, the Sponsor, the holders of the Founder Shares, the holders of the Private Placement Units, the directors and officers of Black Hawk who hold Registrable Securities, and all Vesicor stockholders as of the closing will enter into an Amended and Restated Registration Rights Agreement to provide for the registration rights in connection with the PubCo Common Stock received by them in the Business Combination. As of the date of this proxy statement/prospectus, no securities have been issued or subscribed for under the PPM Investment, and, consequently, Black Hawk and Vesicor do not know if any investors under the PPM Investment will request or enter into Amended and Restated Registration Rights Agreement or a similar agreement, or enter into the Lock-up Agreement or a similar agreement. Vesicor is uncertain if it will be able to consummate the PPM Investment by the Closing. See “PPM Investment and Related Financing Arrangements - PPM Investment” on page 49 of this proxy statement/prospectus.

The following sets forth the estimated shares of Public Shares to be subject to the Amended and Restated Registration Rights Agreement (“Rights Agreement” for purposes of following estimates) under the scenarios indicated, which speaks as of the date of this proxy statement/prospectus and is subject to change based on actual redemption of Public Shares and exercise of Vesicor Warrants into Public Shares (“Warrant Shares”).

The PubCo Common Stock issued to Vesicor stockholders in the Merger, as well as any PubCo Common Stock issuable upon exercise of Vesicor Company Warrants, will be subject to the Lock-Up Agreement described above. PubCo Common Stock held by the Sponsor, the Founder Shareholders, and the holders of Private Placement Units will be subject to the Lock-Up Agreement. Accordingly, the table below includes securities that may be covered by the Amended and Restated Registration Rights Agreement, regardless of whether such securities are subject to transfer restrictions under the Lock-Up Agreement.

No Redemption of Public Shares

Black Hawk Public Shares(1)	4,153,577
Black Hawk Sponsor Convertible Note Shares(5)	1,300,000
Black Hawk Public and Private Rights(6)	1,427,100
Vesicor Public Shares to be issued at closing(2)	5,500,452
Estimated Total Public Shares subject to Rights Agreement	12,381,129

Max Redemption of Public Shares

Black Hawk Public Shares(3)	1,164,500
Black Hawk Sponsor Convertible Note Shares(5)	1,300,000
Black Hawk Public and Private Rights(6)	1,427,100
Vesicor Public Shares to be issued at closing(2)(3)	6,365,452
Estimated Total Public Shares subject to Rights Agreement	10,257,052

50% Redemption of Public Shares

Black Hawk Public Shares(4)	3,091,539
Black Hawk Sponsor Convertible Note Shares(5)	1,300,000
Black Hawk Public and Private Rights(6)	1,427,100
Vesicor Public Shares to be issued at closing(2)	5,500,452
Estimated Total Public Shares subject to Rights Agreement	11,319,091

(1)	Represents 1,725,000 Sponsor non-redeemable shares, 304,500 other non-redeemable shares and 2,124,077 public shares subject to redemption.
(2)	Represents issuance of 5,500,452 shares of Parent Common Stock to existing Vesicor equity holders calculated on a fully diluted basis equal to the quotient of (a) the Aggregate Closing Merger Consideration Value ($70,000,000) divided by (b) Redemption Price ($10.00), as defined in the Business Combination Agreement at a consideration exchange ratio of 0.341303. Assumes Vesicor shares fully diluted at closing of 20,509,630 * 0.341303 = 7,000,000 distributed on a pro-rata basis among Vesicor Issued and Outstanding shares assumed to be 16,116,034 at closing.
(3)	Consists of 1,960,500 shares of Black Hawk Class A Ordinary Shares (including 1,725,000 Insider Shares and 235,500 shares included in the Private Placement Units) and 69,000 Representative shares less 865,000 founders shares transferred to Vesicor triggered by the sliding scale mechanism in a maximum redemption scenario.
(4)	Represents 1,725,000 Sponsor non-redeemable shares, 304,500 other non-redeemable shares and 50% of 2,124,077 or 1,062,039 public shares subject to redemption.
(5)	Represents conversion of $1,300,000 convertible notes at $1.00 per share per the June 2025 Convertible Note, as amended, the September 2025 Convertible Note, the February 2026 Convertible Note and the May 2026 Convertible Note.
(6)	Represents 1,380,000 shares underlying Public rights and 47,100 shares underlying Privat rights as of May 31, 2026.

If we include the Public Shares from exercise of Vesicor warrants (“Warrant Shares”) (fully diluted basis), then the estimation would be, as of the date of this proxy statement/prospectus, as follows:

No Redemption of Public Shares with Warrant Shares

Black Hawk Public Shares(1)	4,153,577
Black Hawk Sponsor Convertible Note Shares(5)	1,300,000
Black Hawk Public and Private Rights(6)	1,427,100
Vesicor Public Shares to be issued at closing(2)	7,000,000
Estimated Total Public Shares subject to Rights Agreement	13,880,677

Max Redemption of Public Shares with Warrant Shares

Black Hawk Public Shares(3)	1,164,500
Black Hawk Sponsor Convertible Note Shares(5)	1,300,000
Black Hawk Public and Private Rights(6)	1,427,100
Vesicor Public Shares to be issued at closing(2) (3)	7,865,000
Estimated Total Public Shares subject to Rights Agreement	11,756,600

50% Redemption of Public Shares with Warrant Share

Black Hawk Public Shares(4)	3,091,539
Black Hawk Sponsor Convertible Note Shares(5)	1,300,000
Black Hawk Public and Private Rights(6)	1,427,100
Vesicor Public Shares to be issued at closing(2)	7,000,000
Estimated Total Public Shares subject to Rights Agreement	12,818,639

(1)	Represents 1,725,000 Sponsor non-redeemable shares, 304,500 other non-redeemable shares and 2,124,077 public shares subject to redemption.
(2)	Based upon 16,116,034 Vesicor shares of Common Stock currently issued and outstanding plus 4,393,596 underlying warrant shares of Common Stock for a total of shares of Common Stock at a consideration exchange ratio of 0.341303.
(3)	Represents 1,725,000 Sponsor non-redeemable shares and 304,500 other non-redeemable shares less 865,000 sponsor shares transferred to Vesicor triggered by the sliding scale mechanism in a maximum redemption scenario.
(4)	Represents 1,725,000 Sponsor non-redeemable shares, 304,500 other non-redeemable shares and 50% of 2,124,077 or 1,062,039 public shares subject to redemption.
(5)	Represents conversion of $1,300,000 convertible notes at $1.00 per share per the June 2025 Convertible Note, as amended, the September 2025 Convertible Note, the February 2026 Convertible Note and the May 2026 Convertible Note.
(6)	Represents 1,380,000 shares underlying Public rights and 47,100 shares underlying Private rights as of May 31, 2026.

PubCo Certificate of Incorporation and PubCo Bylaws

Concurrently with the Domestication, and prior to the effective time of the Merger, PubCo will file a certificate of incorporation with the Secretary of State of the State of Delaware (“PubCo COI”) and will adopt bylaws (“PubCo Bylaws”), which together will govern the rights, privileges, and preferences of the holders of PubCo securities after the Closing.

The foregoing descriptions of the PubCo COI and PubCo Bylaws do not purport to be complete and are qualified in their entirety by the terms and conditions of the forms of PubCo COI and PubCo Bylaws, copies of which are included as Exhibit A and Exhibit B, respectively, to the Business Combination Agreement (attached as Annex A hereto), and the terms of which are incorporated herein by reference.

Interests of Certain Persons in the Business Combination

In considering the recommendation of Black Hawk Board to vote in favor of the Business Combination, Public Shareholders should be aware that Black Hawk’s Insiders, Black Hawk’s other current officers and directors and the Sponsor’s affiliates and Vesicor’s executive officers and directors, who are expected to serve also as PubCo’s executive officers and directors after the Closing, have interests in the Business Combination that are different from, or in addition to, those of Black Hawk’s other shareholders generally. Black Hawk’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to Black Hawk’s shareholders that they approve the Business Combination. Public Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

●	On October 16, 2023, Black Hawk and the Sponsor entered into a Securities Subscription Agreement, pursuant to which our Sponsor purchased 17,250,000 shares of common stock, $0.0001 per share, for an aggregate purchase price of $25,000, or approximately $0.0145 per ordinary share. On November 13, 2023, Black Hawk and the Sponsor entered into the First Amendment to the Subscription Agreement, pursuant to which the 17,250,000 shares of common stock were converted to 1,725,000 Class B Ordinary Shares. On March 20, 2024, Black Hawk and the Sponsor entered into the Second Amendment to the Subscription Agreement, pursuant to which the purchased amount of shares was adjusted to 1,983,750 Class B ordinary shares, $0.0126 (up to 258,750 Class B Ordinary Shares of which are subject to forfeiture depending on the extent to which the underwriters’ over-allotment option is not exercised in full or in part). On March 29, 2024, Black Hawk cancelled 258,750 Class B Ordinary Shares as the underwriter did not exercise their over-allotment. Lastly, on or around April 4, 2024, in accordance with the then-effective memorandum and articles of association, Black Hawk exercised its right to convert its 1,725,000 Class B Ordinary Shares to 1,725,000 Class A Ordinary Shares. The fact that the Sponsor originally purchased 1,725,000 Founder Shares from Black Hawk for an aggregate price of $25,000, which will have a significantly higher value at the time of the Business Combination, if it is consummated, and, based on the closing trading price of the Class A Ordinary Shares on July 15, 2026, which was $11.96, would have an aggregate value of approximately $20.60 million as of the same date. If Black Hawk does not consummate the Business Combination or another initial business combination by December 22, 2026 (unless such date is further extended by Black Hawk Shareholders), and Black Hawk is therefore required to be liquidated, these shares would be worthless, as Founder Shares are not entitled to participate in any redemption or liquidation of the Trust Account. Based on the difference in the effective purchase price of $0.001 per share that the Sponsor paid for the Founder Shares, as compared to the purchase price of $10.00 per Private Placement Unit sold in the IPO, the Sponsor may earn a positive rate of return even if the stock price of PubCo after the Closing falls below the price initially paid for the Private Placement Units in the IPO and the Public Shareholders experience a negative rate of return following the Closing of the Business Combination;

●	the fact that Black Hawk consummated the sale of 235,500 Private Placement Units at a price of $10.00 per Private Placement Unit in a private placement to the Sponsor, generating total gross proceeds of $2,355,000;

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the fact that if the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Units and all underlying securities will expire worthless;

●	the fact that beginning on June 22, 2025 until December 22, 2026, Black Hawk may elect to extend the date by which Black Hawk has to consummate a business combination month-by-month each time for a total of up to eighteen times by depositing $150,000 for each such one-month extension into the Black Hawk’s Trust Account. As of the date of this proxy statement/prospectus, the Sponsor has made Extension Payment in an aggregate amount of $1,950,000;

●	the fact that Black Hawk’s Sponsor, officers and directors have entered into a letter agreement with Black Hawk, pursuant to which they have agreed to waive their (1) redemption rights with respect to their Founder Shares, any Public Shares they may hold, and the private shares underlying the Private Placement Units in connection with the completion of our initial business combination; and (2) rights to liquidating distributions from the Trust Account with respect to their Founder Shares and Private Shares if we fail to complete our initial business combination within the Combination Period, as extended. Following approval of the Extension Proposal on July 8, 2025, Black Hawk may extend the deadline to consummate an initial business combination in one-month increments, up to 18 additional times, by depositing $150,000 for each such one-month extension into the Trust Account, allowing Black Hawk to extend the period to consummate a business combination through December 22, 2026. The letter agreement was entered into as a condition to the Underwriting Agreement for the IPO, and no additional consideration was provided to the Sponsor, officers or directors listed thereunder.

●	the fact that unless Black Hawk consummates an initial business combination, its directors, officers and Sponsor and its affiliates, and any promoters will lose their entire investment in Black Hawk and will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account in connection with the Business Combination (to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account). As of July 15, 2026, no directors, officers, Sponsor, its affiliates, or any promoters of Black Hawk have incurred any expenses for which they expect to be reimbursed at the Closing;

●	at the option of the Sponsor, the $1,300,000 principal balances under the convertible notes may be converted into Black Hawk Ordinary Shares in connection with the Business Combination, upon notice of a de-SPAC transaction, with the number of shares determined by dividing the principal amount by $1.00 per share.

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the fact that certain Black Hawk affiliates and promoters may have financial incentives to complete the Business Combination that are different from, or in conflict with, the interests of unaffiliated security holders. For example, sponsors, officers, and directors of Black Hawk may suffer significant losses on their initial investments if a business combination is not consummated, which could create an incentive to approve a transaction on terms less favorable to unaffiliated security holders;

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The fact that officers and directors of Vesicor company may receive continued employment, equity rollover, or other compensation arrangements as part of the Business Combination, which may influence their support for the transaction regardless of whether it is in the best interests of the unaffiliated security holders of Black Hawk;

●	the fact that members of management or affiliates of either Black Hawk or the Vesicor may hold financial or business relationships with each other that could give rise to potential conflicts of interest in negotiating and recommending the Business Combination;

In addition to the interests of Black Hawk’s Insiders in the Business Combination, Black Hawk Shareholders should be aware that the following have financial interests that may be different from, or in addition to, the interests of Black Hawk Shareholders: (i) the IPO Underwriters; and (ii) EntrepreneurShares LLC, in its capacity as Black Hawk’s fairness opinion provider in connection with the potential Business Combination with a special purpose acquisition company pursuant to its engagement letter with Black Hawk, including that:

●	the fact that, pursuant to the underwriting agreement (the “Underwriting Agreement”) entered into by D. Boral Capital LLC (formally known as EF Hutton LLC) and Black Hawk in connection with the IPO, upon closing of a Business Combination, the IPO Underwriters will be entitled to a deferred fee of 3.5% of the gross proceeds of the IPO, or $2,415,000. The deferred fee will become payable to the IPO Underwriters from the amounts held in the Trust Account solely in the event that we complete a Business Combination, subject to the terms of the Underwriting Agreement; and

●	Pursuant to the engagement letter with EntrepreneurShares LLC, it will receive a fixed fee of $75,000 to furnish a fairness opinion.

Vesicor’s Interests in and Reasons for pursuing the Business Combination. Vesicor’s primary reason and interest in pursuing the Business Combination is the belief that Vesicor, as part of a public company with access to public finance markets, will be more likely to raise the required working capital funding needed over a period of two or more years to fully, timely and affordably fund its business plan to obtain regulatory approval for ecm-RV/p53 and, if regulatory approval is obtained, which is not certain, to then fund the efforts to commercialize that product. As a private company with no hard assets typically needed to obtain asset-based loans and no significant or sustained revenue or operating history, Vesicor may have been unable to raise the sufficient, affordable and timely funding needed for its business plan. As a private company, Vesicor lacks the liquidity and potential appreciation in investment, and the public and audited/reviewed business and financial disclosures and reporting history of a public company, which typically make public companies usually more attractive as an investment to investors than private companies. Like many private companies, Vesicor has found raising sufficient, affordable and timely working capital as a private company is a difficult, time consuming and often unsuccessful endeavor.

A secondary reason for Vesicor in the Business Combination is that a public company can offer stock-based incentive compensation to management and key personnel, which compensation is typically expected by management and key personnel in technology companies, including medical technologies companies like Vesicor, and is important in attracting and retaining executive management, attracting qualified directors, and attracting key technical personnel. A stock-based incentive plan also allows a company to conserve cash for operations that would have otherwise been required to pay out as salary or bonus compensation. While a private company can offer stock-based incentive compensation, such plans lack the liquidity and appreciation potential of, and hence the appeal and perceived value of, a public company’s stock-based incentive compensation.

A third reason for pursuing the Business Combination is that the perceived enhanced potential of a public company to raise working capital will possibly permit the payment of competitive and regular cash compensation to Vesicor executive officers, who are also expected to serve as executive officers of the Combined Company. The Vesicor executive officers have been working without regular, competitive cash compensation. As a part of a public company, Vesicor may be able to pay regular, cash compensation to retain executive management and, more importantly, attract key personnel needed in the future to implement the Vesicor business plan, which is expected to be pursued by the Combined Company after the consummation of the Business Combination.

For further disclosures of the interests of Vesicor and its executive officers and directors in the Business Combination and potential conflicts of interests, “Questions and Answers — Question: What interests do Black Hawk’s Insiders, Sponsor’s affiliates, any promoters and advisors, and Vesicor and its executive officers, directors and shareholders, have in the Business Combination? — “Interests of Vesicor and its executive officers and directors” on page 15; “Risk Factors — Risks Related to Domestication and the Business Combination — The interests of Vesicor may not always align with those of PubCo or the Public Shareholders and this could lead to actions that may not be in the best interests of PubCo or the Public Shareholders, which misalignment may create conflicts of interest for key personnel serving in executive officer positions or as directors of both companies” on page 98 and “After the consummation of the Business Combination, PubCo’s Chief Executive Officer, Chief Financial Officer, Chief Scientific Officer and Chief Operating Officer will hold the same executive officer positions at Vesicor, and Warren Hosseinion, M.D., will serve as Chairman of the Board of Directors of PubCo and will continue to serve as Chairman of the Board of Directors of Vesicor. All five persons are deemed key personnel of PubCo and Vesicor and they will each devote time to each of the companies as they and each of the respective company’s Board of Directors deem necessary to adequately perform their duties at each company. This could cause a diversion of their time and attention from PubCo’s business and operations, and as a result could have a material adverse effect on PubCo’s business and operations” on page 96; “Detrimental Effects on Unaffiliated Public Shareholders after the Closing as PubCo Shareholder” on page 182; “Outside Interests of Vesicor’s Executive Officers and Directors and Potential Impact on Combined Company” on page 319; “Executive Compensation — Vesicor Management Compensation” on page 329; and “Beneficial Ownership of Securities” on page 341.

Exchange Listing

The Private Placement Units (each consisting of one Ordinary Share and one-fifth of one right), Class A Ordinary Shares, and Rights (each right entitling the holder thereof to receive one Class A ordinary share, redeemable upon the consummation of the initial business combination) are currently traded on Nasdaq under the symbols “BKHAU”, “BKHA” and “BKHAR,” respectively. Following the Closing, the Private Placement Units, Class A Ordinary Shares and Black Hawk Rights will no longer trade. PubCo will apply for listing, to be effective upon the Closing, of the PubCo Common Stock on the Nasdaq under the symbol “VESI.” There is no assurance that PubCo will be able to satisfy the Nasdaq listing criteria necessary for listing. This condition is waivable but only to the extent permitted by law and only with the written waiver of each of Black Hawk, Vesicor and Merger Sub. In the event the PubCo Common Stock to be issued in the Merger is not approved for listing on Nasdaq, it is possible that Black Hawk, Vesicor and Merger Sub may mutually agree to waive the applicable condition and nonetheless proceed with the completion of the Merger. Black Hawk has voting control over Merger Sub as its sole shareholder. While, as of the date of this proxy statement/prospectus, Black Hawk and Vesicor do not intend to waive this or any other condition, Black Hawk and Vesicor may ultimately determine, in their sole discretion, to waive such condition.

There is no assurance the PubCo will be able to continue to satisfy such criteria following the consummation of the Business Combination. PubCo will not have units traded following the consummation of the Business Combination.

Benefits And Detriments of The Business Combination

Below evaluates and quantifies (to the extent practicable) the benefits and detriments of the Business Combination and any related financing transactions for, Black Hawk, the Sponsor and its affiliates, Vesicor and its affiliates, and unaffiliated security holders.

The Business Combination between Black Hawk and Vesicor, and the related financing transactions, including the issuance of PIPE securities and conversion of the Sponsor’s shares, will have material effects—both beneficial and adverse—on each of Black Hawk, the Sponsor and its affiliates, Vesicor and its affiliates, and unaffiliated security holders.

Beneficial Effects on the Sponsor and Its Affiliates:

●	The Sponsor currently holds 1,725,000 Founder Shares, acquired for a nominal consideration of approximately $25,000. Upon completion of the business combination, these shares will convert into common stock of the Combined Company, potentially worth approximately $17 million (at $10.00 per share), subject to market performance and any vesting or forfeiture conditions.

●	The Sponsor also holds 235,500 private placement units.

●	The Sponsor and its affiliates may also receive advisory, board, or governance-related rights in the post-combination company.

Detrimental Effects on the Sponsor and Its Affiliates:

●	The Sponsor’s Founder Shares are subject to lock-up and may face resale restrictions.

●	If the value of the PubCo Shares falls below $10.00 per share or remains illiquid, the Sponsor could experience significant unrealized or actual losses on its investment.

Beneficial Effects on Vesicor and its Affiliates:

●	The transaction provides Vesicor with access to public capital markets and additional capital through the Trust Account and any related PIPE financing.

●	Vesicor Shareholders will become stockholders in a publicly traded company, potentially unlocking liquidity and valuation upside.

●	Vesicor may gain strategic advantages from public market visibility, capital access, and acquisition currency.

Detrimental Effects on Vesicor and its Affiliates:

●	Legacy Vesicor Shareholders will be diluted by the Sponsor’s Founder Shares, public and private units, and any PIPE financing.

●	Increased regulatory and reporting obligations as a public company may create administrative and compliance burdens and funding requirements.

Beneficial Effects on Unaffiliated Public Shareholders:

●	Public Shareholders may choose to redeem their shares for approximately $10.20 per share, offering a fixed return regardless of market conditions.

●	Stockholders who do not redeem may participate in the future upside of Vesicor’s business, including potential capital appreciation and liquidity.

●	The transaction enables unaffiliated holders to invest in a private biotechnology company transitioning to the public markets.

Detrimental Effects on Unaffiliated Public Shareholders:

●	Potential significant dilution from: (i) Sponsor’s Founder Shares (~20% of total shares pre-redemption), (ii) Private placement and public units, and (iii) PIPE investors or other financing participants receiving shares at favorable terms.

●	Assuming 80% of Public Shareholders redeem, Public Shareholders may collectively own less than 10% of the post-combination company on a fully diluted basis.

●	The market price of the Combined Company’s stock post-closing may be volatile or fall below $10.00, resulting in losses.

Detrimental Effects on Unaffiliated Public Shareholders after the Closing as PubCo Shareholders.

●	After the Closing, the Combined Company anticipates the need to raise working capital in the future to fund Vesicor’s development, pursuit of required regulatory approvals and, if all required regulatory approvals are obtained, efforts to commercialize the ecm-RV/p53 product candidate. This need for potentially ongoing working capital will dilute the ownership stake of Unaffiliated Public Shareholders as holders of the Combined Company’s shares after the consummation of the Business Combination.

●	Vesicor’s executive officers and directors are expected to serve as the executive officers and directors of PubCo after the Closing. The interests of these Combined Company’s executive officers and directors and the Unaffiliated PubCo Shareholders may differ in that the business line to be pursued and supported by the Combined Company’s executive officers and directors is unlikely to result in significant or sustained revenue generating operations after the Closing and, coupled with the perceived need to raise working capital to fund the business line over a period of years, these operational realities may result in a lack of appreciation in the market price, low market price and/or low liquidity for the PubCo Shares. This potential impact on Combined Company’s shares may differ from or be adverse to the interests of Unaffiliated PubCo Shareholders seeking short term appreciation in the market price of Combined Company’s shares and a liquidity permitting Unaffiliated PubCo Shareholders to sell Combined Company’s shares at acceptable prices and within acceptable trading periods.

●	As a result of the issuance of Combined Company’s shares to Vesicor’s executive officers and directors, they will as a group and in the aggregate hold an expected 40.37% of the issued Combined Company’s shares after the Closing. While there is no agreement for Vesicor’s executive officers and directors to vote as a ‘group’ (as defined in Section 13(d)(3) of the Exchange Act) on corporate actions after the consummation of the Business Combination, if the Vesicor executive officers and directors voted as a group, then they could as a group approve or reject corporate actions, which results may be adverse to the interests of or differ from the vote of the Unaffiliated PubCo Shareholders. Further, Vesicor executive officers and directors are expected to serve as PubCo’s executive officers and directors and this management control of both companies may reduce the influence of Unaffiliated PubCo Shareholders on the management of the two companies.

●	Executive officers of Vesicor company will receive continued employment, equity rollover, or other compensation arrangements as part of the Business Combination, which may influence their support for the transaction regardless of whether it is in the best interests of the Unaffiliated Public Shareholders. Vesicor directors will serve as directors of the Combined Company and may receive cash and incentive compensation as directors of the Combined Company under the 2026 EIP. For instance, after the consummating of the Business Combination, Michael Tolentino, Luo Feng, Warren Hosseinion Jr. and Mitchell Creem are expected to be employed by the Combined Company as Chief Executive Officer, Chief Scientific Officer, Chief Operating Officer, and Chief Financial Officer, respectively, and each will receive compensation and other consideration for services, including participation in the 2026 EIP by all three of these executive officers; a cash performance incentive payable of $200,000 to Dr. Feng; and a cash performance incentive payable of $300,000 to Warren Hosseinion Jr. Further, the Vesicor directors may receive cash compensation for services as well as participate in the 2026 EIP. These cash performance incentives were recommended by Vesicor management to Black Hawk and, after discussion and review as part of negotiation of the general terms and conditions of the Business Combination, were approved by Black Hawk management. PubCo’s board of directors intends to ratify and award these cash performance awards upon consummation of the Business Combination. Luo Feng, Frederick Woodruff Field, Oded Levy, Qi Ouyang and Warren Hosseinion are proposed director nominees to be elected at the Extraordinary Meeting for PubCo Board.

Background of the Business Combination

Black Hawk is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses. Black Hawk’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region. Prior to entering into the Business Combination Agreement, Black Hawk conducted a thorough search for a business combination target, drawing upon the networks of relationships of its management team, the members of the Black Hawk Board and input from the Sponsor and its affiliates. Prior to consummating its IPO on March 24, 2024, neither Black Hawk, nor anyone on its behalf, had any substantive discussions, formal or otherwise, with respect to a proposed business combination transaction between Black Hawk and Vesicor. The terms of the proposed Business Combination with Vesicor are the result of arm’s-length negotiations between representatives of Black Hawk and Vesicor. The following is a description of the background of these negotiations and the resulting proposed Business Combination.

During its search process, Black Hawk formally evaluated approximately 27 business combination opportunities. Black Hawk management kept members of the Black Hawk Board apprised of the details of such business combination opportunities, including overviews of the businesses, their target sectors and the material discussions with such businesses and the status thereof.

With respect to the companies it evaluated, Black Hawk executed non-disclosure agreements (“NDAs”) with 24 potential target businesses and engaged in substantive discussions with advisors, management, significant stockholders and/or other representatives of such businesses. For the potential business combination opportunities that were deemed to warrant significant interest, Black Hawk management carried out diligence efforts, including by receiving presentations from and holding discussions with management teams, evaluating management experience and engaging in readiness discussions, and assessing these target companies’ financial condition and growth prospects within their respective industries and markets. Black Hawk, in the course of its search and evaluation process, ultimately entered into five (5) letters of intent (inclusive of the letter of intent with Vesicor) with potential target companies.

Description of Negotiation Process with Candidates other than Vesicor

Overview

During its target search process, Black Hawk formally evaluated 27 potential business combination opportunities across a range of industries and geographies. These opportunities were identified through multiple sourcing channels, including direct outreach by Black Hawk’s management team, introductions by financial advisors and investment banks, inbound interest from potential targets, and referrals from the team’s professional network of venture capital firms, private equity funds, and strategic industry contacts.

The evaluation process involved varying levels of preliminary and advanced due diligence. Initial screening typically included preparing and sending an initial due diligence request list and the following additional steps:

●	A review of publicly available information and investor materials;

●	A high-level assessment of each target’s business model, growth prospects, market opportunity, and financial performance; and

●	Alignment with Black Hawk’s investment criteria, including industry focus, stage of development, and potential for value creation through a business combination.

As stated above, of the 27 companies considered, 24 targets entered into NDAs with Black Hawk to facilitate the exchange of non-public information. Following the execution of these NDAs, Black Hawk conducted more in-depth reviews of each company’s financials, operations, and strategic positioning. This deeper diligence included management presentations, internal financial modeling, and review of investor decks, cap tables, and relevant commercial or regulatory documents where available. Black Hawk kept an internal document as a tracker for record keeping purposes to facilitate their evaluation. The tracker assigned each potential target a score on a scale of 1-10. The rubric evaluated, among other factors:

●	Company Size and Growth Potential – historical revenues, addressable market, and forecasted growth trajectory.

●	Stage of Development and Scalability – maturity of product or service offerings, commercialization timeline, and ability to scale operations.

●	Industry Sector Alignment – fit with Black Hawk’s stated investment strategy and the attractiveness of the relevant industry segment.

●	Management Quality – depth of leadership experience, track record of execution, and perceived ability to operate as a public company.

Each factor was weighted according to its strategic importance, and the composite score represented a holistic assessment of the target’s suitability. The Black Hawk Board did not establish a minimum score or automatic “pass/fail” threshold. Instead, the scoring system was intended solely as an internal guideline to assist in comparing candidates on a relative basis and to inform discussions among management and the Black Hawk Board.

Based on the diligence outcomes, Black Hawk submitted five non-binding, non-exclusive LOIs to potential targets. Of those, two ultimately resulted in executed exclusivity agreements—signifying a mutual commitment to pursue a potential transaction. These exclusivity periods allowed for more advanced negotiations, legal and financial diligence, and initial drafting of key transaction documentation.

Initial Screening Process

As part of its initial screening, Black Hawk reviewed publicly available information such as investor presentations, regulatory filings (where applicable), market and competitive data, and basic financial metrics. These preliminary reviews were conducted to determine basic alignment with Black Hawk’s investment criteria, including:

●	Size and growth potential;

●	Industry sector and strategic fit;

●	Stage of development and scalability;

●	Management quality; and

●	Readiness and receptiveness to enter into a public business combination.

The above initial screening was used to help highlight relative strengths and weaknesses. Based on these evaluations, Black Hawk determined that 24 of the 27 candidates warranted deeper analysis and entered into NDA with those companies. Deeper analysis could include, but was not limited to include on-site visits, expanded management presentations, financial modeling, and regulatory or commercial reviews. Further, although Black Hawk started negotiations with other targets, the number of potential targets was constantly fluctuating as some targets did not pass Black Hawk’s screening criteria or some targets informed Black Hawk that they did not intend to proceed with the business combination process for reasons such as the costs or regulatory burden of becoming a publicly traded company. The three opportunities not pursued further were excluded primarily due to clear misalignment with investment parameters such as maturity level, financial profile, regulatory readiness, or valuation expectations.

Following execution of the 24 NDAs, Black Hawk undertook a more detailed review of each company. This included initial screening process included but was not limited to the following:

●	Reviewing non-public financials, corporate and cap table information, and key commercial documents;

●	Conducting calls or virtual meetings with management teams;

●	Preparing internal financial models and valuations;

●	Assessing legal and regulatory exposure;

●	Evaluating investor presentation materials and understanding each company’s go-forward strategy.

Advanced Negotiations and Final Selection

Through this process, at varying times and not simultaneously, Black Hawk identified five companies that merited significant attention based on their financial strength, management depth, competitive positioning, and overall strategic fit. These five were selected for focused engagement, and Black Hawk submitted non-binding LOIs to each of them. These LOIs reflected preliminary transaction terms and expressed mutual intent to proceed with exclusive negotiations and confirmatory diligence.

Of the five LOIs issued, two resulted in executed exclusivity agreements, enabling both parties to engage in more in-depth due diligence, legal negotiations, and drafting of key transaction documents. While both transactions were pursued seriously, Black Hawk ultimately determined that Vesicor represented the most compelling opportunity due to its differentiated platform, advanced clinical assets, strong intellectual property, and alignment with public market readiness and investor interest.

The entire sourcing, evaluation, and negotiation process was led by Black Hawk’s management team, with support from legal counsel, financial advisors, and industry consultants as needed.

In addition to Vesicor, Black Hawk had also entered into an exclusive LOI with another target earlier in its search process; however, after further diligence and negotiation, such discussions were determined to discontinue due to differences in the parties’ expectations regarding certain closing conditions. Factors that contributed to Black Hawk not proceeding with other targets included but are not limited to the following: (1) the targets needed early stage needed funding; (2) the potential targets were not prepared for public markets; (3) targets decided to take an alternative fund-raising approach as opposed to proceeding with a business combination.

Summary of Other Targets

Below is a summary of targets other than Vesicor that were considered to merit significant attention by Black Hawk and the reasons why Black Hawk did not proceed with these candidates. Black Hawk executed non-binding LOIs with all four of the five targets below and executed an exclusive LOI with one of the targets below. Each LOI included customary non-binding provisions regarding valuation range, transaction structure, as well as general expectations concerning post-closing governance and cash needs. The proposed transaction structures generally contemplated a merger with a newly formed public entity, rollover of a majority of the target’s equity, and post-closing earnouts tied to performance milestones. Each LOI also included provisions relating to mutual cooperation on due diligence and cost-sharing discussions, subject to further negotiation and definitive documentation, and also customary provisions on transaction consideration, equity financing (including a PIPE investment), non-competition provisions, initial board of director composition, use of proceeds situation of the company’s operations. Below is a summary of the targets:

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Target A (Score- 3): On March 23, 2024, Mr. Andy Gu contacted the Chairman of Target A, a pharmaceutical research and development company headquartered in Canada with a subsidiary located in the western United States. Mr. Gu had previously known Target A’s Chairman. Following this outreach, Mr. Gu arranged an introductory Zoom meeting among our Chairman and Chief Executive Officer, Kent Kaufman, Target A’s Chairman, and members of its management team, which was held on April 11, 2024.

On April 4, 2024, Black Hawk executed an NDA with Target A, and shortly thereafter Target A provided preliminary information regarding its intellectual property portfolio. On April 6, 2024, Target A furnished additional information for Black Hawk’s review.

Following these exchanges, Black Hawk and Target A entered into a non-exclusive LOI due to the early stage of Target A’s business and its limited access to funding. The LOI included the following material terms: (i) PIPE Investment Requirement: Target A was required to use its reasonable best efforts to obtain transaction financing in the aggregate amount of at least five million ($5,000,000), and (ii) Break-Up Fee: If either party terminated the LOI in bad faith, other than in the circumstances described in the LOI, the terminating party would be obligated to pay the non-terminating party a two million ($2,000,000) break-up fee. The terminating party could rescind such termination within five business days following written demand from the non-terminating party or within five business days following the effective date of the termination notice.

Negotiations between the parties primarily centered on Target A’s ability to secure the PIPE financing, the magnitude and enforceability of the break-up fee, and the scope of information to be made available during due diligence. Despite extensive discussions, the parties were unable to reach alignment on these terms, particularly with respect to financing. What separated Vesicor from Target A was a research and development-stage pharmaceutical company that had not initiated clinical trials whereas Vesicor’s had conducted case studies that demonstrated results in human subjects in Japan, whereas Target A had not produced comparable data. In addition, Target A’s management team was not as well established or experienced as that of Vesicor or any other company for that matter. The Board determined that Target A was at too early a stage to pursue a successful public market transaction.

On April 23, 2024, Black Hawk formally notified Target A via email that it was terminating discussions under the LOI.

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Target B (Score- 6): On April 22, 2024, Mr. Qi Ouyang, Black Hawk’s Executive Vice President, contacted a key shareholder of Target B, with whom he had a prior relationship. On that same day, Black Hawk entered into an NDA with Target B. Mr. Ouyang arranged an introductory Zoom meeting on April 24, 2024, that included Black Hawk’s director Jonathan Ginsberg, Target B’s key shareholder, and members of Target B’s management team. Black Hawk began to carry out due diligence and engaged in discussions with Target B, a company based in the People’s Republic of China (“PRC”) engaged in the operation and maintenance of supply chain finance platforms. On May 17, 2024, Black Hawk signed a non-binding LOI with Target B. The material terms of the LOI included: (i) CSRC Filing Requirement: Target B was required to complete the necessary filing with the China Securities Regulatory Commission (“CSRC”) as a condition to proceeding with the potential transaction, (ii) Operation and Maintenance Fees: Black Hawk would bear the operation and maintenance fees incurred prior to completion of the Business Combination. Any unpaid amounts as of the closing of the Business Combination would be paid out of the proceeds of Black Hawk’s Trust Account and, if those funds were insufficient, by Target B, (iii) Break-Up Fee: If either party terminated the LOI in bad faith, other than as specifically permitted under the LOI, the terminating party would be obligated to pay a $2,000,000 break-up fee to the non-terminating party. The terminating party could rescind such termination within five business days following either a written demand by the non-terminating party or the effective date of termination. If the Business Combination does occur, and no break-up fee is paid to either Black Hawk or Vesicor, then neither company would recoup any portion of the paid Extension Payments or other paid transaction expenses.

After signing the LOI, on May 20, 2024, Black Hawk scheduled weekly virtual meetings with Target B and attended a virtual meeting on the same date. From May 22, 2024 to June 2024, Black Hawk carried out due diligence on Target B. On June 20, 2024, Black Hawk attended an on-site visit to Target B’s company headquarters in Beijing, PRC. On June 24, 2024, Black Hawk and Target B entered into an amendment to the LOI, which included a mutual exclusivity period of thirty (30) calendar days commencing on the date of the amendment. On June 28, 2024, Black Hawk sent Target B a draft of a business combination agreement. After extensive discussions and negotiations of potential transaction terms, in July 2024, such discussions were determined to discontinue due to differences in the parties’ expectations regarding certain closing conditions, mainly about Target B’s requirement that Black Hawk’s cash available in the trust at closing, regulatory filings and funding responsibilities and also a disagreement regarding the composition of the post-closing entity’s board of directors.

On October 10, 2024, Black Hawk formally notified Target B via email that it was terminating discussions under the LOI.

●

Target C (Score- 5): On March 28, 2025, Black Hawk’s Director, Terry Protto, contacted a consultant of Target B, with whom he had a prior relationship. Black Hawk and Target C, South Korea-based company and subsidiary of a large Korean conglomerate that focuses on manufacturing sensors for cameras and other devices, began discussing the possibility of engaging in a business combination transaction in early April 2024. Following the execution of an NDA on April 15, 2025, Black Hawk engaged in various aspects of diligence and preliminary discussions regarding the terms and timeline for a potential business combination with Target C. On May 9, 2024, Black Hawk and Target C decided to pause discussions because Target C intended to merge with a separate publicly listed company traded on the Korean Securities Dealers Automated Quotations exchange (“KOSDAQ”). On December 6, 2024, Target C completed its merger pending its shareholder approval and reached out to Black Hawk to resume discussions. On December 15, 2024, Black Hawk began negotiating an LOI with Target C. Ultimately, Target C determined to discontinue such discussions due to concerns regarding legal and procedural limitations for a dual listing on KOSDAQ and NASDAQ.

On March 30, 2025, Black Hawk formally notified Target C via email that it was terminating discussions.

●

Target D (Score- 4): On April 17, 2024, Mr. Andy Gu, one of the managing members of the Sponsor, contacted an investor, with whom he had a prior relationship, to get an introduction to Target D. Black Hawk and Target D, a U.S. company designing and developing fire prevention technology, then began discussing the possibility of engaging in a business combination transaction. Following execution of an NDA on April 20, 2024, Black Hawk conducted various aspects of diligence and engaged in preliminary discussions regarding the terms and timeline for a potential business combination with Target D; ultimately, Black Hawk determined to discontinue such discussions due to concerns regarding public company readiness and the timeline to complete additional venture fund raising for a prospective business combination with Target D.

On August 29, 2024, Black Hawk formally notified Target D via email that it was terminating discussions

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Target E (Score- 4): On June 5, 2024, Mr. Oak Hill Financial contacted Kent Kaufman, to introduce Black Hawk to Target E. Black Hawk and Target E, a North American investor engagement firm company, began further discussions regarding the possibility of engaging in a business combination transaction during early June 2024. On June 21, 2024, Black Hawk and Target E executed an NDA. On June 28, 2024, Black Hawk met with the management team of Target E to conduct various aspects of diligence and engaged in preliminary discussions regarding the terms and timeline for a potential business combination with Target E. On July 25, 2024, Target E indicated that it expected to reach $20,000,000 in revenue and profitability at the end of the fourth quarter of 2024. Ultimately, Black Hawk determined to discontinue such discussions due to concerns regarding Target E’s reluctance to commit to becoming a publicly targeted entity.

On September 5, 2024, Black Hawk formally notified Target E via email that it was terminating discussions.

Selection of Vesicor and Rationale (Score – 10)

Black Hawk ultimately selected Vesicor Therapeutics as its business combination partner. Among the potential targets evaluated, Vesicor ultimately emerged as the most attractive business combination partner for Black Hawk. Vesicor stood out due to its robust intellectual property portfolio, advanced clinical pipeline, experienced management team, and alignment with Black Hawk’s strategic focus in the healthcare and life sciences sectors.

Black Hawk believes Vesicor is led by a technically strong management team, including Dr. Feng, who brings over 30 years of experience in the field of cancer therapeutics and drug delivery. Vesicor is backed by sophisticated investors with deep capital markets experience and a strong track record in the life sciences sector, including its Chairman, Warren Hosseinion. Vesicor operates in a large and growing market focused on oncology therapeutics, and Black Hawk believes its proprietary delivery system has demonstrated promising results in human subjects in Japan. Vesicor’s platform technology is highly expandable and capable of supporting the delivery of a broad range of therapeutic compounds. With a disciplined operating model and low burn rate, Vesicor has articulated a realistic and achievable growth plan that is well-suited for the public markets. Moreover, Vesicor expressed a clear desire to go public and demonstrated alignment with Black Hawk by agreeing to share transaction-related expenses during the business combination and de-SPAC process. Vesicor will not recoup any portion of the paid Extension Payments or other paid transaction expenses if the Business Combination does not occur and Vesicor does not receive a Break-Up Fee.

Description of Initial Negotiations between Black Hawk and Vesicor

On January 6, 2025, Kent Kaufman, Chief Executive Officer of Black Hawk received an email from a representative of Blue Ox Healthcare Partners (“Blue Ox”), which is a private equity firm in New York City, to see if Black Hawk might be interested in an introduction to Vesicor, an early development-stage biopharmaceutical company focused on the development of microvesicle-based therapeutics. Oded Levy is a director of Vesicor and a founder, Chief Executive Officer and managing partner of Blue Ox. A virtual conference meeting was proposed and Kent Kaufman was introduced to Warren Hosseinion, Chairman of the Board of Directors of Vesicor later that day.

On February 5, 2025, Warren Hosseinion, Kent Kaufman and Oded Levy, as a director of Vesicor, joined a virtual conference call and discussed Vesicor’s work, specifically its focus on the development of microvesicle-based therapeutics, a new class of medicines that Vesicor believes has the potential to transform the treatment of a wide spectrum of diseases. Vesicor explained its plans to further develop, patent, and commercialize the use of microvesicle-based therapeutics products for the treatment of cancer. Following this discussion, Black Hawk evaluated Vesicor in the context of the other potential targets then under consideration. In particular, Black Hawk compared Vesicor’s stage of readiness, including its completion of case studies in human subjects in Japan, with the earlier stages of development of other targets; assessed Vesicor’s proposed development and commercialization plans; and considered the timing of Vesicor’s interest in pursuing a de-SPAC transaction relative to Black Hawk’s timeframe for completing a business combination. Based on this comparative evaluation, Black Hawk determined that Vesicor represented the most compelling opportunity among the potential targets under consideration. Vesicor, in view of trends in the overall economy and the benefits/challenges related to different methods of raising capital to fund its operations, had previously determined as part of its business plan that engaging in a potential de-SPAC transaction with a SPAC to become a public company was the most efficient way for Vesicor to raise capital.

On February 6, 2025, Black Hawk and Vesicor agreed to explore entering into a non-disclosure agreement (“NDA”) to facilitate further negotiations and the exchange of confidential information.

On February 12, 2025, via video conference, Warren Hosseinion and Oded Levy, as a director of Vesicor, delivered a more detailed presentation of Vesicor’s business to Kent Kaufman and Andy Gu (and advisor to Black Hawk). Following the presentation, Kent Kaufman and Andy Gu discussed the potential transaction structure, noting that both Warren Hosseinion and Oded Levy had prior experience with SPAC transactions, which would likely facilitate an efficient process. Kent Kaufman and Andy Gu then outlined the proposed process and key terms for a non-exclusive letter of intent (“LOI”), including the requirement for a refundable deposit and a mechanism by which the LOI could convert into an exclusive, non-refundable arrangement. Black Hawk agreed to prepare and submit a draft LOI for Vesicor’s review. During this discussion, the parties identified several key terms requiring further clarification and negotiation, including the amount and structure of the deposit, the absence of a guaranteed trust amount, valuation expectations, and the allocation of closing expenses.

On February 17, 2025, a follow-up video conference was held between Kent Kaufman and Andy Gu and Vesicor’s full executive team, including Warren Hosseinion, Oded Levy, Dr. Luo Feng, Vesicor’s Chief Executive Officer at the time of the video conference, Elisa Luqman, Consultant, and Michael Bowen, the Chief Financial Officer as of the date of the video conference. During this meeting, the Vesicor team provided more granular details of the Vesicor’s operations and strategy.

On February 13, 2025, Black Hawk and Vesicor signed an NDA, which contained, among other provisions a confidentiality clause, customary non-disclosure and non-use provisions and a customary Trust Account waiver provision pursuant to which Vesicor agreed that it has no right, title, interest or claim in Black Hawks’s Trust Account. On the same day, Black Hawk began to conduct its due diligence, including industry research, expert calls, and review of the company materials. Black Hawk’s counsel began drafting a non-exclusive LOI.

On February 17, 2025, Kent Kaufman and Andy Gu participated in a virtual conference call with Dr. Luo Feng and Michael Bowen, during which Vesicor introduced its Chief Operating Officer, Warren Hosseinion Jr., as part of the ongoing discussions between the parties.

Following this meeting, on February 19, 2025, Black Hawk submitted a non-exclusive LOI to Vesicor’s management team for consideration.

On February 24, 2025, representatives from both parties, including Kent Kaufman and Andy Gu along with Warren Hosseinion and Oded Levy, met via video conference to negotiate key LOI terms. At this meeting, the parties agreed to a preliminary valuation of $70 million, which amount was proposed by the Vesicor management team, and discussed a proposal under which Vesicor would receive $250,000 in two tranches as a deposit in lieu of trust amount guarantees. In exchange, Vesicor proposed that Black Hawk allocate a portion of its Founder Shares as additional value. Black Hawk, in turn, requested customary closing conditions, including a non-compete from key Vesicor management and sharing of closing expenses. The parties agreed to consider each other’s proposals and begin work on a revised LOI.

Valuation discussions between Black Hawk and Vesicor occurred over several meetings in February 2025. The initial discussion took place on February 5, 2025, during a conference call attended by Warren Hosseinion, Oded Levy and Kent Kaufman. This call focused on high-level considerations such as the anticipated regulatory pathway for Vesicor’s microvesicle-based therapeutics, an overview of its financing history, and a discussion of general market conditions for preclinical biotechnology companies. No valuation was set, but the participants outlined next steps for gathering market-comparable data and agreed to share non-confidential summaries of Vesicor’s internal development timelines.

A follow-up call was held on February 12, 2025, adding Andy Gu to the participants and addressed minor outstanding questions from the initial conversation. Topics included Vesicor’s estimated cash requirements through IND-enabling studies, the expected timing of additional preclinical milestones, and clarification of expected further intellectual-property filings. The participants also discussed the scope of third-party datasets to be reviewed—such as the HHS scenario tree, Bay Bridge Bio valuation benchmarks, and public financings of preclinical biotech peers—and confirmed responsibilities for gathering that data before the more detailed valuation session.

A more detailed conference call occurred on February 17, 2025, with Warren Hosseinion, Oded Levy, Kent Kaufman, Andy Gu, Elisa Luqman, Michael Bowen and Vesicor’s founder Luo Feng (who was chief executive officer of Vesicor at the time of the conference call). During this call, Vesicor management, led by Dr. Hosseinion, compiled and presented the valuation analysis supporting a proposed pre-money valuation of $70 million. The analysis applied a comparable market analysis methodology and drew upon:

●	the scenario tree for pre-clinical therapeutic development published by the U.S. Department of Health and Human Services (HHS),

●	valuation benchmarks for private biotechnology companies reported by Bay Bridge Bio, and

●	publicly available data on financing rounds for pre-clinical biotechnology companies in adjacent therapeutic areas, which Vesicor’s team assembled from SEC filings, industry databases and press reports.

Black Hawk’s representatives evaluated these materials and engaged in a detailed dialogue with Vesicor’s management regarding the assumptions underlying each data source. The parties compared Vesicor’s developmental stage, proprietary micro-vesicle technology platform, intellectual property portfolio, and internal data package—including case studies showing results in human subjects in Japan—against the referenced market comparables. They also reviewed Vesicor’s anticipated timeline for IND-enabling studies, recognizing that Vesicor remained at a pre-clinical stage but had demonstrated technical feasibility and proof-of-concept in preliminary human evaluations.

After this review, Black Hawk concluded that the $70 million pre-money valuation was reasonable in light of:

●	the strength and potential scalability of Vesicor’s technology,

●	the breadth and defensibility of its expected future patent portfolio (Vesicor currently has no patents or patent applications, and does not plan to commence the patent application process to seek patent protection for its ecm-RV/p53 product candidate until the end of 2026. See “Current Plans for Patent Applications” and “Pending Patent Applications” on page 281 of this proxy statement/prospectus),

●	the quality of its internal data relative to similarly situated pre-clinical companies, and

●	the alignment of the proposed business combination with Black Hawk’s investment horizon and public market strategy.

Black Hawk’s key assumptions included: (i) the continued commitment of Dr. Luo Feng and Vesicor’s senior team to pursue U.S. Food and Drug Administration approval, beginning with the preparation and submission of an Investigational New Drug (IND) application once de-SPAC financing became available; and (ii) the expectation that Vesicor would maintain the resources necessary to progress through the regulatory pathway. These assumptions were based on the Vesicor management team’s demonstrated expertise in life sciences and on the company’s detailed development plan, which the Board reviewed and discussed during the February meetings.

Based on the totality of these analyses and discussions, Black Hawk felt the pre-money valuation of $70 million was supportable.

Over the following two weeks, Kent Kaufman, Andy Gu, and Johnathan Ginsberg, discussed all of the attributes and risks associated with the Vesicor as well as Black Hawk’s need to consider upcoming extension deadlines. On the February 25, 2025, Kent Kaufman, Andy Gu, and Johnathan Ginsberg reviewed and discussed in detail the key terms of the proposed LOI with Celine. The LOI was finalized on March 3, 2025. During its evaluation of potential business combination targets, Black Hawk determined that Vesicor presented a particularly compelling opportunity based on several key factors.

From Black Hawk’s perspective, Vesicor was led by a technically accomplished management team, including Dr. Luo Feng, who brings more than 30 years of experience in the biotechnology and pharmaceutical sectors. His extensive background in research and development was viewed as a significant asset to Vesicor’s scientific credibility and operational capabilities.

Second, Vesicor demonstrated strong investor backing, including active involvement from its Chairman, Warren Hosseinion who, Black Hawk believed, possesses deep knowledge of the capital markets and a proven track record in the life sciences industry. Black Hawk viewed this level of investor support as a key indicator of institutional confidence in Vesicor’s business model and long-term strategy.

Third, Vesicor operates in a large and growing addressable market, with a focus on cancer therapeutics and drug delivery systems. The company’s proprietary delivery platform has already been administered to human subjects in Japan with Black Hawk viewed as promising results, signaling both clinical viability and early validation of its technology.

In addition, Black Hawk felt Vesicor’s delivery system will be a scalable platform with the potential to support a broad range of therapeutic applications beyond oncology. This flexibility was viewed as a driver of long-term growth and product pipeline expansion.

From a financial perspective, Vesicor maintained a disciplined cost structure and operated with a low burn rate, which Black Hawk considered favorable in the context of capital efficiency and sustainability.

Vesicor also expressed a strong interest in becoming a publicly traded company and conveyed a well-reasoned and achievable growth plan to support its transition to the public markets. Importantly, Vesicor demonstrated a collaborative and pragmatic approach to transaction structuring, including a willingness to share certain expenses related to the business combination and de-SPAC process.

Finally, Vesicor showed flexibility on a key financial term by agreeing to proceed with the transaction without requiring a minimum cash condition on trust proceeds. Black Hawk proposed no minimum, as it could not guarantee that investors would remain in the trust. Vesicor, on the other hand, agreed to this provision as they felt confident they would be able to raise any needed funds. The parties agreed to proceed with the LOI, with a break fee included to ensure commitment.

Black Hawk viewed this as a sign of confidence in the strategic partnership and an important factor in the feasibility of completing the transaction under current market conditions.

On March 10, 2025, Black Hawk and Vesicor signed a non-exclusive LOI.

The terms of the LOI included, among other things, the following terms:

(i)	The LOI’s term was initially a non-exclusive term that could be terminated either by the mutual written agreement between the parties, by Black Hawk or Vesicor’s written notice, automatically within thirty (30) days after signing the LOI, or by Black Hawk due to certain termination rights that it negotiated.

(ii)	Transaction consideration to Vesicor holders would consist of newly issued shares of the post-closing surviving company, valued at an amount equal to the redemption amount payable to public shareholders that will redeem in connection with the closing (the aggregate amount of transaction consideration was left open in the initial draft of the First LOI but the parties subsequently agreed that the transaction consideration to Vesicor security holders on a fully-diluted basis would be determined, subject to due diligence, based on a $70 million pre-money, pre-Business Combination value of Vesicor and its business operations.

(iii)	A provision stating that, following execution of a definitive transaction agreement, the parties would cooperate in approaching prospective investors regarding a potential PPM Investment on terms acceptable to Black Hawk and Vesicor, provided that Vesicor is obligated to obtain a PPM Investment in the aggregate target amount up to $10 million while Black Hawk shall not be obtained to obtain a PPM Investment but is otherwise incentivized to obtain a PPM Investment (see below);

(iv)	A provision stating that, assuming the entire Black Hawk trust fund is redeemed and an estimated 1,725,000 of Founder Shares are issued and outstanding, Black Hawk shall procure the transfer of 865,000 Founder Shares to Vesicor 180 days post-closing under certain scenarios, and subject to a sliding scale mechanism that can either increase or decrease the amount of Founder Shares that shall be transferred from Black Hawk to Vesicor, including the aforementioned incentive designed to incentivize Black Hawk to obtain a PPM Investment before the Closing. If there is no replacement capital raised for the Trust Account through a PIPE or other financing before the closing, the investment adjustment factor under the Business Combination Agreement would remain at 1.0. This means the number of Founder Shares potentially transferable to Vesicor Shareholders would be determined solely by the price adjustment factor tied to the 20-day volume-weighted average trading price of the PubCo Common Stock on the 180th day after the de-SPAC closing. If that price is $10.00 or higher, all 865,000 Founder Shares would become transferable. If the price is between $5.00 and $10.00, the transferable amount would decline proportionally on a straight-line basis between zero and 865,000 shares. If the price is $5.00 or lower, no founder shares would become transferable.

(v)	A 180-day lock-up period with respect to all shares in the surviving company held by key employees and major shareholders of Vesicor.

(vi)	A provision stating that Vesicor shall pay certain operation, maintenance fees, redemption tax, and other expenses to Black Hawk after executing the non-exclusive LOI, which included Vesicor paying Black Hawk the following: (A) a refundable deposit of $100,000 within three (3) days after signing the LOI and at the 10-day post-execution of exclusive LOI mark the deposit becomes non-refundable; and (B) upon signing of the BCA, $150,000 (the “Upfront Fee”). Further, if Black Hawk files for an extension to extend the period it has to complete its initial business combination, then Vesicor agreed to split all related extension fees throughout the extension period based on actual expenses incurred by Black Hawk. The LOI provided for a mechanism for Vesicor to be reimbursed via stock from the surviving company post-closing.

On March 13, 2025, Vesicor wired a $100,000 refundable deposit to Black Hawk as contemplated by the LOI.

On March 15, 2025, Black Hawk and Vesicor entered into an amendment to the LOI to amend the LOI to be an exclusive LOI from March 15, 2025 until the last day of April 2025 and the initial deposit became non-refundable.

The $70 million valuation reflected input from multiple sources of market and industry data and was consistent with valuation ranges for other companies at a similar stage of development in the life sciences sector. Both parties considered public and proprietary data with the valuation of preclinical-stage biotechnology companies.

Specifically, Black Hawk and Vesicor reviewed a scenario tree published by the U.S. Department of Health and Human Services (“HHS”), which outlines estimated average valuations for life sciences companies at varying stages of drug development. According to the HHS framework, the average valuation for a preclinical-stage company is approximately $62 million.

Additionally, the parties reviewed valuation benchmarks published by Bay Bridge Bio, a life sciences industry data provider, which indicated that the average valuation of a biotechnology company initiating Phase 1 clinical trials—defined as post-IND submission and approval—was approximately $105 million. Vesicor, as of the time of the valuation discussions, had not yet submitted an Investigational New Drug (IND) application and was therefore appropriately characterized as a preclinical-stage company for valuation purposes.

To supplement the HHS and Bay Bridge Bio data, a comparative analysis of early-stage oncology and immunotherapy companies was conducted. Publicly available data and financing rounds for preclinical biotechnology companies in adjacent therapeutic areas suggested a valuation range of approximately $51 million to $101 million. The companies used in this analysis were selected based on stage of development, therapeutic focus, and capital structure.

Taking into account Vesicor’s developmental stage, proprietary technology platform, intellectual property portfolio, internal data package, and the anticipated timeline for IND-enabling studies, Black Hawk and Vesicor determined that a $70 million pre-money valuation represented a reasonable and supportable midpoint within the observed range for preclinical companies in the biotechnology sector.

The above lead to discussions regarding Vesicor’s anticipated capital requirements over the near-to-intermediate term. The parties jointly assessed the operating and strategic funding needs of Vesicor in order to continue the development of its therapeutic platform and to support its transition to a public company following the Business Combination. On February 6, 2025, Kent Kaufman and Andy Gu of Black Hawk held an initial conference call with Warren Hosseinion and Oded Levy of Vesicor to review the preliminary funding needs to support Vesicor’s research and development programs and to satisfy anticipated Nasdaq listing requirements. The parties reconvened on February 12, 2025 to continue these discussions.

On February 17, 2025, Kent Kaufman and Andy Gu of Black Hawk, together with Warren Hosseinion, Oded Levy, Luo Feng, Michael Bowen and Elisa Luqman of Vesicor, held a more detailed follow-up meeting. This session addressed, among other matters, the costs and timing of IND preparation and Phase 1 trials, intellectual property protection, anticipated contract research and development partners, and laboratory and staffing requirements.

Based on the conference calls, it was determined that Vesicor’s projected financing needs over the next two to three years included both one-time and recurring expenses, such as:

●	Approximately $300,000 in intellectual property legal expenses, primarily related to the prosecution, maintenance, and expansion of Vesicor’s patent portfolio;

●	Approximately $500,000 in consulting fees to engage a contract research organization (CRO) to support the preparation and submission of an Investigational New Drug (IND) application;

●	Approximately $1.5 million to conduct IND-enabling studies necessary for regulatory advancement of Vesicor’s lead therapeutic candidates;

●	Ongoing public company operating expenses estimated at approximately $1.0 million annually, which include audit and legal fees, SEC filing costs, listing fees, D&O insurance, and other costs associated with being a publicly traded company;

●	Additional working capital requirements of approximately $1.5 million annually, primarily to fund salaries, lease obligations for laboratory space, laboratory supplies, general administrative expenses, and other operational needs.

Based on this financial forecast and in light of Vesicor’s expected development milestones and regulatory path, both Vesicor and Black Hawk agreed on the call held on February 17, 2025 that Vesicor needed to raise approximately $10 million in gross proceeds, which would provide Vesicor with sufficient runway to fund operations and development activities for approximately 24 to 36 months post-closing of the Business Combination.

To address these financing needs, the parties agreed that Vesicor may pursue a variety of capital-raising mechanisms, including but not limited to:

●	A private investment in public equity (PIPE) financing;

●	An equity line of credit or other pre-paid advance facility;

●	A standby equity purchase agreement (SEPA);

●	And other structured equity or convertible instruments commonly used in post-SPAC transactions.

Vesicor also intends to raise capital prior to the closing of the Business Combination through a private placement of securities conducted pursuant to a private placement memorandum (PPM). The proceeds from this pre-closing financing are expected to provide interim funding to advance preclinical activities and prepare for IND submission. Vesicor may also seek to raise additional capital concurrent with or shortly after closing, utilizing one or more of the aforementioned instruments, depending on prevailing market conditions and investor interest.

The structure, timing, and terms of any such financings remain subject to ongoing discussions and will depend on a variety of factors, including market conditions, investor demand, and the strategic financing objectives of Vesicor and Black Hawk.

As described above, the LOI between Black Hawk and Vesicor included a provision designed to incentivize Black Hawk to retain capital through its Trust Account or raise new capital via a PIPE (private investment in public equity) or similar financing arrangement. This provision ultimately formed the basis of a mechanism included in the Business Combination Agreement that provides for the potential transfer of up to 865,000 Founder Shares from Black Hawk’s Sponsor to Vesicor Shareholders. The transferred shares would be valued at up to approximately $8.65 million if the PubCo common stock trades at $10.00 per share 180 days following the closing of the Business Combination, subject to the satisfaction of certain conditions and a sliding scale mechanism.

The purpose of this structure was to align incentives and mitigate downside risk for Vesicor in the event that Black Hawk was unable to retain or replace trust proceeds at closing. More specifically, the mechanism was designed to: (i) incentivize Black Hawk to engage with its public investors to reduce redemptions in connection with the Business Combination, thereby preserving more capital in the Trust Account; and (ii) motivate Black Hawk to actively seek alternative financing, including a PIPE investment or similar transaction, to replace any redeemed trust funds and support Vesicor’s post-closing capital needs.

From Vesicor’s perspective, if the entire Black Hawk trust fund were to be redeemed and Black Hawk were unable to secure a PIPE or replacement financing, Vesicor would be left to raise necessary capital independently at closing, as permitted and contemplated under the BCA. Given this scenario, Vesicor believed that a partial transfer of Sponsor-held Founder Shares to Vesicor Shareholders was an appropriate mechanism to help rebalance the risk and reward between the parties and compensate Vesicor Shareholders for bearing additional post-closing financing risk.

The sliding scale structure was negotiated to adjust the number of Founder Shares subject to transfer based on the actual capital retained in the Trust Account or raised via PIPE or other permitted equity financing. If Black Hawk succeeds in retaining or raising significant capital, the number of Founder Shares transferred to Vesicor Shareholders will be reduced or eliminated entirely. Conversely, if little or no capital is retained or raised, the full 865,000 Founder Shares (assuming 1,725,000 Founder Shares outstanding) may become transferable. The transferred shares would be valued at up to approximately $8.65 million if the PubCo Common Stock trades at $10.00 per share 180 days following the closing of the Business Combination, subject to the satisfaction of certain conditions and a sliding scale mechanism.

This provision was the result of negotiated positions between the parties. Vesicor initially proposed the Founder Share transfer mechanism as a risk-sharing arrangement to ensure its capital-raising burden would be appropriately reflected in the post-closing equity ownership. Black Hawk acknowledged that Vesicor securing PIPE financing or minimizing redemptions would enhance deal certainty and post-closing capital sufficiency and agreed that the Founder Share transfer structure could help align interests and incentivize those efforts.

Ultimately, the parties agreed on the structure and timing of this provision as a way to balance capital risk between Vesicor and Black Hawk. Under the agreed structure, Founder Shares may be transferred by the Sponsor to Vesicor Shareholders following the closing of the Business Combination if: (i) the entire Black Hawk Trust Account is redeemed (i.e., public shareholders elect to redeem all of their shares for cash), and (ii) if Black Hawk does not raise sufficient replacement capital (such as through a PIPE or other equity financing) by the time of closing to meet a pre-agreed capital threshold.

Under the Business Combination Agreement up to 865,000 founder shares of Black Hawk may be transferred to Vesicor Shareholders 180 days after the closing of the de-SPAC transaction.

The actual number of founder shares to be transferred (the “Final Transfer Shares”) will be reduced by the combined effect of two independent, linear sliding-scale adjustments—an Investment Adjustment Factor and a Price Adjustment Factor—as follows:

Investment Adjustment Factor

Purpose: To reduce the transfer as Black Hawk raises additional capital for Vesicor.

Formula:

Investment Adjustment Factor = 1− (Aggregate Fundraising / $69,000,000)

where “Aggregate Fundraising” equals the total capital retained in the trust account plus all capital raised through PIPE or other replacement financing at or prior to closing.

Range:

●	1.0 when Aggregate Fundraising = $0 (no reduction).

●	0.0 when Aggregate Fundraising ≥ $69,000,000 (full reduction). Linear scaling applies between these endpoints.

Price Adjustment Factor

Purpose: To reduce the transfer if the post-closing share price is weak.

Formula:

Price Adjustment Factor = (Average PubCo Share Price – $5.00) / $5.00

measured as the volume-weighted average trading price during the 20 consecutive trading days ending on the 180th day after closing.

Range:

●	1.0 when the share price = $10.00 or higher.

●	0.0 when the share price = $5.00 or lower.

Linear scaling applies for prices between $5.00 and $10.00.

Final Transfer Shares

Final Transfer Shares = 865,000 × Investment Adjustment Factor × Price Adjustment Factor

If either factor equals zero, no founder shares are transferred.

Target Thresholds

●

Capital “Target” for Complete Elimination:

If Black Hawk retains or raises $69,000,000 or more, the Investment Adjustment Factor equals 0, and no founder shares will be transferred regardless of stock price.

●	Capital “Floor” for Maximum Transfer: If Black Hawk retains or raises $0, the Investment Adjustment Factor equals 1, so the transfer is determined solely by the Price Adjustment Factor.

○	If the PubCo share price is $10 or higher, the Price Adjustment Factor equals 1, resulting in the full 865,000 shares being transferred.

○	If the share price is $5, the Price Adjustment Factor equals 0, and no shares are transferred even if fundraising is $0.

(Initial shares = 865,000; trust value = $69,000,000)

Fundraising	180-Day Share Price	Investment Factor	Price Factor	Final Transfer Shares
High	$10	1 − 0/69 = 1.00	(10−5)/5 = 1.00	865,000
Medium	$7.50	1 − 10/69 ≈ 0.855	(7.5−5)/5 = 0.50	≈ 370,000
Low	$5	1 − 20/69 ≈ 0.71	(5−5)/5 = 0.00	0

Essentially, if no capital is retained or raised, the maximum number of 865,000 Founder Shares will be subject to transfer. If partial capital is retained or raised, the number of Founder Shares transferred will be proportionally reduced if the target capital threshold is met or exceeded, no Founder Shares will be transferred.

The number of shares transferred decreases proportionally if Black Hawk retains or raises capital. If a defined capital threshold is met or exceeded, no shares will be transferred. The maximum number of shares subject to transfer is 865,000, assuming 1,725,000 Founder Shares are outstanding.

Using the 4,775,923 public ordinary shares that were redeemed in connection with the recent extension and assuming that Black Hawk does not raise any replacement capital for the Trust Account through a PIPE or other financing before the Closing, the investment adjustment factor would remain 1.0 because no new funds were raised. Under the Business Combination Agreement, this means the number of Founder Shares transferable to Vesicor Shareholders depends only on the post-closing trading price of the PubCo Common Stock measured over the 20 trading days ending on the 180th day after closing. If that price is $10.00 or higher, all 865,000 Founder Shares would become transferable. If the price falls between $5.00 and $10.00, the number of transferable Founder Shares would decrease proportionally on a straight-line basis between zero and 865,000. If the price is $5.00 or lower, no Founder Shares would become transferable.

There are no other arrangements under which the Sponsor, its affiliates, or promoters are obligated to transfer securities of Black Hawk, other than this mechanism and customary lock-up provisions.

Due Diligence; Negotiations of the Business Combination and Other Events

Following the execution of the LOI, the parties engaged in extensive discussions and negotiations regarding the terms of the potential business combination transaction, as well as Black Hawk’s due diligence review of Vesicor’s operations. The due diligence process, supported by Black Hawk’s advisors, officially commenced on March 20, 2025. Shortly after due diligence began, Black Hawk’s legal counsel, CCP, delivered an initial due diligence request list to Vesicor.

On March 25, 2025, Black Hawk’s Chief Executive Officer, Kent Kaufman, visited a lab of Vesicor located in California to conduct on-site due diligence. After meeting in-person with the management of Vesicor, Black Hawk decided to proceed with negotiating and drafting of the BCA. On March 26, 2025, Black Hawk engaged EntrepreneurShares LLC (“ERShares”), an investment adviser firm, to provide the board of directors of Black Hawk with its assessment as to the fairness of the transaction to the shareholders of Black Hawk.

On April 2, 2025, CCP circulated an initial draft of the BCA to the Black Hawk team for internal review. The following day, Vesicor provided a response to the due diligence request list, including annotations and document names uploaded to the virtual data room (“VDR”). On that same day, CCP circulated preliminary drafts of key transaction documents, including a working group list, transaction signing checklist, transaction step plan, and a draft BCA, based on the proposed transaction steps and customary list of Ancillary Agreements.

On April 4, 2025, CCP scheduled recurring weekly working group meetings to be held every Monday evening (Eastern Time), and the parties targeted April 26, 2025 as the anticipated signing date of the transaction documents. As the diligence and documentation process progressed, CCP sent a supplemental due diligence request list to Vesicor on April 9, 2025, and on April 10, 2025, CCP provided initial drafts of the lock-up agreement and the Vesicor Stockholder support agreement. Additionally, Black Hawk reserved the ticker symbol “VESI” for the surviving corporation on April 8, 2025, and on April 9, 2025, CCP ordered a lien search through VCorp Services, LLC (“VCorp Services”).

By April 12, 2025, Vesicor’s counsel, Paul Richter, PW Richter PLC, (“PR”) provided comments to the lock-up agreement. On April 14, 2025, Black Hawk received the results of the lien search, which indicated that there were no outstanding judgments or liens on Vesicor’s assets in the searched jurisdictions. That same day, Vesicor completed its responses to the supplemental due diligence requests, and CCP circulated the initial draft of Black Hawk’s disclosure schedules to the working group.

On April 17, 2025, CCP contacted Ogier, a Cayman Islands law firm with its principal place of business in Hong Kong, to obtain comments from a Cayman Islands legal perspective on the BCA and board resolutions of Black Hawk. On the same date, PR submitted comments to the Vesicor Stockholder support agreement. Black Hawk subsequently entered into an engagement letter with Ogier’s Hong Kong office on April 18, 2025, to serve as its Cayman Islands counsel. On that day, PR also submitted comments to the BCA and delivered the initial draft of Vesicor’s disclosure schedules.

The drafting process continued over the following days. On April 20, 2025, PR circulated initial drafts of the bylaws and articles of incorporation for the surviving corporation. The following day, on April 21, 2025, PR delivered drafts of employment agreement forms for Vesicor’s directors and officers. That same day, Black Hawk and CCP held an internal meeting to discuss key terms of the BCA and review Vesicor’s comments to the BCA.

On April 22, 2025, CCP sent updated drafts of the lock-up agreement, and the parties reached final agreement on both the lock-up agreement and the Vesicor Stockholder support agreement. CCP also circulated an initial draft of the press release drafted to announce the signing of the BCA. PR returned comments on the draft press release on April 23, 2025, and CCP provided final comments to the governing documents of the surviving corporation, which were deemed to be in final form as of that date. Also on April 23, 2025, Black Hawk instructed VCorp Services to form BH Merger Sub, Inc. (“BH Merger Sub”), a Delaware corporation and wholly owned subsidiary of Black Hawk, which was formed that day for the purpose of merging with and into Vesicor’s reincorporated entity in the state of Delaware, so that Vesicor, as the surviving entity, could become a wholly owned subsidiary of Black Hawk at Closing.

On April 24, 2025, ERShares presented its fairness opinion to the board of directors of Black Hawk, concluding that the proposed transaction with Vesicor was fair from a financial point of view to Black Hawk’s shareholders as a single group. Later that day, CCP distributed an updated draft of the BCA to the working group, and a conference call was held to discuss open items and signing logistics, including exchanging signature pages to the transaction documents.

On April 25, 2025, CCP circulated written consents in lieu of a meeting to the boards of directors of Black Hawk and BH Merger Sub, enclosing all definitive and ancillary transaction documents. CCP and PR finalized the form of amended and restated registration rights agreement on that day, and CCP provided comments to Vesicor’s disclosure schedules, which were finalized among the parties. Throughout the day, representatives of Black Hawk, CCP, PR, and Vesicor held multiple calls and virtual meetings to finalize the transaction documentation. That evening, CCP circulated the final version of the BCA, which was approved by all parties.

On April 26, 2025, ERShares delivered its final version of its fairness opinion to the board of directors of Black Hawk, concluding that the transaction was deemed fair to the shareholders of Black Hawk as a single group. On the same date, on April 26, 2025, the parties executed the BCA and exchanged signature pages, officially entering into the Business Combination. A joint press release announcing the signing of the BCA was issued on April 28, 2025, along with the filing of a Current Report on Form 8-K.

Description of Process / Qualifications

Pursuant to an engagement letter dated March 26, 2025, the Board of Directors of Black Hawk (the “Black Hawk Board”) retained ERShares to act as its fairness opinion provider in connection with the proposed Business Combination between Black Hawk and Vesicor. Black Hawk selected ERShares to act as its fairness opinion provider based on ERShares’ qualifications, expertise and reputation, its knowledge of, and involvement in, recent similar transactions and its knowledge of Black Hawk’s business and affairs as a special purpose acquisition company.

Opinion of EntrepreneurShares LLC, as Fairness Opinion Provider to the Black Hawk Board

Black Hawk retained ERShares to render an opinion to the Black Hawk Board as to the fairness, from a financial point of view to Black Hawk and to the shareholders of the Total Consideration (as defined below) to be issued or paid to such shareholders in the Business Combination. For the purposes of this section, “Transaction Consideration” means the Black Hawk Class A Ordinary Shares to be issued in exchange for the PubCo Common Stock and Rights at the Merger Effective Time. During the past two years, there has not been any material relationship, nor is one mutually understood to be contemplated, between Black Hawk, the Sponsor, or their respective affiliates and ERShares and its affiliates, and no compensation has been received or is to be received as a result of either ERShares’ engagement by Black Hawk or any relationship between Black Hawk, the Sponsor, or their respective affiliates and ERShares and its affiliates, except as set forth below under the caption “Fees and Expenses.” No instructions were received from, nor were limitations imposed by Black Hawk or its Sponsor to ERShares in rendering their Fairness Opinion.

Black Hawk selected ERShares to provide a fairness opinion based on ERShares’ qualifications, experience and reputation. ERShares delivered its oral opinion to the Black Hawk Board, subsequently confirmed in writing on April 26, 2025 (the “Opinion”), which sets forth, among other things, the procedures followed, assumptions made, matters considered, and qualifications and limitations on the scope of review undertaken in rendering the Opinion, which is attached to this proxy statement/prospectus as Annex D and is hereby incorporated by reference. The Opinion confirmed that, as of April 26, 2025, the Transaction Consideration to be issued or paid to the shareholders of Vesicor is fair from a financial point of view to Black Hawk and the shareholders of Black Hawk. The Opinion does not constitute a recommendation to the relevant directors and officers of Black Hawk or to any other persons in respect of the Business Combination, including as to how any holders of Black Hawk Class A Ordinary Shares should vote or act in respect of the Business Combination.

The full text of the written opinion of ERShares delivered to the Black Hawk Board, dated April 26, 2025, is attached as Annex D and incorporated by reference into this proxy statement/prospectus in its entirety. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by ERShares in rendering its opinion. Black Hawk Shareholders are urged to, and should, read the opinion carefully and in its entirety. ERShares’ opinion was directed to the Black Hawk Board and addressed only the fairness from a financial point of view to the Public Shareholders, as of the date of the opinion, of the aggregate consideration to be paid by Black Hawk pursuant to the Business Combination Agreement. ERShares’ opinion did not address any other aspect or implications of the Business Combination and does not constitute an opinion, advice or recommendation as to how any Black Hawk Shareholders should vote on any proposals presented to them. In addition, ERShares’ opinion did not in any manner address the prices at which the Black Hawk common stock would trade following the consummation of the Business Combination or at any time. The summary of ERShares’ opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of ERShares’ written opinion attached as Annex D hereto.

In connection with its analyses in rendering the Opinion, ERShares, among other things:

●	Reviewed the financial terms and conditions of the proposed Business Combination set forth in the draft Business Combination Agreement;

●	Reviewed certain operating and financial information, that were provided to ERShares by management of the Vesicor;

●	Reviewed certain guideline public companies and precedent transactions which ERShares viewed as having attributes similar to the Vesicor;

●	Reviewed other publicly available industry information (i.e., various equity analyst reports, macroeconomic reports, and public information about guideline companies), available from databases such as S&P Capital IQ (“CapIQ”); and

●	Engaged in confirmatory discussions with Black Hawk and Vesicor regarding the Vesicor’s business and key assumptions and risks associated with the Vesicor’s business plans.

For purposes of its analysis and the Opinion, ERShares assumed and relied upon the accuracy and completeness of the financial and other publicly available information, and all of the information supplied or otherwise made available to, discussed with or reviewed by ERShares, without any independent verification of such information (and assumed no responsibility or liability for any independent verification of such information) and further relied upon the assurances of Black Hawk management that they were not aware of any facts or circumstances that would make such information provided to ERShares inaccurate or misleading.

For purposes of its analysis and the Opinion, ERShares assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the Business Combination Agreement were true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the Business Combination Agreement and that all conditions to the consummation of the Business Combination would be satisfied without waiver or modification thereof. ERShares further assumed, in all respects material to its analysis, that all governmental, regulatory, or other consents, approvals or releases necessary for the consummation of the Business Combination would be obtained without any delay, limitation, restriction or condition that would have an adverse effect on the consummation of the Business Combination or reduce the contemplated benefits to the holders of Black Hawk Class A Ordinary Shares.

ERShares assumed and relied upon the accuracy of the representations of the Black Hawk Board, which believed the Business Combination was in the best interest of Black Hawk and its stockholders based on, but not limited to, the following: (i) experienced technical leadership (ii) the strong financial backing from investors with significant capital-markets experience, including Life Sciences Chairman Warren Hosseinion. (iii) a large addressable market opportunity, (iv) the existence of supportive case-study data, including administration of Vesicor with favorable human results in Japan, (v) the adaptability of Vesicor’s drug-delivery technology to multiple therapeutic areas beyond the initial oncology focus, (vi) Vesicor’s efficient operating profile, (vii) Vesicor’s public-market and readiness growth plan, and (viii) Vesicor’s collaborative approach to transaction costs.

ERShares did not, in connection with the Opinion, conduct any physical inspection of properties or facilities associated with Vesicor. The Opinion is necessarily based upon information made available to ERShares as of April 24, 2025, and financial, economic, market, and other conditions as they existed and as could be evaluated as of that date and does not reflect any subsequent developments. ERShares does not have any obligation to update, revise or reaffirm the Opinion.

ERShares was not asked to opine on, and the Opinion does not express any views on, (i) any other terms of the Business Combination (except as expressly addressed herein), (ii) Black Hawk’s underlying business decision to proceed with or effect the Business Combination, (iii) the merits of the Business Combination relative to any alternative transaction or business strategy that may be available to Black Hawk, (iv) the amount or nature of the compensation to any officer, director or employee, or any class of such persons, relative to the compensation to be received by the holders of any class of securities, creditors or other constituencies of Black Hawk or the Vesicor in the Business Combination, or relative to or in comparison with the Total Consideration paid to shareholders of Black Hawk, (v) the fairness of the Business Combination to any particular group or class of securities, creditors, or other constituencies of Black Hawk, other than those set forth in the Opinion or (vi) the solvency, creditworthiness or fair value of Vesicor or any other participant in the Business Combination under any applicable laws relating to bankruptcy, insolvency or similar matters.

Set forth below is a summary of the material financial analyses carried out by ERShares, in connection with ERShares rendering the Opinion. The following summary, however, does not purport to be a complete description of the analyses performed by ERShares. The order of the analyses described, and the results of these analyses do not represent relative importance or weight given to these analyses by ERShares. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on or before April 26, 2025 and is not necessarily indicative of current market conditions.

Summary of ERShares’ Financial Analysis of Vesicor

Market Method. The primary method ERShares used as the basis for the fairness opinion assessment was a Market Method, which relied on a combination of (a) a Guideline Publicly Traded Companies Analysis (“GPC Analysis”), and (b) a Guideline Transaction Analysis (“GTM Analysis”).

Guideline Publicly Traded Companies Analysis. The GPC Analysis is a market indicator used to value a business. ERShares reviewed and analyzed publicly available data on CapIQ about companies that were considered to have attributes similar to Vesicor. There are no guideline public companies that are directly comparable to Vesicor’s future prospective business. ERShares selected a group of 15 guideline public companies that it considered to have attributes similar to Vesicor (“GPC Guideline Companies,” collectively, the “Guideline Companies Group”) to use for purposes of the GPC Analysis.

ERShares utilized the platform and analytical tools of CapIQ’s public company database (the “database,” unless otherwise indicated, as accessed as of April 24, 2024 (the “Access Date”)), to assist with the identification of GPC Guideline Companies and to obtain certain publicly available information about those companies. Of the total number of companies with securities listed on a U.S. national securities exchange (“Public Companies”) included in the database, ERShares selected the 15 GPC Guideline Companies.

The GPC Guideline Companies are as follows:

●	Actuate Therapeutics. Inc.	●	Intensity Therapeutics, Inc.
●	Aptevo Therapeutics, Inc.	●	Kairos Pharma Ltd.
●	Artelo Biosciences, Inc.	●	Lantern Pharma, Inc.
●	Genenta Science S.p.A.	●	Moleculin Biotech, Inc.
●	Entero Therapeutics, Inc.	●	OS Therapies, Inc.
●	Instill Bio, Inc.	●	Processa Pharmaceuticals, Inc.
●	Shuttle Pharmaceuticals Holdings, Inc.	●	TransCode Therapeutics, Inc.
●	ZyVersa Therapeutics, Inc.

●	Worldwide Presence: Of the total number of companies included in the database, ERShares selected a group of 72,072 Public Companies with securities listed on various national exchanges globally in order to incorporate in the GPC Guideline Companies with operations and foci outside as well as inside of United States of America (the “Worldwide Presence Category”).

●	All Healthcare: Within the companies in the Worldwide Presence Category, ERShares narrowed its search to approximately 5,131 Public Companies that fall within the Global Industry Classification Standards classifications developed by S&P, Dow Jones Indices and MSCI, as of the Access Date (“GICS”) general “Healthcare” classification (the “Healthcare Category”).

●	Biotechnology and Oncology Category: ERShares’ search was further narrowed to approximately 1,669 companies within the Healthcare Category, which ERShares considered to have attributes or potential similarities to Vesicor.

●	Pre-Revenue Companies: Among the companies within the Biotechnology and Oncology Category, ERShares’ search was further narrowed down to approximately 404 companies that had no revenues, which ERShares considered most relevant to Vesicor given its current operations.

●	US Exchanges: Among the companies within the Biotechnology and Oncology Category, having no revenues, ERShares focused on 242 companies that were listed on US exchanges, which ERShares considered relevant to Vesicor given its intent to list on a US Exchange.

●	Founded after 2007: Among the companies within the Biotechnology and Oncology Category, listed on US Exchanges with no Revenues, ERShares’ search was further narrowed down to 149 companies that were founded after 2007, which ERShares considered most relevant to Vesicor given its current age.

●	Cash held less than $10M: Among the companies within the Biotechnology and Oncology Category, having no annual revenues, listed on US exchanges, founded after 2007, ERShares’ further narrowed down its search to 50 companies that held cash less than $10M on the balance sheet, which ERShares considered most relevant to Vesicor given its target cash holding upon the business combination.

●	p-53, Pancreatic or Breast Cancer Category: Among the companies within the Biotechnology and Oncology Category, having no annual revenues, listed on US exchanges, founded after 2007, holding cash less than $10M on the balance sheet, ERShares’ chose the 15 companies that had a focus on p-53, pancreatic or breast cancer indications, which ERShares considered most relevant to Vesicor given its intended category focus and current pipeline.

For each of the Comparable Companies identified above, a valuation range of $0.5 Million to $141 Million was determined for Vesicor’s consolidated potential future business, based on the Minimum and Maximum Market Capitalization of the 15 companies identified above. The Market Capitalization of the 15 Companies derived, were reflected in the most recent public filings made by the Comparable Companies and data made available by CapitalIQ as of the date of valuation.

Based on the derived valuation range of approximately $0.5 Million to $141 Million, the transaction based on a pre-money total enterprise value of $70 Million fell within the derived valuation range and was deemed to be fair from a financial point of view under this methodology.

Guideline Transaction Analysis. The GTM Analysis is a market method examining comparable transactions based on ERShares’ review and analysis of publicly available data (sourced through the subscription database Pitchbook) about initial public offerings, Later Stage and Early-Stage Investments. Within these guidelines, the following factors were considered in determining the appropriateness of transactions for inclusion in the GTM Analysis carried out by ERShares: (i) sector, (ii) business status (iii) deal type (iv) deal status and (v) Vesicor Founded date. Utilizing the criteria set forth above, ERShares identified 16 guideline transactions (the “GTM Guideline Transactions” and collectively, the “Guideline Transactions Group”) that ERShares considered relevant for comparative purposes, though, as described below, none of the selected transactions has characteristics identical to the proposed Business Combination or involves businesses that are identical to Vesicor. The categories of transactions used by ERShares as criteria for inclusion in the Guideline Transactions Group can be summarized as follows, based on information accessed by ERShares through Pitchbook on April 24, 2025:

The GTM Guideline Transactions are as follows:

●	Avelas Biosciences	●	Imvaq Therapeutics
●	Blueprint Medicines	●	Elkonoklastes
●	Vyriad	●	Apmonia Therapeutics
●	QUE Oncology	●	Affini-T
●	PMV Pharma	●	Novita
●	BioAesthetics	●	PanTher Therapeutics
●	Focal Medical	●	OncoRes
●	Creative BioTherapeutics	●	NexPlasmaGen

●	Healthcare Sector: ERShares focused on transactions involving companies falling in the Pitchbook Industries and Verticals Healthcare Sector, specifically in the Pharmaceuticals and Biotechnology and Healthcare Devices and Supplies group, which it considered most likely to encompass companies that have similarities to Vesicor in terms of operation characteristics and trajectories.

●	No Revenues: Among transactions falling into the Healthcare category, ERShares selected transactions involving privately owned companies generating no revenues. ERShares considered these types of transactions to be similar to the proposed Business Combination, given the similarities these companies had to the characteristics of Vesicor.

●	Business Status – Pre-Clinical Trials: Among transactions falling into the Healthcare category, ERShares selected transactions involving privately owned companies that were having a Business Status of Pre-Clinical Trials. ERShares considered these types of transactions to be similar to the proposed Business Combination, given the similarities these companies had to the business line and characteristics of Vesicor.

●	IPO Transactions: Among transactions falling into the Healthcare category, ERShares selected transactions resulting in a previously privately owned company becoming a public company through an initial public offering (generally involving a first time offering of shares of a company stock to the public). ERShares considered these types of transactions to be similar to the proposed Business Combination, given the similarities these companies had to the business lines of Vesicor.

●	Early-Stage and Late-Stage Investments: Among transactions falling into the Healthcare category, ERShares selected transactions resulting in an investment in a privately owned company being an investment in the early stages or late stages of the company. ERShares considered these types of transactions to be similar to the proposed Business Combination, given the similarities these companies had to the Business lines of Vesicor.

●	Founded after 2007: Among transactions falling into the Healthcare category, ERShares selected companies founded after 2007. ERShares considered these types of companies to be similar to the proposed Business Combination which ERShares considered most relevant given the Vesicor’s current age.

For each of the Comparable transactions identified above, a valuation range of $20 Million to $83 Million was determined for Vesicor’s consolidated potential future business, based on the Mean and Median Market pre-money enterprise valuation of the 16 companies identified above. The pre-money enterprise valuation of the 16 Companies derived, were reflected in public filings made by the companies involved in the GTM Guideline Transactions and data made available by Pitchbook as of the date of valuation.

Based on the derived valuation range of approximately $20 Million to $83 Million, the transaction based on a pre-money total enterprise value of $70 Million fell within the derived valuation range and was deemed to be fair from a financial point of view under this methodology.

The foregoing summary of certain financial analyses does not purport to be a complete description of the analyses or data presented by ERShares and is qualified in its entirety by reference to the full text of the Opinion, which is as attached as Annex D to this proxy statement/prospectus. In connection with the evaluation of the Transaction Consideration, ERShares performed a variety of financial and comparative analyses for the purpose of rendering the Opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary descriptions. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the Opinion. In arriving at its fairness determination, ERShares considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of the Opinion. Rather, ERShares made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the analyses. In addition, ERShares may have given certain analyses and factors more or less weight than others and may have deemed certain assumptions more or less probable than others. As a result, the range of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of ERShares with respect to the actual value of the potential future value of Vesicor. Further, ERShares’ analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies used, including judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Black Hawk, Vesicor, or their respective officers, managers and advisors.

Black Hawk retained ERShares to render an opinion to the Black Hawk Board as to the fairness, from a financial point of view to Black Hawk and to the shareholders of Black Hawk of the Transaction Consideration to be issued or paid to such shareholders in the Business Combination. These analyses do not purport to be appraisals or to necessarily reflect the prices at which the business or securities actually may be sold. The results, information and estimates contained in these analyses are not intended to be, and should not be interpreted or construed as, indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Furthermore, ERShares’ analysis is dependent entirely on information, that was provided to ERShares by Vesicor, without independent verification by ERShares. Illustrative information, business plans, prospects and other information that was used in, and the results derived from, ERShares’ analyses are inherently subject to substantial uncertainty, and ERShares assumes no responsibility if future results are materially different from those forecasted in such estimates.

Fees and Expenses

As compensation for ERShares’ service in connection with the rendering the Opinion to the Black Hawk Board, Black Hawk agreed to pay ERShares a fee of $75,000. $10,000 of the fee was paid upon commencement of the engagement, $60,000 of the fee was paid upon delivery of the oral opinion and $5,000 is payable upon closing of Business Combination or March 26, 2026, whichever is earlier.

Recommendation of the Black Hawk Board and Reasons for the Business Combination

The Black Hawk Board considered a variety of factors in connection with its evaluation of the Business Combination. In light of the number and complexity of those factors, the Black Hawk Board, as a whole, did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. Additionally, individual directors may have given different weight to different factors. The Black Hawk Board viewed its decision as being a business judgment that was based on all of the information available and the factors presented to and considered by it. This explanation of Black Hawk’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Statement Regarding “Forward-Looking Statements.”

The Black Hawk Board, before reaching its unanimous decision to recommend the Business Combination to the Black Hawk Shareholders, reviewed in detail information and analyses provided to the Black Hawk Board by Black Hawk management and advisors engaged by Black Hawk, as further described below. Additionally, Black Hawk management and the members of the Black Hawk Board have substantial experience in evaluating the financial merits of companies across a variety of industries, including energy businesses, and the Black Hawk Board concluded that this experience and background enabled them to make the necessary analyses and determinations regarding the Business Combination and its terms. The Black Hawk Board considered a range of factors, including industry data, comparable company analyses, and case studies of similarly situated life sciences companies. The Board undertook a thorough review of Vesicor’s business and prospects and evaluated the proposed transaction terms in the context of available market data. Additionally, the Black Hawk Board obtained a fairness opinion from EntrepreneurShares LLC.

The Black Hawk Board reviewed valuation data and trading multiples from a set of publicly traded biotechnology and life sciences companies that were identified as being in a similar preclinical or early clinical development stage. These companies were primarily focused on oncology, immunotherapy, or other high-growth therapeutic areas and reflected business models similar in risk profile, capital intensity, and market potential to Vesicor.

The valuation data for these companies suggested a range of enterprise values from approximately $51 million to $101 million, with average preclinical valuations around $62 million, consistent with benchmarks published by the U.S. Department of Health and Human Services. Additionally, market data from sources such as Bay Bridge Bio indicated that companies initiating Phase 1 trials—often post-IND—could carry valuations exceeding $100 million, while Vesicor, which had not yet submitted an IND, appropriately aligned with the preclinical cohort.

The due diligence and analyses conducted by Black Hawk management and Black Hawk’s advisors also included:

●	meetings, including on-site visits, and calls with the management team and advisors of Vesicor regarding, among other things, Vesicor’s vertically integrated business model and operations, long-term contracts and prospects, as well as Vesicor management’s views regarding the potential market growth opportunities for Vesicor;

●	review of material contracts (including Vesicor’s long-term PPAs and other material customer agreements) and other material matters;

●	financial, tax, legal, intellectual property, technical, IT infrastructure, accounting, operational, business and other due diligence;

●	consultation with Vesicor management and its legal counsel;

●	analysis of Vesicor and its prospects, together with comparative benchmarking to public company comparables identified by Vesicor management;

●	fairness opinion provided by ERShares; and

●	analyses of Vesicor and the Business Combination, as presented by Black Hawk management to the Black Hawk Board, as further described below.

Vesicor identified the following public company comparables:

-	Capricor Therapeutics, Inc. (NASDAQ: CAPR)

Capricor is a clinical-stage company biotechnology company that is developing exosome-based therapeutics. Exosomes and microvesicles are both types of extracellular vesicles (“EVs”).

-	PMV Pharmaceuticals, Inc. (NASDAQ: PMVP)

PMV pharmaceutical is a precision oncology company that is developing small molecule therapies for p53 mutations in cancer. One of its drug candidates is a p53 reactivator.

-	Aprea Therapeutics, Inc. (NASDAQ: APRE)

Aprea is a clinical-stage biotech company focused on developing cancer therapeutics that target DNA damage response pathways. One of their drug candidates involves the TP53 gene.

-	Ascentage Pharma Group International (NASDAQ: AAPG)

Ascentage is a clinical-stage biotech company that has a drug candidate that targets the MDM2-p53 pathway.

Vesicor identified the above publicly-traded companies that are developing drugs targeting the p53 gene or involved with microvesicles/exosomes. These comparables were identified separately from the comparables selected by ERShares and were known to Vesicor prior to commencement of discussions with Black Hawk about the Business Combination. This awareness of the above referenced comparables was the result of Vesicor’s general review of public companies engaged in p53 gene or microvesicles/exosomes development efforts and potentially operating in the same industry segment as Vesicor.

At the conclusion of this process, the Black Hawk Board determined that while, like all potential business deals, an acquisition of Vesicor presents potential risks, nevertheless pursuing a potential business combination with Vesicor would overall be an attractive opportunity for Black Hawk and its shareholders for a number of reasons, including, but not limited to, the belief that Vesicor presents Black Hawk with a transformative market opportunity based on the potential of commercializing p53-based cancer therapeutics that has delivered promising results for cancer patients in Japan under the Advance Care Program B.

In addition, based on its review of information about Vesicor, the potential of commercializing p53-based cancer therapeutics delivered via microvesicles and Vesicor’s business plans, and the results of Black Hawk’s due diligence and analyses, as further described below, the factors considered by the Black Hawk Board included, but were not limited to, the following:

●	Transformative Market Opportunity. The Board noted the significant and growing demand for innovative cancer therapies, particularly those targeting tumor suppressor gene pathways such as p53, which is mutated in more than 50% of human cancers. Vesicor’s scientific approach, utilizing microvesicle-based delivery mechanisms, is well-aligned with emerging modalities in oncology and represents a potentially transformative platform technology.

●	Unmet Medical Need. Vesicor’s therapeutic candidate is designed to address high-value, underserved oncology indications with limited effective treatment options. The ability to restore or modulate p53 function via a novel delivery system positions Vesicor to make a significant impact on patient outcomes in both solid and hematological malignancies.

●	Scientific and Technological Differentiation. The Board considered Vesicor’s proprietary platform, which combines cutting-edge biologic drug engineering with targeted delivery via microvesicles. This method may offer advantages in safety, efficacy, and tissue targeting over traditional gene therapy or small molecule approaches.

●	Experienced Management and Scientific Leadership. Vesicor has assembled a seasoned leadership team with a demonstrated track record in biopharmaceutical development, regulatory strategy, and commercialization. In addition, its advisory board includes leading experts in oncology, p53 biology, and extracellular vesicle therapeutics.

●	Robust Preclinical Progress. The Board reviewed encouraging preclinical data demonstrating proof-of-concept in relevant cancer models by Vesicor in Japan, including possible evidence of tumor suppression, targeted delivery, and favorable safety profiles. These data support advancement toward IND-enabling studies and eventual clinical trials.

●	Platform Potential. In addition to its lead candidates, Vesicor’s microvesicle platform is potentially applicable to a broader range of intracellular targets, offering the prospect of pipeline expansion beyond oncology.

●	Strategic Positioning. Vesicor is well-positioned to benefit from heightened interest in next-generation delivery technologies and cell-free therapeutics. The field is attracting increasing attention from pharmaceutical companies and investors, and Vesicor’s differentiated approach may serve as a competitive advantage.

●	Favorable Industry and Regulatory Tailwinds. The Board considered the strong policy and regulatory environment encouraging innovation in cancer treatment, including expedited pathways such as Fast Track and Breakthrough Therapy designation, which could facilitate Vesicor’s development and approval timelines.

●	Attractive Entry Valuation. The Board determined that, if Vesicor is successful in achieving its development milestones, shareholders will have acquired their ownership interests at a compelling valuation relative to comparable preclinical-stage biopharma transactions.

●	Vesicor Management Team Alignment and Retained Ownership. The Vesicor Shareholders are expected to convert all of their equity into shares of the Combined Company and remain invested post-closing, reflecting strong alignment with the success of the combined entity.

●	Consistency with Investment Criteria Established at IPO. The Board concluded that the proposed Business Combination with Vesicor aligns with the investment thesis and selection criteria defined at the time of the Sponsor’s initial public offering.

●	Vesicor as the Most Attractive Target. Following a comprehensive review of alternative business combination opportunities, the Board determined that Vesicor represented the most promising opportunity, offering the potential for long-term value creation through scientific innovation and execution.

In the course of its deliberations, in addition to the various other risks associated with the business of Vesicor, as described in the section entitled “Risk Factors” and appearing elsewhere in this proxy statement/prospectus, the Black Hawk Board also considered a variety of uncertainties, risks and other potentially negative reasons, factors and potentially negative outcomes relative to the proposed Business Combination, including the following:

●	Early-Stage Company Risk. Vesicor is a pre-revenue, development-stage company with no commercialized products, which may make it difficult for investors to evaluate and introduces significant uncertainty regarding future performance.

●	Clinical Development and Regulatory Risk. The success of Vesicor’s product candidate is subject to significant risk, including failure to demonstrate safety or efficacy in clinical trials, delays in regulatory approval, or inability to meet requirements for marketing authorization.

A further consideration was that: (1) Vesicor has not received any regulatory authorization to commence clinical trials or the regulatory review process for the ecm-RV/p53 product candidate in the U.S. or elsewhere, has not commenced any clinical trials or other regulatory review process, and has not received any regulatory approvals for commercial use of ecm-RV/p53 product candidate or any other product candidate in the U.S. or elsewhere. (2) Commencement of the regulatory review process in the U.S. is not an indicator of the odds of a product successfully completing the regulatory review process or receiving regulatory approval because the regulatory review process is complex, lengthy and demanding in requisite standards and performance criteria, rejection of product candidates by the FDA is common occurrence and can occur at any stage of the regulatory review process; and (3) The approval of any product candidate for commencement of clinical trials or for commercial use is within the FDA’s sole discretionary authority.

●	No Assurance of Commercial Viability. Even if approved, Vesicor’s products may not be commercially successful due to competition, pricing, reimbursement, or other market dynamics.

●	Capital Requirements and Dilution Risk. Vesicor will require substantial additional capital to fund ongoing R&D, clinical trials, manufacturing scale-up, and commercialization efforts. There can be no assurance that such funding will be available on favorable terms, if at all.

●	Dependence on Key Personnel. Vesicor’s future success is highly dependent on the continued services of its executive team and scientific advisors. The loss of key personnel could disrupt development plans or undermine investor confidence.

●	Intellectual Property Risk. Vesicor’s success depends in part on its ability to secure and maintain robust intellectual property protections. There is a risk that patents may not be granted, or that existing IP may be challenged or circumvented by competitors.

●	Lack of Operating History and Revenue. Vesicor has no history of generating revenue and no existing customer contracts. The business model remains unproven and will require successful execution across multiple disciplines to achieve sustainable operations.

●	Public Company Readiness. Vesicor has not previously operated as a public company and may encounter challenges in establishing the necessary financial reporting, internal controls, and corporate governance infrastructure.

●	Valuation Uncertainty. The Board acknowledged the challenges in valuing an early development stage biopharmaceutical business.

●	Shareholder Redemptions. The potential that a significant number of public shareholders may redeem their shares in connection with the transaction, reducing the cash available to support Vesicor’s strategic plans.

●	Litigation and Transaction Risk. The risk that the transaction may be subject to litigation or fail to close due to unmet closing conditions or shareholder approval.

●	Macroeconomic and Market Conditions. Broader economic uncertainty, including inflation, interest rates, and capital markets volatility, could adversely affect Vesicor’s ability to raise capital or operate effectively as a public company.

The Business Combination is not structured to require the approval of at least a majority of Public Shareholders. No unaffiliated representative has been retained by a majority of the directors who are not employees of Black Hawk to act solely on behalf of the unaffiliated shareholders of Black Hawk for purposes of negotiating the terms of the Business Combination on their behalf and/or preparing a report concerning the approval of the Business Combination.

In evaluating the conflicts of interest referenced above, the Black Hawk Board concluded that the potentially disparate interests would be mitigated because (i) certain of these interests were disclosed in the prospectus for Black Hawk’s IPO and are disclosed in this proxy statement/prospectus, (ii) most of these disparate interests would exist with respect to a business combination by Black Hawk with any other target business or businesses, and (iii) the Sponsor will hold equity interests in PubCo with value that, after the Closing, will be based on the future performance of PubCo and the trading prices of PubCo Common Stock.

In addition to considering the factors described above, the Black Hawk Board also considered that the Sponsor certain officers and directors of Black Hawk interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of Black Hawk Shareholders (see section entitled “The Business Combination Proposal - Interests of the Sponsor and Black Hawk’s Officers and Directors in the Business Combination”). After considering the foregoing, the Black Hawk Board concluded, in its business judgment, that the potential benefits to Black Hawk and its shareholders relating to the Business Combination outweighed the potentially negative factors and risks relating to the Business Combination.

In connection with any shareholder meeting called to approve a proposed initial business combination, each Public Shareholder will have the right, regardless of whether he is voting for or against such proposed business combination, to redeem each of his or her Public Shares for a pro rata share of the Trust Account upon consummation of the business combination.

However, in order to validly exercise redemption rights, Public Shareholders must comply with specific delivery requirements. Specifically, Public Shareholders will be required to either (i) tender their share certificates (if any) and properly completed redemption forms to the Transfer Agent, or (ii) deliver their Public Shares electronically through the Depository Trust Company’s DWAC system, in each case prior to the deadline stated in the proxy materials.

Obtaining a physical share certificate may involve coordination among the shareholder’s broker, DTC, and the Transfer Agent, and could take two weeks or longer, a timeline over which Black Hawk has no control. Although DWAC delivery is generally quicker, delays may still occur, and Black Hawk makes no guarantees regarding processing times.

As a result, Public Shareholders who do not complete the required delivery procedures in a timely manner may be unable to redeem their shares, even if they submitted a redemption election. These shareholders would then remain investors in Black Hawk and may not have another opportunity to redeem their shares prior to completion of the Business Combination.

The foregoing is different from the procedures used by traditional blank check companies. In order to perfect redemption rights in connection with their business combinations, many traditional blank check companies would distribute proxy materials for the shareholders’ vote on an initial business combination, and a holder could simply vote against a proposed business combination and check a box on the proxy card indicating such holder was seeking to exercise its redemption rights. After the business combination was approved, the company would contact such shareholder to arrange for it to deliver its certificate to verify ownership. As a result, the shareholder then had an “option window” after the consummation of the business combination during which it could monitor the price of the company’s stock in the market. If the price rose above the Redemption Price, it could sell its shares in the open market before actually delivering his certificates (if any) and other redemption forms to the company for cancellation. As a result, the redemption rights, to which shareholders were aware they needed to commit before the shareholder meeting, would become an “option” right surviving past the consummation of the business combination until the redeeming holder delivered its certificate. The requirement for physical or electronic delivery prior to the closing of the shareholder meeting ensures that a holder’s election to redeem is irrevocable once the business combination is completed.

Pursuant to its Current Charter, Black Hawk is required to give a minimum of ten days’ notice for each general meeting. As a result, Black Hawk requires Public Shareholders who wish to redeem their Ordinary Shares for a pro rata portion of the funds in the Trust Account to comply with the foregoing delivery requirements, holders may not have sufficient time to receive the notice and deliver their certificates (if any) and other redemption forms for redemption. Accordingly, investors may not be able to exercise their redemption rights and may be forced to retain Black Hawk’s securities when they otherwise would not want to.

Black Hawk requires Public Shareholders who wish to redeem their Ordinary Shares to comply with specific delivery requirements for redemption described above and such proposed business combination is not consummated, Black Hawk will promptly return such certificates to the tendering Public Shareholders.

Please see the risk factor titled “Black Hawk requires Public Shareholders who wish to redeem their Public Shares to comply with the delivery requirements for redemption, such redeeming shareholders may be unable to sell their securities when they wish to in the event that the proposed business combination is not approved.”

Once the shares are redeemed by the beneficial holder and effectively redeemed by Black Hawk under Cayman Islands law, the transfer agent will then update Black Hawk’s Register of Shareholders to reflect all redemptions.

Satisfaction of 80% Test

Pursuant to the Nasdaq listing rules, any business acquired by Black Hawk have a fair market value equal to at least 80% of the balance of the funds in the Trust Account at the time of the execution of a definitive agreement for an initial business combination. Based on the financial analysis of Vesicor generally used to approve the transaction, Black Hawk Board determined that this requirement was met. Black Hawk Board determined that the consideration being paid in the Business Combination, which amount was negotiated at arms-length, was fair to and in the best interests of Black Hawk and its shareholders and appropriately reflected Vesicor’s value. Black Hawk Board considered all of the factors described above and the fact that the Aggregate Consideration to be paid by Black Hawk was the result of arm’s length negotiations with Vesicor. As a result, Black Hawk Board concluded that the fair market value of the business acquired was in excess of 80% of the assets held in the Trust Account. In addition, Black Hawk board also considered the opinion provided by ERShares to the effect that, as of the date of such opinion and based upon and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications set forth therein, Vesicor had a fair market value equal to at least 80% of the net assets of the Trust Account.

Material U.S. Federal Income Tax Consequences

The following summary is a discussion of material U.S. federal income tax considerations, with respect to U.S. holders of Black Hawk Ordinary Shares or Black Hawk Rights, of the Domestication, the exercise of redemption rights and the Merger and with respect to non-U.S. holders (as defined below) the ownership and disposition of PubCo Common Stock and PubCo Rights after the Domestication and Merger. This section applies only to holders that hold their Black Hawk Ordinary Shares, Black Hawk Rights or PubCo Common Stock, and PubCo Rights as capital assets for U.S. federal income tax purposes (generally, property held for investment) and does not address the Sponsor or its affiliates, representatives, employees or other stakeholders.

This section addresses the issues under U.S. Federal Income Tax law that are likely to be material to a U.S. resident individual. This Material U.S. Federal Income Tax Consequences section represents the opinion of Special Tax Counsel on the likely outcome in a federal court if the Internal Revenue Service (IRS) were to challenge any issue discussed in the section. This Material U.S. Federal Income Tax Consequences section does not discuss all aspects of U.S. federal income taxation that might be relevant to a particular holder in light of such holder’s circumstances or status, nor does it address tax considerations applicable to a holder subject to special rules, including:

●	financial institutions or financial services entities;

●	broker-dealers;

●	governments or agencies or instrumentalities thereof;

●	insurance companies;

●	dealers or traders subject to a mark-to-market method of tax accounting with respect to Black Hawk Ordinary Shares, Black Hawk Rights, PubCo Common Stock or PubCo Rights;

●	persons holding Black Hawk Ordinary Shares, Black Hawk Rights, PubCo Common Stock or PubCo Rights as part of a “straddle,” hedge, integrated transaction or similar transaction, or persons deemed to sell Black Hawk Ordinary Shares, Black Hawk Rights, PubCo Common Stock or PubCo Rights under constructive sale provisions of the Code;

●	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

●	partnerships or other pass-through entities for U.S. federal income tax purposes or beneficial owners in such entities;

●	holders who are controlled foreign corporations or PFICs;

●	regulated investment companies;

●	real estate investment trusts;

●	persons who acquired Black Hawk Ordinary Shares, Black Hawk Rights, PubCo Common Stock or PubCo Rights through the exercise or cancellation of employee stock options or otherwise as compensation for their services;

●	persons owning (directly, indirectly, or constructively) 10% or more of the total combined voting power of all classes of stock entitled to vote of, or 10% or more of the total value of all classes of shares of, the SPAC or PubCo, except to the extent otherwise discussed herein;

●	U.S. holders that hold their Black Hawk Ordinary Shares, Black Hawk Rights, PubCo Common Stock or PubCo Rights through a non-U.S. broker or other non-U.S. intermediary;

●	U.S. expatriates or former long-term residents of the United States;

●	persons that are subject to “applicable financial statement rules” under Section 451(b) of the Code;

●	individual retirement or other tax-deferred accounts; or

●	tax-exempt entities.

If a partnership (or any entity or arrangement so characterized for U.S. federal income tax purposes) holds Black Hawk Ordinary Shares, Black Hawk Rights, PubCo Common Stock or PubCo Rights, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships holding any Black Hawk Ordinary Shares, Black Hawk Rights, PubCo Common Stock or PubCo Rights and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of the Domestication, an exercise of redemption rights and the Merger to them.

This discussion is based on the Code, and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations all as of the date hereof, changes to any of which subsequent to the date of this proxy statement/prospectus may affect the tax consequences described herein (possibly with retroactive effect).

This discussion does not take into account proposed changes in such tax laws and does not address any aspect of state, local or foreign taxation, or any U.S. federal taxes other than income taxes (such as estate or gift tax consequences, the alternative minimum tax or the Medicare tax on investment income). Each of the foregoing is subject to change, possibly with retroactive effect. You should consult your tax advisors with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

We have not and do not intend to seek any rulings from the U.S. Internal Revenue Service (the “IRS”) regarding the Domestication, an exercise of redemption rights, the Merger, or any other matters discussed herein. There can be no assurance that the IRS will not take positions concerning the tax consequences of the transactions that are inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.

THE FOLLOWING IS FOR INFORMATIONAL PURPOSES ONLY. ALL SHAREHOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE DOMESTICATION, AN EXERCISE OF REDEMPTION RIGHTS AND THE MERGER, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

U.S. Holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of Black Hawk Ordinary Shares, Black Hawk Rights, PubCo Common Stock or PubCo Rights that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) under the laws of the United States, any state thereof or the District of Columbia;

●	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

●	a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more “United States persons” (within the meaning of the Code) have the authority to control all substantial decisions of the trust, or (ii) the trust has validly elected to be treated as a United States person.

Consequences of the Domestication to U.S. Holders - F Reorganization

The U.S. federal income tax consequences of the Domestication will depend primarily upon whether the Domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code.

Under Section 368(a)(1)(F) of the Code, a reorganization (an “F Reorganization”) is a “mere change in identity, form or place of organization of one corporation, however effected.” Pursuant to the Domestication, the SPAC will change its jurisdiction of incorporation from the Cayman Islands to Delaware, and, after the Domestication will change its name to Vesicor Therapeutics Holdings, Inc.

The Domestication will qualify as an F Reorganization for U.S. federal income tax purposes. Based upon customary assumptions, as well as certain representations made by, and covenants and undertakings of, the SPAC, Special Tax Counsel is of the opinion that the Domestication will qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code. However, none of the parties to the Merger intend to request a ruling from the IRS regarding the U.S. federal income tax consequences of the Domestication. If any of the facts, assumptions, representations, covenants or undertakings by the SPAC are incorrect, incomplete or inaccurate or are violated, the accuracy of the opinion of Special Tax Counsel may be affected and the U.S. federal income tax consequences of the Domestication could differ from those described herein. However, due to the absence of direct guidance on the application of Section 368(a)(1)(F) of the Code to a statutory conversion of a corporation holding only investment-type assets such as the SPAC, including whether such a conversion is viewed for U.S. federal income tax purposes as a transaction involving two or more “investment companies” (for which tax-deferred “reorganization” treatment would not be available), this result is not entirely clear. Accordingly, due to the absence of such guidance, it is not possible to predict whether the IRS or a court considering the issue would take a contrary position.

U.S. holders will not recognize taxable gain or loss on the Domestication for U.S. federal income tax purposes, except as provided below under the caption headings “- Effect of Section 367 of the Code to U.S. Holders” and “- PFIC Considerations - Effect of PFIC Rules on the Domestication”, and the Domestication will be treated for U.S. federal income tax purposes as if the SPAC (i) transferred all of its assets and liabilities to the Surviving Company in exchange for all of the outstanding common stock and rights of the Surviving Company; and (ii) then distributed the common stock and rights of the Surviving Company to the shareholders and rights holders of the SPAC in liquidation of the SPAC. The taxable year of the SPAC will be deemed to end on the date of the Domestication.

As the Domestication will qualify as an F Reorganization: (i) the tax basis of a share of PubCo Common Stock or PubCo Rights received by a U.S. holder in the Domestication will equal the U.S. holder’s adjusted tax basis in the Black Hawk Ordinary Shares or Black Hawk Rights, as the case may be, surrendered in exchange therefor, increased by any amount included in the income of such U.S. holder as a result of Section 367 of the Code (as discussed below) and (ii) the holding period for a share of PubCo Common Stock or PubCo Rights received. by a U.S. holder will include such U.S. holder’s holding period for the Black Hawk Ordinary Shares or Black Hawk Rights surrendered in exchange therefor.

In the event the Domestication fails to qualify as an F Reorganization, a U.S. holder would recognize gain or loss with respect to its Black Hawk Ordinary Shares or Black Hawk Rights in an amount equal to the difference between the fair market value of the shares of PubCo Common Stock or PubCo Rights received in the Domestication and the U.S. holder’s adjusted tax basis in its Black Hawk Ordinary Shares or Black Hawk Rights surrendered in the Domestication. In such event, such U.S. holder’s basis in the shares of PubCo Common Stock or PubCo Rights would be equal to their fair market value on the date of the Domestication, and such U.S. holder’s holding period for such shares of PubCo Common Stock or PubCo Rights would begin on the day following the date of the Domestication. Shareholders who hold different blocks of Black Hawk Ordinary Shares or Black Hawk Rights (generally, ordinary shares and rights of the SPAC purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

Because the Domestication will occur prior to the redemption of U.S. holders that exercise redemption rights, U.S. holders exercising such redemption rights will be subject to the potential tax consequences of the Domestication.

ALL U.S. HOLDERS CONSIDERING EXERCISING REDEMPTION RIGHTS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE POTENTIAL TAX CONSEQUENCES OF THE DOMESTICATION AND AN EXERCISE OF REDEMPTION RIGHTS TO THEM.

Effect of Section 367 of the Code to U.S. Holders

Section 367 of the Code applies to certain non-recognition transactions involving foreign corporations, including a domestication of a foreign corporation in an F Reorganization. Section 367 of the Code imposes U.S. federal income tax on certain U.S. persons in connection with transactions that would otherwise be tax-free. Section 367(b) of the Code will apply to U.S. holders of Black Hawk Ordinary Shares on the date of the Domestication. Because the Domestication will occur immediately prior to the redemption of holders that exercise redemption rights, U.S. holders exercising redemption rights will be subject to the potential tax consequences of Section 367 of the Code as a result of the Domestication.

U.S. Holders That Own Black Hawk Ordinary Shares with a Fair Market Value of $50,000 or More And Less Than 10 Percent of the Black Hawk Ordinary Shares

Subject to the discussion under “-PFIC Considerations” below, any U.S. holder who, on the date of the Domestication, beneficially owns (directly, indirectly, or constructively, including as a result of applicable attribution rules) Black Hawk Ordinary Shares with a fair market value of $50,000 or more but less than 10% of the total combined voting power of all classes of Black Hawk Ordinary Shares entitled to vote and less than 10% of the total value of all classes of Black Hawk Ordinary Shares will recognize gain (but not loss) with respect to the common stock received in the Domestication unless such holder elects to recognize the “all earnings and profits” amount attributable to such holder as described below. Any such gain would be equal to the excess of the fair market value of such common stock received over the U.S. holder’s adjusted tax basis in the Black Hawk Ordinary Shares deemed to be surrendered in exchange therefor. Subject to the PFIC rules discussed below, such gain would be capital gain and should be long-term capital gain if the U.S. holder held the Black Hawk Ordinary Shares for longer than one year. A U.S. holder’s ownership of Black Hawk Rights will be taken into account in determining such U.S. holder’s percentage ownership of Black Hawk Ordinary Shares. Complex attribution rules apply in determining whether a U.S. holder owns 10% or more of the total combined voting power of all classes of our ordinary shares entitled to vote or owns 10% or more of the total value of all classes of our ordinary shares. All U.S. holders are urged to consult their tax advisors with respect to those attribution rules.

In lieu of recognizing any gain as described in the preceding paragraph, such a U.S. holder may instead elect to include in income all of the SPAC’s earnings and profits attributable to its Black Hawk Ordinary Shares under Section 367(b) of the Code. There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and must include, among other things:

●	a statement that the Domestication is a Section 367(b) exchange (within the meaning of the applicable Treasury Regulations);

●	a complete description of the Domestication;

●	a description of any stock, securities or other consideration transferred or received in the Domestication;

●	a statement describing the amounts required to be taken into account for U.S. federal income tax purposes as income or as an adjustment to basis, earnings and profits or other tax attributes;

●	a statement that the U.S. holder is making the election that includes (A) a copy of the information that the U.S. holder received from the SPAC (or PubCo) establishing and substantiating the U.S. holder’s earnings and profits amount with respect to the U.S. holder’s Black Hawk Ordinary Shares, and (B) a representation that the U.S. holder has notified the SPAC (or PubCo) that the U.S. holder is making the election; and

●	certain other information required to be furnished with the U.S. holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations.

The election must be attached by the U.S. holder to its timely filed U.S. federal income tax return for the year of the Domestication, and the U.S. holder must send notice of making the election to Surviving Company no later than the date such tax return is filed. In connection with this election, the SPAC intends to provide each U.S. holder eligible to make such an election with information regarding the SPAC’s earnings and profits upon request. At the time of the Domestication, the SPAC expects to have cumulative earnings and profits stemming from interest earned to the Trust Account, the amount of which will be based on prevailing interest rates, and such amounts of earnings and profits may be material.

U.S. HOLDERS ARE STRONGLY URGED TO CONSULT A TAX ADVISOR REGARDING THE CONSEQUENCES OF MAKING THE ELECTION DESCRIBED ABOVE AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO SUCH ELECTION.

U.S. Holders that Own Black Hawk Ordinary Shares with a Fair Market Value of Less Than $50,000

Subject to the discussion in “- PFIC Considerations” below, a U.S. holder who, at the time of the Domestication, beneficially owns (or is considered to own) Black Hawk Ordinary Shares with a fair market value of less than $50,000 should not be required to recognize any gain or loss under Section 367(b) of the Code in connection with the Domestication, and will not be required to include any part of all earnings and profits amount in income.

Tax Consequences for U.S. Holders of Black Hawk Rights

Subject to the considerations described above relating to a U.S. holder’s ownership of Black Hawk Rights being taken into account in determining whether such U.S. holder owns less than 10% of the Black Hawk Ordinary Shares for purposes of Section 367(b) of the Code, and the discussion in “- PFIC Considerations” below, a U.S. holder of Black Hawk Rights should not be subject to U.S. federal income tax with respect to the exchange of Black Hawk Rights for PubCo Rights as a result of the Domestication.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE DOMESTICATION TO THEM, INCLUDING WITH RESPECT TO THE EFFECT OF SECTION 367 OF THE CODE.

PFIC Considerations

In addition to Section 367(b) of the Code, the Domestication may be a taxable event to U.S. holders to the extent that Section 1291(f) of the Code applies, if the SPAC is or ever was a PFIC under Section 1297 of the Code (as discussed further in “PFIC Considerations - Effect of PFIC Rules on the Domestication” below).

General. A foreign corporation will be a PFIC for U.S. federal income tax purposes with respect to a taxable year of the foreign corporation if either:

●	at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income; or

●	at least 50% of its assets in a taxable year, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income.

Passive income includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

Because Black Hawk is a blank check company with no current active business and based upon the composition of its income (i.e., interest) and assets (i.e., cash) and upon a review of its financial statements, Special Tax Counsel has determined that Black Hawk is likely a PFIC for U.S. federal income tax purposes for its current taxable year and may have been a PFIC in prior taxable years. Because the determination of whether a non-U.S. corporation is a PFIC is highly fact-specific and depends on the application of complex rules, there can be uncertainty in this determination. Special tax counsel is of the opinion that Black Hawk is, and has been, a PFIC, although there can be no assurance in this regard.

Consequences of being a PFIC. Because Black Hawk is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. holder of Black Hawk Ordinary Shares or Black Hawk Rights and, in the case Black Hawk Ordinary Shares, such U.S. holder did not make a timely qualified electing fund (“QEF”) election for Black Hawk’s first taxable year as a PFIC in which such U.S. holder held (or was deemed to hold) such Black Hawk Ordinary Shares (or a QEF election along with a “purging election”) or did not make a timely mark-to-market election as discussed below, then as described below, such U.S. holder will be subject to special rules with respect to: (i) any gain recognized by the U.S. holder on the sale or other disposition of its Black Hawk Ordinary Shares or Black Hawk Rights; and (ii) any “excess distribution” made to the U.S. holder (generally, any distributions to such U.S. holder during a taxable year of the U.S. holder that are greater than 125% of the average annual distributions received by such U.S. holder in respect of the Black Hawk Ordinary Shares during the three preceding taxable years of such U.S. holder or, if shorter, such U.S. holder’s holding period for the Black Hawk Ordinary Shares).

Under these rules:

●	the U.S. holder’s gain or excess distribution will be allocated ratably over the U.S. holder’s holding period for the Black Hawk Ordinary Shares or Black Hawk Rights;

●	the amount of gain allocated to the U.S. holder’s taxable year in which the U.S. holder recognized the gain or received the excess distribution, or to the period in the U.S. holder’s holding period before the first day of the first taxable year in which the SPAC is a PFIC, will be taxed as ordinary income;

●	the amount of gain allocated to other taxable years (or portions thereof) of the U.S. holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. holder; and

●	the interest charge applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year of the U.S. holder.

Any “all earnings and profits amount” included in income by a U.S. holder as a result of the Domestication under Section 367 of the Code, as discussed above, would be treated as gain subject to these rules.

QEF Election. In general, because the SPAC is determined to be a PFIC, a U.S. holder may avoid the PFIC tax consequences described above in respect to its Black Hawk Ordinary Shares by making a timely QEF election to include in income its pro rata share of the SPAC’s net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed (unless an election is made), in each taxable year of the U.S. holder in which or with which the SPAC’s taxable year ends. The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. holder makes a QEF election by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a “PFIC Annual Information Statement,” to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. holders should consult their tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances. However, in order to comply with the requirements of a QEF election, a U.S. holder must receive a PFIC annual information statement from the SPAC. Upon written request, the SPAC will endeavor to provide to a U.S. holder such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. holder to make and maintain a QEF election, but there can be no assurance that we have provided or that we will timely provide such required information.

A U.S. holder may not make a QEF election with respect to its Black Hawk Rights. As a result, if a U.S. holder of Black Hawk Rights sells or otherwise disposes of such Black Hawk Rights, any gain recognized will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above, if the SPAC were a PFIC at any time during the period the U.S. holder held the Black Hawk Rights.

Mark-to-Market Election. Alternatively, if a U.S. holder, at the close of its taxable year, owns shares in a PFIC that are treated as marketable stock, the U.S. holder may make a mark-to-market election with respect to such shares for such taxable year. If the U.S. holder makes a valid mark-to-market election for the first taxable year of the U.S. holder in which the U.S. holder holds (or is deemed to hold) Black Hawk Ordinary Shares and for which the SPAC is determined to be a PFIC, such holder will not be subject to the PFIC rules described above in respect of its Black Hawk Ordinary Shares. Instead, in general, the U.S. holder will include as ordinary income each year the excess, if any, of the fair market value of its Black Hawk Ordinary Shares at the end of its taxable year over the adjusted basis in its Black Hawk Ordinary Shares. The U.S. holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its Black Hawk Ordinary Shares over the fair market value of its Black Hawk Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously included income, i.e., net of mark-to-market losses, as a result of the mark-to-market election). The U.S. holder’s basis in its Black Hawk Ordinary Shares will be adjusted to reflect any such income or loss amounts, and the required income inclusions as well as any further gain recognized on a sale or other taxable disposition of the Black Hawk Ordinary Shares will be treated as ordinary income. Any amount allowed as a deduction under the mark-to-market regime will be treated as an ordinary loss. Currently, a mark-to-market election may not be made with respect to rights, including Black Hawk Rights.

The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the SEC, including the Nasdaq (on which Black Hawk Ordinary Shares have been listed), or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. U.S. holders are urged to consult their tax advisors regarding the availability and tax consequences of a mark-to-market election in respect to the Black Hawk Ordinary Shares under their particular circumstances.

Effect of PFIC Rules on the Domestication. Even if the Domestication qualifies as an F Reorganization, Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person that disposes of stock of a PFIC (including rights to acquire stock of a PFIC, such as the Black Hawk Rights) must recognize gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. Proposed Treasury Regulations under Section 1291(f) of the Code, or the “Proposed Regulations”, were promulgated in 1992, with a retroactive effective date once they become finalized. If finalized in their current form, the Proposed Regulations may require taxable gain recognition by a U.S. holder subject to the PFIC rules with respect to its exchange of Black Hawk Ordinary Shares or Black Hawk Rights for PubCo Common Stock or PubCo Rights received in the Domestication if the SPAC were classified as a PFIC at any time during such U.S. holder’s holding period in Black Hawk Ordinary Shares or Black Hawk Rights. Therefore, U.S. holders of Black Hawk Ordinary Shares that have not made a timely QEF election or mark-to-market election (as described above) and U.S. holders of Black Hawk Rights may, pursuant to the Proposed Regulations, be subject to taxation on the Domestication to the extent their shares have a fair market value in excess of their tax basis. Any such gain would be treated as an “excess distribution” made in the year of the Domestication and subject to the special tax and interest charge rules discussed above.

It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted. The rules dealing with PFICs and with the QEF election and purging election (or a mark-to-market election) are very complex and are affected by various factors in addition to those described above. Accordingly, a U.S. holder of Black Hawk Ordinary Shares or Black Hawk Rights should consult its tax advisors concerning the application of the PFIC rules to such securities under such holder’s particular circumstances.

Effect to U.S. Holders of Black Hawk Ordinary Shares Exercising Redemption Rights

This section is addressed to U.S. holders of Black Hawk Ordinary Shares (which will be exchanged for common stock in the Domestication) that elect to exercise redemption rights to receive cash in exchange for Black Hawk Ordinary Shares and is subject in its entirety to the discussion of the Domestication, the PFIC rules and Section 367 of the Code as discussed above.

The U.S. federal income tax consequences to a U.S. holder of Black Hawk Ordinary Shares (which become common stock in the Domestication) that exercises its redemption rights to receive cash from the Trust Account in exchange for all or a portion of its common stock will depend on whether the redemption qualifies as a sale of the common stock redeemed under Section 302 of the Code or is treated as a distribution under Section 301 of the Code. If the redemption qualifies as a sale of such U.S. holder’s common stock redeemed, the holder will recognize capital gain or capital loss equal to the difference, if any, between the amount of cash received and such holder’s tax basis in the common stock redeemed (which basis will depend on the treatment of the Domestication, including under Section 367 of the Code and the PFIC rules, as described above).

Whether a redemption qualifies for sale treatment will depend largely on the total amount of common stock treated as held by the U.S. holder (including any shares constructively owned by the U.S. holder as a result of owning warrants) relative to all common stock outstanding both before and after the redemption (which will include any common stock issued under the Nasdaq Proposal). The redemption of common stock will be treated as a sale of the common stock (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. holder, (ii) results in a “complete termination” of the U.S. holder’s interest in the PubCo or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. holder.

In determining whether any of the foregoing tests are satisfied, a U.S. holder takes into account not only common stock actually owned by the U.S. holder, but also common stock constructively owned by the U.S. holder. A U.S. holder may constructively own, in addition to shares owned directly, shares owned by certain related individuals and entities in which the U.S. holder has an interest or that have an interest in such U.S. holder, as well as any shares the U.S. holder has a right to acquire by exercise of an option, which would generally include common stock which could be acquired pursuant to an exercise of any warrants by such U.S. holder.

In order to meet the substantially disproportionate test, the percentage of the outstanding voting shares actually and constructively owned by the U.S. holder immediately following the redemption of common stock must, among other requirements, be less than 80% of the percentage of the outstanding voting shares actually and constructively owned by the U.S. holder immediately before the redemption. Prior to the Merger, the Black Hawk Ordinary Shares and common stock may not be considered voting shares for this purpose and, consequently, this substantially disproportionate test may not be applicable. There will be a complete termination of such U.S. holder’s interest if either (i) all of the common stock actually and constructively owned by such U.S. holder are redeemed or (ii) all of the common stock actually owned by such U.S. holder are redeemed and such U.S. holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of any common stock actually and constructively owned by certain family members and such U.S. holder does not constructively own any other common stock and otherwise complies with specific conditions. In order for the redemption of common stock to not be essentially equivalent to a dividend, the redemption must result in a “meaningful reduction” of the U.S. holder’s proportionate interest in the PubCo. Whether the redemption will result in a meaningful reduction in a U.S. holder’s proportionate interest in the PubCo will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling, Revenue Ruling 76-385, that even a small reduction in the proportionate interest of a minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If the redemption does not qualify as a sale of the common stock redeemed, the U.S. holder will be treated as receiving a corporate distribution from the PubCo. Such distribution will be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of the PubCo’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of any such earnings and profits will be applied against and reduce the U.S. holder’s basis in its other common stock (but not below zero) and, to the extent in excess of such basis, will be treated as capital gain from the sale or exchange of such redeemed shares. After the application of these rules, any remaining tax basis of the U.S. holder in such holder’s redeemed common stock will be added to the U.S. holder’s adjusted tax basis in its remaining common stock, or, if it has none, to the U.S. holder’s adjusted tax basis in its warrants or possibly in other common stock constructively owned by such holder.

Because the Domestication will occur immediately prior to the redemption of U.S. holders that exercise redemption rights, U.S. holders exercising redemption rights will be subject to the potential tax consequences of Section 367 of the Code and the U.S. federal income tax rules relating to PFICs as a result of the Domestication discussed further above.

U.S. holders who directly, indirectly, or constructively own five percent or more of stock of the PubCo (by vote or value) may be subject to special reporting requirements with respect to a redemption, and such holders should consult with their tax advisors with respect to any applicable reporting requirements.

All U.S. holders are urged to consult with their tax advisors as to the tax consequences of a redemption of all or a portion of their common stock pursuant to an exercise of redemption rights.

Tax Consequences to U.S. Holders of Common Stock and Warrants of the Merger

A U.S. holder that holds PubCo Common Stock and PubCo Rights after the Domestication will not recognize gain or loss for U.S. federal income tax purposes solely as a result of the Merger, except as provided under the caption headings “- Effect of Section 367 of the Code to U.S. Holders” and “- PFIC Considerations - Effect of PFIC Rules on the Domestication”, and the Domestication will be treated for U.S. federal income tax purposes as if the SPAC (i) transferred all of its assets and liabilities to the Surviving Company in exchange for all of the outstanding common stock and rights of the Surviving Company; and (ii) then distributed the common stock and rights of the Surviving Company to the shareholders and rights holders of the SPAC in liquidation of the SPAC. The taxable year of the SPAC will be deemed to end on the date of the Domestication.

Non-U.S. Holders

The following describes material U.S. federal income tax considerations relating to the ownership and disposition of PubCo Common Stock and PubCo Rights by a non-U.S. holder after the Domestication and Merger. A “non-U.S. holder” is a beneficial owner of PubCo Common Stock or PubCo Rights that is, for U.S. federal income tax purposes:

●	a non-resident alien individual;

●	a foreign corporation; or

●	an estate or trust that is not a U.S. holder.

Such term, however, generally does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition. If you are such an individual, you are urged to consult your tax advisor regarding the U.S. federal income tax consequences of the sale or other disposition of PubCo Common Stock or PubCo Rights.

Effects of the Domestication to Non-U.S. Holders

The SPAC does not expect the Domestication to result in any material U.S. federal income tax consequences to non-U.S. holders of Black Hawk Ordinary Shares or Black Hawk Rights.

Dividends

Any distribution of cash or property (or a constructive distribution) Surviving Company makes to a non-U.S. holder of PubCo Common Stock or PubCo Rights, to the extent paid out of PubCo’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute a dividend for U.S. federal income tax purposes. Any such dividends paid or deemed paid to a non-U.S. holder in respect of PubCo Common Stock or PubCo Rights that is not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States, as described below, will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividend, unless such non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). In satisfying the foregoing withholding obligation with respect to a distribution, the applicable withholding agent may withhold up to 30% of either (i) the gross amount of the entire distribution, even if the amount of the distribution is greater than the amount constituting a dividend, as described above, or (ii) the amount of the distribution PubCo projects will be a dividend, based upon a reasonable estimate of both its current and accumulated earnings and profits for the taxable year in which the distribution is made. If U.S. federal income tax is withheld on the amount of a distribution in excess of the amount constituting a dividend, the non-U.S. holder may obtain a refund of all or a portion of the excess amount withheld by timely filing a claim for refund with the IRS. Any such distribution not constituting a dividend will be treated, for U.S. federal income tax purposes, first as reducing the non-U.S. holder’s adjusted tax basis in such PubCo Common Stock or PubCo Rights (but not below zero) and, to the extent such distribution exceeds the non-U.S. holder’s adjusted tax basis, as gain from the sale or other taxable disposition of such PubCo Common Stock or PubCo Rights, which will be treated as described under “- Gain on Sale, Taxable Exchange or Other Taxable Disposition of PubCo Common Stock and PubCo Rights” below.

Dividends (including constructive dividends) PubCo pays to a non-U.S. holder that are effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base of the non-U.S. holder) will not be subject to the foregoing U.S. federal withholding tax, provided such non-U.S. holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, unless an applicable income tax treaty provides otherwise, such dividends will be subject to U.S. federal income tax, net of certain deductions, at the same regular U.S. federal income tax rates applicable to a comparable U.S. holder. In addition, if the non-U.S. holder is a corporation, such holder’s effectively connected earnings and profits (subject to adjustments) may be subject to a U.S. federal “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Gain on Sale, Taxable Exchange or Other Taxable Disposition of PubCo Common Stock and PubCo Rights

A non-U.S. holder will not be subject to U.S. federal income tax in respect of gain recognized on a sale, exchange or other disposition of PubCo Common Stock or PubCo Rights unless:

●	the gain is effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base of the non-U.S. holder);

●	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

●	PubCo is or has been a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the non-U.S. holder’s holding period, and either (i) PubCo Common Stock has ceased to be regularly traded on an established securities market or (ii) the non-U.S. holder has owned or is deemed to have owned under constructive ownership rules, at any time during the shorter of the five-year period preceding the disposition or the non-U.S. holder’s holding period, more than 5% of Surviving Company’s outstanding PubCo Common Stock.

Unless an applicable tax treaty provides otherwise, any gain described in the first bullet point above generally will be subject to U.S. federal income tax, net of certain deductions, at the same regular U.S. federal income tax rates applicable to a comparable U.S. holder and, in addition, a non-U.S. holder described in the first bullet point that is a foreign corporation will be subject to U.S. federal “branch profits tax” at a 30% rate (or a lower applicable tax treaty rate) on such non-U.S. holder’s effectively connected earnings and profits (subject to adjustments).

Any gain of a non-U.S. holder described in the second bullet point above (which may be offset by U.S. source capital losses during the taxable year of the disposition) will be subject to a flat 30% U.S. federal income tax rate (or a lower applicable tax treaty rate).

Unless an applicable tax treaty provides otherwise, any gain described in the third bullet point above that is recognized by such non-U.S. holder on the sale, exchange or other disposition of PubCo Common Stock or PubCo Rights will be subject to tax at applicable U.S. federal income tax rates. In addition, a buyer of such PubCo Common Stock or PubCo Rights from a non-U.S. holder may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition if such PubCo Common Stock or PubCo Rights are not treated as “regularly traded on an established securities market.” PubCo will be classified as a USRPHC if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. PubCo does not expect to be classified as a USRPHC following the Merger. However, such determination is factual in nature and subject to change, and no assurance can be provided as to whether Surviving Company is or will be a USRPHC with respect to a non-U.S. holder following the Merger or at any future time.

Tax Consequences to Non-U.S. Holders That Elect to Exercise Redemption Rights

This section is addressed to non-U.S. holders of Black Hawk Ordinary Shares that elect to exercise redemption rights to receive cash in exchange for all or a portion of their Black Hawk Ordinary Shares. For purposes of this discussion, a “redeeming non-U.S. holder” is a non-U.S. holder that elects to exercise redemption rights in respect of all or a portion of its Black Hawk Ordinary Shares.

Because the Domestication will occur immediately prior to the redemption of non-U.S. holders that exercise redemption rights with respect to common stock, the U.S. federal income tax consequences to a redeeming non-U.S. holder will depend on whether the redemption qualifies as a sale of the common stock redeemed, as described above under “- U.S. Holders - Tax Consequences to U.S. Holders That Elect to Exercise Redemption Rights.” If such a redemption qualifies as a sale of common stock, the U.S. federal income tax consequences to the redeeming non-U.S. holder will be as described above under “- Gain on Sale, Taxable Exchange or Other Taxable Disposition of PubCo Common Stock and PubCo Rights.” If such a redemption does not qualify as a sale of common stock, the redeeming non-U.S. holder will be treated as receiving a distribution, the U.S. federal income tax consequences of which are described above under “- Dividends.”

ALL NON-U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE DOMESTICATION TO THEM.

Information Reporting and Backup Withholding

Dividend payments with respect to PubCo Common Stock and proceeds from the sale, exchange or redemption of PubCo Common Stock or PubCo Rights may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.

A Non-U.S. holder generally will eliminate the requirement for information reporting (other than with respect to dividends) and backup withholding by providing certification of its non-U.S. status on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability, and a holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

Foreign Account Tax Compliance Act

Pursuant to the Foreign Account Tax Compliance Act, set forth in Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred to as “FATCA”), foreign financial institutions (which include hedge funds, private equity funds, mutual funds and any other investment vehicles regardless of their size) must comply with information reporting rules with respect to their U.S. account holders and investors or bear a withholding tax on certain payments made to them (including such payments made to them in their capacity as intermediaries). Generally, if a foreign financial institution or certain other foreign entity does not comply with these reporting requirements, “withholdable payments” to the noncomplying entity will be subject to a 30% withholding tax. For this purpose, withholdable payments include U.S.-source payments otherwise subject to nonresident withholding tax and, subject to the discussion of the proposed Treasury Regulations below, the entire gross proceeds from the sale of certain equity or debt instruments of U.S. issuers. This withholding tax will apply to a non-compliant foreign financial institution regardless of whether the payment would otherwise be exempt from U.S. nonresident withholding tax.

Withholding under FATCA will generally apply to payments of dividends on PubCo Common Stock to foreign financial institutions that are not in compliance with FATCA. The U.S. Department of the Treasury has released proposed regulations which, if finalized in their present form, would eliminate the U.S. federal withholding tax of 30% applicable to the gross proceeds of a sale or disposition of equity interests. In its preamble to the proposed regulations, the U.S. Treasury stated that taxpayers may generally rely on the proposed regulations until final regulations are issued.

Similar withholding requirements to the foregoing apply to dividends on and, subject to the proposed regulations, gross proceeds from the sale of, PubCo Common Stock held by an investor that is a non-financial foreign entity unless such entity provides certain information regarding the entity’s “substantial United States owners,” which the applicable withholding agent will in turn be required to provide to the Secretary of the Treasury.

If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above, the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. Each non-U.S. holder is urged to consult its tax advisor regarding these rules and whether they may be relevant to such non-U.S. holder’s ownership and disposition of PubCo Common Stock and PubCo Rights.

Foreign entities located in jurisdictions that have entered into intergovernmental agreements with the United States in connection with FATCA may be subject to different rules. All holders are urged to consult with their tax advisors regarding the possible implications of the above rules under, or related to, FATCA on their investment in PubCo Common Stock or PubCo Rights.

Material U.S. Federal Income Tax Consequences of the Business Combination for Vesicor Shareholders

Tax Consequences to Shareholders of Vesicor

The following is a summary of the material U.S. federal income tax consequences to shareholders of Vesicor, a C corporation, resulting from the proposed business combination (the “Merger”) with Black Hawk, as described in this registration statement on Form S-4. This summary is provided for general informational purposes only and is not intended as tax advice. Shareholders are urged to consult their own tax advisors regarding the specific tax consequences of the Merger to them, taking into account their particular circumstances, as well as any tax consequences arising under U.S. federal, state, local, or non-U.S. tax laws.

Structure of the Transaction

The Merger is structured as a reverse triangular merger under Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the “Code”). Pursuant to the Merger Agreement, a wholly-owned subsidiary of the Black Hawk will merge with and into the Vesicor, with the Vesicor surviving as a wholly-owned subsidiary of the Black Hawk. In exchange for their shares of Vesicor Common Stock, Vesicor Shareholders will receive solely shares of Black Hawk common stock as merger consideration. No cash or other property will be issued as part of the Merger consideration, and any fractional shares of Black Hawk common stock that would otherwise be issued will be rounded to the nearest whole share in accordance with the terms of the Merger Agreement.

Tax-Free Reorganization Treatment

The Merger is intended to qualify as a tax-free reorganization under Section 368(a) of the Code. Assuming the Merger qualifies as a tax-free reorganization, the following U.S. federal income tax consequences are expected to apply to Vesicor Shareholders:

1.	Exchange of Vesicor Shares for Black Hawk Shares: Vesicor Shareholders who exchange their Vesicor Common Stock for Black Hawk common stock will generally not recognize gain or loss for U.S. federal income tax purposes. The tax basis of the Black Hawk common stock received will be equal to the tax basis of the Vesicor Common Stock surrendered in the exchange. The holding period of the Black Hawk Common Stock will include the holding period of the Vesicor Common Stock.

2.	No Cash or Other Property: As no cash or other property is being paid to Vesicor Shareholders as part of the Merger consideration, no taxable gain or loss is expected to be recognized by Vesicor Shareholders in connection with the exchange of their Vesicor Common Stock for Black Hawk common stock, assuming the Merger qualifies as a tax-free reorganization.

3.	Fractional Shares: No cash will be issued in lieu of fractional shares of Black Hawk common stock. Instead, any fractional shares that would otherwise be issued to a Vesicor Stockholder will be rounded to the nearest whole share of Black Hawk common stock, as specified in the Merger Agreement. The rounding of fractional shares is not expected to result in the recognition of gain or loss for U.S. federal income tax purposes, as no cash or other property is received in connection with such rounding.

Vesicor as a C Corporation

As the Vesicor is a C corporation, there are no special considerations related to S corporation status or pass-through entity taxation (e.g., partnerships). The Merger will not result in the termination of any pass-through tax status, as the Vesicor is already taxed as a C corporation under the Code.

Other Considerations

●	Continuity of Interest and Business Enterprise: For the Merger to qualify as a tax-free reorganization, it must satisfy certain requirements, including continuity of shareholder interest and continuity of business enterprise. While the parties intend for the Merger to meet these requirements, there can be no assurance that the Internal Revenue Service (IRS) will agree with this characterization. If the Merger does not qualify as a tax-free reorganization, Vesicor Shareholders may recognize taxable gain or loss on the exchange of their Vesicor Common Stock, measured by the difference between the fair market value of the Black Hawk common stock received and their tax basis in the Vesicor Common Stock.

●	Tax Opinions: Vesicor has not obtained a tax opinion with respect to the Merger qualifying as a tax-free reorganization under Section 368(a) of the Code. As a result, there is no formal legal opinion confirming the tax-free status of the Merger, and there can be no assurance that the IRS will not challenge the intended tax treatment of the Merger. Vesicor Shareholders should consult their own tax advisors to assess the risks associated with the absence of a tax opinion.

●	Backup Withholding: As no cash is being paid as part of the Merger consideration, including for fractional shares, backup withholding is not expected to apply to the exchange of Vesicor Common Stock for Black Hawk common stock.

●	Reporting Requirements: Vesicor Shareholders who receive Black Hawk common stock in the Merger may be required to file IRS Form 8937 (Report of Organizational Actions Affecting Basis of Securities) to report the tax basis of the securities received. The rounding of fractional shares may require additional reporting or adjustments to the tax basis, and shareholders should consult their tax advisors for guidance.

Non-U.S. Shareholders

Non-U.S. shareholders of the Vesicor should consult their tax advisors regarding the U.S. federal income tax consequences of the Merger, including any potential withholding taxes under the Foreign Investment in Real Property Tax Act (FIRPTA) or other applicable rules, as well as the tax consequences under the laws of their country of residence or citizenship.

Additional Information

This summary does not address all possible tax consequences of the Merger and is not intended to be a complete analysis of all tax considerations. The tax consequences of the Merger may vary depending on the specific circumstances of each Vesicor Shareholder, including their tax status and other factors. Vesicor Shareholders are strongly encouraged to consult with their own tax advisors to determine the specific U.S. federal, state, local, and non-U.S. tax consequences of the Merger to them.

Anticipated Accounting Treatment

The Business Combination will be treated by Black Hawk as a “reverse merger” in accordance with accounting principles generally accepted in the United States of America (“GAAP”). For accounting purposes, Vesicor is considered to be acquiring Black Hawk in this transaction. Therefore, for accounting purposes, the Business Combination will be treated as the equivalent of a capital transaction in which Vesicor is issuing stock for the net assets of Black Hawk. The net assets of Black Hawk will be stated at historical cost, with no goodwill or other intangible assets recorded. The post-acquisition financial statements of Black Hawk will show the consolidated balances and transactions of Black Hawk and Vesicor as well as comparative financial information of Vesicor (the acquirer for accounting purposes).

Regulatory Matters

Prior to the Closing, Vesicor is required under the Business Combination Agreement to: (1) obtain approval of its board of directors and shareholders for the reincorporation and domestication of Vesicor from the State of California to the State of Delaware; (2) file with the Secretary of State of California (Business Programs Division) and Divisions of Corporations, Secretary of State of Delaware, to effectuate the reincorporation and domestication of Vesicor to the State of Delaware; (3) qualify to do business as a foreign corporation in the State of California and, in connection therewith, appoint an agent for service of process as required under the provisions of Section 2105 of the California Corporations Code; and (4) take such other actions as may be required by the California Corporations Code and DGCL with respect to the reincorporation and domestication of Vesicor to the State of Delaware.

Additional disclosures about regulatory matters applicable to Vesicor’s ecm-RV/p53 product candidate are set forth in Information about Vesicor at page 273 of this proxy statement/prospectus.

The Business Combination and the transactions contemplated by the Business Combination Agreement are not subject to any additional federal or state regulatory requirement or approval, (i) except for filings with the Cayman Islands Registrar of Companies and Delaware Secretary of State necessary to effectuate the Domestication, and (ii) the Business Combination and filings required of solicitation materials pursuant to Rule 14a-12 of the Exchange Act.

Appraisal Rights

Shareholders of Black Hawk do not have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that Black Hawk’s entry into the Business Combination Agreement dated as of April 26, 2025 (the “Business Combination Agreement”) by and among Black Hawk, Vesicor Therapeutics, Inc., a California corporation (“Vesicor”), BH Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Black Hawk (“Merger Sub”) and each Additional Agreement (as defined in the Business Combination Agreement) to which Black Hawk is a party to, and the performance of its obligations contemplated in the Business Combination Agreement and Additional Agreements (including, without limitation, the Domestication and the Merger (as defined in the Business Combination Agreement)), be approved, adopted, ratified and confirmed in all respects.”

Vote Required for Approval

The approval of the Business Combination Proposal will require an ordinary resolution under Cayman Islands law, being a resolution passed by the holders of a majority of the Black Hawk Ordinary Shares who, being present (either in person or by proxy) and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting.

If any of the Domestication Proposal, the Business Combination Proposal, the Organizational Documents Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, or the NTA Proposal fails to receive the required shareholder approval, the Business Combination will not be completed.

Recommendation of Black Hawk Board with Respect to the Business Combination Proposal

THE BLACK HAWK BOARD RECOMMENDS THAT THE BLACK HAWK SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL 2: THE DOMESTICATION PROPOSAL

Summary of the Proposal

General

Black Hawk is proposing to change its corporate structure and domicile from an exempted company incorporated under the laws of the Cayman Islands to a corporation incorporated under the laws of the State of Delaware. This change will be implemented as a legal continuation of Black Hawk under the applicable laws of the Cayman Islands and the State of Delaware as described under “- Manner of Effecting the Domestication and the Legal Effect of the Domestication.”

The Domestication will be effected by the filing of an application to de-register Black Hawk with the Registrar of Companies of the Cayman Islands and the filing of a Certificate of Corporate Domestication and the Interim Charter with the Delaware Secretary of State. The Interim Charter, which amends and removes the provisions of Black Hawk’s Current Charter that terminate or otherwise become inapplicable because of the Domestication and otherwise provides Black Hawk’s shareholders with the same or substantially the same rights as they have under the Current Charter. In addition, the Interim Charter does not include limitations on redemptions in connection with an initial business combination due to any net tangible asset threshold. The Domestication will become effective one (1) business day prior to the Closing of the Business Combination. In connection with the Domestication, all outstanding Ordinary Shares will convert into outstanding shares of PubCo common stock, as the continuing Delaware corporation. All shareholders are encouraged to read the Interim Charter in its entirety for a more complete description of their terms.

Holders of the Black Hawk Class A Ordinary Shares and holders of the Black Hawk Class B Ordinary Shares will have one vote per share in respect of any vote to continue Black Hawk in a jurisdiction outside the Cayman Islands (including, but not limited to, the approval of the organizational documents of Black Hawk in such other jurisdiction).

Comparison of Shareholder Rights under the Applicable Organizational Documents Before and After the Domestication

When the Domestication is completed, certain rights of shareholders will be governed by the Organizational Documents rather than the Current Charter (which will cease to be effective) and certain rights of shareholders and the scope of the powers of the Black Hawk Board and management will be altered as a result.

Shareholders should consider the following summary comparison of the Organizational Documents, on the one hand, and the Current Charter, on the other. This comparison is not intended to be complete and is qualified in its entirety by reference to the Current Charter and the Organizational Documents of Black Hawk. You should read the form of the Organizational Documents attached to this proxy statement/prospectus as Annex B and Annex C carefully and in its entirety.

Comparison of Shareholder Rights under Applicable Corporate Law Before and After the Domestication

When the Domestication is completed, the rights of the shareholders will be governed by Delaware law, including the DGCL, rather than by the laws of the Cayman Islands, including the Cayman Islands Companies Act. Certain differences exist between the DGCL and the Cayman Islands Companies Act that will alter certain of the rights of shareholders and affect the powers of the Black Hawk Board and management following the Domestication.

Shareholders should consider the following summary comparison of the Cayman Islands Companies Act, on the one hand, and the DGCL, on the other. This comparison is not intended to be complete and is qualified in its entirety by reference to the DGCL and the Cayman Islands Companies Act.

The owners of a Delaware corporation’s shares are referred to as “stockholders.” For purposes of language consistency, in certain sections of this proxy statement/prospectus, Black Hawk may continue to refer to the share owners of Black Hawk as “shareholders.”

Provision	Delaware	Cayman Islands
Applicable legislation	General Corporation Law of the State of Delaware	The Cayman Islands Companies Act (As Revised)

General Vote Required for Combinations with Interested Stockholders / Shareholders

Generally, a corporation may not engage in a business combination with an interested stockholder for a period of three years after the time of the transaction in which the person became an interested stockholder, unless the corporation opts out of the applicable statutory provision.

No similar provision.

Appraisal Rights

Generally, a stockholder of a publicly traded corporation does not have appraisal rights in connection with a merger.

Stockholders of a publicly traded corporation do, however, generally have appraisal rights in connection with a merger if they are required by the terms of a merger agreement to accept for their shares anything except: (a) shares or depository receipts of the corporation surviving or resulting from such merger; (b) shares of stock or depository receipts that will be either listed on a national securities exchange or held of record by more than 2,000 holders; (c) cash in lieu of fractional shares or fractional depository receipts described in (a) and (b) above; or (d) any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in (a), (b) and (c) above.

Shareholders of a constituent company that dissent from a merger are entitled to be paid the fair market value of their shares, which if necessary may ultimately be determined by the court.

Requirements for Stockholder / Shareholder Approval	Stockholder approval of mergers, a sale of all or substantially all the assets of the corporation, or dissolution require a majority of the outstanding shares entitled to vote thereon; most other stockholder approvals require a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter, provided a quorum is present.	Subject to the articles of association, certain matters which require shareholder approval, whether under Cayman Islands statute or the company’s articles of association, are determined (subject to quorum requirements) by simple majority of the shares present and voting (in person or by proxy) at a general meeting. Where the proposed action requires approval by “Special Resolution” (such as the amendment of the company’s constitutional documents) the approval of not less than two-thirds of the shares present (in person or by proxy) and voting at a general meeting is required.

Provision	Delaware	Cayman Islands
Requirement for Quorum	Quorum is a majority of shares entitled to vote at the meeting unless otherwise set in the organizational documents, but cannot be less than one-third of the shares entitled to vote at the meeting.	Quorum is to be provided under a company’s memorandum and articles of association.

Stockholder / Shareholder Consent to Action Without Meeting	Unless otherwise provided in the certificate of incorporation, stockholders may act by written consent.	Shareholder action by written resolutions (whether unanimous or otherwise) may be permitted by the articles of association. The articles of association may provide that shareholders may not act by written resolutions.

Inspection of Books and Records	Any stockholder may inspect the corporation’s books and records for a proper purpose during the usual hours for business.	Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.

Stockholder / Shareholder Lawsuits	A stockholder may bring a derivative suit subject to procedural requirements.	In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company only in certain limited circumstances.

Removal of Directors	Any director or the entire board may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except as follows: (1) unless the certificate of incorporation otherwise provides, in the case of a corporation with a classified board, stockholders may effect such removal only for cause; or (2) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board.	A company’s memorandum and articles of association may provide that a director may be removed for any or no reason and that, in addition to shareholders, boards may be granted the power to remove a director.

Number of Directors	The number of directors is fixed by, or in the manner provided in, the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by amendment of the certificate of incorporation. The bylaws may provide that the board may increase the size of the board and fill any vacancies.	Subject to the memorandum and articles of association, the board may increase the size of the board and fill any vacancies.

Provision	Delaware	Cayman Islands
Classified or Staggered Boards	Classified boards are permitted.	Classified boards are permitted as long as the same is set out in the memorandum and articles of association.

Fiduciary Duties of Directors	Directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders.

A director owes a fiduciary duty to exercise loyalty, honesty and good faith to the company as a whole.

In addition to fiduciary duties, directors owe a duty of care, diligence and skill.

Such duties are owed to the company but may be owed directly to creditors or shareholders in certain limited circumstances.

Indemnification of Directors and Officers	A corporation shall have the power to indemnify any person who was or is a party to any proceeding because such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. If the action was brought by or on behalf of the corporation, no indemnification is made when a person is adjudged liable to the corporation unless a court determines such person is fairly and reasonably entitled to indemnity for expenses the court deems proper.	A Cayman Islands exempted company generally may indemnify its directors or officers, except with regard to actual fraud or willful neglect or willful default.

Limited Liability of Directors	Permits the limiting or eliminating of the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful stock repurchases or dividends, or improper personal benefit.	Liability of directors may be limited, except with regard to their own actual fraud, willful neglect or willful default.

Reasons for the Domestication

The Black Hawk Board believes that it would be in the best interests of Black Hawk to effect the Domestication immediately prior to the completion of the Business Combination. The primary reason for the Domestication is to enable Black Hawk to avoid certain taxes that would be imposed on PubCo and/or Black Hawk if Black Hawk were to conduct an operating business in the United States as a foreign corporation following the Business Combination.

The Black Hawk Board believes that it would be in the best interests of Black Hawk to effect the Domestication to enable Black Hawk to avoid certain taxes that would be imposed if it were to conduct an operating business in the United States as a foreign corporation following the Business Combination. In addition, the Black Hawk Board believes Delaware provides a recognized body of corporate law that will facilitate corporate governance by its officers and directors. Delaware maintains a favorable legal and regulatory environment in which to operate. For many years, Delaware has followed a policy of encouraging companies to incorporate there and, in furtherance of that policy, has adopted comprehensive, modern and flexible corporate laws that are regularly updated and revised to meet changing business needs. As a result, many corporations have initially chosen Delaware as their domicile or have subsequently reincorporated in Delaware in a manner similar to the procedures Black Hawk is proposing. Due to Delaware’s longstanding policy of encouraging incorporation in that state and consequently its popularity as the state of incorporation, the Delaware courts have developed a considerable expertise in dealing with corporate issues and a substantial body of case law has developed construing the Black Hawk and establishing public policies with respect to Delaware corporations. It is anticipated that the Black Hawk will continue to be interpreted and explained in a number of significant court decisions that may provide greater predictability with respect to Black Hawk’s corporate legal affairs following the Business Combination.

Regulatory Approvals; Third Party Consents

Black Hawk is not required to make any filings or to obtain any approvals or clearances from any antitrust regulatory authorities in the United States in order to complete the Domestication. Black Hawk must comply with applicable United States federal and state securities laws in connection with the Domestication, including the filing with Nasdaq of a press release disclosing the Domestication, among other things.

The Domestication will not breach any covenants or agreements binding upon Black Hawk and will not be subject to any additional federal or state regulatory requirements, except compliance with the laws of the Cayman Islands and Delaware necessary to effect the Domestication.

Certificate of Incorporation

Commencing on the Domestication Effective Time under the applicable law, the Interim Charter will govern the rights of Black Hawk’s stockholders. A chart comparing your rights as a holder of Ordinary Shares of Black Hawk as a Cayman Islands exempted company with your rights as a holder of Black Hawk common stock as a Delaware corporation can be found above in “- Comparison of Shareholder Rights under Applicable Corporate Law Before and After the Domestication.”

Tax Consequences to Holders of Ordinary Shares Who Receive Black Hawk common stock as a Result of the Domestication

If the Proposals described in this proxy statement/prospectus are approved, then holders of Ordinary Shares who do not elect to exercise their redemption rights will receive Black Hawk common stock as a result of the Domestication. For a description of the material U.S. federal income tax consequences of the Domestication, see the section entitled “- Material U.S. Federal Income Tax Consequences of the Domestication and the Business Combination to Black Hawk Shareholders.”.

Manner of Effecting the Domestication and the Legal Effect of the Domestication

Delaware Law

Pursuant to Section 388 of the DGCL, a non-United States entity may become domesticated as a Delaware corporation by filing with the Delaware Secretary of State a Certificate of Corporate Domestication and a Certificate of Incorporation, certifying to the matters set forth in Section 388 of the DGCL. The domestication must be approved in the manner provided for by the instrument or other writing governing the internal affairs of the non-United States entity and the conduct of its business or by applicable non-Delaware law, as appropriate, and the Certificate of Incorporation must be approved by the same authorization required to approve the domestication.

When a non-United States entity has become domesticated as a Delaware corporation, for all purposes of Delaware law, the corporation will be deemed to be the same entity as the domesticating non-United States entity and the domestication will constitute a continuation of the existence of the domesticating non-United States entity in the form of a Delaware corporation. When any domestication will have become effective, for all purposes of Delaware law, all of the rights, privileges and powers of the non-United States entity that has been domesticated and all property, real, personal and mixed, and all debts due to such non-United States entity, as well as all other things and causes of action belonging to such non-United States entity, will remain vested in the corporation to which such non-United States entity has been domesticated (and also in the non-United States entity, if and for so long as the non-United States entity continues its existence in the foreign jurisdiction in which it was existing immediately prior to the domestication) and will be the property of such corporation (and also of the non-United States entity, if and for so long as the non-United States entity continues its existence in the foreign jurisdiction in which it was existing immediately prior to the domestication), and the title to any real property vested by deed or otherwise in such non-United States entity shall not revert or be in any way impaired by reason of the domestication; but all rights of creditors and all liens upon any property of such non-United States entity will be preserved unimpaired, and all debts, liabilities and duties of the non-United States entity that has been domesticated will remain attached to the corporation to which such non-United States entity has been domesticated (and also to the non-United States entity, if and for so long as the non-United States entity continues its existence in the foreign jurisdiction in which it was existing immediately prior to the domestication) and may be enforced against it to the same extent as if said debts, liabilities and duties had originally been incurred or contracted by it in its capacity as such corporation. The rights, privileges, powers and interests in property of the non-United States entity, as well as the debts, liabilities and duties of the non-United States entity, will not be deemed, as a consequence of the domestication, to have been transferred to the corporation to which such non-United States entity has domesticated for any purpose of the laws of the State of Delaware.

Cayman Islands Law

If the Domestication Proposal is approved, Black Hawk will also apply to de-register as a Cayman Islands exempted company pursuant to Section 206 of the Cayman Islands Companies Act by filing the requisite documentation with the Registrar of Companies of the Cayman Islands. Upon the deregistration, Black Hawk will no longer be subject to the provisions of the Cayman Islands Companies Act. Except as provided in the Cayman Islands Companies Act, the deregistration will not affect the rights, powers, authorities, functions and liabilities or obligations of Black Hawk or any other person.

Accounting Treatment of the Domestication

The Domestication is being proposed solely for the purpose of changing the legal domicile of Black Hawk. There will be no accounting effect or change in the carrying amount of the assets and liabilities of Black Hawk as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of Black Hawk immediately following the Domestication will be the same as those immediately prior to the Domestication.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that (a) Black Hawk be transferred by way of continuation from the Cayman Islands to the State of Delaware and become domesticated as a Delaware corporation in accordance with Section 388 of the DGCL and de-register as a Cayman Islands exempted company in accordance with section 206 of the Cayman Islands Companies Act (the “Domestication”); (b) upon the Domestication taking effect, the certificate of incorporation, in the form appended as Annex B to the accompanying proxy statement and PubCo’s amended and restated bylaws, in the form appended as Annex C to the accompanying proxy statement/prospectus, be and are hereby approved and adopted in its entirety in place of Black Hawk’s second amended and restated memorandum and articles of association; and (c) conditional upon, and with effect from, the registration of Black Hawk as a corporation in Delaware, the name of Black Hawk be changed from ‘Black Hawk Acquisition Corporation’ to ‘Vesicor Therapeutics Holdings, Inc.’.”

Vote Required for Approval

The approval of the Domestication Proposal will require a special resolution under Cayman Islands law, being a resolution passed by the holders of at least two-thirds of the Black Hawk Ordinary Shares who, being present (either in person or by proxy) and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting. Holders of the Black Hawk Class B Ordinary Shares and holders of Class A Ordinary Shares will have one vote per share in respect of any vote to continue Black Hawk in a jurisdiction outside the Cayman Islands (including, but not limited to, the approval of the organizational documents of Black Hawk in such other jurisdiction).

The Domestication Proposal is conditioned on the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, the Domestication Proposal will have no effect, even if approved by Black Hawk’s shareholders.

Recommendation of the Black Hawk Board with Respect to the Domestication Proposal

THE BLACK HAWK BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE DOMESTICATION PROPOSAL.

PROPOSAL 3: PROPOSED ORGANIZATIONAL DOCUMENTS PROPOSAL

Assuming each of the condition precedent Proposals, including the Business Combination Proposal, is approved, Black Hawk will become domesticated as a corporation under the laws of the State of Delaware and, as a result, replace the second amended and restated memorandum and articles of association with the Proposed Certificate of Incorporation and the Proposed Bylaws, in each case, in accordance with the DGCL. Under the Business Combination Agreement, approval of the Organizational Documents Proposal is a condition to the Closing.

Black Hawk is seeking shareholder approval, by special resolution under the Companies Act, of the Organizational Documents Proposal in connection with the replacement of the second amended and restated memorandum and articles of association. The Organizational Documents differ materially from the second amended and restated memorandum and articles of association. The following is a summary of the key changes effected by the Organizational Documents, which summary is qualified in its entirety by reference to the full text of the Proposed Certificate of Incorporation, a copy of which is included as Annex B to this proxy statement/prospectus, and by reference to the full text of the Proposed Bylaws, a copy of which is included as Annex C to this proxy statement/prospectus:

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that Black Hawk’s second amended and restated memorandum and articles of association currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the Proposed Certificate of Incorporation and Proposed Bylaws in the form attached to the proxy statement/prospectus as Annex B and Annex C, respectively (the “Organizational Documents”), conditional upon, and with effect from the domestication of the company in the State of Delaware as a corporation incorporated under the laws of the State of Delaware in accordance with the DGCL and conditional upon, and with effect from, the domestication of the company in the State of Delaware as a corporation incorporated under the laws of the State of Delaware in accordance with the DGCL, the name of the company be changed to Vesicor Therapeutics Holdings, Inc.. (“Vesicor Holdings”).”

Vote Required for Approval

The approval of the Organizational Documents Proposal will require a special resolution under Cayman Islands law, being a resolution passed by the holders of at least two-thirds of Black Hawk Ordinary Shares who, being present (either in person or by proxy) and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting.

The Organizational Documents Proposal is conditioned on the approval of each of the above Proposals. Therefore, if any of the above Proposals is not approved, the Organizational Documents Proposal will have no effect, even if approved by the requisite holders of Black Hawk ordinary shares.

Recommendation of the Board

THE BOARD RECOMMENDS THAT BLACK HAWK’S SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSALS.

PROPOSALS 4: THE DIRECTOR ELECTION PROPOSAL

Upon the closing of the Business Combination, the PubCo Board will consist of five (5) directors. The election of the five (5) director nominees is contingent upon the Closing of the Business Combination.

Director Nominees

At the Extraordinary General Meeting, it is proposed that seven directors will be elected to be the directors of PubCo Board to take office upon consummation of the Business Combination. It is proposed that the PubCo Board will consist of the following directors:

1)	Luo Feng, M.D.

2)	Warren Hosseinion, M.D.

3)	Frederick Woodruff Field

4)	Oded Levy

5)	Qi Ouyang

For more information on the experience of each of these director nominees, see the section entitled “PubCo’s Management After the Business Combination” in this proxy statement/prospectus.

For more information on the experience of each of these director nominees, see the section entitled “PubCo’s Management After the Business Combination” in this proxy statement/prospectus.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

RESOLVED, as an ordinary resolution, that, effective as of the consummation of the Business Combination, Luo Feng, Warren Hosseinion, Frederick Woodruff Field, Oded Levy, and Qi Ouyang be and are hereby elected as directors and serve on the PubCo Board until the expiration of their respective terms and until their respective successors are duly elected and qualified (such proposal, the “Director Election Proposal”). The Director Election Proposal is conditioned on the approval of the other condition precedent proposals described in the proxy statement/prospectus for the Business Combination.

Vote Required for Approval

The approval of the Director Election Proposal will require an ordinary resolution, being a resolution passed by the holders of a majority of the Black Hawk Ordinary Shares who, being present (either in person or by proxy) and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting.

Following consummation of the Business Combination, the election of directors of the PubCo will be governed by its charter documents and the laws of the State of Delaware.

Recommendation of the Board

THE BLACK HAWK BOARD RECOMMENDS THAT BLACK HAWK SHAREHOLDERS VOTE “FOR” THE DIRECTOR ELECTION PROPOSAL AND THE ELECTION OF EACH OF THE NOMINEES NAMED THEREIN.

PROPOSAL 5: THE NASDAQ PROPOSAL

Overview

Pursuant to Rule 5635 of the Nasdaq Listing Rules, stockholder approval is required prior to the sale, issuance or potential issuance of common stock (or securities convertible into or exercisable for common stock), which equals 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance. Additionally, under Rule 5635 of the Nasdaq Listing Rules, stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of Black Hawk.

Upon the consummation of the Business Combination, Black Hawk expects to issue an estimated 5,500,452 shares of the PubCo Common Stock in connection with the Business Combination.

Accordingly, the aggregate number of shares of Black Hawk Ordinary Shares that the PubCo will issue in connection with the Business Combination will exceed 20% of both the voting power and the shares of Black Hawk Ordinary Shares outstanding before such issuance and may result in a change of control of the registrant under Nasdaq Listing Rule 5635. For these reasons, Black Hawk is seeking the approval of Black Hawk Shareholders for the issuance of shares of PubCo’s Common Stock (and securities convertible into or exercisable for Common Stock) pursuant in connection with the Business Combination.

Effect of Proposal on Current Stockholders

If the Nasdaq Proposal is adopted, we expect to issue approximately 5,500,452 shares of PubCo Class A Common Stock to holders of Vesicor Common Stock at Closing, representing approximately 48.59% of the issued and outstanding shares of PubCo Class A Common Stock under the 50% redemption scenario. On a fully diluted basis, after giving effect to the Vesicor Warrants, Vesicor equity holders would receive or be entitled to receive an aggregate of approximately 7,000,000 shares, representing approximately 54.61% of the issued and outstanding shares of PubCo Class A Common Stock under the 50% redemption scenario.

The issuance of the shares of Black Hawk Ordinary Shares described above would result in significant dilution to Black Hawk Shareholders and result in Black Hawk Shareholders having a smaller percentage interest in the voting power, liquidation value and aggregate book value of Black Hawk.

In the event that this Proposal is not approved by Black Hawk Shareholders, the Business Combination cannot be consummated. In the event that this Proposal is approved by Black Hawk Shareholders, but the Business Combination Agreement is terminated (without the Business Combination being consummated) prior to the issuance of PubCo Common Stock pursuant to the Business Combination Agreement, PubCo will not issue such PubCo Common Stock.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as an ordinary resolution, that for the purposes of complying with the applicable provisions of Rule 5635 of the Nasdaq Listing Rules, the issuance of up to 5,500,452 PubCo Common Stock in connection with the Business Combination and the additional PubCo Common Stock that will, upon Closing, be reserved for issuance pursuant to the Incentive Plan, be approved.”

Vote Required for Approval

The approval of the Nasdaq Proposal requires an ordinary resolution, being a resolution passed by the holders of a majority of the holders of Ordinary Shares who, being present (either in person or by proxy) and entitled to vote at the Meeting, vote at the Extraordinary General Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting, and otherwise will have no effect on the Proposal.

The Nasdaq Proposal is conditioned on the approval and adoption of each of the Required Proposals.

Recommendation of the Black Hawk Board

THE BLACK HAWK BOARD UNANIMOUSLY RECOMMENDS THAT BLACK HAWK SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE NASDAQ PROPOSAL.

The existence of financial and personal interests of one or more of Black Hawk’s directors may result in a conflict of interest on the part of such director(s) between what he, she, or they may believe is in the best interests of Black Hawk and Black Hawk Shareholders and what he, she, or they may believe is best for himself, herself, or themselves in determining to recommend that shareholders vote for the Proposals. In addition, Black Hawk’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Proposal 1: The Business Combination Proposal - Interests of Black Hawk’s Insiders, Officers, and Directors in the Business Combination” for a further discussion of these considerations.

PROPOSAL 6: THE INCENTIVE PLAN PROPOSAL

Overview

Assuming each of the above Proposals, including the Business Combination Proposal, is approved, Black Hawk is asking its shareholders to approve the 2026 EIP and the material terms thereunder. The 2026 EIP will become effective upon the Closing, assuming approval of this proposal by Black Hawk’s shareholders.

The 2026 EIP is described in more detail below. However, this summary is not a complete description of all of the provisions of the 2026 EIP and is qualified in its entirety by the specific language of the 2026 EIP. A copy of the 2026 EIP is attached to this proxy statement/prospectus as Annex E.

The 2026 EIP

The purpose of the 2026 EIP is to enhance PubCo’s ability to attract and retain outstanding and highly skilled individuals in the extremely competitive labor markets in which it competes. Such awards also are crucial to PubCo’s ability to motivate employees to achieve its business goals.

Certain Key Plan Provisions

“RESOLVED, as an ordinary resolution, that Black Hawk’s adoption of the 2026 EIP, in the form attached to the proxy statement/prospectus as Annex E, be approved, ratified and confirmed in all respects.”

Vote Required for Approval

The approval of the Incentive Plan Proposal requires an ordinary resolution under Cayman Islands law, being a resolution passed by the holders of a majority of the holders of Black Hawk Ordinary Shares who, being present (either in person or by proxy) and entitled to vote at the Meeting, vote at the Extraordinary General Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting, and otherwise will have no effect on the Proposal.

The Incentive Plan Proposal is conditioned on the approval and adoption of each of the Required Proposals.

Recommendation of the Black Hawk Board

THE BLACK HAWK BOARD UNANIMOUSLY RECOMMENDS THAT BLACK HAWK SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE PLAN PROPOSAL.

PROPOSAL 7: THE NTA PROPOSAL

Overview

Assuming the approval of the foregoing proposals, including the Business Combination Proposal, Black Hawk is asking its shareholders to approve an amendment to the Current Charter, in the form set forth in Annex F to the accompanying proxy statement/prospectus, to remove the requirement that Black Hawk maintain net tangible assets of at least $5,000,001 upon the consummation of a business combination.

The NTA Requirement

Article 36.5(c) of the Current Charter currently provides the following:

In no event will the Company consummate the Tender Redemption Offer or the Redemption Offer under Article 36.5(a) or 36.5(b) or an Amendment Redemption Event under Article 36.11 if such redemptions would cause the Company to have net tangible assets of less than US$5,000,001 or any greater net tangible asset or cash requirement which may be contained in the agreement relating to the Business Combination.

Black Hawk’s Current Charter requires that, upon consummation of an initial business combination, Black Hawk (or, following the Business Combination, PubCo) have net tangible assets of at least $5,000,001 (the “NTA Requirement”). The NTA Requirement was originally included in the Current Charter to ensure that Black Hawk would not be subject to Rule 419 under the Securities Act, which applies to blank check companies that are required to register securities under the Securities Act and that are deemed to be issuing “penny stock,” as defined under Rule 3a51-1 of the Exchange Act, unless such companies have net tangible assets in excess of $5,000,000.

Black Hawk now proposes to amend the Current Charter to remove the NTA Requirement in its entirety. Black Hawk’s intention in removing the NTA Requirement is to provide Black Hawk and PubCo with greater flexibility to consummate the Business Combination regardless of the amount of net tangible assets held by Black Hawk or PubCo following the Closing, including in light of the significant redemptions of Public Shares that have already occurred and the possibility of further redemptions in connection with the Business Combination. Black Hawk believes that removing the NTA Requirement removes a closing condition that could otherwise prevent the parties from consummating the Business Combination even if the parties and their respective boards of directors believe the Business Combination to be advisable and in the best interests of their respective shareholders and stockholders.

If the NTA Proposal is approved, this provision will be removed from the Current Charter, and Black Hawk will be permitted to consummate the Business Combination regardless of the amount of net tangible assets remaining following redemptions, subject to any minimum cash conditions set forth in the Business Combination Agreement.

Impact on Nasdaq Listing and Consideration of Penny Stock Classification

The removal of the NTA Requirement is separate and distinct from, and will have no effect on, PubCo’s obligation to satisfy Nasdaq’s initial listing requirements, including the applicable shareholders’ equity, market value, and other quantitative listing standards under Nasdaq Listing Rule 5505 (or such other Nasdaq listing rule as may be applicable to PubCo’s listing tier). Regardless of whether the NTA Proposal is approved, PubCo Common Stock must satisfy all applicable Nasdaq initial listing requirements in order to be approved for listing on the Nasdaq Capital Market, and the receipt of such approval remains a condition to closing of the Business Combination under the Business Combination Agreement. If, following the Closing, the combined company’s net tangible assets or shareholders’ equity falls below the applicable Nasdaq listing thresholds, PubCo’s Common Stock could be subject to delisting from Nasdaq irrespective of the removal of the NTA Requirement from the Current Charter. See “Risk Factors — Risks Related to Domestication and the Business Combination — If the condition for consummation of the PPM Investment as a condition to the Closing is waived by Black Hawk and Vesicor and the Business Combination is consummated, then the Combined Company may not satisfy the shareholders’ equity requirement for listing of its shares on Nasdaq and could be delisted from Nasdaq” on page 103.

On March 31, 2026, Black Hawk received a notice (the “MVLS Notice”) from the Listing Qualifications Department of Nasdaq stating that Black Hawk’s market value of listed securities (“MVLS”) had been below the $50,000,000 minimum required for continued listing on the Nasdaq Global Market under Nasdaq Listing Rule 5450(b)(2)(A) (the “MVLS Requirement”) for the preceding 30 consecutive business days. Black Hawk has 180 calendar days from the date of the MVLS Notice, or until September 28, 2026 (the “MVLS Compliance Date”), to regain compliance by maintaining an MVLS of at least $50,000,000 for a minimum of ten consecutive business days (which Nasdaq may, in its discretion, extend up to approximately 20 consecutive business days). As of the date of this proxy statement/prospectus, Black Hawk has not regained compliance with the MVLS Requirement, and there can be no assurance that it will do so by the MVLS Compliance Date or at all. If Black Hawk does not regain compliance by that date, it will receive written notification that its securities are subject to delisting, subject to Black Hawk’s right to appeal to a Nasdaq Listing Qualifications Panel or to apply to transfer its listing to the Nasdaq Capital Market.

In determining that the NTA Requirement is no longer necessary, the Black Hawk Board considered that the $5,000,001 net tangible asset threshold was originally adopted to ensure that Black Hawk would not be subject to Rule 419 under the Securities Act, which imposes additional procedural requirements on blank check companies whose securities constitute “penny stock” as defined in Rule 3a51-1 under the Exchange Act. The Black Hawk Board considered whether Black Hawk’s and PubCo’s securities would be excluded from the definition of “penny stock” under Rule 3a51-1 on grounds independent of the net tangible asset threshold — specifically, the exclusion under Rule 3a51-1(a)(2) available to securities listed on a national securities exchange that satisfy the quantitative listing standards specified by the SEC in that exchange’s rules. Notwithstanding the MVLS Notice, Black Hawk Ordinary Shares remain listed on the Nasdaq Global Market as of the date of this proxy statement/prospectus, and Nasdaq’s rules provide that an issuer remains listed during the pendency of an applicable cure period absent a determination by Nasdaq to commence delisting proceedings. On this basis, the Black Hawk Board believes the Rule 3a51-1(a)(2) exclusion currently applies to Black Hawk Ordinary Shares. Black Hawk is not relying on, and has not historically relied on, the alternative net tangible asset exclusion under Rule 3a51-1 (available to issuers with net tangible assets in excess of $5,000,000) as the basis for this belief, which is the principal reason Black Hawk does not believe retention of the NTA Requirement is necessary.

Separately, upon consummation of the Business Combination, PubCo intends to satisfy Nasdaq’s initial listing requirements applicable to a newly listed company, including the applicable minimum market value of listed securities, stockholders’ equity, and other quantitative standards, as a condition to Closing. Because initial listing standards are assessed independently at the time of listing and are not affected by Black Hawk’s pre-Closing compliance history under continued listing standards such as the MVLS Requirement, satisfaction of Nasdaq’s initial listing requirements at Closing would provide an independent basis for the Rule 3a51-1(a)(2) exclusion to apply to PubCo Common Stock following the Business Combination, regardless of the outcome of the MVLS Notice as it pertains to Black Hawk prior to Closing.

There can be no assurance, however, that: (i) Black Hawk will remain listed on Nasdaq, or otherwise continue to qualify for the Rule 3a51-1(a)(2) exclusion, through the Closing; or (ii) PubCo will satisfy Nasdaq’s initial listing requirements at Closing. If Black Hawk is delisted from Nasdaq prior to Closing, or if PubCo Common Stock is not approved for listing on Nasdaq at Closing, the affected securities would not qualify for the Rule 3a51-1(a)(2) exclusion at that time and could be classified as “penny stock,” subjecting broker-dealers effecting transactions in those securities to additional sales practice and disclosure requirements under the Exchange Act, which could materially adversely affect the liquidity and trading market for those securities. See “Risk Factors” on pages 103, 106 and 109 for further discussion of the risks associated with the MVLS Notice, potential delisting from Nasdaq, satisfaction of Nasdaq’s initial listing requirements at Closing, and the potential applicability of Rule 3a51-1 to Black Hawk Ordinary Shares and PubCo Common Stock.

Vote Required for Approval

The approval of the NTA Proposal will require a special resolution under Cayman Islands law, being a resolution passed by the holders of at least two-thirds of Black Hawk Ordinary Shares who, being present (either in person or by proxy) and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting.

The NTA Proposal is conditioned on the approval and adoption of each of the Required Proposals.

Recommendation of the Black Hawk Board

THE BLACK HAWK BOARD UNANIMOUSLY RECOMMENDS THAT BLACK HAWK SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE NTA PROPOSAL.

PROPOSAL 8: THE ADJOURNMENT PROPOSAL

The Adjournment Proposal, if adopted, will allow the Black Hawk Board to adjourn the Extraordinary General Meeting to a later date or dates, at the determination of the Black Hawk Board. In no event will the Black Hawk Board adjourn the Extraordinary General Meeting or consummate the Business Combination beyond the date by which it may properly do so under the Current Charter and Cayman Islands law.

Consequences if the Adjournment Proposal is not Approved

If the Adjournment Proposal is not approved by Black Hawk Shareholders, the Black Hawk Board may not be able to adjourn the Extraordinary General Meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal or any other Proposal.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the meeting to a later date or dates, if necessary or desirable, as determined by the Black Hawk Board.”

Vote Required

The approval of the Adjournment Proposal will require an ordinary resolution under Cayman Islands law, being a resolution passed by the holders of a majority of the Ordinary Shares who, being present (either in person or by proxy) and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting.

Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other proposals.

Recommendation of the Board

THE BLACK HAWK BOARD RECOMMENDS THAT BLACK HAWK SHAREHOLDERS VOTE “FOR” THE ADJOURNMENT PROPOSAL, IF PRESENTED.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.

The following unaudited pro forma condensed combined financial information (“pro forma financial information”) presents the combination of the financial information of Black Hawk and Vesicor, after giving effect to the Transactions, including the Business Combination and related adjustments described in the accompanying notes. The unaudited pro forma condensed combined balance sheet as of March 31, 2026 reflects adjustments that depict the accounting of the Transactions as if they had been consummated as of that date.

The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2026 and the year ended December 31, 2025 gives pro forma effect to the Transactions as if they had occurred as of the beginning of the earliest period present (“Statements of Operations Pro Forma Transaction Accounting Adjustments”). Collectively, the Balance Sheet Pro Forma Transaction Accounting Adjustments and Statements of Operations Pro Forma Transaction Accounting Adjustments are referred to in this section as “transaction accounting adjustments”.

The pro forma financial information has been derived from and should be read in conjunction with:

●	the accompanying notes to the pro forma financial information;

●	the historical unaudited financial statements for Vesicor for the three months ended March 31, 2026 and the related notes included elsewhere in this proxy statement/prospectus;

●	the historical unaudited financial statements for Black Hawk for the three months ended May 31, 2026 and the related notes included elsewhere in this proxy statement/prospectus;

●	the historical audited financial statements for Vesicor for the fiscal year ended December 31, 2025 and the related notes included elsewhere in this proxy statement/prospectus;

●	the historical audited financial statements for Black Hawk for the fiscal year ended November 30, 2025 and the related notes included elsewhere in this proxy statement/prospectus;

●	the existing Business Combination Agreement, a copy which is attached to this proxy statement/prospectus as Annex A, is incorporated herein by reference; and

●	the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Black Hawk”, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Vesicor”, and the other financial information relating to Black Hawk and Vesicor included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined balance sheet as of March 31, 2026 has been prepared using the following:

●	Black Hawk’s unaudited historical balance sheet as of May 31, 2026; and

●	Vesicor’s unaudited historical balance sheet as of March 31, 2026.

The unaudited pro forma combined statement of operations for the three months ended March 31, 2026 has been prepared using the following:

●	Black Hawk’s unaudited historical statement of operations for the three months ended May 31, 2026; and

●	Vesicor’s unaudited historical statement of operations for the three months ended March 31, 2026.

The unaudited pro forma combined statement of operations for the year ended December 31, 2025 has been prepared using the following:

●	Black Hawk’s audited historical statement of operations for the year ended November 30, 2025, and

●	Vesicor’s audited historical statement of operations for the year ended December 31, 2025.

The unaudited pro forma financial information is provided for illustrative purposes only and is not necessarily indicative of what the actual results of operations and financial position would have been had the Transactions taken place on the dates indicated, nor is it indicative of the future combined results of operations or financial position of the Combined Company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

Description of the Merger

On April 26, 2025, Black Hawk Acquisition Corporation, a Cayman Islands exempted company, entered into a Business Combination Agreement (the “Business Combination Agreement”) by and among Vesicor Therapeutics, Inc., a California corporation (which shall reincorporate into the State of Delaware so as to migrate to and domesticate as a Delaware corporation on the day that is one (1) Business Day prior to the Closing Date (as defined below) (the “Vesicor”), and BH Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Black Hawk (“Merger Sub”). The Business Combination Agreement provides, among other things, that on the terms and subject to the conditions set forth therein, (i) Black Hawk will de-register in the Cayman Islands and transfer by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation (the “Domestication”), and (ii) following the Domestication, Merger Sub will be merged with and into Vesicor, as a result of which Vesicor will be the surviving company and a wholly-owned subsidiary of Black Hawk (the “Merger”), (prior to the Domestication, the Company may be referred to herein as “Parent”, and at and after the Domestication, “PubCo”). The Domestication, Merger, and other transactions contemplated by the Business Combination Agreement are collectively referred to as the “Business Combination;” and the consummation of the Merger is referred to as the “Closing” and the date of the Closing is referred to as the “Closing Date.” Upon the closing of the Business Combination, PubCo, as the public company, will change its name to Vesicor Therapeutics Holdings, Inc. and PubCo plans to remain Nasdaq-listed under a new ticker symbol. Capitalized terms shall have the meaning as defined in the Business Combination Agreement.

Pursuant to the Business Combination Agreement, in considerations of the transactions set forth above, Vesicor equity holders will be entitled to receive Common Stock, of Vesicor as set forth in the Business Combination Agreement, and as further described in this as set forth in the Business Combination Agreement, and as further described in this proxy statement/prospectus.

The “Aggregate Merger Consideration” to be issued to Vesicor selling securityholders in connection with the Merger will be determined by dividing (a) $70,000,000 (the “Equity Value”) by (b) the price (the “Redemption Price”) at which each of Black Hawk Class A Ordinary Shares may be redeemed in connection with the Business Combination or $10.00. The “Consideration Ratio” is the number of shares of PubCo Common Stock to be issued in exchange for issued and outstanding Vesicor capital stock upon the Merger and is equal to the quotient obtained by dividing (x) the Aggregate Merger Consideration by (y) the Aggregate Fully Diluted Company Shares, as defined in the Business Combination Agreement.

The Redemption Price as defined in the Business Combination Agreement is $10.00 per share.

“Aggregate Fully Diluted Company Shares” means the sum, without duplication, of (a) the aggregate number of shares of Company Common Stock that are issued and outstanding immediately prior to the Merger Effective Time plus (b) the aggregate number of shares of Company Common Stock that are issuable upon, or subject to, the exercise or settlement of Company Warrants (whether or not then vested or exercisable), in each case, that are outstanding immediately prior to the Merger Effective Time.

The aggregate Merger Consideration represents 7,000,000 shares of PubCo Common Stock on a fully diluted basis, valued at $10.00 per share, for total consideration of $70 million. Assuming no Vesicor Warrants are exercised before Closing, PubCo expects to issue 5,500,452 shares to Vesicor stockholders at Closing, with the remaining 1,499,548 shares issuable upon exercise of assumed Vesicor Warrants.

Accounting for the Merger

Under any of the redemption scenarios, we anticipate that the Merger will be accounted for as a reverse recapitalization, in accordance with GAAP using the guidance in ASC 805 on accounting for reverse business combinations. Under this method of accounting, Black Hawk will be treated as the “acquired” company for financial reporting purposes, and Vesicor will be the accounting “acquirer”. This determination was primarily based on the assumption that: (i) Vesicor’s current shareholders will hold a majority of the voting power of the PubCo post Business Combination; (ii) Vesicor, effective upon the Business Combination, the post-combination board has the right to nominate the majority of the members of the board of directors of PubCo; (iii) Vesicor’s operations will substantially comprise the ongoing operations of PubCo after the Business Combination and (iv) Vesicor’s senior management will comprise the senior management after the Business Combination.

Accordingly, for accounting purposes, the Merger will be treated as the equivalent of Vesicor issuing stock for the net assets of Black Hawk, accompanied by a recapitalization. With the exception of shareholders’ equity, presentation of the financial statements in a reverse merger represents a continuation of the legal acquiree (accounting acquirer). The assets and liabilities of Vesicor are recognized at historical cost with no goodwill or other intangible assets recorded in the financial statements.

Basis of Pro Forma Presentation

The historical financial information has been adjusted to give pro forma effect to the transaction accounting required for the Merger. The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an accurate understanding of the combined entity upon the Closing.

The unaudited pro forma condensed combined financial information is for illustrative purposes only and do not necessarily reflect what the Parent’s financial condition or results of operations would have been had the Merger occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of Parent. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent Management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed. Black Hawk and Vesicor have not had any historical relationship prior to the Mergers. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined financial information has been prepared assuming three alternative levels of redemptions of Black Hawk Shares of Common Stock into cash:

No Redemption Scenario.

●	This presentation assumes that no holders of Black Hawk Shares of Common Stock exercise their redemption rights upon the Closing outside the redemption of 4,775,923 shares of Common Stock that has already occurred.

Maximum Redemption Scenario.

●	This presentation assumes the redemption of 2.124 million Black Hawk Shares of Common Stock, at a per share redemption price of $11.92, inclusive of interest earned on the Trust Account, resulting in a total aggregate redemption of $25.3 million from the Trust Account.

50% Redemption Scenario.

●	This presentation assumes the redemption of 1.062 million Black Hawk Shares of Common Stock, at a per share redemption price of $11.92, inclusive of interest earned on the Trust Account, resulting in a total aggregate redemption of $12.65 million from the Trust Account, such that after redemptions the Trust Account will be at least $12.65 million.

If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different. For more information regarding the underlying assumptions to the No Redemption Scenario and Maximum Redemption Scenario, see the section titled “Voting Power and Implied Ownership of Black Hawk Upon Consummation of the Business Combination”.

The following summarizes the proforma Common Stock outstanding under the three scenarios:

	No Redemption			Maximum Redemption			50% Redemption
	Shares		Percentage	Shares		Percentage	Shares		Percentage
Vesicor initial stockholders	5,500,452	(1)	44.43%	6,365,452	(2)	62.06%	5,500,452	(1)	48.59%
Black Hawk public stockholders, subject to redemption	2,124,077		17.16%	-		0.00%	1,062,039		9.38%
Black Hawk sponsor stockholders	2,029,500	(3)	16.39%	1,164,500	(6)	11.35%	2,029,500	(3)	17.93%
Black Hawk Sponsor Convertible note shares(4)	1,300,000		10.50%	1,300,000		12.67%	1,300,000		11.49%
Black Hawk Public and Private Rights(5)	1,427,100		11.52%	1,427,100		13.92%	1,427,100		12.61%
	12,381,129		100.00%	10,257,052		100.00%	11,319,091		100.00%

(1)	Represents issuance of 5,500,452 shares of Parent Common Stock to existing Vesicor equity holders calculated on a fully diluted basis equal to the quotient of (a) the Aggregate Closing Merger Consideration Value ($70,000,000) divided by (b) Redemption Price ($10.00), as defined in the Business Combination Agreement at a consideration exchange ratio of 0.341303. Assumes Vesicor shares fully diluted at closing of 20,509,630 * 0.341303 = 7,000,000 distributed on a pro-rata basis among Vesicor Issued and Outstanding shares assumed to be 16,116,034 at closing.
(2)	Consists of (a) 5,500,452 shares of Parent Common Stock issued at Closing and (b) additional 865,000 sponsor shares of Parent Common stock transferred to Vesicor at Closing under Maximum Redemption scenario pursuant to the Business Combination Agreement. See note 6.
(3)	Consists of 1,960,500 Black Hawk Class A Ordinary Shares (including 1,725,000 Insider Shares and 235,500 shares included in the Private Placement Units) and 69,000 representative shares.
(4)	Represents conversion of $1,300,000 convertible notes at $1.00 per share per the June 2025 Convertible Note, as amended, the September 2025 Convertible Note, the February 2026 Convertible Note and the May 2026 Convertible Note.
(5)	Represent 1,380,000 shares underlying Public Rights and 47,100 shares underlying Private Rights as of May 31, 2026.
(6)	Consists of 1,960,500 Black Hawk Class A Ordinary Shares (including 1,725,000 Insider Shares and 235,500 shares included in the Private Placement Units) and 69,000 representative shares less 865,000 Founders Shares transferred to Vesicor triggered by the sliding scale mechanism in a maximum redemption scenario.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF MARCH 31, 2026*

	Black Hawk SPAC (as reported)	Vesicor Therapeutics Inc. (as reported)	Transaction Adjustments (No Redemption)		Proforma Combined (No Redemption)	Transaction Adjustments (Maximum Redemption)		Proforma Combined (Maximum Redemption)	Transaction Adjustments (50% Redemption)		Proforma Combined (50% Redemption)
Current Assets
Cash and cash equivalents	$11,583	$514,400	$25,313,116	(c)	$33,431,812	$-		$8,118,696	$12,656,558	(e)	$20,775,254
			10,000,000	(j)		10,000,000	(j)		10,000,000	(j)
			(2,415,000)	(f)		(2,415,000)	(f)		(2,415,000)	(f)
			(57,287)	(g)		(57,287)	(g)		(57,287)	(g)
			65,000	(m)		65,000	(m)		65,000	(m)
			-
Prepaid expenses and other current assets	51,547	2,499			54,046			54,046			54,046
Total current assets	63,130	516,899	32,905,829		33,485,858	7,592,713		8,172,742	20,249,271		20,829,300

Long-term assets
Investments held in trust	25,313,116		(25,313,116)	(c)	-	(25,313,116)	(d)	-	(25,313,116)	(e)	-
Right of use asset, net		17,418			17,418			17,418			17,418
Security deposits		8,259			8,259			8,259			8,259
Total assets	$25,376,246	$542,576	$7,592,713		$33,511,535	$(17,720,403)		$8,198,419	$(5,063,845)		$20,854,977

Current Liabilities
Accounts payable and accrued expenses	$153,952	$88,997			$242,949			$242,949			$242,949
Accounts payable and accrued expenses, related party	7,400	96,000			103,400			103,400			103,400
Lease liability - current		17,583			17,583			17,583			17,583
Note payable, net of discount		50,000	(50,000)	(n)	-	(50,000)	(n)	-	(50,000)	(n)	-
Convertible note - related party	1,232,366		(1,232,366)	(m)	-	(1,232,366)	(m)	-	(1,232,366)	(m)	-
Derivative liability - conversion option	-				-			-			-
Due to target company	1,300,801		(1,300,801)	(l)	-	(1,300,801)	(l)	-	(1,300,801)	(l)	-
Accrued interest expense	57,287		(57,287)	(g)	-	(57,287)	(g)	-	(57,287)	(g)	-
Total Current Liabilities	2,751,806	252,580	(2,640,454)		363,932	(2,640,454)		363,932	(2,640,454)		363,932

Long-term liabilities
Lease liability - long term		-			-			-			-
Deferred underwriting fee payable	2,415,000		(2,415,000)	(f)	-	(2,415,000)	(f)	-	(2,415,000)	(f)	-
Total Liabilities	5,166,806	252,580	(5,055,454)		363,932	(5,055,454)		363,932	(5,055,454)		363,932

Commitments and Contingencies
Black Hawk Class A ordinary shares subject to possible redemption, $0.0001 par value; 500,000,000 shares authorized; 2,124,077 shares and 2,124,077 shares issued and outstanding at redemption value of $11.92 and $11.22 as of May 31, 2026 and November 30, 2025, respectively	25,313,116		(25,313,116)	(i)	-	(25,313,116)	(d)	-	(25,313,116)	(e)	-

Stockholder’s equity
Black Hawk Class A ordinary shares, $0.0001 par value, 450,000,000 shares authorized; 2,029,500 shares issued and outstanding as of May 31, 2026 (excluding 2,124,077 shares subject to redemption)	203		(203)	(k)	-	(203)	(k)	-	(203)	(k)	-
Vesicor Common stock, $0 par value; authorized - 100,000,000 shares; 11,338,046 shares issued and outstanding as of March 31, 2026		5,667,883	(5,667,883)	(a)	-	(5,667,883)	(a)	-	(5,667,883)	(a)	-

Pubco Class A Shares			212	(i)	1,095			970	106	(e)	989
			550	(b)		637	(b)		550	(b)
			203	(k)		203	(k)		203	(k)
			130	(m)		130	(m)		130	(m)

Additional paid in capital	4,538	2,086	(550)	(b)	37,225,680	(637)	(b)	11,912,689	(550)	(b)	24,569,228
			(212)	(i)
			25,313,116	(i)					12,656,452	(e)
			5,667,883	(a)		5,667,883	(a)		5,667,883	(a)
			10,000,000	(j)		10,000,000	(j)		10,000,000	(j)
			(5,108,417)	(h)		(5,108,417)	(h)		(5,108,417)	(h)
			1,297,236	(m)		1,297,236	(m)		1,297,236	(m)
			50,000	(n)		50,000	(n)		50,000	(n)
Deferred share compensation		(800,481)			(800,481)			(800,481)			(800,481)
Accumulated deficit	(5,108,417)	(4,579,492)	5,108,417	(h)	(3,278,691)	5,108,417	(h)	(3,278,691)	5,108,417	(h)	(3,278,691)
			1,300,801	(l)		1,300,801	(l)		1,300,801	(l)
Total stockholders’ equity	(5,103,676)	289,996	37,961,283		33,147,603	12,648,167		7,834,487	25,304,725		20,491,045

Total liabilities and stockholders’ equity	$25,376,246	$542,576	$7,592,713		$33,511,535	$(17,720,403)		$8,198,419	$(5,063,845)		$20,854,977

*	The unaudited pro forma condensed combined balance sheet as of March 31, 2026 combines the historical unaudited consolidated balance sheet of Black Hawk as of May 31, 2026 with the historical unaudited balance sheet of Vesicor as of March 31, 2026.

See accompanying notes to the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR

THE THREE MONTHS ENDED MARCH 31, 2026*

	Black Hawk SPAC (as reported)	Vesicor Therapeutics Inc. (as reported)	Transaction Adjustments (No Redemption)			Proforma Combined (No Redemption)		Transaction Adjustments (Maximum Redemption)			Proforma Combined (Maximum Redemption)		Transaction Adjustments (50% Redemption)			Proforma Combined (50% Redemption)
Revenue	$-	$-	$			$-		$			$-		$			$-
Cost of goods sold	$-	$-	$			$-		$			$-		$			$-
Gross Profit	$-	$-		$-		$-			$-		$-			$-		$-

Operating expenses
Research and development	-	196				196					196					196
General and administrative expenses, other	79,215	1,129,235				1,208,450					1,208,450					1,208,450
General and administrative expenses, related party	30,000	18,000				48,000					48,000					48,000

Total operating expenses	$109,215	$1,147,431		$-		$1,256,646			$-		$1,256,646			$-		$1,256,646

Loss from operations	$(109,215)	$(1,147,431)		$-		$(1,256,646)			$-		$(1,256,646)			$-		$(1,256,646)

Other income (expenses)
Loss on debt extinguishment		-				-					-					-
Interest expense	(24,381)	-				(24,381)					(24,381)					(24,381)
Interest income	-	2				2					2					2
Interest earned on investments held in Trust Account	222,525	-		(222,525)	(bb)	-			(222,525)	(bb)	-			(222,525)	(bb)	-
Change in fair value of derivative liability	-	-		-	(cc)	-			-	(cc)	-			-	(cc)	-
Gain on forgiveness of Due to Target by Vesicor	-	-		1,300,801	(dd)	-			1,300,801	(dd)	-			1,300,801	(dd)	-
				(1,300,801)	(ee)				(1,300,801)	(ee)				(1,300,801)	(ee)

Total other income (expenses)	$198,144	$2		$(222,525)		$(24,379)			$(222,525)		$(24,379)			$(222,525)		$(24,379)

Income (loss) before provision for income tax	$88,929	$(1,147,429)		$(222,525)		$(1,281,025)			$(222,525)		$(1,281,025)			$(222,525)		$(1,281,025)

Provision for income tax	$-	$-		$-		$-			$-		$-			$-		$-

Net income (loss)	$88,929	$(1,147,429)		$(222,525)		$(1,281,025)			$(222,525)		$(1,281,025)			$(222,525)		$(1,281,025)

Basic and fully diluted loss per common share:
Basic and diluted weighted average shares outstanding, Class A ordinary shares subject to possible redemption	2,124,077
Basic and diluted net income per share, Class A ordinary shares subject to possible redemption	$0.02
Basic and diluted weighted average shares outstanding, non-redeemable Class A ordinary shares	2,029,500
Basic and diluted net income per share, non-redeemable Class A ordinary shares	$0.02
						12,381,129					10,257,052					11,319,091
Weighted average common shares outstanding - basic and fully diluted		9,495,555				$(0.10)	(aa)				$(0.12)	(aa)				$(0.11)	(aa)
Net income (loss) per common share		$(0.12)

*	The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2026 combines the historical unaudited statement of operations of Black Hawk for the three months ended May 31, 2026, and the historical unaudited statement of operations of Vesicor for the three months ended March 31, 2026.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR

THE YEAR ENDED DECEMBER 31, 2025*

	Black Hawk SPAC (as reported)	Vesicor Therapeutics Inc. (as reported)	Transaction Adjustments (No Redemption)			Proforma Combined (No Redemption)		Transaction Adjustments (Maximum Redemption)			Proforma Combined (Maximum Redemption)		Transaction Adjustments (50% Redemption)			Proforma Combined (50% Redemption)
Revenue	$-	$6,028	$			$6,028		$			$6,028		$			$6,028
Cost of goods sold	$-	$49	$			$49		$			$49		$			$49
Gross Profit	$-	$5,979		$-		$5,979			$-		$5,979			$-		$5,979

Operating expenses
Research and development	-	3,907				3,907					3,907					3,907
General and administrative expenses, other	795,510	2,473,011				3,268,521					3,268,521					3,268,521
General and administrative expenses, related party	120,000	72,000				192,000					192,000					192,000

Total operating expenses	$915,510	$2,548,918		$-		$3,464,428			$-		$3,464,428			$-		$3,464,428

Loss from operations	$(915,510)	$(2,542,939)		$-		$(3,458,449)			$-		$(3,458,449)			$-		$(3,458,449)

Other income (expenses)
Loss on debt extinguishment		(93,750)				(93,750)					(93,750)					(93,750)
Interest expense	(15,454)	(21,275)				(36,729)					(36,729)					(36,729)
Interest income	1,798					1,798					1,798					1,798
Interest earned on investments held in Trust Account	2,258,631			(2,258,631)	(bb)	-			(2,258,631)	(bb)	-			(2,258,631)	(bb)	-
Change in fair value of derivative liability	92			(92)	(cc)	-			(92)	(cc)	-			(92)	(cc)	-
Gain on forgiveness of Due to Target by Vesicor				575,000	(dd)	-			575,000	(dd)	-			575,000	(dd)	-
				(575,000)	(ee)				(575,000)	(ee)				(575,000)	(ee)

Total other income (expenses)	$2,245,067	$(115,025)		$(2,258,723)		$(128,681)			$(2,258,723)		$(128,681)			$(2,258,723)		$(128,681)

Income (loss) before provision for income tax	$1,329,557	$(2,657,964)		$(2,258,723)		$(3,587,130)			$(2,258,723)		$(3,587,130)			$(2,258,723)		$(3,587,130)

Provision for income tax	$-	$-		$-		$-			$-		$-			$-		$-

Net income (loss)	$1,329,557	$(2,657,964)		$(2,258,723)		$(3,587,130)			$(2,258,723)		$(3,587,130)			$(2,258,723)		$(3,587,130)

Basic and fully diluted loss per common share:
Basic and diluted weighted average shares outstanding, Class A ordinary shares subject to possible redemption	5,002,716
Basic and diluted net income per share, Class A ordinary shares subject to possible redemption	$0.19
Basic and diluted weighted average shares outstanding, non-redeemable Class A ordinary shares	2,029,500
Basic and diluted net income per share, non-redeemable Class A ordinary shares	$0.19
						12,197,817					10,073,740					11,135,779
Weighted average common shares outstanding		7,745,629				$(0.29)	(aa)				$(0.36)	(aa)				$(0.32)	(aa)
Net income (loss) per common share		$(0.34)

*	The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025 combines the historical audited statement of operations of Black Hawk for the year ended November 30, 2025, and the historical audited statement of operations of Vesicor for the year ended December 31, 2025.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

The pro forma adjustments have been prepared as if the Mergers had been consummated on March 31, 2026, in the case of the unaudited pro forma condensed combined balance sheet, and as if the Mergers had been consummated on December 1, 2024, in the case of the unaudited pro forma condensed combined statement of operations, as this is the beginning of the earliest period presented in the unaudited pro forma condensed combined statement of operations.

The unaudited pro forma combined balance sheet as of March 31, 2026 has been prepared using the following:

●	Black Hawk’s unaudited historical balance sheet as of May 31, 2026; and

●	Vesicor’s unaudited historical balance sheet as of March 31, 2026.

The unaudited pro forma combined statement of operations for the three months ended March 31, 2026 has been prepared using the following:

●	Black Hawk’s unaudited historical statement of operations for the three months ended May 31, 2026; and

●	Vesicor’s unaudited historical statement of operations for the three months ended March 31, 2026.

The unaudited pro forma combined statement of operations for the year ended December 31, 2025 has been prepared using the following:

●	Black Hawk’s audited historical statement of operations for the year ended November 30, 2025; and

●	Vesicor’s audited historical statement of operations for the year ended December 31, 2025.

The unaudited pro forma condensed combined financial information has been prepared assuming the following methods of accounting in accordance with GAAP.

The Merger will be accounted for as a reverse recapitalization, in accordance with GAAP using the guidance in ASC 805 on accounting for reverse business combinations.

Vesicor has been determined to be the predecessor to the combined entity.

Under this method of accounting, Black Hawk will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Mergers will be treated as the equivalent of Vesicor issuing stock for the net assets of Black Hawk, accompanied by a recapitalization. The net assets of Black Hawk will be stated at their historical value within the pro-forma with no goodwill or other intangible assets recorded.

The pro forma adjustments represent management’s estimates based on information available as of the date of this proxy statement/prospectus and are subject to change as additional information becomes available and additional analyses are performed. Management considers this basis of presentation to be reasonable under the circumstances.

The unaudited pro forma condensed combined financial information does not give effect to any tax impacts associated with the pro forma adjustments.

2. Adjustments and Assumptions to the Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of March 31, 2026 are as follows:

(a)	Reflects the cancellation of Vesicor equity holders 11.34 million shares of Common Stock issued and outstanding immediately prior to the merger.

(b)	Represents issuance of 5,500,452 shares of Parent Common Stock to existing Vesicor equity holders calculated on a fully diluted basis equal to the quotient of (a) the Aggregate Closing Merger Consideration Value ($70,000,000) divided by (b) Redemption Price ($10.00), as defined in the Business Combination Agreement at a consideration exchange ratio of 0.341303. Assumes Vesicor shares fully diluted at closing of 20,509,630 * 0.341303 = 7,000,000 distributed on a pro-rata basis among Vesicor Issued and Outstanding shares assumed to be 16,116,034 at closing.

(i)	“Aggregate Closing Merger Consideration” means a number of shares of PubCo Common Stock equal to the quotient of (a) the Aggregate Closing Merger Consideration Value divided by (b) Redemption Price.”

(ii)	“Aggregate Closing Merger Consideration Value is $70,000,000”

(iii)	“Redemption Price is $10.00”

(c)	Reflects the reclassification of cash held in short-term investments that become available in conjunction with the Merger.

(d)	Represents the pro forma adjustment to record the redemption of 2.124 million Black Hawk Class A Ordinary Shares given a maximum redemption scenario, at an assumed redemption price of $11.92 per share, inclusive of interest earned on funds held in the Trust Account.

(e)	Represents the pro forma adjustment to record the redemption of 1.06 million Black Hawk Class A Ordinary Shares given a 50% redemption scenario, at an assumed redemption price of $11.92 per share, inclusive of interest earned on funds held in the Trust Account and the reclassification of the remaining 1.06 million Black Hawk Class A Ordinary Shares to PubCo Class A Common Stock.

(f)	Represents the pro forma adjustment to record Black Hawk deferred underwriting commissions due of $2,415,000 paid in cash at Closing.

(g)	Represents the pro forma adjustment to record Black Hawk transaction costs to be paid in cash at the closing of the Merger, primarily consisting of accrued interest expenses $57,287.

(h)	Reflects the elimination of Black Hawk historical accumulated deficit.

(i)	Reflects the reclassification of 2.12 million of Black Hawk Class A Ordinary Shares subject to possible redemption to PubCo Class A Common Stock.

(j)	Reflects Vesicor equity transaction financing of $10,000,000 to be obtained prior to Closing (As of the date of this proxy statement/prospectus, Vesicor is uncertain if it will successfully complete the PPM Investment by the Closing).

(k)	Reflects the reclassification of 2.03 million Black Hawk Class A Ordinary Shares to PubCo Class A Common Stock.

(l)	Reflects the forgiveness of Due to Target by Vesicor as per Debt Forgiveness Agreement dated June 30, 2026.

(m)	Represents conversion of convertible notes due to related party at $1.00 per share, per the June 2025 Convertible Note, as amended, the September 2025 Convertible Note, the February 2026 Convertible Note and the May 2026 Convertible Note.

(n)	Represents issuance of shares on July 15, 2026, in satisfaction of note payable.

3. Adjustments and Assumptions to the Unaudited Pro Forma Condensed Combined Statement of Operations

The adjustments included in the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2026 and for the fiscal year ended December 31, 2025, are related to the Merger:

(aa)	Pro forma basic earnings (loss) per share is computed by dividing the net income (loss) available to common shareholders by the weighted-average shares of Common Stock outstanding during the period.

(bb)	Reflects the elimination of Black Hawk interest earned in the Trust Account.

(cc)	Reflects the elimination of Black Hawk change in fair value of derivative liability associated with the convertible notes due to related party.

(dd)	Reflects the forgiveness of Due to Target by Vesicor as per Debt Forgiveness Agreement dated June 30, 2026.

(ee)	Reflects the elimination of Black Hawk gain on forgiveness of Due to Target by Vesicor.

INFORMATION ABOUT BLACK HAWK

Unless the context otherwise requires, all references in this section to “Black Hawk,” the “SPAC,” “we,” “us” or “our” refer to Black Hawk prior to the Closing.

Introduction

Black Hawk is a blank check company incorporated as a Cayman Islands exempted company with limited liability on September 28, 2023, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses. Black Hawk has neither engaged in any operations nor generated any revenue to date. Based on Black Hawk’s business activities, Black Hawk is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.

Significant Activities Since Inception

IPO and Private Placement

On October 16, 2023, Black Hawk and the Sponsor entered into a Securities Subscription Agreement, pursuant to which our Sponsor purchased 17,250,000 shares of common stock, $0.0001 per share, for an aggregate purchase price of $25,000, or approximately $0.0145 per ordinary share. On November 13, 2023, Black Hawk and the Sponsor entered into the First Amendment to the Subscription Agreement, pursuant to which the 17,250,000 shares of common stock were converted to 1,725,000 Class B ordinary shares. On March 20, 2024, Black Hawk and the Sponsor entered into the Second Amendment to the Subscription Agreement, pursuant to which the purchased amount of shares was adjusted to 1,983,750 Class B ordinary shares, $0.0126 (up to 258,750 Class B ordinary shares of which are subject to forfeiture depending on the extent to which the underwriters’ over-allotment option is not exercised in full or in part). On March 29, 2024, Black Hawk cancelled 258,750 Class B ordinary shares as the underwriter did not exercise their over-allotment. Lastly, on or around April 4, 2024, in accordance with the then-effective memorandum and articles of association, Black Hawk exercised its right to convert its 1,725,000 Class B Ordinary Shares to 1,725,000 Class A ordinary shares.

On March 20, 2024, Black Hawk consummated its initial public offering (the “IPO”) of 6,900,000 units (the “Units”). Each Unit consists of one Ordinary Share, par value $0.0001 per share, and one-fifth (1/5) of one right to receive one share upon the consummation of Black Hawk’s initial business combination. The Units were sold at an offering price of $10.00 per Unit, generating total gross proceeds of $69,000,000. Black Hawk also granted the underwriters a 45-day option to purchase up to an additional 1,035,000 units to cover over-allotments, if any. On March 18, 2024, Black Hawk elected to convert 1,725,000 Class B ordinary shares into 1,725,000 ordinary Class A ordinary shares upon the closing of IPO.

Simultaneously with the consummation of the IPO and the sale of the Private Placement Units, Black Hawk consummated the private placement (the “Private Placement”) of 235,500 units (the “Private Placement Units”), each Private Placement Unit consisting of one Ordinary Share (“Private Share”) and one-fifth (1/5) of one right (“Private Right”), to the Sponsor at a price of $10.00 per Private Placement Unit, generating total proceeds of $2,355,000. The issuance of the Private Placement Units was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended.

A total of $69,345,000 of the net proceeds from the IPO and the Private Placement were placed in a U.S.-based Trust Account established for the benefit of the Public Shareholders and maintained by Continental Stock Transfer & Trust Company, acting as trustee.

Our management has broad discretion with respect to the specific application of the proceeds of the IPO and the Private Placement that are held out of the Trust Account, although substantially all the net proceeds are intended to be applied generally towards consummating a business combination and working capital.

Since our IPO, our sole business activity has been identifying and evaluating suitable acquisition transaction candidates. We presently have no revenue and have had losses since inception from incurring formation and operating costs. We have relied upon the sale of our securities and loans from the Sponsor and other parties to fund our operations.

Beginning May 13, 2024, holders of the Black Hawk’s units could elect to separately trade the ordinary shares and rights included in its units. The ordinary shares and rights are separately traded on the Nasdaq Global Select (“Nasdaq”) under the symbols “BKHA” and “BKHAR,” respectively. Private Placement Units not separated are traded on Nasdaq under the symbol “BKHAU.”

2025 Extraordinary General Meeting

Black Hawk filed its definitive proxy statement on June 10, 2025, announcing its Extraordinary General Meeting would be held on June 20, 2025 to vote on three proposals: (i) a proposal by special resolution to amend Black Hawk’s Second Amended and Restated Memorandum and Articles of Association to allow Black Hawk to extend the deadline for the Combination Period by up to eighteen (18) one-month extensions, from June 22, 2025 (the “Termination Date”) to December 22, 2026, for a maximum of 36 months from the date of the IPO; (ii) A related proposal by special resolution to amend the Trust Agreement, dated March 20, 2024, by and between Black Hawk and Continental Stock Transfer & Trust Company, to allow for such one-month extensions, with each extension conditioned upon the deposit into the Trust Account of $0.03 per remaining public share (after redemptions) for each month extended;, and (iii) a proposal, by ordinary resolution, to adjourn the Extraordinary General Meeting, to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Extraordinary General Meeting, there are not sufficient votes to approve the proposals.

On June 20, 2025, Black Hawk held its Extraordinary General Meeting which, without conducting any business was adjourned. The Extraordinary General Meeting was adjourned again on June 23, 2025; June 27, 2025; July 1, 2025; and July 3, 2025 in order to solicit additional votes on the matters listed in the notice of extraordinary general meeting and the proxy statement, particularly the Trust Amendment Proposal (further described below).

Also on June 20, 2025, Black Hawk filed a supplemental proxy statement revising the language of the Trust Amendment Proposal. Specifically, the original language referencing deposits of “up to $55,000 per one-month extension” was removed and replaced with a new structure. As revised, the proposal allows Black Hawk to extend the Termination Date up to eighteen (18) times, each for an additional one (1) month, from the current Termination Date to December 22, 2026, by depositing into the Trust Account $0.033 per remaining public share (after redemptions) for each monthly extension, in accordance with Black Hawk’s Trust Agreement, dated March 20, 2024, with Continental Stock Transfer & Trust Company, as trustee.

On July 7, 2025, Black Hawk filed a supplemental proxy statement further amending the Extension Proposal. The amendment revised the proposed termination date from June 22, 2025 to December 22, 2026, and modified the terms of the Trust Agreement Amendment Proposal. Under the revised terms, Black Hawk may extend the deadline to consummate a business combination by up to eighteen (18) one-month periods, with each extension conditioned upon a deposit of $150,000 per month into the Trust Account, in accordance with the Investment Management Trust Agreement, dated March 20, 2024, between Black Hawk and Continental Stock Transfer & Trust Company.

Black Hawk held its Extraordinary General Meeting on July 8, 2025, at which shareholders approved the Extension Proposal and related amendments to Black Hawk’s governing documents and Trust Agreement. As a result, Black Hawk now has the ability to extend the business combination deadline monthly through December 22, 2026, subject to making the required $150,000 monthly deposits into the Trust Account.

In connection with the Extraordinary General Meeting, holders of 4,775,923 public ordinary shares exercised their redemption rights. These redemptions represented approximately 69.2% of the then-outstanding public ordinary shares. The redemptions resulted in a total payment of approximately $51.0 million (at approximately $10.68 per share) from the Trust Account. Following the redemptions, approximately $22.7 million remains in the Trust Account, and 2,124,077 public ordinary shares remain issued and outstanding.

If Black Hawk does not complete a Business Combination within the required time and is required to liquidate, all amounts held in the Trust Account — including any Extension Payments made by the Sponsor or its affiliates — will be used to redeem the Company’s public shares. Public Shareholders will be entitled to receive their pro rata portion of the Trust Account, which includes these Extension Payments.

The Sponsor and the Black Hawk’s officers and directors will not receive any distributions from the Trust Account with respect to their Founder Shares or private placement securities. The Extension Payments are not refundable to the Sponsor and are contributed for the benefit of public shareholders in the event of a liquidation.

These redemptions reduce the cash available for the Business Combination and increase the likelihood that Vesicor will need to raise additional capital at or after closing, as contemplated in the Business Combination Agreement. Black Hawk and Vesicor continue to explore various financing alternatives, including a potential PIPE or other equity financing, as described herein.

Our Second Amended and Restated Memorandum and Articles of Association provide that if we have not consummated an initial business combination by the Termination Date, we must cease all operations except for the purpose of winding up, redeem all outstanding public shares, and liquidate and dissolve. Although our shareholders approved the Extension Proposal, there is a risk that a court could conclude that the Termination Date had already expired prior to such approval. If a court were to make such a determination, we could be deemed to have been required to wind up our operations, redeem the public shares, and liquidate the company at that time. In such event, investors would not be able to realize any potential value from a business combination, our warrants would expire worthless, and our public shareholders would be entitled only to receive their pro rata portion of the funds held in the Trust Account.

Extension Payment

In connection with the Extension, the Sponsor agreed to make Extension Payment following the approval and implementation of the Extension. Beginning on June 22, 2025 until December 22, 2026, Black Hawk may elect to extend the date by which Black Hawk has to consummate a business combination month-by-month each time for a total of up to eighteen times by depositing $150,000 for each such one-month extension into Black Hawk’s Trust Account. On July 11, 2025, Black Hawk exercised its first extension by depositing $150,000 into the Trust Account to extend the deadline to complete the Business Combination from June 22, 2025 to July 22, 2025. On July 22, 2025, August 25, 2025, September 23, 2025 and October 12, 2025, the Company deposited $150,000 into the Trust Account each time to extend the deadline to complete the Business Combination to November 22, 2025.

Extension Payments are due on the 22nd of each month. In November 2025 and December 2025, the Black Hawk and Vesicor did not timely deposit the required $150,000 monthly extension payments into the Trust Account by the applicable due dates under Article 36.2 of Black Hawk’s amended and restated memorandum and articles of association (the “Current Charter”) and paragraph 1(n) of the Amended and Restated Investment Management Trust Agreement (the “Trust Agreement”). In addition, the January 2026 extension payment was not made on its original due date.

The November 2025 Extension Payment of $150,000 was due on November 22, 2025. The 45-day cure period for that payment expired on January 6, 2026. The November payment was not made until January 28, 2026, which was after the expiration of the applicable cure period.

The December 2025 Extension Payment of $150,000 was due on December 22, 2025. The 45-day cure period for that payment expired on February 5, 2026. The December payment was made on February 13, 2026, which was after the expiration of the applicable cure period.

The January 2026 Extension Payment of $150,000 was due on January 22, 2026. The 45-day cure period for the January payment expired on March 8, 2026. As the January payment was made on February 13, 2026 (together with the December payment), it was made within the applicable cure period.

The February, March, April, May, June and July Extension Payments were made on a timely basis.

Although Black Hawk and Vesicor believe that the late payments were cured in accordance with the Trust Agreement, the failure to timely make the November 2025 and December 2025 extension payments constituted a breach of the extension provisions of the Current Charter and Trust Agreement. If Black Hawk and Vesicor failed to make the required deposits within the applicable cure periods, such failure would have required Black Hawk to cease operations and liquidate in accordance with Article 36.2 of the Current Charter and paragraph 1(n) of the Trust Agreement.

Black Hawk did not commence liquidation proceedings and continues to pursue the Business Combination. There can be no assurance that a court would not determine that Black Hawk was required to liquidate upon the initial failure to timely fund the Extension Payments, which could adversely affect the completion of the Business Combination.

Members of Black Hawk’s Board discussed the delayed payments with management; however, no formal board meeting was convened solely to address whether liquidation proceedings should be initiated. The trustee was informed that certain Extension Payments were not current, and the trustee subsequently confirmed receipt of the late payments. Black Hawk has not had substantive discussions with the trustee regarding liquidation and has not discussed the matter with its shareholders.

In determining not to commence liquidation proceedings, Black Hawk considered the following factors:

●	all required Extension Payments were ultimately deposited into the Trust Account in full;

●	the Trust Account has not been impaired and continues to hold funds for the benefit of the public shareholders;

●	Black Hawk was actively pursuing a business combination that it believes may provide greater value to shareholders than liquidation; and

●	the Black Hawk Board believed that proceeding toward a business combination and submitting the transaction to shareholders for approval was consistent with its fiduciary duties under applicable law.

Based on the foregoing, Black Hawk determined to continue operations and pursue the proposed Business Combination rather than initiate liquidation. However, Black Hawk acknowledges that its failure to timely make the November 2025 and December 2025 extension payments within the cure period constituted a breach of the extension provisions of its governing documents, and a court could conclude that liquidation should have been initiated at that time. Accordingly, Black Hawk and its directors could be subject to claims relating to the delayed payment and the decision not to liquidate.

Debt Forgiveness Agreement

On June 30, 2026, Black Hawk and Vesicor entered into a Debt Forgiveness Agreement pursuant to which Vesicor forgave $1,015,987.50 in advances previously made by Vesicor to or on behalf of Black Hawk (the “Vesicor Advances”). The Vesicor Advances consisted of (i) $675,000 in extension payment advances made between July 2025 and February 2026, representing Vesicor’s one-half share of the monthly $150,000 trust fund extension payments required under the Business Combination Agreement and the amended Trust Agreement, and (ii) $340,987.50 in upfront fee payments and other transaction expenses paid by Vesicor on Black Hawk’s behalf between March and April 2025 for upfront fees and February 2026 for other transaction expenses. All advances were made on a no-interest basis.

Pursuant to the Debt Forgiveness Agreement, Vesicor (i) forgave the entire outstanding principal amount of the Vesicor Advances, (ii) agreed that all debt instruments issued or issuable in connection with the Vesicor Advances are null and void, and (iii) waived and cancelled any rights to convert the Vesicor Advances into debt or equity securities of Black Hawk or any successor. Vesicor’s forgiveness of advances classified as upfront fees was made pursuant to a waiver, consent and authorization of Vesicor’s shareholders. Any advances made by Vesicor after February 12, 2026 are expressly excluded from the Debt Forgiveness Agreement and will be governed by separate written agreements between the parties.

In consideration for the foregoing, Black Hawk released Vesicor from any claims arising from Vesicor’s failure to timely advance or pay any portion of the Vesicor Advances or otherwise timely perform its obligations under the Business Combination Agreement. Each party retained all other rights and claims under the Business Combination Agreement not expressly released. The Debt Forgiveness Agreement is governed by the laws of the State of California.

Sponsor Information

Black Hawk Management LLC, a Delaware limited liability company, is the sponsor of Black Hawk and currently, together with our officers and directors and their affiliates, owns approximately 48.01% of the issued and outstanding shares of the Black Hawk’s ordinary shares. Although the Sponsor is permitted to undertake any activities permitted under the Delaware law and other applicable law, the Sponsor’s business is focused on investing in Black Hawk. In addition, the Sponsor provides office space, utilities, secretarial support and administrative services to Black Hawk. Certain of Black Hawk’s officers and directors are members of the Sponsor and therefore have an indirect economic interest in the securities held by the Sponsor. Other than Black Hawk’s management team, none of the other members of the Sponsor participate in Black Hawk’s activities. For more information about the Sponsor and its controlling persons please see the section of this proxy statement/prospectus entitled “Beneficial Ownership of Securities.”

The Sponsor is not actively involved in any other special purpose acquisition company.

Restrictions of Securities

The Sponsor has agreed to restrictions on its ability to transfer, assign, or sell its Founder Shares and Private Units, as summarized in the table below.

Subject Securities	Expiration Date	Natural Persons and Entities Subject to Restrictions	Exceptions to Transfer Restrictions
Founder Shares	The earlier (1) six months after the completion of our initial business combination; or (2) the date following the consummation of our initial business combination on which we complete a liquidation, merger, share exchange or other similar transaction that results in all of our shareholders having the right to exchange their shares for cash, securities or other property (the “Lock-Up”). Notwithstanding the foregoing, the initial shares will be released from the Lock-Up if (1) the reported closing price of our ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination or (2) we complete a liquidation, merger, share exchange or other similar transaction after our initial business combination that results in all of our shareholders having the right to exchange their shares for cash, securities or other property.	Black Hawk Management LLC	Transfers permitted (a) to our officers, directors, advisors or consultants, any affiliate or family member of any of our officers, directors, advisors or consultants, any members or partners of the sponsor or their affiliates and funds and accounts advised by such members or partners, any affiliates of the sponsor, or any employees of such affiliates, (b) in the case of an individual, as a gift to such person’s immediate family or to a trust, the beneficiary of which is a member of such person’s immediate family, an affiliate of such person or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of such person; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales or transfers made in connection with any forward purchase agreement or similar arrangement, in connection with an extension of the completion window or in connection with the consummation of a business combination at prices no greater than the price at which the shares or units were originally purchased; (f) pro rata distributions from our sponsor to its respective members, partners or shareholders pursuant to our sponsor’s limited liability company agreement or other charter documents; (g) by virtue of the laws of the Cayman Islands or our sponsor’s memorandum and articles of association upon dissolution of our sponsor, (h) in the event of our liquidation prior to our consummation of our initial business combination; (i) in the event that, subsequent to our consummation of an initial business combination, we complete a liquidation, merger, share exchange or other similar transaction which results in all of our shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property or (j) to a nominee or custodian of a person or entity to whom a transfer would be permissible under clauses (a) through (g); provided, however, that in the case of clauses (a) through (g) and clause (j) these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions and the other restrictions contained in the letter agreements.

Private Units	30 days after the completion of our initial business combination	Black Hawk Management LLC	Same as above

Effecting a Business Combination

Fair Market Value of Vesicor Business

Pursuant to the Nasdaq listing rule, we must consummate our initial business combination with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the amount of any deferred underwriting commissions held in the Trust Account and taxes payable on the income earned on the Trust Account) at the time of our signing a definitive agreement in connection with our initial business combination. The fair market value of the target or targets will be determined by the Black Hawk Board based upon one or more standards generally accepted by the financial community, such as discounted cash flow valuation or value of comparable businesses. Our shareholders will be relying on the business judgment of the Black Hawk Board, which will have significant discretion in choosing the standard used to establish the fair market value of the target or targets, and different methods of valuation may vary greatly in outcome from one another. As discussed in the Section entitled “The Business Combination Proposal—Satisfaction of the 80% Test,” the Black Hawk Board determined that this test was met in connection with the Business Combination.

Shareholder Approval of the Business Combination

We are seeking shareholder approval of the Business Combination at the Extraordinary General Meeting to which this proxy statement/prospectus relates and, in connection with such meeting, holders of Public Shares may redeem their shares for cash in accordance with the procedures described in this proxy statement/prospectus. Such redemption rights will be effected in accordance with the Second Amended and Restated Memorandum and Articles of Association.

Redemption Rights for Public Shareholders upon Completion of the Business Combination

We will provide our Public Shareholders with the opportunity to redeem all or a portion of their Black Hawk Class A Ordinary Shares in connection with the Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (net of taxes paid or payable, if any), divided by the number of then-outstanding Public Shares, in accordance with and subject to the limitations of the Second Amended and Restated Memorandum and Articles of Association, described in this proxy statement/prospectus. The per share amount we will distribute to investors who properly elect to redeem their shares will not be reduced by the deferred underwriting commissions we will pay to the underwriters. The redemption rights will include the requirement that a beneficial holder must identify itself before we can validly redeem its shares. There will be no redemption rights upon the completion of the Business Combination with respect to the Black Hawk Rights.

The Sponsor and each of our directors and executive officers have entered into an agreement with us, pursuant to which they have agreed to waive their redemption rights to redeem their Class A ordinary shares in connection with the initial business combination, vote in favor of any proposed initial business combination, and waive any claim of right to the funds held in the Trust Account upon liquidation or other events.

Additionally, any interest earned on the funds held in the Trust Account that has not previously been released to Black Hawk, or is not required to pay Black Hawk taxes and other expenses, including, without limitation, up to $100,000 of interest to cover liquidation and dissolution expenses, will remain in the Trust Account and will be distributed in accordance with the terms of the Trust Agreement.

Limitation on Redemption of Public Shares if No Business Combination

We have 15 months from the consummation of our IPO to consummate our initial business combination, or such later period approved by the Company’s shareholders in accordance with the Company’s amended and restated memorandum and articles of association. If we are unable to consummate our initial business combination within such time period, we will, as promptly as possible but not more than ten (10) business days thereafter, redeem 100% of our outstanding Public Shares for a pro rata portion of the funds held in the Trust Account, including a pro rata portion of any interest earned on the funds held in the Trust Account and not previously released to us or necessary to pay our taxes, and then seek to liquidate and dissolve. However, we may not be able to distribute such amounts as a result of claims of creditors which may take priority over the claims of our public shareholders. In the event of our liquidation and subsequent dissolution, the public and private rights will expire and will be worthless. Our public shareholders will not be afforded an opportunity to vote on our extensions of time to consummate an initial business combination from 15 months of the consummation of our IPO or such later period approved by the Company’s shareholders in accordance with the Company’s amended and restated memorandum and articles of association.

Our Sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to their Founder Shares and Private Shares if we fail to complete our initial business combination within the Combination Period, as extended. Following the approval of the Extension Proposal on July 8, 2025, Black Hawk may extend the deadline to consummate an initial business combination in one-month increments, up to 18 additional times, by depositing $150,000 for each such one-month extension into the Trust Account, which would allow Black Hawk to extend the period to consummate a business combination through December 22, 2026. However, if our Sponsor acquires Public Shares after our IPO, it will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if we fail to complete our initial business combination within the Combination Period, as extended.

Our Sponsor, officers and directors have also agreed, pursuant to the same letter agreement, that they will not propose any amendment to our amended and restated memorandum and articles of association that would (i) modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our Public Shares if we do not complete our initial business combination within the Combination Period, as extended, or (ii) modify any other provisions relating to shareholders’ rights or pre-business combination activity, unless we provide our public shareholders with the opportunity to redeem their Ordinary Shares upon approval of any such amendment at a per-share price equal to the aggregate amount then on deposit in the Trust Account, including interest (net of taxes), divided by the number of then-outstanding Public Shares. Currently, the Company’s amended and restated certificate of incorporation prohibited the Company from redeeming Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 immediately prior to or upon consummation of its initial business combination. The Company intends to remove this limitation from its governing documents. Accordingly, the Company may redeem Public Shares irrespective of the amount of net tangible assets remaining following such redemptions, provided that the Company is able to satisfy the minimum cash conditions and other closing conditions applicable to the Business Combination and remains in compliance with applicable law.

We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the funds held outside the Trust Account, although we cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing our plan of dissolution, to the extent that there is any interest accrued in the trust account not required to pay taxes, we may request the trustee to release to us an additional amount of such accrued interest to pay those costs and expenses.

If we were to expend all of the net proceeds of our IPO and the sale of the Private Units, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by shareholders upon our dissolution would be approximately $10.05 (subject to increase of up to an additional $0.10 per public share in the event that our sponsor elects to extend the period of time to consummate a business combination, as described in more detail in this prospectus). The proceeds deposited in the Trust Account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our public shareholders. We cannot assure you that the actual per-share redemption amount received by shareholders will not be substantially less than $10.05 per public share. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.05 per Class A Ordinary Share issued in our IPO and (ii) the actual amount per Class A Ordinary Share held in the Trust Account as of the date of the liquidation of the Trust Account (if less than $10.05 per Class A Ordinary Share) due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and our Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations.

While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to our public shareholders may be reduced below $10.05 per Class A Ordinary Share.

If we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the Trust Account, we cannot assure you we will be able to return $10.05 per public ordinary share to our public shareholders. Additionally, if we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor-creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our shareholders. Furthermore, by paying public shareholders from the Trust Account prior to addressing the claims of creditors, our board of directors may be deemed to have breached its fiduciary duty to our creditors and/or to have acted in bad faith, thereby exposing itself and our company to claims of punitive damages. We cannot assure you that claims will not be brought against us for these reasons.

Our Public Shareholders will be entitled to receive funds from the Trust Account only upon the earliest to occur of: (i) our completion of an initial business combination, and then only in connection with those Public Shares that such shareholder properly elected to redeem, subject to the limitations described in this proxy statement/prospectus, (ii) the redemption of any Public Shares properly submitted in connection with a shareholder vote to amend our amended and restated memorandum and articles of association (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our Public Shares if we do not complete our initial business combination within the Combination Period, as extended, or (B) to modify any other provisions relating to shareholders’ rights or pre-initial business combination activity, and (iii) the redemption of our Public Shares if we are unable to complete an initial business combination within the Combination Period, as extended. Following the approval of the Extension Proposal on July 8, 2025, the Combination Period may be extended in one-month increments, up to 18 additional times, by depositing $150,000 into the Trust Account for each such one-month extension, allowing Black Hawk to extend the period to consummate a business combination through December 22, 2026. In addition, if we are unable to complete an initial business combination within the Combination Period, as extended, compliance with Cayman Islands law may require that we submit a plan of dissolution to our shareholders for approval prior to the distribution of the proceeds held in the Trust Account. In that case, Public Shareholders may be forced to wait beyond the then-applicable deadline before they receive funds from the Trust Account. In no other circumstances will a public shareholder have any right or interest of any kind in the Trust Account. Accordingly, to liquidate your investment, you may be forced to sell your Public Shares or Public Rights, potentially at a loss.

Facilities

We currently maintain our principal executive offices at 4125 Blackhawk Plaza Circle, Suite 166 Danville, CA 94506. The cost for the space is included in our Administrative Services Agreement entered into on December 4, 2023 between us and our Sponsor, commencing on the effective date of the registration statement of the initial public offering through the later of Black Hawk’s consummation of a business combination or 21 months from such effective date. Pursuant to the Administrative Services Agreement we will pay our Sponsor a monthly fee of $10,000 per month for office space and administrative and support services. We consider our current office space, combined with the other office space otherwise available to our executive officers, to be adequate for our current operations.

Employees

Black Hawk has two officers. These individuals are not obligated to devote any specific number of hours to Black Hawk matters and devote only as much time as they deem necessary to Black Hawk’s affairs. Black Hawk does not intend to have any full-time employees prior to the completion of a business combination.

Legal Proceedings

To the knowledge of Black Hawk’s management, there is no litigation currently pending or contemplated against Black Hawk, any of Black Hawk’s officers or directors in their capacity as such or against any of Black Hawk’s property.

DIRECTORS, OFFICERS, EXECUTIVE COMPENSATION AND CORPORATE GOVERNANCE OF
BLACK HAWK PRIOR TO THE BUSINESS COMBINATION

Directors and Executive Officers

The directors and executive officers of Black Hawk are as follows:

Name	Age	Title
Kent Louis Kaufmann	66	Chief Executive Officer, Chief Financial Officer and Chairman of the Board of Directors
Jonathan Ginsberg	34	Chief Operating Officer and Director
Daniel M. McCabe	74	Independent Director
Terry W. Protto	75	Independent Director

The experience of our directors and executive officers is as follows:

Kent Louis Kaufman has been serving as our Chief Executive Officer and director since November 21, 2023, and has been serving as our Chairman and Chief Financial Officer since December 4, 2023. Mr. Kaufman has over 30 years of experience in executive roles, management consulting, and executive coaching. He currently serves as the CEO of the Growth and Leadership Center Inc, a role he has held since 2004. Since March 2020, Mr. Kaufman has been serving as a managing partner at BEEC Capital, a management and consulting company. He has also been a frequently utilized leadership consultant for Korn Ferry International, a recruiting and human resources consulting company, since 2006. Mr. Kaufman has worked with companies and executives at all levels, including CEOs, Boards of Directors, vice presidents, and directors. Throughout his career, he has consulted for companies including NVIDIA, Amazon, Google, Intel, Hewlett Packard, Chevron, Abbot Labs, Medtronic, Network Appliance, Barclays, Black Rock, Bank of New York Mellon, Cisco, Northrop Grumman, and Apple. From 1991 until 1996, Mr. Kaufman was one of the key leaders who took start-up StorMedia public in an IPO, where he served as the Director of Product Development. From 1979 until 1991, Mr. Kaufman began his management career at IBM, where he worked as a Materials Scientist and received the Outstanding Innovation Award from IBM. Mr. Kaufman received his Bachelor of Science from the University of Washington and his Master of Science from Stanford University.

Jonathan Ginsberg has been serving as our Chief Operating Officer and director since April 22, 2024. He is the President of BEEC Inc. (BEEC), an education services and technology company in California, which he co-founded in 2016. At BEEC he leads operations and expansion of student services, with clients in North America, Asia, Oceania and Europe. Mr. Ginsberg also oversees BEEC’s software development department focused on custom learning solutions for schools and institutions. Additionally, he is a Founding Member of BEEC Capital, LLC, an investment and consulting company owned by BEEC Inc. Mr. Ginsberg is also a Director of Bodhi Tree Biotechnology Inc., an OTCQB-listed company. Mr. Ginsberg also has experience in international trade, education and law. He is active in community leadership, including co-founding a non-profit, Global Friendship City Association (GFCA), where he serves as the Executive Director. GFCA’s mission is to foster subnational relations globally in the areas of commerce, culture, and education. Through his work, Mr. Ginsberg has helped GFCA form international public/private partnerships across North America, Asia and Africa. Mr. Ginsberg received his Bachelor’s Degree in International Studies from Johns Hopkins University. We believe that Mr. Ginsberg’s access to contacts and sources, ranging from education services and technology companies, and international trade, will assist us in generating acquisition opportunities and identifying suitable acquisition candidates and he will be a valuable member of the Board.

Daniel M. McCabe has been serving as one of our independent directors since March 22, 2024. He has been serving as a member of the board of directors of Yotta Acquisition Corporation (Nasdaq: YOTA) since April 2022 Quetta Acquisition Corporation (Nasdaq: QETA) since August 2023 and Quantumsphere Acquisition Corporation (Nasdaq: QUMS) since August 2025. Mr. McCabe has been admitted to practice before the Courts of the State of Connecticut since 1974. Mr. McCabe’s legal career began as an assistant clerk of the Superior Court at Stamford from 1974 to 1976, and since then he has had his own legal practice, Daniel McCabe LLC, a general practice law firm in Connecticut founded in 1982. His work includes rendering legal advice to individuals and business entities concerning commercial transactions, business organizations, and complex litigation. Mr. McCabe is also an Adjunct Professor of Business Law at Sacred Heart University. Mr. McCabe previously was the Chairman of the Stamford Housing Authority, Co-chair of the Stamford Reapportionment Committee, Member of the Board of Parole for the State of Connecticut, Chairman of the Republican Town Committee of the City of Stamford and Counsel for the Stamford Water Pollution Control Authority. He also served as Corporation Counsel for the City of Stamford where he held the position of chief legal counsel and advisor to Mayor Stanley Esposito of the City of Stamford. Mr. McCabe obtained his Juris Doctor degree from St. John’s University Law School in 1974.

Terry W. Protto has been serving as one of our independent directors since March 22, 2024. Mr. Protto has been a leader during his life and career in various organizations. He had a scholarship, which led to a commission in the US Army, and he quickly rose to the rank of Lt. Colonel. After his graduate school education, Mr. Protto was recruited by Macy’s, the nation’s largest retail department store firm, in 1993 and rose through the executive ranks to Vice Chairman-Operations and Finance, a position he held from 1999 until 2005. He left the Fortune 500 world in 2005 to become President of Mail Order and Retail, a privately held firm in Portland, Oregon where he served from January 2005 to November 2016. Mr. Protto opened 52 retail stores and grew the mail order business to $250M, then sold it to a public firm listed on Nasdaq in March 2020. He then formed an international management consulting business in March 2005, named www.tempCEO.com and focused on strategic services of Optimization to Asset Production, bringing Fortune 500 company business experience to small and medium business enterprises in the USA and Southeast Asia. In October 2005, Mr. Protto was awarded Global Entrepreneur for INC Magazine for his leadership in introducing Oregon and Washington State wine products into the South Asia market. From April 2016 until May 2019, Mr. Protto was a founding member of Alpine 4 Holdings, Inc. (Nasdaq: ALPP), serving as CEO/President of Alpine 4 Holdings, Inc. ALPP focuses on electronics, drones, USA government, lithium batteries, mapping software and metal fabricating. Mr. Protto played NCAA Division 1 golf, and he received his business and law degrees from Whitworth University and Gonzaga University, respectively.

Number and Terms of Office of Officers and Directors

Our board of directors has four directors, two of whom are deemed to be “independent” under SEC and Nasdaq rules. We may not hold an annual meeting of shareholders until after we consummate our initial business combination. Our board of directors will be divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of shareholders) serving a three-year term.

Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our second amended memorandum and articles as it deems appropriate. Our second amended memorandum and articles provide that our officers may consist of one or more Chairman of the Board, one or more Chief Executive Officers, a President, a Chief Financial Officer, Vice Presidents, Secretary, Treasurer, Assistant Secretary, and such other officers as may be determined by the board of directors.

Director Independence

The Nasdaq listing standards require that a majority of our Board of Directors be independent. An “independent director” is defined generally as a person who has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). Our board has determined that each of Mr. McCabe, and Mr. Protto are independent directors under applicable SEC and Nasdaq rules. Our independent directors have regularly scheduled meetings at which only independent directors are present.

Black Hawk Officer and Director Compensation

None of our officers or directors have received any cash compensation for services rendered to us. Commencing on the date that our securities are first listed on Nasdaq through the earlier of consummation of our initial business combination and our liquidation, we agreed to pay an affiliate of our Sponsor a total of $10,000 per month for office space, administrative and support services. Our Sponsor, officers and directors, or any of their respective affiliates, are entitled to be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to our Sponsor, officers, directors or our or their affiliates.

After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting, management or other fees from the Combined Company. All of these fees will be fully disclosed to shareholders, to the extent then known, in the tender offer materials or proxy solicitation materials furnished to our shareholders in connection with a proposed business combination. It is unlikely the amount of such compensation will be known at the time such materials are distributed, because the directors of the post-combination business will be responsible for determining officer and director compensation. Any compensation to be paid to our officers will be determined by a compensation committee constituted solely by independent directors.

Officers and directors of Black Hawk may negotiate employment or consulting agreements with PubCo in connection with the Business Combination, which could entitle them to compensation following the closing. Any such arrangements are expected to be contingent upon the completion of the Business Combination and would be forfeited if the Business Combination is not consummated. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our officers and directors that provide for benefits upon termination of employment.

Committees of the Board of Directors

Our Board of Directors has two standing committees: an audit committee and a compensation committee. Each committee operates under a charter that has been approved by our board and has the composition and responsibilities described below. Subject to phase-in rules and a limited exception, Nasdaq rules and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and Nasdaq rules require that the compensation committee of a listed company be comprised solely of independent directors.

Audit Committee

We have established an audit committee of the Board of Directors. The members of our audit committee are Mr. McCabe and Mr. Protto. Mr. McCabe serves as chairman of the audit committee.

Each member of the audit committee is financially literate, and our Board of Directors has determined that Mr. McCabe qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

We have adopted an audit committee charter, which details the principal functions of the audit committee, including:

●	reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in our Form 10-K;

●	discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

●	discussing with management major risk assessment and risk management policies;

●	monitoring the independence of the independent auditor;

●	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

●	reviewing and approving all related-party transactions;

●	inquiring and discussing with management our compliance with applicable laws and regulations;

●	pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;

●	appointing or replacing the independent auditor;

●	determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

●	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies; and

●	approving reimbursement of expenses incurred by our management team in identifying potential target businesses.

Financial Experts on Audit Committee

The audit committee will at all times be composed exclusively of “independent directors” who are “financially literate” as defined under the Nasdaq listing standards. The Nasdaq listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement, and cash flow statement.

In addition, we must certify to Nasdaq that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. The board of directors has determined that Mr. McCabe, qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

Compensation Committee

We have established a compensation committee of the Board of Directors. The members of our Compensation Committee are Mr. McCabe and Mr. Protto. Mr. Protto serves as chairman of the compensation committee. We have adopted compensation committee charter, which details the principal functions of the compensation committee, including:

●	reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer’s based on such evaluation;

●	reviewing and approving the compensation of all of our other officers;

●	reviewing our executive compensation policies and plans;

●	implementing and administering our incentive compensation equity-based remuneration plans;

●	assisting management in complying with our proxy statement and annual report disclosure requirements;

●	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

●	producing a report on executive compensation to be included in our annual proxy statement; and

●	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Director Nominations

We do not have a standing nominating committee, though we intend to form a corporate governance and nominating committee as and when required to do so by law or Nasdaq rules.

The board of directors will also consider director candidates recommended for nomination by our shareholders during such times as they are seeking proposed nominees to stand for election at a future annual meeting of shareholders (or, if applicable, an extraordinary general meeting of shareholders). Our shareholders that wish to nominate a director for election to the Board should follow the procedures set forth in our memorandum and articles of association.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers education, professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our shareholders.

Code of Ethics

We have adopted a Code of Ethics applicable to our directors, officers and employees. You will be able to review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

Conflicts of Interest

●	None of our officers and directors is required to commit their full time to our affairs and, accordingly, they may have conflicts of interest in allocating their time among various business activities.

●	In the course of their other business activities, our officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to our company as well as the other entities with which they are affiliated. Our directors and officers may continue to be involved in the formation of other special purpose acquisition companies in the future, and therefore may have conflicts in determining to which entity a business opportunity should be presented. They have entered into a letter agreement with Black Hawk pursuant to which they have agreed to waive their (1) redemption rights with respect to their Founder Shares, any Public Shares they may hold, and the private shares underlying the Private Placement Units in connection with the completion of our initial business combination; and (2) rights to liquidating distributions from the Trust Account with respect to their Founder Shares and Private Shares if we fail to complete our initial business combination within the Combination Period, as extended. Following approval of the Extension Proposal on July 8, 2025, Black Hawk may extend the deadline to consummate an initial business combination in one-month increments, up to 18 additional times, by depositing $150,000 for each such one-month extension into the Trust Account, allowing Black Hawk to extend the period to consummate a business combination through December 22, 2026. The letter agreement was entered into as a condition to the Underwriting Agreement for the IPO, and no additional consideration was provided to the Sponsor, officers or directors listed thereunder.

●	Our officers and directors may in the future become affiliated with entities, including other blank check companies, engaged in business activities similar to those intended to be conducted by our company.

●	Unless we consummate our initial business combination, our officers, directors, and other insiders will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account.

●	The Founder Shares beneficially owned by our officers and directors will be released from trust only if our initial business combination is successfully completed. Additionally, if we are unable to complete an initial business combination within the required time frame, our officers and directors will not be entitled to receive any amounts held in the Trust Account with respect to any of their Founder Shares or Private Units. Furthermore, our Sponsor, Black Hawk Management LLC, agreed that the Private Placement Units will not be sold or transferred by it until we have completed our initial business combination. For the foregoing reasons, our board may have a conflict of interest in determining whether a particular target business is an appropriate business with which to affect our initial business combination.

In general, officers and directors of a company incorporated under the laws of the Cayman Islands are required to present business opportunities to a company if:

●	the corporation could financially undertake the opportunity;

●	the opportunity is within the corporation’s line of business; and

●	it would not be fair to the corporation and its shareholders for the opportunity not to be brought to the attention of the corporation.

Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. Furthermore, our Post-offering Memorandum and Articles provides that, to the maximum extent permitted by applicable law, our officers or directors shall have no duty, except to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as our company. In order to minimize potential conflicts of interest which may arise from multiple affiliations, our officers and directors (other than our independent directors) have agreed to present to us for our consideration, prior to presentation to any other person or entity, any suitable opportunity to acquire a target business, until the earlier of: (1) our consummation of an initial business combination and (2) up to 21 months from the date of this prospectus (or any other applicable deadline as described in this prospectus). This agreement is, however, subject to any pre-existing fiduciary and contractual obligations such officer or director may from time to time have to another entity. Accordingly, if any of them becomes aware of a business combination opportunity which is suitable for an entity to which he has pre-existing fiduciary or contractual obligations, he will honor his fiduciary or contractual obligations to present such business combination opportunity to such entity and only present it to us if such entity rejects the opportunity. We do not believe, however, that the pre-existing fiduciary duties or contractual obligations of our officers and directors will materially undermine our ability to complete our business combination because in most cases the affiliated companies are closely held entities controlled by the officer or director or the nature of the affiliated company’s business is such that it is unlikely that a conflict will arise.

The following table summarizes the current material pre-existing fiduciary or contractual obligations of our officers and directors:

Individual	Entity	Entity’s Business	Affiliation
Kent Louis Kaufman	Growth and Leadership Center Korn Ferry International BEEC Capital LLC San Jose State University Foundation	Leadership Consulting Recruiting and HR Consulting Management and Consulting Higher Education	CEO Executive Coach Managing Director Industry Affiliate

Jonathan Ginsberg	BEEC Inc. BEEC Capital LLC Bodhi Tree Biotechnology Inc.	Education and Technology Management and Menu Design and Consulting	President Founding Member Director

Daniel M. McCabe	Daniel M. McCabe, LLC 1200 Summer Street Association Yotta Acquisition Corporation Quetta Acquisition Corporation Quantumsphere Acquisition Corporation	Law Firm Real Estate Special Purpose Acquisition Company Special Purpose Acquisition Company Special Purpose Acquisition Company	Partner Managing Partner Independent Director and Compensation Committee Chair Independent Director and Compensation Committee Chair Independent Director

Terry W. Protto	www.tempCEO.com	Business Consulting Services	Director

Accordingly, if any of the above officers or directors becomes aware of a business combination opportunity which is suitable for any of the above entities to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity, and only present it to us if such entity rejects the opportunity, subject to his or her fiduciary duties under Cayman Islands law.

We are not prohibited from pursuing an initial business combination with a company that is affiliated with our Sponsor, officers or directors. In the event we seek to complete our initial business combination with such a company, we, or a committee of independent directors, would obtain an opinion from an independent investment banking firm or another independent firm that commonly renders valuation opinions for the type of company we are seeking to acquire or an independent accounting firm, that such an initial business combination is fair to our company from a financial point of view.

In the event that we submit our initial business combination to our Public Shareholders for a vote, our Sponsor, officers and directors have agreed, pursuant to the terms of a letter agreement entered into with us, to vote any Founder Shares held by them (and their permitted transferees will agree) and any Public Shares purchased during or after the IPO in favor of our initial business combination.

Additionally, in connection with the Extension Proposal approved on July 8, 2025, Black Hawk may extend the deadline to consummate a business combination for up to eighteen (18) additional one-month periods, through December 22, 2026, by depositing $150,000 for each such one-month extension into the Trust Account (the “Extension Payments”). Additionally, in connection with the Extension Proposal approved on July 8, 2025, Black Hawk may extend the deadline to consummate a business combination for up to eighteen (18) additional one-month periods, through December 22, 2026, by depositing $150,000 for each such one-month extension into the Trust Account (the “Extension Payments”). The Extension Payments will be funded equally by Black Hawk’s Sponsor and Vesicor. Black Hawk’s portion of the payments is funded through unsecured convertible promissory notes issued to the Sponsor, dated June 13, 2025, as amended, September 30, 2025, February 12, 2026 and May 4, 2026. The Extension Payments may not, under any circumstances, be funded from, or repaid with, the proceeds of Black Hawk’s IPO or any funds held in the Trust Account. Accordingly, the Extension Payments constitute capital at risk that will not be recoverable if no business combination is completed.

As a result, the Sponsor (and its affiliates) have a financial interest in the completion of the Business Combination, as the Extension Payments represent capital at risk that may not be recoverable if no business combination is completed. These payments increase the Sponsor’s sunk investment in the transaction and thereby may create an incentive for the Sponsor and Black Hawk’s officers and directors to complete a business combination — even if the terms are not favorable to public shareholders — in order to avoid liquidation and the resulting loss of the Extension Payments and other capital contributions.

Limitation on Liability and Indemnification of Officers and Directors

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association will provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud or willful default. We may purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATION OF BLACK HAWK

References to the “the company,” “us,” “our” or “we” refer to Black Hawk. The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and related notes included herein. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.

Overview

We are a blank check company incorporated as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. We have not selected any specific business combination target and we have not, nor has anyone on our behalf, initiated any substantive discussions, directly or indirectly, with any business combination target.

We intend to effectuate our initial business combination using cash from the proceeds of the Initial Public Offering (“IPO” as defined below), and the private placement of the Private Units, the proceeds of the sale of our securities in connection with our initial business combination, our shares, debt or a combination of cash, stock and debt. We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete an initial business combination will be successful.

Recent Developments

Business Combination Agreement

On April 26, 2025, the Company entered into a Business Combination Agreement (the “Business Combination Agreement”) by and among Vesicor and Merger Sub, of which Vesicor shall reincorporate into the State of Delaware so as to migrate to and domesticate as a Delaware corporation on the day that is one (1) Business Day prior to the Closing Date. The Business Combination Agreement provides, among other things, that on the terms and subject to the conditions set forth therein, (i) the Company will de-register in the Cayman Islands and transfer by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation (the “Domestication”), and (ii) following the Domestication, Merger Sub will merge with Vesicor, resulting in Vesicor being the wholly owned subsidiary of the Company, who will continue to be the listed company on the Nasdaq Stock Market and change its name to Vesicor. At the effective time of the Proposed Transaction, Vesicor’s shareholders and management will receive the right to receive a number of shares of Black Hawk’s common stock equal to the consideration ratio as further specified in the Business Combination Agreement. The shares held by certain Vesicor’s shareholders will be subject to lock-up agreements for a period of six (6) months following the closing of the Proposed Transaction, subject to certain exceptions.

The Transaction values Vesicor at a pre-money equity value of $70 million. Existing Vesicor shareholders and management will not receive any cash proceeds as part of the transaction and will roll over 100% of their equity into the combined company.

The Transaction, which has been approved unanimously by the boards of directors of both Black Hawk and Vesicor, is subject to regulatory approvals, the approvals by the shareholders of Black Hawk and Vesicor, respectively, and the satisfaction of certain other customary closing conditions including the approval by Nasdaq of the listing application of the combined company. The Business Combination is expected to be completed by the second quarter of 2026.

Change of Board of Directors

On April 29, 2025, the Company reported the death of Brandon Miller, a member of the Company’s board of directors (the “Board”) and the Chairperson of the Audit Committee.

On April 29, 2025, the Board appointed Daniel M. McCabe, a current member of the Board and the then Chairperson of the Compensation Committee, to serve as Chairperson of the Audit Committee. On the same day, Mr. McCabe resigned from his position as Chairperson of the Compensation Committee, and the Board appointed Terry W. Protto, a current member of the Board, to serve as Chairperson of the Compensation Committee.

Market Value of Listed Securities

On March 31, 2026, Black Hawk received a notice (the “MVLS Notice”) from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) stating that the Black Hawk’s market value of listed securities (“MVLS”) for the last 30 consecutive business days was less than the $50,000,000 required for continued listing on the Nasdaq Global Market under Listing Rule 5450(b)(2)(A) (the “MVLS Requirement”). Black Hawk has a period of 180 calendar days, or until September 28, 2026 (the “MVLS Compliance Date”), to regain compliance with the MVLS Requirement.

To regain compliance with the MVLS Requirement, Black Hawk’s MVLS must close at $50,000,000 or more for a minimum period of ten consecutive business days. Nasdaq may, in its discretion, require Black Hawk to maintain the minimum MVLS for a period in excess of ten consecutive business days, but generally no more than 20 consecutive business days, before determining that Black Hawk has demonstrated an ability to maintain long-term compliance.

In the event Black Hawk does not regain compliance with the MVLS Requirement prior to the MVLS Compliance Date, Black Hawk will receive written notification that its securities are subject to delisting. At that time, the Black Hawk may appeal the delisting determination to a Nasdaq Listing Qualifications Panel, but there can be no assurance that the panel would grant the Black Hawk’s request for continued listing. Alternatively, Black Hawk may consider applying to transfer the listing of its securities to the Nasdaq Capital Market, provided that Black Hawk then satisfies the requirements for continued listing on that market.

Black Hawk is monitoring the MVLS of its listed securities and is considering available options to regain compliance with Nasdaq’s continued listing standards. There can be no assurance that Black Hawk will be able to regain compliance with Nasdaq Listing Rule 5450(b)(2)(A) or maintain compliance with other applicable Nasdaq listing requirements.

The Notice does not result in the immediate delisting of the Black Hawk’s securities, and its Units, Rights, and Class A Ordinary Shares, will continue to trade uninterrupted on the Nasdaq Global Market under the symbols “BKHAU”, “BKHAR”, and “BKHA”, respectively.

2025 Extraordinary General Meeting

Black Hawk filed its definitive proxy statement on June 10, 2025, announcing its Extraordinary General Meeting would be held on June 20, 2025 to vote on three proposals: (i) a proposal by special resolution to amend Black Hawk’s Second Amended and Restated Memorandum and Articles of Association to allow Black Hawk to extend the deadline for the Combination Period by up to eighteen (18) one-month extensions, from June 22, 2025 (the “Termination Date”) to December 22, 2026, for a maximum of 36 months from the date of the IPO; (ii) A related proposal by special resolution to amend the Trust Agreement, dated March 20, 2024, by and between Black Hawk and Continental Stock Transfer & Trust Company, to allow for such one-month extensions, with each extension conditioned upon the deposit into the Trust Account of $0.03 per remaining public share (after redemptions) for each month extended;, and (iii) a proposal, by ordinary resolution, to adjourn the Extraordinary General Meeting, to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Extraordinary General Meeting, there are not sufficient votes to approve the proposals.

On June 20, 2025, Black Hawk held its Extraordinary General Meeting which, without conducting any business was adjourned. The Extraordinary General Meeting was adjourned again on June 23, 2025; June 27, 2025; July 1, 2025; and July 3, 2025 in order to solicit additional votes on the matters listed in the notice of Extraordinary General Meeting and the proxy statement, particularly the Trust Amendment Proposal (further described below).

Also on June 20, 2025, Black Hawk filed a supplemental proxy statement revising the language of the Trust Amendment Proposal. Specifically, the original language referencing deposits of “up to $55,000 per one-month extension” was removed and replaced with a new structure. As revised, the proposal allows Black Hawk to extend the Termination Date up to eighteen (18) times, each for an additional one (1) month, from the current Termination Date to December 22, 2026, by depositing into the Trust Account $0.033 per remaining public share (after redemptions) for each monthly extension, in accordance with Black Hawk’s Trust Agreement, dated March 20, 2024, with Continental Stock Transfer & Trust Company, as trustee.

On July 7, 2025, Black Hawk filed a supplemental proxy statement further amending the Extension Proposal. The amendment revised the proposed termination date from June 22, 2025 to December 22, 2026, and modified the terms of the Trust Agreement Amendment Proposal. Under the revised terms, Black Hawk may extend the deadline to consummate a business combination by up to eighteen (18) one-month periods, with each extension conditioned upon a deposit of $150,000 per month into the Trust Account, in accordance with the Investment Management Trust Agreement, dated March 20, 2024, between Black Hawk and Continental Stock Transfer & Trust Company.

Black Hawk held its Extraordinary General Meeting on July 8, 2025, at which shareholders approved the Extension Proposal and related amendments to Black Hawk’s governing documents and Trust Agreement. As a result, Black Hawk now has the ability to extend the business combination deadline monthly through December 22, 2026, subject to making the required $150,000 monthly deposits into the Trust Account.

In connection with the Extraordinary General Meeting, holders of 4,775,923 public ordinary shares exercised their redemption rights. These redemptions represented approximately 69.2% of the then-outstanding public ordinary shares. These redemptions resulted in a total payment of approximately $51.0 million (at approximately $10.68 per share) from the Trust Account. Following the redemptions, approximately $22.7 million remains in the Trust Account, and 2,124,077 public ordinary shares remain issued and outstanding.

These redemptions reduce the cash available for the Business Combination and increase the likelihood that Vesicor will need to raise additional capital at or after closing, as contemplated in the Business Combination Agreement. Black Hawk and Vesicor continue to explore various financing alternatives, including a potential PIPE or other equity financing, as described herein.

Our Second Amended and Restated Memorandum and Articles of Association provide that if we have not consummated an initial business combination by the Termination Date, we must cease all operations except for the purpose of winding up, redeem all outstanding public shares, and liquidate and dissolve. Pursuant to Article 36.2 of our Second Amended and Restated Memorandum and Articles of Association, Black Hawk’s initial Termination Date was June 22, 2025, and that the extension of such date until December 22, 2026 was approved at the Extraordinary General Meeting, as adjourned, on July 8, 2025. Although our shareholders approved the Extension Proposal, there is a risk that a court could conclude that the Termination Date had already expired prior to such approval. If a court were to make such a determination, we could be deemed to have been required to wind up our operations, redeem the public shares, and liquidate the company at that time. In such event, investors would not be able to realize any potential value from a business combination, our warrants would expire worthless, and our public shareholders would be entitled only to receive their pro rata portion of the funds held in the Trust Account. This outcome would materially and adversely affect the value of your investment and could result in investors receiving less than the current trading price of our securities.

Extension Payment

In connection with the Extension, the Sponsor agreed to make Extension Payment following the approval and implementation of the Extension. Beginning on June 22, 2025 until December 22, 2026, Black Hawk may elect to extend the date by which Black Hawk has to consummate a business combination month-by-month each time for a total of up to eighteen times by depositing $150,000 for each such one-month extension into Black Hawk’s Trust Account. On July 11, 2025, Black Hawk exercised its first extension by depositing $150,000 into the Trust Account to extend the deadline to complete the Business Combination from June 22, 2025 to July 22, 2025. On July 22, 2025, August 25, 2025, September 23, 2025 and October 12, 2025, the Company deposited $150,000 into the Trust Account each time to extend the deadline to complete the Business Combination to November 22, 2025. Subsequent to December 31, 2025, the Company did not fund the extension payments required to extend the deadline to consummate a business combination for the months of November 2025 and December 2025. Each such extension payment was in the amount of $150,000, for an aggregate of $300,000.

Extension Payments are due on the 22nd of each month. In November 2025 and December 2025, the Black Hawk and Vesicor did not timely deposit the required $150,000 monthly extension payments into the Trust Account by the applicable due dates under Article 36.2 of Black Hawk’s amended and restated memorandum and articles of association (the “Current Charter”) and paragraph 1(n) of the Amended and Restated Investment Management Trust Agreement (the “Trust Agreement”). In addition, the January 2026 extension payment was not made on its original due date.

The November 2025 Extension Payment of $150,000 was due on November 22, 2025. The 45-day cure period for that payment expired on January 6, 2026. The November payment was not made until January 28, 2026, which was after the expiration of the applicable cure period.

The December 2025 Extension Payment of $150,000 was due on December 22, 2025. The 45-day cure period for that payment expired on February 5, 2026. The December payment was made on February 13, 2026, which was after the expiration of the applicable cure period.

The January 2026 Extension Payment of $150,000 was due on January 22, 2026. The 45-day cure period for the January payment expired on March 8, 2026. As the January payment was made on February 13, 2026 (together with the December payment), it was made within the applicable cure period.

The February, March, April, May, June and July Extension Payments were made on a timely basis.

Although Black Hawk and Vesicor believe that the late payments were cured in accordance with the Trust Agreement, the failure to timely make the November 2025 and December 2025 extension payments constituted a breach of the extension provisions of the Current Charter and Trust Agreement. If Black Hawk and Vesicor failed to make the required deposits within the applicable cure periods, such failure would have required Black Hawk to cease operations and liquidate in accordance with Article 36.2 of the Current Charter and paragraph 1(n) of the Trust Agreement.

Black Hawk did not commence liquidation proceedings and continues to pursue the Business Combination. There can be no assurance that a court would not determine that Black Hawk was required to liquidate upon the initial failure to timely fund the Extension Payments, which could adversely affect the completion of the Business Combination.

Members of Black Hawk’s Board discussed the delayed payments with management; however, no formal board meeting was convened solely to address whether liquidation proceedings should be initiated. The trustee was informed that certain Extension Payments were not current, and the trustee subsequently confirmed receipt of the late payments. Black Hawk has not had substantive discussions with the trustee regarding liquidation and has not discussed the matter with its shareholders.

In determining not to commence liquidation proceedings, Black Hawk considered the following factors:

●	all required Extension Payments were ultimately deposited into the Trust Account in full;

●	the Trust Account has not been impaired and continues to hold funds for the benefit of the public shareholders;

●	Black Hawk was actively pursuing a business combination that it believes may provide greater value to shareholders than liquidation; and

●	the Black Hawk Board believed that proceeding toward a business combination and submitting the transaction to shareholders for approval was consistent with its fiduciary duties under applicable law.

Based on the foregoing, Black Hawk determined to continue operations and pursue the proposed Business Combination rather than initiate liquidation. However, Black Hawk acknowledges that its failure to timely make the November 2025 and December 2025 extension payments within the cure period constituted a breach of the extension provisions of its governing documents, and a court could conclude that liquidation should have been initiated at that time. Accordingly, Black Hawk and its directors could be subject to claims relating to the delayed payment and the decision not to liquidate.

Debt Forgiveness Agreement

On June 30, 2026, Black Hawk and Vesicor entered into a Debt Forgiveness Agreement pursuant to which Vesicor forgave $1,015,987.50 in advances previously made by Vesicor to or on behalf of Black Hawk (the “Vesicor Advances”). The Vesicor Advances consisted of (i) $675,000 in extension payment advances made between July 2025 and February 2026, representing Vesicor’s one-half share of the monthly $150,000 trust fund extension payments required under the Business Combination Agreement and the amended Trust Agreement, and (ii) $340,987.50 in upfront fee payments and other transaction expenses paid by Vesicor on Black Hawk’s behalf between March and April 2025 for upfront fees and February 2026 for other transaction expenses. All advances were made on a no-interest basis.

Pursuant to the Debt Forgiveness Agreement, Vesicor (i) forgave the entire outstanding principal amount of the Vesicor Advances, (ii) agreed that all debt instruments issued or issuable in connection with the Vesicor Advances are null and void, and (iii) waived and cancelled any rights to convert the Vesicor Advances into debt or equity securities of Black Hawk or any successor. Vesicor’s forgiveness of advances classified as upfront fees was made pursuant to a waiver, consent and authorization of Vesicor’s shareholders. Any advances made by Vesicor after February 12, 2026 are expressly excluded from the Debt Forgiveness Agreement and will be governed by separate written agreements between the parties.

In consideration for the foregoing, Black Hawk released Vesicor from any claims arising from Vesicor’s failure to timely advance or pay any portion of the Vesicor Advances or otherwise timely perform its obligations under the Business Combination Agreement. Each party retained all other rights and claims under the Business Combination Agreement not expressly released. The Debt Forgiveness Agreement is governed by the laws of the State of California.

Results of Operations for the Three Months Ended May 31, 2026

We have neither engaged in any operations nor generated any revenues to date. Our only activities from September 28, 2023 (inception) through May 31, 2026, were organizational activities and those necessary to consummate the IPO, and subsequent to the IPO, identifying a target company for an initial business combination. We do not expect to generate any operating revenues until after the completion of our initial business combination.

We expect to generate non-operating income in the form of interest income on marketable securities held after the IPO. We expect to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with searching for, and completing, a Business Combination.

For the three months ended May 31, 2026, we had net income of $88,929, which consisted of general and administrative expenses of $79,215, related party administrative fees of $30,000, interest expense of $24,381, offset by interest income of $222,525.

For the six months ended May 31, 2026, we had net income of $228,734, which consisted of general and administrative expenses of $103,403, related party administrative fees of $60,000, interest expense of $43,830, offset by interest income of $435,967.

For the three months ended May 31, 2025, we had net income of $520,542, which consisted of general and administrative expenses of $217,598, related party administrative fees of $30,000, offset by interest income of $768,140.

For the six months ended May 31, 2025, we had net income of $1,178,921, which consisted of general and administrative expenses of $296,367, and related party administrative fees of $60,000, offset by interest income of $1,535,288.

Liquidity and Capital Resources

On March 22, 2024, we consummated our IPO of 6,900,000 units (the “Units”), at $10.00 per Unit, generating gross proceeds of $69,000,000. Simultaneously with the closing of our IPO, we consummated the sale of 235,500 Private Placement Units at a price of $10.00 per Private Placement Unit in a private placement to the Sponsor, generating total gross proceeds of $2,355,000.

Upon the closing of the IPO and the private placement on March 22, 2024, a total of $69,345,000 was placed in a trust account (the “Trust Account”) maintained by Continental Stock Transfer & Trust Company as a trustee and will be invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and that invest only in direct U.S. government treasury obligations.

We intend to use substantially all of the net proceeds of the IPO and the private placement, including the funds held in the Trust Account, in connection with our initial business combination and to pay our expenses relating thereto, including deferred underwriting discounts and commissions payable to the underwriters in the IPO in an amount equal to 3.5% of the total gross proceeds raised in the IPO upon consummation of our initial business combination. To the extent that our capital stock is used in whole or in part as consideration to effect our initial business combination, the remaining proceeds held in the Trust Account as well as any other net proceeds not expended will be used as working capital to finance the operations of the target business. Such working capital funds could be used in a variety of ways including continuing or expanding the target business’ operations, for strategic acquisitions and for marketing, research and development of existing or new products. Such funds could also be used to repay any operating expenses or finders’ fees which we had incurred prior to the completion of our initial business combination if the funds available to us outside of the Trust Account were insufficient to cover such expenses.

As of May 31, 2026, we had cash of $11,583 and a working capital deficit of $2,688,676. The Company’s liquidity needs prior to the consummation of the IPO had been satisfied through a payment from the Sponsor of $25,000 for the Founder Shares and the loan under an unsecured promissory note from the Sponsor of $250,000. Subsequent to the consummation of the IPO, the Company expects that it will need additional capital to satisfy its liquidity needs beyond the net proceeds from the consummation of the IPO and the proceeds held outside of the Trust Account for paying existing accounts payable, identifying and evaluating prospective business combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Initial Business Combination. Although certain of the Company’s initial shareholders, officers and directors or their affiliates have committed to loan the Company funds from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, there is no guarantee that the Company will receive such funds.

The Company will use funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a business combination. In addition, we could use a portion of the funds not being placed in trust to pay commitment fees for financing, fees to consultants to assist us with our search for a target business or as a down payment or to fund a “no-shop” provision (a provision designed to keep target businesses from “shopping” around for transactions with other companies or investors on terms more favorable to such target businesses) with respect to a particular proposed business combination, although we do not have any current intention to do so. If we entered into an agreement where we paid for the right to receive exclusivity from a target business, the amount that would be used as a down payment or to fund a “no-shop” provision would be determined based on the terms of the specific business combination and the amount of our available funds at the time. Our forfeiture of such funds (whether as a result of our breach or otherwise) could result in our not having sufficient funds to continue searching for, or conducting due diligence with respect to, prospective target businesses.

The Company has incurred and expects to continue to incur significant professional costs to remain as a publicly traded company and to incur significant transaction costs in pursuit of the consummation of a Business Combination. In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that these conditions raise substantial doubt about the Company’s ability to continue as a going concern. In addition, if the Company is unable to complete a Business Combination within the Combination Period, the Company’s board of directors would proceed to commence voluntary liquidation and thereby a formal dissolution of the Company. There is no assurance that the Company’s plans to consummate a Business Combination will be successful within the Combination Period. As a result, management has determined that such an additional condition also raises substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Off-Balance Sheet Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of May 31, 2026. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

Administrative Services Agreement

The Company entered into an Administrative Services Agreement with the Sponsor on December 4, 2023, commencing on the effective date of the registration statement of IPO through the later of the Company’s consummation of a Business Combination or 21 months from such effective date, to pay the Sponsor a total of $10,000 per month for office space and administrative and support services.

Underwriting Agreement

Upon closing of a Business Combination, the underwriters will be entitled to a deferred fee of 3.5% of the gross proceeds of the IPO, or $2,415,000. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that we complete a Business Combination, subject to the terms of the underwriting agreement. Additionally, we issued the underwriters 69,000 shares common stock, or the representative shares, at the closing of the IPO as part of representative compensation.

Business Combination Agreement

On April 26, 2025, the Company entered into a Business Combination Agreement (the “Business Combination Agreement”) by and among Vesicor and Merger Sub, of which Vesicor shall reincorporate into the State of Delaware so as to migrate to and domesticate as a Delaware corporation on the day that is one (1) Business Day prior to the Closing Date. The Business Combination Agreement provides, among other things, that on the terms and subject to the conditions set forth therein, (i) the Company will de-register in the Cayman Islands and transfer by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation (the “Domestication”), and (ii) following the Domestication, Merger Sub will merge with Vesicor, resulting in Vesicor being the wholly owned subsidiary of the Company, who will continue to be the listed company on the Nasdaq Stock Market and change its name to Vesicor. At the effective time of the Proposed Transaction, Vesicor’s shareholders and management will receive the right to receive a number of shares of Black Hawk’s common stock equal to the consideration ratio as further specified in the Business Combination Agreement. The shares held by certain Vesicor’s shareholders will be subject to lock-up agreements for a period of six (6) months following the closing of the Proposed Transaction, subject to certain exceptions.

Results of Operations for the Year Ended November 30, 2025

We have neither engaged in any operations nor generated any revenues to date. Our only activities from September 28, 2023 (inception) through November 30, 2025, were organizational activities and those necessary to consummate the IPO, and subsequent to the IPO, identifying a target company for an initial business combination. We do not expect to generate any operating revenues until after the completion of our initial business combination.

We expect to generate non-operating income in the form of interest income on marketable securities held after the IPO. We expect to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with searching for, and completing, a Business Combination.

For the year ended November 30, 2025, we had net income of $1,329,557, which consisted of interest income of $2,244,975, and change in fair value of derivative liability of $92, offset by general and administrative expenses of $795,510, and related party administrative fees of $120,000.

For the year ended November 30, 2024, we had net income of $1,915,703, which consisted of interest income of $2,491,779 offset by general and administrative expenses of $492,131, and related party administrative fees of $83,945.

Liquidity and Capital Resources

On March 22, 2024, we consummated our IPO of 6,900,000 units, at $10.00 per Private Placement Unit, generating gross proceeds of $69,000,000. Simultaneously with the closing of our IPO, we consummated the sale of 235,500 Private Placement Units at a price of $10.00 per Private Placement Unit in a private placement to the Sponsor, generating total gross proceeds of $2,355,000.

Upon the closing of the IPO and the private placement on March 22, 2024, a total of $69,345,000 was placed in a Trust Account maintained by Continental Stock Transfer & Trust Company as a trustee and will be invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and that invest only in direct U.S. government treasury obligations.

We intend to use substantially all of the net proceeds of the IPO and the private placement, including the funds held in the Trust Account, in connection with our initial business combination and to pay our expenses relating thereto, including deferred underwriting discounts and commissions payable to the underwriters in the IPO in an amount equal to 3.5% of the total gross proceeds raised in the IPO upon consummation of our initial business combination. To the extent that our capital stock is used in whole or in part as consideration to effect our initial business combination, the remaining proceeds held in the Trust Account as well as any other net proceeds not expended will be used as working capital to finance the operations of the target business. Such working capital funds could be used in a variety of ways including continuing or expanding the target business’ operations, for strategic acquisitions and for marketing, research and development of existing or new products. Such funds could also be used to repay any operating expenses or finders’ fees which we had incurred prior to the completion of our initial business combination if the funds available to us outside of the Trust Account were insufficient to cover such expenses.

As of November 30, 2025, we had cash of $39,521 and a working capital deficit of $1,431,443. The Company’s liquidity needs prior to the consummation of the IPO had been satisfied through a payment from the Sponsor of $25,000 for the Founder Shares and the loan under an unsecured promissory note from the Sponsor of $250,000. Subsequent to the consummation of the IPO, the Company expects that it will need additional capital to satisfy its liquidity needs beyond the net proceeds from the consummation of the IPO and the proceeds held outside of the Trust Account for paying existing accounts payable, identifying and evaluating prospective business combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Initial Business Combination. Although certain of the Company’s initial shareholders, officers and directors or their affiliates have committed to loan the Company funds from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, there is no guarantee that the Company will receive such funds.

Black Hawk will use funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a business combination. In addition, we could use a portion of the funds not being placed in trust to pay commitment fees for financing, fees to consultants to assist us with our search for a target business or as a down payment or to fund a “no-shop” provision (a provision designed to keep target businesses from “shopping” around for transactions with other companies or investors on terms more favorable to such target businesses) with respect to a particular proposed business combination, although we do not have any current intention to do so. If we entered into an agreement where we paid for the right to receive exclusivity from a target business, the amount that would be used as a down payment or to fund a “no-shop” provision would be determined based on the terms of the specific business combination and the amount of our available funds at the time. Our forfeiture of such funds (whether as a result of our breach or otherwise) could result in our not having sufficient funds to continue searching for, or conducting due diligence with respect to, prospective target businesses.

Black Hawk has incurred and expects to continue to incur significant professional costs to remain as a publicly traded company and to incur significant transaction costs in pursuit of the consummation of a Business Combination. In connection with Black. Hawk’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that these conditions raise substantial doubt about Black Hawk’s ability to continue as a going concern. In addition, if Black Hawk is unable to complete a Business Combination within the Combination Period, Black Hawk’s board of directors would proceed to commence voluntary liquidation and thereby a formal dissolution of Black Hawk. There is no assurance that Black Hawk’s plans to consummate a Business Combination will be successful within the Combination Period. As a result, management has determined that such an additional condition also raises substantial doubt about Black Hawk’s ability to continue as a going concern. The financial statements does not include any adjustments that might result from the outcome of this uncertainty.

Off-Balance Sheet Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of November 30, 2025. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

Administrative Services Agreement

Black Hawk entered into an Administrative Services Agreement with the Sponsor on December 4, 2023, commencing on the effective date of the registration statement of IPO through the later of Black Hawk consummation of a Business Combination or 21 months from such effective date, to pay the Sponsor a total of $10,000 per month for office space and administrative and support services.

Underwriting Agreement

Upon closing of a Business Combination, the underwriters will be entitled to a deferred fee of 3.5% of the gross proceeds of the IPO, or $2,415,000. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that we complete a Business Combination, subject to the terms of the underwriting agreement. Additionally, we issued the underwriters 69,000 shares common stock, or the representative shares, at the closing of the IPO as part of representative compensation.

Critical Accounting Policies and Estimates

The preparation of financial statements and related disclosures in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have not identified any critical accounting policies and estimates.

Recent Accounting Standards

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. The amendments in this ASU require disclosures, on an annual and interim basis, of significant segment expenses that are regularly provided to the chief operating officer decision maker (“CODM”), as well as the aggregate amount of other segment items included in the reported measure of segment profit or loss. The ASU requires that a public entity disclose the title and position of the CODM and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources. Public entities will be required to provide all annual disclosures currently required by Topic 280 in interim periods, and entities with a single reportable segment are required to provide all the disclosures required by the amendments in this ASU and existing segment disclosures in Topic 280. This ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. Black Hawk adopted ASU 2023-07 as of November 30, 2025 and there was no significant impact.

In December 2023, the FASB issued Accounting Standards Update 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosure” (“ASU 2023-09”). ASU 2023-09 mostly requires, on an annual basis, disclosure of specific categories in an entity’s effective tax rate reconciliation and income taxes paid disaggregated by jurisdiction. The incremental disclosures may be presented on a prospective or retrospective basis. The ASU is effective for fiscal years beginning after December 15, 2024 with early adoption permitted. Black Hawk adopted ASU 2023-09 as of November 30, 2025 and there was no significant impact.

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Black Hawk’s financial statements.

Off-Balance Sheet Arrangements; Commitments and Contractual Obligations; Quarterly Results

As of November 30, 2025, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K and did not have any commitments or contractual obligations.

JOBS Act

On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We will qualify as an “emerging growth company” and under the JOBS Act will be allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions, we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis), and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our initial public offering or until we are no longer an “emerging growth company,” whichever is earlier.

INFORMATION ABOUT VESICOR

Formation. Vesicor was founded in 2008 in San Gabriel, California by Luo Feng, Ph.D. It was incorporated in April 2008 as a closely-held California corporation under the name “RNTein Biotech Lab, Inc.” Vesicor changed its name to “Vesicor Therapeutics, Inc.” in June 2023. The company’s corporate headquarters are located at 207 S. Santa Anita Avenue, Suite P-15, San Gabriel, California 91776. Its principal corporate website address is www.vesicor.com. The corporate telephone number is (626) 872-2938. Since formation, Vesicor is an early development-stage biopharmaceutical company focused on research and development for a therapeutic product candidate and, subject to adequate working capital, seeking regulatory approval and, with regulatory approval, efforts to commercial the therapeutic product candidate in the U.S. Vesicor is uncertain if requisite regulatory approvals will be obtained in a timely manner or at all. Vesicor may also be referred to as “we,” “our,” or “the company” in this section.

Employees. Vesicor has four (4) executive officers and one (1) consultant acting as fractional controller, each one devotes such time as they deem necessary to handle their duties. Vesicor intends to hire additional personnel, whether full time and part time, after the consummation of the Business Combination to perform necessary duties and provide any needed staff support for the executive officers and consultant.

Business. Vesicor is an early development-stage biopharmaceutical company focused on the development of microvesicle-based therapeutics, a class of medicines with the possible potential to transform the treatment of a wide spectrum of diseases. As of the date of this proxy statement/prospectus, Vesicor’s sole product candidate is ecm-RV/p53 and Vesicor is not developing any alternative product candidates. Vesicor plans to further develop, patent and seek to commercialize the use of microvesicle-based therapeutic products for the treatment of cancer in the U.S. The company’s current business plan is to solely focus on, and seek commercialization only for, its proposed ecm-RV/p53 microvesicle-based therapeutic product candidate in the U.S. Vesicor does not have any therapeutic products developed and approved for commercialization or use and has not commenced regulatory approval for its sole product candidate, as of the date of this proxy statement/prospectus. Vesicor’s development efforts have been focused on one product candidate, the ecm-RV/p53 product candidate. As of the date of this proxy statement/prospectus, Vesicor believes that the development of the ecm-RV/p53 product candidate has reached a point that is sufficient to possibly commence the preclinical and investigational new drug application (“IND”) enabling studies, which are expected, as of the date of this proxy statement/prospectus, to commence in the fourth quarter of 2026, and possibly commence the regulatory approval process in 2027.

Efforts to commercialize the proposed ecm-RV/p53 microvesicle-based therapeutic product in other nations, including Japan, will not be pursued by Vesicor under its current business plan, which is solely focused on commercialization of the ecm-RV/p53 product candidate in the U.S. Market.

Proposed Indications/Applications for ecm-RV/p53 product candidate. In terms of the intended indications or applications for which Vesicor intends to file the IND, Vesicor intends to initially pursue clinical development of ecm-RV/p53 for the treatment of advanced breast cancer and advanced pancreatic cancer.

Current Status of ecm-RV/p53 product candidate – Preclinical and IND Enabling Studies. As of the date of this proxy statement/prospectus, Vesicor believes that the development of the ecm-RV/p53 product candidate has reached a point that is sufficient to commence the preclinical and investigational new drug application (“IND”) enabling studies, which are expected, as of the date of this proxy statement/prospectus, to commence in the fourth quarter of 2026, and possibly commence the regulatory approval process in 2027. The ecm-RV/p53 product candidate is currently in the preclinical planning phase. The ability of Vesicor to pursue the preclinical and IND enabling studies requires the receipt of adequate working capital, which Vesicor hopes to receive from the consummation of the Business Combination and successful completion of the PPM Investment. As of the date of this proxy statement/prospectus, Vesicor is uncertain about if it will timely obtain all required regulatory approvals or at all. Vesicor is also uncertain if it will successfully complete the PPM Investment by the Closing. If the Business Combination were to proceed without funding from the PPM Investment, the Combined Company would have access only to the remaining cash in the Trust Account after redemptions and payment of transaction expenses. In that case, Vesicor would conduct preclinical or IND-enabling studies at a slower pace or delay conduct of preclinical or IND-enabling studies until additional working capital is secured. A slower pace or delay in conduct of preclinical or IND-enabling studies would delay submission of an IND to the FDA and lengthen the period for any regulatory review of the ecm-RV/p53 product candidate. Even if both the Business Combination and the PPM Investment are completed, the Combined Company will in all likelihood be required to raise additional working capital to fund Vesicor’s ongoing business, including completion of preclinical and IND-enabling studies, submission of an IND to the FDA, and, if permitted, subsequent clinical development and regulatory activities for its ecm-RV/p53 product candidate and, if regulatory approval is obtained, efforts to commercialize ecm-RV/p53. There is no assurance that the Combined Company will be able to raise additional working capital needed for the ongoing working capital needs of Vesicor.

Pending Steps for ecm-RV/p53 product candidate. The material steps required in the preclinical and IND enabling studies phase prior to submitting an IND to the FDA are the following:

IND-enabling/Pre-Clinical studies. A comprehensive IND-enabling program includes several categories of studies, all conducted according to Good Laboratory Practice (GLP) standards to ensure data integrity.

Pharmacology and ADME studies. These studies define how a drug behaves in the body:

●	Pharmacokinetics (PK): Examines the “ADME” profile of a drug, which stands for Absorption, Distribution, Metabolism, and Excretion. This helps determine dosing regimens by understanding how the drug moves through the body.

●	Pharmacodynamics (PD): Characterizes the drug’s mechanism of action and its effects on biological systems to confirm that it acts as intended.

●	Safety Pharmacology: Evaluates the drug’s effects on critical organ systems, such as the cardiovascular, central nervous, and respiratory systems, to identify potential side effects.

Toxicology studies. Toxicology studies assess the safety profile and the potential for adverse effects and consist of:

●	Acute and Repeated-Dose Toxicity: These studies examine the effects of a single high dose versus repeated dosing over weeks or months. Regulators require testing in two different mammal species, typically a rodent and a non-rodent.

●	Genetic Toxicology: Investigates whether the drug can cause genetic mutations or DNA damage.

●	Reproductive and Developmental Toxicity: Assesses any potential risks to fertility, reproduction, or a developing fetus.

●	Carcinogenicity: Looks at the potential for long-term use of the drug to cause cancer. These are often conducted after the initial IND submission.

Chemistry, Manufacturing, and Control (CMC) studies. These studies ensure the stability and quality of the drug product, consisting of:

●	Formulation Development: Focuses on creating a stable, effective, and reproducible drug product for clinical use.

●	Manufacturing Information: Provides detailed information on how the drug is made and the controls used to ensure its purity and consistency.

●	Analytical Testing: Ensures that the drug product meets all specifications for strength, quality, and purity.

None of the above actions or steps have been taken as of the date of this proxy statement/prospectus. Vesicor has not received FDA approval for clinical trials for our ecm-RV/p53 product candidate, the sole product candidate of Vesicor, and has not received FDA regulatory approval for commercial use of ecm-RV/p53 product candidate or any other product candidate. The requisite regulatory approvals for ecm-RV/p53 product candidate are within the discretionary authority of the FDA and Vesicor cannot be certain of obtaining any or all requisite regulatory approvals.

Proposed Course of Action if FDA rejects IND for proposed Indications. In the event the FDA does not accept Vesicor’s IND submission, the company intends to:

■	Engage in follow-up communications with the FDA to understand any deficiencies or concerns raised in the submission;

■	Revise and, if necessary, expand the scope of its preclinical program to address any gaps identified;

■	Update its clinical trial design or CMC documentation in accordance with regulatory feedback; and

■	Resubmit the IND at the earliest feasible time.

There can be no assurances that the FDA will approve a revised IND.

Medical Technology Overview. The following is based on Vesicor’s management’s understanding and knowledge of the underlying medical and scientific information pertaining to Vesicor’s proposed ecm-RV/p53 product candidate and speaks to that understanding and knowledge as of the date of this proxy statement/prospectus. As is often the case with medical and scientific knowledge and information in new or developing areas, this knowledge and information is subject to change and clarification due to progress and improvements in medical and scientific knowledge and new medical and scientific discoveries and inventions.

A vesicle is a small sac formed by a membrane. Vesicles inside cells move substances into or out of the cell. Vesicles made in the laboratory can be used to carry drugs to cells in the body. Extracellular vesicles, including exosomes and microvesicles, are nano-scale, membrane-enclosed vesicles that have evolved as an intercellular messenger system to protect and deliver functional macromolecules. They are secreted by most cells and contain characteristic lipids, proteins, carbohydrates and nucleic acids such as mRNA and microRNAs. They can signal through the binding and activation of membrane receptors or through the delivery of their contents into the cytosol of target cells. These targeted messengers can transport and protect complex biologically active molecules that alter the function of recipient cells.

Exosomes and microvesicles act as messengers to regulate the functions of neighboring or distant cells and have been shown to regulate functions such as cell survival, proliferation, inflammation and tissue regeneration. Furthermore, research has shown that exogenously-administered exosomes and microvesicles can modify cellular activities, thereby supporting their therapeutic potential. Their size, low or null immunogenicity and ability to communicate in native cellular language potentially makes them an exciting new class of possible therapeutic agents with the potential to expand the ability to address complex biological responses. Since exosomes and microvesicles are a cell-free substance, they can be stored, handled, reconstituted and administered in similar fashion to common biopharmaceutical products such as antibodies. Vesicor’s sole business and its challenge is to explore, validate and commercialize microvesicle-based therapeutics.

Exosomes and microvesicles have emerged in recent years as a potential drug delivery vehicle to capitalize on their evolution as intercellular transfer mechanisms for biologically active macromolecules. The size, structure and many functions of exosomes and microvesicles are like viruses and their natural capacity to deliver functional nucleic acid payloads has made them an attractive non-viral vehicle to optimize the delivery of nucleic acids and other payloads, such as peptides, proteins, antibodies, growth factors, enzymes, small molecules and vaccine antigens. Additionally, Vesicor believes that recent scientific literature has shown that exosomes and microvesicles are believed to be intrinsically “immune silent”, meaning that the body does not recognize them as foreign and does not elicit an immune response against them, thus potentially allowing for repeat dosing of allogeneic exosomes and microvesicles.

Exosome-based and microvesicle-based therapies have the potential to transform therapeutics across multiple drug types and therapeutic areas. Vesicor believes that the following distinct characteristics of exosomes and microvesicles support their potential to serve as the foundation for a new class of medicine:

●	Intrinsic immune-silent properties and utilization of a single cell line for exosome and microvesicle engineering and manufacturing could enable “off-the-shelf” drug design and delivery. “Off-the-shelf drug design” means therapies that are pre-manufactured, standardized, and suitable for broad administration to patients without the need for customization or patient-specific cell sourcing, similar to conventional biologics

●	Ability to manipulate cell tropism through engineering allows for a high degree of versatility, enabling selective cell type and tissue targeting and reduction of off-target toxicity

●	Potential to deliver a broad range of biologically active drug molecules, alone or in combination, ranging from small molecules to proteins

●	The natural lipid nanoparticle membrane protects macromolecules inside the lumen, being the cavity or channel within a tube – such as a blood vessel or intestine

Vesicor believes that the intrinsic properties of exosomes and microvesicles have the potential to overcome many drug delivery challenges and enable the development of novel therapies that can address cellular targets and pathways that have been until now undruggable with other therapeutic approaches. The potential of exosomes and microvesicles to develop into an effective drug delivery system has not been established by clinical trials or been approved for general use in treatment of the public by any regulatory authority.

Vesicor is focused on developing a precision-engineered microvesicle platform technology that can deliver defined sets of effector molecules which exert effects through defined mechanisms of action.

The Initial Product Candidate. Vesicor’s proposed product candidate is ecm-RV/p53 for approval in the U.S. This is a genetically engineered cellular microvesicle (ecm) (non-viral nanoparticle RNA vesicle (RV) that is loaded with in vitro transcribed p53 mRNA). p53 is a regulatory protein that plays several roles, including activating DNA repair proteins when DNA has sustained damage, initiating apoptosis (programmed cell death) if DNA damage is irreparable, and arresting growth by holding the cell cycle at the G1/S regulation point (being the stage where DNA is duplicated prior to cell division). It is also essential for the senescence response to short telomeres, which plays an important role in the maintenance of stem cells throughout development and the rest of human life and has a tissue-level anti-cancer effect by inhibiting angiogenesis. A telomere is a region of repetitive DNA sequences at the end of a chromosome. Telomeres protect the ends of chromosomes from becoming frayed or tangled. Telomere shortening and damage are recognized causes of cellular senescence (cessation of growth and division). p53 is classified as a tumor suppression gene. We believe that our ecm-RV/p53 product has broad therapeutic potential across a range of both solid tumors and hematological cancers (e.g. leukemia, lymphoma, and myelom). While we currently have no patents or patent applications, we plan to seek a patent protection for our ecm-RV/p53 product candidate, and, subject to FDA authorization, which authorization may not be granted in a timely manner or at all and which authorization is within the sole discretionary authority of the FDA to grant or deny, submit an investigational new drug application to the U.S. Food and Drug Administration (“FDA”) for this product candidate, and then begin clinical trials for this product candidate. Subject to FDA authorization, Vesicor hopes to commence regulatory review for the ecm-RV/p53 product candidate in 2027 and patent application process by end of 2026.

Vesicor has not received any regulatory authorization to commence clinical trials or the regulatory review process for the ecm-RV/p53 product candidate in the U.S. or elsewhere, has not commenced any preclinical or clinical trials or other regulatory review process, and has not received any regulatory approvals for commercial use of ecm-RV/p53 product candidate or any other product candidate in the U.S. or elsewhere. Commencement of the regulatory review process in the U.S. is not an indicator of the odds of a product successfully completing the regulatory review process or receiving regulatory approval because the regulatory review process is complex, lengthy and demanding in requisite standards and performance criteria, rejection of product candidates by the FDA is common occurrence and can occur at any stage of the regulatory review process. The approval of any product candidate for commencement of clinical trials or for commercial use is within the FDA’s sole discretionary authority.

Both the product candidate regulatory review process by the FDA and patent application process by the USPTO can take a year or more and there is no certainty of approval by the FDA of a product candidate or approval of a patent application by the USPTO, which also grants applications within its sole discretionary authority.

There are two major components in ecm-RV/p53: 1) purified cellular microvesicles and 2) in vitro transcribed human p53 gene mRNA. ecm-RV/p53 is generated from microvesicle-producing donor cells, human embryonic kidney 293T cell line by gene transfection of 293T cells with our company specific RNA cellular control distribution (CCD) DNA vectors, followed by collecting microvesicle-containing cell culture medium, precipitating and purifying genetically engineered microvesicles. In a reaction tube, ecm-RV/p53 is then produced by loading the purified microvesicles with in vitro transcribed p53 mRNA. The produced ecm-RV/p53 is cleaned through ultrafiltration before its final formulation.

Japan Advanced Medical Care B program and U.S. Regulatory Approval. Vesicor was not and has not been involved in the administration of ecm-RV/p53 under Japan’s Advanced Medical Care B program. These activities were conducted in and by clinics in Japan, including Clotho Medical Co. Ltd, Sakura Clinic, Gene Remedy Institute, Inc., and Kita Aoyama D. Clinic. Vesicor did not sponsor, monitor, or oversee the administration of the ecm-RV/p53 product candidate in those settings, nor did it participate in patient selection, treatment protocols, or data collection associated with those cases. Vesicor’s involvement was limited to Dr. Feng reviewing and analyzing patient clinical, biomarker and imaging results when these were sent to him as case studies.

Neither Vesicor nor Dr. Feng received detailed, organized and systematic data on the exact number of patients that were administered ecm-RV/p53. Dr. Feng did periodically receive case study reports with clinical, biomarker and imaging data. Among these case reports sent to Dr. Feng by the Japanese clinics using ecm-RV/p53 under the Japan Advanced Medical Care B program, there were approximately: 4 patients with pancreatic cancer, 13 patients with different types of breast cancers, one patient with tongue cancer, 7 patients with colorectal cancer, 3 patients with prostate cancer, 15 patients with different types of lung cancers, 5 patients with esophageal and gastric cancers, 3 patients with gallbladder cancer, 4 patients with bladder cancer, and 2 patients with liver cancer. From the quantities of ecm-RV/p53 that we have provided to different Japanese clinics since 2018, we estimate that approximately 200 patients have been administered ecm-RV/p53 since 2018.

Neither the administration of ecm-RV/p53 nor the number of patients nor the patient outcomes in Japan are intended by Vesicor to be used in or to support any submission to the FDA in the U.S., including the IND. Further, and as such, the number of patients, indications for which ecm-RV/p53 was used and any results in Japan should not be deemed to have any relevance to, or any impact on the prospects for receiving requisite regulatory approvals for our ecm-RV/p53 product candidate in the U.S. Vesicor cannot be certain of receiving all regulatory approvals, including for clinical trials in the U.S., which approvals are within the discretionary authority of the FDA. Vesicor has not received any regulatory approvals for ecm-RV/p53 in the U.S. or elsewhere. All regulatory submissions in the U.S. and for U.S. regulatory approval will be based on preclinical and clinical studies conducted under FDA oversight, which studies have not occurred as of the date of this proxy statement/prospectus. A new U.S.-based development program will be initiated to support clinical advancement of ecm-RV/p53 upon adequate working capital funding, which funding Vesicor hopes to obtain from the consummation of the Business Combination and PPM Investment. Vesicor is uncertain as of the date of this proxy statement/prospectus that it will be able to consummate the PPM Investment by the Closing.

Since 2018, independent physicians in Japan have provided unsolicited case study reports describing their use of ecm-RV/p53 product candidate for individual patients. These physician-initiated reports, conducted without Vesicor’s oversight, direction or participation, and not within the structure of formal clinical research, have noted observations such as reductions in tumor-associated biomarkers (including CA 19-9 and CA 27.29), decreases in tumor size on computed tomography or “CT” imaging, and improvements in certain patient conditions. Neither Vesicor nor Dr. Feng received any reports of adverse events or serious adverse events associated with the administration of ecm-RV/p53 in the Japan Advanced Medical Care B program. However, there was no structured safety monitoring or adverse event reporting process in place, and because neither Vesicor nor Dr. Feng observed, participated, monitored or directed the case studies conducted under the Japan Advanced Medical Care B program, neither Vesicor nor Dr. Feng can determine or verify whether adverse patient events occurred as result of the use of ecm-RV/p53 product candidate, or assess the nature, frequency, or severity of any adverse events, and, as such, Vesicor and Dr. Feng have not placed any reliance on these case studies, and no reliance can be placed on the case studies under the Japan Advanced Medical Care B program, for any assessment of the safety or efficacy of ecm-RV/p53 product candidate. See “No Reliance on Japan Advanced Medical Care B program” on page 43 of this proxy statement/prospectus for information about other limitations and lack of reliance on the Japan Advanced Medical Care B program case studies and results.

See also the following sections in this proxy statement/prospectus concerning risk factors pertaining to the Japan Advanced Medical Care B program: “Risk Factors — Risks related to Vesicor — Vesicor’s Limited Operating History, Financial Condition and Capital Requirements” - “Our participation in Japan’s Advanced Medical Care B program has been and will continue to be for the purpose of gathering data on the efficacy of the technology that is the basis for our proposed ecm-RV/p53 product candidate. Our product candidate is not approved by Japanese regulators for commercialization or public use and is used only under the Advanced Medical Care B Program for experimental therapeutics. We do not intend to seek regulatory approval or commercialization of our product candidate in Japan” on page 141 and “Dr. Feng and Vesicor have not received adverse event or serious adverse event data from use of ecm-RV/p53 in Japan; Vesicor cannot assess the potential safety risks or efficacy of ecm-RV/p53 product candidate” on page 134.

As stated, Vesicor did not sponsor, monitor, or oversee any clinical trials involving ecm-RV/p53 in Japan. Vesicor did not participate in trial design, patient selection, treatment administration, or data collection, and to Vesicor’s knowledge, no randomized controlled studies have been conducted involving its product candidate. Between 2018 and 2022, at the request of independent clinics and physicians operating under Japan’s Advanced Medical Care B program, Vesicor supplied investigational product upon request. There were no formal research agreements or clinical trial protocols in place, and Vesicor did not receive data in a structured or validated manner. From time to time, Dr. Luo Feng received unsolicited email communications from physicians in Japan that included anecdotal case summaries, biomarker results, and imaging data such as Computed Tomography (“CT”) and Positron Emission Tomography (“PET”) scans. These were informal, partial observations submitted voluntarily by third parties and were not collected under Good Clinical Practice (“GCP”) conditions.

Because these communications were unstructured, non-systematic, and incomplete, and Vesicor and Dr. Feng did not participate in, observe or direct the case studies in Japan, Vesicor cannot verify or rely on observations, reports or data from the Japan Advanced Medical Care B program as a basis for clinical conclusions or regulatory strategy. For example, Vesicor does not possess complete information regarding the dates of administration, patient inclusion criteria, treatment duration, dosing regimens, endpoints, or adverse event monitoring. These were case studies conducted independently by physicians, outside of Vesicor’s control and supervision and outside the scope of formal clinical research. Accordingly, Vesicor does not consider these observations sufficient to support regulatory filings in the U.S. and will not use or rely on them in its IND submission or future FDA communications.

In Japan, experimental or novel therapeutic products that have not been approved by Japanese regulators for commercial or general public use, or “unapproved products”, may be used under a physician’s discretion in conjunction with the Japan Medical Practitioner’s Act, also known as Advanced Medical Care B. There is no compassionate use mechanism in Japan, but there is a program called “Advanced Medical Care B”, through which patients can access drugs or medical devices not approved by Japanese regulators. The main purpose of the program is to have the public insurance cover the cost of the basic medical care in therapies using unapproved products, which is intended to lead to the reduction of the patient’s financial burden, as well as provide possible effective treatment options.

Funding Requirements. Vesicor will not generate revenue from product sales unless and until we successfully complete clinical development and obtain regulatory approval for our proposed ecm-RV/p53 product candidate in the U.S. and successfully commercialize the approved product in the U.S. In addition, if we obtain regulatory approval for our proposed ecm-RV/p53 product candidate and do not enter into a third-party commercialization partnership, we expect to incur significant expenses related to developing our internal commercialization capability to support product sales, marketing, manufacturing and distribution activities.

As a result, we will need substantial, ongoing additional funding to support our continuing operations and pursue our growth strategy. Until we can generate significant revenue from product sales, if ever, we expect to finance our operations through a combination of equity or debt funding, or other sources, such as potential collaboration agreements, strategic alliances and licensing arrangements. We anticipate a need to raise additional capital after funding resulting from the consummation of the Business Combination, PPM Investment and any concurrent funding. Vesicor is uncertain if it will consummate the PPM Investment by the Closing. We may be unable to raise additional funds or enter into third-party commercialization agreements or arrangements when needed on acceptable terms, or at all. Our inability to raise capital or enter into such agreements, as and when needed, could have a material adverse effect on our business, results of operations and financial condition. See following sections for risks and certain possible adverse consequences if the PPM Investment is not consummated by the Closing: “Risk Factors — Risks Related to Domestication and the Business Combination — If the condition for consummation of the PPM Investment as a condition to Closing is waived by Black Hawk and Vesicor and the Business Combination is consummated, then the Combined Company may not satisfy the Shareholders’ Equity requirement for listing of its shares on Nasdaq and could be delisted from Nasdaq — for risks related to delisting of Combined Company shares from Nasdaq” on page 103; and “Black Hawk or Vesicor may waive one or more of the conditions to the Business Combination without recirculation of this proxy statement/prospectus or resoliciting stockholder approval” on page 102.

Vesicor’s Plans and Use of Proceeds. Maximum Redemptions ($10 Million - Minimum Proceeds that Could be Received). Assuming a 100% redemption rate in the Redemption, which is estimated to result in approximately $0 in working capital funding for Vesicor’s operations, and assuming a $10 million capital investment in Vesicor by investors at Closing, Vesicor’s estimated use of proceeds as of the date of this proxy statement/prospectus is set forth below. As of the date of this proxy statement/prospectus, Vesicor is uncertain if it will consummate the PPM Investment by the Closing.

Description of Use of Proceeds/Expenditures	Estimated Amount of use of proceeds
IND-enabling/related studies	$1,500,000
Annual salaries for PubCo and Vesicor officers and key personnel	$600,000
Annual Lab lease expense	$50,000
Vesicor payment of Contract Research Organization (“CRO”) consulting fees – required to submit IND	$500,000
Vesicor legal expenses related to patent applications and related intellectual property legal work	$300,000
Annual PubCo accounting and audit fees	$250,000
Annual PubCo legal fees	$300,000
Annual PubCo Nasdaq Annual Fee/stock transfer fee/SEC-EDGAR filing costs/D&O insurance, IR, etc.	$1,000,000
Annual Vesicor Lab equipment and supplies	$300,000
Working Capital Reserve	$5,200,000
Total	$10,000,000

Assuming $10 million as available gross proceeds, then Vesicor estimates that the $10 million in gross proceeds expected as a result of the consummation of the Business Combination and PPM Investment will fund Vesicor’s operations for approximately 2.5 to 3 years following the Closing. Line items identified as “annual” in the table above represent recurring yearly expenses; all other items represent one-time anticipated expenditures. For example, the “Annual salaries” line item reflects approximately $600,000 per year, or $1.2 million over two years, for officers and key personnel, and the “Annual lab lease expense” reflects approximately $50,000 per year.

We expect that the $1.5 million allocated to “IND-enabling/related studies,” together with the $500,000 allocated to CRO consulting fees, will fund activities required to prepare and submit an Investigational New Drug application for our ecm-RV/p53 product candidate to the FDA. Accordingly, we believe the expected proceeds from the consummation of the Business Combination and PPM Investment, if received in full, will allow us to advance our lead product program through completion of IND-enabling studies and submission of an IND to the FDA, as well as support general operations for approximately 2.5 to 3 years, although actual timing and expenditures may vary.

No Redemptions ($30 million Approximately Maximum Proceeds that Could be Received). Assuming a no redemption rate in the Redemption, which is estimated to result in approximately $20 million in working capital funding for Vesicor’s operations net of transaction costs, and assuming a $10 million capital investment in Vesicor by investors at Closing, Vesicor’s estimated use of proceeds as of the date of this proxy statement/prospectus is:

Description of Use of Proceeds/Expenditures	Estimated Amount of use of proceeds
IND-enabling/related studies	$6,000,000
Annual salaries for PubCo and Vesicor officers and key personnel	$2,000,000
Annual Lab lease expense	$100,000
Vesicor payment of Contract Research Organization (“CRO”)/consulting fees – required to submit IND	$2,000,000
Vesicor legal expenses related to patent applications and related intellectual property legal work	$2,000,000
Annual PubCo accounting and audit fees	$500,000
Annual PubCo legal fees	$400,000
Annual PubCo Nasdaq Annual Fee/stock transfer fee/SEC-EDGAR filing costs/D&O insurance, IR, etc.	$1,000,000
Annual Vesicor Lab equipment and supplies	$1,000,000
Working Capital Reserve	$15,000,000
Total	$30,000,000

Assuming $30 million as available gross proceeds, then Vesicor estimates that the $30 million in gross proceeds expected as a result of the consummation of the Business Combination and PPM Investment will fund Vesicor’s operations for approximately 2.5 to 3 years following the Closing. Line items identified as “annual” in the table above represent recurring yearly expenses; all other items represent one-time anticipated expenditures. For example, the “Annual salaries” line item reflects approximately $1,000,000 per year, or $2 million over two years, for officers and key personnel, and the “Annual lab lease expense” reflects approximately $100,000 per year.

We expect that the $6 million allocated to “IND-enabling/related studies,” together with the $2,000,000 allocated to CRO consulting fees, will fund activities required to prepare and submit an Investigational New Drug application for our ecm-RV/p53 product candidate to the FDA. Accordingly, we believe the expected proceeds from the consummation of the Business Combination and PPM Investment, if received in full, will allow us to advance our lead product program through completion of IND-enabling studies and submission of an IND to the FDA, as well as support general operations for approximately 2.5 to 3 years, although actual timing and expenditures may vary.

While Vesicor expects to use the net proceeds for the purposes described above, the amounts and timing of actual expenditures will depend upon numerous factors, including the aggregate amount of working capital available and actual amounts required for each estimated use of proceeds. In the event that Vesicor’s business plan changes, assumptions underlying the above estimated use of proceeds change or prove to be inaccurate, or Vesicor has to undertake actions or transactions in pursuit of requisite regulatory approvals for ecm-RV/p53 product candidate that are not foreseen as of the date of this proxy statement/prospectus, or the net working capital available is less than as set forth above, or otherwise proves to be insufficient, it may be necessary or advisable to reallocate or change the above estimated use of proceeds, or curtail certain activities that impact the above estimated use of proceeds, or seek additional financing for the above estimated use of proceeds. For the foregoing reasons, actual use of proceeds may vary from the above estimated use of proceeds.

COVID 19 SARS Pandemic Suspension of and Restoration of Lab Activities. Vesicor shut down its laboratory facility located at 416 W. Las Tunas Dr., Suite 106 and Suite 103, San Gabriel, CA 91776 during the peak years of the COVID 19 SARS-CoV-2 Virus pandemic, being from May 21, 2021 until September 2023. In September 2023, Vesicor leased a new lab space at 207 South Santa Anita Street, Suite P-15, San Gabriel, California 91776 (the “Lab”) and restarted operations, including lab experiments. Variants of COVID-19 virus continue to emerge and, while vaccination has largely contained the national impact of the variants to date, the emergence of a new variant that is highly infectious and not controlled by current or developed vaccines could interfere with Vesicor’s efforts to obtain regulatory approvals of the ecm-RV/p53 product candidate and any product development activities, especially if the HHS or FDA adopts restrictions on the availability of the COVID-19 vaccine booster program to children and healthy adults. On May 27, 2025, HHS Secretary Robert F. Kennedy Jr. announced in a post on X social media website that the Centers for Disease Control and Prevention would no longer recommend the COVID-19 vaccine for healthy children and pregnant women.

Vesicor’s product development activities and related research and development activities in the U.S. are conducted at its laboratory facility in San Gabriel, California. Dr. Luo Feng is currently the only Vesicor employee working in the Lab. After the closing of the Business Combination, Vesicor intends to engage more consultants and employees to work on product development and to supplement Dr. Feng’s development work.

Current Plans for Patent Applications. Vesicor currently has no patents or patent applications, but the company plans to patent its ecm-RV/p53 product and submit an investigational new drug application to the FDA and then, subject to FDA authorization, which authorization may not be timely granted or at all and which authorization is within the sole discretionary authority of the FDA, begin clinical trials for ecm-RV/p53. Vesicor plans to initiate a patent application for its processes and ecm-RV/p53 product candidate by the end of 2026. Subject to FDA authorization for clinical trials, Vesicor expects to begin pre-clinical testing, which are expected, as of the date of this proxy statement/prospectus, to commence in the fourth quarter of 2026, and to possibly submit an IND application in 2027 and to possibly begin clinical trials in 2027. The estimated completion of these steps in the approval process are anticipated, planned completion or commencement dates and are subject to FDA authorization and changes due to results of testing, requirements and responses of FDA, unanticipated clinical or regulator issues arising during testing or trials or operations, and other factors that are not ascertainable or foreseeable by Vesicor as of the date of this proxy statement/prospectus. In the regulatory approval process for drugs and medical products, anticipated or estimated completion dates are just forecasts based on hopeful schedules and actual completion or submission dates can vary significantly from estimated periods or dates of completion or submission. FDA can reject an application in sole discretionary authority during the regulatory review. There can be no assurance that Vesicor will receive requisite regulatory approvals or will be successful in these efforts or that Vesicor will be able to meet these estimated, hopeful timelines in a timely manner or at all, or that this process will result in approval or commencement of or success of any efforts at commercialization of ecm-RV/p53 or any other proposed products.

Pending Patent Applications. Vesicor does not have any patents and does not have any pending patent applications in the U.S. or elsewhere. Vesicor hopes to initiate utility patent application process by the end of 2026 in the U.S. related to the ecm-RV/p53 product candidate. These filings are expected to focus on the composition and therapeutic application of the combined product, which consists of a proprietary in vitro transcribed p53 mRNA sequence delivered via a genetically engineered microvesicle platform. The issuance of patents is within the discretionary authority of the USPTO and Vesicor cannot be certain of the issuance of patents in the U.S. for any of its anticipated claims.

Vesicor anticipates filing composition of matter patent claims covering the ecm-RV/p53 product candidate as a whole, including the structural and functional integration of the microvesicle delivery vehicle with the therapeutic p53 mRNA payload. Vesicor also intends to pursue nucleic acid sequence patent claims covering proprietary modifications to the p53 mRNA, such as alterations to the 3’ untranslated region (UTR) that enhance its intracellular stability, translational efficiency, or nuclear localization. In addition, Vesicor expects to file method of treatment patent claims covering the use of ecm-RV/p53 in oncology indications such as advanced breast and pancreatic cancers.

Vesicor is also evaluating possible patent claims based on the perceived novel mechanistic rationale for the therapy. Specifically, Vesicor believes that delivering p53 in RNA form enables therapeutic modulation of tumor suppressor pathways through what it describes as a “resource competition” model in which exogenous p53 transcripts compete with oncogenic or mutant p53 transcriptional activity, restoring normal regulatory control in cancer cells. This mechanistic insight may form the basis of additional claims related to transcriptional modulation or cotransfection-based therapeutic control in p53-deficient or -mutated tumors. Vesicor’s anticipation of possible patent claims based on the perceived novel mechanistic rationale for the therapy has not been evaluated or validated by patent legal counsel or other experts in patent matters.

Competition. Our therapeutics industry is intensely competitive and subject to rapid and significant technological change. While we believe that our knowledge, experience, scientific resources and business model provide us with a possible competitive advantage, we face substantial competition from pharmaceutical and medical technology companies as well as established and venture-backed biotechnology companies worldwide. As a result, we may face competition from other companies that may have, unknown to our company, developed products similar to our products and possibly superior or more advanced in technology or commercialization than our proposed ecm-RV/p53 product. Many of our competitors have significantly greater financial, technical and human resources. Smaller and early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies or in terms of significant funding. Due to the lengthy regulatory review process, and the rapid development of new drugs and therapeutics, a novel drug or therapeutics can become eclipsed by developing technologies or therapeutics before regulatory approval is achieved.

Vesicor may face competition with respect to our current proposed ecm-RV/p53 product candidate and with respect to any future product candidates from a variety of competitors, including pharmaceutical and biotechnology companies, academic institutions, governmental agencies and public and private research institutions, among others. If our current ecm-RV/p53 product candidate does not offer sustainable advantages over competing products, then Vesicor will in all likelihood not be able to successfully compete against current and future competitors.

Further, our competitors may obtain regulatory approval of their product candidates more rapidly than we may obtain regulatory approval and, as such, potentially obtain commercialization of that product before we can attempt to establish a market for our ecm-RV/p53 product candidate. Competitors may also obtain patent protection or other intellectual property rights before we can do so and, consequently, limit our ability to establish intellectual property rights for our ecm-RV/p53 product candidate or develop or commercialize our ecm-RV/p53 product candidate. Our competitors may also develop and commercialize products that are more effective, more convenient, more widely used and less costly or have a better safety profile than our proposed product candidate and these competitors may also be more successful than us in manufacturing and marketing their products. Our competitors may have established relationships with health care providers, health care insurers, manufacturers, strategic partners, collaborators and others that provide an advantage in gaining access to markets or establishing a preference for their products over our product candidate, if approved.

Our competitors will also compete with us in recruiting and retaining qualified scientific, management and commercial personnel, establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our development, regulatory approval or commercialization efforts.

Vesicor is not aware of other companies that are known to be commercially using a product that has p53 mRNA inserted into a microvesicle. However, Vesicor is aware that there are companies that are working on p53 and companies that are working with exosomes, but the company is not aware of any companies who are using microvesicles derived from a specific human embryonic kidney cell line. Companies that are working on p53 include: PMV Pharmaceuticals Inc. (Nasdaq: PMVP), Aprea Therapeutics Inc. (Nasdaq: APRE), and Ascentage Pharma Group International (Nasdaq: AAPG). Private companies using p53 include: Kartos Therapeutics, Inc., Synergy Therapeutics, Illumen Therapeutics Inc. and Lamassu Biotech. Companies that work with exosomes include: Capricor Therapeutics Inc. (Nasdaq: CAPR). There may be other companies, possibly an increasing number of companies exploring commercialization of products using exosomes or microvesicles. Vesicor believes that using p53 mRNA delivered via microvesicles is, as of the date of this proxy statement/prospectus, what distinguishes Vesicor from known, potential competitors.

Competition - Oncology. The most common methods of treating patients with cancer are surgery, radiation and drug therapy, including chemotherapy, hormone therapy and targeted drug therapy or a combination of such methods. There are a variety of available drug therapies marketed for cancer. In many cases, these treatments or drugs are administered in combination to enhance efficacy. While our ecm-RV/p53 product candidate, if approved, may compete with these existing drugs and other therapies, to the extent they are ultimately used in combination with or as an adjunct to these therapies, our ecm-RV/p53 product candidate may not be competitive with them.

Manufacturing. Vesicor does not have any manufacturing facilities or personnel at this time. We will rely on contract development and manufacturing organizations or “CDMOs” for the manufacture of our ecm-RV/p53 product candidate undergoing preclinical testing, as well as for clinical testing and commercial manufacturing if our ecm-RV/p53 product candidate receives marketing approval. Vesicor is currently identifying and discussing collaboration with potential CDMOs as well as contract research organizations (“CROs”) and anticipates establishing collaboration arrangements when and as required by the regulatory review process.

Commercialization. We will objectively assess and choose the proposed ecm-RV/p53 microvesicle-based therapeutic product candidate program’s commercialization option that maximizes potential value for patients.

Other considerations are whether the methods used in manufacturing the drug/therapeutic and the controls used to maintain the drug’s/therapeutic’s quality are adequate to preserve the drug’s/therapeutic’s identity, strength, quality, and purity. We anticipate optimizing its commercial value through various options, including internal advancement, joint ventures or partnerships, or licensing arrangements with established companies. If we opt to commercialize a particular candidate ourselves, we anticipate assembling a focused sales and marketing organization to sell our products. We will aim for such organization to address the community of relevant medical practitioners who are the key specialists in treating the patient populations for which our ecm-RV/p53 product candidate are being developed. We may also enter into distribution and other marketing arrangements with third parties for our ecm-RV/p53 product candidate that obtains marketing approval. As of the date of this proxy statement/prospectus, we have not established any of these arrangements or relationships.

Vesicor - Government Regulation and Product Approval

Introduction. Since the 1962 Kefauver-Harris Drug Amendments (Public Law P.L. 87-781), the Federal Food, Drug, and Cosmetic Act, or “FD&C Act” or “FDCA”, has prohibited the marketing of a “new drug” or new therapeutic unless that drug or therapeutic meets certain safety and efficacy standards – as determined by the Federal Drug Administration as federal regulator under the FDCA and other drug/therapeutic laws and regulations. In general, the FDA considers in approving any new drug or therapeutic the following general objectives:

-	Whether the drug/therapeutic is safe and effective in its proposed use(s), and whether the benefits of the drug outweigh the risks.

-	Whether the drug’s/therapeutic’s proposed labeling (package insert) is appropriate, and what it should contain.

Vesicor’s ecm-RV/p53 product candidate is subject to the regulatory review of the FDA under the FDCA.

The following section summarizes the various laws, regulations and regulatory process that are applicable to Vesicor and its proposed ecm-RV/p53 product candidate and any other products developed by Vesicor for the U.S. market in the future, if any, and to any future partners, collaborators, contractors or healthcare providers involved in the testing, future regulatory review process or any future commercial use of an approved ecm-RV/p53 product candidate. As used below, “Vesicor,” “we,” “our,” “us,” and “the company” refers to Vesicor Therapeutics, Inc. and its operations prior to and after the closing of the Business Combination.

General - United States Government Regulation of Medical Products, Drug and Biological Products. The FDA regulates drugs under the FD&C Act, and its implementing regulations, and regulates biologics under the FD&C Act and the Public Health Service Act, or PHSA, and their implementing regulations. Both drugs and biologics also are subject to other federal, state and local statutes and regulations, such as those related to competition and unfair business practices.

Biologics, which is the most appropriate classification of our product candidate, include a wide range of products such as vaccines, blood and blood components, allergenics, somatic cells, gene therapy, tissues, and recombinant therapeutic proteins. Biologics can be composed of sugars, proteins, or nucleic acids or complex combinations of these substances, or may be living entities such as cells and tissues. Biologics are isolated from a variety of natural sources - human, animal, or microorganism - and may be produced by biotechnology methods and other cutting-edge technologies. Gene-based and cellular biologics, for example, often are at the forefront of biomedical research, and may be used to treat a variety of medical conditions for which no other treatments are available.

The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, and local statutes and regulations requires the expenditure of substantial time and financial resources. Failure to comply with the applicable United States requirements at any time during the product development process, approval process or following approval may subject an applicant to administrative actions or judicial sanctions. These actions and sanctions could include, among other actions, the FDA’s refusal to approve pending applications, withdrawal of an approval, license revocation, a clinical hold, untitle or warning letters, voluntary or mandatory product recalls or market withdrawals, product seizures, total or partial suspension of production or distribution, injunctions, refusals of government contracts, restitution, disgorgement and civil or criminal fines or penalties. Any agency or judicial enforcement action could have a material adverse effect on our business, the market acceptance of our products and our reputation.

Overview. Our ecm-RV/p53 product candidate must be approved by the FDA before that product may be legally marketed in the United States. A more detailed description of the review process and applicable laws and regulations is set forth under “FDA Review Process and U.S. Regulation of Drugs and Biologics” below at page 286. The process generally involves the following:

1.	completion of extensive preclinical studies in accordance with applicable regulations, including studies conducted in accordance with applicable requirements;

2.	submission to the FDA of an IND application, which must become effective before human clinical trials may begin, which the FDA may reject or approve in its sole discretionary authority;

3.	approval by an Institutional Review Board, or “IRB”, or independent ethics committee at each clinical trial site before each human trial may be initiated, which approval is subject to sole discretionary authority of IRB or an independent ethics committee, as the case may be;

4.	performance of adequate and well-controlled human clinical trials in accordance with applicable IND regulations, good clinical practices or “GCP” requirements and other clinical trial-related regulations to establish the safety and efficacy of the investigational product for each proposed indication, which clinical trials are subject to FDA authorization, which may not be granted in a timely manner or at all;

5.	preparation and submission to the FDA of an NDA or Biologics License Application or “BLA”;

6.	a determination by the FDA within 60 days of its receipt of an NDA or BLA to file the application for review;

7.	satisfactory completion of one or more FDA pre-approval or pre-license inspections of the manufacturing facility or facilities where the drug or biologic will be produced to assess compliance with Current Good Manufacturing Practices, or “cGMP”, requirements to assure that the facilities, methods and controls are adequate to preserve the drug or biologic’s identity, strength, quality and purity;

8.	potential FDA audit of the clinical trial sites that generated the data in support of the NDA or BLA;

9.	payment of user fees for FDA review of the NDA or BLA; an

10.	FDA review and approval of the NDA or BLA, including consideration of the views of any FDA advisory committee, prior to approval of any commercial marketing or sale of the drug or biologic in the United States, which approvals are within the sole discretionary authority of the FDA and may not be granted in a timely manner or at all.

Vesicor has no products approved for commercial use and may fail to receive requisite regulatory approval for clinical trials or commercial use of ecm-RV/p53 product candidate or any other products – either in a timely manner or at all.

The preclinical and clinical testing and approval process requires substantial time, effort and financial resources, and the regulatory scheme for drugs and biologics is evolving and subject to change at any time. We cannot be certain that any approvals for our ecm-RV/p53 microvesicle-based therapeutic product candidate will be granted on a timely basis, or at all. The approval process may be suspended or terminated for a variety of reasons, or otherwise in the sole discretionary authority of the FDA.

The FDA reviews all submitted NDAs and BLAs to ensure they are sufficiently complete to permit substantive review before it accepts them for filing and may request additional information rather than accepting the NDA or BLA for filing. The FDA must make a decision on accepting an NDA or BLA for filing within 60 days of receipt, and such decision could include a refusal to file by the FDA. Once the submission is accepted for filing by the FDA, the FDA begins an in-depth review of the NDA or BLA. Under the goals and policies agreed to by the FDA under PDUFA, the FDA targets ten months, from the filing date, in which to complete its initial review of a new molecular entity NDA or original BLA and respond to the applicant, and six months from the filing date of a new molecular entity NDA or original BLA designated for priority review. The FDA does not always meet its PDUFA goal dates for standard and priority NDAs or BLAs, and the review process is often extended by FDA requests for additional information or clarification. The FDA approval of the NDA or BLA is within its sole discretionary authority and may not be granted in a timely manner or at all.

Before approving an NDA or BLA, which approval is within the sole discretionary authority of the FDA and may not be granted in a timely manner or at all, the FDA will usually conduct a pre-approval inspection of the manufacturing facilities for the new product to determine whether they comply with cGMP requirements. The FDA will not approve the product unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within the required specifications. The FDA also may audit data from clinical trials to ensure compliance with GCP requirements. Additionally, the FDA may refer applications for novel products or products which present difficult questions of safety or efficacy to an advisory committee, typically a panel that includes clinicians and other experts, for review, evaluation and a recommendation as to whether the application should be approved and under what conditions, if any. The FDA is not bound by recommendations of an advisory committee, but it considers such recommendations when making decisions on approval. The FDA likely will reanalyze the clinical trial data, which could result in extensive discussions between the FDA and the applicant during the review process. After the FDA evaluates an NDA or BLA, it will issue an approval letter or a Complete Response Letter. An approval letter, if issued, authorizes commercial marketing of the product, drug or biologic with specific prescribing information for specific indications. A Complete Response Letter indicates that the review cycle of the application is complete and the application will not be approved in its present form. A Complete Response Letter usually describes all of the specific deficiencies in the NDA or BLA identified by the FDA. The Complete Response Letter may require the applicant to obtain additional clinical data, including the potential requirement to conduct additional pivotal Phase 3 clinical trial(s) or to complete other significant and time-consuming requirements related to clinical trials, or to conduct additional preclinical studies or manufacturing activities. If a Complete Response Letter is issued, the applicant may either resubmit the NDA or BLA, addressing all of the deficiencies identified in the letter, or withdraw the application or request an opportunity for a hearing. Even if such data and information are submitted, the FDA may decide that the NDA or BLA does not satisfy the criteria for approval, which determination is within the sole discretionary authority of the FDA. Data obtained from clinical trials are not always conclusive and the FDA may interpret data differently than we interpret the same data.

Vesicor believes that the development of the ecm-RV/p53 product candidate has reached a stage that is sufficient to commence the preclinical and investigational new drug application enabling studies which are expected, as of the date of this proxy statement/prospectus, to commence in the fourth quarter of 2026, and possibly commence the regulatory approval process in 2027. While modifications of the ecm-RV/p53 product candidate may be made before commencement of the regulatory review process in the U.S. and also during the preclinical and IND enabling studies phase or during regulatory review process in response to clinical trials conducted as part of the regulatory review, Vesicor believes that development of the ecm-RV/p53 product candidate has reached a status where commencement of the U.S. regulatory review process is feasible in 2027. The actions required for commencement of preclinical and IND enabling studies phase are described in the section entitled “Current Status of ecm-RV/p53 product candidate – Preclinical and IND Enabling Studies” on page 273 of this proxy statement/prospectus.

Vesicor has no products approved for commercial use in the U.S. or elsewhere and has not received any regulatory approval for the ecm-RV/p53 product candidate or any other product candidate to commence clinical trials or other regulatory approval process. Vesicor may be unable to receive all requisite regulatory approvals to commence and complete the regulatory review process in a timely manner or at all, may suffer a rejection of its application for the ecm-RV/p53, or, even if requisite approval is obtained for ecm-RV/p53 product candidate, may be unable to commercialize or successfully commercialize that product candidate or any other product candidate.

If all requisite regulatory approvals are obtained, then Vesicor’s ability to operate profitably will depend in part upon its ability, and that of any collaborators and vendor partners, to maintain all necessary licenses and to operate in compliance with applicable laws and rules. Those laws and rules continue to evolve, and we therefore devote significant resources to monitoring developments in FDA, healthcare and medical practice regulation. As the applicable laws and rules change, we are likely to make conforming modifications in our business processes from time to time. In many jurisdictions where we conduct our activities or in which we may operate in the future, neither our current nor our anticipated business model has been the subject of judicial or administrative interpretation. We cannot be assured that a review of our business by courts or regulatory authorities will not result in determinations that could adversely affect our operations or that the healthcare regulatory environment will not change in a way that restricts our operations.

FDA Review Process and U.S. Regulation of Drugs and Biologics

Recent Developments at FDA that may affect the Drug/Product Review Process. The following description of the FDA drug and biologics review process, which is based on current FDA process, is qualified by the uncertainty of the impact of the following recent developments:

(1) FDA Staff Reductions and Proposed Reorganization of HHS. The FDA is part of the HHS and HHS Secretary Robert F. Kennedy Jr. oversees the FDA. On March 27, 2025, HHS Secretary Robert F. Kennedy Jr. announced that the “FDA will decrease its workforce by approximately 3,500 full-time employees, with a focus on streamlining operations and centralizing administrative functions. This reduction is part of an announced reduction in HHS staffing of approximately 20,000 personnel (approximately 20% of the total HHS staffing). This reduction will not affect drug, medical device, or food reviewers, nor will it impact inspectors” [HHS Fact Sheet: HHS’ Transformation to Make America Healthy Again, March 27, 2025]. Despite this announcement, reorganization of the FDA and reduction of FDA staff may in fact have a potential negative impact on length of or timely completion of FDA review process. While drug/medical products reviewers are exempt from reduction in force or RIF, the drug approval process is long and complex and reductions in FDA staffing in other areas that may directly or indirectly support drug/medical products FDA review staff may disrupt or hinder the FDA review process for products. Due to possible or pending legal challenges in the courts, the incomplete or ongoing nature of these FDA staffing actions, and the possible reversal, in part, in FDA staff reductions by HHS and FDA, it is not possible, as of the date of this proxy statement/prospectus, to predict the impact of the HHS’s announced FDA RIFs and related, proposed reorganization of departments or offices within the HHS and the FDA on the FDA review process for products like Vesicor’s ecm-RV/p53, especially since Vesicor does not anticipate commencing the regulatory review process until 2027.

(2) Launch of FDA generative Artificial Intelligence (“AI”) Application for FDA Review Process. On June 2, 2025, the FDA announced the launch of: “Elsa, a generative Artificial Intelligence (AI) tool designed to “help employees—from scientific reviewers to investigators—work more efficiently. This innovative tool modernizes agency functions and leverages AI capabilities to better serve the American people. Built within a high-security GovCloud environment, Elsa offers a secure platform for FDA employees to access internal documents while ensuring all information remains within the agency. The models do not train on data submitted by regulated industry, safeguarding the sensitive research and data handled by FDA staff” [“FDA Launches Agency-Wide AI Tool to Optimize Performance for the American People, FDA Press Release and YouTube Announcement, June 2, 2025].

AI is only as effective and efficient as the quality and quantity of data inputted and the quality of core software programming. Generative AI is well known and documented to sometimes “hallucinate” when it receives an inquiry that it cannot process with available data and produce a response that has no basis in fact (instead of indicating that it cannot process the inquiry). The fact that Elsa was not data trained on data submitted by applicants may mean that Elsa’s data load is insufficient to efficiently aid in the review of actual applications. As such, this new system may be prone to errors that adversely impact FDA review process. As of the date of this proxy statement/prospectus, it is not possible to predict the impact of Elsa on the FDA review process for products like our product candidate because there is insufficient record of Elsa’s performance, the extent of the FDA reviewer’s use of Elsa is not known, and Vesicor does not anticipate commencing the FDA review process until 2027.

(3) Other Potential Factors - Government Shut Down; Pandemic. If a prolonged government shutdown occurs during any year prior to or during regulatory review of our product candidate, or if future global health concerns (like a new Covid-19 pandemic) prevent the FDA or other regulatory authorities from conducting their regular inspections, reviews, or other regulatory activities, it could significantly impact the ability of the FDA or other regulatory authorities to timely review and process our regulatory submissions, which could have a material adverse effect on obtaining regulatory approval of our proposed ecm-RV/p53 product candidate and, consequently, on our business, financial condition and results of operations.

(4) Congressional Healthcare Legislation. Congress routinely entertains changes or purported reforms to federal laws impacting healthcare and, consequently, drugs and other therapeutics. Any new health care “reforms” or other legislative measures will likely take time to unfold and be enacted but once enacted could have an impact on the regulatory process and post-approval regulatory regime for drugs and other therapeutics, like our proposed ecm-RV/p53 product candidate or impact the insurance coverage and reimbursement for healthcare items and services (including our proposed ecm-RV/p53 product candidate). We cannot predict the ultimate content, timing or effect of any healthcare reform legislation or its impact on the regulatory review and commercialization of our product candidate especially in light of legislative gridlock due to partisan disagreements and the frequent lack of the necessary votes in the U.S. Senate and U.S. House of Representatives to pass significant legislation.

General. In the United States, the FDA regulates drugs under FDCA, and its implementing regulations, and biologics under the FDCA and PHSA, and their implementing regulations. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, and local statutes and regulations require the expenditure of substantial time and financial resources. Failure to comply with the applicable U.S. requirements at any time during the product development process, approval process or after approval, may subject an applicant to administrative or judicial sanctions. Any agency or judicial enforcement action could have a material adverse effect on us. FDA approval is required before a drug or biological product may be marketed in the United States and they are also subject to other federal, state, and local statutes and regulations. The process required by the FDA before product candidates are approved and then may be marketed in the United States generally involves the following actions and processes:

●	completion of extensive preclinical laboratory tests and preclinical animal studies, all performed in accordance with the Good Laboratory Practices, or GLP, regulations and applicable requirements for the humane use of laboratory animals or other applicable regulations;

●	submission to the FDA of an investigational new drug application, or IND, which must become effective before human clinical studies may begin and must be updated annually;

●	approval by an independent IRB or ethics committee, or IEC, at each clinical site before each clinical study may be initiated;

●	performance of adequate and well-controlled human clinical studies in accordance with Good Clinical Practice, or GCP, requirements to establish the safety and efficacy, or with respect to biologics, the safety, purity and potency of the product candidate for each proposed indication;

●	preparation of and submission to the FDA of a new drug application, or NDA, or biologics license application, or BLA, after completion of all pivotal clinical studies that include substantial evidence of safety, purity, and potency of the drug from analytical studies and from results of nonclinical testing and clinical trials;

●	satisfactory completion of an FDA advisory committee review, where appropriate and if applicable;

●	a determination by the FDA within 60 days of its receipt of an NDA or BLA to file the application for review;

●	satisfactory completion of an FDA inspection of the manufacturing facility or facilities where the proposed product is produced to assess compliance with current Good Manufacturing Practices, or cGMP, and potential FDA inspection of nonclinical study and clinical trial sites that generated the data in support of the NDA or BLA to ensure compliance with GCP; and

●	FDA review and approval of an NDA or BLA prior to any commercial marketing or sale of the drug in the United States.

The IND. An IND is a request for authorization from the FDA to administer an investigational new drug or biological product to humans. The central focus of an initial IND submission is on the general investigational plan and the protocol or protocols for clinical trials. The IND submission also includes results of animal and in vitro studies assessing the toxicology, pharmacokinetics, pharmacology and pharmacodynamic characteristics of the product, chemistry, manufacturing and controls, or CMC, information, and any available human data or literature to support the use of the investigational product. Specifically, the IND must cover:

●	Animal Pharmacology and Toxicology Studies - Preclinical data to permit an assessment as to whether the product is reasonably safe for initial testing in humans. Also included are any previous experience with the drug in humans (often foreign use).

●	Manufacturing Information - Information pertaining to the composition, manufacturer, stability, and controls used for manufacturing the drug substance and the drug product. This information is assessed to ensure that the company can adequately produce and supply consistent batches of the drug.

●	Clinical Protocols and Investigator Information - Detailed protocols for proposed clinical studies to assess whether the initial-phase trials will expose subjects to unnecessary risks. Also, information on the qualifications of clinical investigators--professionals (generally physicians) who oversee the administration of the experimental compound--to assess whether they are qualified to fulfill their clinical trial duties. Finally, commitments to obtain informed consent from the research subjects, to obtain review of the study by an institutional review board (“IRB”), and to adhere to the investigational new drug regulations.

Once the IND is submitted, the sponsor must wait 30 calendar days before initiating any clinical trials. During this time, FDA has an opportunity to review the IND for safety to assure that research subjects will not be subjected to unreasonable risk. An IND must become effective before human clinical trials may begin. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day period, raises safety concerns or questions about the proposed clinical trial. In such a case, the IND may be placed on a partial clinical hold and the IND sponsor and the FDA must resolve any outstanding concerns or questions before the clinical trial can begin. Submission of an IND therefore may or may not result in FDA authorization to begin a clinical trial.

Clinical trials involve the administration of the investigational product to human subjects under the supervision of qualified investigators in accordance with GCP, which includes the requirement that all research subjects provide their informed consent for their participation in any clinical study. Clinical trials are conducted under protocols detailing, among other things, the objectives of the study, dosing procedures, subject selection and exclusion criteria, and the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated. A separate submission to the existing IND must be made for each successive clinical trial conducted during product development and for any subsequent protocol amendments. While the IND is active, progress reports summarizing the results of the clinical trials and nonclinical studies performed since the last progress report, among other information, must be submitted at least annually to the FDA, and written IND safety reports must be submitted to the FDA and investigators for serious and unexpected suspected adverse events, findings from other studies suggesting a significant risk to humans exposed to the same or similar drugs, findings from animal or in vitro testing suggesting a significant risk to humans, and any clinically important increased incidence of a serious suspected adverse reaction compared to that listed in the protocol or investigator brochure.

Furthermore, an independent IRB for each site proposing to conduct the clinical trial must review and approve the plan for any clinical trial and its informed consent form before the clinical trial begins at that site and must monitor the study until completed. Regulatory authorities, such as the FDA may impose a partial or full clinical hold, or the IRB or the sponsor may suspend a clinical trial at any time on various grounds, including a finding that the subjects are being exposed to an unacceptable health risk or that the trial is unlikely to meet its stated objectives. Some studies also include oversight by an independent group of qualified experts organized by the clinical study sponsor, known as a data safety monitoring board, which provides authorization for whether or not a study may move forward at designated check points based on access to some data from the study and may halt the clinical trial if it determines that there is an unacceptable safety risk for subjects or other grounds, such as no demonstration of efficacy. There are also requirements governing the reporting of ongoing preclinical studies and clinical trials and clinical study results to public registries.

The clinical investigation of a drug is generally divided into three phases. Although the phases are usually conducted sequentially, they may overlap or be combined.

●	Phase 1. The investigational product is initially introduced into healthy human subjects or patients with the target disease or condition. These studies are designed to test the safety, dosage tolerance, absorption, metabolism and distribution and excretion of the investigational product in humans, the side effects associated with increasing doses, and, if possible, to gain early evidence on effectiveness.

●	Phase 2. The investigational product is administered to a limited patient population with a specified disease or condition to evaluate the preliminary efficacy, optimal dosages and dosing schedule and to identify possible adverse side effects and safety risks. Multiple Phase 2 clinical trials may be conducted to obtain information prior to beginning larger and more expensive Phase 3 clinical trials.

●	Phase 3. The investigational product is administered to an expanded patient population to further evaluate dosage, to provide statistically significant evidence of clinical efficacy and to further test for safety, generally at multiple geographically dispersed clinical trial sites. These clinical trials are intended to establish the overall risk/benefit ratio of the investigational product and to provide an adequate basis for product approval.

In some cases, the FDA may condition approval of an NDA or BLA for a product candidate on the sponsor’s agreement to conduct additional clinical studies after approval. In other cases, a sponsor may voluntarily conduct additional clinical studies after approval to gain more information about the drug. Such post-approval studies are often referred to as Phase 4 clinical studies.

A sponsor may choose, but is not required, to conduct a foreign clinical study under an IND. When a foreign clinical study is conducted under an IND, all IND requirements must be met unless waived. When the foreign clinical study is not conducted under an IND, the sponsor must ensure that the study complies with certain FDA regulatory requirements in order to use the study as support for an IND or application for marketing approval in the US. Specifically, such studies must be conducted in accordance with GCP, and if the FDA must be able to validate the data from the study through an on-site inspection if the FDA deems such inspection necessary. If a marketing application is based solely on foreign clinical data, regardless of whether the studies were conducted under an IND, the FDA requires that the studies be conducted in accordance with GCP requirements, and that the data be applicable to the U.S. population and U.S. medical practice. The foreign studies must also have been performed by clinical investigators of recognized competence, and the FDA must be able to validate the data through an on-site inspection or other appropriate means, if the FDA deems such an inspection to be necessary.

Concurrent with clinical trials, companies may complete additional animal studies and develop additional information about the biological characteristics of the product candidate and must finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the product candidate and, among other things, must develop methods for testing the identity, strength, quality and purity of the final product, or for biologics, the safety, purity and potency. Additionally, appropriate packaging must be selected and tested, and stability studies must be conducted to demonstrate that the product candidate does not undergo unacceptable deterioration over its shelf life.

2025 Update on Animal Testing. On April 10, 2025, the FDA announced that is commencing steps to replace animal testing “in the development of monoclonal antibody therapies and other drugs with more effective, human-relevant methods. The new approach is designed to improve drug safety and accelerate the evaluation process, while reducing animal experimentation, lowering research and development (R&D) costs, and ultimately, drug prices. The FDA’s animal testing requirement will be reduced, refined, or potentially replaced using a range of approaches, including AI-based computational models of toxicity and cell lines and organoid toxicity testing in a laboratory setting (so-called New Approach Methodologies or NAMs data). Implementation of the regimen will begin immediately for investigational new drug (IND) applications, where inclusion of NAMs data is encouraged. To make determinations of efficacy, the agency will also begin use pre-existing, real-world safety data from other countries, with comparable regulatory standards, where the drug has already been studied in humans.” [“FDA Announces Plan to Phase Out Animal Testing Requirement for Monoclonal Antibodies and Other Drugs”, FDA Press Release, April 10, 2025]. This change will be implemented over an extended period, projected 3 to 5 years, and its impact on ecm-RV/p53 product candidate is not ascertainable or predictable at this time because this change in review has not been implemented and actual implementation, in terms of scope and time frame, may change, perhaps significantly, during the rollout.

Prompted by limitations of animal testing and ethical protests about animals testing, there has been a focus on New Approach Methodologies (NAMs). NAMs encompass in vitro human-based systems, in silico modeling, and other innovative platforms that can, according to the FDA, collectively evaluate immunogenicity, toxicity, and pharmacodynamics in humans and provide an opportunity to improve the predictive relevance of preclinical drug testing while reducing or replacing animal use.

The FDA Modernization Act 2.0 (H.R.2565 - 117th Congress (2021-2022), FDA Modernization Act of 2021) explicitly authorized the use of non-animal alternatives (cell-based assays, computer models, etc.) to support an investigational new drug (IND) application and “remove[d] a requirement to use animal studies” for biosimilar biologics license application (BLA) (7). This act empowers FDA to accept NAMs in lieu of animal studies. In 2024, the Science Board provided comprehensive recommendations to the FDA on how the agency can expedite the adoption of scientifically validated NAMs.

NDA and BLA Review Process

Assuming successful completion of all required testing in accordance with all applicable regulatory requirements, the results of product development, nonclinical studies and clinical trials are submitted to the FDA as part of an NDA or BLA requesting approval to market the product for one or more indications. The NDA or BLA must include all relevant data available from pertinent preclinical studies and clinical trials, including negative or ambiguous results as well as positive findings, together with detailed information relating to the product’s CMC and proposed labeling, among other things. Data can come from company-sponsored clinical studies intended to test the safety and effectiveness of the product, or from a number of alternative sources, including studies initiated and sponsored by investigators. The submission of an NDA or BLA requires payment of a substantial application user fee to the FDA, unless a waiver or exemption applies.

In addition, under the Pediatric Research Equity Act, or PREA, an NDA or BLA or supplement to an NDA or BLA must contain data to assess the safety and effectiveness of the biological product candidate for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the product is deemed safe and effective. The FDA requires that a sponsor who is planning to submit a marketing application for a drug or biological product that includes a new active ingredient, new indication, new dosage form, new dosing regimen or new route of administration submit an initial pediatric study plan within sixty days after an end-of-Phase 2 meeting or as may be agreed between the sponsor and FDA. Unless otherwise required by regulation, PREA does not apply to any drug or biological product for an indication for which orphan designation has been granted. See “Orphan Drug Designation” below at page 291.

Within 60 days following submission of the application, the FDA reviews the submitted BLA or NDA to determine if the application is substantially complete before the agency accepts it for filing. The FDA may refuse to file any NDA or BLA that it deems incomplete or not properly reviewable at the time of submission and may request additional information. In this event, the NDA or BLA must be resubmitted with the additional information. Once an NDA or BLA has been accepted for filing, the FDA’s goal is to review standard applications within ten months after the filing date, or, if the application qualifies for priority review, six months after the FDA accepts the application for filing. In both standard and priority reviews, the review process may also be extended by FDA requests for additional information or clarification. The FDA reviews an NDA to determine, among other things, whether a product is safe and effective for its intended use and whether its manufacturing is sufficient to assure and preserve the product’s identity, strength, quality and purity. The FDA reviews a BLA to determine, among other things, whether a product is safe, pure and potent and the facility in which it is manufactured, processed, packed or held meets standards designed to assure the product’s continued safety, purity and potency. When reviewing an NDA or BLA, the FDA may convene an advisory committee to provide clinical insight on application review questions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions.

Before approving an NDA or BLA, the FDA will typically inspect the facility or facilities where the product is manufactured. The FDA will not approve an application unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. Additionally, before approving an NDA or BLA, the FDA will typically inspect one or more clinical sites to assure compliance with GCP.

After the FDA evaluates the NDA or BLA and conducts inspections of manufacturing facilities where the investigational product and/or its drug substance will be produced, the FDA may issue an approval letter or a Complete Response Letter, or CRL. An approval letter authorizes commercial marketing of the product with specific prescribing information for specific indications. A CRL will describe all of the deficiencies that the FDA has identified in the NDA or BLA. The deficiencies identified may be minor, for example, requiring labeling changes, or major, for example, requiring additional clinical trials. Additionally, the CRL may include recommended actions that the applicant take. If a CRL is issued, the applicant may either resubmit the NDA or BLA, addressing all of the deficiencies identified in the letter, withdraw the application, or request an opportunity for a hearing.

If regulatory approval of a product is granted, such approval will be granted for particular indications and may entail limitations on the indicated uses for which such product may be marketed. For example, the FDA may approve the NDA or BLA with a Risk Evaluation and Mitigation Strategy, or REMS, to ensure the benefits of the product outweigh its risks. A REMS is a safety strategy to manage a known or potential serious risk associated with a product and to enable patients to have continued access to such medicines by managing their safe use, and could include medication guides, physician communication plans, or elements to assure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. The FDA also may condition approval on, among other things, changes to proposed labeling or the development of adequate controls and specifications. Once approved, the FDA may withdraw the product approval if compliance with pre- and post-marketing requirements is not maintained or if problems occur after the product reaches the marketplace. The FDA may require one or more Phase 4 post-market studies and surveillance to further assess and monitor the product’s safety and effectiveness after commercialization and may limit further marketing of the product based on the results of these post-marketing studies.

Expedited Development and Review Programs

The FDA offers a number of expedited development and review programs for qualifying product candidates. For example, the fast-track program is intended to expedite or facilitate the process for reviewing product candidates that meet specific criteria. Specifically, product candidates are eligible for fast-track designation if they are intended to treat a serious or life-threatening disease or condition and demonstrate the potential to address unmet medical needs for the disease or condition. Fast track designation applies to the combination of the product candidate and the specific indication for which it is being studied. The sponsor of a fast-track product candidate has opportunities for more frequent interactions with the review team during product development and, once an NDA or BLA is submitted, the application may be eligible for priority review. A fast track product candidate may also be eligible for rolling review, where the FDA may consider for review sections of the NDA or BLA on a rolling basis before the complete application is submitted, if the sponsor provides a schedule for the submission of the sections of the NDA or BLA, the FDA agrees to accept sections of the NDA or BLA and determines that the schedule is acceptable, and the sponsor pays any required user fees upon submission of the first section of the NDA or BLA.

A product candidate intended to treat a serious or life-threatening disease or condition may also be eligible for breakthrough therapy designation to expedite its development and review. A product candidate can receive breakthrough therapy designation if preliminary clinical evidence indicates that the product candidate, alone or in combination with one or more other drugs or biologics, may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. The designation includes all of the fast-track program features, as well as more intensive FDA interaction and guidance beginning as early as Phase 1 and an organizational commitment to expedite the development and review of the product candidate, including involvement of senior managers.

Any marketing application for a drug or biologic submitted to the FDA for approval, including a product candidate with a fast-track designation and/or breakthrough therapy designation, may be eligible for other types of FDA programs intended to expedite the FDA review and approval process, such as priority review and accelerated approval. A BLA or NDA is eligible for priority review if the product candidate has the potential to provide a significant improvement in the treatment, diagnosis or prevention of a serious disease or condition. For new-molecular-entity NDAs and original BLAs, priority review designation means the FDA’s goal is to take action on the marketing application within six months of the 60-day filing date (as compared to typically ten months under standard review).

Additionally, product candidates studied for their safety and effectiveness in treating serious or life-threatening diseases or conditions may receive accelerated approval upon a determination that the product candidate has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity, or prevalence of the condition and the availability or lack of alternative treatments. As a condition of accelerated approval, the FDA will generally require the sponsor to perform adequate and well-controlled confirmatory clinical studies to verify and describe the anticipated effect on irreversible morbidity or mortality or other clinical benefit and may require that these studies be underway at the time of approval. Products receiving accelerated approval may be subject to expedited withdrawal procedures if the sponsor fails to conduct the required confirmatory studies or if such studies fail to verify the predicted clinical benefit. In addition, the FDA currently requires as a condition for accelerated approval pre-approval of all promotional materials, which pre-approval could adversely impact the timing of the commercial launch of the product.

Fast track designation, breakthrough therapy designation, priority review, and accelerated approval do not change the standards for approval but may expedite the development or approval process. Even if a product qualifies for one or more of these programs, the FDA may later decide that the product no longer meets the conditions for qualification or decide that the time period for FDA review or approval will not be shortened.

We may explore some of these opportunities for our product candidate at the appropriate time before commencement of the regulatory review process, which we hope to commence in 2027, but we are uncertain as of the date of this proxy statement/prospectus, that we will seek, or be eligible for, fast-track or other forms of expedited approval. Participation in the fast-track program or other expedited review programs may not result in expedited approval of a product candidate since the process may be suspended or terminated for the same reasons applicable to the regulatory review process for product candidates under the non-expedited review process.

Orphan Drug Designation

Under the Orphan Drug Act, the FDA may grant orphan designation to a drug or biologic intended to treat a rare disease or condition, which is a disease or condition that affects fewer than 200,000 individuals in the United States, or more than 200,000 individuals in the United States for which there is no reasonable expectation that the cost of developing and making available in the United States a drug or biologic for this type of disease or condition will be recovered from sales in the United States for that drug or biologic. Orphan drug designation must be requested before submitting an NDA or BLA. After the FDA grants orphan drug designation, the generic identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. The orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review or approval process.

If a product that has orphan drug designation subsequently receives the first FDA approval for the disease or condition for which it has such designation, the product is entitled to orphan drug exclusivity, which means that the FDA may not approve any other applications, including a full NDA or BLA, to market the same drug or biologic for the same disease or condition for seven years, except in limited circumstances, such as a showing of clinical superiority to the product with orphan drug exclusivity or if the FDA finds that the holder of the orphan drug exclusivity has not shown that it can assure the availability of sufficient quantities of the orphan drug to meet the needs of patients with the disease or condition for which the drug or biologic was designated. Orphan drug exclusivity does not prevent the FDA from approving a different drug or biologic for the same disease or condition, or the same drug or biologic for a different disease or condition. Among the other benefits of orphan drug designation are tax credits for some research and a waiver of the NDA or BLA application user fee.

A designated orphan drug may not receive orphan drug exclusivity if it is approved for a use that is broader than the indication for which it received orphan designation. In addition, exclusive marketing rights in the United States may be lost if the FDA later determines that the request for designation was materially defective or if the manufacturer is unable to assure sufficient quantities of the product to meet the needs of patients with the rare disease or condition. Vesicor is uncertain as of the date of this proxy statement/prospectus about the eligibility of its product candidate for this program.

Potential New Guidance on Expedited Programs. On December 6, 2024, the FDA released draft guidance proposing new developments in the regulatory framework for therapies approved under the Accelerated Approval Program. The proposed draft guidance is titled “Expedited Program for Serious Conditions – Accelerated Approval of Drugs and Biologics” (“EPSC”), which offers insights into qualifications for accelerated drug approvals and provides a framework for withdrawing approvals when confirmatory trials fail.

On January 7, 2025, the FDA introduced an additional draft guidance, titled “Accelerated Approval and Considerations for Determining Whether a Confirmatory Trial is Underway” (“AACD”). This draft guidance focuses on confirmatory trials required for drugs approved under the Accelerated Approval Program. The guidance emphasizes the importance of timely completion of confirmatory trials to verify clinical benefit and provides clarity on FDA expectations around trial design and data requirements.

The FDA solicited public comment on the EPSC until March 6, 2025, and on the AACD until March 10, 2025. Whether these draft guidance proposals will be adopted in whole or in part, and whether these draft guidance proposals will be changed by the Trump Administration or HHS Secretary Robert F. Kennedy Jr. is uncertain and not predictable as of the date of this proxy statement/prospectus.

Post-Approval Requirements

Any products manufactured or distributed pursuant to FDA approvals are subject to pervasive and continuing regulation by the FDA, including, among other things, requirements relating to record-keeping, reporting of adverse experiences, periodic reporting, product sampling and distribution, and advertising and promotion of the product. After approval, most changes to the approved product, such as adding new indications or other labeling claims, are subject to prior FDA review and approval. There also are continuing user fee requirements, under which the FDA assesses an annual program fee for each product identified in an approved NDA or BLA. Drug and biologic manufacturers and their subcontractors are required to register their establishments with the FDA and some state agencies and are subject to periodic unannounced inspections by the FDA and some state agencies for compliance with cGMPs, which impose some procedural and documentation requirements upon us and our third-party manufacturers. Changes to the manufacturing process are strictly regulated, and, depending on the significance of the change, may require prior FDA approval before being implemented. FDA regulations also require investigation and correction of any deviations from cGMPs and impose reporting requirements upon us and any third-party manufacturers that we may decide to use. Accordingly, the manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain compliance with cGMPs and other aspects of regulatory compliance.

The FDA may withdraw approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information; imposition of post-market studies or clinical studies to assess new safety risks; or imposition of distribution restrictions or other restrictions under a REMS program. Other potential consequences include, among other things:

●	restrictions on the marketing or manufacturing of a product, complete withdrawal of the product from the market or product recalls;

●	fines, warning letters or holds on post-approval clinical studies;

●	refusal of the FDA to approve pending applications or supplements to approved applications, or suspension or revocation of existing product approvals;

●	product seizure or detention, or refusal of the FDA to permit the import or export of products;

●	consent decrees, corporate integrity agreements, debarment or exclusion from federal healthcare programs;

●	mandated modification of promotional materials and labeling and the issuance of corrective information;

●	the issuance of safety alerts, Dear Healthcare Provider letters, press releases and other communications containing warnings or other safety information about the product; or

●	injunctions or the imposition of civil or criminal penalties.

The FDA closely regulates the marketing, labeling, advertising and promotion of drug products and biologics. A company can make only those claims relating to safety and efficacy, purity and potency that are approved by the FDA and in accordance with the provisions of the approved label. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses. Failure to comply with these requirements can result in, among other things, adverse publicity, warning letters, corrective advertising and potential civil and criminal penalties. Physicians may prescribe legally available products for uses that are not described in the product’s labeling and that differ from those tested by us and approved by the FDA. Such off-label uses are common across medical specialties. Physicians may believe that such off-label uses are the best treatment for many patients in varied circumstances. The FDA does not regulate the behavior of physicians in their choice of treatments. The FDA does, however, restrict manufacturer’s communications on the subject of off-label use of their products.

Drug Product Marketing Exclusivity

Market exclusivity provisions authorized under the FDCA can delay the submission or the approval of some marketing applications. For example, the FDCA provides a five-year period of non-patent data exclusivity within the United States to the first applicant to obtain approval of an NDA for a new chemical entity. A drug is a new chemical entity if the FDA has not previously approved any other new drug containing the same active moiety, which is the molecule or ion, excluding those appended portions of the molecule that cause the drug to be an ester, salt, including a salt with hydrogen or coordination bonds, or other noncovalent derivative, such as a complex, chelate, or clathrate, responsible for the action of the drug substance. During the exclusivity period, the FDA may not approve or even accept for review an abbreviated new drug application, or ANDA, or an NDA submitted under Section 505(b)(2), or 505(b)(2) of the FDCA, submitted by another company for another drug based on the same active moiety, regardless of whether the drug is intended for the same indication as the original innovative drug or for another indication, where the applicant does not own or have a legal right of reference to all the data required for approval. However, an application may be submitted after four years if it contains a certification of patent invalidity or non-infringement to one of the patents listed with the FDA by the innovator NDA holder. The FDA generally defines active moiety as the core molecule or ion of a drug (i.e., the drug molecule without certain appendages) that is “responsible for the physiological or pharmacological action of a drug substance” (21 C.F.R. §314.3(b)).

The FDCA alternatively provides three years of marketing exclusivity for an NDA, or supplement to an existing NDA if new clinical investigations, other than bioavailability studies, that were conducted or sponsored by the applicant are deemed by the FDA to be essential to the approval of the application, for example, for new indications, dosages or strengths of an existing drug. This three-year exclusivity covers only the conditions of approval for which the drug received approval on the basis of the new clinical investigations and does not prohibit the FDA from approving ANDAs or Section 505(b)(2) NDAs for drugs containing the active agent for the original indication or condition of use. Five-year and three-year exclusivity will not delay the submission or approval of a full NDA. However, an applicant submitting a full NDA would be required to conduct or obtain a right of reference to any preclinical studies and adequate and well-controlled clinical trials necessary to demonstrate safety and effectiveness.

Pediatric exclusivity is another type of marketing exclusivity available in the United States. Pediatric exclusivity provides for an additional six months of marketing exclusivity attached to another period of exclusivity if a sponsor conducts clinical trials in children in response to a written request from the FDA. The issuance of a written request does not require the sponsor to undertake the described clinical trials. In addition, orphan drug exclusivity, as described above, may offer a seven-year period of marketing exclusivity, except in some circumstances.

Biosimilars and Reference Product Exclusivity

The Biologics Price Competition and Innovation Act of 2009, or BPCIA, created an abbreviated approval pathway for biological products that are highly similar, or “biosimilar,” to or interchangeable with an FDA-approved reference biological product. The FDA has issued several guidance documents outlining an approach to review and approval of biosimilars. Biosimilarity, which requires that there be no clinically meaningful differences between the biological product and the reference product in terms of safety, purity, and potency, is generally shown through analytical studies, animal studies, and a clinical study or studies. Interchangeability requires that a product is biosimilar to the reference product and the product must demonstrate that it can be expected to produce the same clinical results as the reference product in any given patient and, for products that are administered multiple times to an individual, the biologic and the reference biologic may be alternated or switched after one has been previously administered without increasing safety risks or risks of diminished efficacy relative to exclusive use of the reference biologic. A product shown to be biosimilar or interchangeable with an FDA-approved reference biological product may rely in part on the FDA’s previous determination of safety and effectiveness for the reference product for approval, which can potentially reduce the cost and time required to obtain approval to market the product.

Under the BPCIA, an application for a biosimilar product may not be submitted to the FDA until four years following the date that the reference product was first licensed by the FDA. In addition, the approval of a biosimilar product may not be made effective by the FDA until 12 years from the date on which the reference product was first licensed. During this 12-year period of exclusivity, another company may still market a competing version of the reference product if the FDA approves a full BLA for the competing product containing that applicant’s own preclinical data and data from adequate and well-controlled clinical trials to demonstrate the safety, purity and potency of its product. The BPCIA also created some exclusivity periods for biosimilars approved as interchangeable products. At this juncture, it is unclear whether products deemed “interchangeable” by the FDA will, in fact, be readily substituted by pharmacies, which are governed by state pharmacy law.

A biological product can also obtain pediatric market exclusivity in the United States. Pediatric exclusivity, if granted, adds six months to existing exclusivity periods and patent terms. This six-month exclusivity, which runs from the end of other exclusivity protection or patent term, may be granted based on the voluntary completion of a pediatric study in accordance with an FDA-issued “Written Request” for such a study.

Food and Drug Omnibus Reform Act

Under the federal Food and Drug Omnibus Reform Act (the “FDORA”), sponsors are required to develop and submit a diversity action plan for each Phase 3 clinical trial or any other “pivotal study” of a new drug product. These plans are meant to encourage enrollment of more diverse patient populations in late-stage clinical trials of FDA-regulated products. In June 2024, as mandated by FDORA, the FDA issued draft guidance outlining the general requirements for diversity action plans. Unlike most guidance documents issued by the FDA, the diversity action plan guidance, when finalized, will have the force of law. In January 2025, in response to an executive order issued by President Trump on diversity, equity and inclusion programs, the FDA removed this draft guidance from its website. The implications of this action are not yet known. If we are not able to adhere to any new requirements, our ability to conduct clinical trials may be delayed or halted.

Corporate Practice of Medicine; Fee-Splitting

Various state laws, including California, where Vesicor’s headquarters and research laboratory are located, prohibit fee-splitting or the practice of medicine by lay entities or persons and are intended to prevent unlicensed persons from interfering with or influencing the physician’s professional judgment. In addition, various state laws also generally prohibit the sharing of professional services income with nonprofessional or business interests. Activities other than those directly related to the delivery of healthcare may be considered an element of the practice of medicine in many states. Under the corporate practice of medicine restrictions of certain states, decisions and activities such as scheduling, contracting, setting rates and the hiring and management of non-clinical personnel may implicate the restrictions on the corporate practice of medicine.

State corporate practice of medicine and fee-splitting laws vary from state to state and are not always consistent among states. In addition, these requirements are subject to broad powers of interpretation and enforcement by state regulators.

Federal and State Fraud and Abuse Laws

The following is a summary of federal and state fraud and abuse laws that Vesicor may directly or indirectly, apply to Vesicor, but are more likely to apply to Vesicor’s future partners and collaborators, or healthcare providers involved in the use of our ecm-RV/p53 product candidate and who may become subject during the approval process or, if our product candidate is approved, the commercial use of the ecm-RV/p53 product candidate.

Healthcare Laws Generally

The federal Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, or HITECH, and their implementing regulations, which we collectively refer to as HIPAA, established several separate criminal penalties for making false or fraudulent claims to insurance companies and other non-governmental payors of healthcare services. Under HIPAA, these two additional federal crimes are: “Healthcare Fraud” and “False Statements Relating to Healthcare Matters.” The Healthcare Fraud statute prohibits knowingly and recklessly executing a scheme or artifice to defraud any healthcare benefit program, including private payors. A violation of this statute is a felony and may result in fines, imprisonment or exclusion from government-sponsored programs. The False Statements Relating to Healthcare Matters statute prohibits knowingly and willfully falsifying, concealing or covering up a material fact by any trick, scheme or device or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. A violation of this statute is a felony and may result in fines or imprisonment. This statute could be used by the government to assert criminal liability if a healthcare provider knowingly fails to refund an overpayment. These provisions are intended to punish some of the same conduct in the submission of claims to private payors as the federal False Claims Act covers in connection with governmental health programs.

In addition, the Civil Monetary Penalties Law imposes civil administrative sanctions for, among other violations, inappropriate billing of services to federally funded healthcare programs and employing or contracting with individuals or entities who are excluded from participation in federally funded healthcare programs. Moreover, a person who offers or transfers to a Medicare or Medicaid beneficiary any remuneration, including waivers of co-payments and deductible amounts (or any part thereof), that the person knows or should know is likely to influence the beneficiary’s selection of a particular provider, practitioner or supplier of Medicare or Medicaid payable items or services may be liable for civil monetary penalties of up to $10,000 for each wrongful act. Moreover, in certain cases, providers who routinely waive copayments and deductibles for Medicare and Medicaid beneficiaries can also be held liable under the Anti-Kickback Statute and civil False Claims Act, which can impose additional penalties associated with the wrongful act. One of the statutory exceptions to the prohibition is non-routine, unadvertised waivers of copayments or deductible amounts based on individualized determinations of financial need or exhaustion of reasonable collection efforts. The OIG emphasizes, however, that this exception should only be used occasionally to address special financial needs of a particular patient. Although this prohibition applies only to federal healthcare program beneficiaries, the routine waivers of copayments and deductibles offered to patients covered by commercial payers may implicate applicable state laws related to, among other things, unlawful schemes to defraud, excessive fees for services, tortious interference with patient contracts and statutory or common law fraud.

Federal Stark Law

Where applicable, this law prohibits a physician from referring Medicare patients to an entity providing “designated health services” if the physician or a member of such physician’s immediate family has a “financial relationship” with the entity, unless an exception applies. The penalties for violating the Stark Law include the denial of payment for services ordered in violation of the statute, mandatory refunds of any sums paid for such services, civil penalties of up to $15,000 for each violation and twice the dollar value of each such service and possible exclusion from future participation in the federally-funded healthcare programs. A person who engages in a scheme to circumvent the Stark Law’s prohibitions may be fined up to $100,000 for each applicable arrangement or scheme. The Stark Law is a strict liability statute, which means proof of specific intent to violate the law is not required. In addition, the government and some courts have taken the position that claims presented in violation of the various statutes, including the Stark Law can be considered a violation of the federal False Claims Act (described below) based on the contention that a provider impliedly certifies compliance with all applicable laws, regulations and other rules when submitting claims for reimbursement. A determination of liability under the Stark Law could have a material adverse effect on our business, financial condition and results of operations.

Federal Anti-Kickback Statute

The Anti-Kickback Statute is broadly worded and prohibits the knowing and willful offer, payment, solicitation or receipt of any form of remuneration in return for, or to induce, (i) the referral of a person covered by Medicare, Medicaid or other governmental programs, (ii) the furnishing or arranging for the furnishing of items or services reimbursable under Medicare, Medicaid or other governmental programs or (iii) the purchasing, leasing or ordering or arranging or recommending purchasing, leasing or ordering of any item or service reimbursable under Medicare, Medicaid or other governmental programs. Certain federal courts have held that the Anti-Kickback Statute can be violated if “one purpose” of a payment is to induce referrals. In addition, a person or entity does not need to have actual knowledge of this statute or specific intent to violate it to have committed a violation, making it easier for the government to prove that a defendant had the requisite state of mind or “scienter” required for a violation. Moreover, the government may assert that a claim including items or services resulting from a violation of the Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act, as discussed below. Violations of the Anti-Kickback Statute can result in exclusion from Medicare, Medicaid or other governmental programs as well as civil and criminal penalties, including fines of $50,000 per violation and three times the amount of the unlawful remuneration. Imposition of any of these remedies could have a material adverse effect on our business, financial condition and results of operations. In addition to a few statutory exceptions, the U.S. Department of Health and Human Services Office of Inspector General, or OIG, has published safe-harbor regulations that outline categories of activities that are deemed protected from prosecution under the Anti-Kickback Statute provided all applicable criteria are met. The failure of a financial relationship to meet all of the applicable safe harbor criteria does not necessarily mean that the particular arrangement violates the Anti-Kickback Statute. However, conduct and business arrangements that do not fully satisfy each applicable safe harbor may result in increased scrutiny by government enforcement authorities, such as the OIG.

False Claims Act

Both federal and state government agencies have continued civil and criminal enforcement efforts as part of numerous ongoing investigations of healthcare companies and their executives and managers. Although there are a number of civil and criminal statutes that can be applied to healthcare providers, a significant number of these investigations involve the federal False Claims Act. These investigations can be initiated not only by the government but also by a private party asserting direct knowledge of fraud. These “qui tam” whistleblower lawsuits may be initiated against any person or entity alleging such person or entity has knowingly or recklessly presented, or caused to be presented, a false or fraudulent request for payment from the federal government or has made a false statement or used a false record to get a claim approved. In addition, the improper retention of an overpayment for 60 days or more is also a basis for a False Claim Act action, even if the claim was originally submitted appropriately. Penalties for False Claims Act violations include fines ranging from $5,500 to $11,000 for each false claim, plus up to three times the amount of damages sustained by the federal government. A False Claims Act violation may provide the basis for exclusion from the federally-funded healthcare programs. In addition, some states have adopted similar fraud, whistleblower and false claims provisions.

State Fraud and Abuse Laws

We may operate in states that have adopted similar fraud and abuse laws as described above. The scope of these laws and the interpretations of them vary from state to state and are enforced by state courts and regulatory authorities, each with broad discretion. Some state fraud and abuse laws apply to items or services reimbursed by any third-party payor, including commercial insurers, not just those reimbursed by a federally-funded healthcare program. A determination of liability under such state fraud and abuse laws could result in fines and penalties and restrictions on our ability to operate in these jurisdictions.

State and Federal Health Information Privacy and Security Laws

There are numerous U.S. federal and state laws and regulations related to the privacy and security of personally identifiable information, or PII, including health information. In particular, HIPAA establishes privacy and security standards that limit the use and disclosure of protected health information, or PHI, and require the implementation of administrative, physical, and technical safeguards to ensure the confidentiality, integrity and availability of individually identifiable health information in electronic form. Since the effective date of the HIPAA Omnibus Final Rule on September 23, 2013, HIPAA’s requirements are also directly applicable to the independent contractors, agents and other “business associates” of covered entities that create, receive, maintain or transmit PHI in connection with providing services to covered entities.

U.S. Department of Health and Human Services (HHS) Office for Civil Rights (OCR) is responsible for enforcing the HIPAA Privacy and Security Rules. Violations of HIPAA may result in civil and criminal penalties. The civil penalties range from $100 to $50,000 per violation, with a cap of $1.5 million per year for violations of the same standard during the same calendar year. However, a single breach incident can result in violations of multiple standards. We must also comply with HIPAA’s breach notification rule. Under the breach notification rule, covered entities must notify affected individuals without unreasonable delay in the case of a breach of unsecured PHI, which may compromise the privacy, security or integrity of the PHI. In addition, notification must be provided to the HHS and the local media in cases where a breach affects more than 500 individuals. Breaches affecting fewer than 500 individuals must be reported to HHS on an annual basis. The regulations also require business associates of covered entities to notify the covered entity of breaches by the business associate.

State attorneys general also have the right to prosecute HIPAA violations committed against residents of their states. While HIPAA does not create a private right of action that would allow individuals to sue in civil court for a HIPAA violation, its standards have been used as the basis for the duty of care in state civil suits, such as those for negligence or recklessness in misusing personal information. In addition, HIPAA mandates that HHS conduct periodic compliance audits of HIPAA covered entities and their business associates for compliance. It also tasks HHS with establishing a methodology whereby harmed individuals who were the victims of breaches of unsecured PHI may receive a percentage of the Civil Monetary Penalty fine paid by the violator. In light of the HIPAA Omnibus Final Rule, recent enforcement activity, and statements from HHS, we expect increased federal and state HIPAA privacy and security enforcement efforts. The impact of actions by the Trump Administration and HHS Secretary Robert F. Kennedy Jr. to reduce the size and cost of the federal government may cause enforcement efforts to be scaled back or suspended in certain areas. We cannot predict what impact that the actions of the Trump Administration or HHS Secretary Robert F. Kennedy Jr. may have on enforcement efforts as of the date of this proxy statement/prospectus.

HIPAA also required HHS to adopt national standards establishing electronic transaction standards that all healthcare providers must use when submitting or receiving certain healthcare transactions electronically. On January 16, 2009, HHS released the final rule mandating that everyone covered by HIPAA must implement ICD-10 for medical coding on October 1, 2013, which was subsequently extended to October 1, 2015 and is now in effect.

Many states in which we may operate if we receive regulatory approval of our product candidate and commence commercialization of that product, or conduct clinical trials, and in which our future patients may reside also have laws that protect the privacy and security of sensitive and personal information, including health information. These laws may be similar to or even more protective than HIPAA and other federal privacy laws. For example, the laws of the State of California, in which we conduct our business and development activities, are more restrictive than HIPAA. Where state laws are more protective than HIPAA, we must comply with the state laws we are in fact subject to, in addition to possible receipt or maintenance of information that is subject to HIPAA.

U.S. state laws and regulations relating to data privacy and security and consumer protection are constantly evolving. For instance, the California Consumer Privacy Act and its implementing regulations (the “CCPA”), which went into effect on January 1, 2020, created new individual privacy rights for California consumers and placed increased privacy and security obligations on entities handling personal data of consumers or households. The CCPA has been amended by the California Privacy Rights Act (“CPRA”), which largely took effect on January 1, 2023. The CPRA also created a new state agency, the CPPA, vested with authority to implement and, along with the California Attorney General, enforce the CCPA.

In certain cases, it may be necessary to modify our planned operations and procedures to comply with these more stringent state laws. Not only may some of these state laws impose fines and penalties upon violators, but also some, unlike HIPAA, may afford private rights of action to individuals who believe their personal information has been misused. In addition, state laws are changing rapidly, and there is discussion of a new federal privacy law or federal breach notification law, to which we may be subject.

In addition to possible exposure under HIPAA, and possible compliance under state health information privacy and state health information privacy laws, we may be subject to other state and federal privacy laws, including laws that prohibit unfair privacy and security practices and deceptive statements about privacy and security and laws that place specific requirements on certain types of activities, such as data security and texting.

In recent years, there have been a number of well-publicized data breaches involving the improper use and disclosure of PII and PHI. Many states have responded to these incidents by enacting laws requiring holders of personal information to maintain safeguards and to take certain actions in response to a data breach, such as providing prompt notification of the breach to affected individuals and state officials. We must report breaches of unsecured PHI to our contractual partners following discovery of the breach. Notification must also be made in certain circumstances to affected individuals, federal authorities and others.

State Privacy Laws

Various states have enacted laws governing the privacy of personal information collected and used by businesses online. For example, California has recently adopted the California Consumer Privacy Act of 2018, which went into effect on January 1, 2020. This law, in part, requires that companies make certain disclosures to consumers via their privacy policies, or otherwise at the time the personal data is collected. Vesicor will have to determine what personal data it is collecting from individuals and for what purposes, and to update its privacy policy every 12 months to make the required disclosures, among other things.

Legal Proceedings

To the knowledge of Vesicor’s management, there is no litigation currently pending or contemplated against Vesicor, any of Vesicor’s officers or directors in their capacity as such or against any of Vesicor’s property.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS OF VESICOR

You should read the following discussion and analysis of our financial condition and results of operations together with the “Selected Historical Financial Information for Vesicor,” our audited financial statements as of and for the years ended December 31, 2024 and 2025 and the related notes, included elsewhere in this proxy statement. Some of the information contained in this discussion and analysis contains forward-looking statements that reflect our plans, estimates, objectives, and beliefs. You should read the sections titled “Risk Factors” and “Special Note Regarding Forward-Looking Statements” for a discussion of important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements. Unless the context requires otherwise, references to “we,” “us,” “company” and “our” in this section are to the business and operations of Vesicor prior to the Business Combination.

Proposed Business Combination Transaction

On April 26, 2025, Vesicor and Black Hawk executed a Business Combination Agreement (the “Business Combination Agreement”). In connection with the proposed Business Combination, Black Hawk will be renamed and Vesicor Therapeutics Holdings, Inc. will become a wholly-owned subsidiary of Black Hawk. Upon the completion of the proposed Business Combination transaction, our stockholders will exchange their interests in Vesicor for shares of common stock of the newly-combined company. As part of obligations and as a condition to Closing, Vesicor shall arrange and procure a transaction financing of an aggregate amount of not less than ten million dollars ($10,000,000.00), which financing may be in the form of cash equity investment, equity-linked instruments, debt instruments or other usual and customary forms of working capital investment, which includes, without limitation, ELOC, forward purchase shares commitments, pre-paid advance commitments or other usual and customary forms of alternative financing (“PPM Investment”). Black Hawk may, but it is not obligated to, procure a PPM Investment. The Closing is conditioned upon satisfaction of or waiver of the PPM Investment as a condition to the closing of the Business Combination. Black Hawk and Vesicor do not intend to waive the requirement for a PPM Investment, but they may ultimately determine, in their sole discretion, to waive the requirement for a PPM Investment. As of the date of this proxy statement/prospectus, Vesicor is uncertain if it will be able to obtain the funding under the PPM Investment by the Closing. Combined Company must have at least five million ($5,000,000.00) in shareholders’ equity to satisfy the shareholders’ equity requirement of the Nasdaq listing standards and the PPM Investment is intended to provide all or most of the five million ($5,000,000.00). If the Combined Company fails to meet the Nasdaq listing standards and its common stock is delisted from Nasdaq, and the Combined Company is unable to list its common stock on any other national securities exchange, then Black Hawk and Vesicor expect the Combined Company’s common stock would be traded on the over-the-counter market. Trading on the over-the-counter market may have adverse consequences for the Combined Company and its common stock shares. See “PPM Investment” on page 49 for a description of the PPM Investment and Nasdaq listing requirements for the Combined Company’s shares. See also: “Risk Factors — Risks Related to Domestication and the Business Combination — If the condition for consummation of the PPM Investment as a condition to Closing is waived by Black Hawk and the Business Combination is consummated, then the Combined Company may not satisfy the Shareholders’ Equity requirement for listing of its shares on Nasdaq and could be delisted from Nasdaq” on page 103 — for risks related to a delisting of Combined Company shares from Nasdaq.

The Combined Company will continue to operate under the Vesicor Management team. The boards of directors of both Black Hawk and Vesicor have approved the proposed transaction. Completion of the transaction, which is expected in the second quarter of 2026, is subject to approval of Black Hawk’s stockholders and the satisfaction or waiver of certain other customary closing conditions.

While the legal acquirer in the Business Combination Agreement is Black Hawk, for financial accounting and reporting purposes under GAAP, Vesicor will be the accounting acquirer and the Business Combination will be accounted for as a “reverse recapitalization.” A reverse recapitalization does not result in a new basis of accounting, and the financial statements of the combined entity represent the continuation of the financial statements of Vesicor in many respects. Under this method of accounting, Black Hawk will be treated as the “acquired” company for financial reporting purposes. For accounting purposes, Vesicor will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of Vesicor (i.e., a capital transaction involving the issuance of stock by Black Hawk for the stock of Vesicor). Accordingly, the consolidated assets, liabilities and results of operations of Vesicor will become the historical financial statements of the newly-combined company, and Black Hawk’s assets, liabilities and results of operations will be consolidated with Vesicor beginning on the acquisition date. Operations prior to the Business Combination will be presented as those of Vesicor in future reports. The net assets of Black Hawk will be recognized at historical cost (which is expected to be consistent with carrying value), with no goodwill or other intangible assets recorded.

Overview

History; Principal Executive Offices. Vesicor was founded in 2008 in San Gabriel, California by Luo Feng, Ph.D. It was incorporated in April 2008 as a California corporation under the name “RNTein Biotech Lab, Inc.” Vesicor changed its name to “Vesicor Therapeutics, Inc.” in June 2023. The company’s corporate headquarters are located at 207 S. Santa Anita Avenue, Suite P-15, San Gabriel, California 91776. Its principal corporate website address is www.vesicor.com. Since its formation, Vesicor has been engaged in research and development for its proposed ecm-RV/p53 microvesicle-based therapeutic product.

Business. Vesicor is an early development stage biopharmaceutical company whose sole product candidate, ecm-RV/p53 product candidate. Vesicor has not been developing an alternative or additional product candidates. As of the date of this proxy statement/prospectus, Vesicor believes that the development of the ecm-RV/p53 product candidate has reached a stage that is sufficient to commence the preclinical and investigational new drug application enabling studies, which are expected, as of the date of this proxy statement/prospectus, to commence in the fourth quarter of 2026 and possibly commence the regulatory approval process in 2027. Commencement of the preclinical and IND enabling studies and commencement of the regulatory approval process will require adequate working capital, which funding Vesicor expects to obtain by consummation of the Business Combination and PPM Investment by the Closing.

While modifications of the ecm-RV/p53 product candidate may be made before commencement of the regulatory review process in the U.S. and also during the preclinical and IND phase or during regulatory review process in response to clinical trials conducted as part of the regulatory review, Vesicor believes that development of the ecm-RV/p53 product candidate has reached a status where commencement of the U.S. regulatory review process in 2027 is feasible. Unanticipated delays in preclinical and IND-enabling studies may cause the anticipated time frame for commencement of the regulatory process by the submission of the IND to change. Unanticipated delays in preclinical and IND-enabling studies are usually inadequate preclinical study design, unanticipated additional funding needs, unanticipated changes in regulatory requirements for pre-clinical studies or IND submissions, and inadequacies in detecting, assessing, understanding, and preventing adverse results.

Vesicor’s long term plan is to develop, patent and seek to commercialize the use of microvesicle-based therapeutic products for the treatment of cancer in the U.S. The company’s current business plan is to solely focus on, and seek commercialization only for, its proposed ecm-RV/p53 microvesicle-based therapeutic product in the U.S. Vesicor does not have any therapeutic products developed and approved for commercialization or use as of the date of this proxy statement/prospectus.

Vesicor intends to continue to review activities under the Advanced Medical Care B program in Japan for its product candidate, which is for unapproved drugs or devices and is described below under “Japan Advanced Medical Care B program and U.S. Regulatory Approval” on page 277 above and “Japan Advanced Medical Care B in Japan” at page 43 below. Efforts to commercialize the proposed ecm-RV/p53 microvesicle-based therapeutic product in other nations, including Japan, will not be pursued by Vesicor under its current business plan. Vesicor has not received any requisite regulatory approval for clinical trials in the U.S. or elsewhere. Vesicor is uncertain if requisite regulatory approvals will be obtained in a timely manner or at all.

The following is based on Vesicor’s management’s understanding and knowledge of the underlying medical and scientific information pertaining to Vesicor’s proposed ecm-RV/p53 product candidate and speaks to that understanding and knowledge as of the date of this proxy statement/prospectus. As is often the case with medical and scientific knowledge and information in new or developing areas, this knowledge and information is subject to change and clarification due to progress and improvements in medical and scientific knowledge and new medical and scientific discoveries and inventions.

Extracellular vesicles, including exosomes and microvesicles, are nano-scale, membrane-enclosed vesicles that have evolved as an intercellular messenger system to protect and deliver functional macromolecules. They are secreted by most cells and contain characteristic lipids, proteins, carbohydrates and nucleic acids such as mRNA and microRNAs. They can signal through the binding and activation of membrane receptors or through the delivery of their contents into the cytosol of target cells. These targeted messengers can transport and protect complex biologically active molecules that alter the function of recipient cells.

Exosomes and microvesicles act as messengers to regulate the functions of neighboring or distant cells and have been shown to regulate functions such as cell survival, proliferation, inflammation and tissue regeneration. Furthermore, research has shown that exogenously-administered exosomes and microvesicles can modify cellular activities, thereby supporting their therapeutic potential. Their size, low or null immunogenicity and ability to communicate in native cellular language potentially makes them an exciting new class of possible therapeutic agents with the potential to expand the ability to address complex biological responses. Since exosomes and microvesicles are a cell-free substance, they can be stored, handled, reconstituted and administered in similar fashion to common biopharmaceutical products such as antibodies. Vesicor’s business and challenge is to explore, validate and commercialize microvesicle-based therapeutics.

Exosomes and microvesicles have emerged in recent years as a potential drug delivery vehicle to capitalize on their evolution as intercellular transfer mechanisms for biologically active macromolecules. The size, structure and many functions of exosomes and microvesicles are like viruses and their natural capacity to deliver functional nucleic acid payloads has made them an attractive non-viral vehicle to optimize the delivery of nucleic acids and other payloads, such as peptides, proteins, antibodies, growth factors, enzymes, small molecules and vaccine antigens. Additionally, Vesicor believes that recent scientific literature has shown that exosomes and microvesicles are believed to be intrinsically “immune silent”, meaning that the body does not recognize them as foreign and does not elicit an immune response against them, thus potentially allowing for repeat dosing of allogeneic exosomes and microvesicles.

Exosome-based and microvesicle-based therapies have the potential to transform therapeutics across multiple drug types and therapeutic areas. Vesicor believes that the following distinct characteristics of exosomes and microvesicles support their potential to serve as the foundation for a new class of medicine:

●	Intrinsic immune-silent properties and utilization of a single cell line for exosome and microvesicle engineering and manufacturing could enable “off-the-shelf” drug design and delivery

●	Ability to manipulate cell tropism through engineering allows for a high degree of versatility, enabling selective cell type and tissue targeting and reduction of off-target toxicity

●	Potential to deliver a broad range of biologically active drug molecules, alone or in combination, ranging from small molecules to proteins

●	The natural lipid nanoparticle membrane protects macromolecules inside the lumen

Vesicor believes that the intrinsic properties of exosomes and microvesicles have the potential to overcome many drug delivery challenges and enable the development of novel therapies that can address cellular targets and pathways that have been until now undruggable with other therapeutic approaches. The potential of exosomes and microvesicles to develop into an effective drug delivery system has not been established by clinical trials or been approved for general use in treatment of the public by any regulatory authority.

Vesicor is focused on developing a precision-engineered microvesicle platform technology that can deliver defined sets of effector molecules which exert effects through defined mechanisms of action.

Initial Product Candidate. The company’s first and sole proposed product candidate is ecm-RV/p53 for potential approval in the U.S. This is a genetically engineered cellular microvesicle (ecm) (non-viral nanoparticle RNA vesicle (RV) that is loaded with in vitro transcribed p53 mRNA). p53 is a regulatory protein that plays several roles, including activating DNA repair proteins when DNA has sustained damage, initiating apoptosis (programmed cell death) if DNA damage is irreparable, and arresting growth by holding the cell cycle at the G1/S regulation point. It is also essential for the senescence response to short telomeres, plays an important role in the maintenance of stem cells throughout development and the rest of human life, and has a tissue-level anti-cancer effect by inhibiting angiogenesis. p53 is classified as a tumor suppression gene. We believe that our ecm-RV/p53 product has broad therapeutic potential across a range of both solid tumors and hematological cancers. While we currently have no patents or patent applications, we plan to seek a patent for our product candidate, submit an investigational new drug application to the U.S. Food and Drug Administration for this product candidate, and then begin clinical trials for this product candidate.

There are two major components in ecm-RV/p53: 1) purified cellular microvesicles and 2) in vitro transcribed human p53 gene mRNA. ecm-RV/p53 is generated from microvesicle-producing donor cells, human embryonic kidney 293T cell line by gene transfection of 293T cells with Vesicor-specific RNA cellular control distribution (CCD) DNA vectors, followed by collecting microvesicle-containing cell culture medium, precipitating and purifying genetically engineered microvesicles. In a reaction tube, ecm-RV/p53 is then produced by loading the purified microvesicles with in vitro transcribed p53 mRNA. The produced ecm-RV/p53 is cleaned through ultrafiltration before its final formulation.

Advanced Medical Care B in Japan. Although ECM-RV/p53 is not approved for public or general use in Japan, it has been administered to multiple patients there since 2018 under Japan’s Advance Medical Care B program for novel or new therapeutics that have not been approved for general public or commercial use. Under its current business plan, Vesicor intends to continue working with the clinics and doctors in Japan that are still using ecm-RV/p53 and continuing existing efforts to identify new clinics, doctors, and universities in Japan that may be interested in using ecm-RV/p53. The efforts in Japan are not intended to achieve commercialization of any proposed microvesicle-based therapeutic products in Japan, but rather are part of the research and development efforts of Vesicor for its ecm-RV/p53 product candidate. The company also does not intend to seek regulatory approval of any of its proposed microvesicle-based therapeutic products in Japan as of the date of this proxy statement/prospectus.

Vesicor did not participate in, oversee or direct the administration of ecm-RV/p53 under the Japan Advanced Medical Care B program. The case study observations, reports and results from the Advanced Medical Care B program for ecm-RV/p53 are viewed by Vesicor as part of its general research of ecm-RV/p53, but will not be used in any efforts or submissions to obtain regulatory approval in the U.S. Vesicor’s development efforts for ecm-RV/p53 has been conducted as a ‘ground up’ effort in the U.S.

Vesicor decided to provide investigational materials for ecm-RV/p53 product candidate for case studies under the Japan Advanced Medical Care B program due to a personal relationship between Dr. Luo Feng and an individual in Japan with close connections to several clinics and physicians in Tokyo, Japan. As stated above, Vesicor never maintained any operational oversight, direct participation in, or formal collaboration with the clinics or individuals conducting the ecm-RV/p53 activities in Japan. Vesicor views the advantage of the use of ecm-RV/p53 in the Japanese clinics as a qualitative indicator of potential therapeutic promise of ecm-RV/p53. Vesicor hopes to achieve similar clinical outcomes under FDA-supervised conditions to support its IND, but Vesicor is not certain and can provide no assurances as to the results of U.S. clinical outcomes approximating or support its IND. Operating de novo in the U.S., without reliance or use of observations, reports or results of case studies under the Japan Advanced Medical Care B program, ensures regulatory alignment, data integrity, and a clean clinical and commercial development path moving forward. The disadvantages include not being able to be involved in the process of selecting patients, treatment protocols, and especially collection of clinical, biomarker and imaging data.

Vesicor will not use any observations, reports or data generated in Japan from the case studies under the Advance Medical Care B program to support an IND or other submission to the FDA. All regulatory submissions will be based on preclinical and clinical studies conducted under FDA oversight. Preclinical and IND enabling studies for the ecm-RV/p53 product candidate will be initiated upon receipt of and subject to adequate working capital funding, which funding Vesicor hopes to obtain from the consummation of the Business Combination and successful completion of the PPM Investment. See “Japan Advanced Medical Care B program and U.S. Regulatory Approval” on page 277 above for more information on Vesicor not using or relying on results from the Japan Advanced Medical Care B program for efforts to obtain requisite regulatory approvals for the ecm-RV/p53 product candidate in the U.S.

In Japan, unapproved products are used under a physician’s discretion in conjunction with the Japan Medical Practitioner’s Act, also known as Advanced Medical Care B. There is no compassionate use mechanism in Japan, but there is a program called “Advanced Medical Care B”, through which patients can access drugs or medical devices not approved by Japanese regulators for general public or commercial use. The main purpose of the program is to have the public insurance cover the cost of the basic medical care in therapies using unapproved products, which is intended to lead to the reduction of the patient’s financial burden.

Our ecm-RV/p53 product has been used in such cases at several prestigious clinics by well-known physicians and surgeons in Tokyo, Japan. Those clinics and well-known physicians or surgeons are:

●	Clotho Medical Co. Ltd – Dr. Takeshi Hirota

●	Sakura Clinic – Dr. Osamu Yoshida

●	Gene Remedy Institute, Inc. – Dr. Misa Katsura

●	Kita Aoyama D. Clinic – Dr. Yoshihisa Abo

ecm-RV/p53 has been used in advanced cases of pancreatic cancer, breast cancer and tongue cancer under the Japan Advanced Medical Care B program. Since 2018, independent physician-initiated case study reports from the use of ecm-RV/p53 product candidate have described observations such as reductions in tumor-specific biomarkers (including CA 19-9 and CA 27.29), decreases in tumor size on CT imaging studies, and in some instances improvements in patient outcomes. However, any observations, data or results from case studies conducted under the Japan Advanced Medical Care B program were provided by unaffiliated medical providers and conducted without the participation or oversight or direction by Vesicor or Dr. Luo Feng, Vesicor’s Chief Executive Officer until March 17, 2026 and Vesicor’s Chief Scientific Officer thereafter. Further, Vesicor and Dr. Luo Feng have not conducted human clinical trials for ecm-RV/p53 product candidate. Consequently, all observations, reports and results from the case studies conducted in the Japan Advanced Medical Care Program B should be considered informal and incomplete partial observations by third parties that cannot be relied upon in Vesicor’s development or regulatory approval efforts in the U.S. or in any determination of the efficacy or safety of the ecm-RV/p53 product candidate for treatment of any disease or any other medical condition; or in any prediction of the results of Vesicor’s efforts to obtain all regulatory approvals for the ecm-RV/p53 product candidate. See also the following sections in this proxy statement/prospectus concerning related risk factors: “Risk Factors – Risks related to Vesicor - Vesicor’s Limited Operating History, Financial Condition and Capital Requirements” - “Our participation in Japan’s Advanced Medical Care B program has been and will continue to be for the purpose of gathering data on the efficacy of the technology that is the basis for our proposed ecm-RV/p53 product candidate. Our product candidate is not approved by Japanese regulators for commercialization or public use and is used only under the Advanced Medical Care B Program for experimental therapeutics. We do not intend to seek regulatory approval or commercialization of our product candidate in Japan” on page 141 and “Dr. Feng and Vesicor have not received adverse event or serious adverse event data from use of ecm-RV/p53 in Japan; Vesicor cannot assess the potential safety risks or efficacy of ecm-RV/p53 product candidate” on page 134.

Vesicor will not generate revenue from product sales unless and until the company successfully complete clinical development in the U.S. and obtains all requisite regulatory approval for our proposed ecm-RV/p53 product candidate in the U.S. In addition, if Vesicor does obtain all requisite U.S. regulatory approvals for the proposed ecm-RV/p53 product candidate in the U.S., which has not occurred as of the date of this proxy statement/prospectus and may not occur for years, if at all, and then does not enter into a third-party commercialization partnership, Vesicor expects to incur significant expenses related to developing the commercialization capability to support product sales, marketing, manufacturing and distribution activities.

COVID 19 SARS Pandemic Suspension of Lab Activities and Subsequent Lab Activities. Vesicor shut down its laboratory facility located at 416 W. Las Tunas Dr., Suite 106 and Suite 103, San Gabriel, CA 91776 during the COVID 19 SARS-CoV-2 Virus pandemic, being from May 21, 2021 until September 2023. In September 2023, Vesicor leased a new lab space at 207 South Santa Anita Street, Suite P-15, San Gabriel, California 91776 (the “Lab”) and restarted operations, including lab experiments.

Vesicor’s current product development activities in the U.S. are conducted at the Lab. Dr. Luo Feng is currently the only Vesicor personnel working at the Lab. After the closing of the Business Combination, Vesicor intends to engage one or more consultants and employees to work on product development.

Current Business and Product Development Plan. As noted above, Vesicor currently have no patents or patent applications, but the company plans to patent any developed products, submit an investigational new drug application to the FDA and then begin clinical trials. Vesicor plans to initiate a patent application for our processes and product candidate by the end of 2026. Vesicor expects to begin pre-clinical testing, which is expected, as of the date of this proxy statement/prospectus, to commence in the fourth quarter of 2026 and to possibly submit an IND application in 2027, and to possibly begin clinical trials in 2027. The estimated completion of steps in the approval process are anticipated, planned completion or commencement dates and are subject to change due to results of testing, requirements and responses of regulators, unanticipated issues arising during testing or trials or operations, and other factors that are not ascertainable or foreseeable by Vesicor as of the date of this proxy statement/prospectus. In the approval process for drugs and medical products, anticipated or estimated completion dates are just forecasts based on hopeful schedules and actual completion or submission dates can vary significantly from estimated periods or dates of completion or submission. There can be no assurance that Vesicor will be successful in these efforts or that Vesicor will be able to meet these estimated, hopeful timelines or that this process will result in approval or commercialization of any proposed products.

Competition. Our industry is intensely competitive and subject to rapid and significant technological change. While we believe that our knowledge, experience, scientific resources and business model provide us with a possible competitive advantage, we face substantial competition from pharmaceutical and medical technology companies as well as established and venture-backed biotechnology companies worldwide. As a result, we may face competition from other companies that may have, unknown to our company, developed products similar to our products and possibly superior or more advanced in technology or commercialization than our proposed ecm-RV/p53 product. Many of our competitors have significantly greater financial, technical and human resources. Smaller and early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies or in terms of significant funding.

Vesicor may face competition with respect to our current proposed ecm-RV/p53 product candidate and will face competition with respect to any future product candidates from a variety of competitors, including pharmaceutical and biotechnology companies, academic institutions, governmental agencies and public and private research institutions, among others. If our current ecm-RV/p53 product candidate or our any future product candidates do not offer sustainable advantages over competing products, Vesicor will in all likelihood not be able to successfully compete against current and future competitors.

Further, our competitors may obtain regulatory approval of their product candidates more rapidly than we may or may obtain regulatory approval and, as such, potentially obtain commercialization of that product before we can attempt to establish a market for our ecm-RV/p53 product candidate. Competitors may also obtain patent protection or other intellectual property rights before we can do so and, consequently, limit our ability to establish intellectual property rights for our ecm-RV/p53 product candidate or develop or commercialize our ecm-RV/p53 product candidate. Our competitors may also develop and commercialize products that are more effective, more convenient, more widely used and less costly or have a better safety profile than our proposed product candidate and these competitors may also be more successful than us in manufacturing and marketing their products.

Our competitors will also compete with us in recruiting and retaining qualified scientific, management and commercial personnel, establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs.

Vesicor is not aware of other companies that are commercially using a product that has p53 mRNA inserted into a microvesicle. Vesicor is aware that there are companies that are working on p53 and companies that are working with exosomes, but the company is not aware of any companies who are using microvesicles derived from a specific human embryonic kidney cell line. Companies that are working on p53 include: PMV Pharmaceuticals (Nasdaq: PMVP), Aprea Therapeutics (Nasdaq: APRE), and Ascentage Pharma (Nasdaq: AAPG). Private companies using p53 include: Kartos Therapeutics, Synergy Therapeutics, Illumen Therapeutics and Lamassu Biotech. Companies that work with exosomes include: Capricor Therapeutics (Nasdaq: CAPR). There may be other companies, possibly an increasing number of companies exploring commercialization of products using exosomes or microvesicles. Vesicor believes that using p53 mRNA delivered via microvesicles is, as of the date of this Prospectus, what distinguishes Vesicor from known, potential competitors.

Competition - Oncology. The most common methods of treating patients with cancer are surgery, radiation and drug therapy, including chemotherapy, hormone therapy and targeted drug therapy or a combination of such methods. There are a variety of available drug therapies marketed for cancer. In many cases, these treatments or drugs are administered in combination to enhance efficacy. While our ecm-RV/p53 product candidate, if approved, may compete with these existing drugs and other therapies, to the extent they are ultimately used in combination with or as an adjunct to these therapies, our ecm-RV/p53 product candidate may not be competitive with them.

Manufacturing. Vesicor does not have any manufacturing facilities or personnel at this time. We will rely on contract development and manufacturing organizations or “CDMOs” for the manufacture of our ecm-RV/p53 product candidate undergoing preclinical testing, as well as for clinical testing and commercial manufacturing if our ecm-RV/p53 product candidate receives marketing approval. Vesicor is currently identifying and discussing collaboration with potential CDMOs as well as contract research organizations (“CROs”) and anticipates establishing collaboration arrangements.

Commercialization. If Vesicor obtains all requisite regulatory approvals for the ecm-RV/p53 product candidate, the company will objectively assess and choose the proposed ecm-RV/p53 microvesicle-based therapeutic product candidate program’s commercialization option that maximizes potential value for patients and for our shareholders. Vesicor anticipates optimizing the ecm-RV/p53 product’s commercial value through various options, including internal advancement, joint ventures or partnerships, or licensing arrangements with established companies. If Vesicor opts to commercialize a particular candidate ourselves, Vesicor anticipates assembling a focused sales and marketing organization to sell the ecm-RV/p53 product candidate. Vesicor will aim for such organization to address the community of relevant medical practitioners who are the key specialists in treating the patient populations for which the ecm-RV/p53 product candidate are being developed. Vesicor may also enter into distribution and other marketing arrangements with third parties for the ecm-RV/p53 product candidate that obtains all requisite regulatory approvals, including marketing approval.

Government Regulation. Government authorities in the United States at the federal, state and local level and in other countries regulate, among other things, the research, development, manufacture, testing, quality control, approval, labeling, packaging, storage, record-keeping, promotion, advertising, distribution, post-approval monitoring and reporting, marketing and export and import of drug and biological products, as well as diagnostics. Generally, before a new medical products, drug, biologic or diagnostic can be marketed, considerable data demonstrating its quality, safety and efficacy must be obtained, organized into a format specific for each regulatory authority, submitted for review and approved, authorized, or cleared by the applicable regulatory authority.

United States Government Regulation of Medical Products, Drug and Biological Products. In the United States, the FDA regulates drugs under the Federal Food, Drug, and Cosmetic Act, or FD&C Act, and its implementing regulations and biologics under the FD&C Act and the Public Health Service Act, or PHSA, and their implementing regulations. Both drugs and biologics also are subject to other federal, state and local statutes and regulations, such as those related to competition. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, and local statutes and regulations requires the expenditure of substantial time and financial resources. Failure to comply with the applicable United States requirements at any time during the product development process, approval process or following approval may subject an applicant to administrative actions or judicial sanctions. These actions and sanctions could include, among other actions, the FDA’s refusal to approve pending applications, withdrawal of an approval, license revocation, a clinical hold, untitled or warning letters, voluntary or mandatory product recalls or market withdrawals, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, restitution, disgorgement and civil or criminal fines or penalties. Any agency or judicial enforcement action could have a material adverse effect on our business, the market acceptance of our products and our reputation.

Our product candidate must be approved by the FDA before that product may be legally marketed in the United States. The process generally involves the following:

1.	completion of extensive preclinical studies in accordance with applicable regulations, including studies conducted in accordance with applicable requirements;

2.	submission to the FDA of an IND application, which must become effective before human clinical trials may begin;

3.	approval by an Institutional Review Board, or “IRB”, or independent ethics committee at each clinical trial site before each human trial may be initiated;

4.	performance of adequate and well-controlled human clinical trials in accordance with applicable IND regulations, good clinical practices or “GCP” requirements and other clinical trial-related regulations to establish the safety and efficacy of the investigational product for each proposed indication;

5.	preparation and submission to the FDA of an NDA or Biologics License Application or “BLA”;

6.	a determination by the FDA within 60 days of its receipt of an NDA or BLA to file the application for review;

7.	satisfactory completion of one or more FDA pre-approval or pre-license inspections of the manufacturing facility or facilities where the drug or biologic will be produced to assess compliance with Current Good Manufacturing Practices, or “cGMP”, requirements to assure that the facilities, methods and controls are adequate to preserve the drug or biologic’s identity, strength, quality and purity;

8.	potential FDA audit of the clinical trial sites that generated the data in support of the NDA or BLA;

9.	payment of user fees for FDA review of the NDA or BLA; an

10.	FDA review and approval of the NDA or BLA, including consideration of the views of any FDA advisory committee, prior to any commercial marketing or sale of the drug or biologic in the United States.

The preclinical and clinical testing and approval process requires substantial time, effort and financial resources, and the regulatory scheme for drugs and biologics is evolving and subject to change at any time. We cannot be certain that any approvals for our ECM-_RV-p53 microvesicle-based therapeutic product candidate will be granted on a timely basis, or at all.

FDA Review Process.

The FDA reviews all submitted NDAs and BLAs to ensure they are sufficiently complete to permit substantive review before it accepts them for filing and may request additional information rather than accepting the NDA or BLA for filing. The FDA must make a decision on accepting an NDA or BLA for filing within 60 days of receipt, and such decision could include a refusal to file by the FDA. Once the submission is accepted for filing, the FDA begins an in-depth review of the NDA or BLA. Under the goals and policies agreed to by the FDA under PDUFA, the FDA targets ten months, from the filing date, in which to complete its initial review of a new molecular entity NDA or original BLA and respond to the applicant, and six months from the filing date of a new molecular entity NDA or original BLA designated for priority review. The FDA does not always meet its PDUFA goal dates for standard and priority NDAs or BLAs, and the review process is often extended by FDA requests for additional information or clarification.

Before approving an NDA or BLA, the FDA will usually conduct a pre-approval inspection of the manufacturing facilities for the new product to determine whether they comply with cGMP requirements. The FDA will not approve the product unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within the required specifications. The FDA also may audit data from clinical trials to ensure compliance with GCP requirements. Additionally, the FDA may refer applications for novel products or products which present difficult questions of safety or efficacy to an advisory committee, typically a panel that includes clinicians and other experts, for review, evaluation and a recommendation as to whether the application should be approved and under what conditions, if any. The FDA is not bound by recommendations of an advisory committee, but it considers such recommendations when making decisions on approval. The FDA likely will reanalyze the clinical trial data, which could result in extensive discussions between the FDA and the applicant during the review process. After the FDA evaluates an NDA or BLA, it will issue an approval letter or a Complete Response Letter. An approval letter authorizes commercial marketing of the product, drug or biologic with specific prescribing information for specific indications. A Complete Response Letter indicates that the review cycle of the application is complete and the application will not be approved in its present form. A Complete Response Letter usually describes all of the specific deficiencies in the NDA or BLA identified by the FDA. The Complete Response Letter may require the applicant to obtain additional clinical data, including the potential requirement to conduct additional pivotal Phase 3 clinical trial(s) or to complete other significant and time-consuming requirements related to clinical trials, or to conduct additional preclinical studies or manufacturing activities. If a Complete Response Letter is issued, the applicant may either resubmit the NDA or BLA, addressing all of the deficiencies identified in the letter, or withdraw the application or request an opportunity for a hearing. Even if such data and information are submitted, the FDA may decide that the NDA or BLA does not satisfy Data obtained from clinical trials are not always conclusive and the FDA may interpret data differently than we interpret the same data.

Recent Developments

Business Combination Agreement Payments

In connection with the business combination agreement, Vesicor has paid $1,509,720 to Black Hawk Acquisition Corporation and $70,000 to EntrepreneurShares Valuation Services for a fairness opinion as of the date of this proxy statement/prospectus.

Comparison of the Three Months Ended March 31, 2026 and March 31, 2025

The following table summarizes Vesicor’s results of operations for the three months ended March 31, 2026 and 2025, respectively:

	Three Months Ended March 31,
	2026	2025
Revenue
Revenue	$-	-
Costs of goods sold	-	-
Gross Profit	-	-

Operating Expenses
Research and development	196	679
General and administrative expenses, related party	18,000	18,000
General and administrative expenses, other	1,129,235	115,599
Total operating expenses	1,147,431	134,278
Loss from operations	(1,147,431)	(134,278)
Other income (expense)	2	(6,898)
Net loss	$(1,147,429)	$(141,176)

Net Loss Attributable to Vesicor

The net loss attributable to Vesicor for the three months ended March 31, 2026 was $1,147,429 as compared to $141,176 for the three months ended March 31, 2025, an increase of $1,006,253, mainly due to an increase of operating expenses primarily related to stock compensation and transaction expenses related to the Business Combination.

Research and Development

Research and development expense for the three months ended March 31, 2026 was $196 as compared to $679 for the three months ended March 31, 2025, a decrease of $483. The decrease was attributable to fewer laboratory test runs performed in the same period.

General and Administrative Expenses, related party

General and administrative expenses, related party for the three months ended March 31, 2026 and 2025, was $18,000. General and administrative expenses, related party consist of consulting fees paid to Dr. Luo Feng, the founder, shareholder and CSO of Vesicor as per a consulting agreement effective August 1, 2023, pursuant to which Dr. Feng provides consulting services to Vesicor at a monthly rate of $6,000. Dr. Feng served as Chief Executive Officer of Vesicor from its incorporation until March 17, 2026 and serves as Vesicor’s Chief Scientific Officer from March 17, 2026 onwards.

General and Administrative Expenses, other

General and administrative expenses, other, for the three months ended March 31, 2026 was $1,129,235 as compared to $115,599 for the three months ended March 31, 2025. General and Administrative expense, other for the three months ended March 31, 2026 included consulting fees of $684,016 related to stock compensation, rent and other facility costs of $14,092, legal and professional fees of $61,976, transaction costs of $363,488 and general corporate overhead expenses of $5,663. General and Administrative expense, other for the three months ended March 31, 2025 included, rent and other facility costs of $12,724, transaction costs of $100,000, and general corporate overhead expenses of $2,875.

We expect our general corporate overhead to increase. We expect an increase in payroll and related costs related to patent applications and the FDA approval process. Additionally, as a public company after the Business Combination, we expect to have to comply with changing legal and exchange requirements, including as to regulations of the SEC and the continued listing requirements of the Nasdaq. We will incur additional annual expenses related to these matters and, among other things, additional directors’ and officers’ liability insurance, directors’ fees, reporting requirements of the SEC, transfer agent fees, increased auditing and legal fees and similar expenses.

Other income (expense)

Total other income (expense) for the three months ended March 31, 2026 consisted of interest income of $2 as compared to $6,898 in interest expense for three months ended March 31, 2025.

Comparison of the Years Ended December 31, 2025 and December 31, 2024

The following table summarizes Vesicor’s results of operations for the years ended December 31, 2025 and 2024, respectively:

	Year Ended December 31,
	2025	2024
Revenue
Revenue	$6,028	$4,850
Costs of goods sold	49	1,371
Gross Profit	5,979	3,479

Operating Expenses
Research and development	3,907	21,459
General and administrative expenses, related party	72,000	72,000
General and administrative expenses, other	2,473,011	199,500
Total operating expenses	2,548,918	292,959
Loss from operations	(2,542,939)	(289,480)
Other income (expense)	(115,025)	760
Net loss	$(2,657,964)	$(288,720)

Net Loss Attributable to Vesicor

The net loss attributable to Vesicor for the year ended December 31, 2025 was $2,657,964 as compared to $288,720 for the year ended December 31, 2024, an increase of $2,369,244, mainly due to an increase of operating expenses primarily related to stock compensation and transaction expenses related to the Business Combination.

Research and Development

Research and development expense for the year ended December 31 2025 was 3,907 as compared to $21,459 for the year ended December 31, 2024, a decrease of $17,552. The decrease was attributable to fewer laboratory test runs performed in the same period.

General and Administrative Expenses, related party

General and administrative expenses, related party for the years ended December 31, 2025 and 2024, was $72,000. General and administrative expenses, related party consist of consulting fees paid to Dr. Luo Feng, the founder, shareholder and CSO of Vesicor as per a consulting agreement effective August 1, 2023, pursuant to which Dr. Feng provides consulting services to Vesicor at a monthly rate of $6,000. Dr. Feng served as Chief Executive Officer of Vesicor from its incorporation until March 17, 2026 and serves as Vesicor’s Chief Scientific Officer from March 17, 2026 onwards.

General and Administrative Expenses, other

General and administrative expenses, other, for the year ended December 31, 2025 was $2,473,011 as compared to $199,500 for the year ended December 31, 2024. General and Administrative expense, other for the year ended December 31, 2025 included consulting fees of $1,233,994 (including stock compensation expenses of $1,224,644), rent and other facility costs of $52,582, legal and professional fees of $300,589, transaction costs of $845,000 and general corporate overhead expenses of $40,846.

General and Administrative expense, other for the year ended December 31, 2024 included consulting fees of $63,898 (including stock compensation expenses of $57,400), rent and other facility costs of $52,129, legal and professional fees of $73,311 and general corporate overhead expenses of $10,162.

We expect our general corporate overhead to increase. We expect an increase in payroll and related costs related to patent applications and the FDA approval process. Additionally, as a public company after the Business Combination, we expect to have to comply with changing legal and exchange requirements, including as to regulations of the SEC and the continued listing requirements of the Nasdaq. We will incur additional annual expenses related to these matters and, among other things, additional directors’ and officers’ liability insurance, directors’ fees, reporting requirements of the SEC, transfer agent fees, increased auditing and legal fees and similar expenses.

Other income (expense)

Total other expense for the year ended December 31, 2025 consisted of loss on debt extinguishment of $93,750 and $21,275 in interest expense, as compared to $1,407 in other income offset by $647 in interest expense for the year ended December 31, 2024.

Liquidity and Capital Resources

Since Vesicor’s inception, we have financed our operations almost exclusively with the proceeds from outside invested capital. Vesicor has had, and expects that it will continue to have, an ongoing need to raise additional cash from outside sources to fund its operations and expand its business. If we are unable to raise additional capital when desired, our business, financial condition and results of operations would be harmed. Successful transition to attaining profitable operations depends upon achieving a level of revenue adequate to support the combined companies.

We expect that working capital requirements will continue to be funded through a combination of its existing funds and further issuances of securities. Working capital requirements are expected to increase in line with the growth of the business. Existing working capital, further advances and debt instruments, and anticipated cash flow are expected to be adequate to fund operations over the next 12 months. Vesicor has no lines of credit or other bank financing arrangements. We have financed operations to date through the proceeds of private placements of equity and debt instruments. In connection with our business plan, Management anticipates additional increases in operating expenses and capital expenditures relating to: (i) developmental expenses associated with a start-up business and (ii) marketing expenses. Vesicor intends to finance these expenses with further issuances of securities and debt issuances. Thereafter, we expect we will need to raise additional capital and generate revenues to meet long-term operating requirements. Additional issuances of equity or convertible debt securities will result in dilution to current stockholders. Further, such securities might have rights, preferences or privileges senior to common stock. Additional financing may not be available upon acceptable terms, or at all. If adequate funds are not available or are not available on acceptable terms, Vesicor may not be able to take advantage of prospective new business endeavors or opportunities, which could significantly and materially restrict business operations.

Three Months Ended March 31, 2026 and 2025

Cash at March 31, 2026 totaled $514,400 as compared to $50,101 at December 31, 2025, an increase of $464,299. The following table shows our cash flows from operating activities, investing activities and financing activities for the stated periods:

	Three Month ended March 31,
	2026	2025
Net cash used in operating activities	$668,293	$116,444
Net cash used in investing activities	$-	$-
Net cash provided by financing activities	$1,132,592	$171,000

Cash Used in Operating Activities

Cash used in operating activities for the three months ended March 31, 2026, was $668,293, as compared to $116,444 for the three months ended March 31, 2025. The cash used in operations for the three months ended March 31, 2026, is a function of net loss of $1,147,429, adjusted for the following non-cash operating items: amortization of ROU asset of $12,906, and stock based compensation of $684,016. Operating assets and liabilities fluctuated as follows: a decrease in prepaid expenses of $2,678, a decrease of $225,434 in accounts payable and accrued expenses, an increase of $18,000 in accounts payable, related party and a decrease in lease liability of $13,030.

The cash used in operations during the three months ended March 31, 2025, is a function of net loss of $141,176, adjusted for the following non-cash operating items: amortization of ROU asset of $11,928 and non-cash interest expense of $1,898. Operating assets and liabilities fluctuated as follows: an increase of $5,044 in accounts payable and accrued expenses, an increase of $18,000 in accounts payable, related party and a decrease in lease liability of $12,138.

Cash Provided by Financing Activities

Cash provided by financing activities for the three months ended March 31, 2026, was $1,132,592 as compared to $171,000 for the three months ended March 31, 2025. Cash provided by financing activities for the three months ended March 31, 2026 and 2025, respectively was due to proceeds from the sale of common stock and warrants, net of issuance costs.

Year Ended December 31, 2025 and 2024

Cash at December 31, 2025 totaled $50,101 as compared to $107,853 at December 31, 2024, a decrease of $57,752. The following table shows our cash flows from operating activities, investing activities and financing activities for the stated periods:

	2025	2024
Net cash used in operating activities	$977,752	$265,809
Net cash used in investing activities	$-	$-
Net cash provided by financing activities	$920,000	$200,000

Cash Used in Operating Activities

Cash used in operating activities for the year ended December 31, 2025, was $977,752, as compared to $265,809 for the year ended December 31, 2024. The cash used in operations during the year ended December 31, 2025, is a function of net loss of $2,657,964, adjusted for the following non-cash operating items: amortization of ROU asset of $49,420, non-cash interest expense of $5,000, bad debt expense of $6,028, stock based compensation of $1,224,644, and loss on debt extinguishment of $93,750. Operating assets and liabilities fluctuated as follows: an increase in accounts receivable of $6,028 and an increase in prepaid expenses of $5,177, an increase of $290,195 in accounts payable and accrued expenses, an increase of $72,000 in accounts payable, related party and a decrease in lease liability of $49,620.

The cash used in operations during the year ended December, 2024, is a function of net loss of $288,720, adjusted for the following non-cash operating items: amortization of ROU asset of $46,262 and stock-based compensation of $57,400. Operating assets and liabilities fluctuated as follows: a decrease of $40,629 in accounts payable and accrued expenses, an increase of $6,000 in accounts payable, related party and a decrease in lease liability of $46,122.

Cash Provided by Financing Activities

Cash provided by financing activities for the year ended December 31, 2025, was $920,000 as compared to $200,000 for the year ended December 31, 2024. Cash provided by financing activities for the year ended December 31, 2025 was due to $920,000 in proceeds from the sale of common stock and warrants, net of issuance costs. Cash provided by financing activities for the year ended December 31, 2024 was due to $155,000 in proceeds from the sale of common stock and warrants, net of issuance costs and $45,000 in proceeds from issuance of a promissory note and warrant, net of issuance costs.

Going Concern and Management’s Plans

Year Ended December 31, 2025

The financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The company has not generated significant revenue since inception and has an accumulated deficit of $3,432,063 at December 31, 2025. These factors, among others, raise substantial doubt about the ability of the company to continue as a going concern for the next 12 months from the date that the financial statements are issued. Management’s plans and assessment of the probability that such plans will mitigate and alleviate any substantial doubt about the company’s ability to continue as a going concern, is dependent upon the ability to attain funding to secure additional resources to generate sufficient revenues and increased margin, which without these represent the principal conditions that raise substantial doubt about our ability to continue as a going concern.

The company expects that working capital requirements will continue to be funded through a combination of its existing funds and further issuances of securities. Working capital requirements are expected to increase in line with the growth of the business. Existing working capital, further advances and debt instruments, and anticipated cash flow are expected to be adequate to fund operations over the next 12 months. See “Vesicor’s Plans and Use of Proceeds” on page 279 of this proxy statement/prospectus for information on Vesicor’s plans and goals and how it currently anticipates using the proceeds from its 2026 private placements and the Business Combination, assuming differing redemption scenarios.

The company has no lines of credit or other bank financing arrangements. The company has financed operations to date through the proceeds of a private placement of equity and debt instruments. In connection with the company’s business plan, Management anticipates additional increases in operating expenses and capital expenditures relating to: (i) developmental expenses associated with a start-up business and (ii) public company expenses. The company intends to finance these expenses with further issuances of securities, and debt issuances. Thereafter, the company expects it will need to raise additional capital and generate revenues to meet long-term operating requirements. Additional issuances of equity or convertible debt securities will result in dilution to current stockholders. Further, such securities might have rights, preferences or privileges senior to common stock. Additional financing may not be available upon acceptable terms, or at all. If adequate funds are not available or are not available on acceptable terms, the company may not be able to take advantage of prospective new business endeavors or opportunities, which could significantly and materially restrict business operations.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Off-Balance Sheet Financing Arrangements

We did not have any off-balance sheet arrangements as of December 31, 2025.

Contractual Obligations and Commitments

The following summarizes Vesicor’s contractual obligations as of December 31, 2025 and the effects that such obligations are expected to have on its liquidity and cash flows in future periods:

Related Party Transactions

On August 1, 2023, the company entered into a consulting agreement with Luo Feng, the founder, shareholder, former CEO and current CSO of Vesicor, to provide consulting services at a monthly rate of $6,000. The agreement expired on July 31, 2025 and automatically renewed annually unless terminated with 30 days’ notice. Accrued consulting fees payable under the agreement was $78,000 at December 31, 2025.

The company used Altitude Capital as the placement agent in various private offerings during the years ended December 31, 2025 and 2024. The company’s Chairman of the Board owns 10% of Altitude Capital. In connection with these private offerings, the company paid placement agent fees and also issued Placement Agent Warrants to Altitude Capital. (See Note 4 and Note 6).

The Company issued a total of 653,143 fully-vested restricted common shares to 7 individuals and/or entities (including one director and four shareholders) for their consulting services, valued at $1.875 per share, during the year ended December 31, 2025.

Pursuant to the 2025 Offering, on December 15, 2025, the Company completed entering into subscription agreement with one director, whereby the Company issued 53,333 Units, resulting in the issuance to the director of 53,333 shares of Common Stock and 53,333 Warrants. The purchase price of the securities was $0.9375 per Unit, resulting in gross proceed to the Company of $50,000 (See Note 6).

Critical Accounting Policies and Estimates

Vesicor’s financial statements are prepared in accordance with GAAP in the United States. The preparation of its financial statements and related disclosures requires it to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue, costs and expenses, and the disclosure of contingent assets and liabilities in Vesicor’s financial statements. Vesicor bases its estimates on historical experience, known trends and events and various other factors that it believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Vesicor evaluates its estimates and assumptions on an ongoing basis. Vesicor’s actual results may differ from these estimates under different assumptions or conditions.

Vesicor’s significant accounting policies are described in more detail in Note 2 to its financial statements. While all these significant accounting policies impact our financial condition and results of operations, we view certain of these policies as critical. The SEC indicated that a “critical accounting policy” is one which is both important to the portrayal of a company’s financial condition and results, and requires management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. Our management believes that given current facts and circumstances, there are no material estimates or assumptions with levels of subjectivity and judgement necessary to be considered critical accounting policies.

MANAGEMENT OF PUBCO FOLLOWING THE BUSINESS COMBINATION

Executive Officers and Directors After the Business Combination

Effective immediately following the Business Combination, the business and affairs of PubCo will be managed by or under the direction of the PubCo Board. The following table lists the names, ages as of the date of this prosepctus, and positions of the individuals who are expected to serve as directors, executive officers and/or key employees of PubCo upon consummation of the Business Combination:

Name	Age	Position(s)
Michael Tolentino	59	Chief Executive Officer
Luo Feng	68	Chief Scientific Officer; Director
Mitchell Creem	65	Chief Financial Officer
Warren Hosseinion Jr.	26	Chief Operating Officer
Warren Hosseinion	53	Chairman of the Board of Directors
Oded Levy	66	Independent Director
Qi Ouyang	52	Independent Director
Frederick Woodruff Field	72	Independent Director

Executive Officers and Directors

Executive Officers

Luo Feng, PhD, Founder, Chief Scientific Officer and Director. Dr. Feng is the Founder and a Director of Vesicor Therapeutics, Inc. since its inception in 2008. He served as Vesicor’s Chief Executive Officer from the incorporation of Vesicor until March 17, 2026 and was appointed as Vesicor’s Chief Scientific Officer on March 17, 2026. Dr. Feng is slated to serve as PubCo’s Chief Scientific Officer and a director upon consummation of the Business Combination Agreement. Dr. Feng founded Vesicor with the goal of commercializing microvesicle-based therapeutics. Since 2008, Dr. Feng’s business and scientific work has been focused on developing ecm-RV/p53 product candidate, providing executive oversight of Vesicor until March 17, 2026, assisting in developing its business and product development plan, and overseeing development and clinical results of the ecm-RV/p53 product in Japanese clinics under Japan’s Advanced Medical Care B program. From 1983 to 1989, Dr. Feng conducted research at the National Laboratory of Molecular Oncology at the Chinese Academy of Medical Sciences (CAMS) in Beijing, Peoples’ Republic of China. From 1991 to 2002, he conducted research at the Saban Institute at Children’s Hospital of Los Angeles at University of California at Los Angeles (“UCLA”). From 1998 to 2001, he conducted HIV-1 research at Department of Medical Pharmacology, UCLA. From 2002 to 2003, he conducted inhibition of HIV-1 replication by human FIN1 medical research at the Beckman Research Institute at City of Hope National Medical Center, Duarte, California. Dr. Feng has not served as a director of any companies other than Vesicor.

Dr. Feng has over 30 years’ experience as a research scientist in cell and molecular biology. He has a strong background in studies of the cell cycle, DNA replication, regulation of gene expression, gene transfer with recombinant retrovirus, DNA-protein interactions, expertise in cloning, cell type-specific gene expression and gene transfection and transduction in mammalian systems. He has published extensively in multiple scientific journals. Dr. Feng has a B.S. degree in medical sciences from Anhui Medical College (located in Hefei/Anhui, China) (graduated in 1978), a M.S. degree in biochemistry from the Cancer Institute of the Chinese Academy of Medical Sciences (“CAMS”) (graduated in 1986) and Peking Union Medical College (“PUMC”), Beijing, Peoples’ Republic of China (graduating in 1986), and a Ph.D. in molecular biology from CAMS and PUMC (graduating in 1989). He was a postdoctoral fellow in the Department of Hematology and Oncology at Children’s Hospital of Los Angeles from 1991 to 1997 and completed further postdoctoral research in the Department of Molecular and Medical Pharmacology at UCLA in 1998.

Key Qualifications and Board Impact:

Upon Black Hawk Shareholders’ approval of and the consummation of the Business Combination Agreement, PubCo’s operations will be focused on developing the ecm-RV/53 product candidate and Dr. Feng has the medical, clinical expertise about, and development experience for, the ecm-RV/p53 product candidate, and also the prior executive oversight experience and service as a director at Vesicor, that makes him highly qualified to serve as Chief Scientific Officer and a director of PubCo.

Chief Executive Officer. Dr. Tolentino has served as the Chief Executive Officer of Vesicor since March 17, 2026. Mr. Tolentino is a serial entrepreneur, retinal surgeon and longtime biotechnology leader and widely respected executive with more than 20 years of experience and deep relationships across the Drug Discovery, Pre-Clinical Development, Clinical Development, and Pharmaceutical Industry. In the Laboratory of Dr. Judah Folkman, he discovered the importance of the Vascular Endothelial Growth Factor (VEGF) pathway in retinal disease and cancer. While at Harvard Medical School, he helped invent and pre-clinically develop Avastin with Genentech, the drug that launched both the retinal and oncologic anti-VEGF industry. He subsequently invented and was the pre-clinical and clinical developer of Bevasiranib, the first RNA interference and siRNA drug taken to clinic for diabetic retinopathy and macular degeneration. He was the Founder and served as Chief Executive Officer, Chief Scientific Officer (CSO) and Chief Medical Officer (CMO) of Acuity Pharmaceuticals, which merged to form OPKO Health (NASDAQ: OPK) in 2007. Dr. Tolentino is 59 years old and resides in Central Florida.

Dr. Tolentino also:

●	Co-founded and was a Board member of Panther Pharmaceuticals from 2018-2023. Concurrently, he was the co-founding physician and partner of Vision Integrated Partners, a Private Equity-funded ophthalmic roll-up where he founded, directed and incorporated a clinical trial site management organization called Blue Ocean Clinical Research that ran clinical trials with Dr. Tolentino as the principal investigator.

●	Co-founded Aviceda Therapeutics, invented AVD-104 and served as CSO from 2018-2021 and CTO/CIO from 2018 until 2025, when Aviceda secured $207.5 million Series C financing. He also served on the board of the company from 2018-2024 and helped design and manage the Phase 2-3 clinical trial.

●	Is the Co-founder and Chairman of Avdarna Therapeutics since 2021. Dr. Tolentino resigned as CEO of Avdarna Therapeutics, effective as of May 20, 2026. The resignation was voluntary and prompted by Dr. Tolentino freeing up additional time to devote to his duties as Chief Executive Officer of Vesicor and PubCo after the consummation of the Business Combination. Avdarna is a pre-clinical to clinical developer of novel AI-generated proprietary protein/peptide therapeutics that mimic and enhance the efficacy of current blockbuster drugs like GLP-1, GIP-1, glucagon agonists, checkpoint inhibitors, targeted nucleotide therapeutic gene delivery, cancer-targeted antibodies, nanobodies and Anti-body drug conjugates (ADCs). Avdarna is the pre-clinical to clinical developer for assets generated by Aikium.

●	Was a Co-founder and Chief Development Officer of Aikium, Inc. On May 18, 2026, Dr. Tolentino resigned as Chief Development Officer and accepted a role as Chief Development Advisor to Aikium, Inc., which new role is a non-executive, solely advisory role. The resignation was voluntary and prompted by Dr. Tolentino freeing up additional time to devote to his duties as Chief Executive Officer of Vesicor and PubCo after the consummation of the Business Combination. Aikium is revolutionizing therapeutics discovery and development with Yotta-ML, the world’s first proprietary 10^24 protein/peptide sequence structured data-set trained, drug discovery AI platform. The Yotta platform is taught to identify therapeutic agonists or antagonists that bind clinically validated targets such as GLP-1, GIP-1, Glucagon, and checkpoint receptors, as well as previously undruggable targets such as GPCRs, cancer associated antigens, and intracellular proteins. Aikium with Avdarna is rapidly developing novel therapeutics replacing drugs going off patent with more efficacious, longer acting, less toxic, multi-specific and oral drugs. Aikium has also identified protein binders to be developed for novel targets leading to the next-generation peptide/protein therapeutics, antibody drug conjugates, gene therapies and beyond. Cancer antigen targeted peptides discovered by Aikium can be conjugated to microvesicles and be used to specifically target cancer cells for p53 gene delivery and other cancer killing agents such as topoisomerase inhibitors, alkylating agents and microtubule inhibitors.

Chief Financial Officer and Secretary. Mr. Creem has served as the Chief Financial Officer and Secretary of Vesicor since January 27, 2026. Mr. Creem currently serves as the Chief Executive Officer and a director of Pioneer Acquisition Corporation (Nasdaq: PACH). He has over 35 years of experience as a senior executive in healthcare organizations. Mr. Creem served as a director of Nutex Health, Inc. (Nasdaq: NUTX) from April 2022 to July 14, 2025 and as a director of Clinigence Holdings, Inc. from April 2019 until April 2022. He is currently a principal at GreenRock Capital and has served as President of The Bridgewater Healthcare Group since July 2017. From October 2015 to July 2017, he served as Chief Executive and Administrative Officer of Verity Health Systems of California, Inc. Previously, Mr. Creem served in various roles at ApolloMed, now Astrana Health, Inc. (Nasdaq: ASTH), including Chief Financial Officer and director, and served as Chief Executive Officer of the Keck Hospital of USC and the USC Norris Cancer Center. He also served as Chief Financial Officer and Associate Vice Chancellor of UCLA Health Sciences. Prior to UCLA, he served as Chief Financial Officer of Beth Israel Deaconess Medical Center and Tufts University Medical Center, and earlier worked in the healthcare practice group of PricewaterhouseCoopers. Mr. Creem holds a Bachelor of Science in Accounting and Business Administration from Boston University and a Master of Health Administration from Duke University.

Upon the consummation of the Business Combination, Mr. Creem will devote full-time to his duties as Chief Financial Officer and will handle the Chief Financial Officer duties at PubCo until PubCo employs a full-time Chief Financial Officer, which new Chief Financial Officer PubCo intends to employ as soon as practicable after the consummation of the Business Combination. Mr. Creem’s work as Vesicor’s Chief Financial Officer is supported by a controller, acting as an independent contractor, and this assistance will be provided for Mr. Creem’s work at PubCo and Vesicor after the consummation of the Business Combination by the same controller and, as and if necessary, by additional financial or accounting personnel, either as employees or contractors, hired by PubCo or Vesicor.

Warren Hosseinion Jr., Chief Operating Officer. Warren Hosseinion Jr. has served as the Chief Operating Officer of Vesicor since February 2023. Prior to joining Vesicor, and from 2021 to 2023, he was an equity owner and Chief Marketing Officer of Goonz LLC based in Syracuse, New York, a privately-held blockchain technology startup, where he lead and performed strategic planning and operational oversight for the company. Since November 2024, Warren Hosseinion Jr. has worked part-time from time to time providing consulting services for business growth for Compute Labs Inc., a privately held California-based infrastructure startup focused on tokenizing GPU compute resources as financial assets where he contributes to developing growth strategy, marketing and social media efforts, and corporate communications. Since January 2024, Warren Hosseinion Jr. has been a vice president of Voyager Acquisition Corp. (NASDAQ: VACH), a Cayman Islands corporation and a special purpose acquisition company where he was responsible for identifying and evaluating potential merger targets, supporting due diligence and transaction execution, and contributing to investor relations and regulatory filings. From April 2024 to September 2024, Warren Hosseinion Jr. was the social lead of 0N1 Force Inc., a London-England based digital asset company focused on anime-inspired storytelling, where he managed its social media strategy for social media platform “X” (formerly known as “Twitter”). Warren Hosseinion Jr., who is the son of Warren Hosseinion, MD, received a B.S. in Biology from Pitzer College, Claremont, California in 2021.

Warren Hosseinion Jr. performs his duties at Voyager Acquisition Corp. and Compute Labs Inc. on a part-time, flexible schedule basis and he believes that he will be able to devote adequate time to his duties as Chief Operating Officer at PubCo and Vesicor after the consummation of the Business Combination.

Directors and Board Composition

The profile of Luo Feng is set forth above under “Executive Officers”.

Warren Hosseinion, M.D., Chairman of the Board. Warren Hosseinion has served as the Chairman of the Board of Directors of Vesicor since February 2023. Warren Hosseinion was a co-founder in 2001 of Apollo Medical Holdings, Inc. (Nasdaq: AMEH) (which changed its name on February 26, 2024 to Astrana Health, Inc. and is located in Alhambra, California), was a member of its board of directors from July 2008 to March 2019 and served as its Chief Executive Officer from July 2008 to December 2017 and Co-Chief Executive Officer from December 2017 to March 2019. Warren Hosseinion was Chairman of the board of directors of Clinigence Holdings, Inc. from April 2019 to March 2022, Chief Executive Officer of Clinigence Holdings, Inc., located in Ft. Lauderdale, Florida, from March 2021 to March 2022, and following a business combination with Nutex Health, Inc., he continues to be a director and President of Nutex Health, Inc. (Nasdaq: NUTX), located in Houston, Texas, from April 2022 to present. He has also served as Chairman of the Board of Cardio Diagnostics Holdings, Inc. (Nasdaq: CDIO), located in Chicago, Illinois, since October 2022 and served as Chairman of the Board of Altitude Acquisition Corporation (a former public company quoted on Nasdaq: ALTU), located in Atlanta, Georgia, since September 2022. Since August 8, 2024, he has also served as Chairman of the Board of Directors of Voyager Acquisition Corporation, a Cayman Islands corporation, (Nasdaq: VACH), a special purpose acquisition company.

Dr. Hosseinion received his B.S. in Biology from the University of San Francisco in 1993, his M.S. in physiology and biophysics from the Georgetown University Graduate School of Arts and Sciences in 1994 and his medical degree from the Georgetown University School of Medicine in 1998. He completed his internship and residency in internal medicine at the University of Southern California Medical Center in Los Angeles, California in 2001.

Based on the time demands by his other commitments, Dr. Hosseinion believes that he will have adequate time to timely and fully perform all of his duties as a director of Vesicor and PubCo after the consummation of the Business Combination.

Key Qualifications and Board Impact:

His extensive experience as a director of public companies and his medical expertise makes him highly qualified to be a director of PubCo. He has the director experience in the public company realm, including serving as a director of SPACs and being involved in merger transactions, coupled with the education and medical/clinical expertise, to contribute to the PubCo Board’s oversight of PubCo’s proposed operations and strategic plan.

Oded Levy, Independent Director. Mr. Levy has served as a member of Vesicor’s Board of Directors since February 2023. He is the founder, president and managing partner of Blue Ox Healthcare Partners, LLC (“Blue Ox”), a private equity investment firm based in New York City that invests growth capital in commercial-stage healthcare companies, with a focus on companies involved in precision health. “Precision health” is a patient-centered approach that tailors healthcare to individual differences in genetics, environment, and lifestyle, aiming to prevent, diagnose, and treat diseases more effectively. Since August 8, 2024, he has served as a director of Voyager Acquisition Corporation (Nasdaq: VACH), a Cayman Islands corporation and a special purpose acquisition company. Mr. Levy has over 30 years of experience in specialized in investing in public and private equity, capital markets and asset management. He co-founded Blue Ox in 2009, leads origination and structuring of the firm’s investments, and chairs the Investment Committee. Mr. Levy was a Board Director of Cardio Diagnostics, Inc. (Nasdaq: CDIO), until November 2024, located in Chicago, Illinois and engaged in improving cardiovascular care by combining the power of epigenetics, genetics, and artificial intelligence. Mr. Levy is a director and member of the operating committee pf gemelli bio, inc. a diagnostic company focuses on the IBS/SIBO market. Prior to Blue Ox, and from 1999 till 2006 he was a principal at Oracle Partners, LP, a Delaware limited partnership operating as a private investment firm specializing in public securities investing and merchant banking in the healthcare, bioscience and related industries. Previously, he was Head Trader and a member of the Executive Committee at Genesis Merchant Group Securities, a San Francisco-based investment bank, from 1994 to 1999. Mr. Levy was also Senior Vice President of Investments at Bering Holdings, Inc., the investment arm of publicly traded MAXXAM, Inc. He began his career in 1987 as a corporate finance analyst at Bear, Stearns & Co. Inc. Mr. Levy previously served on the boards of former Blue Ox investments: MedSave USA; Delphi Behavioral Health Group; and Infinity Funding. He holds an MBA in Finance and International Business and a BS in Computer and Information Systems from New York University.

Key Qualifications and Board Impact:

Mr. Levy’s extensive experience in investments in public and private companies, finance, merchant banking, securities industry, and operations of medical/healthcare technology companies, as well as extensive services a director of several companies, including ones engaged in medical/healthcare technologies and patient treatment, makes him highly qualified to serve as a director of PubCo upon and assuming shareholders’ approval of and consummation of the Business Combination.

Based on the time demands of his other commitments, Mr. Levy believes that he will have adequate time to timely and fully perform all of his duties as a director of Vesicor and PubCo.

Qi Ouyang, Independent Director. Mr. Ouyang has served as Senior Vice President of Beyond Limits Inc., Glendale, California, since January 2023 following Beyond Limits Inc. acquired BSR (Hengqin) Data Technology Co., Ltd., where Mr. Ouyang had served as Chief Executive Officer since 2021. From 2013 to 2020, Mr. Ouyang was the General Manager of Miteno USA Inc, a subsidiary of Shuzhi Technologies Limited, a public company listed in Shenzhen Stock Exchange, China. He has also been a general partner of GEM Tech Ventures, a venture capital firm in Mountain View, California, Light Bridge Ventures, a venture capital firm in Santa Clara, California, and EastWest Innovation Fund, a venture capital firm in Los Angeles, California, since 2014, 2018, and 2024, respectively. Prior to that, Mr. Ouyang was the Co-Founder and Chief Operating Officer of Beijing Innovisgroup Technology from 2010 to 2012, and of Beijing Tianxingjindun Technologies Co., Ltd., Beijing, China, from 2006 to 2010. Mr. Ouyang started his career as a Data Source Manager of IMS Health (now part of IQVIA, Inc.) in 1998. Mr. Ouyang holds an MBA from Purdue University, West Lafayette, Indiana, and a Bachelor’s Degree in Computer Science from Tsinghua University, Beijing, China.

Key Qualifications and Impact on Board

Mr. Ouyang’s extensive experience in venture capital, and as an operations executive for innovative technology companies that makes him highly qualified to be a director of PubCo.

Based on the time demands of his other commitments, Mr. Ouyang believes that he will have adequate time to timely and fully perform all of his duties as a director of Vesicor and PubCo.

Frederick Woodruff Field, Independent Director. Mr. Field has served as a member of Vesicor’s Board of Directors since January 26, 2026. Mr. Field is an executive, entrepreneur, and film producer with over 30 years of experience in the film, music, and television industries. He currently serves as Chairman and Chief Executive Officer of Radar Pictures, which he founded in 2001. In 1989, Mr. Field co-founded Interscope Records. Prior to that, he founded Interscope Communications in 1982, which produced more than 50 feature films. Mr. Field has also invested in and served on the boards of multiple private companies and attended Pomona College in Claremont, California.

Key Qualifications and Impact on Board

Mr. Field’s background and experience as an executive, entrepreneur, investor and in general business administration make him well qualified to serve as member of PubCo’s board of directors.

Adeel Rouf and Warren Hosseinion Jr. were proposed nominees for election to the PubCo Board of Directors upon consummation of the Business Combination, but they have elected to voluntarily withdraw as nominees, effective May 26, 2026, in order to comply with the provision in the Business Combination Agreement for a five (5) member PubCo Board of Directors.

In evaluating a director candidate’s qualifications, the PubCo Board will assess whether a candidate possesses the integrity, judgment, knowledge, experience, skills and expertise that are likely to enhance PubCo’s ability, as well as the ability of the committees of the PubCo Board, to manage and direct PubCo’s affairs and business. The PubCo Board may consider many factors, such as personal and professional integrity, ethics and values; experience in corporate management, such as serving as an officer or former officer of a publicly-held company; and experience as a board member or executive officer of another publicly-held company. In addition, the PubCo Board may consider diversity in identifying potential director nominees, including diversity of expertise and experience in substantive matters pertaining to PubCo’s business relative to other board members and diversity of background and perspective, including, but not limited to, with respect to age, gender, race, place of residence and specialized experience.

Outside Interests of Vesicor’s Executive Officers and Directors and Potential Impact on Combined Company.

Due to their various other business activities and business relationships, an executive officer or director of Vesicor may from time to time become engaged in another business, or in an investment, or a mergers-and-acquisition opportunity, that may present a potential conflict of interest with fiduciary duties as a director or executive officer at Vesicor or, upon assuming a position as an executive officer or director, as a director or executive officer at PubCo. For instance, Warren Hosseinion and Warren Hosseinion Jr. are active entrepreneurs in developing start-up concerns in medical and biologic technologies and treatments, which activities include serving in various capacities or taking an equity interest in such concerns or special purpose acquisition companies. Director Oded Levy is also active in business development and investment activities that have or may involve companies in the medical technology and biologic technologies and treatments, including special purpose acquisition companies considering mergers with such companies. As of the date of this proxy statement/prospectus, Vesicor is not aware of, and had not been notified by any of its executive officers or directors, of any actual and material conflict of interests resulting from their outside activities and responsibilities, or any outside activities that will or have interfered in their timely performance of their respective duties at Vesicor.

As of the date of this proxy statement/prospectus, the executive officers and directors of Vesicor believe that their outside responsibilities will not prevent them from devoting sufficient time to timely perform their respective duties, especially in light of the proposed addition of personnel upon consummation of the Business Combination, subject to sufficient working capital.

The following table summarizes the current material pre-existing fiduciary or contractual obligations of Vesicor’s officers and directors in respect of companies other than Vesicor:

Individual	Entity	Entity’s Business	Affiliation
-Warren Hosseinion	Voyager Acquisition Corp.	SPAC – acquisitions	Chairman of the Board of Directors
	Nutex Health, Inc.	Operates health care facilities	Director, President
-Warren Hosseinion Jr.	Voyager Acquisition Corp.	SPAC – acquisitions	Vice President
	Compute Labs, Inc.	Tokenized financial assets	Part-time strategy consultant
-Oded Levy	Blue Ox Healthcare Partners, LLC	Private equity fund	President & managing partner
	Voyager Acquisition Corp.	SPAC – acquisitions	Director
	pf gemelli bio, inc.	Biological development IBS and SIDO	director and member of the operating committee
-Qi Ouyang	Beyond Limits Inc.	AI solutions	Sr. Vice President
	GEM Tech Ventures	venture capital fund	general partner
	Light Bridge Ventures	venture capital fund	general partner
	EastWest Innovation Fund	venture capital fund	general partner
Michael Tolentino	Avdarna Therapeutics	Protein therapeutics developer for various drug applications	Chairman of the Board
	Aikium Inc.	Developer of drug discovery AI platform trained data set for protein/peptide sequence structured drugs	Chief Development Advisor – non-executive, advisory role

After the Closing, the inability of any Vesicor executive officer or director to adequately and timely fulfill all his management duties at Vesicor or PubCo, or avoid or timely resolve any conflicts of interests between duties owed to Vesicor or PubCo and duties owed to others, could have a material adverse impact on the Combined Company’s business and financial results and performance, including, without limitation, shareholder litigation alleging self-dealing or other breach of fiduciary duties, violations of law or regulations, or deficiencies in internal controls and systems, or cause disruptions of or inefficiencies in corporate operations, including delays or failures in the development of ecm-RV/p53 product candidate, obtaining required regulatory approvals for the ecm-RV/p53 product candidate, and, if all regulatory approvals are obtained, the commercialization of the ecm-RV/p53 product candidate. Vesicor is uncertain if and when it might achieve all required regulatory approvals and, even if all required regulatory approvals are obtained, if it will then be able to successfully commercialize the ecm-RV/p53 product candidate or the time required for any commercialization effort. The potential adverse consequences of Vesicor and PubCo management not devoting sufficient time, or being conflicted between obligations owed other entities and obligations owed to PubCo or Vesicor, after the consummation of the Business Combination includes an adverse impact on the public market price and liquidity and potential appreciation of Combined Company’s common stock held by Unaffiliated Public Shareholders, increased and unpredictable volatility in the public market for Combined Company’s common stock and inability or failure of Vesicor to obtain regulatory approval of the ecm-RV/p53 product candidate or, if regulatory approval is obtained, to succeed in commercialization of the ecm-RV/p53 product candidate.

After the Closing, PubCo’s board of directors intend to adopt a related person policy providing for disinterested directors of PubCo to investigate and review any activities, transactions, or opportunities that present a potential material conflict of interest for any officer, director or employee of PubCo. Vesicor’s Board of Directors have a policy/process for review of related person transactions. Under these policies, approval of a majority of the disinterested directors acting under the related person policy will be required for a director or officer to enter into any transaction, agreement, or relationship, or engage in any activity, that poses a potential or actual conflict of interest with the fiduciary duties under applicable state law or violates any restrictions of the related person policy. Waivers for any transaction, agreement, relationship or activity may be granted by a majority of the disinterested directors under the related person policy if there is no finding of a material violation of any fiduciary duty or violation of related person policy restrictions that is determined to not be adverse to the best interests of the company and its unaffiliated public shareholders.

Voyager Acquisition Corporation (“VAC”) is a SPAC that is in the process of merging with a Swiss company engaged in the development of technologies for anti-body conjugate and T Cell engager to be used in potential cancer treatment. Warren Hosseinion is Chairman of the board of directors VAC and owns 2.2% of the issued shares of Class B Ordinary Shares of VAC. Warren Hosseinion Jr. is Vice President for Mergers & Acquisitions at VAC and owns less than 1% of the issued shares of VAC Class B Ordinary Shares. Oded Levy is a director of VAC. As of the date of this proxy statement/prospectus, Vesicor is not aware of any transactions, agreements, relationships or activities by Warren Hosseinion, Warren Hosseinion Jr. or Oded Levy in their respective capacities at VAC that would constitute an actual conflict of interest for any of those persons as executive officers or directors of Vesicor. While Vesicor will monitor any potential conflicts of interest arising from the relationship of its executive officers and directors concerning VAC, As of the date of this proxy statement/prospectus, Vesicor believes that no material conflicts of interest have occurred or exist as a result of the relationship and interests of certain of its outside executive officers and directors in VAC. Further, Vesicor does not believe and has not experienced any adverse impact on Vesicor and its operations as a result of these relationships and interests in VAC. Vesicor also believes that the potential for any conflicts of interest is minimal due to the advanced stage of the proposed Business Combination and a proposed merger of a Swiss company, engaged in developing anti-body conjugates and T Cell enablers for potential cancer treatment, with VAC. Vesicor does not believe that the Swiss company’s business is competitive with Vesicor’s business or its ecm-RV/p53 product candidate.

See the following sections of this proxy statement/prospectus for further information on interests of Vesicor and its executive officers and directors in Business Combination: “Questions and Answers — Question: What interests do Black Hawk’s Insiders, Sponsor’s affiliates, any promoters and advisors, and Vesicor and its executive officers, directors and shareholders, have in the Business Combination? — “Interests of Vesicor and its executive officers and directors” on page 15; “Interests of Vesicor executive officers and directors in the Business Combination and Potential Conflicts of Interest” on page 67; “Risk Factors — Risks Related to Domestication and the Business Combination — The interests of Vesicor may not always align with those of PubCo or the Public Shareholders and this could lead to actions that may not be in the best interests of PubCo or the Public Shareholders, which misalignment may create conflicts of interest for key personnel serving in executive officer positions or as directors of both companies” and “After the consummation of the Business Combination, PubCo’s Chief Executive Officer, Chief Financial Officer, Chief Scientific Officer and Chief Operating Officer will hold the same executive officer positions at Vesicor, and Warren Hosseinion, M.D., will serve as Chairman of the Board of Directors of PubCo and will continue to serve as Chairman of the Board of Directors of Vesicor. All five persons are deemed key personnel of PubCo and Vesicor and they will each devote time to each of the companies as they and each of the respective company’s Board of Directors deem necessary to adequately perform their duties at each company. This could cause a diversion of their time and attention from PubCo’s business and operations, and as a result could have a material adverse effect on PubCo’s business and operations.” — each on page 96; “Detrimental Effects on Unaffiliated Public Shareholders after the Closing as PubCo Shareholder” on page 182; “Executive Compensation — Vesicor Management Compensation” on page 329; and “Beneficial Ownership of Securities” on page 341.

Board Leadership Structure

The Proposed Bylaws will provide the PubCo Board with the discretion to combine or separate the positions of Chief Executive Officer and Chairman of the Board of Directors of the PubCo Board. The Vesicor Board is, and the PubCo Board is expected to be, chaired by Dr. Hosseinion. The PubCo Board believes that separation of the positions of Chief Executive Officer and Chairman of the board of directors of the PubCo Board creates an environment that encourages objective oversight of management’s performance and enhances the effectiveness of the PubCo Board as a whole. PubCo believes that this separation of responsibilities will provide a balanced approach to managing the PubCo Board and overseeing the company. However, the PubCo Board will continue to periodically review its leadership structure and may make such changes in the future as it deems appropriate. PubCo will not have a staggered board and all directors will be elected on an annual basis.

Director Independence

Upon the consummation of the Business Combination, the PubCo Board is expected to determine that each of the directors on the PubCo Board, other than Dr. Feng and Dr. Hosseinion and (as a result of their positions as PubCo’s Chief Scientific Officer and Chairman of the Board of Directors, respectively), will qualify as independent directors, as defined by Rule 5605(a)(2) of the Nasdaq Listing Rules and the PubCo Board will consist of a majority of “independent directors” as defined under the rules of the SEC and Nasdaq relating to director independence requirements. In addition, PubCo will be subject to the rules of the SEC and Nasdaq relating to the membership, qualifications and operations of the audit committee, as discussed below.

Board Oversight of Risk

Risk assessment and oversight will be an integral part of a board of directors’ governance and management processes. A board of directors must encourage management to promote a culture that incorporates risk management into its corporate strategy and day-to-day business operations. Management will discuss strategic and operational (including cybersecurity) risks at regular management meetings and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing the company. These risks are then reviewed with the board of directors at regular board meetings as part of management presentations covering both the corporation and any wholly-owned subsidiary that focus on particular business functions, operations or strategies, and presents the steps taken by management to mitigate or eliminate such risks.

Effective upon the closing of the Business Combination, the PubCo Board will be responsible for overseeing the company’s overall risk management process. The responsibility for managing risk rests with executive management while the committees of the PubCo Board and the PubCo Board as a whole participate in the oversight process. The PubCo Board’s risk oversight process builds upon management’s risk assessment and mitigation processes, which include reviews of long-term strategic and operational planning, executive development and evaluation, regulatory and legal compliance and financial reporting and internal controls with respect to areas of potential material risk, including operations, finance, legal, regulatory, cybersecurity, strategic and reputational risk.

Board Committees

Effective upon the closing of the Business Combination, the PubCo Board will reconstitute the audit committee, compensation committee and nominating and corporate governance committee. The PubCo Board will adopt a new charter for each of these committees, which will comply with the applicable requirements of current Nasdaq Listing Rules. Following the closing of the Business Combination, copies of the charters for each committee will be available on the investor relations portion of PubCo’s website. The composition and responsibilities of each of the committees of the PubCo Board are as set forth below. Members will serve on these committees until their resignation or removal or until otherwise determined by the PubCo Board.

Audit Committee

PubCo’s audit committee will consist of Oded Ley and Qi Ouyang with Oded Levy serving as the chairperson of the committee. Each of the members of the audit committee will satisfy the independence requirements under the applicable Nasdaq Listing Rules and SEC rules. Each member of the audit committee can read and understand fundamental financial statements under the applicable rules and regulations of the SEC and Nasdaq Listing Rules.

The responsibilities of the audit committee will be included in a written charter. The audit committee will assist the PubCo Board in fulfilling the PubCo Board’s oversight responsibilities with respect to PubCo’s accounting and financial reporting processes, the systems of internal control over financial reporting and audits of financial statements and reports, the performance of PubCo’s internal audit function, the quality and integrity of PubCo’s financial statements and reports, the qualifications, independence and performance of PubCo’s independent registered public accounting firm, and PubCo’s compliance with legal and regulatory requirements. For this purpose, the audit committee performs several functions. The audit committee’s responsibilities will include, among others:

●	appointing, determining the compensation of, retaining, overseeing and evaluating PubCo’s independent registered public accounting firm and any other registered public accounting firm engaged for the purpose of performing other review or attest services for PubCo;

●	prior to commencement of the audit engagement, reviewing and discussing with the independent registered public accounting firm a written disclosure by the prospective independent registered public accounting firm of all relationships between PubCo, or persons in financial oversight roles with PubCo, and such independent registered public accounting firm or their affiliates;

●	determining and approving engagements of the independent registered public accounting firm, prior to commencement of the engagement, and the scope of and plans for the audit;

●	monitoring the rotation of partners of the independent registered public accounting firm on PubCo’s audit engagement;

●	reviewing with management and the independent registered public accounting firm any fraud that includes management or other employees who have a significant role in PubCo’s internal control over financial reporting and any significant changes in internal controls;

●	establishing and overseeing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting, auditing or internal control matters;

●	reviewing the results of management’s efforts to monitor compliance with PubCo’s programs and policies designed to ensure compliance with laws and rules;

●	overseeing PubCo’s programs, policies and procedures related to PubCo’s information technology systems, information security risk management and information technology risk exposures, and the steps taken to monitor, mitigate and control such exposures and PubCo’s plans to mitigate cybersecurity risks and to respond to data breaches; and

●	reviewing and discussing with management and the independent registered public accounting firm the results of the annual audit and the independent registered public accounting firm’s assessment of the quality and acceptability of PubCo’s accounting principles and practices and all other matters required to be communicated to the audit committee by the independent registered public accounting firm under generally accepted accounting standards, the results of the independent registered public accounting firm’s review of PubCo’s quarterly financial information prior to public disclosure and PubCo’s disclosures in its periodic reports filed with the SEC. Oded Levy will qualify as an audit committee financial expert within the meaning of SEC regulations and will meet the financial sophistication requirements under the Nasdaq Listing Rules. PubCo’s independent registered public accounting firm and PubCo management will periodically meet separately with the audit committee.

The audit committee will review, discuss and assess its own performance and composition at least annually. The audit committee will also periodically review and assesses the adequacy of its charter, including its role and responsibilities as outlined in its charter, and recommend any proposed changes to the PubCo Board for its consideration and approval.

The composition and functioning of the audit committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and Nasdaq Listing Rules. PubCo intends to comply with future requirements to the extent they become applicable to PubCo.

Compensation Committee

PubCo’s compensation committee will consist of Oded Levy and Qi Ouyang with Oded Levy serving as the chairperson of the committee. Oded Levy and Qi Ouyang will each satisfy the independence requirements under the Nasdaq Listing Rules. Each of the members of the compensation committee will be a non-employee director as defined in Rule 16b-3 promulgated under the Exchange Act and will satisfy Nasdaq independence requirements. The compensation committee will act on behalf of the PubCo Board to fulfill the PubCo Board’s responsibilities in overseeing the company’s compensation policies, plans and programs; and in reviewing and determining the compensation to be paid to the executive officers and non-employee directors of PubCo. The responsibilities of the compensation committee are included in its written charter. The compensation committee’s responsibilities will include, among others:

●	reviewing, modifying and approving (or, if it deems appropriate, making recommendations to the PubCo Board regarding) PubCo’s overall compensation strategy and policies, to assure that they promote stockholder interests and support PubCo’s strategic and tactical objectives, and that they provide for appropriate rewards and incentives for PubCo’s management and employees;

●	reviewing, modifying and approving corporate performance goals and objectives relevant to the compensation of PubCo’s executive officers and other senior management;

●	determining and approving (or, if it deems appropriate, recommending to the PubCo Board for determination and approval) the compensation and terms of employment of PubCo’s Chief Executive Officer, including seeking to achieve an appropriate level of risk and reward in determining the long-term incentive component of the compensation of the Chief Executive Officer;

●	determining and approving (or, if it deems appropriate, recommending to the PubCo Board for determination and approval) the compensation and terms of employment of PubCo’s executive officers and other members of senior management;

●	reviewing and approving (or, if it deems appropriate, making recommendations to the PubCo Board regarding) the terms of employment agreements and severance agreements,

●	change-of-control protections and other compensatory arrangements for PubCo’s executive officers and other members of senior management;

●	conducting periodic reviews of the base compensation levels of all of PubCo’s employees generally;

●	reviewing and approving compensation programs as well as the type and amount of compensation to be paid or awarded to non-employee directors;

●	reviewing and approving the adoption, amendment and termination of PubCo’s stock option plans, stock appreciation rights plans, pension and profit sharing plans, incentive plans, stock bonus plans, stock purchase plans, bonus plans, deferred compensation plans, 401(k) plans, supplemental retirement plans and similar programs, if any, and the aggregate cash amounts and numbers of shares to be paid or reserved for issuance thereunder; and administering all such plans, establishing guidelines, interpreting plan documents, selecting participants, approving grants and awards and exercising such other power and authority as may be permitted or required under such plans;

●	reviewing PubCo’s incentive compensation arrangements to determine whether such arrangements encourage excessive risk-taking, reviewing and discussing at least annually the relationship between PubCo’s risk management policies and practices and compensation and evaluating compensation policies and practices that could mitigate any such risk; and

●	reviewing human capital management strategies, programs and policies, including, but not limited to, those regarding recruitment, retention, career development, diversity, equity and inclusion, pay equity, workplace culture and employee engagement.

In addition, once PubCo ceases to be an “emerging growth company,” as defined in the JOBS Act, the responsibilities of the compensation committee will also include:

●	reviewing and discussing with appropriate executive officers of PubCo compensation-related proposals to be considered at PubCo’s annual meeting, including the Say on Pay Vote and the frequency of the Say on Pay Vote, and the results of any stockholder advisory votes and, based on such discussions, providing recommendations to the PubCo Board; and

●	reviewing and discussing with management PubCo’s Compensation Discussion and Analysis and recommending to the PubCo Board that the Compensation Discussion and Analysis be approved for inclusion in PubCo’s annual reports on Form 10-K, registration statements, PubCo’s annual meeting proxy statements and information statements. Under its charter, the compensation committee may form, and delegate authority to, subcommittees as appropriate. The compensation committee will review, discuss and assess its own performance and composition at least annually. The compensation committee will also periodically review and assess the adequacy of its charter, including its role and responsibilities as outlined in its charter, and recommend any proposed changes to the PubCo Board for its consideration and approval.

The composition and functioning of the compensation committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and Nasdaq Listing Rules. PubCo intends to comply with future requirements to the extent they become applicable to PubCo.

Nominating and Corporate Governance Committee

PubCo’s nominating and corporate governance committee will consist of Oded Levy and Qi Ouyang with Oded Levy serving as the chairperson of the committee. Oded Levy and Qi Ouyang will each satisfy the independence requirements under the Nasdaq Listing Rules. The responsibilities of the nominating and corporate governance committee are included in its written charter. The nominating and corporate governance committee will act on behalf of the PubCo Board to fulfill the PubCo Board’s responsibilities in overseeing all aspects of the company’s nominating and corporate governance functions. The responsibilities of the nominating and corporate governance committee will include, among others:

●	making recommendations to the PubCo Board regarding corporate governance issues;

●	identifying, reviewing and evaluating candidates to serve as directors (consistent with criteria approved by the PubCo Board);

●	determining the minimum qualifications for service on the PubCo Board;

●	reviewing and evaluating incumbent directors;

●	instituting and overseeing director orientation and director continuing education programs;

●	serving as a focal point for communication among candidates to the PubCo Board, non-committee directors and PubCo’s management;

●	recommending to the PubCo Board for selection candidates to serve as nominees for director for the annual meeting of stockholders and to fill any vacancies on the PubCo Board and any committees thereof;

●	making other recommendations to the PubCo Board regarding matters relating to the directors;

●	overseeing succession plans for PubCo’s Chief Executive Officer and its other executive officers;

●	reviewing and overseeing matters of corporate responsibility and sustainability, including potential long- and short-term trends and impacts to PubCo’s business of environmental, social and governance issues, and its public reporting on these topics;

●	considering any recommendations for nominees and proposals submitted by stockholders; and

●	monitoring and recommending modifications to PubCo’s insider trading policy, if necessary or advisable, to the PubCo Board. The nominating and corporate governance committee will periodically review, discuss and assess the performance of the PubCo Board and the committees of the PubCo Board. In fulfilling this responsibility, the nominating and corporate governance committee will seek input from senior management, the PubCo Board and others. In assessing the PubCo Board, the nominating and corporate governance committee will evaluate the overall composition of the PubCo Board, the PubCo Board’s contribution as a whole and its effectiveness in serving PubCo’s best interests and the best interests of PubCo’s stockholders. The nominating and corporate governance committee will review, discuss and assess its own performance and composition at least annually. The nominating and corporate governance committee will also periodically review and assess the adequacy of its charter, including its role and responsibilities as outlined in its charter, and recommend any proposed changes to the PubCo Board for its consideration and approval.

The composition and functioning of the nominating and corporate governance committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and Nasdaq Listing Rules. PubCo intends to comply with future requirements to the extent they become applicable to PubCo.

Code of Business Conduct and Ethics and Insider Trading Policy

PubCo intends to adopt a written code of business conduct and ethics and insider trading policy, effective immediately prior to the closing of the Business Combination, which will apply to PubCo’s directors, officers and employees, including PubCo’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Upon the closing of the Business Combination, a current copy of PubCo’s code of business conduct and ethics and insider trading policy will be posted on its website to be established prior to the closing of the Business Combination. Information contained on or accessible through such website is not a part of this proxy statement/prospectus, and the inclusion of the website address in this proxy statement/prospectus is an inactive textual reference only. PubCo intends to disclose any amendments to its code of business conduct and ethics, or any waivers of its requirements, on its website to the extent required by the applicable rules and exchange requirements.

Compensation Committee Interlocks and Insider Participation

None of the intended members of PubCo’s compensation committee is currently or has been at any time in the past year, one of Black Hawk’s officers or employees. Other than Dr. Feng and Dr. Hosseinion, none of PubCo’s expected executive officers or chair currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the PubCo Board or compensation committee. Dr. Feng and Dr. Hosseinion serve as directors of Vesicor and, in that capacity, review and determine compensation for Vesicor’s officers and directors.

Limitation of Liability and Indemnification of Directors and Officers

The Proposed Certificate of Incorporation and the Proposed Bylaws, which will become effective immediately prior to the consummation of the Business Combination, will contain provisions that limit the liability of PubCo’s directors for monetary damages to the fullest extent permitted by the DGCL. Consequently, PubCo’s directors will not be personally liable to PubCo or its stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

●	any breach of their duty of loyalty to PubCo or its stockholders;

●	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

●	unlawful payments of dividends or unlawful stock repurchases or redemptions in violation of the DGCL;

●	any transaction from which the director derived an improper personal benefit; or

●	with respect to any officer, any action by or in the right of the corporation.

The Proposed Certificate of Incorporation will also provide that if the DGCL is amended to permit further elimination or limitation of the personal liability of directors or officers, then the liability of PubCo’s directors or officers will be eliminated or limited to the fullest extent permitted by the DGCL, as amended.

The Proposed Bylaws will provide that PubCo shall indemnify any person who is or was a director or officer of PubCo or who is or was serving at PubCo’s request as a director, officer or trustee of another corporation, limited liability company, partnership, joint venture, employee benefit plan, trust, nonprofit entity or other enterprise (a “Covered Person”), and who is or was a party to, is threatened to be made a party to, or is otherwise involved (including as a witness) in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative based on such person’s actions in his or her official capacity as a director or officer of PubCo or as a director, officer or trustee of another corporation, limited liability company, partnership, joint venture, employee benefit plan, trust, nonprofit entity or other enterprise (to the extent serving in such position at the request of PubCo), in each case against all liability and loss suffered and expenses (including attorneys’ fees), actually and reasonably incurred by such person in connection therewith, subject to certain conditions. In addition, the Proposed Bylaws will provide that PubCo may, to the fullest extent permitted by law, (i) advance costs, fees or expenses (including attorneys’ fees) incurred by a Covered Person defending or participating in any proceeding in advance of the final disposition of such proceeding, subject to certain exceptions, and (ii) purchase and maintain insurance, at PubCo’s expense, to protect PubCo and any person who is or was a director, officer, employee or agent of PubCo or is or was a director, officer, employee or agent of PubCo serving at its request as a director, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability, expense or loss, whether or not PubCo would have the power or obligation to indemnify such person against such liability, expense or loss under the DGCL or the provisions of the Proposed Bylaws.

Upon the consummation of the Business Combination, PubCo expects to enter into indemnification agreements with each of its directors and executive officers as and when determined by the PubCo Board. These agreements, among other things, will require PubCo to indemnify its directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements will also require PubCo to advance all expenses actually and reasonably incurred by the directors and executive officers in connection with any proceeding. PubCo believes that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers. PubCo will also maintain directors’ and officers’ liability insurance.

The above description of the indemnification provisions of the Proposed Certificate of Incorporation, the Proposed Bylaws and the indemnification agreements is not complete and is qualified in its entirety by reference to these documents, each of which is filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part.

Certain of PubCo’s non-employee directors may, through their relationships with their employers, be insured or indemnified against certain liabilities incurred in their capacity as members of the PubCo Board.

The limitation of liability and indemnification provisions in the Proposed Certificate of Incorporation and the Proposed Bylaws may discourage stockholders from bringing a lawsuit against PubCo’s directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against PubCo’s directors and officers, even though an action, if successful, might benefit PubCo and its stockholders. In addition, a stockholder’s investment may be adversely affected to the extent PubCo pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, PubCo has been informed that in the opinion of the SEC, such indemnification is against public policy and is therefore unenforceable.

At present, there is no pending litigation or proceeding involving any of Vesicor’s or Black Hawk’s directors or executive officers, or PubCo’s proposed directors or executive officers, as to which indemnification is required or permitted, and Vesicor and Black Hawk are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

EXECUTIVE COMPENSATION

Black Hawk Executive Compensation

None of our officers or directors have received any cash compensation for services rendered to us. Commencing on the date that our securities are first listed on Nasdaq through the earlier of consummation of our initial business combination and our liquidation, we will pay an affiliate of our Sponsor a total of $10,000 per month for office space, administrative and support services. Our Sponsor, officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to our Sponsor, officers, directors or our or their affiliates.

After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting, management or other fees from the Combined Company. All of these fees will be fully disclosed to shareholders, to the extent then known, in the tender offer materials or proxy solicitation materials furnished to our shareholders in connection with a proposed business combination. It is unlikely the amount of such compensation will be known at the time such materials are distributed, because the directors of the post-combination business will be responsible for determining officer and director compensation. Any compensation to be paid to our officers will be determined by a compensation committee constituted solely by independent directors.

We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our officers and directors may negotiate employment or consulting arrangements to remain with us after the initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our officers and directors that provide for benefits upon termination of employment.

Vesicor Management Compensation

Overview

This section discusses the material components of the executive compensation program for Vesicor’s executive officers who are named in the “2024 Summary Compensation Table” below. For the year ended December 31, 2024, our “named executive officers” (“NEOs”) and their positions were as follows:

-	Luo Feng, Chief Scientific Officer from March 17, 2026 onwards and former Chief Executive Officer (served until March 17, 2026),

-	Warren Hosseinion Jr., Chief Operating Officer and

-	Michael Bowen, Former Chief Financial Officer (Mr. Bowen passed away, reportedly as of January 27, 2026, and Mitchell Creem was appointed as Vesicor Chief Financial Officer on January 27, 2026)

2024 Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers for fiscal years ended December 31, 2024 and 2023.

Current Officers Name & Principal Position	Year	Salary	Bonus	Stock		Option Awards	All Other Compensation		Total
		($)	($)	($)		($)	($)		($)
Luo Feng PhD.	2024	0	0	10,000	(2)	0	72,000	(1)	82,000
CSO, Former CEO	2023	0	0	0		0	30,000	(1)	30,000
Warren Hosseinion Jr.,	2024	0	0	5,000	(3)	0	0		5,000
COO	2023	0	0	5,000	(3)	0	0		5,000
Michael Bowen,	2024	0	0	0		0	0		0
Former CFO	2023	0	0	5,000	(3)	0	0		5,000

(1)	Represents Consulting Agreement for $6,000 per month.
(2)	Represents 500,000 shares at $0.02 per share.
(3)	Represents 250,000 shares at $0.02 per share.

Directors	Year	Salary	Bonus	Stock		Option Awards	All Other Compensation	Total
		($)	($)	($)		($)	($)	($)
Warren Hosseinion, M.D.	2024	0	0	20,000	(1)	0	0	20,000
Chairman of the Board	2023	0	0	32,000	(2)	0	0	32,000
Oded Levy	2024	0	0	10,000	(3)	0	0	10,000
Director	2023	0	0	5,000	(4)	0	0	5,000

(1)	Represents 1,000,000 shares at $0.02 per share.
(2)	Represents 1,600,000 shares at $0.02 per share.
(3)	Represents 500,000 shares at $0.02 per share.
(4)	Represents 250,000 shares at $0.02 per share.

During the year ended December 31, 2023, Vesicor issued 2,350,000 shares of Vesicor Common Stock to officers and directors for services, valued at $47,000.

During the year ended December 31, 2024, Vesicor issued 2,250,000 shares of Vesicor Common Stock to officers and directors for services, valued at $45,000.

Executive Compensation Narrative. During the fiscal year ended 2024, Vesicor had only three named executive officers that provided services to Vesicor: Dr. Luo Feng, chief executive officer during the fiscal year ended 2024; Michael Bowen, Vesicor’s former Chief Financial Officer and Secretary; and Warren Hosseinion Jr., Vesicor’s Chief Operating Officer.

Vesicor does not have an incentive stock-based compensation plan or bonus plan for officers, directors or employees. Instead, Vesicor has issued stock compensation to officers and directors under negotiated contracts approved by the disinterested directors of Vesicor.

Except for Dr. Luo Feng, who receives $6,000 a month in cash compensation for services as Vesicor’s Chief Scientific Officer (as of March 17, 2026 and formerly Chief Executive Officer (served until March 17, 2026), the other named executive officers are compensated by issuance of shares of Vesicor Common Stock for services as an officer. The stock compensation is based on negotiated contracts between the executive and Vesicor, which contracts are approved by the disinterested directors of Vesicor. See “Stock Grants” below.

After the Closing, Vesicor intends to use PubCo’s incentive stock-based compensation plan to provide stock-based compensation to Vesicor directors. Vesicor does not intend to pay cash compensation for services as a director of Vesicor after the Closing.

Stock Grants. Under separate February 4, 2023 letter agreements, Vesicor issued the following shares of Vesicor Common Stock for services rendered by the recipient to Vesicor as an officer or director: (1) 250,000 shares to Michael Bowen; (2) 250,000 shares to Warren Hosseinion Jr.; (3) 250,000 shares to Oded Levy; and (4) 1,600,000 shares to Warren Hosseinion. All shares are “restricted securities” under Rule 144 of the Securities Act of 1933 and were issued in reliance on the exemption under Section 4(a)(2) of the Securities Act of 1933.

Benchmarking. While Vesicor Board may from time to time use public domain information about compensation of executives of early stage or start-up ventures similar to Vesicor for reference purposes, Vesicor lacks significant, sustain revenues and has no incentive stock-based compensation plan. Vesicor has not used benchmarking or compensation consultants in the past as part of determining the compensation of executives.

After the Closing, and subject to the availability of funds, Vesicor may use benchmarking and compensation consultants in determining scope of commercially reasonable compensation for executives.

Director Compensation

Directors of Vesicor receive stock grants of Vesicor Common Stock for services as a director. The number of shares and periods of service covered by the stock grants are determined by the disinterested directors of the Vesicor board of directors and negotiations between Vesicor and the director being compensated. Vesicor has no incentive, stock-based compensation plan for directors or officers. Vesicor has not paid and does not plan on paying cash compensation to directors for their services. Directors are reimbursed for necessary and reasonable expenses incurred in the performance of their director duties, subject to approval by disinterested Vesicor directors and providing adequate receipts or proof of the expense.

Vesicor directors who are executive officers of Vesicor do not receive separate compensation for their services as directors of Vesicor. Compensation for services as a director are included in compensation for services as an executive.

PubCo Executive Compensation

PubCo Executive Compensation - Overview

Following the consummation of the Business Combination, PubCo intends to develop an executive compensation program that is designed to align compensation with PubCo’s business objectives and the creation of stockholder value, while enabling PubCo to attract, retain, incentivize and reward individuals who contribute to the long-term success of PubCo. Decisions on the executive compensation program will be made by the PubCo Board and specifically through the PubCo Board’s Compensation Committee. Vesicor expects that the compensation policies followed by PubCo will be designed to provide for compensation that is sufficient to attract, motivate and retain executives of PubCo and to establish an appropriate relationship between executive compensation and the creation of stockholder value.

In addition to the guidance provided by its Compensation Committee, the PubCo Board may utilize the services of third parties from time to time in connection with the recruiting, hiring and determination of compensation awarded to executive employees. No consultants were used for determination of the proposed compensation of PubCo management after the consummation of the Business Combination, which proposed compensation was the result of arms-length negotiations between Black Hawk and Vesicor.

Proposed Executive Officers of PubCo

This section discusses the material components of the executive compensation program for PubCo’s proposed executive officers, who are also referred to as our “PubCo’s named executive officers”. Employment of the PubCo’s named executive officers is subject to negotiation, signing and PubCo Board approval of written employment agreement for each executive. Their proposed positions as PubCo executives are as follows:

■	Michael Tolentino, Chief Executive Officer,

■	Luo Feng, Chief Scientific Officer,

■	Warren Hosseinion Jr., Chief Operating Officer; and

■	Mitchell Creem, Chief Financial Officer and Secretary.

Executive Compensation.

The compensation of each PubCo named executive will be determined by employment or engagement agreements to be negotiated prior to the Closing by the PubCo and the PubCo named executives and reviewed and approved by the PubCo Board’s Compensation Committee and PubCo Board at the Closing or immediately following the Closing. A summary of the principal terms of the proposed employment agreements for each PubCo named executive is set forth below under “Proposed PubCo Employment Agreements”.

As of the date of this proxy statement/prospectus, the proposed annual base salary of each PubCo named executive, which may change with negotiations occurring prior to the Closing for each employment agreement described below, is:

Name of Proposed PubCo Executive	Position(s) with PubCo	Proposed Annual Base Salary
Michael Tolentino, M.D,	Chief Executive Officer	$48,000
Luo Feng, M.D.	Chief Scientific Officer; Director	$120,000
Mitchell Creem	Chief Financial Officer	$48,000
Warren Hosseinion Jr.	Chief Operating Officer	$60,000

PubCo named executives who serve as directors of PubCo will not receive cash compensation for services as a director of PubCo.

Proposed PubCo Employment Arrangements

In connection with preparations for the Business Combination, and at the Closing or immediately thereafter, PubCo intends to execute employment agreements with each PubCo named executive. The agreements will be effective upon Closing of the Business Combination. Below is a summary of the proposed employment agreement for each PubCo named executive, which summary is qualified in its entirety by reference to the form of employment agreements of each executive as filed as Exhibits 10.16 – 10.19 to the registration statement on Form S-4 of which this proxy statement/prospectus forms a part, as well as amendments thereto. The principal terms the proposed employment agreements are:

Michael Tolentino, Chief Executive Officer. Mr. Tolentino’s three-year employment agreement provides for an annual base salary of $48,000 which is subject to a mutually acceptable revised amount if Vesicor raises a minimum of $5 million. The Agreement provides for an ad hoc annual bonus at the discretion of Vesicor’s Board of Directors; (4) Termination. (a) The Agreement may be terminated due to death of CEO or CEO’s disability that prevents performance of CEO’s duties; (b) terminated for ‘cause’ by Vesicor (‘cause’ being defined in the Agreement); (c) terminated without cause by Vesicor upon 90 days’ prior written notice; or (d) terminated by CEO for any reason, including for “Good Reason” (as defined in the Agreement), provided that termination for Good Reason is subject to a 60 day cure period; (5) Compensation upon Termination. (a) If CEO’s employment is terminated for any reason during initial 3-year term, or not renewed after the initial 3-year term, or if CEO terminates his employment at the end of the initial 3-year term after the Company provides notice of intent not to renew the Agreement for reasons other than would provide grounds for a termination for cause, then Vesicor will pay the CEO earned and unpaid base salary, any accrued benefits, unpaid expense reimbursements and accrued and unpaid leave; or (b) if termination is for Good Reason or without cause, and a revocation period, then Vesicor will pay a severance amount that equals two times the then current base salary and target annual bonus and, subject to certain conditions, premium amounts owed for Vesicor group medical, dental and vision health insurance for CEO, if any, for 24 months; (6) Confidentiality. The Agreement imposes customary confidentiality, work for hire (including assignment of inventions) and non-solicitation obligations on the CEO, which obligations may be enforced by injunctive relief; (7) Non-Competition. The Agreement imposes a non-compete obligation on the CEO for term of employment and one year after the expiration or termination of term of employment, which non-compete restriction covers any business or services that directly competes with Vesicor in territories where Vesicor conducts business during the term of employment, subject to a carve out for ownership of 2% or less of any class of equity securities registered under the Securities Exchange Act of 1934 and listed on a national securities exchange and further subject to termination of the non-competition period if any owed severance payment under the Agreement is not paid by Vesicor and non-payment is a breach of the Agreement; and (8) the Agreement is governed by the laws of State of Florida.

Luo Feng, Chief Scientific Officer. Dr. Feng’s three-year employment agreement provides for (i) an annual base salary of $120,000, (ii) eligibility to receive an annual cash bonus based on the extent to which, in the discretion of the Board, Dr. Feng achieves or exceeds specific and measurable individual and company performance objectives, and (iii) eligibility to participate in any long-term incentive plan that is made available to similarly positioned executives, employee benefit or group insurance plans maintained from time to time by PubCo. Long-term incentive plan awards may include cash, or equity awards settled in shares of PubCo stock, including but not limited to stock options, restricted stock and performance shares. If Dr. Feng were to leave PubCo as a “Good Leaver,” as defined in the employment agreement, terms of any long-term incentive award will be deemed satisfied immediately prior to such termination and as such, all awards and grants will be deemed fully vested. In addition, Dr. Feng will be reimbursed for his reasonable and usual business expenses incurred on behalf of the PubCo. Severance benefits will be payable in the event Dr. Feng’s termination is either by PubCo without cause or by his with “good reason,” as defined in the agreement. In such event and in addition to accrued salary benefits as of the date of termination, PubCo will pay Dr. Feng an amount equal to a (x) two times the sum of his most recent base salary and target annual bonus and (y) an amount in cash equal to PubCo’s premium amounts paid for his coverage under group medical, dental and vision programs for a period of 24 months. The agreement also contains customary confidentiality, non-solicitation, non-competition and cooperation provisions. The employment agreement will automatically renew for an additional year following the initial term and any renewal term, unless either party provides 60-days’ written notice before the end of the then-current term. PubCo may terminate Dr. Feng’s employment without cause (as defined in the agreement) by providing 60 days’ advance written notice. Dr. Feng may terminate his employment for any reason.

Mitchell Creem, Chief Financial Officer and Secretary. Mr. Creem’s three-year employment agreement provides for (i) an annual base salary of $48,000, (ii) eligibility to receive an annual cash bonus based on the extent to which, in the discretion of the PubCo Board, Mr. Creem achieves or exceeds specific and measurable individual and company performance objectives, and (iii) eligibility to participate in any long-term incentive plan that is made available to similarly positioned executives, employee benefit or group insurance plans maintained from time to time by PubCo. Long-term incentive plan awards may include cash, or equity awards settled in shares of PubCo stock, including but not limited to stock options, restricted stock and performance shares. If Mr. Creem were to leave PubCo as a “Good Leaver,” as defined in the employment agreement, terms of any long-term incentive award will be deemed satisfied immediately prior to such termination and as such, all awards and grants will be deemed fully vested. In addition, Mr. Creem will be reimbursed for his reasonable and usual business expenses incurred on behalf of PubCo. Severance benefits will be payable in the event Mr. Creem’s termination is either by PubCo without cause or by his with “good reason,” as defined in the agreement. In such event and in addition to accrued salary benefits as of the date of termination, PubCo will pay Mr. Creem an amount equal to a (x) two times the sum of his most recent base salary and target annual bonus and (y) an amount in cash equal to PubCo’s premium amounts paid for his coverage under group medical, dental and vision programs for a period of 24 months. The agreement also contains customary confidentiality, non-solicitation, non-competition and cooperation provisions. The employment agreement will automatically renew for an additional year following the initial term and any renewal term, unless either party provides 60-days’ written notice before the end of the then-current term. PubCo may terminate Mr. Creem’s employment without cause (as defined in the agreement) by providing 60 days’ advance written notice. Mr. Creem may terminate his employment for any reason.

Warren Hosseinion Jr., Chief Operating Officer. Warren Hosseinion Jr.’s three-year employment agreement provides for (i) an annual base salary of $60,000, (ii) eligibility to receive an annual cash bonus based on the extent to which, in the discretion of the Board, Warren Hosseinion Jr. achieves or exceeds specific and measurable individual and PubCo performance objectives, and (iii) eligibility to participate in any long-term incentive plan that is made available to similarly positioned executives, employee benefit or group insurance plans maintained from time to time by PubCo. Long-term incentive plan awards may include cash, or equity awards settled in shares of PubCo stock, including but not limited to stock options, restricted stock and performance shares. If Warren Hosseinion Jr. were to leave PubCo as a “Good Leaver,” as defined in the employment agreement, terms of any long-term incentive award will be deemed satisfied immediately prior to such termination and as such, all awards and grants will be deemed fully vested. In addition, Warren Hosseinion Jr. will be reimbursed for his reasonable and usual business expenses incurred on behalf of PubCo. Severance benefits will be payable in the event Warren Hosseinion Jr.’s termination is either by PubCo without cause or by his with “good reason,” as defined in the agreement. In such event and in addition to accrued salary benefits as of the date of termination, PubCo will pay Warren Hosseinion Jr. an amount equal to a (x) two times the sum of his most recent base salary and target annual bonus and (y) an amount in cash equal to the PubCo’s premium amounts paid for his coverage under group medical, dental and vision programs for a period of 24 months. The agreement also contains customary confidentiality, non-solicitation, non-competition and cooperation provisions. The employment agreement will automatically renew for an additional year following the initial term and any renewal term, unless either party provides 60-days’ written notice before the end of the then-current term. PubCo may terminate Warren Hosseinion Jr.’s employment without cause (as defined in the agreement) by providing 60 days’ advance written notice. Warren Hosseinion Jr. may terminate his employment for any reason.

Vesicor’s Board of Directors has determined that the efforts of Luo Feng and Warren Hosseinion Jr. on behalf of Vesicor resulting in the signing of the Business Combination Agreement deserve the cash performance incentive grants described in this paragraph. These payments are contingent upon, not payable before, and only payable promptly in Vesicor’s best interests to award cash performance incentive payments to certain Vesicor executive officers and directors in recognition of each such individual’s efforts required in connection with: (1) successfully completing the private placements of Vesicor’s common stock in 2024, and (2) since April 2025, assisting in the preparation and filing with the SEC of the registration statement on Form S-4 of which this proxy statement/prospectus forms a part, as well as amendments thereto, responding to comments thereon made by the SEC applicable to PubCo, facilitating the completion of the SEC’s review thereof, including assisting in seeking to cause the registration statement to be declared effective, and handling numerous other matters incidental to consummating the Business Combination pursuant to the Business Combination Agreement. Upon the Closing, the PubCo Board intends to ratify the award of and to award an aggregate of $500,000 in performance incentive payments with individual awards to be: (a) $200,000 to Luo Feng and $300,000 to Warren Hosseinion Jr., which awards have been approved following the consummation of the Business Combination. These cash performance incentives were recommended by Vesicor management to Black Hawk and, after discussion and review as part of negotiation of the general terms and conditions of the Business Combination, were approved by Black Hawk management. The PubCo Board intends to ratify and award these cash performance awards upon consummation of the Business Combination. Luo Feng, Warren Hosseinion, Frederick Field, Oded Levy and Qi Ouyang are the proposed director nominees to be elected at the Extraordinary Meeting for PubCo Board.

Invention and Non-Disclosure Agreement with PubCo’s Executive Officers

At the Closing of the Business Combination, Warren Hosseinion Jr., Mitchell Creem and Warren Hosseinion Jr. each will also enter into an Invention and Non-Disclosure Agreement with PubCo. Dr. Feng entered into an Invention and Non-Disclosure Agreement with Vesicor effective June 7, 2023. At the Closing of the Business Combination, Dr. Feng will sign an amendment to the June 7, 2023, for the sole purpose of adding PubCo as a party. An integral part of the Invention and Non-Disclosure Agreement is the disclosure by the employee of any discoveries, ideas, inventions, improvements, enhancements, processes, methods, techniques, developments, software and works of authorship (“developments”) that were created, made, conceived or reduced to practice by the employee prior to his or her employment by Vesicor and that are not assigned to the Vesicor. The amendment to be signed by Dr. Feng will extend those protections to PubCo.

Emerging Growth Company Status

PubCo will be an “emerging growth company,” as defined in the JOBS Act. As an emerging growth company, it will be exempted from certain requirements related to executive compensation, including the requirements to hold a nonbinding advisory vote on executive compensation and to provide information relating to the ratio of total compensation of its Chief Executive Officer to the median of the annual total compensation of all of its employees, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Act.

PubCo Director Compensation Following the Business Combination

It is currently anticipated that, upon the closing of the Business Combination, the PubCo’s Board will approve the following compensation for PubCo’s non-employee directors:

All annual cash compensation amounts for PubCo’s non-employee directors are expected to be payable in equal quarterly installments in arrears, following the end of each quarter in which the service occurred, pro-rated for any partial months of service. Additionally, PubCo will reimburse each outside director for reasonable travel expenses related to such director’s attendance at meetings of the PubCo Board and any committees thereof and for any other expenses that are reasonably necessary to perform director duties and comply with a business expense reimbursement policy to be adopted by PubCo after the Closing.

Equity Based Compensation of PubCo Directors.

PubCo does not intend to make any ad hoc equity compensation awards to PubCo directors upon the Closing. PubCo directors will be compensated under the equity incentive compensation plan to be adopted after the Closing by the PubCo Board, which plan will also require approval of PubCo stockholders. Upon the recommendation of the PubCo Compensation Committee, and in accordance with. the equity incentive plan to be adopted by PubCo after the Closing, PubCo may make ad hoc or annual awards of equity-based incentive compensation to PubCo directors, both employee directors and non-employee directors.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Black Hawk Related Party Transactions

Founder Shares

On October 16, 2023, Black Hawk and the Sponsor entered into a Securities Subscription Agreement, pursuant to which our Sponsor purchased 17,250,000 shares of common stock, $0.0001 per share, for an aggregate purchase price of $25,000, or approximately $0.0145 per ordinary share. On November 13, 2023, Black Hawk and the Sponsor entered into the First Amendment to the Subscription Agreement, pursuant to which the 17,250,000 shares of common stock were converted to 1,725,000 Class B ordinary shares. On March 20, 2024, Black Hawk and the Sponsor entered into the Second Amendment to the Subscription Agreement, pursuant to which the purchased amount of shares was adjusted to 1,983,750 Class B ordinary shares, $0.0126 par value per ordinary share (up to 258,750 Class B ordinary shares of which are subject to forfeiture depending on the extent to which the underwriters’ over-allotment option is not exercised in full or in part). On March 29, 2024, Black Hawk cancelled 258,750 Class B ordinary shares as the underwriter did not exercise their over-allotment. Lastly, on or around April 4, 2024, in accordance with the then-effective memorandum and articles of association, Black Hawk exercised its right to convert its 1,725,000 Class B Ordinary Shares to 1,725,000 Class A ordinary shares. As of May 31, 2026 and November 30, 2025, there were 1,725,000 Class A ordinary shares issued and outstanding as Founder Shares.

The Initial Shareholders have agreed, subject to certain limited exceptions, not to transfer, assign or sell any of their Founder Shares for a time period ending on the date that is the earlier of (A) six months after the completion of the SPAC’s initial business combination or (B) the date on which we complete a liquidation, merger, stock exchange or other similar transaction after our initial business combination that results in all of the Public Shareholders having the right to exchange their shares of ordinary shares for cash, securities or other property. Notwithstanding the foregoing, the converted shares of our Class A ordinary shares will be released from the lock-up if (1) the last reported sale price of the SPAC’s Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and other similar transactions) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial business combination or (2) if the SPAC completes a transaction after the initial business combination which results in all of the shareholders having the right to exchange their shares for cash, securities or other property. The Initial Shareholders also agree not to transfer any ownership interest in, except to permitted transferees, their private placement until at least 30 days following the completion of the business combination. However, if after a business combination there is a transaction whereby all the outstanding shares are exchanged or redeemed for cash (as would be the case in a post-asset sale liquidation) or another issuer’s shares, then the Founder Shares or the Private Placement Units (or any shares of ordinary shares thereunder) shall be permitted to participate.

Convertible Notes — Related Party

On June 13, 2025, September 23, 2025, and February 12, 2026, Black Hawk issued convertible promissory notes to the Sponsor (the “June Note”, the “September Note,” the “February 2026 Note”; and the “May 2026 Note”; collectively, the “Convertible Notes”), each permitting borrowings of up to $350,000, $350,000, $300,000, and $300,000, respectively. As of May 31, 2026, the Company had drawn $1,235,000 under the four Convertible Notes.

The June Note bears interest at 6% per annum and all the September Note, February Note and May Note bear interest at 10% per annum. The Convertible Notes are unsecured and mature on the earlier of (i) the consummation of a business combination or (ii) Black Hawk’s liquidation date, as approved by stockholders. Upon consummation of a business combination, the Sponsor may elect to convert any unpaid principal and accrued interest into ordinary shares of Black Hawk.

The conversion price for both the June and September Convertible Notes was defined as the most favorable price per share, conversion rate, or valuation assigned to any equity securities issued by the target company in connection with the DeSPAC transaction to any third party during the thirty-six (36) months preceding conversion. Because the conversion price was variable and based on the valuation of equity securities issued by the target company, the embedded conversion feature did not qualify for the equity scope exception under ASC 815-40. Accordingly, the conversion feature was bifurcated and recorded as a derivative liability at fair value, with changes in fair value recognized in earnings.

On September 30, 2025, the Convertible Notes were modified such that the conversion feature became convertible solely into Black Hawk’s own ordinary shares at a fixed conversion price of $1.00 per share, which represents one-tenth (1/10) of Black Hawk’s $10.00 initial public offering price per unit. Following the modification, the conversion option met the equity scope exception under ASC 815-40, and the Convertible Notes were accounted for as debt with no further fair value remeasurement.

Upon the modification of the Convertible Notes on September 30, 2025, the conversion feature was revised such that it met the equity scope exception under ASC 815-40. As a result, the embedded derivative no longer required separate liability classification. The carrying amount of the derivative liability as of the modification date was reclassified to additional paid-in capital.

As of May 31, 2026 and November 30, 2025, there was no derivative liability outstanding.

As of May 31, 2026, the outstanding principal balance under the Convertible Notes was $1,232,366, including unamortized discount of $2,541. As of November 30, 2025, the outstanding principal balance under the Convertible Notes was $595,369, including unamortized discount of $4,538.

June Convertible Note

In June 2025, Black Hawk issued a convertible promissory note that includes an embedded conversion feature. Black Hawk evaluated the conversion feature under ASC 815 and concluded that it is not clearly and closely related to the host debt instrument and does not qualify for equity classification. Accordingly, the embedded conversion feature was bifurcated and accounted for as a derivative liability, initially measured at fair value on the issuance date, with a corresponding debt discount recorded against the carrying amount of the note. The derivative liability is subsequently remeasured at fair value at each reporting date, with changes in fair value recognized in earnings, and the debt discount is accreted to interest expense over the term of the note using the effective interest method in accordance with ASC 835-30.

September Convertible Note

In September 2025, Black Hawk amended the terms of its previously issued convertible note (the “Amendment”), which modified certain conversion features and related terms. Black Hawk evaluated the Amendment under ASC 470-50 and ASC 815 and determined that the changes did not result in an extinguishment of the original debt instrument. Accordingly, the Amendment was accounted for as a modification, with the conversion feature qualifies for the equity scope exception under ASC 815-40, as it is indexed to Black Hawk’s own stock. Accordingly, from that point forward, it is no longer accounted for as a derivative liability and no subsequent fair value remeasurement is required.

February 2026 Convertible Note

The February 2026 Convertible Note is convertible solely into Black Hawk’s own ordinary shares at a fixed conversion price of $1.00 per share, which represents one-tenth (1/10) of the SPAC’s $10.00 initial public offering price per unit. The conversion option met the equity scope exception under ASC 815-40, therefore it is accounted for as equity and that no fair value remeasurement is required.

May 2026 Convertible Note

The May 2026 Convertible Note is convertible solely into the Company’s own ordinary shares at a fixed conversion price of $1.00 per share, which represents one-tenth (1/10) of the Company’s $10.00 initial public offering price per unit. The conversion option met the equity scope exception under ASC 815-40, therefore it is accounted for as equity and that no fair value remeasurement is required.

Related Party Loans

In addition, in order to finance transaction costs in connection with an intended initial Business Combination, the Initial Shareholders or their affiliates may, but are not obligated to, loan us funds as may be required. If the SPAC completes an initial Business Combination, it will repay such loaned amounts. In the event that the initial Business Combination does not close, the SPAC may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. Certain amount of such loans may be converted into private at $10.00 per share at the option of the lender. As of May 31, 2026 and November 30, 2025, Black Hawk had no borrowings under the working capital loans.

Due to Related Party

The Sponsor paid certain transaction costs on behalf of the Company. These amounts are due on demand and non-interest bearing. As of May 31, 2026 and November 30, 2025, the amount due to the related party was $7,400 and $0, respectively.

Administrative Services Agreement

The SPAC entered into an Administrative Services Agreement with the Sponsor on December 4, 2023, commencing on the effective date of the registration statement of IPO through the later of the SPAC’s consummation of a Business Combination or 21 months from such effective date, to pay the Sponsor a total of $10,000 per month for office space and administrative and support services. The SPAC incurred $30,000 and $60,000 for the three and six months ended May 31, 2026, respectively, of which $20,000 was due to the Sponsor as of May 31, 2026 and included in the accompany accounts payable and accrued expenses.

Vesicor Related Party Transactions

As a matter of standard corporate governance policy, Vesicor’s independent director and other disinterested directors review any proposed transaction or agreement between Vesicor and an officer, director, employee or stockholder who owns or controls more than 5% of the issued and outstanding shares of Vesicor Common Stock in order to ensure that the transaction or agreement is fair and commercially reasonable to Vesicor and its Common Stock shareholders. The scope of review is expanded if a person or entity has any existing business or financial relationship with Vesicor. The independent director and other disinterested directors determine whether to approve, ratify or reject a related person transaction or agreement on the basis of whether the transaction or agreement is in the best interests of Vesicor and its holders of Common Stock who are not related persons. Guidance of outside legal counsel or financial/accounting advisors may be sought to aid any review.

Vesicor’s independent, disinterested directors approved the following transaction and agreement in 2024 involving a related person. With respect to Vesicor’s engagement of a placement agent for a private securities offering of Vesicor shares of Common Stock and attached warrants to purchase shares of Common Stock in 2024 (the “Offering”), Warren Hosseinion, M.D., who serves (and served at the time of the transaction) as the Chairman of the Board of Directors of Vesicor, is, and was at the time of the transaction, a minority ten percent (10%) owner of Altitude Capital Group LLC (“Altitude”), a separate entity engaged as the Placement Agent for the Offering. This ownership interest created a potential conflict of interest because Dr. Hosseinion may have a financial interest in the engagement and success of Altitude, which could affect his decision-making with respect to the Offering and other matters related to Vesicor. However, Vesicor applied established corporate governance policies and procedures designed to address and mitigate any potential conflicts of interest that may arise in connection with Dr. Hosseinion’s dual roles. All material agreements and arrangements between Vesicor and Altitude, as well as the private placement memorandum for the Offering and Offering itself, were reviewed and approved by Vesicor’s independent director and disinterested directors of Vesicor Board of Directors.

Voyager Acquisition Corporation (“VAC”) is a SPAC that is in the process of merging with a Swiss company engaged in the development of technologies for anti-body conjugate and T Cell engager to be used in potential cancer treatment. Warren Hosseinion is Chairman of the Board of Directors of VAC and owns 2.2% of the issued shares of Class B Ordinary Shares of VAC. Warren Hosseinion Jr. is Vice President for Mergers & Acquisitions at VAC. Oded Levy is a director of VAC. As of the date of this proxy statement/prospectus, Vesicor is not aware of any transactions, agreements, relationships or activities by Warren Hosseinion, Warren Hosseinion Jr., or Oded Levy in their respective capacities at VAC that would constitute an actual conflict of interest for any of those persons as executive officers or directors of Vesicor. While Vesicor will monitor any potential conflicts of interest arising from the relationship of its executive officers and directors concerning VAC, As of the date of this proxy statement/prospectus, Vesicor believes that no material conflicts of interest has occurred or exist as a result of the relationship and interests of certain of its outside executive officers and directors in VAC. Further, Vesicor does not believe and has not experienced any adverse impact on Vesicor and its operations as a result of these relationships and interests in VAC. Vesicor also believes that the potential for any conflicts of interest is minimal due to the advanced stage of the proposed Business Combination and a proposed merger of a Swiss company, engaged in developing anti-body conjugates and T Cell enablers for potential cancer treatment, with VAC. Vesicor does not believe that the Swiss company’s business is competitive with Vesicor’s business or its ecm-RV/p53 product candidate. See the following sections in this proxy statement/prospectus for more information on potential conflicts of interest for Vesicor’s executive officers and directors:

As part of negotiations for the Business Combination Agreement, Vesicor proposed and accepted the following payments to Dr. Luo Feng and Warran Hosseinion Jr. Upon the Closing, the PubCo Board, which is expected to include Vesicor’s directors, intends to ratify the award of and to award an aggregate of $500,000 in performance incentive payments with individual awards to be: (a) $200,000 to Luo Feng and $300,000 to Warren Hosseinion Jr., which awards have been approved following the consummation of the Business Combination. These cash performance incentives were recommended by Vesicor management to Black Hawk and, after discussion and review as part of negotiation of the general terms and conditions of the Business Combination, were approved by Black Hawk management. The cash incentive payments are intended, in part, as incentives for Luo Feng and Warren Hosseinion Jr. to serve as members of management of the Combined Company and Vesicor. PubCo’s board of directors intends to ratify and award these cash performance awards upon consummation of the Business Combination. Luo Feng, Oded Levy, Qi Ouyang, Frederick Woodruff Field, and Warren Hosseinion are the proposed director nominees to be elected at the Extraordinary Meeting for PubCo Board.

See the following sections of this proxy statement/prospectus for information on interests of Vesicor and its executive officers and directors in Business Combination and for further information on interests of Vesicor and its executive officers and directors in Business Combination and how those interests may differ from interests of Unaffiliated Public Shareholders: “Questions and Answers — Question: What interests do Black Hawk’s Insiders, Sponsor’s affiliates, any promoters and advisors, and Vesicor and its executive officers, directors and shareholders, have in the Business Combination? — “Interests of Vesicor and its executive officers and directors” on page 15; “Risk Factors — Risks Related to Domestication and the Business Combination — The interests of Vesicor may not always align with those of PubCo or the Public Shareholders and this could lead to actions that may not be in the best interests of PubCo or the Public Shareholders, which misalignment may create conflicts of interest for key personnel serving in executive officer positions or as directors of both companies” and “After the consummation of the Business Combination, PubCo’s Chief Executive Officer, Chief Financial Officer, Chief Scientific Officer and Chief Operating Officer will hold the same executive officer positions at Vesicor, and Warren Hosseinion, M.D., will serve as Chairman of the Board of Directors of PubCo and will continue to serve as Chairman of the Board of Directors of Vesicor. All five persons are deemed key personnel of PubCo and Vesicor and they will each devote time to each of the companies as they and each of the respective company’s Board of Directors deem necessary to adequately perform their duties at each company. This could cause a diversion of their time and attention from PubCo’s business and operations, and as a result could have a material adverse effect on PubCo’s business and operations” — each on page 96; “Detrimental Effects on Unaffiliated Public Shareholders after the Closing as PubCo Shareholder” on page 182; “Outside Interests of Vesicor’s Executive Officers and Directors and Potential Impact on Combined Company” on page 319; “Executive Compensation — Vesicor Management Compensation” on page 329; and “Beneficial Ownership of Securities” on page 341.

Related Person Transactions Policy Following the Business Combination

Effective upon the consummation of the Business Combination or immediately thereafter, the PubCo Board will adopt a written related person transaction policy that will set forth the following policies and procedures for the review and approval or ratification of related person transactions.

A “related person transaction” is a transaction, arrangement or relationship in which PubCo or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “related person” means:

●	any person who is, or at any time during the applicable period was, one of PubCo’s executive officers or one of PubCo’s directors;

●	any person who is known by PubCo to be the beneficial owner of more than 5% of PubCo’s voting shares;

●	any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of PubCo’s voting shares, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of PubCo’s voting shares; and

●	any firm, corporation or other entity in which any of the foregoing persons is a partner or principal, or in a similar position, or in which such person has a 10% or greater beneficial ownership interest.

PubCo will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to PubCo’s audit committee charter, the audit committee will have the responsibility to review all related party transactions and other potential conflict of interest matters.

As described on page 315 above, PubCo’s board of directors intends to ratify and award cash performance incentive payments of $200,000 to Dr. Luo Feng and $300,000 to Warren Hosseinion Jr. upon consummation of the Business Combination. Both Luo Feng and Warren Hosseinion Jr. are expected to serve as executive officers of PubCo upon the consummation of the Business Combination. Luo Feng, Oded Levy, Qi Ouyang, Frederick Woodruff Field, and Warren Hosseinion are the proposed director nominees to be elected at the Extraordinary Meeting for PubCo Board.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table and accompanying footnotes sets forth information with respect to the beneficial ownership of (i) Black Hawk Class A Ordinary Shares and Black Hawk Class B Ordinary Shares, as of July 15, 2026, prior to the consummation of the Business Combination, and (ii) the expected ownership of shares of PubCo Common Stock, immediately following the completion of the Business Combination, assuming that no additional Class A Ordinary Shares are redeemed (“No Additional Redemptions”) and, alternatively, that 2,124,077 shares of PubCo Common Stock are redeemed in connection with the Business Combination (“Maximum Redemption”) by:

●	each person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act) who is known by Black Hawk to be the beneficial owner of more than 5% of issued and outstanding shares of Black Hawk Class A Ordinary Shares pre-Business Combination consummation;

●	each person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act) who is, or is expected by Black Hawk to be the beneficial owner of more than 5% of issued and outstanding shares of PubCo Common Stock immediately post-Business Combination consummation;

●	each of the SPAC’s current executive officers and directors, and all current officers and directors of the SPAC as a group, in each case pre-Business Combination consummation; and

●	each person who will become an executive officer or director of the PubCo, and all persons who will become executive officers and directors of PubCo as a group, in each case post-Business Combination consummation.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days from the date of this proxy statement/prospectus.

The beneficial ownership of Black Hawk Ordinary Shares is based on 4,153,577 shares issued and outstanding as of May 31, 2026. The beneficial ownership of Vesicor Common Stock is reflected on an as-converted basis and based on 16,116,034 shares of Vesicor Common Stock and 4,393,596 warrants of Vesicor Warrant, as converted, issued and outstanding as of July 28, 2026.

The expected beneficial ownership of shares of PubCo Common Stock After the Business Combination Assuming No Redemption in the table below is based on the assumption that no additional Public Shareholders exercise redemption rights on or prior to the upon consummation of the Business Combination.

The expected beneficial ownership of shares of PubCo Common Stock After the Business Combination Assuming Maximum Redemptions in the table below is based on the assumption that 2,124,077 Public Shares are redeemed, resulting in an aggregate cash payment of approximately $24million out of the Trust Account. As all of the Black Hawk Insiders (as well as other holders of Founders Shares) waived their redemption rights, only redemptions by Public Shareholders are reflected in this presentation.

	Pre-Business Combination			Post-Business Combination
				Assuming No Redemption					Assuming Maximum Redemption
Name and Address of Beneficial Owner	Number of Blackhawk Class A Ordinary Shares Beneficially Owned	% of Class	% of Voting Power	Shares of Pubco Common Stock Beneficially Owned	% of Class	Shares of Pubco Preferred Stock Beneficially Owned	% of Class	% of Voting Power	Shares of Pubco Common Stock Beneficially Owned	% of Class	Shares of Pubco Preferred Stock Beneficially Owned	% of Class	% of Voting Power
Officers and Directors of Black Hawk Prior to the Consummation of the Business Combination:(1)
Kent Louis Kaufman(2)	1,960,500	21.96%	21.96%	-	-	-	-	-	-	-	-	-	-
Jonathan Ginsberg	-	-	-	-	-	-	-	-	-	-	-	-	-
Daniel M. McCabe	-	-	-	-	-	-	-	-	-	-	-	-	-
Terry W. Protto	-	-	-	-	-	-	-	-	-	-	-	-	-
All Directors and Officers as a group (four individuals)	1,960,500	21.96%	21.96%	-	-	-	-	-	-	-	-	-	-
Officers and Directors After the Consummation of the Business Combination:(3)
Warren Hosseinion. Chairman of the Board	-	-	-	1,177,496	9.51%	-	-	9.51%	1,362,668	13.29%	-	-	13.29%
Luo Feng, CEO and Director	-	-	-	648,476	5.24%	-	-	5.24%	750,455	7.32%	-	-	7.32%
Michael Tolentino, CEO				244,532	1.98%	-	-	1.98%	282,988	2.76%	-	-	2.76%
Mitchell Creem, CFO	-	-	-	119,456	0.96%	-	-	0.96%	138,242	1.35%	-	-	1.35%
Warren Hosseinion Jr., COO	-	-	-	273,042	2.21%	-	-	2.21%	315,981	3.08%	-	-	3.08%
Oded Levy - Director	-	-	-	339,028	2.74%	-	-	2.74%	392,343	3.83%	-	-	3.83%
Frederick Woodruff Field - Director				144,029	1.16%	-	-	1.16%	166,678	1.63%	-	-	1.63%
Qi Ouyang	-	-	-	-	-	-	-	-	-	-	-	-	-
All Directors and Officers as a group (8 individuals)	-	-	-	2,946,059	23.79%	-	-	23.79%	3,409,355	33.26%	-	-	33.26%
Greater than 5% Holders:
Elisa Luqman	-	-	-	546,085	4.41%	-	-	4.41%	631,962	6.16%	-	-	6.16%
Black Hawk Management LLC(4)	1,960,500	21.96%	21.96%	1,960,500	15.83%	-	-	15.83%	1,095,500	10.68%	-	-	10.68%
Karpus Investment Management(5)	997,429	11.17%	11.17%	997,429	8.06%	-	-	8.06%	997,429	9.72%	-	-	9.72%
First Trust Merger Arbitrage Fund(6)	611,000	6.84%	6.84%	611,000	4.93%	-	-	4.93%	611,000	5.96%	-	-	5.96%
First Trust Capital Management L.P./First Trust Capital Solutions L.P./FTCS Sub GP LLC(6)	796,020	8.91%	8.91%	796,020	6.43%	-	-	6.43%	796,020	7.76%	-	-	7.76%
Mizuho Financial Group, Inc(7)	767,000	8.59%	8.59%	767,000	6.19%	-	-	6.19%	767,000	7.48%	-	-	7.48%
Kerry Propper/Antonio Ruiz-Gimenez(8)	614,998	6.89%	6.89%	614,998	4.97%	-	-	4.97%	614,998	6.00%	-	-	6.00%
AQR Capital Management, LLC(9)	520,640	5.83%	5.83%	520,640	4.21%	-	-	4.21%	520,640	5.08%	-	-	5.08%
AQR Capital Management Holdings, LLC(9)	520,640	5.83%	5.83%	520,640	4.21%	-	-	4.21%	520,640	5.08%	-	-	5.08%
AQR Arbitrage, LLC(9)	520,640	5.83%	5.83%	520,640	4.21%	-	-	4.21%	520,640	5.08%	-	-	5.08%

(1)	Unless otherwise noted, the business address of each of the following entities or individuals is c/o Black Hawk Acquisition Corporation, 4125 Blackhawk Plaza Circle, Suite 166, Danville, CA 94506.
(2)	It includes the shares owned by Black Hawk Management LLC, a Delaware limited liability company, which is controlled by Mr. Kent Louis Kaufman.
(3)	Unless otherwise indicated, the business address of each individual is 207 S. Santa Anita Avenue, Suite P-15, San Gabriel, California 91776.
(4)	Mr. Kent Louis Kaufman has voting and dispositive power over the shares owned by Black Hawk Management LLC.
(5)	Based on information provided in a Schedule 13G filed on June 7, 2024. Karpus Investment Management (the “Reporting Person”) is a registered investment adviser under Section 203 of the Investment Advisers Act of 1940. Karpus is controlled by City of London Investment Group plc (“CLIG”), which is listed on the London Stock Exchange. However, in accordance with SEC Release No. 34-39538 (January 12, 1998), effective informational barriers have been established between Karpus and CLIG such that voting and investment power over the subject securities is exercised by Karpus independently of CLIG, and, accordingly, attribution of beneficial ownership is not required between Karpus and CLIG. The shares to which the Schedule 13G relate are owned directly by the accounts managed by Karpus. The Reporting Person has sole voting power over 847,429 shares and sole dispositive power over 997,429 shares. The address of the principal office of the Reporting Persons is 183 Sully’s Trail, Pittsford, New York 14534.
(6)	Based on information provided in a Schedule 13G/A filed on February 14, 2025. First Trust Merger Arbitrage Fund (“VARBX”), First Trust Capital Management L.P. (“FTCM”), First Trust Capital Solutions L.P. (“FTCS”) and FTCS Sub GP LLC (“Sub GP”) made certain joint filing statement, dated February 14, 2025. The principal business address of FTCM, FTCS and Sub GP is 225 W. Wacker Drive, 21st Floor, Chicago, IL 60606. The principal business address of VARBX is 235 West Galena Street, Milwaukee, WI 53212.
(7)	Based on information provided in a Schedule 13G/A filed on May 13, 2025. Mizuho Financial Group, Inc has sole voting power and sole dispositive power over the subject shares. The address of the principal office of the Reporting Persons is 1-5-5, Otemachi, Chiyoda-ku, Tokyo, 100-8176, Japan.
(8)	Based on information provided in a Schedule 13G filed on November 12, 2024. Kerry Propper and Antonio Ruiz-Gimenez (together, the “Reporting Persons”) made certain joint filing statement, dated November 12, 2024. The Ordinary Shares reported therein are held by private funds managed by registered investment advisers whose managing members are Kerry Propper and Antonio Ruiz-Gimenez. Each of the Reporting Persons disclaims beneficial ownership of the Black Hawk’s shares of Ordinary Shares except to the extent of that person’s pecuniary interest therein. The address of the principal office of the Reporting Persons is 1 Pennsylvania Plaza, 48th Floor New York, New York 10119.
(9)	Based on information provided in a Schedule 13G filed on November 14, 2024. AQR Capital Management Holdings, LLC, AQR Capital Management, LLC, and AQR Arbitrage, LLC (together, the “Reporting Persons”) made certain joint filing statement, dated November 14, 2024. AQR Capital Management, LLC is a wholly owned subsidiary of AQR Capital Management Holdings, LLC. AQR Arbitrage, LLC is deemed to be controlled by AQR Capital Management, LLC. The address of the principal office of the Reporting Persons is One Greenwich Plaza, Greenwich, CT 06830.
(10)	The information assumes the following: (i) a $70,000,000 merger valuation and (ii) the exercise of Vesicor equity rights in connection with the Business Combination. Unless otherwise indicated, Black Hawk believes that all persons named in the table will have, immediately after the consummation of the Business Combination, sole voting and investment power with respect to all Black Hawk securities beneficially owned by them. Unless otherwise noted, the address for the persons in the table is 207 South Santa Anita Street, Suite P-15, San Gabriel, CA 91776.

DESCRIPTION OF PUBCO SECURITIES

Description of PubCo Securities upon consummation of the Business Combination

The following summary sets forth the material terms of PubCo’s securities following the completion of the Business Combination. This summary is not intended to be a complete summary of the rights and preferences of such securities. The full text of the PubCo’s Proposed Certificate of Incorporation and the PubCo’s Proposed Bylaws are attached as Annex B and Annex C, respectively, to this proxy statement/prospectus. You are encouraged to read the applicable provisions of the DGCL and the PubCo Organizational Documents in their entirety for a complete description of the rights and preferences of PubCo’s securities following the Business Combination.

Authorized and Outstanding Stock

The PubCo Organizational Documents authorize the issuance of 500,000,000 shares of all classes of capital stock of PubCo consisting of (i) 450,000,000 Class A Common Stock, par value $0.0001 per share, and (ii) 50,000,000 Class B Common Stock, par value $0.0001 per share. Preferred stock may be issued from time to time, in one or more series, each series to be appropriately designated by a distinguishing letter or title, prior to the issue of any shares thereof.

Common Stock

Voting. [Holders of the Class B common stock will be entitled to ten (10) votes per share] and holders of Class A common stock shall be entitled to one vote per share on all matters properly submitted to the PubCo’s stockholders entitled to vote thereon. With respect to the removal of directors or adoption or amendment of any provision inconsistent with the Proposed Bylaws, it should be determined by the affirmative vote of the holders of at least 66 2⁄3% of the voting power of the stock outstanding and entitled to vote generally in the election of directors voting together as a single class. All other matters presented to PubCo’s stockholders at a meeting at which a quorum is present shall be determined by the vote of a majority of the votes cast by PubCo’s stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, the PubCo Organizational Documents (as further described below) or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter.

Dividends. The holders of shares of PubCo Common Stock are entitled to receive dividends, as and if declared by the PubCo Board out of legally available funds.

Liquidation Rights. Upon the voluntary or involuntary liquidation, dissolution or winding up of the PubCo, the net assets of the PubCo shall be distributed pro rata to the holders of the Common Stock.

Preferred Stock

PubCo is authorized to issue up to [     ] shares of preferred stock, par value $[     ] per share. The PubCo Board will be expressly authorized to provide, out of the unissued shares of the preferred stock, one or more series of preferred stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the PubCo providing for the issuance of such series and included in a certificate of designation filed pursuant to the DGCL, and the PubCo Board is expressly vested with the authority to the full extent provided by law to adopt any such resolution or resolutions.

Exclusive Forum

The PubCo Organizational Documents provide that, unless PubCo consents in writing to the selection of an alternative forum, (a) the sole and exclusive forum for any complaint asserting any internal corporate claims (as defined below), to the fullest extent permitted by law, and subject to applicable jurisdictional requirements, shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have, or declines to accept, jurisdiction, another state court or a federal court located within the State of Delaware); and (b) the sole and exclusive forum for any complaint asserting a cause of action arising under the Securities Act of 1933, to the fullest extent permitted by law, shall be the federal district courts of the United States of America. Notwithstanding anything herein to the contrary, and for the avoidance of doubt, this term shall not apply to suits brought to enforce a duty or liability created by the Exchange Act. For purposes of this term, internal corporate claims means claims, including claims in the right of the Corporation that are based upon a violation of a duty by a current or former director, officer, employee or stockholder in such capacity, or as to which the DGCL confers jurisdiction upon the Court of Chancery.

The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with PubCo or any of its directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provision contained in the Certificate of Incorporation of PubCo to be inapplicable or unenforceable in an action, PubCo may incur additional costs associated with resolving such action in other jurisdictions, which could harm its business, operating results and financial condition.

Anti-Takeover Effects of Provisions of the PubCo Certificate of Incorporation and Bylaws

The provisions of the PubCo Certificate of Incorporation and the PubCo Bylaws and provisions of the DGCL summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the closing price for your shares of PubCo Common Stock.

The PubCo Certificate of Incorporation and the PubCo Bylaws will contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the PubCo Board and that may have the effect of delaying, deferring or preventing a future takeover or change in control of PubCo unless such takeover or change in control is approved by the PubCo Board.

These provisions include:

Advance Notice Procedures. The PubCo Bylaws provide that PubCo stockholders seeking to bring business before PubCo’s annual meeting of stockholders, or to nominate candidates for election as directors at PubCo’s annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by PubCo secretary at PubCo’s principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in PubCo’s annual proxy statement must comply with the notice periods contained therein. The PubCo Bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude PubCo’s stockholders from bringing matters before PubCo’s annual meeting of stockholders or from making nominations for directors at PubCo’s annual meeting of stockholders.

Authorized but Unissued Shares. PubCo’s authorized but unissued shares of PubCo Common Stock and preferred stock will be available for future issuance without stockholder approval, subject to rules of the securities exchange on which the PubCo Common Stock is listed. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, in connection with the redemption or exchange of PubCo Rights and employee benefit plans. The existence of authorized but unissued shares of PubCo Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of PubCo Common Stock by means of a proxy contest, tender offer, merger or otherwise.

Special Meetings of Stockholders. The PubCo Bylaws provide that special meetings of PubCo’s stockholders may be called only by the Chairman, the Chief Executive Officer or a majority of the directors then in office.

Business Combinations. PubCo is subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in the following prescribed manner:

●	prior to the time of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (i) shares owned by persons who are directors and also officers and (ii) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; and

●	on or subsequent to the time of the transaction, the business combination is approved by the board and authorized at an annual meeting stockholders, and not by written consent, by the affirmative vote of at least 66⅔% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, for purposes of Section 203, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, owned 15% or more of a corporation’s outstanding voting securities.

Such provisions may encourage companies interested in acquiring PubCo to negotiate in advance with the PubCo Board because the stockholder approval requirement would be avoided if the PubCo Board approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. However, such provisions also could discourage attempts that might result in a premium over the closing price for the shares held by stockholders. These provisions also may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Limitations of Liability and Indemnification of Directors and Officers

The DGCL authorizes corporations to limit or eliminate, subject to certain conditions, the personal liability of directors and officers to corporations and their stockholders for monetary damages for breach of their fiduciary duties. The PubCo Organizational Documents will limit the liability of our directors and officers to the fullest extent permitted by Delaware law.

PubCo expects to purchase director and officer liability insurance to cover liabilities its directors and officers may incur in connection with their services to the Combined Company, including matters arising under the Securities Act. The PubCo Organizational Documents also will provide that PubCo will indemnify its directors and officers to the fullest extent permitted by Delaware law. In addition, PubCo intends to enter into customary indemnification agreements with each of our officers and directors.

There is no pending litigation or proceeding involving any of PubCo’s directors, officers, employees or agents in which indemnification will be required or permitted. PubCo is not aware of any threatened litigation or proceedings that may result in a claim for such indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers or persons controlling the Combined Company, PubCo has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer Agent and Registrar

The transfer agent of PubCo will be Continental Stock Transfer & Trust Company and its contact information is:

Continental Stock Transfer & Trust Company
1 State Street Plaza, 30th Floor
New York, New York 10004

Listing of Common Stock

PubCo intends to apply for the listing of the PubCo Common Stock on Nasdaq following the completion of the Business Combination under the symbol “VESI.”

Dividends

The payment of cash dividends in the future will be dependent upon PubCo’s revenues and earnings, if any, capital requirements and general financial conditions subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the PubCo Board at such time.

DESCRIPTION OF VESICOR SECURITIES

The following is a description of the material terms of, and is qualified in its entirety by, our amended and restated certificate of incorporation and amended and restated bylaws, which are filed as exhibits to this registration statement of which this proxy statement/prospectus is a part. For a complete description of our capital stock, you should refer to our Articles of Incorporation and Bylaws, and the applicable provisions of California law. In this section, “we,” “us,” “our,” “the company” and “our company” refer to Vesicor Therapeutics, Inc., a California corporation. In accordance with the provisions of the Business Combination Agreement, the company will reincorporate from the State of California to the State of Delaware at least one business day prior to the closing of the Business Combination. The following is a description of the rights of Common Stock and related provisions of the company’s Amended and Restated Articles of Incorporation (the “Articles”) and Bylaws (the “Bylaws”) and applicable California law. This description is qualified in its entirety by, and should be read in conjunction with, the Articles, Bylaws and applicable California Corporation Code and underlying regulations (collectively, “CORP”).

Authorized Capital Stock. Our purpose is to engage in any lawful act or activity for which corporations may be organized under the CORP. Our authorized capital stock consists of only one class of capital stock, being the Common Stock, with 100,000,000 authorized shares, no par value per share, (“Common Stock”). The company has no other class or series of capital stock authorized under our Articles of Incorporation. As of the date of this proxy statement/prospectus, there are 11,738,041 shares of Common Stock issued and outstanding.

Common Stock Voting Rights. Each holder of our Common Stock is entitled to one vote per share on all matters submitted to a vote of the stockholders. The holders of our Common Stock do not have cumulative voting rights in the election of directors.

Dividend rights. The holders of our common stock are entitled to receive dividends as may be declared from time to time by our board of directors out of legally available funds. See the section titled “Dividend Policy” for additional information.

Liquidation. In the event of our liquidation, dissolution, or winding up and after payment in full of all amounts required to be paid to creditors, holders of our Common Stock will be entitled to share ratably in the net assets legally available for distribution to stockholders.

Rights and Preferences. Holders of our Common Stock have no pre-emptive, conversion, or subscription rights, and there are no redemption or sinking fund provisions applicable to our Common Stock.

No cumulative Voting. Under Section 7615(a) of the CORP, the right to vote cumulatively does not exist unless the articles of incorporation or bylaws specifically authorizes cumulative voting. Our Articles and Bylaws do not authorize cumulative voting. Therefore, stockholders holding a majority in voting power of the then-outstanding shares of our stock entitled to vote generally in the election of directors are able to elect all of our directors.

Fully paid and non-assessable. All shares of our Common Stock that will be outstanding at the time of the completion of the offering will be fully paid and non-assessable.

Dividends. The CORP prohibits a corporation or any of its subsidiaries from paying dividends unless board of directors has determined in good faith either of the following:(1) The amount of retained earnings of the corporation immediately prior to the distribution equals or exceeds the sum of (A) the amount of the proposed distribution plus (B) the preferential dividends arrears amount or (2) Immediately after the distribution, the value of the corporation’s assets would equal or exceed the sum of its total liabilities plus the preferential rights amount.

Authorized but unissued capital stock. CORP does not require stockholder approval for any issuance of authorized shares. Authorized but not issued shares may be used for a variety of corporate business and financial purposes.

Business combinations. The company is not subject to the fairness opinion requirements of Section 1203 for an acquisition transaction between a California corporation and an “interested party” (as defined in Section 1203(a)(5)) because it qualifies for an exception based on having fewer than 100 shareholders.

Stockholder action by Written Consent. Section 603(a) of the CORP provides that, unless otherwise provided in the articles of incorporation, any action that may be taken at any annual or special meeting of shareholders may be taken without a meeting and without prior notice, if a consent in writing setting forth the action so taken shall be provided by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all shares entitled to vote thereon were present and voted. Our Articles do not prohibit stockholder action by written consent.

Dissenters’ Rights of Appraisal and Payment. Chapter 13 of CORP provides for dissenters’ rights to stockholders whereby they can require the corporation to buy their shares for cash at an agreed upon price, or if they and the corporation fail to agree, at an appraised price. Pursuant to Section 1300(a), dissenters’ rights are available when the approval of the outstanding shares is required for a “reorganization” of the corporation pursuant to Sections 1201(a), (b), (e) or (f).Although a short-form merger is not a “reorganization” as defined in Section 181 of CORP, the minority shareholders of a subsidiary in a short-form merger are entitled to dissenters’ rights under Chapter 13 pursuant to Section 1110(h).

Stockholders’ Derivative Actions. Under Section 800 of CORP, a stockholder bring a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction or act to which the action relates and stockholder also, prior to bringing any lawsuit, does the following: (1) makes a written demand on the corporation that describes the alleged wrong or misconduct with particularity (that is the description is sufficient enough to put the board of directors on notice and to allow the board of directors to decide whether to initiate litigation and (2) assert in the written demand that action be taken by the corporation to redress the alleged wrong. The corporation may require posting of a bond, not to exceed $50,000, by the stockholder if the corporation can establish that there’s no reasonable possibility the requested lawsuit will benefit the corporation or its stockholders.

Limitations on Liability and Indemnification of Officers and Directors. Section 317 of CORP authorizes a corporation to indemnify any person (a) who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with the proceeding if such person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, such person had no reasonable cause to believe the conduct of the person was unlawful and (b) who was or is a party or is threatened to be made a party to any threatened, pending, or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was an agent of the corporation, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of the action if such person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation. No indemnification shall be made, however, (i) in respect of any claim, issue, or matter as to which such person has been adjudged to be liable to the corporation in the performance of such person’s duty to the corporation and its stockholders, unless and only to the extent that the court in which such proceeding is or was pending shall determine on application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for expenses and then only to the extent that the court shall determine, (ii) amounts paid in settling or otherwise disposing of a pending action without court approval, or (iii) expenses incurred in defending a pending action that is settled or otherwise disposed of without court approval. CORP further provides that a corporation must indemnify an agent of the corporation if he or she has been successful on the merits in defense of any proceeding, or in defense of any claim, issue or matter therein, against expenses actually and reasonably incurred by such agent in connection therewith. The indemnification authorized by CORP shall not be deemed exclusive of any additional rights to indemnification for breach of duty to the corporation and its stockholders while acting in the capacity of a director or officer of the corporation to the extent the additional rights are authorized by an article provision adopted pursuant to CORP.

Section 204(a)(10) of CORP permits a corporation to provide in its articles of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of such director’s duties, except that such a provision may not eliminate or limit the liability of directors (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its stockholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit or is liable for a material financial interest under Section 310 of CORP, (iv) for acts or omissions that show a reckless disregard for the director’s duty to the corporation or its stockholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of serious injury to the corporation or its stockholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its stockholders, or (vi) for authorizing unlawful distributions.

The Articles provide for the indemnification of officers and directors to the fullest extent permitted by CORP and for elimination of directors’ and officers’ liability to the extent permitted under CORP.

There is currently no pending material litigation or proceeding involving any of our directors, officers, or employees for which indemnification is sought.

Transfer Agent and Registrar. The transfer agent and registrar for our common stock is Continental Stock Transfer and Trust Company.

The above summary of the Common Stock is qualified in its entirety by reference to the Articles, which are attached as Annex B to this proxy statement/prospectus.

Warrants to Purchase Shares of Common Stock. The company has issued and unexercised warrants to purchase shares of Common Stock held by 24 investors and placement agent for the offering of the warrants. Each warrant provides for an exercise price of $1.875 per share and an expiration date of six years from date of issuance. The warrants were issued in connection with the company’s private offering (the “Offering”) of investment units of the company consisting of a Common Stock and warrants to purchase Common Stock in made in 2023, 2024 and 2025. In addition, the company has issued and unexercised warrants to purchase shares of Common Stock held by 24 investors (including one director) for the offering of the warrants. Each warrant provides for an exercise price of $.9375 per share and an expiration date of six years from date of issuance. The warrants were issued in connection with the company’s private offering (the “Offering”) of investment units of the company consisting of a Common Stock and warrants to purchase Common Stock in made in 2025 and 2026.If all of the warrants issued to investors and placement agents were exercised, the total number of shares of Common Stock issued would be 19,902,963, among which two placement agents for the private offerings hold warrants to purchase a total of 432,001 shares of Common Stock on the same terms as the warrants issued to the 212 investors. Each warrant may be exercised in whole or in part upon written demand of the warrant holder and payment of the exercise price. No fractional shares may be issued in the exercise of a warrant.

The warrants do not entitle the holders hereof to any voting rights or other rights as a stockholder of the company prior to the exercise hereof.

Any fractional shares are rounded down to the nearest whole number. The exercise price and number of shares of Common Stock issuable under a warrant is adjusted in the event of:

(1)	If Vesicor:

(a)	pays a dividend or makes a distribution on its Common Stock, in each case, in shares of its Common Stock;

(b)	subdivides its outstanding shares of Common Stock into a greater number of shares;

(c)	combines its outstanding shares of Common Stock into a smaller number of shares;

(d)	makes a distribution on its Common Stock in shares of its capital stock other than Common Stock; or

(e)	issues by reclassification of its shares of Common Stock any shares of its capital stock;

then the number and classes of shares purchasable upon exercise of each warrant in effect immediately prior to such action shall be adjusted so that the holder of any warrant thereafter exercised may receive the number and classes of shares of capital stock of the company which such holder would have owned immediately following such action if such holder had exercised the warrant immediately prior to such action.

Each warrant may be transferred by the holder, subject to compliance with applicable federal and state securities laws and providing an opinion of counsel attesting that the transfer does not require registration of the warrant and underlying shares of Common Stock under the Securities Act. There are no registration rights for the warrants.

The company must at all times reserve and keep available, solely for issuance and delivery on the exercise of the warrant, sufficient number of shares of Common Stock from time to time issuable on the exercise of the warrants.

If the company is a party to a consolidation, merger or transfer of assets that reclassifies or changes its outstanding Common Stock, the successor corporation (or corporation controlling the successor corporation or the company, as the case may be) shall by operation of law assume the company’s obligations under the warrants.

This summary of the warrants is qualified in its entirety by reference to the Form of Warrant Agreement filed as Exhibit 4.6 to this proxy statement/prospectus.

Restricted Securities. The shares of Common Stock, the warrants, and shares of Common Stock underlying the warrants are “restricted securities” as defined in Rule 144 of the Securities Act. These securities were issued in private offerings in reliance on Section 4(a)(2) and Rule 506(b) of Regulation D under the Securities Act.

APPRAISAL RIGHTS

Public Shareholders do not have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.

HOUSEHOLDING INFORMATION

Unless Black Hawk has received contrary instructions, Black Hawk may send a single copy of this proxy statement/prospectus to any household at which two or more stockholders reside if Black Hawk believes the stockholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce Black Hawk’s expenses. However, if stockholders prefer to receive multiple sets of Black Hawk’s disclosure documents at the same address this year or in future years, the stockholders should follow the instructions described below. Similarly, if an address is shared with another stockholder and together both of the stockholders would like to receive only a single set of Black Hawk’s disclosure documents, the stockholders should follow these instructions:

If the Ordinary Shares are registered in the name of the shareholder, the shareholder should contact Black Hawk’s offices at Black Hawk Acquisition Corporation, 4125 Blackhawk Plaza Circle, Suite 166, Danville, CA 94506. If a bank, broker or other nominee holds the shares, the shareholder should contact the bank, broker or other nominee directly.

TRANSFER AGENT AND REGISTRAR

The transfer agent for Black Hawk’s securities is the Continental Stock Transfer & Trust Company.

SUBMISSION OF PROPOSALS

The Black Hawk Board is aware of no other matter that may be brought before the Extraordinary General Meeting.

FUTURE PROPOSALS

For any proposal to be considered for inclusion in PubCo’s proxy statement and form of proxy for submission to the stockholders at PubCo’s 2026 annual meeting of stockholders, it must be submitted in writing and comply with the requirements of Rule 14a–8 of the Securities Exchange Act of 1934. Such proposals must be received by PubCo at its offices at 207 S. Santa Anita Avenue, Suite P-15, San Gabriel, California 91776, Attention: Corporate Secretary, within a reasonable time before PubCo begins to print and send its proxy materials for the 2026 annual meeting.

In addition, the Proposed Bylaws, which will be effective upon the closing of the Business Combination, provide in Section 2.10(a)(ii) notice procedures for stockholders to nominate a person as a director and to propose business (other than director nominations) to be considered by stockholders at a meeting. To be timely, a stockholder’s notice must be received by the corporate secretary of PubCo (the “Secretary”) at the principal executive offices of PubCo not earlier than the close of business on the 120th day nor later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting (in the case of the first annual meeting of stockholders held after January 1, 2025, the date of the preceding year’s annual meeting of the stockholders shall be deemed to be June 30, 2025); provided, however, that in the event that the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 60 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so received no earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such annual meeting was first made by PubCo. Thus, for our 2026 annual meeting of stockholders, assuming the Meeting is held on or about June 30, 2026, notice of a nomination or proposal must be received by the Secretary no later than April 1, 2026 and no earlier than March 2, 2026. Nominations and proposals also must satisfy other requirements set forth in the proposed Bylaws. If any stockholder nomination or proposal not made in compliance with the foregoing procedures, the chairperson of the meeting may declare that such nomination or proposal shall not be presented for stockholder action at the meeting and shall be disregarded.

WHERE YOU CAN FIND MORE INFORMATION

Black Hawk files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on Black Hawk at the SEC web site containing reports, proxy statements and other information at: http://www.sec.gov.

Black Hawk has filed a registration statement on Form S-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement. Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement/prospectus.

All information contained in this document relating to Black Hawk has been supplied by Black Hawk, and all such information relating to Vesicor has been supplied by Vesicor. Information provided by one another does not constitute any representation, estimate or projection of the other.

If you would like additional copies of this document or if you have questions about the Business Combination, you should contact Black Hawk via phone or in writing (at least five (5) business days prior to the Extraordinary General Meeting): [__].

LEGAL MATTERS

Celine & Partners PLLC, New York, New York, has passed upon the validity of the securities offered in this proxy statement/prospectus.

EXPERTS

The financial statements of Black Hawk as of November 30, 2025 and 2024 and for the years then ended, included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph regarding Black Hawk’s ability to continue as a going concern) of MaloneBailey, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Vesicor as of December 31, 2025 and 2024, and for the years ended December 31, 2025 and 2024, included in this proxy statement/prospectus, have been audited by Prager Metis CPAs LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are included in reliance upon the report (which contains an explanatory paragraph regarding Vesicor’s ability to continue as a going concern) of such firm given their authority as experts in accounting and auditing.

INDEX TO FINANCIAL STATEMENTS

BLACK HAWK ACQUISITION CORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Black Hawk Acquisition Corporation

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Black Hawk Acquisition Corporation and its subsidiary (collectively, the “Company”) as of November 30, 2025 and 2024, and the related consolidated statements of operations, changes in shareholders’ equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial positions of the Company as of November 30, 2025 and 2024 and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Matter

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company currently lacks the liquidity it needs to sustain operations for a reasonable period of time and the Company’s business plan is dependent on the completion of a business combination within a prescribed period of time and if not completed will cease all operations except for the purpose of liquidating which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ MaloneBailey, LLP

www.malonebailey.com

We have served as the Company’s auditor since 2023.

Houston, Texas

March 6, 2026

BLACK HAWK ACQUISITION CORPORATION
CONSOLIDATED BALANCE SHEETS

	November 30,
	2025	2024
Assets:
Current Assets
Cash	$39,521	$264,842
Prepaid expenses	11,269	49,229
Total Current Assets	50,790	314,071

Investments held in Trust Account	23,827,149	71,829,264
Total Assets	$23,877,939	$72,143,335

Liabilities, Shares Subject to Redemption and Shareholders’ Deficit
Current Liabilities
Due to target company	$575,000	$-
Accrued offering costs and expenses	296,410	70,978
Accrued interest expenses	15,454	-
Convertible notes – related party	595,369	-
Total Current Liabilities	1,482,233	70,978

Deferred underwriting fee payable	2,415,000	2,415,000
Total Liabilities	3,897,233	2,485,978

Commitments and Contingencies – see Note 6
Class A ordinary shares subject to possible redemption, $0.0001 par value; 500,000,000 shares authorized; 2,214,077 shares and 6,900,000 share issued and outstanding at redemption value of $11.22 and $10.41 as of November 30, 2025 and 2024, respectively	23,827,149	71,829,264

Shareholders’ Deficit
Class A ordinary shares, $0.0001 par value; 450,000,000 shares authorized; 2,029,500 shares issued and outstanding	203	203
Additional paid-in capital	4,538	-
Accumulated deficit	(3,851,184)	(2,172,110)
Total Shareholders’ Deficit	(3,846,443)	(2,171,907)
Total Liabilities and Shareholders’ Deficit	$23,877,939	$72,143,335

The accompanying notes are an integral part of these consolidated financial statements.

BLACK HAWK ACQUISITION CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended November 30,	For the Year Ended November 30,
	2025	2024
General and administrative expenses	$795,510	$492,131
Related party administrative fees	120,000	83,945
Loss from Operations	(915,510)	(576,076)

Other income (expense):
Interest income	1,798	7,515
Interest earned on investments held in Trust Account	2,258,631	2,484,264
Interest expense	(15,454)	-
Change in fair value of derivative liability	92	-
Total other income, net	2,245,067	2,491,779
Net income	$1,329,557	$1,915,703

Basic and diluted weighted average shares outstanding, Class A ordinary shares subject to possible redemption	5,002,716	4,769,672

Basic and diluted net income per share, Class A ordinary shares subject to possible redemption	$0.19	$0.29

Basic and diluted weighted average shares outstanding, non-redeemable Class A ordinary shares	2,029,500	1,935,488

Basic and diluted net income per share, non-redeemable Class A ordinary shares	$0.19	$0.29

The accompanying notes are an integral part of these consolidated financial statements.

BLACK HAWK ACQUISITION CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)

For the Year Ended November 30, 2025

	Ordinary Shares				Additional		Total
	Class A		Class B		Paid-in	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance – November 30, 2024	2,029,500	$203	-	$-	$-	$(2,172,110)	$(2,171,907)
Remeasurement of common stock subject to possible redemption	-	-	-	-	-	(3,008,631)	(3,008,631)
Reclassification of derivative loss to APIC	-	-	-	-	4,538	-	4,538
Net income	-	-	-	-	-	1,329,557	1,329,557
Balance – November 30, 2025	2,029,500	$203	-	$-	$4,538	$(3,851,184)	$(3,846,443)

For the Year Ended November 30, 2024

	Ordinary Shares				Additional		Total Shareholders’
	Class A		Class B		Paid-in	Accumulated	Equity
	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit)
Balance – November 30, 2023	-	$-	1,725,000	$172	$24,828	$(18,853)	$6,147
Proceeds from sale of IPO Units	6,900,000	690	-	-	68,999,310	-	69,000,000
Proceeds from sale of Private Placement Units	235,500	24	-	-	2,354,976	-	2,355,000
Issuance of representative shares	69,000	7	-	-	689,993	-	690,000
Common stock subject to possible redemption	(6,900,000)	(690)	-	-	(69,344,310)	-	(69,345,000)
Conversion of Class B to Class A ordinary shares	1,725,000	172	(1,725,000)	(172)	-	-	-
Underwriter commissions	-	-	-	-	(3,795,000)	-	(3,795,000)
Offering costs	-	-	-	-	(679,743)	165,250	(514,493)
Accretion of additional paid in capital to accumulated deficit	-	-	-	-	1,749,946	(1,749,946)	-
Remeasurement of common stock subject to possible redemption	-	-	-	-	-	(2,484,264)	(2,484,264)
Net income	-	-	-	-	-	1,915,703	1,915,703
Balance – November 30, 2024	2,029,500	$203	-	$-	$-	$(2,172,110)	$(2,171,907)

The accompanying notes are an integral part of these consolidated financial statements.

BLACK HAWK ACQUISITION CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended November 30, 2025	For the Year Ended November 30, 2024
Cash Flows from Operating Activities:
Net income	$1,329,557	$1,915,703
Adjustment to reconcile net income to net cash used in operating activities:
Interest earned on investments held in Trust Account	(2,258,631)	(2,484,264)
Change in fair value of derivative liability	(92)	-
Changes in operating assets and liabilities:
Prepaid expenses	37,960	(49,229)
Accrued offering costs and expenses	240,885	64,125
Net Cash Used in Operating Activities	(650,321)	(553,665)

Cash Flows from Investing Activities:
Purchase of investment held in Trust Account	-	(69,345,000)
Cash deposited in Trust Account	(750,000)	-
Cash withdrawn from Trust to pay redeemed public shareholders	51,010,745	-
Net Cash Provided by (Used in) Investing Activities	50,260,745	(69,345,000)

Cash Flows from Financing Activities:
Proceeds from issuance of promissory note to related party	600,000	-
Proceeds from due to target company	575,000	-
Proceeds from sale of public units	-	69,000,000
Proceeds from sale of private placement units	-	2,355,000
Proceeds from issuance of ordinary shares to underwriter	-	690,000
Proceeds from due from related party	-	30,900
Payment of underwriter compensation	-	(690,000)
Repayment of promissory note - related party	-	(250,000)
Payment of offering costs	-	(1,097,493)
Payment to redeemed public shareholders	(51,010,745)	-
Net Cash (Used in) Provided by Financing Activities	(49,835,745)	70,038,407

Net Change in Cash	(225,321)	139,742
Cash, Beginning of Year	264,842	125,100
Cash, End of Year	$39,521	$264,842

Supplemental Disclosure of Non-cash Financing Activities:
Issuance of convertible note - recognition of derivative liability	$4,630	$-
Reclassification of Derivative Liability to APIC	$4,538	$-
Conversion of Class B to Class A shares	$-	$172
Initial classification of common stock subject to possible redemption	$-	$69,345,000
Accretion of additional paid in capital to accumulated deficit	$-	$1,749,946
Remeasurement of common stock subject to possible redemption	$3,008,631	$2,484,264
Deferred underwriting fee payable	$-	$2,415,000

The accompanying notes are an integral part of these consolidated financial statements.

BLACK HAWK ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations

Black Hawk Acquisition Corporation (the “Company”) is a blank check company incorporated under the laws of the Cayman Islands with limited liability on September 28, 2023. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (“Business Combination”). The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of November 30, 2025, the Company had not commenced any operations. All activities through November 30, 2025 are related to the Company’s formation and the initial public offering (“IPO” as defined below), and subsequent to the IPO, identifying a target company for an initial business combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the IPO. The Company has selected November 30 as its fiscal year end.

The Company’s sponsor is Black Hawk Management LLC (the “Sponsor”), a Delaware limited liability company.

The registration statement for the Company’s IPO became effective on March 20, 2024. On March 22, 2024, the Company consummated the IPO of 6,900,000 units (which does not include the exercise of the over-allotment option by the underwriters in the IPO) at an offering price of $10.00 per unit (the “Public Units’), generating gross proceeds of $69,000,000. Simultaneously with the IPO, the Company sold to its Sponsor 235,500 units at $10.00 per unit (the “Private Units”) in a private placement generating total gross proceeds of $2,355,000, which is described in Note 4.

Transaction costs amounted to $4,309,493, consisted of $690,000 cash underwriting, $2,415,000 deferred underwriting fees (payable only upon completion of a Business Combination), $690,000 issuance of representative shares and $514,493 other offering costs.

Upon the closing of the IPO and the private placement on March 22, 2024, a total of $69,345,000 was placed in a trust account (the “Trust Account”) maintained by Continental Stock Transfer & Trust Company as a trustee and will be invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and that invest only in direct U.S. government treasury obligations. These funds will not be released until the earlier of the completion of the initial Business Combination and the liquidation due to the Company’s failure to complete a Business Combination within the applicable period of time. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public shareholders. In addition, interest income earned on the funds in the Trust Account may be released to the Company to pay its income or other tax obligations. With these exceptions, expenses incurred by the Company may be paid prior to a business combination only from the net proceeds of the IPO and private placement not held in the Trust Account.

Pursuant to Nasdaq listing rules, the Company’s initial Business Combination must occur with one or more target businesses having an aggregate fair market value equal to at least 80% of the value of the funds in the Trust account (excluding any deferred underwriting discounts and commissions and taxes payable on the income earned on the Trust Account), which the Company refers to as the 80% test, at the time of the execution of a definitive agreement for its initial Business Combination, although the Company may structure a Business Combination with one or more target businesses whose fair market value significantly exceeds 80% of the trust account balance. If the Company is no longer listed on Nasdaq, it will not be required to satisfy the 80% test. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide its holders of the outstanding Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its franchise and income tax obligations). The Public Shares subject to redemption will be recorded at a redemption value and classified as temporary equity upon the completion of the Proposed Offering in accordance with the Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”

Currently, the Company’s amended and restated certificate of incorporation prohibited the Company from redeeming Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 immediately prior to or upon consummation of its initial business combination. The Company intends to remove this limitation from its governing documents. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its amended and restated memorandum and articles of association, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transaction is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the Company’s Sponsor and any of the Company’s officers or directors that may hold Founder Shares (as defined in Note 5) (the “Initial Shareholders”) and the underwriters have agreed (a) to vote their Founder Shares, Private Shares (as defined in Note 4), Shares issued as underwriting commissions (see Note 6) and any Public Shares purchased during or after the Proposed Public Offering in favor of approving a Business Combination and (b) not to convert any shares (including the Founder Shares) in connection with a shareholder vote to approve, or sell the shares to the Company in any tender offer in connection with, a proposed Business Combination.

If the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the amended and restated memorandum and articles of association provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

The Initial Shareholders have agreed (a) to waive their redemption rights with respect to the Founder Shares, Private Shares, and Public Shares held by them in connection with the completion of a Business Combination and (b) not to propose, or vote in favor of, an amendment to the Amended and Restated Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

The Company will have 15 months (or up to 18 months or up to 21 months if it extends such period) from the closing of the IPO to consummate a Business Combination (the “Combination Period”). If the Company anticipates that that it may not be able to consummate initial business combination within 15 months, the Company’s insiders or their affiliates may, but are not obligated to, extend the period of time to consummate a business combination two times by an additional three months each time (for a total of 21 months to complete a business combination) (the “Combination Period”). In order to extend the time available for the Company to consummate a Business Combination, the Sponsor or its affiliate or designees must deposit into the Trust Account $690,000 ($0.10 per Public Share) or an aggregate of $1,380,000, on or prior to the date of the applicable deadline.

If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account including interest (which interest shall be net of taxes payable and less up to $100,000 of interest to pay liquidation and dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor and the other Initial Shareholders have agreed to waive their liquidation rights with respect to the Founder Shares, and Private Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or the other Initial Shareholders acquires Public Shares in or after the IPO, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than $10.05.

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below $10.05 per Public Share, except as to any claims by a third party who executed a valid and enforceable agreement with the Company waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of Proposed Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims.

On March 10, 2025, the Company entered into a non-binding letter of intent (the “LOI”) with a business combination target, Vesicor Therapeutics, Inc. (“Vesicor”), regarding a potential business combination (the “Transaction”). Vesicor is a California-based early development stage biotechnology corporation focused on the development of p53-based cancer therapeutics delivered via precision-engineered microvesicles.

On March 15, 2025, the Company and Vesicor executed a subsequent letter of intent with an exclusivity period extending until the last day of April 2025 (the “Exclusive LOI”). Pursuant to the LOI, Vesicor deposited two non-refundable deposits totaling $250,000 into the Company’s operating account to cover the costs related to Proposed Transaction.

On April 22, 2025, BH Merger Sub, Inc. (“Merger Sub”), a wholly owned subsidiary of the Company and a Delaware corporation, was formed to be the surviving company after the merger in connection with a contemplated business combination. It has no principal operations or revenue producing activities.

Business Combination Agreement

On April 26, 2025, the Company entered into a Business Combination Agreement (the “Business Combination Agreement”) by and among Vesicor and Merger Sub, of which Vesicor shall reincorporate into the State of Delaware so as to migrate to and domesticate as a Delaware corporation on the day that is one (1) Business Day prior to the Closing Date. The Business Combination Agreement provides, among other things, that on the terms and subject to the conditions set forth therein, (i) the Company will de-register in the Cayman Islands and transfer by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation (the “Domestication”), and (ii) following the Domestication, Merger Sub will merge with Vesicor, resulting in Vesicor being the wholly owned subsidiary of the Company, who will continue to be the listed company on the Nasdaq Stock Market and change its name to Vesicor. At the effective time of the Proposed Transaction, Vesicor’s shareholders and management will receive the right to receive a number of shares of Black Hawk’s common stock equal to the consideration ratio as further specified in the Business Combination Agreement. The shares held by certain Vesicor’s shareholders will be subject to lock-up agreements for a period of six (6) months following the closing of the Proposed Transaction, subject to certain exceptions.

The Transaction values Vesicor at a pre-money equity value of $70 million. Existing Vesicor shareholders and management will not receive any cash proceeds as part of the transaction and will roll over 100% of their equity into the combined company.

The Transaction, which has been approved unanimously by the boards of directors of both Black Hawk and Vesicor, is subject to regulatory approvals, the approvals by the shareholders of Black Hawk and Vesicor, respectively, and the satisfaction of certain other customary closing conditions including the approval by Nasdaq of the listing application of the combined company. The completion of the Business Combination remains subject to the satisfaction or waiver of customary closing conditions, including the effectiveness of the Registration Statement on Form S-4 and Nasdaq listing approval. There can be no assurance as to the timing of the completion of the Business Combination or that it will be completed at all.

2025 Extraordinary General Meeting

The Company filed its definitive proxy statement on June 10, 2025, announcing its Extraordinary General Meeting would be held on June 20, 2025 to vote on three proposals: (i) a proposal by special resolution to amend the Second Amended and Restated Memorandum and Articles of Association to allow the Company to extend the deadline for the Combination Period by up to eighteen (18) one-month extensions, from June 22, 2025 (the “Termination Date”) to December 22, 2026, for a maximum of 36 months from the date of the Company’s initial public offering; (ii) a related proposal by special resolution to amend the Trust Agreement, dated March 20, 2024, by and between Black Hawk and Continental Stock Transfer & Trust Company, to allow for such one-month extensions, with each extension conditioned upon the deposit into the Trust Account of $0.03 per remaining public share (after redemptions) for each month extended;, and (iii) a proposal, by ordinary resolution, to adjourn the Extraordinary General Meeting, to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Extraordinary General Meeting, there are not sufficient votes to approve the proposals.

On June 20, 2025, the Company held its Extraordinary General Meeting which, without conducting any business was adjourned. The Extraordinary General Meeting was adjourned again on June 23, 2025; June 27, 2025; July 1, 2025; and July 3, 2025 in order to solicit additional votes on the matters listed in the notice of Extraordinary General Meeting and the proxy statement, particularly the Trust Amendment Proposal (further described below).

Also on June 20, 2025, the Company filed a supplemental proxy statement revising the language of the Trust Amendment Proposal. Specifically, the original language referencing deposits of “up to $55,000 per one-month extension” was removed and replaced with a new structure. As revised, the proposal allows Black Hawk to extend the Termination Date up to eighteen (18) times, each for an additional one (1) month, from the current Termination Date to December 22, 2026, by depositing into the Trust Account $0.033 per remaining public share (after redemptions) for each monthly extension, in accordance with the Company’s Trust Agreement, dated March 20, 2024, with Continental Stock Transfer & Trust Company, as trustee.

On July 7, 2025, the Company filed a supplemental proxy statement further amending the Extension Proposal. The amendment revised the proposed termination date from June 22, 2025 to December 22, 2026, and modified the terms of the Trust Agreement Amendment Proposal. Under the revised terms, the Company may extend the deadline to consummate a business combination by up to eighteen (18) one-month periods, with each extension conditioned upon a deposit of $150,000 per month into the Trust Account, in accordance with the Investment Management Trust Agreement, dated March 20, 2024, between the Company and Continental Stock Transfer & Trust Company.

The Company held its Extraordinary General Meeting on July 8, 2025, at which shareholders approved the Extension Proposal and related amendments to Black Hawk’s governing documents and Trust Agreement. As a result, Black Hawk now has the ability to extend the business combination deadline monthly through December 22, 2026, subject to making the required $150,000 monthly deposits into the Trust Account.

In connection with the Extraordinary General Meeting, holders of 4,775,923 public ordinary shares exercised their redemption rights, resulting in a total payment of approximately $51.0 million (at approximately $10.68 per share) from the Trust Account. Following the redemptions, approximately $22.7 million remains in the Trust Account, and 2,124,077 public ordinary shares remain issued and outstanding.

Extension Payment

In connection with the Extension, the Sponsor agreed to make Extension Payment following the approval and implementation of the Extension. Beginning on June 22, 2025 until December 22, 2026, Black Hawk may elect to extend the date by which Black Hawk has to consummate a business combination month-by-month each time for a total of up to eighteen times by depositing $150,000 for each such one-month extension into Black Hawk’s Trust Account. On July 15, 2025, Black Hawk exercised its first extension by depositing $150,000 into the Trust Account to extend the deadline to complete the Business Combination from June 22, 2025 to July 22, 2025. The Company has exercised monthly extensions beginning June 22, 2025 by depositing $150,000 into the Trust Account for each applicable extension period. As discussed above, certain extension payments due in December 2025 and January 2026 were funded after their respective due dates. As of the issuance date of these financial statements, the Company is current with respect to its extension payments.

Going Concern Consideration

As of November 30, 2025, the Company had $39,521 in cash and working capital deficit of $1,431,443. The Company’s liquidity needs prior to the consummation of the IPO had been satisfied through a payment from the Sponsor of $25,000 for the Founder Shares and the loan under an unsecured promissory note from the Sponsor of $250,000 (see Note 5).

The Company has incurred and expects to continue to incur significant professional costs to remain as a publicly traded company and to incur significant transaction costs in pursuit of the consummation of a Business Combination. In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that these conditions raise substantial doubt about the Company’s ability to continue as a going concern. In addition, if the Company is unable to complete a Business Combination within the Combination Period, the Company’s board of directors would proceed to commence voluntary liquidation and thereby a formal dissolution of the Company. There is no assurance that the Company’s plans to consummate a Business Combination will be successful within the Combination Period. As a result, management has determined that such additional condition also raises substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Risks and Uncertainties

Various social and political circumstances in the U.S. and around the world (including rising trade tensions between the U.S. and China, and other uncertainties regarding actual and potential shifts in the U.S. and foreign, trade, economic and other policies with other countries), may contribute to increased market volatility and economic uncertainties or deterioration in the U.S. and worldwide.

As a result of these circumstances and the ongoing Russia/Ukraine, Hamas/Israel conflicts and/or other future global conflicts, the Company’s ability to consummate a Business Combination, or the operations of a target business with which the Company ultimately consummates a Business Combination, may be materially and adversely affected. In addition, the Company’s ability to consummate a transaction may be dependent on the ability to raise equity and debt financing which may be impacted by these events, including as a result of increased market volatility, or decreased market liquidity in third-party financing being unavailable on terms acceptable to the Company or at all. The impact of this action and related sanctions on the world economy and the specific impact on the Company’s financial position, results of operations and/or ability to consummate a Business Combination are not yet determinable. The unaudited financial statements do not include any adjustments that might result from the outcome of these risks and uncertainties.

Note 2 — Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the financial statements of the Company and its wholly owned subsidiaries. All transactions and balances among the Company and its subsidiaries have been eliminated upon consolidation.

Basis of Presentation

The accompanying audited financial statements are presented in U.S. Dollars and in conformity the U.S. GAAP and pursuant to the rules and regulations of the SEC. Accordingly, they include all of the information and footnotes required by the U.S. GAAP. In the opinion of management, all adjustments (consisting of normal accruals) considered for a fair presentation have been included. They should be read in conjunction with the Company’s Annual Report on Form 10-K, as filed with the SEC on February 7, 2025.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

In preparing these financial statements in conformity with U.S. GAAP, the Company’s management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $39,521 and $264,842 in cash and none in cash equivalents as of November 30, 2025 and 2024, respectively.

Investments Held in Trust Account

As of November 30, 2025 and 2024, the Company had $23,827,149 and $71,829,264 in investment held in the Trust Account comprised of money market funds that invest in U.S. government securities, respectively.

Investments in money market funds are presented on the balance sheets at fair value at the end of each reporting period. Earnings on investments held in the Trust Account are included in interest earned on investments held in the Trust Account in the accompanying statement of operations. The estimated fair value of investments held in the Trust Account is determined using available market information.

Deferred Offering Costs

The Company complies with the requirements of FASB ASC Topic 340-10-S99-1, “Other Assets and Deferred Costs – SEC Materials” (“ASC 340-10-S99”) and SEC Staff Accounting Bulletin Topic 5A, “Expenses of Offering”. Deferred offering costs were $4,309,493 consisting principally of $3,795,000 underwriting fees $514,493 legal and other expenses that are directly related to the IPO and charged to shareholders’ equity upon the completion of the IPO.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that is included in the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There was no unrecognized tax benefits, and no amounts accrued for interest and penalties as of November 30, 2025. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s consolidated financial statements.

Net Income (Loss) Per Ordinary Share

The Company complies with the accounting and disclosure requirements of FASB ASC 260, Earnings Per Share. Net income per ordinary is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding during the period, excluding ordinary shares subject to forfeiture by the Initial Shareholders. As of November 30, 2025 and 2024, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted income (loss) per ordinary share is the same as basic income (loss) per ordinary share for the periods presented.

The calculation of diluted income per ordinary share does not consider the effect of the rights issued in connection with the (i) IPO, and (ii) the private placement, since the issuance of the shares included in the rights is contingent upon the occurrence of future events. The rights entitle the holder to receive one-fifth of one ordinary share representing a total of 1,427,100 ordinary shares.

	For the Year Ended November 30, 2025		For the Year Ended November 30, 2024
	Redeemable shares	Non- redeemable shares	Redeemable shares	Non- redeemable shares
Basic and diluted net income per ordinary share
Numerator:
Allocation of net income	$945,846	$383,711	$1,362,723	$552,980

Denominator:
Basic and diluted weighted average shares outstanding	5,002,716	2,029,500	4,769,672	1,935,488
Basic and diluted net income per ordinary share	$0.19	$0.19	$0.29	$0.29

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account as of November 30, 2025 and 2024.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 825, “Financial Instruments,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Related Party

Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Companies are also considered to be related if they are subject to common control or common significant influence.

Ordinary Shares Subject to Possible Redemption

The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. If it is probable that the equity instrument will become redeemable, we have the option to either (i) accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or (ii) recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately.

Convertible Promissory Notes and Derivative Liabilities

The Company accounts for convertible promissory notes under ASC 470 “Debt” and evaluates embedded features under ASC 815 “Derivatives and Hedging”. Sponsor or affiliate loans may be converted into ordinary shares upon completion of a Business Combination.

If the conversion option has a fixed conversion price and meets the “own-equity” scope exception in ASC 815-40, the note is accounted for as a single debt instrument. If the conversion price is variable or indexed to the target company’s equity, the conversion feature is bifurcated and recorded as a derivative liability, initially measured and subsequently remeasured at fair value each reporting period, with changes recognized in earnings. The debt host is recorded at the residual amount and amortized to face value using the effective interest method. Convertible notes and derivative liabilities are classified as current liabilities if settlement or conversion is expected within one year. Fair value is estimated using the Black-Scholes, Binomial, or Monte Carlo models and is categorized as Level 3 under ASC 820.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3 — Initial Public Offering

On March 22, 2024, the Company sold 6,900,000 Units at a price of $10.00 per Unit generating gross proceeds of $69,000,000. Each Unit consists of one Class A ordinary share and one-fifth (1/5) of one right (“Public Right”). Each Public Right will convert into one Class A ordinary share upon the consummation of a Business Combination.

Note 4 — Private Placement

Simultaneously with the closing of the IPO, the Sponsor purchased an aggregate of 235,500 Private Units at a price of $10.00 per Private Unit for an aggregate purchase price of $2,355,000 in a private placement. The Private Units are identical to the Public Units except with respect to certain registration rights and transfer restrictions. Each Private Unit will consist of one Class A ordinary share (“Private Share”) and one-fifth (1/5) of one right (“Private Right”). Each Private Right will convert into one Class A ordinary share upon the consummation of a Business Combination. The proceeds from the Private Units will be added to the proceeds from the Proposed Public Offering to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Units and all underlying securities will expire worthless.

Note 5 — Related Party Transactions

Founder Shares

On October 16, 2023, the Company issued 17,250,000 shares of Class B ordinary shares, $0.0001 per share to the Sponsor (“Founder Shares”), for an aggregated consideration of $25,000, or approximately $0.0145 per share. On November 13, 2023, the Company and the Sponsor entered into the First Amendment to the Subscription Agreement, pursuant to which the 17,250,000 shares of common stock were converted to 1,725,000 Class B ordinary shares. On March 18, 2024, the Company elected to convert 1,725,000 Class B ordinary shares into 1,725,000 Class A ordinary shares upon the closing of IPO. On March 20, 2024, the Company and the Sponsor entered into the Second Amendment to the Subscription Agreement, pursuant to which the purchased amount of shares was adjusted to 1,983,750 Class B ordinary shares, $0.0126 par value per ordinary share. As of November 30, 2025 and November 30, 2024, there were 1,725,000 Founder Shares issued and outstanding.

The Initial Shareholders have agreed, subject to certain limited exceptions, not to transfer, assign or sell any of their Founder Shares for a time period ending on the date that is the earlier of (A) six months after the completion of the Company’s initial business combination or (B) the date on which we complete a liquidation, merger, stock exchange or other similar transaction after our initial business combination that results in all of the public shareholders having the right to exchange their shares of ordinary shares for cash, securities or other property. Notwithstanding the foregoing, the converted shares of our Class A ordinary shares will be released from the lock-up if (1) the last reported sale price of the Company’s Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and other similar transactions) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial business combination or (2) if the Company complete a transaction after the initial business combination which results in all of the shareholders having the right to exchange their shares for cash, securities or other property. The Initial Shareholders also agree not to transfer any ownership interest in, except to permitted transferees, their private placement until at least 30 days following the completion of the business combination. However, if after a business combination there is a transaction whereby all the outstanding shares are exchanged or redeemed for cash (as would be the case in a post-asset sale liquidation) or another issuer’s shares, then the Founder Shares or the private placement units (or any shares of ordinary shares thereunder) shall be permitted to participate.

Due from Related Party

The Company reimbursed the Sponsor for its payment of $30,900 professional fees to a service provider which is no longer engaged by the Company. The amount was unsecured, interest-free and due on demand, which was offset with the repayment of the Promissory Note on March 25, 2024. As of November 30, 2025 and 2024, the Company had no amount due from related party.

Promissory Note — Related Party

On October 16, 2023, the Sponsor agreed to loan the Company up to an aggregate amount of $250,000 to be used, in part, for transaction costs incurred in connection with the Proposed Public Offering (the “Promissory Note”). The Promissory Note is unsecured, interest-free and due on the earlier of: (i) September 30, 2024 or (ii) the date on which the Company closes the IPO. The entire loan amount was repaid by the Company on March 25, 2024. The Company had no borrowings under the Promissory Note as of November 30, 2025 and 2024.

Convertible Notes — Related Party

On June 13, 2025 and September 23, 2025, the Company issued convertible promissory notes to the Sponsor (the “June Note” and the “September Note,” and collectively, the “Convertible Notes”), each permitting borrowings of up to $350,000. As of November 30, 2025, the Company had drawn $350,000 under the June Note and $250,000 under the September Note.

The June Note bears interest at 6% per annum and the September Note bears interest at 10% per annum. The Convertible Notes are unsecured and mature on the earlier of (i) the consummation of a business combination or (ii) the Company’s liquidation date, as approved by stockholders. Upon consummation of a business combination, the Sponsor may elect to convert any unpaid principal and accrued interest into ordinary shares of the Company.

The conversion price was defined as the most favorable price per share, conversion rate, or valuation assigned to any equity securities issued by the target company in connection with the DeSPAC transaction to any third party during the thirty-six (36) months preceding conversion. Because the conversion price was variable and based on the valuation of equity securities issued by the target company, the embedded conversion feature did not qualify for the equity scope exception under ASC 815-40. Accordingly, the conversion feature was bifurcated and recorded as a derivative liability at fair value, with changes in fair value recognized in earnings.

On September 30, 2025, the Convertible Notes were modified such that the conversion feature became convertible solely into the Company’s own ordinary shares at a fixed conversion price of $1.00 per share, which represents one-tenth (1/10) of the Company’s $10.00 initial public offering price per unit. Following the modification, the conversion option met the equity scope exception under ASC 815-40, and the Convertible Notes were accounted for as debt with no further fair value remeasurement.

Upon the modification of the Convertible Notes on September 30, 2025, the conversion feature was revised such that it met the equity scope exception under ASC 815-40. As a result, the embedded derivative no longer required separate liability classification. The carrying amount of the derivative liability as of the modification date was reclassified to additional paid-in capital.

For the year ended November 30, 2025, the Company recognized changes in fair value of the derivative liability through the date of modification. As of November 30, 2025, there was no derivative liability outstanding.

As of November 30, 2025, the outstanding principal balance under the Convertible Notes was $595,369, including unamortized discount of $4,538 and accrued interest of $15,454. There was no convertible note outstanding as of November 30, 2024.

June Convertible Note

At issuance, the Company recorded a debt discount of $3,244, representing the fair value of the embedded conversion option.

At September 30, 2025, the derivative liability was measured at $3,177, compared to $3,244 at issuance, resulting in a derivative gain of $67 recognized in “Change in fair value of derivative liability.” Interest expense of approximately $9,838 was incurred and accrued for the year ended November 30, 2025.

The fair value of the conversion feature was estimated at the as converted value at September 30, 2025 and initial measurement date of June 13, 2025 to be $3,177 and $3,244, respectively. The binomial tree model was used based on the following key assumptions:

	At Issuance – June 13, 2025	At September 30, 2025
Strike Price	$1.88	$1.88
Stock Price	$1.88	$1.88
Time to maturity (in year)	0.53	0.50
Business combination success rate	32.14%	32.79%
Expected Volatility	5.7%	6.1%
Expected dividend yield	0%	0%
Risk-free rate	4.02%	3.68%

The following table presents the changes in the fair value of the Level 3 Derivative liability - Convertible Note conversion option:

Fair value as of November 30, 2024	$-
Initial recognition at issuance (June 13, 2025)	3,244
Change in valuation recognized in earnings	(67)
Fair value as of September 30, 2025	$3,177

September Convertible Note

At issuance, the Company recorded a debt discount of $1,387, representing the fair value of the embedded conversion option related to the $150,000 funded principal amount.

At September 30, 2025, the derivative liability was measured at $1,361, compared to $1,386 at issuance, resulting in a non-cash gain of $25 recognized in “Change in fair value of derivative liability.” Interest expense of approximately $5,616 was incurred and accrued for the year ended November 30, 2025.

The fair value of the conversion feature was estimated at the as converted value at September 30, 2025 and initial measurement date of September 23, 2025 to be $1,361 and $1,386, respectively. The binomial tree model was used based on the following key assumptions:

	At Issuance – September 23, 2025	At September 30, 2025
Strike Price	$1.88	$1.88
Stock Price	$1.88	$1.88
Time to maturity (in year)	0.52	0.50
Business combination success rate	32.79%	32.79%
Expected Volatility	6.1%	6.1%
Expected dividend yield	0%	0%
Risk-free rate	3.61%	3.68%

The following table presents the changes in the fair value of the Level 3 Derivative liability - Convertible Note conversion option:

Fair value as of November 30, 2024	$-
Initial recognition at issuance (September 23, 2025)	1,386
Change in valuation recognized in earnings	(25)
Fair value as of September 30, 2025	$1,361

Related Party Loans

In addition, in order to finance transaction costs in connection with an intended initial Business Combination, the Initial Shareholders or their affiliates may, but are not obligated to, loan us funds as may be required. If the Company completes an initial Business Combination, it will repay such loaned amounts. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. Certain amount of such loans may be converted into private at $10.00 per share at the option of the lender. As of November 30, 2025 and the Company had no borrowings under the working capital loans.

Administrative Services Agreement

The Company entered into an Administrative Services Agreement with the Sponsor on December 4, 2023, commencing on the effective date of the registration statement of IPO through the later of the Company’s consummation of a Business Combination or 21 months from such effective date, to pay the Sponsor a total of $10,000 per month for office space and administrative and support services. The Company incurred and paid to the Sponsor $120,000 and $83,945 for the year ended November 30, 2025 and 2024, respectively; no amount was outstanding as of November 30, 2025 and 2024.

Note 6 — Commitments and Contingencies

Registration Rights

The holders of the Founder Shares issued and outstanding on the date of this prospectus, as well as the holders of the private units and any shares of the Company’s insiders, officers, directors or their affiliates may be issued in payment of working capital loans and extension loans made to the Company (and any shares of ordinary shares issuable upon conversion of the underlying the private rights), will be entitled to registration rights pursuant to an agreement to be signed prior to or on the effective date of the registration statement. The holders of a majority of these securities are entitled to make up to two demands that we register such securities. The holders of the majority of the Founder Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of ordinary shares are to be released from trust. The holders of a majority of the private units and units issued in payment of working capital loans made to us can elect to exercise these registration rights at any time commencing on the date that the Company consummate an initial business combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of an initial business combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Right of First Refusal

The Company has granted EF Hutton for a period of 18 months after the date of the consummation of the Company’s Business Combination, an irrevocable right of first refusal to act as lead left book-running managing underwriter or lead left placement agent with at least 50% of the economics; or, in the case of a three-handed deal, 40% of the economics, for any and all future public and private equity, convertible and debt offerings.

Underwriting Agreement

The Company granted EF Hutton, the representative of the underwriters, a 45-day option from March 22, 2024, to purchase up to 1,035,000 additional Units to cover over-allotments, if any, at the IPO price less the underwriting discounts and commissions. The over-allotment option is deemed to be a freestanding financial instrument indexed on the contingently redeemable shares and is accounted for as a liability pursuant to ASC 480. The value of the over-allotment option was estimated to be $93,150 as of March 22, 2024. The underwriters did not excise the over-allotment option, as such, there was no liability accrued on the balance sheet as of November 30, 2025.

The underwriters were paid a cash underwriting discount of 1.0% of the gross proceeds of the IPO or $690,000. In addition, the underwriters will be entitled to a deferred fee of 3.5% of the gross proceeds of the IPO or $2,415,000 will be paid upon the closing of a Business Combination from the amounts held in the Trust Account, subject to the terms of the underwriting agreement.

Additionally, the Company issued the underwriters 69,000 shares of Class A ordinary shares for the representative shares, at the closing of the IPO as part of representative compensation on March 22, 2024.

Note 7 — Shareholders’ Deficit

Ordinary Shares — The Company is authorized to issue up to 450,000,000 Class A ordinary shares and 50,000,000 Class B ordinary shares, par value $0.0001 per share. Holders of Class A ordinary shares and holders of Class B ordinary shares are entitled to one vote for each share held on all matters to be voted on by the shareholders, except as required by law; provided that, prior to the initial Business Combination, only holders of our Class B ordinary shares will have the right to vote on the appointment of directors, and holders of a majority of the Class B ordinary shares may remove a member of the board of directors. With respect to any other matter submitted to a vote of the Company’s shareholders, including any vote in connection with the initial Business Combination, except as required by law or the Company’s articles of association, holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class. The Class B ordinary shares held by the Sponsor may convert into Class A ordinary shares at any time at their option, but will automatically convert into Class A ordinary shares upon the completion of the initial Business Combination on a one-for-one basis, subject to adjustments. On March 18, 2024, the Company elected to convert 1,725,000 Class B ordinary shares into 1,725,000 Class A ordinary shares upon the closing of IPO. On March 20, 2024, the Company and the Sponsor entered into the Second Amendment to the Subscription Agreement, pursuant to which the purchased amount of shares was adjusted to 1,983,750 Class B ordinary shares, $0.0126 par value per ordinary share. As of November 30, 2025 and 2024, there were 2,029,500 Class A non-redeemable ordinary shares issued and outstanding (excluding 2,124,077 and 6,900,000 Class A ordinary shares subject to redemption as of November 30, 2025 and November 30, 2024, respectively).

Rights — Each holder of a right will receive one share of Class A Ordinary Share upon consummation of a Business Combination, even if the holder of such right redeemed all shares held by it in connection with a Business Combination. No fractional shares will be issued upon conversion of the rights. No additional consideration will be required to be paid by a holder of rights in order to receive its additional shares upon consummation of a Business Combination, as the consideration related thereto has been included in the Unit purchase price paid for by investors in the IPO. If the Company enters into a definitive agreement for a Business Combination in which the Company will not be the surviving entity, the definitive agreement will provide for the holders of rights to receive the same per share consideration the holders of the common stock will receive in the transaction on an as-converted into common stock basis and each holder of a right will be required to affirmatively covert its rights in order to receive one share underlying each right (without paying additional consideration). The shares issuable upon conversion of the rights will be freely tradable (except to the extent held by affiliates of the Company).

If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of rights will not receive any of such funds with respect to their rights, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such rights, and the rights will expire worthless. Further, there are no contractual penalties for failure to deliver securities to the holders of the rights upon consummation of a Business Combination. Additionally, in no event will the Company be required to net cash settle the rights. Accordingly, holders of the rights might not receive the shares of common stock underlying the rights.

Note 8 — Due to Target Company

In connection with the Extension, the Vesicor agreed to contribute half the Extension Payment. For the year ended November 2025 and 2024, Vesicor contributed $575,000 and $0, respectively. The amount provided is interest free and will be reimbursed by the surviving company’s common stock upon closing of the business combination. The loan can be converted at $9.40 per share. If, 180 days after closing, the company’s common stock is trading at $5.00 or lower, the reimbursement rate will increase to $5.00 per share, with additional ordinary shares issued to compensate the Target for the monetary value paid.

Note 9 — Fair Value Measurements

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of November 30, 2025 and 2024, and indicate the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.

	November 30, 2025	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets
Investments held in Trust Account	$23,827,149	$23,827,149	-	-

	November 30, 2024	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets
Investments held in Trust Account	$71,829,264	$71,829,264	-	-

Note 10 — Segment Information

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker, or group, in deciding how to allocate resources and assess performance.

The Company’s chief operating decision maker has been identified as the Chief Executive Officer (“CODM”), who reviews the operating results for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that the Company only has one operating and reportable segment.

The CODM assesses performance for the single segment and decides how to allocate resources. The measure of segment assets is reported on the balance sheet as total assets. When evaluating the Company’s performance and making key decisions regarding resource allocation the CODM reviews several key metrics, which include the following:

	For the Year Ended November 30,
	2025	2024
General and administrative expenses	$795,510	$492,131
Interest earned on investments held in Trust Account	$2,258,631	$2,484,264

The key measures of segment profit or loss reviewed by the CODM are general and administrative expenses and interest earned on investments held in Trust Account. General and administrative expenses are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete a business combination within the business combination period. The CODM also reviews general and administrative expenses to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget. Interest earned on investments held in Trust Account are reviewed to measure and monitor shareholder value and determine the most effective strategy of investment with the Trust Account funds while maintaining compliance with the trust agreement.

Note 11 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up the date that the financial statement was issued. Based on the review as further disclosed in the footnotes, management identified the following subsequent event requiring disclosure in the financial statements.

In December 2025, the Company drew the remaining balance of the September Convertible Note, totaling $100,000.

Between December 2025 and February 28, 2026, Vesicor contributed a total of $350,000 as extension fees.

On February 12, 2026, the Company issued a convertible note to the Sponsor in the amount of up to $300,000 to be used for working capital and extension fee purposes (“February 2026 Convertible Note”). The February 2026 Convertible Note is unsecured with a 10% annual interest rate commencing on February 12, 2025, and continuing for a period of one year. It is due on the earlier of the date on which the Company consummates a business combination, or the liquidation date as may be approved by the Company’s stockholders. The February 2026 Convertible Note is convertible solely into the Company’s own ordinary shares at a fixed conversion price of $1.00 per share, which represents one-tenth (1/10) of the Company’s $10.00 initial public offering price per unit. As of February 28, 2026, the February 2026 Convertible Note was fully drawn.

In connection with the Extension, the Company was required to deposit $150,000 into the Trust Account for each one-month extension of the Combination Period. The extension payments due on December 22, 2025, January 22, 2026, and February 22, 2026 were funded after their respective due dates. As of the issuance date of these financial statements, the Company has funded the required extension payments and is current under its amended and restated memorandum and articles of association.

BLACK HAWK ACQUISITION CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	May 31, 2026	November 30, 2025
Assets:
Current Assets
Cash	$11,583	$39,521
Prepaid expenses	51,547	11,269
Total Current Assets	63,130	50,790

Investments held in Trust Account	25,313,116	23,827,149
Total Assets	$25,376,246	$23,877,939

Liabilities, Shares Subject to Redemption and Shareholders’ Deficit
Current Liabilities
Due to target company	$1,300,801	$575,000
Due to related party	7,400	-
Accounts payable and accrued expenses	153,952	296,410
Accrued interest expenses	57,287	15,454
Convertible note - related party	1,232,366	595,369
Total Current Liabilities	2,751,806	1,482,233

Deferred underwriting fee payable	2,415,000	2,415,000
Total Liabilities	5,166,806	3,897,233

Commitments and Contingencies – see Note 6
Class A ordinary shares subject to possible redemption, $0.0001 par value; 500,000,000 shares authorized; 2,124,077 shares and 2,124,077 shares issued and outstanding at redemption value of $11.92 and $11.22 as of May 31, 2026 and November 30, 2025, respectively	25,313,116	23,827,149

Shareholders’ Deficit
Class A ordinary shares, $0.0001 par value; 450,000,000 shares authorized; 2,029,500 shares issued and outstanding	203	203
Additional paid-in capital	4,538	4,538
Accumulated deficit	(5,108,417)	(3,851,184)
Total Shareholders’ Deficit	(5,103,676)	(3,846,443)
Total Liabilities and Shareholders’ Deficit	$25,376,246	$23,877,939

The accompanying notes are an integral part of the unaudited consolidated financial statements.

BLACK HAWK ACQUISITION CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended May 31,		For the Six Months Ended May 31,
	2026	2025	2026	2025
General and administrative expenses	$79,215	$217,598	$103,403	$296,367
Related party administrative fees	30,000	30,000	60,000	60,000
Loss from operations	(109,215)	(247,598)	(163,403)	(356,367)

Other income
Interest income	-	517	-	1,754
Interest earned on investments held in Trust Account	222,525	767,623	435,967	1,533,534
Interest expense	(24,381)	-	(43,830)	-
Total other income	198,144	768,140	392,137	1,535,288
Net income	$88,929	$520,542	$228,734	$1,178,921

Basic and diluted weighted average shares outstanding, Class A ordinary shares subject to possible redemption	2,124,077	6,900,000	2,124,077	6,900,000

Basic and diluted net income per share, Class A ordinary shares subject to possible redemption	$0.02	$0.06	$0.06	$0.13

Basic and diluted weighted average shares outstanding, non-redeemable Class A ordinary shares	2,029,500	2,029,500	2,029,500	2,029,500

Basic and diluted net income per share, non-redeemable Class A ordinary shares	$0.02	$0.06	$0.06	$0.13

The accompanying notes are an integral part of the unaudited consolidated financial statements.

BLACK HAWK ACQUISITION CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

(Unaudited)

FOR THE THREE AND SIX MONTHS ENDED MAY 31, 2026

	Ordinary Shares				Additional		Total
	Class A		Class B		Paid-in	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance – November 30, 2025	2,029,500	$203	-	$-	$4,538	$(3,851,184)	$(3,846,443)
Remeasurement of Class A ordinary shares subject to possible redemption	-	-	-	-	-	(813,442)	(813,442)
Net income	-	-	-	-	-	139,805	139,805
Balance – February 28, 2026	2,029,500	$203	-	$-	$4,538	$(4,524,821)	$(4,520,080)
Remeasurement of Class A ordinary shares subject to possible redemption	-	-	-	-	-	(672,525)	(672,525)
Net income	-	-	-	-	-	88,929	88,929
Balance – May 31, 2026	2,029,500	$203	-	$-	$4,538	$(5,108,417)	$(5,103,676)

FOR THE THREE AND SIX MONTHS ENDED MAY 31, 2025

	Ordinary Shares				Additional		Total
	Class A		Class B		Paid-in	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance – November 30, 2024	2,029,500	$203	-	$-	$-	$(2,172,110)	$(2,171,907)
Remeasurement of Class A ordinary shares subject to possible redemption	-	-	-	-	-	(765,911)	(765,911)
Net income	-	-	-	-	-	658,379	658,379
Balance – February 28, 2025	2,029,500	$203	-	$-	$-	$(2,279,642)	$(2,279,439)
Remeasurement of Class A ordinary shares subject to possible redemption	-	-	-	-	-	(767,623)	(767,623)
Net income	-	-	-	-	-	520,542	520,542
Balance – May 31, 2025	2,029,500	$203	-	$-	$-	$(2,526,723)	$(2,526,520)

The accompanying notes are an integral part of the unaudited consolidated financial statements.

BLACK HAWK ACQUISITION CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Six Months Ended May 31, 2026	For the Six Months Ended May 31, 2025
Cash Flows from Operating Activities:
Net income	$228,734	$1,178,921
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned on investments held in Trust Account	(435,967)	(1,533,534)
Changes in operating assets and liabilities:
Prepaid expenses	(40,278)	(17,380)
Accounts payable and accrued expenses	(98,628)	(69,935)
Net cash used in operating activities	(346,139)	(441,928)

Cash Flows from Investing Activities:
Cash deposited in Trust Account	(1,050,000)	-
Net cash used in investing activities	(1,050,000)	-

Cash Flows from Financing Activities:
Proceeds from related party	7,400	-
Proceeds of convertible note - related party	635,000	-
Proceeds from target company	725,801	250,000
Net cash provided by financing activities	1,368,201	250,000

Net Changes in Cash	(27,938)	(191,928)
Cash - Beginning of period	39,521	264,842
Cash - End of period	$11,583	$72,914

Supplemental Disclosure of Non-cash Financing Activities:
Remeasurement of Class A ordinary shares subject to possible redemption	$1,485,967	$1,533,534

The accompanying notes are an integral part of the unaudited consolidated financial statements.

BLACK HAWK ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 1 — Description of Organization and Business Operations

Black Hawk Acquisition Corporation (the “Company” or “Black Hawk”), is a blank check company incorporated under the laws of the Cayman Islands with limited liability on September 28, 2023. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (“Business Combination”). The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of May 31, 2026, the Company had not commenced any operations. All activities through May 31, 2026 are related to the Company’s formation and the initial public offering (“IPO” as defined below), and subsequent to the IPO, identifying a target company for an initial business combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the IPO and, subsequent to the IPO, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the IPO. The Company has selected November 30 as its fiscal year end.

The Company’s sponsor is Black Hawk Management LLC (the “Sponsor”), a Delaware limited liability company.

The registration statement for the Company’s IPO became effective on March 20, 2024. On March 22, 2024, the Company consummated the IPO of 6,900,000 units (which does not include the exercise of the over-allotment option by the underwriters in the IPO) at an offering price of $10.00 per unit (the “Public Units’), generating gross proceeds of $69,000,000. Simultaneously with the IPO, the Company sold to its Sponsor 235,500 units at $10.00 per unit (the “Private Units”) in a private placement generating total gross proceeds of $2,355,000, which is described in Note 4.

Transaction costs amounted to $4,309,493, consisted of $690,000 cash underwriting, $2,415,000 deferred underwriting fees (payable only upon completion of a Business Combination), $690,000 for the issuance of representative shares and $514,493 other offering costs.

Upon the closing of the IPO and the private placement on March 22, 2024, a total of $69,345,000 was placed in a trust account (the “Trust Account”) maintained by Continental Stock Transfer & Trust Company as a trustee and will be invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and that invest only in direct U.S. government treasury obligations. These funds will not be released until the earlier of the completion of the initial Business Combination and the liquidation due to the Company’s failure to complete a Business Combination within the applicable period of time. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public shareholders. In addition, interest income earned on the funds in the Trust Account may be released to the Company to pay its income or other tax obligations. With these exceptions, expenses incurred by the Company may be paid prior to a business combination only from the net proceeds of the IPO and private placement not held in the Trust Account.

Pursuant to Nasdaq listing rules, the Company’s initial Business Combination must occur with one or more target businesses having an aggregate fair market value equal to at least 80% of the value of the funds in the Trust account (excluding any deferred underwriting discounts and commissions and taxes payable on the income earned on the Trust Account), which the Company refers to as the 80% test, at the time of the execution of a definitive agreement for its initial Business Combination, although the Company may structure a Business Combination with one or more target businesses whose fair market value significantly exceeds 80% of the trust account balance. If the Company is no longer listed on Nasdaq, it will not be required to satisfy the 80% test. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide its holders of the outstanding Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its franchise and income tax obligations). The Public Shares subject to redemption will be recorded at a redemption value and classified as temporary equity upon the completion of the Proposed Offering in accordance with the Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks shareholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its amended and restated memorandum and articles of association, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transaction is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the Company’s Sponsor and any of the Company’s officers or directors that may hold Founder Shares (as defined in Note 5) (the “Initial Shareholders”) and the underwriters have agreed (a) to vote their Founder Shares, Private Shares (as defined in Note 4), Shares issued as underwriting commissions (see Note 6) and any Public Shares purchased during or after the Proposed Public Offering in favor of approving a Business Combination and (b) not to convert any shares (including the Founder Shares) in connection with a shareholder vote to approve, or sell the shares to the Company in any tender offer in connection with, a proposed Business Combination.

If the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the amended and restated memorandum and articles of association provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

The Initial Shareholders have agreed (a) to waive their redemption rights with respect to the Founder Shares, Private Shares, and Public Shares held by them in connection with the completion of a Business Combination and (b) not to propose, or vote in favor of, an amendment to the Amended and Restated Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

The Company will have 15 months (or up to 18 months or up to 21 months if it extends such period) from the closing of the IPO to consummate a Business Combination (the “Combination Period”). If the Company anticipates that that it may not be able to consummate initial business combination within 15 months, the Company’s insiders or their affiliates may, but are not obligated to, extend the period of time to consummate a business combination two times by an additional three months each time (for a total of 21 months to complete a business combination) (the “Combination Period”). In order to extend the time available for the Company to consummate a Business Combination, the Sponsor or its affiliate or designees must deposit into the Trust Account $690,000 ($0.10 per Public Share) or an aggregate of $1,380,000, on or prior to the date of the applicable deadline.

If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account including interest (which interest shall be net of taxes payable and less up to $100,000 of interest to pay liquidation and dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor and the other Initial Shareholders have agreed to waive their liquidation rights with respect to the Founder Shares, and Private Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or the other Initial Shareholders acquires Public Shares in or after the IPO, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than $10.05.

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below $10.05 per Public Share, except as to any claims by a third party who executed a valid and enforceable agreement with the Company waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of Proposed Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims.

On March 10, 2025, the Company entered into a non-binding letter of intent (the “LOI”) with a business combination target, Vesicor Therapeutics, Inc. (“Vesicor”), regarding a potential business combination (the “Transaction”). Vesicor is a California-based early development stage biotechnology corporation focused on the development of p53-based cancer therapeutics delivered via precision-engineered microvesicles.

On March 15, 2025, the Company and Vesicor executed a subsequent letter of intent with an exclusivity period extending until the last day of April 2025 (the “Exclusive LOI”). Pursuant to the LOI, Vesicor deposited two non-refundable deposits totaling $250,000 into the Company’s operating account to cover the costs related to Proposed Transaction.

On April 22, 2025, BH Merger Sub, Inc. (“Merger Sub”), a wholly owned subsidiary of the Company and a Delaware corporation, was formed to be the surviving company after the merger in connection with a contemplated business combination. It has no principal operations or revenue producing activities.

Business Combination Agreement

On April 26, 2025, the Company entered into a Business Combination Agreement (the “Business Combination Agreement”) by and among Vesicor and Merger Sub, of which Vesicor shall reincorporate into the State of Delaware so as to migrate to and domesticate as a Delaware corporation on the day that is one (1) Business Day prior to the Closing Date. The Business Combination Agreement provides, among other things, that on the terms and subject to the conditions set forth therein, (i) the Company will de-register in the Cayman Islands and transfer by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation (the “Domestication”), and (ii) following the Domestication, Merger Sub will merge with Vesicor, resulting in Vesicor being the wholly owned subsidiary of the Company, who will continue to be the listed company on the Nasdaq Stock Market and change its name to Vesicor. At the effective time of the Proposed Transaction, Vesicor’s shareholders and management will receive the right to receive a number of shares of Black Hawk’s common stock equal to the consideration ratio as further specified in the Business Combination Agreement. The shares held by certain Vesicor’s shareholders will be subject to lock-up agreements for a period of six (6) months following the closing of the Proposed Transaction, subject to certain exceptions.

The Transaction values Vesicor at a pre-money equity value of $70 million. Existing Vesicor shareholders and management will not receive any cash proceeds as part of the transaction and will roll over 100% of their equity into the combined company.

The Transaction, which has been approved unanimously by the boards of directors of both Black Hawk and Vesicor, is subject to regulatory approvals, the approvals by the shareholders of Black Hawk and Vesicor, respectively, and the satisfaction of certain other customary closing conditions including the approval by Nasdaq of the listing application of the combined company. The proposed Business Combination remains pending. On March 4, 2026, the Company filed Amendment No. 3 to its Registration Statement on Form S-4 relating to the proposed Business Combination, and there can be no assurance as to the timing of completion or that the Business Combination will be completed at all.

2025 Extraordinary General Meeting

The Company filed its definitive proxy statement on June 10, 2025, announcing its Extraordinary General Meeting would be held on June 20, 2025 to vote on three proposals: (i) a proposal by special resolution to amend the Second Amended and Restated Memorandum and Articles of Association to allow the Company to extend the deadline for the Combination Period by up to eighteen (18) one-month extensions, from June 22, 2025 (the “Termination Date”) to December 22, 2026, for a maximum of 36 months from the date of the Company’s initial public offering; (ii) a related proposal by special resolution to amend the Trust Agreement, dated March 20, 2024, by and between Black Hawk and Continental Stock Transfer & Trust Company, to allow for such one-month extensions, with each extension conditioned upon the deposit into the Trust Account of $0.03 per remaining public share (after redemptions) for each month extended;, and (iii) a proposal, by ordinary resolution, to adjourn the Extraordinary General Meeting, to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Extraordinary General Meeting, there are not sufficient votes to approve the proposals.

On June 20, 2025, the Company held its Extraordinary General Meeting which, without conducting any business was adjourned. The Extraordinary General Meeting was adjourned again on June 23, 2025; June 27, 2025; July 1, 2025; and July 3, 2025 in order to solicit additional votes on the matters listed in the notice of Extraordinary General Meeting and the proxy statement, particularly the Trust Amendment Proposal (further described below).

Also on June 20, 2025, the Company filed a supplemental proxy statement revising the language of the Trust Amendment Proposal. Specifically, the original language referencing deposits of “up to $55,000 per one-month extension” was removed and replaced with a new structure. As revised, the proposal allows Black Hawk to extend the Termination Date up to eighteen (18) times, each for an additional one (1) month, from the current Termination Date to December 22, 2026, by depositing into the Trust Account $0.033 per remaining public share (after redemptions) for each monthly extension, in accordance with the Company’s Trust Agreement, dated March 20, 2024, with Continental Stock Transfer & Trust Company, as trustee.

On July 7, 2025, the Company filed a supplemental proxy statement further amending the Extension Proposal. The amendment revised the proposed termination date from June 22, 2025 to December 22, 2026, and modified the terms of the Trust Agreement Amendment Proposal. Under the revised terms, the Company may extend the deadline to consummate a business combination by up to eighteen (18) one-month periods, with each extension conditioned upon a deposit of $150,000 per month into the Trust Account, in accordance with the Investment Management Trust Agreement, dated March 20, 2024, between the Company and Continental Stock Transfer & Trust Company.

The Company held its Extraordinary General Meeting on July 8, 2025, at which shareholders approved the Extension Proposal and related amendments to Black Hawk’s governing documents and Trust Agreement. As a result, Black Hawk now has the ability to extend the business combination deadline monthly through December 22, 2026, subject to making the required $150,000 monthly deposits into the Trust Account.

In connection with the Extraordinary General Meeting, holders of 4,775,923 public ordinary shares exercised their redemption rights, resulting in a total payment of approximately $51.0 million (at approximately $10.68 per share) from the Trust Account. Following the redemptions, approximately $22.7 million remains in the Trust Account, and 2,124,077 public ordinary shares remain issued and outstanding.

Extension Payment

Beginning on June 22, 2025 and continuing through December 22, 2026, Black Hawk may elect to extend the deadline to consummate a business combination on a month-by-month basis for up to eighteen one-month extensions by depositing $150,000 into the Trust Account for each such extension. Extension Payments were funded through unsecured convertible promissory notes issued by the Company to the Sponsor (see Note 5). Certain extension payments due in December 2025 and January 2026 were funded after their respective due dates. As of the issuance date of these financial statements, the Company is current with respect to its extension payments.

Nasdaq Delisting Notice

On March 31, 2026, the Company received a notice from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) stating that the Company’s market value of listed securities (“MVLS”) had been below the $50,000,000 minimum required for continued listing on the Nasdaq Global Market under Nasdaq Listing Rule 5450(b)(2)(A) for the previous 30 consecutive business days. The notice provides the Company with 180 calendar days, or until September 28, 2026, to regain compliance. To regain compliance, the Company’s MVLS must close at $50,000,000 or more for a minimum of ten consecutive business days, subject to Nasdaq’s discretion. The notice does not result in the immediate delisting of the Company’s securities, which continue to trade on the Nasdaq Global Market under the symbols “BKHAU,” “BKHA,” and “BKHAR.” If the Company does not regain compliance by the applicable deadline, the Company may be subject to delisting, although it may appeal any such determination or apply to transfer the listing of its securities to the Nasdaq Capital Market, subject to satisfaction of applicable requirements.

Going Concern Consideration

As of May 31, 2026, the Company had $11,583 in cash and working capital deficit of $2,688,676. The Company’s liquidity needs prior to the consummation of the IPO had been satisfied through a payment from the Sponsor of $25,000 for the Founder Shares and the loan under an unsecured promissory note from the Sponsor of $250,000 (see Note 5).

The Company has incurred and expects to continue to incur significant professional costs to remain as a publicly traded company and to incur significant transaction costs in pursuit of the consummation of a Business Combination. In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that these conditions raise substantial doubt about the Company’s ability to continue as a going concern. In addition, if the Company is unable to complete a Business Combination within the Combination Period, the Company’s board of directors would proceed to commence voluntary liquidation and thereby a formal dissolution of the Company. There is no assurance that the Company’s plans to consummate a Business Combination will be successful within the Combination Period. As a result, management has determined that such additional condition also raises substantial doubt about the Company’s ability to continue as a going concern. The unaudited financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Risks and Uncertainties

Various social and political circumstances in the U.S. and around the world (including rising trade tensions between the U.S. and China, and other uncertainties regarding actual and potential shifts in the U.S. and foreign, trade, economic and other policies with other countries), may contribute to increased market volatility and economic uncertainties or deterioration in the U.S. and worldwide.

As a result of these circumstances and the ongoing global conflicts and/or other future global conflicts, the Company’s ability to consummate a Business Combination, or the operations of a target business with which the Company ultimately consummates a Business Combination, may be materially and adversely affected. In addition, the Company’s ability to consummate a transaction may be dependent on the ability to raise equity and debt financing which may be impacted by these events, including as a result of increased market volatility, or decreased market liquidity in third-party financing being unavailable on terms acceptable to the Company or at all. The impact of this action and related sanctions on the world economy and the specific impact on the Company’s financial position, results of operations and/or ability to consummate a Business Combination are not yet determinable. The unaudited financial statements do not include any adjustments that might result from the outcome of these risks and uncertainties.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited consolidated financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the of the Securities and Exchange Commission (“SEC”). Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, the unaudited financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the periods presented. They should be read in conjunction with the Company’s Annual Report on Form 10-K, as filed with the SEC on March 6, 2026. The interim results for the three and six months ended May 31, 2026 are not necessarily indicative of the results that may be expected through November 30, 2026 or for any future periods.

Principles of consolidation

The accompanying unaudited consolidated financial statements include the financial statements of the Company and its wholly owned subsidiaries. All transactions and balances among the Company and its subsidiaries have been eliminated upon consolidation.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

In preparing these financial statements in conformity with U.S. GAAP, the Company’s management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $11,583 and $39,521 in cash and none in cash equivalents as of May 31, 2026 and November 30, 2025, respectively.

Investments Held in Trust Account

As of May 31, 2026 and November 30, 2025, the Company had $25,313,116 and $23,827,149 in investments held in the Trust Account comprised of money market funds that invest in U.S. government securities.

Investments in money market funds are presented on the balance sheets at fair value at the end of each reporting period. Earnings on investments held in the Trust Account are included in interest earned on investments held in the Trust Account in the accompanying statement of operations. The estimated fair value of investments held in the Trust Account is determined using available market information.

Deferred Offering Costs

The Company complies with the requirements of FASB ASC Topic 340-10-S99-1, “Other Assets and Deferred Costs – SEC Materials” (“ASC 340-10-S99”) and SEC Staff Accounting Bulletin Topic 5A, “Expenses of Offering”. Deferred offering costs were $4,309,493 consisting principally of $3,795,000 underwriting fees $514,493 legal and other expenses that are directly related to the IPO and charged to shareholders’ equity upon the completion of the IPO.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that is included in the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits, and no amounts accrued for interest and penalties as of May 31, 2026. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements.

Net Income Per Ordinary Share

The Company complies with the accounting and disclosure requirements of FASB ASC 260, Earnings Per Share. Net income per ordinary share is computed by dividing net income by the weighted average number of ordinary shares outstanding during the period, excluding ordinary shares subject to forfeiture by the Initial Shareholders. As of May 31, 2026, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into shares of Class A ordinary shares and then share in the earnings of the Company. As a result, diluted income per ordinary share is the same as basic income per share for the period presented.

	Three Months Ended May 31, 2026		Three Months Ended May 31, 2025
	Redeemable shares	Non- redeemable shares	Redeemable shares	Non- redeemable shares
Basic and diluted net per share
Numerator:
Allocation of net income	$45,477	$43,452	$402,233	$118,309

Denominator:
Basic and diluted weighted average shares outstanding	2,124,077	2,029,500	6,900,000	2,029,500
Basic and diluted net income per share	$0.02	$0.02	$0.06	$0.06

	Six Months Ended May 31, 2026		Six Months Ended May 31, 2025
	Redeemable shares	Non- redeemable shares	Redeemable shares	Non- redeemable shares
Basic and diluted net per share
Numerator:
Allocation of net income	$116,971	$111,763	$910,975	$267,946

Denominator:
Basic and diluted weighted average shares outstanding	2,124,077	2,029,500	6,900,000	2,029,500
Basic and diluted net income per share	$0.06	$0.06	$0.06	$0.06

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 825, “Financial Instruments,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Ordinary Shares Subject to Possible Redemption

The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. If it is probable that the equity instrument will become redeemable, we have the option to either (i) accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or (ii) recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately.

Convertible Promissory Notes and Derivative Liabilities

The Company accounts for convertible promissory notes under ASC 470 “Debt” and evaluates embedded features under ASC 815 “Derivatives and Hedging”. Sponsor or affiliate loans may be converted into ordinary shares upon completion of a Business Combination.

If the conversion option has a fixed conversion price and meets the “own-equity” scope exception in ASC 815-40, the note is accounted for as a single debt instrument. If the conversion price is variable or indexed to the target company’s equity, the conversion feature is bifurcated and recorded as a derivative liability, initially measured and subsequently remeasured at fair value each reporting period, with changes recognized in earnings. The debt host is recorded at the residual amount and amortized to face value using the effective interest method. Convertible notes and derivative liabilities are classified as current liabilities if settlement or conversion is expected within one year. Fair value is estimated using the Black-Scholes, Binomial, or Monte Carlo models and is categorized as Level 3 under ASC 820.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3 — Initial Public Offering

On March 22, 2024, the Company sold 6,900,000 Units at a price of $10.00 per Unit generating gross proceeds of $69,000,000. Each Unit consists of one Class A ordinary share and one-fifth (1/5) of one right (“Public Right”). Each Public Right will convert into one Class A ordinary share upon the consummation of a Business Combination.

Note 4 — Private Placement

Simultaneously with the closing of the IPO, the Sponsor purchased an aggregate of 235,500 Private Units at a price of $10.00 per Private Unit for an aggregate purchase price of $2,355,000 in a private placement. The Private Units are identical to the Public Units except with respect to certain registration rights and transfer restrictions. Each Private Unit will consist of one Class A ordinary share (“Private Share”) and one-fifth (1/5) of one right (“Private Right”). Each Private Right will convert into one Class A ordinary share upon the consummation of a Business Combination. The proceeds from the Private Units will be added to the proceeds from the Proposed Public Offering to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Units and all underlying securities will expire worthless.

Note 5 — Related Party Transactions

Founder Shares

On October 16, 2023, the Company issued 17,250,000 shares of Class B ordinary shares, $0.0001 par value per share to the Sponsor (“Founder Shares”), for an aggregated consideration of $25,000, or approximately $0.0145 per share. On November 13, 2023, the Company and the Sponsor entered into the First Amendment to the Subscription Agreement, pursuant to which the 17,250,000 shares of common stock were converted to 1,725,000 Class B ordinary shares. On March 18, 2024, the Company elected to convert 1,725,000 Class B ordinary shares into 1,725,000 Class A ordinary shares upon the closing of IPO. On March 20, 2024, the Company and the Sponsor entered into the Second Amendment to the Subscription Agreement, pursuant to which the purchased amount of shares was adjusted to 1,983,750 Class B ordinary shares, $0.0126 per ordinary share. As of May 31, 2026 and November 30, 2025, there were 1,725,000 Founder Shares issued and outstanding.

The Initial Shareholders have agreed, subject to certain limited exceptions, not to transfer, assign or sell any of their Founder Shares for a time period ending on the date that is the earlier of (A) six months after the completion of the Company’s initial business combination or (B) the date on which we complete a liquidation, merger, stock exchange or other similar transaction after our initial business combination that results in all of the public shareholders having the right to exchange their shares of ordinary shares for cash, securities or other property. Notwithstanding the foregoing, the converted shares of our Class A ordinary shares will be released from the lock-up if (1) the last reported sale price of the Company’s Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and other similar transactions) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial business combination or (2) if the Company complete a transaction after the initial business combination which results in all of the shareholders having the right to exchange their shares for cash, securities or other property. The Initial Shareholders also agree not to transfer any ownership interest in, except to permitted transferees, their private placement until at least 30 days following the completion of the business combination. However, if after a business combination there is a transaction whereby all the outstanding shares are exchanged or redeemed for cash (as would be the case in a post-asset sale liquidation) or another issuer’s shares, then the Founder Shares or the private placement units (or any shares of ordinary shares thereunder) shall be permitted to participate.

Convertible Notes — Related Party

On June 13, 2025, September 23, 2025, February 12, 2026, and May 4, 2026, the Company issued convertible promissory notes to the Sponsor (the “June Note”, the “September Note”, the “February 2026 Note”; and the “May 2026 Convertible Note”, collectively, the “Convertible Notes”), each permitting borrowings of up to $350,000, $350,000, $300,000, and $300,000, respectively. As of May 31, 2025, the Company had drawn $1,235,000 under the four Convertible Notes.

The June Note bears interest at 6% per annum and all of the September Note, February 2026 Note and May 2026 Note bear interest at 10% per annum. The Convertible Notes are unsecured and mature on the earlier of (i) the consummation of a business combination or (ii) the Company’s liquidation date, as approved by stockholders. Upon consummation of a business combination, the Sponsor may elect to convert any unpaid principal and accrued interest into ordinary shares of the Company.

The conversion price for both the June and September Convertible Notes was defined as the most favorable price per share, conversion rate, or valuation assigned to any equity securities issued by the target company in connection with the DeSPAC transaction to any third party during the thirty-six (36) months preceding conversion. Because the conversion price was variable and based on the valuation of equity securities issued by the target company, the embedded conversion feature did not qualify for the equity scope exception under ASC 815-40. Accordingly, the conversion feature was bifurcated and recorded as a derivative liability at fair value, with changes in fair value recognized in earnings.

On September 30, 2025, the Convertible Notes were modified such that the conversion feature became convertible solely into the Company’s own ordinary shares at a fixed conversion price of $1.00 per share, which represents one-tenth (1/10) of the Company’s $10.00 initial public offering price per unit. Following the modification, the conversion option met the equity scope exception under ASC 815-40, and the Convertible Notes were accounted for as debt with no further fair value remeasurement.

Upon the modification of the Convertible Notes on September 30, 2025, the conversion feature was revised such that it met the equity scope exception under ASC 815-40. As a result, the embedded derivative no longer required separate liability classification. The carrying amount of the derivative liability as of the modification date was reclassified to additional paid-in capital.

As of May 31, 2026 and November 30, 2025, there was no derivative liability outstanding.

As of May 31, 2026, the outstanding principal balance under the Convertible Notes was $1,232,366, including unamortized discount of $2,541. As of November 30, 2025, the outstanding principal balance under the Convertible Notes was $595,369, including unamortized discount of $4,538.

June Convertible Note

In June 2025, the Company issued a convertible promissory note that includes an embedded conversion feature. The Company evaluated the conversion feature under ASC 815 and concluded that it is not clearly and closely related to the host debt instrument and does not qualify for equity classification. Accordingly, the embedded conversion feature was bifurcated and accounted for as a derivative liability, initially measured at fair value on the issuance date, with a corresponding debt discount recorded against the carrying amount of the note. The derivative liability is subsequently remeasured at fair value at each reporting date, with changes in fair value recognized in earnings, and the debt discount is accreted to interest expense over the term of the note using the effective interest method in accordance with ASC 835-30.

September Convertible Note

In September 2025, the Company amended the terms of its previously issued convertible note (the “Amendment”), which modified certain conversion features and related terms. The Company evaluated the Amendment under ASC 470-50 and ASC 815 and determined that the changes did not result in an extinguishment of the original debt instrument. Accordingly, the Amendment was accounted for as a modification, with the conversion feature qualifies for the equity scope exception under ASC 815-40, as it is indexed to the Company’s own stock. Accordingly, from that point forward, it is no longer accounted for as a derivative liability and no subsequent fair value remeasurement is required.

February 2026 Convertible Note

The February 2026 Convertible Note is convertible solely into the Company’s own ordinary shares at a fixed conversion price of $1.00 per share, which represents one-tenth (1/10) of the Company’s $10.00 initial public offering price per unit. The conversion option met the equity scope exception under ASC 815-40, therefore it is accounted for as equity and that no fair value remeasurement is required.

May 2026 Convertible Note

The May 2026 Convertible Note is convertible solely into the Company’s own ordinary shares at a fixed conversion price of $1.00 per share, which represents one-tenth (1/10) of the Company’s $10.00 initial public offering price per unit. The conversion option met the equity scope exception under ASC 815-40, therefore it is accounted for as equity and that no fair value remeasurement is required.

Related Party Loans

In addition, in order to finance transaction costs in connection with an intended initial Business Combination, the Initial Shareholders or their affiliates may, but are not obligated to, loan us funds as may be required. If the Company completes an initial Business Combination, it will repay such loaned amounts. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. Certain amount of such loans may be converted into private at $10.00 per share at the option of the lender. As of May 31, 2026 and November 30, 2025, the Company had no borrowings under the working capital loans.

Due to Related Party

The Sponsor paid certain transaction costs on behalf of the Company. These amounts are due on demand and non-interest bearing. As of May 31, 2026 and November 30, 2025, the amount due to the related party was $7,400 and $0, respectively.

Administrative Services Agreement

The Company entered into an Administrative Services Agreement with the Sponsor on December 4, 2023, commencing on the effective date of the registration statement of IPO through the later of the Company’s consummation of a Business Combination or 21 months from such effective date, to pay the Sponsor a total of $10,000 per month for office space and administrative and support services. The Company incurred $30,000 and $60,000 for the three and six months ended May 31, 2026, respectively, of which $20,000 was due to the Sponsor as of May 31, 2026 and included in the accompany accounts payable and accrued expenses.

Note 6 — Commitments and Contingencies

Registration Rights

The holders of the Founder Shares issued and outstanding on the date of this prospectus, as well as the holders of the private units and any shares of the Company’s insiders, officers, directors or their affiliates may be issued in payment of working capital loans and extension loans made to the Company (and any shares of ordinary shares issuable upon conversion of the underlying the private rights), will be entitled to registration rights pursuant to an agreement to be signed prior to or on the effective date of the registration statement. The holders of a majority of these securities are entitled to make up to two demands that we register such securities. The holders of the majority of the Founder Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of ordinary shares are to be released from trust. The holders of a majority of the private units and units issued in payment of working capital loans made to us can elect to exercise these registration rights at any time commencing on the date that the Company consummate an initial business combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of an initial business combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Right of First Refusal

The Company has granted EF Hutton for a period of 18 months after the date of the consummation of the Company’s Business Combination, an irrevocable right of first refusal to act as lead left book-running managing underwriter or lead left placement agent with at least 50% of the economics; or, in the case of a three-handed deal, 40% of the economics, for any and all future public and private equity, convertible and debt offerings.

Underwriting Agreement

The Company granted EF Hutton, the representative of the underwriters, a 45-day option from March 22, 2024, to purchase up to 1,035,000 additional Units to cover over-allotments, if any, at the IPO price less the underwriting discounts and commissions. The over-allotment option is deemed to be a freestanding financial instrument indexed on the contingently redeemable shares and is accounted for as a liability pursuant to ASC 480. The value of the over-allotment option was estimated to be $93,150 as of March 22, 2024. The underwriters did not exercise the over-allotment option, as such, there was no liability accrued on the balance sheet as of May 31, 2026.

The underwriters were paid a cash underwriting discount of 1.0% of the gross proceeds of the IPO or $690,000. In addition, the underwriters will be entitled to a deferred fee of 3.5% of the gross proceeds of the IPO or $2,415,000 will be paid upon the closing of a Business Combination from the amounts held in the Trust Account, subject to the terms of the underwriting agreement.

Additionally, the Company issued the underwriters 69,000 shares of Class A ordinary shares for the representative shares, at the closing of the IPO as part of representative compensation on March 22, 2024.

Note 7 — Shareholders’ Deficit

Ordinary Shares — The Company is authorized to issue up to 450,000,000 Class A ordinary shares and 50,000,000 Class B ordinary shares, par value $0.0001 per share. Holders of Class A ordinary shares and holders of Class B ordinary shares are entitled to one vote for each share held on all matters to be voted on by the shareholders, except as required by law; provided that, prior to the initial Business Combination, only holders of our Class B ordinary shares will have the right to vote on the appointment of directors, and holders of a majority of the Class B ordinary shares may remove a member of the board of directors. With respect to any other matter submitted to a vote of the Company’s shareholders, including any vote in connection with the initial Business Combination, except as required by law or the Company’s articles of association, holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class. The Class B ordinary shares held by the Sponsor may convert into Class A ordinary shares at any time at their option, but will automatically convert into Class A ordinary shares upon the completion of the initial Business Combination on a one-for-one basis, subject to adjustments. On March 18, 2024, the Company elected to convert 1,725,000 Class B ordinary shares into 1,725,000 Class A ordinary shares upon the closing of IPO. On March 20, 2024, the Company and the Sponsor entered into the Second Amendment to the Subscription Agreement, pursuant to which the purchased amount of shares was adjusted to 1,983,750 Class B ordinary shares, $0.0126 per ordinary share. On July 8, 2025, the Company held its Extraordinary General Meeting in which holders of 4,775,923 public ordinary shares exercised their redemption rights. Following the redemptions, 2,124,077 public ordinary shares remain issued and outstanding. As of May 31, 2026 and November 30, 2025, there were 2,029,500 Class A non-redeemable ordinary shares issued and outstanding (excluding 2,124,077 and 2,124,077 Class A ordinary shares subject to redemption as of May 31, 2026 and November 30, 2025, respectively).

Rights — Each holder of a right will receive one share of Class A Ordinary Share upon consummation of a Business Combination, even if the holder of such right redeemed all shares held by it in connection with a Business Combination. No fractional shares will be issued upon conversion of the rights. No additional consideration will be required to be paid by a holder of rights in order to receive its additional shares upon consummation of a Business Combination, as the consideration related thereto has been included in the Unit purchase price paid for by investors in the IPO. If the Company enters into a definitive agreement for a Business Combination in which the Company will not be the surviving entity, the definitive agreement will provide for the holders of rights to receive the same per share consideration the holders of the Class A ordinary shares will receive in the transaction on an as-converted into common stock basis and each holder of a right will be required to affirmatively covert its rights in order to receive one share underlying each right (without paying additional consideration). The shares issuable upon conversion of the rights will be freely tradable (except to the extent held by affiliates of the Company).

If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of rights will not receive any of such funds with respect to their rights, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such rights, and the rights will expire worthless. Further, there are no contractual penalties for failure to deliver securities to the holders of the rights upon consummation of a Business Combination. Additionally, in no event will the Company be required to net cash settle the rights. Accordingly, holders of the rights might not receive the shares of Class A Ordinary Share underlying the rights.

Note 8 — Due to Target Company

In connection with the Extension, the Vesicor agreed to contribute one-half of the Extension Payment and certain merger costs. For the three and six months ended May 31, 2026, Vesicor contributed approximately $284,814 and $725,801, respectively. As of May 31, 2026 and November 30, 2025, outstanding amounts totaled $1,300,801 and $575,000, respectively. Subsequently, on June 30, 2026, Black Hawk and Vesicor entered into a Debt Forgiveness Agreement under which Vesicor forgave $1,015,988 of the $1,300,801 in advances. See Note 11 — Subsequent Events for a detailed description of the Debt Forgiveness Agreement.

Note 9 — Fair Value Measurements

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following tables present information about the Company’s assets that are measured at fair value on a recurring basis as of May 31, 2026 and November 30, 2025, and indicate the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.

	May 31, 2026	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets
Investments held in Trust Account	$25,313,116	$25,313,116	-	-

	November 30, 2025	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets
Investments held in Trust Account	$23,827,149	$23,827,149	-	-

Note 10 — Segment Information

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker, or group, in deciding how to allocate resources and assess performance.

The Company’s chief operating decision maker has been identified as the Chief Executive Officer (“CODM”), who reviews the operating results for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that the Company only has one operating and reportable segment.

The CODM assesses performance for the single segment and decides how to allocate resources. The measure of segment assets is reported on the balance sheet as total assets. When evaluating the Company’s performance and making key decisions regarding resource allocation the CODM reviews several key metrics, which include the following:

	For the Three Months Ended May 31,		For the Six Months Ended May 31,
	2026	2025	2026	2025
General and administrative expenses	$79,215	$217,598	$103,403	$296,367
Interest earned on investments held in Trust Account	$222,525	$767,623	$435,967	$1,533,534

The key measures of segment profit or loss reviewed by the CODM are general and administrative expenses and interest earned on investments held in Trust Account. General and administrative expenses are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete a business combination within the business combination period. General and administrative expenses include audit expenses, legal expenses, insurance expenses, and trust service expenses, none of which are deemed to be significant segment expenses and are reviewed in aggregate to ensure alignment with budget and contractual obligations. Interest earned on investments held in Trust Account are reviewed to measure and monitor shareholder value and determine the most effective strategy of investment with the Trust Account funds while maintaining compliance with the trust agreement.

Note 11 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up the date that the financial statement was issued. Based on the review as further disclosed in the footnotes, management identified the following subsequent event requiring disclosure in the financial statements.

Debt Forgiveness Agreement

On June 30, 2026, Black Hawk and Vesicor entered into a Debt Forgiveness Agreement pursuant to which Vesicor forgave $1,015,988 in advances previously made by Vesicor to or on behalf of Black Hawk (the “Vesicor Advances”). The Vesicor Advances consisted of (i) $675,000 in extension payment advances made between July 2025 and February 2026, representing Vesicor’s one-half share of the monthly $150,000 trust fund extension payments required under the Business Combination Agreement and the amended Trust Agreement, and (ii) $340,987.50 in upfront fee payments and other transaction expenses paid by Vesicor on Black Hawk’s behalf between March and April 2025 for upfront fees and February 2026 for other transaction expenses. All advances were made on a non-interest basis.

Pursuant to the Debt Forgiveness Agreement, Vesicor (i) forgave the entire outstanding principal amount of the Vesicor Advances, (ii) agreed that all debt instruments issued or issuable in connection with the Vesicor Advances are null and void, and (iii) waived and cancelled any rights to convert the Vesicor Advances into debt or equity securities of Black Hawk or any successor. Vesicor’s forgiveness of advances classified as upfront fees was made pursuant to a waiver, consent and authorization of Vesicor’s shareholders. Any advances made by Vesicor after February 12, 2026 are expressly excluded from the Debt Forgiveness Agreement and will be governed by separate written agreements between the parties.

In consideration for the foregoing, Black Hawk released Vesicor from any claims arising from Vesicor’s failure to timely advance or pay any portion of the Vesicor Advances or otherwise timely perform its obligations under the Business Combination Agreement. Each party retained all other rights and claims under the Business Combination Agreement not expressly released. The Debt Forgiveness Agreement is governed by the laws of the State of California.

VESICOR THERAPEUTICS INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Vesicor Therapeutics, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Vesicor Therapeutics, Inc. (the “Company”) as of December 31, 2025 and 2024, and the related statements of operations, changes in stockholders’ equity (deficiency), and cash flows for the years ended December 31, 2025 and 2024, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the years ended December 31, 2025 and 2024, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 1 to the financial statements, the Company has generated only nominal revenue in the past two years and has not generated sufficient cash flows from operations. The Company had a net loss of $2,657,964 for the year ended December 31, 2025. As of December 31, 2025, the Company had a working capital deficiency of $417,766 and an accumulated deficit of $3,432,063. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1 to the accompanying financial statements. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Prager Metis CPAs LLP

Prager Metis CPAs LLP

We have served as the Company’s auditor since 2024

El Segundo, California
April 16, 2026

VESICOR THERAPEUTICS, INC.

BALANCE SHEETS

DECEMBER 31,

	2025	2024
ASSETS

Current assets
Cash	$50,101	$107,853
Prepaid expenses	5,177	-

Total current assets	55,278	107,853

Long-term assets
Right of use asset, net	30,324	28,066
Security deposits	8,259	8,259

Total assets	$93,861	$144,178

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)

Current liabilities
Accounts payable and accrued expenses	$314,431	$24,236
Accounts payable and accrued expenses - related party	78,000	6,000
Lease liability - current	30,613	28,555
Note payable, net of discount	50,000	45,000

Total current liabilities	473,044	103,791

Total liabilities	473,044	103,791

Stockholders’ equity (deficiency)
Common stock, $0 par value; authorized - 100,000,000 shares; 8,559,815 and 7,270,002 shares issued and outstanding as of December 31, 2025 and 2024, respectively	3,050,794	812,400
Additional paid-in capital	2,086	2,086
Accumulated deficit	(3,432,063)	(774,099)

Total stockholders’ equity (deficiency)	(379,183)	40,387

Total liabilities and stockholders’ equity (deficiency)	$93,861	$144,178

See accompanying notes to the financial statements.

VESICOR THERAPEUTICS, INC.

STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31,

	2025	2024
Revenue	$6,028	$4,850
Cost of goods sold	49	1,371
Gross profit	5,979	3,479

Operating expenses
Research and development	3,907	21,459
General and administrative expenses, related party	72,000	72,000
General and administrative expenses, other	2,473,011	199,500

Total operating expenses	2,548,918	292,959

Loss from operations	(2,542,939)	(289,480)

Other income (expenses)
Loss on debt extinguishment	(93,750)	-
Other income	-	1,407
Interest expense	(21,275)	(647)

Total other income (expenses)	(115,025)	760

Loss before provision for income taxes	(2,657,964)	(288,720)

Provision for income taxes	-	-

Net loss	$(2,657,964)	$(288,720)

Basic and fully diluted income (loss) per common share:
Net loss per common share	$(.34)	$(.06)

Weighted average shares of Common Stock outstanding - basic and fully diluted	7,745,629	5,218,744

See accompanying notes to the financial statements.

VESICOR THERAPEUTICS, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIENCY)

YEARS ENDED DECEMBER 31, 2025 AND 2024

	Common stock		Additional Paid-in	Accumulated
	Shares	Amount	Capital	Deficit	Totals
Balances, December 31, 2023	4,306,668	$600,000	$2,086	$(485,379)	$116,707

Common stock and warrants issued for cash, net of issuance costs	93,334	155,000	-	-	155,000

Stock-based compensation	2,870,000	57,400	-	-	57,400

Net loss	-	-	-	(288,720)	(288,720)

Balances, December 31, 2024	7,270,002	812,400	2,086	(774,099)	40,387

Common stock and warrants issued for cash, net of issuance costs	586,670	920,000	-	-	920,000

Stock-based compensation	653,143	1,224,644	-	-	1,224,644

Common stock and warrant issued in connection with promissory note extension	50,000	93,750	-	-	93,750

Net loss	-	-	-	(2,657,964)	(2,657,964)

Balances, December 31, 2025	8,559,815	$3,050,794	$2,086	$(3,432,063)	$(379,183)

See accompanying notes to the financial statements.

VESICOR THERAPEUTICS, INC.

STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31,

	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,657,964)	$(288,720)
Adjustments to reconcile net loss to net cash used in operating activities
Amortization	49,420	46,262
Non-cash interest expense	5,000	-
Bad debt expense	6,028	-
Stock-based compensation expense	1,224,644	57,400
Loss on debt extinguishment	93,750	-
Changes in operating assets and liabilities:
Accounts receivable	(6,028)	-
Prepaid expenses	(5,177)	-
Accounts payable and accrued expenses	290,195	(40,629)
Accounts payable and accrued expenses - related party	72,000	6,000
Lease liability	(49,620)	(46,122)

NET CASH USED IN OPERATING ACTIVITIES	(977,752)	(265,809)

CASH FLOWS FROM INVESTING ACTIVITIES	-	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common stock and warrants, net of issuance costs	920,000	155,000
Proceeds from issuance of a promissory note and warrant, net of issuance costs	-	45,000

NET CASH PROVIDED BY FINANCING ACTIVITIES	920,000	200,000

NET DECREASE IN CASH	(57,752)	(65,809)

CASH - BEGINNING OF YEAR	107,853	173,662

CASH - END OF YEAR	$50,101	$107,853

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$1,858	$64
Income taxes	$-	$-

Non-cash investing and financing activities:
Right of use asset added for operating lease under lease modification	$51,678	$-

See accompanying notes to the financial statements.

VESICOR THERAPEUTICS, INC.

Notes to Financial Statements

Years Ended December 31, 2025 and 2024

Note 1 – Organization and Basis of Presentation

The financial statements presented are those of Vesicor Therapeutics, Inc., (the “Company”). The Company was incorporated under the laws of the state of California on April 18, 2008. The Company was originally incorporated as RNTein Biotech Lab, Inc. and changed its name to Vesicor Therapeutics, Inc. on June 21, 2023. The Company is an early development-stage biopharmaceutical company focused on the development of microvesicle-based therapeutics, a new class of medicines with the potential to transform the treatment of a wide spectrum of diseases. The Company plans to further develop, patent and commercialize the use of microvesicle-based therapeutic products for the treatment of cancer.

Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has generated only nominal revenue in the past two years and has not generated sufficient cash flows from operations. The Company had a net loss of $2,657,964 for the year ended December 31, 2025. As of December 31, 2025, the Company had a working capital deficiency of $417,766 and an accumulated deficit of $3,432,063. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time. The Company’s continuation as a going concern is dependent upon its ability to obtain necessary equity financing and ultimately from generating revenues to continue operations. The Company expects that working capital requirements will continue to be funded through a combination of its existing funds and further issuances of securities. Working capital requirements are expected to increase in line with the growth of the business. Existing working capital, further advances and debt instruments, and anticipated cash flow are expected to be adequate to fund operations over the next twelve months. The Company has no lines of credit or other bank financing arrangements. Additional issuances of equity or convertible debt securities will result in dilution to current stockholders. Further, such securities might have rights, preferences or privileges senior to common stock. Additional financing may not be available upon acceptable terms, or at all. If adequate funds are not available or are not available on acceptable terms, the Company may not be able to take advantage of prospective new business endeavors or opportunities, which could significantly and materially restrict business operations.

The financial statements do not include any adjustments that might result from the outcome of this uncertainty relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are prepared in accordance with Generally Accepted Accounting Principles in the United States of America (“US GAAP”).

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

Fair Value Measurements

The Company adopted the provisions of ASC Topic 820, Fair Value Measurements and Disclosures, which defines fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value and expands disclosure of fair value measurements.

The estimated fair value of certain financial instruments, including cash and cash equivalents, accounts payable and accrued expenses are carried at historical cost basis, which approximates their fair values because of the short-term nature of these instruments. The carrying amounts of our short- and long-term credit obligations approximate fair value because the effective yields on these obligations, which include contractual interest rates taken together with other features such as concurrent issuances of warrants and/or embedded conversion options, are comparable to rates of returns for instruments of similar credit risk.

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:

Level 1 – quoted prices in active markets for identical assets or liabilities

Level 2 – quoted prices for similar assets and liabilities in active markets or inputs that are observable

Level 3 – inputs that are unobservable (for example cash flow modeling inputs based on assumptions)

Determining which category an asset or liability falls within the hierarchy requires significant judgment. The Company evaluates its hierarchy disclosures each quarter. There are no financial instruments measured at fair value on a recurring basis.

Revenue Recognition

The Company invented and produced several products:

1.	Lentiviral vectors producing CDC6 shRNA, p16 or PTEN.

CDC6 shRNA is an artificial RNA molecule with a short hairpin (“shRNA”) that can be used to silence gene expression via RNA interference (RNAi). In this case, it interferes with CDC6 gene expression. The CDC6 gene encodes a protein that is important in DNA replication. p16 is a tumor suppressor gene that encodes a protein that slows cell division by slowing the progression of the cell cycle from the G1 phase to the S phase, thereby acting as a tumor suppressor. PTEN is another tumor suppressor gene that encodes a protein that regulates cell cycle, preventing cells from growing and dividing too rapidly.

2.	Genetically engineered microvesicles (ecm) such as Cytomox or ecm-RV (RNA vesicles).

These microvesicles were used as novel drug delivery vehicles. Their unique features are their size, ability to carry different payloads and their immune silent nature.

3.	ecm-RV/p53.

ecm-RV/p53 is an engineered microvesicle that carries the p53 mRNA. p53 is another tumor suppressor gene.

The Company produces and sells its products to several clinics in Tokyo, Japan. These clinics use the Company’s therapeutics under Japan’s Advanced Medical Care B mechanism, which allows Japanese physicians to use any unapproved medical device or therapeutic in patients who have exhausted all other treatment options. Vesicor’s therapeutics results in improved clinical outcomes, improved radiologic outcomes (i.e., reduction in pancreatic tumor size) and improved tumor biomarker levels.

Revenues from these products have been immaterial since 2023.

The Company accounts for revenue under Accounting Standards Update (“ASU”) 2014-09, “Revenue from Contracts with Customers (Topic 606)”. The Company determines the measurement of revenue and the timing of revenue recognition utilizing the following core principles:

1.	Identifying the contract with a customer;

2.	Identifying the performance obligations in the contract;

3.	Determining the transaction price;

4.	Allocating the transaction price to the performance obligations in the contract; and

5.	Recognizing revenue when (or as) the Company satisfies its performance obligations.

The Company has no outstanding contracts with any of the clinics. The Company recognizes revenue when title, ownership, and risk of loss pass to the customer. For product sales, ownership of the goods and associated revenue are transferred to customers at a point in time, generally upon shipment or delivery of a product to the customer or receipt of the product by the customer based on the applicable shipping terms and without significant judgments. Any advance payments are recorded as current liability until revenue is recognized.

Research and Development

Research and development costs are expensed as incurred. Research and development costs charged to operations for the years ended December 31, 2025 and 2024 were $3,907 and $21,459, respectively.

Cash and Cash Equivalents

Cash and cash equivalents are comprised of cash and highly liquid investments with original maturities of 90 days or less at the date of purchase. The Company does not have any cash equivalents as of December 31, 2025 and 2024. Cash is maintained at a major financial institution. Accounts held at U.S. financial institutions are insured by the FDIC up to $250,000. The Company is exposed to credit risk in the event of default by the financial institutions or the issuers of these investments to the extent the amounts on deposit or invested are in excess of amounts that are insured. The Company’s accounts at this major financial institution may, at times, exceed the federally insured limits. The amount in excess of the FDIC insurance as of December 31, 2025 and 2024 was $0, respectively. The Company has not experienced any losses on these accounts and management believes, based upon the quality of this major financial institution, that the credit risk with regard to these deposits is not significant.

Accounts Receivable

Accounts receivable is stated at invoiced amount, net of an allowance for doubtful accounts and bear no interest. An allowance for losses is established through a provision for losses charged to expenses. Receivables are charged against the allowance for losses when management believes collectability is unlikely. The allowance (if any) is an amount that management believes will be adequate to absorb estimated losses on existing receivables, based on evaluation of the collectability of the accounts and prior loss experience. Bad debt expense of $6,028 was charged to operations during the year ended December 31, 2025.

Impairment of Long-Lived Assets

In accordance with ASC 360-10-35, the Company assesses the valuation of components of its long-lived assets whenever events or circumstances dictate that the carrying value might not be recoverable. The Company bases its evaluation on indicators such as the nature of the assets, the future economic benefit of the assets, any historical or future profitability measurements and other external market conditions or factors that may be present. If such factors indicate that the carrying amount of an asset or asset group may not be recoverable, the Company determines whether an impairment has occurred by analyzing an estimate of undiscounted future cash flows at the lowest level for which identifiable cash flows exist. If the estimate of undiscounted cash flows during the estimated useful life of the asset is less than the carrying value of the asset, the Company recognizes a loss for the difference between the carrying value of the asset and its estimated fair value, generally measured by the present value of the estimated cash flows.

Leases

The Company accounts for leases under ASC 842, “Leases”. The Company determines if an arrangement is a lease or contains a lease at inception of the arrangement. Operating lease liabilities are recognized based on the present value of the remaining lease payments, discounted using the discount rate for the lease at the commencement date. As the rate implicit in the lease is not readily determinable for the operating lease, the Company generally uses an incremental borrowing rate based on information available at the commencement date to determine the present value of future lease payments. Operating lease right-of-use assets (“ROU assets”) represent the Company’s right to control the use of an identified asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. ROU assets are generally recognized based on the amount of the initial measurement of the lease liability. Lease expense is recognized on a straight-line basis over the lease term. The Company elected to keep leases with an initial term of 12 months or less off the balance sheet.

ROU assets are reviewed for impairment when indicators of impairment are present. ROU assets from operating and finance leases are subject to the impairment guidance in ASC 360, Property, Plant, and Equipment, as ROU assets are long-lived nonfinancial assets. ROU assets are tested for impairment individually or as part of an asset group if the cash flows related to the ROU assets are not independent from the cash flows of other assets and liabilities. An asset group is the unit of accounting for long-lived assets to be held and used, which represents the lowest level for which identifiable cash flows are largely independent of the cash flows of other groups of assets and liabilities.

Stock-Based Compensation

The Company accounts for its stock-based awards granted under its employee compensation plan in accordance with ASC Topic No. 718-20, Awards Classified as Equity, which requires the measurement of compensation expense for all share-based compensation granted to employees, non-employee directors and others at fair value on the date of grant and recognition of compensation expense over the related service period for awards expected to vest. The Company uses the Black-Scholes option pricing model to estimate the fair value of its stock options and warrants. The Black-Scholes option pricing model requires the input of highly subjective assumptions including the expected stock price volatility of the Company’s common stock, the risk free interest rate at the date of grant, the expected vesting term of the grant, expected dividends, and an assumption related to forfeitures of such grants. Changes in these subjective input assumptions can materially affect the fair value estimate of the Company’s stock options and warrants.

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) ASC 480 “Distinguishing Liabilities from Equity” (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, whether they meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance, modification, and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. Equity classified warrants are accounted for at fair value on the issuance date with no changes in fair value recognized after the issuance date.

For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded as liabilities at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the liability classified warrants are recognized as a non-cash gain or loss on the statements of operations.

Income Taxes

The Company accounts for income taxes using the asset and liability method in accordance with ASC Topic No. 740, Income Taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse.

The Company applies the provisions of ASC Topic No. 740 for the financial statement recognition, measurement and disclosure of uncertain tax positions recognized in the Company’s financial statements. In accordance with this provision, tax positions must meet a more-likely-than-not recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position.

Recent Accounting Pronouncements

Income Taxes

In December 2023, the FASB issued ASU No. 2023-09, Improvements to Income Tax Disclosures (“ASU 2023-09”). ASU 2023-09 is intended to improve income tax disclosures primarily through enhanced disclosure of income tax rate reconciliation items, and disaggregation of income (loss) from continuing operations, income tax expense (benefit) and income taxes paid, net disclosures by federal, state and foreign jurisdictions, among others. ASU 2023-09 is effective for public business entities for annual reporting periods beginning after December 15, 2024 and for entities other than public business entities, is effective for annual reporting periods beginning after December 15, 2025, with prospective or retrospective application permitted. Early adoption is permitted. The Company will adopt the standard on the effective date in our annual reporting for the year ended December 31, 2026.

Financial Instruments – Measurement of Credit Losses for Accounts Receivable and Contract Assets

In July 2025, the FASB issued ASU No. 2025-05, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets. The amendments in this update provide a practical expedient permitting an entity to assume that conditions at the balance sheet date remain unchanged over the life of the asset when estimating expected credit losses for current classified accounts receivable and contract assets. This update is effective for annual periods beginning after December 15, 2025, including interim periods within those fiscal years. Adoption of this ASU can be applied prospectively for reporting periods after its effective date. Early adoption is permitted. The Company is currently evaluating the impact that ASU 2025-05 will have on the financial statements.

We have reviewed other recent accounting pronouncements and concluded they are either not applicable to the business, or no material effect is expected on the financial statements as a result of future adoption.

Note 3 – Operating Leases

The Company determines if a contract is, or contains, a lease at contract inception. Operating leases are included in operating lease right-of-use (“ROU”) assets, current portion of operating lease liabilities and operating lease liabilities, net of current portion in the Company’s balance sheets. Finance leases are included in property and equipment, current portion of finance lease obligations and finance lease obligations, net of current portion in the Company’s balance sheets.

ROU assets represent the right to use an underlying asset for the lease term and lease liabilities represent the obligation to make lease payments arising from the lease. ROU assets and lease liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. In addition, ROU assets include initial direct costs incurred by the lessee as well as any lease payments made at or before the commencement date and exclude lease incentives. The Company used the implicit rate in the lease in determining the present value of lease payments. Lease terms include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Leases with a term of one year or less are generally not included in ROU assets and corresponding operating lease liabilities.

On July 21, 2023, the Company entered into a lease agreement for office space in San Gabriel, California, commencing on August 1, 2023 for a term of two years and expiring on July 31, 2025. The Company started to make monthly rental installments from August 2023 of $3,990 and paid a security deposit of $8,259. The monthly rental payment increases by 3.5% every August starting from 2024. Pursuant to ASC Topic 842 Leases, the Company accounted for the lease as an operating lease.

During the year ended December 31, 2023, the Company recorded an ROU asset and operating lease liability of $92,952, respectively at the lease commencement date. The discount rate used to determine the present value is the incremental borrowing rate, estimated to be 4.92%, as the interest rate implicit in our lease is not readily determinable.

On May 27, 2025, the Company entered into a lease amendment with the landlord of the San Gabriel office to extend the lease term for an additional 12 months expiring on July 31, 2026. The Company will make monthly rental installments of $4,419 from August 2025 to July 2026. The Company accounted for this amendment as a lease modification and remeasured the ROU asset and operating lease liability on the effective date of May 27, 2025. In connection with the lease modification, the Company recorded an additional ROU asset and operating lease liability of $51,678, respectively at the lease amendment date. The discount rate used to determine the present value in this remeasurement is the incremental borrowing rate, estimated to be 4.14%, as the interest rate implicit in our lease is not readily determinable.

Operating lease ROU assets and operating lease liabilities are recorded on the balance sheet as follows:

	December 31,	December 31,
	2025	2024
Operating Leases:
Operating lease right-of-use assets, net	$30,324	$28,066
Current portion of operating lease liabilities	$30,613	$28,555
Operating lease liabilities, net of current portion	$-	$-

As of December 31, 2025 and 2024, the weighted-average remaining lease term of the operating lease was 0.6 years and 1.6 years, respectively and the weighted-average discount rate for the operating lease was 4.14% and 4.92%, respectively.

The following table summarizes maturities of operating lease liabilities based on lease terms as of December 31:

2026	$30,930
Less: Imputed interest	317
Present value of lease liabilities	$30,613

At December 31, 2025, the Company had the following future minimum payments due under the non-cancelable lease:

2026	$30,930

Rental expense for all operating leases was $50,977 and $50,897 for the years ended December 31, 2025 and 2024, respectively.

The following table summarizes the cash paid and related reduction of lease liabilities for the years ended December 31, 2025 and 2024.

	Years Ended December 31,
	2025	2024
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$50,999	$48,576
Reduction of lease liabilities:
Operating leases	$49,620	$46,122

Note 4 – Note Payable

On December 9, 2024, the Company entered into a Private Secured Promissory Note Offering Memorandum to issue securities to raise up to $300,000 in capital. Each unit of the securities consists of a secured promissory note bearing interest at a rate of 30% with a maturity of 9 months, and a warrant to purchase one share of common stock at an exercise price of $1.875 per share.

In connection with this Private Secured Promissory Note Offering, the Company engaged a placement agent, Altitude Capital Group, LLC (“Altitude Capital”). The Company’s Chairman of the Board owns 10% of Altitude Capital. In addition, the Company provided Altitude Capital with the right to purchase 96,000 shares of Common Stock (60% of warrant coverage) at $1.875 per share (total 96,000 of “Placement Agent Warrants”).

On December 17, 2024, pursuant to this memorandum, the Company issued to an accredited investor a secured promissory note and a six-year warrant to purchase 26,667 shares of Common Stock for a gross proceed of $50,000, before deducting placement agent fees ($5,000). The promissory note has a principal amount of $50,000 and bears a fixed interest amount of $15,000 (30%). The principal amount, together with all accrued and unpaid interest, shall be payable in full on or before 9 months from date of execution. As collateral for the secured promissory note, the Company grants to the note holder all of the Company’s right, title, and interest in its Trade Secrets and Intellectual Property of its products. The warrant has an exercise price of $1.875 per share and expires on December 17, 2030. In connection with this issuance, on December 31, 2024, the Company also issued a six-year warrant to Altitude Capital to purchase 16,000 shares of Common Stock at an exercise price of $1.875 per share, expiring on December 31, 2030.

On September 17, 2025, the Company entered into an amendment to the secured promissory note to extend the maturity date to the earlier of the next capital injection or June 30, 2026. As consideration for the note holder’s agreement to extend the maturity date, the Company issued to the note holder 50,000 shares of Common Stock at a deemed value of $1.875 per share, for an aggregate value of $93,750 and a six-year warrant to purchase 26,667 shares of Common Stock at $1.875 per share. The Company accounted for the extension as an extinguishment of debt. Loss on debt extinguishment of $93,750 was recorded for the issuance of the Common Stock and warrant and is presented as other income (expenses) in the statement of operations for the year ended December 31, 2025.

As of December 31, 2025 and 2024, the outstanding principal balance of this promissory note was $50,000, respectively, with a carrying value of $50,000 and $45,000, respectively, net of unamortized discount of $0 and $5,000, respectively. For the year ended December 31, 2025, amortization of the debt discount of $5,000 was charged to interest expense.

Note 5 – Earnings (Loss) Per Common Share

The Company calculates net income (loss) per common share in accordance with ASC 260 “Earnings Per Share” (“ASC 260”). Basic and diluted net earnings (loss) per common share was determined by dividing net earnings (loss) applicable to common stockholders by the weighted average number of shares of Common Stock outstanding during the period. The Company’s potentially dilutive shares, which include outstanding common stock warrants (presented in the table below) have not been included in the computation of diluted net loss per share for the years ended December 31, 2025 and 2024 as the result would be anti-dilutive.

	Years Ended December 31,
	2025	2024
Stock warrants	1,472,007	682,669

Note 6 – Stockholders’ Equity

Common Stock and Warrants Issued

2024 Private Placements

In connection with a private offering memorandum that the Company issued through a placement agent on June 7, 2024, the Company may issue up to 1,600,000 Units to raise up to $3,000,000 in capital, with each Unit consisting of (i) one share of the Company’s common stock, no par value (the “Common Stock”), and (ii) one six year Common Stock purchase warrant (the “Warrants”), having an exercise price of $1.875 per share (the “2024 Private Placement”). The Company intends to use the net proceeds from the 2024 Private Placement for working capital and general corporate purposes.

In connection with the 2024 Private Placement, the Company engaged a placement agent, Altitude Capital. In addition, the Company provided Altitude Capital with the right to purchase 960,000 shares of Common Stock (60% of warrant coverage) at $1.875 per share (total 960,000 of “Placement Agent Warrants”).

Pursuant to the 2024 Private Placement, during the year ended December 31, 2024, the Company completed entering into subscription agreements with 4 accredited investors (the “2024 Subscription Agreements”), whereby the Company issued a total of 93,334 Units, resulting in the issuance to investors of 93,334 shares of Common Stock and 93,334 Warrants. The purchase price of the securities was $1.875 per Unit, resulting in gross proceeds to the Company of $175,000, before deducting placement agent fees ($20,000) and other offering expenses. In connection with these units issuances, on December 31, 2024, the Company also issued a six-year warrant to the placement agent, Altitude Capital, to purchase 56,000 shares of Common Stock at an exercise price of $1.875 per share, expiring on December 31, 2030.

Pursuant to the 2024 Private Placement, during the year ended December 31, 2025, the Company completed entering into subscription agreements with 15 accredited investors (part of the “2025 Subscription Agreements”), whereby the Company issued a total of 466,670 Units, resulting in the issuance to investors of 466,670 shares of Common Stock and 466,670 Warrants. The purchase price of the securities was $1.875 per Unit, resulting in gross proceeds to the Company of $875,000, before deducting placement agent fees ($55,000) and other offering expenses for the year ended December 31, 2025. In connection with these units issuances, on December 31, 2025, the Company has issued a six-year warrant to the placement agent, Altitude Capital, to purchase 176,001 shares of Common Stock at an exercise price of $1.875 per share, expiring in December 31, 2031.

2025 Offering

On December 15, 2025, the Company commenced an offering of units (the “Units”) (the “2025 Offering”). Each Unit consisting of (i) one share of the Company’s common stock, no par value (the “Common Stock”), and (ii) one warrant to purchase one share of Common Stock, exercisable for a period of six years at an exercise price of $0.9375 per share (the “Warrants”). The Company intends to use the net proceeds from the 2025 Offering for working capital and general corporate purposes.

Pursuant to the 2025 Offering, during the year ended December 31, 2025, the Company completed entering into subscription agreements with 2 accredited investors (including one director) (part of the “2025 Subscription Agreements”), whereby the Company issued a total of 120,000 Units, resulting in the issuance to investors of 120,000 shares of Common Stock and 120,000 Warrants. The purchase price of the securities was $0.9375 per Unit, resulting in total subscriptions of $112,500. Gross proceeds of $100,000 were received by the Company during the year ended December 31, 2025, with the remaining $12,500 received subsequently in January 2026.

Consideration for Promissory Note Extension

On September 17, 2025, the Company issued to the promissory note holder 50,000 shares of Common Stock at a deemed value of $1.875 per share, for an aggregate value of $93,750 and a six-year warrant to purchase 26,667 shares of Common Stock at $1.875 per share as consideration for the note holder’s agreement to extend the maturity date of the secured promissory note that expired on September 17, 2025 (See Note 4).

Stock-based Compensation

On September 9, 2024, the Company issued Letters of Agreement (“LOA”) to officers and directors for services, whereby the Company issued a total of 2,870,000 fully-vested restricted common shares, valued at $57,400 (See Note 8).

On August 22, 2025 and September 30, 2025, the Company issued Letters of Agreement (“LOA”) to 7 individuals and/or entities (including one director and four shareholders) for consulting services, whereby the Company issued a total of 653,143 fully-vested restricted common shares, valued at $1,224,644 (See Note 8).

Warrants

Warrant activity during the years ended December 31, 2025 and 2024 was as follows:

	Warrants Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
Warrants outstanding at December 31, 2023	490,668	$1.88	5.82
Warrants granted	192,001	1.88
Warrants outstanding at December 31, 2024	682,669	$1.88	5.13
Warrants granted	789,338	1.73
Warrants outstanding at December 31, 2025	1,472,007	$1.80	4.94

Note 7 – Income Taxes

The reconciliation between income tax expense computed by applying the federal statutory corporate tax rate and actual income tax expense (benefit) for the years ended December 31, 2025 and 2024 is as follows:

	Years Ended December 31,
	2025	2024

Statutory U.S. federal income tax rate	(21.0)%	(21.0)%
State income taxes (benefits), net of federal income tax benefit	(3.8)%	(5.6)%
Tax effect of expenses that are not
deductible for income tax purposes:
Stock based compensation	9.7%	4.2%
Change in valuation allowance	15.1%	22.4%
Effective tax rate	0.0%	0.0%

At December 31, the significant components of the deferred tax assets (liabilities) are summarized below:

	2025	2024
Deferred Tax Assets:
Net operating losses	$515,936	$115,713
Deferred Tax Liabilities	-	-

Valuation Allowance	(515,936)	(115,713)

Net deferred tax assets	$-	$-

As of December 31, 2025, the Company had federal net operating loss carryforwards of approximately $1,844,000 which may be carried forward indefinitely, and state net operating loss carryforwards of approximately $1,842,000 which expire at various dates from 2040 through 2045. These net operating loss carryforwards may be used to offset future taxable income and thereby reduce the Company’s U.S. federal and state income taxes. The net operating losses may be subject to limitation under Internal Revenue Code Section 382 should there be a greater than 50% change in ownership as determined under the regulations.

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based on the assessment, management has established a full valuation allowance against all of the deferred tax assets for every period because it is more likely than not that all of the deferred tax assets will not be realized.

In accordance with ASC 740, a valuation allowance must be established if it is more likely than not that the deferred tax assets will not be realized. This assessment is based upon consideration of available positive and negative evidence, which includes, among other things, the Company’s most recent results of operations and expected future profitability. Based on the Company’s cumulative losses in recent years, a full valuation allowance against the Company’s deferred tax assets as of December 31, 2025 and 2024, respectively has been established as Management believes that the Company will not more likely than not realize the benefit of those deferred tax assets. Therefore, no tax provision has been recorded for the years ended December 31, 2025 and 2024, respectively.

The Company complies with the provisions of ASC 740-10 in accounting for its uncertain tax positions. ASC 740-10 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under ASC 740-10, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely that not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. Management has determined that the Company has no significant uncertain tax positions requiring recognition under ASC 740-10.

The Company is subject to income tax in the U.S., and certain state jurisdictions. The Company has not been audited by the U.S. Internal Revenue Service, or any states in connection with income taxes. The Company’s tax years generally remain open to examination for all federal and state income tax matters until its net operating loss carryforwards are utilized and the applicable statutes of limitation have expired. The federal and state tax authorities can generally reduce a net operating loss (but not create taxable income) for a period outside the statute of limitations in order to determine the correct amount of net operating loss which may be allowed as a deduction against income for a period within the statute of limitations.

The Company recognizes interest and penalties related to unrecognized tax benefits, if incurred, as a component of income tax expense. No interest or penalties have been recorded for the years ended December 31, 2025 and 2024, respectively.

Note 8 – Related Party Transactions and Balances

On August 1, 2023, the Company entered into a consulting agreement with Luo Feng, the founder, shareholder and then CEO of the Company, to provide consulting services at a monthly rate of $6,000. The agreement expires on July 31, 2026 and will automatically renew annually unless terminated with 30 days’ notice. Accrued consulting fees payable under the agreement was $78,000 and $6,000 at December 31, 2025 and 2024, respectively.

The Company used Altitude Capital as the placement agent in various private offerings during the years ended December 31, 2025 and 2024. The Company’s Chairman of the Board owns 10% of Altitude Capital. In connection with these private offerings, the Company paid placement agent fees and also issued Placement Agent Warrants to Altitude Capital. (See Note 4 and Note 6).

The Company issued a total of 2,870,000 fully-vested restricted common shares to officers and directors for their services, valued at $0.02 per share, during the year ended December 31, 2024. The Company issued a total of 653,143 fully-vested restricted common shares to 7 individuals and/or entities (including one director and four shareholders) for their consulting services, valued at $1.875 per share, during the year ended December 31, 2025. (See Note 6, Stock-based Compensation).

Pursuant to the 2025 Offering, on December 15, 2025, the Company completed entering into subscription agreement with one director, whereby the Company issued 53,333 Units, resulting in the issuance to the director of 53,333 shares of Common Stock and 53,333 Warrants. The purchase price of the securities was $0.9375 per Unit, resulting in gross proceed to the Company of $50,000 (See Note 6).

Note 9 – Business Combination Agreement

On April 26, 2025, Black Hawk Acquisition Corporation, a Cayman Islands exempted company (“Black Hawk”), entered into a Business Combination Agreement (the “Business Combination Agreement”) by and among Vesicor Therapeutics, Inc., a California corporation (which shall reincorporate into the State of Delaware so as to migrate to and domesticate as a Delaware corporation on the day that is one (1) Business Day prior to the Closing Date (as defined below)) (the “Vesicor”), and BH Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Black Hawk (“Merger Sub”). The Business Combination Agreement provides, among other things, that on the terms and subject to the conditions set forth therein, (i) Black Hawk will de-register in the Cayman Islands and transfer by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation (the “Domestication”), and (ii) following the Domestication, Merger Sub will be merged with and into Vesicor, as a result of which Vesicor will be the surviving company and a wholly-owned subsidiary of Black Hawk (the “Merger”), (prior to the Domestication, Black Hawk may be referred to herein as “Parent”, and at and after the Domestication, “PubCo”). The Domestication, Merger, and other transactions contemplated by the Business Combination Agreement are collectively referred to as the “Business Combination;” and the consummation of the Merger is referred to as the “Closing” and the date of the Closing is referred to as the “Closing Date.” Upon the closing of the Business Combination, Black Hawk (or PubCo), as the public company, will change its name to Vesicor Therapeutics Holdings, Inc. and Black Hawk (or PubCo) plans to remain Nasdaq-listed under a new ticker symbol. Capitalized terms shall have the meaning as defined in the Business Combination Agreement. This transaction has to yet closed as of the date of this report.

In connection with the Business Combination, Vesicor has paid $1,130,988 to Black Hawk as of the date of this report (including $625,000 payments made prior to December 31, 2025 and $150,000 accrued as of December 31, 2025), of which $250,000 was non-refundable deposits paid in March and April 2025, $750,000 was month-by-month extension fees incurred from June 2025 through March 2026 ($75,000 on a monthly basis), and $130,988 was payments made in February and March 2026 for various miscellaneous expenditures. In addition. Vesicor paid $70,000 to EntrepreneurShares Valuation Services in April 2025 for a fairness opinion.

Note 10 – Subsequent Events

The Company evaluated its December 31, 2025 financial statements for subsequent events through April 16, 2026, the date the financial statements were available to be issued.

Subsequent payments in connection with Business Combination

Subsequent to December 31, 2025, Vesicor paid a total of $505,988 to Black Hawk in connection with the Business Combination, among which $150,000 extension fees has been accrued as of December 31, 2025 (See Note 9).

Common Stock and Warrants Issued

Subsequent to December 31, 2025 and through the date of this report, the Company sold 1,594,768 Units (resulting in the issuance of 1,594,768 shares of Common Stock and 1,594,768 Warrants) at a purchase price of $0.9375 per Unit, for gross proceeds totaling $1,495,129 under the 2025 Offering, including 40,000 Units sold to a director for gross proceed of $37,500.

Other Common Stock Issuances

On January 27, 2026, the Company issued 350,000 shares of Common Stock, valued at $328,125 to its new CFO in connection with his appointment and as part of his overall compensation arrangement. These 350,000 common shares shall be fully vested upon issuance.

On March 12, 2025, the Company issued 716,467 shares of Common Stock, valued at $0.9375 per share, to its new CEO in connection with his appointment and as part of his overall compensation arrangement. Of the 716,467 common shares, 179,119 shares vested immediately upon the commencement of employment, and the remaining shares are subject to quarterly vesting over a two-year period, with 89,558 shares vesting on each quarterly vesting date from April 2026 through July 2027.

On March 12, 2025, the Company issued 421,991 shares of Common Stock, valued at $0.9375 per share, to its new director in connection with his appointment and as part of his overall compensation arrangement. Of the 421,996 common shares, 105,498 shares vested immediately upon the commencement of employment, and the remaining shares are subject to quarterly vesting over a two-year period, with 45,214 shares vesting on each quarterly vesting date from April 2026 through October 2027.

On March 12, 2026, the Company issued 95,000 shares of Common Stock, valued at $89,063 to two consultants (also shareholders) for services, which shall be vested immediately.

VESICOR THERAPEUTICS, INC.

BALANCE SHEETS

(UNAUDITED)

	MARCH 31, 2026	DECEMBER 31, 2025
ASSETS

Current assets
Cash	$514,400	$50,101
Prepaid expenses	2,499	5,177

Total current assets	516,899	55,278

Long-term assets
Right of use asset, net	17,418	30,324
Security deposits	8,259	8,259

Total assets	$542,576	$93,861

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)

Current liabilities
Accounts payable and accrued expenses	$88,997	$314,431
Accounts payable and accrued expenses - related party	96,000	78,000
Lease liability - current	17,583	30,613
Note payable, net of discount	50,000	50,000

Total current liabilities	252,580	473,044

Total liabilities	252,580	473,044

Stockholders’ equity (deficiency)
Common stock, $0 par value; authorized - 100,000,000 shares; 11,338,046 and 8,559,815 shares issued and outstanding as of March 31, 2026 and December 31, 2025, respectively	5,667,883	3,050,794
Additional paid-in capital	2,086	2,086
Deferred share compensation	(800,481)	-
Accumulated deficit	(4,579,492)	(3,432,063)

Total stockholders’ equity (deficiency)	289,996	(379,183)

Total liabilities and stockholders’ equity (deficiency)	$542,576	$93,861

See accompanying notes to the financial statements.

VESICOR THERAPEUTICS, INC.

STATEMENTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31,

(UNAUDITED)

	2026	2025
Revenue	$-	$-

Operating expenses
Research and development	196	679
General and administrative expenses, related party	18,000	18,000
General and administrative expenses, other	1,129,235	115,599

Total operating expenses	1,147,431	134,278

Loss from operations	(1,147,431)	(134,278)

Other income (expenses)
Interest income	2	-
Interest expense	-	(6,898)

Total other income (expenses)	2	(6,898)

Loss before provision for income taxes	(1,147,429)	(141,176)

Provision for income taxes	-	-

Net loss	$(1,147,429)	$(141,176)

Basic and fully diluted income (loss) per common share:
Net loss per common share	$(.12)	$(.02)

Weighted average shares of Common Stock outstanding - basic and fully diluted	9,495,555	7,300,344

See accompanying notes to the financial statements.

VESICOR THERAPEUTICS, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIENCY)

THREE MONTHS ENDED MARCH 31, 2026 AND 2025

(UNAUDITED)

	Common stock		Additional Paid-in	Deferred Share	Accumulated
	Shares	Amount	Capital	Compensation	Deficit	Totals
Balances, December 31, 2025	8,559,815	$3,050,794	$2,086	$-	$(3,432,063)	$(379,183)

Common stock and warrants issued for cash, net of issuance costs	1,194,768	1,132,592	-	-	-	1,132,592

Stock-based compensation	1,583,463	1,484,497	-	(800,481)	-	684,016

Net loss	-	-	-	-	(1,147,429)	(1,147,429)

Balances, March 31, 2026	11,338,046	$5,667,883	$2,086	$(800,481)	$(4,579,492)	$289,996

Balances, December 31, 2024	7,270,002	$812,400	$2,086	$-	$(774,099)	$40,387

Common stock and warrants issued for cash, net of issuance costs	101,335	171,000	-	-	-	171,000

Net loss	-	-	-	-	(141,176)	(141,176)

Balances, March 31, 2025	7,371,337	$983,400	$2,086	$-	$(915,275)	$70,211

See accompanying notes to the financial statements.

VESICOR THERAPEUTICS, INC.

STATEMENTS OF CASH FLOWS

THREE MONTHS ENDED MARCH 31,

(UNAUDITED)

	2026	2025
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,147,429)	$(141,176)
Adjustments to reconcile net loss to net cash used in operating activities
Amortization	12,906	11,928
Non-cash interest expense	-	1,898
Stock-based compensation expense	684,016	-
Changes in operating assets and liabilities:
Prepaid expenses	2,678	-
Accounts payable and accrued expenses	(225,434)	5,044
Accounts payable and accrued expenses - related party	18,000	18,000
Lease liability	(13,030)	(12,138)

NET CASH USED IN OPERATING ACTIVITIES	(668,293)	(116,444)

CASH FLOWS FROM INVESTING ACTIVITIES	-	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common stock and warrants, net of issuance costs	1,132,592	171,000

NET CASH PROVIDED BY FINANCING ACTIVITIES	1,132,592	171,000

NET INCREASE IN CASH	464,299	54,556

CASH - BEGINNING OF PERIOD	50,101	107,853

CASH - END OF PERIOD	$514,400	$162,409

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$-	$-
Income taxes	$-	$-

See accompanying notes to the financial statements.

VESICOR THERAPEUTICS, INC.

Notes to Financial Statements

Three Months Ended March 31, 2026 and 2025

(UNAUDITED)

Note 1 – Organization and Basis of Presentation

The financial statements presented are those of Vesicor Therapeutics, Inc., (the “Company”). The Company was incorporated under the laws of the state of California on April 18, 2008. The Company was originally incorporated as RNTein Biotech Lab, Inc. and changed its name to Vesicor Therapeutics, Inc. on June 21, 2023. The Company is an early development-stage biopharmaceutical company focused on the development of microvesicle-based therapeutics, a new class of medicines with the potential to transform the treatment of a wide spectrum of diseases. The Company plans to further develop, patent and commercialize the use of microvesicle-based therapeutic products for the treatment of cancer.

Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has generated only nominal revenue in the past two years and has not generated sufficient cash flows from operations. The Company had a net loss of $1,147,429 for the three months ended March 31, 2026 and an accumulated deficit of $4,579,492 at March 31, 2026. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time. The Company’s continuation as a going concern is dependent upon its ability to obtain necessary equity financing and ultimately from generating revenues to continue operations. The Company expects that working capital requirements will continue to be funded through a combination of its existing funds and further issuances of securities. Working capital requirements are expected to increase in line with the growth of the business. Existing working capital, further advances and debt instruments, and anticipated cash flow are expected to be adequate to fund operations over the next twelve months. The Company has no lines of credit or other bank financing arrangements. Additional issuances of equity or convertible debt securities will result in dilution to current stockholders. Further, such securities might have rights, preferences or privileges senior to common stock. Additional financing may not be available upon acceptable terms, or at all. If adequate funds are not available or are not available on acceptable terms, the Company may not be able to take advantage of prospective new business endeavors or opportunities, which could significantly and materially restrict business operations.

The financial statements do not include any adjustments that might result from the outcome of this uncertainty relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited financial statements have been prepared in accordance with Generally Accepted Accounting Principles in the United States of America (“US GAAP”) for interim financial statements. Accordingly, they do not include all of the information and footnotes required by US GAAP for annual financial statements. In the opinion of the Company’s management, the accompanying unaudited financial statements contain all the adjustments necessary (consisting only of normal recurring accruals) to present the financial position of the Company as of March 31, 2026, and the results of operations and cash flows for the periods presented. The results of operations for the three months ended March 31, 2026, are not necessarily indicative of the operating results that may be expected for the full fiscal year ending December 31, 2026 or any future periods. These unaudited financial statements should be read in conjunction with the annual audited financial statements and related notes thereto for the year ended December 31, 2025.

VESICOR THERAPEUTICS, INC.

Notes to Financial Statements

Three Months Ended March 31, 2026 and 2025

(UNAUDITED)

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

Fair Value Measurements

The Company adopted the provisions of ASC Topic 820, Fair Value Measurements and Disclosures, which defines fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value and expands disclosure of fair value measurements.

The estimated fair value of certain financial instruments, including cash and cash equivalents, accounts payable and accrued expenses are carried at historical cost basis, which approximates their fair values because of the short-term nature of these instruments. The carrying amounts of our short- and long-term credit obligations approximate fair value because the effective yields on these obligations, which include contractual interest rates taken together with other features such as concurrent issuances of warrants and/or embedded conversion options, are comparable to rates of returns for instruments of similar credit risk.

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:

Level 1 – quoted prices in active markets for identical assets or liabilities

Level 2 – quoted prices for similar assets and liabilities in active markets or inputs that are observable

Level 3 – inputs that are unobservable (for example cash flow modeling inputs based on assumptions)

Determining which category an asset or liability falls within the hierarchy requires significant judgment. The Company evaluates its hierarchy disclosures each quarter. There are no financial instruments measured at fair value on a recurring basis.

Revenue Recognition

The Company invented and produced several products:

1.	Lentiviral vectors producing CDC6 shRNA, p16 or PTEN.

CDC6 shRNA is an artificial RNA molecule with a short hairpin (“shRNA”) that can be used to silence gene expression via RNA interference (RNAi). In this case, it interferes with CDC6 gene expression. The CDC6 gene encodes a protein that is important in DNA replication. p16 is a tumor suppressor gene that encodes a protein that slows cell division by slowing the progression of the cell cycle from the G1 phase to the S phase, thereby acting as a tumor suppressor. PTEN is another tumor suppressor gene that encodes a protein that regulates cell cycle, preventing cells from growing and dividing too rapidly.

VESICOR THERAPEUTICS, INC.

Notes to Financial Statements

Three Months Ended March 31, 2026 and 2025

(UNAUDITED)

2.	Genetically engineered microvesicles (ecm) such as Cytomox or ecm-RV (RNA vesicles).

These microvesicles were used as novel drug delivery vehicles. Their unique features are their size, ability to carry different payloads and their immune silent nature.

3.	ecm-RV/p53.

ecm-RV/p53 is an engineered microvesicle that carries the p53 mRNA. p53 is another tumor suppressor gene.

The Company produces and sells its products to several clinics in Tokyo, Japan. These clinics use the Company’s therapeutics under Japan’s Advanced Medical Care B mechanism, which allows Japanese physicians to use any unapproved medical device or therapeutic in patients who have exhausted all other treatment options. Vesicor’s therapeutics results in improved clinical outcomes, improved radiologic outcomes (i.e., reduction in pancreatic tumor size) and improved tumor biomarker levels.

Revenues from these products have been immaterial since 2023.

The Company accounts for revenue under Accounting Standards Update (“ASU”) 2014-09, “Revenue from Contracts with Customers (Topic 606)”. The Company determines the measurement of revenue and the timing of revenue recognition utilizing the following core principles:

1. Identifying the contract with a customer;

2. Identifying the performance obligations in the contract;

3. Determining the transaction price;

4. Allocating the transaction price to the performance obligations in the contract; and

5. Recognizing revenue when (or as) the Company satisfies its performance obligations.

The Company has no outstanding contracts with any of the clinics. The Company recognizes revenue when title, ownership, and risk of loss pass to the customer. For product sales, ownership of the goods and associated revenue are transferred to customers at a point in time, generally upon shipment or delivery of a product to the customer or receipt of the product by the customer based on the applicable shipping terms and without significant judgments. Any advance payments are recorded as current liability until revenue is recognized.

Research and Development

Research and development costs are expensed as incurred. Research and development costs charged to operations for the three months ended March 31, 2026 and 2025 were $196 and $679, respectively.

Cash and Cash Equivalents

Cash and cash equivalents are comprised of cash and highly liquid investments with original maturities of 90 days or less at the date of purchase. The Company does not have any cash equivalents as of March 31, 2026 and December 31, 2025. Cash is maintained at a major financial institution. Accounts held at U.S. financial institutions are insured by the FDIC up to $250,000. The Company is exposed to credit risk in the event of default by the financial institutions or the issuers of these investments to the extent the amounts on deposit or invested are in excess of amounts that are insured. The Company’s accounts at this major financial institution may, at times, exceed the federally insured limits. The amount in excess of the FDIC insurance as of March 31, 2026 and December 31, 2025 was $264,400 and $0, respectively. The Company has not experienced any losses on these accounts and management believes, based upon the quality of this major financial institution, that the credit risk with regard to these deposits is not significant.

VESICOR THERAPEUTICS, INC.

Notes to Financial Statements

Three Months Ended March 31, 2026 and 2025

(UNAUDITED)

Impairment of Long-Lived Assets

In accordance with ASC 360-10-35, the Company assesses the valuation of components of its long-lived assets whenever events or circumstances dictate that the carrying value might not be recoverable. The Company bases its evaluation on indicators such as the nature of the assets, the future economic benefit of the assets, any historical or future profitability measurements and other external market conditions or factors that may be present. If such factors indicate that the carrying amount of an asset or asset group may not be recoverable, the Company determines whether an impairment has occurred by analyzing an estimate of undiscounted future cash flows at the lowest level for which identifiable cash flows exist. If the estimate of undiscounted cash flows during the estimated useful life of the asset is less than the carrying value of the asset, the Company recognizes a loss for the difference between the carrying value of the asset and its estimated fair value, generally measured by the present value of the estimated cash flows.

Leases

The Company accounts for leases under ASC 842, “Leases”. The Company determines if an arrangement is a lease or contains a lease at inception of the arrangement. Operating lease liabilities are recognized based on the present value of the remaining lease payments, discounted using the discount rate for the lease at the commencement date. As the rate implicit in the lease is not readily determinable for the operating lease, the Company generally uses an incremental borrowing rate based on information available at the commencement date to determine the present value of future lease payments. Operating lease right-of-use assets (“ROU assets”) represent the Company’s right to control the use of an identified asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. ROU assets are generally recognized based on the amount of the initial measurement of the lease liability. Lease expense is recognized on a straight-line basis over the lease term. The Company elected to keep leases with an initial term of 12 months or less off the balance sheet.

ROU assets are reviewed for impairment when indicators of impairment are present. ROU assets from operating and finance leases are subject to the impairment guidance in ASC 360, Property, Plant, and Equipment, as ROU assets are long-lived nonfinancial assets. ROU assets are tested for impairment individually or as part of an asset group if the cash flows related to the ROU assets are not independent from the cash flows of other assets and liabilities. An asset group is the unit of accounting for long-lived assets to be held and used, which represents the lowest level for which identifiable cash flows are largely independent of the cash flows of other groups of assets and liabilities.

Stock-Based Compensation

The Company accounts for its stock-based awards granted under its employee compensation plan in accordance with ASC Topic No. 718-20, Awards Classified as Equity, which requires the measurement of compensation expense for all share-based compensation granted to employees, non-employee directors and others at fair value on the date of grant and recognition of compensation expense over the related service period for awards expected to vest. The Company uses the Black-Scholes option pricing model to estimate the fair value of its stock options and warrants. The Black-Scholes option pricing model requires the input of highly subjective assumptions including the expected stock price volatility of the Company’s common stock, the risk free interest rate at the date of grant, the expected vesting term of the grant, expected dividends, and an assumption related to forfeitures of such grants. Changes in these subjective input assumptions can materially affect the fair value estimate of the Company’s stock options and warrants.

VESICOR THERAPEUTICS, INC.

Notes to Financial Statements

Three Months Ended March 31, 2026 and 2025

(UNAUDITED)

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) ASC 480 “Distinguishing Liabilities from Equity” (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, whether they meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance, modification, and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. Equity classified warrants are accounted for at fair value on the issuance date with no changes in fair value recognized after the issuance date.

For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded as liabilities at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the liability classified warrants are recognized as a non-cash gain or loss on the statements of operations.

Income Taxes

The Company accounts for income taxes using the asset and liability method in accordance with ASC Topic No. 740, Income Taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse.

The Company applies the provisions of ASC Topic No. 740 for the financial statement recognition, measurement and disclosure of uncertain tax positions recognized in the Company’s financial statements. In accordance with this provision, tax positions must meet a more-likely-than-not recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position.

Recent Accounting Pronouncements

Recently adopted accounting pronouncements

Income Taxes

In December 2023, the FASB issued ASU No. 2023-09, Improvements to Income Tax Disclosures (“ASU 2023-09”). ASU 2023-09 is intended to improve income tax disclosures primarily through enhanced disclosure of income tax rate reconciliation items, and disaggregation of income (loss) from continuing operations, income tax expense (benefit) and income taxes paid, net disclosures by federal, state and foreign jurisdictions, among others. ASU 2023-09 is effective for public business entities for annual reporting periods beginning after December 15, 2024 and for entities other than public business entities, is effective for annual reporting periods beginning after December 15, 2025, with prospective or retrospective application permitted. Early adoption is permitted. We adopted this ASU on a prospective basis effective January 1, 2026 and the adoption did not have a material impact on our financial statements and related disclosures.

VESICOR THERAPEUTICS, INC.

Notes to Financial Statements

Three Months Ended March 31, 2026 and 2025

(UNAUDITED)

Financial Instruments – Measurement of Credit Losses for Accounts Receivable and Contract Assets

In July 2025, the FASB issued ASU No. 2025-05, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets. The amendments in this update provide a practical expedient permitting an entity to assume that conditions at the balance sheet date remain unchanged over the life of the asset when estimating expected credit losses for current classified accounts receivable and contract assets. This update is effective for annual periods beginning after December 15, 2025, including interim periods within those fiscal years. Adoption of this ASU can be applied prospectively for reporting periods after its effective date. Early adoption is permitted. We adopted this ASU on a prospective basis effective January 1, 2026 and the adoption did not have a material impact on our financial statements.

Recently issued accounting pronouncements not yet adopted

Interim Reporting: Narrow-Scope Improvements

In December 2025, the FASB issued ASU No. 2025-11, Interim Reporting (Topic 270): Narrow-Scope Improvements. The ASU clarifies interim disclosure requirements and the applicability of Topic 270. The objective of the amendments is to provide further clarity about the current interim disclosure requirements. The ASU is effective for public business entities for interim reporting periods within annual reporting periods beginning after December 15, 2027 and for entities other than public business entities, is effective for interim reporting periods within annual reporting periods beginning after December 15, 2028. Adoption of this ASU can be applied either a prospective or a retrospective approach. Early adoption is permitted. The Company is currently evaluating the impact that ASU 2025-11 will have on the financial statements.

Codification Improvements

In December 2025, the FASB issued ASU No. 2025-12, Codification Improvements. The ASU addresses thirty-three items, representing the changes to the Codification that (1) clarify, (2) correct errors, or (3) make minor improvements. Generally, the amendments in this Update are not intended to result in significant changes for most entities. The ASU is effective for interim reporting periods within annual reporting periods beginning after December 15, 2026. The adoption method of this ASU may vary, on an issue-by-issue basis. Early adoption is permitted. The Company is currently evaluating the impact that ASU 2025-12 will have on the financial statements.

We have reviewed other recent accounting pronouncements and concluded they are either not applicable to the business, or no material effect is expected on the financial statements as a result of future adoption.

Note 3 – Operating Leases

The Company determines if a contract is, or contains, a lease at contract inception. Operating leases are included in operating lease right-of-use (“ROU”) assets, current portion of operating lease liabilities and operating lease liabilities, net of current portion in the Company’s balance sheets. Finance leases are included in property and equipment, current portion of finance lease obligations and finance lease obligations, net of current portion in the Company’s balance sheets.

ROU assets represent the right to use an underlying asset for the lease term and lease liabilities represent the obligation to make lease payments arising from the lease. ROU assets and lease liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. In addition, ROU assets include initial direct costs incurred by the lessee as well as any lease payments made at or before the commencement date and exclude lease incentives. The Company used the implicit rate in the lease in determining the present value of lease payments. Lease terms include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Leases with a term of one year or less are generally not included in ROU assets and corresponding operating lease liabilities.

VESICOR THERAPEUTICS, INC.

Notes to Financial Statements

Three Months Ended March 31, 2026 and 2025

(UNAUDITED)

On July 21, 2023, the Company entered into a lease agreement for office space in San Gabriel, California, commencing on August 1, 2023 for a term of two years and expiring on July 31, 2025. The Company started to make monthly rental installments from August 2023 of $3,990 and paid a security deposit of $8,259. The monthly rental payment increases by 3.5% every August starting from 2024. Pursuant to ASC Topic 842 Leases, the Company accounted for the lease as an operating lease.

During the year ended December 31, 2023, the Company recorded an ROU asset and operating lease liability of $92,952, respectively at the lease commencement date. The discount rate used to determine the present value is the incremental borrowing rate, estimated to be 4.92%, as the interest rate implicit in our lease is not readily determinable.

On May 27, 2025, the Company entered into a lease amendment with the landlord of the San Gabriel office to extend the lease term for an additional 12 months expiring on July 31, 2026. The Company will make monthly rental installments of $4,419 from August 2025 to July 2026. The Company accounted for this amendment as a lease modification and remeasured the ROU asset and operating lease liability on the effective date of May 27, 2025. In connection with the lease modification, the Company recorded an additional ROU asset and operating lease liability of $51,678, respectively at the lease amendment date. The discount rate used to determine the present value in this remeasurement is the incremental borrowing rate, estimated to be 4.14%, as the interest rate implicit in our lease is not readily determinable.

Operating lease ROU assets and operating lease liabilities are recorded on the balance sheet as follows:

	March 31,	December 31,
	2026	2025
Operating Leases:
Operating lease right-of-use assets, net	$17,418	$30,324
Current portion of operating lease liabilities	$17,583	$30,613
Operating lease liabilities, net of current portion	$-	$-

As of March 31, 2026 and December 31, 2025, the weighted-average remaining lease term of the operating lease was approximately 0.3 years and 0.6 years, respectively and the weighted-average discount rate for the operating lease was 4.14%, respectively.

The following table summarizes maturities of operating lease liabilities based on lease terms as of December 31:

2026 (remaining period)	$17,674
Less: Imputed interest	91
Present value of lease liabilities	$17,583

At March 31, 2026, the Company had the following future minimum payments due under the non-cancelable lease:

2026 (remaining period)	$17,674

Rental expense for all operating leases was $14,092 and $12,724 for the three months ended March 31, 2026 and 2025, respectively.

VESICOR THERAPEUTICS, INC.

Notes to Financial Statements

Three Months Ended March 31, 2026 and 2025

(UNAUDITED)

The following table summarizes the cash paid and related reduction of lease liabilities for the three months ended March 31, 2026 and 2025.

	Three Months Ended March 31,
	2026	2025
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$13,256	$12,388
Reduction of lease liabilities:
Operating leases	$13,030	$12,138

Note 4 – Note Payable

On December 9, 2024, the Company entered into a Private Secured Promissory Note Offering Memorandum to issue securities to raise up to $300,000 in capital. Each unit of the securities consists of a secured promissory note bearing interest at a rate of 30% with a maturity of 9 months, and a warrant to purchase one share of common stock at an exercise price of $1.875 per share.

In connection with this Private Secured Promissory Note Offering, the Company engaged a placement agent, Altitude Capital Group, LLC (“Altitude Capital”). The Company’s Chairman of the Board owns 10% of Altitude Capital. In addition, the Company provided Altitude Capital with the right to purchase 96,000 shares of Common Stock (60% of warrant coverage) at $1.875 per share (total 96,000 of “Placement Agent Warrants”).

On December 17, 2024, pursuant to this memorandum, the Company issued to an accredited investor a secured promissory note and a six-year warrant to purchase 26,667 shares of Common Stock for a gross proceed of $50,000, before deducting placement agent fees ($5,000). The promissory note has a principal amount of $50,000 and bears a fixed interest amount of $15,000 (30%). The principal amount, together with all accrued and unpaid interest, shall be payable in full on or before 9 months from date of execution. As collateral for the secured promissory note, the Company grants to the note holder all of the Company’s right, title, and interest in its Trade Secrets and Intellectual Property of its products. The warrant has an exercise price of $1.875 per share and expires on December 17, 2030. In connection with this issuance, on December 31, 2024, the Company also issued a six-year warrant to Altitude Capital to purchase 16,000 shares of Common Stock at an exercise price of $1.875 per share, expiring on December 31, 2030.

On September 17, 2025, the Company entered into an amendment to the secured promissory note to extend the maturity date to the earlier of the next capital injection or June 30, 2026. As consideration for the note holder’s agreement to extend the maturity date, the Company issued to the note holder 50,000 shares of Common Stock at a deemed value of $1.875 per share, for an aggregate value of $93,750 and a six-year warrant to purchase 26,667 shares of Common Stock at $1.875 per share.

As of March 31, 2026 and December 31, 2025, the outstanding principal balance of this promissory note was $50,000, respectively, with a carrying value of $50,000, respectively, net of unamortized discount of $0, respectively. For the three months ended March 31, 2026 and 2025, amortization of the debt discount of $0 and $1,898 was charged to interest expense, respectively.

Note 5 – Earnings (Loss) Per Common Share

The Company calculates net income (loss) per common share in accordance with ASC 260 “Earnings Per Share” (“ASC 260”). Basic and diluted net earnings (loss) per common share was determined by dividing net earnings (loss) applicable to common stockholders by the weighted average number of shares of Common Stock outstanding during the period. The Company’s potentially dilutive shares, which include outstanding common stock warrants (presented in the table below) have not been included in the computation of diluted net loss per share for the three months ended March 31, 2026 and 2025 as the result would be anti-dilutive.

VESICOR THERAPEUTICS, INC.

Notes to Financial Statements

Three Months Ended March 31, 2026 and 2025

(UNAUDITED)

	Three Months Ended
	March 31,
	2026	2025
Stock warrants	2,666,775	784,004	(1)
Total shares excluded from calculation	2,666,775	784,004

(1)	The number of stock warrants does not include 60,801 warrant shares related to subscription agreements entered into during the three months ended March 31, 2025, pursuant to the 2024 Private Placements. These warrant shares are to be issued to Altitude Capital, the placement agent, for which warrant agreements have not been prepared during the three months ended March 31, 2025 (See Note 6).

Note 6 – Stockholders’ Equity

Common Stock and Warrants Issued

2024 Private Placements

In connection with a private offering memorandum that the Company issued through a placement agent on June 7, 2024, the Company may issue up to 1,600,000 Units to raise up to $3,000,000 in capital, with each Unit consisting of (i) one share of the Company’s common stock, no par value (the “Common Stock”), and (ii) one six year Common Stock purchase warrant (the “Warrants”), having an exercise price of $1.875 per share (the “2024 Private Placement”). The Company intends to use the net proceeds from the 2024 Private Placement for working capital and general corporate purposes.

In connection with the 2024 Private Placement, the Company engaged a placement agent, Altitude Capital. In addition, the Company provided Altitude Capital with the right to purchase 960,000 shares of Common Stock (60% of warrant coverage) at $1.875 per share (total 960,000 of “Placement Agent Warrants”).

Pursuant to the 2024 Private Placement, during the three months ended March 31, 2025, the Company completed entering into subscription agreements with 5 accredited investors (part of the “2025 Subscription Agreements”), whereby the Company issued a total of 101,335 Units, resulting in the issuance to investors of 101,335 shares of Common Stock and 101,335 Warrants. The purchase price of the securities was $1.875 per Unit, resulting in gross proceeds to the Company of $190,000, before deducting placement agent fees ($19,000) and other offering expenses for the three months ended March 31, 2025. Warrant to purchase 60,801 shares of Common Stock should be issued in connection with these units issuances. Accordingly, on December 31, 2025, the Company has issued a six-year warrant to the placement agent, Altitude Capital, to purchase 176,001 shares of Common Stock (which included the above mentioned 60,801 warrant shares) at an exercise price of $1.875 per share, expiring on December 31, 2031.

2025 Offering

On December 15, 2025, the Company commenced an offering of units (the “Units”) (the “2025 Offering”). Each Unit consists of (i) one share of the Company’s common stock, no par value (the “Common Stock”), and (ii) one warrant to purchase one share of Common Stock, exercisable for a period of six years at an exercise price of $0.9375 per share (the “Warrants”). The Company intends to use the net proceeds from the 2025 Offering for working capital and general corporate purposes.

Pursuant to the 2025 Offering, during the three months ended March 31, 2026, the Company completed entering into subscription agreements with various accredited investors (including one director) (part of the “2026 Subscription Agreements”), whereby the Company issued a total of 1,194,768 Units, resulting in the issuance to investors of 1,194,768 shares of Common Stock and 1,194,768 Warrants. The purchase price of the securities was $0.9375 per Unit, resulting in total subscriptions of $1,120,129. Net proceeds of $1,132,592 were received by the Company during the three months ended March 31, 2026, which includes $12,500 in connection with Units issued on December 18, 2025.

VESICOR THERAPEUTICS, INC.

Notes to Financial Statements

Three Months Ended March 31, 2026 and 2025

(UNAUDITED)

Stock-based Compensation

On January 27, 2026, the Company issued 350,000 shares of Common Stock, valued at $328,125 to its new CFO in connection with his appointment and as part of his overall compensation arrangement. These 350,000 common shares fully vested upon issuance.

On March 12, 2026, the Company issued 716,467 shares of Common Stock, valued at $0.9375 per share, to its new CEO in connection with his appointment and as part of his overall compensation arrangement. Of the 716,467 common shares, 179,119 shares vested immediately upon the commencement of employment, and the remaining shares are subject to quarterly vesting over a two-year period, with 89,558 shares vesting on each quarterly vesting date from April 2026 through July 2027. As a result, the Company recognized $167,924 stock-based compensation expense for the three months ended March 31, 2026 and deferred share compensation of $503,764.

On March 12, 2026, the Company issued 421,996 shares of Common Stock, valued at $0.9375 per share, to its new director in connection with his appointment and as part of his overall compensation arrangement. Of the 421,996 common shares, 105,498 shares vested immediately upon the commencement of employment, and the remaining shares are subject to quarterly vesting over a two-year period, with 45,214 shares vesting on each quarterly vesting date from April 2026 through October 2027. As a result, the Company recognized $98,904 stock-based compensation expense for the three months ended March 31, 2026 and deferred share compensation of $296,717.

On March 12, 2026, the Company issued 95,000 shares of Common Stock, valued at $89,063 to two consultants (also shareholders) for services, which vested immediately.

Warrants

Warrant activity during the three months ended March 31, 2026 and 2025 was as follows:

	Warrants Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
Warrants outstanding at December 31, 2024	682,669	$1.88	5.13
Warrants granted	101,335	1.88
Warrants outstanding at March 31, 2025	784,004	$1.88	5.02
Warrants outstanding at December 31, 2025	1,472,007	$1.80	4.94
Warrants granted	1,194,768	0.94
Warrants outstanding at March 31, 2026	2,666,775	$1.41	5.24

Note 7 – Related Party Transactions and Balances

On August 1, 2023, the Company entered into a consulting agreement with Luo Feng, the founder, shareholder and then CEO of the Company, to provide consulting services at a monthly rate of $6,000. The agreement expires on July 31, 2026 and will automatically renew annually unless terminated with 30 days notice. Accrued consulting fees payable under the agreement was $96,000 and $78,000 at March 31, 2026 and December 31, 2025, respectively.

The Company used Altitude Capital as the placement agent in various private offerings during the three months ended March 31, 2025. The Company’s Chairman of the Board owns 10% of Altitude Capital. In connection with these private offerings, the Company paid placement agent fees and also issued Placement Agent Warrants to Altitude Capital. (See Note 4 and Note 6).

Pursuant to the 2025 Offering, on February 10, 2026, the Company completed entering into subscription agreement with one director, whereby the Company issued 40,000 Units, resulting in the issuance to the director of 40,000 shares of Common Stock and 40,000 Warrants. The purchase price of the securities was $0.9375 per Unit, resulting in gross proceeds to the Company of $37,500 (See Note 6).

VESICOR THERAPEUTICS, INC.

Notes to Financial Statements

Three Months Ended March 31, 2026 and 2025

(UNAUDITED)

Note 8 - Business Combination Agreement

On April 26, 2025, Black Hawk Acquisition Corporation, a Cayman Islands exempted company (“Black Hawk”), entered into a Business Combination Agreement (the “Business Combination Agreement”) by and among Vesicor Therapeutics, Inc., a California corporation (which shall reincorporate into the State of Delaware so as to migrate to and domesticate as a Delaware corporation on the day that is one (1) Business Day prior to the Closing Date (as defined below)) (the “Vesicor”), and BH Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Black Hawk (“Merger Sub”). The Business Combination Agreement provides, among other things, that on the terms and subject to the conditions set forth therein, (i) Black Hawk will de-register in the Cayman Islands and transfer by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation (the “Domestication”), and (ii) following the Domestication, Merger Sub will be merged with and into Vesicor, as a result of which Vesicor will be the surviving company and a wholly-owned subsidiary of Black Hawk (the “Merger”), (prior to the Domestication, Black Hawk may be referred to herein as “Parent”, and at and after the Domestication, “PubCo”). The Domestication, Merger, and other transactions contemplated by the Business Combination Agreement are collectively referred to as the “Business Combination;” and the consummation of the Merger is referred to as the “Closing” and the date of the Closing is referred to as the “Closing Date.” Upon the closing of the Business Combination, Black Hawk (or PubCo), as the public company, will change its name to Vesicor Therapeutics Holdings, Inc. and Black Hawk (or PubCo) plans to remain Nasdaq-listed under a new ticker symbol. Capitalized terms shall have the meaning as defined in the Business Combination Agreement. This transaction has to yet closed as of the date of this report.

In connection with the Business Combination, Vesicor has paid $1,300,801 to Black Hawk as of the date of this report (including $505,988 payments made during the three months ended March 31, 2026), of which $250,000 was non-refundable deposits paid in March and April 2025, $900,000 was month-by-month extension fees incurred from June 2025 through May 2026 ($75,000 on a monthly basis), and $150,801 was payments made in February, March, and May 2026 for various miscellaneous expenditures.

Note 9 – Subsequent Events

The Company evaluated its March 31, 2026 financial statements for subsequent events through June 2, 2026, the date the financial statements were available to be issued.

Subsequent payments in connection with Business Combination

Subsequent to March 31, 2026, Vesicor paid a total of $169,814 to Black Hawk in connection with the Business Combination, including $150,000 extension fees and $19,814 for various miscellaneous expenditures.

Common Stock and Warrants Issued

Subsequent to March 31, 2026 and through the date of this report, the Company sold 1,461,821 Units (resulting in the issuance of 1,461,821 shares of Common Stock and 1,461,821 Warrants) at a purchase price of $0.9375 per Unit, for gross proceeds totaling $1,370,439 under the 2025 Offering, including 20,268 Units sold to related parties for gross proceeds of $19,000.

VESICOR THERAPEUTICS, INC.

Notes to Financial Statements

Three Months Ended March 31, 2026 and 2025

(UNAUDITED)

Other Common Stock Issuances

Subsequent to March 31, 2026 and through the date of this report, the Company issued 474,500 shares of Common Stock, valued at $444,844 to 96 consultants for services, which shall be vested immediately. The shares were issued to compensate consultants who will be providing the Company with advisory, technical, scientific, strategic, financial, accounting, intellectual property, artificial intelligence, computer science, clinical trial, biotechnology, and other services beginning in the second quarter of 2026. These individuals possess skills and knowledge that management believes have been important to Vesicor’s progress to date, including expertise in biology, biotechnology, clinical development, financing of life sciences companies, accounting and financial reporting, intellectual property, and computer science applications within the life sciences sector. The Company believes the issuance of equity compensation is appropriate based on the services to be provided, the specialized expertise of the consultants, and the Company’s development-stage needs. The Company further believes that the issuance of shares aligns the interests of these consultants with the Company’s long-term objectives, and many of these consultants may continue to assist the Company beyond as it advances toward its business and development milestones.

On May 13, 2026, the Company issued 2,500,000 shares of Common Stock, valued at $0.9375 per share, to five officers and directors and a related party for services provided to the Company. The shares were issued for services in connection with the pending Black Hawk Business Combination, accounting and financial reporting matters, research and development efforts, patent applications and intellectual property initiatives, and preparation activities related to the Company’s anticipated FDA approval application process. The 2,500,000 shares of Common Stock shall be fully vested upon issuance. The Company determined that the issuance of these shares was appropriate based on the nature and scope of the services provided, including the recipients’ contributions to the pending business combination, development and advancement of the Company’s technology, support of intellectual property and patent-related matters, assistance with accounting and reporting activities, and efforts to prepare the Company for future regulatory submissions. Management believes these services were important to the Company’s continued progress and development-stage objectives.

Annex A

Execution Version

BUSINESS COMBINATION AGREEMENT

BY AND AMONG

Black Hawk Acquisition Corporation

Vesicor Therapeutics, Inc.

AND

BH Merger Sub, Inc.

DATED AS OF April 26, 2025

[   ]

ARTICLE I DEFINITIONS		3
1.1	Certain Definitions	3
1.2	Further Definitions	14
1.3	Construction	17

ARTICLE II THE DOMESTICATION AND THE MERGER		18
2.1	The Domestication	18
2.2	The Merger	19
2.3	Closing	20
2.4	Directors and Officers of PubCo and the Surviving Corporation	20
2.5	Taking of Necessary Action; Further Action	21
2.6	Appraisal Rights	21

ARTICLE III CONSIDERATION TO COMPANY SECURITYHOLDERS		22
3.1	Conversion of Company Securities	22
3.2	Appointment of Exchange Agent	23
3.3	Exchange of Shares	23
3.4	Closing Consideration Spreadsheet	24
3.5	No Fractional Shares	25
3.6	Withholding	25
3.7	No Further Ownership Rights in Company Securities	25
3.8	Use of Proceeds	26
3.9	Adjustment to Founder Shares	26

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		26
4.1	Corporate Existence and Power	26
4.2	Authorization	27
4.3	Governmental Authorization	27
4.4	HSR	27
4.5	Non-Contravention	28
4.6	Capitalization	28
4.7	Corporate Records	29
4.8	Subsidiaries	29
4.9	Consents	29
4.10	Financial Statements	29
4.11	Books and Records	30
4.12	Internal Accounting Controls	30
4.13	Absence of Certain Changes	31
4.14	Properties; Title to the Company’s Assets	31
4.15	Litigation	31
4.16	Material Contracts	32
4.17	Licenses and Permits	34
4.18	Compliance with Laws	34
4.19	Intellectual Property	35
4.20	Healthcare Laws	37
4.21	Accounts Payable; Affiliate Loans	37
4.22	Employees; Employment Matters	37
4.23	Withholding	38
4.24	Employee Benefits	38
4.25	Real Property	39

A-i

4.26	Tax Matters	39
4.27	Environmental Laws	41
4.28	Finders’ Fees	41
4.29	Powers of Attorney and Suretyships	41
4.30	Directors and Officers	41
4.31	Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions	41
4.32	Insurance	42
4.34	Top Customers, Vendors, and Suppliers	42

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		42
5.1	Corporate Existence and Power	43
5.2	Authorization	43
5.3	Governmental Authorization	43
5.4	HSR	44
5.5	Non-Contravention	44
5.6	Finders’ Fees	44
5.7	Capitalization	44
5.8	Information Supplied	45
5.10	Parent SEC Documents and Financial Statements	46
5.11	Certain Business Practices	47
5.12	Anti-Money Laundering Laws	47
5.13	Affiliate Transactions.	47
5.14	Litigation.	47
5.15	Expenses, Indebtedness and Other Liabilities.	48
5.16	Tax Matters.	48
5.17	Parent Benefit Arrangements.	50
5.19	No Undisclosed Liabilities	50

ARTICLE VI COVENANTS OF THE PARTIES		50
6.1	Conduct of Business	50
6.2	Access to Information	54
6.3	Notices of Certain Events	54
6.4	Cooperation with Registration Statement, Proxy Statement/Prospectus; Other Filings	54
6.5	Company Financial Statements and Financial Information; Company Business Plan	58
6.6	Reasonable Best Efforts; Further Assurances; Governmental Consents	59
6.7	Confidentiality	59
6.8	Directors’ and Officers’ Indemnification and Liability Insurance	61
6.9	Sponsor Indemnification	62
6.10	Certain Tax Matters	63
6.11	Litigation	64
6.12	PubCo Equity Incentive Plan	64

ARTICLE VII COVENANTS OF THE COMPANY		64
7.1	Commercially Reasonable Efforts to Obtain Consents	64
7.2	Company Stockholder Approval	65
7.3	No Parent Securities Transactions	65
7.4	PPM Investment Procured by Company	65
7.5	Settlement of the Parent’s Operation and Maintenance Fees	65
7.6	Prepayment of Operation and Maintenance Fees	66
7.7	Settlement of the Parent Extension Payments	66

A-ii

ARTICLE VIII COVENANTS OF PARENT		66
8.1	Nasdaq Listing	66
8.2	Trust Account	66
8.3	Adoption of Registration Statement	66
8.4	Section 16 Matters	66
8.5	Obligations of Merger Sub	67
8.6	Employment Agreements	67
8.7	PPM Investment	67
8.8	Parent Shareholder Approval	67

ARTICLE IX CONDITIONS TO CLOSING		67
9.1	Condition to the Obligations of the Parties	67
9.2	Conditions to Obligations of Parent and Merger Sub	68
9.3	Conditions to Obligations of the Company	69
9.4	Frustration of Conditions	70
9.5	Waiver of Conditions	70

ARTICLE X TERMINATION		70
10.1	Termination Without Default	70
10.2	Termination Upon Default	71
10.3	Effect of Termination	71

ARTICLE XI MISCELLANEOUS		71
11.1	Notices	71
11.2	Amendments; No Waivers; Remedies	72
11.3	Arm’s Length Bargaining; No Presumption Against Drafter	73
11.4	Publicity	73
11.5	Expenses	73
11.6	No Assignment or Delegation	73
11.7	Governing Law	73
11.8	Waiver of Jury Trial	73
11.9	Submission to Jurisdiction	74
11.10	Counterparts; Facsimile Signatures	74
11.11	Entire Agreement	74
11.12	Severability	74
11.13	Further Assurances	75
11.14	Third Party Beneficiaries	75
11.15	Waiver	75
11.16	Non-Recourse	75
11.17	Non-Survival of Representations and Warranties	75
11.18	No Other Representations; No Reliance	76
11.19	Conflicts and Privilege	78

A-iii

EXHIBITS

Exhibit A	Form of PubCo COI
Exhibit B	Form of PubCo Bylaws
Exhibit C	Company Shareholder Support Agreement
Exhibit D	Form of Lock-Up Agreement
Exhibit E	Form of Amended and Restated Registration Rights Agreement

SCHEDULES

Company Schedules
Parent Schedules
Schedule 3.9: Adjustment to Founders Shares

A-iv

BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT, dated as of April 26, 2025 (this “Agreement”), is entered into by and among Vesicor Therapeutics, Inc., a California corporation (which shall reincorporate into the State of Delaware so as to migrate to and domesticate as a Delaware corporation on the day that is one (1) Business Day prior to the Closing Date (as defined below) (the “Company”), Black Hawk Acquisition Corporation, a Cayman Islands exempted company (which shall de-register in the Cayman Islands and transfer by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation on the day that is one Business Day prior to the Closing Date (as defined below)) (prior to the Domestication Effective Time, “Parent”, and at and after the Domestication Effective Time, “PubCo”), and BH Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”). Company, Parent, and Merger Sub may also be referred to individually as a “party” and collectively as the “parties.”

W I T N E S E T H:

A. The Company is in the business of a development-stage biopharmaceutical company focused on the development of microvesicle-based therapeutics, a new class of medicines with the potential to transform the treatment of a wide spectrum of diseases (the “Business”);

B. Parent is a blank check company incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, and Merger Sub is a wholly-owned Subsidiary of Parent formed for the sole purpose of effecting the Merger;

C. On the day that is one Business Day prior to the Closing Date (which shall also be the calendar day immediately prior to the Closing Date) and subject to the conditions of this Agreement, Parent shall de-register in the Cayman Islands and transfer by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation in accordance with the Parent Articles, Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”), and Part XII of the Companies Act (As Revised) of the Cayman Islands (the “Cayman Companies Act”) (the “Domestication”);

D. Concurrently with the Domestication, Parent shall file a certificate of incorporation with the Secretary of State of the State of Delaware substantially in the form attached as Exhibit A hereto (the “PubCo COI”) and adopt bylaws substantially in the form attached as Exhibit B (the “PubCo Bylaws”) in each case, with such changes as may be agreed in writing by Parent and the Company;

E. At least One (1) Business Day prior to the Closing Date, the Company shall reincorporate from the State of California to the State of Delaware. The Certificate of Incorporation and By-Laws of the Company as a corporation organized under the laws of the State of Delaware.

F. At the Merger Effective Time, which shall occur on the Closing Date, Merger Sub will merge with and into the Company (the “Merger”), as a result of which the Company will be the surviving company and a wholly-owned Subsidiary of PubCo;

G. Each of the parties intends that, for U.S. federal income tax purposes, (i) the Domestication qualifies as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and the Treasury Regulations promulgated thereunder (the “Domestication Intended Tax Treatment”), (ii) the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, to which each of Parent, Merger Sub, and the Company are parties under Section 368(b) of the Code (the “Merger Intended Tax Treatment,” referred to herein as the “Intended Tax Treatment”), and (iii) this Agreement constitutes a “plan of reorganization” within the meaning of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g) and 1.368-3(a);

H. During the Interim Period, and as a condition and an inducement to Parent and the Company entering into this Agreement, the Company shall enter into and consummate subscription agreements with investors relating to a private equity investment or other alternative financing in the Company no less than US$10,000,000 to purchase shares of the Company in connection with a private placement with potential investors (“PPM Investors”), pursuant to which the PPM Investors shall agree, subject to the terms and conditions set forth therein, to subscribe for and purchase, at the Closing, shares of PubCo Common Stock at a purchase price equal to the Redemption Price, for an aggregate amount of $10,000,000 (as set forth and determined in accordance with Section 7.5 below);

I. Parent intends to use commercially reasonable efforts to enter into employment agreements with the Company executive employees listed in Company Schedule 1.1(a), in a form to be mutually agreed by Parent and such executives prior to Closing (collectively, the “Employment Agreements”), which Employment Agreements would become effective as of the Closing;

J. In connection with the Transactions, concurrently with the Closing, the Company Securityholders will enter into and deliver a lock-up agreement substantially in the form attached hereto as Exhibit D (the “Lock-Up Agreements”);

K. In connection with the Transactions, concurrently with the Closing, Parent, Sponsor, and certain other shareholders of PubCo to be mutually agreed by the Company and Parent will enter into a registration rights agreement substantially in the form attached hereto as Exhibit E (the “A&R Registration Rights Agreement”);

L. The Board of Directors of the Company (including any special committee of the Company’s Board of Directors) has unanimously (i) approved and declared advisable this Agreement, the Additional Agreements to which the Company is or will be party, the Merger and the other Transactions, in each case, on the terms and subject to the conditions set forth herein or therein, (ii) determined that this Agreement and such transactions are fair to, and in the best interests of, the Company and the Company Securityholders, and (iii) resolved to recommend that the Company Stockholders approve the Domestication, the Merger and such other transactions that are necessary to consummate the Merger and adopt this Agreement and the Additional Agreements to which the Company is or will be a party;

M. The Board of Directors of Parent (including the transaction committee and any other required committee or subgroup of such board) has (i) approved and declared advisable this Agreement, the Additional Agreements to which Parent is or will be party, the Domestication, the Merger and the other Transactions, in each case, on the terms and subject to the conditions set forth herein or therein, (ii) determined that this Agreement and such transactions are fair to, and in the best interests of, Parent and the Parent Shareholders, and (iii) resolved to recommend that the Parent Shareholders approve the Merger and such other transactions and adopt this Agreement and the Additional Agreements to which Parent is or will be a party;

N. The Board of Directors of Merger Sub has unanimously (i) approved and declared advisable this Agreement, the Additional Agreements to which Merger Sub is or will be party, the Merger and the other Transactions, in each case, on the terms and subject to the conditions set forth herein or therein, (ii) determined that this Agreement and such transactions are fair to, and in the best interests of, Merger Sub and its sole stockholder, and (iii) resolved to recommend that the sole stockholder of Merger Sub approve the Merger and such other transactions and adopt this Agreement and the Additional Agreements to which Merger Sub is or will be a party; and

O. Parent, as the sole stockholder of Merger Sub, has (i) approved and declared advisable this Agreement, the Additional Agreements to which Merger Sub is or will be party, the Merger and the other Transactions, in each case, on the terms and subject to the conditions set forth herein or therein, and (ii) determined that this Agreement and such transactions are fair to, and in the best interests of, Merger Sub.

In consideration of the mutual covenants and promises set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1 Certain Definitions. For purposes of this Agreement:

“Action” means any action, litigation, suit, claim, hearing, proceeding or investigation, including any audit, claim or assessment for Taxes or otherwise, by or before any Authority.

“Additional Agreements” means the Registration Rights Agreement, the Subscription Agreements, the Non-Competition Agreements, the Lock-Up Agreement and each other agreement, instrument and certificate required by, or contemplated in connection with, this Agreement to be executed by any of the parties hereto as contemplated by this Agreement, in each case only as is applicable to the relevant party or parties hereto who is or are a party to such Additional Agreement, as indicated by the context in which such term is used.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person, whether through one or more intermediaries or otherwise. “Affiliate” shall also include, with respect to any individual natural Person, (a) such Peron’s spouse, spousal equivalent, Parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law or (b) a trust for the benefit of such Person and/or the individuals described in the foregoing clause (a) or of which such Person is a trustee.

“Aggregate Fully Diluted Company Shares” means the sum, without duplication, of (a) the aggregate number of shares of Company Common Stock that are issued and outstanding immediately prior to the Merger Effective Time plus (b) the aggregate number of shares of Company Common Stock that are issuable upon, or subject to, the exercise or settlement of Company Warrants (whether or not then vested or exercisable), in each case, that are outstanding immediately prior to the Merger Effective Time.

“Aggregate Merger Consideration” means the number of shares of PubCo Common Stock equal to the quotient obtained by dividing (a) the Equity Value by (b) the Redemption Price.

“Aggregate Parent Closing Cash” means an amount equal to the aggregate cash proceeds available for release to Parent from the Trust Account in connection with the Transactions (net of the Parent Redemption Amount but for the avoidance of doubt, prior to the payment of any Transaction Expenses);

“Agreement” has the meaning set forth in the preamble.

“Authority” means any nation or government, any state, province, county, municipal or other political subdivision thereof, any governmental, regulatory, quasi-judicial or administrative body, agency or authority, any court or judicial authority, any arbitrator (public or private), any public, private or industry regulatory authority, whether international, national, foreign, Federal, state, or local, or any other body or administrative, regulatory or quasi-judicial authority, agency, department, board, bureau, division, commission or instrumentality of any federal, state, local or foreign jurisdiction.

“Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or controlled by a Person in which a Person’s assets, liabilities, obligations, business or its transactions are otherwise reflected.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in San Francisco, California, or the Cayman Islands are authorized to close for business.

“CCC” means the California Corporations Code.

“Change of Control Payments” means any and all sale, retention, or change-of-control payments or bonuses, or any other similar payments, bonuses, compensation, benefits, or amounts, owing, due, or payable by or on behalf of the Company solely or partially in connection with the consummation of the Transactions, whether pursuant to any Contract or applicable Laws or otherwise.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Bylaws” means the bylaws of the Company, in effect on the date hereof.

“Company Capital Stock” means the Company Common Stock and the Company Warrants.

“Company Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, as amended and as in effect as of the date hereof.

“Company Common Stock” means common stock of the Company, par value $0.0001 per share.

“Company Financial Statements” means the Company 2023 Unaudited Financial Statements, Company 2024 Balance Sheet, Company 2024 Statement of Operations, Company PCAOB Audited Financial Statements, and Company Unaudited Interim Financial Statements.

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Sections 4.1 (Corporate Existence and Power), 4.2 (Authorization), 4.5(a) (Non-Contravention), the last sentence of Section 4.5 (Non-Contravention), 4.6 (Capitalization), 4.8 (Subsidiaries), and 4.28 (Finders’ Fees).

“Company Intervening Event” means any Event that, individually or in the aggregate, (a) was not known or reasonably foreseeable to Parent’s Board of Directors as of the date hereof (or if known or reasonably foreseeable, the consequences or magnitude of which were not known or were not known or reasonably foreseeable as of the date hereof) and that becomes known to Parent’s Board of Directors after the date hereof and prior to the receipt of approval of the Parent Shareholder Approval and (b) that does not relate to an Alternative Transaction of Parent. Notwithstanding the foregoing, the amount of redemptions from the Trust Account pursuant to the Redemption shall not be deemed to be a Company Intervening Event.

“Company Schedules” means the disclosure schedules of the Company delivered to Parent by the Company concurrently with entering into this Agreement, and the term “Company Schedule” shall refer to the specified section of the Company Schedules, unless otherwise specified.

“Company Securities” means the Company Common Stock and the Company Warrants.

“Company Securityholder” means, as at any particular reference time, each Person who holds Company Securities.

“Company Series A Preferred Stock” means the series A preferred stock of the Company, par value $0.0001 per share.

“Company Series B Preferred Stock” means the series B preferred stock of the Company, par value $0.0001 per share.

“Company Series Seed Preferred Stock” means the series seed preferred stock of the Company, par value $0.0001 per share.

“Company Stockholders” means, as at any particular reference time, the holders of Company Capital Stock.

“Company Transaction Expenses” means all fees, costs, expenses, obligations and liabilities of the Company incurred in connection with, or otherwise related to, the Transactions, the negotiation, execution and preparation of this Agreement and the Additional Agreements and the performance and compliance with this Agreement and the Additional Agreements and conditions contained herein and therein, including the fees, expenses and disbursements of legal counsel, reserves evaluators, auditors and accountants, due diligence expenses, advisory and consulting fees (including financial advisors) and expenses, other third-party fees, any and all filing fees payable by or on behalf of the Company to Authorities in connection with the Transactions, any and all change of control bonus payments, retention or similar payments payable by or on behalf of the Company as a result of the consummation of the Transactions and the employer portion of payroll Taxes payable as a result of the foregoing amounts, and all severance payments, retirement payments or similar payments or success fees payable by or on behalf of the Company in connection with the consummation of the Transactions and the employer portion of payroll Taxes payable as a result of the foregoing amounts.

“Company Warrants” means all outstanding unexercised warrants to purchase shares of Company Common Shares.

“Consideration Ratio” means the quotient obtained by dividing (a) the Aggregate Merger Consideration by (b) the Aggregate Fully Diluted Company Shares.

“Contracts” means all contracts, subcontracts, agreements, leases (including Real Property Leases, equipment leases, car leases and capital leases), subleases, licenses, sublicenses, Permits, powers of attorney, commitments, bonds, notes, indentures, deeds of trust, mortgages, debt instruments, client contracts, statements of work (SOWs), sales and purchase orders and other instruments or obligations of any kind, in each case whether oral or written (including any amendments and other modifications thereto), to which the Company is a party or by which it or any of its assets are bound.

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing, a Person (the “Controlled Person”) shall be deemed Controlled by any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast 50% or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive 50% or more of the profits, losses, or distributions of the Controlled Person.

“Copyleft Terms” means any terms of a license of Open Source Software (including any Software licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla Public License, Affero General Public License, Eclipse Software License, or any other public source code license arrangement) or any similar license, in each case that require, as a condition of or in connection with any use, modification, reproduction, or distribution of any Software licensed thereunder (or any Owned Software or other Owned IPR that is used by, incorporated into or includes, relies on, is linked to or with, is derived from, or is distributed with such Software), any of the following: (a) the disclosing, making available, distribution, offering or delivering of source code or any information regarding such Owned Software or other Owned IPR for no or minimal charge; (b) the granting of permission for creating modifications to or derivative works of such Owned Software or other Owned IPR; (c) the granting of a royalty-free license, whether express, implied, by virtue of estoppel or otherwise, to any third party under Intellectual Property Rights (including patents) regarding such Owned Software or other Owned IPR (whether alone or in combination with other hardware or Software); or (d) the imposition of restrictions on future patent licensing terms, or other abridgement or restriction of exercise or enforcement of any Intellectual Property Rights through any means.

“Data Protection Laws” means all Laws worldwide relating to the processing, privacy or security of Personal Information and all regulations or guidance issued thereunder, including to the extent applicable, the EU General Data Protection Regulation (EU) 2016/679 and all laws implementing it, HIPAA, the regulations set forth in 42 C.F.R. Part 495 and 45 C.F.R. Parts 160, 164 and 170, the HITECH Act, Section 5 of the Federal Trade Commission Act, the FTC Red Flag Rules, the CAN SPAM Act and associated regulations set forth in 16 C.F.R. Part 316, state data breach notification laws, other applicable state data privacy laws including the California Consumer Privacy Act, as amended, state data security laws, state consumer protection Laws, and any law concerning requirements for website and mobile application privacy policies and practices, or any outbound commercial communications (including e-mail marketing, telemarketing and text messaging), tracking and marketing.

“Environmental Laws” means all Laws that prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act and the Clean Water Act.

“Equity Interest” means, with respect to any Person, any capital stock of, or other ownership, membership, partnership, rights of first refusal or first offer, voting, joint venture, equity interest, preemptive right, stock appreciation, phantom stock, profit participation or similar rights in, such Person or any indebtedness, securities, options, warrants, call, subscription or other rights or entitlements of, or granted by, such Person that are convertible into, or are exercisable or exchangeable for, or give any person any right or entitlement to acquire any such capital stock or other ownership, partnership, voting, joint venture, equity interest, preemptive right, stock appreciation, phantom stock, profit participation or similar rights, in all cases, whether vested or unvested, of such Person or any similar security or right that is derivative or provides any economic benefit based, directly or indirectly, on the value or price of any such capital stock or other ownership, partnership, voting, joint venture, equity interest, preemptive right, stock appreciation, phantom stock, profit participation or similar rights, in all cases, whether vested or unvested.

“Equity Value” means $70,000,000.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the Company, or that is, or was at the relevant time, a member of the same “controlled group” as the Company pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934.

“FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.

“Fraud Claim” means any claim based solely upon fraud, willful misconduct or intentional misrepresentation as determined by a final court order or judgment by a court of competent jurisdiction, to which all rights of appeal have either lapsed or been exhausted; provided that it being understood that a breach of warranty or a covenant shall not, by itself, be deemed to be fraud.

“Hazardous Material” means any material, emission, chemical, substance or waste that has been designated by any Authority to be radioactive, toxic, hazardous, a pollutant or a contaminant.

“Hazardous Material Activity” means the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means with respect to any Person, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements), including with respect thereto, all interests, fees and costs, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business consistent with past practice), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under leases required to be accounted for as capital leases under U.S. GAAP, (g) all guarantees by such Person, (h) all liability of such Person with respect to any hedging obligations, including interest rate or currency exchange swaps, collars, caps or similar hedging obligations, (i) any unfunded or underfunded liabilities pursuant to any pension or nonqualified deferred compensation plan or arrangement, (j) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (k) any agreement to incur any of the same. For informational purposes, with respect to the Company, Indebtedness shall include any grants or loans that are not carried as tangible liabilities on the Company Financial Statements on a stand-alone basis (whether or not such liabilities are included in the footnotes to the Company Financial Statements).

“Independent Director” means, with respect to any corporation or company, a member of the Board of Directors of such corporation or company that qualified as an independent director under the Securities Act and Nasdaq rules.

“Intellectual Property Rights” means all intellectual property, including any and all rights, title, and interest, in any jurisdiction throughout the world, in or to the following (a) all technology (including patented, patentable and unpatented inventions and unpatentable proprietary or confidential information, systems or procedures), designs, licenses, and processes; (b) trademarks, service marks, logos, corporate and trade names, trade dress, brand names, slogans, registrations thereof or applications for registration therefor, and all other indicia of source or origin, together with all goodwill symbolized by or associated with any of the foregoing; (c) patents, patent applications, invention disclosures, including all continuations, continuations-in-part, divisionals, reissues, re-examinations, interferences, substitutions, provisionals, and extensions thereof; (d) trade secrets, know-how, inventions, procedures, customer lists, supplier lists, business plans, formulae, discoveries, methods, techniques, ideas, designs, models, concepts, creations, confidential business information and other proprietary information; (e) copyrights, copyrightable materials, copyright registrations, applications for copyright registration, marks works and design rights, Software programs, data bases, U.R.L., and any other works of authorship, computer programs, technical data and information and other intellectual property, and all embodiments and fixations thereof and related documentation and registrations and all additions, improvements and accessions thereto, and all moral rights or similar attribution rights; (f) internet domain names and IP addresses; (g) rights recognized under applicable Law that are equivalent or similar to any of the foregoing; and (h) all rights with respect to the foregoing, including all causes of action, judgements, settlements, claims and demands related thereto, and rights to prosecute and recover damages for any past, present or future infringements, dilutions, misappropriation and other violations thereof.

“IPO” means the initial public offering of Parent pursuant to a final prospectus dated March 22, 2024.

“Key Employees” means the Chief Executive Officer of the Company, Luo Feng, PhD.

“Knowledge of Parent” or “to Parent’s Knowledge” or similar terms (whether or not capitalized) means the actual knowledge (after reasonable inquiry) of Kent Louis Kaufman.

“Knowledge of the Company” or “to the Company’s Knowledge” or similar terms (whether or not capitalized) means the actual knowledge (without investigation) of Luo Feng PhD, Warren Hosseinion, and Warren Hosseinion Jr.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Authority.

“Lien” means, with respect to any property or asset, any mortgage, lien, license, deed of trust, pledge, charge, security interest or encumbrance of any kind in respect of such property or asset, any option, right of first offer or right of first refusal in respect of such property or asset, or any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

“Lock-Up Stockholders” means the Company Securityholders.

“Material Adverse Effect” means any change, circumstance, condition, development, effect, event, occurrence or state of facts (each, an “Event”) that (i) has had, or would reasonably be expected to have, individually or in the aggregate a material adverse effect upon the business (including the Business), assets, liabilities, results of operations or condition (financial or otherwise), of the Company or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of the Company to consummate the Transactions; provided, however, that with respect to the foregoing clause (i) in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect”: (a) any change in general economic or political conditions; (b) changes in conditions generally affecting the industries in which the Company operates; (c) any changes in financial, banking or securities markets in general, including any disruption thereof or any change in prevailing interest rates; (d) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof (but only to the extent such escalation or worsening thereof was not reasonably foreseeable); (e) the taking of any action expressly required by this Agreement; (f) any changes in applicable Laws or accounting rules (including U.S. GAAP) or the interpretation thereof, in each case effected after the date hereof; (g) the announcement of this Agreement or the consummation of the Transactions (but in each case only to the extent attributable to such announcement or consummation) (provided that the exception in this subclause (g) shall not apply to any representation or warranty contained in Section 4.3, 4.5 or 4.9 or to the determination of whether any inaccuracy in such representations or warranties would reasonably be expected to have a Material Adverse Effect for purposes of Section 9.2(b)); (h) any natural disaster, epidemic, pandemic, or change in climate or act of God; or (i) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (it being understood that the underlying facts giving rise to such failure may constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect if such facts are not otherwise excluded under this definition).

“Nasdaq” means The Nasdaq Global Market.

“Open Source Software” means any Software that is licensed pursuant to: (a) any license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL); (b) any license to Software that is considered “free” or “open source software” by the Open Source Foundation or the Free Software Foundation; or (c) any reciprocal license approved by the Open Source Initiative, in each case whether or not source code is available or included in such license.

“Order” means any decree, order, judgment, writ, award, injunction, stipulation, determination, award, rule or consent of or by an Authority.

“Other Filings” means any filings to be made by Parent required under the Exchange Act, Securities Act or any other United States federal, foreign or Blue Sky Laws, other than the Registration Statement and the other Offer Documents.

“Owned Software” means any and all proprietary Software owned (or purported to be owned), in whole or in part, by the Company.

“Parent Articles” means the Second Amended and Restated Memorandum and Articles of Association of Parent, as amended and as in effect as of the date hereof.

“Parent Class A Ordinary Shares” means, prior to the Domestication, the Class A ordinary shares, $0.0001 par value, of Parent.

“Parent Class B Ordinary Shares” means, prior to the Domestication, the Class B ordinary shares, $0.0001 par value, of Parent.

“Parent Fundamental Representations” means the representations and warranties of Parent set forth in Sections 5.1 (Corporate Existence and Power), 5.2 (Authorization), 5.5 (Non-Contravention), 5.6 (Finders’ Fees) and 5.7 (Capitalization).

“Parent Material Adverse Effect” means any Event that (i) has had, or would reasonably be expected to have, individually or in the aggregate a material adverse effect upon the business, assets, liabilities, results of operations or condition (financial or otherwise), of Parent or Merger Sub or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent or Merger Sub to consummate the Transactions; provided, however, that with respect to the foregoing clause (i) in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Parent Material Adverse Effect”: (a) any change in general economic or political conditions; (b) changes in conditions generally affecting the industries in which Parent or Merger Sub operates; (c) any changes in financial, banking or securities markets in general, including any disruption thereof or any change in prevailing interest rates; (d) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof (but only to the extent such escalation or worsening thereof was not reasonably foreseeable); (e) the taking of any action expressly required by this Agreement; (f) any changes in applicable Laws or accounting rules (including U.S. GAAP) or the interpretation thereof, in each case effected after the date hereof; (g) the announcement of this Agreement or the consummation of the Transactions (but in each case only to the extent attributable to such announcement or consummation) (provided that the exception in this subclause (g) shall not apply to any representation or warranty contained in Sections 5.3 or 5.5 or to the determination of whether any inaccuracy in such representations or warranties would reasonably be expected to have a Parent Material Adverse Effect for purposes of Section 9.3(b)); (h) any natural disaster, epidemic, pandemic, or change in climate or act of God.

“Parent Ordinary Shares” means Parent Class A Ordinary Shares and Parent Class B Ordinary Shares.

“Parent Common Stock” means the common stock, par value of $0.0001 per share, of Parent.

“Parent Right” means the issued and outstanding rights of Parent, each such right convertible into one share of Parent Common Stock at the closing of a business combination.

“Parent Securities” means the Parent Common Stock, Parent Rights, and Parent Units, collectively.

“Parent Unit” means each outstanding unit consisting of one share of Parent Common Stock and one-fifth (1/5) of one Parent Right denominated in one share of Parent Common Stock.

“Parent Schedules” means the disclosure schedules of Parent delivered to the Company by Parent concurrently with entering into this Agreement, and the term “Parent Schedule” shall refer to the specified section of the Parent Schedules, unless otherwise specified.

“Parent Shareholders” means the shareholders of Parent prior to the Closing.

“Parent Transaction Expenses” means all fees, costs, expenses, obligations and liabilities, in each case of the Parent Parties (including any such fees, costs, expenses, obligations or liabilities incurred by Sponsor or its Affiliates or Parent’s directors or officers, in each case on behalf of the Parent Parties and that the Parent Parties are liable for), incurred in connection with, or otherwise related to, the Transactions, the investigation or pursuit of prospective business combinations other than the Transactions, the negotiation, execution and preparation of this Agreement and the Additional Agreements and the performance and compliance with this Agreement and the Additional Agreements and conditions contained herein and therein, including the fees, expenses and disbursements of legal counsel, reserves evaluators, auditors and accountants, due diligence expenses, advisory and consulting fees (including financial advisors) and expenses, other third-party fees, any and all deferred underwriting fees, and any and all filing fees payable by Parent to Authorities in connection with the Transactions. For the avoidance of doubt, Parent Transaction Expenses shall not include any Company Transaction Expenses.

“Permit” means each license, franchise, permit, order, approval, consent, waiver, concession, exemption or other similar authorization required to be obtained and maintained by the Company under applicable Law to carry out the Business.

“Permitted Liens” means (a) all defects, exceptions, restrictions, easements, rights of way and encumbrances with respect to Real Property in the public record; (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business consistent with past practice for amounts (i) that are not delinquent, (ii) that are not material to the Business, or the operations and financial condition of the Company so encumbered, either individually or in the aggregate, and (iii) not resulting from a breach, default or violation by the Company of any Contract or Law; (c) Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established on the Company Financial Statements or Parent Financial Statements, as the case may be, in accordance with U.S. GAAP; and (d) the Liens set forth on Company Schedule 1.1(b).

“Person” means any natural person, sole proprietorship, corporation, company, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, joint venture, trust, unincorporated association, or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof or any other Authority.

“Personal Information” means any data or information, on any media that, alone or in combination with other data or information, can, directly or indirectly, be associated with or be reasonably used to identify an individual natural Person (including any part of such Person’s name, physical address, telephone number, email address, financial account number or credit card number, government issued identifier (including social security number and driver’s license number), user identification number and password, billing and transactional information, medical, health or insurance information, date of birth, educational or employment information, vehicle identification number, IP address, cookie identifier, or any other number or identifier that identifies an individual natural Person, or such Person’s vehicle, browser or device), or any other data or information that constitutes personal data, protected health information, personally identifiable information, personal information or similar defined term under any Data Protection Law or Healthcare Laws (including protected health information, as defined in 45 C.F.R. §160.103).

“PPM Investors” means those certain investors participating in the PPM Investment pursuant to the Subscription Agreements.

“PPM Investment” shall have the meaning contained within Section 7.4.

“Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA and all other compensation and benefits plans, policies, programs, or arrangements, and each other stock purchase, stock option, restricted stock, equity-based, severance, retention, employment (other than any employment offer letter in such form as previously provided to Parent that is terminable “at will” without any contractual obligation on the part of the Company to make any severance, termination, change of control, or similar payment), change-of-control, bonus, incentive, deferred compensation, employee loan, fringe benefit and other employee benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA, whether formal or informal, oral or written, in each case, that is sponsored, maintained, contributed or required to be contributed to by the Company, or under which the Company has any current or potential liability.

“PubCo Common Stock” means, following the Domestication, the common stock of PubCo, par value $0.0001 per share.

“Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

“Redemption” means the redemption of such number of Parent Class A Ordinary Shares, at the Redemption Price, in connection with the Transactions, which an eligible holder of Parent Class A Ordinary Shares has elected to redeem, and has not withdrawn such election, all as determined in accordance with the Parent Articles and the Trust Agreement.

“Redemption Price” means an amount equal to the price at which each Parent Class A Share may be redeemed pursuant to the Redemption, as determined in accordance with the Parent Articles and the Trust Agreement.

“Registration Statement” means Parent’s registration statement on Form S-4 filed in connection with the Transactions, including the combined Proxy Statement/Prospectus included therein, whether in preliminary or definitive form, and any amendments or supplements thereto.

“Regulatory Authority” means, as applicable, the FDA, the European Medicines Agency, Health Canada or other comparable Authority with responsibility for granting a marketing authorization with respect to a Company product candidate.

“Representatives” means, with respect to any Person, such Person’s Affiliates and the respective officers, directors, managers, consultant, employees, independent contractors, advisors (including financial advisors, counsel and accountants), representatives, agents and other legal representatives of such Person or its Affiliates.

“Required Company Consents” means the Company Consents set forth on Company Schedule 1.1(c).

“Required Parent Proposals” means the Merger Proposal, the Domestication Proposal, the Charter Amendment Proposal, and the Stock Issuance Proposal.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Software” means any and all (a) software, firmware, middleware, computer programs, operating systems, applications, and other code, including APIs, tools, compilers, files, scripts, architecture, algorithms, heuristics, data, data compilations, data files, databases, protocols, specifications, user interfaces, menus, buttons, icons, and other items, as well as foreign language versions, fixes, upgrades, updates, enhancements, and past and future versions and releases, in each case, including all source code, object code, or human readable code, (b) deep learning, machine learning, and other artificial intelligence technologies, and (c) manuals, notes, comments, or documentation for or related to any of the foregoing.

“Sponsor” means Black Hawk Management LLC, a Delaware limited liability company.

“Subsidiary” means, with respect to any Person, any other Person of which at least fifty percent (50%) of the capital stock or other equity or voting securities of such other Person are Controlled or owned, directly or indirectly, by such Person.

“Surviving Corporation Bylaws” means the bylaws of the Surviving Corporation, in form and substance reasonably acceptable to Parent and the Company.

“Surviving Corporation Charter” means the certificate of incorporation of the Surviving Corporation, in form and substance reasonably acceptable to Parent and the Company.

“Tangible Personal Property” means all tangible personal property and interests therein, including machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, laboratory equipment and other equipment owned or leased by the Company and other tangible property, including the items listed on Company Schedule 4.14(a).

“Tax(es)” means any U.S. federal, state or local or non-U.S. tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (whether disputed or not, whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), including any income (net or gross), gross receipts, net worth, severance, stamp, premium, environmental, capital stock, value added, inventory, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, Real Property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, escheat, unclaimed property, estimated and other Taxes, together with any interest, penalty, additions to tax or additional amount imposed with respect thereto and shall include any liability for such amounts as a result of (a) being a transferee or successor or member of a combined, consolidated, unitary or affiliated group, or (b) a contractual obligation to indemnify any Person (other than any commercial agreement entered into in the ordinary course of business and the principal purpose of which is not Taxes).

“Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

“Taxing Authority” means the Internal Revenue Service and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

“Terminating Contracts” means the Contracts listed on Company Schedule 1.1(d).

“Transaction Expenses” means the Company Transaction Expenses and Parent Transaction Expenses.

“Transactions” means the transactions contemplated by this Agreement (including the transactions contemplated by any Additional Agreement) to occur at or immediately prior to or at the Closing, including the Merger.

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration, excise, recording, value added and other such similar Taxes and fees (including any penalties and interest) that become payable in connection with or by reason of the execution of this Agreement and the Transactions.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final or temporary form), as the same may be amended from time to time.

“U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied.

1.2 Further Definitions. The following terms have the meaning set forth in the locations set forth below:

Term	Location
Additional Parent SEC Documents	Section 5.10(a)
Affiliate Transaction	Section 4.33
Agreement	Preamble
Alternative Proposal	Section 6.2(b)
Alternative Transaction	Section 6.2(a)
Anti-Corruption Laws	Section 4.18(a)
Anti-Money Laundering Laws	Section 4.31(a)
Balance Sheet Date	Section 4.10(b)
Business	Recitals
Cayman Companies Act	Recitals

Cayman Registrar	Section 2.1(b)
Certificate of Domestication	Section 2.1(b)
Certificate of Merger	Section 2.2(a)
Change in Recommendation	Section 6.5(d)
Change in Recommendation Notice	Section 6.5(d)
Change in Recommendation Notice Period	Section 6.5(d)
Charter Amendment Proposal	Section 6.5(e)
Closing	Section 2.3
Closing Consideration Spreadsheet	Section 3.4(a)
Closing Date	Section 2.3
Closing Form 8-K	Section 6.5(k)
Closing Press Release	Section 6.5(k)
Company	Preamble
Company 2023 Unaudited Financial Statements	Section 4.10(a)
Company 2024 Balance Sheet	Section 4.10(a)
Company 2024 Statement of Operations	Section 4.10(a)
Company Consent	Section 4.9
Company Converted Warrants	Section 3.1(b)(ii)
Company Group	Section 11.19(b)
Company IPR	Section 4.19(b)
Company PCAOB Audited Financial Statements	Section 6.6(a)
Company Stockholder Approval	Section 7.2
Company Stockholder Written Consent	Section 7.2
Company Unaudited Interim Financial Statements	Section 6.6(b)
Confidential Information	Section 6.8(b)
DGCL	Recitals
Director Election Proposal	Section 6.5(g)
Disclosing Party	Section 6.8(a)
Dissenting Shares	Section 2.6
Domestication	Recitals
Domestication Effective Time	Section 2.1(b)
Domestication Intended Tax Treatment	Recitals
Domestication Proposal	Section 6.5(g)
D&O Indemnified Party	Section 6.9(a)
D&O Tail	Section 6.9(b)
Equity Plan Proposal	Section 6.5(g)
Exchange Agent	Section 3.2
Export Control Laws	Section 4.31(a)
Healthcare Laws	Section 4.20(a)
Intended Tax Treatment	Recitals
Interim Period	Section 6.1(a)
International Trade Control Laws	Section 4.31(a)
IPO Prospectus	Section 11.15
JOBS Act	Section 5.10(f)

Leased Real Property	Section 4.25(a)
Letter of Transmittal	Section 3.3(a)
Lock-Up Agreements	Recitals
Material Contracts	Section 4.16(a)
Material Suppliers	Section 4.34(b)
Merger	Recitals
Merger Effective Time	Section 2.2(a)
Merger Intended Tax Treatment	Recitals
Merger Proposal	Section 6.5(g)
Merger Sub	Preamble
Merger Sub Common Stock	Section 5.7(c)
Offer Documents	Section 6.5(b)
Outside Closing Date	Section 10.1(a)
Owned IPR	Section 4.19(b)
Parent	Preamble
Parent Board Recommendation	Section 5.2(b)
Parent Financial Statements	Section 5.10(c)
Parent Group	Section 11.19(a)
Parent Parties	Preamble to ARTICLE V
Parent Proposals	Section 6.5(g)
Parent Redemption Amount	Section 8.3
Parent Related Party	Section 5.13
Parent Related Party Transaction	Section 5.13
Parent SEC Documents	Section 5.10(a)
Parent Shareholder Approval	Section 5.2(c)
Parent Shareholder Meeting	Section 6.5(b)
Per Share Merger Consideration	Section 3.4(a)(ii)
PHSA	Section 4.20(a)
PPM Investment	Section 7.4
Premium Cap	Section 6.9(b)
Prohibited Party	Section 4.31(b)
Proxy Statement/Prospectus	Section 6.5(b)
PubCo	Preamble
PubCo Bylaws	Recitals
PubCo COI	Recitals
PubCo Equity Incentive Plan	Section 8.2
Public Certifications	Section 5.10(a)
Real Property Leases	Section 4.25(a)
Recipient	Section 6.8(a)
Registration Rights Agreement	Recitals
Released Claims	Section 11.15
Sanctioned Countries	Section 4.31(b)
Sanctions	Section 4.31(a)
Signing Form 8-K	Section 6.5(a)

Signing Press Release	Section 6.5(a)
Sponsor Indemnification Agreement	Section 6.10(a)
Standard Contracts	Section 4.16(a)(v)
Stock Issuance Proposal	Section 6.5(g)
Subscription Agreements	Recitals
Surviving Corporation	Section 2.2(a)
S-4 Effective Date	Section 6.5(e)
Transaction Litigation	Section 6.12
Trust Account	Section 5.9
Trust Agreement	Section 5.9
Trustee	Section 5.9

1.3 Construction.

(a) References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement. Captions are not a part of this Agreement, but are included for convenience, only.

(b) The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement; and, unless the context requires otherwise, “party” means a party signatory hereto. The words “on the date hereof” and any words of similar import refer to the date of this Agreement.

(c) Any use of the singular or plural, or the masculine, feminine or neuter gender, includes the others, unless the context otherwise requires; the word “including” means “including without limitation”; the word “or” means “and/or”; the word “any” means “any one, more than one, or all”; and, unless otherwise specified, any financial or accounting term has the meaning of the term under United States generally accepted accounting principles as consistently applied heretofore by the Company.

(d) Any reference in this Agreement to “PubCo” shall also mean Parent to the extent the matter relates to the pre-Domestication period and any reference to “Parent” shall also mean “PubCo” to the extent the matter relates to the post-Domestication period (including, for the purposes of this Section 1.3(d), the Domestication Effective Time).

(e) Any reference in this Agreement to “Surviving Corporation” shall also mean the Company to the extent the matter relates to the pre-Closing period and any reference to “Company” shall also mean “Surviving Corporation” to the extent the matter relates to the post-Closing period (including, for the purposes of this Section 1.3(e), the Merger Effective Time).

(f) Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any amendments thereto, and any reference to a statute or other law means such law as amended, restated, supplemented or otherwise modified from time to time and includes any rule, regulation, ordinance or the like promulgated thereunder, in each case, as amended, restated, supplemented or otherwise modified from time to time. References to “$” or “dollar” or “US$” shall be references to United States dollars. The word “day” means calendar day unless Business Day is expressly specified.

(g) The Company Schedules and the Parent Schedules have been arranged, for purposes of convenience only, in separate sections and subsections corresponding to the Sections and subsections of this Agreement. Any information set forth in any section or subsection of the Company Schedules or Parent Schedules, as applicable, shall be deemed to be disclosed for purposes of other Sections and subsections of this Agreement, shall be deemed to be incorporated by reference in each of the other sections and subsections of the Company Schedules or Parent Schedules, as applicable, as though fully set forth in such other sections and subsections (whether or not specific cross-references are made) only to the extent the relevance of such information is reasonably apparent from the face of such disclosure. No reference to or disclosure of any item or other matter in the Company Schedules or Parent Schedules, as applicable, shall be construed as an admission or indication that such item or other matter is material, that such item is outside the ordinary course of business or not consistent with past practice, or that such item or other matter is required to be referred to or disclosed in the Company Schedules or Parent Schedules, as applicable. The information set forth in the Company Schedules or Parent Schedules, as applicable, is disclosed solely for purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any party to any third party of any matter whatsoever, including any violation of Law or breach of any Contract. The information set forth in the Company Schedules or Parent Schedules, as applicable, that are not required by this Agreement to be so reflected are set forth solely for informational purposes.

(h) If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

(i) The phrases “provided”, “delivered”, or “made available”, when used in this Agreement, shall mean that the information referred to has been posted in the “data room” (virtual) hosted by Donnelley Financial Solutions Venue and established by the Company or its Representatives and to which, and to the extent to which, Parent and its Representatives have had access prior to 10:00 a.m. Eastern Time on the day prior to the date of this Agreement.

ARTICLE II
THE DOMESTICATION AND THE MERGER

2.1 The Domestication.

(a) Pre-Domestication Actions. Upon the terms and subject to the conditions set forth in this Agreement, subject to receipt of the Parent Shareholder Approval, immediately prior to the Domestication, the Redemption shall occur.

(b) Domestication. Upon the terms and subject to the conditions set forth in this Agreement, subject to receipt of the Parent Shareholder Approval, on the day that is one Business Day prior to the Closing Date (which shall also be the calendar day immediately prior to the Closing Date), Parent shall cause the Domestication to become effective, including by (i) filing with the Secretary of State of the State of Delaware a certificate of domestication with respect to the Domestication, in form and substance reasonably acceptable to Parent and the Company (the “Certificate of Domestication”), together with the PubCo COI, in each case, in accordance with the provisions of Section 388 of the DGCL, and (ii) completing and making and procuring all those filings required to be made with the Registrar of Companies in the Cayman Islands under the Cayman Companies Act (the “Cayman Registrar”) in connection with the Domestication (the time at which the Domestication becomes effective is herein referred to as the “Domestication Effective Time”).

(c) Effect of the Domestication.

(i) Conversion of Parent Common Stock. At the Domestication Effective Time, by virtue of the Domestication, and without any action on the part of any Parent Shareholders, each then issued and outstanding Parent Class A Share (for the avoidance of doubt, after effecting the Redemption) shall convert automatically into one share of PubCo Common Stock. Upon the filing of and pursuant to the PubCo COI, Parent’s name shall be changed to “Vesicor Therapeutics, Inc.”

(ii) Conversion of Parent Units. At the Domestication Effective Time, every issued and outstanding Parent Unit shall be separated automatically into each’s individual components of one share of Parent Common Stock and one-fifth (1/5) of one Parent Right, and all Parent Units shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each individually separated component shall, at the Domestication Effective Time, be converted into One Parent Class A Ordinary Shares, and/or one-fifth (1/5) of Parent Right, as the case may be, in accordance with Section 2.1(c)(i) and Section 2.1(c)(iii), respectively. The holders of certificates previously evidencing Parent Units outstanding immediately prior to the Domestication Effective Time shall cease to have any rights with respect to such Parent Units, except as provided herein or by Law. Upon surrender of each certificate (if any) previously evidencing Parent Units, such certificate shall be exchanged for certificates representing the applicable number of Parent Class A Ordinary Shares.

(iii) Conversion of Parent Rights. At the Domestication Effective Time, every issued and outstanding Parent Right immediately prior to the Domestication Effective Time shall be converted automatically into one Parent Right. At the Domestication Effective Time, all Parent Rights shall cease to be outstanding and shall automatically be converted and shall cease to exist. The holders of certificates previously evidencing Parent Rights outstanding immediately prior to the Domestication Effective Time shall cease to have any rights with respect to such Parent Rights, except as provided herein or by Law. At the Closing, all Purchaser Rights shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. The holders of Purchaser Rights instead will receive one Parent Class A Ordinary Share in exchange for the cancellation of each Purchaser Right; provided that no fractional shares will be issued, and all fractional shares will be rounded down to the nearest whole share. Upon surrender of each certificate (if any) previously evidencing Parent Rights, such certificate shall be exchanged for a certificate representing the applicable number of Purchaser Class A Ordinary Shares.

2.2 The Merger.

(a) Merger. Upon the terms and subject to the provisions of this Agreement, and in accordance with the DGCL, and state laws applicable to the Company, at the Closing, (i) Merger Sub shall be merged with and into the Company, (ii) the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (after the Merger Effective Time, the Company may be referred to as the “Surviving Corporation”), and (iii) the Surviving Corporation shall become a wholly-owned Subsidiary of PubCo. At the Closing, the Company shall file a certificate of merger, in form and substance reasonably acceptable to Parent and the Company, with the Secretary of State of the State of Delaware, executed in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”), and a certificate of Merger, in form and substance reasonably acceptable to the Parent and Company, with the Secretary of State of Delaware (“Company Certificate of Merger”) and the Merger shall become effective upon the filing of the Certificate of Merger and Company Certificate of Merger or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger and the Company Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Merger Effective Time”).

(b) Effect of the Merger. At the Merger Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and Company Certificate of Merger and the applicable provisions of the DGCL and state laws applicable to the Company. Without limiting the generality of the foregoing, and subject thereto, pursuant to the Merger, at the Merger Effective Time, (i) the Company Securityholders shall be entitled to the consideration described in, and in accordance with the provisions of, ARTICLE III and (ii) all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Company and Merger Sub shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of the Company and the Merger Sub set forth in this Agreement to be performed after the Closing.

(c) Organizational Documents of the Surviving Corporation. At the Merger Effective Time, by virtue of the Merger, the Company Certificate of Incorporation and the Company Bylaws, in each case as in effect immediately prior to the Merger Effective Time, shall cease to have effect and shall be amended and restated in their entireties to be the Surviving Corporation Charter and the Surviving Corporation Bylaws, respectively, until thereafter supplemented or amended in accordance with their terms and the DGCL.

2.3 Closing. Unless this Agreement is earlier terminated in accordance with ARTICLE X, the closing of the Merger (the “Closing”) shall take place virtually on the second (2nd) Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in ARTICLE IX (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof), or at such other time, date and location as Parent and Company agree in writing. The parties hereto may participate in the Closing via the exchange of signature pages via email or other electronic means. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”.

2.4 Directors and Officers of PubCo and the Surviving Corporation.

(a) Following the Domestication and Prior to the Merger. The parties hereto will take all requisite action such that (i) each of the Independent Directors of Parent as of immediately prior to the Domestication Effective Time will cease to be a director of Parent as of the Domestication Effective Time (including by causing each such director to tender an irrevocable resignation as a director, effective as of the Domestication Effective Time), and immediately following the Domestication Effective Time, Kent Louis Kaufmann will be the sole director of PubCo, to hold office in accordance with the provisions of the DGCL, the PubCo COI, and the PubCo Bylaws, until the Merger Effective Time, (ii) the officers of Parent as of immediately prior to the Domestication Effective Time will continue as the initial officers of PubCo immediately after the Domestication Effective Time, each to hold office in accordance with the provisions of the DGCL, the PubCo COI, and the PubCo Bylaws, until the Merger Effective Time, and (iii) each director and officer of PubCo in office immediately prior to the Merger Effective Time, other than those who shall be directors and officers of PubCo pursuant to Section 2.4(b), shall cease to be a director or officer, as applicable, immediately following the Merger Effective Time (including by causing each such director and officer to tender an irrevocable resignation as a director or officer (as applicable), effective as of the Merger Effective Time).

(b) Following the Merger. The parties hereto will take all requisite action such that, immediately after the Merger Effective Time:

(i) PubCo’s Board of Directors will initially consist of five (5) directors, as follows: (A) one (1) director will be designated by the Parent; (B) one (1) director will be designated by the Company; and (C) each of the three directors will be an Independent Director who is not employed by the Company and who is mutually agreeable to the remaining directors; provided, that at least a majority of PubCo’s Board of Directors shall qualify as Independent Directors. The initial one (1) director designees appointed by the Company is set forth on Company Schedule 2.4(b)(i), with such individual holding such office until their respective successors are duly appointed and qualified or until their earlier death, resignation or removal. If any Person designated pursuant to this Section 2.4(b)(i) is not duly elected or if the remaining directors are not duly elected at the Parent Shareholder Meeting, the parties hereto shall take all necessary action to fill any such vacancy on PubCo’s Board of Directors with such Person or an alternative Person designated in accordance with this Section 2.4(b)(i).

(ii) The individuals identified on Company Schedule 2.4(b)(ii) will be the officers of PubCo, with such individuals holding the titles set forth opposite their names until their respective successors are duly appointed and qualified or until their earlier death, resignation or removal.

(iii) The officers and directors of PubCo immediately after the Merger Effective Time will also serve as the officers and directors of the Surviving Corporation immediately after the Merger Effective Time, with such individuals holding such office until their respective successors are duly appointed and qualified or until their earlier death, resignation or removal.

2.5 Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, or possession of, all assets, property, rights, privileges, powers and franchises of the Company and the Merger Sub, the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of the Company and the Merger Sub, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

2.6 Appraisal Rights. Notwithstanding anything to the contrary contained herein, any shares of Company Capital Stock that are issued and outstanding immediately prior to the Merger Effective Time and in respect of which appraisal and/or, if applicable, dissenter rights shall have been perfected, and not waived, withdrawn or lost, in accordance with the DGCL and/or, if applicable, the CCC or the state laws applicable to the Company in connection with the Merger and that are owned by a holder who complies in all respects with Section 262 of the DGCL and/or, if applicable, Chapter 13 of the CCC or the state laws applicable to the Company (such shares, “Dissenting Shares”) shall not be converted into the right to receive the Per Share Merger Consideration (as defined below), but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to any such Dissenting Shares pursuant to the DGCL and/or, if applicable, CCC or the state laws applicable to the Company. At the Merger Effective Time, (a) all Dissenting Shares shall be cancelled, extinguished and cease to exist and (b) the holders of Dissenting Shares shall be entitled only to such rights as may be granted to them under the DGCL and/or, if applicable, CCC or applicable state laws. Each holder of Dissenting Shares who, pursuant to the DGCL and/or, if applicable, CCC or the state laws applicable to the Company, becomes entitled to payment thereunder for such shares shall receive payment therefor in accordance with the DGCL and/or, if applicable, CCC or the state laws applicable to the Company (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). If, after the Merger Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, then (i) the right of such holder to be paid the fair value of such shares shall cease, (ii) any such shares shall immediately be deemed to have converted, as of the Merger Effective Time, into the right to receive the applicable portion of the Aggregate Merger Consideration (upon the terms and conditions of this Agreement) in respect of such shares as if such shares never had been Dissenting Shares, and (iii) PubCo shall issue and deliver (or cause to be issued and delivered) to the holder thereof, in accordance with the terms and conditions set forth in this Agreement, the applicable portion of the Aggregate Merger Consideration as if such shares never had been Dissenting Shares. The Company shall give Parent prompt written notice (and in any event within two (2) Business Days) of any demands received by the Company for appraisal of shares of Company Capital Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and/or, if applicable, CCC or the state laws applicable to the Company and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and Parent shall have the right to participate in and, following the Merger Effective Time, direct all negotiations and proceedings with respect to such demands. Prior to the Merger Effective Time, the Company shall not, except with the prior written consent of Parent (in its sole discretion), (x) make any payment or offer to make any payment with respect to, or settle or compromise or offer to settle or compromise, any claim or demand in respect of any Dissenting Shares, (y) waive any failure to timely deliver a written demand for appraisal or otherwise comply with the provisions under Section 262 of the DGCL and/or, if applicable, Chapter 13 of the CCC or the state laws applicable to the Company or (z) agree or commit to do any of the foregoing.

ARTICLE III
CONSIDERATION TO COMPANY SECURITYHOLDERS

3.1 Conversion of Company Securities.

(a) Effect on Company Capital Stock. Subject to Section 2.6, at the Merger Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the Company Securityholders or any other Person, in accordance with the Company Certificate of Incorporation, each share of Company Capital Stock issued and outstanding immediately prior to the Merger Effective Time (not including treasury shares which shall be cancelled pursuant to Section 3.1(e) and the Dissenting Shares) shall be automatically canceled and converted into the right to receive a number of shares of PubCo Common Stock equal to the Consideration Ratio (such number of shares of PubCo Common Stock, the “Per Share Merger Consideration”), and, accordingly, each holder of shares of Company Capital Stock as of immediately prior to the Merger Effective Time (but not including the Dissenting Shares) shall be entitled to receive, for such shares of Company Capital Stock that it holds, a portion of the Aggregate Merger Consideration equal to (x) the Consideration Ratio multiplied by (y) the number of shares of Company Capital Stock held by such holder as of immediately prior to the Merger Effective Time (but not including the Dissenting Shares).

(b) Treatment of Company Warrants. Prior to the Merger Effective Time, the Boards of Directors of the Company and Parent (or any duly authorized committee thereof) shall, as applicable, take all corporate actions necessary, including adopting appropriate resolutions and obtaining consents of the holders of the Company Warrants, if required, to provide that, as of the Merger Effective Time, each outstanding Company Warrant (whether vested or unvested or otherwise) shall be assumed by PubCo and shall continue in full force and effect, containing the same terms, conditions, vesting and other provisions as are currently applicable to such Company Warrant; provided that (x) each such Company Warrant shall be exercisable for such number of shares of PubCo Common Stock that equals the Consideration Ratio multiplied by the number of shares of Company Common Stock subject to such Company Warrant as of immediately prior to the Merger Effective Time, in each case at such per share exercise price that shall equal the per share exercise price of such Company Warrant as of immediately prior to the Merger Effective Time divided by the Consideration Ratio (as so converted, a “Company Converted Warrant”); (y) with respect to each such Company Warrant, any fractional shares that would be issuable upon exercise thereof will be rounded down to the nearest whole number of shares of PubCo Common Stock and the per share exercise price will be rounded up to the nearest whole cent. The per share exercise price and the number of shares of PubCo Common Stock purchasable pursuant to each Company Converted Warrant shall be determined in a manner consistent with the requirements of Sections 409A and 424 of the Code, as applicable; and (z) each holder of Company Warrants shall enter into and deliver a lock-up agreement substantially in the form attached hereto as Exhibit D for a lock-up period equivalent to one (1) year.

(c) Company Further Assurance. The Company shall take all necessary actions to effect the treatment of Company Warrants pursuant to any applicable agreements and to ensure that, in the absence of an appropriate exemption from registration under the Securities Act, on or after the Merger Effective Time no Company Warrants may be exercised prior to the effective date of an applicable Form S-8 (or other applicable form, including Form S-1 or Form S-3) of PubCo. The Board of Directors of the Company shall take all other necessary actions, effective as of immediately prior to the Closing, in order to provide that no new Company Warrants are issued.

(d) Conversion of Shares of Merger Sub. Each share of Merger Sub that is issued and outstanding immediately prior to the Merger Effective Time will, by virtue of the Merger and without further action on the part of the sole stockholder of Merger Sub, be converted into and become one share of the Surviving Corporation (and the shares of Surviving Corporation into which the shares of Merger Sub are so converted shall be the only shares of the Surviving Corporation that are issued and outstanding immediately after the Merger Effective Time). Each certificate (if any) evidencing ownership of shares of Merger Sub will, as of the Merger Effective Time, be deemed to evidence ownership of such shares of the Surviving Corporation.

(e) Treatment of Shares of Company Capital Stock Owned by the Company. At the Merger Effective Time, all shares of Company Capital Stock that are owned by the Company as treasury shares immediately prior to the Merger Effective Time shall be canceled and extinguished without any conversion thereof.

(f) Surrender of Certificates. The shares of PubCo Common Stock issued as Aggregate Merger Consideration upon the surrender and cancellation of the Company Capital Stock, in accordance with the terms hereof, shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities.

(g) Lost or Destroyed Certificates. In the event any certificates representing shares of Company Capital Stock shall have been lost, stolen or destroyed, PubCo shall issue in exchange for such lost, stolen or destroyed certificates or securities, as the case may be, upon the making of an affidavit of that fact by the holder thereof (without the requirement to post a bond), such securities, as may be required pursuant to this Section 3.1.

3.2 Appointment of Exchange Agent. Prior to the Closing, Parent shall appoint Continental Stock Transfer & Trust Company or another exchange agent acceptable to the Company (acting reasonably) (the “Exchange Agent”), as its agent, for the purpose of paying the Aggregate Merger Consideration to the Company Securityholders.

3.3 Exchange of Shares.

(a) Exchange Procedures. At the Merger Effective Time, PubCo shall deposit with the Exchange Agent the Aggregate Merger Consideration. As soon as practicable after the Merger Effective Time (and in no event later than five Business Days after the Merger Effective Time), PubCo shall cause the Exchange Agent to mail to each holder of record of shares of Company Capital Stock that were converted pursuant to Section 3.1(a) into the right to receive the applicable portion of the Aggregate Merger Consideration a letter of transmittal and instructions for use in effecting the surrender of the Company Capital Stock in exchange for PubCo Common Stock in a form to be agreed upon by Parent and the Company prior to the Closing (a “Letter of Transmittal”). Promptly following receipt of a former Company Stockholder’s Letter of Transmittal, together with any certificates representing such shares of Company Capital Stock (or affidavit of loss thereof), if applicable, or of an “agent’s message” (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), the holder of shares of Company Capital

Stock that was converted pursuant to Section 3.1(a) shall be entitled to receive the Per Share Merger Consideration in book-entry form, without interest (subject to any applicable withholding Tax), for each share of Company Capital Stock surrendered by such holder. If issuance of the Per Share Merger Consideration is to be made to a Person other than the Person in whose name the surrendered share of Company Capital Stock in exchange therefor is registered, it shall be a condition of issuance that (i) the Person requesting such exchange present proper evidence of transfer or shall otherwise be in proper form for transfer and (ii) the Person requesting such issuance shall have paid any transfer and other Taxes required by reason of the issuance of the Per Share Merger Consideration to a Person other than the registered holder of the share of Company Capital Stock surrendered or shall have established to the reasonable satisfaction of PubCo that such Tax either has been paid or is not applicable.

(b) Distributions with Respect to Unexchanged Company Capital Stock. All shares of PubCo Common Stock to be issued as the Aggregate Merger Consideration shall be deemed issued and outstanding as of the Merger Effective Time. Subject to the effect of escheat, Tax or other applicable Laws, the holder of whole shares of PubCo Common Stock issued in exchange for shares of Company Capital Stock pursuant to Section 3.1(a) will be promptly paid, without interest (subject to any applicable withholding Tax), the amount of dividends or other distributions with a record date after the Merger Effective Time and theretofore paid with respect to such whole share of PubCo Common Stock.

(c) Adjustments to Per Share Merger Consideration. The Per Share Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, subdivision, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, consolidation, exchange of shares or other like change with respect to Parent Ordinary Shares or Company Capital Stock occurring on or after the date of this Agreement and prior to the Merger Effective Time.

(d) Term of Exchange Agent’s Duties. Promptly following the date that is one year after the Merger Effective Time, PubCo shall instruct the Exchange Agent to deliver to PubCo all documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, any portion of the Aggregate Merger Consideration that remains unclaimed shall be returned to PubCo, and any Person that was a holder of shares of Company Capital Stock as of immediately prior to the Merger Effective Time that has not exchanged such shares of Company Capital Stock for the right to receive the applicable portion of the Aggregate Merger Consideration prior to the date that is one year after the Merger Effective Time may transfer such shares of Company Capital Stock to PubCo and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and PubCo shall promptly deliver, such applicable portion of the Aggregate Merger Consideration without any interest thereupon. None of Parent, PubCo, Merger Sub, the Company, the Surviving Corporation, the Exchange Agent or any Affiliate of any of the foregoing shall be liable to any Person in respect of any portion of the Aggregate Merger Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any such shares of PubCo Common Stock shall not have not been issued in accordance with this Agreement immediately prior to the date on which any amounts payable pursuant to this ARTICLE III would otherwise escheat to or become the property of any Authority, any such amounts shall, to the extent permitted by applicable Law, become the property of PubCo, free and clear of all claims or interest of any Person previously entitled thereto.

3.4 Closing Consideration Spreadsheet.

(a) At least two Business Days prior to the Closing, the Company shall deliver to Parent a spreadsheet (the “Closing Consideration Spreadsheet”), prepared by the Company in good faith and detailing the following, in each case, as of immediately prior to the Merger Effective Time:

(i) the name and address of record, if known, of each Company Stockholder and the number of shares of Company Capital Stock held by such Company Stockholder;

(ii) the names of record of each holder of Company Warrant, and the exercise price, number of shares of Company Capital Stock subject to each Company Warrant held by such holder;

(iii) the number of Aggregate Fully Diluted Company Shares; and

(iv) detailed calculations of each of the following (in each case, determined without regard to withholding):

(1) Aggregate Merger Consideration;

(2) the Per Share Merger Consideration;

(3) the Consideration Ratio; and

(4) for each Company Converted Warrant, the exercise price therefor and the number of shares of PubCo Common Stock subject to such Company Converted Warrant.

(b) The contents of the Closing Consideration Spreadsheet delivered by the Company hereunder shall be subject to reasonable review and comment by Parent, but the Company shall, in all events, remain solely responsible for the contents of the Closing Consideration Spreadsheet. The parties hereto agree that Parent and Exchange Agent shall be entitled to rely on the Closing Consideration Spreadsheet in issuing shares of PubCo Common Stock in accordance with this ARTICLE III, including Section 3.3.

3.5 No Fractional Shares. No fractional shares of PubCo Common Stock, or certificates or scrip representing fractional shares of PubCo Common Stock, will be issued upon the conversion of the Company Capital Stock pursuant to the Merger, and any such fractional shares or interests therein will not entitle the owner thereof to vote or to any rights of a stockholder of PubCo. Any fractional shares of PubCo Common Stock will be rounded down to the nearest whole number of shares of PubCo Common Stock.

3.6 Withholding. Notwithstanding any other provision to this Agreement, Parent, Merger Sub, the Company, and the Surviving Corporation (and their respective Representatives) shall be entitled to deduct and withhold from any amount payable to any Person pursuant to this Agreement such amounts that are required to be deducted or withheld under the Code, or under any provision of state, local or non-U.S. Tax Law. To the extent that amounts are so deducted and withheld and paid or remitted over to the appropriate Authorities, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Notwithstanding the foregoing, Parent, Merger Sub, the Company and the Surviving Corporation shall use commercially reasonable efforts to provide recipients of consideration with a reasonable opportunity to provide documentation establishing exemptions from or reductions of such withholdings. In the case of any such payment payable to employees of the Company in connection with the Merger treated as compensation, the parties hereto shall cooperate to pay such amounts through the Company’s payroll to facilitate applicable withholding.

3.7 No Further Ownership Rights in Company Securities. At the Merger Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Capital Stock or other securities of the Company on the records of the Company. From and after the Merger Effective Time, the holders of shares of Company Capital Stock outstanding immediately prior to the Merger Effective Time (including any stock certificates evidencing such shares) shall cease to have any rights with respect to such shares of Company Capital Stock, except as otherwise provided for herein or by applicable Law.

3.8 Use of Proceeds. At Closing, the parties agree that Aggregate Merger Consideration shall be used to immediately pay the Parent’s accrued but unpaid expenses, including transaction expenses of which such unpaid expenses shall not exceed US$1,200,000, including but not limited to legal, accounting, auditing, any government agency, third party advisory fees (including any deferred advisory fees), extension fees, and any other fees in connection with the Transaction, provided that, subject to the Parent’s best efforts to negotiate with the underwriter, any deferred underwriter fees shall be paid via PubCo Common Stock in lieu of cash and the Aggregate Merger Consideration shall not be used to repay any obligations owed by the Sponsor. In the event the Parent cannot successfully negotiate the repayment of any deferred underwriter fees via PubCo Common Stock in lieu of cash, then the parties agree that repayment of deferred underwriter fees may be made via a method agreed upon by the underwriter and the Parent. Any remaining amount of the Aggregate Merger Consideration shall be used for working capital and general corporate purposes of the PubCo.

3.9 Adjustment to Founder Shares. 180 days after the Closing Date, in the event at Closing: (i) the Trust Account is fully redeemed during the Redemption; and (ii) the Sponsor holds 1,725,000 of Parent Class A Ordinary Shares, the Parent shall transfer or effectuate the transfer of 865,000 Parent Class A Ordinary Shares to the Company provided that the 30-day average of trading price exceeds $5.00. If any of the Trust Account is not redeemed during the Redemption or the Parent closes a PPM Investment Procured by Parent, a formula shall be used to increase the number of Parent Class A Ordinary Shares to be transferred to the Parent after the Closing Date, the formula of which is specified under Schedule 3.9.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Schedules, the Company hereby represents and warrants to Parent and Merger Sub as of the date of this Agreement and as of the Closing Date (except for representations and warranties that are made as of a specific date, which are made only as of such date) as set forth below. The Company is an early-stage development company whose U.S. operations have been primarily corporate formation, maintenance of the corporation, working capital funding, business development and related administrative and clerical work. The Company’s technology and product development, testing and regulatory approval has occurred and been conducted outside the United States. Each and every representation, warranty and other statement of the Company in this ARTICLE IV is made to the Knowledge of the Company without investigation and the absence of the phrase “Knowledge of the Company” or “to the Company’s Knowledge” in any section or subsection of this ARTICLE IV does not modify or alter the fact that each representation, warranty and any other statement in this ARTICLE IV is made to the Knowledge of the Company without investigation. Unless expressly stated otherwise in the Company Disclosure Schedules attached hereto, all statements and representations in the Company Disclosure Schedules are made to the Knowledge of the Company without investigation:

4.1 Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California. The Company has all power and authority, corporate and otherwise, and all governmental Permits, required to own, lease or otherwise hold, and operate, all of its properties and assets and to carry on the Business as presently conducted and as proposed to be conducted. The Company is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the Business or the ownership, leasing, holding or operation of its properties or assets makes such licensing, qualification or good standing necessary, except where the failure to be so licensed, qualified or in good standing has not had, and would not have, a Material Adverse Effect. The Company has offices located only at the addresses set forth on Company Schedule 4.1. The Company has made available to Parent, prior to the date of this Agreement, complete and accurate copies of the Company Certificate of Incorporation and other organizational documents of the Company, in each case as amended to the date hereof. The Company Certificate of Incorporation and other organizational documents of the Company are in full force and effect. The Company is not in material violation of any of the provisions of the Company Certificate of Incorporation or its other organizational documents.

4.2 Authorization. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Additional Agreement to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Company Stockholder Approval. The execution and delivery of this Agreement and each Additional Agreement to which the Company is or is required to be a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the Company’s board of directors in accordance with the Company’s organizational documents, the state laws of its then domicile state, any other applicable Law or any Contract to which the Company or any of its shareholders is a party or by which it or its securities are bound and (b) other than the Company Stockholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Additional Agreement to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Additional Agreement to which the Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Additional Agreement by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The Company’s board of directors, by resolutions duly adopted at a meeting duly called and held or by written consents in lieu of a meeting that were executed after Company board of directors’ deliberations about this Agreement and Additional Agreement to which the Company is or is required to be party and each transaction contemplated hereby and thereby (i) determined that this Agreement and the Merger and the other transactions contemplated hereby are advisable, fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement and the Merger and the other transactions contemplated by this Agreement in accordance with the DGCL, (iii) directed that this Agreement be submitted to the Company’s stockholders for adoption and (iv) resolved to recommend that the Company stockholders adopt this Agreement.

4.3 Governmental Authorization. Assuming the accuracy of the representations and warranties set forth in Section 5.3, none of the execution, delivery or performance by the Company of this Agreement or any Additional Agreement to which the Company is or will be a party, or the consummation of the Transactions, requires any consent, approval, license, Order or other action by or in respect of, or registration, declaration or filing with, any Authority, except for the filing of the Certificate of Merger and the PubCo COI with the Secretary of State of the State of Delaware pursuant to the DGCL.

4.4 HSR. The Company: (a) will be its own ultimate parent entity (as such term is defined in 16 C.F.R. §801.1(a)(3) and is interpreted by the Premerger Notification Office of the United States Federal Trade Commission (“PNO”)) at the time of Closing, and will not be controlled (as such term is defined in 16 C.F.R. §801.1(b) and is interpreted by the PNO) by any other person or entity (as such terms are defined in 16 C.F.R §801.1(a) and are interpreted by the PNO); and (b) at the time of Closing, will have less than $252.9 million of (i) annual net sales and (ii) total assets (each of (i) and (ii) as such defined by 16 C.F.R. §801.11).

4.5 Non-Contravention. Subject to the receipt of the Company Stockholder Approval, none of the execution, delivery or performance by the Company of this Agreement or any Additional Agreement to which the Company is or will be a party does or will (a) contravene or conflict with the organizational documents of the Company (including the Company Certificate of Incorporation), (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to the Company or by which any of the Company’s assets or properties is or may be bound, (c) except for the Contracts listed on Company Schedule 4.9 requiring the Company to obtain Company Consents (but only as to the need to obtain such Company Consents), constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company or require any payment or reimbursement or to a loss of any benefit relating to the Business to which the Company is entitled, or impose any other liability, directly or indirectly, on the Company, under any provision of any Permit, Contract or other instrument or obligations binding upon the Company or by which any of the Company’s assets or properties is or may be bound or any Permit, or (d) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Company’s assets or properties or any of the Equity Interests of the Company (including the Company Securities) except to the extent that the occurrence of any of the foregoing items set forth in clauses (b) through (d) would not, individually or in the aggregate, be, or reasonably be expected to be a Material Adverse Effect. Company Schedule 4.5 sets forth a true, correct and complete list of all Change of Control Payments and the amounts thereof, which Change of Control Payments, in the aggregate, do not exceed $3,000,000. The consummation of the Merger will constitute a Deemed Liquidation Event (as defined in the Company Certificate of Incorporation), and the treatment of the shares of Company Capital Stock set forth in this Agreement will comply in all respects with, and satisfy all requirements of, the Company Certificate of Incorporation.

4.6 Capitalization.

(a) The authorized capital stock of the Company consists of 100,000,000 Company Common Stock of which 7,328,670 shares of the Company Common Stock and 760,537 Common Warrants are currently issued and outstanding. No other shares of capital stock or other Equity Interests of the Company are issued, reserved for issuance or outstanding. A true and complete list of all of the Equity Interests issued or outstanding in the Company as of the date of this Agreement and the identity of the Persons that are the record and beneficial holders of record thereof is provided in Company Schedule 4.6(a) and there are no Equity Interests issued or outstanding in the Company as of the date of this Agreement except as set forth thereon. All of the issued and outstanding Equity Interests of the Company (i) are duly authorized, validly issued, fully paid and nonassessable, (ii) were issued and granted or allotted free and clear of all Liens, options, rights of first offer or refusal, purchase options, preemptive rights, subscription rights or any other similar rights, other than transfer restrictions under applicable securities Laws and the organizational documents of the Company, as applicable, (iii) were issued and granted or allotted in compliance in all material respects with applicable Law, and (iv) were issued in compliance with all purchase options, rights of first offer or refusal, preemptive rights, subscription rights or other similar rights (including under any provision of the California state law, the Company Certificate of Incorporation or any Contract to which the Company is a party or by which the Company or any of its assets or properties is bound). No stock certificates have been issued by the Company since its incorporation. The Company does not, directly or indirectly, own or hold any Equity Interests in any other Person.

(b) Other than Company Warrants set forth on Company Schedule 4.6(b) hereto, and except for securities issued or issuable in the PPM Investment conducted after the date of this Agreement and prior to Closing, there are no (i) no options, warrants, preemptive rights, calls, convertible securities, performance units, restricted stock units, restricted stock, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued Equity Interests of the Company or obligating the Company to issue or sell Equity Interests of, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for Equity Interests of the Company, (ii) outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Equity Interests of the Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person, (iii) treasury shares of capital stock of the Company, (iv) bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote, are issued or outstanding, (v) preemptive or similar rights to purchase or otherwise acquire shares or other Equity Interests of the Company pursuant to any provision of Law, the Company Certificate of Incorporation or any Contract to which the Company is a party, (vi) Liens (including any right of first refusal, right of first offer, proxy, voting trust, voting agreement or similar arrangement) (other than Permitted Liens), but excluding restrictions imposed by federal, state, or foreign securities laws and regulations, including all committees thereof, and of the Company Stockholders, and all consents to material actions taken thereby, are with respect to the shares or other Equity Interests of the Company (whether outstanding or issuable), or (vii) equity appreciation rights, participations, phantom equity, restricted shares, restricted share units, performance shares, contingent value rights or similar securities or rights with respect to the Company. There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements to which the Company is a party, or to the Company’s knowledge, among any holders of Equity Interests of the Company. The Company has not (A) redeemed or repaid any Equity Interest contrary to its organizational documents or the terms of issue of any Equity Interest, (B) bought back any shares or reduced its share capital or passed any resolution for the reduction of its share capital, or (C) agreed or offered, whether or not subject to any condition, to do any of the matters referred to in the foregoing clauses (A) and (B).

4.7 Corporate Records. All material proceedings of the Board of Directors of the Company, are reflected accurately in all material respects in the minutes and records contained in the corporate minute books of the Company and made available to Parent.

4.8 Subsidiaries. The Company does not directly or indirectly own, or hold any rights to acquire, any capital stock or any other securities or interests in any Person.

4.9 Consents. The Contracts listed on Company Schedule 4.9 are the only Contracts to which the Company is a party or by which the Company or any of the Company’s assets are bound, requiring a consent, approval, authorization, order or other action of, filing with or notice to any Person as a result of the execution, delivery and/or performance of this Agreement or any Additional Agreement to which the Company is or will be a party or the consummation of the Transactions (each of the foregoing, a “Company Consent”).

4.10 Financial Statements.

(a) As of the date of this Agreement, the Company has delivered to Parent (i) the unaudited balance sheet of the Company as of December 31, 2023 and the related unaudited statements of operations and cash flows for the year then ended (the “Company 2023 Unaudited Financial Statements”) and (ii) the unaudited balance sheet of the Company as of December 31, 2024 (the “Company 2024 Balance Sheet”) and the unaudited statement of operations for the year then ended (the “Company 2024 Statement of Operations”). The Company 2023 Unaudited Financial Statements, Company 2024 Balance Sheet and Company 2024 Statement of Operations have each been prepared, in all material respects, in accordance with U.S. GAAP consistently applied throughout the periods covered thereby (except, in the case of the Company 2024 Balance Sheet and Company 2024 Statement of Operations, for the exclusion of footnotes, schedules, statements of equity and statements of cash flow and disclosures required by U.S. GAAP) and each present fairly, in all material respects, the financial position of the Company as of the dates thereof and the results of operations of the Company for the periods reflected therein and each were derived from the Books and Records of the Company. The Company is not and has never been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b) Since December 31, 2024 (the “Balance Sheet Date”), except as required by applicable Law or U.S. GAAP, there has been no change in any accounting principle, procedure or practice followed by the Company or in the method of applying any such principle, procedure or practice.

(c) Except: (i) as specifically disclosed, reflected or fully reserved against on the Company 2024 Balance Sheet; (ii) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business of the Company consistent with past practices; (iii) for liabilities that are executory obligations arising under Contracts to which the Company is a party (none of which, with respect to the liabilities described in clause (ii) and this clause (iii), results from, arises out of, or relates to any breach or violation of, or default under, a Contract or applicable Law); (iv) for the Company Transaction Expenses; and (v) for liabilities set forth on Company Schedule 4.10(c), the Company does not have any liabilities, debts or obligations of any nature (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise) of the type required to be reflected on a balance sheet in accordance with U.S. GAAP.

(d) The Company does not have any Indebtedness, except for any debt securities or instruments issued or issuable in the PPM Investment and excluding amounts owed under the lease for Company’s U.S. offices.

(e) The Company does not maintain any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K under the Securities Act.

(f) The Company PCAOB Audited Financial Statements and the Company Unaudited Interim Financial Statements, when delivered by the Company in accordance with this Agreement for inclusion in the Registration Statement for filing with the SEC, will have been prepared, in all material respects, in accordance with U.S. GAAP consistently applied throughout the periods covered thereby, will present fairly, in all material respects, the financial position of the Company as of the dates thereof and the results of operations of the Company for the periods reflected therein, will have been derived from, and accurately reflect in all material respects, the Books and Records of the Company, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC and the Securities Act in effect as of such date, and, with respect to the Company PCAOB Audited Financial Statements, will have been audited by a PCAOB qualified auditor that was independent under Rule 2-01 of Regulation S-X under the Securities Act.

4.11 Books and Records. The Books and Records of the Company accurately and fairly, in reasonable detail, reflect the transactions and dispositions of assets of and the providing of services by the Company. The Company maintains procedures of internal controls sufficient to provide reasonable assurance that: (a) transactions are executed only in accordance with the respective management’s authorization; (b) all income and expense items are promptly and properly recorded for the relevant periods in accordance with the revenue recognition and expense policies maintained by the Company, as permitted by U.S. GAAP; and (c) access to assets is permitted only in accordance with the respective management’s authorization. The Books and Records of the Company have been properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

4.12 Internal Accounting Controls. The Company has established and maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (a) transactions are executed in accordance with the Company management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with the Company historical practices and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has not identified and has not received notice from any independent auditor of (x) any significant deficiency or material weakness in the system of internal controls utilized by the Company, (y) any material fraud that involves the Company’s management or other employees who have a significant role in the preparation of financial statements or the internal controls over financial reporting utilized by the Company or (z) any claim or allegation regarding any of the foregoing. The Company’s representation in this Section 4.12 is qualified by the inherent limitations in all controls systems, and no evaluation of internal controls can provide absolute assurance that all control issues and instances of fraud, if any, have been detected. Further, this Section 4.12 does not apply to Company operations outside of the United States.

4.13 Absence of Certain Changes.

(a) From the Balance Sheet Date until the date of this Agreement, (a) the Company has conducted in all material respects the Business in the ordinary course and in a manner consistent with past practice; (b) there has not been any Material Adverse Effect; and (c) the Company has not taken any action, or committed or agreed to take any action, that, if taken after the date of this Agreement and prior to the consummation of the Transactions, would require the consent of Parent pursuant to Section 6.1.

(b) No measures have been taken for the dissolution and liquidation or declaration of bankruptcy of the Company and no events have occurred which would justify any such measures to be taken, in particular (i) no order has been made, petition presented, resolution passed or meeting convened for the winding up, dissolution or liquidation of the Company and there are no proceedings under applicable insolvency, bankruptcy, composition, moratorium, reorganization, or similar laws and no events have occurred which would require the initiation of any such proceedings; and (ii) no receiver, liquidator, administrator, commissioner or similar official has been appointed in respect of the Company and no step has been taken for or with a view to the appointment of such a person. The Company is able to pay its debts in a timely manner.

4.14 Properties; Title to the Company’s Assets.

(a) All items of Tangible Personal Property have no defects, are in good operating condition and repair and function in accordance with their intended uses (ordinary wear and tear excepted), have been properly maintained and are suitable for their present uses and meet all specifications and warranty requirements with respect thereto. All of the Tangible Personal Property is located at the office of the Company.

(b) The Company has good, valid and marketable title in and to, or in the case of assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use all of the tangible assets reflected on the Company 2024 Balance Sheet. Except as set forth on Company Schedule 4.14(b), no such tangible asset is subject to any Lien other than Permitted Liens. The Company’s assets constitute all of the rights, property and other assets of any kind or description whatsoever, including goodwill, necessary for the Company to operate the Business immediately after the Closing in the same manner as the Business is currently being conducted.

4.15 Litigation. There is no Action pending or, to the Knowledge of the Company, threatened against or affecting the Company, any of the officers or directors of the Company (in their capacities as such), the Business, any of the Company’s assets or any Contract before any Authority that any manner challenges or seeks to prevent, enjoin, alter or delay the Transactions. There are no outstanding judgments against the Company. The Company is not, and has not been, subject to any Action, Order, settlement agreement or other similar written agreement by or with, or to the Knowledge of the Company, investigation by, any Authority.

4.16 Material Contracts.

(a) Company Schedule 4.16(a) lists, as of the date hereof, all of the Contracts (excluding Plans) to which the Company is a party or by which any of its assets or properties is bound and which are currently in effect, including any the following types of Contracts to which the Company is a party or by which any of its assets or properties is bound (collectively, such Contracts that are listed or are required to be listed on Company Schedule 4.16(a), “Material Contracts”). As of the date of this Agreement, the Company has made available to Parent true and complete copies of all Material Contracts, including amendments thereto that are material in nature:

(i) all Contracts that require annual or aggregate payments or expenses incurred by, or annual or aggregate payments or income to, the Company of $100,000 or more;

(ii) all sales, advertising, agency, lobbying, broker, sales promotion, market research, marketing or similar contracts and agreements, in each case requiring the payment of any commissions by the Company in excess of $100,000 annually;

(iii) all Contracts creating a joint venture, strategic alliance, limited liability company or partnership arrangement;

(iv) all Contracts relating to any acquisitions or dispositions of assets by the Company (other than acquisitions or dispositions of inventory in the ordinary course of business consistent with past practice);

(v) all Contracts under which the Company is obligated to pay royalties under a license for the use of Intellectual Property Rights, and all other material licensing Contracts, including those pursuant to which any Intellectual Property Rights are licensed by or to the Company and including material transfer agreements, services agreements, scientific advisory board agreements, coexistence agreements, and agreements with covenants not to sue, other than (A) “shrink wrap” or other licenses granting nonexclusive rights to use uncustomized software or hosted services that is generally commercially available to the public on standard or nondiscriminatory terms with license, maintenance, support, and other fees less than $500,000 per year, (B) customer, vendor or channel partner Contracts (including master services agreements, statements of work, work orders, services agreements and consulting agreements) substantially on Company’s standard forms entered into in the ordinary course of business consistent with past practice, (C) Contracts with the Company’s employees or contractors substantially on Company’s standard forms entered into in the ordinary course of business consistent with past practice, and (D) non-disclosure agreements entered into in the ordinary course of business consistent with past practice (collectively, the types of Contracts referenced in clauses (A) through (D), the “Standard Contracts”);

(vi) all Contracts (A) limiting or restricting, or purporting to limit or restrict, the freedom of the Company to compete or engage in any line of business or industry or business activity or in any geographic area; (B) that require the Company to conduct any business on a “most favored nations” basis with any third party; or (C) provide for “exclusivity” or any similar requirement in favor of any third party;

(vii) all Contracts relating to patents, trademarks, service marks, trade names, brands, copyrights, trade secrets and other Intellectual Property Rights of the Company, other than Standard Contracts, material transfer agreements, services agreements and scientific advisory board agreements;

(viii) all Contracts providing for guarantees, indemnification arrangements and other hold harmless arrangements made or provided by the Company, including all ongoing agreements for repair, warranty, maintenance, service, indemnification or similar obligations, other than Standard Contracts;

(ix) all Contracts with or pertaining to the Company to which any Affiliate of the Company is a party, other than any Contracts relating to such Affiliate’s status as a Company Securityholder;

(x) all Contracts relating to property or assets (whether real or personal, tangible or intangible) in which the Company holds a leasehold interest and which involve payments to the lessor thereunder in excess of $100,000 per year;

(xi) all Contracts creating or otherwise relating to outstanding Indebtedness (other than intercompany Indebtedness);

(xii) all Contracts relating to the voting or control of the Equity Interests of the Company or the election of directors of the Company (other than the organizational documents of the Company);

(xiii) all Contracts not cancellable by the Company with no more than sixty (60) days’ notice if the effect of such cancellation would result in monetary penalty to the Company in excess of $500,000 per the terms of such Contract;

(xiv) all Contracts that may be terminated, or the provisions of which may be altered, as a result of the consummation of the Transactions;

(xv) all collective bargaining or other agreements with a labor union or labor organization;

(xvi) all Contracts that address the provisions for business associate contracts required by HIPAA;

(xvii) all Contracts involving the payment of any earnout or similar contingent payment;

(xviii) all Contracts involving the settlement, conciliation or similar agreement of any Action or threatened Action;

(xix) all Contracts requiring any capital expenditure or capital commitment in excess of $500,000;

(xx) all Contracts with any Authority to which the Company is a party or any of its assets or properties is bound, other than any Permits;

(xxi) all Contracts involving research, development, clinical trial services or manufacturing services related to the development of micovesicle-based therapeutics; and

(xxii) all other Contracts that are material to the Business or the Company.

(b) Each Material Contract is a legal, valid and binding obligation of the Company, in full force, and effect, and enforceable by and against the Company and each counterparty that is party thereto. Neither the Company nor, to the Company’s Knowledge, any other party to a Material Contract, is in material breach, violation or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract nor has any Material Contract been cancelled by the other party. The Company has not assigned, delegated or otherwise transferred any of its rights or obligations under any Material Contract or granted any power of attorney with respect thereto. The Company has not received any claim of default under any such Material Contract, except for any such conflicts, violations, breaches, defaults or other occurrences which would not have a Material Adverse Effect. Except as would not have a Material Adverse Effect, no party to a Material Contract has given notice of or, to the Knowledge of the Company, threatened (A) any potential exercise of termination rights with respect to any Material Contract or (B) any non-renewal or modification of any Material Contract.

(c) Except as set forth on Company Schedule 4.16(c), none of the execution, delivery or performance by the Company of this Agreement or any Additional Agreement to which the Company is or will be a party or the consummation by the Company of the Transactions constitutes or will constitute a default under or gives rise or will give rise to any right of termination, cancellation or acceleration of any obligation of the Company or any right of termination or cancellation of any obligation of the counterparty thereto or to a loss of any material benefit to which the Company is entitled under any provision of any Material Contract.

(d) The Company is in compliance with all covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or Contracts establishing or evidencing any Indebtedness.

4.17 Licenses and Permits. The Company has made available to the Parent a true, correct and complete copy of each Permit. Such Permits are valid and in full force and effect, and none of the Permits will, assuming the related Company Consent identified in Company Schedule 4.9 has been obtained prior to the Closing Date, be terminated or impaired or become terminable as a result of the Transactions. The Company has, and has had for the past three (3) years, all Permits necessary to operate the Business, including those administered by any applicable Regulatory Authority that are necessary to conduct the Business. The Company is not in material breach or violation of, or material default under, any such Permit, has not failed to fulfill and perform any material obligations which are due under such Permits, and, to the Company’s Knowledge, no basis exists which, with notice or lapse of time or both, would constitute any such breach, violation or default or give any Authority grounds to suspend, revoke or terminate any such Permit. The Company has not received any notice from any Authority regarding any material violation of any Permit. There has not been and there is not any pending or, to the Company’s Knowledge, threatened Action, investigation or disciplinary proceeding by or from any Authority against the Company involving any Permit.

4.18 Compliance with Laws.

(a) The Company currently conducts and, since January 1, 2022, has conducted the Business, in all material respects, in compliance with, all applicable Laws and Orders. In regard to Business conducted in Japan by the Company, the Company has and is currently conducting Business, in all material respects, in compliance with, all applicable Laws and Orders. Since January 1, 2022, (i) no event has occurred or circumstance exists that (with or without notice or due to lapse of time) would reasonably constitute or result in a material violation by the Company of, or failure on the part of the Company to comply in all material respects with, or any liability suffered or incurred by the Company in respect of any material violation of or material noncompliance with, any Laws, Orders or policies of any Authority that are or were applicable to the Company or the conduct or operation of its business or the ownership or use of any of its assets and (ii) no Action is pending, or to the Knowledge of the Company, threatened, alleging any such violation or noncompliance by the Company. Without limiting the generality of the foregoing, except as set forth on Company Schedule 4.18(a), the Company is, and since January 1, 2022 has been, in material compliance with: (i) the Laws applicable to the Company due to the specific nature of the Business, including Data Protection Laws; (ii) the Foreign Corrupt Practices Act of 1977, as amended and any comparable or similar Law of any jurisdiction applicable to the Company (collectively, “Anti-Corruption Laws”); and (iii) every Law regulating or covering conduct in the workplace, including regarding sexual harassment or, on any legally impermissible basis, a hostile work environment. Except as set forth on Company Schedule 4.18(a), the Company has not been threatened or charged with or given notice by any Authority, or by internal report or allegation, of any violation of any Data Protection Law, Anti-Corruption Laws or any other applicable Law referred to in or generally described in foregoing sentence and, to the Company’s Knowledge, the Company is not under any investigations with respect to any such Law.

(b) Neither the Company nor, to the Knowledge of the Company, any director, officer, agent, employee, Affiliate or other Person (in each case, while acting on behalf of the Company) (i) is currently a Prohibited Party according to any U.S. Sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department or (ii) has (x) made or caused to be made an untrue statement of a material fact or fraudulent statement to any Authority, or (y) committed an act, made a statement, or failed to take any action or make a statement that, at the time such statement, disclosure, commission was made or failed to be made, in each case, would constitute a material violation of any applicable Law, including any Healthcare Law.

4.19 Intellectual Property.

(a) The following representation only applies to Intellectual Property Rights, registrations and applications or regulatory matters and proceedings under the laws of the United States of America and does not make representations about Intellectual Property Rights, registrations and applications or regulatory matters and proceedings outside of the United States. Company Schedules 4.19(a)(1) and 4.19(a)(2) sets forth a true, correct and complete list of all unexpired or pending registered Intellectual Property Rights and applications for registration of Intellectual Property Rights owned (whether exclusively, jointly with another Person or otherwise) or filed by the Company or in which the Company has or purports to have an exclusive interest of any nature. The Company has no registration or application for Intellectual Property Rights as of the date of this Agreement or the Closing Date. No Intellectual Property Right that is listed or required to be listed on Company Schedule 4.19(a), (i) has been adjudged by a court of competent jurisdiction to be invalid or unenforceable in whole or in part, or (ii) is challenged in any interference, opposition, reissue, reexamination, revocation or equivalent proceeding, and no such proceeding has been threatened with respect to any such Intellectual Property Rights.

(b) The Company is the sole and exclusive owner of each item of Intellectual Property Rights owned or purported to be owned by the Company (“Owned IPR”), including the items of Intellectual Property Rights identified on Company Schedules 4.19(a)(1) and 4.19(a)(2) as being owned by the Company (other than any co-owners disclosed on Company Schedule 4.19(a)), and Owned Software, free and clear of all Liens, other than Permitted Liens, or otherwise possesses the rights to use, sell, or license, as currently used, sold, or licensed in the Businesses all other Intellectual Property Rights used in or necessary to conduct the Business (“Company IPR”).

(c) Except as set forth on Company Schedule 4.19(c), there is no Intellectual Property Right owned by any third party that (i) is required by the Company to conduct its Business as currently conducted and (ii) the Company is not currently authorized to use. Except as set forth on Company Schedule 4.19(c), (A) the Company, the operation of the Business of the Company as currently conducted and the use of any Intellectual Property Rights in connection therewith, does not and did not, infringe, misappropriate or otherwise violate the Intellectual Property Rights, including rights of privacy, publicity and endorsement, of any third party, or constitute unfair competition or trade practices; (B) there is no infringement, misappropriation, or other violation by third parties of any Company IPR, and the Company has not sent to any Person any notice, charge, complaint, claim, or other assertion against such third Person claiming infringement or violation by or misappropriation of any Company IPR; (C) there has been no, and is no pending or threatened Action by any Person challenging the rights of the Company in or to any Company IPR; (D) there has been no, and is no, pending or threatened Action by any Person challenging the validity, enforceability or scope of any Company IPR; (E) there has been no, and is no, pending or threatened Action by any Person (nor has the Company received any claim (including unsolicited offers to license patents) from a third party) alleging that the Company’s use of any Intellectual Property Right or the conduct of the Business, infringes, misappropriates, or otherwise violates, or would, upon the commercialization of any product or service, infringe, misappropriate, or otherwise violate, any Intellectual Property Right of any other Person.

(d) The Company believes that it has taken commercially reasonable measures to maintain and protect all Company IPR and to maintain and protect the confidentiality of any trade secrets included in the Company IPR. This subsection (d) representation is qualified by the fact that the sophistication and frequency of unauthorized efforts by third parties to access corporate computer systems and communications steadily increases and no company can provide unconditional assurances about protecting confidential information or intellectual property.

(e) RESERVED.

(f) Except as disclosed on Company Schedule 4.19(f), each employee, agent, consultant and contractor who has contributed to or participated in the creation or development of any copyrightable, patentable or trade secret material on behalf of the Company or any predecessor in interest thereto either: (i) is a party to a “work-for-hire” agreement under which the Company is deemed to be the original owner/author of all property rights therein; (ii) has executed a valid written assignment or an agreement to assign in favor of the Company all right, title and interest in such material; or (iii) only with respect to rights that cannot be assigned pursuant to an agreement described in clause (i) or (ii) of this Section 4.19(f), has licensed to the Company rights to use such Intellectual Property Rights.

(g) RESERVED.

(h) RESERVED.

(i) The execution, delivery or performance by the Company of this Agreement or any of the Additional Agreements to which the Company is or will be a party or the consummation of the Transactions will not (i) cause any item of Company IPR, used or held for use by the Company immediately prior to the Closing, to not be owned, licensed or available for use by the Company on substantially the same terms and conditions immediately following the Closing or (ii) require any additional payment obligations by the Company in order to use or exploit any other such Intellectual Property Rights to the same extent as the Company was permitted before the Closing.

(j) Except with respect to the agreements listed on Company Schedule 4.16(a)(v), the Company is not obligated under any Contract to make any payments by way of royalties, fees, or otherwise to any owner or licensor of, or other claimant to, any Intellectual Property Rights.

(k) The Company believes that the Company’s information technology networks and software applications are free of all viruses, worms, Trojan horses and other material known contaminants and do not contain any bugs, errors, or problems of a material nature that would disrupt or have an adverse impact on the operation of the information technology networks and software applications. The Company has not received any notice of any claims, investigations, or alleged violations of law, regulation or contract with respect to Personal Information or information security-related incidents, nor has the Company notified, or been required by any Data Protection Law to notify, any person or entity of any Personal Information or information security-related incident. The Transactions will not result in the violation of any Data Protection Laws or the privacy policies of the Company.

4.20 Healthcare Laws.

(a) From January 1, 2022, to and including the Closing Date, the Company does not believe that the Company is conducting any activities or operations in the United States of America that would subject it to the Federal Food, Drug, and Cosmetic Act (“FDCA”); or (ii) the Public Health Service Act (“PHSA”). From January 1, 2022 to and including the Closing Date, the Company does not believe that it has violated any of the following Laws: (A) all federal or state criminal or civil fraud and abuse Laws (including, but not limited to, the federal Anti-Kickback Statute (42 U.S.C. §1320a-7(b)), the Civil Monetary Penalties Law (42 U.S.C. §1320a-7(a)), the Exclusion Law (42 U.S.C. §1320a-7), the Criminal False Statements Law (42 U.S.C. §1320a-7b(a), or the False Claims Act (31 U.S.C. §§3729 et seq. 42 U.S.C. §1320a-7b(a)). The Company has not, since January 1, 2022, received notification of any pending or threatened Action from a Regulatory Authority alleging that any operation or activity of the Company is in material violation of any applicable Healthcare Law.

4.21 Accounts Payable; Affiliate Loans.

(a) The Company does not have any accounts receivable. The accounts payable of the Company reflected on the Company 2024 Balance Sheet, and all accounts payable of the Company arising subsequent to the Balance Sheet Date, arose from bona fide transactions of the Company in the ordinary course of business consistent with past practice.

(b) The information set forth on Company Schedule 4.21(b) separately identifies any and all accounts, receivables or notes of the Company which are owed by any Affiliate of the Company, and except for such accounts, receivables or notes, the Company is not indebted to any of its Affiliates and no Affiliates are indebted to the Company.

4.22 Employees; Employment Matters.

(a) Company Schedule 4.22(a) sets forth a true, correct and complete list of each of the five highest compensated officers or employees of the Company as of the date hereof, setting forth the name, title, current salary or compensation rate for each such person and total compensation (including bonuses and commissions) paid to each such person for the fiscal year ended December 31, 2024.

(b) Except as set forth on Company Schedule 4.22(b), the Company is not a party to or subject to any collective bargaining agreement, or any similar agreement, and there has been no activity or proceeding by a labor union or representative thereof to organize any employees of the Company. There is no labor strike, material slowdown or material work stoppage or lockout pending or, threatened against or affecting the Company, and none of the Company has experienced any strike, material slowdown or material work stoppage, lockout or other collective labor action by or with respect to its employees.

(c) There are no pending or threatened Actions against the Company under any worker’s compensation policy or long-term disability policy. There is no unfair labor practice charge or complaint pending before any applicable governmental authority relating to the Company or any employee or other service provider thereof.

(d) The Company is and has been in compliance in all material respects with all applicable Laws relating to employment of labor, including all applicable Laws relating to wages, hours, overtime, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees and independent contractors, and the collection and payment of withholding or social security Taxes. The Company has met in all material respects all requirements required by Law relating to the employment of foreign citizens, and the Company does not currently employ, or has ever employed, any Person who was not permitted to work in the jurisdiction in which such Person was employed.

(e) No employee of the Company, in the ordinary course of his or her duties, has breached or will breach any obligation to a former employer in respect of any covenant against competition or soliciting clients or employees or servicing clients or any confidentiality or proprietary right of any former employer.

(f) No allegations of sexual harassment have been made to the Company against any individual in his or her capacity as director or an employee of the Company at a level of Senior Vice President or above.

(g) Except as set forth on Company Schedule 4.22(g), the Company has not paid or promised to pay any bonus to any employee in connection with the consummation of the Transactions.

4.23 Withholding. Except as disclosed on Company Schedule 4.23, all obligations of the Company applicable to its employees, whether arising by operation of Law, by Contract, by past custom or otherwise, or attributable to payments by the Company to trusts or other funds or to any governmental agency, with respect to unemployment compensation benefits, social security benefits or any other benefits for its employees through the date hereof have been paid or adequate accruals therefor have been made on the Company 2024 Balance Sheet, and all such obligations arising subsequent to the Balance Sheet Date have been or will be paid or adequate accruals therefore will be made on the Company Financial Statements. Except as disclosed on Company Schedule 4.23, all reasonably anticipated obligations of the Company with respect to such employees (except for those related to wages during the pay period immediately prior to the Closing Date and arising in the ordinary course of business), whether arising by operation of Law, by contract, by past custom, or otherwise, for salaries and holiday pay, bonuses and other forms of compensation payable to such employees in respect of the services rendered by any of them prior to the date hereof have been or will be paid by the Company prior to the Closing Date.

4.24 Employee Benefits.

(a) Company Schedule 4.24(a) sets forth a correct and complete list of all material form of offer letter or employment agreement and any other offer letter or employment agreement that deviates from a form. As of the date of this Agreement and the Closing Date, the Company has not previously adopted and does not have a Plan.

4.25 Real Property.

(a) Company Schedule 4.25 sets forth a true, correct and complete listing of all currently leased or subleased or otherwise used or occupied by (the “Leased Real Property”), and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments and modifications thereof, waivers thereto or guarantees thereof (collectively, the “Real Property Leases”), including the street address thereof and parties to such Real Property Leases. The Company has provided to Parent a true and complete copy of each of the Real Property Leases. The Company has good, valid and subsisting title to its respective leasehold estates in the offices described on Company Schedule 4.25, free and clear of all Liens, other than Permitted Liens. The Company has not breached or violated any local zoning ordinance, and no notice from any Person has been received by the Company or served upon the Company claiming any violation of any local zoning ordinance.

(b) With respect to ach of the Real Property Leases: (i) it is valid, binding and in full force and effect and enforceable in all respects against the Company and, to the Knowledge of the Company, each other party thereto; (ii) all rents and additional rents and other sums, expenses and charges due thereunder have been paid; (iii) the Company has been in peaceable possession of or otherwise been granted full access to the premises leased or used thereunder since the commencement of the original term thereof; (iv) no waiver, indulgence or postponement of the Company’s obligations thereunder has been granted by the lessor; (v) there exist no default or event of default thereunder by the Company or, to the Knowledge of the Company, by any other party thereto; (vi) there exists no occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default or event of default by the Company thereunder; (vii) there are no outstanding claims of breach or indemnification or notice of default or termination thereunder; and (viii) neither the Company nor any other party thereto has exercised any termination rights with respect thereto. The Company has not leased, licensed or otherwise granted use or occupancy rights with respect to any Leased Real Property or any portion thereof to any third party. The Leased Real Property is in a state of maintenance and repair in all material respects adequate and suitable for the purposes for which it is presently being used, and there is no material repair or restoration works likely to be required in connection with such Leased Real Property.

(c) The Company does not own, and has never owned, any Real Property. The Company is not obligated or bound by any options, obligations or rights of first refusal or contractual rights to sell, lease or acquire any Real Property (except under the Real Property Leases).

4.26 Tax Matters.

(a) The Company (i) has duly and timely filed all income and other material Tax Returns which are required to be filed by or with respect to it, or obtained extensions of time to file all such Tax Returns, and all such Tax Returns are true, correct, complete and accurate in all material respects, and (ii) has timely paid all income and other material Taxes and all income and other material Tax liabilities which have become due (whether or not shown as due on such Tax Returns). The unpaid Taxes or Tax liabilities of the Company (A) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Company 2024 Balance Sheet in accordance with U.S. GAAP and (B) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Return.

(b) The Company is not aware of any violations of applicable Laws in respect of reporting, payment, collection or withholding of Taxes.

(c) There are no audits, examinations or other Actions with respect to any Taxes or Tax Returns of the Company that are being conducted, pending or proposed in writing. No claim or deficiency has been asserted or assessed by any Authority against the Company for any material amount of Taxes that has not been paid or settled in full

(d) No statute of limitations in respect, the assessment or collection, of any Taxes of the Company has been waived or extended, which waiver or extension is in effect. The Company has not requested any extension of time within which to file any Tax Return (other than automatic extensions not requiring the consent of the applicable Taxing Authority), which Tax Return has since not been filed.

(e) The Company has not applied for, or requested, a ruling, administrative relief or technical advice from any Taxing Authority, which could be binding on Parent, Merger Sub, the Company, the Surviving Corporation or any of their respective Affiliates after the Closing Date. No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect the Company.

(f) There is no Lien (other than Permitted Liens) for Taxes upon the Company or any of the assets of the Company.

(g) No claim has ever been made by a Taxing Authority in a jurisdiction where the Company has not paid any Tax or does not file Tax Returns that the Company is or may be subject to taxation by, or required to file a Tax Return in, such jurisdiction.

(h) The Company is not nor has it ever been subject to Tax in any country other than the country of incorporation of the Company by virtue of having a permanent establishment (within the meaning of an applicable Tax treaty) or other place of business in that country, and the Company is and has always been tax resident solely in its country of incorporation.

(i) The Company (i) has not been a member of a consolidated, combined, unitary, affiliated or other group for Tax purposes (other than a group the common parent of which is the Company) except as disclosed on Company Schedule 4.26(i) and (ii) has no liability for the Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local or non-U.S. Tax Law), as a transferee or successor, by Contract (other than Contracts entered into in the ordinary course of business and the primary purpose of which is not Tax) or otherwise. The Company is not, and has never been, a party to or bound by any Tax sharing, allocation, or indemnification Contract or similar Contract (other than any Tax sharing, allocation or indemnity provisions in Contracts entered into the ordinary course of business and the primary purpose of which is not Tax).

(j) The Company will not be required to include any material amount in taxable income or exclude any material item of deduction from taxable income for any taxable period (or a portion thereof) ending after the Closing Date as a result of any: (i) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of any state, local or non-U.S. Tax Law) executed on or prior to the Closing Date, (ii) an installment sale or open transaction made on or prior to the Closing Date, (iii) an advance or prepaid amount or deferred revenue realized or received by the Company prior to the Closing, (iv) use of an improper method of accounting for any taxable period (or portion thereof) ending on or prior to the Closing Date, (v) a change in the accounting method of the Company pursuant to Section 481 of the Code (or any corresponding or similar provision of any state, local or non-U.S. Tax Law) for a taxable period (or portion thereof) ending on or prior to the Closing Date, (vi) any inclusion under Section 951(a) or Section 951A of the Code with respect to income earned or accrued in a taxable period (or portion thereof) ending on or prior to the Closing Date or (vii) otherwise as a result of a transaction or accounting method that accelerated an item of deduction into periods ending on or before the Closing Date or a transaction or accounting method that deferred an item of income into periods beginning after the Closing Date.

4.27 Environmental Laws. The Company has not received any notice of any alleged claim, violation of or liability under any Environmental Law which has not heretofore been cured or for which there is any remaining liability. There are no Hazardous Materials in, on or under any properties owned, leased or used at any time by the Company that could give rise to any material liability or corrective or remedial obligation of the Company under any Environmental Laws.

4.28 Finders’ Fees. Except as set forth on Company Schedule 4.28, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any of its Affiliates who might be entitled to any fee or commission from the Company, Merger Sub, Parent or any of their Affiliates upon consummation of the Transactions.

4.29 Powers of Attorney and Suretyships. The Company does not have any general or special powers of attorney outstanding (whether as grantor or grantee thereof) or any obligation or liability (whether actual, accrued, accruing, contingent or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person.

4.30 Directors and Officers. Company Schedule 4.30 sets forth a true, correct and complete list of all directors and officers of the Company.

4.31 Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.

(a) The Company, its directors, officers and employees and= its other Representatives (in each case, while acting on behalf of the Company): (i) are and have been in compliance with economic or financial sanctions, trade embargoes or restrictions administered, enacted or enforced by any Authority (collectively, “Sanctions”); and (ii) are and for the five years prior to the date hereof have been in compliance with Anti-Corruption Laws and applicable Laws related to (A) export controls, including the U.S. Export Administration Regulations, 15 C.F.R. §§ 730, et seq., and any other equivalent or comparable Laws of other countries (collectively, “Export Control Laws”), (B) anti-money laundering, including the Money Laundering Control Act of 1986, 18 U.S.C. §§ 1956, 1957, and any other equivalent or comparable Laws of other countries (collectively, “Anti-Money Laundering Laws”), (C) anti-boycott regulations, as administered by the U.S. Department of Commerce, and (D) importation of goods, including Laws administered by the U.S. Customs and Border Protection, Title 19 of the U.S.C. and C.F.R., and any other equivalent or comparable Laws of other countries (collectively, “International Trade Control Laws”).

(b) Neither the Company nor any of its directors, officers or employees, nor any other Representative of the Company, is or is unlawfully acting under the direction of, on behalf of or for the benefit of a Person that is (i) the subject or target of Sanctions; (ii) designated on any applicable Sanctions or similar lists administered by an Authority, including the U.S. Department of the Treasury’s Specially Designated Nationals List, the U.S. Department of Commerce’s Denied Persons List and Entity List, the U.S. Department of State’s Debarred List, HM Treasury’s Consolidated List of Financial Sanctions Targets and the Investment Bank List, or any similar list enforced by any other relevant Authority, as amended from time to time, or any Person 50% or greater owned or, as applicable, controlled by any of the foregoing (collectively, “Prohibited Party”); (iii) located, organized or ordinarily resident in a country or territory that is, or whose government is, the subject or target of comprehensive Sanctions, including, as of the date of this Agreement, Crimea, the so-called Donetsk People’s Republic or Luhansk People’s Republic regions of Ukraine, Cuba, Iran, North Korea, and Syria (collectively, “Sanctioned Countries”); or (iv) an officer or employee of any Authority or public international organization, or officer of a political party or candidate for political office. Neither the Company nor any Representative of the Company (while acting on behalf of the Company), (A) has since April 24, 2019, participated in any unlawful transaction involving a Prohibited Party, or any Sanctioned Country (or the government thereof), (B) to the Knowledge of the Company, has in the past five years exported (including deemed exportation) or re-exported, directly or indirectly, any commodity, software, technology, or services in violation of any Export Control Laws, or (C) has in the past five years participated in any transaction in violation of or connected with any purpose prohibited by Anti-Corruption Laws or any International Trade Control Laws, including support for international terrorism and nuclear, chemical, or biological weapons proliferation.

(c) The Company has not received notice of, nor been since April 24, 2019, the subject of, any investigation, inquiry or enforcement proceedings by any Authority regarding any Sanctions and there are no circumstances likely to give rise to any Sanctions against the Company.

(d) The Company has not received notice of, nor has it or any of its Representatives (while acting on behalf of the Company) been, in the five years prior to the date hereof (or since April 24, 2019 in relation to Sanctions), the subject of, any investigation, inquiry or enforcement proceedings by any Authority regarding any offense or alleged offense under Anti-Corruption Laws, Export Control Laws, Anti-Money Laundering Laws, or International Trade Control Laws (including by virtue of having made any disclosure relating to any offense or alleged offense) and, to the Knowledge of the Company, there are no circumstances likely to give rise to any such investigation, inquiry or proceeding.

4.32 Insurance. All forms of insurance owned or held by and insuring the Company or the Business are set forth on Company Schedule 4.32 (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy), and such policies are legal, valid, binding, enforceable and in full force and effect. All premiums with respect to such policies covering all periods up to and including the Closing Date have been or will be paid when due, and no notice of cancellation or termination has been received with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation or termination. There is no existing default or event which, with or without the passage of time or the giving of notice or both, would constitute noncompliance with, or a default under, any such policy or entitle any insurer to terminate or cancel any such policy. Such policies will not in any way be affected by or terminate or lapse by reason of the Transactions. The insurance policies to which the Company is a party are sufficient for compliance with all requirements of all Contracts to which the Company is a party or by which the Company or any of its assets or properties are bound. The Company has not been refused any insurance with respect to its assets or operations or had its coverage limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance. The Company does not have any self-insurance or co-insurance arrangements. The Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim. No event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. The Company has not made any claim against an insurance policy as to which the insurer has denied coverage.

4.34 Top Customers, Vendors, and Suppliers.

(a) As of the date hereof, the Company currently has no customers.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the Parent Schedules or as disclosed in the Parent SEC Documents filed with or furnished to the SEC prior to the date of this Agreement (other than any risk factor disclosures or other similar cautionary or predictive statements therein), Parent and Merger Sub (the “Parent Parties”) hereby represent and warrant to the Company as of the date of this Agreement and as of the Closing Date (except for representations and warranties that are made as of a specific date, which are made only as of such date).

5.1 Corporate Existence and Power. The Parent and Merger Sub are each duly incorporated, validly existing and in good standing under the laws of their respective jurisdiction of incorporation. Parent has all power and authority, corporate and otherwise, and all governmental Permits, required to own, lease or otherwise hold, and operate, all of its properties and assets and to carry on its business as presently conducted. Merger Sub does not hold and has not held any material assets or incurred any material liabilities and has not carried on any business activities other than in connection with the Merger.

5.2 Authorization.

(a) The Parent Parties have all requisite power and authority to execute, deliver and perform this Agreement and the Additional Agreements to which they are or will be parties and to consummate the Transactions, in the case of Parent, subject to receipt of the Parent Shareholder Approval. The execution, delivery and performance by the Parent Parties of this Agreement and the Additional Agreements to which they are or will be a party, and the consummation by the Parent Parties of the Transactions have been duly authorized by all necessary action on the part of the Parent Parties, in the case of Parent, subject to receipt of the Parent Shareholder Approval. This Agreement constitutes, and, upon the execution and delivery thereof, each Additional Agreement to which the Parent Parties are or will be a party will constitute, a valid and legally binding agreement of Parent Parties, enforceable against Parent Parties in accordance with its terms.

(b) By resolutions duly adopted (and not thereafter modified or rescinded) by the requisite vote of Parent’s Board of Directors (including the transaction committee and any other required committee or subgroup of such board), on behalf of itself and in Parent’s capacity as the sole shareholder of Merger Sub, Parent’s Board of Directors has, as of the date of this Agreement (i) declared the advisability of the Transactions, (ii) determined that the Transactions are in the best interests of the Parent Shareholders, (iii) determined that the Merger constitute a “Business Combination” as such term is defined in the Parent Articles, and (iv) recommended to the Parent Shareholders to adopt and approve each of the Parent Proposals (the “Parent Board Recommendation”).

(c) Approval by the affirmative vote of the holders of the requisite number of Parent Ordinary Shares under the Parent Articles and the Cayman Companies Act, present in person or by proxy and entitled to vote thereon, and who vote at the Parent Shareholder Meeting (assuming a quorum is present) required to approve the Required Parent Proposals, the Director Election Proposal, and the Equity Plan Proposal (the approval of all of the Required Parent Proposals, the Director Election Proposal, and the Equity Plan Proposal, collectively, the “Parent Shareholder Approval”) are the only votes of the holders of any of Parent Ordinary Shares necessary for Parent to adopt this Agreement and approve the Merger and the consummation of the other Transactions.

5.3 Governmental Authorization. Assuming the accuracy of the representations and warranties set forth in Section 4.3, none of the execution, delivery or performance by the Parent Parties of this Agreement or any Additional Agreement to which the Parent Parties are or will be a party, or the consummation of the Transactions, requires any consent, approval, license, Order, or other action by or in respect of, or registration, declaration or filing with, any Authority, except for (a) any SEC or Nasdaq filings and approval required to consummate the Transactions, (b) filing with the Secretary of the State of Delaware a Certificate of Domestication with respect to the Domestication, (c) filings required to be made with the Cayman Registrar in connection with the Domestication, and (d) the filings of the Certificate of Merger and the PubCo COI with the Secretary of the State of Delaware pursuant to the DGCL.

5.4 HSR. Parent: (a) will be its own ultimate parent entity (as such term is defined in 16 C.F.R. § 801.1(a)(3) and is interpreted by the PNO at the time of Closing, and will not be controlled (as such term is defined in 16 C.F.R. §801.1(b) and is interpreted by the PNO) by any other person or entity (as such terms are defined in 16 C.F.R §801.1(a) and are interpreted by the PNO); and (b) at the time of Closing, will have less than $252.9 million of (i) annual net sales and (ii) total assets (each of (i) and (ii) as such defined by 16 C.F.R. §801.11).

5.5 Non-Contravention. Subject to the receipt of the Parent Shareholder Approval, none of the execution, delivery or performance by the Parent Parties of this Agreement or any Additional Agreement to which the Parent Parties are or will be a party does or will (a) contravene or conflict with the organizational documents of the Parent Parties (including the Parent Articles), or (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to any of the Parent Parties or by which any of the assets or properties of any Parent Party is or may be bound, (c) except for the Contracts listed on Parent Schedule 5.5(i) requiring Parent to obtain Parent Consents (but only as to the need to obtain such Parent Consent), constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of Parent or require any payment or reimbursement or impose any other liability, directly or indirectly, on any Parent Party under any provision of any Permit, Contract or other instrument or obligations binding upon any Parent Party or by which any of the assets or properties of any Parent Party is or may be bound or any Permit, except to the extent that the occurrence of any of the foregoing items set forth in clauses (b) or (c) would not, individually or in the aggregate, reasonably be expected to impede the ability of the Parent Parties to consummate the Transactions. The Contracts listed on Parent Schedule 5.5(i) are the only Contracts to which any Parent Party is a party or by which any Parent Party or any of the assets of any Parent Party are bound, requiring a consent, approval, authorization, order or other action of, filing with or notice to any Person as a result of the execution, delivery and/or performance of this Agreement or any Additional Agreement to which any Parent Party is or will be a party or the consummation of the Transactions (each of the foregoing, a “Parent Consent”).

5.6 Finders’ Fees. Except for the Persons identified on Parent Schedule 5.6, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Parent Parties or their Affiliates who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the Transactions.

5.7 Capitalization.

(a) The Parent is authorized to issue up to 450,000,000 Class A ordinary shares, par value $0.0001 per share, and 50,000,000 Class B ordinary shares, par value $0.0001 per share. Of the authorized Parent Class A Ordinary Shares, 8,929,500 shares are issued and outstanding as of the date of this Agreement, of the 50,000,000 Parent Class B Shares, no share is issued and outstanding as of the date of this Agreement. Except as contemplated by this Agreement or any of the Additional Agreements, no other share capital or other voting securities of Parent are issued, reserved for issuance or outstanding. All issued and outstanding Parent Ordinary Shares are duly authorized, validly issued, fully paid and nonassessable and are not subject to, and were not issued in violation of, any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Companies Act, Parent Articles or any contract to which Parent is a party or by which Parent is bound. Except as set forth in the Parent Articles, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any Parent Ordinary Shares or any capital equity of Parent. There are no outstanding contractual obligations of Parent to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(b) Except as expressly contemplated by this Agreement, the Additional Agreements, the Parent SEC Documents or the Transactions (including the PPM Investment) or as otherwise mutually agreed to by the Company and Parent, there are no outstanding Equity Interests that could require Parent to issue, sell or otherwise cause to become outstanding, or to acquire, repurchase or redeem, any Equity Interests of Parent or securities convertible into or exchangeable for Equity Interests of Parent.

(c) The Merger Sub is authorized to issue 100 shares, par value $0.0001 per share (“Merger Sub Common Stock”), of which 100 shares of Merger Sub Common Stock are issued and outstanding as of the date hereof. No other shares or other voting securities of Merger Sub are issued, reserved for issuance or outstanding. All issued and outstanding shares of Merger Sub Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to, and were not issued in violation of, any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Merger Sub’s organizational documents or any contract to which Merger Sub is a party or by which Merger Sub is bound. There are no outstanding contractual obligations of Merger Sub to repurchase, redeem or otherwise acquire any shares of Merger Sub Common Stock or any equity capital of Merger Sub. There are no outstanding contractual obligations of Merger Sub to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

5.8 Information Supplied. None of the information supplied or to be supplied by the Parent Parties expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to the Parent Shareholders with respect to the solicitation of proxies to approve the transactions contemplated by this Agreement and the Additional Agreements, if applicable, will, at the date of filing or mailing, at the time of the Parent Shareholder Meeting, the Domestication Effective Time, or at the Merger Effective Time, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Parent or included in the Parent SEC Documents, the Additional Parent SEC Documents (as defined below), the Registration Statement or any Other Filing).

5.9 Trust Account. As of the date of this Agreement, Parent has at least $72,099.127.80 in the trust account established by Parent for the benefit of its public shareholders (the “Trust Account”) maintained by Continental Stock Transfer & Trust Company (the “Trustee”) and such monies are invested in “government securities” (as such term is defined in the Investment Company Act of 1940) and held in trust by the Trustee pursuant to the Investment Management Trust Agreement dated as of March 20, 2024, between Parent and the Trustee (the “Trust Agreement”). The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms and has not been amended or modified. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Parent SEC Documents to be inaccurate in any material respect or that would entitle any Person (other than Parent Shareholders holding Parent Class A Ordinary Shares sold in Parent’s IPO who shall have elected to redeem their Parent Class Ordinary A Shares pursuant to the Parent Articles) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement and the Parent Articles. The Parent has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and, to the Knowledge of Parent, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder. There are no claims or proceedings pending with respect to the Trust Account.

5.10 Parent SEC Documents and Financial Statements.

(a) Parent has, since the IPO, filed all forms, reports, schedules, statements and other documents required to be filed or furnished by Parent with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto (all of the foregoing filed prior to the date of this Agreement, the “Parent SEC Documents”) and will have filed all such forms, reports, schedules, statements and other documents (except for the Registration Statement, the Proxy Statement/Prospectus, and any other forms reports, schedules, statements and other documents filed or furnished with respect to the Transactions) required to be filed on or subsequent to the date of this Agreement through the Closing Date (the “Additional Parent SEC Documents”). All of the Parent SEC Documents, Additional Parent SEC Documents, any correspondence from or to the SEC or Nasdaq (other than such correspondence in connection with the IPO of Parent) and all certifications and statements required by: (i) Rule 13a-14 or 15d-14 under the Exchange Act; or (ii) 18 U.S.C. § 1350 (Section 906) of the Sarbanes-Oxley Act with respect to any of the foregoing (collectively, the “Public Certifications”) are available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system (EDGAR) in full without redaction.

(b) The Parent SEC Documents were, and the Additional Parent SEC Documents will be, prepared in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Parent SEC Documents did not, and the Additional Parent SEC Documents will not, at the time they were or are filed (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), as the case may be, with the SEC contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each director and executive officer of Parent has filed with the SEC on a timely basis all statements required with respect to Parent by Section 16(a) of the Exchange Act and the rules and regulations thereunder. The Public Certifications are, or will be, each true and correct as of their respective dates of filing. As used in this Section 5.10(b), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or Nasdaq.

(c) The financial statements and notes contained or incorporated by reference in the Parent SEC Documents (the “Parent Financial Statements”) fairly present, and the financial statements and notes to be contained in or to be incorporated by reference in the Additional Parent SEC Documents will fairly present, the financial condition and the results of operations, changes in shareholders’ equity and cash flows of Parent as at the respective dates of, and for the periods referred to, in such financial statements, all in accordance with: (i) U.S. GAAP; and (ii) Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable.

(d) Parent has no off-balance sheet arrangements that are not disclosed in the Parent SEC Documents. No financial statements other than those of Parent and Merger Sub are required by U.S. GAAP to be included in the Parent Financial Statements.

(e) The issued and outstanding Parent Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “HLXB.” There is no action or proceeding pending or, to the Knowledge of Parent, threatened against Parent by Nasdaq or the SEC with respect to any intention by such entity to deregister the Parent Class A Ordinary Shares or terminate the listing of Parent on Nasdaq. Except in connection with the Transactions, none of Parent or any of its Affiliates has taken any action in an attempt to terminate the registration of the Parent Class A Ordinary Shares under the Exchange Act.

(f) Except as not required in reliance on exemptions from various reporting requirements by virtue of Parent’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Parent is made known to Parent’s principal executive officer and its principal financial officer by others within the entity, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic reports required under the Exchange Act. Since the consummation of the IPO, Parent has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of the Parent Financial Statements for external purposes in accordance with U.S. GAAP.

5.11 Certain Business Practices. Neither Parent nor any director, officer or employee of Parent, nor, to the Knowledge of Parent, any other Representative of Parent, has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials, employees or political parties or campaigns, (c) violated any Anti-Corruption Law, including any provision of the Foreign Corrupt Practices Act of 1977 or (d) made any other unlawful payment. Neither Parent nor any director, officer or employee of Parent nor, to the Knowledge of Parent, any other Representative of Parent has, since the IPO, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, Authority employee or other Person in order to assist Parent in connection with any actual or proposed transaction, which, if not given or continued in the future, would reasonably be expected to (i) adversely affect the business of Parent and (ii) subject Parent to suit or penalty in any private or governmental Action.

5.12 Anti-Money Laundering Laws. The operations of Parent are and have at all times been conducted in compliance with the Anti-Money Laundering Laws in all material respects, and no Action involving Parent with respect to the Anti-Money Laundering Laws is pending or, to the Knowledge of Parent, threatened.

5.13 Affiliate Transactions. Parent has made available to the Company true and complete copies of, all Contracts between (a) Parent, on the one hand, and (b) any Parent Related Party, on the other hand, other than (x) Contracts entered into after the date of this Agreement that are either permitted or entered into in accordance with this Agreement or (y) Contracts disclosed in the Parent SEC Documents. No Parent Related Party (A) owns any interest in any material asset used in the business of Parent, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material client, supplier, customer, lessor or lessee of Parent or (C) owes any material amount to, or is owed any material amount by, directly or indirectly, Parent or Merger Sub. All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 5.13 are referred to herein as “Parent Related Party Transactions.” “Parent Related Party” shall mean any Affiliate of either Parent or the Sponsor, or any of their respective current employees or current or former directors, officers, general partners (including the Sponsor), managers, controlling persons or any immediate family members or Affiliate of any of the foregoing Persons.

5.14 Litigation. There is no (a) Action pending, or, to the Knowledge of Parent, threatened against either Parent Party or that affects its or their assets or properties, or (b) Order outstanding against either Parent Party or that affects its or their assets or properties. Neither either Parent Party is party to a settlement or similar agreement regarding any of the matters set forth in the preceding sentence that contains any ongoing obligations, restrictions or liabilities (of any nature) that are material to either Parent Party.

5.15 Expenses, Indebtedness and Other Liabilities. Except as set forth in the Parent SEC Documents, neither Parent Party has any Indebtedness or other liabilities, except as incurred in the ordinary course of business or as a result of its activities in connection with the Domestication, Merger, and the other Transactions.

5.16 Tax Matters.

(a) Each of the Parent Parties (i) has duly and timely filed all income and other material Tax Returns which are required to be filed by or with respect to it, and all such Tax Returns are true, correct, complete and accurate in all material respects, and (ii) has timely paid all income and other material Taxes and all income and other material Tax liabilities which have become due (whether or not shown as due on such Tax Returns). The unpaid Taxes or Tax liabilities of the Parent Parties (A) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Parent Financial Statements in accordance with U.S. GAAP and (B) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Parent Parties in filing its Tax Returns.

(b) Each of the Parent Parties has complied in all material respects with all applicable Laws relating to the reporting (including any information reporting), payment, collection and withholding of Taxes and has duly and timely withheld or collected and paid or remitted over to the applicable Taxing Authority all material amount of Taxes required to be withheld or collected and paid or remitted by such applicable Parent Party in connection with amounts paid or owing to any employee, creditor, stockholder, shareholder, independent contractor or other third party.

(c) There are no audits, examinations or other Actions with respect to any Taxes or Tax Returns of the Parent Parties that are being conducted, pending or proposed in writing. No claim or deficiency has been asserted or assessed by any Authority against the Parent Parties for any material amount of Taxes that has not been paid or settled in full.

(d) No statute of limitations in respect, the assessment or collection, of any Taxes of the Parent Parties has been waived or extended, which waiver or extension is in effect. The Parent Parties have not requested any extension of time within which to file any Tax Return (other than automatic extensions not requiring the consent of the applicable Taxing Authority), which Tax Return has since not been filed.

(e) The Parent Parties have not applied for, or requested, a ruling, administrative relief or technical advice from any Taxing Authority, which could be binding on Parent, Merger Sub, the Company, the Surviving Corporation or any of their respective Affiliates after the Closing Date. No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect the Parent Parties.

(f) There is no Lien (other than Permitted Liens) for Taxes upon the Parent Parties or any of the assets of the Parent Parties.

(g) No claim has ever been made by a Taxing Authority in a jurisdiction where the Parent Parties have not paid any Tax or do not file Tax Returns that the Parent Parties are or may be subject to taxation by, or required to file a Tax Return in, such jurisdiction.

(h) The Parent Parties are not nor have ever been subject to Tax in any country other than the country of incorporation of the Parent Parties by virtue of having a permanent establishment (within the meaning of an applicable Tax treaty) or other place of business in that country, and the Parent Parties are and has always been tax resident solely in its country of incorporation.

(i) None of the Parent Parties (i) has been a member of a consolidated, combined, unitary, affiliated or other group for Tax purposes (other than a group the common parent of which is Parent) and (ii) has any liability for the Taxes of any Person (other than the Parent Parties) under Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local or non-U.S. Tax Law), as a transferee or successor, by Contract (other than Contracts entered into in the ordinary course of business and the primary purpose of which is not Tax) or otherwise. The Parent Parties are not, and has never been, a party to or bound by any Tax sharing, allocation, or indemnification Contract or similar Contract (other than any Tax sharing, allocation or indemnity provisions in Contracts entered into the ordinary course of business and the primary purpose of which is not Tax).

(j) The Parent Parties will not be required to include any material amount in taxable income or exclude any material item of deduction from taxable income for any taxable period (or a portion thereof) ending after the Closing Date as a result of any: (i) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of any state, local or non-U.S. Tax Law) executed on or prior to the Closing Date, (ii) an installment sale or open transaction made on or prior to the Closing Date, (iii) an advance or prepaid amount or deferred revenue realized or received by the Parent Parties prior to the Closing, (iv) use of an improper method of accounting for any taxable period (or portion thereof) ending on or prior to the Closing Date, (v) a change in the accounting method of the Parent Parties pursuant to Section 481 of the Code (or any corresponding or similar provision of any state, local or non-U.S. Tax Law) for a taxable period (or portion thereof) ending on or prior to the Closing Date, (vi) any inclusion under Section 951(a) or Section 951A of the Code with respect to income earned or accrued in a taxable period (or portion thereof) ending on or prior to the Closing Date or (vii) otherwise as a result of a transaction or accounting method that accelerated an item of deduction into periods ending on or before the Closing Date or a transaction or accounting method that deferred an item of income into periods beginning after the Closing Date.

(k) The Parent Parties are in compliance in all material respects with all applicable transfer pricing Laws, including the execution and maintenance of contemporaneous documentation substantiating transfer pricing practice and methodologies.

(l) The Parent Parties are not, and never have been, “United States real property holding corporations” within the meaning of Section 897(c)(2) of the Code.

(m) None of the Parent Parties has been a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(n) Each of the Parent Parties is and has been treated as a “C” corporation for U.S. federal (and applicable state and local) income Tax purposes since the date of its formation.

(o) The Parent Parties have not engaged in, or been a party to, a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) or any other transaction requiring disclosure under analogous provisions of state, local or non-U.S. Tax Law.

(p) The Parent Parties have not taken or agreed to take any action, and are not aware, after reasonable diligence, of the existence of any facts or circumstances that could, reasonably be expected to prevent or impede the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment.

5.17 Parent Benefit Arrangements. Parent and Merger Sub have never, and do not currently, maintain, sponsor or contribute to, or have any liability pursuant to any plan, program or arrangement that would fall under the definition of “Plan” determined as if such definition referenced Parent and Merger Sub, as applicable, instead of the Company. Other than any officers as described in the Parent SEC Documents, Parent and Merger Sub have never employed any employees. Other than repayment of working capital loans or cash advances made by, or reimbursement of any out-of-pocket expenses incurred by, Parent’s officers and directors in connection with activities on Parent’s behalf, neither Parent nor Merger Sub has any unsatisfied material liability with respect to any officer or director.

5.18 Business Activities; Contracts and Liabilities.

(a) Since its incorporation, Parent has not conducted any business activities other than activities (i) in connection with or incident or related to its incorporation or continuing corporate (or similar) existence, (ii) directed toward the accomplishment of a business combination, including those incident or related to or incurred in connection with the negotiation, preparation or execution of this Agreement or any Additional Agreements, the performance of its covenants or agreements in this Agreement or any Additional Agreements or the consummation of the Transactions or (iii) those that are administrative, ministerial or otherwise immaterial in nature.

(b) There is no Contract binding upon Parent or to which Parent is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it or its Subsidiaries, any acquisition of property by it or its Subsidiaries or the conduct of business by it or its Subsidiaries (including, in each case, following the Closing).

(c) Except as set forth on Section 5.18(c) of the Parent Schedules, as of the date of this Agreement, Parent has no Indebtedness.

5.19 No Undisclosed Liabilities. Except for the liabilities (a) set forth in Parent Schedules Section 5.19, (b) that are either permitted pursuant to or incurred in accordance with this Agreement, (c) incurred in the ordinary course of business of the Parent consistent with past practices, (d) for liabilities that are executory obligations arising under Contracts to which Parent is a party (none of which, with respect to the liabilities described in clause (c) and this clause (d), results from, arises out of, or relates to any breach or violation of, or default under, a Contract or applicable Law), (e) for the Parent Transaction Expenses or (f) set forth or disclosed in the Parent Financial Statements included in the Parent SEC Documents, Parent has no liabilities of the type required to be set forth on a balance sheet in accordance with GAAP.

ARTICLE VI
COVENANTS OF THE PARTIES

6.1 Conduct of Business. Each of the Company and Parent covenants and agrees that:

(a) From the date hereof until the earlier of (1) the date this Agreement is terminated in accordance with ARTICLE X and (2) the Closing Date (such period, the “Interim Period”), unless Parent or the Company, respectively, shall otherwise give prior written consent (which consent shall not be unreasonably conditioned, withheld or delayed, and provided, that Parent or the Company, respectively, shall be deemed to have consented in writing if it provides no response within three (3) Business Days after the Company or Parent, respectively, has made a request for such consent in writing) and except (x) as expressly required or permitted by this Agreement or any Additional Agreement, (y) in the case of the Company, as set forth in Company Schedule 6.1 or in the case of Parent, as set forth in Parent Schedule 6.1 or (z) as required by applicable Law, each party hereto shall (A) operate and conduct its respective business in the ordinary course of business (including the payment of accounts payable and the collection of accounts receivable), consistent with past practices and (B) use its commercially reasonable efforts to preserve intact its business operations, goodwill and business relationships with employees, clients, suppliers, contract manufacturing organizations, contract research organizations and other third parties. Without limiting the generality of the foregoing, during the Interim Period, except (x) as expressly required or permitted by this Agreement or any Additional Agreement, (y) in the case of the Company, as set forth in Company Schedule 6.1 or in the case of Parent, as set forth in Parent Schedule 6.1 or (z) as required by applicable Law, without the prior written consent of the other parties hereto (which consent shall not be unreasonably conditioned, withheld or delayed, and provided, that the other parties hereto shall be deemed to have consented in writing if such other parties provide no response within three (3) Business Days after the Company, Parent or Merger Sub, as applicable, has made a request for such consent in writing), neither the Company nor Parent nor Merger Sub shall:

(i) amend, modify or supplement its certificate of incorporation or bylaws or other organizational or governing documents, or propose, adopt or effect any plan, or engage in, any reorganization, reclassification, liquidation, dissolution or similar transaction;

(ii) (x) with respect to the Company, other than in the ordinary course of business consistent with past practice, amend, waive any provision of, or terminate prior to its scheduled expiration date, any Material Contract in a manner that is materially adverse to the interests of the Company or (y) with respect to Parent, amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way or relinquish any right under any Subscription Agreement or the Trust Agreement (in each case other than ministerial changes that do not have an economic impact);

(iii) solely with respect to the Company, enter into any Contract after the date of this Agreement, including for capital expenditures, that would be considered a Material Contract and would obligate the payment by the Company or PubCo, as applicable, of more than $500,000 (individually), other than in the ordinary course of business consistent with past practices or other than any Contract contemplated by the Company 2025 fiscal business plan approved by the Company’s Board of Directors and made available to Parent the “2025 Company Business Plan”);

(iv) make any capital expenditures in excess of $500,000 (individually);

(v) (A) sell, assign, transfer, lease, license, sublicense, convey, covenant not to assert, pledge, or otherwise encumber or subject to any Lien (other than Permitted Liens), abandon, cancel, fail to maintain, let lapse, or otherwise dispose of, any of the Company’s or Parent’s, as applicable, material tangible or intangible assets or material rights, except pursuant to existing contracts or commitments that are set forth on Company Schedule 6.1(a)(v); or (B) disclose any trade secrets owned by the Company to any Person other than pursuant to a written agreement sufficiently restricting the disclosure and use thereof by such Person;

(vi) pay, declare or promise to pay any dividends or other distributions with respect to its capital stock or other Equity Interests; or pay, declare or promise to pay any other amount to any stockholder, shareholder or other holder of Equity Interests in its capacity as such (which for the avoidance of doubt does not include payment of salary, benefits, commissions and other regular and necessary customary payments made in the ordinary course of business consistent with past practices);

(vii) (A) amend any term, right or obligation with respect to any outstanding shares of its capital stock or other Equity Interests, other than any non-economic terms of any Company Warrants outstanding on the date of this Agreement (or issued after the date hereof in compliance with this Agreement) in accordance with the terms of the applicable Company Warrant, or (B) adjust, split, subdivide, combine, consolidate or reclassify any of its Equity Interests;

(viii) (A) make any loan, advance or capital contribution to, or investments in, any Person; (B) incur, assume, guarantee or otherwise become liable for, any Indebtedness, including drawings under the lines of credit, if any, other than, in the case of Parent, loans or advances from the Sponsor or an Affiliate thereof or certain of Parent’s officers and directors to finance the Parent Transaction Expenses (which loans or advances shall not exceed $1,000,000 in the aggregate and shall be treated as a Parent Transaction Expense); (C) repay or satisfy any Indebtedness; or (D) amend or modify in any material respect any Indebtedness;

(ix) solely with respect to Parent, suffer or incur any Lien, except for Permitted Liens, on Parent’s assets or properties;

(x) delay, accelerate or cancel, or waive any material right with respect to, any receivables or Indebtedness owed to the Company or Parent, as applicable, or write off or make reserves against the same;

(xi) (A) merge or consolidate or enter a similar transaction with, or acquire any business or the material assets of, any other Person; (B) be acquired by any other Person; or (C) form any Subsidiaries;

(xii) terminate or allow to lapse any insurance policy protecting any of the Company’s or Parent’s respective assets or properties, unless simultaneously with such termination or lapse, a replacement policy underwritten by an insurance company of nationally recognized standing having comparable deductions and providing coverage equal to or greater than the coverage under the terminated or lapsed policy for substantially similar premiums or less is in full force and effect;

(xiii) (A) solely with respect to Parent, adopt any severance, retention or other employee plan, or (B) solely with respect to the Company, fail to continue to make timely contributions to each employee health and welfare benefit plan in accordance with the terms thereof;

(xiv) institute, waive, release, compromise, settle or agree to settle any Action, in each case in excess of $500,000 (exclusive of any amounts covered by insurance) or that imposes injunctive or other non-monetary or equitable relief on such party;

(xv) except as required by U.S. GAAP, make any material change in its accounting policies, principles, methods or practices or write down the value of its assets;

(xvi) change its principal place of business or jurisdiction of organization or enter into any new line of business;

(xvii) sell, issue, redeem, assign, transfer, pledge, convey, repurchase or otherwise dispose of any Equity Interests (other than (A) with respect to Parent, the Redemption, (B) as otherwise contemplated by this Agreement or any Additional Agreement or (C) with respect to the Company, any Equity Interests issued;

(xviii) (A) make, change or revoke any material Tax election; (B) change any annual Tax accounting periods or material method of Tax accounting; (C) amend, modify or otherwise change any filed material Tax Return; (D) settle or compromise any claim, notice, audit report, assessment or other Action in respect of a material amount of Taxes of the Company; (E) enter into any Tax allocation, Tax sharing, Tax indemnity or similar agreement or any “closing agreement” within the meaning of Section 7121 of the Code (or any corresponding or similar provisions of state, local or non-U.S. Tax Law); (F) surrender or forfeit or allow to expire any right to claim a material Tax refund; (G) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or in respect to any material Tax attribute that would give rise to any claim or assessment of Taxes; (H) take any action that would change the classification of the Company for U.S. federal (and applicable state and local) income Tax purposes or liquidate or otherwise dissolve the Company; (I) seek any Tax ruling from any Authority or (J) initiate or enter into any voluntary disclosure agreement or similar agreement with any Taxing Authority;

(xix) take any action, or fail to take any action, or become obligated to take or fail to take any action, where such action or failure could reasonably be expected to prevent the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment;

(xx) solely with respect to Parent, enter into any transaction with, distribute or advance any assets or property to, or incur any liabilities to any of its Affiliates, other than (A) the payment of salary and benefits in the ordinary course consistent with past practices or (B) as contemplated by the exceptions set forth in Section 6.1(a)(viii)(B);

(xxi) solely with respect to the Company, other than as required by a Plan, as set forth on Company Schedule 6.1(a)(xvii), or as explicitly contemplated hereunder, (A) grant any severance, retention, change in control or termination or similar pay to any Company director or senior executive, (B) terminate, adopt, enter into or materially amend or grant any new awards under any Plan or any plan, policy, practice, program, agreement or other arrangement solely for the benefit of any Company director or senior executive that would be deemed a Plan as of the date hereof, (C) materially increase the cash compensation, severance, termination or bonus opportunity of any Company director or senior executive, (D) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Company or any of the Company’s Subsidiaries to any Company director or senior executive, (E) terminate the employment or engagement, other than for cause, of any employee or independent contractor with an annual compensation in excess of $350,000, (F) make any loan to any Company director or senior executive, other than advancement of expenses in the ordinary course of business consistent with past practices, or (G) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union or labor organization;

(xxii) solely with respect to the Company, enter into any Affiliate Transactions;

(xxiii) solely with respect to the Company, fail to take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of the Business, including to obtain or maintain all necessary Permits or fail to comply in material respects with all applicable Laws as contemplated in Sections 4.18 and 4.20;

(xxiv) solely with respect to the Company, materially change its current clinical development plan or current clinical trials relating to, or allocate material resources away from or take any other action that would reasonably be expected to delay or impair the research, development or clinical trials of microvesicle-based therapeutics; or

(xxv) authorize, agree or commit to do any of the foregoing.

6.2 Access to Information. During the Interim Period, the Company and Parent shall each, to the best of its ability, (a) continue to give such other party and such other party’s legal counsel and other Representatives full access to the offices, properties, employees, and Books and Records of the Company, on the one hand, and Parent, on the other hand, as applicable, (b) furnish to the other party, its legal counsel and its other Representatives such financial and operating data and other information relating to the Business and the Company, on the one hand, and Parent, on the other hand, as applicable, as such Persons may request and (c) cause its employees, legal counsel, accountants and other Representatives to cooperate with such other party and its Representatives in such other party’s investigation of the Company or the Business (in the case of the Company) or the Parent or the business of Parent (in the case of Parent); provided that any access granted pursuant to this Section 6.3 shall utilize commercially reasonable security measures, and be during normal business hours and upon reasonable prior written notice and in such manner as not to interfere unreasonably with the conduct of the Business (in the case of the Company) or the business of Parent (in the case of Parent). Notwithstanding anything to the contrary expressed or implied in this Agreement, neither party hereto shall be required to provide the access described above or disclose any information to the other party if doing so is, in such party’s reasonable judgement, reasonably likely to (i) result in a waiver of attorney-client privilege, work product doctrine or similar privilege, (ii) violate any applicable Law to which it is subject, or (iii) violate any legally-binding obligation of the Company with respect to confidentiality, non-disclosure or privacy; provided, that, the Company and Parent shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such waiver or violation.

6.3 Notices of Certain Events. During the Interim Period, each of Parent and the Company shall promptly notify such other party of:

(a) any notice or other communication from any Person alleging or raising the possibility that the consent of such Person is or may be required in connection with the Transactions or that the Transactions might give rise to any Action or other rights by or on behalf of such Person or result in the loss of any rights or privileges of the Company (or PubCo, post-Closing) to any such Person or create any Lien on any of the Company’s or PubCo’s assets;

(b) any notice or other communication from any Authority in connection with the Transactions;

(c) the occurrence of any fact or circumstance which constitutes or results in, or would reasonably be expected to constitute or result in, a Material Adverse Effect; and

(d) any inaccuracy of any representation or warranty of such party contained in this Agreement at any time during the term hereof, or any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, that would reasonably be expected to cause any of the conditions set forth in ARTICLE IX not to be satisfied.

No notice pursuant to this Section 6.4 shall affect any representation or warranty in this Agreement of any party hereto, or any condition to the obligations of any party hereto.

6.4 Cooperation with Registration Statement, Proxy Statement/Prospectus; Other Filings.

(a) As promptly as practicable following the date of this Agreement (and in any event within four (4) Business Days thereafter), Parent shall prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement (the “Signing Form 8-K”) and the parties hereto shall issue a mutually agreeable press release announcing the execution of this Agreement and the Subscription Agreements (the “Signing Press Release”). Parent shall provide the Company with a reasonable opportunity to review and comment on the Signing Form 8-K prior to its filing and shall consider such comments in good faith.

(b) The Company shall promptly provide to Parent such information concerning the Company and the Company Securityholders as is either required by the federal securities laws or reasonably requested by Parent for inclusion in the Registration Statement and Offer Documents. As promptly as practicable after the receipt by Parent from the Company of all such information, including the Company PCAOB Audited Financial Statements, Parent and the Company shall prepare and file with the SEC, and with all other applicable regulatory bodies, proxy materials for the purpose of soliciting proxies from holders of Parent Ordinary Shares sufficient to obtain Parent Shareholder Approval at a general meeting (whether annual or extraordinary) of holders of Parent Ordinary Shares to be called and held for such purpose (the “Parent Shareholder Meeting”). Such proxy materials shall be in the form of a combined proxy statement and prospectus (the “Proxy Statement/Prospectus”), which shall be included in the Registration Statement filed by Parent with the SEC. Parent shall promptly respond to any SEC comments on the Registration Statement. The Proxy Statement/Prospectus, the Registration Statement, and the documents included or referred to therein, together with any filings under the Exchange Act that reference, amend, or supplement the foregoing documents, and any supplements, amendments or exhibits thereto, are referred to herein as the “Offer Documents”.

(c) Parent shall each time before any Offer Document is filed with the SEC (i) permit the Company and its counsel to review and comment on the Offer Documents and (ii) consider any such comments in reasonable and good faith. As promptly as practicable after receipt thereof, Parent shall provide to the Company and its counsel notice and a copy of all correspondence (or, to the extent such correspondence is oral, a summary thereof), including any comments from the SEC or its staff, between Parent or any of its Representatives, on the one hand, and the SEC or its staff or other government officials, on the other hand, with respect to the Offer Documents, and, in each case, shall consult with the Company and its counsel concerning any such correspondence and shall give the Company and its counsel reasonable opportunity to participate in the response to any such correspondence and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by permitting the Company’s counsel to participate with Parent’s counsel in any discussions or meetings with the SEC. Parent will advise the Company, as promptly as practicable after it receives notice thereof, of the time when the Registration Statement or Proxy Statement/Prospectus or any amendment or supplement thereto has been filed with the SEC and the time when the Registration Statement declared effective or any stop order relating to the Registration Statement is issued.

(d) None of Parent, Parent’s Board of Directors nor any committee of the Parent’s Board of Directors shall withdraw, qualify, amend, change or modify, or propose publicly or by formal action of Parent, the Parent’s Board of Directors or any committee of the Parent’s Board of Directors to withdraw, qualify, amend, change or modify, in a manner adverse to the Company, the Parent Board Recommendation or any other recommendation by Parent, the Parent’s Board of Directors or any committee of the Parent’s Board of Directors in connection with any of the Parent Proposals (in each case, a “Change in Recommendation”); provided, however, that solely in response to a Company Intervening Event that has a Material Adverse Effect on the Company, the Parent’s Board of Directors and/or any committee of the Parent’s Board of Directors may make a Change in Recommendation prior to obtaining the Parent Shareholder Approval if Parent’s Board of Directors or such committee determines in good faith, after consultation with and upon the advice of its outside legal counsel, that a failure to make a Change in Recommendation would constitute a breach by Parent’s Board of Directors or such committee of their respective fiduciary duties under applicable Law; provided, further, that Parent’s Board of Directors or such committee shall not be entitled to make, or agree or resolve to make, a Change in Recommendation unless (1) Parent has provided at least ten (10) days’ prior written notice to the Company advising that Parent’s

Board of Directors and/or such committee proposes to take such action and which notice contains the material facts underlying Parent’s Board of Directors’ or such committee’s determination that a Company Intervening Event that has a Material Adverse Effect on the Company, has occurred (a “Change in Recommendation Notice”, and such period from the time the Change in Recommendation Notice is delivered until 5:00 p.m., Los Angeles, California local time on the tenth (10th) day from the date of such notice (it being understood that any material development with respect to a Company Intervening Event that has a Material Adverse Effect on the Company, shall require a new notice but with an additional five-Business Day (instead of ten-day) period from the date of such notice), the “Change in Recommendation Notice Period”); provided, that, such notification would not, after consultation with and upon the advice of Parent’s outside legal counsel, constitute a breach by the Parent’s Board of Directors of its fiduciary duties under applicable Law or constitute a breach of any applicable Law, (2) during such Change in Recommendation Notice Period, the Parent’s Board of Directors and/or such committee has engaged in good faith negotiations with the Company and its Representatives to make such adjustments in the terms and conditions of this Agreement so as to obviate the need for a Change in Recommendation and (3) following expiration of such Change in Recommendation Notice Period, the Parent’s Board of Directors (including the transaction committee and any other required committee or subgroup of such board) reaffirms in good faith, after consultation with and upon the advice of its outside legal counsel, that the failure to make a Change in Recommendation would constitute a breach by Parent’s Board of Directors or such committee of their respective fiduciary duties under applicable Law. Notwithstanding anything to the contrary contained in this Agreement, during a Change in Recommendation Notice Period, the obligations of Parent or the Parent’s Board of Directors under this Agreement to make filings with any Authority (including the SEC) with respect to the Required Parent Proposals contemplated herein, to give notice for or to convene a general meeting, or make a recommendation, shall be tolled, and in the event any such filing or notice for a meeting was made prior to the commencement of a Change in Recommendation Notice Period, Parent shall be permitted to adjourn such meeting (subject to applicable Law) and amend such filing as necessary to provide sufficient time for Parent Shareholders to consider any revised recommendation.

(e) As soon as practicable following the date on which the Registration Statement is declared effective by the SEC (such effective date, the “S-4 Effective Date”), Parent shall distribute the Proxy Statement/Prospectus to the holders of Parent Ordinary Shares and, pursuant thereto, shall call the Parent Shareholder Meeting in accordance with the Parent Articles and all applicable Laws of the Cayman Islands and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the Transactions and the other matters presented to the Parent Shareholders for approval or adoption at the Parent Shareholder Meeting, including the Parent Proposals.

(f) Parent shall comply with all applicable provisions of and rules under the Securities Act and Exchange Act, the Parent Articles and all applicable Laws of the Cayman Islands and Nasdaq in the preparation, filing and distribution of the Offer Documents, as applicable, the solicitation of proxies under the Proxy Statement/Prospectus and the calling and holding of the Parent Shareholder Meeting. The Company shall comply with all applicable provisions of and rules under the Securities Act and Exchange Act with respect to information provided for inclusion in the Offer Documents Without limiting the foregoing, Parent shall ensure that each of the Registration Statement, as of the S-4 Effective Date, and the Proxy Statement/Prospectus, as of the date on which it is first distributed to the Parent Shareholders, and as of the date of the Parent Shareholder Meeting, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that Parent shall not be responsible for the accuracy or completeness of any information relating to the Company or any other information furnished by the Company for inclusion in the Offer Documents). The Company represents and warrants that the information relating to the Company supplied by the Company for inclusion in the Offer Documents, as of the S-4 Effective Date, the date on which the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first distributed to the Parent Shareholders, the Redemption deadline pursuant to the Parent Articles and Trust Agreement, or at the time of the Parent Shareholder Meeting, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. If at any time prior to the Merger Effective Time, a change in the information relating to the Company or any other information furnished by Parent, Merger Sub or the Company for inclusion in the Offer Documents, which would make the preceding sentence incorrect, should be discovered by Parent, Merger Sub or the Company, as applicable, such party shall promptly notify the other parties hereto of such change or discovery and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Parent Shareholders. In connection therewith, Parent, Merger Sub and the Company shall instruct their respective employees, counsel, financial advisors, auditors and other authorized Representatives to reasonably cooperate with Parent as relevant if required to achieve the foregoing.

(g) In accordance with the Parent Articles and applicable Laws, including the Cayman Companies Act and rules and regulations of Nasdaq in the Proxy Statement/Prospectus, Parent shall seek from the holders of Parent Ordinary Shares the approval of the following proposals: (i) approval of the Merger (the “Merger Proposal”); (ii) approval of the Domestication (the “Domestication Proposal”); (iii) adoption and approval of the PubCo COI (including any separate or unbundled advisory proposals as are required to implement the foregoing) (the “Charter Amendment Proposal”); (iv) approval of the election of the persons designated pursuant to Section 2.4(b)(i) hereto as directors of PubCo (the “Director Election Proposal”); (v) approval of the PubCo Equity Incentive Plan to take effect upon Closing (collectively, the “Equity Plan Proposal”); (vi) approval of the issuance of more than 20% of the issued and outstanding Parent Ordinary Shares to the Company Securityholders and the PIPE Investors and any other share issuances in connection with the Merger under applicable exchange listing rules (the “Stock Issuance Proposal”); (vii) approval to adjourn the Parent Shareholder Meeting, if necessary or desirable; and (viii) approval to obtain any and all other approvals necessary or advisable to effect the consummation of the Merger as determined by Parent (the proposals set forth in the forgoing clauses (i) through (viii) collectively, the “Parent Proposals”).

(h) Parent, with the reasonable assistance of the Company, shall use its reasonable best efforts to cause the Registration Statement to “clear” comments from the SEC and the Registration Statement to become effective as promptly as reasonably practicable. The Offer Documents shall provide the public shareholders of Parent with the opportunity to effect the Redemption at the Redemption Price, all in accordance with the Parent Articles, the Trust Agreement, applicable Law and any applicable rules and regulations of the SEC.

(i) Notwithstanding anything else to the contrary in this Agreement or any Additional Agreements, Parent may make any public filing with respect to the Merger to the extent required by applicable Law.

(j) Parent shall call and hold the Parent Shareholder Meeting as promptly as practicable (subject to applicable rules and regulations of the SEC) after the S-4 Effective Date for the purpose of seeking the approval of each of the Parent Proposals, and Parent shall consult in good faith with the Company with respect to the date on which such meeting is to be held. Parent shall use reasonable best efforts to solicit from its shareholders proxies in favor of the approval and adoption of the Merger and this Agreement. The Company acknowledges that a substantial portion of the Proxy Statement/Prospectus shall include disclosure regarding the Company and its management, operations and financial condition. Accordingly, the Company agrees to as promptly as reasonably practical provide Parent with such information as shall be reasonably requested by Parent for inclusion in or attachment to the Proxy Statement/Prospectus, and that such information is accurate in all material respects and complies as to form in all material respects with the requirements of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder. The Company understands that such information shall be included in the Proxy Statement/Prospectus or responses to comments from the SEC or its staff in connection therewith. The Company shall make, and cause each Subsidiary to make, their managers, directors, officers and employees available to Parent and its counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC.

(k) Prior to Closing, Parent shall begin preparing a draft Current Report on Form 8-K in connection with and announcing the consummation of the Transactions contemplated by this Agreement, together with, or incorporating by reference, such information that is or may be required to be disclosed with respect to the transactions contemplated by this Agreement pursuant to Form 8-K (the “Closing Form 8-K”). Parent shall provide the Company with a reasonable opportunity to review and comment on the Closing Form 8-K prior to its filing and shall consider such comments in good faith. Prior to the Closing, the parties hereto shall prepare a mutually agreeable press release announcing the consummation of the Transactions contemplated by this Agreement (“Closing Press Release”). Concurrently or promptly following with the Closing, PubCo shall distribute the Closing Press Release, and within four (4) Business Days thereafter, file the Closing Form 8-K with the SEC.

6.5 Company Financial Statements and Financial Information; Company Business Plan.

(a) The Company shall use its reasonable best efforts to provide Parent by May 10, 2025, or as promptly as reasonably practicable thereafter, with audited financial statements, including balance sheets, statements of operations, statements of cash flows, and statements of stockholders equity, of the Company as of and for each of the years ended December 31, 2024 and December 31, 2023, in each case, prepared in accordance with U.S. GAAP and Regulation S-X and audited in accordance with the standards of the PCAOB and containing an unqualified report of the Company’s auditors (the “Company PCAOB Audited Financial Statements”).

(b) The Company shall use its reasonable best efforts to provide Parent by the end of each calendar quarter during the Interim Period, or as promptly as reasonably practicable thereafter, the unaudited financial statements, including balance sheets, statements of operations, statements of cash flows and statements of stockholders equity, of the Company as of and for each interim period required to be presented in the Registration Statement, in each case, prepared in accordance with U.S. GAAP and Regulation S-X and reviewed in accordance with SAS 100 review procedures (the “Company Unaudited Interim Financial Statements”).

(c) The Company shall use its reasonable best efforts to promptly provide Parent with additional Company financial information reasonably requested by Parent for inclusion in the Registration Statement, the Proxy Statement/Prospectus and any other filings to be made by Parent with the SEC. Notwithstanding the generality of the foregoing, the Company shall reasonably cooperate with Parent in connection with the preparation for inclusion in the Offer Documents of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) to the extent such pro forma financial statements are required by Form S-4.

(d) During the Interim Period, upon request from Parent the Company shall provide Parent with a monthly update of the Company’s cash position and overall performance relative to the Company 2025 Company Business Plan.

6.6 Reasonable Best Efforts; Further Assurances; Governmental Consents.

(a) Except with respect to the matters set forth in Section 6.5, which shall be governed by the terms and condition of Section 6.5, or otherwise as subject to the terms and conditions of this Agreement, each party hereto shall use its reasonable best efforts, and shall cooperate fully with the other parties hereto, to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, or as reasonably requested by the other parties, to consummate and implement expeditiously each of the Transactions, including using its reasonable best efforts to (i) obtain all necessary actions, nonactions, waivers, consents, approvals and other authorizations from all applicable Authorities or other third Persons prior to the Merger Effective Time, (ii) avoid an Action by any Authority, and (iii) execute and deliver any additional instruments necessary to consummate the Transactions. The parties hereto shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary or desirable in order to consummate or implement expeditiously each of the Transactions.

(b) Except with respect to the matter set forth in Section 6.5, which shall be governed by the terms and condition of Section 6.5, or otherwise as subject to applicable Law, each of the Company and Parent agrees to (i) cooperate and consult with the other regarding obtaining and making all notifications and filings with Authorities, (ii) furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any notifications or filings, (iii) keep the other apprised of the status of matters relating to the completion of the Transactions, including promptly furnishing the other with copies of notices or other communications received by such party from, or given by such party to, any third party or any Authority with respect to such transactions, (iv) permit the other party to review and incorporate the other party’s reasonable comments in any communication to be given by it to any Authority with respect to any filings required to be made with, or action or nonactions, waivers, expirations or terminations of waiting periods, clearances, consents or orders required to be obtained from, such Authority in connection with execution and delivery of this Agreement and the consummation of the Transactions and (v) to the extent reasonably practicable, consult with the other in advance of and not participate in any meeting or discussion relating to the Transactions, either in person or by telephone, with any Authority in connection with the Transactions unless it gives the other party the opportunity to attend and observe; provided, however, that, in each of clauses (ii), (iii) and (iv) above, that materials may be redacted (A) to remove references concerning the valuation of such party and its Affiliates, (B) as necessary to comply with contractual arrangements or applicable Laws, and (C) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

(c) In case, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall use their reasonable best efforts to take all such action.

6.7 Confidentiality.

(a) Each party hereto acknowledges and understands that, in connection with the Transactions, it will receive certain Confidential Information of the other parties hereto (the recipient of such Confidential Information, the “Recipient” and the party hereto disclosing such Confidential Information, the “Disclosing Party”). During the Interim Period, and, in the event that this Agreement is terminated pursuant to ARTICLE X, for a period of two years after such termination, the Recipient shall, and shall instruct its Representatives to, use Confidential Information solely for the purpose of consummating the Transactions, and, in furtherance and not in limitation of the foregoing, shall (i) undertake commercially reasonable precautions to safeguard and protect the confidentiality of the Confidential Information; (ii) not disclose or cause to be disclosed in any manner whatsoever, directly or indirectly, in whole or in part, Confidential Information, except as is expressly permitted under this Agreement; and (iii) except as permitted by Section 6.8(c) below, disclose the Confidential Information only to its Representatives who have been advised by the Recipient of the existence of this Section 6.8 and have been instructed to comply with the provisions of this Section 6.8, or are otherwise subject to a confidentiality agreement with the Disclosing Party.

(b) The term “Confidential Information” means all documents, information (whether oral, written, or electronic), interpretations, and other materials about the Disclosing Party or the Disclosing Party’s business furnished by the Disclosing Party to the Recipient or its Representatives in connection with this Agreement or the Transactions, in each case, that are non-public, confidential, or proprietary, including without limitation, non-public, confidential, or proprietary information related to accounting, financial matters, tax, legal and operational information, proprietary oral, written, or electronic communications, confidential memoranda, presentations, notes, reports, analyses, compilations, forecasts, data, studies, or other documents or materials prepared by the Disclosing Party or its Representatives, or prepared by the Recipient or its Representatives to the extent based on the information or materials referenced in this first sentence of Section 6.8(b). The term “Confidential Information” does not include information that: (i) is, was, or becomes available to the public other than as a result of a disclosure by the Recipient or any of its Representatives in violation of this Section 6.8; (ii) is, was, or becomes available to the Recipient or any of its Representatives from a source other than the Disclosing Party or its Representatives if such source is not known by the Recipient at the time of the disclosure to be bound by a confidentiality agreement with, or other known contractual or legal obligation of confidentiality to, the Disclosing Party with respect to such information; (iii) was or is independently developed by the Recipient or its Representatives without using Confidential Information; (iv) is obtained by the Recipient or its Representatives through subpoena, formal legal proceedings or discovery, or other process; (v) is determined by a court of competent jurisdiction not to be Confidential Information pursuant to a final order not subject to appeal; (vi) is already within the Recipient’s possession prior to it being furnished to the Recipient or its Representatives by or on behalf of the Disclosing Party and not covered by some other confidentiality obligation between the Recipient and the Disclosing Party; or (vii) is agreed by the Disclosing Party in writing (including by email) not to be Confidential Information.

(c) Notwithstanding anything to the contrary in this Section 6.8, the Recipient may disclose any Confidential Information in the event that the Recipient or its Representatives are requested or required (as determined in good faith by the Recipient or such Representative upon the advice of counsel) to disclose all or any portion of the Confidential Information by any applicable Law or applicable stock exchange rules or by request of any Authority (whether by oral questions, interrogatories, requests for information or documents in legal or regulatory proceedings, subpoena, civil investigative demand or other similar process). Notwithstanding the foregoing, with respect to any such request made under applicable Law, to the extent reasonably practicable and permitted by applicable Law, the Recipient agrees to promptly notify the Disclosing Party of such request so that the Disclosing Party may intervene (at the Disclosing Party’s sole cost and expense) to take legally available steps to resist or narrow such request, including the Disclosing Party’s efforts to seek a protective order or other appropriate remedy (at the Disclosing Party’s sole cost and expense). In addition, to the extent permitted by applicable Law, the Recipient will not oppose and, to the extent requested by the Disclosing Party, will use commercially reasonable efforts to cooperate with the Disclosing Party (at the Disclosing Party’s sole cost and expense) with regard to, any action by the Disclosing Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded to the Confidential Information, or to resist or narrow the request or requirement for information. Provided the Recipient and its Representatives comply with the notice and other provisions of this Section 6.8(c), if the Recipient, or any of its Representatives, is requested by any Authority or is required by applicable Law to disclose Confidential Information, the Recipient or its Representatives may disclose that portion of the Confidential Information that the Recipient, or any of its Representatives, reasonably believes is requested or required by applicable Law without any liability for such disclosure. Notwithstanding anything in this Agreement to the contrary, the Recipient and its Representatives may disclose Confidential Information without notice or other obligation to the Disclosing Party or taking any other action hereunder in connection with routine supervisory examinations, inspections, investigations or inquiries by an auditor, banking or other regulatory or self-regulatory authorities having jurisdiction or any other ordinary course regulatory audits of the Recipient’s or any of its Representatives’ respective businesses, provided that such examinations, inspections, investigations or inquiries are not specifically directed at the Disclosing Party, the Transaction, or any Confidential Information (as determined by the Recipient or such Representative upon the advice of counsel).

(d) Upon the Disclosing Party’s written request (email being sufficient), the Recipient shall (within 5 Business Days following the receipt of such written request), and shall promptly direct its Representatives to, deliver to the Disclosing Party or, at the option of the Recipient, destroy (to the extent technically and reasonably practicable) all written Confidential Information without retaining, in whole or in part, any copies, extracts, or other reproductions (whatever the form or storage medium) of such Confidential Information, and, if applicable, upon written request, shall confirm the destruction of such Confidential Information in writing (which may be by email) to the Disclosing Party. Notwithstanding the foregoing sentence, the Recipient and its Representatives may retain: (i) that portion of the Confidential Information that consists of copies, electronic copies, notes, analyses, compilations, studies, interpretations, or other documents prepared by the Recipient or any Representative of the Recipient; (ii) such documents, records, and copies as it reasonably believes may be required in order to satisfy any internal compliance, record keeping, retention policies and/or procedures or Law to which the Recipient or such Representative is subject; (iii) any portion of the Confidential Information that is no longer in their sole custody and control pursuant to a prior disclosure under Law; (iv) Confidential Information contained in backup tapes or other media made in the ordinary course of business pursuant to automated archival processes; and (v) any portions of the Confidential Information that have been disclosed to the public pursuant to the terms of this Agreement.

(e) The Company acknowledges and agrees that it is aware, and its Affiliates and Representatives are aware (or upon receipt of any material nonpublic information of Parent, will be advised), of the restrictions imposed by the United States federal securities Laws and other applicable foreign and domestic Laws on Persons possessing material nonpublic information about a public company. The Company hereby agrees, except in connection with or support of the Transactions and as contemplated by this Agreement, while any of them are in possession of such material nonpublic information, during the Interim Period, none of such Persons shall, directly or indirectly (through its Affiliates or otherwise), acquire, offer or propose to acquire, agree to acquire, sell or transfer or offer or propose to sell or transfer any securities of Parent, communicate such information to any other Person or cause or encourage any Person to do any of the foregoing.

6.8 Directors’ and Officers’ Indemnification and Liability Insurance.

(a) The parties hereto agree that for a period of six (6) years from the Closing Date, the parties hereto shall, and shall cause PubCo and the Surviving Corporation to, maintain in effect, in favor of any individual who, at or prior to the Closing, was a director, officer, employee or agent of Parent, Merger Sub or the Company, as the case may be, or who, at the request of Parent, Merger Sub or the Company, as the case may be, served as a director, officer, member, manager, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, with such individual’s heirs, executors or administrators, (each, together with such Person’s heirs, executors or administrators, a “D&O Indemnified Party”)), the exculpation, indemnification and advancement of expenses provisions of Parent’s, Merger Sub’s and the Company’s respective organizational documents as in effect immediately prior to the Closing Date or in any indemnification agreements of Parent, Merger Sub or the Company, on the one hand, with any D&O Indemnified Party, on the other hand, as in effect immediately prior to the Closing Date, (which, for the avoidance of doubt, shall provide for the advancement of reasonable attorneys’ fees and expenses of any such Person as incurred to the fullest extent permitted under applicable Law (including in connection with any Action brought by any such Person to enforce his or her rights under this Section 6.9)) and the parties hereto shall, and shall cause PubCo and the Surviving Corporation to, not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any D&O Indemnified Party; provided, however, that all rights to indemnification or advancement of expenses in respect of any Actions pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. From and after the Closing Date, PubCo shall cause the Surviving Corporation to honor, in accordance with their respective terms, each of the covenants contained in this Section 6.9 without limit as to time.

(b) At or prior to the Closing, each of Parent and the Company shall purchase a “tail” directors’ and officers’ liability insurance policy (the “D&O Tail”) in respect of acts or omissions occurring prior to the Closing covering each such Person that is currently covered by a directors’ and officers’ liability insurance policy of Parent and the Company, respectively, on terms with respect to coverage, deductibles and amounts no less favorable than those of such applicable policy in effect on the date of this Agreement for the six (6) year period following the Closing; provided that in no event shall Parent and the Company, respectively, be required to expend on the premium thereof in excess of 350% of the aggregate annual premiums currently payable by Parent and the Company, respectively, with respect to such current policies (the “Premium Cap”); provided, further, that if such minimum coverage under any such D&O Tail is or becomes not available at the Premium Cap, then any such D&O Tail shall contain the maximum coverage available at the Premium Cap. From and after the Merger Effective Time, Parent shall maintain the D&O Tail in full force and effect for its full term and cause all obligations thereunder to be honored by PubCo and the Surviving Corporation, as applicable, and no other party shall have any further obligation to purchase or pay for such insurance pursuant to this Section 6.9(b). No claims made under or in respect of the D&O Tail related to any fiduciary or employee of the Company shall be settled without the prior written consent of Parent, such consent not to be unreasonably withheld, delayed or conditioned.

(c) The rights of each D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Person may have under the organizational documents of Parent, Merger Sub, or the Company, any other indemnification arrangement, any Law or otherwise. The obligations of Parent and the Company under this Section 6.9(c) shall not be terminated or modified after the Closing in such a manner as to materially and adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party. The provisions of this Section 6.9 shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the D&O Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 6.9.

(d) If Parent or, after the Closing, PubCo or the Surviving Corporation, or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of PubCo or the Surviving Corporation, as applicable, assume the obligations set forth in this Section 6.9.

6.9 Sponsor Indemnification.

(a) As set forth in that certain Administrative Services and Indemnification Agreement, dated December 4, 2023, by and between Parent and the Sponsor (the “Sponsor Indemnification Agreement”), the parties hereto each acknowledge and agree that Parent’s obligations to indemnify and hold harmless the Indemnitees (as defined in the Sponsor Indemnification Agreement, which term includes the Sponsor) expressly survives the Closing and will be the obligations of PubCo as of and following the Domestication as the successor to Parent.

(b) At the Domestication Effective Time, PubCo shall assume all rights and obligations of Parent and its successors under all indemnification agreements (including the Sponsor Indemnification Agreement) then in effect between Parent (or any of its successors) and any Person who is or was a director or officer of Parent or Sponsor prior to the Domestication Effective Time and that have either been (a) entered into prior to the date hereof and made available to the Company prior to the Closing or (b) are entered into after the date hereof in accordance with Section 6.1, which indemnification agreements (including the Sponsor Indemnification Agreement but only with respect to the indemnification, exoneration, exculpation, advancement and expense reimbursement provisions therein) shall continue to be effective following the Closing.

6.10 Certain Tax Matters.

(a) For U.S. federal (and applicable state and local) income Tax purposes, each of the parties hereto intends that (a) the Domestication qualifies for the Domestication Intended Tax Treatment and (b) the Merger qualifies for the Merger Intended Tax Treatment. The parties hereto hereby (i) adopt this Agreement as a “plan of reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations promulgated thereunder, (ii) agree to file and retain such information as shall be required under Treasury Regulations Section 1.368-3, and (iii) agree to file all Tax Returns on a basis consistent with the Intended Tax Treatment and not otherwise to take any position or action inconsistent with the Intended Tax Treatment, in each case, unless otherwise required by a Authority as a result of a “determination” that is final within the meaning of Section 1313(a) of the Code (or any similar provision of applicable state, local or non-U.S. Tax Law) or a change in applicable Law. Each party hereto agrees to use reasonable best efforts to promptly notify all other parties hereto of any challenge to the qualification of the relevant portion of the transactions contemplated by this Agreement for its Intended Tax Treatment by any Authority. None of the parties hereto shall (and none of the parties hereto shall permit or cause any of their respective Affiliates, Subsidiaries or Representatives to) take or fail to take any action, or become obligated to take or fail to take any action, which action or failure could reasonably expected to prevent or impede the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment, the Domestication to qualify for the Domestication Intended Tax Treatment and the Merger to qualify for the Merger Intended Tax Treatment. Each of the parties acknowledges and agrees that each has had the opportunity to obtain independent legal and Tax advice with respect to the transactions contemplated by this Agreement.

(a) Parent and the Company shall promptly notify the other party in writing if, before the Closing Date, either such party knows or has reason to believe that the Domestication may not qualify for the Domestication Intended Tax Treatment or that the Merger may not qualify for the Merger Intended Tax Treatment (and whether the terms of this Agreement could be reasonably amended in order to facilitate such qualification, which amendments shall be made if the Company and Parent reasonably determines on the advice of their respective counsel that such amendments would be reasonably expected to result in the Domestication Intended Tax Treatment or the Merger Intended Tax Treatment and would not be commercially impracticable).

(b) In the event the SEC requires that an opinion of external counsel relating to the Tax consequences of, or related to, the transactions contemplated by this Agreement be issued in connection with the Registration Statement, the Proxy Statement/Prospectus or Other Filings, each of the parties hereto shall reasonably cooperate in good faith with one another in connection with the issuance of such a Tax opinion. In connection with the foregoing, each of the parties hereto shall (and shall cause their respective Affiliates, Subsidiaries or Representatives to) execute and deliver customary Tax representation letters to the applicable counsel, upon reasonable request therefore, dated as of the necessary date and signed by an officer of the applicable party and in form and substance reasonably satisfactory to such counsel (including containing customary representations, warranties and covenants) and reasonably necessary or appropriate to enable such counsel to render any such opinion. CCP or other advisors of Parent shall not be required to provide any opinion to any party regarding the Merger Intended Tax Treatment or with respect to any Tax matters affecting the Company or any of its equity holders. Notwithstanding anything to the contrary in this Agreement, neither counsel nor advisors to Parent or the Company shall be required, or be deemed to be required, to provide any Tax opinion as an express condition precedent to the transactions contemplated by this Agreement.

(c) The parties hereto shall reasonably cooperate in connection with Tax compliance matters, including any requests from equity holders of the Parent in connection with matters relating to Parent’s U.S. federal tax classification as a “passive foreign investment company” or “controlled foreign corporation.”

(b) All Transfer Taxes shall be paid by the Surviving Corporation. After the Closing Date, the Surviving Corporation will prepare and file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes that are required to be filed after the Closing Date, and, if required by applicable Law, the Company equity holders and PubCo will, and will cause their respective Affiliates to, cooperate and join in the execution of any such Tax Returns and other documentation, as applicable. Each party hereto shall (and shall cause its Affiliates to) provide certificates or forms, and timely execute any Tax Return, that are necessary or appropriate to establish an exemption for (or reduction in) any Transfer Tax.

6.11 Litigation. During the Interim Period, Parent, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder Actions (including derivative claims) relating to this Agreement, any Additional Agreement or any matters relating thereto (collectively, the “Transaction Litigation”) commenced (or to such party’s knowledge threatened) against, in the case of Parent, any of Parent or any of its Representatives (in their capacity as a representative of Parent) or, in the case of the Company, the Company or any of its Representatives (in their capacity as a representative of the Company). Parent and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in (subject to a customary joint defense agreement), but not control, the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other. In no event shall (A) any of Parent or any of its Representatives settle or compromise any Transaction Litigation without the Company’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) or (B) the Company or any of its Representatives settle or compromise any Transaction Litigation without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

6.12 PubCo Equity Incentive Plan. Prior to Closing, Parent and Company shall cooperation in good faith to adopt a new equity incentive plan to be effective (the “PubCo Equity Incentive Plan”). The PubCo Equity Incentive Plan shall have such number of shares available for issuance equal a mutually agreed upon percentage between the Parent and the Company of the PubCo Common Stock on a fully-diluted basis (calculated after giving effect to the transactions hereunder but excluding any Company Converted Warrants).

ARTICLE VII
COVENANTS OF THE COMPANY

7.1 Commercially Reasonable Efforts to Obtain Consents. The Company shall use its commercially reasonable efforts to obtain each Company Consent set forth on Company Schedule 7.1. The parties hereto have determined and agree that no filing or waiting period under the HSR Act is required in respect of the Transactions.

7.2 Company Stockholder Approval. The Company shall use its reasonable best efforts that as soon as practicable after the execution and delivery of this Agreement (the “Company Stockholder Written Consent Deadline”), the “Company Stockholder Written Consent”, duly executed and delivered by such Company Stockholders as is required to fully and irrevocably obtain the Company’s stockholder approval (“Company Stockholder Approval”), shall be delivered to Parent. The Company shall ensure that the Company Stockholder Written Consents executed and delivered in accordance with the foregoing sentence shall have been obtained and executed in compliance with, and are valid and effective under, the applicable provisions of the DGCL, and if applicable, CCC or the state of Delaware, as the case may be, and any other applicable Laws and the Company’s organizational documents. Concurrently with the delivery of the Company Stockholder Written Consent to Parent pursuant to this Section 7.2, the Company shall deliver to Parent a Company Shareholder Support Agreement in substantially the form attached hereto as Exhibit C, duly executed by each Company Stockholder that executes and delivers the Company Stockholder Written Consent pursuant to this Section 7.2. Promptly following the receipt of the Company Stockholder Approval via the executed Company Stockholder Written Consents, the Company will prepare (subject to the reasonable approval of Parent) and deliver, to the holders of Company Capital Stock who have not executed and delivered the Company Stockholder Written Consent, the notice required by Section 228(e) of the DGCL, which shall include a description of the appraisal and dissenter rights of such holders available under Section 262 of the DGCL and/or, if applicable, Chapter 13 of the CCC, along with such other information as is required thereunder and pursuant to other applicable Law. Neither the Company’s Board of Directors, nor any committee thereof, shall withhold, withdraw, amend, modify, change, qualify or propose or resolve to withhold, withdraw, amend, modify or change, in each case in a manner adverse to Parent, the Company’s board recommendation.

7.3 No Parent Securities Transactions. From and after the date of this Agreement until the Merger Effective Time, except as otherwise contemplated by this Agreement, the Company shall not engage in any transactions involving the securities of Parent without the prior consent of Parent if the Company possesses material nonpublic information of Parent.

7.4 PPM Investment Procured by Company. Company shall arrange transaction financing of an aggregate amount of not less than Ten Million Dollars and No Cents ($10,000,000.00), which financing may be in the form of cash equity investment, equity-linked instruments, debt instruments or other usual and customary forms of working capital investment, which includes, without limitation, Equity Line of Credit (“ELOC”), forward purchase shares commitments, pre-paid advance commitments or other usual and customary forms of alternative financing. Company and Parent may also enter into backstop arrangements with potential investors (“PPM Investment”), in either case on terms mutually agreeable to the Company and Parent, acting reasonably (a “PPM Investment Procured by Company”). The parties’ agreement and intent with respect to the PPM Investment is that the PubCo has sufficient cash or cash equivalents to meet applicable NASDAQ listing standards upon consummation of the Merger. As such, the Company will have satisfied its obligation under this Section 7.5 if the PPM Investment provides sufficient cash or cash equivalents to satisfy continued listing of PubCo on NASDAQ Global Market as of the Closing Date. The Parent, PubCo and the Company shall, and shall cause their respective Representatives to, cooperate with each other and their respective Representatives in connection with such PPM Investment Procured by Company and use their respective commercially reasonable efforts to cause such PPM Investment Procured by Company to occur.

7.5 Settlement of the Parent’s Operation and Maintenance Fees.

(a) From the date hereof, the Company shall have paid the Parent a non-refundable fee of $100,000 and contemporaneously upon the execution of this Agreement, the Company shall pay the Parent an additional $150,000 (collectively, the “Upfront Fee”) to be used to pay for the Parent’s operation and maintenance fees related to this Transaction, including but not limited to legal, accounting, auditing, and any government agency or third party advisory fees, excluding any amounts payable at Closing from the Trust Account. The Company shall be responsible for and pay its own expenses incurred in connection with this Agreement and the business combination.

(b) At Closing, the Upfront Fees paid shall be reimbursed by the PubCo to the Company Securityholders via PubCo Common Stock at a rate of $9.40 per share with nil interest. 180 calendar days after the Closing Date, in the event PubCo Common Stock is trading at $5.00 or below, the reimbursement rate will be increased to $5.00 per share plus additional Class A ordinary shares of PubCo to reimburse the Company for the monetary equivalent paid in consideration for the Upfront Fee.

7.6 Prepayment of Operation and Maintenance Fees. Upon Signing of the Agreement, within one (1) Business Day, the Company shall make a deposit of a nonrefundable $150,000 to Parent’s designated bank account.

7.7 Settlement of the Parent Extension Payments. In the event that the Closing Date does not occur by June 22, 2025 (the “Initial Period”), the Parent shall have the right to extend the time to complete the business combination up to two (2) times by an additional three (3) months each time for a total of up to 18 or 21 months (each an “Extension Period”) until December 22, 2025. If any extension is required, the Parent shall use commercially reasonable efforts to reduce the extension fees. The Company shall be responsible for paying half of the fees per month during the Extension Period. The Company shall wire each monthly installment of the extension fees to Parent’s designated bank account on the first of each calendar month in exchange for a convertible note issued by Parent to be issued before the first monthly installment payment.

ARTICLE VIII
COVENANTS OF PARENT

8.1 Nasdaq Listing. Parent shall use its reasonable best efforts to cause (a) Parent’s initial listing application with Nasdaq in connection with the Transactions to have been approved; (b) all applicable initial and continuing listing requirements of Nasdaq to be satisfied; and (c) the PubCo Common Stock to be issued as Aggregate Merger Consideration or in connection with the PPM Investment to be approved for listing on Nasdaq, subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement and in any event prior to the Merger Effective Time.

8.2 Trust Account. Parent shall cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement, including for the payment of (a) all amounts payable to public shareholders of Parent in connection with the Redemption (the “Parent Redemption Amount”), (b the other Transaction Expenses to the third parties to which they are owed, and (c) the remaining monies in the Trust Account to PubCo after the Closing.

8.3 Adoption of Registration Statement. Within one Business Day of the Closing Date, the post-Domestication Parent, as the successor to the pre-Domestication Parent, shall file a post-effective amendment to the Registration Statement pursuant to Rule 414(d) of the Securities Act.

8.4 Section 16 Matters. Prior to the Domestication Effective Time, each of the Company and Parent shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Parent Ordinary Shares or acquisitions of PubCo Common Stock (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated hereby by each individual who may be or become subject to the reporting requirements of Section 16 of the Exchange Act to be an exempt disposition or exempt acquisition pursuant to Rule 16b-3 promulgated under the Exchange Act.

8.5 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement, upon the terms and subject to the conditions set forth in this Agreement.

8.6 Employment Agreements. Parent shall use commercially reasonable efforts to enter into Employment Agreements with the Company executive employees listed in Company Schedule 1.1(a), which Employment Agreements would become effective as of the Closing.

8.7 PPM Investment. Without limiting anything to the contrary contained herein, during the Interim Period, the Parent may, but shall not be required to, enter into and consummate a PPM Investment (a “PPM Investment Procured by Parent”), and, if Parent elects to seek a PPM Investment Procured by Parent, Parent and the Company shall, and shall cause their respective Representatives to, cooperate with each other and their respective Representatives in connection with such PPM Investment Procured by Parent and use their respective commercially reasonable efforts to cause such PPM Investment Procured by Parent to occur (including having the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by Parent).

8.8 Parent Shareholder Approval. As promptly as reasonably practicable following the time at which the Registration Statement is declared effective under the Securities Act, Parent shall: (a) use reasonable best efforts to solicit proxies to obtain Parent Shareholder Approval, including the adoption and approval of any other proposal reasonably agreed to by Parties as necessary or appropriate in connection with the consummation of the Merger and the adoption and approval of a proposal for the adjournment of the Parent Shareholder Meeting, if necessary or convenient, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing; and (c) the conduct of the Parent Shareholder Meeting.

ARTICLE IX
CONDITIONS TO CLOSING

9.1 Condition to the Obligations of the Parties. The obligations of each of the parties hereto to consummate the Transactions are subject to the satisfaction of all of the following conditions at or prior to the Domestication Effective Time (or, with respect to the conditions in Sections 9.1(a) and 9.1(e), at or prior to the Merger Effective Time), any one or more of which may be waived (where permissible) in writing by both Parent (on behalf of itself and Merger Sub) and the Company:

(a) No Prohibition. No Authority having competent jurisdiction over the parties hereto with respect to the Transactions shall have (i) enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award that is in effect or (ii) brought an Action or issued or granted any Order (whether temporary, preliminary, or permanent) that is in effect and is final and non-appealable, and, in each case, which has the effect of making the Transactions illegal or otherwise restraining, enjoining, or prohibiting consummation of the Transactions.

(b) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(c) Parent Shareholder Approval. The Parent Shareholder Approval shall have been obtained.

(d) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(e) PubCo Board. The size and composition of the PubCo’s Board of Directors shall be as set forth in Section 2.4(b)(i) hereto.

(f) Nasdaq Listing. Parent’s initial listing application with Nasdaq in connection with the Transactions shall have been approved and the PubCo Common Stock to be issued in connection with this Agreement, including the Aggregate Merger Consideration and shares of PubCo Common Stock to be issued pursuant to the PPM Investment, shall have been approved for listing on Nasdaq, subject to official notice of issuance. The Company shall have satisfied the $5,000,000 liquid asset requirement, along with all other criteria outlined under Nasdaq Capital Market - Financial and Liquidity Requirements 5505(a).

(g) Fairness Opinion. The Parties shall have procured a fairness opinion for the Transaction from an investment bank approved in the Parent.

9.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Transactions are subject to the satisfaction of all the following further conditions any one or more of which may be waived (where permissible) in writing by Parent (in its sole and absolute discretion):

(a) Agreements and Covenants. The Company shall have duly performed or complied with, in all material respects, all of its obligations hereunder required to be performed or complied with at or prior to the Closing; provided, that for purposes of this Section 9.2(a), an obligation of the Company shall only be deemed to have not been performed or complied with if the Company has materially breached such obligation and failed to cure within five (5) days after written notice of such breach has been delivered to the Company (or if earlier, the Outside Closing Date).

(b) Representations and Warranties. The Company Fundamental Representations shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth herein) in all material respects as of the date of this Agreement and as of the Domestication Effective Time, as if made as of such date and time (except to the extent that any such representation and warranty is expressly made as of an earlier date or time, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date or time, as applicable), and (ii) the representations and warranties of the Company set forth in Article IV (other than the Company Fundamental Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the date of this Agreement and as of the Domestication Effective Time, as if made as of such date and time (except to the extent that any such representation and warranty is made expressly as of an earlier date or time, in which case such representation and warranty shall be true and correct in all respects as of such earlier date or time, as applicable), except, in each case of this subclause (ii), where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth herein), individually or in the aggregate, does not cause a Material Adverse Effect.

(c) No Material Adverse Effect. There shall not have occurred a Material Adverse Effect since the date hereof that is continuing.

(d) Officer’s Certificate. Parent shall have received a certificate signed by the Chief Executive Officer or the Chief Financial Officer of the Company certifying the accuracy of the foregoing clauses (a), (b) and (c) of this Section 9.2.

(e) FIRPTA Certificate. The Company shall have delivered to Parent a duly executed certificate conforming to the requirements of Treasury Regulations Sections 1.897-2(h)(1)(i) and 1.1445-2(c)(3)(i), and a notice to be delivered to the United States Internal Revenue Service as required under Treasury Regulations Section 1.897-2(h)(2), each dated no more than thirty (30) days prior to the Closing Date, certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code.

(f) Termination of Certain Contracts. The Company shall have delivered to Parent evidence, in form and substance reasonably acceptable to Parent, that each of the Terminating Contracts shall be terminated effective as of immediately prior to the Merger Effective Time without any further obligations of the Company or PubCo.

(g) Required Company Consents. The Company shall have obtained each Required Company Consent and delivered to Parent evidence thereof, in form and substance reasonably acceptable to Parent.

(h) Non-Competition Agreements. The Parent shall have received Non-Competition Agreements from the Key Employees, duly executed by each such Key Employees and the Company.

(i) Lock-Up Agreement. The Company Securityholders shall have executed and delivered to the Parent a copy of the Lock-Up Agreement.

9.3 Conditions to Obligations of the Company. The obligation of the Company to consummate the Transactions is subject to the satisfaction of all of the following further conditions any one or more of which may be waived (where permissible) in writing by the Company (in its sole and absolute discretion):

(a) Agreements and Covenants. Parent and Merger Sub shall each have duly performed or complied with, in all material respects, all of its obligations hereunder required to be performed or complied with at or prior to the Closing; provided, that for purposes of this Section 9.3(a), an obligation of Parent or Merger Sub, as applicable, shall only be deemed to have not been performed or complied with if Parent or Merger Sub, respectively, has materially breached such obligation and failed to cure within five (5) days after written notice of such breach has been delivered to Parent (or if earlier, the Outside Closing Date).

(b) Representations and Warranties. (i) the Parent Fundamental Representations shall be true and correct in all material respects as of the date of this Agreement and as of the Domestication Effective Time, as if made as of such date and time (except to the extent that any such representation and warranty is made expressly as of an earlier date or time, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date or time, as applicable), (ii) the representations and warranties of Parent (other than the Parent Fundamental Representations) contained in ARTICLE V of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the date of this Agreement and as of the Domestication Effective Time, as if made as of such date and time (except to the extent that any such representation and warranty is made expressly as of an earlier date or time, in which case such representation and warranty shall be true and correct as of such earlier date or time, as applicable), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or any similar limitation set forth herein), individually or in the aggregate, does not cause a Parent Material Adverse Effect.

(c) Officer’s Certificate. The Company shall have received a certificate signed by an authorized officer of Parent certifying the accuracy of the foregoing clauses (a) and (b) of this Section 9.3.

(d) PubCo COI. The PubCo COI shall have been filed with, and declared effective by, the Delaware Secretary of State.

(e) Registration Rights Agreement. Sponsor shall have executed and delivered to the Company a copy of the Registration Rights Agreement.

9.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no party hereto may rely on the failure of any condition set forth in this ARTICLE IX to be satisfied if such failure was caused by the failure of such party or its Affiliates failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

9.5 Waiver of Conditions. Upon the occurrence of the Closing, any condition set forth in this ARTICLE IX that was not satisfied as of the Closing shall be deemed to have been waived as of and from the Closing.

ARTICLE X
TERMINATION

10.1 Termination Without Default.

(a) In the event a governmental Authority shall have issued an Order or enacted a Law having the effect of permanently restraining, enjoining or otherwise prohibiting either the Domestication or the Merger, which Order or Law is final and non-appealable, a Parent or the Company shall have the right, at its sole option, to terminate this Agreement without liability to the other party; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(a) shall not be available to the Company or the Parent if the failure by such party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such governmental Authority.

(b) This Agreement may be terminated at any time by mutual written consent of the Company and Parent duly authorized by each of their respective boards of directors.

(c) This Agreement may be terminated by the Company or Parent upon written notice to the Parties by the Party terminating this Agreement if Section 7.4 herein is not satisfied as of the Closing Date or, if the Parties agree to an extension of the Closing Date, within fourteen (14) days after the Closing Date.

(d) This Agreement may be terminated by the Parent or Company in the event that Parent Shareholder Approval or Company Stockholder Approval is not obtained by the Closing Date, which termination shall be effective upon ten (10) days’ prior written notice from the party terminating this Agreement to the other Parties.

10.2 Termination Upon Default.

(a) The Parent may terminate this Agreement by giving notice to the Company on or prior to the Closing Date, without prejudice to any rights or obligations the Parent may have, if the Company has materially breached any of its representations, warranties, agreements or covenants contained herein or in any Additional Agreement to be performed on or prior to the Closing Date or this Agreement or the transactions contemplated hereby fail to be authorized or approved by the shareholders of the Company and such breach shall not be cured within fourteen (14) days following receipt by the Company of a notice describing in reasonable detail the nature of such breach. For avoidance of doubt and notwithstanding anything herein to the contrary, the failure to deliver the Audited Financial Statements and the Interim U.S. GAAP Financial Statements by June 10, 2025, shall constitute a material breach of this Agreement.

(b) The Company may terminate this Agreement by giving notice to the Parent, without prejudice to any rights or obligations the Company may have, if the Parent has materially breached any of its covenants, agreements, representations, and warranties contained herein or in any Additional Agreement to be performed on or prior to the Closing Date and such breach shall not be cured within fourteen (14) days following receipt by such Parent of a notice describing in reasonable detail the nature of such breach.

(c) In the event that this Agreement is terminated pursuant to Section 10.2 hereof, the breaching party or the delaying party shall be obligated to pay the non-breaching party or non-delaying party a break-up fee of US$1,000,000 (the “Break-up Fee”) payable in cash or common or preferred stock with an equivalent market value to the cash equivalent fair market value worth of the Break-up Fee as appraised by a third party appraiser selected jointly by the Company and Parent, within two (2) business days after termination of this Agreement by the non-breaching party or non-delaying party unless. The Company and the Parent acknowledge and agree that: (i) the Break-up Fee is a fair and reasonable estimate of the actual damages suffered by the non-breaching party, which amount would otherwise be impossible to calculate with precision; and (ii) the Break-up Fee constitutes liquidated damages hereunder and is not intended to be a penalty.

10.3 Effect of Termination. If this Agreement is terminated pursuant to this ARTICLE X, this Agreement shall become void and be of no further force or effect, without any liability on the part of any party hereto (or any shareholder, director, officer, employee, Affiliate, agent, consultant or Representative of such party) to any other party hereto or any other Person; provided that, no such termination shall relieve any party from liability arising out of or incurred as a result of the willful breach by such party of this Agreement or such party’s fraud. The provisions of ARTICLE X and ARTICLE XI shall survive any termination hereof pursuant to this ARTICLE X.

ARTICLE XI
MISCELLANEOUS

11.1 Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 5:00 PM on a Business Day, addressee’s day and time, on the date of delivery, and otherwise on the first Business Day after such delivery; (b) if by fax, on the date that transmission is confirmed electronically, if by 5:00 PM on a Business Day, addressee’s day and time, and otherwise on the first Business Day after the date of such confirmation; (c) if by email, on the date of transmission; or (d) five (5) days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

if to the Company (or, following the Closing, the Surviving Corporation or PubCo), to:

[●]

with a copy (which shall not constitute notice) to:

[●]

if to Parent or Merger Sub:

[●]

with a copy (which shall not constitute notice) to:

[●]

11.2 Amendments; No Waivers; Remedies.

(a) This Agreement cannot be amended, except by a writing signed by each party hereto, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b) Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party hereto from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party hereto waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c) Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon any party hereto, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Transactions) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the parties hereto shall be entitled to seek to obtain an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties hereto have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

(d) Notwithstanding anything to the contrary contained herein, no party hereto shall seek, nor shall any party hereto be liable for, punitive or exemplary damages under any tort, contract, equity or other legal theory with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

11.3 Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any party hereto in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

11.4 Publicity. Except as required by applicable Law or applicable stock exchange rules and except with respect to the Additional Parent SEC Documents, the parties hereto agree that neither they nor their respective Representatives shall issue any press release or make any other public disclosure concerning the Transactions without the prior approval of the other parties hereto. If a party hereto is required to make such a disclosure as required by applicable Law or applicable stock exchange rules, the party making such determination will, if practicable in the circumstances, use reasonable commercial efforts to allow the other parties hereto reasonable time to comment on such disclosure in advance of its issuance.

11.5 Expenses. Except as otherwise set forth herein, the payment of any filing fees with the SEC relating to the Offer Documents shall be borne equally by the Company and Parent. Upon the Closing, all Transaction Expenses shall be paid and/or reimbursed by wire transfer of immediately available funds, from Aggregate Parent Closing Cash, and to the extent such funds are exhausted, will be paid by the PubCo.

11.6 No Assignment or Delegation. No party hereto may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law or otherwise, without the written consent of the other party. Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement.

11.7 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof (except that the Cayman Islands Companies Act (As Revised) shall also apply to the Domestication).

11.8 Waiver of Jury Trial. THE PARTIES HERETO EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ADDITIONAL AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES HERETO EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.8.

11.9 Submission to Jurisdiction. Each of the parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware does not have jurisdiction, a federal court sitting in Wilmington, Delaware) (or any appellate courts thereof), for the purposes of any Action (a) arising under this Agreement or under any Additional Agreement or (b) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any Additional Agreement or any of the transactions contemplated hereby or thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Action in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action has been brought in an inconvenient forum. Each party hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action (i) arising under this Agreement or under any Additional Agreement or (ii) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any Additional Agreement or any of the transactions contemplated hereby or thereby, (A) any claim that it is not personally subject to the jurisdiction of the courts as described in this Section 11.9 for any reason, (B) that it or its property is exempt or immune from the jurisdiction of any such court or from any Action commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Action in any such court is brought in an inconvenient forum, (y) the venue of such Action is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party hereto agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 11.1 shall be effective service of process for any such Action.

11.10 Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party hereto of an executed counterpart or the earlier delivery to each party hereto of original, photocopied, or electronically transmitted (including scanned .pdf image) signature pages that together (but need not individually) bear the signatures of all other parties hereto.

11.11 Entire Agreement. This Agreement, together with the Additional Agreements, sets forth the entire agreement of the parties with respect to the subject matter and thereof and supersedes all prior and contemporaneous understandings, letters of intent, and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement or any Additional Agreement may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or in any Additional Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof.

11.12 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. The parties hereto shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

11.13 Further Assurances. Each party hereto shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the Transactions.

11.14 Third Party Beneficiaries. Except as provided in Sections 6.8, 6.9, 6.10, ARTICLE X and Section 11.16, neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto.

11.15 Waiver. Reference is made to the final prospectus of Parent, dated March 22, 2024 (the “IPO Prospectus”). The Company has read the IPO Prospectus and understands that Parent has established the Trust Account for the benefit of the public shareholders of Parent and the underwriters of the IPO pursuant to the Trust Agreement and that Parent may disburse monies from the Trust Account only for the purposes set forth in the Trust Agreement. For and in consideration of Parent agreeing to enter into this Agreement, the Company, for itself and on behalf of its Affiliates and its and their Representatives, hereby (a) agrees that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account as a result of, or arising out of, any negotiations, contracts or agreements with Parent regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”), (b) irrevocably waives any Released Claims that it may have against the monies in the Trust Account now or in the future as a result of, or arising out of, this Agreement, and (c) agrees that it will not seek recourse against the monies in the Trust Account for any reason provided, however, that the foregoing waiver will not limit or prohibit the Company, from pursuing a claim against Parent, Merger Sub or any other Person for legal relief against monies outside the Trust Account or other assets of Parent or Merger Sub held outside of the Trust Account or for specific performance or other equitable relief in connection with the Transactions, including a claim against Parent and Merger Sub to specifically perform its obligations under this Agreement in accordance with the terms of this Agreement.

11.16 Non-Recourse. (a) This Agreement may be enforced only against, and any dispute, claim or controversy based upon, arising out of or related to this Agreement or the Transactions may be brought only against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth in this Agreement with respect to such party. No past, present or future director, officer, employee, incorporator, member, partner, shareholder, agent, attorney, advisor, lender or Representative or Affiliate of any named party to this Agreement (which Persons are intended third party beneficiaries of this Section 11.16) shall have any liability (whether in contract or tort, at law or in equity or otherwise, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of such named party or for any dispute, claim or controversy based on, arising out of, or related to this Agreement or the Transactions.

(b) Each party to this Agreement expressly waives and foregoes any right to recover punitive or exemplary damages (except with respect to fraud, willful misconduct or intentional breach) against any other party in any arbitration, lawsuit, litigation, or proceeding arising out of or resulting from any controversy or claim arising out of or relating to this Agreement or the transactions contemplated hereby.

11.17 Non-Survival of Representations and Warranties. Except as otherwise set forth in Section 10.3 or (y) in the case of claims against a Person in respect of such Person’s common law fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part at or after the Closing, and then only with respect to any breaches occurring at or after the Closing and (b) this ARTICLE XI.

11.18 No Other Representations; No Reliance.

(a) NONE OF THE COMPANY, ANY COMPANY SECURITYHOLDER NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO THE COMPANY OR THE BUSINESS OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE IV, IN EACH CASE, AS MODIFIED BY THE COMPANY SCHEDULES. Without limiting the generality of the foregoing, neither the Company, any Company Securityholder nor any of their respective Representatives has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the Company made available to Parent and its Representatives, including due diligence materials, or in any presentation of the Business of the Company by management of the Company or others in connection with the Transactions, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Parent or Merger Sub in executing, delivering and performing this Agreement, the Additional Agreements or the Transactions, in each case except for the representations and warranties set forth in ARTICLE IV as modified by the Company Schedules. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by the Company, any Company Securityholder or their respective Representatives are not and shall not be deemed to be or to include representations or warranties of the Company or any Company Securityholder, and are not and shall not be deemed to be relied upon by Parent or Merger Sub in executing, delivering and performing this Agreement, the Additional Agreement and the Transactions, in each case except for the representations and warranties set forth in ARTICLE IV, in each case, as modified by the Company Schedules. Except for the specific representations and warranties expressly made by the Company in ARTICLE IV, in each case as modified by the Company Schedules: (i) each of Parent and Merger Sub acknowledges and agrees that: (A) neither the Company, the Company Securityholders nor any of their respective Representatives is making or has made any representation or warranty, express or implied, at law or in equity, in respect of the Company, the Business, assets, liabilities, operations, prospects or condition (financial or otherwise) of the Company, the nature or extent of any liabilities of the Company, the effectiveness or the success of any operations of the Company or the accuracy or completeness of any confidential information memoranda, projections, forecasts or estimates of earnings, or other information (financial or otherwise) regarding the Company furnished to Parent, Merger Sub or their respective Representatives or made available to Parent and its Representatives in any “data rooms,” “virtual data rooms,” management presentations or any other form in expectation of, or in connection with, the Transactions, or in respect of any other matter or thing whatsoever; and (B) no Representative of any Company Securityholder or the Company has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in ARTICLE IV and subject to the limited remedies herein provided; (ii) Parent specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that the Company Securityholders and the Company have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person; and (iii) none of the Company, the Company Securityholders nor any other Person shall have any liability to Parent or any other Person with respect to any such other representations or warranties, including projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations, future cash flows or the future financial condition of the Company or the future business, operations or affairs of the Company.

(b) NONE OF PARENT, MERGER SUB, SPONSOR OR ANY OTHER HOLDERS OF EQUITY INTERESTS OF PARENT OR MERGER SUB, NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO PARENT OR MERGER SUB OR THEIR RESPECTIVE BUSINESSES OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE V, IN EACH CASE, AS MODIFIED BY THE PARENT SCHEDULES. Without limiting the generality of the foregoing, none of Parent, Merger Sub, Sponsor nor any other holders of Equity Interests of Parent or Merger Sub nor any of their respective Representatives has made, and shall not be deemed to have made, any representations or warranties in the materials relating to Parent or Merger Sub made available to the Company and its Representatives, including due diligence materials, or in any presentation of the business of Parent or Merger Sub made by management of Parent or Merger Sub or others in connection with the Transactions, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by the Company in executing, delivering and performing this Agreement, the Additional Agreements or the Transactions, in each case except for the representations and warranties set forth in ARTICLE V as modified by the Parent Schedules. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by Parent, Merger Sub, Sponsor or any other holders of Equity Interests of Parent or Merger Sub or their respective Representatives are not and shall not be deemed to be or to include representations or warranties of Parent, Merger Sub, Sponsor or any other holders of Equity Interests of Parent or Merger Sub, and are not and shall not be deemed to be relied upon by the Company in executing, delivering and performing this Agreement, the Additional Agreement and the Transactions, in each case except for the representations and warranties set forth in ARTICLE V, in each case, as modified by the Parent Schedules. Except for the specific representations and warranties expressly made by Parent and Merger Sub in ARTICLE V, in each case as modified by the Parent Schedules: (i) the Company acknowledges and agrees that: (A) none of Parent, Merger Sub, Sponsor nor any other holders of Equity Interests of Parent or Merger Sub nor any of their respective Representatives is making or has made any representation or warranty, express or implied, at law or in equity, in respect of Parent or Merger Sub or the business, assets, liabilities, operations, prospects or condition (financial or otherwise) of Parent or Merger Sub, the nature or extent of any liabilities of Parent or Merger Sub, the effectiveness or the success of any operations of Parent or Merger Sub or the accuracy or completeness of any confidential information memoranda, projections, forecasts or estimates of earnings, or other information (financial or otherwise) regarding Parent or Merger Sub furnished to the Company or its Representatives or made available to the Company and its Representatives in any “data rooms,” “virtual data rooms,” management presentations or any other form in expectation of, or in connection with, the Transactions, or in respect of any other matter or thing whatsoever; and (B) no Representative of Parent, Merger Sub, Sponsor or any other holders of Equity Interests of Parent or Merger Sub has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in ARTICLE V and subject to the limited remedies herein provided; (ii) the Company specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that Parent, Merger Sub, Sponsor and the other holders of Equity Interests of Parent and Merger Sub have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person; and (iii) none of Parent, Merger Sub, Sponsor nor any other holders of Equity Interests of Parent or Merger Sub nor any other Person shall have any liability to the Company or any other Person with respect to any such other representations or warranties, including projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations, future cash flows or the future financial condition of Parent or Merger Sub or the future business, operations or affairs of Parent or Merger Sub.

11.19 Conflicts and Privilege.

(a) Each of the parties hereto, on its own behalf and on behalf of its Affiliates from time to time, hereby agree that, in the event that a dispute with respect to this Agreement or the Transactions arises after the Closing between or among (x) the Sponsor, the shareholders or holders of other Equity Interests of Parent or the Sponsor and/or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “Parent Group”), on the one hand, and (y) the Company or PubCo, on the other hand, any legal counsel, including Celine & Partners PLLC (“CCP”), that represented Parent and/or the Sponsor prior to the Closing may represent the Sponsor and/or any other member of the Parent Group in such dispute even though the interests of such Persons may be directly adverse to the Company or PubCo, and even though such counsel may have represented the Parent Group and/or PubCo in a matter substantially related to such dispute, or may be handling ongoing matters for PubCo, the Company and/or the Sponsor. The parties hereto, on behalf of their respective successors and assigns (including, after the Closing, PubCo), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Additional Agreements or the transactions contemplated hereby or thereby) between or among Parent, the Sponsor and/or any other member of the Parent Group, on the one hand, and CCP, on the other hand, the attorney-client privilege and the expectation of client confidence shall survive the Transactions and belong to the Parent Group after the Closing, and shall not pass to or be claimed or controlled by PubCo or the Company. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with Parent or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Company.

(b) The parties hereto, on behalf of their respective successors and assigns (including, after the Closing, PubCo), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the stockholders or holders of other Equity Interests of the Company and/or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “Company Group”), on the one hand, and (y) any member of the Parent Group, on the other hand, any legal counsel that represented the Company prior to the Closing may represent any member of the Company Group in such dispute even though the interests of such Persons may be directly adverse to the Parent Group, and even though such counsel may have represented Parent and/or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Company, and further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Additional Agreements or the transactions contemplated hereby or thereby) between or among any member of the Company, the attorney-client privilege and the expectation of client confidence shall survive the Transactions and belong to the Company Group after the Closing, and shall not pass to or be claimed or controlled by the PubCo. Notwithstanding the foregoing, any privileged communications or information shared by Parent prior to the Closing with the Company under a common interest agreement shall remain the privileged communications or information of Parent.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Parent:

BLACK HAWK ACQUISITION CORPORATION

By:	/s/ Kent Louis Kaufmann
	Name:	Kent Louis Kaufmann
	Title:	Chief Executive Officer

Merger Sub:

BH MERGER SUB, INC.

By:	/s/ Kent Louis Kaufmann
	Name:	Kent Louis Kaufmann
	Title:	President

Company:

VESICOR THERAPEUTICS, INC.

By:	/s/ Dr. Luo Feng
	Name:	Dr. Luo Feng
	Title:	Chief Executive Officer

[Signature page to Business Combination Agreement]

Annex B

PROPOSED FORM

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

VEISCOR THERAPEUTICS HOLDINGS, INC.

Vesicor Therapeutics Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify that:

1. The name of the Corporation is “Vesicor Therapeutics Holdings, Inc.” The date of the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was [●] (the “Original Certificate”). The name under which the Corporation filed the Original Certificate was “Black Hawk Acquisition Corporation”.

2. This Amended and Restated Certificate of Incorporation (the “Certificate”) amends, restates and integrates the provisions of the Amended and Restated Certificate of Incorporation that was filed with the Secretary of State of the State of Delaware on [________] (the “Amended and Restated Certificate”), and was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”).

3. The text of the Amended and Restated Certificate is hereby amended, restated and integrated in its entirety to provide as follows.

ARTICLE I: Name

The name of this corporation is Veiscor Therapeutics Holdings, Inc. (the “Corporation”).

ARTICLE II: Registered Office

The address of the registered office of the Corporation in the State of Delaware is [**]. The name of its registered agent at such address is [**].

ARTICLE III: Purpose; Existence

A. The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.

B. The Corporation shall have perpetual existence.

ARTICLE IV: Capital Stock

A. Capitalization. The total number of shares of all classes of stock that the Corporation is authorized to issue is [*] shares of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), [*] shares of Class B Common Stock (“Class B Common Stock”) and [*] shares of Preferred Stock, par value $0.0001 per share (“Preferred Stock”). The number of authorized shares of any of the Class A Common Stock, Class B Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the requisite vote of the stockholders entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Class A Common Stock or Class B Common Stock, voting as a single group, or Preferred Stock voting separately shall be required therefor, unless a vote of any such stockholder is expressly required pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock).

B. Preferred Stock.

1. The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized, by resolution or resolutions, at any time and from time to time, to provide, out of the authorized but unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the powers, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series and to cause to be filed with the Secretary of State of the State of Delaware a certificate of designation with respect thereto. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

2. Except as otherwise required by law, holders of a series of Preferred Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to such series of Preferred Stock).

C. Class A and Class B Common Stock.

1. Voting Rights. Except as otherwise provided in this Amended and Restated Certificate of Incorporation or applicable law: (a) each holder of record of Class A Common Stock, as such, shall be entitled to one (1) vote for each share of Class A Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote (whether voting separately as a class or together with one or more classes of the Corporation’s capital stock); and (b) each holder of record of Class B Common Stock, as such, shall be entitled to ten (10) votes for each share of Class B Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote (whether voting separately as a class or together with one or more classes of the Corporation’s capital stock). The holders of the Class A Common Stock and Class B Common Stock shall vote as a single voting group on all matters presented for, or requiring, the approval of the holders of Class A Common Stock or Class B Common Stock.

2. Notwithstanding the foregoing, to the fullest extent permitted by law, holders of Class A Common Stock or Class B Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms, number of shares, powers, designations, preferences or relative, participating, optional or other special rights (including, without limitation, voting rights), or to qualifications, limitations or restrictions thereof, of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

3. Dividends and Distributions. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Class A Common Stock or Class B Common Stock with respect to the payment of dividends and other distributions in cash, property or shares of capital stock of the Corporation, any dividends and other distributions may be declared and paid on the Class A Common Stock and Class B Common Stock out of the assets of the Corporation that are legally available for this purpose at such times and in such amounts as the Board in its discretion shall determine. The holders of shares of Class A Common Stock and the holders of shares of Class B Common Stock shall be entitled to share equally, on a per-share basis, in such dividends and other distributions of cash, property or shares of stock of the Corporation as may be declared by the Board of Directors from time to time with respect to the shares of Class A Common Stock and Class B Common Stock out of assets or funds of the Corporation legally available therefor; provided, however, that in the event that such dividend is paid in the form of shares of Corporation’s common stock or rights to acquire shares of Corporation’s common stock, the holders of shares of Class A Common Stock shall receive shares of Class A Common Stock or rights to acquire shares of Class A Common Stock, as the case may be, and the holders of shares of Class B Common Stock shall receive shares of Class B Common Stock or rights to acquire shares of Class B Common Stock, as the case may be.

4. Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the right, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Class A Common Stock or Class B Common Stock as to distributions upon dissolution or liquidation or winding up of the Corporation, the holders of all outstanding shares of Class A Common Stock and Class B Common Stock shall be entitled to receive and share equally the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by each such stockholder.

D. Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to purchase shares of any class or series of the Corporation’s capital stock or other securities of the Corporation, and such rights, warrants and options shall be evidenced by instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock subject thereto may not be less than the par value thereof.

ARTICLE V: Board of Directors; Management

A. The management of the business and the conduct of the affairs of the Corporation shall be vested in the Board. The number of directors that shall constitute the whole Board shall be fixed by the Board in the manner provided in the Bylaws of the Corporation.

B. Election of directors need not be by ballot unless the Bylaws so provide.

ARTICLE VI: Amendments of Bylaws

The Board may from time to time adopt, amend, alter, supplement, rescind or repeal any or all of the Bylaws of the Corporation without any action on the part of the stockholders; provided, however, that the stockholders may adopt, amend or repeal any bylaw adopted by the Board, and no amendment or supplement to the bylaws adopted by the Board shall vary or conflict with any amendment or supplement adopted by the stockholders. If the DGCL is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited, as applicable, to the fullest extent permitted by the DGCL as amended.

ARTICLE VII: Liability of Directors

To the fullest extent permitted under the DGCL, as amended from time to time, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment or repeal of this Article VII shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment or repeal.

ARTICLE VIII: Indemnification

A. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another entity or enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement (except for judgments, fines and amounts paid in settlement in any action or suit by or in the right of the Corporation to procure a judgment in its favor) actually and reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in Section VIII.C below, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized by the Board.

B. To the extent not prohibited by applicable law, the Corporation shall pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article VIII or otherwise.

C. If a claim for indemnification or advancement of expenses under this Article VIII is not paid in full within 30 days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

D. The rights conferred on any Covered Person by this Article VIII shall not be exclusive of any other rights that such Covered Person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, the bylaws of the Corporation, agreement, vote of stockholders or disinterested directors or otherwise.

E. The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another entity or enterprise shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such other entity or enterprise.

F. Any amendment or repeal of the foregoing provisions of this Article VIII shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such amendment or repeal.

G. This Article VIII shall not limit the right of the Corporation, to the extent and in the manner permitted by applicable law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

ARTICLE IX: Federal Forum

Unless the Corporation selects or consents in writing to the selection of an alternative forum, or unless and to the extent stated otherwise in this Article IX, the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or this Amended and Restated Certificate of Incorporation or the Bylaws (as either may be amended and/or restated from time to time) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware. Unless the Corporation selects or consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by applicable law, be the exclusive forum for the resolution of any cause of action arising under the federal securities laws of the United States of America, including, in each case, the applicable rules and regulations promulgated thereunder. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article IX.

ARTICLE X: Amendment of Certificate of Incorporation

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.

ARTICLE XI: Section 203 of the DGCL.

The Corporation elects not to be governed by Section 203 of the DGCL.

ARTICLE XII: Written Consent

Holders of Class A Common Stock, Class B Common Stock or Preferred Stock of the Corporation may not take any action by written consent in lieu of a stockholders’ meeting. Notwithstanding any other provisions of law, this Amended and Restated Certificate of Incorporation or the By-laws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by applicable laws, the affirmative vote of the holders of shares representing at least two-thirds of the votes which all the holders of shares of capital stock of the Corporation eligible to vote on amendments to the Corporation’s Amended and Restated Certificate of Incorporation would be entitled to cast in any annual election of directors or class of directors shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article XII.

ARTICLE XIII: Severability

If any provision or provisions of this Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal, or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality, and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal, or unenforceable that is not itself held to be invalid, illegal, or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal, or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees, and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

IN WITNESS WHEREOF, this Amended Restated Certificate of Incorporation, which restates, integrates and amends the Certificate of Incorporation of the Corporation, and which has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, has been executed by its duly authorized officer this            day of                     , 2026.

VESICOR THERAPEUTICS HOLDINGS, INC.

By:
Michael Tolentino, Chief Executive Officer

Annex C

FORM OF BY-LAWS OF VESICOR THERAPEUTICS HOLDINGS, INC.

Dated as of ___________, 2026

ARTICLE I CORPORATE OFFICES

1.1 REGISTERED OFFICE

The registered office of Vesicor Therapeutics Holdings, Inc. (the “Corporation”) shall be [______________] and the registered agent at that address shall be [________].

1.2 OTHER OFFICES

The Corporation may at any time establish additional offices at any place or places where the Corporation is qualified to do business.

ARTICLE II MEETINGS OF STOCKHOLDERS

2.1 PLACE OF MEETINGS

Meetings of stockholders shall be held at any place within or outside the State of Delaware designated from time to time by the board of directors, including, for the avoidance of doubt, a virtual location or meeting otherwise held solely by means of remote communication in accordance with Section 211(a) of the General Corporation Law of the State of Delaware (as the same may be amended or restated and any successor thereto, the “DGCL”). In the absence of any such designation, stockholders’ meetings shall be held at the principal executive offices of the Corporation.

2.2 ANNUAL MEETING

The annual meeting of stockholders shall be held each year on a date and at a time designated from time to time by the board of directors. At the meeting, directors shall be elected, and any other proper business may be transacted.

2.3 SPECIAL MEETING

A special meeting of the stockholders may be called at any time only by the board of directors, the chairman of the board, the chief executive officer, or the president, but may not be called by any other person or persons. Except as otherwise required by the DGCL or provided in the Amended and Restated Certificate of Incorporation (as amended and restated from time to time, the “Certificate of Incorporation”), stockholders shall not have the right to request or call a special meeting of the stockholders. No business may be transacted at such special meeting otherwise than specified in the notice of such special meeting delivered to stockholders (or any supplement thereto) in accordance with Section 2.4.

2.4 NOTICE OF STOCKHOLDERS’ MEETINGS

All notices of meetings of stockholders shall be sent or otherwise given in accordance with Section 2.5 of these bylaws not less than ten (10) nor more than sixty (60) days before the date of the meeting. The notice shall specify the place, date, and hour of the meeting and (a) in the case of a special meeting, the purpose or purposes for which the meeting is called or (b) in the case of the annual meeting, those matters which the board of directors, at the time of giving the notice, intends to present for action by the stockholders. The notice of any meeting at which directors are to be elected shall include the name of any nominee or nominees who, at the time of the notice, the board intends to present for election.

2.5 MANNER OF GIVING NOTICE; AFFIDAVIT OF NOTICE

2.5.1. Written notice of any meeting of stockholders shall be given by mail, by a form of electronic transmission, or by other form of written or electronic communication consented to by the stockholders to whom the notice is given, or in such other manner as permitted by law. Any consent to notice by electronic transmission shall be revocable by the stockholder by written notice to the Corporation. For purposes of these bylaws, unless the context otherwise requires, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, any number of electronic networks, intranets, web sites or databases (including distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

2.5.2. Notice shall be deemed given, if mailed, when deposited in the United States mail and addressed to the stockholder at such stockholder’s address as it appears on the stock record books of the Corporation, with postage thereon prepaid.

2.5.3. If any notice addressed to a stockholder at the address of that stockholder appearing on the books of the Corporation is returned to the Corporation by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver the notice to the stockholder at that address, then all future notices or reports shall be deemed to have been duly given without further mailing if the same shall be available to the stockholder on written demand of the stockholder at the principal executive offices of the Corporation for a period of one (1) year from the date of the giving of the notice. Notice given by electronic transmission shall be deemed given: (a) if by facsimile, when directed to a number at which the stockholder has consented to receive notice; (b) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (c) if by posting on an electronic network or web site together with a separate notice to the stockholder of such specific posting, upon the later of (i) such posting and (ii) the giving of such separate notice; and (d) by any other form of electronic transmission, when directed to the stockholder.

2.5.4. An affidavit of the mailing or other means of giving any notice (or supplement thereto) of any stockholders’ meeting, executed by the secretary, assistant secretary or any transfer agent of the Corporation giving the notice, shall, in the absence of fraud, be prima facie evidence of the giving of such notice (or supplement thereto).

2.6 QUORUM

The presence in person or by proxy of the holders of a majority of the shares entitled to vote thereat constitutes a quorum for the transaction of business at all meetings of stockholders. The stockholders present at a duly called or held meeting at which a quorum is present may continue to do business for which such meeting is called until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

2.7 ADJOURNED MEETING; NOTICE

2.7.1. Any stockholders’ meeting, annual or special, whether or not a quorum is present, may be adjourned from time to time by the chairman of the meeting. In the absence of a quorum, no other business may be transacted at that meeting except as has been transacted while a quorum was present, if any, as provided in Section 2.6 of these bylaws.

2.7.2. When any meeting of stockholders, either annual or special, is adjourned to another time or place (including an adjournment taken to address a technical failure to convene or continue a meeting using remote communication), notice need not be given of the adjourned meeting if the time and place are (a) announced at the meeting at which the adjournment is taken, (b) displayed during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxy holders to participate in the meeting by means of remote communications or (c) set forth in the notice of meeting given in accordance with these bylaws. However, if a new record date for the adjourned meeting is fixed or if the adjournment is for more than thirty (30) days from the date set for the original meeting, then notice of the adjourned meeting shall be given. Notice of any such adjourned meeting shall be given to each stockholder of record entitled to vote at the adjourned meeting in accordance with the provisions of Sections 2.4 and 2.5 of these bylaws. At any adjourned meeting the Corporation may transact any business which might have been transacted at the original meeting.

2.8 VOTING

2.8.1. The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of these bylaws, subject to the provisions of Sections 217 and 218 of the DGCL (relating to voting rights of fiduciaries, pledgors and joint owners, and to voting trusts and other voting agreements).

2.8.2. Except as may be otherwise provided in the Certificate of Incorporation, each outstanding share, regardless of class, shall be entitled to one vote on each matter submitted to a vote of the stockholders.

2.8.3. If a quorum is present, the election of directors shall be decided by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. With respect to any matter other than the election of directors, if a quorum is present, the affirmative vote of the majority of the shares represented and voting at a duly held meeting shall be the act of the stockholders, unless the vote of a greater number or a vote by classes is required by law, by the Certificate of Incorporation or by these bylaws. The board of directors, in its discretion, or the officer of the Corporation presiding at a meeting of stockholders, in such officer’s discretion, may require that any votes cast at such meeting shall be cast by written ballot.

2.8.4. Unless otherwise provided in the Certificate of Incorporation, a stockholder shall not be entitled to cumulate votes at any meeting.

2.9 STOCKHOLDER ACTION BY WRITTEN CONSENT WITHOUT A MEETING

Stockholders of the Corporation may not take action by written consent in lieu of a meeting.

2.10 RECORD DATE FOR STOCKHOLDER NOTICE AND VOTING

2.10.1. For purposes of determining the stockholders entitled to notice of any meeting or to vote thereat, the board of directors may fix, in advance, a record date, which shall not be more than sixty (60) days nor less than ten (10) days before the date of any such meeting, and in such event only stockholders of record on the date so fixed are entitled to notice and to vote, notwithstanding any transfer of any shares on the books of the Corporation after the record date.

2.10.2. If the board of directors does not so fix a record date, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the business day next preceding the day on which notice is given.

2.10.3. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the board of directors may fix a new record date for the adjourned meeting. The record date for any purpose other than determining entitlement to notice of and to vote at a meeting of stockholders shall be as provided in Article VIII of these bylaws.

2.11 PROXIES

Every person entitled to vote for directors, or on any other matter, shall have the right to do so either in person or by one or more agents authorized by a written proxy signed by the person and filed with the secretary of the Corporation, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. A proxy shall be deemed signed if the stockholder’s name is placed on the proxy (whether by manual signature, typewriting, telegraphic transmission or otherwise) by the stockholder or the stockholder’s attorney-in-fact. The provisions of Section 212(e) of the DGCL shall govern the revocability of a proxy that states on its face that it is irrevocable.

2.12 ORGANIZATION AND CONDUCT OF MEETINGS

The chairman of the board of directors shall act as chairman of meetings of stockholders of the Corporation, unless otherwise determined by the board of directors. The board of directors may adopt by resolution such rules and regulations for the conduct of the meeting of the stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the board of directors, the chairman of any meeting of the stockholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the board of directors or prescribed by the chairman of the meeting, and such acts may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) the determination of when the polls shall open and close for any given matter to be voted on at the meeting; (c) rules and procedures for maintaining order at the meeting and the safety of those present; (d) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (e) restrictions on entry to the meeting after the time fixed for the commencement thereof; (f) limitations on the time allotted to questions or comments by participants; (g) determination of the number of shares outstanding and the voting power of each, the number of shares represented at the meeting, the existence of a quorum, and the authenticity, validity, and effect of proxies; (h) counting and tabulation of all votes or consents; (i) hearing and determining all challenges and questions in any way arising in connection with the right to vote; (j) any other acts that may be proper to conduct the election or vote with fairness to all stockholders and (k) the appointment of an inspector or inspectors of election to act at the meeting or its adjournment in respect of one or more of the foregoing matters. The board of directors or chairman may hear and determine all challenges and questions in any way arising in connection with the right to vote.

2.13 NOTICE OF STOCKHOLDER BUSINESS TO BE BROUGHT BEFORE A MEETING

2.13.1. Business Properly Brought Before a Meeting. At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (a) brought before the meeting by the Corporation and specified in the notice of meeting given by or at the direction of the board of directors, (b) brought before the meeting by or at the direction of the board of directors, or (c) otherwise properly brought before the meeting by a stockholder - meaning, the business must be a proper matter for action by the stockholders of the Corporation and must be proposed by a stockholder who (i) was a stockholder of record (and, with respect to any beneficial owner, if different, on whose behalf such business is proposed, only if such beneficial owner was the beneficial owner of shares of the Corporation) at the time of giving the notice provided for in this Section 2.13 through the time of the meeting (or a “Qualified Representative” (as defined below) of such a stockholder), (ii) is entitled to vote at the meeting, and (iii) has complied with this Section 2.13 as to such business. For purposes of these bylaws, a “Qualified Representative” of a proposing stockholder shall be (A) a duly authorized officer, manager or partner of such proposing stockholder or (B) a person authorized by a writing executed by such proposing stockholder (or a reliable reproduction or electronic transmission of the writing) delivered by such proposing stockholder to the Corporation prior to the making of any nomination or proposal at a stockholder meeting stating that such person is authorized to act for such proposing party as proxy at the meeting of stockholders, which writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, must be produced at the meeting of stockholders. Except for proposals properly made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (as so amended and inclusive of such rules and regulations collectively, the “Exchange Act”), and included in the notice of meeting given by or at the direction of the board of directors, the foregoing clause (iii) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. Stockholders shall not be permitted to propose business to be brought before a special meeting of the stockholders, and the only matters that may be brought before a special meeting are the matters specified in the notice of meeting given by or at the direction of the person calling the meeting pursuant to Section 2.3 of these bylaws. Stockholders seeking to nominate persons for election to the board of directors must comply with Section 2.14 of these bylaws, and this Section 2.13 shall not be applicable to nominations except as expressly provided in Section 2.14 of these bylaws.

2.13.2. Requirement of Timely Notice of Stockholder Business. Without qualification, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (i) provide Timely Notice (as defined below) thereof in writing and in proper form to the secretary of the Corporation and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.13. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the one year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not earlier than the one hundred twentieth (120th) day prior to such annual meeting and not later than the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of Timely Notice as described above.

2.13.3. Requirements for Proper Form of Stockholder Notice of Proposed Business. To be in proper form for purposes of this Section 2.13, a stockholder’s notice to the secretary shall set forth:

(a) (i) Stockholder Information. As to each Proposing Person (as defined below), (A) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records) and (B) the class or series and number of shares of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (A) and (B) are referred to as “Stockholder Information”);

(ii) Information Regarding Disclosable Interests. As to each Proposing Person, (A) any derivative, swap or other transaction or series of transactions engaged in, directly or indirectly, by such Proposing Person, the purpose or effect of which is to give such Proposing Person economic risk similar to ownership of shares of any class or series of the Corporation, including due to the fact that the value of such derivative, swap or other transactions is determined by reference to the price, value or volatility of any shares of any class or series of the Corporation, or which derivative, swap or other transactions provide, directly or indirectly, the opportunity to profit from any increase in the price or value of shares of any class or series of the Corporation (“Synthetic Equity Interests”), which Synthetic Equity Interests shall be disclosed without regard to whether (x) such derivative, swap or other transactions convey any voting rights in such shares to such Proposing Person, (y) the derivative, swap or other transactions are required to be, or are capable of being, settled through delivery of such shares or (z) such Proposing Person may have entered into other transactions that hedge or mitigate the economic effect of such derivative, swap or other transactions, (B) any proxy (other than a revocable proxy or consent given in response to a solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by way of a solicitation statement filed on Schedule 14A), agreement, arrangement, understanding or relationship pursuant to which such Proposing Person has or shares a right to vote any shares of any class or series of the Corporation, (C) any agreement, arrangement, understanding or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such Proposing Person, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares of any class or series of the Corporation by, manage the risk of share price changes for, or increase or decrease the voting power of, such Proposing Person with respect to the shares of any class or series of the Corporation, or which provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of the shares of any class or series of the Corporation (“Short Interests”), (D) any pending or threatened litigation in which such Proposing Person is a party or material participant or has an economic interest, (E) any performance related fees (other than an asset based fee) that such Proposing Person is entitled to based on any increase or decrease in the price or value of shares of any class or series of the Corporation, or any Synthetic Equity Interests or Short Interests, if any, and (F) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (A) through (F) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder of record directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner; and

(iii) Description of Proposed Business. As to each item of business the stockholder proposes to bring before the annual meeting, (A) a reasonably brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration), and (C) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other person or entity (including their names) in connection with the proposal of such business by such stockholder.

(iv) Definition of Proposing Person. For purposes of this Section 2.13, the term “Proposing Person” shall mean (i) the stockholder providing the notice of business proposed to be brought before an annual meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, and (iii) any affiliate or associate (each within the meaning of Rule 12b-2 under the Exchange Act for purposes of these bylaws) of such stockholder or beneficial owner.

(b) Update and Supplement of Stockholder Notice of Proposed Business. A stockholder providing notice of business proposed to be brought before an annual meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.13 shall be true and correct as of the record date for the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for the meeting (in the case of the update and supplement required to be made as of the record date), and not later than eight (8) business days prior to the date for the meeting or any adjournment or postponement thereof, if practicable (or, if not practicable, on the first practicable date prior to the date for the meeting or such adjournment or postponement thereof) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof, as applicable).

2.13.4. Business Not Properly Brought Before A Meeting. Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at an annual meeting except in accordance with this Section 2.13. Except as otherwise provided by law, the Corporation’s Certificate of Incorporation, or these bylaws, the chairman of the meeting shall, if the facts warrant, determine and declare that (a) the business was not properly brought before the meeting in accordance with the procedures prescribed by this Section 2.13, (b) the business is ineligible to be considered at the meeting, or (c) the Proposing Person has breached its or their representations, undertakings, agreements or obligations under or pursuant to this Section 2.13, and in each such case, the chairman of the meeting shall so declare at the meeting and the business shall be disregarded notwithstanding that proxies in respect of the business may have been received by the Corporation. Any decision by the chairman of the meeting shall be conclusive and binding upon all stockholders of the Corporation for any purpose.

2.13.5. Rule 14a-8; Exchange Act Compliance. This Section 2.13 is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders other than any proposal made pursuant to Rule 14a-8 under the Exchange Act. In addition to the requirements of this Section 2.13 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.13 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

2.13.6. Definition of Public Disclosure. For purposes of these bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to Section 13, 14 or 15(d) of the Exchange Act.

2.14 NOMINATIONS

2.14.1. Who May Make Nominations. Nominations of any person for election to the board of directors at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) may be made at such meeting only (a) by or at the direction of the board of directors, including by any committee or persons appointed by the board of directors, or (b) by a stockholder who (i) was a stockholder of record (and, with respect to any beneficial owner, if different, on whose behalf such nomination is proposed to be made, only if such beneficial owner was the beneficial owner of shares of the Corporation) at the time of giving the notice provided for in this Section 2.14 through the time of the meeting or a Qualified Representative of such a stockholder, (ii) is entitled to vote at the meeting, and (iii) has complied with this Section 2.14 as to such nomination. The foregoing clause (b) shall be the exclusive means for a stockholder to make any nomination of a person or persons for election to the board of directors at an annual meeting or special meeting.

2.14.2. Requirement of Timely Notice of Stockholder Nominations. Without qualification, for a stockholder to make any nomination of a person or persons for election to the board of directors at an annual meeting, the stockholder must (a) provide Timely Notice (as defined in Section 2.13 of these bylaws) thereof in writing and in proper form to the secretary of the Corporation and (b) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.14. Without qualification, if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting, then for a stockholder to make any nomination of a person or persons for election to the board of directors at a special meeting, the stockholder must (i) provide timely notice thereof in writing and in proper form to the secretary of the Corporation at the principal executive offices of the Corporation, and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.14. To be timely, a stockholder’s notice for nominations to be made at a special meeting must be delivered to, or mailed and received at, the principal executive offices of the Corporation not earlier than the one hundred twentieth (120th) day prior to such special meeting and not later than the ninetieth (90th) day prior to such special meeting or, if later, the tenth (10th) day following the day on which public disclosure (as defined in Section 2.13 of these Bylaws) of the date of such special meeting was first made. In no event shall any adjournment or postponement of an annual meeting or special meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.

2.14.3. Requirements for Proper Form of Notice of Stockholder Nominations. To be in proper form for purposes of this Section 2.14, a stockholder’s notice to the secretary shall set forth:

(a) Stockholder Information. As to each Nominating Person (as defined below), the Stockholder Information (as defined in Section 2.13(a)(i), except that for purposes of this Section 2.14, the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.13(a)(iv), in addition to a representation from such Nominating Person as to whether such Nominating Person intends or is part of a group that intends to solicit proxies in support of director nominees other than the Corporation’s nominees in accordance with Rule 14a-19 under the Exchange Act;

(b) Information Regarding Disclosable Interests. As to each Nominating Person, any Disclosable Interests (as defined in Section 2.13.3(a)(ii), except that for purposes of this Section 2.14 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.13.3(a)(ii)), and the disclosure in clause (F) of Section 2.13.3(a)(ii) shall be made with respect to the election of directors at the meeting;

(c) Information Regarding Proposed Nominees. As to each person whom a Nominating Person proposes to nominate for election as a director, (i) all information with respect to such proposed nominee that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.14 if such proposed nominee were a Nominating Person, (ii) all information relating to such proposed nominee that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such proposed nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (iii) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three (3) years, and any other material relationships, between or among any Nominating Person, on the one hand, and each proposed nominee, such nominee’s respective affiliates and associates, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the proposed nominee were a director or executive officer of such registrant, (iv) a certificate executed by the proposed nominee certifying that such proposed nominee (1) is not and will not become a party to (A) any compensatory, payment, indemnification or other financial agreement, arrangement or understanding with any person or entity in connection with such person’s nomination, candidacy, service or action as director of the Corporation that has not been fully disclosed therein, (B) any agreement, arrangement or understanding with any person or entity as to how such prospective nominee would vote or act on any issue or question as a director (a “Voting Commitment”) that has not been fully disclosed to the Corporation therein or (C) any Voting Commitment that could limit or interfere with such prospective nominee’s ability to comply, if elected as a director of the Corporation, with his or her fiduciary duties under applicable law, and (D) consents to being named in the Corporation’s proxy statement and form of proxy as a nominee and agrees, if elected, to serve as a member of the board of directors for the entire term and to adhere to the Corporation’s Code of Business Conduct and Ethics, confidentiality, stock ownership, trading and any other corporation policies and guidelines applicable to directors, (E) a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made in the form required by the Corporation (which form the Nominating Person shall request in writing from the secretary prior to submitting notice and which the secretary shall provide to the Nominating Person within ten (10) days after receiving such request), and (F) interviews of the proposed nominee by the board of directors and/or one or more committees of the board, as may be requested by the board of directors or such committee(s), which interviews shall occur within ten (10) business days following the date of a request;

(d) Other Information to be Furnished by Proposed Nominees. The Corporation may require any proposed nominee to furnish such other information (A) as may reasonably be required by the Corporation to determine the eligibility or advisability of such proposed nominee to serve as an independent director of the Corporation in accordance with applicable requirements or (B) that could be material to a reasonable stockholder’s understanding of the independence or lack of independence of such proposed nominee, including with reference to the listing standards of each securities exchange upon which the Corporation’s securities are listed, any applicable rules of the U.S. Securities and Exchange Commission, any publicly disclosed standards used by the board of directors in selecting nominees for election as a director and for determining and disclosing the independence of the Corporation’s directors, including those applicable to a director’s service on any of the committees of the board of directors, and/or the requirements of any other laws or regulations applicable to the corporation. If requested by the Corporation, any supplemental information required under this paragraph (iv) shall be provided within ten (10) days after it has been requested by the Corporation; and

(e) Definition of Nominating Person. For purposes of this Section 2.14, the term “Nominating Person” shall mean (i) the stockholder providing the notice of the nomination proposed to be made at the meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and (C) any affiliate or associate of such stockholder or beneficial owner.

2.14.4. Update and Supplement of Stockholder Notice of Nominations. If information submitted pursuant to this Section 2.14 by any Nominating Person shall be inaccurate or incomplete in any material respect, such information may be deemed not to have been provided, and the nomination in respect of which such information is required may be deemed not to have been proposed, in accordance with this Section 2.14. A Nominating Person providing notice of any nomination proposed to be made at a meeting shall update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.14 shall be true and correct as of the record date for the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for the meeting (in the case of the update and supplement required to be made as of the record date), and not later than eight (8) business days prior to the date for the meeting, if practicable (or, if not practicable, on the first practicable date prior to the date for the meeting or such adjournment or postponement thereof) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof, as applicable). For the avoidance of doubt, any information provided pursuant to this subclause (d) shall not be deemed to cure any deficiencies in a notice previously delivered and shall not extend the time period for the delivery of such notice. Upon written request of the secretary on behalf of the board of directors (or a duly authorized committee thereof), any such Nominating Person shall provide, within seven (7) business days after delivery of such request (or such other period as may be specified in such request), (A) written verification, reasonably satisfactory to the board of directors, any committee thereof authorized for such purpose or any authorized officer of the Corporation, to demonstrate the accuracy of any information submitted by such Nominating Person pursuant to this Section 2.14 and (B) a written affirmation of any information submitted by such Nominating Person pursuant to this Section 2.14 as of an earlier date. If a Nominating Person fails to provide such written verification or affirmation within such period, the information as to which written verification or affirmation was requested may be deemed not to have been provided in accordance with this Section 2.14.

2.14.5. Rule 14a-19. If (A) any Nominating Person provides notice pursuant to Rule 14a-19(b) under the Exchange Act and (B) such Nominating Person subsequently either (x) notifies the Corporation that such Nominating Person no longer intends to solicit proxies in support of director nominees other than the Corporation’s nominees in accordance with Rule 14a-19 under the Exchange Act or (y) fails to comply with the requirements of Rule 14a-19(a)(2) or Rule 14(a)(3) under the Exchange Act, then the Corporation shall disregard any proxies or votes solicited for the nominees proposed by such Nominating Person. Upon request by the Corporation, if any Nominating Person provides notice pursuant to Rule 14a-19(b) under the Exchange Act, such Nominating Person shall deliver to the secretary, no later than five (5) business days prior to the applicable meeting date, reasonable evidence that the requirements of Rule 14a-19(a)(3) under the Exchange Act have been satisfied.

2.14.6. Defective Nominations. Notwithstanding anything in these bylaws to the contrary, no person shall be eligible for election as a director of the Corporation unless nominated in accordance with this Section 2.14. Except as otherwise provided by law, the Corporation’s Certificate of Incorporation, or these bylaws, the chairman of the meeting shall, if the facts warrant, determine and declare that (a) a nomination was not made in accordance with the procedures prescribed by this Section 2.14, (b) a proposed nominee is ineligible to be named in the Corporation’s proxy materials pursuant to this Section 2.14 or to be considered for election at the meeting, or (iii) a proposed nominee and/or the applicable Nominating Person shall have breached its or their representations, undertakings, agreements or obligations under or pursuant to this Section 2.14, and in each such case, the chairman of the meeting shall so declare at the meeting and the nomination shall be disregarded notwithstanding that proxies in respect of the nomination of the relevant proposed nominee may have been received by the Corporation. Any decision by the chairman of the meeting shall be conclusive and binding upon all stockholders of the Corporation for any purpose.

2.14.7. Compliance with State Law and Exchange Act. In addition to the requirements of this Section 2.14 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of state law and the Exchange Act with respect to any such nominations.

2.14.8. Number of Nominees. The number of nominees a stockholder may nominate for election at a meeting may not exceed the number of directors to be elected at such meeting, and for the avoidance of doubt, no stockholder shall be entitled to make additional or substitute nominations following the expiration of the time periods set forth in this Section 2.14. Notwithstanding anything in this Section 2.14 to the contrary, in the event that the number of directors to be elected to the board of directors at an annual meeting is greater than the number of directors whose terms expire on the date of such annual meeting and there is no public disclosure by the Corporation specifying the increased number of directors up for election at such meeting before the close of business on the seventieth (70th) day prior to the anniversary date of the immediately preceding annual meeting of stockholders, a Timely Notice shall also be considered timely, but only with respect to nominees for any new directorship(s) created by such increase in the number of directors up for election, if it shall be delivered to the secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which the Corporation first makes a public disclosure specifying the number of directors up for election.

2.15 DELIVERY TO THE CORPORATION.

Whenever this Article requires one or more persons (including a record or beneficial owner of stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered. For the avoidance of doubt, the Corporation expressly opts out of Section 116 of the DGCL with respect to the delivery of information and documents to the Corporation required this Article.

ARTICLE III DIRECTORS

3.1 POWERS

Subject to the provisions of the DGCL and to any limitations in the Certificate of Incorporation or these bylaws relating to action required to be approved by the stockholders or by the outstanding shares, the business and affairs of the Corporation shall be managed and all corporate powers shall be exercised by or under the direction of the board of directors.

3.2 NUMBER AND TERM OF OFFICE

The authorized number of directors shall be established from time to time by resolution of the board of directors. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

3.3 RESIGNATION AND VACANCIES

3.3.1. Any director may resign effective on giving notice in writing or by electronic transmission to the chairman of the board, the president, the secretary or the board of directors, unless the notice specifies a later time for that resignation to become effective. If the resignation of a director is effective at a future time, the board of directors (including such director whose resignation is to be effective at a later time) may elect a successor to take office when the resignation becomes effective.

3.3.2. Unless otherwise required by law or the Certificate of Incorporation, vacancies arising through death, resignation, removal, an increase in the number of directors or otherwise may be filled only by a majority of the directors then in office, though less than a quorum, or by a sole remaining director. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor shall have been elected and qualified, or until such director’s earlier death, resignation or removal. No decrease in the number of directors constituting the board of directors shall shorten the term of any incumbent director.

3.4 REMOVAL

Any director may be removed from office at any time with or without cause by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding capital stock of the Corporation entitled to vote at an election of directors.

3.5 PLACE OF MEETINGS; MEETINGS BY TELEPHONE

3.5.1. Regular meetings of the board of directors may be held at any place within or outside the State of Delaware that has been designated from time to time by resolution of the board. In the absence of such a designation, regular meetings shall be held at the principal executive office of the Corporation. Special meetings of the board may be held at any place within or outside the State of Delaware that has been designated in the notice of the meeting or, if not stated in the notice or if there is no notice, at the principal executive office of the Corporation.

3.5.2. Any meeting, regular or special, may be held by conference telephone or other communication equipment, so long as all directors participating in the meeting can hear one another; and all such directors shall be deemed to be present in person at the meeting.

3.6 REGULAR MEETINGS

Regular meetings of the board of directors may be held without notice if the board of directors fixes the times of such meetings.

3.7 SPECIAL MEETINGS; NOTICE

3.7.1. The chairman of the board, the president, or any three (3) directors may call special meetings of the board of directors for any purpose or purposes at any time.

3.7.2. Notice of the time and place of special meetings shall be delivered personally or by telephone to each director or sent by mail, electronic transmission, charges prepaid, addressed to each director at that director’s address or, in the case of notice delivered by electronic mail, the director’s electronic mail address as it is shown on the records of the Corporation. If the notice is mailed, it shall be deposited in the United States mail at least four (4) days before the time of the holding of the meeting. If the notice is delivered personally or by telephone notice, facsimile or electronic transmission, it shall be delivered personally or by telephone, facsimile or appropriate means of electronic communication at least twenty-four (24) hours before the time of the holding of the meeting or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances. Any oral notice given personally or by telephone may be communicated either to the director or to a person at the office of the director who the person giving the notice has reason to believe will promptly communicate it to the director. An affidavit of the secretary or an assistant secretary of the Corporation that the notice has been given by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

3.8 QUORUM

3.8.1. Except as otherwise required by law, a majority of the authorized number of directors shall constitute a quorum for the transaction of business, except to adjourn as provided in Section 3.11 of these bylaws. Every act or decision done or made by a majority of the directors present at a duly held meeting at which a quorum is present shall be regarded as the act of the board of directors, subject to the provisions of the Certificate of Incorporation and applicable law.

3.8.2. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approved by at least a majority of the required quorum for that meeting.

3.9 WAIVER OF NOTICE

Notice of a meeting need not be given to any director (a) who signs a waiver of notice or a consent to holding the meeting or an approval of the minutes thereof, whether before or after the meeting, or (b) who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice to such directors. All such waivers, consents, and approvals shall be filed with the corporate records or made part of the minutes of the meeting. A waiver of notice need not specify the purpose of any regular or special meetings of the board of directors.

3.10 ADJOURNMENT

A majority of the directors present, whether or not constituting a quorum, may adjourn any meeting to another time and place.

3.11 NOTICE OF ADJOURNMENT

Notice of the time and place of holding an adjourned meeting need not be given unless the meeting is adjourned for more than twenty-four (24) hours. If the meeting is adjourned for more than twenty-four (24) hours, then notice of the time and place of the adjourned meeting shall be given before the adjourned meeting takes place, in the manner specified in Section 3.7 of these bylaws, to the directors who were not present at the time of the adjournment.

3.12 BOARD ACTION BY WRITTEN CONSENT WITHOUT A MEETING

Any action required or permitted to be taken by the board of directors may be taken without a meeting, provided that all the members of the board individually or collectively consent in writing or by electronic transmission to that action. Such action by written consent shall have the same force and effect as a unanimous vote of the board of directors. Such written consent and any counterparts thereof or electronic transmission or transmissions shall be filed with the minutes of the proceedings of the board. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form. Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing.

3.13 FEES AND COMPENSATION OF DIRECTORS

Directors and members of committees may receive such compensation, if any, for their services and such reimbursement of expenses as may be fixed or determined by resolution of the board of directors. This Section 3.13 shall not be construed to preclude any director from serving the Corporation in any other capacity as an officer, agent, employee or otherwise and receiving compensation for those services.

3.14 APPROVAL OF LOANS TO EMPLOYEES

To the extent permitted by law, the Corporation may lend money to, or guarantee any obligation of, or otherwise assist any employee of the Corporation or of its subsidiaries, including any employee who is a director of the Corporation or one of its subsidiaries, whenever, in the judgment of the directors, such loan, guaranty or assistance may reasonably be expected to benefit the Corporation. The loan, guaranty or other assistance may be with or without interest and may be unsecured, or secured in such manner as the board of directors shall approve, including, without limitation, a pledge of shares of stock of the Corporation. Nothing contained in this section shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the Corporation at common law or under any statute.

3.15 INTERESTED DIRECTORS

No contract or transaction between the Corporation and one or more of its directors or officers, or between the corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board of directors or committee thereof which authorizes the contract or transaction, or solely because the director or officer’s vote is counted for such purpose if (a) the material facts as to the director or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board of directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (b) the material facts as to the director or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (c) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the board of directors, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee which authorizes the contract or transaction.

ARTICLE IV COMMITTEES

4.1 COMMITTEES OF DIRECTORS

The board of directors may designate one (1) or more committees, each consisting of one (1) or more directors, to serve at the pleasure of the board of directors. The board of directors may designate one (1) or more directors as alternate members of any committee, who may replace any absent member at any meeting of the committee. In the absence or disqualification of a member of a committee, and in the absence of a designation by the board of directors of an alternate member to replace the absent or disqualified member, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any absent or disqualified member. Any committee, to the extent permitted by law and provided in the resolution establishing such committee, shall have and may exercise all the powers and authority of the board of directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; provided, however, that no such committee shall have the power or authority to (i) amend the Certificate of Incorporation (except that a committee may, to the extent authorized in the resolution or resolutions providing for the issuance of shares of stock adopted by the board of directors as provided in Section 151(a) of the DGCL, fix any of the preferences or rights of such shares relating to dividends, redemption, dissolution, any distribution of assets of the Corporation or the conversion into, or the exchange of such shares for, shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation), (ii) adopt an agreement of merger or consolidation under Sections 251 or 252 of the DGCL, (iii) recommend to the stockholders the sale, lease or exchange of all or substantially all of the Corporation’s property and assets, (iv) recommend to the stockholders a dissolution of the Corporation or a revocation of a dissolution, or (v) amend the bylaws of the Corporation; and, unless the board resolution establishing the committee, the bylaws or the Certificate of Incorporation expressly so provide, no such committee shall have the power or authority to declare a dividend, to authorize the issuance of stock, or to adopt a certificate of ownership and merger pursuant to Section 253 of the DGCL. Each committee shall keep regular minutes and report to the board of directors when required.

4.2 MEETINGS AND ACTION OF COMMITTEES

Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of Article III of these bylaws, Section 3.5 (place of meetings), Section 3.6 (regular meetings), Section 3.7 (special meetings and notice), Section 3.8 (quorum), Section 3.9 (waiver of notice), Section 3.10 (adjournment), Section 3.11 (notice of adjournment), and Section 3.12 (action without meeting), with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the board of directors and its members; provided, however, that the time of regular meetings of committees may be determined either by resolution of the board of directors or by resolution of the committee, that special meetings of committees may also be called by resolution of the board of directors, and that notice of special meetings of committees shall also be given to all alternate members, who shall have the right to attend all meetings of the committee. The board of directors may adopt rules for the government of any committee not inconsistent with the provisions of these bylaws.

ARTICLE V OFFICERS

5.1 OFFICERS

The officers of the Corporation shall be a chief executive officer, secretary and a chief financial officer. The Corporation may also have, at the discretion of the board of directors, a chairman of the board, a president, a treasurer, one or more vice presidents, one or more assistant secretaries, one or more assistant treasurers, and such other officers as may be appointed in accordance with the provisions of Section 5.3 of these bylaws. The same person may hold any number of offices.

5.2 ELECTION OF OFFICERS

The officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3 or Section 5.5 of these bylaws, shall be chosen by the board of directors, subject to the rights, if any, of an officer under any contract of employment.

5.3 SUBORDINATE OFFICERS

The board of directors may appoint, or may empower the chief executive officer or president to appoint, such other officers as the business of the Corporation may require, each of whom shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the board of directors may from time to time determine.

5.4 REMOVAL AND RESIGNATION OF OFFICERS

5.4.1. Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the board of directors at any regular or special meetings of the board or, except in case of an officer chosen by the board of directors, by any officer upon whom such power of removal may be conferred by the board of directors. A majority of the directors of the board of directors must authorize any removal of an officer.

5.4.2. Any officer may resign at any time by giving written notice to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice; and, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

5.5 VACANCIES IN OFFICES

A vacancy in any office because of death, resignation, removal, disqualification or any other cause shall be filled in the manner prescribed in these bylaws for regular appointments to that office.

5.6 CHAIRMAN OF THE BOARD

The chairman of the board, if such an officer be elected, shall, if present, preside at meetings of the board of directors and exercise and perform such other powers and duties as may from time to time be assigned to such officer by the board of directors or as may be prescribed by these bylaws. If there is no chief executive officer, then the chairman of the board shall also be the chief executive officer of the Corporation and shall have the powers and duties prescribed in Section 5.7 of these bylaws.

5.7 CHIEF EXECUTIVE OFFICER

Subject to such supervisory powers, if any, as may be given by the board of directors to the chairman of the board, if there be such an officer, the chief executive officer shall be subject to the control of the board of directors and have general supervision, direction and control of the business. He or she shall preside at all meetings of the stockholders and, in the absence or non-existence of the chairman of the board, at all meetings of the board of directors. He or she shall have the general powers and duties of management usually vested in the office of the chief executive officer of a Corporation, and shall have such other powers and perform such other duties as from time to time may be prescribed by the board of directors or these bylaws.

5.8 PRESIDENT

In the absence or disability of the chief executive officer, and if there is no chairman of the board, the president shall perform all the duties of the chief executive officer and when so acting shall have the power of, and be subject to all the restrictions upon, the chief executive officer. The president shall have such other powers and perform such other duties as from time to time may be prescribed for the president by the board of directors, these bylaws, the chief executive officer or the chairman of the board.

5.9 VICE PRESIDENTS

In the absence or disability of the president, the vice presidents, if any, in order of their rank as fixed by the board of directors or, if not ranked, a vice president designated by the board of directors, shall perform all the duties of the president and when so acting shall have all the powers of, and be subject to all the restrictions upon, the president. The vice presidents shall have such other powers and perform such other duties as from time to time may be prescribed for them respectively by the board of directors, these bylaws, the president or the chairman of the board.

5.10 SECRETARY

5.10.1. The secretary shall keep or cause to be kept at the principal executive office of the Corporation or such other place as the board of directors may direct, a book of minutes of all meetings and actions of directors, committees of directors and stockholders. The minutes shall show the time and place of each meeting, whether regular or special (and, if special, how authorized and the notice given), the names of those present at directors’ meetings or committee meetings, the number of shares present or represented at stockholders’ meetings, and the proceedings thereof.

5.10.2. The secretary shall keep, or cause to be kept, at the principal executive office of the Corporation or at the office of the corporation’s transfer agent or registrar, as determined by resolution of the board of directors, a share register, or a duplicate share register, showing the names of all stockholders and their addresses, the number and classes of shares held by each, the number and date of certificates evidencing such shares, and the number and date of cancellation of every certificate surrendered for cancellation.

5.10.3. The secretary shall give, or cause to be given, notice of all meetings of the stockholders and of the board of directors required to be given by law or by these bylaws. The secretary shall keep the seal of the Corporation, if one be adopted, in safe custody and shall have such other powers and perform such other duties as may be prescribed by the board of directors or by these bylaws.

5.11 CHIEF FINANCIAL OFFICER

5.11.1. The chief financial officer shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of accounts of the properties and business transactions of the corporation, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, capital, retained earnings, and shares. The books of account shall at all reasonable times be open to inspection by any director.

5.11.2. The chief financial officer shall deposit all money and other valuables in the name and to the credit of the corporation with such depositaries as may be designated in accordance with procedures established by the board of directors. The chief financial officer shall disburse the funds of the corporation as may be ordered by the board of directors, shall render to the president and directors, whenever they request it, an account of all of such individual’s transactions as chief financial officer and of the financial condition of the Corporation, and shall have such other powers and perform such other duties as may be prescribed by the board of directors or these bylaws.

5.11.3. The chief financial officer shall also perform all duties that are usually and customarily performed by a treasurer of a corporation.

ARTICLE VI INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES, AND OTHER AGENTS

6.1 POWER TO INDEMNIFY IN ACTIONS, SUITS OR PROCEEDINGS OTHER THAN THOSE BY OR IN THE RIGHT OF THE CORPORATION

Subject to Section 6.3 of this Article VI, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director or officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

6.2 POWER TO INDEMNIFY IN ACTIONS, SUITS OR PROCEEDINGS BY OR IN THE RIGHT OF THE CORPORATION

Subject to Section 6.3 of this Article VI, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

6.3 AUTHORIZATION OF INDEMNIFICATION

Any indemnification under this Article VI (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 6.1 or Section 6.2 of this Article VI, as the case may be. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (a) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (b) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (c) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (d) by the stockholders (but only if a majority of the directors who are not parties to such action, suit or proceeding, if they constitute a quorum of the board of directors, presents the issue of entitlement to indemnification to the stockholders for their determination). Any person or persons having the authority to act on the matter on behalf of the Corporation shall make such determination, with respect to former directors and officers. To the extent, however, that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

6.4 GOOD FAITH DEFINED

For purposes of any determination under Section 6.3 of this Article VI, a person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person’s conduct was unlawful, if such person’s action is based on the records or books of account of the Corporation or another enterprise, or on information supplied to such person by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The term “another enterprise” as used in this Section 6.4 shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, employee or agent. The provisions of this Section 6.4 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Section 6.1 or 6.2 of this Article VI, as the case may be.

6.5 INDEMNIFICATION BY A COURT

Notwithstanding any contrary determination in the specific case under Section 6.3 of this Article VI, and notwithstanding the absence of any determination thereunder, any director or officer may apply to the Court of Chancery in the State of Delaware for indemnification to the extent otherwise permissible under Sections 6.1 and 6.2 of this Article VI. The basis of such indemnification by a court shall be a determination by such court that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standards of conduct set forth in Section 6.1 or 6.2 of this Article VI, as the case may be. Neither a contrary determination in the specific case under Section 6.3 of this Article VI nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the director or officer seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this Section 6.5 shall be given to the Corporation promptly upon the filing of such application. If successful, in whole or in part, the director or officer seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.

6.6 EXPENSES PAYABLE IN ADVANCE

Expenses incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article VI.

6.7 NONEXCLUSIVITY OF INDEMNIFICATION AND ADVANCEMENT OF EXPENSES

The indemnification and advancement of expenses provided by or granted pursuant to this Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation, any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in Sections 6.1 and 6.2 of this Article VI shall be made to the fullest extent permitted by law. The provisions of this Article VI shall not be deemed to preclude the indemnification of any person who is not specified in Section 6.1 or 6.2 of this Article VI but whom the Corporation has the power or obligation to indemnify under the provisions of the DGCL, or otherwise.

6.8 INSURANCE

The corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article VI.

6.9 CERTAIN DEFINITIONS

For purposes of this Article VI, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers, so that any person who is or was a director or officer of such constituent corporation, or is or was a director or officer of such constituent corporation serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall stand in the same position under the provisions of this Article VI with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. For purposes of this Article VI, references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VI.

6.10 SURVIVAL OF INDEMNIFICATION AND ADVANCEMENT OF EXPENSES

The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VI shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

6.11 LIMITATION ON INDEMNIFICATION

Notwithstanding anything contained in this Article VI to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Section 6.5 hereof), the Corporation shall not be obligated to indemnify any director or officer in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the board of directors of the Corporation.

6.12 INDEMNIFICATION OF EMPLOYEES AND AGENTS

The Corporation may, to the extent authorized from time to time by the board of directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article VI to directors and officers of the Corporation.

ARTICLE VII RECORDS AND REPORTS

7.1 MAINTENANCE AND INSPECTION OF RECORDS

7.1.1. The Corporation shall, either at its principal executive office or at such place or places as designated by the board of directors, keep a record of its stockholders listing their names and addresses and the number and class of shares held by each stockholder, a copy of these bylaws as amended to date, accounting books and other records.

7.1.2. Any stockholder of record, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose the Corporation’s stock ledger, a list of its stockholders, and its other books and records and to make copies or extracts therefrom. A proper purpose shall mean a purpose reasonably related to such person’s interest as a stockholder. In every instance where an attorney or other agent is the person who seeks the right to inspection, the demand under oath shall be accompanied by a power of attorney or such other writing that authorizes the attorney or other agent to so act on behalf of the stockholder. The demand under oath shall be directed to the Corporation at its registered office in Delaware or at its principal place of business.

7.1.3. The officer who has charge of the stock ledger of a Corporation shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Nothing contained in this Section shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation.

7.2 INSPECTION BY DIRECTORS

Any director shall have the right to examine the Corporation’s stock ledger, a list of its stockholders and its other books and records for a purpose reasonably related to such individual’s position as a director. The Court of Chancery is hereby vested with the exclusive jurisdiction to determine whether a director is entitled to the inspection sought. The Court may summarily order the Corporation to permit the director to inspect any and all books and records, the stock ledger, and the stock list and to make copies or extracts therefrom. The Court may, in its discretion, prescribe any limitations or conditions with reference to the inspection, or award such other and further relief as the Court may deem just and proper.

7.3 REPRESENTATION OF SHARES OF OTHER CORPORATIONS

The chairman of the board, the chief executive officer, the president or any other person authorized by the board of directors or the chief executive officer or president, is authorized to vote, represent, and exercise on behalf of this Corporation all rights incident to any and all shares of any other corporation or corporations standing in the name of this Corporation. The authority herein granted may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

ARTICLE VIII GENERAL MATTERS

8.1 RECORD DATE FOR PURPOSES OTHER THAN NOTICE AND VOTING

8.1.1. For purposes of determining the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any other lawful action (other than as provided in Article II hereof), the board of directors may fix, in advance, a record date, which shall not be more than sixty (60) days before any such action. In that case, only stockholders of record at the close of business on the date so fixed are entitled to receive the dividend, distribution or allotment of rights, or to exercise such rights, as the case may be, notwithstanding any transfer of any shares on the books of the Corporation after the record date so fixed, except as otherwise provided by law.

8.1.2. If the board of directors does not so fix a record date, then the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the board adopts the applicable resolution or the sixtieth (60th) day before the date of that action, whichever is later.

8.2 CHECKS; DRAFTS; EVIDENCE OF INDEBTEDNESS

From time to time, the board of directors shall determine by resolution which person or persons may sign or endorse all checks, drafts, other orders for payment of money, notes or other evidence of indebtedness that are issued in the name of or payable to the Corporation, and only the persons so authorized shall sign or endorse those instruments.

8.3 CORPORATE CONTRACTS AND INSTRUMENTS: HOW EXECUTED

The board of directors, except as otherwise provided in these bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the board of directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

8.4 STOCK CERTIFICATES

The shares of the Corporation shall be represented by certificates; provided that the board of directors of the Corporation may provide by resolution or resolutions that some or all of any or all classes or series of the stock of the Corporation shall be uncertificated shares; provided further, however, that no shares of the corporation designated or otherwise identified by the board of directors or by the corporation prior to the issuance thereof as digital or cryptographic shares or as shares to be issued in digital or cryptographic form (any such shares being herein called “Digital Shares”) shall be represented by certificates. Any such resolution of the board of directors providing for uncertificated shares shall not apply to shares then represented by a certificate until such certificate is surrendered to the Corporation. Notwithstanding the adoption of such a resolution by the board of directors, every holder of stock represented by certificates, and upon request every holder of uncertificated shares (other than any holder of Digital Shares, with respect to such Digital Shares), shall be entitled to have a certificate signed in the name of the Corporation by (a) the chairman or vice-chairman of the board of directors, or the chief executive officer, president or any vice-president of the Corporation, and by (b) the chief financial officer, treasurer, assistant treasurer, secretary or an assistant secretary of the Corporation representing the number of then uncertificated shares to be registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if the signatory were such officer, transfer agent or registrar at the date of issue.

8.5 SPECIAL DESIGNATION ON CERTIFICATES

If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock; provided, however, that, except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements there may be set forth on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

8.6 LOST CERTIFICATES

Except as provided in this Section 8.6, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and canceled at the same time. The board of directors may, in case any share certificate or certificate for any other security is lost, stolen or destroyed, authorize the issuance of replacement certificates on such terms and conditions as the board may require; the board may require indemnification of the Corporation secured by a bond or other adequate security sufficient to protect the Corporation against any claim that may be made against it, including any expense or liability, on account of the alleged loss, theft or destruction of the certificate or the issuance of the replacement certificate.

8.7 CONSTRUCTION; DEFINITIONS

Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, and the term “person” includes both a Corporation and a natural person. Also without limiting the generality of this provision, for purposes of these Bylaws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

ARTICLE IX AMENDMENTS

These bylaws of the Corporation may be altered, amended or repealed, in whole or in part, or new bylaws may be adopted, by the stockholders entitled to vote or by the board of directors. All such amendments must be approved by either the holders of sixty-six and two thirds percent (66-2/3%) of the voting power of outstanding capital stock entitled to vote at an election of directors or by a majority of the board of directors then in office. The fact that such power has been so conferred upon the board of directors shall not divest the stockholders of the power, nor limit their power to adopt, alter, amend or repeal bylaws.

ARTICLE X EXCLUSIVE FORUM

Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation arising pursuant to any provision of the DGCL or the Corporation’s Certificate of Incorporation or bylaws (as either may be amended from time to time), or (d) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation governed by the internal affairs doctrine shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware), in all cases to the fullest extent permitted by applicable law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants.

Adopted as of __________, 2026, by the Board of Directors

By:

Name:

Title:	Secretary

Annex D

Fairness Opinion Presentation to the Board of Directors of Black Hawk Acquisition Corp. Business Combination between Black Hawk Acquisition Corp. & Vesicor Therapeutics, Inc. April 24, 2025 EntrepreneurShares Valuation Services 1

Attention: The Board of Directors Black Hawk Acquisition Corp. 4125 Blackhawk Plaza Circle, Suite 166 Danville, CA 94506 April 24, 2025 Dear Team, In accordance with your instructions, we report to you our fairness opinion findings and a summary of our material analyses in connection therewith, based on our analysis of documents presented. The report has been prepared for the purpose of the business combination transaction between Black Hawk Acquisition Corp. and Vesicor Therapeutics, Inc. This report has been prepared solely for the purposes stated herein and should not be relied upon for any other purpose. Save as described in our opinion, the engagement letter or as expressly agreed by us in writing, we accept no liability (including for negligence) to anyone else or for any other purposed in connection with this report. The information used by EntrepreneurShares Valuation Services i n preparing this report has been obtained from a variety of sources as indicated within the report. While our work has involved analysis of financial information and/or accounting records, it has not included an audit in accordance with generally accepted accounting standards. Unless otherwise stated, we have not subjected financial information in the report to checking or verification procedures. We do, however, rely upon publicly available financial statements as used in important benchmark verification purposes. We assume no responsibility and make no representation with respect to the accuracy or completeness of any information provided to us. Our work and findings in the report do not present any legal opinion of the offers and/or legal effects, conditions or commitments. Yours sincerely, Joel Shulman Ph.D., CFA Founder/CIO EntrepreneurShares Professor of Entrepreneurship, Babson College 2

Structure of the Report - We outline the background, tasks and scope in the first section. - In the second section, we provide the analysis of the valuation using a range of methods to examine the transaction consideration. - In the last section, we provide a summary and conclusion of the results. Process The information provided has given us a reasonable basis to provide our opinion on the fairness of the proposed transaction consideration. Background The management at Black Hawk Acquisition Corp. (“BHA”) has requested EntrepreneurShares Valuation Services (“EntrepreneurShares”) to undertake the task of performing a fairness opinion on the proposed transaction consideration of the business combination transaction between BHA and Vesicor Therapeutics, Inc (“Vesicor”). Process 3

Scope of the Work Guideline Transactions Method Comparable Public Company Method The scope of this report is to provide a fairness opinion on the proposed business combination between Black Hawk Acquisition Corp. and Vesicor Therapeutics, Inc, which requires a fairness assessment of the proposed transaction consideration from a financial point of view. The Fairness Opinion focuses on utilizing valuation methodologies that have a reliance on external market driven factors in valuing a business. The fairness opinion is based on the following valuation models - A B 4

Sources

Documents/ Information Used

- Discussions with BHA
- Market Information
- Discussions with Vesicor
- LOI Issued by BHA
- Financial Statements
- Industry Reports
- Financial Databases
- Other non-material documents in Vesicor's Data room

5

Financial Statements Industry Reports Discussions with BHA Financial Databases Discussions with Vesicor LOI Issued by BHA Other non - material documents in Vesicor’s Data room Documents/ Information Used Market Information Sources 5

About the Transaction Black Hawk Acquisition Corp. and Vesicor Therapeutics, Inc. are entering into a business combination agreement. Vesicor will become a publicly traded entity via a DeSPAC. For this purpose, proposed business combination is being valued at an enterprise value of $ 70 Million. 6

About Black Hawk Black Hawk is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisitions, share purchases, reorganizations or similar business combinations with one or more businesses. The sponsor is controlled and managed by a strong management team with significant experience in capital markets. The management team has shown expertise and capabilities to create long term shareholder value. Black Hawk in their search for an attractive target, expressed interest in taking Vesicor Therapeutics, Inc. public through a DeSPAC. The DeSPAC consists of a merger with Vesicor at an enterprise value of $70 Million. 7

About Vesicor Vesicor is an early - stage biopharmaceutical company specializing in developing novel cancer therapies targeting breast cancer and pancreatic cancer and leveraging engineered microvescicles for therapeutic purposes as well as delivery systems for other drugs. Vesicor Therapeutics’ distinct value proposition positions it to capture significant market share, supporting both revenue growth and long - term viability. The company is advancing a promising pipeline focused on effective delivery systems, with a strong emphasis on p53 - based treatments currently in development. The company stands out through cutting - edge innovation and proprietary technology, positioning it strongly to fulfill its mission of developing next - generation therapeutics. Its engineered microvesicles represent a significant market opportunity, particularly for large pharmaceutical companies seeking advanced drug delivery solutions. 8

Industry Overview According to Global market insights, the Global exosome market was valued at $250 Million in 2022 and is projected to reach $3.2 Billion by 2032 (CAGR 29.9%). According to Grand View Research, The p - 53 market is projected to grow from $3.87Billion in 2023 to $13 Billion in 2030 (CAGR 18.9%) making it a strong growth area in cancer therapeutics. 9 According to Research and Markets, the Cancer Therapeutics market is projected to reach from $116.1 Billion in 2024 to $168 Billion by 2029 (CAGR 7.7%) primarily driven by increasing cancer prevalence and recurrence, and surging demand for next - gen therapeutics. The current landscape represents a fragmented industry with lucrative potential for first movers and innovators.

Valuation Methodology

1. Guideline Transactions Analysis (GTM)

10

1. Guideline Transactions Analysis (GTM) Valuation Methodology 10

List of Transactions (1-3)

11

Company	Description	Primary Industry Sector	Primary Industry Group	Deal Date	Deal Size	Pre-money Valuation	Post Valuation	Deal Type	Deal Status	Business Status	Financing Status	Revenue	Year Founded
Avelas Biosciences	Developer of intraoperative imaging technology designed for cancer surgery and therapeutic intervention. The company's technology permits the real-time diagnosis of metastatic nodes using proprietary platform technology of activatable cell-penetrating peptides, enabling surgeons to avoid repeat surgeries and improve patient outcomes.	Healthcare	Healthcare Devices and Supplies	06-Dec-2012	7.65	5.85	13.50	Early Stage VC	Completed	Pre-Clinical Trials	Venture Capital-Backed	0.00	2008
Blueprint Medicines (NAS: BPMC)	Blueprint Medicines Corp is a biopharmaceutical company. It is developing medicines in the following focus areas; allergy, inflammation, oncology, and hematology. Its approved medicines, including Avyakit and Avyakyt, are given to patients living with systemic mastocytosis (SM) and PDGFRA Exon 18 mutant GIST in the U.S. and Europe. The company also has various other drug candidates in its pipeline such as BLU-808, BLU-222, BLU-956, and others that are being developed to treat mast cell diseases including SM and chronic urticaria, breast cancer, and other solid tumors. Geographically, it operates in the United States, which is its key revenue market, and Europe.	Healthcare	Pharmaceuticals and Biotechnology	07-Jan-2014	25.10	63.16	88.26	Early Stage VC	Completed	Pre-Clinical Trials	Venture Capital-Backed	0.00	2008
Vyriad	Developer of targeted genetic therapies using engineered viruses, viral vectors, and viral envelope glycoproteins to deliver genes directly to targeted cells. This technology facilitates oncolytic virotherapy, in vivo gene therapies, and editing applications, enabling clinicians with oncolytic viruses as monotherapies and in combination with immune-oncology drugs in multiple cancer indications.	Healthcare	Pharmaceuticals and Biotechnology	01-Jan-2017	10.00	60.00	70.00	Early Stage VC	Completed	Pre-Clinical Trials	Venture Capital-Backed	0.00	2015

Source: Pitchbook

11

List of Transactions (1 - 3) Year Founded Revenue Financing Status Business Status Deal Status Deal Type Post Valuation Pre - money Valuation Deal Size Deal Date Primary Industry Group Primary Industry Sector Description Company 2008 0.00 Venture Capital - Backed Pre - Clinical Trials Completed Early Stage VC 13.50 5.85 7.65 06 - Dec - 2012 Healthcare Devices and Supplies Healthcare Developer of intraoperative imaging technology designed for cancer surgery and therapeutic intervention. The company's technology permits the real - time diagnosis of metastatic nodes using proprietary platform technology of activatable cell - penetrating peptides, enabling surgeons to avoid repeat surgeries and improve patient outcomes. Avelas Biosciences 2008 0.00 Venture Capital - Backed Pre - Clinical Trials Completed Early Stage VC 88.26 63.16 25.10 07 - Jan - 2014 Pharmaceuticals and Biotechnology Healthcare Blueprint Medicines Corp is a biopharmaceutical company. It is developing medicines in the following focus areas; allergy, inflammation, oncology, and hematology. Its approved medicines, including Avyakit and Avyakyt, are given to patients living with systemic mastocytosis (SM) and PDGFRA Exon 18 mutant GIST in the U.S. and Europe. The company also has various other drug candidates in its pipeline such as BLU - 808, BLU - 222, BLU - 956, and others that are being developed to treat mast cell diseases including SM and chronic urticaria, breast cancer, and other solid tumors. Geographically, it operates in the United States, which is its key revenue market, and Europe. Blueprint Medicines (NAS: BPMC) 2015 0.00 Venture Capital - Backed Pre - Clinical Trials Completed Early Stage VC 70.00 60.00 10.00 01 - Jan - 2017 Pharmaceuticals and Biotechnology Healthcare Developer of targeted genetic therapies using engineered viruses, viral vectors, and viral envelope glycoproteins to deliver genes directly to targeted cells. This technology facilitates oncolytic virotherapy, in vivo gene therapies, and editing applications, enabling clinicians with oncolytic viruses as monotherapies and in combination with immune - oncology drugs in multiple cancer indications. Vyriad 11 11 Source: Pitchbook

12

List of Transactions (4-6)

Company	Description	Primary Industry Sector	Primary Industry Group	Deal Date	Deal Size	Pre-money Valuation	Post Valuation	Deal Type	Deal Status	Business Status	Financing Status	Revenue	Year Founded
QUE Oncology	Developer of novel non-hormonal therapies designed to address moderate to severe vasomotor symptoms. The company's orally bioavailable, non-hormonal, small molecule helps in the treatment of hot flashes and night sweats in postmenopausal women, and in cancer patients receiving hormones, enabling doctors to address unmet medical needs in the treatment of cancer and its consequences.	Healthcare	Pharmaceuticals and Biotechnology	05-Jun-2017	21.50	6.00	27.50	Early Stage VC	Completed	Pre-Clinical Trials	Venture Capital-Backed	0.00	2013
Imvaq Therapeutics	Developer of oncology immune therapies designed to treat metastatic cancer. The company specializes in novel viral-based, armed immune-stimulating therapies, enabling physicians to treat a variety of metastatic solid tumors including skin cancers, and sarcoma, as well as hard-to-treat tumors such as triple-negative breast cancer.	Healthcare	Pharmaceuticals and Biotechnology	28-Sep-2020	15.00	38.00	53.00	Early Stage VC	Completed	Pre-Clinical Trials	Venture Capital-Backed	0.00	2018
Eikonoklastes Therapeutics	Developer of disruptive therapies designed to assist in the treatment of solid tumors and other pathologic conditions. The company's immunotherapies target the cell surface receptor by utilizing a recombinant fusion protein, enabling healthcare professionals to treat triple-negative breast cancer, ovarian cancer, metastatic melanoma, and a broad range of other solid tumors.	Healthcare	Pharmaceuticals and Biotechnology	06-May-2021	6.00	20.00	26.00	Early Stage VC	Completed	Pre-Clinical Trials	Venture Capital-Backed	0.00	2019

Source: Pitchbook

12

List of Transactions (4 - 6) Year Founded Revenue Financing Status Business Status Deal Status Deal Type Post Valuation Pre - money Valuation Deal Size Deal Date Primary Industry Group Primary Industry Sector Description Company 2013 0.00 Venture Capital - Backed Pre - Clinical Trials Completed Early Stage VC 27.50 6.00 21.50 05 - Jun - 2017 Pharmaceuticals and Biotechnology Healthcare Developer of novel non - hormonal therapies designed to address moderate to severe vasomotor symptoms. The company's orally bioavailable, non - hormonal, small molecule helps in the treatment of hot flashes and night sweats in postmenopausal women, and in cancer patients receiving hormones, enabling doctors to address unmet medical needs in the treatment of cancer and its consequences. QUE Oncology 2018 0.00 Venture Capital - Backed Pre - Clinical Trials Completed Early Stage VC 53.00 38.00 15.00 28 - Sep - 2020 Pharmaceuticals and Biotechnology Healthcare Developer of oncology immune therapies designed to treat metastatic cancer. The company specializes in novel viral - based, armed immune - stimulating therapies, enabling physicians to treat a variety of metastatic solid tumors including skin cancers, and sarcoma, as well as hard - to - treat tumors such as triple - negative breast cancer. Imvaq Therapeutics 2019 0.00 Venture Capital - Backed Pre - Clinical Trials Completed Early Stage VC 26.00 20.00 6.00 06 - May - 2021 Pharmaceuticals and Biotechnology Healthcare Developer of disruptive therapies designed to assist in the treatment of solid tumors and other pathologic conditions. The company's immunotherapies target the cell surface receptor by utilizing a recombinant fusion protein, enabling healthcare professionals to treat triple - negative breast cancer, ovarian cancer, metastatic melanoma, and a broad range of other solid tumors. Eikonoklastes Therapeutics 12 12 Source: Pitchbook

13

List of Transactions (7-9)

Company	Description	Primary Industry Sector	Primary Industry Group	Deal Date	Deal Size	Pre-money Valuation	Post Valuation	Deal Type	Deal Status	Business Status	Financing Status	Revenue	Year Founded
Apmonia Therapeutics	Developer of peptide-based biotechnology designed to provide therapeutic strategies for multiple types of cancer. The company focuses on creating drugs to treat glioblastoma, ovarian, colorectal, and pancreatic cancer, targeting the tumor microenvironment, and offers new therapeutic perspectives, particularly for the treatment of solid tumors, enabling patients to help fight cancer and helping researchers to develop personalized immunotherapy approaches combining a proprietary therapeutic peptide.	Healthcare	Pharmaceuticals and Biotechnology	06-Sep-2022	2.52	12.91	15.43	Early Stage VC	Completed	Pre-Clinical Trials	Venture Capital-Backed	0.00	2019
Affini-T	Operator of a precision immunotherapy company intended to target core oncogenic driver mutations to develop potentially curative therapies for patients with solid tumors. The company specializes in identifying T-cell receptors against targets like KRAs and p53 that are fundamental to tumor biology and leverage synthetic biology, enabling medical researchers to deliver transformative therapies for patients with pancreatic, colorectal, and lung cancers.	Healthcare	Pharmaceuticals and Biotechnology	01-Sep-2023	125.00	375.00	500.00	Early Stage VC	Completed	Pre-Clinical Trials	Venture Capital-Backed	0.00	2020
PMV Pharma (NAS: PMVP)	PMV Pharmaceuticals Inc is a precision oncology company. The company is engaged in the research and development of small molecule, tumor-agnostic therapies targeting p53 mutations, which can eliminate cancer cells. Its pipeline rezatapopt PYNNACLE, rezatapopt and azacitidine, rezatapopt (PC14586), and PMV-586-101.	Healthcare	Pharmaceuticals and Biotechnology	25-Sep-2020	211.77	562.22	773.99	IPO	Completed	Pre-Clinical Trials	Formerly VC-backed	0.00	2013

Source: Pitchbook

13

List of Transactions (7 - 9) Year Founded Revenue Financing Status Business Status Deal Status Deal Type Post Valuation Pre - money Valuation Deal Size Deal Date Primary Industry Group Primary Industry Sector Description Company 2019 0.00 Venture Capital - Backed Pre - Clinical Trials Completed Early Stage VC 15.43 12.91 2.52 06 - Sep - 2022 Pharmaceuticals and Biotechnology Healthcare Developer of peptide - based biotechnology designed to provide therapeutic strategies for multiple types of cancer. The company focuses on creating drugs to treat glioblastoma, ovarian, colorectal, and pancreatic cancer, targeting the tumor microenvironment, and offers new therapeutic perspectives, particularly for the treatment of solid tumors, enabling patients to help fight cancer and helping researchers to develop personalized immunotherapy approaches combining a proprietary therapeutic peptide. Apmonia Therapeutics 2020 0.00 Venture Capital - Backed Pre - Clinical Trials Completed Early Stage VC 500.00 375.00 125.00 01 - Sep - 2023 Pharmaceuticals and Biotechnology Healthcare Operator of a precision immunotherapy company intended to target core oncogenic driver mutations to develop potentially curative therapies for patients with solid tumors. The company specializes in identifying T - cell receptors against targets like KRAs and p53 that are fundamental to tumor biology and leverage synthetic biology, enabling medical researchers to deliver transformative therapies for patients with pancreatic, colorectal, and lung cancers. Affini - T 2013 0.00 Formerly VC - backed Pre - Clinical Trials Completed IPO 773.99 562.22 211.77 25 - Sep - 2020 Pharmaceuticals and Biotechnology Healthcare PMV Pharmaceuticals Inc is a precision oncology company. The company is engaged in the research and development of small molecule, tumor - agnostic therapies targeting p53 mutations, which can eliminate cancer cells. Its pipeline rezatapopt PYNNACLE, rezatapopt and azacitidine, rezatapopt (PC14586), and PMV - 586 - 101. PMV Pharma (NAS: PMVP) 13 13 Source: Pitchbook

14

List of Transactions (10-12)

Company	Description	Primary Industry Sector	Primary Industry Group	Deal Date	Deal Size	Pre-money Valuation	Post Valuation	Deal Type	Deal Status	Business Status	Financing Status	Revenue	Year Founded
Novita (Drug Discovery)	Operator of a biopharmaceutical company intended to develop drugs to prevent and treat cancer metastasis and boost anti-cancer immune responses. The company manufactures drugs using its proprietary fascin inhibitor technology and focuses on patients with metastatic breast cancer, enabling healthcare providers to cure their patients optimally and improve their quality of life.	Healthcare	Pharmaceuticals and Biotechnology	06-Apr-2017	6.46	106.04	112.50	Later Stage VC	Completed	Pre-Clinical Trials	Venture Capital-Backed	0.00	2010
BioAesthetics	Developer of a tissue-engineered nipple-areolar graft designed to provide reconstruction options for breast cancer patients after they undergo mastectomies. The company's product is a biologically derived collagen cellular graft that allows the patient's cells to grow into the graft, enabling plastic and reconstructive surgeons to regenerate a nipple and areola for complete breast restoration after cancer treatment.	Healthcare	Pharmaceuticals and Biotechnology	14-Jan-2021	6.40	20.00	26.40	Later Stage VC	Completed	Pre-Clinical Trials	Venture Capital-Backed	0.00	2015
PanTher Therapeutics	Developer of a cancer treatment technology designed to deliver therapeutics directly to the tumor site. The company's technology allows oncologists to treat patients with cancer by improving a drug's full potential through direct, sustained treatment, enabling medical professionals to provide targeted, effective treatments and improve clinical outcomes.	Healthcare	Pharmaceuticals and Biotechnology	11-May-2021	7.33	2.50	9.83	Later Stage VC	Completed	Pre-Clinical Trials	Venture Capital-Backed	0.00	2014

Source: Pitchbook

14

List of Transactions (10 - 12) Year Founded Revenue Financing Status Business Status Deal Status Deal Type Post Valuation Pre - money Valuation Deal Size Deal Date Primary Industry Group Primary Industry Sector Description Company 2010 0.00 Venture Capital - Backed Pre - Clinical Trials Completed Later Stage VC 112.50 106.04 6.46 06 - Apr - 2017 Pharmaceuticals and Biotechnology Healthcare Operator of a biopharmaceutical company intended to develop drugs to prevent and treat cancer metastasis and boost anti - cancer immune responses. The company manufactures drugs using its proprietary fascin inhibitor technology and focuses on patients with metastatic breast cancer, enabling healthcare providers to cure their patients optimally and improve their quality of life. Novita (Drug Discovery) 2015 0.00 Venture Capital - Backed Pre - Clinical Trials Completed Later Stage VC 26.40 20.00 6.40 14 - Jan - 2021 Pharmaceuticals and Biotechnology Healthcare Developer of a tissue - engineered nipple - areolar graft designed to provide reconstruction options for breast cancer patients after they undergo mastectomies. The company's product is a biologically derived collagen cellular graft that allows the patient's cells to grow into the graft, enabling plastic and reconstructive surgeons to regenerate a nipple and areola for complete breast restoration after cancer treatment. BioAesthetics 2014 0.00 Venture Capital - Backed Pre - Clinical Trials Completed Later Stage VC 9.83 2.50 7.33 11 - May - 2021 Pharmaceuticals and Biotechnology Healthcare Developer of a cancer treatment technology designed to deliver therapeutics directly to the tumor site. The company's technology allows oncologists to treat patients with cancer by improving a drug's full potential through direct, sustained treatment, enabling medical professionals to provide targeted, effective treatments and improve clinical outcomes. PanTher Therapeutics 14 14 Source: Pitchbook

15

List of Transactions (13-15)

Company	Description	Primary Industry Sector	Primary Industry Group	Deal Date	Deal Size	Pre-money Valuation	Post Valuation	Deal Type	Deal Status	Business Status	Financing Status	Revenue	Year Founded
Focal Medical (Drug Delivery)	Developer of novel drug delivery systems created for cancers that are difficult to treat with systemic therapy alone. The company focuses on therapies for other solid tumors and genomic medicine products and the lead product combines iontophoresis drug delivery with an implantable delivery system to target drug delivery with laser-like precision, enabling healthcare providers with chemotherapy delivery solutions for cancers for quicker patient recovery.	Healthcare	Pharmaceuticals and Biotechnology	25-Feb-2022	13.50	9.20	22.70	Later Stage VC	Completed	Pre-Clinical Trials	Venture Capital-Backed	0.00	2014
OncoRes Medical	Developer of an intraoperative imaging tool designed to transform the standard of care in breast cancer surgery. The company's technology utilizes a novel combination of optical coherence tomography imaging, improving surgical accuracy and reducing complication rates and intraoperative complications, enabling surgeons to identify a tumor and healthy tissue.	Healthcare	Healthcare Devices and Supplies	18-May-2022	11.23	1.49	12.71	Later Stage VC	Completed	Pre-Clinical Trials	Venture Capital-Backed	0.00	2016
Creative BioTherapeutics	Operator of a biotech drug discovery company intended to focus on developing a market-disruptive, first-in-class biologic for recurrent and drug-resistant cancers. The company platform aims to address this critical need by targeting recurrent metastatic breast cancer patients and focuses on the root cause of cancer affecting immune evasion and drug resistance, thereby enabling medical professionals to offer treatments for adult and childhood cancers showing tumor regression and potential cures.	Healthcare	Pharmaceuticals and Biotechnology	03-Jun-2024	3.00	36.00	39.00	Later Stage VC	Completed	Pre-Clinical Trials	Venture Capital-Backed	0.00	2016

Source: Pitchbook

15

List of Transactions (13 - 15) Year Founded Revenue Financing Status Business Status Deal Status Deal Type Post Valuation Pre - money Valuation Deal Size Deal Date Primary Industry Group Primary Industry Sector Description Company 2014 0.00 Venture Capital - Backed Pre - Clinical Trials Completed Later Stage VC 22.70 9.20 13.50 25 - Feb - 2022 Pharmaceuticals and Biotechnology Healthcare Developer of novel drug delivery systems created for cancers that are difficult to treat with systemic therapy alone. The company focuses on therapies for other solid tumors and genomic medicine products and the lead product combines iontophoresis drug delivery with an implantable delivery system to target drug delivery with laser - like precision, enabling healthcare providers with chemotherapy delivery solutions for cancers for quicker patient recovery. Focal Medical (Drug Delivery) 2016 0.00 Venture Capital - Backed Pre - Clinical Trials Completed Later Stage VC 12.71 1.49 11.23 18 - May - 2022 Healthcare Devices and Supplies Healthcare Developer of an intraoperative imaging tool designed to transform the standard of care in breast cancer surgery. The company's technology utilizes a novel combination of optical coherence tomography imaging, improving surgical accuracy and reducing complication rates and intraoperative complications, enabling surgeons to identify a tumor and healthy tissue. OncoRes Medical 2016 0.00 Venture Capital - Backed Pre - Clinical Trials Completed Later Stage VC 39.00 36.00 3.00 03 - Jun - 2024 Pharmaceuticals and Biotechnology Healthcare Operator of a biotech drug discovery company intended to focus on developing a market - disruptive, first - in - class biologic for recurrent and drug - resistant cancers. The company platform aims to address this critical need by targeting recurrent metastatic breast cancer patients and focuses on the root cause of cancer affecting immune evasion and drug resistance, thereby enabling medical professionals to offer treatments for adult and childhood cancers showing tumor regression and potential cures. Creative BioTherapeutics 15 15 Source: Pitchbook

List of Transactions (16)

16

Company	Description	Primary Industry Sector	Primary Industry Group	Deal Date	Deal Size	Pre-money Valuation	Post Valuation	Deal Type	Deal Status	Business Status	Financing Status	Revenue	Year Founded
NexPlasmaGen	Developer of cold plasma delivery system designed to reduce cancer recurrence. The company's patented cold plasma device generates plasma species, producing cellular oxidative stress that kills cancer cells while sparing healthy tissue, enabling oncologist surgeons to reduce cancer recurrence after breast-conserving therapy and striving to reduce hospital direct costs while improving patient quality of life.	Healthcare	Healthcare Devices and Supplies	31-Dec-2024	0.06	6.54	6.57	Later Stage VC	Completed	Pre-Clinical Trials	Venture Capital-Backed	0.00	2008

Source: Pitchbook

16

List of Transactions (16) Year Founded Revenue Financing Status Business Status Deal Status Deal Type Post Valuation Pre - money Valuation Deal Size Deal Date Primary Industry Group Primary Industry Sector Description Company 2008 0.00 Venture Capital - Backed Pre - Clinical Trials Completed Later Stage VC 6.57 6.54 0.06 31 - Dec - 2024 Healthcare Devices and Supplies Healthcare Developer of cold plasma delivery system designed to reduce cancer recurrence. The company's patented cold plasma device generates plasma species, producing cellular oxidative stress that kills cancer cells while sparing healthy tissue, enabling oncologist surgeons to reduce cancer recurrence after breast - conserving therapy and striving to reduce hospital direct costs while improving patient quality of life. NexPlasmaGen 16 16 Source: Pitchbook

Summary – Guideline Transactions Method Analysis

Calculated Range: $20M - $83M

Summary of Transactions					
	Pre-Valuation	Post-Valuation	Revenue	Deal Size	Total Patent Families
Mean	$ 83M	$ 112M	$ 0.00M	$ 30M	10
Median	$ 20M	$ 27M	$ 0.00M	$ 9M	3

17

Calculated Range: $20M - $83M 17 Summary – Guideline Transactions Method Analysis Summary of Transactions Total Patent Families Deal Size Revenue Post - Valuation Pre - Valuation 10 $ 30M $ 0.00M $ 112M $ 83M Mean 3 $ 9M $ 0.00M $ 27M $ 20M Median □ 16 Deals (IPO’s, Late - Stage and Early - Stage Investments) □ Founded after 2007 (Related Sectors) □ Business Status - Pre - Clinical Trials/ Pre - Revenue □ Deal Status - Completed

Summary – GTM Analysis

GTM Range ($20M - $83M)
GTM Range
50
100
150
200
250
500
Implied Value (in $ Millions)

18

GTM Range Summary – GTM Analysis GTM Range ($20M - $83M) 50 100 250 500 150 200 Implied Value (in $ Millions) 18

Proxy Transactions 19

20

List of Transactions (1-2)

Company	Description	Primary Industry Sector	Primary Industry Group	Deal Date	Deal Size	Pre-money Valuation	Post Valuation	Deal Type	Deal Status	Business Status	Financing Status	Revenue	Year Founded
Affini-T	Operator of a precision immunotherapy company intended to target core oncogenic driver mutations to develop potentially curative therapies for patients with solid tumors. The company specializes in identifying T-cell receptors against targets like KRAs and p53 that are fundamental to tumor biology and leverage synthetic biology, enabling medical researchers to deliver transformative therapies for patients with pancreatic, colorectal, and lung cancers.	Healthcare	Pharmaceuticals and Biotechnology	01-Sep-2023	125.00	375.00	500.00	Early Stage VC	Completed	Pre-Clinical Trials	Venture Capital-Backed	0.00	2020
PMV Pharma (NAS: PMVP)	PMV Pharmaceuticals Inc is a precision oncology company. The company is engaged in the research and development of small molecule, tumor-agnostic therapies targeting p53 mutations, which can eliminate cancer cells. Its pipeline rezatapopt PYNNACLE, rezatapopt and azacitidine, rezatapopt (PC14586), and PMV-586-101.	Healthcare	Pharmaceuticals and Biotechnology	25-Sep-2020	211.77	562.22	773.99	IPO	Completed	Pre-Clinical Trials	Formerly VC-backed	0.00	2013

Source: Pitchbook

20

List of Transactions (1 - 2) Year Founded Revenue Financing Status Business Status Deal Status Deal Type Post Valuation Pre - money Valuation Deal Size Deal Date Primary Industry Group Primary Industry Sector Description Company 2020 0.00 Venture Capital - Backed Pre - Clinical Trials Completed Early Stage VC 500.00 375.00 125.00 01 - Sep - 2023 Pharmaceuticals and Biotechnology Healthcare Operator of a precision immunotherapy company intended to target core oncogenic driver mutations to develop potentially curative therapies for patients with solid tumors. The company specializes in identifying T - cell receptors against targets like KRAs and p53 that are fundamental to tumor biology and leverage synthetic biology, enabling medical researchers to deliver transformative therapies for patients with pancreatic, colorectal, and lung cancers. Affini - T 2013 0.00 Formerly VC - backed Pre - Clinical Trials Completed IPO 773.99 562.22 211.77 25 - Sep - 2020 Pharmaceuticals and Biotechnology Healthcare PMV Pharmaceuticals Inc is a precision oncology company. The company is engaged in the research and development of small molecule, tumor - agnostic therapies targeting p53 mutations, which can eliminate cancer cells. Its pipeline rezatapopt PYNNACLE, rezatapopt and azacitidine, rezatapopt (PC14586), and PMV - 586 - 101. PMV Pharma (NAS: PMVP) 20 20 Source: Pitchbook

Summary – Proxy Transactions

Calculated Range: $375M - $562M

Summary of Transactions					
	Pre-Valuation	Post-Valuation	Revenue	Deal Size	Total Patent Families
Min	$ 375M	$ 500M	$ 0.00M	$ 125M	1
Max	$ 562M	$ 774M	$ 0.00M	$ 212M	15

21

Calculated Range: $375M - $562M 21 Summary – Proxy Transactions Summary of Transactions Total Patent Families Deal Size Revenue Post - Valuation Pre - Valuation 1 $ 125M $ 0.00M $ 500M $ 375M Min 15 $ 212M $ 0.00M $ 774M $ 562M Max □ 2 Deals (IPO and Early Stage Investment) □ Founded after 2007 (Related Sectors) □ Business Status - Pre - Clinical Trials/ Pre - Revenue □ Deal Status – Completed □ Specific Sector – p - 53

Summary – GTM Analysis

GTM Range ($375M - $562M)
GTM Range
50
100
150
200
250
500
Implied Value (in $ Millions)

22

GTM Range Summary – GTM Analysis GTM Range ($375M - $562M) 50 100 250 500 150 200 Implied Value (in $ Millions) 22

Valuation Methodology

2. Comparable Public Company Analysis

23

2. Comparable Public Company Analysis Valuation Methodology 23

Summary The range is based on a market assessment of global, publicly traded companies that hold similar sector, revenue, exchange and age duration criteria compared to target. Refined Range (Based on Sector Criteria, Revenue, Exchange & Age Duration) Valuation Range: $0.5M to $141M 15 ( p - 53, pancreatic or breast cancer ) 50 (Cash held - <10M) 149 (Founded after 2007) 242 (Major US Exchanges) 404 (Pre - Revenue) 1,669 (Biotechnology & Oncology) 5,131 (Healthcare) 72,072 (Global Public Companies – All Exchanges) Source: S&P Capital IQ 24

Comps (1 - 2) Source: S&P Capital IQ 25 Cash And Equivalents [Latest Annual] ($USDmm, Historical rate) Year Founded Market Capitalization [My Setting] [03/24/2025] ($USDmm, Historical rate) Total Revenue [LTM] ($USDmm, Historical rate) Business Description Industry Classifications Exchanges [Primary Listing] Exchange:Ticker Company Name 8.64 2015 140.6 0 Actuate Therapeutics, Inc., a clinical - stage biopharmaceutical company, develops therapies for the treatment of cancers in the United States. The company’s lead product candidate is elraglusib injection, a glycogen synthase kinase - 3 inhibitor that is in Phase 2 trial to treat metastatic pancreatic ductal adenocarcinoma. It also develops elraglusib, which is in Phase 1/2 trial for the treatment of refractory pediatric malignancies, including Ewing sarcoma, as well as metastatic melanoma and colorectal cancer. The company was formerly known as Apotheca Therapeutics, Inc. and changed its name to Actuate Therapeutics, Inc. in October 2015. Actuate Therapeutics, Inc. was incorporated in 2015 and is headquartered in Fort Worth, Texas. Biotechnology (Primary); Health Care (Primary); Pharmaceuticals, Biotechnology and Life Sciences (Primary) Nasdaq Global Market (NasdaqGM) NasdaqGM:ACTU Actuate Therapeutics, Inc. (NasdaqGM:ACTU) 8.71 2016 3.38 0 Aptevo Therapeutics Inc., a clinical - stage research and development biotechnology company, focuses on developing immunotherapeutic candidates for the treatment of various forms of cancer in the United States. The company develops its products using ADAPTIR and ADAPTIR - FLEX platforms to generate monospecific, bispecific, and multi - specific antibody candidates capable of enhancing the human immune system against cancer cells. Its lead clinical blood cancer candidate is mipletamig that is in Phase 1b/2 clinical trial for the treatment of acute myelogenous leukemia. The company also develops ALG.APV - 527, a novel investigational bispecific ADAPTIR candidate that is in Phase 1 clinical trial for the treatment of non - small cell lung cancer, head and neck, colorectal, pancreatic, breast, and other solid tumors; APVO603, a preclinical dual agonist bispecific ADAPTIR candidate to treat multiple solid tumors; APVO442, a preclinical bispecific candidate based on the ADAPTIR - FLEX platform technology for the treatment of multiple solid tumors; and APVO711, a preclinical dual mechanism bispecific ADAPTIR candidate to treat prostate cancer. It has a collaboration and option agreement with Alligator Bioscience AB to develop ALG.APV - 527. Aptevo Therapeutics Inc. was incorporated in 2016 and is headquartered in Seattle, Washington. Biotechnology (Primary); Health Care (Primary); Pharmaceuticals, Biotechnology and Life Sciences (Primary) Nasdaq Capital Market (NasdaqCM) NasdaqCM:APVO Aptevo Therapeutics Inc. (NasdaqCM:APVO)

Comps (3 - 4) Source: S&P Capital IQ 26 Cash And Equivalents [Latest Annual] ($USDmm, Historical rate) Year Founded Market Capitalization [My Setting] [03/24/2025] ($USDmm, Historical rate) Total Revenue [LTM] ($USDmm, Historical rate) Business Description Industry Classifications Exchanges [Primary Listing] Exchange:Ticker Company Name 2.34 2011 3.22 0 Artelo Biosciences, Inc., a clinical stage biopharmaceutical company, develops and commercializes therapeutics that target lipid - signaling pathways in the United States. The company’s product candidate pipeline includes ART27.13, a synthetic dual cannabinoid G protein - coupled receptor agonist, which is in Phase 1b/2a clinical trial for the treatment of anorexia associated/ weight loss with cancer; and ART12.11, a synthetic cannabidiol cocrystal for the treatment anxiety, depression, post - traumatic stress disorder PTSD, epilepsy and insomnia, pain and inflammation, and other potential indications. It also offers ART26.12, a fatty acid binding protein 5 inhibitor for treating chemotherapy induced peripheral neuropathy, diabetic neuropathy, prostate cancer and breast cancer, pain, dermatologic conditions, and anxiety disorders. The company was formerly known as Reactive Medical Inc. and changed its name to Artelo Biosciences, Inc. in April 2017. Artelo Biosciences, Inc. was incorporated in 2011 and is based in Solana Beach, California. Health Care (Primary); Oncology Drugs (Primary); Pharmaceuticals, Biotechnology and Life Sciences (Primary) Nasdaq Capital Market (NasdaqCM) NasdaqCM:ARTL Artelo Biosciences, Inc. (NasdaqCM:ARTL) 4.74 2014 73.3 0 Genenta Science S.p.A., a clinical - stage biotechnology company, engages in the development of hematopoietic stem cell gene therapies for the treatment of solid tumors in Italy. Its lead product candidate is Temferon, which is in Phase 1/2a clinical trials for use in the treatment of glioblastoma multiforme in patients with unmethylated MGMT gene promoter. The company is developing Temferon for use in the treatment of other solid tumor indications, locally advanced hepatocellular carcinoma, and intra - hepatic cholangiocarcinoma. In addition, it develops biologic platform to deliver immunomodulatory molecules directly to the tumor by infiltrating monocytes/macrophages. Genenta Science S.p.A. was incorporated in 2014 and is headquartered in Milan, Italy. Biotechnology (Primary); Health Care (Primary); Pharmaceuticals, Biotechnology and Life Sciences (Primary) Nasdaq Capital Market (NasdaqCM) NasdaqCM:GNTA Genenta Science S.p.A. (NasdaqCM:GNTA)

Comps (5 - 6) Source: S&P Capital IQ 27 Cash And Equivalents [Latest Annual] ($USDmm, Historical rate) Year Founded Market Capitalization [My Setting] [03/24/2025] ($USDmm, Historical rate) Total Revenue [LTM] ($USDmm, Historical rate) Business Description Industry Classifications Exchanges [Primary Listing] Exchange:Ticker Company Name 0.163 2014 2.84 0 Entero Therapeutics, Inc., a clinical - stage biopharmaceutical company, engages in the development of targeted and orally delivered therapies for the treatment of patients with gastrointestinal diseases. The company’s pipeline candidates include latiglutenase, a targeted oral biotherapeutic for celiac disease designed to breakdown gluten into non - immunogenic peptides, currently under Phase 2 studies; and capeserod, a selective 5 - HT4 receptor partial agonist under Phase 1 studies for the treatment of gastroparesis. It is also involved in the development of adrulipase, a recombinant lipase enzyme designed to enable the digestion of fats and other nutrients, currently under Phase 2 studies for the treatment of exocrine pancreatic insufficiency in patients with cystic fibrosis and chronic pancreatitis; and niclosamide, an oral small molecule with anti - inflammatory inhibitor therapy, currently under Phase 2 studies for the treatment of ulcerative proctitis and ulcerative proctosigmoiditis, as well as immune checkpoint inhibitor - associated colitis and diarrhea in metastatic cancer patients. The company was formerly known as First Wave BioPharma, Inc. and changed its name to Entero Therapeutics, Inc. in May 2024. Entero Therapeutics, Inc. was incorporated in 2014 and is based in Boca Raton, Florida. Biotechnology (Primary); Health Care (Primary); Pharmaceuticals, Biotechnology and Life Sciences (Primary) Nasdaq Capital Market (NasdaqCM) NasdaqCM:ENTO Entero Therapeutics, Inc. (NasdaqCM:ENTO) 8.81 2018 127.3 0 Instil Bio, Inc., a clinical - stage biopharmaceutical company, focuses on developing a pipeline of novel therapies. Its lead products candidate is AXN - 2510/IMM2510 that is in Phase 1b/2 clinical trial for the treatment of patients with chemotherapy in patients with advanced/metastatic non - small cell lung cancer. The company also conducts a Phase 1 open label trial in China for AXN - 2510/IMM2510 as monotherapy in patients with advanced solid tumors, including triple - negative breast cancer, squamous non - small cell lung cancer, hepatocellular carcinoma, renal cell carcinoma, and rare solid tumors, such as soft tissue sarcomas and thymic cancer. Instil Bio, Inc. was incorporated in 2018 and is headquartered in Dallas, Texas. Biotechnology (Primary); Health Care (Primary); Pharmaceuticals, Biotechnology and Life Sciences (Primary) Nasdaq Capital Market (NasdaqCM) NasdaqCM:TIL Instil Bio, Inc. (NasdaqCM:TIL)

Comps (7 - 8) Source: S&P Capital IQ 28 Cash And Equivalents [Latest Annual] ($USDmm, Historical rate) Year Founded Market Capitalization [My Setting] [03/24/2025] ($USDmm, Historical rate) Total Revenue [LTM] ($USDmm, Historical rate) Business Description Industry Classifications Exchanges [Primary Listing] Exchange:Ticker Company Name 2.59 2012 31.1 0 Intensity Therapeutics, Inc., a late - stage clinical biotechnology company, engages in the provision of treatment for the regional and systemic nature of cancer in the United States. Its lead product candidate includes INT230 - 6, which is in Phase 3 clinical studies for the treatment of soft tissue sarcoma; and neoadjuvant and metastatic triple negative breast cancer which is in Phase 2 clinical trials. The company was incorporated in 2012 and is headquartered in Shelton, Connecticut. Biotechnology (Primary); Health Care (Primary); Pharmaceuticals, Biotechnology and Life Sciences (Primary) Nasdaq Capital Market (NasdaqCM) NasdaqCM:INTS Intensity Therapeutics, Inc. (NasdaqCM:INTS) 1.27 2013 13.0 0 Kairos Pharma, Ltd., a clinical - stage biopharmaceutical company, develops therapeutics for cancer patients. Its therapeutics include antibodies and small molecules for the treatment of prostate cancer, lung cancer, breast cancer, and glioblastoma. The company develops KROS 101 and 102, which are small molecules that are agonist and antagonist for the glucocorticoid induced TNF - like receptor ligand; KROS 201, an autologous T cell therapy targeting cancer stem cells of glioblastoma; KROS 301, a small molecule that targets the NF - ĸβ pathway, a cancer growth and immune suppressive molecule in triple negative breast cancer; and KROS 401, a cyclic peptide, which inhibits the IL - 4 and IL - 13 receptors. It also develops ENV 105, an antibody that targets CD105/Endoglin, which expressed in tumor cells and surrounding cells; and ENV 205, an antibody that targets mitochondrial DNA. Kairos Pharma, Ltd. was formerly known as NanoGB13, Inc. and changed its name to Kairos Pharma, Ltd. in July 2016. The company was incorporated in 2013 and is based in Los Angeles, California. Biotechnology (Primary); Health Care (Primary); Pharmaceuticals, Biotechnology and Life Sciences (Primary) NYSE MKT LLC (NYSEAM) NYSEAM:KAPA Kairos Pharma, Ltd. (NYSEAM:KAPA)

Comps (9) Source: S&P Capital IQ 29 Cash And Equivalents [Latest Annual] ($USDmm, Historical rate) Year Founded Market Capitalization [My Setting] [03/24/2025] ($USDmm, Historical rate) Total Revenue [LTM] ($USDmm, Historical rate) Business Description Industry Classifications Exchanges [Primary Listing] Exchange:Ticker Company Name 7.51 2013 42.1 0 Lantern Pharma Inc. focuses on artificial intelligence, machine learning, and genomic data to streamline the drug development process for developing cancer therapies and oncology drug. Its product pipeline comprises LP - 300, which is in phase 2 clinical trial in combination therapy for never - smokers with non - small cell lung cancer adenocarcinoma; LP - 184, which is in phase 1 clinical trial for the treatment of solid tumor, such as pancreatic, breast, bladder, and lung cancers, as well as glioblastoma and other central nervous system cancers; and LP - 284, which is in phase 1 clinical trial for the treatment of non - Hodgkin’s lymphomas, including mantle cell lymphoma and double hit lymphoma. The company develops STAR - 001, which is in preclinical development for the treatment of glioblastoma, brain metastases, atypical teratoid rhabdoid tumors, and several rare pediatric CNS cancers. In addition, it provides ADC program, an antibody drug conjugate therapeutic approach for cancer treatment. Further, the company’s artificial intelligence platform RADR uses big data analytics and machine learning to rapidly uncover biologically relevant genomic signatures correlated to drug response. Lantern Pharma Inc. has a strategic AI - driven collaboration with Oregon Therapeutics to optimize the development of its first - in - class protein disulfide isomerase inhibitor drug candidate XCE853 in novel and targeted cancer indications. The company was incorporated in 2013 and is headquartered in Dallas, Texas. Biotechnology (Primary); Health Care (Primary); Pharmaceuticals, Biotechnology and Life Sciences (Primary) Nasdaq Capital Market (NasdaqCM) NasdaqCM:LTRN Lantern Pharma Inc. (NasdaqCM:LTRN)

Comps (10 - 11) Source: S&P Capital IQ 30 Cash And Equivalents [Latest Annual] ($USDmm, Historical rate) Year Founded Market Capitalization [My Setting] [03/24/2025] ($USDmm, Historical rate) Total Revenue [LTM] ($USDmm, Historical rate) Business Description Industry Classifications Exchanges [Primary Listing] Exchange:Ticker Company Name 4.28 2015 14.8 0 Moleculin Biotech, Inc., a clinical stage pharmaceutical company, focuses on the development of drug candidates for the treatment of cancers and viruses. Its lead drug candidate is Annamycin, which is in Phase 3 clinical trials for the treatment of relapsed or refractory acute myeloid leukemia and soft tissue sarcoma metastasized to the lungs. The company is also developing WP1066, an immune/transcription modulator designed to inhibit phosphorylated signal transducer and activator of transcription and other oncogenic transcription factors targeting brain tumors, and pancreatic and other cancers. In addition, it develops WP1220, an analog of WP1066 for the topical treatment of cutaneous lymphoma; and WP1122 to treat viruses, as well as cancer indications, including brain tumors, and pancreatic and other cancers. The company was incorporated in 2015 and is headquartered in Houston, Texas. Biotechnology (Primary); Health Care (Primary); Pharmaceuticals, Biotechnology and Life Sciences (Primary) Nasdaq Capital Market (NasdaqCM) NasdaqCM:MBRX Moleculin Biotech, Inc. (NasdaqCM:MBRX) 5.53 2018 36.6 0 OS Therapies Incorporated, a clinical stage biopharmaceutical company, focuses on the identification, development, and commercialization of treatments for osteosarcoma and other solid tumors in the United States. Its pipeline includes OST - HER2, an off - the - shelf immunotherapy for osteosarcoma patients; and OST - tunable drug conjugate (OST - tADC), an antibody - drug conjugate technology, with a plug - and - play platform that features tunable pH sensitive silicone linkers. OS Therapies Incorporated was incorporated in 2018 and is based in Rockville, Maryland. Biotechnology (Primary); Health Care (Primary); Pharmaceuticals, Biotechnology and Life Sciences (Primary) NYSE MKT LLC (NYSEAM) NYSEAM:OSTX OS Therapies Incorporated (NYSEAM:OSTX)

Comps (12 - 13) Source: S&P Capital IQ 31 Cash And Equivalents [Latest Annual] ($USDmm, Historical rate) Year Founded Market Capitalization [My Setting] [03/24/2025] ($USDmm, Historical rate) Total Revenue [LTM] ($USDmm, Historical rate) Business Description Industry Classifications Exchanges [Primary Listing] Exchange:Ticker Company Name 1.19 2017 2.31 0 Processa Pharmaceuticals, Inc., a clinical stage biopharmaceutical company, develops chemotherapy drugs to improve the safety and efficacy of cancer treatment. Its drugs are modifications of existing FDA - approved oncology drugs resulting in an alteration of the metabolism and/or distribution of drugs while maintaining the existing mechanisms of killing the cancer cells. The company’s pipeline includes three chemotherapy drugs comprising Gemcitabine, PCS3117 that has completed Phase 2a clinical trials to treat pancreatic, biliary tract, lung, ovarian, breast, and other cancers; Capecitabine, a combination of PCS6422 and capecitabine, which is in Phase 2 clinical trials to treat metastatic colorectal, gastrointestinal, breast, pancreatic, and other cancers; and Irinotecan, PCS11T that is in pre - clinical studies to treat lung, colorectal, gastrointestinal, pancreatic, and other cancers. It also develops non - oncology drugs consisting of PCS12852 that is in Phase 2B clinical trials for treatment of gastroparesis; and PCS499 for the treatment of glomerular disease. The company has license agreements with Elion Oncology, Inc.; Ocuphire Pharma, Inc.; Aposense, Ltd.; Yuhan Corporation; and CoNCERT Pharmaceuticals, Inc. Processa Pharmaceuticals, Inc. was founded in 2017 and is based in Hanover, Maryland. Health Care (Primary); Oncology Drugs (Primary); Pharmaceuticals, Biotechnology and Life Sciences (Primary) Nasdaq Capital Market (NasdaqCM) NasdaqCM:PCSA Processa Pharmaceuticals, Inc. (NasdaqCM:PCSA) 1.92 2012 2.47 0 Shuttle Pharmaceuticals Holdings, Inc., a clinical stage pharmaceutical company, develops novel therapies to cure cancers. The company is developing Ropidoxuridine, an oral halogenated pyrimidine to treat patients with brain tumors and sarcomas; and SP - 2 - 225, a pre - clinical class IIb product candidate that effects on the regulation of the immune system. It is also developing SP - 1 - 303, a pre - clinical selective Class I HDAC for use in the treatment of ER positive breast cancers; and SP - 1 - 161, a HDAC inhibitor that initiates the mutated in ataxia - telangiectasia response pathway. The company was founded in 2012 and is headquartered in Gaithersburg, Maryland. Biotechnology (Primary); Health Care (Primary); Pharmaceuticals, Biotechnology and Life Sciences (Primary) Nasdaq Capital Market (NasdaqCM) NasdaqCM:SHPH Shuttle Pharmaceuticals Holdings, Inc. (NasdaqCM:SHPH)

Comps (14 - 15) Source: S&P Capital IQ 32 Cash And Equivalents [Latest Annual] ($USDmm, Historical rate) Year Founded Market Capitalization [My Setting] [03/24/2025] ($USDmm, Historical rate) Total Revenue [LTM] ($USDmm, Historical rate) Business Description Industry Classifications Exchanges [Primary Listing] Exchange:Ticker Company Name 5.81 2016 0.482 0 TransCode Therapeutics, Inc., a biopharmaceutical company, focuses on developing and commercializing drugs and diagnostics for treating and identifying cancer. The company’s lead therapeutic candidate comprises TTX - MC138 that targets microRNA - 10b, a master regulator of metastatic cell viability in various cancers comprising breast, pancreatic, ovarian, colon cancer, glioblastomas, and others. Its preclinical programs include TTX - siPDL1, an siRNA - based modulator of programmed death - ligand 1 and two indication agnostic programs; TTX - RIGA, an RNA - based agonist of the retinoic acid - inducible gene I targeting activation of innate immunity in the tumor microenvironment; TTX - CRISPR, a CRISPR/Cas9 - based therapy platform for the repair or elimination of cancer - causing genes inside tumor cells; and TTX - mRNA, an mRNA - based platform for the development of cancer vaccines that activate cytotoxic immune responses against tumor cells. TransCode Therapeutics, Inc. has strategic collaboration agreement with The University of Texas M. D. Anderson Cancer Center. The company was incorporated in 2016 and is based in Boston, Massachusetts. Biotechnology (Primary); Health Care (Primary); Pharmaceuticals, Biotechnology and Life Sciences (Primary) Nasdaq Capital Market (NasdaqCM) NasdaqCM:RNAZ TransCode Therapeutics, Inc. (NasdaqCM:RNAZ) 1.53 2014 1.8 0 ZyVersa Therapeutics, Inc. operates as a clinical stage biopharmaceutical company that develops and commercializes products for the treatment of renal and inflammatory diseases. The company develops drug development platforms, including Cholesterol Efflux Mediator VAR 200, an injectable drug, which is in Phase 2a clinical trial to the treatment of renal indications, such as focal segmental glomerulosclerosis, alport syndrome, and diabetic kidney diseases; and Inflammasome ASC Inhibitor IC 100, a humanized monoclonal antibody that is in preclinical stage for treatment of inflammatory diseases comprising acute respiratory syndrome, multiple sclerosis, pancreatic cancer, Parkinson’s and Huntington’s disease, atherosclerosis, Alzheimer’s disease, and obesity. ZyVersa Therapeutics, Inc. was founded in 2014 and is based in Weston, Florida. Biotechnology (Primary); Health Care (Primary); Pharmaceuticals, Biotechnology and Life Sciences (Primary) Nasdaq Capital Market (NasdaqCM) NasdaqCM:ZVSA ZyVersa Therapeutics, Inc. (NasdaqCM:ZVSA)

Comps

GPC Range: $0.5M - $141M

Summary of Comps			
	Total Revenues	Cash and Equivalents	Market Cap
Min	$ 0	$ 0.2M	$ 0.5M
MAX	$ 0	$ 8.8M	$ 141M

Source: S&P Capital IQ

33

Comps Source: S&P Capital IQ 33 GPC Range: $0.5M - $141M Summary of Comps Market Cap Cash and Equivalents Total Revenues $ 0.5M $ 0.2M $ 0 Min $ 141M $ 8.8M $ 0 MAX

Summary – GPC Analysis

GPC Range ($0.5M - $141M)
GPC Range
50
100
150
200
250
500
Implied Value (in $ Millions)

34

GPC Range Summary – GPC Analysis GPC Range ($0.5M - $141M) 50 100 250 500 150 200 Implied Value (in $ Millions) 34

Valuation Summary GTM Range: $20M - $83M Public Co Range: $0.5M - $141M Black Hawk’s TEV Offer - $70M 35 Proxy GTM Range: $375M - $562M

Summary – Valuation

Black Hawk's Offer ($70M)
GTM Range ($375M - $562M)
GPC Range ($0.5M - $141M)
GTM Range ($20M - $83M)
Valuation Range
50
100
150
200
250
500
Implied Value (in $ Millions)

36

Summary – Valuation GPC Range ($0.5M - $141M) GTM Range ($20M - $83M) 50 100 250 500 150 200 Implied Value (in $ Millions) Black Hawk’s Offer ($70M) GTM Range ($375M - $562M) Valuation Range 36

Conclusion • The TEV offer by Black Hawk Acquisition Corp. for purchase of 100% of Vesicor Therapeutics, Inc. is $70M. • The TEV offer price of $70M lies between the Guideline Transaction Method Range of $20M to $83M. • The TEV offer price of $70M lies below the Proxy Guideline Transaction Method Range of $375M to $562M. • The TEV offer price of $70M lies between the Public Company Comparable Analysis range of $0.5M to $141M. • Given the above observations, the TEV offer of $70M falls within the range parameters and is presumed to be fair to the Class A Shareholders of Black Hawk Acquisition Corp. 37

Annex E

VESICOR THERAPEUTICS HOLDINGS, INC.,

a Delaware corporation

2026 EQUITY INCENTIVE PLAN

Class A Common Stock, $0.0001 par value per share

Class B Common Stock, $0.0001 par value per share

E-i

SECTION 6	Terms And Conditions Of Stock Options	7
(a)	Power to Grant Options	7
(b)	Optionee to Have No Rights as a Stockholder	7
(c)	Award Agreements	7
(d)	Vesting	7
(e)	Exercise Price and Procedures	7
(f)	Effect of Termination of Service	8
(g)	Limited Transferability of Options	8
(h)	Acceleration of Exercise Vesting	8
(i)	No Repricing	8
(j)	Modification, Extension, Cancellation and Regrant	8
(k)	Term of Option	9
(l)	Special Rules For Incentive Stock Options (“ISOs”)	9
(m)	Shareholder Rights	10

SECTION 7	Restricted Stock	10
(a)	Grant of Restricted Stock	10
(b)	Establishment of Performance Criteria and Restrictions	10
(c)	Share Certificates and Transfer Restrictions	10
(d)	Voting and Dividend Rights	10
(e)	Award Agreements	10
(f)	Time Vesting	10
(g)	Acceleration of Vesting	11

SECTION 8	Restricted Stock Units	11
(a)	Grant	11
(b)	Vesting Criteria and Other Terms	11
(c)	Earning of Restricted Stock Units	11
(d)	Dividend Equivalents	11
(e)	Form and Timing of Payment	11
(f)	Cancellation	11

SECTION 9	Stock Appreciation Rights	12
(a)	Grant	12
(b)	Exercise and Payment	12

SECTION 10	Performance Units and Performance Shares	12
(a)	Grant of Performance Units/Shares	12
(b)	Value of Performance Units/Shares	12
(c)	Performance Objectives and Other Terms	12
(d)	Measurement of Performance Goals	12
(e)	Earning of Performance Units/Shares	13
(f)	Form and Timing of Payment of Performance Units/Shares	13
(g)	Cancellation of Performance Units/Shares	14
(h)	Non-transferability	14

SECTION 11	Tax Withholding	14
(a)	Tax Withholding for Options	14
(b)	Tax Withholding for Restricted Stock and Other Awards	14

E-ii

SECTION 12	Adjustment of Shares and Representations	14
(a)	General	14
(b)	Mergers and Consolidations	15
(c)	Reservation of Rights	15

SECTION 13	Miscellaneous	15
(a)	Regulatory Approvals	15
(b)	Strict Construction	15
(c)	Choice of Law	15
(d)	Compliance With Code Section 409A	15
(e)	Date of Grant	16
(f)	Conditions Upon Issuance of Shares	16
(g)	Clawback Provisions	16
(h)	Stockholder Approval	16

SECTION 14	No Employment or Service Retention Rights	16

SECTION 15	Duration and Amendments	16
(a)	Term of the Plan	16
(b)	Right to Amend or Terminate the Plan	16
(c)	Effect of Amendment or Termination	17

SECTION 16	Execution	17

E-iii

VESICOR THERAPEUTICS HOLDINGS, INC.

2026 EQUITY INCENTIVE PLAN

SECTION 1	Establishment and Purpose.

(a) Purpose. The purpose of the Plan is to promote the interests of Vesicor Therapeutics Holdings, Inc., a Delaware corporation (the “Company”), and its stockholders by providing eligible employees, directors and consultants with additional incentives to remain with the Company or its subsidiaries, to increase their efforts to make the Company more successful, to reward such persons by providing an opportunity to acquire shares of Class A Common Stock or shares of Class B Common Stock on favorable terms and to attract and retain the best available personnel to participate in the ongoing business operations of the Company. The Plan permits the grant of Incentive Stock Options, Non-statutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units and Performance Shares.

(b) Adoption and Term. The Plan has been approved by the Board of Directors (the “Board”) of the Company, and the stockholders of the Company, and is effective as of [****, 2026] The Plan will remain in effect until terminated by action of the Board, except as otherwise provided in Section 15.

SECTION 2	Definitions.

(a) “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Class A Common Stock or Class B Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(b) “Award” means the grant of Incentive Stock Options, Non-statutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units or Performance Shares made pursuant to the Plan.

(c) “Award Agreement” means an agreement entered into by the Company and the Participant setting forth the terms applicable to an Award granted to the Participant under the Plan.

(d) “Board” means the Board of Directors of the Company, as constituted from time to time.

(e) “Cause” means (i) conviction of, or the entry of a plea of guilty or no contest to, a felony or any other crime that causes the Company public disgrace or disrepute, or adversely affects the Company’s operations, condition (financial or otherwise), prospects or interests, (ii) gross negligence or willful misconduct with respect to the Company, including, without limitation fraud, embezzlement, theft or dishonesty in the course of his or her employment; (iii) alcohol abuse or use of controlled drugs other than in accordance with a physician’s prescription; (iv) refusal, failure or inability to perform any material obligation or fulfill any duty to the Company (other than due to a disability), which failure, refusal or inability is not cured within 10 days after delivery of notice thereof; (v) material breach of any agreement with or duty owed to the Company; or (vi) any breach of any obligation or duty to the Company (whether arising by statute, common law, contract or otherwise) relating to confidentiality, noncompetition, non-solicitation or proprietary rights. Notwithstanding the foregoing, if a Participant and the Company have entered into an employment agreement, consulting agreement or other similar agreement that specifically defines “Cause,” then with respect to such Participant, “Cause” shall have the meaning defined in that employment agreement, consulting agreement or other agreement.

(f) “Change of Control” means the occurrence of any of the following, in one transaction or a series of related transactions: (i) any person (as such term is used in Section 13(d) and 14(d) of the Exchange Act) becoming a “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the voting power of the Company’s then outstanding capital stock; (ii) a consolidation, share exchange, reorganization or merger of the Company resulting in the stockholders of the Company immediately prior to such event not owning at least a majority of the voting power of the resulting entity’s securities outstanding immediately following such event or, if the resulting entity is a direct or indirect subsidiary of the entity whose securities are issued in such transaction(s), the voting power of such issuing entity’s securities outstanding immediately following such event; (iii) the sale or other disposition of all or substantially all the assets of the Company (other than a transfer of financial assets made in the ordinary course of business for the purpose of securitization or any similar purpose); (iv) a change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; (v) a liquidation or dissolution of the Company; or (vi) any similar event deemed by the Committee to constitute a Change in Control for purposes of the Plan. For the avoidance of doubt, a transaction or a series of related transactions will not constitute a Change in Control if such transaction(s) result(s) in the Company, any successor to the Company, or any successor to the Company’s business, being controlled, directly or indirectly, by the same person or persons who controlled the Company, directly or indirectly, immediately before such transaction(s).

(g) “Code” means the Internal Revenue Code of 1986, as amended, or any successor laws.

(h) “Committee” means the Compensation Committee of the Board of Directors or such other committee or individuals satisfying Applicable Laws appointed by the Board in accordance with Section 3 hereof.

(i) (i) “Class A Common Stock” means the Class A Common Stock, $0.0001 par value per share, of the Company and such other stock or securities into which the Class A Common Stock is hereafter converted or for which the Class A Common Stock is exchanged; and (ii) “Class B Common Stock” means the Class B Common Stock, $0.0001 par value per share, of the Company and such other stock or securities into which the Class B Common Stock is hereafter converted or for which the Class B Common Stock is exchanged; and (iii) “Capital Stock” refers to the Class A Common Stock, or Class B Common Stock or both, as the context indicates.

(j) “Company” means Vesicor Therapeutics Holdings, Inc., a Delaware corporation and where applicable, its Subsidiaries.

(k) “Consultant” means any person other than an Employee, engaged by the Company or Subsidiary to render services to such entity.

(l) “Date of Grant” means the date on which the Committee grants an Award pursuant to the Plan.

(m) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Committee in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Committee from time to time.

(n) “Effective Date” means [****], 2026.

(o) “Employee” means any individual who is a common-law employee of the Company or a Subsidiary.

(p) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(q) “Exchange Program” means a program established by the Committee under which outstanding Awards are amended to provide for a lower Exercise Price or surrendered or cancelled in exchange for (i) Awards with a lower exercise price, (ii) a different type of Award or awards under a different equity incentive plan, (iii) cash, or (iv) a combination of two or all of (i), (ii) and (iii). Notwithstanding the preceding, the term Exchange Program does not include any (A) action described in Section 12 or any action taken in connection with a Change in Control transaction or (B) transfer or other disposition permitted under Section 12. For the purpose of clarity, each of the actions described in the prior sentence, none of which constitute an Exchange Program, may be undertaken (or authorized) by the Committee in its sole discretion without approval by the Company’s shareholders.

(r) “Exercise Price” with respect to an Option, means the price per share at which an Optionee may exercise his Option to acquire all or a portion of the shares of Class A Common Stock or shares of Class B Common Stock, as the case may be, that are the subject of such Option, as determined by the Committee on the Date of Grant. In no event shall the Exercise Price of any Class A Common Stock or Class B Common Stock made the subject of an Option, be less than the Fair Market Value on the Date of Grant.

(s) “Fair Market Value” means, as of any date, the value of Class A Common Stock or the Class B Common Stock, as the case may be, shall be determined as follows:

(i) If the class of Capital Stock of the Company in question is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market of The Nasdaq Stock Market, then that class of Capital Stock’s Fair Market Value will be the closing sale price for that class of Capital sSock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable;

(ii) If the class of Capital Stock in question is regularly quoted by a recognized securities dealer but selling prices are not reported, or if that class of Capital Stock is quoted on the Over-the-Counter (OTC) market, be that the OTCQB, OTCQX, OTCCID or OTC Pink, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the class of Capital Stock in question on the day of determination, as reported in The Wall Street Journal, the OTC Markets Group, or such other source as the Committee deems reliable;

(iii) For purposes of any Awards granted on the Registration Date, the Fair Market Value will be the initial price to the public as set forth in the final prospectus included within any registration statement in Form S-1 or Form S-4 filed with the Securities and Exchange Commission under the Securities Act of 1933 for the initial public offering of the Company’s Class A Common Stock or Class B Common Stock, as the case may be; or

(iv) In the absence of an established market for the class of Capital Stock in question, the Fair Market Value will be determined in good faith by the Board after taking into account such factors as the Board shall deem appropriate.

(t) “Incentive Stock Option” or “ISO” means a stock option intended to satisfy the requirements of Section 422(b) of the Code.

(u) “Non-statutory Option” means a stock option not intended to satisfy the requirements of Section 422(b) of the Code.

(v) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(w) “Option” means an ISO or Non-statutory Option granted under the Plan and entitling the holder to purchase shares of Class A Common Stock or shares of Class B Common Stock.

(x) “Option Stock” means those shares of Class A Common Stock or Class B Common Stock, as the case may be, made the subject of an Option granted pursuant to the Plan.

(y) “Optionee” means an individual who is granted an Option.

(z) “Outside Director” means a member of the Board who is not an Employee.

(aa) “Participant” means a person who has an outstanding Award under the Plan. The term Participant also refers to an Optionee.

(bb) “Performance Goal” means a performance goal established by the Committee pursuant to Section 10(c) of the Plan.

(cc) “Performance Share” means an Award denominated1 in Shares which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Committee may determine pursuant to Section 10.

(dd) “Performance Unit” means an Award which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Committee may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 10.

(ee) “Plan” means this Vesicor Therapeutics Holdings, Inc. 2026 Equity Incentive Plan.

(ff) “Registration Date” means the effective date of the first registration statement that is filed by the Company and declared effective pursuant to Section 12(g) of the Exchange Act, with respect to any class of the Company’s securities.

(gg) “Repricing” means (i) reducing the exercise price of Nonqualified Stock Options, Incentive Stock Options, or Stock Appreciation Right (collectively, “Stock Rights”), (ii) cancel outstanding Stock Rights in exchange for cash, other Awards or Options or SARs with an exercise price that is less than the exercise price of the original options or base price of stock appreciation rights, as applicable, (iii) cancel outstanding Stock Rights with an exercise price or base price, as applicable, that is less than the then current Fair Market Value of a Share in exchange for other Awards, cash or other property; or (iv) otherwise effect a transaction that would be considered a “repricing” for purposes of the stockholder approval rules of the applicable securities exchange or inter-dealer quotation system on which the Shares are listed or quoted without stockholder approval.

(hh) “Restricted Stock” means those shares of Common Stock made the subject of an Award granted under the Plan.

(ii) “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 8. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(jj) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(kk) “Section 16(b)” means Section 16(b) of the Exchange Act.

(ll) “Service” means service as an Employee, Consultant or Outside Director.

(mm) “Share” means a share of the Class A Common Stock or a share of Class B Common Stock, as the context or the granting document specifies, and in each instance as adjusted in accordance with Section 12 of the Plan.

(nn) “Stock Appreciation Right” or “SAR” means a right awarded to a Participant pursuant to Section 9 of the Plan, which shall entitle the Participant to receive cash, shares of Class A Common Stock or Class B Common Stock, other property or a combination thereof, as determined by the Committee, in an amount equal to or otherwise based on the excess of (a) the Fair Market Value of a share of Class A Common Stock or a share of Class B Common Stock, as the case may be, at the time of exercise over (b) the exercise price of the right, as established by the Committee on the date the award is granted.

(oo) “Subsidiary” means any company (other than the Company) in an unbroken chain of companies beginning with the Company if each of the companies other than the last company in the unbroken chain owns capital stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other companies in such chain. A company that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

SECTION 3	Administration.

(a) Committee of the Board of Directors. The Plan may be administered by the Compensation Committee of the Board or such other Board Committee or individuals as appointed by the Board to administer the Plan. Each Committee shall have such authority and be responsible for such functions as the Board has assigned to it. Members of the Committee shall serve for such period of time as the Board may determine and shall be subject to removal by the Board at any time. The Board may also at any time terminate the functions of the Committee and reassume all powers and authorities previously delegated to the Committee. If no Committee has been appointed, the entire Board shall administer the Plan.

To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3 of the Exchange Act, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(b) Authority. Subject to the terms and conditions of the Plan, the Committee shall have the sole discretionary authority:

(i) to authorize the granting of Awards under the Plan;

(ii) to select the Employees, Consultants or Outside Directors who are to be granted Awards under the Plan and to determine the conditions subject to such Awards;

(iii) to construe and interpret the Plan;

(iv) to determine Fair Market Value;

(v) to establish and modify administrative rules for the Plan;

(vi) to impose such conditions and restrictions with respect to the Awards, not inconsistent with the terms of the Plan, as it determines appropriate;

(vii) to execute or cause to be executed Award Agreements; and

(viii) generally, to exercise such power and perform such other acts in connection with the Plan and the Awards, and to make all determinations under the Plan as it may deem necessary or advisable or as required, provided or contemplated hereunder.

Any person delegated or designated by the Committee shall be subject to the same obligations and requirements imposed on the Committee and its members under the Plan.

(c) Exchange Program. Notwithstanding anything in this Section 3, the Committee shall not implement an Exchange Program without the approval of the holders of a majority of the Shares that are present in person or by proxy and entitled to vote at any annual or special meetings of Company’s stockholders.

(d) Delegation by the Committee. The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or any part of its authority and powers under the Plan to one or more Directors or officers of the Company; provided, however, that the Committee may not delegate its authority and powers (i) with respect to an Officer or (ii) in any way which would jeopardize the Plan’s qualification under Code Section 162(m), if applicable, or Rule 16b-3.

(e) Indemnification. To the maximum extent permitted by law, the Company shall indemnify each member of the Committee, the Board, and any Employee with duties under the Plan, against all liabilities and expenses (including any amount paid in settlement or in satisfaction of a judgment) reasonably incurred by the individual in connection with any claims against the individual by reason of the performance of the individual’s duties under the Plan. This indemnity shall not apply, however, if: (i) it is determined in the action, lawsuit, or proceeding that the individual is guilty of gross negligence or intentional misconduct in the performance of those duties; or (ii) the individual fails to assist the Company in defending against any such claim. The Company shall have the right to select counsel and to control the prosecution or defense of the suit. The Company shall not be obligated to indemnify any individual for any amount incurred through any settlement or compromise of any action unless the Company consents in writing to the settlement or compromise.

SECTION 4	Eligibility and Award Limitations.

(a) Award Eligibility. Employees, Consultants, and Outside Directors shall be eligible for the grant of Awards under the Plan. Only Employees shall be eligible for the grant of Incentive Stock Options.

(b) Award Limitations. The Company may apply limits on the grant of Awards during any fiscal year or any particular type or amount of Award.

SECTION 5	Stock Subject To The Plan.

(a) Shares Subject to the Plan. The maximum aggregate number of Shares that may be issued under the Plan immediately after the Effective Date is [*****] Shares, subject to both increase under Section 5(b) and adjustment under Section 12 after the Effective Date (the “Share Reserve”); provided, however that the Share Reserve will increase on January 1st of each calendar year beginning on January 1, 2027 and ending on and including January 1, 20xx (each, an “Evergreen Date”), in an amount equal to the lesser of (i) 7% of the total number of shares of Class A Common Stock or shares of Class B Common Stock, as the case may be, outstanding on the December 31st immediately preceding the applicable Evergreen Date and (ii) such lesser number of shares of Class A Common Stock or Class B Common Stock as determined to be appropriate by the Committee in its sole discretion. Notwithstanding the foregoing and, subject to adjustment as provided in Section 12, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options is [ *******].

(b) Lapsed Awards. To the extent an Award expires, is surrendered pursuant to an Exchange Program or becomes unexercisable without having been exercised or, with respect to Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares, is forfeited to or repurchased by the Company due to failure to vest, the unpurchased Shares (or for Awards other than Options or Stock Appreciation Rights the forfeited or repurchased Shares), which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). Notwithstanding the foregoing (and except with respect to Shares of Restricted Stock that are forfeited rather than vested), Shares that have actually been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if Shares issued pursuant to Awards of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units are repurchased by the Company or are forfeited to the Company, such Shares will become available for future grant under the Plan. Shares used to pay the exercise price of an Award or to satisfy the tax withholding obligations related to an Award will become available for future grant under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan.

SECTION 6	Terms And Conditions Of Stock Options.

(a) Power to Grant Options. Subject to the maximum per person share limitation in Section 4, the Committee may grant to such Employees or persons as the Committee may select, Options entitling the Optionee to purchase shares of Class A Common Stock or shares of Class B Common Stock from the Company in such quantity, and on such terms and subject to such conditions not inconsistent with the terms of the Plan, as may be established by the Committee at the time of grant or pursuant to applicable resolution of the Committee, and as set forth in the Participant’s Option Award Agreement. Options granted under the Plan may be Non-statutory Stock Options or Incentive Stock Options.

(b) Optionee to Have No Rights as a Stockholder. An Optionee, or a transferee of an Optionee, shall have no rights as a stockholder of the Company with respect to the shares of Class A Common Stock or shares of Class B Common Stock made subject to an Option unless and until such Optionee exercises such Option and is issued the shares purchased thereby. No adjustments shall be made for distributions, dividends, allocations, or other rights with respect to any shares of Class A Common Stock or shares of Class B Common Stock prior to the exercise of such Option.

(c) Award Agreements. The terms of any Option shall be set forth in an Award Agreement in such form as the Committee shall from time to time determine. Each Award Agreement shall comply with and be subject to the terms and conditions of the Plan and such other terms and conditions as the Committee may deem appropriate. In the event that any provision of an Option granted under the Plan shall conflict with any term in the Plan as constituted on the Date of Grant of such Option, the term in the Plan constituted on the Date of Grant of such Option shall control. No person shall have any rights under any Option granted under the Plan unless and until the Company and the Optionee have executed an Award Agreement setting forth the grant and the terms and conditions of the Option.

(d) Vesting. Unless a different vesting schedule is listed in an individual Award Agreement, the Shares subject to an Option granted under the Plan shall vest and become exercisable in accordance with the following schedule:

Completed Years of Employment/Service From Date of Grant	Cumulative Vesting Percentage
1	25%
2	50%
3	75%
4 Years or more	100%

(e) Exercise Price and Procedures.

(1) Exercise Price. The Exercise Price means the price per share at which an Optionee may exercise his Option to acquire all or a portion of the shares of Class A Common Stock or shares of Class B Common Stock that are the subject of such Option. Notwithstanding the foregoing, in no event shall the Exercise Price of any shares of Class A Common Stock or shares of Class B Common Stock made the subject of an Option be less than the Fair Market Value of the shares of Class A Common Stock or shares of Class B Common Stock, determined as of the Date of Grant.

(2) Exercise Procedures. Each Option granted under the Plan shall be exercised by providing written notice to the Committee, together with payment of the Exercise Price, which notice and payment must be received by the Committee on or before the earlier of (A) the date such Option expires, and (B) the last date on which such Option may be exercised as provided in paragraph (f) below.

(3) Payment of Exercise Price. The Exercise Price times the number of the Shares to be purchased upon exercise of an Option granted under the Plan shall be paid in full at the time of exercise. The Committee will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Committee will determine the acceptable form of consideration at the time of grant. Such consideration for both types of Options may consist entirely of: (A) cash; (B) check; (C) promissory note, to the extent permitted by Applicable Laws, (D) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Committee determines in its sole discretion; (E) consideration received by the Company under a broker-assisted (or other) cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Plan; (F) by net exercise; (G) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or (H) any combination of the foregoing methods of payment.

(f) Effect of Termination of Service. Subject to paragraph (l) below regarding Special Rules for Incentive Stock Options, the following provisions shall govern the exercise of any Options granted to an Optionee that are vested and outstanding at the time Optionee’s Service ceases:

(1) Termination of Employment for Reasons Other than Death, Disability or a Termination for Cause. Should Optionee’s Service with the Company cease for any reason other than death, Disability or a termination for Cause (as determined by the Committee), then each Option shall remain exercisable until the close of business on the earlier of (A) 3 months following the date Optionee’s Service ceased or (B) the expiration date of the Option.

(2) Termination of Employment Due to Death or Disability. Should Optionee’s Service cease due to death or Disability, then each Option shall remain exercisable until the close of business on the earlier of (A) the 12 month anniversary of the date Optionee’s Service ceased, or (B) the expiration date of the Option.

(3) Termination for Cause. Should Optionee’s Service be terminated for Cause while his Option remains outstanding, each outstanding Option granted to Optionee (whether vested or unvested) shall terminate immediately and Optionee shall forfeit all rights with respect to such Award.

(g) Limited Transferability of Options. An Option shall be exercisable only by the Optionee during his lifetime and shall not be assignable or transferable other than by will or by the laws of inheritance following Optionee’s death.

(h) Acceleration of Exercise Vesting. Notwithstanding anything to the contrary in the Plan, the Committee, in its discretion, may allow the exercise in whole or in part, at any time after the Date of Grant, any Option held by an Optionee, which Option has not previously become exercisable. In the event of a Change of Control of the Company, the Committee, in its discretion may provide that Options shall become 100% vested and exercisable on the date of the Change of Control. Options shall also become 100% vested in the event Optionee dies or becomes Disabled while employed.

(i) No Repricing. The terms of any outstanding Award may not be amended, and action may not otherwise be taken, in a manner to achieve a Repricing; provided, however, that nothing herein shall prevent the Committee from taking any action provided for in Section 14 below.

(j) Modification, Extension, Cancellation and Regrant. Within the limitations of the Plan and after taking into account any possible adverse tax or accounting consequences, the Committee may modify, or extend outstanding Options or may accept the cancellation of outstanding Options (whether granted by the Company or another issuer) in return for the grant of new Options for the same or a different number of shares and at the same or a different Exercise Price. The foregoing notwithstanding, no modification of an Option shall, without the consent of the Optionee, impair the Optionee’s rights or increase the Optionee’s obligations under such Option or cause a violation of Code Section 409A.

(k) Term of Option. No Option shall have a term in excess of ten (10) years measured from the date that the Option is granted.

(l) Special Rules For Incentive Stock Options (“ISOs”). In addition to the provisions of this Section 6, the terms specified below shall be applicable to all Incentive Stock Options granted under the Plan. Except as modified by the provisions of this paragraph (l), all of the provisions of the Plan shall be applicable to Incentive Stock Options. Options that are specifically designated as Non-statutory Options are not subject to the terms of this paragraph (l).

(1) Eligibility. Incentive Options may only be granted to Employees.

(2) Dollar Limitation. The aggregate Fair Market Value of the shares of Class A Common Stock or shares of Class B Common Stock (determined as of the Date of Grant) for which one or more Incentive Options granted to any Employee pursuant to the Plan may for the first time become exercisable as Incentive Options during any one calendar year shall not exceed $100,000. To the extent that an Optionee’s Options exceed that limit, they will be treated as Non-statutory Options (but all of the other provisions of the Option shall remain applicable), with the first Options that were awarded to Optionee to be treated as Incentive Stock Options.

(3) Restrictions on Sale of Shares. Shares issued pursuant to the exercise of an Incentive Stock Option may not be sold by the Employee until the expiration of 12 months after exercise and 24 months from the Date of Grant. Shares that do not satisfy these restrictions shall be treated as a grant of Non-statutory Options.

(4) Special Rules for Incentive Stock Options Granted to 10% Stockholder.

(a) Exercise Price. If any Employee to whom an Incentive Stock Option is granted is a 10% Stockholder, the Exercise Price of the Incentive Stock Option must be at least 110% of the Fair Market Value of the Company’s Class A Common Stock or Class B Common Stock.

(b) Term of Option. If any Employee to whom an Incentive Stock Option is granted is a 10% Stockholder, then the Option term shall not exceed five years measured from the date the Incentive Stock Option is granted.

(c) Definition of 10% Stockholder. For purposes of the Plan, an Employee is deemed to be a “10% Stockholder” if he owns more than 10% of the Company or any Subsidiary.

(5) Special Rules for Exercise of Incentive Stock Options Following Termination of Employment.

(a) Death or Disability. In order to preserve tax treatment as an Incentive Stock Option, Options granted to an Optionee who dies or becomes Disabled while employed must be exercised by the Optionee or his executor or beneficiary no later than (i) 12 months following the date of death or Disability, or (ii) the expiration date of the Incentive Stock Option, if earlier.

(b) Termination For Reason Other Than Death or Disability. In order to preserve tax treatment as an Incentive Stock Option, an Optionee must exercise any vested and outstanding Incentive Stock Options no later than: (i) three (3) months following the date the Optionee terminates employment for any reason other than death or Disability; or (ii) the expiration date of the Incentive Stock Option if earlier.

(6) Miscellaneous. With respect to Incentive Stock Options, if this Plan does not contain any provision required to be included herein under Section 422 of the Code, such provision shall be deemed to be incorporated herein with the same force and effect as if such provision had been set out at length herein. To the extent any Option that is intended to qualify as an Incentive Stock Option cannot so qualify, such Option, to that extent, shall be deemed to be a Non-statutory Stock Option for all purposes of this Plan.

(m) Shareholder Rights. Until the Shares covered by an Option are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 12 of the Plan.

SECTION 7	Restricted Stock.

(a) Grant of Restricted Stock. The Committee may cause the Company to issue shares of Restricted Stock under the Plan, subject to such restrictions, conditions and other terms as the Committee may determine in addition to those set forth herein.

(b) Establishment of Performance Criteria and Restrictions. Restricted Stock Awards will be subject to time vesting under paragraph (f) of this Section 7. The Committee may, in its sole discretion, at the time a grant is made, prescribe restrictions in addition to or other than time vesting, including the satisfaction of corporate or individual performance objectives, which shall be applicable to all or any portion of the Restricted Stock. Corporate or individual performance criteria include, but are not limited to, designated levels or changes in total shareholder return, net income, total asset return, or such other financial measures or performance criteria as the Committee may select. Such restrictions shall be set forth in the Participant’s Restricted Stock Agreement.

(c) Share Certificates and Transfer Restrictions. Restricted Stock awarded to a Participant may be held under the Participant’s name in a book entry account maintained by or on behalf of the Company. Upon vesting of the Restricted Stock, the Company will establish procedures regarding the delivery of share certificates or the transfer of shares in book entry form. None of the Restricted Stock may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of prior to the date on which such Restricted Stock vests in accordance with the Plan.

(d) Voting and Dividend Rights. Except as otherwise determined by the Committee either at the time Restricted Stock is awarded or at any time thereafter prior to the lapse of the restrictions, holders of Restricted Stock shall not have the right to vote such shares or the right to receive any dividends with respect to such shares, until such shares are vested. All distributions, if any, received by the Participant with respect to Restricted Stock as a result of any stock split, stock distributions, combination of shares, or other similar transaction shall be subject to the restrictions of the Plan.

(e) Award Agreements. The terms of the Restricted Stock granted under the Plan shall be as set forth in an Award Agreement in such form as the Committee shall from time to time determine. Each Award Agreement shall comply with and be subject to the terms and conditions of the Plan and such other terms and conditions as the Committee may deem appropriate. No Person shall have any rights under the Plan unless and until the Company and the Participant have executed an Award Agreement setting forth the grant and the terms and conditions of the Restricted Stock. The terms of the Plan shall govern all Restricted Stock granted under the Plan. In the event that any provision of an Award Agreement shall conflict with any term in the Plan as constituted on the Date of Grant, the term in the Plan shall control.

(f) Time Vesting. Except as otherwise provided in a Participant’s Award Agreement, the Restricted Stock granted under the Plan will vest in accordance with the following schedule:

Completed Years of Employment/Service From Date of Grant	Cumulative Vesting Percentage
1	25%
2	50%
3	75%
4 Years or more	100%

In the event a Participant terminates employment prior to 100% vesting, any Shares of Restricted Stock which are not vested shall be forfeited immediately and permanently. However, a Participant shall be 100% vested in his Restricted Stock in the event he terminates employment by reason of death or Disability. A Participant shall also be 100% vested in his Restricted Stock on the date of a Change of Control. If a Participant’s Service is terminated for Cause as determined in the sole discretion of the Committee, his or her Restricted Stock Award (whether vested or unvested) shall be forfeited immediately. The Committee may approve Restricted Stock grants that provide alternate vesting schedules. Fractional shares shall be rounded down.

(g) Acceleration of Vesting. Notwithstanding anything to the contrary in the Plan, the Board, in its discretion, may accelerate, in whole or in part, the vesting schedule applicable to a grant of Restricted Stock.

SECTION 8	Restricted Stock Units.

(a) Grant. Restricted Stock Units may be granted at any time and from time to time as determined by the Committee. After the Committee determines that it will grant Restricted Stock Units under the Plan, it will advise the Participant in an Award Agreement of the terms, conditions, and restrictions (if any) related to the grant, including the number of Restricted Stock Units.

(b) Vesting Criteria and Other Terms. The Committee will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Committee may set vesting criteria based upon the achievement of Company-wide, business unit, or individual goals (including, but not limited to, continued employment), or any other basis (including the passage of time) determined by the Committee in its discretion. Unless a different vesting schedule is set forth in the Award Agreement, the following time vesting schedule will apply:

Completed Years of Employment/Service From Date of Grant	Cumulative Vesting Percentage
1	25%
2	50%
3	75%
4 Years or more	100%

(c) Earning of Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Committee and as set forth in the Award Agreement on the Date of Grant. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Committee, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout as long as such reduction or waiver does not violate Code Section 409A.

(d) Dividend Equivalents. The Committee may, in its sole discretion, award dividend equivalents in connection with the grant of Restricted Stock Units that may be settled in cash, in Shares of equivalent value, or in some combination thereof.

(e) Form and Timing of Payment. Payment of earned Restricted Stock Units will be made upon the date(s) determined by the Committee and set forth in the Award Agreement. The Committee, in its sole discretion, may settle earned Restricted Stock Units in cash, Shares, or a combination of both. Timing and payment of Restricted Stock Units will be subject to and structured to comply with the rules of Code Section 409A and the treasury regulations thereunder.

(f) Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.

SECTION 9	Stock Appreciation Rights.

(a) Grant. A Participant may be granted one or more Stock Appreciation Rights under the Plan and such SARs shall be subject to such terms and conditions, consistent with the other provisions of the Plan, as shall be determined by the Committee in its sole discretion. A SAR may relate to a particular Stock Option and may be granted simultaneously with or subsequent to the Stock Option to which it relates. Except to the extent otherwise modified in the grant, (i) SARs not related to a Stock Option shall be granted subject to the same terms and conditions applicable to Stock Options as set forth in Section 6 above, and (ii) all SARs related to Stock Options granted under the Plan shall be granted subject to the same restrictions and conditions and shall have the same vesting, exercisability, forfeiture and termination provisions as the Stock Options to which they relate. SARs may be subject to additional restrictions and conditions. The per-share base price for exercise or settlement of SARs shall be determined by the Committee but shall be a price that is equal to or greater than the Fair Market Value of such Shares. Other than as adjusted pursuant to Section 12 below, the base price of SARs may not be reduced without shareholder approval (including canceling previously awarded SARs and regranting them with a lower base price).

(b) Exercise and Payment. To the extent a SAR relates to a Stock Option, the SAR may be exercised only when the related Stock Option could be exercised and only when the Fair Market Value of the shares subject to the Stock Option exceed the exercise price of the Stock Option. When a Participant exercises such SARs, the Stock Options related to such SARs shall automatically be cancelled with respect to an equal number of underlying shares. Unless the Committee decides otherwise (in its sole discretion), SARs shall only be paid in cash or in shares of Common Stock. For purposes of determining the number of shares available under the Plan, each Stock Appreciation Right shall count as one share of Common Stock, without regard to the number of shares, if any, that are issued upon the exercise of the Stock Appreciation Right and upon such payment. Shares issuable in connection with a SAR are subject to the transfer restrictions under the Plan.

SECTION 10	Performance Units and Performance Shares.

(a) Grant of Performance Units/Shares. Subject to the terms of the Plan, Performance Units and Performance Shares may be granted to eligible Employees, Consultants or Outside Directors at any time and from time to time, as shall be determined by the Committee, in its sole discretion. The Committee shall have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant.

(b) Value of Performance Units/Shares. Each Performance Unit shall have an initial value that is established by the Committee at the time of the grant. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the date of grant. The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the number and/or value of Performance Units/Shares that will be paid out to the Participants. The time period during which the performance goals must be met shall be called a “Performance Period.”

(c) Performance Objectives and Other Terms. The Committee will set Performance Goals or other vesting provisions (including, without limitation, continued status as an Employee, Consultant or Outside Director) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to an Employee, Consultant or Outside Director. The time period during which the performance objectives or other vesting provisions must be met will be called the “Performance Period.” Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Committee, in its sole discretion, will determine. The Committee may set performance objectives based upon the achievement of Company-wide, divisional, or individual goals, applicable federal or state securities laws, or any other basis determined by the Committee in its discretion.

(d) Measurement of Performance Goals. Performance Goals shall be established by the Committee on the basis of targets to be attained (“Performance Targets”) with respect to one or more measures of business or financial performance (each, a “Performance Measure”), subject to the following:

(i) Performance Measures. For each Performance Period, the Committee shall establish and set forth in writing the Performance Measures, if any, and any particulars, components and adjustments relating thereto, applicable to each Participant. The Performance Measures, if any, will be objectively measurable and will be based upon the achievement of a specified percentage or level in one or more objectively defined and non-discretionary factors preestablished by the Committee. Performance Measures may be one or more of the following, as determined by the Committee: (A) sales or non-sales revenue; (B) return on revenues; (C) operating income; (D) income or earnings including operating income; (E) net income; (F) pre-tax income or after-tax income; (G) net income excluding amortization of intangible assets, depreciation and impairment of goodwill and intangible assets and/or excluding charges attributable to the adoption of new accounting pronouncements; (H) raising of financing or fundraising; (I) project financing; (J) revenue backlog; (K) power purchase agreement backlog; (L) gross margin; (M) operating margin or profit margin; (N) capital expenditures, cost targets, reductions and savings and expense management; (O) return on assets (gross or net), return on investment, return on capital, or return on shareholder equity; (P) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (Q) performance warranty and/or guarantee claims; (S) stock price or total stockholder return; (T) earnings or book value per share (basic or diluted); (U) economic value created; (V) pre-tax profit or after-tax profit; (W) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration or market share, geographic business expansion, objective customer satisfaction or information technology goals; (X) objective goals relating to divestitures, joint ventures, mergers, acquisitions and similar transactions; (Y) construction projects consisting of one or more objectives based upon meeting project completion timing milestones, project budget, site acquisition, site development, or site equipment functionality; (Z) objective goals relating to staff management, results from staff attitude and/or opinion surveys, staff satisfaction scores, staff safety, staff accident and/or injury rates, headcount, performance management, completion of critical staff training initiatives; (AA) objective goals relating to projects, including project completion timing milestones, project budget; (BB) key regulatory objectives; and (CC) enterprise resource planning.

(ii) Committee Discretion on Performance Measures. As determined in the discretion of the Committee, the Performance Measures for any Performance Period may (A) differ from Participant to Participant and from Award to Award, (B) be based on the performance of the Company as a whole or the performance of a specific Participant or one or more Subsidiaries, divisions, departments, regions, stores, segments, products, functions or business units of the Company, (C) be measured on a per share, per capita, per unit, per square foot, per employee, per branch basis, and/or other objective basis (D) be measured on a pre-tax or after-tax basis, and (E) be measured on an absolute basis or in relative terms (including, but not limited to, the passage of time and/or against other companies, financial metrics and/or an index). Without limiting the foregoing, the Committee shall adjust any performance criteria, Performance Measures or other feature of an Award that relates to or is wholly or partially based on the number of, or the value of, any stock of the Company, to reflect any stock dividend or split, repurchase, recapitalization, combination, or exchange of shares or other similar changes in such stock.

(e) Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares shall be entitled to receive a payout of the number of Performance Unit/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding Performance Goals have been achieved. Notwithstanding the preceding sentence, after the grant of a Performance Unit/Share, and subject to restrictions under Applicable Laws such as Code Section 409A, the Committee, in its sole discretion, may waive the achievement of any performance goals for such Performance Unit/Share.

(f) Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares shall be made in a single lump sum, within 90 calendar days following the close of the applicable Performance Period. The Committee, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate fair market value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in combination thereof. Prior to the beginning of each Performance Period, Participants may, if so permitted by the Company, elect to defer the receipt of any Performance Unit/Share payout upon such terms as the Committee shall determine.

(g) Cancellation of Performance Units/Shares. Subject to the applicable Award Agreement, upon the earlier of (i) the Participant’s termination of employment, or (ii) the date set forth in the Award Agreement, all remaining Performance Units/Shares shall be forfeited by the Participant to the Company, the Shares subject thereto shall again be available for grant under the Plan.

(h) Non-transferability. Performance Units/Shares may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further a Participant’s rights under the Plan shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s legal representative.

SECTION 11	Tax Withholding.

(a) Tax Withholding for Options. The Company shall be entitled, if the Committee deems it necessary or desirable, to withhold (or secure payment in cash in United States dollars from an Optionee or beneficiary in lieu of withholding) the amount of any withholding or other tax required by law to be withheld or paid by the Company with respect to any amount payable and/or shares of Class A Common Stock or shares of Class B Common Stock issuable under such Optionee’s Option, and the Company may defer payment or issuance of the shares of Class A Common Stock or shares of Class B Common Stock upon such Optionee’s exercise of an Option unless indemnified to its satisfaction against any liability for such tax. The amount of any such withholding shall be determined by the Company.

(b) Tax Withholding for Restricted Stock and Other Awards. When a Participant incurs tax liability in connection with the vesting, lapse of a restriction or distribution of Restricted Stock or other Award, and the Participant is obligated to pay an amount required to be withheld under applicable tax laws, the Committee shall establish procedures to satisfy the withholding tax obligation. The Participant also has the option to make payment in cash in United States dollars pursuant to procedures established by the Company. The amount of any such withholding shall be determined by the Company.

SECTION 12	Adjustment of Shares and Representations.

(a) General. Should any change be made to the Class A Common Stock or Class B Common Stock by reason of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Class A Common Stock or Class B Common Stock, as the case may be, as a class without the Company’s receipt of consideration, the Committee shall make appropriate adjustments to (i) the maximum number and/or class of securities issuable pursuant to the Plan, (ii) the number and/or class of securities and the Exercise Price per share in effect for each outstanding Option in order to prevent the dilution or enlargement of benefits, (iii) the number of Shares of Restricted Stock granted; or (iv) the number of Performance Shares awarded, if applicable. As a condition to the exercise of an Award, the Company may require the person exercising such Option to make such representations and warranties at the time of any such exercise as the Company may at that time determine, including without limitation, representations and warranties that (A) the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares in violation of applicable federal or state securities laws, and (B) such person is knowledgeable and experienced in financial and business matters and is capable of evaluating the merits and the risks associated with purchasing the Shares. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any Shares under this Plan, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

(b) Mergers and Consolidations. In the event that the Company is a party to a Change of Control, outstanding Awards that are not yet vested shall be subject to the agreement of merger or consolidation or asset sale, then such agreement, without the Participant’s consent, may provide for:

(i) The continuation of such outstanding Awards by the Company (if the Company is the surviving Company);

(ii) The assumption of the Plan and such outstanding Awards by the surviving Company;

(iii) The substitution by the surviving Company of options with substantially the same terms for such outstanding Awards;

(iv) Any other action as the Board determines.

Each Option that is assumed or otherwise continued in effect in connection with a Change of Control shall be appropriately adjusted, immediately after such Change of Control, to apply to the number and class of securities which would have been issuable to the Optionee in connection with the consummation of such Change of Control, had the Option been exercised immediately prior to such Change of Control.

(c) Reservation of Rights. Except as provided in this Section 12, a Participant shall have no Shareholder rights by reason of (i) any subdivision or consolidation of shares of stock of any class of Capital Stock, or (ii) any other increase or decrease in the number of shares of stock of any class of capital stock. Any issuance by the Company of shares of stock of any class of capital stock, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or Exercise Price of shares subject to an Option. The grant of an Option pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.

SECTION 13	Miscellaneous.

(a) Regulatory Approvals. The implementation of the Plan, the granting of any Options, Restricted Stock or Performance Unit/Performance Share Awards under the Plan, and the issuance of any shares of Class A Common Stock or shares of Class B Common Stock upon the exercise of any Option, lapse of restrictions on Restricted Stock, or payout of Performance Share Award shall be subject to the Company’s procurement of all approvals and permits required by regulatory authorities, if any, including applicable securities laws having jurisdiction over the Plan, the Options or Restricted Stock granted, and the shares of Class A Common Stock or shares of Class B Common Stock issued pursuant to it.

(b) Strict Construction. No rule of strict construction shall be implied against the Committee, the Company or Subsidiary or any other person in the interpretation of any of the terms of the Plan, any Award granted under the Plan or any rule or procedure established by the Committee.

(c) Choice of Law. All determinations made and actions taken pursuant to the Plan shall be governed by the internal laws of the State of Delaware and construed in accordance therewith.

(d) Compliance With Code Section 409A. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Code Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A. The Plan and each Award Agreement under the Plan is intended to meet the requirements of Code Section 409A (or an exemption therefrom) and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Committee. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Code Section 409A, the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Code Section 409A (or an exemption therefrom), such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A. In no event will the Company be responsible for or reimburse a Participant for any taxes or other penalties incurred as a result of applicable of Code Section 409A.

(e) Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Committee makes the determination granting such Award, or such other later date as is determined by the Committee. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

(f) Conditions Upon Issuance of Shares.

(i) Legal Compliance. Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

(ii) Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

(g) Clawback Provisions. All Awards (including the gross amount of any proceeds, gains or other economic benefit the Participant actually or constructively receives upon receipt or exercise of any Award or the receipt or resale of any Shares underlying the Award) will be subject to recoupment by the Company to the extent required to comply with Applicable Law or any policy of the Company providing for the reimbursement of incentive compensation, whether or not such policy was in place at the time of grant of an Award.

(h) Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

SECTION 14	No Employment or Service Retention Rights.

Nothing in the Plan or in any Award granted under the Plan shall confer upon the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Subsidiary employing or retaining the Participant) or of the Participant, which rights are hereby expressly reserved by each, to terminate his or her Service at any time and for any reason, with or without cause.

SECTION 15	Duration and Amendments.

(a) Term of the Plan. The Plan, as set forth herein, shall become effective on the date of its adoption by the Board, subject to the approval of the Company’s stockholders. In the event that the stockholders fail to approve the Plan within 12 months after its adoption by the Board, any grants of Awards that have already occurred for which shareholder approval is a prerequisite for the granting of such Awards, shall be rescinded, and no such additional grants or awards shall be made thereafter under the Plan. The Plan shall terminate upon the earliest to occur of (i) the tenth anniversary of Board approval of the Plan or (ii) the date determined by the Board pursuant to its authority pursuant to paragraph (b) below.

(b) Right to Amend or Terminate the Plan. The Plan shall terminate upon the earliest to occur of (i) the tenth anniversary of Board approval of the Plan; (ii) the date on which all Shares available for issuance under the Plan have been issued as fully vested Shares; or (iii) the date determined by the Board pursuant to its authority under Section 12 of the Plan.

(c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Committee, which agreement must be in writing and signed by the Participant and the Company. No Shares of Class A Common Stock or shares of Class B Common Stock shall be issued or sold under the Plan after the termination thereof, except upon exercise of an Option granted prior to such termination. The termination of the Plan, or any amendment thereof, shall not affect any shares of Restricted Stock or Performance Shares previously issued or any Option previously granted under the Plan.

SECTION 16	Execution.

To record the adoption of the Plan by the Board of Directors, the Company has caused its authorized officer to execute the same.

Vesicor Therapeutics Holdings, Inc.

By:

Name:

Title:

Date:	________________________, 2026

Annex F

FORM OF AMENDMENT TO THE

SECOND AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

BLACK HAWK ACQUISITION CORPORATION

[   ], 2026

RESOLVED, as a special resolution, that:

1.	Article 36.5(c) of the Second Amended and Restated Memorandum and Articles of Association of Black Hawk Acquisition Corporation, as adopted by special resolution passed on March 20, 2024 and further amended by special resolution passed on July 8, 2025, be deleted in its entirety and replaced with the following:

“36.5(c) In no event will the Company consummate the Tender Redemption Offer or the Redemption Offer under Article 36.5(a) or Article 36.5(b), or an Amendment Redemption Event under Article 36.11, if such redemptions would cause the Company to fail to satisfy any cash requirement contained in the agreement relating to the Business Combination.”

2.	The registered office provider of the Company be authorized and instructed to make all filings with the Registrar of Companies of the Cayman Islands necessary to give effect to the foregoing amendment.

F-1

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, actual fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We have entered into agreements with our directors and officers to provide contractual indemnification in addition to the indemnification provided for in our amended and restated memorandum and articles of association. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the trust account for any reason whatsoever (except to the extent they are entitled to funds from the trust account due to their ownership of Public Shares). Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the trust account or (ii) we consummate an initial business combination.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statements Schedules.

(a)	The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description of Exhibit
2.1†*	Business Combination Agreement, dated as of April 26, 2025, by and among Black Hawk Acquisition, Vesicor Therapeutics, Inc., and BH Merger Sub, Inc. (incorporated by reference to Exhibit 2.1 to Black Hawk’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 29, 2025)
3.1	Memorandum and Articles of Association (incorporated by reference to Exhibit 3.1 to Black Hawk’s Registration Statement on Form S-1 filed with the Securities & Exchange Commission on February 5, 2024)
3.2	Amended and Restated Memorandum and Articles of Association (incorporated by reference to Exhibit 3.2 to Black Hawk’s Registration Statement on Form S-1 filed with the Securities & Exchange Commission on February 5, 2024)
3.3	Second Amended and Restated Memorandum and Articles of Association (incorporated by reference to Exhibit 3.1 to Black Hawk’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 26, 2025)
3.4	PubCo Certificate of Incorporation (included as Annex B to this proxy statement/prospectus)
3.5	PubCo Bylaws (included as Annex C to this proxy statement/prospectus)
4.1	Specimen Unit Certificate (incorporated by reference to Exhibit 4.2 to Black Hawk’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on February 26, 2024)
4.2	Specimen Ordinary Shares Certificate (incorporated by reference to Exhibit 4.2 to Black Hawk’s Registration Statement on Form S-1 filed with the Securities & Exchange Commission on February 26, 2024)
4.3	Specimen Rights Certificate (incorporated by reference to Exhibit 4.3 to Black Hawk’s Registration Statement on Form S-1 filed with the Securities & Exchange Commission on February 26, 2024)
4.4	Rights Agreement by and between Continental Stock Transfer & Trust Company and the Registrant (incorporated by reference to Exhibit 4.4 to Black Hawk’s Registration Statement on Form S-1 filed with the Securities & Exchange Commission on February 5, 2024)
4.5**	Specimen of PubCo Common Stock
4.6	Form of Warrant issued by Vesicor Therapeutics, Inc.,
5.1	Opinion of PW Richter PLC (incorporated by reference to Exhibit 5-1 to Black Hawk’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on March 5, 2026)
5.2	Opinion of Celine & Partners PLLC (incorporated by reference to Exhibit 5.2 to Black Hawk’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on March 5, 2026)
8.1	Tax Opinion of Irvine Venture Law Firm, LLP (incorporated by reference to Exhibit 8.1 to Black Hawk’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on March 5, 2026)
10.1	Investment Management Trust Agreement by and between Continental Stock Transfer & Trust Company and the Registrant (incorporated by reference to Exhibit 10.2 to Black Hawk’s Current Report on Form 8-K filed with the Securities & Exchange Commission on March 26, 2024)
10.2	Amendment to the Investment Management Trust Agreement, dated July 8, 2025, by and between the Registrant and Continental Stock Transfer & Trust Company. (incorporated by reference to Exhibit 10.1 Black Hawk’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 14, 2025)
10.3	Registration Rights Agreement by and between the Registrant and Insiders (incorporated by reference to Exhibit 10.3 to Black Hawk’s Registration Statement on Form S-1 filed with the Securities & Exchange Commission on February 5, 2024)
10.4	Form of Indemnity Agreement (incorporated by reference to Exhibit 10.4 to Black Hawk’s Registration Statement on Form S-1 filed with the Securities & Exchange Commission on February 5, 2024)

10.5	Subscription Agreement, as amended, between the Registrant and Black Hawk Management LLC (incorporated by reference to Exhibit 10.5 to Black Hawk’s Registration Statement on Form S-1 filed with the Securities & Exchange Commission on February 5, 2024)
10.6	Administrative Services Agreement (incorporated by reference to Exhibit 10.6 to Black Hawk’s Registration Statement on Form S-1 filed with the Securities & Exchange Commission on February 5, 2024)
10.7	Company Shareholder Support Agreement, dated as of April 26, 2025 (incorporated by reference to Exhibit 10.1 to Black Hawk’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 29, 2025)
10.8	Form of Lock-Up Agreement. (incorporated by reference to Exhibit 10.5 to Black Hawk’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 29, 2025)
10.9	Form of Amended and Restated Registration Rights Agreement. (incorporated by reference to Exhibit 10.6 to Black Hawk’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 29, 2025)
10.10	Letter Agreement dated March 20, 2024, by and among the Company, its officers and directors, and Black Hawk Management, LLC (incorporated by reference to Exhibit 10.1 to Black Hawk’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 26, 2024)
10.11	Promissory Note, dated June 13, 2025, by and between the Registrant and Black Hawk Management LLC (incorporated by reference to Exhibit 10.11 to Black Hawk’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on March 5, 2026)
10.12	Promissory Note, dated September 30, 2025 by and between the Registrant and Black Hawk Management LLC (incorporated by reference to Exhibit 10.12 to Black Hawk’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on December 23, 2024)
10.13	Amendment to Promissory Note, dated September 30, 2025 by and between the Registrant and Black Hawk Management LLC (incorporated by reference to Exhibit 10.13 to Black Hawk’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on December 23, 2024)
10.14	Promissory Note, dated February 12, 2026 by and between the Registrant and Black Hawk Management LLC (incorporated by reference to Exhibit 10.14 to Black Hawk’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on March 5, 2026)
10.15	Promissory Note, dated May 4, 2026 by and between the Registrant and Black Hawk Management LLC (previously filed)
10.16	Form of Employment Agreement for Luo Feng (incorporated by reference to Exhibit 10.15 to Black Hawk’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on March 5, 2026)
10.17	Form of Employment Agreement for Mitchell Creem (incorporated by reference to Exhibit 10.16 to Black Hawk’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on March 5, 2026)
10.18	Form of Employment Agreement for Warren Hosseinion Jr. (incorporated by reference to Exhibit 10.17 to Black Hawk’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on March 5, 2026)
10.19	Form of Employment Agreement for Michael Tolentino, M.D. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, dated March 17, 2026, filed by Black Hawk with the Commission on March 17, 2026).
10.20	Promissory Note, dated February 12, 2026, by and between the Registrant and Black Hawk Management LLC (incorporated by reference to Exhibit 99.3 to Black Hawk’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on May 1, 2026).
10.21	Debt Forgiveness Agreement, dated June 30, 2026, by and between Black Hawk Acquisition Corporation and Vesicor Therapeutics, Inc. (incorporated by reference to Exhibit 10.21 to Black Hawk’s Registration Statement on Form S-4/A filed with the Securities and Exchange Commission on July 6, 2026)
14.1	Code of Ethics (incorporated by reference to Exhibit 14 to Black Hawk’s Registration Statement on Form S-1 filed with the Securities & Exchange Commission on February 5, 2024)

21.1	Lists of Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to Black Hawk’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on March 1, 2026).
23.1	Consent of MaloneBailey, LLP
23.2	Consent of Prager Metis CPAs LLP
23.3	Consent of PW Richter PLC (included in Exhibit 5.1)
23.4	Consent of Celine & Partners PLLC (included in Exhibit 5.2)
99.1	Form of Proxy Card
99.3	Consent of Luo Feng (PubCo’s director nominee) (incorporated by reference to Exhibit 99.2 to Black Hawk’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on March 5, 2026)
99.4	Consent of Warren Hosseinion, M.D. (PubCo’s director nominee) (incorporated by reference to Exhibit 99.4 to Black Hawk’s Registration Statement on Form S-4 filed with the Securities & Exchange Commission on January 22, 2026)
99.5	Consent of Frederick Woodruff Field (PubCo’s director nominee) (incorporated by reference to Exhibit 99.5 to Black Hawk’s Registration Statement on Form S-4 Pre-Effective Amendment Number 3 filed with the Securities & Exchange Commission on March 5, 2026)
99.6	Consent of Oded Levy (PubCo’s director nominee) (incorporated by reference to Exhibit 99.6 to Black Hawk’s Registration Statement on Form S-4 filed with the Securities & Exchange Commission on January 22, 2026)
99.7	Consent of Qi Ouyang (PubCo’s director nominee) (incorporated by reference to Exhibit 99.7 to Black Hawk’s Registration Statement on Form S-4 filed with the Securities & Exchange Commission on January 22, 2026)
99.8	Press Release dated April 26, 2025 (incorporated by reference to Exhibit 99.1 of Black Hawk’s Current Report on 8-K filed with the SEC on April 29, 2025)
99.9	Fairness Opinion of Entrepreneur Shares LLC (included as Annex D to this proxy statement/prospectus)
107	Calculation of Filing Fee Tables (previously filed)

†	Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.
*	Certain portions of these exhibits have been redacted pursuant to Item 601(b)(2)(ii) or 601(b)(10)(iv) of Regulation S-K. The Company hereby agrees to furnish supplementally an unredacted copy of the exhibit to the SEC upon request.
**	To be filed by amendment

Item 22. Undertakings

The undersigned registrant hereby undertakes as follows:

(a)	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended, or the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining any liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)	That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on July 31, 2026.

Black Hawk Acquisition Corporation

By:	/s/ Kent Louis Kaufman
Name:	Kent Louis Kaufman
Title:	Chief Executive Officer and Chairman
(Principal Executive Officer and Principal Accounting and Financial Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities on the dates indicated.

Name	Position	Date

/s/ Kent Louis Kaufman	Chief Executive Officer and Chairman	July 31, 2026
Kent Louis Kaufman	(Principal Executive Officer and Principal Accounting and Financial Officer)

/s/ Daniel M. McCabe	Director	July 31, 2026
Daniel M. McCabe

/s/ Terry W. Protto	Director	July 31, 2026
Terry W. Protto

/s/ Jonathan Ginsbert	Director	July 31, 2026
Jonathan Ginsberg

Pursuant to the requirements of the Securities Act, the co-registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 31st day of July 2026.

Vesicor Therapeutics, Inc.

By:	/s/ Michael Tolentino
Name:	Michael Tolentino
Title:	Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael Tolentino and Oded Levy, and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-4, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael Tolentino	Chief Executive Officer	July 31, 2026
Michael Tolentino	(Principal Executive Officer)

/s/ Mitchell Creem	Principal Financial Officer	July 31, 2026
Mitchell Creem

/s/ Oded Levy	Director	July 31, 2026
Oded Levy